Form 10-K, Exhibit 13
CITY HOLDING CO
filed 1995-03-31
CIK 726854

FINANCIAL REPORT

             7      SELECTED FINANCIAL DATA
             8      TWO YEAR SUMMARY OF COMMON STOCK
                      PRICES AND DIVIDENDS
          8-20      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OF FINANCIAL CONDITION AND
                      RESULTS OF OPERATIONS
            21      REPORT OF INDEPENDENT AUDITORS
         22-25      CONSOLIDATED FINANCIAL STATEMENTS
         26-39      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            40      BANK DIRECTORS
            41      HOLDING COMPANY DIRECTORS/
                      AFFILIATE PRESIDENTS &
                      HOLDING COMPANY MANAGEMENT
            42      MAP OF SUBSIDIARY LOCATIONS


SELECTED FINANCIAL DATA

TABLE ONE
FINANCIAL SUMMARY
(in thousands, except per share data)


                                                                  FIVE YEAR SUMMARY

                                             1994          1993          1992         1991           1990

SUMMARY OF OPERATIONS
  TOTAL INTEREST INCOME                  $  55,148     $  48,216     $  43,527     $  42,870     $  41,110
  TOTAL INTEREST EXPENSE                    22,242        19,547        18,878        21,927        23,682
  NET INTEREST INCOME                       32,906        28,669        24,649        20,943        17,428
  PROVISION FOR LOAN LOSSES                    953         1,341         2,222         1,272           898
  TOTAL OTHER INCOME                         4,647         3,004         1,897         1,797         1,789
  TOTAL OTHER EXPENSES                      26,448        20,951        15,909        14,957        12,477
  INCOME BEFORE INCOME TAXES                10,152         9,381         8,415         6,511         5,842
  NET INCOME                                 6,959         6,432         5,904         4,373         4,173

PER SHARE DATA  (1)
  NET INCOME                             $    1.85     $    1.71     $    1.56     $    1.16     $    1.11
  CASH DIVIDENDS DECLARED (2)                  .59           .56           .49           .42           .35
  BOOK VALUE PER SHARE                       15.05         14.80         13.88         12.82         11.98

AVERAGE BALANCE SHEET SUMMARY
  TOTAL LOANS                            $ 448,924     $ 362,313     $ 274,455     $ 239,305     $ 206,552
  SECURITIES                               222,466       221,463       193,626       181,415       186,488
  DEPOSITS                                 640,900       554,035       446,429       406,055       377,012
  LONG-TERM DEBT                             6,252         4,387           508           373         1,817
  STOCKHOLDERS' EQUITY                      57,925        54,459        50,458        46,771        43,669
  TOTAL ASSETS                             754,409       636,842       514,206       467,242       444,735

AT YEAR END
  NET LOANS                              $ 489,395     $ 407,990     $ 324,078     $ 252,072     $ 223,277
  SECURITIES                               196,377       241,637       208,075       189,508       184,137
  DEPOSITS                                 651,264       617,333       526,315       418,888       395,340
  LONG-TERM DEBT                             6,875         5,875         4,000          NONE         1,725
  STOCKHOLDERS' EQUITY                      56,869        55,834        52,317        48,200        45,185
  TOTAL ASSETS                             780,526       707,078       597,370       480,921       462,613

SELECTED RATIOS
  RETURN ON AVERAGE ASSETS                     .92%         1.01%         1.15%          .94%          .94%
  RETURN ON AVERAGE EQUITY                   12.01         11.81         11.70          9.35          9.56
  AVERAGE EQUITY TO AVERAGE ASSETS            7.68          8.55          9.81         10.01          9.82
  DIVIDEND PAYOUT RATIO (2)                  27.06         33.33         31.97         33.37         30.15

(1) ALL PER SHARE DATA HAVE BEEN RESTATED TO REFLECT A 10% STOCK
    DIVIDEND EFFECTIVE JANUARY, 1995 AND AUGUST, 1992.

(2) CASH DIVIDENDS AND THE RELATED PAYOUT RATIO ARE BASED ON HISTORICAL RESULTS OF THE COMPANY AND DO NOT INCLUDE CASH DIVIDENDS OF ACQUIRED SUBSIDIARIES PRIOR TO THE DATES OF CONSUMMATION.

The company acquired 100% of the common stock of the Buffalo Bank of Eleanor (Buffalo) in December 1992 for cash. In 1993, certain other purchase acquisitions were consummated by City Holding. As more fully discussed in NOTE THREE of the audited Consolidated Financial Statements, these acquisitions were accounted for using the purchase method of accounting. Accordingly, the results of operations of the purchased subsidiaries are included in the information presented above from the date of acquisition forward, and prior year balance sheets have not been restated for such transactions.

                                                                              7
TWO YEAR SUMMARY OF
COMMON STOCK PRICES AND DIVIDENDS


                                  MARKET PRICE RANGE*
                        CASH
                      DIVIDENDS
                      PER SHARE*    LOW      HIGH
1994
FOURTH QUARTER        $ .15      $ 27.00    $35.00
THIRD QUARTER           .15        28.18     31.82
SECOND QUARTER          .15        23.64     31.82
FIRST QUARTER           .15        24.55     31.82

1993
FOURTH QUARTER        $ .15      $ 25.91    $30.45
THIRD QUARTER           .15        23.18     30.45
SECOND QUARTER          .14        20.00     26.82
FIRST QUARTER           .14        18.64     21.59


*ALL PER SHARE DATA HAVE BEEN RESTATED TO REFLECT A 10% STOCK DIVIDEND
 EFFECTIVE JANUARY, 1995. CASH DIVIDENDS REPRESENT AMOUNTS DECLARED BY THE COMPANY AND DO NOT INCLUDE CASH DIVIDENDS OF ACQUIRED SUBSIDIARIES PRIOR TO THE DATES OF ACQUISITION.


         THE COMPANY'S COMMON STOCK IS INCLUDED ON THE  NASDAQ
NATIONAL MARKET SYSTEM UNDER THE SYMBOL CHCO. THE TABLE SETS
FORTH THE CASH DIVIDENDS PAID PER SHARE AND INFORMATION REGARDING THE MARKET PRICES PER SHARE OF THE COMPANY'S COMMON STOCK FOR THE
PERIOD INDICATED.THE PRICE RANGES ARE BASED ON TRANSACTIONS AS
REPORTED ON THE NASDAQ NATIONAL MARKET SYSTEM. AT DECEMBER 31,
1994, THERE WERE 1,771 STOCKHOLDERS OF RECORD.

SEE NOTE NINE OF THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR A DISCUSSION OF RESTRICTIONS ON SUBSIDIARY DIVIDENDS.


MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CITY HOLDING COMPANY

  City Holding Company (the Company), a West Virginia corporation headquartered in Charleston, commenced operations in November 1983. The Company currently has eight banking subsidiaries, and three non-banking subsidiaries. All of the subsidiaries are wholly-owned. In addition to the Company's periodic filings with the SEC, each of its subsidiary banks are subject to certain regulatory guidelines at the applicable federal and state level. As such, the banks are routinely examined by these regulatory bodies and certain information is required to be submitted to them each quarter. The Company operates retail and consumer-oriented community banks that emphasize personal service. At December 31, 1994, the Company had total assets of $781 million, total deposits of $651 million and total stockholders' equity of $57 million.

  The Company's principal subsidiary bank is The City National Bank of Charleston (City National), which was organized in 1957 and had $272 million in total assets at December 31, 1994. Through its main office, City National serves the Kanawha City section of Charleston and municipalities and rural areas east of the city. City National also operates full service branch banks in downtown Charleston, western Charleston, the South Hills district of Charleston, St. Albans and Cross Lanes.

  The Charleston metropolitan area served by City National is the largest in West Virginia, with a population of approximately 270,000. The state's capital city, Charleston, is served by three interstate highways and the area's economy is diverse and strong in relation to the economy of the state as a whole. A service center, Charleston provides governmental, medical, financial and other services for the entire state. Major chemical companies and educational institutions also contribute to the local economy.

  The Company completed its acquisition of The Peoples Bank of Point Pleasant (Point Pleasant) in June 1987. Point Pleasant, a state-chartered bank organized in 1965, conducts a general banking business through its main office and two branch offices located in Mason County, West Virginia, which has a population of approximately 27,000. The Mason County economy primarily consists of dairy and crop farming industries. Point Pleasant had total assets of $103 million at December 31, 1994.

 In September 1988, the Company acquired First State Bank & Trust of Rainelle, West Virginia (Rainelle). Rainelle, a state-chartered bank incorporated in 1973, operates a full-service bank and two branch offices in Greenbrier County, West Virginia. In 1994, the Company acquired the remaining 33% of the First National Bank-Beckley which was subsequently merged into Rainelle. This merger expanded Rainelle into Beckley (Raleigh County), West Virginia by adding two additional branches. The Greenbrier County economy is primarily supported by the mining, timber and farming industries. Raleigh County is primarily supported by the mining, retail and government industries. Rainelle had total assets of $74 million at December 31, 1994.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CITY HOLDING COMPANY (CONTINUED)


 In October 1988, the Company acquired Bank of Ripley (Ripley). Ripley, a state-chartered institution organized in 1891, is located in Jackson County, West Virginia. Ripley operates a full-service bank with an emphasis on retail or consumer banking. The Jackson County economy is primarily supported by the farming and timber industries. Ripley had $64 million in total assets at December 31, 1994.

  The Company acquired Home National Bank of Sutton, West Virginia (Home National) in May 1992. Home National, organized in 1909, operates a full service bank and one branch office in Braxton County, West Virginia. The Braxton County economy is primarily supported by the mining, timber, and farming industries. Home National had total assets of $63 million at December 31, 1994.

  In August 1992, the Company began operations of Blue Ridge Bank (Blue Ridge), a de novo institution chartered as a state nonmember bank. Blue Ridge, a full service bank, is located in Martinsburg, West Virginia.
In October 1993, Blue Ridge assumed the insured deposits and purchased certain facilities and an insignificant amount of performing loans of the former Shenandoah Federal Savings Association in a cash transaction with the Resolution Trust Corporation. This acquisition, which added approximately $40 million in deposits, expanded Blue Ridge from two offices to seven, located in Berkeley, Jefferson, Morgan and Grant counties. The economy of Martinsburg and surrounding communities is primarily supported by the wholesale and retail trade, service and government industries. Blue Ridge had total assets of $100 million at December 31, 1994.

 The Company acquired The Buffalo Bank of Eleanor (Buffalo) in December 1992. Buffalo, a state-chartered bank organized in 1919, operates a full service bank and a branch office in Putnam County, West Virginia. The Putnam County economy consists of agriculture, retail and governmental industries. Buffalo had total assets of $59 million at December 31, 1994. In January, 1995, the Company renamed Buffalo as Peoples State Bank (Peoples Bank) and a new location was opened in Clarksburg, Harrison County, West Virginia.

  The Company acquired Hinton Financial Corporation and its subsidiary, The First National Bank of Hinton, West Virginia (Hinton) in December 1994. Hinton, organized in 1974, operates a full service bank in Summers County, West Virginia. Summers County is primarily supported by the railroad and government industries. Hinton had total assets of $67 million at December 31, 1994.

   During 1993, the Company formed two non-banking subsidiaries. City Mortgage Corporation was approved by the Federal Reserve Bank of Richmond to operate as a full service mortgage banking company in December 1993. Headquartered in a suburb of Pittsburgh, Pennsylvania, this company originates, services and sells long-term fixed-rate mortgage loans. City Financial Corporation was approved by the Federal Reserve Bank of Richmond in November 1993 and by the National Association of Securities Dealers in February 1994, to serve as a full service securities brokerage and investment advisory company. City Financial Corporation is headquartered in Charleston, West Virginia with its primary office located in City National's main location. Both of these companies were formed primarily to generate fee income in order to lessen the Company's reliance on net interest margin and to enable the Company to offer a full array of financial services to its customers. Hinton Financial Corporation, the Company's third non-banking subsidiary, owns all of the capital stock of Hinton and does not conduct any other business activities.

 The Company continually seeks strategic acquisition opportunities for small to medium-sized banks. The Company's acquisition policy has permitted subsidiary banks to operate as separate entities with their historical names and boards of directors. The Company believes that this policy maintains community loyalty to the subsidiary banks and improves operating performance while providing the services and efficiencies of a larger holding company.



MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
HIGHLIGHTS AND SUMMARY

 Return on average assets (ROA), a measure of the effectiveness of asset utilization, was .92% in 1994. Return on average equity (ROE), which measures the return on stockholders' investment, was 12.01% in 1994. The Company's ROA and ROE were 1.01% and 11.81%, respectively, in 1993. Earnings per share for 1994 were $1.85, an increase of approximately 8.2% from the $1.71 per share reported in 1993. The main reason for the increase in earnings per share is increased net interest income, which is principally the result of increased loan volume and continued growth of the Company.

   The Company reported total assets of $781 million at December 31, 1994 and achieved $7.0 million in net income for the year then ended. Total assets increased 10.5% over the 1993 total of $707 million, roughly half of which increase was the result of the Company's loan growth, as more fully discussed in the Interest-Earning Assets and Interest- Bearing Liabilities section. Net income was up significantly over the $6.4 million and $5.9 million reported for 1993 and 1992, respectively.

  The acquisition of Hinton was accounted for using the pooling of interests method of accounting. Accordingly, the Company's consolidated financial statements and related notes, as well as the information presented herein, have been restated to include Hinton as though it were acquired at the beginning of the earliest period presented. For further information concerning the 1994 acquisition, see NOTE THREE of the audited Consolidated Financial Statements.

  This section of the annual report to stockholders discusses and analyzes the consolidated financial condition of the Company, the related consolidated results of its operations, and its cash flows.

Table One is a five year summary of selected financial data of the Company.

The following sections discuss in more detail information summarized in Table One.


INTEREST-EARNING ASSETS AND INTEREST-BEARING LIABILITIES

  Average interest-earning assets increased $108.6 million from 1993 to 1994 and $113.8 million from 1992 to 1993. These increases are attributable to the loan volume generated by the Company's subsidiary banks, which was accompanied by a comparable increase in deposits and short-term borrowings. A significant part of the increase in net earning assets for 1994 is attributable to the Company's participation in a short-term, whole loan bulk purchasing program. Under the program, the Company purchases from a third party whole loans secured by residential mortgages and insured by an Agency of the United States government. The loans typically have balances of less than $25,000 and are not concentrated geographically. Additionally, the program permits the Company to require the seller to repurchase or replace certain non-performing loans. The loans are generally repurchased from the Company within 30 to 90 days. Although the loans usually are located outside the Company's primary market areas, management believes that these loans pose no greater risk than similar "in-market" loans because of the Company's review of the loans, the credit support associated with the loans, the short duration of the Company's investment and the other terms of the program. The loans are serviced by third parties and the Company earns a fixed rate of return on the loans. The Company earned approximately $1.9 million during 1994 on an average balance of approximately $21.2 million. These loans are being funded through short-term borrowings which consist primarily of securities sold under agreement to repurchase.

  Average short-term borrowings increased $24.9 million from 1993 to 1994. The average rate paid by the Company for short-term borrowings increased 156 basis points in 1994 due to general increases in market interest rates.

  Most of the internal growth in deposits has been in response to the Company's service-oriented philosophy and its active involvement in the local communities it serves. The Company also continues to establish additional commercial relationships, with an emphasis on "in-market" lending to businesses owned and operated by established customers. The Company believes its decentralized management style appeals to retail consumers and small businesses. These lending arrangements are in furtherance of the Company's mission of being a high quality service provider retaining strong ties to the local communities in which its subsidiary banks operate. While all subsidiaries have experienced loan growth, Rainelle and Blue Ridge have generated the most loan volume in 1994, with increases of 43% and 198%, respectively.

   In response to the significant growth in loans, average investment securities had a slight increase of $1.0 million during 1994. The overall yield on investments has decreased from 1993 as a result of a more liquid portfolio and the reinvestment in 1994 of proceeds from matured or called securities during a period of declining market interest rates.

 Average investment securities increased $27.8 million during 1993 principally because of the increase in deposits and short-term borrowings as well as a reduction in federal funds sold for the same period.

   Long-term debt, representing obligations of the Parent Company, consists of amounts borrowed to fund the purchase of Buffalo common stock and the related recapitalization of Buffalo, and to provide Blue Ridge with additional capital in connection with its 1993 acquisition of certain assets and deposits of the former Shenandoah Federal Savings Association. For further details with respect to long-term debt, see NOTE EIGHT of the audited Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
TABLE TWO
EARNING ASSETS AND INTEREST-BEARING LIABILITIES

(in thousands)

                                      1994                                1993                              1992

                        AVERAGE                  YIELD/     AVERAGE                 YIELD/      AVERAGE                 YIELD/
                        BALANCE      INTEREST     RATE      BALANCE      INTEREST     RATE      BALANCE      INTEREST    RATE

EARNING ASSETS:
LOANS (1)
  COMMERCIAL AND
   INDUSTRIAL           $ 128,777    $ 10,912     8.47%    $ 101,187     $  8,687     8.59%    $  66,703     $  5,972     8.95%
  REAL ESTATE             211,463      17,301     8.18       158,554       14,183     8.95       108,343       11,067    10.21
   CONSUMER
   OBLIGATIONS            108,684      10,579     9.73       102,572       10,381    10.12        99,409       11,183    11.25
   TOTAL LOANS            448,924      38,792     8.64       362,313       33,251     9.18       274,455       28,222    10.28
LOANS HELD
 FOR SALE                  27,655       2,375     8.59
SECURITIES
  TAXABLE                 192,288      12,071     6.28       192,143       12,650     6.58       166,451       12,895     7.75
  TAX-EXEMPT (2)           30,178       2,600     8.62        29,320        2,786     9.50        27,175        2,848    10.48
   TOTAL
    SECURITIES            222,466      14,671     6.59       221,463       15,436     6.97       193,626       15,743     8.13
FEDERAL FUNDS SOLD          6,930         194     2.80        13,632          476     3.49        15,566          530     3.40
  TOTAL EARNING
   ASSETS                 705,975      56,032     7.94       597,408       49,163     8.23       483,647       44,495     9.20
CASH AND DUE
 FROM BANKS                21,397                             19,292                              14,047
BANK PREMISES
 AND EQUIPMENT             16,323                             13,140                               9,403
OTHER ASSETS               16,630                             12,366                              10,089
  LESS: ALLOWANCE
   FOR POSSIBLE
    LOAN LOSSES            (5,916)                            (5,364)                             (2,980)
  TOTAL ASSETS          $ 754,409                          $ 636,842                           $ 514,206

INTEREST-BEARING
 LIABILITIES:
DEMAND DEPOSITS         $  83,587    $  2,641     3.16%    $  73,965     $  2,293     3.10%    $  65,136     $  2,666     4.09%
SAVINGS DEPOSITS          221,305       6,861     3.10       189,328        6,338     3.35       125,554        5,217     4.16
TIME DEPOSITS             250,090      10,608     4.24       227,342       10,218     4.49       204,158       10,631     5.21
SHORT-TERM BORROWINGS      42,559       1,687     3.96        17,641          424     2.40        10,605          329     3.10
LONG-TERM DEBT              6,252         445     7.12         4,387          274     6.25           508           35     6.89
  TOTAL INTEREST-
   BEARING
    LIABILITIES           603,793      22,242     3.68       512,663       19,547     3.81       405,961       18,878     4.65
DEMAND DEPOSITS            85,918                             63,400                              51,581
OTHER LIABILITIES           6,773                              6,320                               6,206
STOCKHOLDERS' EQUITY       57,925                             54,459                              50,458
   TOTAL LIABILITIES
    AND STOCKHOLDERS'
    EQUITY              $ 754,409                          $ 636,842                           $ 514,206
   NET INTEREST
    INCOME                           $ 33,790                            $ 29,616                            $ 25,617
   NET YIELD ON
    EARNING ASSETS                                4.79%                               4.96%                               5.30%

(1) FOR PURPOSES OF THIS TABLE, NONACCRUING LOANS HAVE BEEN INCLUDED IN AVERAGE BALANCES AND LOAN FEES, WHICH ARE IMMATERIAL, HAVE BEEN INCLUDED IN INTEREST INCOME.

(2) COMPUTED ON A FULLY FEDERAL TAX-EQUIVALENT BASIS ASSUMING A TAX RATE OF 34% IN ALL YEARS.



MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
NET INTEREST INCOME

  Net interest income, on a fully federal tax-equivalent basis, increased $4.2 million during 1994. The average yield on earning assets decreased from 8.23% in 1993 to 7.94% in 1994, while the average cost of interest-bearing liabilities decreased from 3.81% to 3.68% over this same period. This had the effect of decreasing the net yield on earning assets from 4.96% in 1993 to 4.79% in 1994.

 The $2.1 million decrease in net interest income due to rate, as shown in Table Three which follows, was coupled with a $6.3 million increase in net interest income due to volume. The major components of this favorable volume change were increased average loans as more fully discussed in the Interest-Earning Assets and Interest-Bearing Liabilities section.

  Net interest income, on a fully federal tax-equivalent basis, increased $4.0 million in 1993. The $5.8 million increase caused by changes in volume was offset by a $1.8 million decrease in net interest income due to rate.

TABLE THREE
RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE
(in thousands)

                                                   1994 VS. 1993                       1993 VS. 1992
                                               INCREASE (DECREASE)                  INCREASE (DECREASE)
                                                DUE TO CHANGE IN:                    DUE TO CHANGE IN:
                                      VOLUME        RATE         NET        VOLUME       RATE            NET
INTEREST INCOME FROM:
LOANS
  COMMERCIAL AND INDUSTRIAL         $ 2,339     $    (114)    $ 2,225     $ 2,970     $    (255)    $ 2,715
  REAL ESTATE                         4,411        (1,293)      3,118       4,626        (1,510)      3,116
  CONSUMER OBLIGATIONS                  604          (406)        198         347        (1,149)       (802)
TOTAL                                 7,354        (1,813)      5,541       7,943        (2,914)      5,029
LOANS HELD FOR SALE                   2,375                     2,375
INVESTMENT SECURITIES
  TAXABLE                                10          (589)       (579)      1,839        (2,084)       (245)
  TAX-EXEMPT (1)                         80          (266)       (186)        215          (277)        (62)
TOTAL                                    90          (855)       (765)      2,054        (2,361)       (307)
  FEDERAL FUNDS SOLD                   (201)          (81)       (282)        (67)           13         (54)
TOTAL INTEREST-EARNING ASSETS       $ 9,618     $  (2,749)    $ 6,869     $ 9,930     $  (5,262)    $ 4,668

INTEREST EXPENSE ON:
DEMAND DEPOSITS                     $   303     $      45     $   348     $   330     $    (703)    $  (373)
SAVINGS DEPOSITS                      1,015          (492)        523       2,277        (1,156)      1,121
TIME DEPOSITS                           986          (596)        390       1,132        (1,545)       (413)
SHORT-TERM BORROWINGS                   865           398       1,263         182           (87)         95
LONG-TERM DEBT                          129            42         171         243            (4)        239
TOTAL INTEREST-BEARING LIABILITIES  $ 3,298     $    (603)    $ 2,695     $ 4,164     $  (3,495)    $   669
NET INTEREST INCOME                 $ 6,320     $  (2,146)    $ 4,174     $ 5,766     $  (1,767)    $ 3,999

(1) FULLY FEDERAL TAXABLE EQUIVALENT USING A TAX RATE OF 34% IN ALL YEARS.

    THE CHANGE IN INTEREST DUE TO BOTH RATE AND VOLUME HAS BEEN
    ALLOCATED TO VOLUME AND RATE CHANGES IN PROPORTION TO THE
    RELATIONSHIP OF THE ABSOLUTE DOLLAR AMOUNTS OF THE CHANGE IN EACH.



MANAGEMENT'S DISCUSSION &ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
LIQUIDITY AND INTEREST RATE SENSITIVITY

 The Company has a strong liquidity position and does not anticipate any material adverse changes in 1994. There are no known trends, demands, commitments or uncertainties that have resulted or are reasonably likely to result in material changes in liquidity.

  The Company seeks to maintain a strong liquidity position to reduce interest rate risk, which is the susceptibility of assets and liabilities to declines in value as a result of changes in general market interest rates. The Company minimizes this risk through asset and liability management, where the goal is to optimize earnings while managing interest rate risk. The Company measures this interest rate risk through interest sensitivity gap analysis as illustrated in Table Four. At December 31, 1994, the one year period shows a negative gap (liability sensitive) of $328 million. This analysis is a "static gap" presentation and movements in deposit rates offered by the Company's subsidiary banks lag behind movements in the prime rate. Such time lags affect the repricing frequency of many items on the Company's balance sheet. Accordingly, the sensitivity of deposits to changes in market rates may differ significantly from the related contractual terms. Table Four is first presented without adjustment for expected repricing behavior. Then, as presented in the "management adjustment" line, these balances have been notionally distributed over the first three periods to reflect those portions of such accounts that are expected to reprice fully with market rates over the respective periods. The distribution of the balances over the repricing periods represents an aggregation of such allocations by each of the affiliate banks, and is based upon historical experience with their individual markets and customers. Management expects to continue the same pricing methodology in response to the future market rate changes; however, management adjustments may change as customer preferences, competitive market conditions, liquidity, and loan growth change. Also presented in the management adjustment line are loan prepayment assumptions which may differ from the related contractual term of the loans. These balances have been distributed over the four periods to reflect those loans that are expected to be repaid in full prior to their maturity date over the respected period. After management adjustments, Table Four shows a negative gap in the one year period of $137 million. A negative gap position is advantageous when interest rates are falling because interest-bearing liabilities are being repriced at lower rates and in greater volume, which has a positive affect on net interest income. However, when interest rates are rising, this position produces the converse effect. Consequently, the Company has experienced a decline in its net interest margin during the past two years and is somewhat vulnerable to a rapid rise in interest rates in 1995. These declines in net interest margin did not translate into declines in net interest income because of increases in the volume of interest-earning assets. In any event, the Company intends to increase the repricing frequency of interest-earning assets, particularly through variable-rate loan products, to achieve a less volatile gap position.

  The Company also seeks to maintain adequate liquidity in order to generate sufficient cash flows to fund operations on a timely basis.
The Company manages its liquidity position to provide for asset growth and to ensure that the funding needs of depositors and borrowers can be met promptly. The Company does not have a high concentration of volatile funds, and all such funds are invested in assets of comparable maturity to mitigate liquidity concerns.

  At December 31, 1994, the Parent Company had $6,875,000 in long-term debt outstanding. These funds were used primarily to provide Blue Ridge with additional capital in connection with its 1993 acquisition of the former Shenandoah Federal. Total debt service for the Parent Company in 1995 will approximate $560,000 at current interest rates. Other than long-term debt, the cash needs of the Parent Company consist of routine payroll and benefit expenses of Parent Company personnel, expenses for certain professional services, debt service on affiliate advances and dividends to shareholders.

 The Parent Company has approximately $6.2 million available for transfer from its subsidiary banks as of January 1, 1995. Subsidiary bank earnings in 1995 through the date of dividend declaration are also available for transfer upstream. Such subsidiary bank dividends are the Parent Company's primary source of cash. Management anticipates that the cash flow requirements of the Parent Company will be adequately met in the normal course of business. For more specific information regarding restrictions on subsidiary dividends, see NOTE NINE to the audited Consolidated Financial Statements.

  The Company's cash and cash equivalents, represented by cash, due from banks and federal funds sold, is a product of its operating, investing and financing activities. These activities are set forth in the Company's Consolidated Statements of Cash Flows included elsewhere herein. Cash was used in operating activities during 1994 due to the purchases of loans held for sale and was generated from operating activities in 1993 and 1992. Net cash was used in investing activities for each year presented which is indicative of the Company's loan volume over this period and net increases in the investment portfolio. The majority of this loan growth and investment activity was funded by the net cash provided by financing activities, principally in the form of increased interest-bearing deposits.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE FOUR
INTEREST RATE SENSITIVITY GAPS
(in thousands)

                                        1 TO 3 MO.     3 TO 12 MO.    1 TO 5 YRS.    OVER 5 YRS.        TOTAL
ASSETS
  GROSS LOANS                         $   105,619     $    59,186     $   249,727     $   87,824     $  502,356
  LOANS HELD FOR SALE                      30,227               0               0              0         30,227
  SECURITIES                               16,014          19,887          98,799         61,677        196,377
TOTAL INTEREST-EARNING ASSETS             151,860          79,073         348,526        149,501        728,960

LIABILITIES
  SAVINGS AND NOW ACCOUNTS                308,100               0               0              0        308,100
  ALL OTHER INTEREST-BEARING DEPOSITS      76,619         110,180          72,917          2,754        262,470
  SHORT-TERM  BORROWINGS                   57,483               0               0              0         57,483
  LONG-TERM BORROWINGS                      6,875               0               0              0          6,875
TOTAL INTEREST-BEARING LIABILITIES        449,077         110,180          72,917          2,754        634,928
INTEREST SENSITIVITY GAP              $  (297,217)    $   (31,107)    $   275,609     $  146,747     $  (94,032)
CUMULATIVE SENSITIVITY GAP            $  (297,217)    $  (328,324)    $   (52,715)    $   94,032
MANAGEMENT ADJUSTMENTS                $   262,434     $   (71,241)    $  (181,057)    $  (10,136)
CUMULATIVE MANAGEMENT ADJUSTED GAP    $   (34,783)    $  (137,131)    $   (42,579)    $   94,032

THE TABLE ABOVE INCLUDES VARIOUS ASSUMPTIONS AND ESTIMATES BY MANAGEMENT AS TO MATURITY AND REPRICING PATTERNS. FUTURE INTEREST MARGINS WILL BE IMPACTED BY BALANCES AND RATES WHICH ARE SUBJECT TO CHANGE PERIODICALLY THROUGHOUT THE YEAR.

TABLE FIVE
INVESTMENT PORTFOLIO
(dollars in thousands)

                                                               HELD TO      AVAILABLE FOR      BOOK VALUES AS OF
                                                              MATURITY         SALE              DECEMBER 31
                                                                1994           1994           1993          1992
U.S. TREASURY AND OTHER U .S. GOVERNMENT
  CORPORATIONS AND AGENCIES                                  $  92,372         $ 56,751    $ 193,284    $ 168,821
STATES AND POLITICAL SUBDIVISIONS                               32,056              790       33,984       31,769
OTHER                                                            3,669           10,379       14,353        7,467
  TOTAL                                                      $ 128,457         $ 67,920    $ 241,621    $ 208,057

                                                                          MATURING
                                          WITHIN            AFTER ONE BUT        AFTER FIVE BUT           AFTER
                                         ONE YEAR         WITHIN FIVE YEARS     WITHIN TEN YEARS        TEN YEARS
                                   AMOUNT       YIELD     AMOUNT     YIELD      AMOUNT    YIELD      AMOUNT    YIELD
U.S. TREASURY AND
  OTHER U.S. GOVERNMENT
    CORPORATIONS AND AGENCIES      $ 24,744     6.83%    $ 83,565     6.71%    $ 39,119     6.47%    $ 2,055     6.15%
STATE AND POLITICAL SUBDIVISIONS      2,422    11.19       11,586     8.93       16,018     8.10       2,820     8.86
OTHER                                 8,735     6.11        3,648     7.46        1,665     7.70           0     0.00
  TOTAL                            $ 35,901     6.95%    $ 98,799     6.98%    $ 56,802     6.97%    $ 4,875     7.72%

  WEIGHTED AVERAGE YIELDS ON TAX-EXEMPT OBLIGATIONS OF STATES AND
POLITICAL SUBDIVISIONS HAVE BEEN COMPUTED ON A FULLY FEDERAL
TAX-EQUIVALENT BASIS USING A TAX RATE OF 34%.

                                                                            14
MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE SIX
LOAN PORTFOLIO
(in thousands)

                                                            DECEMBER 31
                                    1994        1993         1992          1991         1990


COMMERCIAL, FINANCIAL
  AND AGRICULTURAL               $ 137,425    $ 125,568    $  80,806    $  76,179    $  58,180
REAL ESTATE-MORTGAGE               238,231      184,602      141,079       92,539       85,241
INSTALLMENT LOANS TO INDIVIDUALS   129,300      114,110      120,324       97,768       95,434
  TOTAL LOANS                    $ 504,956    $ 424,280    $ 342,209    $ 266,486    $ 238,855


THE COMPANY HAD $15.3 MILLION AND $15.1 MILLION OUTSTANDING IN REAL ESTATE CONSTRUCTION LOANS AT DECEMBER 31, 1994 AND 1993, RESPECTIVELY, THE MAJORITY OF WHICH RELATED TO ONE TO FOUR FAMILY RESIDENTIAL
PROPERTIES. REAL ESTATE CONSTRUCTION LOANS WERE NOT MATERIAL IN ALL OTHER PERIODS PRESENTED.

THE FOLLOWING TABLE SHOWS THE MATURITY OF LOANS OUTSTANDING AS OF
DECEMBER 31, 1994.

                                                     MATURING
                                               AFTER ONE
                                   WITHIN     BUT WITHIN     AFTER
                                  ONE YEAR    FIVE YEARS   FIVE YEARS     TOTAL

COMMERCIAL, FINANCIAL
  AND AGRICULTURAL               $ 29,233    $  59,614    $  47,065    $ 135,912
REAL ESTATE-MORTGAGE               41,122       60,060      141,535      242,717
INSTALLMENT LOANS TO INDIVIDUALS   18,468       92,446       15,413      126,327
  TOTAL LOANS                    $ 88,823    $ 212,120    $ 204,013    $ 504,956

LOANS MATURING AFTER ONE  YEAR WITH:
  FIXED INTEREST RATES               $ 273,961
  VARIABLE INTEREST RATES              142,172
  TOTAL                              $ 416,133


TABLE SEVEN
MATURITY DISTRIBUTION OF CERTIFICATES OF DEPOSITS IN AMOUNTS OF
$100,000 OR MORE
(dollars in thousands)

MATURITIES OF TIME CERTIFICATES OF DEPOSITS OF $100,000 OR MORE
OUTSTANDING AT DECEMBER 31, 1994, ARE SUMMARIZED AS FOLLOWS:

                                        AMOUNTS    PERCENTAGE

THREE MONTHS OR LESS                   $ 11,195      32%
OVER THREE MONTHS THROUGH SIX MONTHS      5,727      16
OVER SIX MONTHS THROUGH TWELVE MONTHS     7,540      22
OVER TWELVE MONTHS                       10,585      30
TOTAL                                  $ 35,047     100%


                                                                             15
MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
LOAN LOSS ANALYSIS

   During 1994, the Company charged-off $1,093,000 of loans that were doubtful as to collection and had recoveries of $393,000. The resulting net charge-offs of $700,000 decreased 34% from that reported in 1993. Net charge- offs increased approximately 15%, or $138,000 in 1993 versus 1992. Approximately half of the 1993 net charge- offs was related to pre-acquisition loans at Buffalo. Net charge-offs as a percent of average total loans decreased 13 basis points when comparing 1994 to 1993. The Company's asset quality continues to compare favorably with that of peer banks.

  The provision for possible loan losses charged to operations each year is dependent upon many factors, including loan growth, historical charge-off experience, size and composition of the loan portfolio, delinquencies and general economic trends. The provision of $953,000 in 1994 represents .21% of average loans as compared to a $1,341,000 or .37% provision in 1993. The decreased provision for 1994 is primarily due to lower net charge-offs as discussed above. Loan volume has continued to increase in recent years as a result of the Company's more active solicitation of commercial loan business as well as general volume increases applicable to the traditional borrowing segment from which the Company has generated loans in the past. The Company has successfully attracted more commercial customers, while continuing to obtain noncommercial, lower risk collateral such as residential properties. The Company's collateral position with respect to real estate loans has typically been less volatile than its peers, particularly banks located outside of its region where dramatic escalations in real estate values took place in certain prior years.
See NOTE FIVE to the audited Consolidated Financial Statements for a discussion of concentrations of credit risk.

 The allowance for loan losses was $6,017,000 or 1.23% of net loans, as of December 31, 1994, compared to $5,764,000 or 1.41% of net loans in 1993. In management's opinion, the consolidated allowance for loan losses is adequate to provide for any potential losses on existing loans.

 Nonperforming loans, consisting of nonaccrual, past-due and restructured credits, increased approximately $914,000 in 1994. While the general economy remains soft in certain of the subsidiary banks' market areas, management does not anticipate material loan losses since loan to collateral ratios remain favorable. At December 31, 1994, loans aggregating $529,000 are considered by management to represent possible future credit problems. These loans are generally contractually current, but information is available to management which indicates that serious doubt may exist as to the ability of such borrowers to comply with the present loan repayment terms. The ratio of the allowance for loan losses to nonperforming loans, including potential problem loans, was 131% at December 31, 1994, as compared to 125% and 102% at December 31, 1993 and 1992.

 Tables Eight, Nine and Ten detail loan performance and analyze the allowance for loan losses.




                                                                             16
MANAGEMENT'S DISCUSSION &ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE EIGHT
ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
(in thousands)

                                                                 DECEMBER 31
                                            1994      1993        1992       1991       1990
BALANCE AT BEGINNING OF PERIOD             $ 5,764     $ 5,380     $ 2,401     $ 1,929     $ 1,721
CHARGE-OFFS:
  COMMERCIAL, FINANCIAL AND AGRICULTURAL      (300)       (684)       (244)       (302)       (270)
  REAL ESTATE-MORTGAGE                        (151)       (239)       (292)       (247)       (186)
  INSTALLMENTS LOANS TO INDIVIDUALS           (642)       (614)       (627)       (452)       (463)
  TOTALS                                    (1,093)     (1,537)     (1,163)     (1,001)       (919)
RECOVERIES:
  COMMERCIAL, FINANCIAL AND AGRICULTURAL       110          58          20          49          77
  REAL ESTATE-MORTGAGE                          11         218          65          26          50
  INSTALLMENT LOANS TO INDIVIDUALS             272         200         155         126         102
  TOTALS                                       393         476         240         201         229
NET CHARGE-OFFS                               (700)     (1,061)       (923)       (800)       (690)
PROVISION FOR POSSIBLE LOAN LOSSES             953       1,341       2,222       1,272         898
BALANCE OF ACQUIRED SUBSIDIARY                             104       1,680
BALANCE AT END OF PERIOD                   $ 6,017     $ 5,764     $ 5,380     $ 2,401     $ 1,929

AS A PERCENT OF AVERAGE TOTAL LOANS
  NET CHARGE-OFFS                              .16%        .29%        .34%        .33%        .33%
  PROVISION FOR POSSIBLE LOAN LOSSES           .21         .37         .81         .53         .43
AS A PERCENT OF NONPERFORMING AND
  POTENTIAL PROBLEM LOANS
   ALLOWANCE FOR LOAN LOSSES                130.55%     125.06%     102.34%      65.37%      70.89%

TABLE NINE
NONACCRUAL, PAST-DUE AND RESTRUCTURED LOANS
(in thousands)

                                                             DECEMBER 31
                                           1994      1993       1992       1991     1990
NONACCRUAL LOANS                        $ 2,600    $ 1,524    $ 1,473    $ 1,367    $ 874
ACCRUING LOANS PAST DUE 90 DAYS OR MORE   1,218        643      1,293      1,780    1,446
RESTRUCTURED LOANS                          262        999      1,475        526      401


  DURING 1994, THE COMPANY RECOGNIZED APPROXIMATELY $119,000 OF INTEREST INCOME RECEIVED IN CASH ON NONACCRUAL AND RESTRUCTURED LOANS. APPROXIMATELY $229,000 OF INTEREST INCOME WOULD HAVE BEEN RECOGNIZED DURING THE YEAR IF SUCH LOANS HAD BEEN CURRENT IN ACCORDANCE WITH THEIR ORIGINAL TERMS.THERE WERE NO COMMITMENTS TO PROVIDE ADDITIONAL FUNDS ON NONACCRUAL, RESTRUCTURED, OR OTHER POTENTIAL PROBLEM LOANS AT DECEMBER 31, 1994.

 INTEREST ON LOANS IS ACCRUED AND CREDITED TO OPERATIONS BASED UPON THE PRINCIPAL AMOUNT OUTSTANDING.THE ACCRUAL OF INTEREST INCOME IS GENERALLY DISCONTINUED WHEN A LOAN BECOMES 90 DAYS PAST DUE AS TO PRINCIPAL OR INTEREST UNLESS THE LOAN IS WELL COLLATERALIZED AND IN THE PROCESS OF COLLECTION. WHEN INTEREST ACCRUALS ARE DISCONTINUED, INTEREST CREDITED TO INCOME IN THE CURRENT YEAR THAT IS UNPAID AND DEEMED UNCOLLECTIBLE IS CHARGED TO OPERATIONS. PRIOR YEAR INTEREST ACCRUALS THAT ARE UNPAID AND DEEMED UNCOLLECTIBLE ARE CHARGED TO THE ALLOWANCE FOR LOAN LOSSES, PROVIDED THAT SUCH AMOUNTS WERE SPECIFICALLY RESERVED.

                                                                            17

                                                      DECEMBER 31
                             1994                1993                1992                1991                 1990
                                 PERCENT             PERCENT             PERCENT             PERCENT               PERCENT
                                OF LOANS            OF LOANS            OF LOANS            OF LOANS              OF LOANS
                                 IN EACH             IN EACH             IN EACH             IN EACH               IN EACH
                                CATEGORY            CATEGORY            CATEGORY            CATEGORY              CATEGORY
                                TO TOTAL            TO TOTAL            TO TOTAL            TO TOTAL              TO TOTAL
                       AMOUNT      LOANS   AMOUNT      LOANS    AMOUNT     LOANS    AMOUNT     LOANS    AMOUNT       LOANS
COMMERCIAL, FINANCIAL
  AND AGRICULTURAL    $1,816       27%    $ 1,943      30%    $ 1,959      24%    $ 1,020      28%      $  709         24%
REAL ESTATE-MORTGAGE   2,600       47       2,131      43       1,745      41         494      35          457         36
INSTALLMENT LOANS
  TO INDIVIDUALS       1,601       26       1,690      27       1,676      35         887      37          763         40
                      $6,017      100%    $ 5,764     100%    $ 5,380     100%    $ 2,401     100%      $1,929        100%


THE PORTION OF THE ALLOWANCE FOR LOAN LOSSES THAT IS NOT SPECIFICALLY ALLOCATED TO INDIVIDUAL CREDITS HAS BEEN APPORTIONED AMONG THE SEPARATE LOAN PORTFOLIOS BASED ON THE RISK OF EACH PORTFOLIO. OTHER INCOME AND EXPENSES

   Other income continues to be an area of management emphasis. Recognizing the importance of non-interest income to future operating performance, the Company is aggressively pursuing additional service opportunities by offering a variety of services and products to its customers which include trust, brokerage, mortgage banking and related services.

 The loan and deposit growth at the Company's subsidiary banks, which includes a greater mix of commercial relationships than certain prior years, has positioned the Company to increase other income in areas such as service charges. Service charge income increased approximately $503,000 or 27% when comparing 1994 to 1993. Approximately half of this increase is attributable to fees charged in the normal course of business on the additional $40 million in deposits acquired by Blue Ridge from the former Shenandoah Federal Savings Association in late 1993.

   Other income increased $2.3 million during 1994. This increase was related to an insurance recovery of $1.4 million at one of the Company's subsidiary banks. An additional $280,000 in fees was generated from services provided by City Financial and City Mortgage during their first year of operations and approximately $360,000 in fees were generated from overall loan growth during 1994.

 During the fourth quarter of 1994, the Company took the opportunity to restructure its available-for-sale investment portfolio that resulted in an $885,000 securities loss. Gains /(losses) from securities transactions were not significant in 1993 or 1992. As more fully described in the Company's securities policy in NOTE ONE to the audited Consolidated Financial Statements, management determines the appropriate classification of securities at the time of purchase. Historically, sales of investment securities have been infrequent. See NOTE FOUR to the audited Consolidated Financial Statements for a discussion of securities available-for-sale.

 Total other expenses increased $5.5 million, or 26.2%, during 1994 due primarily to $1.1 million in expenses incurred by City Financial and City Mortgage with no expenses for these new subsidiaries included in the 1993 results. In addition, Blue Ridge had an increase of approximately $1.9 million in non-interest expense associated with growth and the 1993 acquisition of Shenandoah Federal Savings Association. The additional increase of $2.5 million is attributable to the Company's overall growth during 1994, which produced higher personnel costs throughout the organization. Total other expenses increased $5.0 million, or 31.7%, during 1993 due primarily to $1.9 million in expenses incurred by Buffalo and Beckley with no expenses for these purchased subsidiaries included in the 1992 results. In addition, Blue Ridge had $157,000 in other expenses in 1992 for the first four months of operation compared to $1.2 million in 1993 for a full year. The additional increase of $2.1 million in 1993 is attributable to the Company's overall growth during that year.

                                                                             18
MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CAPITAL RESOURCES

 As a bank holding company, City Holding Company is subject to regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956. At December 31, 1994, the Federal Reserve Board's minimum ratio of qualified total capital to risk-weighted assets is 8 percent. At least half of the total capital is required to be comprised of Tier 1 capital, or the Company's common stockholders' equity less intangibles. The remainder ("Tier 2 capital") may consist of certain other prescribed instruments and a limited amount of loan loss reserves.

 In addition, the Federal Reserve Board has established minimum leverage ratio (Tier 1 capital to quarterly average tangible assets) guidelines for bank holding companies. These guidelines provide for a minimum ratio of 3 percent for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3 percent plus an additional cushion of at least 100 to 200 basis points. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. The following table presents comparative capital ratios and related dollar amounts of capital for the Company:

                                            DOLLARS IN THOUSANDS
                                       1994                   1993
CAPITAL COMPONENTS
  TIER 1 RISK-BASED CAPITAL        $       52,408     $       50,821
  TOTAL RISK-BASED CAPITAL                 58,425             55,832
CAPITAL RATIOS
  TIER 1 RISK-BASED                         10.65%             12.70%
  TOTAL RISK-BASED                          11.88              13.95
  LEVERAGE                                   6.65               7.31
REGULATORY MINIMUM
  TIER 1 RISK-BASED (DOLLAR/RATIO) $  19,677/4.00%    $  16,036/4.00%
  TOTAL RISK-BASED (DOLLAR/RATIO)     39,354/8.00        32,072/8.00
  LEVERAGE (DOLLAR/RATIO)             23,628/3.00        20,862/3.00

  The strong capital position of the Company is indicative of management's emphasis on asset quality and a history of retained net income. The ratios enable the Company to continually pursue acquisitions and other growth opportunities. Improvements in operating results and a consistent dividend program, coupled with an effective management of credit risk, have been, and will be, the key elements in maintaining the Company's present capital position.

   The Company does not anticipate any material capital expenditures in 1995. Earnings from subsidiary bank operations are expected to remain adequate to fund payment of stockholders' dividends and internal growth.
In management's opinion, subsidiary banks have the capability to upstream sufficient dividends to meet the cash requirements of the Parent Company.

INFLATION

  Since the assets and liabilities of the subsidiary banks are primarily monetary in nature (payable in fixed, determinable amounts), the performance of banks is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

   While the effect of inflation on banks is normally not as significant as its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also, general increases in the price of goods and services will result in increased operating expenses.

                                                                             19
MANAGEMENT'S DISCUSSION &ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

INCOME TAXES

   Income tax expense was $3,193,000 in 1994, resulting in an effective tax rate of 31.5% for the year. Such rates were 31.4% and 29.8% in 1993 and 1992, respectively. The effective tax rate from 1993 to 1994 remained relatively unchanged. The increase in the effective tax rate from 1992 to 1993 is principally the result of a decreased mix of tax-exempt income relative to total earnings.

 As more fully discussed in NOTE TEN to the audited Consolidated
Financial Statements, the Company prospectively adopted the liability method of accounting for income taxes during 1992, without material effect. At December 31, 1994, gross deferred tax assets total approximately $5.0 million. Such assets are primarily attributable to the allowance for loan losses ($2 million), acquired (NOL) carryforwards
($777,000), certain nonqualified deferred compensation arrangements sponsored by subsidiary banks ($436,000) and securities available for sale ($1.4 million). Pursuant to management's evaluation for the quarter ended December 31, 1994, no valuation allowance has been allocated to the deferred tax assets. The quarterly evaluation process employed by management is based upon the expected reversal period of the assets, in consideration of taxes paid by the Company in the carryback years, expected reversals of existing taxable temporary differences, and historical trends in taxable income.

 Those assets for which realization is expected to be dependent on future events are subjected to further evaluation. Management's analysis has shown that realization of certain deferred tax assets, principally the acquired NOL, will be dependent on future events. After considering such factors as the magnitude of the asset relative to historical levels of financial reporting income and taxable income, the period over which future taxable income would have to be earned to realize the asset, and budgeted future results of operations, management has concluded that it is more likely than not that all deferred tax assets existing at December 31, 1994, will be realized. At present, management does not expect that implementation of tax planning strategies will be necessary to ensure realization. The need for a valuation allowance will continue to be addressed by management each quarter and any changes in the valuation allowance will be reported contemporaneously therewith in the Company's quarterly results of operations.

                                                                             20
REPORT OF INDEPENDENT AUDITORS




BOARD OF DIRECTORS AND STOCKHOLDERS
CITY HOLDING COMPANY


 We have audited the accompanying consolidated balance sheets of City
Holding Company and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended
December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1994, 1993 or 1992 consolidated financial statements of Hinton Financial
Corporation and subsidiary which statements reflect total revenues constituting 8%, 10% and 12% of the 1994, 1993 and 1992 consolidated totals, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Hinton Financial Corporation and subsidiary, is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

 In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of City Holding
Company and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

 As discussed in NOTE FOUR to the consolidated financial statements, City Holding Company changed its method of accounting for certain debt and equity securities as of January 1, 1994.

                                        /s/ Ernst & Young, LLP

Charleston, West Virginia
January 20, 1995










                                                                             21
CONSOLIDATED BALANCE SHEETS
CITY HOLDING COMPANY AND SUBSIDIARIES
                                                                   DECEMBER 31
                                                             1994             1993
ASSETS
  CASH AND DUE FROM BANKS                               $  27,591,000     $  23,966,000
  FEDERAL FUNDS SOLD                                                          3,470,000
  SECURITIES AVAILABLE FOR SALE, AT FAIR VALUE             67,920,000
  SECURITIES AVAILABLE FOR SALE (APPROXIMATE MARKET
    VALUES AT DECEMBER 31, 1993, $77,286,000)                                75,527,000
  INVESTMENT SECURITIES (APPROXIMATE MARKET VALUES:
    1994-$123,995,000; 1993-$170,745,000)                 128,457,000       166,110,000
  LOANS:
    GROSS LOANS                                           504,956,000       424,280,000
    UNEARNED INCOME                                        (9,544,000)      (10,526,000)
    ALLOWANCE FOR POSSIBLE LOAN LOSSES                     (6,017,000)       (5,764,000)
      NET LOANS                                           489,395,000       407,990,000
  LOANS HELD FOR SALE                                      30,227,000
  BANK PREMISES AND EQUIPMENT                              17,678,000        15,426,000
  ACCRUED INTEREST RECEIVABLE                               5,922,000         5,292,000
  OTHER ASSETS                                             13,336,000         9,297,000
      TOTAL ASSETS                                      $ 780,526,000     $ 707,078,000

LIABILITIES
  DEPOSITS:
    NONINTEREST-BEARING                                 $  80,694,000     $  67,633,000
    INTEREST-BEARING                                      570,570,000       549,700,000
      TOTAL DEPOSITS                                      651,264,000       617,333,000
  SHORT-TERM BORROWINGS                                    57,483,000        21,669,000
  LONG-TERM DEBT                                            6,875,000         5,875,000
  OTHER LIABILITIES                                         8,035,000         5,863,000
  MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY                                  504,000
    TOTAL LIABILITIES                                     723,657,000       651,244,000

STOCKHOLDERS' EQUITY
  PREFERRED STOCK, PAR VALUE $25 A SHARE: AUTHORIZED -
    500,000 SHARES; NONE ISSUED
  COMMON STOCK, PAR VALUE $2.50 A SHARE: AUTHORIZED -
    20,000,000 SHARES; ISSUED AND OUTSTANDING: 1994 -
    3,780,477 SHARES; 1993 - 3,538,671 SHARES
      INCLUDING
    109,761 SHARES IN TREASURY AT DECEMBER 31, 1993         9,451,000         8,846,000
  CAPITAL SURPLUS                                          18,887,000        13,999,000
  RETAINED EARNINGS                                        30,605,000        35,222,000
  NET UNREALIZED LOSS ON SECURITIES AVAILABLE FOR SALE,
    NET OF DEFERRED INCOME TAXES                           (2,074,000)          (23,000)
                                                           56,869,000        58,044,000
  COST OF COMMON STOCK IN TREASURY                                           (2,210,000)
      TOTAL STOCKHOLDERS' EQUITY                           56,869,000        55,834,000
COMMITMENTS AND CONTINGENT LIABILITIES
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $ 780,526,000     $ 707,078,000

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



                                                                             22

CONSOLIDATED STATEMENTS OF INCOME
CITY HOLDING COMPANY AND SUBSIDIARIES




                                                                        YEAR ENDED DECEMBER 31

                                                             1994             1993             1992
INTEREST INCOME
  INTEREST AND FEES ON LOANS                                 $ 41,167,000     $ 33,251,000    $ 28,222,000
  INTEREST ON INVESTMENT SECURITIES:
   TAXABLE                                                     12,071,000       12,650,000      12,895,000
   TAX-EXEMPT                                                   1,716,000        1,839,000       1,880,000
  OTHER INTEREST INCOME                                           194,000          476,000         530,000
    TOTAL INTEREST INCOME                                      55,148,000       48,216,000      43,527,000

INTEREST EXPENSE
  INTEREST ON DEPOSITS                                         20,110,000       18,849,000      18,514,000
  INTEREST ON SHORT-TERM BORROWINGS                             1,687,000          424,000         329,000
  INTEREST ON LONG-TERM DEBT                                      445,000          274,000          35,000
    TOTAL INTEREST EXPENSE                                     22,242,000       19,547,000      18,878,000
    NET INTEREST INCOME                                        32,906,000       28,669,000      24,649,000
PROVISION FOR POSSIBLE LOAN LOSSES                                953,000        1,341,000       2,222,000
NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN
  LOSSES                                                       31,953,000       27,328,000      22,427,000
OTHER INCOME
  INVESTMENT SECURITIES (LOSSES) GAINS                           (803,000)         322,000           9,000
  SERVICE CHARGES                                               2,396,000        1,893,000       1,362,000
  OTHER INCOME                                                  3,054,000          789,000         526,000
    TOTAL OTHER INCOME                                          4,647,000        3,004,000       1,897,000

OTHER EXPENSES
  SALARIES AND EMPLOYEE BENEFITS                               13,122,000       10,172,000       7,695,000
  OCCUPANCY,  EXCLUDING DEPRECIATION                            2,452,000        1,486,000       1,360,000
  DEPRECIATION                                                  1,829,000        1,386,000         988,000
  OTHER EXPENSES                                                9,045,000        7,907,000       5,866,000
    TOTAL OTHER EXPENSES                                       26,448,000       20,951,000      15,909,000
    INCOME BEFORE INCOME TAXES                                 10,152,000        9,381,000       8,415,000
INCOME TAXES                                                    3,193,000        2,949,000       2,511,000
            NET INCOME                                       $  6,959,000     $  6,432,000    $  5,904,000
NET INCOME PER COMMON SHARE                                  $       1.85     $       1.71    $       1.56
A VERA G E COMMON SHARES OUTSTANDING                            3,772,638        3,762,783       3,779,502




SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                                                             23
CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS' EQUITY
CITY HOLDING COMPANY AND SUBSIDIARIES

                                                                                   UNREALIZED LOSS
                                       COMMON                                       ON SECURITIES                         TOTAL
                                       STOCK          CAPITAL        RETAINED        AVAILABLE         TREASURY      STOCKHOLDERS'
                                     (PAR VALUE)      SURPLUS        EARNINGS         FOR SALE           STOCK          EQUITY
BALANCES AT JANUARY 1, 1992     $  7,978,000        $ 8,913,000   $ 31,649,000      $ (25,000)     $  (330,000)      $  48,185,000
NET INCOME                                                           5,904,000                                           5,904,000
COST OF 31,422 SHARES OF
  COMMON STOCK
  ACQUIRED FOR  TREASURY                                                                              (548,000)           (548,000)
SALE OF 38,107 SHARES
  OF  TREASURY STOCK                                   287,000                                         378,000             665,000
CHANGE IN NET UNREALIZED LOSS
  ON MARKETABLE EQUITY
  SECURITIES                                                                          (70,000)                             (70,000)
ISSUANCE OF 10% STOCK DIVIDEND       681,000         4,098,000      (4,779,000)
CASH DIVIDENDS--$.49 A SHARE                                        (1,522,000)                                         (1,522,000)
CASH DIVIDENDS OF ACQUIRED
  SUBSIDIARIES                                                        (299,000)                                           (299,000)

BALANCES AT DECEMBER 31, 1992      8,659,000        13,298,000      30,953,000        (95,000)         (500,000)        52,315,000
NET INCOME                                                           6,432,000                                           6,432,000
CASH DIVIDENDS--$.56 A SHARE                                        (1,833,000)                                         (1,833,000)
CASH DIVIDENDS OF ACQUIRED
  SUBSIDIARY                                                          (330,000)                                           (330,000)
COMMON STOCK ISSUED IN
  ACQUISITION                        187,000           644,000                                                             831,000
CHANGE IN NET UNREALIZED LOSS
  ON MARKETABLE EQUITY SECURITIES                                                      72,000                               72,000
COST OF 96,072 SHARES OF
  COMMON STOCK ACQUIRED FOR
  TREASURY                                                                                           (2,218,000)        (2,218,000)
SALE OF 22,801 SHARES OF
  TREASURY STOCK                                        57,000                                          508,000            565,000
BALANCES AT DECEMBER 31, 1993      8,846,000        13,999,000      35,222,000         (23,000)      (2,210,000)        55,834,000

NET INCOME                                                           6,959,000                                           6,959,000
CASH DIVIDENDS
  DECLARED-- $.59 A SHARE                                           (1,930,000)                                         (1,930,000)
CASH DIVIDENDS OF
  ACQUIRED SUBSIDIARY                                                 (366,000)                                           (366,000)
ADJUSTMENT TO BEGINNING BALANCE
  FOR CHANGE IN ACCOUNTING
  METHOD, NET OF INCOME
  TAXES OF $704,000                                                                   1,055,000                          1,055,000
CHANGE IN UNREALIZED GAIN/(LOSS)
  NET OF INCOME TAXES OF $1,761,000                                                  (3,106,000)                        (3,106,000)
REDEMPTION OF FRACTIONAL AND
  DISSENTER SHARES                                  (1,843,000)                                                         (1,843,000)
COST OF 7,002 SHARES OF
  COMMON STOCK ACQUIRED FOR TREASURY                                                                    (193,000)         (193,000)
SALE OF 14,898 SHARES OF
  TREASURY STOCK                                       131,000                                           328,000           459,000
RETIREMENT OF 101,865 SHARES
  OF COMMON STOCK HELD IN TREASURY  (255,000)       (1,820,000)                                        2,075,000
ISSUANCE OF 10% STOCK DIVIDEND       860,000         8,420,000     (9,280,000)
BALANCES AT DECEMBER 31, 1994   $  9,451,000      $ 18,887,000  $  30,605,000     $  (2,074,000)      $        0     $  56,869,000

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                                             24
CONSOLIDATED STATEMENTS OF CASH FLOWS
CITY HOLDING COMPANY AND SUBSIDIARIES

                                                                           YEAR ENDED DECEMBER 31
                                                                  1994              1993               1992

OPERATING ACTIVITIES
  NET INCOME                                                 $   6,959,000     $   6,432,000     $   5,904,000
  ADJUSTMENTS TO RECONCILE NET INCOME TO NET
    CASH PROVIDED BY OPERATING ACTIVITIES:
      NET AMORTIZATION                                             960,000           725,000           306,000
      PROVISION FOR DEPRECIATION                                 1,829,000         1,386,000           988,000
      PROVISION FOR POSSIBLE LOAN LOSSES                           953,000         1,341,000         2,222,000
      DEFERRED INCOME TAX BENEFIT                                 (303,000)         (153,000)         (402,000)
      MINORITY INTEREST IN INCOME OF SUBSIDIARY                                       10,000
      LOANS ORIGINATED FOR SALE                                (24,729,000)
      PURCHASES OF LOANS HELD FOR SALE                        (189,719,000)
      PROCEEDS FROM LOANS SOLD                                 184,221,000
      REALIZED INVESTMENT SECURITIES LOSSES (GAINS)                803,000          (322,000)           (9,000)
      LOSS ON SALE OF FORECLOSED PROPERTIES                                                             22,000
      (INCREASE) DECREASE IN ACCRUED INTEREST
        RECEIVABLE                                                (630,000)         (132,000)          165,000
      (INCREASE) DECREASE IN OTHER ASSETS                       (2,961,000)          721,000          (212,000)
      INCREASE (DECREASE) IN OTHER LIABILITIES                   2,172,000           157,000          (651,000)
        NET CASH (USED IN) PROVIDED BY
         OPERATING ACTIVITIES                                  (20,445,000)       10,165,000         8,333,000

INVESTING ACTIVITIES
  PROCEEDS FROM SALES OF INVESTMENT SECURITIES                                     9,218,000         5,304,000
  PROCEEDS FROM MATURITIES AND CALLS OF INVESTMENT
    SECURITIES                                                  75,181,000       142,801,000       119,936,000
  PURCHASES OF INVESTMENT SECURITIES                           (52,758,000)     (184,643,000)     (131,466,000)
  PROCEEDS FROM SALES OF SECURITIES AVAILABLE FOR SALE          33,946,000
  PROCEEDS FROM MATURITIES AND CALLS OF SECURITIES
    AVAILABLE FOR SALE                                          13,093,000         5,539,000
  PURCHASES OF SECURITIES AVAILABLE FOR SALE                   (28,791,000)
  NET INCREASE IN LOANS                                        (82,358,000)      (77,007,000)      (43,989,000)
  NET CASH (PAID) ACQUIRED IN ACQUISITIONS                        (504,000)       41,454,000         2,564,000
  SALE OF FORECLOSED PROPERTIES                                                       10,000           125,000
  PURCHASES OF PREMISES AND EQUIPMENT                           (4,081,000)       (5,166,000)       (2,299,000)
      NET CASH USED IN INVESTING ACTIVITIES                    (46,272,000)      (67,794,000)      (49,825,000)

FINANCING ACTIVITIES
  NET INCREASE IN NONINTEREST-BEARING DEPOSITS                  13,061,000         2,456,000        18,509,000
  NET INCREASE IN INTEREST-BEARING DEPOSITS                     20,870,000        30,091,000        40,607,000
  NET INCREASE IN SHORT-TERM BORROWINGS                         35,814,000        12,175,000         1,110,000
  PROCEEDS FROM LONG-TERM DEBT                                   6,875,000         5,225,000         4,000,000
  REPAYMENT OF LONG-TERM DEBT                                   (5,875,000)       (3,350,000)
  PURCHASES OF TREASURY STOCK                                     (193,000)       (2,218,000)         (548,000)
  PROCEEDS FROM SALES OF TREASURY STOCK                            459,000           565,000           665,000
  REDEMPTION OF DISSENTER AND FRACTIONAL SHARES                 (1,843,000)
  CASH DIVIDENDS PAID                                           (2,296,000)       (2,163,000)       (1,821,000)
      NET CASH PROVIDED BY FINANCING  ACTIVITIES                66,872,000        42,781,000        62,522,000
  INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 155,000       (14,848,000)       21,030,000
  CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                27,436,000        42,284,000        21,254,000
     CASH AND CASH EQUIVALENTS AT END OF YEAR                $  27,591,000     $  27,436,000     $  42,284,000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

DECEMBER 31, 1994

NOTE ONE
SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES: The accounting and reporting policies of City Holding Company and its subsidiaries (the Company) conform with generally accepted accounting principles. The following is a summary of the more significant policies.

    PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of City Holding Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 CASH AND CASH EQUIVALENTS: The Company considers cash and due from banks and federal funds sold as cash and cash equivalents. The carrying amounts reported in the December 31, 1994 and 1993, consolidated balance sheets for cash and cash equivalents approximate those assets' fair values.

  SECURITIES: Management determines the appropriate classification of securities at the time of purchases. If management has the intent and the Company has the ability at the time of purchase to hold debt securities to maturity, they are classified as investments and are stated at cost, adjusted for amortization of premiums and accretion of discounts. At December 31, 1994, debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale along with the Company's investment in equity securities. Securities available for sale are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. Securities classified as available for sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk, and other factors.

  At December 31, 1993, equity securities were stated at the lower of cost or market value, while debt securities were carried at amortized cost. Gains and losses on the sale of securities are computed by the specific identification method and are reported separately in the consolidated statements of income.

  LOANS: Interest income on loans is accrued and credited to operations based upon the principal amount outstanding, using methods which generally result in level rates of return. The accrual of interest income generally is discontinued when a loan becomes 90 days past due as to principal or interest. When interest accruals are discontinued, unpaid interest recognized in income in the current year is reversed, and interest accrued in prior years is charged to the allowance for loan losses. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral exceeds the principal balance and related accrued interest, and the loan is in process of collection.

 LOANS HELD FOR SALE: Loans held for sale represent mortgage loans the Company has either purchased or originated with the intent to sell on the secondary market and are carried at the lower of cost or estimated fair value.

   ALLOWANCE FOR LOAN LOSSES: The provision for possible loan losses included in the consolidated statements of income is based upon management's evaluation of individual credits in the loan portfolio, historical loan loss experience, current and expected future economic conditions, and other relevant factors. These provisions, less net charge-offs, comprise the allowance for loan losses. In management's judgment, the allowance for loan losses is maintained at a level adequate to provide for probable losses on existing loans.

   BANK PREMISES AND EQUIPMENT: Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE ONE
SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

 INTANGIBLES: Intangible assets, which are included in other assets in the consolidated balance sheets, are comprised of goodwill and core deposits which are amortized using straight-line (15 year life) and accelerated methods (10 year life), respectively, over their estimated useful lives.

  During 1994, the Company purchased mortgage loan servicing rights totaling $1,200,000 which are also included in other assets in the consolidated balance sheets. The servicing rights are being amortized using an accelerated method over the period of estimated net servicing income.

  INCOME TAXES: The consolidated provision for income taxes is based upon reported income and expense. Deferred income taxes (included in other assets) are provided for temporary differences between financial reporting and tax bases of assets and liabilities. The Company files a consolidated income tax return. The respective subsidiaries generally provide for income taxes on a separate return basis and remit amounts determined to be currently payable to the Parent Company.

 NET INCOME PER COMMON SHARE: Net income per common share is based on the weighted average common shares outstanding during each year. On December 12, 1994, a 10% stock dividend was declared by the Board of Directors for shareholders of record on January 2, 1995. The stock dividend was paid on January 15, 1995, and all stock related data in the consolidated financial statements reflects the stock dividend.A 10% stock dividend was also declared in 1992. For each declaration an amount equal to the fair value of the additional shares issued was transferred from retained earnings to the common stock and capital surplus accounts.

  LOAN FEES AND COST: Loan origination and commitment fees and direct loan origination costs are principally being recognized as collected and incurred. The use of this method of recognition does not produce results that are materially different from results which would have been produced if such costs and fees were deferred and amortized as an adjustment of loan yield over the life of the related loan.

  STATEMENTS OF CASH FLOWS: Cash paid for interest, including long-term debt, was $21,998,000, $19,693,000 and $19,996,000 in 1994, 1993, and
1992, respectively. Cash paid for income taxes was $3,219,000, $2,877,000, and $2,957,000 in 1994, 1993, and 1992, respectively. NOTE
TWO RESTRICTIONS ON CASH AND DUE FROM BANKS

  Certain of the subsidiary banks are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those balances for the year ended December 31, 1994, was approximately $4,366,000.











                                                                             27


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE THREE
ACQUISITIONS

   On December 5, 1994, the Company acquired 100% of the common stock of Hinton Financial Corporation and subsidiary (Hinton) in exchange for 460,047 shares of the Company's common stock. The transaction has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements for all periods presented have been restated to include the accounts of Hinton. Previously reported results of the Company have been restated as follows:


                                       NINE MONTHS
                                          ENDED           YEAR ENDED        YEAR ENDED
                                   SEPTEMBER 30, 1994 DECEMBER 31, 1993 DECEMBER 31, 1992

NET INTEREST INCOME AS PREVIOUSLY
  REPORTED BY THE COMPANY                $ 22,235,000     $ 25,813,000    $ 21,761,000
HINTON'S PREVIOUSLY REPORTED RESULTS        2,048,000        2,856,000       2,888,000
RESTATED NET INTEREST INCOME             $ 24,283,000     $ 28,669,000    $ 24,649,000

NET INCOME AS PREVIOUSLY REPORTED
  BY THE COMPANY                         $  4,431,000     $  5,503,000    $  5,039,000
HINTON'S PREVIOUSLY REPORTED RESULTS          596,000          929,000         865,000
RESTATED NET INCOME                      $  5,027,000     $  6,432,000    $  5,904,000

NET INCOME PER COMMON SHARE AS
  PREVIOUSLY REPORTED BY THE COMPANY
  AS ADJUSTED FOR THE 10% STOCK
  DIVIDEND IN 1995                       $       1.34     $       1.69    $       1.53
EFFECT OF HINTON RESTATEMENT                     (.01)             .02             .03
RESTATED NET INCOME PER COMMON SHARE     $       1.33     $       1.71    $       1.56



  In June 1994, the Company acquired the remaining 33% interest in the common stock of First National Bank-Beckley, West Virginia (FNB) for which consideration included $530,000. As a result, FNB became a wholly-owned subsidiary of the Company. Minority interest, representing the equity interest in FNB owned by stockholders other than the Company, appears in the 1993 balance sheet as a liability.

  On October 15, 1993, Blue Ridge Bank, a wholly-owned subsidiary of the Company, was declared the successful bidder for the purchase of certain assets and the assumption of the insured deposits and certain other liabilities of a failed thrift which had been in conservatorship with the Resolution Trust Corporation (RTC). Blue Ridge Bank assumed insured deposits of approximately $43 million in exchange for assets (principally cash and cash equivalents) of approximately $40 million from the RTC.

  The FNB and RTC transactions were accounted for under the purchase method of accounting. Accordingly, the results of operations attributable to such acquisitions have been included in the consolidated totals from the respective dates of acquisition. Due to the immateriality of the transactions and the significant assets retained by the RTC with respect to the failed thrift, proforma financial information has not been presented herein.

  Intangible assets arising from prior year purchase business combinations consist of core deposits and goodwill which have an aggregate unamortized balance at December 31, 1994 and 1993, of $4,978,000 and $5,538,000, respectively.


                                                                             28
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES
NOTE FOUR
INVESTMENTS

   The Company adopted Statement of Financial Accounting Standards
(SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994. In accordance with SFAS No. 115, prior years' financial statements have not been restated to reflect the change in accounting method and there was no cumulative effect of adopting the Statement. Under SFAS No. 115, investment securities are carried at amortized cost and securities available for sale are carried at fair value with the after-tax net unrealized gain or loss recorded in stockholders' equity. The adoption of SFAS No. 115 resulted in an increase in stockholders' equity of $1,055,000.

   The aggregate carrying and approximate market values of securities follow. Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

                                                               AVAILABLE-FOR-SALE SECURITIES
                                                                    GROSS        GROSS        ESTIMATED
                                                                  UNREALIZED   UNREALIZED        FAIR
                                                     COST           GAINS        LOSSES         VALUE
DECEMBER 31, 1994
U.S. TREASURY SECURITIES AND OBLIGATIONS
  OF U.S. GOVERNMENT CORPORATIONS AND AGENCIES   $ 47,900,000    $   9,000    $ 2,735,000    $ 45,174,000
OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS      790,000        1,000          1,000         790,000
MORTGAGE-BACKED SECURITIES                         11,835,000      101,000        359,000      11,577,000
OTHER DEBT SECURITIES                               1,003,000                      39,000         964,000

TOTAL DEBT SECURITIES                              61,528,000      111,000      3,134,000      58,505,000
EQUITY SECURITIES                                   9,828,000       18,000        431,000       9,415,000
                                                 $ 71,356,000    $ 129,000    $ 3,565,000    $ 67,920,000

                                                                    HELD-TO-MATURITY SECURITIES
                                                                    GROSS              GROSS      ESTIMATED
                                                                  UNREALIZED          UNREALIZED    FAIR
                                                      COST          GAINS              LOSSES       VALUE
DECEMBER 31, 1994
U.S. TREASURY SECURITIES AND OBLIGATIONS
  OF U.S. GOVERNMENT  CORPORATIONS AND AGENCIES  $  87,836,000    $  13,000    $ 3,461,000    $  84,388,000
OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS    32,056,000      355,000        883,000       31,528,000
MORTGAGE-BACKED SECURITIES                           4,896,000                     414,000        4,482,000
OTHER DEBT SECURITIES                                3,669,000       23,000         95,000        3,597,000
                                                 $ 128,457,000    $ 391,000    $ 4,853,000    $ 123,995,000




                                                                             29
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES
NOTE FOUR
INVESTMENTS (CONTINUED)


                                                              AVAILABLE-FOR-SALE SECURITIES
                                                                   GROSS          GROSS      ESTIMATED
                                                                 UNREALIZED     UNREALIZED      FAIR
                                                     COST          GAINS          LOSSES        VALUE
DECEMBER 31, 1993
U .S.  TREASURY SECURITIES AND  OBLIGATIONS
   OF U.S. GOVERNMENT CORPORATIONS AND AGENCIES  $ 45,280,000    $   859,000    $  58,000    $ 46,081,000
OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS       95,000                       1,000          94,000
MORTGAGE-BACKED SECURITIES                         20,492,000        981,000      101,000      21,372,000
OTHER DEBT SECURITIES                               1,809,000         50,000                    1,859,000

TOTAL DEBT SECURITIES                             67,676,000      1,890,000      160,000      69,406,000
EQUITY SECURITIES                                   7,851,000         29,000            0       7,880,000
                                                 $ 75,527,000    $ 1,919,000    $ 160,000    $ 77,286,000

                                                                       HELD-TO-MATURITY SECURITIES
                                                                            GROSS         GROSS        ESTIMATED
                                                                         UNREALIZED     UNREALIZED        FAIR
                                                            COST            GAINS         LOSSES         VALUE
DECEMBER 31, 1993
U.S.  TREASURY SECURITIES AND  OBLIGATIONS OF U.S.
  GOVERNMENT CORPORATIONS AND AGENCIES                  $ 127,512,000    $ 2,588,000    $ 158,000    $ 129,942,000
OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS           33,889,000      1,969,000       26,000       35,832,000
OTHER DEBT SECURITIES                                       4,709,000        262,000                     4,971,000
                                                        $ 166,110,000    $ 4,819,000    $ 184,000    $ 170,745,000

  The amortized cost and estimated fair value of debt securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                                             ESTIMATED
                                              COST           FAIR VALUE
AVAILABLE-FOR-SALE
  DUE IN ONE YEAR OR LESS                $   6,047,000    $   5,851,000
  DUE AFTER ONE YEAR THROUGH FIVE YEARS     22,093,000       21,056,000
  DUE AFTER FIVE YEARS THROUGH TEN YEARS    20,848,000       19,404,000
  DUE AFTER TEN YEARS                          705,000          617,000
                                            49,693,000       46,928,000
  MORTGAGE-BACKED SECURITIES                11,835,000       11,577,000
                                         $  61,528,000    $  58,505,000
HELD-TO-MATURITY
  DUE IN ONE YEAR OR LESS                $  18,010,000    $  17,813,000
  DUE AFTER ONE YEAR THROUGH FIVE YEARS     69,920,000       67,668,000
  DUE AFTER FIVE YEARS THROUGH TEN YEARS    32,993,000       31,521,000
  DUE AFTER TEN YEARS                        2,638,000        2,511,000
                                           123,561,000      119,513,000
  MORTGAGE-BACKED SECURITIES                 4,896,000        4,482,000
                                         $ 128,457,000    $ 123,995,000

  Gross gains of $100,000 and gross losses of $903,000 were realized on sales and calls of securities during 1994. During 1993 and 1992, respectively, gross gains of $390,000 and $72,000 and gross losses of $68,000 and $63,000 were realized on sales of securities. The book value of securities pledged to secure public deposits and for other purposes as required or permitted by law approximated $70,318,000 and $51,146,000 at December 31, 1994 and 1993, respectively.

                                                         30


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE FIVE
LOANS

                                                DECEMBER 31
                                           1994             1993
COMMERCIAL, FINANCIAL AND AGRICULTURAL $ 137,425,000    $ 125,568,000
RESIDENTIAL REAL ESTATE                  238,231,000      184,602,000
INSTALLMENT LOANS TO INDIVIDUALS         129,300,000      114,110,000
                                       $ 504,956,000    $ 424,280,000

   The Company grants loans to customers generally within the market areas of its subsidiary banks. There is no significant concentration of credit risk by industry or by related borrowers. There are no foreign loans outstanding and highly leveraged loan transactions are insignificant. The effects on income of nonaccrual loans, as well as their outstanding balances, were not material.

   During 1994, the Company began participation in a short-term, whole-loan bulk purchasing program whereby the Company purchases from a third party whole loans secured by residential mortgages. The loans, generally, are repurchased from the Company within 90 days. Additionally, the Company began originating residential mortgage loans to be sold on the secondary market. Due to the short-term nature of these loans, the recorded value approximates fair value. At December 31, 1994, the Company's investment in loans held for sale approximated $30,227,000. A summary of changes in the allowance for possible loan losses follows:


                                       1994            1993            1992
BALANCE AT BEGINNING OF YEAR       $ 5,764,000     $ 5,380,000     $ 2,401,000
PROVISION FOR POSSIBLE LOAN LOSSES     953,000       1,341,000       2,222,000
CHARGE-OFFS                         (1,093,000)     (1,537,000)     (1,163,000)
RECOVERIES                             393,000         476,000         240,000
ALLOWANCE OF PURCHASED SUBSIDIARY            0         104,000       1,680,000
BALANCE AT END OF YEAR             $ 6,017,000     $ 5,764,000     $ 5,380,000

  The Financial Accounting Standards Board (FASB) has issued SFAS No. 114, "Accounting By Creditors for Impairment of a Loan," which was amended by SFAS No. 118. The provisions of SFAS No. 114 and SFAS No. 118 are effective for fiscal years beginning after December 15, 1994. SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or fair value of the collateral if the loan is collateral dependent. The Company will adopt this Statement on January 1, 1995 and it will not have a material effect on the Company's financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE SIX
BANK PREMISES AND EQUIPMENT

A summary of bank premises and equipment follows:


                                           DECEMBER 31
                                       1994            1993
BANK PREMISES                      $ 17,865,000    $ 14,325,000
FURNITURE, FIXTURES, AND EQUIPMENT   11,009,000       9,806,000
                                     28,874,000      24,131,000
LESS ALLOWANCE FOR DEPRECIATION      11,196,000       8,705,000
                                   $ 17,678,000    $ 15,426,000
NOTE SEVEN
SHORT-TERM BORROWINGS

  Short-term borrowings consist primarily of advances from the Federal Home Loan Bank of Pittsburgh (the FHLB) and securities sold under agreement to repurchase. A summary of the Company's short-term borrowings is set forth below:

1994:
                                  AVERAGE AMOUNT OUTSTANDING DURING THE YEAR    $ 42,559,000
                                  MAXIMUM AMOUNT OUTSTANDING AT ANY MONTH END      78,263,000
                                  WEIGHTED AVERAGE INTEREST RATE:
                                                DURING THE YEAR                     3.96%
                                                END OF THE YEAR                     5.50%
1993:
                                  A VERA G E AMOUNT OUTSTANDING DURING THE Y EAR    $ 17,641,000
                                  MAXIMUM AMOUNT OUTSTANDING AT ANY MONTH END      24,539,000
                                  WEIGHTED A VERA G E INTEREST RATE:
                                                DURING THE YEAR                     2.40%
                                                END OF THE YEAR                     2.65%
1992:
                                  A VERA G E AMOUNT OUTSTANDING DURING THE Y EAR    $ 10,605,000
                                  MAXIMUM AMOUNT OUTSTANDING AT ANY MONTH END      16,272,000
                                  WEIGHTED A VERA G E INTEREST RATE:
                                                DURING THE YEAR                     3.10%
                                                END OF THE YEAR                     2.18%

NOTE EIGHT
LONG-TERM DEBT AND UNUSED LINES OF CREDIT

 Long-term debt, which represents an obligation of the Parent Company, consists of a $10,000,000 revolving credit loan with an unrelated party. The loan has a variable rate (7.9375% at December 31, 1994) with interest payments due quarterly and principal due at maturity in June 1995. Management intends to refinance the loan according to provisions provided in the agreement.

  The loan agreement contains certain restrictive provisions applicable to the Parent Company including limitations on additional long-term debt. The parent company has pledged the common stock of its wholly-owned subsidiaries, The City National Bank (City National) and The Peoples Bank of Point Pleasant, as collateral for the revolving credit loan.

  During 1994, five of the Company's subsidiaries were approved for membership, joining City National who was approved in 1993, in the FHLB. On a consolidated basis, the Company has purchased 44,000 shares of the FHLB stock at par value. Such purchases entitle the Company to dividends declared by the FHLB and provide an additional source of short-term and long-term funding, in the form of collateralized advances. At December 31, 1994, the subsidiaries have been issued one year flexline commitments of $61,725,000, at prevailing interest rates, from the FHLB with maturities ranging from June to December 1995. Such commitments are subject to satisfying the Capital Stock Requirement provisions, as defined, in the agreement with the FHLB. As of December 31, 1994, amounts outstanding pursuant to the agreements totaled $12,707,000.

                                                                             32
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE NINE
RESTRICTIONS ON SUBSIDIARY DIVIDENDS

 Certain restrictions exist regarding the ability of the subsidiary banks to transfer funds to the Parent Company in the form of cash dividends. The approval of the bank's applicable primary regulator is required prior to the payment of dividends by a subsidiary bank in excess of its earnings retained in the current year plus retained net profits for the preceding two years. During 1995, the subsidiary banks can, without prior regulatory approval, declare dividends of approximately $6,214,000 to the Parent Company, plus retained net profits for the interim period through the date of such dividend declaration.


NOTE TEN
INCOME TAXES

 Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                        DECEMBER 31
                                                   1994            1993
DEFERRED TAX ASSETS:
   ALLOWANCE FOR LOAN LOSSES                    $ 2,208,000    $ 2,168,000
   ACQUIRED NET OPERATING LOSS CARRY FORWARD        777,000        885,000
   DEFERRED COMPENSATION PAYABLE                    436,000        435,000
   SECURITIES AVAILABLE FOR SALE                  1,356,000              0
   OTHER                                            200,000        155,000
TOTAL DEFERRED  TAX ASSETS                        4,977,000      3,643,000
DEFERRED TAX LIABILITIES:
   FEDERAL INCOME TAX ALLOWANCE FOR LOAN LOSSES     630,000        861,000
   PREMISES AND EQUIPMENT                           746,000        734,000
   CORE DEPOSIT INTANGIBLE                          482,000        544,000
   INVESTMENTS                                      139,000        172,000
   LOANS                                            272,000        278,000
   PREPAIDS                                         111,000        111,000
   OTHER                                              8,000         13,000
TOTAL DEFERRED TAX LIABILITIES                    2,388,000      2,713,000

NET DEFERRED  TAX ASSETS                        $ 2,589,000    $   930,000

SIGNIFICANT COMPONENTS OF THE PROVISION FOR INCOME TAXES ARE AS FOLLOWS:


                                              LIABILITY METHOD
                              1994               1993                 1992
FEDERAL:
   CURRENT                $ 2,876,000         $ 2,667,000        $ 2,469,000
   DEFERRED                  (303,000)           (153,000)          (402,000)


                            2,573,000           2,514,000          2,067,000
 STATE                        620,000             435,000            444,000

    TOTAL                 $ 3,193,000         $ 2,949,000        $ 2,511,000

  Current income tax expense (benefit) attributable to investment securities transactions approximated $(321,000), $129,000, and $4,000 in 1994, 1993, and 1992, respectively. As of December 31, 1994, the Company has approximately $ 1.7 million and $2.3 million, respectively, of federal and state income tax credit carryforwards which expire in 2006.


                                                                             33


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE TEN
INCOME TAXES (CONTINUED)

 A reconciliation between income taxes as reported and the amount computed by applying the statutory federal income tax rate to income before income taxes follows:


                                                            LIABILITY METHOD
                                                  1994            1993            1992
COMPUTED FEDERAL TAXES AND STATUTORY RATE      $ 3,997,000     $ 2,764,000     $ 2,861,000
STATE INCOME TAXES, NET OF FEDERAL TAX BENEFIT     340,000         314,000         320,000
TAX EFFECTS OF:
  NONTAXABLE INTEREST INCOME                      (611,000)       (593,000)       (606,000)
  OTHER ITEMS, NET                                 (33,000)         39,000         (64,000)
                                               $ 3,193,000     $ 2,949,000     $ 2,511,000

NOTE ELEVEN
RETIREMENT PLAN

  The City Holding Company Profit Sharing and 401(k) Plan (the Plan) is a deferred compensation plan under section 401(k) of the Internal Revenue Code. All employees who complete one year of service are eligible to participate in the Plan. Participants may contribute from 1% to 15% of pre-tax earnings to their respective accounts. These contributions may be invested in any of four investment options selected by the employee, one of which is City Holding Company common stock. The Company matches 50% of the first 6% of compensation deferred by the participant with City Holding Company common stock. Profit sharing contributions are discretionary, as determined annually by the Company's Board of Directors. The Company's total expense associated with the Plan approximated $881,000, $562,000, and $403,000 in 1994, 1993, and
1992, respectively. The total number of shares of the Company's common stock held by the Plan is 120,492. Other than the Plan, the Company offers no postretirement benefits.

    In May 1993, the Company formed the 1993 Stock Incentive Plan (Incentive Plan) applicable to key employees. Under the Incentive Plan, stock options are granted at an amount no less than the fair value of the Company's common stock on the date of the grant. Participants in the Incentive Plan may also be granted stock appreciation rights and stock awards, at the discretion of the Company's Compensation Committee of the Board of Directors. A maximum of 300,000 shares of the Company's common stock may be issued pursuant to the provisions of the Incentive Plan. Since its inception, no awards have been made under the Incentive Plan.

NOTE TWELVE
TRANSACTIONS WITH DIRECTORS AND OFFICERS

  Subsidiaries of the Company have granted loans to the officers and directors of the Company and its subsidiaries, and to their associates. The loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons and did not involve more than normal risk of collectibility. The aggregate amount of loans outstanding as of December 31, 1994 and 1993, attributable directly and indirectly to these parties, was approximately $20,089,000 and $18,898,000, respectively. During 1994, $6,693,000 of new loans were made and repayments totaled $5,502,000.

   A director of one of the Company's subsidiaries is the President of a non-affiliated financial institution that participates in the whole-loan bulk purchasing program (See NOTE FIVE).



                                                                             34
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES
NOTE THIRTEEN
INCOME

 Included in other income in 1994 is $1,400,000 related to an insurance recovery at one of the Company's subsidiary banks. Additionally, in 1994 the Company became involved in the secondary market for mortgage loans which generated fee income of $317,000.

NOTE FOURTEEN
EXPENSES

 The following items of other expenses exceeded one percent of total revenue for the respective years:

                                      1994            1993            1992

INSURANCE, INCLUDING FDIC PREMIUMS $ 1,545,000    $ 1,324,000    $ 1,068,000
ADVERTISING                            868,000        606,000        419,000
BANK SUPPLIES                          887,000        783,000        573,000
LEGAL AND ACCOUNTING FEES              952,000        475,000        335,000
NOTE FIFTEEN
COMMITMENTS AND CONTINGENT LIABILITIES

  In the normal course of business, certain financial products are offered by the Company to accommodate the financial needs of its customers. Loan commitments (lines of credit) represent the principal off-balance-sheet financial product offered by the Company. At December 31, 1994 and 1993, commitments outstanding to extend credit totaled approximately $45,776,000 and $25,252,000, respectively. To a much lesser extent, the Company offers standby letters of credit which require payments to be made on behalf of customers when certain specified future events occur. Amounts outstanding pursuant to such standby letters of credit were $3,161,000 and $780,000 as of December 31, 1994 and 1993, respectively. Historically, substantially all standby letters of credit have expired unfunded.

   Both of the above arrangements have credit risks essentially the same as that involved in extending loans to customers and are subject to the Company's standard credit policies. Collateral is obtained based on management's credit assessment of the customer. Management does not anticipate any material losses as a result of these commitments.

NOTE SIXTEEN
PREFERRED STOCK AND SHAREHOLDER RIGHTS PLAN

    The Company's Board of Directors has the authority to issue preferred stock, and to fix the designation, preferences, rights, dividends and all other attributes of such preferred stock, without any vote or action by the shareholders. As of December 31, 1994, there are no such shares outstanding, nor are any expected to be issued, except as might occur pursuant to the Stock Rights Plan discussed below.

  The Company's Stock Rights Plan provides that each share of common stock carries with it one right. The rights would be exercisable only if a person or group, as defined, acquired 10% or more of the Company's common stock, or announces a tender offer for such stock. Under conditions described in the Stock Rights Plan, holders of rights could acquire shares of preferred stock or additional shares of the Company's common stock, or in the event of a 50% or more change-in-control, shares of common stock of the acquiror. The value of shares acquired under the plan would equal twice the exercise price.



                                                                             35
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES
NOTE SEVENTEEN
FAIR VALUES OF FINANCIAL INSTRUMENTS

 FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

 The following table represents the estimates of fair value of financial instruments:

                                                FAIR VALUE OF FINANCIAL INSTRUMENTS
                                             1994                              1993
                                  CARRYING           FAIR             CARRYING        FAIR
                                   AMOUNT            VALUE             AMOUNT         VALUE

ASSETS
  CASH AND SHORT-TERM INVESTMENTS $ 27,591,000    $ 27,591,000    $ 27,436,000    $ 27,436,000
  LOANS HELD FOR SALE               30,227,000      30,227,000
  SECURITIES                       199,813,000     191,915,000     241,637,000     248,031,000
  NET LOANS                        489,395,000     478,324,000     407,990,000     412,587,000
LIABILITIES
  DEMAND DEPOSITS                  388,794,000     388,794,000     400,099,000     400,099,000
  TIME DEPOSITS                    262,470,000     255,190,000     217,234,000     249,526,000
  SHORT-TERM BORROWINGS             57,483,000      57,483,000      21,669,000      21,669,000
  LONG-TERM DEBT                     6,875,000       6,875,000       5,875,000       5,875,000
OFF-BALANCE SHEET
  COMMITMENTS TO EXTEND CREDIT      45,776,000      45,776,000      25,252,000      25,252,000
  LETTERS OF CREDIT                  3,161,000       3,161,000         780,000         780,000


  The following methods and assumptions were used in estimating fair value amounts for financial instruments:

  The fair values for the loan portfolio are estimated using discounted cash flow analyses at interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying values of accrued interest approximate fair value.

  The fair values of demand deposits (i.e interest and noninterest-bearing checking, regular savings, and other types of money market demand accounts) are, by definition, equal to their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities of time deposits.

  Securities sold under agreements to repurchase represent borrowings with original maturities of less than 90 days. The carrying amounts of short-term borrowings approximate their fair values.

   The fair values of long-term borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

  The fair values of commitments are estimated based on fees currently charged to enter into similar agreements, taking into consideration the remaining terms of the agreements and the counterparties' credit standing.



                                                                             36
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE EIGHTEEN
CITY HOLDING COMPANY (PARENT COMPANY ONLY)FINANCIAL INFORMATION


CONDENSED BALANCE SHEETS


                                                    DECEMBER 31
                                              1994               1993
ASSETS
  CASH                                     $     77,000    $    188,000
  SECURITIES AVAILABLE-FOR-SALE               1,726,000       1,603,000
  INVESTMENT IN SUBSIDIARIES                 67,009,000      60,630,000
  FIXED ASSETS                                1,745,000       1,768,000
  OTHER ASSETS                                1,262,000         490,000
   TOTAL ASSETS                            $ 71,819,000    $ 64,679,000

LIABILITIES
  LONG-TERM DEBT                           $  6,875,000    $  5,875,000
  ADVANCES FROM AFFILIATES                    5,807,000       2,234,000
  OTHER LIABILITIES                           2,268,000         736,000
   TOTAL LIABILITIES                         14,950,000       8,845,000

STOCKHOLDERS' EQUITY                         56,869,000      55,834,000
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $ 71,819,000    $ 64,679,000

  Advances from affiliates, which eliminate for purposes of the Company's consolidated financial statements, represent amounts borrowed from banking subsidiaries to fund the purchase of certain bank premises and to meet other cash needs of the parent. Such debt is collateralized by the securities and fixed assets of the Parent Company. Interest is due quarterly at prime with principal due at maturity in 1997. The maximum available credit under the advance is subject to the subsidiaries' legal lending limit which approximated $6,356,000 at year end.


CONDENSED STATEMENTS OF INCOME

                                                      YEAR ENDED DECEMBER 31
                                                   1994               1993            1992

INCOME
  DIVIDENDS FROM BANK SUBSIDIARIES                $ 5,231,000     $ 10,906,000     $ 4,476,000
  INTEREST AND DIVIDENDS ON SECURITIES                111,000          117,000          12,000
  OTHER INCOME                                      1,604,000          146,000               -
                                                    6,946,000       11,169,000       4,488,000
EXPENSES
  INTEREST EXPENSE                                    735,000          349,000           5,000
  OTHER EXPENSES                                    3,159,000        2,505,000       1,508,000
                                                    3,894,000        2,854,000       1,513,000
INCOME BEFORE INCOME TAX
  BENEFIT AND EQUITY IN  UNDISTRIBUTED NET INCOME
  (EXCESS DIVIDENDS) OF  SUBSIDIARIES               3,052,000        8,315,000       2,975,000
INCOME TAX BENEFIT                                 (1,344,000)        (991,000)       (605,000)
INCOME BEFORE EQUITY
  IN UNDISTRIBUTED NET INCOME  (EXCESS DIVIDENDS)
  OF  SUBSIDIARIES                                  4,396,000        9,306,000       3,580,000
EQUITY IN UNDISTRIBUTED  NET INCOME
  (EXCESS DIVIDENDS)  OF SUBSIDIARIES               2,563,000       (2,874,000)      2,324,000
  NET INCOME                                      $ 6,959,000     $  6,432,000     $ 5,904,000


                                                                             37
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE EIGHTEEN

CITY HOLDING COMPANY (PARENT COMPANY ONLY)
FINANCIAL INFORMATION (CONTINUED)

CONDENSED STATEMENTS OF CASH FLOWS

                                                                     YEAR ENDED DECEMBER 31
                                                                1994             1993            1992
OPERATING ACTIVITIES
  NET INCOME                                                 $ 6,959,000     $  6,432,000     $ 5,904,000
  ADJUSTMENTS TO RECONCILE NET INCOME TO NET
    CASH PROVIDED BY OPERATING ACTIVITIES:
      PROVISION FOR DEPRECIATION                                 149,000
      DECREASE (INCREASE) IN OTHER ASSETS                         44,000         (128,000)        190,000
      INCREASE (DECREASE) IN OTHER LIABILITIES                 1,532,000          430,000         (98,000)
  (EQUITY IN UNDISTRIBUTED NET INCOME) EXCESS DIVIDENDS
    OF SUBSIDIARIES                                           (2,563,000)       2,874,000      (2,324,000)
  OTHER                                                                            99,000          32,000
        NET CASH PROVIDED BY OPERATING ACTIVITIES              6,121,000        9,707,000       3,704,000

INVESTING ACTIVITIES
  PROCEEDS FROM MATURITIES OF INVESTMENT SECURITIES                             6,551,000         250,000
  PROCEEDS FROM SALES OF SECURITIES                                               250,000
  PURCHASES OF INVESTMENT SECURITIES                            (148,000)      (6,407,000)     (2,246,000)
  PURCHASES OF MORTGAGE LOANS                                   (808,000)
  CASH PAID FOR ACQUIRED SUBSIDIARY                             (532,000)        (193,000)     (2,250,000)
  CASH INVESTED IN SUBSIDIARIES                               (5,318,000)      (8,767,000)     (2,000,000)
  PURCHASES OF PREMISES AND EQUIPMENT                           (126,000)      (1,706,000)
      NET CASH USED IN INVESTING ACTIVITIES                   (6,932,000)     (10,272,000)     (6,246,000)

FINANCING ACTIVITIES
  PROCEEDS FROM LONG-TERM DEBT                                 6,875,000        5,225,000       4,000,000
  PRINCIPAL REPAYMENTS ON LONG-TERM DEBT                      (5,875,000)      (3,350,000)
  ADVANCES FROM BANK SUBSIDIARIES, NET                         3,573,000        2,234,000
  CASH DIVIDENDS PAID                                         (2,298,000)      (1,833,000)     (1,611,000)
  PURCHASES OF TREASURY STOCK                                   (193,000)      (2,218,000)       (548,000)
  PROCEEDS FROM SALES OF TREASURY STOCK                          461,000          565,000         665,000
  REDEMPTION OF DISSENTER AND FRACTIONAL SHARES               (1,843,000)
      NET CASH PROVIDED BY FINANCING  ACTIVITIES                 700,000          623,000       2,506,000
      (DECREASE)  INCREASE IN CASH                              (111,000)          58,000         (36,000)
  CASH AT BEGINNING OF YEAR                                      188,000          130,000         166,000
  CASH AT END OF YEAR                                        $    77,000     $    188,000     $   130,000



                                                                             38
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE NINETEEN

SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

  A summary of selected quarterly financial information for 1994 and 1993 follows:

                                        FIRST             SECOND         THIRD           FOURTH
                                        QUARTER           QUARTER        QUARTER         QUARTER

1994
INTEREST INCOME                      $ 12,665,000    $ 13,359,000    $ 14,295,000     $ 14,829,000
INTEREST EXPENSE                        5,095,000       5,259,000       5,682,000        6,206,000
NET INTEREST INCOME                     7,570,000       8,100,000       8,613,000        8,623,000
PROVISION FOR POSSIBLE LOAN LOSSES        201,000         215,000         215,000          322,000
INVESTMENT SECURITIES GAINS (LOSSES)       69,000           3,000         (20,000)        (855,000)
NET INCOME                              1,658,000       1,644,000       1,725,000        1,932,000
NET INCOME PER COMMON SHARE                  0.44            0.44            0.45             0.52

1993
INTEREST INCOME                      $ 11,760,000    $ 11,877,000    $ 11,891,000     $ 12,688,000
INTEREST EXPENSE                        4,774,000       4,781,000       4,761,000        5,231,000
NET INTEREST INCOME                     6,986,000       7,096,000       7,130,000        7,457,000
PROVISION FOR POSSIBLE LOAN LOSSES        343,000         320,000         295,000          383,000
INVESTMENT SECURITIES GAINS                87,000          99,000          84,000           52,000
NET INCOME                              1,661,000       1,646,000       1,678,000        1,447,000
NET INCOME PER COMMON SHARE                  0.44            0.44            0.45             0.38


NOTE TWENTY
PENDING MERGER

  In March 1995, the Company signed a definitive agreement to acquire First Merchants Bancorp in Montgomery, West Virginia (Merchants). At December 31, 1994, Merchants reported total assets of approximately $115 million. The merger, which is expected to be consummated in the third quarter of 1995, involves the exchange of approximately 920,000 shares of Company common stock for all of Merchants' outstanding shares. It is anticipated that the transaction will be accounted for under the pooling of interests method of accounting. The following condensed unaudited proforma financial information presents selected balance sheet amounts and operating results of the Company and Merchants as though they had been combined during all periods indicated below.


                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                               1994         1993         1992
AT YEAR END
  NET LOANS                                                  $ 547,809    $ 462,424    $ 376,206
  TOTAL DEPOSITS                                               746,805      709,958      605,398
  TOTAL ASSETS                                                 895,817      816,225      701,862

SUMMARY OF OPERATIONS
  NET INTEREST INCOME                                        $  37,594    $  32,876    $  28,696
  INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING
   CHANGE                                                        8,142        7,762        6,972
  NET INCOME                                                     8,142        7,645        6,972
  INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE PER SHARE                                                1.73         1.63         1.48
  NET INCOME PER COMMON SHARE                                     1.73         1.63         1.48


                                                                             39