Form 10-K, Exhibit 13
CITY HOLDING CO
filed 1995-03-31
CIK 726854

                          Report of Ernst & Young LLP Independent
                       Auditors Board of Directors and Stockholders

First Merchants Bancorp, Inc.


    We have audited the accompanying consolidated balance sheets of First Merchants Bancorp, Inc. and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Merchants Bancorp, Inc. and subsidiary at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.


    As discussed in the footnotes to the consolidated financial statements, in 1993 First Merchants Bancorp, Inc. changed its method of accounting for securities (Note D), postretirement benefits other than pensions (Note I), and income taxes (Note J).

                                                Ernst & Young, LLP

Charleston, West Virginia

January 27, 1995, except as to
March 14, 1995,
Note O.

                  First Merchants Bancorp, Inc. and Subsidiary

                          Consolidated Balance Sheets


                                                                  DECEMBER 31
                                                             1994             1993
ASSETS
Cash and due from banks                                      $  5,211,650     $  4,436,864
Federal funds sold                                                810,000          710,000
                            Cash and Cash Equivalents           6,021,650        5,146,864

Interest-bearing deposits in other banks                          670,734        1,215,307
Securities available for sale (cost: 1994 - $16,204,906;
  1993 - $20,547,829)                                          14,888,731       21,056,123
Investment securities (approximate market value: 1994 -
  $28,304,476; 1993 - $22,312,255)                             28,648,209       21,139,938
Loans - gross                                                  59,015,396       55,067,019
Less:
  Unearned income                                                (141,203)        (188,366)
  Allowance for loan losses                                      (460,000)        (445,000)


                                            Loans - Net        58,414,193       54,433,653

Premises and equipment                                          3,452,390        3,551,457
Other assets                                                    3,195,202        2,603,663


                                            Total Assets     $115,291,109     $109,147,005
LIABILITIES
Deposits:
  Noninterest-bearing                                        $ 13,674,107     $ 10,882,479
  Interest-bearing                                             81,867,045       81,742,940
                                          Total Deposits       95,541,152       92,625,419

Short-term borrowings:
  Securities sold under agreements to repurchase                8,634,139        4,947,012
  Other short-term borrowings                                     509,881          595,807
                         Total Short-Term Borrowings            9,144,020        5,542,819

Other liabilities                                               1,144,151        1,207,401

                                       Total Liabilities      105,829,323       99,375,639
STOCKHOLDERS' EQUITY
Common stock, $2 par value - 1,000,000 shares authorized;
  576,000 shares issued and outstanding at
  December 31, 1994 and 1993                                    1,152,000        1,152,000
Surplus                                                           649,343          649,343
Retained earnings                                               8,450,153        7,665,033
Net unrealized (loss) gain on securities available for
  sale,
  net of the related tax effect:  1994 - ($526,465);
  1993 -  $203,304                                               (789,710)         304,990
                            Total Stockholders' Equity          9,461,786        9,771,366
                 Total Liabilities and
                   Stockholders' Equity                      $115,291,109     $109,147,005



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



                  First Merchants Bancorp, Inc. and Subsidiary

                       Consolidated Statements of Income


                                                             YEAR ENDED DECEMBER 31
                                                      1994          1993           1992
INTEREST INCOME
Interest and fees on loans                            $4,899,930    $4,349,508     $4,272,442
Interest and dividends on securities:
Taxable                                                1,825,918     1,842,861      2,245,531
Nontaxable                                               761,162       806,764        750,040
Interest on federal funds sold                            47,284        48,616         61,228
Interest on deposits with other banks                     79,781        38,050         23,604
                          Total Interest Income        7,614,075     7,085,799      7,352,845
INTEREST EXPENSE
Interest on deposits                                   2,767,583     2,664,333      2,964,063
Interest on short-term borrowings                        158,949       213,973        341,558
                         Total Interest Expense        2,926,532     2,878,306      3,305,621
                           Net Interest Income         4,687,543     4,207,493      4,047,224
Provision for loan losses                                 86,699        93,193        103,155
                       Net Interest Income after
                       Provision for Loan Losses       4,600,844     4,114,300      3,944,069
OTHER INCOME
Service charges on deposit accounts                      326,698       306,879        272,619
Other service charges and fees                            50,509        48,746         41,210
Securities gains, net                                     73,829       351,522          6,122
Other                                                    151,024       151,001        111,205
                           Total Other Income            602,060       858,148        431,156
OTHER EXPENSE
Salaries and employee benefits                         1,752,089     1,573,371      1,444,818
Occupancy expense of premises                            298,126       237,402        204,785
Furniture and equipment expense                          291,738       283,545        303,201
Other expenses                                         1,325,789     1,130,605      1,027,317
                           Total Other Expense         3,667,742     3,224,923      2,980,121
Income Before Income Taxes and Cumulative
    Effect of Change in Accounting Principle           1,535,162     1,747,525      1,395,104
Income taxes                                             352,602       417,918        327,392
Income Before Cumulative
    Effect of Change in Accounting Principle           1,182,560     1,329,607      1,067,712

        Cumulative Effect of Change in Accounting
          Principle For Postretirement Benefits,
              Net of Tax Benefit of                      $77,953            -        (116,930)

                                          Net Income  $1,182,560    $1,212,677     $1,067,712
Earnings Per Common Share:
  Income before cumulative effect of change in
   accounting principle                               $     2.05    $     2.31     $     1.85
  Cumulative effect of change in accounting principle
                                                               -          (.20)             -

                                          Net Income  $     2.05    $     2.11     $     1.85
Average common shares outstanding                        576,000       576,000        576,000

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                  First Merchants Bancorp, Inc. and Subsidiary

                Consolidated Statements of Stockholders' Equity

                                                                                          NET UNREALIZED    TOTAL
                                                     COMMON                  RETAINED     GAIN (LOSS) ON    STOCKHOLDERS'
                                                     STOCK       SURPLUS     EARNINGS     SECURITIES        EQUITY


  Balance at January 1, 1992                         $ 288,000   $649,343    $6,889,444   $(266,818)        $7,559,969

  Net income                                                 -          -     1,067,712            -         1,067,712

  Change in net unrealized loss
     on marketable equity securities                         -          -             -      179,721           179,721

  Cash dividends ($.46 per share)                            -          -      (266,400)           -          (266,400)

  Balance at December 31, 1992                         288,000    649,343     7,690,756      (87,097)        8,541,002

  Net income                                                 -          -     1,212,677            -         1,212,677

  Change in net unrealized loss                              -          -             -       (9,880)           (9,880)
     on marketable equity securities

  Cash dividends ($.65 per share)                            -          -      (374,400)           -          (374,400)

  Stock split effected in the                          864,000          -      (864,000)           -                 -
     form of a 3 for 1 stock dividend

  Change in accounting method
    for securities, net of taxes
     of $203,304                                             -          -             -      401,967           401,967

  Balance at December 31, 1993                       1,152,000    649,343     7,665,033      304,990         9,771,366

  Net income                                                 -          -     1,182,560            -         1,182,560

  Change in net unrealized loss
     on securities                                           -          -             -   (1,094,700)       (1,094,700)

  Cash dividends ($.69 per share)                            -          -      (397,440)           -          (397,440)

  Balance at December 31, 1994                       $1,152,00   $649,343    $8,450,153  $  (789,710)      $ 9,461,786


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



                  First Merchants Bancorp, Inc. and Subsidiary

                     Consolidated Statements of Cash Flows

                                                                      YEAR ENDED DECEMBER 31

OPERATING ACTIVITIES                                         1994             1993             1992
Net income                                                   $  1,182,560     $  1,212,677     $  1,067,712
Adjustments to reconcile net income to
  net cash provided by
  operating activities:
   Cumulative effect of change in accounting principle                             116,930                -
   Net (accretion) amortization                                    (8,846)          (2,589)          41,013
   Provision for loan losses                                       86,699           93,193          103,155
   Depreciation                                                   204,392          220,057          222,056
   Deferred income tax (benefit) expense                           (5,547)          13,257         (124,951)
   Securities gains, net                                          (73,829)        (351,522)          (6,122)
   Purchases of trading account securities                                      (2,880,211)      (5,177,674)
   Proceeds from sales of trading account securities                             2,880,211        5,177,674
   Decrease in other assets                                       160,973            2,158           63,613
   Decrease in other liabilities                                  (63,250)        (212,551)        (129,869)
                 Net Cash Provided by
                   Operating Activities                         1,483,152        1,091,610        1,236,607
INVESTING ACTIVITIES
Purchases of investment securities                            (11,588,316)     (14,976,841)     (17,392,904)
Purchases of securities available for sale                     (1,955,534)
Proceeds from sales of securities available for sale            6,361,604        6,303,206                -
Proceeds from maturities of securities available for sale               -        1,591,843                -
Proceeds from maturities of investment securities               3,610,085        2,763,236        6,760,446
Proceeds from calls of investment securities                    1,034,050        3,736,543        8,945,230
Net decrease in short-term investments                                           1,295,068
Net (increase) decrease in loans                               (4,141,203)       3,478,477       (5,960,120)
Net cash received in acquisition                                                 5,843,968                -
Purchases of premises and equipment                              (105,325)        (209,854)        (200,848)
Proceeds from sale of other real estate owned                      56,779           40,919            9,500
         Net Cash (Used in) Provided By Investing
           Activities                                          (6,727,860)       9,866,565       (7,838,696)

FINANCING ACTIVITIES
Net increase in noninterest-bearing deposits                    2,791,628          655,298        1,332,764
Net increase (decrease) in interest-bearing deposits              124,105       (1,879,103)       2,701,535
Net increase (decrease) in repurchase agreements                3,687,128      (10,248,121)       4,738,724
Net (decrease) increase in other short-term borrowings            (85,927)          12,111          198,045
Cash dividends paid                                              (397,440)        (420,479)        (234,720)
         Net Cash Provided by (Used in) Financing
           Activities                                           6,119,494      (11,880,294)       8,736,348

           Increase (Decrease) in Cash and Cash
             Equivalents                                          874,786         (922,119)       2,134,259

Cash and cash equivalents at beginning of year                  5,146,864        6,068,983        3,934,724
             Cash and Cash Equivalents at End of Year           6,021,650     $  5,146,864     $  6,068,983


                 First Merchants Bancorp, Inc. and Subsidiary

                  Notes to Consolidated Financial Statements

                               December 31, 1994

    NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES


    The accounting and reporting policies of First Merchants Bancorp, Inc. and subsidiary (First Merchants) conform with generally accepted accounting principles. The following is a summary of the more significant policies:


    PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of First Merchants Bancorp, Inc. and its wholly- owned subsidiary, the Merchants National Bank (Merchants
National). All significant intercompany balances and transactions have been eliminated.


    STATEMENT OF CASH FLOWS: For purposes of the statement of cash flows, First Merchants considers cash and due from banks and federal funds sold as cash and cash equivalents. Income taxes paid approximated $348,000 in 1994, $529,000 in 1993, and $453,000 in 1992. Interest paid on deposits and short-term borrowings approximated $2,888,000 in 1994, $2,886,000 in 1993, and $3,461,000 in 1992.


    SECURITIES: Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when First Merchants has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Trading account securities are held for resale in anticipation of short-term market movements and are stated at fair value. Gains and losses on trading securities, both realized and unrealized, are included in other income. No securities were held in the trading account at December 31, 1994 or 1993. Debt securities not classified as held-to-maturity or trading and marketable equity securities not classified as trading are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Realized gains and losses, and declines in value estimated to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.


    REVENUE RECOGNITION: Interest on loans is accrued and credited to operations based upon the principal amount outstanding. The accrual of interest generally is discontinued when a loan becomes 90 days past due as to principal or interest. When interest accruals are discontinued, unpaid interest recognized in income in the current year is reversed, and interest accrued in prior years is charged to the allowance for loan losses. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover principal and accrued interest, and the loan is in the process of collection.


    ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is established through a provision charged to operations. The allowance represents an amount which, in management's judgment, will be adequate to absorb potential losses on existing loans which may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on quarterly evaluations which take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions which may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans. Loans deemed to be uncollectible are charged against the allowance for loan losses.


    PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.


    INCOME TAXES: The consolidated provision for income taxes is based upon reported income and expense. Deferred income taxes (included in other assets or other liabilities, as applicable) are provided for temporary differences between the financial reporting and tax bases of assets and liabilities.


    First Merchants and its subsidiary file a consolidated income tax return. The subsidiary provides for income taxes on a separate return basis and remits amounts determined to be currently payable to First Merchants.


    LOAN FEES AND COSTS: Loan origination fees and direct loan origination costs are being recognized as collected and incurred. The use of this method of recognition does not produce results that are materially different from results which would have been produced if such costs and fees were deferred and amortized as an adjustment of loan yield over the life of the related loan.


    NET INCOME PER COMMON SHARE: Net income per common share is based on the weighted average common shares outstanding during each year. Net income per share has been restated for all periods prior to 1993 presented to reflect a stock split, effected in the form of a 3 for 1 stock dividend, which occurred in 1993.


NOTE B - ACQUISITIONS


    In March, 1987, First Merchants acquired Gauley National Bank (Gauley National), which has subsequently been merged with and into Merchants National. The acquisition was accounted for under the purchase method of accounting. Accordingly, the identifiable tangible and intangible assets and liabilities of Gauley National were adjusted to their estimated fair market values at the date the transaction was consummated.


    In September 1993, Merchants National was declared the successful bidder for the purchase of certain assets and the assumption of the insured deposits and certain other liabilities of Evergreen Federal Savings and Loan (Evergreen) following its closure by the Office of Thrift Supervision. Merchants National assumed deposits of approximately $15 million in exchange for net loans of approximately $6 million, cash and cash equivalents (net of the premium paid by Merchants National of approximately $900,000) of approximately $6 million, and certain other assets. This acquisition was accounted for under the purchase method of accounting. Accordingly, the results of operations of Evergreen have been included in the related consolidated totals from the date of acquisition.


    Intangible assets representing the present value of future net income to be earned from the acquired deposits of Gauley National and Evergreen ($459,000) are being amortized on an accelerated basis over ten and seven years, respectively. Accumulated amortization approximated $221,000 and $149,000 at December 31, 1994 and 1993, respectively. The excess of purchase price over the fair market value of the net assets acquired in the Gauley National and Evergreen transactions ($1,008,000) is being amortized on a straight-line basis over 15 years. Accumulated amortization approximated $259,000 and $193,000 at December 31, 1994 and 1993, respectively.

NOTE C - RESTRICTIONS ON CASH AND DUE FROM BANKS


    Merchants National is required to maintain balances in cash on hand or on deposit with the Federal Reserve Bank. The average amount of required reserve balances was approximately $737,000 for the year ended December 31, 1994.


NOTE D - SECURITIES


    In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." First Merchants elected to adopt the provisions of the new standard at the end of 1993. The cumulative effect as of December 31, 1993 of adopting Statement 115 had no effect on the results of operations. The ending balance of stockholders' equity was decreased as of December 31, 1994 by $789,710 (net of $526,465 in deferred income taxes) to reflect the net unrealized holding loss and increased as of December 31, 1993 by $401,967 (net of $203,304 in deferred income taxes) to reflect the net unrealized holding gain on securities classified as available-for-sale.


    The aggregate carrying and approximate market values of securities follow. Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.


                                                         DECEMBER 31, 1994
                                                   GROSS       GROSS            ESTIMATED
                                    AMORTIZED      UNREALIZED  UNREALIZED       MARKET
                                    COST           GAINS       LOSSES           VALUE
HELD-TO-MATURITY
U. S. Treasury securities and
  obligations of U. S. Government
  corporations and agencies         $15,059,378    $  8,812    $   (332,508)    $14,735,682
Obligations of states and political
  subdivisions                       10,928,045     262,041        (160,170)     11,029,916
Mortgage-backed securities            2,400,786                    (112,788)      2,287,998
Other debt securities                   260,000                      (9,120)        250,880
Totals                              $28,648,209    $270,853    $   (614,586)    $28,304,476

AVAILABLE-FOR-SALE
U. S. Treasury securities and
  obligations of U. S. Government
  corporations and agencies         $13,152,520    $  7,278    $ (1,042,429)    $12,117,369
Obligations of states and political
  subdivisions                        1,308,011       5,478         (45,579)      1,267,910
Total debt securities                14,460,531      12,756      (1,088,008)     13,385,279
Equity securities                     1,744,375                    (240,923)      1,503,452
Totals                              $16,204,906    $ 12,756    $ (1,328,931)     14,888,731

                                                     DECEMBER 31, 1993
                                                    GROSS         GROSS          ESTIMATED
                                    AMORTIZED       UNREALIZED    UNREALIZED     MARKET
                                    COST            GAINS         LOSSES         VALUE
HELD-TO-MATURITY
U. S. Treasury securities and
  obligations of U. S. Government
  corporations and agencies         $ 6,497,581    $  127,669    $ (20,207)     $ 6,605,043
Obligations of states and political
  subdivisions                       11,904,049       985,913       (3,401)      12,886,561
Mortgage-backed securities            2,168,308        81,193            -        2,249,501
Other debt securities                   570,000         3,550       (2,400)         571,150
Totals                              $21,139,938    $1,198,325    $ (26,008)     $22,312,255

AVAILABLE-FOR-SALE
U. S. Treasury securities and
  obligations of U. S. Government
  corporations and agencies         $15,216,839    $  419,682    $ (67,594)     $15,568,927
Obligations of states and political
  subdivisions                        2,395,685       219,433            -        2,615,118
Total debt securities                17,612,524       639,115      (67,594)      18,184,045
Equity securities                     2,935,305        33,750      (96,977)       2,872,078
Totals                              $20,547,829    $  672,865    $(164,571)     $21,056,123


    The amortized cost and estimated market value of debt securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             ESTIMATED
                                        AMORTIZED            MARKET
                                        COST                 VALUE
HELD-TO-MATURITY
Due in one year or less                $  2,510,693           $ 2,503,105
Due after one year through five years    14,381,652            13,992,987
Due after five years through ten years   10,248,204            10,369,524
Due after ten years                       1,507,660             1,438,860
                                       $ 28,648,209           $28,304,476

AVAILABLE-FOR-SALE
Due in one year or less                $          -           $         -
Due after one year through five years    10,403,167             9,611,325
Due after five years through ten years    2,249,353             2,043,444
Due after ten years                       1,808,011             1,730,510
                                       $ 14,460,531           $13,385,279


    During 1994, gross gains of approximately $134,000 and gross losses of approximately $96,000 were realized on securities sales. During 1993 and 1992, respectively, gross gains of approximately $353,000 and $209,000, and gross losses of $1,000 and $2,000 were realized on securities sales.


    Securities with a carrying value of approximately $11,086,030 and $8,089,179, respectively, have been pledged to secure public deposits and for other purposes as required or permitted by law as of December 31, 1994 and 1993, respectively.


NOTE E - LOANS


    Major classifications of loans as of December 31 are summarized as follows:


                                             1994            1993
Commercial loans:
  Commercial paper and loan participations   $ 10,500,455    $ 9,318,614
  Other commercial and industrial              16,440,210     14,225,357
                                               26,940,665     23,543,971
Consumer loans:
  Installment loans                            10,615,351      9,851,982
  Revolving credit                                780,551        528,513
                                               11,395,902     10,380,495

Residential real estate loans                  20,678,829     21,142,553

                                 Total Loans   59,015,396     55,067,019
Less unearned income on loans                     141,203        188,366
                                               58,874,193     54,878,653
Less allowance for loan losses                    460,000        445,000

                                   Net Loans $ 58,414,193    $54,433,653

    Changes in the allowance for loan losses for each of the three years ended December 31 were as follows:

                                         1994         1993         1992
Balance, January 1                       $445,000     $350,000     $ 360,000
Allowance on acquired loans                             61,000
Provision for loan losses                  86,699       93,193       103,155
Charge-offs                               (87,182)     (77,852)     (128,201)
Recoveries                                 15,483       18,659        15,046
        Balance, December 31             $460,000     $445,000     $ 350,000


    Certain directors and executive officers of First Merchants, including their immediate families and companies in which they are principal owners, are loan customers of Merchants National. Such loans were made in the ordinary course of business on the Bank's normal credit terms including interest rate and collateralization and did not represent more than a normal risk of collection. The aggregate amount of loans outstanding at December 31, 1994 and 1993, attributable directly and indirectly to these parties was approximately $3,150,000 and $3,090,000, respectively. During 1994, $733,000 of new loans were made and repayments totaled $673,000.


    The FASB has issued SFAS No. 114, "Accounting By Creditors for Impairment of a Loan." The provisions of SFAS No. 114 are effective for fiscal years beginning after December 15, 1994. SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or fair value of the collateral if the loan is collateral dependent. First Merchants has not yet completed the complex analysis required to estimate the impact of these new rules and does not expect to implement SFAS No. 114 prior to its first quarter 1995 effective date.


NOTE F - PREMISES AND EQUIPMENT


    The major categories of premises and equipment are summarized as follows:


                                                     DECEMBER 31
                                                  1994          1993
Land                                              $  913,561    $  913,561
Buildings                                          3,171,351     3,126,560
Furniture and equipment                            2,144,560     2,084,026
                                                   6,229,472     6,124,147
Less accumulated depreciation                      2,777,082     2,572,690
             Premises and Equipment - Net         $3,452,390    $3,551,457

    NOTE G - DEPOSITS The major categories of deposits are summarized as follows:

                                                           DECEMBER 31
                                                      1994           1993
Demand deposits:
  Non-interest-bearing                                $13,674,107    $10,882,479
  Interest-bearing                                     13,942,620     13,176,640
Savings deposits                                       32,360,660     34,209,274
Certificates of deposits < $100,000                    31,869,979     30,835,601
Certificates of deposits > $100,000                     3,693,786      3,521,425
                                    Total Deposits    $95,541,152    $92,625,419

NOTE H - RESTRICTIONS ON SUBSIDIARY DIVIDENDS


    First Merchants's primary source of funds for payment of dividends to stockholders is dividends received from Merchants National. Certain restrictions exist regarding the ability of Merchants National to transfer funds to First Merchants in the form of cash dividends. Federal banking regulations require regulatory approval prior to declaring dividends in excess of the current year's net income, combined with retained net income for the two preceding years. During 1995, Merchants National can, without prior regulatory approval, declare dividends of approximately $1,610,000 to First Merchants, plus retained net profits for the interim period through the date of such dividend declaration.


NOTE I - EMPLOYEE BENEFITS


    Merchants National participates in a noncontributory defined benefit retirement plan which covers all full-time employees with one year of service who have attained the age of 21. Employee benefits are based on years of service and employee compensation earned during employment. The Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

    The following table sets forth the Plan's funded status and the amounts recognized in First Merchants's balance sheets at December 31, based on actuarial valuations performed as of November 1:


                                                          1994           1993
Actuarial present value of accumulated benefit
  obligations - (substantially vested in full)            $1,143,000     $1,191,000

Projected benefit obligation for service rendered to date $1,341,000     $1,402,000
Plan assets at fair value, primarily listed common stocks
  and investments in various mutual bond and stock
  funds                                                    1,702,000      1,777,000
             Funded Status - Plan Assets in
               Excess of
                       Projected
                         Benefit Obligation                  361,000        375,000
Unrecognized net gain from past experience different
  from that assumed and effects of changes in
  assumptions                                               (239,000)      (263,000)
Unrecognized prior service cost                              (23,000)       (25,000)
Unrecognized net asset (overfunding) at date of adoption
  of FASB No. 87                                            (145,000)       (95,000)
                 Net Accrued Pension Cost
                   Included in Other Liabilities          $  (46,000)    $   (8,000)

   Net periodic pension cost for each of the three years ended December 31 included the following components:

                                                 1994           1993        1992
Service cost - benefits earned during the period $   42,000    $ 65,000     $ 76,000
Interest cost on projected benefit obligation       102,000       97,000       90,000
Actual return on plan assets                         34,000     (207,000)    (157,000)
Deferred gains                                     (181,000)      68,000       20,000
Amortization of unrecognized net gains               (6,000)     (14,000)     (14,000)
Amortization of unrecognized prior service cost
                                                     (2,000)      (2,000)      (2,000)
Amortization of plan overfunding at date of
  adoption                                          (16,000)     (10,000)     (10,000)
       Net Periodic Pension (Benefit) Expense    $  (27,000)    $ (3,000)    $  3,000

    The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8.5% and 6%, respectively, and 7.5% and 6%, respectively, at November 1, 1994 and 1993. The expected long-term rate of return on plan assets was 8.5% in 1994, 1993, and 1992. The overfunding as of the date of adoption of FASB No. 87, the net deferred gain from past experience different from that assumed, and the effects of changes in assumptions are being amortized as a net credit against pension cost over the average future working lifetime of the participants expected to receive benefits under the Plan which approximates 17 years.


    In addition to the defined benefit pension plan, Merchants National sponsors contributory defined benefit health care and life insurance plans that provide postretirement medical and life insurance benefits to qualifying retirees. Full-time employees who retire on or after age 62 with 15 years of service, or after age 65 with 10 years of service are eligible for medical benefits. The postretirement medical plan covers a stated percentage of eligible expenses, reduced by deductibles and other coverages, as applicable. The cost- sharing provisions of the medical plan require covered retirees to fund 50% of the total cost of employee coverage and 100% of any dependent coverage. Life insurance coverage is available only to employees who retired prior to January 1, 1993 and otherwise met the service requirements indicated above for medical benefits. The cost-sharing provisions of the postretirement life insurance plan require covered retirees to fund 50% of the total cost. Effective January 1, 1993, First Merchants adopted FASB Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The cumulative effect as of January 1, 1993 of adopting Statement 106 decreased net income by $116,930 (net of $77,953 in deferred income tax benefit), or $.20 per share. Adoption of the Statement also increased 1993 net periodic postretirement benefit cost by approximately $11,000. Postretirement benefit costs for 1992, which was recorded on a cash basis, has not been restated.


    The following table presents combined details of the amounts recognized in First Merchants's statement of financial position relative to the respective unfunded postretirement benefit plans:


                                                        DECEMBER 31
                                                       1994        1993
Accumulated postretirement benefit obligation:
Retirees                                               $136,441    $128,789
Fully eligible active plan participants                  17,657      16,665
Other active plan participants                           63,894      60,321
             Accrued Postretirement Benefit Cost       $217,992    $205,775

    Net periodic postretirement benefit cost for the years ended
December 31, included the following components:

                                                         1994        1993

Service cost                                              $ 6,777    $ 6,477
Interest cost                                              15,291     14,616
              Net Periodic Postretirement Benefit Cost    $22,068    $21,093

    The weighted-average annual assumed rates of increase in the per capita cost of covered benefits are 11% (pre-age 65 benefits) and 9% (post-age 65 benefits) for 1994 (the rates previously assumed for 1993 were 11.5% and 9.5%, respectively) and are assumed to decrease .5% annually to an ultimate level of 5%. The annual assumed rate of increase in per capita cost of life insurance benefits (i.e., salary increases) is 5%. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1993 by approximately $30,000, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1993 by approximately $5,000. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% at December 31, 1994 and 1993.

    NOTE J - INCOME TAXES Effective January 1, 1993, First Merchants changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No. 109,

    "Accounting for Income Taxes." The cumulative effect of adopting Statement 109 as of January 1, 1993, was not material to First
Merchants's consolidated financial statements.


    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of First Merchants's deferred tax liabilities and assets as of December 31 are as follows:

Deferred tax liabilities:                                    1994       1993
  Unrealized gains on securities for sale                           -   $203,000
  Premises and equipment                                     $179,000    185,000
  Federal income tax allowance for loan losses                166,000    167,000
  Other                                                        42,000     34,000
                                  Total Deferred Liabilities  387,000    589,000

Deferred tax assets:
  Unrealized losses on securities available for sale          526,000          -
  Allowance for loan losses                                   180,000    176,000
  OPEB liability                                               86,000     81,000
  Accrued liabilities                                          10,000     31,000
  Other                                                        38,000     54,000

                                 Total Deferred Tax Assets    840,000    342,000

                                    Net Deferred Tax Assets  $483,000   $247,000

    Income taxes included in earnings for each of the three years ended December 31 are composed of:

                                                              DEFERRED
                                       LIABILITY METHOD       METHOD
                                      1994         1993       1992
Federal:
  Current                             $275,564     $306,289  $ 340,343
  Deferred expense (benefit)            (5,547)      13,257   (124,951)
                                       270,017      319,546    215,392
State                                   82,585       98,372    112,000
                             Total    $352,602     $417,918  $ 327,392


    Current income tax expense attributable to securities transactions approximated $29,000, $141,000, and $2,000 in 1994, 1993, and 1992,
respectively.

    The provision for income taxes differs from the federal statutory rate for the following reasons:


                                              LIABILITY METHOD                    DEFERRED METHOD
                                             1994            %           1993          %          1992          %
Computed tax at statutory federal rate       $ 521,955     34.00%      $ 594,159     34.00%     $ 474,335     34.00%
Add state income taxes net of federal tax
  benefit                                       53,478      3.48          63,789      3.65         59,469      4.26
Increase (decrease) in taxes resulting from:
  Tax-exempt interest                         (239,141)   (15.58)       (252,876)   (14.47)      (231,801)   (16.62)
  Amortization of purchase accounting
    adjustments                                      -         -               -         -         20,003      1.43
  Other                                         16,310      1.06          12,846       .73          5,386       .40
                                             $ 352,602     22.96%      $ 417,918     23.91%     $ 327,392     23.47%

NOTE K - COMMITMENTS AND CONTINGENT LIABILITIES


    In the normal course of business, Merchants National offers a variety of financial products to customers to aid them in meeting their requirements for liquidity and credit enhancement. Generally accepted accounting principles recognize these transactions as contingent liabilities and, accordingly, they are not reflected in the accompanying financial statements. Following is a discussion of these transactions.


    STANDBY LETTERS OF CREDIT: These transactions are used by the Bank's customers as a means of improving their credit standing in their dealings with others. Under these agreements, the Bank agrees, in exchange for a fee, to honor certain financial commitments in the event that its customers are unable to do so. Amounts outstanding pursuant to such standby letters of credit as of December 31, 1994 and 1993 were $388,000 and $213,000, respectively. Management conducts regular reviews of these instruments on an individual customer basis, and the results are considered in assessing the adequacy of the allowance for loan losses.

    LOAN COMMITMENTS: As of December 31, 1994 and 1993, Merchants
National had commitments outstanding to extend credit totaling approximately $2,633,000 and $682,000, respectively. These commitments (lines of credit) generally require the customers to maintain certain credit standards.

    Both of the above arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company's standard credit policies. Collateral is obtained based on management's credit assessment of the customer. Management does not anticipate any material losses as a result of these commitments.


    NOTE L - OTHER INCOME AND EXPENSE The following items of other income and expense exceeded one percent of total revenue for the periods indicated:

                                   1994        1993        1992
Other expense:
  FDIC assessment                  $213,000    $179,000    $170,000
  Marketing                          96,000      87,000      65,000
  Directors and committee fees       94,000      88,000      63,000
  Printing stationery and supplies  102,000      93,000      75,000

Other income:
  Credit life insurance premiums     97,000      94,000      88,000

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS


    In December 1991, the FASB issued Statement No. 107, "Disclosures about Fair Values of Financial Instruments." This statement requires the disclosure of the fair value of substantially all financial instruments, whether recognized or not recognized in the balance sheet. The statement does not change any of the present requirements for recognition, measurement, or classification of financial instruments in the financial statements. Statement 107 is effective for financial statements issued for fiscal years ending after December 15, 1995, for entities with less than $150 million in total assets.


NOTE N - FIRST MERCHANTS BANCORP, INC. (PARENT ONLY) FINANCIAL
INFORMATION


CONDENSED BALANCE SHEETS


                                                                DECEMBER 31
                                                             1994          1993
ASSETS
 Cash                                                        $   56,137    $    51,297
 Investment in bank subsidiary                                9,518,838      9,830,978
 Other assets                                                   175,000        160,000
                                 Total Assets                $9,749,975    $10,042,275

LIABILITIES
 Other liabilities                                           $  288,189    $   270,909


                              Total Liabilities                 288,189        270,909

Stockholders' equity                                          9,461,786      9,771,366
                    Total Liabilities and
                    Stockholders' Equity                     $9,749,975    $10,042,275

CONDENSED STATEMENTS OF INCOME
                                                         YEAR ENDED DECEMBER 31
                                                    1994          1993          1992
INCOME
 Dividends from bank subsidiary                     $  400,000    $  385,000    $  275,000

 Equity in undistributed earnings of subsidiary bank   782,560       827,677       792,712

                                      Net Income    $1,182,560    $1,212,677    $1,067,712

CONDENSED STATEMENTS OF CASH FLOWS

                                                            YEAR ENDED DECEMBER 31
                                                     1994           1993           1992
OPERATING ACTIVITIES
Net income                                           $1,182,560     $1,212,677     $1,067,712
Adjustments to reconcile net income to cash provided
 by operating activities:
   Equity in undistributed earnings of subsidiary      (782,560)      (827,677)      (792,713)
   (Increase) decrease in other assets                  (15,000)        45,000       (205,000)
           Cash Provided by Operating Activities        385,000        430,000         69,999

   FINANCING ACTIVITIES
   Cash dividends paid                                 (380,160)      (420,479)      (234,720)
          Cash Used in Financing Activities            (380,160)      (420,479)      (234,720)

          Increase (Decrease) in Cash                     4,840          9,521       (164,721)

Cash at beginning of year                                51,297         41,776        206,497
                          Cash at End of Year        $   56,137     $   51,297     $   41,776


NOTE O - PENDING MERGER


    On March 14, 1995, the Company's board of directors approved a plan of merger whereunder the company will be acquired by City Holding
Company. The merger is subject to approval of shareholders and regulators and is expected to be consummated in the summer of 1995.