Form 10-K405, Exhibit 13
period 1995-12-31
CITY HOLDING CO
filed 1996-03-29
CIK 726854

SELECTED FINANCIAL DATA

TABLE ONE
FINANCIAL SUMMARY
(in thousands, except per share data)

                                                                      FIVE YEAR SUMMARY

                                              1995            1994           1993          1992          1991
SUMMARY OF OPERATIONS
   Total interest income                   $   75,125     $   62,762     $  55,301     $   50,880     $   50,973
   Total interest expense                      33,580         25,168        22,425         22,184         26,422
   Net interest income                         41,545         37,594        32,876         28,696         24,551
   Provision for loan losses                    1,104          1,040         1,434          2,325          1,345
   Total other income                           6,346          5,249         3,862          2,328          2,294
   Total other expenses                        33,887         30,116        24,292         18,889         17,854
   Income before income taxes                  12,900         11,687        11,012          9,810          7,646
   Net income                                   8,718          8,141         7,645          6,972          5,203

PER SHARE DATA  (1)
   Net income                              $     1.70     $     1.58     $    1.48     $     1.35     $     1.01
   Cash dividends declared (2)                    .62            .54           .51            .45            .38
   Book value per share                         14.40          12.83         12.72          11.80          10.84

AVERAGE BALANCE SHEET SUMMARY
   Total loans                             $  608,551     $  504,795     $ 413,645     $  322,464     $  285,643
   Securities                                 221,743        264,976       262,742        232,930        219,564
   Deposits                                   771,303        736,115       639,480        523,488        479,984
   Long-term debt                               8,204          6,252         4,387            508            373
   Stockholders' equity                        69,463         67,652        63,511         58,606         54,051
   Total assets                               957,048        864,690       739,804        610,707        561,341

AT YEAR END
   Net loans                               $  650,195     $  547,809     $ 462,424     $  376,206     $  298,378
   Securities                                 194,368        239,882       283,833        248,740        228,701
   Deposits                                   797,415        746,805       709,958        605,398        493,937
   Long-term debt                              20,000          6,875         5,875          4,000           NONE
   Stockholders' equity                        73,139         66,299        65,605         60,858         55,760
   Total assets                             1,040,969        895,785       816,225        701,862        575,559

SELECTED RATIOS
   Return on average assets                       .91%           .94%         1.03%          1.14%           .93%
   Return on average equity                     12.55          12.03         12.04          11.90           9.63
   Average equity to average assets              7.26           7.82          8.58           9.60           9.63
   Dividend payout ratio (2)                    36.47          33.91         34.36          33.11          37.84

(1) All per share data have been restated to reflect 10% stock dividends effective January and November, 1995 and August, 1992.

(2) Cash dividends and the related payout ratio are based on historical results of the Company and do not include cash dividends of acquired subsidiaries prior to the dates of consummation.

The Company acquired 100% of the Common Stock of The Buffalo Bank of Eleanor (Buffalo) in December 1992 for cash. In 1993, certain other purchase acquisitions were consummated by City Holding. These acquisitions were accounted for using the purchase method of accounting. Accordingly, the results of operations of the purchased subsidiaries are included in the information presented above from the date of acquisition forward, and prior year balance sheets have not been restated for such transactions. The acquisitions of Home Bancorp, Inc. (1992), Hinton Financial Corporation and subsidiary (1994) and First Merchants Bancorp, Inc. and subsidiary (1995) were accounted for as poolings of interests and, accordingly, the financial data of these subsidiaries are included in all five years presented above, as if the acquisitions had occurred as of the beginning of the earliest period presented.

TWO YEAR SUMMARY OF
COMMON STOCK PRICES AND DIVIDENDS


                                  MARKET PRICE RANGE*
                                -----------------------
                       CASH
                     DIVIDENDS
                    PER SHARE*      LOW         HIGH
                    -------------------------------------
1995
FOURTH QUARTER       $ .170      $ 22.50      $25.00
THIRD QUARTER          .155        22.73       25.45
SECOND QUARTER         .145        23.64       26.36
FIRST QUARTER          .145        23.64       27.27

1994
Fourth Quarter       $ .140      $ 24.55      $28.93
Third Quarter          .132        25.62       28.93
Second Quarter         .132        21.49       28.93
First Quarter          .132        22.31       28.93

*All per share data have been restated to reflect 10% stock dividends effective January and November, 1995. Cash dividends represent amounts declared by the Company and do not include cash dividends of acquired subsidiaries prior to the dates of acquisition.




The Company's Common Stock is included on the Nasdaq National Market System under the symbol CHCO. The table sets forth the cash dividends paid per share and information regarding the market prices per share of the Company's Common Stock for the period indicated. The price ranges are based on transactions as reported on the Nasdaq National Market System. At December 31, 1995, there were 2,041 stockholders of record.

See NOTE NINE of the audited Consolidated Financial Statements for a discussion of restrictions on subsidiary dividends.



MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CITY HOLDING COMPANY

   City Holding Company (the Company), a West Virginia corporation headquartered in Charleston, commenced operations in November 1983. The Company currently has nine banking subsidiaries, and three non-banking subsidiaries. All of the subsidiaries are wholly-owned. At December 31, 1995, the Company had total assets of $1 billion, total deposits of $797 million and total stockholders' equity of $73 million. The banking subsidiaries include The City National Bank of Charleston (City National, principal subsidiary bank), The Peoples Bank of Point Pleasant, First State Bank & Trust, The Bank of Ripley, Home National Bank of Sutton (Home National), Blue Ridge Bank, Peoples State Bank, The First National Bank of Hinton (Hinton) and Merchants National Bank (Merchants), which currently operate 36 banking offices in the state of West Virginia. Certain assets and liabilities of The Buffalo Bank of Eleanor (now Peoples State Bank) were purchased by City National in 1995. This transaction had no impact on the consolidated results of the Company. In addition to the Company's periodic filings with the SEC, each of its subsidiary banks are subject to certain regulatory guidelines at the applicable federal and state level. As such, the banks are routinely examined by these regulatory bodies and certain information is required to be submitted to them each quarter. The Company operates retail and consumer-oriented community banks that emphasize personal service.

   During 1993, the Company formed two non-banking subsidiaries. City Mortgage Corporation was approved by the Federal Reserve Bank of Richmond to operate as a full service mortgage banking company in December 1993. Headquartered in a suburb of Pittsburgh, Pennsylvania, this company originates, services and sells long-term fixed-rate mortgage loans. City Financial Corporation was approved by the Federal Reserve Bank of Richmond in November 1993 and by the National Association of Securities Dealers in February 1994, to serve as a full service securities brokerage and investment advisory company. City Financial Corporation is headquartered in Charleston, West Virginia with its office located in City National's main location. Both of these companies were formed under a strategy to generate fee income in order to lessen the Company's reliance on net interest margin and to enable the Company to offer a full array of financial services to its customers. Hinton Financial Corporation, the Company's third non-banking subsidiary, owns all of the capital stock of Hinton and does not conduct any other business activities.

   The Company continually seeks strategic  acquisition  opportunities for small
to  medium-sized  banks.  The  Company's  latest  acquisitions   include  Hinton
Financial Corporation and subsidiary, acquired in late 1994, followed by First Merchants Bancorp, Inc. and subsidiary in mid 1995. The Company's acquisition policy has permitted subsidiary banks to operate as separate entities with their historical names and boards of directors. The Company believes that this policy maintains community loyalty to the subsidiary banks and improves operating performance while providing the services and efficiencies of a larger holding company.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

HIGHLIGHTS AND SUMMARY

   Return on average assets (ROA), a measure of the effectiveness of asset utilization, was .91% in 1995. Return on average equity (ROE), which measures the return on stockholders' investment, was 12.55% in 1995. The Company's ROA and ROE were .94% and 12.03%, respectively, in 1994. Earnings per share for 1995 were $1.70, an increase of approximately 7.6% from the $1.58 per share in 1994. The main reason for the increase in earnings per share is increased net interest income, which is principally the result of increased loan volume and continued growth of the Company.

   The Company reported total assets of $1 billion at December 31, 1995 and achieved $8.7 million in net income for the year then ended. Total assets increased 16.2% over the 1994 total of $896 million, roughly half of which increase was the result of the Company's loan growth, as more fully discussed in the Interest-Earning Assets and Interest-Bearing Liabilities section. Net income was up significantly over the $8.1 million and $7.6 million reported for 1994 and 1993, respectively.

   The acquisition of Merchants was accounted for using the pooling of interests method of accounting. Accordingly, the Company's consolidated financial statements and related notes, as well as the information presented herein, have been restated to include Merchants as though it were acquired at the beginning of the earliest period presented. For further information concerning the 1995 acquisition, see NOTE THREE of the audited Consolidated Financial Statements.

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


INTEREST-EARNING ASSETS AND INTEREST-BEARING LIABILITIES

   Average interest-earning assets increased $87.5 million from 1994 to 1995 and $114.2 million from 1993 to 1994. These increases are attributable to the loan volume generated by the Company's subsidiary banks, which was accompanied by a comparable increase in deposits and short-term borrowings. A significant part of the increase in net earning assets for 1995 and 1994 is attributable to the Company's participation in a short-term, whole loan bulk purchasing program. Under the program, the Company purchases from a third party whole loans secured by residential mortgages and partially insured by the Federal Housing
Administration. The loans typically have balances of less than $25,000 and are not concentrated geographically. Additionally, the program permits the Company to require the seller to repurchase or replace certain non-performing loans. The loans are generally repurchased from the Company within 30 to 90 days. Although the loans usually are located outside the Company's primary market areas, management believes that these loans pose no greater risk than similar "in-market" loans because of the Company's review of the loans, the credit support associated with the loans, the short duration of the Company's investment and the other terms of the program. The loans are generally serviced by third parties and the Company earns a fixed rate of return on the loans. The Company earned approximately $4.6 and $1.9 million during 1995 and 1994, on average balances of approximately $49.1 and $21.2 million, respectively. These loans are being funded through short-term borrowings which consist primarily of securities sold under agreement to repurchase.

   Average short-term borrowings increased $52.2 million from 1994 to 1995 and $21.8 million from 1993 to 1994. The average rate paid by the Company for short-term borrowings increased 179 basis points in 1995 and 139 basis points in 1994 due to general increases in market interest rates.

   Most of the internal growth in deposits has been in response to the Company's service-oriented philosophy and its active involvement in the local communities it serves. The Company also continues to establish additional commercial relationships, with an emphasis on "in-market" lending to businesses owned and operated by established customers. The Company believes its decentralized management style appeals to retail consumers and small businesses. These lending arrangements are in furtherance of the Company's mission of being a high quality service provider retaining strong ties to the local communities in which its subsidiary banks operate. In 1995, the Company's subsidiaries had an aggregate increase in loans of approximately $100.9 million or 18%. City National and Home National generated the most loan volume in 1995 with increases of 22% and 20%, respectively.

  In response to the significant growth in loans, average investment securities decreased $43.2 million from $265 million in 1994 to $222 million in 1995. The overall yield on investments has increased from 1994 as a result of slightly higher rates. Average investment securities increased $2.2 million from $263 million in 1993 to $265 million in 1994.

   Long-term debt includes $15 million in obligations of the Parent Company and $5 million in FHLB obligations of City National. For further details with respect to long-term debt see NOTE EIGHT of the audited Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE TWO
EARNING ASSETS AND INTEREST-BEARING LIABILITIES
(in thousands)


                                          1995                          1994                        1993
                             -------------------------------------------------------------------------------------
                              AVERAGE             YIELD/     Average             Yield/  Average            Yield/
                              BALANCE   INTEREST   RATE      Balance  Interest    Rate   Balance  Interest   Rate
                             -------------------------------------------------------------------------------------
EARNING ASSETS:
Loans (1)
   Commercial and industrial $188,122    $18,014    9.58%   $153,952   $ 12,829   8.33%  $125,487   $10,243   8.16%
   Real estate                283,752     24,149    8.51     231,755     19,178   8.28    176,365    15,926   9.03
   Consumer obligations       136,677     13,270    9.71     119,088     11,685   9.81    111,793    11,431  10.23
                             -------------------------------------------------------------------------------------
     Total loans              608,551     55,433    9.11     504,795     43,692   8.66    413,645    37,600   9.09
Loans held for sale            62,408      5,691    9.12      27,655      2,375   8.59          0         0   0.00
Securities
   Taxable                    181,140     11,612    6.41     222,304     13,897   6.25    220,360    14,493   6.58
   Tax-exempt (2)              40,603      3,485    8.58      42,672      3,753   8.79     42,382     4,009   9.46
                             -------------------------------------------------------------------------------------
     Total securities         221,743     15,097    6.81     264,976     17,650   6.66    262,742    18,502   7.04
Federal funds sold              1,473         89    6.04       9,253        321   3.47     16,130       562   3.48
                             -------------------------------------------------------------------------------------
   Total earning assets       894,175     76,310    8.53     806,679     64,038   7.94    692,517    56,664   8.18
Cash and due from banks        25,392                         25,063                       22,594
Bank premises and equipment    22,178                         19,807                       15,906
Other assets                   21,761                         19,514                       14,537
   Less: allowance for
     possible loan losses      (6,458)                        (6,373)                      (5,750)
                             --------------------------------------------------------------------------------------
   Total assets              $957,048                       $864,690                     $739,804
                             --------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
Demand deposits              $106,590    $ 3,059    2.87%   $ 96,870   $  3,006   3.10%  $ 86,085   $ 2,656   3.09%
Savings deposits              227,217      6,990    3.08     255,634      7,890   3.09    221,354     7,434   3.36
Time deposits                 335,011     17,100    5.10     284,807     11,981   4.21    257,363    11,423   4.44
Short-term borrowings          98,973      5,675    5.73      46,822      1,846   3.94     24,987       638   2.55
Long-term debt                  8,204        756    9.22       6,252        445   7.12      4,387       274   6.25
                             --------------------------------------------------------------------------------------
   Total interest-bearing
     liabilities              775,995     33,580    4.33     690,385     25,168   3.65    594,176    22,425   3.77
Demand deposits               102,485                         98,804                       74,678
Other liabilities               9,105                          7,849                        7,439
Stockholders' equity           69,463                         67,652                       63,511
                             --------------------------------------------------------------------------------------
     Total liabilities and
       stockholders' equity  $957,048                       $864,690                     $739,804
                             --------------------------------------------------------------------------------------
     Net interest income                 $42,730                       $ 38,870                     $34,239
                             --------------------------------------------------------------------------------------
     Net yield on earning
      assets                                        4.78%                         4.82%                       4.95%
                             --------------------------------------------------------------------------------------


(1) For purposes of this table, nonaccruing loans have been included in average balances and loan fees, which are immaterial, have been included in interest income.

(2) Computed on a fully federal tax-equivalent basis assuming a tax rate of 34% in all years.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NET INTEREST INCOME

   Net interest income, on a fully federal tax-equivalent basis, increased $3.9 million during 1995. The average yield on earning assets increased from 7.94% in 1994 to 8.53% in 1995, and the average cost of interest-bearing liabilities increased from 3.65% to 4.33% over this same period. This had the effect of slightly decreasing the net yield on earning assets from 4.82% in 1994 to 4.78% in 1995.

   The $724,000 decrease in net interest income due to rate, as shown in Table Three which follows, was coupled with a $4.6 million increase in net interest income due to volume. The major components of this favorable volume change were increased average loans as more fully discussed in the Interest-Earning Assets and Interest-Bearing Liabilities section.

   Net interest income, on a fully federal tax-equivalent basis, increased $4.6 million in 1994. The $6.6 million increase caused by changes in volume was offset by a $2.0 million decrease in net interest income due to rate.


TABLE THREE
RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE
(in thousands)


                                                    1995 VS. 1994                         1994 VS. 1993
                                                 INCREASE (DECREASE)                   Increase (Decrease)
                                                  DUE TO CHANGE IN:                     Due to Change In:
                                        --------------------------------------------------------------------------
                                          VOLUME         RATE         NET        Volume        Rate          Net
INTEREST INCOME FROM:
Loans
   Commercial and industrial             $  3,101     $  2,084    $  5,185      $  2,368     $    218     $ 2,586
   Real estate                              4,411          560       4,971         4,672       (1,420)      3,252
   Consumer obligations                     1,709         (124)      1,585           727         (473)        254
                                        --------------------------------------------------------------------------
Total                                       9,221        2,520      11,741         7,767       (1,675)      6,092
Loans held for sale                         3,160          156       3,316         2,375            0       2,375
Investment securities
   Taxable                                 (2,631)         346      (2,285)          127         (723)       (596)
   Tax-exempt (1)                            (179)         (89)       (268)           27         (283)       (256)
                                        --------------------------------------------------------------------------
Total                                      (2,810)         257      (2,553)          154       (1,006)       (852)
   Federal funds sold                        (376)         144        (232)         (239)          (2)       (241)
                                        --------------------------------------------------------------------------
Total interest-earning assets            $  9,195     $  3,077    $ 12,272      $ 10,057     $ (2,683)    $ 7,374
                                        --------------------------------------------------------------------------

INTEREST EXPENSE ON:
Demand deposits                          $    289     $   (236)   $     53      $    335     $     15     $   350
Savings deposits                             (874)         (26)       (900)        1,090         (634)        456
Time deposits                               2,316        2,803       5,119         1,175         (617)        558
Short-term borrowings                       2,720        1,109       3,829           744          464       1,208
Long-term debt                                160          151         311           129           42         171
                                        --------------------------------------------------------------------------
Total interest-bearing liabilities       $  4,611     $  3,801    $  8,412      $  3,473     $   (730)    $ 2,743
                                        --------------------------------------------------------------------------
NET INTEREST INCOME                      $  4,584     $   (724)   $  3,860      $  6,584     $ (1,953)    $ 4,631
                                        --------------------------------------------------------------------------

(1) Fully federal taxable equivalent using a tax rate of 34% in all years.

     The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND INTEREST RATE SENSITIVITY

   The Company has a strong liquidity position and does not anticipate any material adverse changes in 1996. There are no known trends, demands, commitments or uncertainties that have resulted or are reasonably likely to result in material changes in liquidity.

INTEREST RATE SENSITIVITY: The Company seeks to maintain a strong liquidity position to reduce interest rate risk, which is the susceptibility of assets and liabilities to declines in value as a result of changes in general market interest rates. The Company minimizes this risk through asset and liability management, where the goal is to optimize earnings while managing interest rate risk. The Company measures this interest rate risk through interest sensitivity gap analysis as illustrated in Table Four. At December 31, 1995, the one year period shows a negative gap (liability sensitive) of $291 million. This analysis is a "static gap" presentation and movements in deposit rates offered by the Company's subsidiary banks lag behind movements in the prime rate. Such time lags affect the repricing frequency of many items on the Company's balance sheet. Accordingly, the sensitivity of deposits to changes in market rates may differ significantly from the related contractual terms. Table Four is first presented without adjustment for expected repricing behavior. Then, as presented in the "management adjustment" line, these balances have been notionally distributed over the first three periods to reflect those portions of such accounts that are expected to reprice fully with market rates over the respective periods. The distribution of the balances over the repricing periods represents an aggregation of such allocations by each of the affiliate banks, and is based upon historical experience with their individual markets and customers. Management expects to continue the same pricing methodology in response to the future market rate changes; however, management adjustments may change as customer preferences, competitive market conditions, liquidity, and loan growth change. Also presented in the management adjustment line are loan prepayment assumptions which may differ from the related contractual term of the loans. These balances have been distributed over the four periods to reflect those loans that are expected to be repaid in full prior to their maturity date over the respective period. After management adjustments, Table Four shows a negative gap in the one year period of $91 million. A negative gap position is advantageous when interest rates are falling because interest-bearing liabilities are being repriced at lower rates and in greater volume, which has a positive effect on net interest income. However, when interest rates are rising, this position produces the converse effect. Consequently, the Company has experienced a decline in its net interest margin during the past two years and is somewhat vulnerable to a rapid rise in interest rates in 1996. These declines in net interest margin did not translate into declines in net interest income because of increases in the volume of interest-earning assets.

LIQUIDITY: The Company also seeks to maintain adequate liquidity in order to generate sufficient cash flows to fund operations on a timely basis. The Company manages its liquidity position to provide for asset growth and to ensure that the funding needs of depositors and borrowers can be met promptly. The Company does not have a high concentration of volatile funds, and all such funds are invested in assets of comparable maturity to mitigate liquidity concerns.

   At December 31, 1995, the Parent Company had $15,000,000 in long-term debt outstanding against a $20,000,000 revolving loan agreement. These funds were used to provide subsidiaries with additional capital and to fund certain acquisitions in 1993 and 1994. Total debt service for the Parent Company in 1996 will approximate $1.0 million at current interest rates. Other than long-term debt, the cash needs of the Parent Company consist of routine payroll and benefit expenses of Parent Company personnel, expenses for certain professional services, debt service on affiliate advances and dividends to shareholders.

   The Parent Company has approximately $11.0 million available for transfer from its subsidiary banks as of January 1, 1996. Subsidiary bank earnings in 1996 through the date of dividend declaration are also available for transfer upstream. Such subsidiary bank dividends are the Parent Company's primary source of cash. Management anticipates that the cash flow requirements of the Parent Company will be adequately met in the normal course of business. For more specific information regarding restrictions on subsidiary dividends, see NOTE NINE to the audited Consolidated Financial Statements.

   The Company's cash and cash equivalents, represented by cash, due from banks and federal funds sold, are a product of its operating, investing and financing activities. These activities are set forth in the Company's Consolidated Statements of Cash Flows included elsewhere herein. Cash was used in operating activities during 1995 and 1994 due to the purchases of loans held for sale and was generated from operating activities in 1993. Net cash was used in investing activities for each year presented which is indicative of the Company's loan volume over this period and net increases in the investment portfolio in 1993. The majority of this loan growth and investment activity was funded by the net cash provided by financing activities, principally in the form of increased short-term borrowings and deposit growth.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE FOUR
INTEREST RATE SENSITIVITY GAPS
(in thousands)


                                                  1 TO 3 MO.    3 TO 12 MO. 1 TO 5 YRS.   OVER 5 YRS.     TOTAL
                                                 ---------------------------------------------------------------
ASSETS
   Gross loans                                     $166,864     $  95,700    $ 314,207     $ 85,590     $662,361
   Loans held for sale                              122,222             0            0            0      122,222
   Securities                                        28,653        20,106       96,429       49,180      194,368
                                                 ---------------------------------------------------------------
Total interest-earning assets                       317,739       115,806      410,636      134,770      978,951
                                                 ---------------------------------------------------------------

LIABILITIES
   Savings and NOW accounts                         321,087             0            0            0      321,087
   All other interest-bearing deposits              102,234       140,395      115,493        1,214      359,336
   Short-term  borrowings                           141,309             0            0            0      141,309
   Long-term borrowings                                   0        20,000            0            0       20,000
                                                 ---------------------------------------------------------------
Total interest-bearing liabilities                  564,630       160,395      115,493        1,214      841,732
                                                 ---------------------------------------------------------------
Interest sensitivity gap                          $(246,891)    $ (44,589)   $ 295,143     $133,556     $137,219
                                                 ---------------------------------------------------------------
Cumulative sensitivity gap                        $(246,891)    $(291,480)   $   3,663     $137,219
                                                 ---------------------------------------------------------------
Management adjustments                            $ 293,468     $ (92,792)   $(186,806)    $(13,870)
                                                 ---------------------------------------------------------------
Cumulative management adjusted gap                $  46,577     $ (90,804)   $  17,533     $137,219
                                                 ---------------------------------------------------------------


The table above includes various assumptions and estimates by management as to maturity and repricing patterns. Future interest margins will be impacted by balances and rates which are subject to change periodically throughout the year.

TABLE FIVE
INVESTMENT PORTFOLIO
(dollars in thousands)

                                                                             BOOK VALUES AS OF
                                                                               DECEMBER 31
                                                                     1995          1994         1993
                                                                 -------------------------------------
U.S. Treasury and other U.S. government corporations and agencies $ 132,007     $ 179,061    $ 194,859
States and political subdivisions                                    40,635        45,041       48,503
Other                                                                21,726        15,780       40,471
                                                                 -------------------------------------
   Total                                                           $194,368     $ 239,882    $ 283,833
                                                                 -------------------------------------

At December 31, 1995, there were no securities of any issuers whose aggregate carrying or market value exceeded 10% of stockholders' equity.

                                                                         MATURING
                                     ----------------------------------------------------------------------------
                                         Within            After One But      After Five But            After
                                        One Year         Within Five Years   Within Ten Years         Ten Years
                                     ----------------------------------------------------------------------------
                                      Amount   Yield       Amount    Yield     Amount   Yield       Amount  Yield
                                     ----------------------------------------------------------------------------
U.S. Treasury and
  other U.S. government
     corporations and agencies      $ 25,121    6.90%    $ 80,150   5.63%    $ 23,929    7.15%    $ 2,807    6.49%
State and political subdivisions       4,755    6.63       14,847   5.79       18,965    5.70       2,068    5.97
Other                                 18,883    6.56        1,432   7.74        1,411    8.01           0    0.00
                                     -----------------------------------------------------------------------------
  Total                             $ 48,759    6.74%    $ 96,429   5.69%    $ 44,305    6.55%    $ 4,875    6.27%
                                     -----------------------------------------------------------------------------

  Weighted average yields on tax-exempt obligations of states and political subdivisions have been computed on a fully federal tax-equivalent basis using a tax rate of 34%.

  The Company had $11.8 million in structured notes as of December 31, 1995. All
structured   notes  are  federal  agency   securities  that  are  classified  as
available-for-sale. They have a weighted average coupon of 5.29% and a weighted average maturity of approximately three years. Approximately 67% of these securities were obtained through the Company's acquisitions and management has no plans to purchase any additional structured notes in the future. The impact of holding these securities on the results of operations was immaterial as of December 31, 1995.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE SIX
LOAN PORTFOLIO
(in thousands)


                                                                          DECEMBER 31
                                               1995           1994           1993          1992          1991
                                           ----------------------------------------------------------------------
Commercial, financial
   and agricultural                         $ 214,304      $ 164,366      $149,112      $ 108,127      $  98,885
Real estate-mortgage                          304,848        258,910       205,745        157,562        107,910
Installment loans to individuals              145,734        140,695       124,490        129,017        106,396
                                           ----------------------------------------------------------------------
   Total loans                              $ 664,886      $ 563,971      $479,347      $ 394,706      $ 313,191
                                           ----------------------------------------------------------------------


The Company had $27.2 million and $15.3 million outstanding in real estate construction loans at December 31, 1995 and 1994, respectively, the majority of which related to one-to-four-family residential properties. Real estate construction loans were not material in all other periods presented.

The following table shows the maturity of loans outstanding as of December 31, 1995.

                                                                               MATURING
                                                         --------------------------------------------------------
                                                                          After One
                                                            Within       But Within        After
                                                           One Year      Five Years     Five Years       Total
                                                         --------------------------------------------------------
Commercial, financial
   and agricultural                                        $  71,408      $ 73,820      $  69,076      $ 214,304
Real estate-mortgage                                          59,484        85,679        159,685        304,848
Installment loans to individuals                              26,893       101,470         17,371        145,734
                                                         --------------------------------------------------------
   Total loans                                             $ 157,785      $260,969      $ 246,132      $ 664,886
                                                         --------------------------------------------------------

Loans maturing after one year with:
   Fixed interest rates                                             $312,320
   Variable interest rates                                           194,781
                                                                    --------
   Total                                                            $507,101
                                                                    --------



TABLE SEVEN
MATURITY DISTRIBUTION OF CERTIFICATES OF DEPOSITS IN AMOUNTS OF $100,000 OR MORE (in thousands)

Maturities of time certificates of deposits of $100,000 or more outstanding at December 31, 1995, are summarized as follows:


                                                                        Amounts          Percentage
                                                                    -------------------------------
Three months or less                                                   $ 14,373            28%
Over three months through six months                                      8,558            17
Over six months through twelve months                                    10,097            20
Over twelve months                                                       18,284            35
                                                                    -------------------------------
Total                                                                  $ 51,312           100%
                                                                    -------------------------------

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LOAN LOSS ANALYSIS

   During 1995, the Company charged-off $1,331,000 of loans that were doubtful as to collection and had recoveries of $316,000. The resulting net charge-offs of $1,015,000 represent an increase of 31% from that reported in 1994. Net charge-offs decreased approximately 31%, or $348,000 in 1994 versus 1993. Approximately half of the 1993 net charge-offs was related to pre-acquisition loans at Buffalo. Net charge-offs as a percent of average total loans increased 13.3% or 2 basis points when comparing 1995 to 1994. The Company's asset quality continues to compare favorably with that of peer banks.

   The provision for possible loan losses charged to operations each year is dependent upon many factors, including loan growth, historical charge-off experience, size and composition of the loan portfolio, delinquencies and general economic trends. The provision of $1,104,000 in 1995 represents .18% of average loans as compared to a $1,040,000 or .21% provision in 1994. The increased provision for 1995 is primarily due to higher net charge-offs as discussed above and higher loan volume. Loan volume has continued to increase in recent years as a result of the Company's more active solicitation of commercial loan business as well as general volume increases applicable to the traditional borrowing segment from which the Company has generated loans in the past. The Company has successfully attracted more commercial customers, while continuing to obtain noncommercial, lower risk collateral such as residential properties. The Company's collateral position with respect to real estate loans has typically been less volatile than its peers, particularly banks located outside of its region where dramatic escalations in real estate values took place in certain prior years.

   The allowance for loan losses was $6,566,000 or 1.01% of net loans, as of December 31, 1995, compared to $6,477,000 or 1.18% of net loans in 1994. As detailed in Table Ten, as of December 31, 1995, the allowance for loan losses is allocated 31% to commercial, financial and agricultural loans, 48% to real estate-mortgage loans and 21% to installment loans to individuals. These amounts reflect management's assessment of the risk in each specific portfolio in relation to the total. These percentages compare to 30%, 44% and 26%, respectively, as of December 31, 1994. The portion of the allowance related to commercial credits is based primarily upon specific credit review with minor weighting being given to past charge-off history. Conversely, due to the homogenous nature of the portfolios and consistency in underwriting standards, the portions of the allowance allocated to the real estate-mortgages and installment loans to individuals are based primarily upon prior charge-off history with minor weighting being given to specific credit reviews. Management has, however, increased the portion of the allowance allocated to real estate-mortgages above the trend in net charge-off history for that portfolio. This increase is primarily due to management's concern that rapid increases in real estate lending within the Company over the past several years have led to a portfolio that may not be seasoned enough for past net charge-offs to represent current risk. In addition, the Company's adjustable rate mortgages have grown from $65.3 million at December 31, 1993 to $121.6 million at December 31, 1995, an increase of 86% in three years. In management's opinion, the consolidated allowance for loan losses is adequate to provide for any potential losses on existing loans. See NOTE FIVE to the audited Consolidated Financial Statements for a discussion of concentrations of credit risks.

   Nonperforming loans, consisting of nonaccrual, past-due and restructured credits, decreased approximately $209,000 in 1995. While the general economy remains soft in certain of the subsidiary banks' market areas, management does not anticipate material loan losses since loan to collateral ratios remain favorable. At December 31, 1995, loans aggregating $266,000 are considered by management to represent possible future credit problems. These loans are generally contractually current, but information is available to management which indicates that serious doubt may exist as to the ability of such borrowers to comply with the present loan repayment terms. The ratio of the allowance for loan losses to nonperforming loans, including potential problem loans, was 151% at December 31, 1995, as compared to 134% and 130% at December 31, 1994 and 1993.

   Tables Eight, Nine and Ten detail loan performance and analyze the allowance for loan losses.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE EIGHT
ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
(in thousands)

                                                                     DECEMBER 31
                                           1995           1994             1993           1992          1991
                                         -----------------------------------------------------------------------
Balance at beginning of period           $   6,477     $   6,209        $  5,730        $  2,761      $  2,284
Charge-offs:
   Commercial, financial and agricultural     (174)         (327)           (693)           (255)         (306)
   Real estate-mortgage                       (278)         (160)           (258)           (325)         (251)
   Installment loans to individuals           (879)         (693)           (664)           (711)         (518)
                                         -----------------------------------------------------------------------
   Totals                                   (1,331)       (1,180)         (1,615)         (1,291)       (1,075)
                                         -----------------------------------------------------------------------
Recoveries:
   Commercial, financial and agricultural       56           111              58              22            49
   Real estate-mortgage                         22            11             220              65            26
   Installment loans to individuals            238           286             217             168           132
                                         -----------------------------------------------------------------------
   Totals                                      316           408             495             255           207
                                         -----------------------------------------------------------------------
Net charge-offs                             (1,015)         (772)         (1,120)         (1,036)         (868)
Provision for possible loan losses           1,104         1,040           1,434           2,325         1,345
Balance of acquired subsidiary                                               165           1,680
                                         -----------------------------------------------------------------------
Balance at end of period                 $   6,566     $   6,477        $  6,209        $  5,730      $  2,761
                                         -----------------------------------------------------------------------

AS A PERCENT OF AVERAGE TOTAL LOANS
   Net charge-offs                             .17%          .15%            .27%            .32%           .30%
   Provision for possible loan losses          .18           .21             .35             .72            .47
AS A PERCENT OF NONPERFORMING AND
   POTENTIAL PROBLEM LOANS
    Allowance for loan losses               150.84%       134.24%         129.68%         102.71%         69.16%



TABLE NINE
NONACCRUAL, PAST-DUE AND RESTRUCTURED LOANS
(in thousands)

                                                                       DECEMBER 31
                                           1995          1994             1993           1992           1991
                                        -----------------------------------------------------------------------
Nonaccrual loans                         $  2,525      $   2,614        $  1,559        $ 1,517       $  1,457
Accruing loans past due 90 days or more     1,421          1,420             708          1,487          1,925
Restructured loans                            141            262           1,078          1,559            610
                                        -----------------------------------------------------------------------
                                         $  4,087      $   4,296        $  3,345        $ 4,563       $  3,992
                                        -----------------------------------------------------------------------





During 1995, the Company recognized approximately $258,000 of interest income received in cash on nonaccrual and restructured loans. Approximately $328,000 of interest income would have been recognized during the year if such loans had been current in accordance with their original terms. There were no commitments to provide additional funds on nonaccrual, restructured, or other potential problem loans at December 31, 1995.

Interest on loans is accrued and credited to operations based upon the principal amount outstanding. The accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest unless the loan is well collateralized and in the process of collection. When interest accruals are discontinued, interest credited to income in the current year that is unpaid and deemed uncollectible is charged to operations. Prior year interest accruals that are unpaid and deemed uncollectible are charged to the allowance for loan losses, provided that such amounts were specifically reserved.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE TEN
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
(in thousands)

                                                                   DECEMBER 31
                                   1995             1994             1993              1992             1991
                           -----------------------------------------------------------------------------------------
                                     PERCENT           Percent           Percent          Percent           Percent
                                    OF LOANS          Of Loans          Of Loans         Of Loans          Of Loans
                                     IN EACH           In Each           In Each          In Each           In Each
                                    CATEGORY          Category          Category         Category          Category
                                    TO TOTAL          To Total          To Total         To Total          To Total
                              AMOUNT   LOANS   Amount    Loans   Amount    Loans  Amount    Loans   Amount    Loans
                           -----------------------------------------------------------------------------------------
Commercial, financial
   and agricultural          $2,053    32%     $1,919     29%   $2,100     31%    $ 2,107    27%    $1,227     32%
Real estate-mortgage          3,125    46       2,848     46     2,325     43       1,804    40        538     34
Installment loans
   to individuals             1,388    22       1,710     25     1,784     26       1,819    33        996     34
                           -----------------------------------------------------------------------------------------
                             $6,566   100%     $6,477    100%   $6,209    100%    $ 5,730   100%    $2,761    100%
                           -----------------------------------------------------------------------------------------

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

   The loan and deposit growth at the Company's subsidiary banks, which includes a greater mix of commercial relationships than certain prior years, has positioned the Company to increase other income in areas such as service charges. Service charge income increased approximately $624,000 or 23% when comparing 1995 to 1994. This increase is attributable to fees charged in the normal course of business on deposits, which increased $50.6 million during 1995.

   Other income included secondary market mortgage fee income approximating $913,000 and $317,000 in 1995 and 1994, respectively. Additionally, in 1994, the Company included in other income $1.4 million related to an insurance recovery at one of the subsidiary banks.

   During the fourth quarter of 1994, the Company took the opportunity to restructure its available-for-sale investment portfolio that resulted in an $885,000 securities loss. Gains/(losses) from securities transactions were not significant in 1995 or 1993. As more fully described in the Company's securities policy in NOTE ONE to the audited Consolidated Financial Statements, management determines the appropriate classification of securities at the time of purchase. Historically, sales of securities have been infrequent. See NOTE FOUR to the audited Consolidated Financial Statements for a discussion of securities available-for-sale.

   Total other expenses increased $3.8 million, or 12.5%, during 1995 due primarily to the Company's overall growth during 1995, which produced higher personnel costs throughout the organization. Salaries and employee benefits increased $2.9 million between 1995 and 1994. Total other expenses increased $5.8 million, or 24.0%, during 1994 due primarily to $1.1 million in expenses incurred by City Financial and City Mortgage with no expenses for these new subsidiaries included in the 1993 results. In addition, Blue Ridge had an increase of approximately $1.9 million in non-interest expense associated with growth and the 1993 acquisition of Shenandoah Federal Savings Association. The additional increase of $2.8 million in 1994 is attributable to the Company's overall growth during that year, which provided higher personnel costs throughout the organization.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAPITAL RESOURCES

   As a bank holding company, City Holding Company is subject to regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956. At December 31, 1995, the Federal Reserve Board's minimum ratio of qualified total capital to risk-weighted assets is 8 percent. At least half of the total capital is required to be comprised of Tier 1 capital, or the Company's common stockholders' equity less intangibles. The remainder ("Tier 2 capital") may consist of certain other prescribed instruments and a limited amount of loan loss reserves.

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

The following table presents comparative capital ratios and related dollar amounts of capital for the Company:

                                                DOLLARS IN THOUSANDS
                                              1995                1994
--------------------------------------------------------------------------------
CAPITAL COMPONENTS
   Tier 1 risk-based capital             $      66,260      $       61,431
   Total risk-based capital                     72,826              67,908

CAPITAL RATIOS
   Tier 1 risk-based                              8.87%              11.03%
   Total risk-based                               9.75               12.19
   Leverage                                       6.45                6.83

REGULATORY MINIMUM
   Tier 1 risk-based (dollar/ratio)      $ 29,888/4.00%      $ 22,282/4.00%
   Total risk-based (dollar/ratio)         59,776/8.00         44,565/8.00
   Leverage (dollar/ratio)                 30,801/3.00         26,989/3.00

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

   The Company does not anticipate any material capital expenditures in 1996. Earnings from subsidiary bank operations are expected to remain adequate to fund payment of stockholders' dividends and internal growth. In management's opinion, subsidiary banks have the capability to upstream sufficient dividends to meet the cash requirements of the Parent Company.


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

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INCOME TAXES

   Income tax expense was $4,182,000 in 1995, resulting in an effective tax rate of 32.42% for the year. Such rates were 30.3% and 30.6% in 1994 and 1993, respectively. The effective tax rate from 1994 to 1995 increased due primarily to a decrease in tax-exempt interest income. The effective tax rate from 1993 to 1994 remained relatively unchanged.

   At December 31, 1995, gross deferred tax assets total approximately $3.9 million. Such assets are primarily attributable to the allowance for loan losses ($2 million), acquired net operating loss (NOL) carryforwards ($748,000) and certain nonqualified deferred compensation arrangements sponsored by subsidiary banks ($411,000). Pursuant to management's evaluation for the quarter ended December 31, 1995, no valuation allowance has been allocated to the deferred tax assets. The quarterly evaluation process employed by management is based upon the expected reversal period of the assets, in consideration of taxes paid by the Company in the carryback years, expected reversals of existing taxable temporary differences, and historical trends in taxable income.

   Those assets for which realization is expected to be dependent on future events are subjected to further evaluation. Management's analysis has shown that realization of certain deferred tax assets, principally the acquired NOL, will be dependent on future events. After considering such factors as the magnitude of the asset relative to historical levels of financial reporting income and taxable income, the period over which future taxable income would have to be earned to realize the asset, and budgeted future results of operations, management has concluded that it is more likely than not that all deferred tax assets existing at December 31, 1995, will be realized. At present, management does not expect that implementation of tax planning strategies will be necessary to ensure realization. The need for a valuation allowance will continue to be addressed by management each quarter and any changes in the valuation allowance will be reported contemporaneously therewith in the Company's quarterly results of operations.

REPORT OF INDEPENDENT AUDITORS



BOARD OF DIRECTORS AND STOCKHOLDERS
CITY HOLDING COMPANY


   We have audited the accompanying consolidated balance sheets of City Holding Company and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1994 or 1993 consolidated financial statements of Hinton Financial Corporation and subsidiary which statements reflect total revenues constituting 7% and 8% of the 1994 and 1993 consolidated totals, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Hinton Financial Corporation and subsidiary, is based solely on the report of the other auditors.

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

   In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of City Holding Company and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                               Ernst & Young LLP




Charleston, West Virginia
January 26, 1996

CONSOLIDATED BALANCE SHEETS
CITY HOLDING COMPANY AND SUBSIDIARIES

                                                                                             DECEMBER 31
                                                                                           1995        1994
                                                                                    ---------------------------------
ASSETS
   Cash and due from banks                                                             $ 28,460,000  $ 34,284,000
   Securities available for sale, at fair value                                         143,649,000    82,777,000
   Investment securities (approximate market values:
     1995-$52,183,000; 1994-$152,299,000)                                                50,719,000   157,105,000
   Loans:
      Gross loans                                                                       664,886,000   563,971,000
      Unearned income                                                                    (8,125,000)   (9,685,000)
      Allowance for possible loan losses                                                 (6,566,000)   (6,477,000)
                                                                                    ---------------------------------
        NET LOANS                                                                       650,195,000   547,809,000
   Loans held for sale                                                                  122,222,000    30,227,000
   Bank premises and equipment                                                           23,651,000    21,130,000
   Accrued interest receivable                                                            8,031,000     6,903,000
   Other assets                                                                          14,042,000    15,550,000
                                                                                    --------------------------------
        TOTAL ASSETS                                                                 $1,040,969,000  $895,785,000
                                                                                    ---------------------------------

LIABILITIES
   Deposits:
      Noninterest-bearing                                                              $116,992,000  $ 94,368,000
      Interest-bearing                                                                  680,423,000   652,437,000
                                                                                    ---------------------------------
        TOTAL DEPOSITS                                                                  797,415,000   746,805,000
   Short-term borrowings                                                                141,309,000    66,627,000
   Long-term debt                                                                        20,000,000     6,875,000
   Other liabilities                                                                      9,106,000     9,179,000
                                                                                    ---------------------------------
        TOTAL LIABILITIES                                                               967,830,000   829,486,000

STOCKHOLDERS' EQUITY
   Preferred stock, par value $25 a share: authorized -
      500,000 shares; none issued
   Common stock, par value $2.50 a share: authorized -
      20,000,000 shares; issued and outstanding: 1995 -
      5,092,046 shares; 1994-4,698,177 shares including
      13,640 and 3,200 shares in treasury at December 31, 1995 and 1994                  12,730,000    11,753,000
   Capital surplus                                                                       25,942,000    18,366,000
   Retained earnings                                                                     34,432,000    39,075,000
   Net unrealized gain(loss) on securities available for sale,
      net of deferred income taxes                                                          395,000    (2,863,000)
                                                                                    ---------------------------------
                                                                                         73,499,000    66,331,000
   Cost of common stock in treasury                                                        (360,000)      (32,000)
                                                                                    ---------------------------------
        TOTAL STOCKHOLDERS' EQUITY                                                       73,139,000    66,299,000
COMMITMENTS AND CONTINGENT LIABILITIES
                                                                                    ---------------------------------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $1,040,969,000  $895,785,000
                                                                                    ---------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
CITY HOLDING COMPANY AND SUBSIDIARIES


                                                                             YEAR ENDED DECEMBER 31
                                                                         1995            1994           1993
                                                                   --------------------------------------------------
INTEREST INCOME
   Interest and fees on loans                                       $ 61,124,000    $ 46,067,000    $  37,600,000
   Interest on investment securities:
    Taxable                                                           11,612,000      13,897,000       14,493,000
    Tax-exempt                                                         2,300,000       2,477,000        2,646,000
   Other interest income                                                  89,000         321,000          562,000
                                                                   --------------------------------------------------
     TOTAL INTEREST INCOME                                            75,125,000      62,762,000       55,301,000

INTEREST EXPENSE
   Interest on deposits                                               27,149,000      22,877,000       21,513,000
   Interest on short-term borrowings                                   5,675,000       1,846,000          638,000
   Interest on long-term debt                                            756,000         445,000          274,000
                                                                   --------------------------------------------------
      TOTAL INTEREST EXPENSE                                          33,580,000      25,168,000       22,425,000
                                                                   --------------------------------------------------
      NET INTEREST INCOME                                             41,545,000      37,594,000       32,876,000
PROVISION FOR POSSIBLE LOAN LOSSES                                     1,104,000       1,040,000        1,434,000
                                                                   --------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES          40,441,000      36,554,000       31,442,000
OTHER INCOME
   Investment securities gains (losses)                                    2,000        (729,000)         673,000
   Service charges                                                     3,347,000       2,723,000        2,200,000
   Other income                                                        2,997,000       3,255,000          989,000
                                                                   --------------------------------------------------
      TOTAL OTHER INCOME                                               6,346,000       5,249,000        3,862,000

OTHER EXPENSES
   Salaries and employee benefits                                     17,815,000      14,874,000       11,745,000
   Occupancy, excluding depreciation                                   2,555,000       2,838,000        1,787,000
   Depreciation                                                        2,534,000       2,033,000        1,606,000
   Other expenses                                                     10,983,000      10,371,000        9,154,000
                                                                   --------------------------------------------------
     TOTAL OTHER EXPENSES                                             33,887,000      30,116,000       24,292,000
                                                                   --------------------------------------------------
      INCOME BEFORE INCOME TAXES                                      12,900,000      11,687,000       11,012,000
INCOME TAXES                                                           4,182,000       3,546,000        3,367,000
                                                                   --------------------------------------------------
                NET INCOME                                          $  8,718,000    $  8,141,000    $   7,645,000
                                                                   --------------------------------------------------
Net income per common share                                         $       1.70    $       1.58    $        1.48
                                                                   --------------------------------------------------
Average common shares outstanding                                      5,129,260       5,160,105        5,149,265
                                                                   --------------------------------------------------


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS' EQUITY
CITY HOLDING COMPANY AND SUBSIDIARIES



                                                                                      UNREALIZED GAIN (LOSS)
                                              COMMON                                    ON SECURITIES                     TOTAL
                                              STOCK        CAPITAL      RETAINED         AVAILABLE       TREASURY    STOCKHOLDERS'
                                           (PAR VALUE)     SURPLUS      EARNINGS         FOR SALE          STOCK         EQUITY
                                        -------------------------------------------------------------------------------------------
Balances at January 1, 1993                $ 10,961,000  $ 12,777,000   $ 37,799,000      $  (182,000) $  (532,000)    $60,823,000
Net income                                                                 7,645,000                                     7,645,000
Cash dividends--$.51 a share                                              (1,833,000)                                   (1,833,000)
Cash dividends of acquired subsidiaries                                     (704,000)                                     (704,000)
Adjustments to beginning balance for
   change in accounting method by
   acquired subsidiary; net of income
   taxes of $203,000                                                                          402,000                      402,000
Common stock issued in acquisition              187,000       644,000                                                      831,000
Change in net unrealized loss on
   marketable equity securities                                                                62,000                       62,000
Cost of 96,072 shares of common
   stock acquired for treasury                                                                          (2,218,000)     (2,218,000)
Sale of 22,801 shares of treasury stock                        57,000                                      508,000         565,000
                                        -------------------------------------------------------------------------------------------
Balances at December 31, 1993                11,148,000    13,478,000     42,907,000          282,000   (2,242,000)     65,573,000

Net income                                                                 8,141,000                                     8,141,000
Cash dividends--$.54 a share                                              (1,930,000)                                   (1,930,000)
Cash dividends of acquired
   subsidiary                                                               (763,000)                                     (763,000)
Adjustment to beginning balance for
   change in accounting method,
   net of income taxes of $704,000                                                          1,055,000                    1,055,000
Change in net unrealized gain (loss)
   net of income taxes of $2,790,000                                                       (4,200,000)                  (4,200,000)
Redemption of fractional dissenter
   shares                                                  (1,843,000)                                                  (1,843,000)
Cost of 7,002 shares of common
   stock acquired for treasury                                                                            (193,000)       (193,000)
Sale of 14,898 shares of
   treasury stock                                             131,000                                      328,000         459,000
Retirement of 101,865 shares
   of common stock held in
   treasury                                    (255,000)   (1,820,000)                                   2,075,000
Issuance of 10% stock dividend                  860,000     8,420,000     (9,280,000)
                                      ---------------------------------------------------------------------------------------------
Balances at December 31, 1994                11,753,000    18,366,000     39,075,000       (2,863,000)     (32,000)     66,299,000

Net income                                                                 8,718,000                                     8,718,000
Cash dividends
   declared--$.62 a share                                                 (2,852,000)                                   (2,852,000)
Cash dividends of
   acquired subsidiary                                                      (150,000)                                     (150,000)
Change in unrealized gain (loss)
   net of income taxes of $2,154,000                                                        3,258,000                    3,258,000
Cost of 86,665 shares of
   common stock acquired for treasury                                                                   (2,286,000)     (2,286,000)
Sale of 6,486 shares of
   treasury stock                                             (20,000)                                     172,000         152,000
Retirement of 69,739 shares
   of common stock held in treasury            (174,000)   (1,612,000)                                   1,786,000
Issuance of 10% stock dividend                1,151,000     9,208,000    (10,359,000)
                                       --------------------------------------------------------------------------------------------
Balances at December 31, 1995              $ 12,730,000  $ 25,942,000   $ 34,432,000      $   395,000  $  (360,000)    $73,139,000
                                       --------------------------------------------------------------------------------------------

See notes to consolidated financial
statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
CITY HOLDING COMPANY AND SUBSIDIARIES


                                                                             YEAR ENDED DECEMBER 31
                                                                         1995             1994         1993
                                                                     ---------------------------------------------
OPERATING ACTIVITIES
   Net income                                                          $ 8,718,000    $ 8,141,000    $7,645,000
   Adjustments to reconcile net income to net
    cash provided by operating activities:
         Net amortization                                                1,003,000        951,000       723,000
         Provision for depreciation                                      2,534,000      2,033,000     1,606,000
         Provision for possible loan losses                              1,104,000      1,040,000     1,434,000
         Deferred income tax benefit                                      (439,000)      (309,000)     (140,000)
         Minority interest in income of subsidiary                                                       10,000
         Loans originated for sale                                     (74,242,000)   (24,729,000)
         Purchases of loans held for sale                             (639,331,000)  (189,719,000)
         Proceeds from loans sold                                      621,578,000    184,221,000
         Realized investment securities (gains) losses                      (2,000)       729,000      (673,000)
         Increase in accrued interest receivable                        (1,128,000)      (630,000)     (132,000)
         (Increase) decrease in other assets                            (1,027,000)    (2,800,000)      840,000
         (Decrease) increase in other liabilities                          (73,000)     2,110,000       (56,000)
                                                                       -------------------------------------------
             NET CASH (USED IN) PROVIDED BY
             OPERATING ACTIVITIES                                      (81,305,000)   (18,962,000)   11,257,000

INVESTING ACTIVITIES
   Proceeds from sales of investment securities                                                       9,218,000
   Proceeds from maturities and calls of investment securities          40,084,000     79,281,000   149,301,000
   Purchases of investment securities                                   (3,238,000)   (64,346,000) (199,620,000)
   Proceeds from sales of securities available for sale                 55,185,000     40,307,000     6,303,000
   Proceeds from maturities and calls of securities available for sale  11,331,000     13,093,000     7,131,000
   Purchases of securities available for sale                          (52,617,000)   (30,747,000)
   Net increase in loans                                              (103,490,000)   (86,499,000)  (72,189,000)
   Net cash (paid) acquired in acquisitions                                              (504,000)   47,298,000
   Sale of foreclosed properties                                                                         51,000
   Purchases of premises and equipment                                  (5,055,000)    (4,129,000)   (5,376,000)
                                                                       -------------------------------------------
         NET CASH USED IN INVESTING ACTIVITIES                         (57,800,000)   (53,544,000)  (57,883,000)
                                                                       -------------------------------------------

FINANCING ACTIVITIES
   Net increase in noninterest-bearing deposits                         22,624,000     15,853,000     3,111,000
   Net increase in interest-bearing deposits                            27,986,000     20,994,000    28,212,000
   Net increase in short-term borrowings                                74,682,000     39,415,000     1,939,000
   Proceeds from long-term debt                                         17,525,000      6,875,000     5,225,000
   Repayment of long-term debt                                          (4,400,000)    (5,875,000)   (3,350,000)
   Purchases of treasury stock                                          (2,286,000)      (193,000)   (2,218,000)
   Proceeds from sales of treasury stock                                   152,000        459,000       565,000
   Redemption of dissenter and fractional shares                                       (1,843,000)
   Cash dividends paid                                                  (3,002,000)    (2,693,000)   (2,583,000)
                                                                        ------------------------------------------
         NET CASH PROVIDED BY FINANCING  ACTIVITIES                    133,281,000     72,992,000    30,901,000
                                                                        ------------------------------------------
   (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                     (5,824,000)       486,000   (15,725,000)
                                                                        ------------------------------------------
   CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                       34,284,000     33,798,000    49,523,000
                                                                        ------------------------------------------
      CASH AND CASH EQUIVALENTS AT END OF YEAR                         $28,460,000    $34,284,000   $33,798,000
                                                                       ===========================================

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

DECEMBER 31, 1995

NOTE ONE
SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES: The accounting and reporting policies of City Holding Company and its subsidiaries (the Company) conform with generally accepted accounting principles and require management to make estimates and develop assumptions that affect the amounts reported in the financial statements and related footnotes. Actual results could differ from management's estimates. The following is a summary of the more significant policies.

   PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of City Holding Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

   NATURE OF OPERATIONS: The Company is a multi-bank holding company headquartered in Charleston, West Virginia. The Company's banking subsidiaries are comprised of retail and consumer oriented community banks with offices throughout West Virginia. The non-banking subsidiaries are comprised of a full service mortgage banking company located in Pittsburgh, Pennsylvania, and a full service securities brokerage and investment advisory company located in Charleston.

   CASH AND DUE FROM BANKS: The Company considers cash and due from banks and federal funds sold as cash and cash equivalents. The carrying amounts reported in the December 31, 1995 and 1994, consolidated balance sheets for cash and cash equivalents approximate those assets' fair values.

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

   The specific identification method is used to determine the cost basis of securities sold.

   LOANS: Interest income on loans is accrued and credited to operations based upon the principal amount outstanding, using methods which generally result in level rates of return. The accrual of interest income generally is discontinued when a loan becomes 90 days past due as to principal or interest. When interest accruals are discontinued, unpaid interest recognized in income in the current year is reversed, and interest accrued in prior years is charged to the allowance for loan losses. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral exceeds the principal balance and related accrued interest, and the loan is in process of collection. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

   LOANS HELD FOR SALE: Loans held for sale represent mortgage loans the Company has either purchased or originated with the intent to sell on the secondary market and are carried at the lower of aggregate cost or estimated fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE ONE
SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (continued)

   ALLOWANCE FOR LOAN LOSSES: The provision for possible loan losses included in the consolidated statements of income is based upon management's evaluation of individual credits in the loan portfolio, historical loan loss experience, current and expected future economic conditions, and other relevant factors. These provisions, less net charge-offs, comprise the allowance for loan losses. In management's judgment, the allowance for loan losses is maintained at a level adequate to provide for probable losses on existing loans. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

   BANK PREMISES AND EQUIPMENT: Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets.

   INTANGIBLES: Intangible assets, which are included in other assets in the consolidated balance sheets, are comprised of goodwill, core deposits, and purchased mortgage loan servicing rights. The goodwill and core deposits are amortized using straight-line (15 year life) and accelerated methods (10 year life), respectively, over their estimated useful lives. The servicing rights are amortized using an accelerated method over the period of estimated net servicing income.

   INCOME TAXES: The consolidated provision for income taxes is based upon reported income and expense. Deferred income taxes are provided for temporary differences between financial reporting and tax bases of assets and liabilities. The Company files a consolidated income tax return. The respective subsidiaries generally provide for income taxes on a separate return basis and remit amounts determined to be currently payable to the Parent Company.

   STOCK-BASED COMPENSATION: In October 1995, the Financial Accounting Standards Board (FASB) issued Statement No. 123, "Accounting for Stock-Based Compensation", which provides an alternative to APB Opinion No. 25, "Accounting for Stock Issued to Employees", in accounting for stock-based compensation issued to employees. The Statement allows for a fair value based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock-based compensation arrangements under Opinion No. 25, Statement No. 123 requires disclosure of the pro forma effect on net income and earnings per share of its fair value
based   accounting   for  those arrangements.  These  disclosure  requirements
are effective for fiscal years beginning after December 15, 1995, or upon initial adoption of the statement, if earlier. The Company continues to evaluate the provisions of Statement No. 123 and has not determined whether it will adopt the recognition and measurement provisions of that Statement. However, as discussed in NOTE ELEVEN, no stock options or awards have been granted under the Company's incentive plan.

   NET INCOME PER COMMON SHARE: Net income per common share is based on the weighted average common shares outstanding during each year. On September 11, 1995, a 10% stock dividend was declared by the Board of Directors for shareholders of record on November 1, 1995. The stock dividend was paid on November 30, 1995 and all stock related data in the consolidated financial statements reflects the stock dividend. On December 12, 1994, a 10% stock dividend was declared by the Board of Directors for shareholders of record on January 2, 1995. The stock dividend was paid on January 15, 1995. For each declaration an amount equal to the fair value of the additional shares issued was transferred from retained earnings to the common stock and capital surplus accounts.

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

   STATEMENTS OF CASH FLOWS: Cash paid for interest, including long-term debt, was $32,755,000, $24,886,000 and $22,579,000 in 1995, 1994, and 1993,
respectively. Cash paid for income taxes was $4,055,000, $3,567,000, and $3,406,000 in 1995, 1994, and 1993, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE TWO
RESTRICTIONS ON CASH AND DUE FROM BANKS

   Certain of the subsidiary banks are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those balances for the year ended December 31, 1995, was approximately $7,594,000.

NOTE THREE
ACQUISITIONS

   On August 30, 1995, the Company acquired 100% of the common stock of First Merchants Bancorp, Inc., and subsidiary (Merchants) in exchange for 921,600 shares of the Company's common stock. The transaction has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements for all periods presented have been restated to include the accounts of Merchants. Previously reported results of the Company have been restated as follows:

                                                     Six Months
                                                       Ended                  Year Ended         Year Ended
                                                    June 30, 1995         December 31, 1994  December 31, 1993
                                                      ---------------------------------------------------------------
Net interest income as previously
  reported by the Company                             $ 17,297,000          $ 32,906,000       $ 28,669,000
Merchants' previously reported results                   2,471,000             4,688,000          4,207,000
                                                     ------------------------------------------------------------
Restated net interest income                          $ 19,768,000          $ 37,594,000       $ 32,876,000
                                                     ------------------------------------------------------------

Net income as previously reported
  by the Company                                      $  3,554,000             6,959,000       $  6,432,000
Merchants' previously reported results                     611,000             1,182,000          1,213,000
                                                     ------------------------------------------------------------
Restated net income                                   $  4,165,000          $  8,141,000       $  7,645,000
                                                     ------------------------------------------------------------

Net income per common share as
  previously reported by the Company
  as adjusted for the 10% stock
  dividends in 1995                                   $        .85          $       1.68       $       1.55
Effect of Merchants' restatement                              (.04)                 (.10)              (.07)
                                                     ------------------------------------------------------------
Restated net income per common share                  $        .81          $       1.58       $       1.48
                                                     ------------------------------------------------------------

   In December 1994, the Company acquired 100% of the common stock of Hinton Financial Corporation and subsidiary (Hinton) in exchange for 460,047 shares of the Company's common stock. The transaction was accounted for as a pooling of interests.

   In June 1994, the Company acquired the remaining 33% interest in the common stock of First National Bank-Beckley, West Virginia (FNB) for which consideration included $530,000. As a result, FNB became a wholly-owned subsidiary of the Company. This transaction was accounted for under the purchase method of accounting. Accordingly, the results of operations attributable to the acquisition have been included in the consolidated totals from the date of acquisition.

   Intangible assets arising from prior year purchase business combinations consist primarily of core deposits and goodwill which have an aggregate unamortized balance at December 31, 1995 and 1994, of $5,962,000 and $5,154,000, respectively. The carrying amount of goodwill is reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the estimated undiscounted cash flows of the entity acquired over the remaining amortization period, the carrying amount of the goodwill is reduced by the estimated shortfall of cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE FOUR
INVESTMENTS

   The Company adopted  Statement of Financial  Accounting  Standards (SFAS) No.
115, "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994. The adoption of SFAS No. 115 resulted in an increase in stockholders' equity of $1,055,000 and a transfer of approximately $15 million from investment securities to securities available for sale, as of January 1, 1994.

   On November 15, 1995, the Financial Accounting Standards Board (FASB) staff issued a Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. In accordance with provisions in that Special Report, the Company chose to reclassify certain securities from held-to-maturity to available-for-sale. At the date of transfer the amortized cost of those securities was $69,389,000 and the unrealized gain on those securities was $242,000, which was included in stockholders' equity.

   Included in the Company's investment portfolio are structured notes with an estimated fair value of $11.8 million and $14.5 million at December 31, 1995 and 1994, respectively. Such investments are used by management to enhance yields, diversify the investment portfolio, and manage the Company's exposure to
interest  rate   fluctuations.   These  securities  consist  of  federal  agency
securities with an average maturity of less than three years. Management, periodically, performs sensitivity analyses to determine the Company's exposure to fluctuation in interest rates of 3% and had determined that the structured notes meet regulatory price sensitivity guidelines.

   The aggregate carrying and approximate market values of securities follow. Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.


                                                            AVAILABLE-FOR-SALE SECURITIES
                                                                     GROSS            GROSS           ESTIMATED
                                                                   UNREALIZED       UNREALIZED          FAIR
                                                   COST              GAINS            LOSSES            VALUE
                                                 -------------------------------------------------------------------
DECEMBER 31, 1995
U.S. TREASURY SECURITIES AND OBLIGATIONS
  OF U.S. GOVERNMENT CORPORATIONS AND AGENCIES   $ 92,793,000    $    469,000   $     562,000    $    92,700,000
OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS   12,885,000         474,000          10,000         13,349,000
MORTGAGE-BACKED SECURITIES                         15,486,000         455,000          67,000         15,874,000
OTHER DEBT SECURITIES                               4,347,000          63,000          19,000          4,391,000
                                                 -------------------------------------------------------------------

TOTAL DEBT SECURITIES                             125,511,000       1,461,000         658,000        126,314,000
EQUITY SECURITIES                                  17,479,000         162,000         306,000         17,335,000
                                                 -------------------------------------------------------------------
                                                 $142,990,000    $  1,623,000   $     964,000    $   143,649,000
                                                 -------------------------------------------------------------------

                                                                   HELD-TO-MATURITY SECURITIES
                                                                    GROSS            GROSS          ESTIMATED
                                                                   UNREALIZED       UNREALIZED         FAIR
                                                    COST            GAINS            LOSSES           VALUE
                                                ---------------------------------------------------------------------

DECEMBER 31, 1995
U.S. TREASURY SECURITIES AND OBLIGATIONS
  OF U.S. GOVERNMENT  CORPORATIONS AND AGENCIES  $22,971,000     $    167,000    $     64,000       $ 23,074,000
OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS  27,286,000        1,419,000          46,000         28,659,000
MORTGAGE-BACKED SECURITIES                           462,000                           12,000            450,000
                                                ----------------------------------------------------------------------
                                                 $50,719,000     $  1,586,000    $    122,000       $ 52,183,000
                                                ----------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE FOUR
INVESTMENTS (continued)

                                                                 Available-for-Sale Securities
                                                                     Gross           Gross           Estimated
                                                                   Unrealized       Unrealized         Fair
                                                   Cost             Gains            Losses            Value
                                                ------------------------------------------------------------------
DECEMBER 31, 1994
U.S. Treasury securities and  obligations
   of U.S. government corporations and agencies   $61,053,000      $ 16,000        $ 3,777,000    $ 57,292,000
Obligations of states and political subdivisions    2,098,000         6,000             47,000       2,057,000
Mortgage-backed securities                         11,835,000       101,000            359,000      11,577,000
Other debt securities                               1,003,000                           39,000         964,000
                                                ------------------------------------------------------------------

Total debt securities                              75,989,000       123,000          4,222,000      71,890,000
Equity securities                                  11,540,000        18,000            671,000      10,887,000
                                                ------------------------------------------------------------------
                                                  $87,529,000      $141,000        $ 4,893,000    $ 82,777,000
                                                ------------------------------------------------------------------


                                                                   Held-to-Maturity Securities
                                                                     Gross           Gross            Estimated
                                                                    Unrealized      Unrealized         Fair
                                                    Cost             Gains           Losses            Value
                                                  -------------------------------------------------------------------
DECEMBER 31, 1994
U.S. Treasury securities and  obligations of U.S.
  government corporations and agencies            $102,895,000      $   22,000     $  3,794,000     $  99,123,000
Obligations of states and political subdivisions    42,984,000         617,000        1,043,000        42,558,000
Mortgage-backed securities                           7,297,000                          527,000         6,770,000
Other debt securites                                 3,929,000          23,000          104,000         3,848,000
                                                  ------------------------------------------------------------------
                                                  $157,105,000      $  662,000     $  5,468,000     $ 152,299,000
                                                  ------------------------------------------------------------------


   The amortized cost and estimated fair value of debt securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                                                                       ESTIMATED
                                                                  COST                FAIR VALUE
                                                            ------------------------------------------
AVAILABLE-FOR-SALE
Due in one year or less                                       $   16,805,000        $  16,838,000
Due after one year through five years                             70,381,000           70,410,000
Due after five years through ten years                            21,806,000           22,077,000
Due after ten years                                                1,033,000            1,115,000
                                                            ------------------------------------------
                                                                 110,025,000          110,440,000
Mortgage-backed securities                                        15,486,000           15,874,000
                                                            ------------------------------------------
                                                              $  125,511,000        $ 126,314,000
                                                            ------------------------------------------
HELD-TO-MATURITY
Due in one year or less                                       $    3,799,000        $   3,816,000
Due after one year through five years                             25,127,000           25,479,000
Due after five years through ten years                            20,296,000           21,325,000
Due after ten years                                                1,035,000            1,113,000
                                                            ------------------------------------------
                                                                  50,257,000           51,733,000
Mortgage-backed securities                                           462,000              450,000
                                                            ------------------------------------------
                                                              $   50,719,000        $  52,183,000
                                                            ------------------------------------------

   Gross gains of $103,000, $234,000 and $743,000, respectively, and gross losses of $101,000, $999,000 and $80,000, respectively, were realized on sales and calls of securities during 1995, 1994 and 1993, respectively.

   The book value of securities  pledged to secure public deposits and for other
purposes  as  required  or  permitted  by  law  approximated   $104,289,000  and
$81,404,000 at December 31, 1995 and 1994, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES


NOTE FIVE
LOANS

The loan portfolio is summarized as follows:

                                                                                    DECEMBER 31
                                                                           1995                    1994
                                                                     ----------------------------------------
  Commercial, financial and agricultural                              $ 214,304,000            $164,366,000
  Residential real estate                                               304,848,000             258,910,000
  Installment loans to individuals                                      145,734,000             140,695,000
                                                                     ----------------------------------------
                                                                      $ 664,886,000            $563,971,000
                                                                     ----------------------------------------

   The Company grants loans to customers generally within the market areas of its subsidiary banks. There is no significant concentration of credit risk by industry or by related borrowers. There are no foreign loans outstanding and highly leveraged loan transactions are insignificant.

   The Company originates and sells fixed rate mortgage loans on a servicing released basis. At December 31, 1995, the Company held for sale approximately $13 million of originated loans.

   In 1994, the Company began participation in a short-term, whole-loan bulk purchasing program whereby the Company purchases from a third party whole loans secured by residential mortgages. The loans, generally, are repurchased from the Company within 90 days. The Company earns a fixed rate of return on loans purchased under the program. During 1995 and 1994, the annualized rate was 9% and aggregate income from loans purchased under the program was approximately $4.6 million and $1.9 million, respectively, which is reflected in interest income. At December 31, 1995 and 1994, the Company's investment in these loans approximated $102 million and $22 million, respectively. Due to the short-term nature of these loans, the recorded value approximates fair value.

   A summary of changes in the allowance for possible loan losses follows:

                                                                  1995                1994                1993
                                                           --------------------------------------------------------
  Balance at beginning of year                              $    6,477,000       $   6,209,000       $  5,730,000
  Provision for possible loan losses                             1,104,000           1,040,000          1,434,000
  Charge-offs                                                   (1,331,000)         (1,180,000)        (1,615,000)
  Recoveries                                                       316,000             408,000            495,000
  Allowance of purchased subsidiaries                                                                     165,000
                                                           ---------------------------------------------------------
  BALANCE AT END OF YEAR                                    $    6,566,000       $   6,477,000       $  6,209,000
                                                           ---------------------------------------------------------


   Beginning in 1995, the Company adopted FASB Statement No. 114. "Accounting by Creditors for Impairment of a Loan." Under the new standard, the 1995 allowance for loan losses related to loans that are identified for evaluation in accordance with Statement 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans.

   On December 31, 1995, the recorded investment in loans that are considered to be impaired under Statement No. 114 was $4,087,000 (of which $2,525,000 were on a nonaccrual basis). Included in this amount is $1,630,000 of impaired loans for which the related allowance for loan losses is $404,000. The average recorded investment in impaired loans during the year ended December 31, 1995, was approximately $3,423,000.

   The FASB has issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," which is effective for fiscal years beginning after December 31, 1995. The Statement requires that mortgage servicing rights be capitalized, regardless of how they are obtained. The Company will adopt this Statement on January 1, 1996, and it is not expected to have a material effect on the Company's financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE SIX
BANK PREMISES AND EQUIPMENT

A summary of bank premises and equipment follows:

                                                                                DECEMBER 31
                                                                         1995                   1994
                                                                 ----------------------------------------------
  Bank premises                                                   $   24,477,000           $  21,950,000
  Furniture, fixtures, and equipment                                  15,470,000              13,153,000
                                                                 ----------------------------------------------
                                                                      39,947,000              35,103,000
  Less allowance for depreciation                                     16,296,000              13,973,000
                                                                 ----------------------------------------------
                                                                  $   23,651,000           $  21,130,000
                                                                 ----------------------------------------------


NOTE SEVEN
SHORT-TERM BORROWINGS

   Short-term borrowings consist primarily of advances from the Federal Home Loan Bank of Pittsburgh (the FHLB) and securities sold under agreement to repurchase. A summary of the Company's short-term borrowings is set forth below:


1995:
         AVERAGE AMOUNT OUTSTANDING DURING THE YEAR        $  97,357,000
         MAXIMUM AMOUNT OUTSTANDING AT ANY MONTH END         190,862,000
         WEIGHTED AVERAGE INTEREST RATE:
                  DURING THE YEAR                                   5.23%
                  END OF THE YEAR                                   5.51%
1994:
         Average amount outstanding during the year        $  46,484,000
         Maximum amount outstanding at any month end          86,897,000
         Weighted average interest rate:
                  During the year                                   3.95%
                  End of the year                                   5.43%
1993:
         Average amount outstanding during the year        $  24,556,000
         Maximum amount outstanding at any month end          39,025,000
         Weighted average interest rate:
                  During the year                                   2.56%
                  End of the year                                   2.65%

NOTE EIGHT
LONG-TERM DEBT AND UNUSED LINES OF CREDIT

   Long-term debt includes an obligation of the Parent Company consisting of a $20,000,000 revolving credit loan facility with an unrelated party. At December 31, 1995, $15 million was outstanding. The loan has a variable rate (7.8125% at December 31, 1995) with interest payments due quarterly and principal due at maturity in June 1996. Management intends to refinance the loan according to provisions provided in the agreement.

   The loan agreement contains certain restrictive provisions applicable to the Parent Company including limitations on additional long-term debt. The parent company has pledged the common stock of its wholly-owned subsidiaries, The City National Bank (City National), The Peoples Bank of Point Pleasant, First State Bank and Trust, Merchants National Bank, and Home National Bank as collateral for the revolving credit loan.

   During 1995, City National obtained long-term financing from the Federal Home Loan Bank (FHLB) in the form of a Long-Term LIBOR Floater with maximum available credit of $5 million. At December 31, 1995, $5 million was outstanding with an interest rate of 5.9186%. The agreement matures in December 1998.

   The Company has purchased, through its subsidiaries, approximately 111,000 shares of FHLB stock at par value. Such purchases entitle the Company to dividends declared by the FHLB and provide an additional source of short-term and long-term funding, in the form of collateralized advances. At December 31, 1995, the subsidiaries have been issued one year flexline commitments of $81,467,000, at prevailing interest rates, from the FHLB with maturities ranging from July to December 1996. Such commitments are subject to satisfying the Capital Stock Requirement provisions, as defined, in the agreement with the FHLB. As of December 31, 1995, there were no amounts outstanding pursuant to the agreements.

   Financing obtained from the FHLB, including the LIBOR Floater, is based in part on the amount of qualifying collateral available, specifically U.S. Treasury and agency securities, mortgage backed securities and residential real estate loans. At December 31, 1995, collateral pledged to the FHLB included approximately $11.1 million in FHLB capital stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE NINE
RESTRICTIONS ON SUBSIDIARY DIVIDENDS

   Certain restrictions exist regarding the ability of the subsidiary banks to transfer funds to the Parent Company in the form of cash dividends. The approval of the bank's applicable primary regulator is required prior to the payment of dividends by a subsidiary bank in excess of its earnings retained in the current year plus retained net profits for the preceding two years. During 1996, the subsidiary banks can, without prior regulatory approval, declare dividends of approximately $10,965,000 to the Parent Company, plus retained net profits for the interim period through the date of such dividend declaration.

NOTE TEN
INCOME TAXES

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                              DECEMBER 31
                                                                      1995                   1994
                                                               -----------------------------------------
Deferred tax assets:
    Allowance for loan losses                                    $    2,397,000         $   2,388,000
    Acquired net operating loss carryforward                            748,000               777,000
    Deferred compensation payable                                       411,000               436,000
    Securities available for sale                                                           1,890,000
    Other                                                               346,000               334,000
                                                               -----------------------------------------
TOTAL DEFERRED TAX ASSETS                                             3,902,000             5,825,000
                                                               -----------------------------------------
Deferred tax liabilities:
    Federal income tax allowance for loan losses                        546,000               796,000
    Premises and equipment                                              785,000               925,000
    Core deposit intangible                                             461,000               482,000
    Investments                                                         128,000               139,000
    Loans                                                               233,000               272,000
    Securities available for sale                                       264,000
    Other                                                               150,000               161,000
                                                               -----------------------------------------
TOTAL DEFERRED TAX LIABILITIES                                        2,567,000             2,775,000
                                                               -----------------------------------------
NET DEFERRED TAX ASSETS                                          $    1,335,000         $   3,050,000
--------------------------------------------------------------------------------------------------------


Significant components of the provision for income taxes are as follows:



                                                          1995                 1994              1993
                                                    --------------------------------------------------------
Federal:
   Current                                           $     3,930,000      $   3,152,000     $  2,973,000
   Deferred                                                 (439,000)          (309,000)        (140,000)
                                                   ---------------------------------------------------------
                                                           3,491,000          2,843,000        2,833,000
State                                                        691,000            703,000          534,000
                                                   ---------------------------------------------------------
  TOTAL                                              $     4,182,000      $   3,546,000     $  3,367,000
                                                   ---------------------------------------------------------

   Current income tax expense (benefit) attributable to investment securities transactions approximated $1,000, $(292,000), and $270,000 in 1995, 1994, and
1993, respectively.

   As of December 31, 1995, the Company has approximately $1.7 million and $1.9 million, respectively, of federal and state net operating loss carryforwards which expire in 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE TEN
INCOME TAXES (continued)

   A reconciliation between income taxes as reported and the amount computed by applying the statutory federal income tax rate to income before income taxes follows:



                                                               1995                1994               1993
                                                           ---------------------------------------------------------
Computed federal taxes and statutory rate                   $  4,515,000       $ 4,019,000        $  3,783,000
State income taxes, net of federal tax benefit                   335,000           394,000             378,000
Tax effects of:
   Nontaxable interest income                                   (805,000)         (850,000)           (846,000)
   Other items, net                                              137,000           (17,000)             52,000
                                                           -------------------------------------------------------
                                                            $  4,182,000       $ 3,546,000        $  3,367,000
                                                           -------------------------------------------------------




NOTE ELEVEN
RETIREMENT PLAN

   The City Holding Company Profit Sharing and 401(k) Plan (the Plan) is a deferred compensation plan under section 401(k) of the Internal Revenue Code. All employees who complete one year of service are eligible to participate in the Plan. Participants may contribute from 1% to 15% of pre-tax earnings to their respective accounts. These contributions may be invested in any of four investment options selected by the employee, one of which is City Holding Company common stock. The Company matches 50% of the first 6% of compensation deferred by the participant with City Holding Company common stock. Profit sharing contributions are discretionary, as determined annually by the Company's Board of Directors. The Company's total expense associated with the Plan approximated $1,400,000, $854,000, and $553,000 in 1995, 1994, and 1993,
respectively. The total number of shares of the Company's common stock held by the Plan is 118,939.

   The Company maintains the 1993 Stock Incentive Plan (Incentive Plan) applicable to key employees. Under the Incentive Plan, stock options are granted at an amount no less than the fair value of the Company's common stock on the date of the grant. Participants in the Incentive Plan may also be granted stock appreciation rights and stock awards, at the discretion of the Company's Compensation Committee of the Board of Directors. A maximum of 300,000 shares of the Company's common stock may be issued pursuant to the provisions of the Incentive Plan. Since its inception, no awards have been made under the Incentive Plan.

   One of the Company's recently acquired subsidiaries, Merchants, had participated in a non-contributory defined benefit retirement plan which covered its eligible, full-time employees prior to being acquired by the Company in August 1995. Management of the Company has frozen those employees' participation in that plan as of December 31, 1995 and has declared the participants from that plan eligible to participate in the Company's Plan.

   Merchants had also sponsored contributory defined health care and life insurance plans that provided postretirement medical and life insurance benefits to qualifying retirees. The Company will provide for the benefits of the individuals who qualified for those benefits at the date of acquisition by purchasing insurance contracts. Having provided for those benefits, the Company has terminated these plans effective December 31, 1995.

NOTE TWELVE
TRANSACTIONS WITH DIRECTORS AND OFFICERS

   Subsidiaries of the Company have granted loans to the officers and directors of the Company and its subsidiaries, and to their associates. The loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons and did not involve more than normal risk of collectibility. The aggregate amount of loans outstanding as of December 31, 1995 and 1994, attributable directly and indirectly to these parties, was approximately $27,950,000 and $23,738,000, respectively. During 1995, $17,192,000 of new loans were made and repayments totaled $9,980,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE THIRTEEN
INCOME

   Significant components of other income included secondary market mortgage loan fee income approximating $913,000 and $317,000 in 1995 and 1994, respectively. Additionally, in 1994, the Company included in other income $1,400,000 related to an insurance recovery at one of the Company's subsidiary banks.

NOTE FOURTEEN
EXPENSES

   The following items of other expenses exceeded one percent of total revenue for the respective years:

                                                              1995                  1994            1993
                                                         --------------------------------------------------
Insurance, including FDIC premiums                       $   1,139,000       $   1,817,000     $ 1,562,000
Advertising                                                    889,000             964,000         693,000
Bank supplies                                                1,236,000           1,016,000         899,000
Legal and accounting fees                                      571,000           1,032,000         542,000

NOTE FIFTEEN
COMMITMENTS AND CONTINGENT LIABILITIES

   In the normal course of business, certain financial products are offered by the Company to accommodate the financial needs of its customers. Loan commitments (lines of credit) represent the principal off-balance-sheet financial product offered by the Company. At December 31, 1995 and 1994, commitments outstanding to extend credit totaled approximately $67,357,000 and $48,409,000, respectively. To a much lesser extent, the Company offers standby letters of credit which require payments to be made on behalf of customers when certain specified future events occur. Amounts outstanding pursuant to such standby letters of credit were $3,313,000 and $3,549,000 as of December 31, 1995 and 1994, respectively. Historically, substantially all standby letters of credit have expired unfunded.

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

NOTE SIXTEEN
PREFERRED STOCK AND SHAREHOLDER RIGHTS PLAN

   The Company's Board of Directors has the authority to issue preferred stock, and to fix the designation, preferences, rights, dividends and all other attributes of such preferred stock, without any vote or action by the shareholders. As of December 31, 1995, there are no such shares outstanding, nor are any expected to be issued, except as might occur pursuant to the Stock Rights Plan discussed below.

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

   The following table represents the estimates of fair value of financial instruments:


                                                             FAIR VALUE OF FINANCIAL INSTRUMENTS
                                                         1995                                 1994
                                             -------------------------------------------------------------------
                                              CARRYING             FAIR             Carrying            Fair
                                               AMOUNT              VALUE             Amount             Value
                                             -------------------------------------------------------------------
Assets
  Cash and due from banks                 $    28,460,000    $  28,460,000       $  34,284,000     $ 34,284,000
  Loans held for sale                         122,222,000      122,222,000          30,227,000       30,227,000
  Securities                                  194,368,000      195,832,000         239,882,000      235,076,000
  Net loans                                   650,195,000      660,208,000         547,809,000      555,330,000

Liabilities
  Demand deposits                             425,050,000      425,050,000         398,073,000      398,073,000
  Time deposits                               372,365,000      371,439,000         348,732,000      350,684,000
  Short-term borrowings                       141,309,000      141,309,000          66,627,000       66,627,000
  Long-term debt                               20,000,000       19,593,000           6,875,000        6,875,000


   The following methods and assumptions were used in estimating fair value amounts for financial instruments:

   The fair values for the loan portfolio are estimated using discounted cash flow analyses at interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying values of accrued interest approximate fair value.

   The fair values of demand deposits (i.e. interest and noninterest-bearing checking, regular savings, and other types of money market demand accounts) are, by definition, equal to their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities of time deposits.

   Securities sold under agreements to repurchase represent borrowings with original maturities of less than 90 days. The carrying amounts of short-term borrowings approximate their fair values.

   The fair values of long-term borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

  The fair values of commitments are estimated based on fees currently charged to enter into similar agreements, taking into consideration the remaining terms of the agreements and the counterparties' credit standing. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle them or otherwise settle the obligations with the counterparties at the reporting date. The fair values approximated the carrying values of these commitments and letters of credit as of December 31, 1995 and 1994, and were not material.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE EIGHTEEN
CITY HOLDING COMPANY (PARENT COMPANY ONLY) FINANCIAL INFORMATION


CONDENSED BALANCE SHEETS

                                                                                       DECEMBER 31
                                                                             1995                  1994

                                                                      -------------------------------------
ASSETS
  Cash                                                                  $  1,226,000           $    77,000
  Securities available-for-sale                                            1,237,000             1,694,000
  Investment in subsidiaries                                              83,380,000            76,471,000
  Fixed assets                                                             3,006,000             1,745,000
  Other assets                                                             2,192,000             1,262,000
                                                                      -------------------------------------
       TOTAL ASSETS                                                     $ 91,041,000           $81,249,000
                                                                      -------------------------------------

LIABILITIES
  Long-term debt                                                       $  15,000,000           $ 6,875,000
  Advances from affiliates                                                   934,000             5,807,000
  Other liabilities                                                        1,968,000             2,268,000
                                                                      -------------------------------------
       TOTAL LIABILITIES                                                  17,902,000            14,950,000

STOCKHOLDERS' EQUITY                                                      73,139,000            66,299,000
                                                                      -------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $ 91,041,000           $81,249,000
                                                                      -------------------------------------

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


CONDENSED STATEMENTS OF INCOME
                                                                                    DECEMBER 31
                                                                     1995               1994             1993
                                                               --------------------------------------------------
INCOME
  Dividends from bank subsidiaries                               $13,465,000        $ 5,626,000      $11,610,000
  Interest and dividends on securities                                85,000            111,000          117,000
  Other income                                                       555,000          1,604,000          146,000
                                                               --------------------------------------------------
                                                                  14,105,000          7,341,000       11,873,000
EXPENSES
  Interest expense                                                 1,144,000            735,000          349,000
  Other expenses                                                   4,206,000          3,159,000        2,505,000
                                                               --------------------------------------------------
                                                                   5,350,000          3,894,000        2,854,000
                                                               --------------------------------------------------
INCOME BEFORE INCOME TAX
   BENEFIT AND EQUITY IN  UNDISTRIBUTED NET INCOME
   (EXCESS DIVIDENDS) OF  SUBSIDIARIES                             8,755,000          3,447,000        9,019,000
Income tax benefit                                                (2,127,000)        (1,344,000)        (991,000)
                                                               --------------------------------------------------
INCOME BEFORE EQUITY
  IN UNDISTRIBUTED NET INCOME  (EXCESS DIVIDENDS)
   OF  SUBSIDIARIES                                               10,882,000          4,791,000       10,010,000
EQUITY IN UNDISTRIBUTED  NET INCOME
   (EXCESS DIVIDENDS)  OF SUBSIDIARIES                            (2,164,000)         3,350,000       (2,365,000)
                                                               --------------------------------------------------
   NET INCOME                                                    $ 8,718,000        $ 8,141,000      $ 7,645,000
                                                               --------------------------------------------------

NOTES TO COSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES


NOTE EIGHTEEN
CITY HOLDING COMPANY (PARENT COMPANY ONLY)
FINANCIAL INFORMATION (continued)

CONDENSED STATEMENTS OF CASH FLOWS

                                                                               YEAR ENDED DECEMBER 31
                                                                          1995           1994          1993
                                                                      --------------------------------------------
OPERATING ACTIVITIES
   Net income                                                          $ 8,718,000    $ 8,141,000    $7,645,000
   Adjustments to reconcile net income to net
    cash provided by operating activities:
         Provision for depreciation                                        272,000        149,000
         (Increase) decrease in other assets                              (882,000)        44,000      (128,000)
         (Decrease) increase in other liabilities                         (300,000)     1,532,000       430,000
   Excess dividends (equity in undistributed net income) of
    subsidiaries                                                         2,164,000     (3,350,000)    2,365,000
   Other                                                                                                 99,000
                                                                        ------------------------------------------
          NET CASH PROVIDED BY OPERATING ACTIVITIES                      9,972,000      6,516,000    10,411,000

INVESTING ACTIVITIES
   Proceeds from maturities of investment securities                       836,000                    6,551,000
   Proceeds from sales of securities                                      (160,000)                     250,000
   Purchases of investment securities                                                    (148,000)   (6,407,000)
   Purchases of mortgage loans                                                           (808,000)
   Cash paid for acquired subsidiary                                                     (532,000)     (193,000)
   Cash invested in subsidiaries                                        (6,082,000)    (5,318,000)   (8,767,000)
   Purchases of premises and equipment                                  (1,533,000)      (126,000)   (1,706,000)
                                                                        ------------------------------------------
         NET CASH USED IN INVESTING ACTIVITIES                          (6,939,000)    (6,932,000)  (10,272,000)

FINANCING ACTIVITIES
   Proceeds from long-term debt                                         12,525,000      6,875,000     5,225,000
   Principal repayments on long-term debt                               (4,400,000)    (5,875,000)   (3,350,000)
   Repayments to bank subsidiaries, net                                 (4,873,000)     3,573,000     2,234,000
   Cash dividends paid                                                  (3,002,000)    (2,693,000)   (2,537,000)
   Purchases of treasury stock                                          (2,286,000)      (193,000)   (2,218,000)
   Proceeds from sales of treasury stock                                   152,000        461,000       565,000
   Redemption of dissenter and fractional shares                                       (1,843,000)
                                                                        ------------------------------------------
         NET CASH (USED IN) PROVIDED BY FINANCING  ACTIVITIES           (1,884,000)       305,000       (81,000)
                                                                        ------------------------------------------
   INCREASE (DECREASE) IN CASH                                           1,149,000       (111,000)       58,000

   CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                           77,000        188,000       130,000
                                                                        ------------------------------------------
   CASH AND CASH EQUIVALENTS AT END OF YEAR                            $ 1,226,000    $    77,000    $  188,000
                                                                        ------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE NINETEEN
SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

A summary of selected quarterly financial information for 1995 and 1994 follows:

                                                   FIRST            SECOND            THIRD           FOURTH
                                                   QUARTER          QUARTER          QUARTER          QUARTER
                                                 -----------------------------------------------------------------
1995
INTEREST INCOME                                  $16,787,000     $ 18,227,000     $19,256,000      $20,855,000
INTEREST EXPENSE                                   7,080,000        8,166,000       8,842,000        9,492,000
NET INTEREST INCOME                                9,707,000       10,061,000      10,414,000       11,363,000
PROVISION FOR POSSIBLE LOAN LOSSES                   201,000          208,000         302,000          393,000
INVESTMENT SECURITIES GAINS (LOSSES)                   3,000           (1,000)          7,000           (7,000)
NET INCOME                                         2,040,000        2,125,000       2,143,000        2,410,000
NET INCOME PER COMMON SHARE                             0.40             0.41            0.42             0.47

1994
Interest income                                  $14,485,000     $ 15,213,000     $16,212,000      $16,852,000
Interest expense                                   5,800,000        5,964,000       6,407,000        6,997,000
Net interest income                                8,685,000        9,249,000       9,805,000        9,855,000
Provision for possible loan losses                   226,000          241,000         230,000          343,000
Investment securities gains (losses)                  77,000            3,000          (1,000)        (808,000)
Net income                                         1,906,000        1,902,000       2,023,000        2,310,000
Net income per common share                             0.37             0.37            0.39             0.45


AFFILIATE BANKS

THE CITY NATIONAL
BANK OF CHARLESTON
3601 MacCorkle Avenue, S.E.
Charleston, West Virginia  25304
304/925-6611

Affiliated March 1984
SAMUEL M. BOWLING, Chairman of the Board
STEVEN J. DAY, President & CEO
   NET LOANS      $323,403,000
   DEPOSITS        304,003,000
   TOTAL ASSETS    423,783,000


BANK OF RIPLEY
108 North Church Street
Ripley, West Virginia  25271
304/372-2281

Affiliated October 1988
JAMES J. ROBINSON, Chairman of the Board
WILLIAM E. CASTO, President & CEO


   NET LOANS    $56,801,000
   DEPOSITS      60,662,000
   TOTAL ASSETS  76,965,000



PEOPLES STATE BANK
300 West Main Street
Clarksburg, West Virginia 26301
304/624-0181

Affiliated December 1992
DAVID E. BROCK,  Chairman of the Board,
President and Chief Executive Officer

   NET LOANS     $ 8,688,000
   DEPOSITS        3,310,000
   TOTAL ASSETS   10,262,000

THE PEOPLES
BANK OF POINT PLEASANT
2212 Jackson Avenue
Point Pleasant, West Virginia  25550
304/675-1121

Affiliated December 1986
JACK E. FRUTH, Chairman of the Board
JOE L. ELLISON, President & CEO

   NET LOANS    $ 89,389,000
   DEPOSITS      102,542,000
   TOTAL ASSETS  113,277,000



BLUE RIDGE BANK
420 South Raleigh Street
Martinsburg, West Virginia  25401
304/264-4500

Affiliated August 1992
JACK C. ALLEN, Chairman of the Board
VICTOR A. ROBERTS, JR., President

   NET LOANS    $55,787,000
   DEPOSITS      65,391,000
   TOTAL ASSETS  80,817,000


THE FIRST NATIONAL BANK
OF HINTON
321 Temple Street
Hinton, West Virginia 25951
304/466-2311

Affiliated December 1994
C. SCOTT BRIERS, President of the Board
BOB F. RICHMOND,  Executive Vice President & Cashier

   NET LOANS       $54,936,000
   DEPOSITS         55,119,000
   TOTAL ASSETS     83,456,000


FIRST STATE BANK & TRUST
1218 Main Street
Rainelle, West Virginia 25962
304/438-6144

Affiliated September 1988
DR. D. K. CALES, Chairman of the Board
CARLIN K. HARMON, President & CEO

   NET LOANS       $62,041,000
   DEPOSITS         70,015,000
   TOTAL ASSETS     84,322,000

THE HOME NATIONAL BANK
OF SUTTON
101 Second Street
Sutton, West Virginia 26601
304/765-7333

Affiliated May 1992
RALPH J. PLETCHER,  Chairman of the Board
VAN R. THORN, Chief Executive Officer


   NET LOANS       $47,496,000
   DEPOSITS         58,146,000
   TOTAL ASSETS     68,169,000


MERCHANTS
NATIONAL BANK
4th Avenue & Washington Street
Montgomery, West Virginia 25136
304/442-2475

Affiliated August 1995
GEORGE F. DAVIS, Chairman of the Board,
President & CEO

   NET LOANS     $ 74,610,000
   DEPOSITS        85,868,000
   TOTAL ASSETS   120,048,000




ADDITIONAL INFORMATION

STOCK INFORMATION

     The Company's Common Stock is included on the Nasdaq National Market System under the symbol "CHCO." Nasdaq market makers in City Holding Company include:

   Advest, Inc.
   Ferris Baker Watts, Inc.
   Herzog, Heine, Geduld, Inc.
   Legg, Mason, Wood, Walker, Inc.
   Robinson Humphrey Co., Inc.
   Scott & Stringfellow, Inc.
   Sherwood Securities Corporation
   Wheat, First Securities, Inc.



DIVIDEND REINVESTMENT
AND STOCK PURCHASE PLAN

     City Holding Company offers to holders of its Common Stock the opportunity to purchase, through reinvestment of dividends or by additional cash payments, additional shares of its Common Stock. Please address inquiries regarding the plan to:
   City Holding Company
   Dividend Reinvestment and Stock Purchase Plan
   3601 MacCorkle Avenue, SE
   Charleston, WV  25304
   Attn: Stock Transfer Agent

ABOUT FORM 10-K
     A copy of the Company's annual report on Form 10-K, as filed with the Securities and Exchange Commission, will be forwarded without charge to any stockholder upon written request to:

   Robert A. Henson, Chief Financial Officer
   City Holding Company
   3601 MacCorkle Avenue, S.E.
   Charleston, West Virginia  25304

BANK DIRECTORS

THE CITY NATIONAL
BANK OF CHARLESTON

SAMUEL M. BOWLING
Chairman of the Board,
The City National Bank of Charleston
President, Dougherty Co., Inc.

WILLIAM D. CHAMBERS
Managing Partner,
Chambers, Paterno & Associates

WILLIE H. CHILDRESS
Optometrist

GEORGE J. DAVIS
Public Accountant

STEVEN J. DAY
President & Chief Executive Officer,
The City National Bank of Charleston

JERRY L. GOLDBERG
President,
Dunbar Building Products, Inc.

JAY GOLDMAN
President, Goldman Associates

DICKINSON M. GOULD, JR.
President, Buzz Products, Inc.
and Haddy's Prime Beef

WILLIAM T. HACKWORTH
President,
Dunbar Printing Company

DAVID E. HADEN
President, RMI Ltd.

J.C. JEFFERDS, III
Vice President & Treasurer,
Jefferds Corporation

OTIS L. O'CONNER
Partner, Steptoe & Johnson

HAROLD R. PAYNE
Vice President,
Payne & Donahoe
Insurance Agency, Inc.

BETTY T. RISK
Retailing Consultant

MARK H. SCHAUL
President, Charmar Realty Company

JON W. WATKINS
President, Natures Furniture, Inc.

HARLAN WILSON, JR.
President, Wilson Funeral Home, Inc.

DIRECTORS EMERITUS

W.S. ENDRES
ROGER D. GRIFFITH
RICHARD J. HOYLMAN
J. RICHARD MCCORMICK
ROBERT L. PEDEN


THE HOME NATIONAL
BANK OF  SUTTON

ROY W. CUTLIP
President,
The Home National Bank of Sutton

M. SCOTT GIBSON
Vice-Chairman of the Board,
The Home National Bank of Sutton
Director,
Stockert-Gibson Funeral Home

LORAN KNICELEY
Owner,
Kniceley Insurance Agency

SUE NUZUM
President,
Braxton Motor, Inc.

RALPH J. PLETCHER
Chairman of the Board,
The Home National Bank of Sutton,
President, Pletcher Pontiac

VAN R. THORN
Chief Executive Officer,
The Home National Bank of Sutton

THE PEOPLES  BANK OF
POINT PLEASANT

YOUNG I. CHOI, M.D.
Physician

JOE L. ELLISON
President & Chief Executive Officer,
The Peoples Bank of Point Pleasant

CYNTHIA S. EPLING
Secretary/Treasurer,
Smith Buick, Inc.

JOHN FELKER, II
Owner, Point Distributing Company

JACK E. FRUTH
Chairman of the Board,
The Peoples Bank of Point Pleasant,
Principal Owner, Fruth Pharmacies

VANCE JOHNSON
President, Johnson's Supermarket, Inc.

DALLAS KAYSER
Attorney

MICHAEL R. LIEVING
Executive Vice President,
The Peoples Bank of Point Pleasant

SAMUEL P. MCNEILL, M.D.
Physician

GEORGE E. MILLER
Assistant Superintendent & Treasurer,
Mason County School System

DALE NIBERT
Dairy Farmer

MICHAEL G. SELLARDS
Executive Director and
Chief Executive Officer,
Pleasant Valley Hospital

MARK E. SHEETS
Partner,
Halliday, Sheets & Saunders

CECIL WILLIAMS
President,
Flair Furniture Company

ROBERT WINGETT
Publisher, Point Pleasant Register,
Gallipolis Tribune and Daily Sentinel

DIRECTORS EMERITUS

VITUS HARTLEY, JR.
JAMES LEWIS
VAUGHT SMITH

BLUE RIDGE
BANK

JACK C. ALLEN
Chairman of the Board,
Blue Ridge Bank,
State Farm Insurance Agent

CAROL F. KABLE
Realtor

GEORGE KAROS
President & Owner,
Patterson's Drug Store

PETER L. MULFORD
Administrator
City Hospital

VICTOR A. ROBERTS, JR.
President,
Blue Ridge Bank

FIRST STATE
BANK & TRUST

DAN AKERS
President,
Appalachian Heating

JAMES A. ALVIS
President,
Rupert Oil Company, Inc.

K.O. BOLEY
Retired Businessman

JOHN BUCKLAND
Executive Vice President,
First State Bank & Trust

DR. D.K. CALES
Chairman of the Board,
First State Bank & Trust
Dentist

J.H. CROOKSHANKS
Owner,
Crookshanks Builders Supply

L.A. GATES
President & CEO
L.A. Gates Company

PHILIP J. GWINN
President,
P.J. Gwinn Construction Co., Inc.

CARLIN K. HARMON
President & Chief Executive Officer,
First State Bank & Trust

ALAN LARRICK
Attorney at Law,
Larrick Law Offices

CURTIS E. MCCALL
President,
Showcase Cinemas

F. EUGENE NELSON
Independent Insurance Agent

MAX PRIDDY
President,
Priddy's Lumber

PAT REED
Broker/Owner,
Reed-Patton Assoc., Inc.
Better Homes and Gardens

ROBERT C. RIPLEY, SR.
Retired Sales Manager,
Dodson-Hager Ford

RALPH D. WILLIAMS
Former State Senator and
Area Representative,
State Farm Insurance

DIRECTOR EMERITUS
RYAN THOMPSON

PEOPLES STATE  BANK

JOHN P. AMAN
Vice President,
Peoples State Bank

DAVID E. BROCK
Chairman of the Board
President & Chief Executive Officer,
Peoples State Bank

TIMOTHY J. MANCHIN
Partner,
Manchin, Aloi & Carrick

MARK F. OLIVERIO
Vice President,
Oliverio Italian Style Peppers, Inc.

MARK B. OWEN
President,
Tmaro Corporation

FRANK E. SIMMERMAN, JR.
Partner,
Johnson, Simmerman & Broughton, L.C.

ROBERT W. RIGGS
President,
Robard, Inc.



BANK OF RIPLEY

WILLIAM E. CASTO
President & Chief Executive Officer,
Bank of Ripley

R. FRED CLARK
Executive Vice President,
Bank of Ripley

ROBERT D. FISHER
Partner,
Adams, Fisher & Evans

MICHAEL F. HALL
Executive Vice President
& Cashier, Bank of Ripley

ROBERT C. LESTER
Retired Pharmacist

HARRY H. PARSONS
Retired Merchant

GARY W. ROARK
Owner,
G.W. Roark & Associates

JAMES J. ROBINSON
Chairman of the Board,
Bank of Ripley

G. LEE WILSON
Owner, Ponderosa and
Char House Restaurants

FIRST NATIONAL
BANK OF HINTON

C. SCOTT BRIERS
President of the Board,
The First National Bank of Hinton
President,
Briers Inc.

JAMES V. COSTE
Retired President,
Hinton TV Corporation

JAMES S. KERR
Realtor

WILLIAM G. MEADOR
Retired Insurance Agent

DAVID L. PARMER
Attorney at Law

BOB F. RICHMOND
Executive Vice President and Cashier,
First National Bank of Hinton

J.D. WOODRUM
Physican

PAUL L. WYKLE
Retired Former Owner,
Twin State Barber and Beauty Supply