Form 10-K405, Exhibit 13
period 1996-12-31
CITY HOLDING CO
filed 1997-03-31
CIK 726854

SELECTED FINANCIAL DATA

TABLE ONE
FINANCIAL SUMMARY
(in thousands, except per share data)

                                                                      FIVE YEAR SUMMARY

                                               1996            1995           1994          1993          1992
                                              --------    -----------    ----------    ----------     ----------
SUMMARY OF OPERATIONS
   Total interest income                   $   86,069     $   75,125     $  62,762     $   55,301     $   50,880
   Total interest expense                      39,064         33,580        25,168         22,425         22,184
   Net interest income                         47,005         41,545        37,594         32,876         28,696
   Provision for loan losses                    1,678          1,104         1,040          1,434          2,325
   Total other income                          11,123          6,346         5,249          3,862          2,328
   Total other expenses                        40,982         33,887        30,116         24,292         18,889
   Income before income taxes                  15,468         12,900        11,687         11,012          9,810
   Net income                                  10,130          8,718         8,141          7,645          6,972

PER SHARE DATA  (1)
   Net income                              $     1.81     $     1.55     $    1.44     $     1.35     $     1.23
   Cash dividends declared (2)                    .63            .56           .49            .46            .41
   Book value per share                         14.21          13.09         11.66          11.56          10.73

AVERAGE BALANCE SHEET SUMMARY
   Total loans                             $  665,641     $  608,551     $ 504,795     $  413,645     $  322,464
   Securities                                 166,667        221,743       264,976        262,742        232,930
   Deposits                                   812,655        771,303       736,115        639,480        523,488
   Long-term debt                              24,666          8,204         6,252          4,387            508
   Stockholders' equity                        76,130         69,463        67,652         63,511         58,606
   Total assets                             1,079,540        957,048       864,690        739,804        610,707

AT YEAR END
   Net loans                               $  690,701     $  650,195     $ 547,809     $  462,424     $  376,206
   Securities                                 163,922        194,368       239,882        283,833        248,740
   Deposits                                   828,670        797,415       746,805        709,958        605,398
   Long-term debt                              34,250         20,000         6,875          5,875          4,000
   Stockholders' equity                        79,373         73,139        66,299         65,605         60,858
   Total assets                             1,048,810      1,040,969       895,785        816,225        701,862

SELECTED RATIOS
   Return on average assets                       .94%           .91%          .94%          1.03%          1.14%
   Return on average equity                     13.31          12.55         12.03          12.04          11.90
   Average equity to average assets              7.05           7.26          7.82           8.58           9.60
   Dividend payout ratio (2)                    34.81          36.47         33.91          34.36          33.11


(1) All per share data have been restated to reflect 10% stock dividends effective November, 1996, January and November, 1995 and August, 1992.

(2) Cash dividends and the related payout ratio are based on historical results of the Company and do not include cash dividends of acquired subsidiaries prior to the dates of consummation.

     The Company acquired 100% of the Common Stock of The Buffalo Bank of Eleanor (Buffalo) in December 1992 for cash. In 1993, certain other purchase acquisitions were consummated by the Company. These acquisitions were accounted for using the purchase method of accounting. Accordingly, the results of operations of the purchased subsidiaries are included in the information presented above from the date of acquisition forward, and prior year balance sheets have not been restated for such transactions. The acquisitions of Home Bancorp, Inc. (1992), Hinton Financial Corporation and subsidiary (1994) and First Merchants Bancorp, Inc. and subsidiary (1995) were accounted for as poolings of interests and, accordingly, the financial data of these subsidiaries are included in all five years presented above, as if the acquisitions had occurred as of the beginning of the earliest period presented.

TWO YEAR SUMMARY OF
COMMON STOCK PRICES AND DIVIDENDS
                                  MARKET PRICE RANGE*
                              --------------------------
                       Cash
                     Dividends
                    Per Share*      Low         High
                   -------------------------------------
1996
Fourth Quarter       $ .170      $ 21.00      $   26.25
Third Quarter          .155        19.77          22.95
Second Quarter         .155        20.00          23.41
First Quarter          .155        20.91          24.09

1995
Fourth Quarter       $ .155      $ 20.45      $   22.73
Third Quarter          .141        20.66          23.14
Second Quarter         .132        21.49          23.96
First Quarter          .132        21.49          24.79


*All per share data have been restated to reflect 10% stock dividends effective November, 1996 and January and November, 1995. Cash dividends represent amounts declared by the Company and do not include cash dividends of acquired subsidiaries prior to the dates of acquisition.

   The Company's Common Stock is included on The Nasdaq National Market under the symbol CHCO. The table sets forth the cash dividends paid per share and information regarding the market prices per share of the Company's Common Stock for the period indicated. The price ranges are based on transactions as reported on The Nasdaq National Market. At December 31, 1996, there were 2,035 stockholders of record.

See NOTE ELEVEN of the audited Consolidated Financial Statements for a discussion of restrictions on subsidiary dividends.






MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CITY HOLDING COMPANY

   City Holding Company (the Company), a West Virginia corporation headquartered in Charleston, commenced operations in November 1983. The Company currently has nine banking subsidiaries, and three non-banking subsidiaries. All of the subsidiaries are wholly-owned. At December 31, 1996, the Company had total assets of $1.049 billion, total deposits of $829 million and total stockholders' equity of $79 million. The banking subsidiaries include The City National Bank of Charleston (City National, principal subsidiary bank), The Peoples Bank of Point Pleasant (Peoples Bank), First State Bank & Trust (First State), The Bank of Ripley, Home National Bank of Sutton (Home National), Blue Ridge Bank, Peoples State Bank, The First National Bank of Hinton (Hinton) and Merchants National Bank (Merchants), which currently operate 37 banking offices in the state of West Virginia. In addition to the Company's periodic filings with the SEC, each of its subsidiary banks are subject to certain regulatory guidelines at the applicable federal and state level. As such, the banks are routinely examined by these regulatory bodies and certain information is required to be submitted to them each quarter. The Company operates retail and consumer-oriented community banks that emphasize personal service.
   During 1996, the Company created City Mortgage Services, a mortgage loan servicing division. Headquarted in Charleston, West Virginia, this division was formed to facilitate the Company's growth of its mortgage servicing portfolio. On December 31, 1996, the Company acquired certain assets and assumed certain liabilities of Prime Financial Corporation, a mortgage loan servicing company located in Costa Mesa, California, which increased the Company's mortgage loan servicing portfolio by approximately $600 million. This West Coast operation was absorbed into the mortgage loan servicing division headquartered in Charleston, West Virginia.
   During 1993, the Company formed two non-banking subsidiaries. City Mortgage Corporation, a full service mortgage banking company headquartered in a suburb of Pittsburgh, Pennsylvania, originates, services and sells long-term fixed-rate mortgage and other loan products. City Financial Corporation, a full service securities brokerage and investment advisory company, is headquartered in Charleston, West Virginia with its office located in City National's main location. Both of these companies were formed pursuant to a strategy to generate fee income, lessen the Company's reliance on net interest margin and enable the Company to offer a full array of financial services to its customers. Hinton Financial Corporation, the Company's third non-banking subsidiary, owns all of the capital stock of Hinton and does not conduct any other business activities.
   The Company continually seeks strategic aquisition opportunities for small to medium-sized banks. The Company's latest bank acquisitions include Hinton Financial Corporation and subsidiary, acquired in late 1994, followed by First Merchants Bancorp, Inc. and subsidiary in mid 1995. The Company's acquisition policy has permitted subsidiary banks to operate as separate entities with their historical names and boards of directors. The Company believes that this policy maintains community loyalty to the subsidiary banks and improves operating performance while providing the services and efficiencies of a larger holding company.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

HIGHLIGHTS AND SUMMARY

   Return on average assets (ROA), a measure of the effectiveness of asset utilization, was .94% in 1996. Return on average equity (ROE), which measures the return on stockholders' investment, was 13.31% in 1996. The Company's ROA and ROE were .91% and 12.55%, respectively, in 1995. Earnings per share for 1996 were $1.81, an increase of approximately 16.8% from the $1.55 per share in 1995. The main reason for the increase in earnings per share is increased net interest income and other income. Increases in net interest income are primarily attributable to increased participation in the Title I loan program as discused below. An expansion of the Company's mortgage servicing division produced an additional $2.3 million in non-interest income.
   The Company reported total assets of $1.049 billion at December 31, 1996 and achieved $10.1 million in net income for the year then ended. Total assets increased .8% over the 1995 total of $1.041 billion. Net income was up significantly over the $8.7 million and $8.1 million reported for 1995 and 1994, respectively.

INTEREST-EARNING ASSETS AND INTEREST-BEARING LIABILITIES

   Average interest-earning assets increased $110.0 million from 1995 to 1996 and $87.5 million from 1994 to 1995. These increases are attributable to the loan volume generated by the Company's subsidiary banks, which was accompanied by a comparable increase in deposits and short-term borrowings. A significant part of the increase in net earning assets for 1996 and 1995 is attributable to the Company's participation in a whole loan purchasing program. Under the program, the Company generally purchases HUD Title I home improvement loans secured by second lien mortgages and partially insured by the Federal Housing Administration. The loans typically have balances of less than $25,000 and are generally sold within 30 to 90 days. Although loans are originated nationwide, the two states which experienced the most volume of originations during 1996 were California and Texas. Although the loans usually are located outside the Company's primary market areas, management believes that these loans pose no greater risk than similar "in-market" loans because of the Company's review of the loans, the credit support associated with the loans, the short duration of the Company's investment and the other terms of the program. The loans are generally serviced by the Company's mortgage servicing division. Effective November 1996, the Company restructured its participation in the program so that it would receive the full coupon rate on loans purchased. Previously, the Company had received a fixed rate of 9% on outstanding balances. At December 31, 1996, the loans had a weighted average coupon of 13.46% and a weighted average maturity of approximately 173 months. The Company earned approximately $12.6 and $4.6 million during 1996 and 1995, on average balances of program loans of approximately $136.4 and $49.1 million, respectively. These loans are being funded through short-term borrowings which consist primarily of advances from the Federal Home Loan Bank of Pittsburgh.
   The Company's participation in the Title I loan program, through purchasing Title I loans, holding the loans until they are securitized, and providing servicing of the loans subsequent to securitization is expected to continue to have a positive impact on the Company's operating results. However, this return is not achieved without a degree of risk of loss to the Company. Such risks include credit risk, related to the quality of the underlying loan and the borrower's financial capability to repay the loan, market risk related to the continued attractiveness of the Title I loan product to both borrowers and end-investors, and interest rate risk related to potential changes in interest rates and the resulting repricing of both financial assets and liabilities. The Company manages this risk by continuously improving policies and procedures designed to reduce the risk of loss to a level commensurate with the return being earned on the Company's investment in this program.
   Average short-term borrowings increased $55.8 million from 1995 to 1996 and $52.2 million from 1994 to 1995. The average rate paid by the Company for short-term borrowings decreased 47 basis points in 1996 due to general decreases in market interest rates, which were led by the Federal funds rate. The average rate paid for short-term borrowings increased 179 basis points in 1995 due to general increases in market interest rates.
   Most of the internal growth in deposits has been in response to the Company's service-oriented philosophy and its active involvement in the local communities it serves. The Company also continues to establish additional commercial relationships, with an emphasis on "in-market" lending to businesses owned and operated by established customers. The Company believes its decentralized management style appeals to retail consumers and small businesses. These lending arrangements are in furtherance of the Company's mission of being a high quality service provider retaining strong ties to the local communities in which its subsidiary banks operate. In 1996, the Company's subsidiaries had an aggregate increase in loans of approximately $39.9 million or 6%.
   In response to the significant growth in loans and loans held for sale, average investment securities decreased $55.1 million from $222 million in 1995 to $167 million in 1996. The overall yield on investments has decreased from 1995 as a result of reinvestment of matured securities at slightly lower rates. Average investment securities decreased $43.2 million from $265 million in 1994 to $222 million in 1995.
   Long-term debt includes $24.3 million in obligations of the Parent Company and $10 million in FHLB obligations of City National. For further details with respect to long-term debt see NOTE TEN of the audited Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE TWO
EARNING ASSETS AND INTEREST-BEARING LIABILITIES
(in thousands)

                                          1996                          1995                        1994
                           --------------------------------------------------------------------------------------
                            Average             Yield/     Average             Yield/  Average            Yield/
                            Balance   Interest   Rate      Balance  Interest    Rate   Balance  Interest   Rate
                           --------------------------------------------------------------------------------------
EARNING ASSETS:
Loans (1)
   Commercial and
     industrial            $ 213,687    $19,631    9.19% $  188,122    $18,014   9.58% $ 153,952   $12,829   8.33%
   Real estate               317,204     27,455    8.66     283,752     24,149   8.51    231,755    19,178   8.28
   Consumer obligations      134,750     13,408    9.95     136,677     13,270   9.71    119,088    11,685   9.81
-------------------------------------------------------------------------------------------------------------------
     Total loans             665,641     60,494    9.09     608,551     55,433   9.11    504,795    43,692   8.66
Loans held for sale          171,308     15,394    8.99      62,408      5,691   9.12     27,655     2,375   8.59
Securities
   Taxable                   130,600      8,139    6.23     181,140     11,612   6.41    222,304    13,897   6.25
   Tax-exempt (2)             36,067      3,048    8.45      40,603      3,485   8.58     42,672     3,753   8.79
-------------------------------------------------------------------------------------------------------------------
     Total securities        166,667     11,187    6.71     221,743     15,097   6.81    264,976    17,650   6.66
Federal funds sold               564         30    5.32       1,473         89   6.04      9,253       321   3.47
-------------------------------------------------------------------------------------------------------------------
   Total earning assets    1,004,180     87,105    8.67     894,175     76,310   8.53    806,679    64,038   7.94
Cash and due from banks       31,057                         25,392                       25,063
Bank premises and equipment   27,357                         22,178                       19,807
Other assets                  23,675                         21,761                       19,514
   Less: allowance for
     possible loan losses     (6,729)                        (6,458)                      (6,373)
-------------------------------------------------------------------------------------------------------------------
   Total assets            $1,079,540                      $957,048                     $864,690
-------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING
  LIABILITIES:
Demand deposits            $  101,013    $ 3,028    3.00%   $106,590   $  3,059   2.87%  $ 96,870   $ 3,006   3.10%
Savings deposits              228,286      7,017    3.07     227,217      6,990   3.08    255,634     7,890   3.09
Time deposits                 366,650     19,193    5.23     335,011     17,100   5.10    284,807    11,981   4.21
Short-term borrowings         154,759      8,138    5.26      98,973      5,675   5.73     46,822     1,846   3.94
Long-term debt                 24,666      1,688    6.84       8,204        756   9.22      6,252       445   7.12
-------------------------------------------------------------------------------------------------------------------
   Total interest-bearing
     liabilities              875,374     39,064    4.46     775,995     33,580   4.33    690,385    25,168   3.65
Demand deposits               116,706                        102,485                       98,804
Other liabilities              11,330                          9,105                        7,849
Stockholders' equity           76,130                         69,463                       67,652
-------------------------------------------------------------------------------------------------------------------
     Total liabilities
       and stockholders'
        equity             $1,079,540                       $957,048                     $864,690
-------------------------------------------------------------------------------------------------------------------
     Net interest income                 $48,041                       $ 42,730                     $38,870
-------------------------------------------------------------------------------------------------------------------
     Net yield on earning
       assets                                       4.78%                         4.78%                       4.82%
-------------------------------------------------------------------------------------------------------------------

(1) For purposes of this table, nonaccruing loans have been included in average balances and loan fees, which are immaterial, have been included in interest income.

(2) Computed on a fully federal tax-equivalent basis assuming a tax rate of approximately 34% in all years.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NET INTEREST INCOME

   Net interest income, on a fully federal tax-equivalent basis, increased $5.3 million during 1996. The average yield on earning assets increased from 8.53% in 1995 to 8.67% in 1996, and the average cost of interest-bearing liabilities increased from 4.33% to 4.46% over this same period. This had no effect on the net yield on earning assets of 4.78% in both 1995 and 1996.
   The $301,000 decrease in net interest income due to rate, as shown in Table Three which follows, was coupled with a $5.6 million increase in net interest income due to volume. The major components of this favorable volume change were increased average loans and loans held for sale as more fully discussed in the Interest-Earning Assets and Interest-Bearing Liabilities section.
   Net interest income, on a fully federal tax-equivalent basis, increased $3.9 million in 1995. The $4.6 million increase caused by changes in volume was offset by a $724,000 decrease in net interest income due to rate.


TABLE THREE
RATE/VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE
(in thousands)

                                                    1996 VS. 1995                         1995 VS. 1994
                                                 Increase (Decrease)                   Increase (Decrease)
                                                  Due to Change In:                     Due to Change In:
-------------------------------------------------------------------------------------------------------------------
                                          Volume         Rate         Net        Volume        Rate          Net
INTEREST INCOME FROM:
Loans
   Commercial and industrial             $  2,371     $   (754)   $  1,617      $  3,101     $  2,084     $ 5,185
   Real estate                              2,889          417       3,306         4,411          560       4,971
   Consumer obligations                      (189)         327         138         1,709         (124)      1,585
-------------------------------------------------------------------------------------------------------------------
Total                                       5,071          (10)      5,061         9,221        2,520      11,741
Loans held for sale                         9,787          (84)      9,703         3,160          156       3,316
Investment securities
   Taxable                                 (3,158)        (315)     (3,473)       (2,631)         346      (2,285)
   Tax-exempt (1)                            (384)         (53)       (437)         (179)         (89)       (268)
-------------------------------------------------------------------------------------------------------------------
Total                                      (3,542)        (368)     (3,910)       (2,810)         257      (2,553)
   Federal funds sold                         (49)         (10)        (59)         (376)         144        (232)
-------------------------------------------------------------------------------------------------------------------
Total interest-earning assets            $ 11,267     $   (472)   $ 10,795      $  9,195     $  3,077     $12,272
-------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE ON:
Demand deposits                          $   (164)    $    133    $    (31)     $    289     $   (236)    $    53
Savings deposits                               33           (6)         27          (874)         (26)       (900)
Time deposits                               1,647          446       2,093         2,316        2,803       5,119
Short-term borrowings                       2,968         (505)      2,463         2,720        1,109       3,829
Long-term debt                              1,171         (239)        932           160          151         311
-------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities       $  5,655     $   (171)   $  5,484      $  4,611     $  3,801     $ 8,412
-------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                      $  5,612     $   (301)   $  5,311      $  4,584     $   (724)    $ 3,860
-------------------------------------------------------------------------------------------------------------------

(1) Fully federal taxable equivalent using a tax rate of approximately 34% in all years.

     The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND INTEREST RATE SENSITIVITY

   The Company is satisfied with its liquidity position and there are no known trends, demands, commitments or uncertainties that have resulted or are reasonably likely to result in material changes in liquidity.

Interest Rate Sensitivity: The Company manages its liquidity position to reduce interest rate risk, which is the susceptibility of assets and liabilities to declines in value as a result of changes in general market interest rates. The Company seeks to reduce this risk through asset and liability management, where the goal is to optimize the balance between earnings and interest rate risk. The Company measures this interest rate risk through interest sensitivity gap analysis as illustrated in Table Four. At December 31, 1996, the one year period shows a negative gap (liability sensitive) of $332 million. This analysis is a "static gap" presentation and movements in deposit rates offered by the Company's subsidiary banks lag behind movements in the prime rate. Such time lags affect the repricing frequency of many items on the Company's balance sheet. Accordingly, the sensitivity of deposits to changes in market rates may differ significantly from the related contractual terms. Table Four is first presented without adjustment for expected repricing behavior. Then, as presented in the "management adjustment" line, these balances have been notionally distributed over the first three periods to reflect those portions of such accounts that are expected to reprice fully with market rates over the respective periods. The distribution of the balances over the repricing periods represents an aggregation of such allocations by each of the affiliate banks, and is based upon historical experience with their individual markets and customers. Management expects to continue the same pricing methodology in response to market rate changes; however, management adjustments may change as customer preferences, competitive market conditions, liquidity, and loan growth change. Also presented in the management adjustment line are loan prepayment assumptions which may differ from the related contractual terms of the loans. These balances have been distributed over the four periods to reflect those loans that are expected to be repaid in full prior to their maturity date. After management adjustments, Table Four shows a negative gap in the one year period of $124 million. A negative gap position is advantageous when interest rates are falling because interest-bearing liabilities are being repriced at lower rates and in greater volume, which has a positive effect on net interest income. However, when interest rates are rising, this position produces the converse effect. Consequently, the Company has experienced a slight decline in its net interest margin during the past two years and is somewhat vulnerable to a rapid rise in interest rates in 1997. These declines in net interest margin did not translate into declines in net interest income because of increases in the volume of interest-earning assets.

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

   At December 31, 1996, the Parent Company had $24,250,000 in long-term debt outstanding against a $28,000,000 revolving loan agreement. These funds were used to provide subsidiaries with additional capital, to fund certain acquisitions in 1993 and 1994 and to provide funding for expansion of the Company's data processing operations and mortgage servicing divisions. Total debt service for the Parent Company in 1997 will approximate $1.8 million at current interest rates. Other than long-term debt, the cash needs of the Parent Company consist of routine payroll and benefit expenses of Parent Company personnel, expenses for certain professional services, debt service on affiliate advances and dividends to shareholders.
   The Parent Company has approximately $15.9 million available for transfer from its subsidiary banks as of January 1, 1997. Subsidiary bank earnings in 1997 through the date of dividend declaration are also available for transfer upstream. Such subsidiary bank dividends are the Parent Company's primary source of cash. Management anticipates that the cash flow requirements of the Parent Company will be adequately met in the normal course of business. For more specific information regarding restrictions on subsidiary dividends, see NOTE ELEVEN to the audited Consolidated Financial Statements.
   The Company's cash and cash equivalents, represented by cash, due from banks and federal funds sold, are a product of its operating, investing and financing activities. These activities are set forth in the Company's Consolidated Statements of Cash Flows included elsewhere herein. Cash was generated from operating activities in 1996 due to proceeds from loans sold. Net cash was used in operating activities during 1995 and 1994 due to the purchases of loans held for sale. Net cash was used in investing activities for each year presented which is indicative of the Company's net increases in loan volume. Cash was used in financing activities during 1996, which is attributable to decreases in short-term borrowings. Net cash was provided by financing activities, principally in the form of increased short-term borrowings and deposit growth, during 1995 and 1994.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE FOUR
INTEREST RATE SENSITIVITY GAPS
(in thousands)

                                                  1 TO 3 MO.    3 TO 12 MO. 1 TO 5 YRS.   OVER 5 YRS.     TOTAL
-------------------------------------------------------------------------------------------------------------------
ASSETS
   Gross loans                                     $ 154,700     $ 106,222    $ 349,100     $ 93,019     $703,041
   Loans held for sale                                92,472             0            0            0       92,472
   Securities                                         25,399        17,568       90,182       30,773      163,922
   Federal funds sold                                    413             0            0            0          413
-------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                        272,984       123,790      439,282      123,792      959,848
-------------------------------------------------------------------------------------------------------------------

LIABILITIES
   Savings and NOW accounts                          331,451             0            0            0      331,451
   All other interest-bearing deposits               104,055       168,323      105,495          370      378,243
   Short-term  borrowings                             90,298             0            0            0       90,298
   Long-term borrowings                               34,250             0            0            0       34,250
-------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                   560,054       168,323      105,495          370      834,242
-------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap                           $(287,070)    $ (44,533)   $ 333,787     $123,422     $125,606
-------------------------------------------------------------------------------------------------------------------
Cumulative sensitivity gap                         $(287,070)    $(331,603)   $   2,184     $125,606
-------------------------------------------------------------------------------------------------------------------
Management adjustments                             $ 285,426     $ (77,732)   $(196,523)    $(11,171)
-------------------------------------------------------------------------------------------------------------------
Cumulative management adjusted gap                 $  (1,644)    $(123,909)   $  13,355     $125,606
-------------------------------------------------------------------------------------------------------------------

The table above includes various assumptions and estimates by management as to maturity and repricing patterns. Future interest margins will be impacted by balances and rates which are subject to change periodically throughout the year.

TABLE FIVE
INVESTMENT PORTFOLIO
(dollars in thousands)

                                                                          BOOK VALUES AS OF
                                                                               December 31
                                                                     1996          1995         1994
-------------------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. government corporations
  and agencies                                                    $ 106,875     $ 132,007    $ 179,061
States and political subdivisions                                    36,290        40,635       45,041
Other                                                                20,757        21,726       15,780
-------------------------------------------------------------------------------------------------------------------
   Total                                                           $163,922     $ 194,368    $ 239,882
-------------------------------------------------------------------------------------------------------------------

At December 31, 1996, there were no securities of any issuers whose aggregate carrying or market value exceeded 10% of stockholders' equity.

                                                                         MATURING
-------------------------------------------------------------------------------------------------------------------
                                         Within            After One But      After Five But            After
                                        One Year         Within Five Years   Within Ten Years         Ten Years
-------------------------------------------------------------------------------------------------------------------
                                      Amount   Yield       Amount    Yield     Amount   Yield       Amount  Yield
-------------------------------------------------------------------------------------------------------------------
U.S. Treasury and
  other U.S. government
     corporations and agencies      $ 22,464    6.06%    $ 71,568   6.12%    $ 11,121    7.24%    $ 1,722    6.27%
State and political subdivisions       3,472    8.93       16,370   8.19       14,555    8.45       1,893    9.01
Other                                 17,031    6.27        2,244   8.24        1,482    8.01           0     0.00
-------------------------------------------------------------------------------------------------------------------
  Total                             $ 42,967    6.37%    $ 90,182   6.55%    $ 27,158    7.93%    $ 3,615    7.70%
-------------------------------------------------------------------------------------------------------------------


  Weighted average yields on tax-exempt obligations of states and political subdivisions have been computed on a fully federal tax-equivalent basis using a tax rate of approximately 34%.

  The Company had $7.3 million in structured notes as of December 31, 1996. All structured notes are federal agency securities that are classified as available-for-sale. They have a weighted average coupon of 4.31% and a weighted average maturity of approximately two years. Approximately 67% of these securities were obtained through the Company's acquisitions and management has no plans to purchase any additional structured notes in the future. The impact of holding these securities on the results of operations was immaterial for the period ending December 31, 1996.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE SIX
LOAN PORTFOLIO
(in thousands)


                                                                          DECEMBER 31
                                               1996           1995           1994          1993          1992
-------------------------------------------------------------------------------------------------------------------
Commercial, financial
   and agricultural                         $ 224,267      $ 214,304      $164,366      $ 149,112      $ 108,127
Real estate-mortgage                          338,385        304,848       258,910        205,745        157,562
Installment loans to individuals              142,123        145,734       140,695        124,490        129,017
-------------------------------------------------------------------------------------------------------------------
   Total loans                              $ 704,775      $ 664,886      $563,971      $ 479,347      $ 394,706
-------------------------------------------------------------------------------------------------------------------

The Company had $26.0 million and $27.2 million outstanding in real estate construction loans at December 31, 1996 and 1995, respectively, the majority of which related to one-to-four-family residential properties. Real estate construction loans were not material in all other periods presented.

The following table shows the maturity of loans outstanding as of December 31, 1996.

                                                                               MATURING
-------------------------------------------------------------------------------------------------------------------
                                                                          After One
                                                            Within       But Within        After
                                                           One Year      Five Years     Five Years       Total
-------------------------------------------------------------------------------------------------------------------
Commercial, financial
   and agricultural                                        $  68,852      $ 92,170      $  63,245      $ 224,267
Real estate-mortgage                                          66,437        79,939        192,009        338,385
Installment loans to individuals                              24,389       103,906         13,828        142,123
-------------------------------------------------------------------------------------------------------------------
   Total loans                                             $ 159,678      $276,015      $ 269,082      $ 704,775
-------------------------------------------------------------------------------------------------------------------

Loans maturing after one year with:
   Fixed interest rates                                            $  323,502
   Variable interest rates                                            221,595
-------------------------------------------------------------------------------------------------------------------
   Total                                                           $  545,097
-------------------------------------------------------------------------------------------------------------------



TABLE SEVEN
MATURITY DISTRIBUTION OF CERTIFICATES OF DEPOSITS IN AMOUNTS OF $100,000 OR MORE (in thousands)

Maturities of time certificates of deposits of $100,000 or more outstanding at December 31, 1996, are summarized as follows:


                                                                        Amounts          Percentage
-------------------------------------------------------------------------------------------------------------------
Three months or less                                                   $  17,537            28%
Over three months through six months                                      10,965            18
Over six months through twelve months                                     15,037            24
Over twelve months                                                        18,970            30
-------------------------------------------------------------------------------------------------------------------
Total                                                                   $ 62,509           100%
-------------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LOAN LOSS ANALYSIS

   During 1996, the Company charged-off $1,375,000 of loans that were doubtful as to collection and had recoveries of $412,000. The resulting net charge-offs of $963,000 represent a decrease of $52,000 or 5% from that reported in 1995. Net charge-offs increased approximately 31%, or $243,000 in 1995 versus 1994. Net charge-offs as a percent of average total loans decreased 17.6% or 3 basis points when comparing 1996 to 1995. The Company's asset quality continues to compare favorably with that of peer banks.
   The provision for possible loan losses charged to operations each year is dependent upon many factors, including loan growth, historical charge-off experience, size and composition of the loan portfolio, delinquencies and general economic trends. The provision of $1,678,000 in 1996 represents .25% of average loans as compared to a $1,104,000, or .18%, provision in 1995. As discussed in NOTE FIVE to the audited Consolidated Financial Statements, during 1996, the Company restructured its participation in a loan purchasing program such that the Company currently buys, directly from loan originators, home-improvement loans that are subsequently sold by the Company to an independent third party institution for securitization. The modification of the Company's participation in this program resulted in an increased return on the Company's investment in these loans and an increase in the risk of loss to the Company due to delinquencies or uncollectibility. As a result, management increased, compared to 1995, its 1996 provision for possible loan losses to provide for potentially uncollectible loans inherent in the pools of loans acquired in this program. As further discussed below, management believes that the consolidated allowance for loan losses is adequate to provide for any potential losses on loans currently reported in the consolidated balance sheets. Loan volume has continued to increase in recent years as a result of the Company's more active solicitation of commercial loan business as well as general volume increases applicable to the traditional borrowing segment from which the Company has generated loans in the past. The Company has successfully attracted more commercial customers, while continuing to obtain noncommercial, lower risk collateral such as residential properties. The Company's collateral position with respect to real estate loans has typically been less volatile than its peers, particularly banks located outside of its region where dramatic escalations in real estate values took place in certain prior years. Loans held for sale volume has increased due primarily to the expansion and growth of the mortgage banking area.
   The allowance for loan losses was $7,281,000 or 1.05% of net loans, as of December 31, 1996, compared to $6,566,000 or 1.01% of net loans in 1995. As detailed in Table Ten, as of December 31, 1996, the allowance for loan losses is allocated 27% to commercial, financial and agricultural loans, 54% to real estate-mortgage loans and 19% to installment loans to individuals. These amounts reflect management's assessment of the risk in each specific portfolio in relation to the total. These percentages compare to 31%, 48% and 21%, respectively, as of December 31, 1995. The portion of the allowance related to commercial credits is based primarily upon specific credit review with minor weighting being given to past charge-off history. Conversely, due to the homogenous nature of the portfolios and consistency in underwriting standards, the portions of the allowance allocated to the real estate-mortgages and installment loans to individuals are based primarily upon prior charge-off history with minor weighting being given to specific credit reviews. Management has, however, increased the portion of the allowance allocated to real estate-mortgages above the trend in net charge-off history for that portfolio. This increase is primarily due to management's concern that rapid increases in real estate lending within the Company over the past several years have led to a portfolio that may not be seasoned enough for past net charge-offs to represent current risk. In addition, the Company's adjustable rate mortgages have grown from $93.9 million at December 31, 1994 to $139.4 million at December 31, 1996, an increase of 48% in three years. In management's opinion, the consolidated allowance for loan losses is adequate to provide for any potential losses on existing loans. See NOTE FIVE to the audited Consolidated Financial Statements for a discussion of concentrations of credit risks.
   Nonperforming loans, consisting of nonaccrual, past-due and restructured credits, increased approximately $556,000 in 1996. While the general economy remains soft in certain of the subsidiary banks' market areas, management does not anticipate material loan losses since loan to collateral ratios remain favorable. At December 31, 1996, loans aggregating $235,000 are considered by management to represent possible future credit problems. These loans are generally contractually current, but information is available to management which indicates that serious doubt may exist as to the ability of such borrowers to comply with the present loan repayment terms. The ratio of the allowance for loan losses to nonperforming loans, including potential problem loans, was 149% at December 31, 1996, as compared to 151% and 134% at December 31, 1995 and 1994.
   Tables Eight, Nine and Ten detail loan performance and analyze the allowance for loan losses.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE EIGHT
ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
(in thousands)

                                                                     DECEMBER 31
                                           1996           1995             1994           1993          1992
-------------------------------------------------------------------------------------------------------------------
Balance at beginning of period           $   6,566     $   6,477        $  6,209        $  5,730      $  2,761
Charge-offs:
   Commercial, financial and agricultural     (193)         (174)           (327)           (693)         (255)
   Real estate-mortgage                       (262)         (278)           (160)           (258)         (325)
   Installment loans to individuals           (920)         (879)           (693)           (664)         (711)
-------------------------------------------------------------------------------------------------------------------
   Totals                                   (1,375)       (1,331)         (1,180)         (1,615)       (1,291)
-------------------------------------------------------------------------------------------------------------------
Recoveries:
   Commercial, financial and agricultural       19            56             111              58            22
   Real estate-mortgage                        166            22              11             220            65
   Installment loans to individuals            227           238             286             217           168
-------------------------------------------------------------------------------------------------------------------
   Totals                                      412           316             408             495           255
-------------------------------------------------------------------------------------------------------------------
Net charge-offs                               (963)       (1,015)           (772)         (1,120)       (1,036)
Provision for possible loan losses           1,678         1,104           1,040           1,434         2,325
Balance of acquired subsidiary                                                               165         1,680
-------------------------------------------------------------------------------------------------------------------
Balance at end of period                 $   7,281     $   6,566        $  6,477        $  6,209      $  5,730
-------------------------------------------------------------------------------------------------------------------

AS A PERCENT OF AVERAGE TOTAL LOANS
   Net charge-offs                             .14%          .17%            .15%            .27%          .32%
   Provision for possible loan losses          .25           .18             .21             .35           .72
AS A PERCENT OF NONPERFORMING AND
   POTENTIAL PROBLEM LOANS
    Allowance for loan losses               149.26%       150.84%         134.24%         129.68%       102.71%



TABLE NINE
NONACCRUAL, PAST-DUE AND RESTRUCTURED LOANS
(in thousands)

                                                                       DECEMBER 31
                                           1996          1995             1994           1993           1992
-------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                         $  1,734      $   2,525        $  2,614        $ 1,559       $  1,517
Accruing loans past due 90 days or more     2,674          1,421           1,420            708          1,487
Restructured loans                            235            141             262          1,078          1,559
-------------------------------------------------------------------------------------------------------------------
                                         $  4,643      $   4,087        $  4,296        $ 3,345       $  4,563
-------------------------------------------------------------------------------------------------------------------

   During 1996, the Company recognized approximately $219,000 of interest income received in cash on nonaccrual and restructured loans. Approximately $332,000 of interest income would have been recognized during the year if such loans had been current in accordance with their original terms. There were no commitments to provide additional funds on nonaccrual, restructured, or other potential problem loans at December 31, 1996.
   Interest on loans is accrued and credited to operations based upon the principal amount outstanding. The accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest unless the loan is well collateralized and in the process of collection. When interest accruals are discontinued, interest credited to income in the current year that is unpaid and deemed uncollectible is charged to operations. Prior year interest accruals that are unpaid and deemed uncollectible are charged to the allowance for loan losses, provided that such amounts were specifically reserved.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE TEN
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
(in thousands)

                                                                   DECEMBER 31
                                   1996             1995             1994              1993             1992
-------------------------------------------------------------------------------------------------------------------
                                     Percent           Percent           Percent          Percent           Percent
                                    Of Loans          Of Loans          Of Loans         Of Loans          Of Loans
                                     In Each           In Each           In Each          In Each           In Each
                                    Category          Category          Category         Category          Category
                                    To Total          To Total          To Total         To Total          To Total
                              Amount   Loans   Amount    Loans   Amount    Loans  Amount    Loans   Amount    Loans
-------------------------------------------------------------------------------------------------------------------
Commercial, financial
   and agricultural           $1,939   32%     $2,053     32%   $1,919     29%    $ 2,100    31%    $2,107     27%
Real estate-mortgage           3,964   48       3,125     46     2,848     46       2,325    43      1,804     40
Installment loans
   to individuals              1,378   20       1,388     22     1,710     25       1,784    26      1,819     33
-------------------------------------------------------------------------------------------------------------------
                              $7,281  100%     $6,566    100%   $6,477    100%    $ 6,209   100%    $5,730    100%
-------------------------------------------------------------------------------------------------------------------

The portion of the allowance for loan losses that is not specifically allocated to individual credits has been apportioned among the separate loan portfolios based on the risk of each portfolio.

OTHER INCOME AND EXPENSES

   During 1996, the Company continued its pursuit of new products and services that generate additional fee-based income, reducing the Company's reliance on interest-based revenues. Over the past three years, the Company has begun offering new products to its existing customers and attracting new customers by expanding its focus from traditional banking operations to include trust, brokerage, mortgage banking and other related services. During 1996, the Company made a significant investment in loan servicing operations by assuming the responsibility to service pools of FHA Title I home improvement loans. At December 31, 1996, the Company serviced approximately $939 million of these and similar loans, generating $2.2 million of additional income during the year (compared to a $168 million portfolio serviced at December 31, 1995, which generated $350,000 of income in 1995). Additionally, the Company increased its volume of secondary-market mortgage loan originations, which resulted in an increase in fee income from $922,000 in 1995 to $1,462,000 in 1996. These activities resulted in other income of $4,019,000 in 1996 compared to $1,272,000 and $317,000 in 1995 and 1994, respectively. Also during 1996, the Company realized a one-time gain approximating $437,000 on the termination of the defined benefit plan of First Merchants Bancorp, Inc., which was acquired by the Company in 1995.
   Revenues generated by the Company's loan servicing operation are dependent on a variety of factors, including the continued market for Title I loans and an interest rate environment conducive to the general terms of these types of loans. Although management believes that the servicing operation will continue to have a positive impact on the Company, fee income could be reduced if a substantial number of serviced loans are prepaid by the borrowers more quickly than expected or if substantially more loans default than currently anticipated.
   Total other expenses increased $7.1 million, or 20.9%, during 1996 due primarily to $1.6 million in expenses incurred by City Mortgage Services, which includes $967,000 in personnel costs and $72,000 in expenses related to equipment. No expenses for this new division were included in the 1995 results. In addition, the Parent Company had an increase of approximately $3.7 million in non-interest expenses associated with growth, consisting of a $2.2 million increase in personnel costs and a $970,000 increase in expenses related to equipment. The additional increase of $2.6 million is attributable to higher personnel costs throughout the organization due to the Company's overall growth during 1996. Total other expenses increased $3.8 million, or 12.5%, during 1995 due primarily to the Company's overall growth during that year, which produced higher personnel costs throughout the organization. Salaries and employee benefits increased $2.9 million between 1995 and 1994.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAPITAL RESOURCES

   As a bank holding company, City Holding Company is subject to regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956. At December 31, 1996, the Federal Reserve Board's minimum ratio of qualified total capital to risk-weighted assets is 8 percent. At least half of the total capital is required to be comprised of Tier 1 capital, or the Company's common stockholders' equity less intangibles. The remainder ("Tier 2 capital") may consist of certain other prescribed instruments and a limited amount of loan loss reserves.
   In addition, the Federal Reserve Board has established minimum leverage ratio (Tier 1 capital to quarterly average tangible assets) guidelines for bank holding companies. These guidelines provide for a minimum ratio of 4 percent for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 4 percent plus an additional cushion of at least 100 to 200 basis points. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. The following table presents comparative capital ratios and related dollar amounts of capital for the Company:

                                                DOLLARS IN THOUSANDS
                                              1996                1995
-------------------------------------------------------------------------------------------------------------------
CAPITAL COMPONENTS
   Tier 1 risk-based capital               $    72,157         $    66,260
   Total risk-based capital                     79,439              72,826
CAPITAL RATIOS
   Tier 1 risk-based                             10.20%               8.87%
   Total risk-based                              11.23                9.75
   Leverage                                       6.58                6.45
REGULATORY MINIMUM
   Tier 1 risk-based (dollar/ratio)        $ 28,290/4.00%      $ 29,888/4.00%
   Total risk-based (dollar/ratio)           56,579/8.00         59,776/8.00
   Leverage (dollar/ratio)                   43,872/4.00         41,068/4.00

   The strong capital position of the Company is indicative of management's emphasis on asset quality and a history of retained net income. The ratios enable the Company to continually pursue acquisitions and other growth opportunities. Improvements in operating results and a consistent dividend program, coupled with an effective management of credit risk, have been, and will be, the key elements in maintaining the Company's present capital position.
   The Company does not anticipate any material capital expenditures in 1997. Earnings from subsidiary bank operations are expected to remain adequate to fund payment of stockholders' dividends and internal growth. In management's opinion, subsidiary banks have the capability to upstream sufficient dividends to meet the cash requirements of the Parent Company.

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

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INCOME TAXES

   Income tax expense was $5,338,000 in 1996, resulting in an effective tax rate of 34.51% for the year. Such rates were 32.42% and 30.34% in 1995 and 1994, respectively. The effective tax rate from 1995 to 1996 and the effective tax rate from 1994 to 1995 both increased due primarily to a decrease in tax-exempt interest income.

   At December 31, 1996, gross deferred tax assets total approximately $4.2 million. Such assets are primarily attributable to the allowance for loan losses ($2.8 million), acquired net operating loss (NOL) carryforwards ($741,000) and certain nonqualified deferred compensation arrangements sponsored by subsidiary banks ($391,000). Pursuant to management's evaluation for the quarter ended December 31, 1996, no valuation allowance has been allocated to the deferred tax assets. The quarterly evaluation process employed by management is based upon the expected reversal period of the assets, in consideration of taxes paid by the Company in the carryback years, expected reversals of existing taxable temporary differences, and historical trends in taxable income.

   Those assets for which realization is expected to be dependent on future events are subjected to further evaluation. Management's analysis has shown that realization of certain deferred tax assets, principally the acquired NOL, will be dependent on future events. After considering such factors as the magnitude of the asset relative to historical levels of financial reporting income and taxable income, the period over which future taxable income would have to be earned to realize the asset, and budgeted future results of operations, management has concluded that it is more likely than not that all deferred tax assets existing at December 31, 1996, will be realized. At present, management does not expect that implementation of tax planning strategies will be necessary to ensure realization. The need for a valuation allowance will continue to be addressed by management each quarter and any changes in the valuation allowance will be reported contemporaneously therewith in the Company's quarterly results of operations.

REPORT OF INDEPENDENT AUDITORS






Board of Directors and Stockholders
City Holding Company


   We have audited the accompanying consolidated balance sheets of City Holding Company and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1994 consolidated financial statements of Hinton Financial Corporation and subsidiary which statements reflect total revenues constituting 7% of the 1994 consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Hinton Financial Corporation and subsidiary, is based solely on the report of the other auditors.

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

   In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of City Holding Company and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.




                                                        /s/ ERNST & YOUNG LLP


Charleston, West Virginia
January 27, 1997

CONSOLIDATED BALANCE SHEETS
CITY HOLDING COMPANY AND SUBSIDIARIES

                                                                                     December 31
                                                                               1996             1995
------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                   $  47,764,000      $  28,460,000
Securities available for sale, at fair value                                122,944,000        143,649,000
Investment securities (approximate market values:
      1996-$41,826,000; 1995-$52,183,000)                                    40,978,000         50,719,000
Loans:
      Gross loans                                                           704,775,000        664,886,000
      Unearned income                                                        (6,793,000)        (8,125,000)
      Allowance for possible loan losses                                     (7,281,000)        (6,566,000)
------------------------------------------------------------------------------------------------------------------
             NET LOANS                                                      690,701,000        650,195,000
Loans held for sale                                                          92,472,000        122,222,000
Bank premises and equipment                                                  30,025,000         23,651,000
Accrued interest receivable                                                   7,510,000          8,031,000
Other assets                                                                 16,416,000         14,042,000
------------------------------------------------------------------------------------------------------------------
             TOTAL ASSETS                                                $1,048,810,000     $1,040,969,000
------------------------------------------------------------------------------------------------------------------

LIABILITIES
   Deposits:
        Noninterest-bearing                                               $ 118,976,000      $ 116,992,000
        Interest-bearing                                                    709,694,000        680,423,000
------------------------------------------------------------------------------------------------------------------
             TOTAL DEPOSITS                                                 828,670,000        797,415,000
   Short-term borrowings                                                     90,298,000        141,309,000
   Long-term debt                                                            34,250,000         20,000,000
   Other liabilities                                                         16,219,000          9,106,000
------------------------------------------------------------------------------------------------------------------
             TOTAL LIABILITIES                                              969,437,000        967,830,000

STOCKHOLDERS' EQUITY
   Preferred stock, par value $25 per share: authorized -
        500,000 shares; none issued
   Common stock, par value $2.50 per share: authorized -
        20,000,000 shares; issued and outstanding: 1996 -
        5,598,912 shares; 1995 - 5,092,046 shares including
        11,341 and 13,640 shares in treasury at December 31, 1996
        and 1995                                                             13,998,000         12,730,000
   Capital surplus                                                           35,426,000         25,942,000
   Retained earnings                                                         30,246,000         34,432,000
   Net unrealized gain on securities available for sale,
        net of deferred income taxes                                              3,000            395,000
------------------------------------------------------------------------------------------------------------------
                                                                             79,673,000         73,499,000
   Cost of common stock in treasury                                            (300,000)          (360,000)
------------------------------------------------------------------------------------------------------------------
             TOTAL STOCKHOLDERS' EQUITY                                      79,373,000         73,139,000
COMMITMENTS AND CONTINGENT LIABILITIES
------------------------------------------------------------------------------------------------------------------
             TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $1,048,810,000     $1,040,969,000
------------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
CITY HOLDING COMPANY AND SUBSIDIARIES



                                                                              YEAR ENDED DECEMBER 31
                                                                        1996            1995           1994
-------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
   Interest and fees on loans                                       $ 75,888,000    $ 61,124,000    $  46,067,000
   Interest on investment securities:
    Taxable                                                            8,139,000      11,612,000       13,897,000
    Tax-exempt                                                         2,012,000       2,300,000        2,477,000
   Other interest income                                                  30,000          89,000          321,000
-------------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST INCOME                                            86,069,000      75,125,000       62,762,000

INTEREST EXPENSE
   Interest on deposits                                               29,238,000      27,149,000       22,877,000
   Interest on short-term borrowings                                   8,138,000       5,675,000        1,846,000
   Interest on long-term debt                                          1,688,000         756,000          445,000
-------------------------------------------------------------------------------------------------------------------
      TOTAL INTEREST EXPENSE                                          39,064,000      33,580,000       25,168,000
-------------------------------------------------------------------------------------------------------------------
      NET INTEREST INCOME                                             47,005,000      41,545,000       37,594,000
PROVISION FOR POSSIBLE LOAN LOSSES                                     1,678,000       1,104,000        1,040,000
-------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES          45,327,000      40,441,000       36,554,000
OTHER INCOME
   Investment securities gains (losses)                                   87,000           2,000         (729,000)
   Service charges                                                     3,700,000       3,347,000        2,723,000
   Other income                                                        7,336,000       2,997,000        3,255,000
-------------------------------------------------------------------------------------------------------------------
      TOTAL OTHER INCOME                                              11,123,000       6,346,000        5,249,000

OTHER EXPENSES
   Salaries and employee benefits                                     21,593,000      17,815,000       14,874,000
   Occupancy, excluding depreciation                                   2,736,000       2,555,000        2,838,000
   Depreciation                                                        3,466,000       2,534,000        2,033,000
   Other expenses                                                     13,187,000      10,983,000       10,371,000
-------------------------------------------------------------------------------------------------------------------
     TOTAL OTHER EXPENSES                                             40,982,000      33,887,000       30,116,000
-------------------------------------------------------------------------------------------------------------------
      INCOME BEFORE INCOME TAXES                                      15,468,000      12,900,000       11,687,000
INCOME TAXES                                                           5,338,000       4,182,000        3,546,000
-------------------------------------------------------------------------------------------------------------------
      NET INCOME                                                    $ 10,130,000    $  8,718,000    $   8,141,000
-------------------------------------------------------------------------------------------------------------------
Net income per common share                                         $       1.81    $       1.55    $        1.44
-------------------------------------------------------------------------------------------------------------------
Average common shares outstanding                                      5,586,006       5,642,186        5,676,116
-------------------------------------------------------------------------------------------------------------------




See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS' EQUITY
CITY HOLDING COMPANY AND SUBSIDIARIES

                                                                                Unrealized Gain/(Loss)
                                           Common                                   on Securities                  Total
                                           Stock          Capital       Retained     Available        Treasury   Stockholders'
                                          (Par Value)     Surplus       Earnings     for Sale          Stock       Equity
----------------------------------------------------------------------------------------------------------------------------
Balances at January 1, 1994             $ 11,148,000  $ 13,478,000    $ 42,907,000  $    282,000    $(2,242,000)  $ 65,573,000
Net income                                                               8,141,000                                   8,141,000
Cash dividends declared--$.49 a share                                   (1,930,000)                                 (1,930,000)
Cash dividends of acquired subsidiary                                     (763,000)                                   (763,000)
Adjustments to beginning balance for
   change in accounting method,
   net of income taxes of $704,000                                                     1,055,000                     1,055,000
Change in unrealized gain/(loss)
   net of income taxes of ($2,790,000)                                                (4,200,000)                   (4,200,000)
Redemption of fractional and dissenter
   shares                                               (1,843,000)                                                 (1,843,000)
Cost of 7,002 shares of common
   stock acquired for treasury                                                                         (193,000)      (193,000)
Sale of 14,898 shares of treasury stock                    131,000                                      328,000        459,000
Retirement of 101,865 shares of common
   stock held in treasury                   (255,000)   (1,820,000)                                   2,075,000
Issuance of 10% stock dividend               860,000     8,420,000      (9,280,000)
-------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1994             11,753,000    18,366,000      39,075,000    (2,863,000)       (32,000)    66,299,000
Net income                                                               8,718,000                                   8,718,000
Cash dividends declared--$.56 a share                                   (2,852,000)                                 (2,852,000)
Cash dividends of acquired
   subsidiary                                                             (150,000)                                   (150,000)
Change in unrealized gain/(loss)
   net of income taxes of                 $2,154,000                                   3,258,000                     3,258,000
Cost of 86,665 shares of common stock
   acquired for treasury                                                                             (2,286,000)    (2,286,000)
Sale of 6,486 shares of
   treasury stock                                          (20,000)                                     172,000        152,000
Retirement of 69,739 shares
   of common stock held in
   treasury                                 (174,000)   (1,612,000)                                   1,786,000
Issuance of 10% stock dividend             1,151,000     9,208,000     (10,359,000)
------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1995             12,730,000    25,942,000      34,432,000       395,000       (360,000)    73,139,000
Net income                                                              10,130,000                                  10,130,000
Cash dividends
   declared-- $.63 a share                                              (3,540,000)                                 (3,540,000)
Change in unrealized gain/(loss)
   net of income taxes of ($261,000)                                                    (392,000)                     (392,000)
Sale of 2,299 shares of
   treasury stock                                           (2,000)                                      60,000         58,000
Redemption of fractional shares                            (22,000)                                                    (22,000)
Issuance of 10% stock dividend             1,268,000     9,508,000     (10,776,000)
------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1996           $ 13,998,000   $35,426,000    $ 30,246,000   $     3,000     $ (300,000)   $79,373,000
-----------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
CITY HOLDING COMPANY AND SUBSIDIARIES


                                                                             YEAR ENDED DECEMBER 31
                                                                         1996             1995         1994
-------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                                        $  10,130,000    $  8,718,000   $ 8,141,000
   Adjustments to reconcile net income to net
    cash provided by operating activities:
         Net amortization                                                  943,000       1,003,000       951,000
         Provision for depreciation                                      3,466,000       2,534,000     2,033,000
         Provision for possible loan losses                              1,678,000       1,104,000     1,040,000
         Deferred income tax benefit                                      (582,000)       (439,000)     (309,000)
         Loans originated for sale                                    (118,287,000)    (74,242,000)  (24,729,000)
         Purchases of loans held for sale                           (1,029,098,000)   (639,331,000) (189,719,000)
         Proceeds from loans sold                                    1,177,135,000     621,578,000   184,221,000
         Realized investment securities (gains) losses                     (87,000)         (2,000)      729,000
         Decrease (increase) in accrued interest receivable                521,000      (1,128,000)     (630,000)
         Increase in other assets                                       (2,356,000)     (1,027,000)   (2,800,000)
         Increase (decrease) in other liabilities                        7,113,000         (73,000)    2,110,000
-------------------------------------------------------------------------------------------------------------------
          NET CASH PROVIDED BY (USED IN)
          OPERATING ACTIVITIES                                          50,576,000     (81,305,000)  (18,962,000)

INVESTING ACTIVITIES
   Proceeds from maturities and calls of investment securities         134,539,000      40,084,000    79,281,000
   Purchases of investment securities                                 (124,979,000)     (3,238,000)  (64,346,000)
   Proceeds from sales of securities available for sale                 33,865,000      55,185,000    40,307,000
   Proceeds from maturities and calls of securities
     available for sale                                                 47,275,000      11,331,000    13,093,000
   Purchases of securities available for sale                          (60,938,000)    (52,617,000)  (30,747,000)
   Net increase in loans                                               (42,184,000)   (103,490,000)  (86,499,000)
   Net cash paid in acquisitions                                                                        (504,000)
   Purchases of premises and equipment                                  (9,840,000)     (5,055,000)   (4,129,000)
-------------------------------------------------------------------------------------------------------------------
         NET CASH USED IN INVESTING ACTIVITIES                         (22,262,000)    (57,800,000)  (53,544,000)

FINANCING ACTIVITIES
   Net increase in noninterest-bearing deposits                          1,984,000      22,624,000    15,853,000
   Net increase in interest-bearing deposits                            29,271,000      27,986,000    20,994,000
   Net (decrease) increase in short-term borrowings                    (51,011,000)     74,682,000    39,415,000
   Proceeds from long-term debt                                         14,250,000      17,525,000     6,875,000
   Repayment of long-term debt                                                          (4,400,000)   (5,875,000)
   Purchases of treasury stock                                                          (2,286,000)     (193,000)
   Proceeds from sales of treasury stock                                    58,000         152,000       459,000
   Redemption of dissenter and fractional shares                           (22,000)                   (1,843,000)
   Cash dividends paid                                                  (3,540,000)     (3,002,000)   (2,693,000)
-------------------------------------------------------------------------------------------------------------------
         NET CASH (USED IN) PROVIDED BY FINANCING  ACTIVITIES           (9,010,000)    133,281,000    72,992,000
-------------------------------------------------------------------------------------------------------------------
      INCREASE  (DECREASE) IN CASH AND CASH EQUIVALENTS                 19,304,000      (5,824,000)      486,000
      CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                    28,460,000      34,284,000    33,798,000
-------------------------------------------------------------------------------------------------------------------
           CASH AND CASH EQUIVALENTS AT END OF YEAR                  $  47,764,000    $ 28,460,000   $34,284,000
-------------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

DECEMBER 31, 1996

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

   Description of Principal Markets and Services: The Company is a multi-bank holding company headquartered in Charleston, West Virginia. The Company's banking subsidiaries are comprised of retail and consumer oriented community banks with offices throughout West Virginia. The non-banking subsidiaries are comprised of a full service mortgage banking company located in Pittsburgh, Pennsylvania, and a full service securities brokerage and investment advisory company located in Charleston.

   During 1996, the Parent Company created a mortgage loan servicing division to facilitate the Company's continued expansion into the mortgage banking industry. With the acquisition discussed in Note Three, the mortgage servicing division has loan servicing facilities located in West Virginia and California.

   Cash and Due from Banks: The Company considers cash and due from banks and federal funds sold as cash and cash equivalents. The carrying amounts reported in the December 31, 1996 and 1995, consolidated balance sheets for cash and cash equivalents approximate those assets' fair values.

   Securities: Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold debt securities to maturity, they are classified as investment securities and are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts. Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale along with the Company's investment in equity securities. Securities available for sale are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. Securities classified as available for sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk, and other factors.

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

   Loan Servicing: On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights". Statement No. 122 requires the cost of mortgage servicing rights, regardless of how obtained, be capitalized and amortized in proportion to and over the period of estimated net servicing revenues. The adoption of Statement No. 122 did not have a material impact on the Company's operating results. Statement No. 122 has been superseded by Statement No. 125, discussed below.

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

   Bank Premises and Equipment: Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets. Generally, estimated useful lives of bank premises and furniture, fixtures, and equipment do not exceed 30 and 7 years, respectively.

   Intangibles: Intangible assets, other than rights to service mortgage loans, are comprised of goodwill and core deposits and are included in other assets in the consolidated balance sheets. Goodwill is being amortized on a straight-line basis over a 15 year period and core deposits are being amortized using accelerated methods over 10 year estimated useful lives.

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

   Net Income Per Common Share: Net income per common share is based on the weighted average common shares outstanding during each year. On October 21, 1996, a 10% stock dividend was declared by the Board of Directors for shareholders of record on November 1, 1996. The stock dividend was paid on November 30, 1996, and all stock related data in the consolidated financial statements reflects the stock dividend. Similar 10% stock dividends were paid on November 30, 1995, and on January 15, 1995. For each declaration, an amount equal to the fair value of the additional shares issued was transferred from retained earnings to the common stock and capital surplus accounts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE ONE
SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (continued)

   New Accounting Pronouncement: The Financial Accounting Standards Board (FASB) issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which will require the Company to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered in accordance with the criteria provided in the Statement. The Company will apply the new rules prospectively to transactions beginning in the first quarter of 1997. Based on current circumstances, management believes the application of the new rules will not have a material impact on the Company's financial statements.

   Statements of Cash Flows: Cash paid for interest, including long-term debt, was $39,008,000, $32,755,000 and $24,886,000 in 1996, 1995, and 1994,
respectively. Cash paid for income taxes was $5,399,000, $4,055,000 and $3,567,000 in 1996, 1995, and 1994, respectively.




NOTE TWO
RESTRICTIONS ON CASH AND DUE FROM BANKS
   Certain of the subsidiary banks are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those balances for the year ended December 31, 1996, was approximately $9,241,000. Included in cash and due from banks at December 31, 1996, is $2.7 million of cash restricted for mortgage banking activities.

NOTE THREE
ACQUISITIONS

   On December 31, 1996, the Company acquired certain assets and assumed certain liabilities of Prime Financial Corporation, a mortgage loan servicing company located in Costa Mesa, California. This transaction, accounted for under the purchase method of accounting, increased the Company's mortgage loan servicing portfolio by approximately $600 million. As a result of a servicing arrangement entered into by the Company, the loan servicing income and expenses of the acquiree have been included in the Company's financial statements since November, 1996.

   In August, 1995, the Company acquired 100% of the common stock of First Merchants Bancorp, Inc. and subsidiary (Merchants) in exchange for 921,600 shares of the Company's common stock. In December, 1994, the Company acquired 100% of the common stock of Hinton Financial Corporation and subsidiary (Hinton) in exchange for 460,047 shares of the Company's common stock. Both of these transactions were accounted for as a pooling of interests. Accordingly, the consolidated financial statements for all periods presented were restated to reflect the accounts of Merchants and Hinton.

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

   Intangible assets arising from purchase business combinations consist primarily of goodwill and core deposits which have an aggregate unamortized balance at December 31, 1996 and 1995, of $5,781,000 and $5,154,000,
respectively. Amortization of goodwill and core deposits approximated $619,000, $623,000, and $562,000 during the years ended December 31, 1996, 1995, and 1994, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE FOUR
INVESTMENTS

   The Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994. The adoption of SFAS No. 115 resulted in an increase in stockholders' equity of $1,055,000 in 1994 and a transfer of approximately $15 million from investment securities to securities available for sale.

   In November, 1995, the Financial Accounting Standards Board (FASB) staff issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities". In accordance with provisions in that Special Report, the Company chose to reclassify securities from held to maturity to available for sale. At the date of transfer, the amortized cost of those securities was $69,389,000 and the unrealized gain on those securities was $242,000, which was included in stockholders' equity.

   Included in the Company's investment portfolio are structured notes with an estimated fair value of $7.3 million and $11.8 million at December 31, 1996 and 1995, respectively. Such investments are used by management to enhance yields, diversify the investment portfolio, and manage the Company's exposure to interest rate fluctuations. These securities consist of federal agency securities with an average maturity of less than two years. Management, periodically, performs sensitivity analyses to determine the Company's exposure to fluctuation in interest rates of 3% and has determined that the structured notes meet regulatory price sensitivity guidelines.

   The aggregate carrying and approximate market values of securities follow. Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.


                                                            Available-for-Sale Securities
                                                                     Gross            Gross          Estimated
                                                                   Unrealized       Unrealized          Fair
                                                   Cost              Gains            Losses           Value
-------------------------------------------------------------------------------------------------------------------
December 31, 1996
U.S. Treasury securities and obligations
  of U.S. government corporations and agencies    $79,311,000    $    198,000   $     588,000    $    78,921,000
Obligations of states and political subdivisions   11,033,000         246,000           4,000         11,275,000
Mortgage-backed securities                         12,347,000         282,000          92,000         12,537,000
Other debt securities                               3,332,000         130,000                          3,462,000
-------------------------------------------------------------------------------------------------------------------

Total debt securities                             106,023,000         856,000         684,000        106,195,000
Equity securities                                  16,918,000         244,000         413,000         16,749,000
-------------------------------------------------------------------------------------------------------------------
                                              $   122,941,000     $ 1,100,000     $ 1,097,000       $122,944,000
-------------------------------------------------------------------------------------------------------------------

                                                                   Held-to-Maturity Securities
                                                                    Gross            Gross            Estimated
                                                                   Unrealized       Unrealized         Fair
                                                     Cost            Gains            Losses            Value
-------------------------------------------------------------------------------------------------------------------
December 31, 1996
U.S. Treasury securities and obligations
  of U.S. government  corporations and agencies   $14,974,000     $    54,000        $   133,000    $ 14,895,000
Obligations of states and political subdivisions   25,015,000         973,000             31,000      25,957,000
Mortgage-backed securities                            443,000                             15,000         428,000
Other debt securities                                 546,000                                            546,000
-----------------------------------------------------------------------------------------------------------------
                                                  $40,978,000     $ 1,027,000        $   179,000    $ 41,826,000
-----------------------------------------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE FOUR
INVESTMENTS (continued)


                                                                Available-for-Sale  Securities
                                                                     Gross            Gross            Estimated
                                                                   Unrealized       Unrealized           Fair
                                                   Cost              Gains            Losses             Value
-------------------------------------------------------------------------------------------------------------------
December 31, 1995
U.S. Treasury securities and  obligations
   of U.S. government corporations
   and agencies                               $    92,793,000      $  469,000     $   562,000       $ 92,700,000
Obligations of states and
  political subdivisions                           12,885,000         474,000          10,000         13,349,000
Mortgage-backed securities                         15,486,000         455,000          67,000         15,874,000
Other debt securities                               4,347,000          63,000          19,000          4,391,000
-------------------------------------------------------------------------------------------------------------------

Total debt securities                             125,511,000       1,461,000         658,000        126,314,000
Equity securities                                  17,479,000         162,000         306,000         17,335,000
-------------------------------------------------------------------------------------------------------------------
                                              $   142,990,000      $1,623,000     $   964,000       $143,649,000
-------------------------------------------------------------------------------------------------------------------
                                                                 Held-to-Maturity   Securities
                                                                     Gross           Gross            Estimated
                                                                   Unrealized       Unrealized          Fair
                                                    Cost             Gains           Losses             Value
-------------------------------------------------------------------------------------------------------------------
December 31, 1995
U.S. Treasury securities and  obligations
   of U.S. government corporations and agencies  $ 22,971,000      $  167,000    $   64,000       $23,074,000
Obligations of states and political subdivisions   27,286,000       1,419,000        46,000        28,659,000
Mortgage-backed securities                            462,000                        12,000           450,000
-------------------------------------------------------------------------------------------------------------------
                                                 $ 50,719,000      $1,586,000    $  122,000       $52,183,000
-------------------------------------------------------------------------------------------------------------------

   The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                                                                       Estimated
                                                                  Cost                Fair Value
-------------------------------------------------------------------------------------------------------------------
Available-for-sale
Due in one year or less                                       $   20,347,000        $  20,366,000
Due after one year through five years                             62,125,000           61,934,000
Due after five years through ten years                             9,961,000           10,056,000
Due after ten years                                                1,243,000            1,302,000
-------------------------------------------------------------------------------------------------------------------
                                                                  93,676,000           93,658,000
Mortgage-backed securities                                        12,347,000           12,537,000
-------------------------------------------------------------------------------------------------------------------
                                                              $  106,023,000        $ 106,195,000
-------------------------------------------------------------------------------------------------------------------
Held-to-maturity
Due in one year or less                                       $    3,510,000        $   3,544,000
Due after one year through five years                             21,267,000           21,478,000
Due after five years through ten years                            15,168,000           15,742,000
Due after ten years                                                  590,000              634,000
-------------------------------------------------------------------------------------------------------------------
                                                                  40,535,000           41,398,000
Mortgage-backed securities                                           443,000              428,000
-------------------------------------------------------------------------------------------------------------------
                                                              $   40,978,000        $  41,826,000
-------------------------------------------------------------------------------------------------------------------

   Gross gains of $89,000, $103,000, and $234,000, and gross losses of $2,000,
$101,000, and $999,000, were realized on sales and calls of securities during 1996, 1995, and 1994, respectively.
   The book value of securities pledged to secure public deposits and for other purposes as required or permitted by law approximated $112,849,000 and $104,289,000 at December 31, 1996 and 1995, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE FIVE
LOANS

The loan portfolio is summarized as follows:

                                                                                    December 31
                                                                           1996                    1995
-------------------------------------------------------------------------------------------------------------------
  Commercial, financial and agricultural                              $ 224,267,000            $214,304,000
  Residential real estate                                               338,385,000             304,848,000
  Installment loans to individuals                                      142,123,000             145,734,000
-------------------------------------------------------------------------------------------------------------------
                                                                      $ 704,775,000            $664,886,000
-------------------------------------------------------------------------------------------------------------------

   The Company grants loans to customers generally within the market areas of its subsidiary banks. There is no significant concentration of credit risk by industry or by related borrowers. There are no foreign loans outstanding and highly leveraged loan transactions are insignificant.

   The Company originates and sells fixed rate mortgage loans on a servicing released basis. At December 31, 1996, the Company originated loans held for sale of approximately $18 million.

   In 1994, the Company began participation in a whole loan purchasing program whereby the Company purchased FHA Title I home improvement loans, secured by second lien mortgages, from an independent third party. In November 1996, the Company restructured this program and began purchasing the loans directly from loan originators. As a result of this restructuring, the Company currently earns the stated note rate of the loans during the period the loans are held by the Company. Prior to restructuring, the Company received interest income on the loans pursuant to established loan purchasing agreements with rate sharing provisions. As a result, the interest income earned on the loans increased from 9% in 1995 to 9.23% in 1996, on an annualized basis. The weighted average coupon rate of loans held at December 31, 1996 was 13.46%. Aggregate income earned from the loans approximated $12.6 million, $4.6 million, and $1.9 million during 1996, 1995, and 1994. The average aggregate balance of the loans approximated $136.4 million, $49.1 million, and $21.2 million during 1996, 1995, and 1994. The loans are generally held by the Company for approximately 90 days before being sold to an independent third party for securitization. Due to the short-term holding period of the loans, the recorded balance approximates the fair value of the loans.

   A summary of changes in the allowance for possible loan losses follows:

                                                                  1996                1995                1994
-------------------------------------------------------------------------------------------------------------------
  Balance at beginning of year                              $    6,566,000       $   6,477,000       $  6,209,000
  Provision for possible loan losses                             1,678,000           1,104,000          1,040,000
  Charge-offs                                                   (1,375,000)         (1,331,000)        (1,180,000)
  Recoveries                                                       412,000             316,000            408,000
-------------------------------------------------------------------------------------------------------------------
  BALANCE AT END OF YEAR                                    $    7,281,000       $   6,566,000       $  6,477,000
-------------------------------------------------------------------------------------------------------------------


   Beginning in 1995, the Company adopted FASB Statement No. 114, "Accounting by Creditors for Impairment of a Loan". Under the new standard, the 1996 and 1995 allowance for loan losses related to loans that are identified for evaluation in accordance with Statement 114 are based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. The 1994 allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans.
   The recorded investment in loans that were considered impaired was $4,643,000 and $4,087,000 at December 31, 1996 and 1995, respectively. Included in these amounts are $1,891,000 and $1,630,000, respectively, of impaired loans for which the related allowance for loan losses is $408,000 and $404,000, respectively. . The average recorded investments in impaired loans during the years ended December 31, 1996 and 1995, were approximately $4,528,000 and $3,423,000. During the years ended December 31, 1996 and 1995, $332,000 and $328,000, respectively, was recognized as interest income on impaired loans and $219,000 and $258,000, respectively, was recognized as interest income using a cash basis method of accounting.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE SIX
LOAN SERVICING

   Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $911,775,000 and $168,241,000 at December 31, 1996 and 1995, respectively. The unpaid principal balances of intercompany mortgage loans serviced was $28,290,000 at December 31, 1996.
   Mortgage loan servicing rights of $1,019,000 and $1,023,000 at December 31, 1996 and 1995, respectively, are included in other assets in the accompanying balance sheets. Amortization of mortgage loan servicing rights approximated $225,000, $128,000, and $49,000 during the years ended December 31, 1996, 1995, and 1994, respectively.

NOTE SEVEN
BANK PREMISES AND EQUIPMENT
A summary of bank premises and equipment follows:

                                                                                    December 31
                                                                           1996                    1995
-------------------------------------------------------------------------------------------------------------------
  Bank premises                                                       $  28,141,000            $ 24,477,000
  Furniture, fixtures, and equipment                                     19,856,000              15,470,000
-------------------------------------------------------------------------------------------------------------------
                                                                         47,997,000              39,947,000
  Less allowance for depreciation                                        17,972,000              16,296,000
-------------------------------------------------------------------------------------------------------------------
                                                                      $  30,025,000            $ 23,651,000
-------------------------------------------------------------------------------------------------------------------


NOTE EIGHT
SHORT-TERM BORROWINGS
   Short-term borrowings consist primarily of advances from the Federal Home Loan Bank of Pittsburgh (the FHLB) and securities sold under agreement to repurchase. The underlying securities included in repurchase agreements remain under the Company's control during the effective period of the agreements. A summary of the Company's short-term borrowings is set forth below:

1996:

         Average amount outstanding during the year                          $ 154,301,000
         Maximum amount outstanding at any month end                           207,790,000
         Weighted average interest rate:
                  During the year                                                     5.27%
                  End of the year                                                     5.01%
1995:
         Average amount outstanding during the year                          $  97,357,000
         Maximum amount outstanding at any month end                           190,862,000
         Weighted average interest rate:
                  During the year                                                     5.23%
                  End of the year                                                     5.51%
1994:
         Average amount outstanding during the year                          $  46,484,000
         Maximum amount outstanding at any month end                            86,897,000
         Weighted average interest rate:
                  During the year                                                    3.95%
                  End of the year                                                    5.43%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE NINE
SCHEDULED MATURITIES OF TIME CERTIFICATES OF DEPOSITS OF $100,000 OR MORE (in thousands)

Scheduled maturities of time certificates of deposits of $100,000 or more outstanding at December 31, 1996, are summarized as follows:


Within one year                                                 $ 43,539
Over one through two years                                         8,311
Over two through three years                                       4,372
Over three through four years                                      3,277
Over four through five years                                       3,010
Over five years                                                        0
------------------------------------------------------------------------
Total                                                           $ 62,509
------------------------------------------------------------------------


NOTE TEN
LONG-TERM DEBT AND UNUSED LINES OF CREDIT
   Long-term debt includes an obligation of the Parent Company consisting of a $28,000,000 revolving credit loan facility with an unrelated party. At December 31, 1996, $24,250,000 was outstanding. The loan has a variable rate (7.4375% at December 31, 1996) with interest payments due quarterly and principal due at maturity in July 1997. Management intends to refinance the loan according to provisions provided in the agreement.

   The loan agreement contains certain restrictive provisions applicable to the Parent Company including limitations on additional long-term debt. The Parent Company has pledged the common stock of each of its wholly-owned banking subsidiaries as collateral for the revolving credit loan.

   City National Bank, a wholly-owned subsidiary, has obtained long-term financing from the Federal Home Loan Bank (FHLB) in the form of Long-Term LIBOR Floaters as follows:


                                                 DECEMBER 31, 1996
-------------------------------------------------------------------------------------------------------------------
                                        Amount
            Amount Available          Outstanding              Interest Rate      Maturity Date
-------------------------------------------------------------------------------------------------------------------
               $5,000,000              $5,000,000                  5.64%          December 1998
               $5,000,000               5,000,000                  4.97%          December 2001

   The Company has purchased, through its subsidiaries, 101,000 shares of FHLB stock at par value. Such purchases entitle the Company to dividends declared by the FHLB and provide an additional source of short-term and long-term funding, in the form of collateralized advances. Additionally, at December 31, 1996, the subsidiaries have been issued one year flexline commitments of $18,165,000, at prevailing interest rates, from the FHLB with maturities ranging from January to May 1997. Such commitments are subject to satisfying the Capital Stock Requirement provisions, as defined, in the agreement with the FHLB. As of December 31, 1996, there were no amounts outstanding pursuant to the agreements.

   Financing obtained from the FHLB, including the LIBOR Floaters, is based in part on the amount of qualifying collateral available, specifically U.S. Treasury and agency securities, mortgage-backed securities and residential real estate loans. At December 31, 1996, collateral pledged to the FHLB included approximately $10.1 million in FHLB capital stock.

NOTE ELEVEN
RESTRICTIONS ON SUBSIDIARY DIVIDENDS
   Certain restrictions exist regarding the ability of the subsidiary banks to transfer funds to the Parent Company in the form of cash dividends. The approval of the bank's applicable primary regulator is required prior to the payment of dividends by a subsidiary bank in excess of its earnings retained in the current year plus retained net profits for the preceding two years. During 1997, the subsidiary banks can without prior regulatory approval, declare dividends of approximately $15,858,000 to the Parent Company, plus retained net profits for the interim period through the date of such dividend declaration.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE TWELVE
INCOME TAXES
   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                                                  DECEMBER 31
                                                                      1996                   1995
-------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
    Allowance for loan losses                                    $    2,827,000         $   2,397,000
    Acquired net operating loss carryforward                            741,000               748,000
    Deferred compensation payable                                       391,000               411,000
    Other                                                               279,000               346,000
-------------------------------------------------------------------------------------------------------------------
TOTAL DEFERRED TAX ASSETS                                             4,238,000             3,902,000
-------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
    Federal income tax allowance for loan losses                        148,000               546,000
    Premises and equipment                                              886,000               785,000
    Core deposit intangible                                             458,000               461,000
    Investments                                                          92,000               128,000
    Loans                                                               159,000               233,000
    Securities available for sale                                         2,000               264,000
    Other                                                               314,000               150,000
-------------------------------------------------------------------------------------------------------------------
TOTAL DEFERRED TAX LIABILITIES                                        2,059,000             2,567,000
-------------------------------------------------------------------------------------------------------------------
NET DEFERRED TAX ASSETS                                          $    2,179,000         $   1,335,000
-------------------------------------------------------------------------------------------------------------------

Significant components of the provision for income taxes are as follows:

                                                            1996               1995              1994
-------------------------------------------------------------------------------------------------------------------
Federal:
   Current                                           $     5,046,000      $   3,930,000     $  3,152,000
   Deferred                                                 (582,000)          (439,000)        (309,000)
-------------------------------------------------------------------------------------------------------------------
                                                           4,464,000          3,491,000        2,843,000
State                                                        874,000            691,000          703,000
-------------------------------------------------------------------------------------------------------------------
  TOTAL                                              $     5,338,000      $   4,182,000     $  3,546,000
-------------------------------------------------------------------------------------------------------------------

   Current income tax expense (benefit) attributable to investment securities transactions approximated $ 35,000, $1,000, and $(292,000) in 1996, 1995, and
1994, respectively.

   As of December 31, 1996, the Company has approximately $1.6 million and $1.9 million, respectively, of federal and state net operating loss carryforwards which expire in 2006.

   A reconciliation between income taxes as reported and the amount computed by applying the statutory federal income tax rate to income before income taxes follows:


                                                               1996                1995               1994
-------------------------------------------------------------------------------------------------------------------
Computed federal taxes and statutory rate                   $  5,414,000       $ 4,515,000        $  4,019,000
State income taxes, net of federal tax benefit                   502,000           335,000             394,000
Tax effects of:
   Nontaxable interest income                                   (685,000)         (805,000)           (850,000)
   Other items, net                                              107,000           137,000             (17,000)
-------------------------------------------------------------------------------------------------------------------
                                                            $  5,338,000       $ 4,182,000        $  3,546,000
-------------------------------------------------------------------------------------------------------------------

                                                                          27





NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE THIRTEEN
EMPLOYEE BENEFIT PLANS
   The Company has elected to follow Accounting Principles Board Opinion No. 25,
"Accounting for Stock Issued to Employees", (APB 25) and related Interpretations in accounting for its employee stock options as permitted under FASB Statement
No. 123, "Accounting for Stock-Based Compensation". Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.
   The Company's 1993 Stock Incentive Plan has authorized the grant of options to key employees for up to 300,000 shares of the Company's common stock adjusted for changes in the capital structure of the Company since the adoption of the plan. On December 19, 1996, the Board of Directors granted 36,000 stock options which have 10 year terms and vest and become fully exercisable immediately. The effect of applying Statement No. 123's fair value method to the Company's stock based awards results in net income and earnings per share that are not materially different from amounts reported.
   The City Holding Company Profit Sharing and 401(k) Plan (the Plan) is a deferred compensation plan under section 401(k) of the Internal Revenue Code.
All employees who complete one year of service are eligible to participate in the Plan. Participants may contribute from 1% to 15% of pre-tax earnings to their respective accounts. These contributions may be invested in any of five investment options selected by the employee, one of which is City Holding
Company common stock. The Company matches 50% of the first 6% of compensation deferred by the participant with City Holding Company common stock. Although the profit sharing features of this plan remain intact, future profit contributions, if any, are expected to be made to the employee stock ownership plan discussed below.
   The City Holding Company Employees' Stock Ownership Plan (ESOP), covering all employees who have completed one year of service and have attained the age of 21, was created January 1, 1996 and includes both Money Purchase and Stock Bonus plan features. Annually, the Company will contribute to the Money Purchase account an amount equal to 9% of eligible compensation. Contributions to the Stock Bonus account are discretionary, as determined by the Company's Board of Directors.
   The Company's total expense associated with the Plan and the ESOP
(collectively, the benefit plans) approximated $2,126,000, $1,400,000, and $854,000 in 1996, 1995, and 1994, respectively. The total number of shares of the Company's common stock held by the benefit plans is 214,856. Other than the benefit plans, the Company offers no postretirement benefits.

NOTE FOURTEEN
TRANSACTIONS WITH DIRECTORS AND OFFICERS
   Subsidiaries of the Company have granted loans to the officers and directors of the Company and its subsidiaries, and to their associates. The loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons and did not involve more than normal risk of collectibility. The aggregate amount of loans outstanding as of December 31, 1996 and 1995, atrributable directly and indirectly to these parties, was approximately $34,167,000 and $27,950,000, respectively. During
1996, $17,626,000 of new loans were made and repayments totaled $11,409,000.

NOTE FIFTEEN
INCOME
   The following items of other income exceeded one percent of total revenue for the respective years:


                                                              1996                  1995            1994
-------------------------------------------------------------------------------------------------------------------
Mortgage loan servicing fee income                       $   2,557,000       $     350,000     $    91,000
Secondary market mortgage loan origination fees              1,462,000             922,000         226,000
Insurance recovery                                                   0                   0       1,400,000


NOTE SIXTEEN
EXPENSES
   The following items of other expenses exceeded one percent of total revenue for the respective years:


                                              1996        1995         1994
------------------------------------------------------------------------------
Insurance, including FDIC premiums        $   700,000  $ 1,139,000 $ 1,817,000
Advertising                                   914,000      889,000     964,000
Bank supplies                               1,618,000    1,236,000   1,016,000
Legal and accounting fees                     771,000      571,000   1,032,000
Telecommunications                          1,082,000      740,000     519,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE SEVENTEEN
COMMITMENTS AND CONTINGENT LIABILITIES

   In the normal course of business, certain financial products are offered by the Company to accommodate the financial needs of its customers. Loan commitments (lines of credit) represent the principal off-balance-sheet financial product offered by the Company. At December 31, 1996 and 1995, commitments outstanding to extend credit totaled approximately $64,379,000 and $67,357,000, respectively. To a much lesser extent, the Company offers standby letters of credit which require payments to be made on behalf of customers when certain specified future events occur. Amounts outstanding pursuant to such standby letters of credit were $2,937,000 and $3,313,000 as of December 31, 1996 and 1995, respectively. Historically, substantially all standby letters of credit have expired unfunded.
   Both of the above arrangements have credit risks essentially the same as that involved in extending loans to customers and are subject to the Company's standard credit policies. Collateral is obtained based on management's credit assessment of the customer. Management does not anticipate any material losses as a result of these commitments.

NOTE EIGHTEEN
PREFERRED STOCK AND SHAREHOLDER RIGHTS PLAN

   The Company's Board of Directors has the authority to issue preferred stock, and to fix the designation, preferences, rights, dividends and all other attributes of such preferred stock, without any vote or action by the shareholders. As of December 31, 1996, there are no such shares outstanding, nor are any expected to be issued, except as might occur pursuant to the Stock Rights Plan discussed below.
   The Company's Stock Rights Plan provides that each share of common stock carries with it one right. The rights would be exercisable only if a person or group, as defined, acquired 10% or more of the Company's common stock, or announces a tender offer for such stock. Under conditions described in the Stock Rights Plan, holders of rights could acquire shares of preferred stock or additional shares of the Company's common stock, or in the event of a 50% or more change-in-control, shares of common stock of the acquiror. The value of shares acquired under the plan would equal twice the exercise price.

NOTE NINETEEN
REGULATORY MATTERS

   The Company, including its banking subsidiaries, is subject to various regulatory capital requirements administered by the various banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary action by regulators, that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. The Company's and each of its banking subsidiary's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
   Qualitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1996, that the Company and each of its banking subsidiaries met all capital adequacy requirements to which they were subject.
   As of December 31, 1996, the most recent notifications from banking regulatory agencies categorized the Company and each of its banking subsidiaries as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Company and each of its banking subsidiaries must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since notifications that management believes have changed the institutions' categories. The Company's and its significant banking subsidiaries' (as defined) actual capital amounts and ratios are presented in the following table.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE NINETEEN
REGULATORY MATTERS (continued)

                                                                                             To Be Well Capitalized
                                                                      For Capital Adequacy   Under Prompt Corrective
                                                 Actual                     Purposes            Action Provisions
-------------------------------------------------------------------------------------------------------------------
                                         Amount          Ratio      Amount         Ratio       Amount       Ratio
-------------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
Total Capital (to Risk Weighted Assets):

   Consolidated                        $ 79,439           11.23%  $ 56,579          8.00%  $   70,724       10.00%
   City National                         34,753           11.34     24,524          8.00       30,655       10.00
   Peoples Bank                          10,755           12.23      7,038          8.00        8,798       10.00
   Merchants National                    10,558           12.94      6,527          8.00        8,159       10.00

Tier I Capital (to Risk Weighted Assets):

   Consolidated                          72,157           10.20     28,290          4.00       42,434        6.00
   City National                         31,721           10.35     12,262          4.00       18,393        6.00
   Peoples Bank                           9,833           11.18      3,519          4.00        5,279        6.00
   Merchants National                    10,035           12.30      3,264          4.00        4,896        6.00

Tier I Capital (to Average Assets):

   Consolidated                          72,157            6.58     43,872          4.00       54,840        5.00
   City National                         31,721            7.23     17,540          4.00       21,925        5.00
   Peoples Bank                           9,833            7.74      5,084          4.00        6,355        5.00
   Merchants National                    10,035            8.82      4,553          4.00        5,691        5.00

                                                                                             To Be Well Capitalized
                                                                      For Capital Adequacy   Under Prompt Corrective
                                                 Actual                     Purposes            Action Provisions
-------------------------------------------------------------------------------------------------------------------
                                         Amount          Ratio      Amount         Ratio       Amount       Ratio
-------------------------------------------------------------------------------------------------------------------
As of December 31, 1995:
Total Capital (to Risk Weighted Assets):

   Consolidated                         $72,826            9.75%   $59,776          8.00%     $74,720       10.00%
   City National                         31,384           10.28     24,415          8.00       30,519       10.00
   Peoples Bank                           9,423           11.34      6,645          8.00        8,306       10.00
   Merchants National                     8,420           10.93      6,165          8.00        7,706       10.00

Tier I Capital (to Risk Weighted Assets):

   Consolidated                          66,260            8.87     29,888          4.00       44,832        6.00
   City National                         28,378            9.30     12,207          4.00       18,311        6.00
   Peoples Bank                           8,510           10.25      3,322          4.00        4,984        6.00
   Merchants National                     7,960           10.33      3,082          4.00        4,624        6.00

Tier I Capital (to Average Assets):

   Consolidated                          66,260            6.45     41,068          4.00       51,336        5.00
   City National                         28,378            6.74     16,844          4.00       21,055        5.00
   Peoples Bank                           8,510            7.41      4,597          4.00        5,746        5.00
   Merchants National                     7,960            7.43      4,287          4.00        5,358        5.00

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE TWENTY
FAIR VALUES OF FINANCIAL INSTRUMENTS

   FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FASB No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.
   The following table represents the estimates of fair value of financial instruments:

                                                             FAIR VALUE OF FINANCIAL INSTRUMENTS
                                                    1996                                         1995
-------------------------------------------------------------------------------------------------------------------
                                              Carrying             Fair             Carrying            Fair
                                               Amount              Value             Amount             Value
-------------------------------------------------------------------------------------------------------------------
Assets
  Cash and due from banks                 $    47,764,000    $  47,764,000       $  28,460,000     $ 28,460,000
  Loans held for sale                          92,472,000       92,472,000         122,222,000      122,222,000
  Securities                                  163,922,000      164,770,000         194,368,000      195,832,000
  Net loans                                   690,701,000      693,832,000         650,195,000      660,208,000
Liabilities
  Demand deposits                             440,917,000      440,917,000         425,050,000      425,050,000
  Time deposits                               387,753,000      387,808,000         372,365,000      371,439,000
  Short-term borrowings                        90,298,000       90,298,000         141,309,000      141,309,000
  Long-term debt                               34,250,000       34,245,000          20,000,000       19,593,000

   The following methods and assumptions were used in estimating fair value amounts for financial instruments:
   The fair values for the loan portfolio are estimated using discounted cash flow analyses at interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying values of accrued interest approximate fair value.
   The fair values of demand deposits (i.e. interest and noninterest-bearing checking, regular savings, and other types of money market demand accounts) are, by definition, equal to their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities of time deposits.
   Securities sold under agreements to repurchase represent borrowings with original maturities of less than 90 days. The carrying amount of advances from the FHLB and borrowings under repurchase agreements approximate their fair values.
   The fair values of long-term borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.
   The fair values of commitments are estimated based on fees currently charged to enter into similar agreements, taking into consideration the remaining terms of the agreements and the counterparties' credit standing. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The fair values approximated the carrying values of these commitments and letters of credit as of December 31, 1996 and 1995.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE TWENTY ONE
CITY HOLDING COMPANY (PARENT COMPANY ONLY)
FINANCIAL INFORMATION

CONDENSED BALANCE SHEETS

                                                                                       December 31
                                                                             1996                  1995
-------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash                                                                  $  4,243,000           $ 1,226,000
  Securities available for sale                                            1,392,000             1,237,000
  Investment in subsidiaries                                              93,041,000            83,380,000
  Fixed assets                                                             6,584,000             3,006,000
  Other assets                                                             5,079,000             2,192,000
-------------------------------------------------------------------------------------------------------------------
       TOTAL ASSETS                                                     $110,339,000           $91,041,000
-------------------------------------------------------------------------------------------------------------------

LIABILITIES
  Long-term debt                                                       $  24,250,000          $ 15,000,000
  Advances from affiliates                                                   934,000               934,000
  Other liabilities                                                        5,782,000             1,968,000
-------------------------------------------------------------------------------------------------------------------
       TOTAL LIABILITIES                                                  30,966,000            17,902,000

STOCKHOLDERS' EQUITY                                                      79,373,000            73,139,000
-------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $110,339,000           $91,041,000
-------------------------------------------------------------------------------------------------------------------

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

CONDENSED STATEMENTS OF INCOME

                                                                             YEAR ENDED DECEMBER 31
                                                                          1996           1995          1994
-------------------------------------------------------------------------------------------------------------------
INCOME
   Dividends from bank subsidiaries                                    $ 4,180,000    $13,465,000    $5,626,000
   Mortgage loan servicing fees                                          1,147,000
   Administrative fees                                                   2,828,000
   Other income                                                          1,017,000        640,000     1,715,000
-------------------------------------------------------------------------------------------------------------------
                                                                         9,172,000     14,105,000     7,341,000
EXPENSES
   Interest expense                                                      1,477,000      1,144,000       735,000
   Other expenses                                                        9,302,000      4,206,000     3,159,000
-------------------------------------------------------------------------------------------------------------------
                                                                        10,779,000      5,350,000     3,894,000
-------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAX
   BENEFIT AND EQUITY IN UNDISTRIBUTED NET INCOME
   (EXCESS DIVIDENDS) OF SUBSIDIARIES                                   (1,607,000)     8,755,000     3,447,000
Income tax benefit                                                      (2,261,000)    (2,127,000)   (1,344,000)
-------------------------------------------------------------------------------------------------------------------
INCOME BEFORE EQUITY
   IN UNDISTRIBUTED NET INCOME                                             654,000     10,882,000     4,791,000
   (EXCESS DIVIDENDS) OF SUBSIDIARIES
EQUITY IN UNDISTRIBUTED NET INCOME
      (EXCESS DIVIDENDS) OF SUBSIDIARIES                                 9,476,000     (2,164,000)    3,350,000
-------------------------------------------------------------------------------------------------------------------
      NET INCOME                                                       $10,130,000    $ 8,718,000    $8,141,000
-------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE TWENTY ONE
CITY HOLDING COMPANY (PARENT COMPANY ONLY)
FINANCIAL INFORMATION (continued)


CONDENSED STATEMENTS OF CASH FLOWS

                                                                             YEAR ENDED DECEMBER 31
                                                                          1996           1995          1994
-------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                                          $10,130,000    $ 8,718,000    $8,141,000
   Adjustments to reconcile net income to net
      cash provided by operating activities:
          Provision for depreciation                                     1,077,000        272,000       149,000
          (Increase) decrease in other assets                           (2,842,000)      (882,000)       44,000
          Increase (decrease) in other liabilities                       3,807,000       (300,000)    1,532,000
   (Equity in undistributed net income) excess dividends
     of subsidiaries                                                    (9,476,000)     2,164,000    (3,350,000)
   Other                                                                   (10,000)
-------------------------------------------------------------------------------------------------------------------
      NET CASH PROVIDED BY OPERATING ACTIVITIES                          2,686,000      9,972,000     6,516,000

INVESTING ACTIVITIES
   Proceeds from maturities of investment securities                                      836,000
   Proceeds from sales of securities                                        43,000
   Purchases of investment securities                                     (107,000)      (160,000)     (148,000)
   Purchases of mortgage loans                                             (71,000)                    (808,000)
   Cash paid for acquired subsidiary                                                                   (532,000)
   Cash invested in subsidiaries                                          (625,000)    (6,082,000)   (5,318,000)
   Purchases of premises and equipment                                  (4,655,000)    (1,533,000)     (126,000)
-------------------------------------------------------------------------------------------------------------------
      NET CASH USED IN INVESTING ACTIVITIES                             (5,415,000)    (6,939,000)   (6,932,000)

FINANCING ACTIVITIES
   Proceeds from long-term debt                                          9,250,000     12,525,000     6,875,000
   Principal repayments on long-term debt                                              (4,400,000)   (5,875,000)
   Repayments to bank subsidiaries, net                                                (4,873,000)    3,573,000
   Cash dividends paid                                                  (3,540,000)    (3,002,000)   (2,693,000)
   Purchases of treasury stock                                                         (2,286,000)     (193,000)
   Proceeds from sales of treasury stock                                    58,000        152,000       461,000
   Redemption of dissenter and fractional shares                           (22,000)                  (1,843,000)
-------------------------------------------------------------------------------------------------------------------
      NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                5,746,000     (1,884,000)      305,000
-------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                         3,017,000      1,149,000      (111,000)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                           1,226,000         77,000       188,000
-------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                               $ 4,243,000    $ 1,226,000    $   77,000
-------------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE TWENTY TWO
SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

   A summary of selected quarterly financial information for 1996 and 1995 follows:


                                                First             Second              Third            Fourth
                                              Quarter             Quarter           Quarter            Quarter
-------------------------------------------------------------------------------------------------------------------
  1996
  Interest income                         $    21,093,000    $  21,503,000       $  21,485,000     $ 21,988,000
  Interest expense                              9,683,000        9,435,000           9,923,000       10,023,000
  Net interest income                          11,410,000       12,068,000          11,562,000       11,965,000
  Provision for possible loan losses              271,000          290,000             382,000          735,000
  Investment securities gains                      61,000            2,000               5,000           19,000
  Net income                                    2,461,000        2,566,000           2,543,000        2,560,000
  Net income per common share                        0.44             0.46                0.45             0.46

  1995
  Interest income                         $    16,787,000    $  18,227,000       $  19,256,000     $ 20,855,000
  Interest expense                              7,080,000        8,166,000           8,842,000        9,492,000
  Net interest income                           9,707,000       10,061,000          10,414,000       11,363,000
  Provision for possible loan losses              201,000          208,000             302,000          393,000
  Investment securities gains/(losses)              3,000           (1,000)              7,000           (7,000)
  Net income                                    2,040,000        2,125,000           2,143,000        2,410,000
  Net income per common share                        0.36             0.37                0.38             0.44


NOTE TWENTY  THREE
SUBSEQUENT EVENT

   On January 24, 1997, the Company consummated its acquisition of The Old National Bank of Huntington in Huntington, West Virginia (Old National). The merger, which will be accounted for under the pooling of interests method of acounting, involved the exchange of approximately 481,000 shares of the Company's common stock for all of the outstanding shares of Old National. The acquisition of Old National will increase total assets of the Company by approximately $49 million or 4.7% of total assets of the Company as of December 31, 1996. Accordingly, condensed proforma information has not been included for the information provided herein.
   On January 8, 1997, City National Bank signed a Letter of Intent to acquire RMI, Ltd., an insurance agency designed to market insurance products and services to select corporate and individual clients. It is anticipated that the transaction will be accounted for under the purchase method of accounting. The acquisition, subject to the negotiation of a defined acquisition agreement, would have less than a 1% impact on total assets and net income reported in the Company's 1996 financial statements. As a result, proforma information has not been included for the information provided herein. A director of one of the Company's subsidiaries is the President and current owner of RMI, Ltd.

AFFILIATE BANKS

THE CITY NATIONAL
BANK OF CHARLESTON
3601 MacCorkle Avenue, S.E.
Charleston, West Virginia  25304
304/925-6611

Affiliated March 1984
Samuel M. Bowling, Chairman of the Board
Steven J. Day, President & CEO
   Net Loans      $343,700,000
   Deposits        320,589,000
   Total Assets    433,381,000




BANK OF RIPLEY
108 North Church Street
Ripley, West Virginia  25271
304/372-2281

Affiliated October 1988
James J. Robinson, Chairman of the Board
William E. Casto, President & CEO

   Net Loans    $43,797,000
   Deposits      59,356,000
   Total Assets  65,289,000



PEOPLES STATE BANK
300 West Main Street
Clarksburg, West Virginia 26301
304/624-0181

Affiliated December 1992
David E. Brock,  Chairman of the Board,
                 President & CEO

   Net Loans     $18,960,000
   Deposits       10,291,000
   Total Assets   20,780,000


THE OLD NATIONAL
BANK OF HUNTINGTON
999 Fourth Avenue
Huntington, West Virginia 25701
304/525-7500

Affiliated January 1997
William M. Frazier,  Chairman of the Board,
                     President & CEO

   Net Loans     $26,214,000
   Deposits       44,715,000
   Total Assets   49,087,000


THE PEOPLES
BANK OF POINT PLEASANT
2212 Jackson Avenue
Point Pleasant, West Virginia  25550
304/675-1121

Affiliated December 1986
Jack E. Fruth, Chairman of the Board
Joe L. Ellison, President & CEO
   Net Loans    $93,838,000
   Deposits     106,286,000
   Total Assets 121,901,000



THE HOME NATIONAL BANK
OF SUTTON
101 Second Street
Sutton, West Virginia 26601
304/765-7333

Affiliated May 1992
M. Scott Gibson,  Chairman of the Board
Van R. Thorn, Chief Executive Officer

   Net Loans   $ 44,001,000
   Deposits      56,480,000
   Total Assets  63,732,000


THE FIRST NATIONAL BANK
OF HINTON
321 Temple Street
Hinton, West Virginia 25951
304/466-2311

Affiliated December 1994
C. Scott Briers, President of the Board
Bob F. Richmond,  Executive Vice President & Cashier

   Net Loans       $41,645,000
   Deposits         56,149,000
   Total Assets     64,912,000


FIRST STATE
BANK & TRUST
1218 Main Street
Rainelle, West Virginia 25962
304/438-6144

Affiliated September 1988
Dr. D. K. Cales, Chairman of the Board
Carlin K. Harmon, President & CEO
   Net Loans       $62,852,000
   Deposits         74,174,000
   Total Assets     81,466,000




BLUE RIDGE BANK
420 South Raleigh Street
Martinsburg, West Virginia  25401
304/264-4500

Affiliated August 1992
Jack C. Allen, Chairman of the Board
M. Rebecca Linton, President

   Net Loans       $57,329,000
   Deposits         67,201,000
   Total Assets     84,830,000


MERCHANTS
NATIONAL BANK
4th Avenue & Washington Street
Montgomery, West Virginia 25136
304/442-2475

Affiliated August 1995
George F. Davis, Chairman of the Board,
                 President & CEO

   Net Loans       $75,736,000
   Deposits         85,323,000
   Total Assets    114,075,000
                                                                       34

BANK DIRECTORS

CITY HOLDING
COMPANY

Samuel M. Bowling
Chairman of the Board,
City Holding Company
President,
Dougherty Co., Inc.

C. Scott Briers
President,
Briers, Inc.

Dr. D. K. Cales
Dentist

Hugh R. Clonch
President,
Clonch Industries

George F. Davis
Chairman of the Board, President
and Chief Executive Officer,
Merchants National Bank

Steven J. Day
President and Chief Executive Officer,
City Holding Company

Robert D. Fisher
Partner,
Adams, Fisher & Evans

William M. Frazier
Chairman of the Board,
President and Chief Executive Officer,
The Old National Bank of Huntington

Jack E. Fruth
Principal Owner,
Fruth Pharmacies

Jay Goldman
President,
Goldman Associates

Carlin K. Harmon
President and Chief Executive Officer,
First State Bank & Trust

C. Dallas Kayser
Attorney

Dale Nibert
Dairy Farmer

Otis L. O'Connor
Partner,
Steptoe & Johnson

Leon K. Oxley
Secretary,
The Old National Bank of Huntington

Bob F. Richmond
Executive Vice President and Cashier,
The First National Bank of Hinton

Mark H. Schaul
President,
Charmar Realty Company

Van R. Thorn, II
Chief Executive Officer,
The Home National Bank of Sutton

DIRECTORS EMERITUS
Vitus Hartley, Jr.
James J. Robinson


IN MEMORY OF
J. Richard McCormick
for his 32 years of
service and dedication.



THE CITY NATIONAL
BANK OF CHARLESTON

Samuel M. Bowling
Chairman of the Board,
The City National Bank of Charleston
President, Dougherty Co., Inc.

Charles "Laddie" Burdette
Vice President,
Fruth Pharmacies, Inc.

Willie H. Childress
Optometrist

Oshel Craigo
President,
Better Foods, Inc.

George J. Davis
Public Accountant

Steven J. Day
President and Chief Executive Officer,
The City National Bank of Charleston

Jerry L. Goldberg
President,
Dunbar Building Products, Inc.

Jay Goldman
President,
Goldman Associates

Dickinson M. Gould, Jr.
President, Buzz Products, Inc.
and Haddy's Prime Beef

William T. Hackworth
President,
Dunbar Printing Company

David E. Haden
President, RMI Ltd.

J. C. Jefferds, III
Vice President and Treasurer,
Jefferds Corporation

Barry W. Kemerer
President,
Precision Pump & Valve

Otis L. O'Connor
Partner, Steptoe & Johnson

Harold R. Payne
Vice President,
Payne & Donahoe
Insurance Agency, Inc.

Mark H. Schaul
President, Charmar Realty Company

Frank Schirtzinger
Owner,
Charleston West 76 Truck Stop

Charles R. Sigman
Public Accountant

Jon W. Watkins
President, Natures Furniture, Inc.

Harlan Wilson, Jr.
President, Wilson Funeral Home, Inc.

DIRECTORS EMERITUS
W. S. Endres
Roger D. Griffith
Richard J. Hoylman
Robert L. Peden


THE PEOPLES  BANK OF
POINT PLEASANT

Young I. Choi, M.D.
Physician

Joe L. Ellison
President and Chief Executive Officer,
The Peoples Bank of Point Pleasant

Cynthia S. Epling
Secretary/Treasurer,
Smith Buick, Inc.

John Felker, II
Owner, Point Distributing Company

Jack E. Fruth
Chairman of the Board,
The Peoples Bank of Point Pleasant
Principal Owner, Fruth Pharmacies

Vance Johnson
President, Johnson's Supermarket, Inc.

C. Dallas Kayser
Attorney

Michael R. Lieving
Executive Vice President,
The Peoples Bank of Point Pleasant

Samuel P. McNeill, M.D.
Physician

George E. Miller
Assistant Superintendent & Personnel,
Mason County School System

Dale Nibert
Dairy Farmer

Michael G. Sellards
Executive Director and
Chief Executive Officer,
Pleasant Valley Hospital

Mark E. Sheets
Partner,
Halliday, Sheets & Saunders

Cecil Williams
President,
Flair Furniture Company

Robert Wingett
Publisher, Point Pleasant Register,
Gallipolis Tribune and Daily Sentinel

DIRECTORS EMERITUS
Vitus Hartley, Jr.
James Lewis
Vaught Smith


FIRST STATE
BANK & TRUST

Dan Akers
President,
Appalachian Heating

K. O. Boley
Retired Businessman

John Buckland
Executive Vice President,
First State Bank & Trust

Dr. D. K. Cales
Chairman of the Board,
First State Bank & Trust
Dentist

J. H. Crookshanks
Owner,
Crookshanks Builders Supply

L. A. Gates
President & CEO,
L. A. Gates Company

Philip J. Gwinn
President,
P. J. Gwinn Construction Co., Inc.

Carlin K. Harmon
President and Chief Executive Officer,
First State Bank & Trust

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

Max Priddy
President,
Priddy's Lumber

Pat Reed
Broker/Owner,
Reed-Patton Assoc., Inc.
Better Homes and Gardens

Robert C. Ripley, Sr.
Retired Sales Manager,
Dodson-Hager Ford

Ralph D. Williams
Former State Senator and
Area Representative,
State Farm Insurance

DIRECTOR EMERITUS
Ryan Thompson

BANK DIRECTORS



BANK OF RIPLEY


William E. Casto
President and Chief Executive Officer,
Bank of Ripley

R. Fred Clark
Executive Vice President,
Bank of Ripley

Robert D. Fisher
Partner,
Adams, Fisher & Evans

Robert C. Lester
Retired Pharmacist

Harry H. Parsons
Retired Merchant

Gary W. Roark
Owner,
G. W. Roark & Associates

James J. Robinson
Chairman of the Board,
Bank of Ripley

G. Lee Wilson
Owner, Ponderosa and
Char House Restaurants



THE HOME NATIONAL
BANK OF  SUTTON

Roy W. Cutlip
President,
The Home National Bank of Sutton

M. Scott Gibson
Chairman of the Board,
The Home National Bank of Sutton
Director,
Stockert-Gibson Funeral Home

Loran Kniceley
Owner,
Kniceley Insurance Agency

Sue Nuzum
President,
Braxton Motor, Inc.

Van R. Thorn, II
Chief Executive Officer,
The Home National Bank of Sutton

IN MEMORY OF

Ralph J. Pletcher
for his 20 years of
service and dedication.


BLUE RIDGE
BANK
Jack C. Allen
Chairman of the Board,
Blue Ridge Bank
State Farm Insurance Agent (Retired)

Lewis O. Braithwaite
Director,
Rosedale Funeral Home

Carol F. Kable
Realtor

George Karos
President and Owner,
Patterson's Drug Store

M. Rebecca Linton
President,
Blue Ridge Bank

Peter L. Mulford
Administrator,
City Hospital


PEOPLES STATE  BANK
John P. Aman
Vice President,
Peoples State Bank

David E. Brock
Chairman of the Board,
President and Chief Executive Officer,
Peoples State Bank

Timothy J. Manchin
Partner,
Manchin, Aloi & Carrick

Mark F. Oliverio
Vice President,
Oliverio Italian Style Peppers, Inc.

Mark B. Owen
President,
Tmaro Corporation

Robert W. Riggs
President,
Robard, Inc.

Frank E. Simmerman, Jr.
Partner,
Johnson, Simmerman & Broughton, L.C.



THE  FIRST NATIONAL
BANK OF HINTON

C. Scott Briers
President of the Board,
The First National Bank of Hinton
President,
Briers, Inc.

James S. Kerr
Realtor

William G. Meador
Retired Insurance Agent

David L. Parmer
Attorney at Law

Bob F. Richmond
Executive Vice President and Cashier,
The First National Bank of Hinton

Dr. J. D. Woodrum
Physician

Paul L. Wykle
Retired Former Owner,
Twin State Barber and Beauty Supply

IN MEMORY OF

James V. Coste
for his 35 years of
service and dedication.

MERCHANTS
NATIONAL BANK

Linda G. Aguilar
Vice President,
Merchants National Bank

Thomas L. Carson
President (Retired),
College Drug Store, Inc.

Hugh Clonch
President,
Clonch Industries, Inc.

Ghassan Dagher, M.D.
Eye Physician & Surgeon

George F. Davis
Chairman of the Board,
President and Chief Executive Officer,
Merchants National Bank

Robert C. Gillespie
Regents Professor,
West Virginia Institute of Technology

Carl L. Harris
Attorney at Law

Thomas A. Jacobs
Tax Consultant

Carl L. Kennedy, D.D.S.
Kennedy Dental Office

Giles E. Musick
President,
Brown Chevrolet, Inc.

James F. Neil
Plant Manager (Retired),
Elkem Metals, Inc.



THE OLD NATIONAL BANK
OF HUNTINGTON

W. B. Andrews
President,
Dewco, Inc.

Lucian R. Carter
President,
Carter & Company

Robert M. Davidson
Certified Public Accountant,
Carter & Company

William M. Frazier
Chairman of the Board,
President and Chief Executive Officer,
The Old National Bank of Huntington

W. Michael Frazier
Attorney,
Frazier & Oxley

Frank Gaddy
President,
Gaddy Engineering

W. Kenneth Grant
President,
Gino's Pizza

John J. Klim, Jr.
President,
D & E Industries

Ezra Midkiff
President,
Wilson Welding

Leon K. Oxley
Secretary,
The Old National Bank of Huntington

ADDITIONAL INFORMATION

STOCK INFORMATION
     The Company's Common Stock is included on The Nasdaq National Market under the symbol "CHCO". Nasdaq market makers in City Holding Company include:

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

DIVIDEND REINVESTMENT
AND STOCK PURCHASE PLAN
     City Holding Company offers to holders of its Common Stock the opportunity to purchase, through reinvestment of dividends or by additional cash payments, additional shares of its Common Stock. Please address inquiries regarding the plan to:

   City Holding Company
   Dividend Reinvestment and Stock Purchase Plan
   Post Office Box 4168
   Charleston, WV  25364-4168
   Attn: Stock Transfer Agen

ABOUT FORM 10-K
   A copy of the Company's annual report on Form 10-K, as filed with the Securities and Exchange Commission, will be forwarded without charge to any stockholder upon written request to:

   City Holding Company
   Attention: Robert A. Henson, Chief Financial Officer
   Post Office Box 4168
   Charleston, West Virginia 25364-4168



37