Form 10-K405/A, Exhibit 13
period 1996-12-31
CITY HOLDING CO
filed 1997-04-16
CIK 726854

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
-------------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE THIRTEEN
EMPLOYEE BENEFIT PLANS
   The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", (APB 25) and related Interpretations in accounting for its employee stock options as permitted under FASB Statement No. 123, "Accounting for Stock-Based Compensation". Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.
   The Company's 1993 Stock Incentive Plan has authorized the grant of options to key employees for up to 300,000 shares of the Company's common stock adjusted for changes in the capital structure of the Company since the adoptions of the plan. On December 19, 1996, the Board of Directors granted 36,000 stock options which have 5 year terms and vest and become fully exercisable immediately. The effect of applying Statement No. 123's fair value method to the Company's stock based awards results in net income and earnings per share that are not materially different from amounts reported.
   The City Holding Company Profit Sharing and 401(k) Plan (the Plan) is a deferred compensation plan under section 401(k) of the Internal Revenue Code. All employees who complete one year of service are eligible to participate in the Plan. Participants may contribute from 1% to 15% of pre-tax earnings to their respective accounts. These contributions may be invested in any of five investment options selected by the employee, one of which is City Holding Company common stock. The Company matches 50% of the first 6% of compensation deferred by the participant with City Holding Company common stock. Although the profit sharing features of this plan remain intact, future profit contributions, if any, are expected to be made to the employee stock ownership plan discussed below.
   The City Holding Company Employees' Stock Ownership Plan (ESOP), covering all employees who have completed one year of service and have attained the age of 21, was created January 1, 1996 and includes both Money Purchase and Stock Bonus plan features. Annually, the Company will contribute to the Money Purchase account an amount equal to 9% of eligible compensation. Contributions to the Stock Bonus account are discretionary, as determined by the Company's Board of Directors.
   The Company's total expense associated with the Plan and the ESOP (collectively, the benefit plans) approximated $2,126,000, $1,400,000, and $854,000 in 1996, 1995, and 1994, respectively. The total number of shares of the Company's common stock held by the benefit plans is 214,856. Other than the benefit plans, the Company offers no postretirement benefits.

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