Form 10-K405, Exhibit 13
period 1998-12-31
CITY HOLDING CO
filed 1999-03-31
CIK 726854

Exhibit 13

SELECTED FINANCIAL DATA
------------------------------------------------------------------------------
TABLE ONE
FIVE-YEAR FINANCIAL SUMMARY
(in thousands, except per share data)


                                  1998               1997             1996             1995             1994
                             ---------------------------------------------------------------------------------
Summary of Operations
  Total interest income       $196,680            $173,166          $159,708         $145,743         $124,993
  Total interest expense        93,337              76,012            68,334           61,180           46,857
  Net interest income          103,343              97,154            91,374           84,563           78,136
  Provision for loan losses      8,481               4,064             5,012            3,609            3,304
  Total other income            72,423              32,613            16,473           11,343            9,106
  Total other expenses         155,558              84,899            70,066           61,908           57,277
  Income before income taxes    11,727              40,804            32,769           30,389           26,661
  Net income                     5,234              26,291            21,281           20,200           18,266

Per Share Data
  Net income (basic)          $   0.31            $   1.60          $   1.34         $   1.26         $   1.14
  Net income (diluted)            0.31                1.60              1.34             1.26             1.14
  Cash dividends declared (1)     0.77                 .73               .63              .56              .49
  Book value per share           13.08               13.13             11.86            11.52             9.66

Selected Average Balances
  Total loans               $1,676,828          $1,427,269        $1,286,868       $1,206,408       $1,056,997
  Securities                   377,834             409,713           419,974          464,024          516,999
  Deposits                   1,974,995           1,698,699         1,616,479        1,559,106        1,487,888
  Long-term debt                95,926              46,129            24,666            8,204            6,252
  Trust preferred               32,452                   -                 -                -                -
  securities
  Stockholders' equity         235,616             204,114           181,923          168,353          158,525
  Total assets               2,566,099           2,180,460         2,021,988        1,874,056        1,735,469

Selected Year End Balances
  Net loans                 $1,698,319          $1,490,411        $1,315,078       $1,262,243       $1,121,862
  Securities                   395,722             378,330           412,586          450,570          477,148
  Deposits                   2,064,415           1,779,805         1,626,666        1,602,996        1,509,424
  Long-term debt               102,719              75,502            34,250           20,000            6,875
  Trust preferred               87,500                   -                 -                -                -
  securities
  Stockholders' equity         220,059             220,277           188,784          177,522          159,191
  Total assets               2,706,004           2,286,424         1,995,878        1,983,871        1,778,391

Selected Ratios
  Return on average assets        0.20%               1.21%             1.05%            1.08%            1.05%
  Return on average equity        2.22               12.88             11.70            12.00            11.52
  Average equity to               9.18                9.36              9.00             8.98             9.13
  average assets
  Dividend payout ratio (1)     248.39               35.96             34.81            36.47            33.91


(1) Cash dividends and the related payout ratio are based on historical results of the Company and do not include cash dividends of acquired companies prior to the dates of consummation.
------------------------------------------------------------------------------

On December 31, 1998, the Company's merger with Horizon Bancorp, Inc. (Horizon) became effective. The transaction was accounted for under the pooling-of-interests method of accounting. As such, the Company's historical financial information has been restated to include the operations of Horizon for all periods presented.

TWO YEAR SUMMARY OF
COMMON STOCK PRICES AND DIVIDENDS

                        Cash
                        Dividends        Market Value
                        Per Share*       Low      High
                       -------------------------------------
1998
Fourth Quarter           $ .20        $30.000    $37.125
Third Quarter              .19         34.250     44.875
Second Quarter             .19         41.000     48.000
First Quarter              .19         41.500     51.000

1997
Fourth Quarter           $ .19        $39.875    $42.375
Third Quarter              .18         32.250     43.250
Second Quarter             .18         30.000     34.500
First Quarter              .18         25.750     34.750


   City Holding Company's common stock trades on The Nasdaq Stock Market under the symbol CHCO. This table sets forth the cash dividends paid per share and information regarding the market prices per share of the Company's Common Stock for the periods indicated. The price ranges are based on transactions as reported on the The Nasdaq Stock Market. At December 31, 1998, there were 4,762 stockholders of record. See NOTE FOURTEEN of the Audited Consolidated Financial Statements for a discussion of restrictions on bank dividends.

*Cash dividends represent amounts declared by the Company and do not include cash dividends of acquired companies prior to the dates of acquisition.


MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


CITY HOLDING COMPANY
   City Holding Company (the Company), a West Virginia corporation headquartered in Charleston, West Virginia, is a multi-bank holding company that provides diversified financial products and services to consumers and local businesses. Through its network of 63 banking offices in West Virginia, Ohio and California, the Company provides credit, deposit, investment advisory, insurance and technology products and services to its customers. In addition to its branch network, the Company's delivery channels include ATMs, check cards, telemarketing, direct mail solicitation, interactive voice response systems, and Internet technology.

   Community banking is the core business segment of the Company. Since 1983, the Company has provided traditional banking products and services through its lead bank, City National Bank of West Virginia (City National), and through the various financial institutions the Company has acquired over the years. In conjunction with the evolution of the financial services industry, the Company, in recent years, has diversified its business to offer additional products and services to existing and new customers. Mortgage banking, including the origination, acquisition, servicing and sale of mortgage loans has developed into a significant product line for the Company. Additionally, the Company provides other financial services, including investment advisory, insurance, and internet technology products. When combined, these business lines reflect the diversification of the Company and depth and breadth of the products and services the Company delivers to its customers.

MERGERS AND ACQUISITIONS
   On December 31, 1998, the Company's merger with Horizon Bancorp, Inc. (Horizon) became effective. The merger with Horizon, a $1.0 billion bank holding company headquartered in Beckley, West Virginia, increased total assets by approximately 65% and increased deposit market share such that the Company currently ranks third in West Virginia. The transaction was accounted for under the pooling-of-interests method of accounting. As such, the Company's historical financial information contained in this discussion and analysis and in the consolidated financial statements has been restated to include the operations of Horizon for all periods presented. With the addition of the Horizon banks, the Company significantly strengthens its presence in the Beckley and Huntington markets of West Virginia. Both areas are considered growth locations and the Company expects to capitalize and expand on its existing customer base in those cities. Additionally, the community banking philosophy of Horizon's management was very similar to the Company's management style. With minimal impact from overlapping markets and management's identification of operational efficiencies to be achieved, Horizon was identified as an ideal strategic partner that could significantly enhance the Company's community banking franchise.

   On April 1, 1998, the Company consummated its acquisition of Del Amo Savings Bank (Del Amo), a federally-chartered savings bank headquartered in Torrance, California. At the date of acquisition, Del Amo reported total assets and deposits of approximately $116 million and $102 million, respectively. This transaction was accounted for under the purchase method of accounting.
Accordingly, the operations of Del Amo have been included in the consolidated financial statements from the date of acquisition. This acquisition represented a strong addition to the Company's existing operations in the Southern California area and the Company's continued commitment to grow its community banking operating segment.

   The other financial services business line also experienced growth during 1998. In April 1998, City National acquired Citynet Corporation and MarCom, Inc. The operations of these entities were consolidated into Citynet, a division of City National. With the addition of these companies, City National is expanding its Internet banking capabilities and introducing new Internet technology products to its customers, including balance inquiry and funds transfer capabilities, loan payment processing, bill payment processing, and web site development. In March 1998, City National increased the size of its insurance brokerage division with the acquisition of Morton Specialty Insurance Partners, Inc. (Morton). Morton was subsequently consolidated into RMI, Ltd., a division of City National, and increased the diversity of insurance products the Company offers. Also within the other financial services business segment, City National acquired Jarrett/Aim Communications (Jarrett/Aim) in January 1998. Jarrett/Aim, a division of City National, conducts printing and direct mail marketing for the Company and third party customers.

FINANCIAL SUMMARY
   Consolidated net income for 1998 was $5.23 million or $0.31 per diluted common share, compared to $26.29 million or $1.60 per diluted common share in 1997. These results include the operating results of Horizon and the $20.28 million charges to pre-tax earnings recorded during the fourth quarter of 1998. Net income for 1996 was $21.28 million or $1.34 per diluted common share. Return on average assets (ROA), a measure of the effectiveness of asset utilization, for 1998, 1997, and 1996 was 0.20%, 1.21%, and 1.05%, respectively. Return on average equity (ROE), a measure of the return on stockholders' investment for 1998, 1997, and 1996 was 2.22%, 12.88%, and 11.70%, respectively.

   The decline in 1998 net income, ROA, and ROE was due primarily to the one-time costs associated with the merger of Horizon. Merger-related charges of $13.55 million, including fees of $4.8 million for advisory and other professional services, data processing contract termination costs of $1.7 million, and employee severance costs of $3.2 million, were recorded during the fourth quarter of 1998, after the merger of Horizon received necessary shareholder and regulatory approvals. Also included in merger-related charges is $2.5 million associated with the write down of goodwill, determined to be impaired as a result of the merger, related to a branch previously acquired by Horizon. The goodwill was determined to be impaired based on an undiscounted cash flow analysis of the branch and the amount to be written-off was based on the excess of the carrying value over the discounted net future revenue of the branch.

   In addition to merger-related charges, the Company recorded $2.93 million of additional loan loss provision during the fourth quarter of 1998 as a result of identifying credit quality deterioration within the indirect lending portfolio and other credit quality issues identified in one of the Company's geographic markets. Specifically, during the fourth quarter management identified additional credit quality concerns associated with its indirect automobile lending relationships that resulted in increases to the loan loss provision of approximately $1.51 million. During the fourth quarter, management also quantified certain credit quality exposures within one of its geographic markets that resulted in an additional increase to the loan loss provision of approximately $1.42 million.

   Also associated with the merger, the Company recorded a $1.80 million charge to earnings related to conforming operating and accounting policies and procedures of the two companies. The Company also recorded a $2.00 million charge to earnings in its mortgage banking segment, in part due to the changing economic environment within the industry. As exit strategies for the Company's junior lien mortgage loans became less profitable during the fourth quarter, the Company initiated an overall restructuring of the retail and wholesale divisions, which includes combining these separate entities into one division, restructuring and diversifying the product lines and developing a comprehensive marketing plan.

   As more fully discussed in the Other Income and Expense section, total other income increased $39.81 million or 122% during 1998 while total other expenses increased $50.31 million, excluding fourth quarter charges, or 63%. While the other financial services segment represented approximately $4.99 million and $5.44 million of the increases in other income and expense, respectively, the mortgage banking segment represented $29.78 million and $36.05 million of the increases in those respective classifications. The increases in other income and expense reflect the Company's emphasis on diversifying its operations into revenue sources independent of the net interest margin.

INTEREST-EARNING ASSETS AND INTEREST-BEARING LIABILITIES
   Average interest-earning assets increased $332.82 million or 16.42% during 1998 from $2.03 billion in 1997 to $2.36 billion in 1998. Of this increase, the acquisition of Del Amo represented approximately $85 million (primarily in the real estate loan classification), increases in the average balance of loans held for sale represented approximately $70 million, and increases in the average balance of retained interests in securitized loan pools represented $24.35 million. The remaining $154 million increase, 7.60% of the 1997 average earning assets balance, reflects the Company's continued growth in its existing operating markets. This in-market growth, primarily in real estate and commercial loan products, is attributable to the Company's community banking philosophy of retaining local autonomy at its banking divisions and emphasis on community-based banking relationships.

   Of the $332.82 million increase in interest-earning assets, approximately $239 million is attributable to the community banking segment. The acquisition of Del Amo and in-market growth, as described above, represents the majority of this growth. Increases in the average balances of loans held for sale and retained interests in securitized loan pools are derived from the Company's mortgage banking segment. These are the direct result of the Company's investment in and creation of its retail origination and correspondent lending divisions and its loan securitization program during the fourth quarter of 1997.

   The increase in interest-earning assets resulting from retained interests in securitized loan pools is the result of the Company's four loan securitizations transacted during 1998, which yielded approximately 9.51% during 1998.

   From 1996 to 1997, average interest-earning assets increased $134.63 million or 7.11%, from $1.89 billion to $2.03 billion. The majority of this increase was due to growth in the community banking segment resulting from a $140.40 million or 10.91% increase in portfolio loans. Of this increase, growth within the commercial and consumer loan classifications represented $63.25 million and $55.84 million, respectively. Commercial loan growth was attributable to the Company's more active solicitation of commercial loan volume, while increases in the consumer loan portfolio were primarily related to certain loan products previously offered by the Horizon-affiliated banks.

   Average interest-bearing liabilities increased approximately $319.36 million or 18.84% to $2.01 billion in 1998 from $1.69 billion in 1997. Of this increase, the acquisition of Del Amo represented approximately $83 million or 4.90%.
Average interest-bearing deposit growth, excluding Del Amo, represented approximately $157.44 million or 9.29% as the Company's banking subsidiaries continued to experience increases in deposit market share within their existing markets.

   The average balance of long term debt increased approximately $49.80 million during 1998 as the Company took advantage of declines in longer term interest rates, utilizing long term borrowing facilities through the Federal Home Loan Bank that are available to its subsidiary banks. This additional funding was used to finance the growth experienced in the Company's loan portfolio and loans held for sale balances.

   Although a portion of the increase in long term debt is attributable to the General Corporate operating segment, the majority of the increase in long term debt and increases in the deposit base are associated with the Company's community banking segment. Also during 1998, the Company, through its wholly-owned trust subsidiaries, issued $87.50 million of trust preferred securities, resulting in an average balance for 1998 of $32.45 million. While portions of the proceeds received were used for general corporate purposes, the majority of the proceeds were used to either provide necessary capital to the mortgage banking segment or to repay long term debt that had originally been obtained to provide such capital. Therefore, all of the interest expense associated with the trust preferred securities is considered by management in its evaluation of the profitability of the mortgage banking segment.

   From 1996 to 1997, interest-bearing liabilities increased approximately $109.50 million or 6.9%. Of this increase, $74.05 million was attributable to increases in core deposits. This increase was primarily associated with, and used to fund, increases in the loan portfolio of the community banking segment. The remaining increase of $35.45 million was attributable to increases in the average balances of short- and long-term borrowings primarily to fund loan growth.

------------------------------------------------------------------------------
TABLE TWO
EARNING ASSETS AND INTEREST-BEARING LIABILITIES
(in thousands)


                                           1998                             1997                              1996
                               Average                 Yield/   Average                Yield/     Average                Yield/
                               Balance    Interest     Rate     Balance     Interest   Rate       Balance    Interest    Rate
                           -------------------------------------------------------------------------------------------------------
EARNING ASSETS
Loans (1):
  Commercial and              $499,781    $44,745       8.95%   $466,704    $42,025     9.00%    $403,455     $38,457       9.53%
   industrial
  Real estate                  805,380     64,285       7.98     623,456     53,242     8.54      602,144      48,155       8.00
  Consumer obligations         371,667     38,506      10.36     337,109     34,967    10.37      281,269      31,597      11.23
                           -------------------------------------------------------------------------------------------------------
   Total loans               1,676,828    147,536       8.80   1,427,269    130,234     9.12    1,286,868     118,209       9.19
Loans held for sale            250,968     23,013       9.17     180,543     17,847     9.89      171,308      15,394       8.99
Securities:
  Taxable                      279,086     17,189       6.16     311,560     19,840     6.37      331,184      20,718       6.26
  Tax-exempt (2)                98,748      7,623       7.72      98,153      7,811     7.96       88,790       7,160       8.06
                           -------------------------------------------------------------------------------------------------------
   Total securities            377,834     24,812       6.57     409,713     27,651     6.75      419,974      27,878       6.64
Retained interest in            24,346      2,315       9.51           -          -        -            -           -          -
securitized loans
Federal funds sold              30,191      1,672       5.54       9,817        489     4.98       14,561         840       5.77
                           -------------------------------------------------------------------------------------------------------
   Total earning assets      2,360,167    199,348       8.45   2,027,342    176,221     8.69    1,892,711     162,321       8.58
Cash and due from banks         58,750                            71,311                           59,429
Bank premises and               63,991                            48,610                           44,286
equipment
Other assets                   101,858                            51,467                           41,407
Less: allowance for
  possible                     (18,667)                          (18,270)                         (15,845)
  loan losses
                            -----------------------------------------------------------------------------------------------------
   Total assets             $2,566,099                        $2,180,460                       $2,021,988
                            =====================================================================================================

INTEREST-BEARING
LIABILITIES
Demand deposits               $299,543      $9,447      3.15%  $262,036     $7,782     2.97%    $238,240      $6,728       2.82%
Savings deposits               411,886      12,026      2.92    393,088     12,075     3.07      430,009      13,609       3.16
Time deposits                  987,170      52,959      5.36    803,035     42,949     5.35      715,865      37,325       5.21
Short-term borrowings          187,140       9,677      5.17    190,467      9,945     5.22      176,480       8,984       5.09
Long-term debt                  95,926       6,223      6.49     46,129      3,028     6.56       24,666       1,688       6.84
Trust preferred                 32,452       3,005      9.26          -          -        -            -           -          -
  securities                -----------------------------------------------------------------------------------------------------
   Total                     2,014,117      93,337      4.63  1,694,755     75,779     4.47    1,585,260      68,334       4.31
     interest-bearing
     liabilities
Demand deposits                276,396                          240,540                          232,365
Other liabilities               39,970                           41,051                           22,440
Stockholders' equity           235,616                          204,114                          181,923
                            -----------------------------------------------------------------------------------------------------
   Total liabilities and
     stockholders' equity   $2,566,099                       $2,180,460                       $2,021,988
                            =====================================================================================================
   Net interest income                    $106,011                        $100,442                           $93,987
                            =====================================================================================================
   Net yield on earning                                 4.49%                          4.95%                               4.97%
     assets                 =====================================================================================================



(1)For purposes of this table, non-accruing loans have been included in average balances and loan fees, which are immaterial, have been included in interest income.

(2)Computed on a fully federal tax-equivalent basis assuming a tax rate of approximately 35% in 1998 and 1997 and 34% in 1996.
------------------------------------------------------------------------------

NET INTEREST INCOME
   Net interest income is generally most significantly impacted by activities conducted within the community banking operation segment. However, the mortgage banking segment also affected net interest income during 1998 through net interest income earned on loans held for sale, retained interests in securitized loan pools, and the cost of capital utilized by the Company to finance mortgage-banking activities.

   Although net interest income, on a tax equivalent basis, increased $5.57 million or 5.54% during 1998, the Company experienced an overall decline in its net interest margin of 46 basis points from 4.95% in 1997 to 4.49%. Within the community banking segment, the yield earned on real estate loans declined 59 basis points in 1998 as interest rates on residential real estate loans reached record lows nationwide. Although yields on the commercial and consumer obligation portfolios remained relatively stable, the rate decline in the real estate portfolio resulted in an overall decline of 32 basis points for the total loan portfolio. While the return on the loan portfolio decreased from 9.12% in 1997 to 8.80% in 1998, the average cost of total interest and noninterest-bearing deposits increased 7 basis points from 3.70% in 1997 to 3.77% in 1998. This increase was partially offset by a 5 basis point decline in short-term borrowing interest rates during 1998.

   Within the mortgage banking segment, the yield earned on loans held for sale declined 72 basis points during 1998 from 9.89% in 1997 to 9.17%. This decline was also due to changes in the residential real estate interest rate environment. Volume increases in loans held for sale resulted in $6.54 million of additional interest income, partially offset by a $1.37 million decline due to interest rate changes. During 1998, the Company earned $2.32 million interest income resulting from its retained interest in its five securitized loan pools, compared to no similar income in 1997. Partially offsetting increases in interest income resulting from mortgage banking activities, the cost of trust preferred securities, used primarily to capitalize mortgage banking operations, represented $3.01 million in interest expense during 1998 with no similar cost in 1997.

------------------------------------------------------------------------------
TABLE THREE
RATE/VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE
(in thousands)


                                           1998 vs. 1997              1997 vs. 1996
                                        Increase (Decrease)        Increase (Decrease)
                                         Due to Change In:          Due to Change In:
                                     Volume    Rate      Net    Volume    Rate      Net
                                    -------------------------------------------------------
INTEREST INCOME FROM
Loans:
  Commercial and industrial           $2,963   $ (243)  $2,720   $5,790   $(2,222)  $3,568
  Real estate                         14,707   (3,664)  11,043    2,120     2,967    5,087
  Consumer obligations                 3,580      (41)   3,539    6,126    (2,756)   3,370
                                    -------------------------------------------------------
  Total loans                         21,250   (3,948)  17,302   14,036    (2,011)  12,025
Loans held for sale                    6,537   (1,371)   5,166      859     1,594    2,453
Securities:
  Taxable                             (2,016)    (635)  (2,651)  (1,302)      424     (878)
  Tax-exempt (1)                          47     (235)    (188)     720       (69)     651
                                    -------------------------------------------------------
  Total securities                    (1,969)    (870)  (2,839)    (582)      355     (227)
Federal funds sold                     1,122       61    1,183     (262)      (89)    (351)
Retained interest in securitized       2,315        -    2,315        -        -        -
loans
                                    -------------------------------------------------------
Total interest-earning assets        $29,255  $(6,128) $23,127  $14,051   $  (151) $13,900
                                    =======================================================

INTEREST EXPENSE ON
Demand deposits                       $1,162   $  503   $1,665   $  745   $   309   $1,054
Savings deposits                         563     (612)     (49)  (1,152)     (382)  (1,534)
Time deposits                          9,878      132   10,010    4,643       981    5,624
Short-term borrowings                   (173)     (95)    (268)     636       325      961
Long-term debt                         3,231      (36)   3,195    1,412       (72)   1,340
Trust preferred securities             3,005        -    3,005        -        -        -
                                    -------------------------------------------------------
Total interest-bearing liabilities   $17,666   $ (108) $17,558   $6,284    $1,161   $7,445
                                    =======================================================
NET INTEREST INCOME                  $11,589  $(6,020)  $5,569   $7,767   $(1,312)  $6,455
                                    =======================================================


(1)Fully federal taxable equivalent using a tax rate of approximately 35% in 1998 and 1997 and 34% in 1996.

   The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
------------------------------------------------------------------------------

OTHER INCOME AND EXPENSES
   Total other income and total other expenses were significantly affected by three separate series of events that occurred during 1998. First, the Company's retail origination of junior lien mortgage loans became fully operational during the first quarter of 1998, after the platforms for the originations were established during the fourth quarter of 1997. The impact of this product line is reflected within the Company's mortgage banking segment. Second, the Company's acquisitions of insurance, direct mail, and internet service providers resulted in increases in other income and expense, which are reflected within the other financial services operating segment. Third, the Company's merger with Horizon resulted in significant charges to earnings, impacting other expenses, which are reflected within the community banking and general corporate operating segments.

   Within the community banking segment, other income increased approximately $5.50 million or 39.67%, from $13.86 million in 1997 to $19.36 million in 1998. Generally, this increase is associated with the overall volume growth of products offered by the banking divisions and the related fee income generated by these products. Other expenses increased approximately $20.94 million or 34.23% during 1998, from $61.17 million in 1997 to $82.10 million. Fourth quarter charges to earnings of approximately $5.87 million, comprised primarily of a $2.50 million write down in the recorded value of goodwill determined to be impaired, and $1.58 million associated with employee severance costs, represented 28% of the 1998 increase in other expenses within this segment. Increases in occupancy, depreciation, maintenance and data processing represented approximately $3.85 million or 18% of the increase during 1998. Additionally, the acquisition of Del Amo in 1998 further increased total other expenses by approximately $2.47 million or 12% of the 1998 increase.

   Other income within the mortgage banking segment increased $29.78 million or 169% during 1998, from $17.64 million in 1997 to $47.41 million. Net origination fees on junior lien mortgage loans increased $12.03 million in 1998, representing 40% of the increase. Gains recognized from the sale or securitization of mortgage loans increased approximately $9.85 million, representing 33% of the increase. Additionally, mortgage loan servicing fees increased $7.13 million during 1998, representing 24% of the increase in other income within the mortgage banking segment. Each of these increases was primarily the result of the Company's fourth quarter 1997 investment in its network of retail origination platforms and the corresponding development of exit strategies for junior lien mortgage loans, including third-party loan sales and securitizations. Increases realized from mortgage loan servicing were primarily the result of fees earned from servicing securitized loan pools. Additionally, in September 1998, the servicing division completed the acquisition of the right to service an additional $535 million of junior lien mortgage loans from a third party, which resulted in increased servicing fees recognized during the fourth quarter.

   Other expenses within the mortgage banking segment also experienced significant increases, from $14.70 million in 1997 to $50.75 million in 1998, an increase of $36.05 million or 245%. Of this increase, approximately $25.04 million is associated with the advertising for and direct mail solicitation of junior lien mortgage loans. Additionally, employee compensation and benefits represented an increase of $3.77 million during the year. Costs associated with the four loan securitizations completed during the year, primarily underwriting and other professional fees, represented $2.80 million of the 1998 increase in other expenses. Finally, the Company also recorded a $2.00 million charge to earnings during the fourth quarter of 1998 involving the restructuring of its retail origination and wholesale acquisition divisions.

   With the December 1997 acquisition of RMI, Ltd. and the first and second quarter acquisitions of Jarrett/Aim Communications, Morton Specialty Insurance Partners, Inc., Citynet Corporation and MarCom, Inc., the other financial services operating segment was essentially formed during 1998. As a result, after minimal other income and expense in 1996 and 1997, this operating segment realized $11.13 million of other income and $11.50 million of other expense during 1998. Of these amounts, $5.70 million, representing services provided to the banking segments, is eliminated in the Consolidated Statements of Income.

   The general corporate segment, which generally includes the parent company, recognized an increase in other expenses of approximately $8.23 million or 95% during 1998. This increase was primarily due to merger-related charges associated with the Company's merger of Horizon. Of the increase, $4.61 million was the result of advisory and other professional fees, $1.70 million due to the termination of data processing contracts previously entered into by Horizon, and $1.60 million associated with employee severance costs.

   From 1996 to 1997, total other income increased $16.14 million or 98%, from $16.47 million in 1996 to $32.61 million in 1997. The majority of this increase, $13.71 million, is attributable to growth within the mortgage banking segment, while $2.13 million is associated with the community banking segment. Within the mortgage banking segment, income derived from mortgage loan servicing increased $8.98 million, from $2.96 million in 1996 to $11.93 million in 1997. Additionally, gains generated from sales of mortgage loans increased $3.13 million in 1997, from $1.26 million in 1996 to $4.39 million in 1997. Other expenses increased $14.83 million or 21% in 1997, from $70.07 million in 1996 to $84.90 million. As with the increase in other income, the increase in other expenses was primarily due to activities within the mortgage banking segment. Within this segment, other expenses increased from $4.64 million in 1996 to $14.70 million in 1997, an increase of $10.07 million or 217%. Of this increase, $6.86 million was associated with costs incurred by the mortgage loan servicing division, primarily attributed to salaries and employee benefits. The remaining $3.21 million of increase in other expenses within the mortgage banking segment was due to costs incurred by the retail origination platforms, established during the fourth quarter of 1997.

INCOME TAXES
   Income tax expense for the year ended December 31, 1998 was $6.49 million, compared to $14.51 million and $11.49 million for the years ended December 31, 1997 and 1996, respectively. The Company's effective tax rates for 1998, 1997, and 1996 were 55.37%, 35.57%, and 35.06%, respectively. The significant increase in the effective tax rate for 1998 was the result of certain non-deductible, merger-related expenses incurred by the Company. Investment banker advisory fees, regulatory filing fees, valuation adjustments related to impaired intangible values, and certain other merger-related charges were non-deductible for income tax purposes, but recognized as expense for financial reporting purposes.

MARKET  RISK  MANAGEMENT

      Market risk to the Company is the risk of loss arising from changes in current and future cash flows, fair values, earnings, or capital due to adverse movements in interest rates. The Company seeks to reduce interest rate risk through asset and liability management, where the goal is to optimize the balance between earnings and interest rate risk. The Company's asset and liability management function is responsible for reviewing the interest rate sensitivity position of the Company and establishing policies to monitor and limit exposure to interest rate risk. Management measures interest rate risk through an interest sensitivity gap analysis as illustrated in TABLE FOUR and through performing an earnings sensitivity analysis which is further discussed in this section.

      At December 31, 1998, the one year period shows a negative gap (liability sensitive) of $632 million. This analysis is a "static gap" presentation and movements in deposit rates offered by the Bank lag behind movements in the prime rate. Such time lags affect the repricing frequency of many items on the Company's balance sheet. Accordingly, the sensitivity of deposits to changes in market rates may differ significantly from the related contractual terms. TABLE FOUR is first presented without adjustment for expected repricing behavior. Then, as presented in the "management adjustment" line, these balances have been notionally distributed over the first three periods to reflect those portions of such accounts that are expected to reprice fully with market rates over the respective periods. The distribution of the balances over the repricing periods represents an aggregation of such allocations and is based upon historical experience with individual markets and customers. Management expects to continue the same pricing methodology in response to market rate changes; however, management adjustments may change as customer preferences, competitive market conditions, liquidity, and loan growth change. Also presented in the management adjustment line are loan prepayment assumptions, which may differ from the related contractual terms of the loans. These balances have been distributed over the four periods to reflect those loans that are expected to be repaid in full prior to their maturity date. After management adjustments, TABLE FOUR shows a negative gap in the one-year period of $604 million. Generally, a negative gap position is advantageous when interest rates are falling because interest-bearing liabilities are being repriced at lower rates and in greater volume, which has a positive effect on net interest income. However, when interest rates are rising, this position produces the converse effect.

------------------------------------------------------------------------------
TABLE FOUR
INTEREST RATE SENSITIVITY GAPS
(in thousands)


                                 1 TO 3 MO.   3 TO 12 MO. 1 TO 5 YRS. OVER 5 YRS.   TOTAL
                                -----------------------------------------------------------
ASSETS
  Gross loans                     $393,009   $252,135     $851,285    $219,500   $1,715,929
  Loans held for sale              246,287           -           -           -      246,287
  Securities                        33,844    111,625      209,211      41,042      395,722
  Federal funds sold                31,911           -           -           -       31,911
  Retained interest                 65,623           -           -           -       65,623
                                -----------------------------------------------------------
Total interest-earning assets      770,674    363,760    1,060,496     260,542    2,455,472

LIABILITIES
  Savings and NOW accounts         707,208          -            -           -      707,208
  All other interest-bearing       283,928    508,792      260,987          79    1,053,786
  deposits
  Short-term borrowings            176,204      7,214            -           -      183,418
  Long-term debt                    47,719     35,000        5,000      15,000      102,719
  Trust preferred securities             -          -            -      87,500       87,500
                                -----------------------------------------------------------
Total interest-bearing           1,215,059    551,006      265,987     102,579    2,134,631
liabilities
                                -----------------------------------------------------------
Interest sensitivity gap         $(444,385) $(187,246)    $794,509    $157,963     $320,841
                                -----------------------------------------------------------
Cumulative sensitivity gap       $(444,385) $(631,631)    $162,878    $320,841
                                ===========================================================
Management adjustments           $   9,319    $27,957      $17,795    $(55,071)
                                ===========================================================
Cumulative management
adjusted gap                     $(435,066) $(603,674)    $180,673    $265,770
                                ===========================================================


The table above includes various assumptions and estimates by management as to maturity and repricing patterns. Future interest margins will be impacted by balances and rates which are subject to change periodically throughout the year.
------------------------------------------------------------------------------

   In addition to the interest rate sensitivity gap analysis, the Company performs an earnings sensitivity analysis to identify the impact of changes in interest rates on its net interest income. Since the simulated gap analysis incorporates management assumptions as noted in the previous gap analysis discussion, actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

   The Company's policy objective is to avoid negative fluctuations in net interest income of 10% within a twelve-month period. As of December 31, 1998, the Company had the following estimated earnings sensitivity profile:

       Basis Point   Percentage Change
         Change              in
    in Interest Rates   Net Interest
                           Income
    ------------------------------------

       200 point           (9.79)%
       increase
       100 point           (1.52)
       increase
       100 point            3.91
       decrease
       200 point            9.05
       decrease

   The results of the simulation model indicate that an immediate and sustained 200 basis point increase in interest rates would result in a corresponding reduction in net interest income of 9.79% over a twelve-month period, while a 200 basis point decrease in interest rates would result in an increase of 9.05% in net interest income within one year. Similarly, an immediate and sustained 100 basis point increase in interest rates would reduce net interest income by 1.52%, while a 100 basis point decrease in interest rates would result in a 3.91% increase in net interest income over a twelve-month period.

   Liquidity: The Company manages its liquidity position to provide necessary funding for asset growth and to ensure that the funding needs of its customers can be satisfied promptly. Liquidity management is accomplished by maintaining a significant portion of the Company's investment portfolio classified as available-for-sale, maintaining sufficient borrowing capacity with the Company's lenders and providing consistent growth in the core deposit base of its banking subsidiaries. The Company also utilizes its access to the capital markets as a tool for managing its liquidity position.

   During 1998, through the issuances of asset-backed and trust preferred securities, the Company successfully utilized the capital markets to diversify its available funding sources. Additionally, the Company has entered into agreements with three investment banking firms to issue over $100 million of the Company's certificates of deposit. The certificates of deposit can be issued in maturities of up to five years at rates equal to a comparable Treasury instrument at the time of issuance plus a market-based spread. The Company is not committed to issuing a pre-determined amount of its certificates of deposit under these agreements, the use of which is at the sole discretion of the Company. At December 31, 1998 and 1997, $22.0 million and $2.0 million, respectively, of certificates of deposit had been sold under these agreements at an average interest rate of 5.36% and 5.70%, respectively. The average term of the issued certificates of deposit was 1.5 years and 2.0 years at December 31, 1998 and 1997, respectively.

   An additional source of liquidity includes the parent company's $35.0 million revolving loan agreement. At December 31, 1998, $15.0 million was outstanding pursuant to the terms of the agreement. As necessary, the parent company has used funds available from this facility to provide additional capital to its subsidiaries, to finance merger and acquisition activity, and to fund internal growth and expansion.

   As available, dividends from the Company's subsidiaries have been and will continue to be used to satisfy the cash needs of the parent company. As more fully discussed in NOTE FOURTEEN, during 1999, the subsidiary banks can, without prior regulatory approval, declare dividends of approximately $30.26 million to the parent company, plus net profits earned during the year.

   The Company's cash and cash equivalents, represented by cash, due from banks, and federal funds sold, are a product of its operating, investing and financing activities as set forth in the Consolidated Statements of Cash Flows included herein. The increase in cash used in the Company's operating activities during 1998 was generally associated with a $31.52 million increase in net fundings of loans held for sale. Additionally, overcollateralization requirements associated with loan securitizations transacted during 1998 represented an additional $33.20 million use of cash during the year. This increase in cash uses is reflected in the increase in other assets within the Consolidated Statements of Cash Flows. Also impacting the increased use of cash in 1998, the change in net income for the year, a decline of $21.06 million as compared to 1997, resulted in less cash provided by operating activities for the Company.

   Cash used in investing activities increased in 1998 from $75.43 million in 1997 to $162.01 million in 1998, primarily the result of activity within the Company's investment portfolio.

   To finance increases in the loans held for sale balance, the investment portfolio and other growth experienced during 1998, the Company primarily utilized cash provided by deposit growth and the issuance of trust preferred securities, as set forth in the financing activities section of the Consolidated Statements of Cash Flows. The net increase in deposits in 1998 was $182.04 million, compared to a net increase of $76.47 million during 1997, as the Company continued to experience core deposit growth within the markets of its subsidiary banks. Net increases in short term borrowings and long term debt approximated $32.75 million during 1998, compared to a net increase of $11.69 million during 1997. Additionally, the net proceeds from the issuance of trust preferred securities in 1998 were utilized to finance the overall growth of the Company's consolidated balance sheet during the year, principally within the mortgage banking business segment.

INVESTMENTS
   As illustrated in TABLE FIVE, the Company's investment portfolio is comprised primarily of U.S. Treasury and other U.S. government agency securities. As of December 31, 1998, 1997, and 1996, investments in these securities represented 75%, 79%, and 67% of the total investment securities portfolio. The remaining investments within the portfolio include securities of state and local subdivisions and other debt and equity securities. The Company's investment portfolio is structured to provide flexibility in managing liquidity and interest rate risk, while providing acceptable rates of return. Although the Company reclassified its entire held-to-maturity securities portfolio to the available-for-sale classification in June 1997, Horizon maintained a portion of its investment portfolio in the held-to-maturity category. Such amounts are reflected in the 1998 and 1997 held-to-maturity classification in TABLE FIVE.

   The Company had $1.4 million in structured notes as of December 31, 1998. All structured notes are federal agency securities that are classified as available for sale. They have a weighted average coupon of 4.43% and a weighted average maturity of 2.7 years. The impact of holding these securities on the results of operations was immaterial for the period ending December 31, 1998.

------------------------------------------------------------------------------
TABLE FIVE
INVESTMENT PORTFOLIO
(in thousands)


                                                               CARRYING VALUES AS OF
                                                                    DECEMBER 31
                                                            1998       1997       1996
                                                         ----------------------------------
Securities available-for-sale:
  U.S. Treasury and other U.S. government corporations      $258,095   $258,936   $261,445
   and agencies
  States and political subdivisions                           69,002     57,116     32,718
  Other                                                       29,562     20,724     34,705

Securities held to maturity:
  U.S. Treasury and other U.S. government corporations             -          -     15,416
   and agencies
  States and political subdivisions                           39,063     41,554     67,756
  Other                                                            -          -        546
                                                         ----------------------------------
   Total                                                    $395,722   $378,330   $412,586
                                                         ==================================


At December 31, 1998, there were no securities of any non-governmental issuers whose aggregate carrying or market value exceeded 10% of stockholders' equity.


                                                       MATURING
                                 Within      After One But      After Five But         After
                                One Year      Within Five        Within Ten         Ten Years
                                                 Years               Years
                             Amount   Yield  Amount   Yield      Amount  Yield     Amount  Yield
                            ----------------------------------------------------------------------
U.S. Treasury and other
  U.S. government           $42,460   6.22% $150,460   5.97%     $60,710  6.54%    $4,465  7.39%
  corporations and
  agencies
States and political          4,120   7.90    42,558   7.94       43,219  7.79     18,168  7.36
subdivisions
Other                        22,537   4.43     6,748   6.98            -     -        277  7.15
                            ----------------------------------------------------------------------
   Total                    $69,117   5.73% $199,766   6.42%    $103,929  7.06%   $22,910  7.36%
                            ======================================================================


Weighted average yields on tax-exempt obligations of states and political subdivisions have been computed on a fully federal tax-equivalent basis using a tax rate of approximately 35%.

------------------------------------------------------------------------------

LOAN PORTFOLIO
The composition of the Company's loan portfolio is presented in the following table:

------------------------------------------------------------------------------
TABLE SIX
(in thousands)


                                                           DECEMBER 31
                                         1998        1997         1996        1995         1994
                                      ------------------------------------------------------------
Commercial, financial and               $509,214    $464,678     $442,981   $417,828     $343,164
agricultural
Real estate-mortgage                     842,727     676,828      574,897    537,097      492,490
Installment loans to individuals         363,988     367,095      327,222    337,786      315,225
                                      ------------------------------------------------------------
   Total loans                        $1,715,929  $1,508,601   $1,345,100 $1,292,711   $1,150,879
                                      ============================================================


------------------------------------------------------------------------------

   The loan portfolio increased 13.74% in 1998, from $1.51 billion at December 31, 1997, to $1.72 billion at December 31, 1998. Of this $207.33 million increase, the acquisition of Del Amo represented $86.98 million or 5.72%. The remaining $120.35 million or 7.98% increase is due to the Company's continued growth in its existing markets. The Company grants portfolio loans to customers generally within the market areas of its subsidiary banks. Although the Company has, in recent years, more actively solicited commercial loan volume, the loan portfolio remains relatively concentrated in residential real estate loans. Approximately 49% of the total portfolio is comprised of residential real estate loans at December 31, 1998, compared to 45% of the total portfolio at December 31, 1997. The increase in the percentage of the total portfolio comprised of real estate loans is due to the acquisition of Del Amo, which is predominantly a lender of mortgage loans.

The following table shows the maturity of loans outstanding as of December 31, 1998:


                                                            MATURING
                                      -------------------------------------------------
                                       Within         After One      After      Total
                                      One Year        But Within   Five Year
                                                      Five Years
                                     --------------------------------------------------
Commercial,financial                 $298,004        $174,999      $36,211     $509,214
 and  agricultural
Real estate-mortgage                  283,561         369,615      189,551      842,727
Installment loans to
 individuals                           66,154         276,677       21,157      363,988
                                     --------------------------------------------------
   Total loans                       $647,719        $821,291     $246,919   $1,715,929
                                     ==================================================

Loans maturing after one year with:
  Fixed interest rates               $789,910
  Variable interest rates             278,300
                                   ----------
   Total                           $1,068,210
                                   ==========


ALLOWANCE AND PROVISION FOR LOAN LOSSES
   Management systematically monitors the loan portfolio and the adequacy of the allowance for loan losses on a monthly basis to provide for losses inherent in the portfolio. Through the Company's internal loan review department, management assesses the risk in each loan type based on historical trends, the general economic environment of its local markets, individual loan performance and other relevant factors. Individual credits are selected throughout the year for detail loan reviews, which are utilized by management to assess the risk in the portfolio and the adequacy of the allowance. Due to the nature of commercial lending, evaluation of the adequacy of the allowance as it relates to these loan types is often based more upon specific credit review, with consideration given to historical charge-off percentages and general economic conditions. Conversely, due to the homogeneous nature of the real estate and installment portfolios, the portions of the allowance allocated to those portfolios are primarily based on prior charge-off history and general economic conditions, with less emphasis placed on specifically reviewing individual credits, unless circumstances suggest that specific reviews are necessary. In these categories, specific loan reviews would be conducted on higher balance and higher risk loans. In evaluating the adequacy of the allowance, management considers both quantitative and qualitative factors. Quantitative factors include actual repayment characteristics and loan performance, cash flow analyses, and estimated fair values of underlying collateral. Qualitative factors generally include overall trends within the portfolio, composition of the portfolio, changes in pricing or underwriting, seasoning of the portfolio, and general economic conditions. Reserves not specifically allocated to individual credits are generally determined by analyzing potential exposure and other qualitative factors that could negatively impact the adequacy of the allowance.
Determination of such reserves is subjective in nature and requires management to periodically reassess the validity of its assumptions. Differences between net charge-offs and estimated losses are assessed such that management can timely modify its evaluation model to ensure that adequate provision has been made for risk in the total loan portfolio. As of December 31, 1998, management is of the opinion that the consolidated allowance for loan losses is adequate to provide for losses on existing loans within the portfolio.

    At December 31, 1998, the allowance for loan losses was $17.61 million or 1.03% of total year-end loans compared to $18.19 million or 1.21% and $16.89 million or 1.26% as of December 31, 1997 and 1996, respectively. These numbers reflect the historical trend of both the Company and Horizon as if the companies had been combined. As management has worked aggressively to collect problem credits and restructure its post-merger portfolio, charge-offs have reduced the allowance. The 1998 decrease in the allowance and the related percentages of the allowance to total year-end loans is primarily due to certain charge-offs occurring in the fourth quarter of 1998 related to Horizon's indirect lending portfolio, as more fully discussed below. In addition, the level of charge-off activity throughout 1998 for the installment loan portfolio compared to the previous years has increased due to the additional indirect lending business that Horizon concentrated on in 1998 and 1997. However, indirect lending has not been a significant product line of the Company nor does management expect it to be in the future. As a result, Horizon began to curtail its indirect lending in the fourth quarter of 1998 and, accordingly, increased the number of loans charged-off. Going forward, management anticipates that as a result of the curtailment of the indirect lending business and other restructuring of the portfolio, the allowance will be adequate to absorb any remaining future charge-offs in its portfolio.

   During 1998, the Company recorded loan charge-offs of approximately $11.47 million and recorded recoveries of $1.62 million resulting in net charge-offs of $9.85 million. This represents an increase of $6.57 million or 200% from 1997 net charge-offs of $3.28 million. Loans charged-off within the installment loan portfolio represented approximately $2.94 million of this increase. Charge-offs related to indirect automobile loans offered by certain Horizon banks, represented  approximately  $2.4  million  of  this  increase.  As  part  of the restructuring resulting from the merger of Horizon into the Company, participation in indirect automobile lending was significantly reduced during the fourth quarter of 1998. Commercial loan charge-offs represented $2.4 million of the 1998 increase, while real estate loan charge-offs comprised the remaining $1.23 million. The increase in commercial loan charge-offs can primarily be attributed to credit exposure related to three significant credits associated with the former Horizon banks. Included primarily in the real estate charge-offs, and to a lesser extent the commercial and installment portfolios, are charge-offs of $1.20 million associated with the Company's identification of credit quality issues within one of its geographic markets.

   As these exposures were quantified, management increased the Company's provision for loan losses accordingly. As a result, the provision for loan losses increased $4.42 million or 109% during 1998. As previously indicated, fourth quarter quantification of additional indirect lending portfolio expected losses and management's restructuring of this program resulted in a $1.51 million charge to earnings, recorded through the loan loss provision. Additionally, $1.42 million of additional loan loss provision associated with the Company's quantification of loss exposure within one of its geographic markets was charged to earnings during the fourth quarter.

   Non-performing loans, consisting of non-accrual, past-due and restructured credits, increased $1.57 million in 1998, of which $1.04 million was included in the non-accrual category. This increase is due, in part, to the second quarter acquisition of Del Amo, which reported $1.33 million of non-accrual loans at December 31, 1998. As a general policy, Del Amo has historically reclassified all loans greater than 90 days past due to non-accrual status and, therefore, has a proportionately larger balance of non-accrual loans, but has no loans past due 90 days and accruing interest.

   Tables Seven, Eight and Nine detail loan performance and analyze the allowance for loan losses.


------------------------------------------------------------------------------
TABLE SEVEN
ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
(in thousands)


                                                              DECEMBER 31
                                              1998      1997      1996      1995     1994
                                          -------------------------------------------------
Balance at beginning of year               $18,190  $16,888   $15,088   $14,630   $13,510
Charge-offs:
  Commercial, financial and agricultural    (2,385)    (906)   (1,625)   (1,213)     (906)
  Real estate-mortgage                      (1,375)    (252)     (323)     (367)     (351)
  Installment loans to individuals          (7,709)  (4,594)   (3,063)   (2,540)   (2,003)
                                          -------------------------------------------------
  Totals                                   (11,469)  (5,752)   (5,011)   (4,120)   (3,260)

Recoveries:
  Commercial, financial and agricultural       297    1,219       794       157       310
  Real estate-mortgage                          43      149       191        44        49
  Installment loans to individuals           1,283    1,103       814       768       717
                                          -------------------------------------------------
  Totals                                     1,623    2,471     1,799       969     1,076
                                          -------------------------------------------------
Net charge-offs                             (9,846)  (3,281)   (3,212)   (3,151)   (2,184)
Provision for loan losses                    8,481    4,064     5,012     3,609     3,304
Balance of acquired institution                785      519         -         -         -
                                          -------------------------------------------------
Balance at end of year                     $17,610  $18,190   $16,888   $15,088   $14,630
                                          =================================================

AS A PERCENT OF AVERAGE TOTAL LOANS
  Net charge-offs                              .58%     .23%      .25%      .26%      .21%
  Provision for loan losses                    .51      .28       .39       .30       .31
AS A PERCENT OF NONPERFORMING AND
  POTENTIAL PROBLEM LOANS
   Allowance for loan losses                118.59%  136.97%   142.67%   126.94%   143.83%
------------------------------------------------------------------------------------------


TABLE EIGHT
NONACCRUAL, PAST-DUE AND RESTRUCTURED LOANS
(in thousands)


                                                              DECEMBER 31
                                            1998      1997       1996       1995       1994
                                          -------------------------------------------------

Nonaccrual loans                             $8,844   $7,801    $5,200    $7,081    $6,087
Accruing loans past due 90 days or more       5,126    5,149     6,402     4,664     3,823
Restructured loans                              879      331       235       141       262
                                          -------------------------------------------------
                                            $14,849  $13,281   $11,837   $11,886   $10,172
                                          =================================================


During 1998, the Company recognized approximately $527,000 of interest income received in cash on nonaccrual and restructured loans. Approximately $1.04 million of interest income would have been recognized during the year if such loans had been current in accordance with their original terms. There were no commitments to provide additional funds on nonaccrual, restructured, or other potential problem loans at December 31, 1998.

Interest on loans is accrued and credited to operations based upon the principal amount outstanding. The accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest unless the loan is well collateralized and in the process of collection. When interest accruals are discontinued, interest credited to income in the current year that is unpaid and deemed uncollectible is charged to operations. Prior year interest accruals that are unpaid and deemed uncollectible are charged to the allowance for loan losses, provided that such amounts were specifically reserved.
------------------------------------------------------------------------------


------------------------------------------------------------------------------
TABLE NINE
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
(in thousands)


                                                                  DECEMBER 31
                                  1998             1997            1996              1995           1994
                       -----------------------------------------------------------------------------------
                                 Percent           Percent         Percent          Percent         Percent
                                 of                of              of               of              of
                                 Loans             Loans           Loans            Loans           Loans
                                 in Each           in Each         in Each          in Each         in Each
                                 Category          Category        Category         Category        Category
                                 to                to              to               to              to
                                 Total             Total           Total            Total           Total
                       Amount    Loans    Amount   Loans   Amount  Loans    Amount  Loans   Amount  Loans
                       ------------------------------------------------------------------------------------
Commercial,
 financial and          $6,270    29%     $7,284    31%    $6,549   33%     $5,931   32%   $5,151     30%
 agricultural
Real estate-mortgage     6,227    49       5,575    45      5,604   43       4,930   42     4,867     43
Installment loans to     5,113    22       5,331    24      4,735   24       4,227   26     4,612     27
 individuals
                       ------------------------------------------------------------------------------------
                       $17,610   100%    $18,190   100%   $16,888  100%    $15,088  100%  $14,630    100%
                       ====================================================================================


The  portion  of the  allowance  for  loan  losses  that  is not  specifically allocated to individual credits has been apportioned among the separate loan portfolios based on the risk of each portfolio.
------------------------------------------------------------------------------

LOANS HELD FOR SALE
   Loans held for sale represent mortgage loans the Company has either purchased or originated with the intent to sell or securitize and includes traditional fixed-rate and junior lien mortgage loans. Certain traditional fixed-rate mortgages are originated by the Company, with the intent to sell, servicing released, in the secondary market. This product line enables the Company to provide conventional, fixed-rate mortgage products to its customers, but minimize the interest-rate risk associated with fixed-rate loans. At December 31, 1998, conventional mortgage loans represented $45 million or 18.2% of the reported balance of loans held for sale.

   Through the Company's correspondent lending division and four separate loan origination platforms, the Company purchases and originates junior lien and similar mortgage loans for sale or securitization. Generally, these loans are used by the borrower to finance property improvements or to consolidate personal debt. The correspondent lending division acquires loans either on a flow or bulk basis from an approved network of unaffiliated lenders. Additionally, through its retail origination divisions, located in West Virginia, California and Texas, the Company solicits loans directly from borrowers on a nationwide basis. These loans are generally expected to either be sold or securitized within 90 to 180 days. From 1994 through the first quarter of 1998, the Company participated in a whole loan purchasing program whereby the Company purchased HUD Title I home improvement and other junior lien mortgage loans. In May 1998, the Company terminated its participation in this program.

   Although these loans are generally obtained from borrowers outside of the Company's community banking market areas, management believes that the geographic diversification of the loan pool reduces the risks associated with downturns in specific local economies. Because the retail and correspondent lending divisions originate and acquire these loans on a nationwide basis, the Company's risk related to geographic concentration is significantly reduced. At December 31, 1998, 11.89% of the loans held for sale were to borrowers located in California and no other state had a concentration of loans greater than 6.50%.

   In addition to concentration risk, as discussed above, there are other risks associated with the junior lien mortgage pool. Such risks include credit risk related to the quality of the underlying loan and the borrower's financial
capability   to  repay  the  loan,   market  risk   related  to  the   continued
attractiveness of the loan product to both borrowers and end-investors, and interest rate risk related to potential changes in interest rates and the resulting repricing of both financial assets and liabilities. The Company manages this risk by continuously improving policies and procedures designed to reduce the risk of loss to a level commensurate with the return being earned on the Company's investment in this program.

   The Company has established formal underwriting guidelines and quality control procedures which emphasize the creditworthiness of the borrower, with less focus placed on the value of the underlying collateral. Factors such as credit scores, debt-to-income ratios, mortgage credit history and others are factored into the lending decision for these loans. Additionally, property appraisals, in varying degrees, are required for certain loans. Other risk-reducing factors include the correspondent lending division's pre-approved list of lenders from whom loans may be acquired. Approval of lenders is based on due diligence procedures performed on each lender and continued evaluation of the performance of loans purchased from each lender.

   During 1998, the Company originated $696 million and purchased $755 million in loans held for sale and sold $1.36 billion during the same period. This compares to originations of $97 million, purchases of $798 million, and sales of $851 million during 1997.

LOAN SECURITIZATIONS
   One of the methods utilized by management to mitigate the risk of loss related to the origination and acquisition of junior lien mortgage loans is the securitization of these loans. By securitizing originated and purchased junior lien mortgage loans, the Company effectively removes these loans from its balance sheet by creating an investment security or securities, supported by the cash flows generated by these loans, and selling the resulting investment security or securities to independent third parties. As part of this process, the Company provides credit enhancement, in the form of overcollateralization, with respect to the investment security created. As a result, the Company does maintain a certain level of credit, prepayment and interest rate risk related to these loans. The risk maintained by the Company, however, is less than that which would be maintained had the Company held these loans on its balance sheet until the loans matured.

   In return for this risk exposure, the Company receives on-going income from each securitization that is determined as a function of the "excess spread" derived from the securitized loans. The "excess spread", generally, is calculated as the difference between (A) the interest at the stated rate paid by borrowers and (B) the sum of pass-through interest paid to third-party investors and various fees, including trustee, insurance, servicing, and other similar costs. The "excess spread" represents income to be recognized by the Company over the life of the securitized loan pool.

   During 1998, the Company completed four securitizations of junior lien mortgage loans with total loan balances approximating $463.13 million. This compares to one securitization of approximately $35 million of loans completed in December 1997. As of December 31, 1998 and 1997, the Company reported retained interests in these securitized loan pools of approximately $65.62 million and $4.36 million, respectively, including accrued interest. Assumptions used to estimate the retained interest include default rates approximating 10% cumulative losses, prepayment rates of 17-21% CPR, and a weighted-average discount rate of 12.23%. Management monitors the actual default and prepayment rates of each securitized pool on a monthly basis, in addition to the outstanding pool balance, to ensure the rates used to estimate the retained interest are still reasonable. Each of the securitized pools is serviced by the Company's mortgage loan servicing division.

LOAN SERVICING
   City Mortgage Services, a division of City National Bank, was ranked as the seventh largest servicer of non-conforming loans in the country, according to a recently released national industry publication. This division has grown from a de-novo operation in 1996 to a servicing portfolio of $1.98 billion and approximately 81,000 accounts at December 31, 1998. Of the $1.98 billion servicing portfolio, $1.77 billion of loans are serviced for others at December 31, 1998, compared to $1.25 billion at December 31, 1997. Loans serviced for others are not included in the Consolidated Balance Sheets of the Company. The servicing division, with operations in West Virginia, California, and Texas, specializes in servicing sub-prime and other non-conforming loans, home improvement and home equity loans and similar products.

   The Company has recorded mortgage loan servicing rights of $8.87 million and $2.46 million in Other Assets at December 31, 1998 and 1997, respectively, associated with the right to service mortgage loans for others. The recorded value of mortgage servicing rights is assessed quarterly to determine if the value of those rights has become impaired during the period. In doing so, management estimates the present value of future net cash flows to be derived from its servicing activities. Factors included in the impairment analysis include anticipated servicing income, costs associated with servicing the portfolio, discount rates, and loan prepayment and default rates. As of December 31, 1998, management has determined, based on this analysis, that the recorded value of its servicing rights is fairly stated and there is no impairment in that value.

CERTIFICATES OF DEPOSIT
   Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 1998, are summarized as follows:

--------------------------------------------------------------------------------
TABLE TEN
(in thousands)

                                                       Amounts     Percentage
                                                    ----------------------------

Three months or less                                    $48,155         23%
Over three months through six months                     38,581         18
Over six months through twelve months                    69,429         33
Over twelve months                                       56,373         26
                                                    ----------------------------
Total                                                  $212,538        100%
                                                    ============================

--------------------------------------------------------------------------------

CAPITAL RESOURCES
------------------------------------------------------------------------------
   During 1998, the Company's consolidated stockholders' equity decreased 0.10% from $220.28 million at December 31, 1997 to $220.06 million at December 31, 1998. This decrease was largely due to the impact of the Company's merger of Horizon Bancorp. After fourth quarter charges to earnings, the Company reported $5.23 million net income for 1998. However, prior to the merger, both companies paid approximately $12.17 million in cash dividends to their respective shareholders. Additionally, the Company experienced a $2.75 million decline in Other Comprehensive Income, primarily the result of declines in the fair market value of the Company's available-for-sale securities portfolio. During 1998, the Company repurchased approximately 111,000 shares of its outstanding common stock at an average price of $43.24 per share, while Horizon, prior to the merger, repurchased approximately 71,000 shares of its common stock. Together, treasury stock transactions resulted in an additional $6.99 million reduction in stockholders' equity. Combined, the net effect of net income less dividends paid, declines in Other Comprehensive Income and treasury stock acquisitions resulted in a net decrease to consolidated equity of approximately $16.67 million. This net decline was partially offset by a $15.77 million increase to equity resulting from the Company's acquisitions of Del Amo, Jarrett/Aim Communications, Morton Specialty Insurance Partners, Citynet Corporation, and MarCom, Inc. Each of these transactions, accounted for under the purchase accounting method, involved the issuance of the Company's common stock and, therefore, resulted in increases to consolidated equity.

   Regulatory guidelines require the Company to maintain a minimum total capital to risk-adjusted assets ratio of 8 percent, with at least one-half of capital consisting of tangible common stockholders' equity and a minimum Tier I leverage ratio of 4 percent. At December 31, 1998, the Company's total capital to risk-adjusted assets ratio was 12.00% and its Tier I capital ratio was 10.60%, compared to 12.82% and 11.84%, respectively, at December 31, 1997. The Company's leverage ratio at December 31, 1998 and 1997 was 9.99% and 8.73%, respectively.

   Similarly, the Company's banking subsidiaries are also required to maintain minimum capital levels as set forth by various regulatory agencies. Under capital adequacy guidelines, the banking subsidiaries are required to maintain minimum total capital, Tier I capital, and leverage ratios of 8.00%, 4.00%, and 4.00%, respectively. To be classified as "well capitalized," the banking subsidiaries must maintain total capital, Tier I capital, and leverage ratios of 10.00%, 6.00%, and 5.00%, respectively. As of December 31, 1998, the Company's lead bank, City National, reported total capital, Tier I capital, and leverage ratios of 10.70%, 10.10%, and 8.90%, respectively. As of December 31, 1998, the Company and each of its banking subsidiaries satisfied capital requirements as established by regulatory authorities to be categorized as well capitalized.

   During 1998, the Company created two separate special-purpose statutory trust subsidiaries which sold trust preferred securities generating gross proceeds of $87.50 million. Pursuant to rulings released in 1996 by the Federal Reserve Board, the Company's primary regulatory authority, the Company has included the trust preferred securities in its regulatory capital ratio computations. At December 31, 1998, $72.02 million of trust preferred securities are included in the Company's Tier I capital, with the remaining $15.48 million added to the Company's total regulatory capital. Proceeds from the issuance of the trust preferred securities were used for general corporate purposes, including, but not limited to, repayment of long-term debt and financing activities within the mortgage banking business segment.

   Continued improvement in operating results, effective management of risks affecting the Company, and a focus on high asset quality have been, and will remain, the key elements in maintaining the Company's present capital position. Earnings from bank operations are expected to remain adequate to fund payment of stockholders' dividends and internal growth. In management's opinion, the subsidiary banks have the capability to upstream sufficient dividends to meet the anticipated cash requirements of the Company.

IMPACT OF THE YEAR 2000
   The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in similar normal business activities.

   Based on management's assessment of this issue, the Company determined that it would be required to modify or replace significant portions of its software and certain hardware so that those systems will properly utilize dates beyond December 31, 1999. The Company presently believes that with the modifications that were implemented to existing software and conversions to new hardware, the Year 2000 issue will not pose significant operational problems.

   The Company's plan to resolve the Year 2000 issue is sponsored and closely monitored by both senior and executive level management. The Federal Financial Institutions Examination Council recommended that all systems reprogramming efforts be completed by December 31, 1998 to allow for sufficient testing and implementation. Management is of the opinion that the Company has complied with this recommendation. Plan components have been executed in accordance with guidelines that were mandated by the Office of the Comptroller of the Currency. The Company's approach to Year 2000 compliance involves five industry standard phases:

   1.Awareness Phase
   2.Assessment Phase
   3.Renovation Phase
   4.Validation Phase
   5.Implementation Phase

   Each of these phases has been fully completed. A sixth phase, "post implementation" was also adopted by the Company and is currently on-going and involves further testing of systems, vendor and supplier monitoring, and contingency plan assessments. The Company has developed a contingency plan for certain critical applications. This plan includes the development of crisis management procedures, manual back-up options, and the adjustment of staffing strategies.

   The Company has historically updated systems, replaced software and hardware, and made other systematic investments in technology on a regular basis. As a result, the Company's costs associated with Year 2000 remediation efforts have not been significant. Where necessary, the Company has utilized both internal and external resources to reprogram or replace, test, and implement the software and operating equipment for Year 2000 modifications, and will continue to do so. However, due to the Company's technology plan of hardware, software, and systems maintenance, the sum of the costs incurred to-date and the estimated costs remaining to be incurred is not material to the consolidated financial statements.

   Based on the results, to date, of implementing the Company's strategic plan, management believes that the risks affecting the Company associated with the Year 2000 issue should be minimal. Accordingly, management does not believe that the Year 2000 presents a material exposure as it relates to the Company's products and services. In addition, the Company has gathered information about the Year 2000 compliance status of its significant vendors, suppliers, and customers and continues to monitor their compliance. To date, the Company's management is not aware of any such party with a Year 2000 issue that would materially impact the Company's results of operations, liquidity, or capital resources. However, the Company has no means of ensuring that such parties will be Year 2000 ready. The inability of such parties to complete their Year 2000 remediation process in a timely manner could materially impact the Company. The effect of non-compliance by such parties is not determinable.

   The Company's recent merger of Horizon does not significantly impact the Company's Year 2000 readiness. The Company has historically converted each of its acquired financial institutions to its internal data processing environment. With the merger of Horizon, all significant data processing systems would have been converted to the Company's operating systems, regardless of the Year 2000 issue. Therefore, Year 2000 readiness has not necessarily accelerated the Company's replacement of equipment and systems within the Horizon banks. All significant applications of the Horizon banks are expected to be fully converted by June 30, 1999.

   Management believes it has an effective program in place to resolve the Year 2000 issue in a timely manner and in accordance with the guidelines set forth by its regulatory authorities. As noted above, the Company is in its final post-implementation phase of further testing. If final testing identifies previously unknown Year 2000 exposures and those exposures cannot be timely addressed, the Company could experience significant difficulties in processing daily operating activities. In addition, disruptions in the economy generally resulting from Year 2000 issues could also materially adversely affect the Company. The Company could be subject to litigation for computer systems product failure, for example, or failure to properly date business records. The amount of potential liability and lost income cannot be reasonably estimated at this time.

INFLATION
   Since the assets and liabilities of the Bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of banks is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

   Non-financial assets, such as premises and equipment, comprise a relatively small percentage of the Company's total assets. Therefore, inflation is less a factor to the Company than it may be for non-financial entities. However, as the rate of inflation increases, there generally could be a negative impact to the Company, such as increases in operating costs. As operating costs rise, product repricing and effective management of the Company's interest rate environment are used to manage the impact of rising costs.

FORWARD-LOOKING STATEMENTS
   Information included in the Annual Report includes forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities and Exchange Act of 1934. Such information involves risks and uncertainties that could result in the Company's actual results achieved being materially different from those projected in the forward-looking information. The risks and uncertainties that could cause a material difference include, but are not limited to, those associated with the interest rate and general economic environment, federal and state banking regulations, competition within each of the Company's operating segments, remediation of Year 2000 issues, the successful integration of the Horizon banks into the operations of the Company, and other areas. The forward-looking information is provided to assist investors and Company stockholders in understanding anticipated future financial operations of the Company and are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company disclaims any intent or obligation to update this forward-looking information.

REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholders
City Holding Company

   We have audited the accompanying consolidated balance sheets of City Holding Company and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of City Holding Company and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                         /s/ Ernst & Young LLP

Charleston, West Virginia
February 5, 1999

CONSOLIDATED BALANCE SHEETS
CITY HOLDING COMPANY AND SUBSIDIARIES


                                                                      DECEMBER 31
                                                                   1998          1997
                                                              -----------------------------
                                                                     (in thousands)
ASSETS
Cash and due from banks                                          $  87,866     $  78,469
Federal funds sold                                                  31,911        54,063
                                                              -----------------------------
      Cash and cash equivalents                                    119,777       132,532

Securities available for sale, at fair value                       356,659       336,776
Securities held-to-maturity (approximate fair value at
  December 31, 1998 and 1997 -  $40,539 and $42,771)               39,063        41,554
Loans:
  Gross loans                                                    1,715,929     1,508,601
  Allowance for possible loan losses                               (17,610)      (18,190)
                                                              -----------------------------
      NET LOANS                                                  1,698,319     1,490,411

Loans held for sale                                                246,287       134,990
Premises and equipment                                              71,094        53,758
Accrued interest receivable                                         21,660        17,553
Other assets                                                       153,145        78,850
                                                              -----------------------------
      TOTAL ASSETS                                              $2,706,004    $2,286,424
                                                              =============================

LIABILITIES
Deposits:
  Noninterest-bearing                                            $ 303,421     $ 250,257
  Interest-bearing                                               1,760,994     1,529,548
                                                              -----------------------------
      TOTAL DEPOSITS                                             2,064,415     1,779,805
Short-term borrowings                                              183,418       172,833
Long-term debt                                                     102,719        75,502
Corporation-obligated mandatorily redeemable capital
  securities of subsidiary trusts holding solely                    87,500             -
  subordinated debentures of City Holding Company
Other liabilities                                                   47,893        38,007
                                                              -----------------------------
      TOTAL LIABILITIES                                          2,485,945     2,066,147

STOCKHOLDERS' EQUITY
Preferred stock, par value $25 per share: authorized -
  500,000 shares: none issued
Common stock, par value $2.50 per share: authorized -
  50,000,000 shares; issued and
  outstanding: 1998 - 16,820,276 shares; 1997 - 16,770,400          42,051        41,926
  shares including 10,000 and
  11,236 shares in treasury at December 3l, 1998 and 1997
Capital surplus                                                     58,365        52,004
Retained earnings                                                  120,209       127,142
Cost of common stock in treasury                                      (274)       (3,248)
Accumulated other comprehensive income                                (292)        2,453
                                                              -----------------------------
      TOTAL STOCKHOLDERS' EQUITY                                   220,059       220,277
                                                              -----------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $2,706,004    $2,286,424
                                                              =============================




See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
CITY HOLDING COMPANY AND SUBSIDIARIES


                                                            YEAR ENDED DECEMBER 31
                                                        1998         1997         1996
                                                    ---------------------------------------
                                                    (in thousands, except per share data)
lNTEREST INCOME
Interest and fees on loans                            $170,549     $147,760     $133,465
Interest on investment securities:
  Taxable                                               17,189       19,840       20,718
  Tax-exempt                                             4,955        5,077        4,685
Other interest income                                    3,987          489          840
                                                    ---------------------------------------
      TOTAL INTEREST INCOME                            196,680      173,166      159,708

INTEREST EXPENSE
Interest on deposits                                    74,432       63,086       57,662
Interest on short-term borrowings                        9,677        9,898        8,984
Interest on long-term debt                               9,228        3,028        1,688
                                                    ---------------------------------------
      TOTAL INTEREST EXPENSE                            93,337       76,012       68,334
                                                    ---------------------------------------
      NET INTEREST INCOME                              103,343       97,154       91,374
Provision for loan losses                                8,481        4,064        5,012
                                                    ---------------------------------------
      NET INTEREST INCOME AFTER PROVISION FOR           94,862       93,090       86,362
        LOAN LOSSES

OTHER INCOME
Investment securities gains                                  7            8            8
Service charges                                          9,738        8,245        7,132
Mortgage loan servicing fees                            19,058       11,933        2,958
Net origination fees on junior-lien mortgages           14,489        2,458          517
Gain on sale of loans                                   14,238        4,392        1,260
Other income                                            14,893        5,577        4,598
                                                    ---------------------------------------
      TOTAL OTHER INCOME                                72,423       32,613       16,473

OTHER EXPENSES
Salaries and employee benefits                          56,653       41,592       34,471
Occupancy, excluding depreciation                       14,016        6,350        4,835
Depreciation                                            10,313        6,597        4,991
Advertising                                             27,827        4,935        1,499
Other expenses                                          46,749       25,425       24,270
                                                    ---------------------------------------
      TOTAL OTHER EXPENSES                             155,558       84,899       70,066
                                                    ---------------------------------------
      INCOME BEFORE INCOME TAXES                        11,727       40,804       32,769
INCOME TAXES                                             6,493       14,513       11,488
                                                    ---------------------------------------
      NET INCOME                                       $ 5,234      $26,291      $21,281
                                                    ---------------------------------------

Basic earnings per common share                        $  0.31      $  1.60      $  1.34
                                                    ---------------------------------------
Diluted earnings per common share                      $  0.31      $  1.60      $  1.34
                                                    ---------------------------------------
Average common shares outstanding:
  Basic                                                 16,799       16,428       15,914
                                                    ---------------------------------------
  Diluted                                               16,885       16,474       15,928
                                                    ---------------------------------------


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS' EQUITY
CITY HOLDING COMPANY AND SUBSIDIARIES


                                                                                Accumulated
                                         Common                                    Other                          Total
                                          Stock      Capital      Retained     Comprehensive      Treasury      Stockholders'
                                         (Par        Surplus      Earnings         Income          Stock         Equity
                                         Value)
                                       -----------------------------------------------------------------------------------------
                                                                             (in thousands)
Balances at December 31, 1995          $38,580       $29,143      $108,370        $1,964           $(535)        $177,522

Comprehensive income:
  Net income                                 -             -        21,281             -               -           21,281
  Other comprehensive income, net of
   deferred income taxes
   of $(805):
     Unrealized loss on securities of
     $1,321, net of reclassification         -             -            -         (1,316)              -           (1,316)
     adjustment for gains included in                                                                             ----------
     net income of $5                                                                                              19,965
  Total comprehensive income
Exercise of stock options                    3            17            -              -               -               20
Cash dividends declared:
  City ($.63 a share)                        -             -       (3,540)             -               -           (3,540)
  Horizon                                    -             -       (5,213)             -               -           (5,213)
Sale of 2,299 shares of treasury stock       -            (2)           -              -              60               58
Redempton of fractional shares               -           (28)           -              -               -              (28)
Issuance of 10% stock dividend           1,268         9,508      (10,776)             -               -                -
                                       ------------------------------------------------------------------------------------------

Balances at December 31, 1996           39,851        38,638      110,122            648            (475)         188,784

Comprehensive income:
  Net income                                 -             -       26,291              -               -           26,291
  Other comprehensive income, net of
   deferred income taxes
   of $1,138:
     Unrealized gain on securities of
      $1,791, net of reclassification        -             -            -          1,786               -            1,786
      adjustment for gains included in
      net income of $5                                                                                            --------
                                                                                                                   28,077
  Total comprehensive income
 Cash dividends declared:
  City ($.73 a share)                        -             -       (4,486)             -               -           (4,486)
  Horizon                                    -             -       (6,935)             -               -           (6,935)
Exercise of 2,629 stock options             13            81            -              -               -               94
Sale of 2,511 shares of treasury stock       -            13            -              -              67               80
Purchase of 2,300 shares of treasury         -             -            -              -             (77)             (77)
  stock
Purchase of shares of treasury stock by      -             -            -              -          (2,763)          (2,763)
  Horizon
Common stock issued in acquisitions        860        12,974            -              -               -           13,834
Issuance of stock for Old National       1,202           298        2,150             19               -            3,669
                                       ---------------------------------------------------------------------------------------
Balances at December 31, 1997           41,926        52,004      127,142          2,453          (3,248)         220,277

Comprehensive income:
  Net income                                 -             -        5,234              -               -            5,234
  Other comprehensive income, net of
   deferred income taxes
   of $(1,998):
     Unrealized loss on securities of
      $2,749, net of reclassification        -             -            -         (2,745)              -           (2,745)
      adjustment for gains included in                                                                            -------
      net income of $4                                                                                              2,489

  Total comprehensive income
 Cash dividends declared:
  City ($.77 a share)                        -             -       (5,105)             -               -           (5,105)
  Horizon                                    -             -       (7,062)             -               -           (7,062)
Exercise of 36,768 stock options            82           422            -              -             171              675
Purchase of 111,018 shares of treasury       -             -            -              -          (4,873)          (4,873)
  stock
Purchase of shares of treasury stock by      -             -            -              -          (2,114)          (2,114)
  Horizon
Common stock issued in acquisitions        807        14,965            -              -               -           15,772
Retirement of 108,396 shares of common    (271)       (4,396)           -              -           4,667                -
  stock held in treasury
Retirement of shares of common stock      (493)       (4,630)           -              -           5,123                -
  held in treasury by Horizon
                                       -------------------------------------------------------------------------------------
Balances at December 31, 1998          $42,051       $58,365     $120,209          $(292)          $(274)        $220,059
                                       =====================================================================================


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
CITY HOLDING COMPANY AND SUBSIDIARIES


                                                               YEAR ENDED DECEMBER 31
                                                           1998        1997         1996
                                                       -----------------------------------
                                                                (in thousands)
OPERATING ACTIVITIES
Net income                                             $  5,234     $26,291      $ 21,281
Adjustments to reconcile net income to net cash
  (used in)
  provided by operating activities:
   Net amortization                                       2,647       1,776         1,561
   Provision for depreciation                            10,313       6,599         4,990
   Provision for possible loan losses                     8,481       4,064         5,012
   Deferred income tax benefit                           (3,011)       (909)       (1,412)
   Loans originated for sale                           (695,576)    (97,465)     (118,287)
   Purchases of loans held for sale                    (754,703)   (797,537)   (1,029,098)
   Proceeds from loans sold                           1,364,657     850,742     1,178,395
   Realized gains on loans sold                         (14,238)     (4,392)       (1,260)
   Realized investment securities gains                      (7)         (8)           (8)
   (Increase) decrease in accrued interest               (3,515)     (1,763)          657
     receivable
   Increase in other assets                             (58,030)    (31,925)       (2,545)
   Increase in other liabilities                          6,547       9,193         6,868
                                                    ---------------------------------------
      NET CASH (USED IN) PROVIDED BY OPERATING         (131,201)    (35,334)       66,154
        ACTIVITIES

INVESTING ACTIVITIES
Proceeds from maturities and calls of investment          3,390       4,565       154,066
securities
Purchases of investment securities                         (898)          -      (137,824)
Proceeds from sales of securities available for sale     33,930      87,139        58,772
Proceeds from maturities and calls of securities        146,140      79,912        87,799
available for sale
Purchases of securities available for sale             (201,487)   (102,523)     (127,151)
Net increase in loans                                  (119,225)   (128,169)      (57,847)
Net cash acquired (paid) in acquisitions                  2,584      (4,516)            -
Purchases of premises and equipment                     (26,446)    (11,840)      (15,686)
                                                    ---------------------------------------
      NET CASH USED IN INVESTING ACTIVITIES            (162,012)    (75,432)      (37,871)

FINANCING ACTIVITIES
Net increase (decrease) in noninterest-bearing           52,960      (3,262)        5,287
deposits
Net increase in interest-bearing deposits               129,083      79,733        23,201
Net increase (decrease) in short-term borrowings         10,529      52,940       (44,043)
Proceeds from long-term debt                             87,917      41,252        14,250
Repayment of long-term debt                             (65,700)          -             -
Net proceeds from issuance of trust preferred            84,148           -             -
securities
Purchases of treasury stock                              (6,987)     (2,840)            -
Proceeds from sales of treasury stock                         -          80            58
Redemption of dissenter and fractional shares                 -           -           (22)
Exercise of stock options                                   675          94            14
Cash dividends paid                                     (12,167)    (11,421)       (8,753)
                                                    ---------------------------------------
      NET CASH PROVIDED BY (USED IN) FINANCING          280,458     156,576       (10,008)
        ACTIVITIES
                                                    ---------------------------------------
      (DECREASE) INCREASE IN CASH AND CASH              (12,755)     45,810        18,275
        EQUIVALENTS
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR          132,532      86,722        68,447
                                                    ---------------------------------------
      CASH AND CASH EQUIVALENTS AT END OF YEAR         $119,777    $132,532      $ 86,722
                                                    =======================================



See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

------------------------------------------------------------------------------
NOTE ONE
SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
------------------------------------------------------------------------------

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

   Description of Principal Markets and Services: The Company is a multi-bank holding company headquartered in Charleston, West Virginia. The Company's banking subsidiaries are retail and consumer oriented community banks with offices in West Virginia, Ohio, and California. The nonbanking subsidiaries of the Company are comprised of a full service securities brokerage and investment advisory company headquartered in Charleston, two separate special-purpose statutory trusts created to issue trust preferred securities and an inactive mortgage banking company.

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

   Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

   Loans Held for Sale: Loans held for sale represent mortgage loans the Company has either purchased or originated with the intent to sell or securitize in the secondary market and are carried at the lower of aggregate cost or estimated fair value.

   Mortgage Servicing Rights: The value of mortgage servicing rights, regardless of how obtained, are capitalized and amortized in proportion to and over the period of estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. To determine fair value, the Company estimates the present value of future cash flows incorporating various assumptions including servicing income, cost of servicing, discount rates, prepayment speeds, and default rates. For purposes of measuring impairment, the mortgage servicing rights are stratified based upon predominant risk characteristics of the underlying loans.

   Retained Interest: The Company retains a financial interest in its securitized loan sales. This retained interest is generally comprised of two components: excess spread receivable and overcollateralization. Excess spread receivable represents the present value of the excess cash flows generated by the securitized loans. The excess cash flows generally represent the difference between interest at the stated rate paid by borrowers and the sum of (A)
pass-through interest paid to third-party investors and (B) on-going securitization expenses, including servicing, insurance, and trustee costs. The Company determines the present value of the excess cash flows at the time each securitization closes, based on valuation assumptions, including default rates, prepayment rates, and discount rates.

   Additionally, the Company provides credit enhancement with respect to the securities issued, in the form of overcollateralization. The initial overcollateralization will generally be required to increase to a pre-determined amount, at which time the excess cash flows discussed above will be released, monthly, to the Company. The initial overcollateralization amount will reach the required overcollateralization level through the application of monthly excess cash to accelerate payment of the note(s). Generally, the required overcollateralization amount will decrease or increase, subject to pre-established requirements based on the performance of the collateral loans. The Company determines the present value of cash flows to be received by the Company related to the overcollateralization feature at the time each securitization closes, based on the same assumptions previously discussed for the excess spread component.

   The retained interest is accounted for similar to an available-for-sale security, and as such, the recorded value is adjusted, quarterly, to its estimated fair value with the related increase or decrease in fair value recorded as a separate component of stockholders' equity, net of tax. If the decrease in fair value is determined to be permanent, the impairment is charged to operations. Because the retained interest is uncertificated, the Company has included the recorded value of the retained interest in Other Assets in the consolidated balance sheet.

   Allowance for Loan Losses: The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance for loan losses is based upon management's evaluation of individual credits in the loan portfolio, historical loan loss experience, current and expected future economic conditions, and other relevant factors. This determination is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses related to loans considered to be impaired is generally evaluated based on the discounted cash flows using the impaired loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

   Premises  and  Equipment:  Premises  and  equipment  are  stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets. Generally, estimated useful lives of premises and furniture, fixtures, and equipment do not exceed 30 and 7 years, respectively.

   Intangibles: Intangible assets, not including mortgage servicing rights, are comprised of goodwill and core deposits and are included in other assets in the consolidated balance sheets. Goodwill is being amortized on a straight-line basis over a 10 to 15 year period and core deposits are being amortized using accelerated methods over 10 year estimated useful lives.

   The carrying amount of goodwill is reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as indicated based on the estimated undiscounted cash flows of the entity acquired over the remaining amortization period, the carrying amount of the goodwill is reduced by the estimated shortfall of cash flows discounted over the remaining amortization period.

   Advertising: Advertising costs are expensed as incurred.

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

   Stock-Based Compensation: In accordance with Financial Accounting Standards Board (FASB) Statement No. 123, Accounting for Stock-Based
Compensation, the Company has elected to follow Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its employee stock options. Because the exercise price of the Company's employee stock options granted equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

   Basic and Diluted Earnings per Common Share: The Company adopted the provisions of FASB Statement No. 128, Earnings per Share, effective December 31, 1997. Under Statement No. 128, basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding, while diluted earnings per share is computed by dividing net income by the weighted-average number of shares outstanding increased by the number of shares of common stock which would be issued assuming the exercise of stock options and other immaterial common stock equivalents. The incremental shares related to the options were 77,000, 42,000, and 14,000 in 1998, 1997, and 1996 while other common stock equivalents were 9,000 and 4,000 in 1998 and 1997. The impact of this change was not significant and all per share amounts for all periods have been presented to conform to Statement No. 128 requirements.

   Segment Reporting: Effective January 1, 1998, the Company adopted FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. Statement No. 131 establishes standards for reporting information concerning the Company's operating segments. The adoption of Statement No. 131 did not affect the results of operations or financial position of the Company, but did result in additional financial statement disclosures (see NOTE TWENTY-THREE).

   New Accounting Pronouncements: Certain provisions of FASB Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, relating to repurchase agreements, securities lending and other similar transactions, and pledged collateral, were deferred for one year by FASB No. 127 and were adopted prospectively as of January 1, 1998. FASB No. 125, established new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing and also established new accounting requirements for pledged collateral. The adoption of these provisions did not have a material impact on financial position or results of operations.

   In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income as well as certain items that are reported directly within a separate component of stockholders' equity and bypass net income. The Company adopted the provisions of this statement in 1998. These disclosure requirements had no impact on financial position or results of operations.

   In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The provisions of this statement require that derivative instruments be carried at fair value on the balance sheet and allows hedge accounting when specific criteria are met. The provisions of this statement become effective for quarterly and annual reporting beginning January 1, 2000. The impact of adopting the provisions of this statement on the Company's financial position or results of operations subsequent to the effective date is not currently estimable and will depend on the financial position of the Company and the nature and purpose of the derivative instruments in use by management at that time.

   Statements of Cash Flows: Cash paid for interest, including long-term debt, was $90.3 million, $74.9 million, and $68.7 million in 1998, 1997, and 1996, respectively. Cash paid for income taxes was $14.0 million, $15.0 million and $12.2 million in 1998, 1997, and 1996, respectively.

   Reclassifications:   Certain   amounts  in  the  1997  and  1996  financial
statements have been reclassified to conform to the 1998 presentation. Such reclassifications had no impact on net income or stockholders' equity.


------------------------------------------------------------------------------
NOTE TWO
RESTRICTIONS ON CASH AND DUE FROM BANKS
------------------------------------------------------------------------------

   Certain subsidiary banks are required to maintain an average reserve balance with the Federal Reserve Bank. The average amount of the balance for the year ended December 31, 1998, was approximately $33.66 million. Included in cash and due from banks at December 31, 1998, is $19.50 million of cash restricted for mortgage banking activities.


------------------------------------------------------------------------------
NOTE THREE
ACQUISITIONS
------------------------------------------------------------------------------

   On December 31, 1998, the Company merged with Horizon Bancorp, Inc. (Horizon), a $1 billion asset bank holding company headquartered in Beckley, West Virginia, in a transaction accounted for as a pooling of interests. The Company issued 10.2 million shares of common stock to the shareholders of Horizon based upon an exchange ratio of 1.111 shares of the Company's common stock for each outstanding share of Horizon common stock. The Company's historical consolidated financial statements have been restated to reflect this transaction.

   Net interest income, net income, and diluted net income per share for the Company and Horizon as originally reported for the two years ended December 31, 1997, prior to restatement are as follows:

                             1997           1996
                           ----------------------
Net interest income:
  Company                  $52,105       $47,005
  Horizon                   45,049        44,369
                           ----------------------
  Combined                 $97,154       $91,374
                           ======================

Net income:
  Company                  $12,464       $10,130
  Horizon                   13,827        11,151
                           ----------------------
  Combined                 $26,291       $21,281
                           ======================

Diluted net income per common share:
  Company                   $2.02   $1.81
  Horizon                    1.49    1.20
  Combined                   1.60    1.34

   Merger expenses incurred in 1998 as a result of the merger with Horizon approximated $13.5 million and consisted of: advisory and professional fees of $4.8 million, employee severance costs of $3.2 million, data processing contract terminations of $1.7 million, and other miscellaneous expenses of $3.8 million. Included in the miscellaneous expenses is a $2.5 million write-down of goodwill, determined to be impaired as a result of the merger, related to a branch previously acquired by Horizon.

   Effective April 1, 1998, the Company consummated its acquisition of Del Amo Savings Bank, FSB (Del Amo). Del Amo is a federally chartered savings bank, headquartered in Torrance, California, with total assets and total deposits of approximately $116 million and $102 million, respectively, at March 31, 1998. The merger involved the exchange of approximately 261,000 shares of the Company's common stock for all of the outstanding shares of Del Amo. This transaction was accounted for under the purchase method of accounting. Accordingly, the results of operations have been included in the consolidated totals from the date of acquisition. Due to the immaterial impact on the Company's financial statements, no proforma information has been included for the information provided herein.

   In January 1998, City National Bank of West Virginia (City National), a wholly-owned subsidiary of the Company, acquired Jarrett/Aim Communications, Inc. (Jarrett/Aim), a printing and direct mail corporation. In March 1998, City National acquired Morton Specialty Insurance Partners, Inc. (Morton Insurance), an insurance brokerage that offers property and casualty insurance and bonding programs to established commercial and industrial clients, primarily in energy-related industries. In April 1998, City National acquired Citynet Corporation (Citynet) and MarCom, Inc. (MarCom), an internet service provider and web site development firm, respectively. These transactions were accounted for under the purchase method of accounting. Accordingly, the results of operations attributable to these transactions have been included in the consolidated totals from the dates of the acquisitions. The assets of Jarrett/Aim, Morton Insurance, Citynet, and MarCom represent less than 1% of the total assets of the Company. Accordingly, no proforma information has been included for the information provided herein.

   In October  1997,  City National Bank  acquired  First  Allegiance  Financial
Corporation   (First   Allegiance),   a  mortgage   loan   origination   company
headquartered in Irvine, California. The acquisition involved an initial purchase price of approximately $15 million, which was comprised of 300,000 shares of the Company's common stock valued at approximately $12 million (286,000 issued at the acquisition date and the remaining 14,000 to be issued over a three year period), and cash in exchange for substantially all of the assets and liabilities of First Allegiance, which approximated $7.5 million and $6.8 million, respectively, at September 30, 1997. Additional consideration was contingent upon the First Allegiance division satisfying certain pre-established loan production levels subsequent to the acquisition. As a result of certain loan production levels achieved in 1998 and in the fourth quarter of 1997, the Company has paid $5.30 million of additional consideration. This transaction was accounted for under the purchase method of accounting. Accordingly, the results of operations attributable to the acquisition have been included in the consolidated totals from the date of acquisition.

   In September 1997, Horizon acquired Beckley Bancorp, Inc., headquartered in Beckley, West Virginia. Under the terms of the agreement, Horizon paid $15.4 million in cash. The transaction was accounted for under the purchase method of accounting. Accordingly, the results of operations attributable to the acquisition have been included in the consolidated totals from the date of acquisition.

   In January 1997, the Company consummated its acquisition of Old National Bank of Huntington (Old National). Under the terms of the agreement, the Company acquired all the outstanding shares of Old National common stock for 480,917 shares of the Company's common stock valued at approximately $10.1 million. Old National's total assets at December 31, 1996, were approximately $49 million or 4.7% of the Company's consolidated assets. This transaction was accounted for under the pooling of interests method of accounting. However, due to the immateriality of the transaction, prior period financial statements have not been restated and the results of operations attributable to the acquisition have been included in the consolidated totals from the date of acquisition.

   Intangible assets arising from purchase business combinations noted above and in the previous years consist primarily of goodwill and core deposits which have an aggregate unamortized balance at December 31, 1998 and 1997, of $38.37 million and $27.56 million, respectively. Excluding the fourth quarter 1998 write-down of goodwill determined to be impaired, amortization of goodwill and core deposits approximated $3.08 million, $1.52 million, and $960,000 during the years ended December 31, 1998, 1997, and 1996, respectively.


------------------------------------------------------------------------------
NOTE FOUR
INVESTMENTS
------------------------------------------------------------------------------

   Included in the Company's investment portfolio are structured notes with an estimated fair value of $1.4 million and $4.1 million at December 31, 1998 and 1997, respectively. Such investments are used by management to enhance yields, diversify the investment portfolio, and manage the Company's exposure to interest rate fluctuations. These securities consist of federal agency securities with an average maturity of less than two years. Management periodically performs sensitivity analyses to determine the Company's exposure to fluctuation in interest rates of 3% and has determined that the structured notes meet regulatory price sensitivity guidelines.

   The aggregate carrying and approximate market values of securities follow. Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

                                   December 31, 1998
                                  Gross         Gross         Estimated
                                 realized     Unrealized        Fair
                       Cost       Gains         Losses         Value
                  -------------------------------------------------------
                                      (in thousands)
Available-for-sale
securities:
 U.S. Treasury
  securities and
  obligations of
  U.S.
  government
  corporations
  and agencies     $244,706      $2,508         $413           $246,801
 Obligations of
  states and
  political
  subdivisions       66,926       2,179          103             69,002

  Mortgage-backed    11,102         199            7             11,294
  securities
  Other debt          8,565         292            -              8,857
  securities      --------------------------------------------------------
   Total debt       331,299       5,178          523            335,954
   securities
 Equity              27,083         357        6,735             20,705
  securities      --------------------------------------------------------
                   $358,382      $5,535       $7,258           $356,659
                  ========================================================
Held-to-maturity
securities:
 Obligations of
  states and
  political
  subdivisions     $39,063       $1,476          $ -           $ 40,539
                  ========================================================

                                      December 31, 1997
                                   Gross           Gross           Estimated
                                 Unrealized      Unrealized          Fair
                       Cost        Gains           Losses            Value
                  -----------------------------------------------------------
                                       (in thousands)
Available-for-sale
securities:
 U.S. Treasury
  securities and
  obligations of
  U.S.
  government
  corporations
  and agencies     $238,582      $1,661            $395             $239,848
 Obligations of
  states and
  political
  subdivisions       55,233       1,886               3               57,116
 Mortgage-backed     18,868         302              82               19,088
  securities
 Other debt
  securities          3,203         275               -                3,478
                  -----------------------------------------------------------
   Total debt       315,886       4,124             480              319,530
   securities
 Equity
  securities         16,968         368              90               17,246
                  -----------------------------------------------------------
                   $332,854      $4,492            $570             $336,776
                  ===========================================================

Held-to-maturity
securities:
 Obligations of
  states and
  political
  subdivisions      $41,554      $1,222             $ 5              $42,771
                  ===========================================================

   The amortized cost and estimated fair value of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                          Available-for-Sale                   Held-to-Maturity
                                   Estimated                          Estimated
                                   Fair                                 Fair
                      Cost         Value             Cost               Value
                  --------------------------------------------------------------
                                           (in thousands)

Due in one year
or less             $47,267       $47,654          $  935             $ 945
Due after one
year through
five years          179,534       181,668          14,835            15,288
Due after five
years through
ten years            78,695        80,436          20,027            20,886
Due after ten
years                14,701        14,902           3,266             3,420
                  --------------------------------------------------------------
                    320,197       324,660          39,063            40,539
Mortgage-backed
securities           11,102        11,294               -                 -
                  --------------------------------------------------------------
                   $331,299      $335,954         $39,063           $40,539
                  ==============================================================

   Gross gains of $47,000,  $431,000, and $109,000, and gross losses of $40,000,
$423,000, and $101,000, were realized on sales and calls of securities during 1998, 1997, and 1996, respectively.

   The book value of securities pledged to secure public deposits and for other purposes as required or permitted by law approximated $161 million and $175 million at December 31, 1998 and 1997, respectively.


------------------------------------------------------------------------------
NOTE FIVE
LOANS
------------------------------------------------------------------------------

   The loan portfolio is summarized as follows:

                                                 December 31
                                      1998                           1997
                           ------------------------------------------------
                                               (in thousands)
Commercial, financial and
agricultural                      $509,214                       $464,678
Residential real estate            842,727                        676,828
Installment loans to
individuals                        363,988                        367,095
                           ------------------------------------------------
                                $1,715,929                     $1,508,601
                           ------------------------------------------------

   The Company grants portfolio loans to customers generally within the market areas of its subsidiary banks. There is no significant concentration of credit risk by industry or by related borrowers. There are no foreign loans outstanding and highly leveraged loan transactions are insignificant.

   Subsidiaries of the Company have granted loans to the officers and directors of the Company and its subsidiaries, and to their associates. The loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons and did not involve more than normal risk of collectibility. The following presents the activity with respect to related party loans during 1998:

                                         1998
                                      -----------
                                         (in
                                      thousands)

Balance at January 1, 1998             $47,233
Loans made                              11,829
Principal payments received            (10,648)
Other changes                          (23,406)
                                      -----------
Balance at December 31, 1998           $25,008
                                      ===========


------------------------------------------------------------------------------
NOTE SIX
ALLOWANCE FOR LOAN LOSSES
------------------------------------------------------------------------------

   A summary of changes in the allowance for possible loan losses follows:

                                1998          1997            1996
                           -----------------------------------------
                                         (in thousands)
Balance at beginning of
year                         $18,190        $16,888        $15,088
Provision for possible
loan losses                    8,481          4,064          5,012
Charge-offs                  (11,469)        (5,752)        (5,011)
Recoveries                     1,623          2,471          1,799
Balance of acquired
institution                      785            519              -
                           ------------------------------------------
BALANCE AT END OF YEAR       $17,610        $18,190        $16,888
                           ==========================================

   The recorded investment in loans that were considered impaired was $9.13 million and $8.65 million at December 31, 1998 and 1997, respectively. Included in these amounts are $4.04 million and $3.53 million, respectively, of impaired loans for which the related allowance for loan losses is $1.68 million and $1.14 million, respectively, and $5.09 million and $5.12 million of impaired loans that, as a result of write-downs or being well secured, do not have an allowance for loan losses. The average recorded investments in impaired loans during the years ended December 31, 1998, 1997 and 1996, were approximately $9.39 million, $8.44 million, and $11.83 million. During the years ended December 31, 1998, 1997, and 1996, $1.04 million, $643,000, and $772,000, respectively, was recognized as interest income on impaired loans and $527,000, $326,000, and $619,000, respectively, was recognized as interest income using a cash basis method of accounting.


------------------------------------------------------------------------------
NOTE SEVEN
LOAN SECURITIZATIONS AND SALES
------------------------------------------------------------------------------

   The Company originates or purchases junior lien mortgage loans to be sold or securitized. At December 31, 1998 and 1997, these loans held for sale were approximately $201 million and $114 million, respectively. The Company also originates and sells fixed rate mortgage loans on a servicing released basis. At December 31, 1998 and 1997, these loans held for sale were approximately $45 million and $21 million, respectively.

      During 1998, the Company completed four securitizations of junior lien mortgage loans with total loan balances approximating $463.13 million. This compares to one securitization of approximately $35 million of loans completed in 1997. As of December 31, 1998 and 1997, the Company reported retained interests in these securitized loan pools of approximately $65.62 million and $4.36 million, respectively, including accrued interest. Each of the securitized pools is serviced by the Company's mortgage loan servicing division. Significant assumptions used to estimate the value of the retained interest include: prepayment rates of 17-21% CPR, default rates approximating 10% cumulative losses, and a weighted-average discount rate of 12.23%.

      Gain on sales of loans approximated $14.24 million, $4.39 million, and $1.26 million in 1998, 1997, and 1996, which included gains on securitization of the junior lien mortgage loans of $8.6 million and $1.1 million in 1998 and 1997, respectively. The gain on sales of loans is recorded net of the change in the valuation allowance for loans held for sale, which approximated $4.7 million and $2.1 million in 1998 and 1997, respectively.


------------------------------------------------------------------------------
NOTE EIGHT
LOAN SERVICING
------------------------------------------------------------------------------

   Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of loans serviced for others was $1.77 billion and $1.25 billion at December 31, 1998 and 1997, respectively.

   Mortgage loan servicing rights of $8.87 million and $2.46 million at December 31, 1998 and 1997, respectively, are included in other assets in the accompanying balance sheets. The fair value of mortgage loan servicing rights at December 31, 1998 and 1997, was not materially different from the recorded value and since the fair value exceeds the recorded value, no valuation allowance is necessary. Amortization of mortgage loan servicing rights approximated $765,000, $383,000, and $225,000 during the years ended December 31, 1998, 1997, and 1996, respectively.

------------------------------------------------------------------------------
NOTE NINE
------------------------------------------------------------------------------
------------------------------------------------------------------------------
PREMISES AND EQUIPMENT
------------------------------------------------------------------------------

   A summary of premises and equipment and related accumulated depreciation are summarized as follows:

                                                 December 31
                                             1998          1997
                                            --------------------
                                               (in thousands)

Land, buildings, and
improvements                                $64,034      $52,217
Furniture, fixtures, and
equipment                                    57,026       41,934
                                           ----------------------
                                            121,060       94,151
Less allowance for
depreciation                                (49,966)     (40,393)
                                           ----------------------
                                            $71,094      $53,758
                                           ======================

------------------------------------------------------------------------------
NOTE TEN
SHORT-TERM BORROWINGS
------------------------------------------------------------------------------

   Short-term borrowings consist primarily of advances from the Federal Home Loan Bank of Pittsburgh (FHLB) and securities sold under agreement to repurchase. The underlying securities included in repurchase agreements remain under the Company's control during the effective period of the agreements. A summary of the Company's short-term borrowings is set forth below:

                                                          (in thousands)
1998:
----
 Average amount outstanding during the year               $ 187,140
 Maximum amount outstanding at any month end                307,185
 Weighted average interest rate:
  During the year                                              5.17%
  End of the year                                              4.83%

1997:
----
 Average amount outstanding during the year                $190,467
 Maximum amount outstanding at any month end                322,445
 Weighted average interest rate:
  During the year                                              5.22%
  End of the year                                              5.24%

1996:
----
 Average amount outstanding during the year                $176,480
 Maximum amount outstanding at any month end                229,870
 Weighted average interest rate:
  During the year                                              5.09%
  End of the year                                              5.01%

------------------------------------------------------------------------------
NOTE ELEVEN
SCHEDULED MATURITIES OF TIME CERTIFICATES OF DEPOSITS OF $100,000 OR MORE
------------------------------------------------------------------------------

   Scheduled maturities of time certificates of deposits of $100,000 or more outstanding at December 31, 1998, are summarized as follows:

                                              (in thousands)
Within one year                                 $156,165
Over one through two years                        42,603
Over two through three years                      11,084
Over three through four years                      1,202
Over four through five years                       1,484
                                                ----------
   Total                                        $212,538
                                                ==========

   The Company has agreements with three investment banking firms to issue over $100 million of the Company's certificates of deposit. The certificates of deposit can be issued in maturities of up to five years at rates equal to a comparable treasury at the time of issuance plus a market-based spread. The Company is not committed to issuing a pre-determined amount of its certificates of deposit under these agreements, the use of which is at the sole discretion of the Company. At December 31, 1998 and 1997, $22 million and $2 million, respectively, of certificates of deposit had been sold under these agreements at an average interest rate of 5.36% and 5.70%, respectively. The average term of the issued certificates of deposit was 1.5 years and 2.0 years at December 31, 1998 and 1997, respectively.


------------------------------------------------------------------------------
NOTE TWELVE
LONG-TERM DEBT AND UNUSED LINES OF CREDIT
------------------------------------------------------------------------------

   Long-term debt includes an obligation of the Parent Company consisting of a $35 million revolving credit loan facility with an unrelated party. At December 31, 1998, $15 million was outstanding. The loan has a variable rate (7.125% at December 31, 1998) with interest payments due quarterly and principal due at maturity in June 30, 1999. Management intends to refinance the loan according to provisions provided in the agreement.

   The loan agreement contains certain restrictive provisions applicable to the Parent Company including limitations on additional long-term debt. The Parent Company has pledged the common stock of City National Bank as collateral for the revolving credit loan.

   The Company, through its banking subsidiaries, maintains long-term financing from the FHLB as follows:

                            December 31, 1998
                          --------------------
  Amount               Amount           Interest          Maturity
 Available          Outstanding           Rate              Date
------------------------------------------------------------------------
                              (in thousands)

 $2,000               $2,000              6.58%           June 2000
 10,000               10,000              5.60            July 2002
 25,000               25,000              5.47            September 2002
  1,500                1,500              6.94            June 2005
 82,212                3,414              6.02            July 2005
 25,000               25,000              4.89            January 2008
  5,000                5,000              5.48            February 2008
  2,300                2,200              6.05            April 2008
  2,000                2,000              5.62            July 2008
 10,000               10,000              4.86            October 2008
  1,500                1,500              7.14            June 2015

   The Company has purchased, through its banking subsidiaries, 107,513 shares of FHLB stock at par value. Such purchases entitle the Company to dividends declared by the FHLB and provide an additional source of short-term and long-term funding, in the form of collateralized advances.

   Financing obtained from the FHLB is based in part on the amount of qualifying collateral available, specifically U.S. Treasury and agency securities, mortgage-backed securities, and residential real estate loans. At December 31, 1998, collateral pledged to the FHLB included approximately $24 million in investment securities and $464 million in residential real estate loans.

   In  addition  to  the  financing   discussed  above,  one  of  the  Company's
subsidiaries has as unused line of credit available with the FHLB in the amount of $26.8 million.


------------------------------------------------------------------------------
NOTE THIRTEEN
TRUST PREFERRED SECURITIES
------------------------------------------------------------------------------

   On October 27, 1998, City Holding Capital Trust II (Capital Trust II), a special-purpose statutory trust subsidiary of the Company sold via public offering $57.5 million of 9.125% trust preferred capital securities (the Capital Securities II) and issued $1.8 million of common securities to the Company.
Distributions on the Capital Securities II are payable quarterly and each Capital Security has a stated liquidation value of $25. To fund Capital Trust II, the Company sold to Capital Trust II $59.3 million in 9.125% Junior Subordinated Debentures (the Debentures II) with a stated maturity date of October 31, 2028. The sole assets of Capital Trust II are the Debentures II. Cash distributions on the Capital Securities II in Capital Trust II are made to the extent interest on the Debentures II is received by Capital Trust II. The Company, through various agreements, has irrevocably and unconditionally guaranteed all of Capital Trust II's obligations under the Capital Securities II regarding payment of distributions and payment on liquidation or redemption of the Capital Securities II, but only to the extent of funds held by Capital Trust
II. The Capital Securities II are subject to mandatory redemption (i) in whole, but not in part, at the Stated Maturity upon repayment of the Debentures II,
(ii) prior to October 31, 2003, in whole, but not in part, contemporaneously with the optional redemption at any time by the Company of the Debentures II at any time within 90 days following an event of certain changes or amendments to regulatory requirements or federal income tax rules and (iii) in whole or in part, at any time on or after October 31, 2003, contemporaneously with the optional redemption by the Company of the Debentures II at a redemption price equal to the aggregate liquidation amount of the Capital Securities II, plus accumulated but unpaid distributions thereon. After deducting expenses incurred in the issuance, the Company received proceeds of $55.34 million from the Capital Securities II offering.

   On March 31, 1998, City Holding Capital Trust (the Trust), a special-purpose statutory trust subsidiary of the Company, issued $30 million in 9.15% trust preferred capital securities (the Capital Securities) to certain qualified institutional investors and $928,000 of common securities (the Common Securities) to the Company. Distributions on the Capital Securities are payable semi-annually, and each Capital Security has a stated liquidation amount of $1,000. To fund the Trust, the Company sold to the Trust $30.9 million in 9.15% Junior Subordinated Debentures (the Debentures) with a stated maturity date of April 1, 2028. The sole assets of the Trust are the Debentures. Cash distributions on the Capital Securities are made to the extent interest on the Debentures is received by the Trust. The Company, through various agreements, has irrevocably and unconditionally guaranteed all of the Trust's obligations under the Capital Securities regarding payment of distributions and payment on liquidation or redemption of the Capital Securities, but only to the extent of funds held by the Trust. In the event of certain changes or amendments to regulatory requirements or federal income tax rules, the Capital Securities are redeemable in whole at par or, if greater, a make-whole amount. Otherwise, the Capital Securities are generally redeemable in whole or in part on or after April 1, 2008, at a declining redemption price ranging from 104.58% to 100% of the liquidation amount. On or after April 1, 2018, the Capital Securities may be redeemed at 100% of the liquidation amount. After deducting expenses incurred in the issuance, the Company received proceeds of $29.2 million from the Capital Securities offering.

   The obligations outstanding under Capital Trust II and the Capital Trust are classified as "Corporation-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely junior subordinated debentures of City Holding Company" in the liabilities section of the consolidated balance sheets. Distributions on the capital securities are recorded in the consolidated statements of income as interest expense. The Company's interest payments on the Debentures are fully tax deductible.

   For regulatory purposes, the Company has included $72.02 million of the total offerings in its Tier I capital for risk-based capital computations. The remaining $15.48 million is included in the Company's total risk-based capital.


------------------------------------------------------------------------------
NOTE FOURTEEN
RESTRICTIONS ON SUBSIDIARY DIVIDENDS
------------------------------------------------------------------------------

   Certain restrictions exist regarding the ability of the subsidiary banks to transfer funds to the Parent Company in the form of cash dividends. The approval of the banks' applicable primary regulator is required prior to the payment of dividends by a subsidiary bank in excess of its earnings retained in the current year plus retained net profits for the preceding two years. During 1999, the subsidiary banks can, without prior regulatory approval, declare dividends of approximately $30.26 million to the Parent Company, plus retained net profits for the interim period through the date of declaration.


------------------------------------------------------------------------------
NOTE FIFTEEN
INCOME TAXES
------------------------------------------------------------------------------

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                   December 31
                                 1998        1997
                           -------------------------
                                  (in thousands)
Deferred tax assets:
 Allowance for loan losses     $7,213      $7,216
 Loans held for sale            2,224         832
 Acquired net operating           484         741
  loss carryforward
 Deferred compensation          3,543       2,248
  payable
 Securities available for         416           -
  sale
 Loan securitizations             957           -
 Goodwill                         269           -
 Other                            215         281
                           --------------------------
   TOTAL DEFERRED TAX          15,321      11,318
   ASSETS
Deferred tax liabilities:
 Federal income tax                 -         148
  allowance for loan
  losses
 Premises and equipment         2,197       1,933
 Core deposit intangible          947         358
 Loans                            713       1,101
 Securities available for           -       1,582
  sale
 Other                          1,840         767
                           --------------------------
   TOTAL DEFERRED TAX           5,697       5,889
   LIABILITIES             --------------------------
   NET DEFERRED TAX ASSETS     $9,624      $5,429
                           ==========================

   Significant components of the provision for income taxes are as follows:

                     1998        1997       1996
                    ------------------------------
                            (in thousands)
Federal:
 Current            $9,261     $13,129    $11,086
 Deferred           (3,011)       (909)    (1,412)
                    ------------------------------
                     6,250      12,220      9,674
State                  243       2,293      1,814
                    ------------------------------
   TOTAL            $6,493     $14,513    $11,488
                    ==============================

   Current income tax expense attributable to investment securities transactions approximated $3,000 in 1998, 1997, and 1996.

   As of December 31, 1998, the Company has approximately $1.2 million and $1.6 million, respectively, of federal and state net operating loss carryforwards which expire in 2006.

   A reconciliation between income taxes as reported and the amount computed by applying the statutory federal income tax rate to income before income taxes follows:

                            1998      1997     1996
                         -----------------------------
                                 (in thousands)

Computed federal taxes    $4,104    $14,086   $11,469
and statutory rate
State income taxes, net      159      1,446     1,113
 of federal tax benefit
Tax effects of:
 Nontaxable interest      (1,601)    (1,648)   (1,596)
 income
 Non-deductible merger     1,716          -         -
 charges
 Non-deductible goodwill   1,110          -         -
 Other items, net          1,005        629       502
                         -----------------------------
                          $6,493     14,513   $11,488
                         =============================

------------------------------------------------------------------------------
NOTE SIXTEEN
EMPLOYEE BENEFIT PLANS
------------------------------------------------------------------------------

   The Company's 1993 Stock Incentive Plan has authorized the grant of options to key employees for up to 300,000 shares of the Company's common stock adjusted for changes in the capital structure of the Company since the adoption of the plan. The options granted under the Company's Plan have five year terms and vest and become fully exercisable at the end of up to four years of continued employment. As of December 31, 1998, 399,300 options are authorized for grant, of which 300,087 have been awarded to date. Additionally, effective with the merger of Horizon, outstanding options to acquire the common stock of Horizon that were previously granted under Horizon's employee benefit plans were converted into options to acquire the Company's common stock. As of December 31, 1998, there were 95,243 such options outstanding and included in the total 380,781 options outstanding at year end.

   Proforma information regarding net income and earnings per share is required by Statement No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: a risk-free interest rate of 5.37%, 5.90%, and 6.04% for 1998, 1997, and 1996, respectively; an expected dividend yield of 2.04%, 2.50%, and 2.75% for 1998, 1997, and 1996, respectively; a volatility factor of .255, .266, and .232 for 1998, 1997, and 1996, respectively; and an expected life of the option of four years for each period.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting period. Pro forma net income for the year ended December 31, 1998 was $3.40 million or $0.20 per basic and diluted common share. The effect of applying the fair value method to the Company's employee stock options in 1997 results in net income and earnings per share that are not materially different from the amounts reported.

   A summary of the Company's stock option activity and related information for the years ended December 31 is presented below:

                                    1998                          1997
                        --------------------------------------------------------
                                       Weighted-                  Weighted-
                                       Average                    Average
                                       Exercise                   Exercise
                         Options       Price        Options       Price
                        --------------------------------------------------------

Outstanding at           177,169       $21.73       123,744        $18.31
beginning of
year
Granted                  249,438        40.62        58,720         30.10
Exercised                (36,768)       18.43        (4,802)        19.52
Forfeited                 (9,058)       33.31          (493)        12.60
                        ---------                   ---------
Outstanding at           380,781       $32.26       177,169        $21.73
end of year             =========                   =========

Exercisable at           271,934       $31.35        88,688        $22.16
end of year

Weighted-average
 fair value of            $10.44                      $6.57
 options
 granted during
 the year

   Exercise prices for options outstanding at December 31, 1998, ranged from $12.83 to $42.75. The weighted-average remaining contractual life of those options at December 31, 1998, was four years.

   The City Holding Company Profit Sharing and 401(k) Plan (the Plan) is a deferred compensation plan under section 401(k) of the Internal Revenue Code. All employees who complete one year of service are eligible to participate in the Plan. Participants may contribute from 1% to 15% of pre-tax earnings to their respective accounts. These contributions may be invested in any of six investment options selected by the employee, one of which is City Holding Company common stock. The Company matches 50% of the first 6% of compensation deferred by the participant with City Holding Company common stock. Although the profit sharing features of this plan remain intact, future profit contributions, if any, are expected to be made to the employee stock ownership plan discussed below.

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

   The Company's total expense associated with the Plan and the ESOP (collectively, the benefit plans) approximated $2.28 million, $2.46 million, and $2.13 million in 1998, 1997, and 1996, respectively. The total number of shares of the Company's common stock held by the benefit plans is 333,402. Other than the benefit plans, the Company offers no postretirement benefits.

   Horizon has a defined benefit pension plan covering substantially all of its employees. The following table summarizes the benefit obligation and plan asset activity of the plan:

                                               Pension  Benefits
                                              1998            1997
                                             ----------------------
                                                (in thousands)
Change in fair value of plan assets:
 Balance at beginning of                     $8,093          $6,939
  measurement period
 Actual return on plan                          584           1,297
  assets
 Employer contribution                          875             116
 Benefits paid                                 (201)           (259)
                                             -----------------------
Balance at end of                             9,351           8,093
measurement period

Change in benefit
obligation:
 Balance at beginning of                     (8,870)         (7,527)
  measurement period
 Service cost                                (1,018)           (751)
 Interest cost                                 (718)           (561)
 Actuarial loss (gain)                       (1,629)           (290)
 Benefits paid                                  201             259
                                             -----------------------
Balance at end of                           (12,034)         (8,870)
measurement period                           -----------------------
 unded status                                (2,683)           (777)

Unamortized prior service                     1,008           1,142
cost
Unrecognized net                               (156)         (1,927)
actuarial loss (gain)
Unrecognized net                               (286)           (316)
obligation                                   -----------------------
   PREPAID (ACCRUED)                        $(2,117)        $(1,878)
   BENEFIT COST                              =======================

Weighted-average assumptions as of
December 31:
 Discount rate                                 7.25%           7.25%
 Expected return on plan                       8.50%           8.00%
  assets
 Rate of compensation                          5.00%           5.00%
  increase
   Plan assets consist principally of U.S. Government securities, corporate stocks and bonds, and other short-term investments.

   The following table presents the components of net defined benefit pension costs:

                                                Pension Benefits
                                            1998       1997      1996
                                            -------------------------
                                                  (in thousands)
Components of net periodic benefit cost:
 Service cost                             $1,018       $751      $513
 Interest cost                               718        561       547
 Expected return on                         (680)      (650)     (528)
  plan assets
 Net amortization and                        103         80        33
  deferral                                ----------------------------
    BENEFIT COST                          $1,159       $742      $565
                                          ============================

   Horizon has individual deferred compensation and supplemental retirement agreements with certain directors and officers. The cost of such individual agreements is being accrued over the period of active service from the date of the respective agreement. The cost of such agreements approximated $449, $395, and $420 during 1998, 1997, and 1996. The liability for such agreements approximated $2,556 and $2,254 at December 31, 1998 and 1997, and is included in other liabilities in the accompanying consolidated balance sheets.

   To assist in funding the above liabilities, Horizon has insured the lives of certain directors and officers. Horizon is the owner and beneficiary of the insurance policies with a cash surrender value approximating $3,410 and $3,107 at December 31, 1998 and 1997, included in other assets in the accompanying consolidated balance sheets.


------------------------------------------------------------------------------
NOTE SEVENTEEN
OTHER INCOME AND EXPENSES
------------------------------------------------------------------------------

   The following items of other income and other expense exceeded one percent of total revenue for the respective years:

                               1998       1997      1996
                              ---------------------------
                                    (in thousands)

Professional fees             $9,671     $1,975   $2,578
Telecommunications             4,317      2,165    1,435
Bank supplies                  3,558      2,252    2,220

------------------------------------------------------------------------------
NOTE EIGHTEEN
COMMITMENTS AND CONTINGENT LIABILITIES
------------------------------------------------------------------------------

   In the normal course of business, certain financial products are offered by the Company to accommodate the financial needs of its customers. Loan commitments (lines of credit) represent the principal off-balance sheet financial product offered by the Company. At December 31, 1998 and 1997, commitments outstanding to extend credit totaled approximately $195.60 million and $198.14 million, respectively. To a much lesser extent, the Company offers standby letters of credit which require payments to be made on behalf of customers when certain specified future events occur. Amounts outstanding pursuant to such standby letters of credit were $9.07 million and $8.80 million as of December 31, 1998 and 1997, respectively. Historically, substantially all standby letters of credit have expired unfunded.

   Both of the above arrangements have credit risks essentially the same as that involved in extending loans to customers and are subject to the Company's standard credit policies. Collateral is obtained based on management's credit assessment of the customer. Management does not anticipate any material losses as a result of these commitments.


------------------------------------------------------------------------------
NOTE NINETEEN
PREFERRED STOCK AND SHAREHOLDER RIGHTS PLAN
------------------------------------------------------------------------------

   The Company's Board of Directors has the authority to issue preferred stock, and to fix the designation, preferences, rights, dividends and all other attributes of such preferred stock, without any vote or action by the shareholders. As of December 31, 1998, there are no such shares outstanding, nor are any expected to be issued, except as might occur pursuant to the Stock Rights Plan discussed below.

   The Company's Stock Rights Plan provides that each share of common stock carries with it one right. The rights would be exercisable only if a person or group, as defined, acquired 10% or more of the Company's common stock, or announces a tender offer for such stock. Under conditions described in the Stock Rights Plan, holders of rights could acquire shares of preferred stock or additional shares of the Company's common stock, or in the event of a 50% or more change-in-control, shares of common stock of the acquirer. The value of shares acquired under the plan would equal twice the exercise price.


------------------------------------------------------------------------------
NOTE TWENTY
REGULATORY MATTERS
------------------------------------------------------------------------------

   The Company, including its banking subsidiaries, is subject to various regulatory capital requirements administered by the various banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, action by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The Company's and its banking subsidiaries' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1998, that the Company and its banking subsidiaries met all capital adequacy requirements to which they were subject.

   As of December 31, 1998, the most recent notifications from banking regulatory agencies categorized the Company and its banking subsidiaries as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Company and its banking subsidiaries must maintain minimum total risk-based, Tier 1 risk-based, and Tier I leverage ratios set forth in the table below. There are no conditions or events since notifications that management believes have changed the institutions' categories. The Company's and its significant banking subsidiary's actual capital amounts and ratios are presented in the following table.


                                                                         Well
                                  1998                 1997           Capitalized      Minimum
                          Amount       Ratio     Amount     Ratio       Ratio          Ratio
                     -----------------------------------------------------------------------------
                                                       (in thousands)
Total Capital (to
Risk Weighted
Assets):
  Consolidated         $282,100        12.0%   $206,327    12.8%          10%            8%
  City National         162,248       10.07     109,693    12.3           10             8

Tier I Capital (to
Risk Weighted
Assets):
   Consolidated         249,018        10.6     190,294    11.8            6             4
   City National        153,608        10.1     102,020    11.5            6             4

Tier I Capital (to
Average Assets):
   Consolidated         249,018        10.0     190,294     8.5            5             4
   City National        153,608         8.9     102,020     7.7            5             4




------------------------------------------------------------------------------
NOTE TWENTY-ONE
FAIR VALUES OF FINANCIAL INSTRUMENTS
------------------------------------------------------------------------------

   FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FASB No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

   The following table represents the estimates of fair value of financial instruments:

                                 Fair Value of Financial Instruments
                                      1998                   1997
                           -------------------------------------------------
                           Carrying         Fair        Carrying       Fair
                            Amount          Value        Amount        Value
                           -------------------------------------------------
                                            (in thousands)
Assets:
 Cash and due             $119,777       $119,777       $132,532     $132,532
  from banks
 Securities                396,444        397,398        378,330      379,547
 Net loans               1,698,319      1,701,744      1,490,411    1,493,417
 Loans held                246,287        246,287        134,990      134,990
  for sale
 Retained                   65,623         65,623          4,356        4,356
 interests
Liabilities:
 Demand                  1,056,342      1,056,342        899,981      899,981
  deposits
 Time deposits           1,008,073      1,027,503        879,824      896,782
 Short-term                183,418        183,418        172,833      172,833
  borrowings
 Long-term                 102,719        105,493         75,502       76,003
  debt
 Trust                      87,500         87,493              -            -
  preferred
  securities

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

   The fair value of the trust preferred securities is estimated using a discounted cash flow calculation that applies interest rates that would be currently offered on such securities.

   The fair values of commitments are estimated based on fees currently charged to enter into similar agreements, taking into consideration the remaining terms of the agreements and the counterparties' credit standing. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The fair values approximated the carrying values of these commitments and letters of credit as of December 31, 1998 and 1997.


------------------------------------------------------------------------------
NOTE TWENTY-TWO
CITY HOLDING COMPANY (PARENT COMPANY ONLY) FINANCIAL INFORMATION
------------------------------------------------------------------------------

CONDENSED BALANCE SHEETS

                                            December 31
                                         1998          1997
                                      -----------------------
                                           (in thousands)
Assets
Cash                                   $6,362         $2,639
Securities available for                3,636          2,164
sale
Investment in subsidiaries            311,879        243,217
Fixed assets                            6,080          7,957
Other assets                            5,557          9,839
                                     ------------------------
   TOTAL ASSETS                      $333,514       $265,816
                                     ========================
Liabilities
Long-term debt                        $15,000        $40,400
Junior subordinated                    90,114              -
debentures
Advances from affiliates                1,191            934
Other liabilities                       7,150          4,205
                                     ------------------------
   TOTAL LIABILITIES                  113,455         45,539

Stockholders' equity                  220,059        220,277
                                     ------------------------
   TOTAL LIABILITIES AND             $333,514       $265,816
    STOCKHOLDERS' EQUITY             ========================


   Advances from affiliates, which eliminate for purposes of the Company's consolidated financial statements, represent amounts borrowed from banking subsidiaries to fund the purchase of certain bank premises and to meet other cash needs of the Parent. Such debt is collateralized by the securities and fixed assets of the Parent Company. Interest is due quarterly at prime with principal due at maturity in 1999. Junior subordinated debentures, which eliminate for purposes of the Company's consolidated financial statements, represent the Parent Company's funding of City Holding Capital Trust II and City Holding Capital Trust (see NOTE THIRTEEN).

CONDENSED STATEMENTS OF INCOME

                                          Year Ended December 31
                                       1998        1997        1996
                                      ------------------------------
                                              (in thousands)
INCOME
Dividends from bank                  $17,879     $20,351     $12,344
subsidiaries
Mortgage loan                                                  1,147
servicing fees
Administrative fees                    6,239       6,065       2,828
Other income                             286       1,001       1,084
                                     --------------------------------
                                      24,404      27,417      17,403
EXPENSES
Interest expense                       4,799       2,273       1,477
Other expenses                        27,232      15,352      11,592
                                     --------------------------------
                                      32,031      17,625      13,069
                                     --------------------------------
   INCOME BEFORE
    INCOME TAX BENEFIT
    AND (EXCESS
    DIVIDENDS) EQUITY
    IN UNDISTRIBUTED
    NET INCOME OF
    SUBSIDIARIES                      (7,627)      9,792       4,334
Income tax benefit                    (7,795)     (3,615)     (2,965)
                                     ---------------------------------
   INCOME BEFORE
    (EXCESS DIVIDENDS)
    EQUITY IN                            168      13,407       7,299
    UNDISTRIBUTED NET
    INCOME OF
    SUBSIDIARIES
EQUITY IN
 UNDISTRIBUTED NET
 INCOME OF SUBSIDIARIES                5,066       12,884      13,982
                                     ---------------------------------
   NET INCOME                         $5,234      $26,291     $21,281
                                     =================================

CONDENSED STATEMENTS OF CASH FLOWS

                                               Year Ended  December 31
                                         1998          1997            1996
                                        -------------------------------------
                                                  (in thousands)
OPERATING ACTIVITIES
Net income                              $5,234       $26,291          $21,281
Adjustments to reconcile net
 income to net cash (used in)
 provided by operating
 activities:
  Provision for                          2,687         1,843            1,679
   depreciation
  Increase (decrease)                    7,278           219           (4,287)
   in other assets
  Increase in other                      2,945         2,084            3,584
   liabilities
  (Equity in
   undistributed net                    (5,066)      (12,884)         (13,982)
   income) excess
   dividends of
   subsidiaries
  Realized investment                        -          (308)               -
   securities gain
                                        ---------------------------------------
   NET CASH PROVIDED
    BY OPERATING ACTIVITIES             13,078        17,245            8,275

INVESTING ACTIVITIES
Cash paid in                                 -       (15,447)               -
acquisition
Proceeds from                                -           537              250
maturities of
investment securities
Proceeds from sales of                     769           496              192
securities
Purchases of                            (2,132)         (514)            (483)
investment securities
Net change in loans                          -         1,644              (71)
Cash invested in                       (50,399)       (4,495)            (625)
subsidiaries
Purchases of premises                     (733)       (3,953)          (4,817)
and equipment
                                        ---------------------------------------
   NET CASH USED IN                    (52,495)      (21,732)          (5,554)
    INVESTING
    ACTIVITIES

FINANCING ACTIVITIES
Proceeds from                           43,800         9,150            9,250
long-term debt
Principal repayments                   (69,200)        7,000                -
on long-term debt
Increase in advance                        257             -                -
from affiliates
Net proceeds from
 issuance of junior                     86,762             -                -
 subordinated
 debentures
Cash dividends paid                    (12,167)      (11,421)          (8,753)
Purchases of treasury                   (6,987)       (2,840)               -
stock
Proceeds from sales of                       -            80               58
treasury stock
Exercise of stock                          675            65                -
options
Net cash received from                       -            29               14
stock transactions
Redemption of                                -             -              (22)
dissenter and
fractional shares
                                       ----------------------------------------
   NET CASH PROVIDED
    BY (USED IN)                        43,140         2,063              547
    FINANCING
    ACTIVITIES
                                       ----------------------------------------
   (DECREASE) INCREASE
    IN CASH AND                          3,723        (2,424)           3,268
    CASH EQUIVALENTS
CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF YEAR                       2,639         5,063            1,795
                                       ----------------------------------------
   CASH AND CASH
    EQUIVALENTS AT
    END OF YEAR                         $6,362        $2,639           $5,063
                                       ========================================

------------------------------------------------------------------------------
NOTE TWENTY-THREE
SEGMENT REPORTING
------------------------------------------------------------------------------

   The Company operates three business segments: community banking, mortgage banking, and other financial services. These business segments are primarily identified by the products or services offered and the channels through which the product or service is offered. The community banking operations consists of various community banks that offer customers traditional banking products and services through various delivery channels. The mortgage banking operations include the origination, acquisition, servicing, and sale of mortgage loans. The other financial services business segment consists of nontraditional services offered to customers, such as investment advisory, insurance, and internet technology products. Another defined business segment of the Company is corporate support which includes the parent company and other support needs.

   The accounting policies for each of the business segments are the same as those of the Company described in Note One. Selected segment information is included in the following table:




                                                                             Other
                                                Community        Mortgage    Financial     General
                                                Banking          Banking     Services      Corporate   Eliminations    Consolidated
                                            ----------------------------------------------------------------------------------------
1998
Net interest income (expense)                  $96,085           $8,906       $  64        $(1,712)       $   -           $103,343
Provision for loan losses                       (8,481)               -           -              -            -             (8,481)
                                            ----------------------------------------------------------------------------------------
Net interest income after provision             87,604            8,906          64         (1,712)           -             94,862
 for loan losses
Other income                                    19,355           47,414      11,133            216       (5,695)            72,423
Other expenses                                  82,100           50,752      11,502         16,899       (5,695)           155,558
                                            ----------------------------------------------------------------------------------------
Income before income taxes                      24,859            5,568        (305)       (18,395)           -             11,727
Income tax expense (benefit)                     9,816            1,798          (8)        (5,113)           -              6,493
                                            ----------------------------------------------------------------------------------------
   NET INCOME                                  $15,043           $3,770       $(297)      $(13,282)       $   -            $ 5,234
                                            ========================================================================================
Average assets                              $2,202,104         $336,367     $14,660        $12,969        $   -         $2,566,100
                                            ========================================================================================

1997
Net interest income (expense)                  $90,769           $8,456       $   3        $(2,074)       $   -            $97,154
Provision for loan losses                       (4,064)               -           -              -            -             (4,064)
                                           -----------------------------------------------------------------------------------------
Net interest income after provision
 for loan losses                                86,705            8,456           3         (2,074)           -             93,090
Other income                                    13,858           17,636         446            673            -             32,613
Other expenses                                  61,165           14,702         366          8,666            -             84,899
                                           -----------------------------------------------------------------------------------------
Income before income taxes                      39,398           11,390          83        (10,067)           -             40,804
Income tax expense (benefit)                    12,604            4,284          36         (2,411)           -             14,513
                                           -----------------------------------------------------------------------------------------
   NET INCOME                                  $26,794           $7,106       $  47        $(7,656)       $   -            $26,291
                                           =========================================================================================
Average assets                              $2,041,150         $133,792       $ 627         $4,892        $   -         $2,180,461
                                           =========================================================================================

1996
Net interest income (expense)                  $86,496           $6,113       $   1        $(1,236)       $   -            $91,374
Provision for loan losses                       (5,012)               -           -              -            -             (5,012)
                                           -----------------------------------------------------------------------------------------
Net interest income after provision
 for loan losses                                81,484            6,113           1         (1,236)           -             86,362
Other income                                    11,732            3,924         111            706            -             16,473
Other expenses                                  59,399            4,637         129          5,901            -             70,066
                                           -----------------------------------------------------------------------------------------
Income before income taxes                      33,817            5,400         (17)        (6,431)           -             32,769
Income tax expense (benefit)                    11,830            2,032           -         (2,374)           -             11,488
                                           -----------------------------------------------------------------------------------------
   NET INCOME                                  $21,987           $3,368       $ (17)       $(4,057)       $   -            $21,281
                                           =========================================================================================
Average assets                              $1,867,334         $149,075       $  92         $5,487        $   -         $2,021,988
                                           =========================================================================================


Services  provided to the banking  segments by the direct mail,  insurance,  and
internet  service   provider   divisions  are  eliminated  in  the  Consolidated
Statements of Income.

------------------------------------------------------------------------------
NOTE TWENTY-FOUR
SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
------------------------------------------------------------------------------

   A summary of selected quarterly financial information for 1998 and 1997 follows:


                                 First               Second           Third              Fourth
                                 Quarter             Quarter          Quarter            Quarter
                              --------------------------------------------------------------------
                                             (in thousands, except common share data)
1998
Interest income                 $46,053             $49,701           $51,050            $49,876
Interest expense                 21,203              23,026            24,664             24,444
Net interest                     24,850              26,675            26,386             25,432
income
Provision for                     1,229               1,238             1,949              4,065
possible loan
losses
Investment                          (15)                  9                11                  2
 securities gains
 (losses)
Net income (loss)                 6,737               6,999             6,575            (15,077)
Basic earnings                     0.40                0.41              0.39              (0.89)
per common share
Diluted earnings                   0.40                0.41              0.39              (0.89)
per common share
Average common
 shares
 outstanding:
 Basic                           16,642              16,879            16,850             16,821
 Diluted                         16,789              17,042            16,995             16,821

1997
Interest income                 $39,600             $42,928           $44,339            $46,299
Interest expense                 16,864              18,343            19,352             21,453
Net interest                     22,736              24,585            24,987             24,846
income
Provision for                     1,088                 840               802              1,334
possible loan
losses
Investment                          (10)                (15)                8                 25
securities gains
(losses)
Net income                        6,071               6,687             7,012              6,521
Basic earnings                     0.37                0.41              0.43               0.39
per common share
Diluted earnings                   0.37                0.41              0.43               0.39
per common share
Average common
shares
outstanding:
 Basic                           16,395              16,382            16,342             16,602
 Diluted                         16,422              16,418            16,396             16,662


   Certain amounts previously reported during 1998 have been reclassified to conform to the financial statement presentation. These reclassifications had no impact on net income or stockholders' equity.