Form 10-K, Exhibit 13
period 1999-03-31
CITY HOLDING CO
filed 2000-04-14
CIK 726854

                                  EXHIBIT 13
             Annual Report to Shareholders of City Holding Company


Selected Financial Data
--------------------------------------------------------------------------------
Table One
Five-Year Financial Summary
(in thousands, except per share data)


                                              1999               1998              1997               1996               1995
                                       ---------------------------------------------------------------------------------------------
Summary of Operations
  Total interest income                    $    195,553       $    196,680      $    173,166       $    159,708       $    145,743
  Total interest expense                         97,133             93,337            76,012             68,334             61,180
  Net interest income                            98,420            103,343            97,154             91,374             84,563
  Provision for loan losses                      19,286              8,481             4,064              5,012              3,609
  Total other income                             59,535             72,423            32,613             16,473             11,343
  Total other expenses                          130,614            155,558            84,899             70,066             61,908
  Income before income taxes                      8,055             11,727            40,804             32,769             30,389
  Net income                                      6,213              5,234            26,291             21,281             20,200

Per Share Data
  Net income (basic)                       $       0.37       $       0.31      $       1.60       $       1.34       $       1.26
  Net income (diluted)                             0.37               0.31              1.60               1.34               1.26
  Cash dividends declared (1)                      0.80               0.77              0.73               0.63               0.56
  Book value per share                            11.77              13.08             13.13              11.86              11.52

Selected Average Balances
  Total loans                              $  1,792,625       $  1,676,828      $  1,427,269       $  1,286,868       $  1,206,408
  Securities                                    390,839            377,834           409,713            419,974            464,024
  Deposits                                    2,017,448          1,974,995         1,698,699          1,616,479          1,559,106
  Long-term debt                                110,592             95,926            46,129             24,666              8,204
  Trust preferred securities                     87,500             32,452                 -                  -                  -
  Stockholders' equity                          219,211            235,616           204,114            181,923            168,353
  Total assets                                2,718,732          2,566,099         2,180,460          2,021,988          1,874,056

Selected Year End Balances
  Net loans                                $  1,859,001       $  1,698,319      $  1,490,411       $  1,315,078       $  1,262,243
  Securities                                    381,112            395,722           378,330            412,586            450,570
  Deposits                                    1,955,770          2,064,415         1,779,805          1,626,666          1,602,996
  Long-term debt                                116,000            102,719            75,502             34,250             20,000
  Trust preferred securities                     87,500             87,500                 -                  -                  -
  Stockholders' equity                          198,542            220,059           220,277            188,784            177,522
  Total assets                                2,792,490          2,706,004         2,286,424          1,995,878          1,983,871

Selected Ratios
  Return on average assets                         0.23%              0.20%             1.21%              1.05%              1.08%
  Return on average equity                         2.83               2.22             12.88              11.70              12.00
  Average equity to average assets                 8.06               9.18              9.36               9.00               8.98
  Dividend payout ratio (1)                      216.22             248.39             35.96              34.81              36.47


(1) Cash dividends and the related payout ratio are based on historical results of the Company and do not include cash dividends of acquired companies prior to the dates of consummation.

Two Year Summary Of
Common Stock Prices And Dividends


                               Cash
                             Dividends        Market Value
                             Per Share*     Low         High
1999
Fourth Quarter                $ .20      $ 13.313    $ 20.375
Third Quarter                   .20        18.125      30.875
Second Quarter                  .20        25.750      32.250
First Quarter                   .20        24.813      31.250

1998
Fourth Quarter                $ .20      $ 30.000    $ 37.125
Third Quarter                   .19        34.250      44.875
Second Quarter                  .19        41.000      48.000
First Quarter                   .19        41.500      51.000


*Cash dividends represent amounts declared by the Company and do not include cash dividends of acquired companies prior to the dates of acquisition.


    City Holding Company's common stock trades on The Nasdaq Stock Market under the symbol CHCO. This table sets forth the cash dividends paid per share and information regarding the market prices per share of the Company's Common Stock for the periods indicated. The price ranges are based on transactions as reported on the The Nasdaq Stock Market. At December 31, 1999, there were 4,208 stockholders of record. See NOTE SIXTEEN of the Audited Consolidated Financial Statements for a discussion of restrictions on bank dividends.


Management's Discussion & Analysis Of Financial Condition And Results Of Operations


Forward-Looking Statements

    All statements other than statements of historical fact included in this Annual Report, including statements in the Letter to Shareholders and in Management's Discussion and Analysis of Financial Condition and Result of Operations are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such information involves risks and uncertainties that could result in the Company's actual results to differ from those projected in the forward-looking information. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: (1) the Company may not complete the proposed sale of the Company's specialty finance servicing and origination divisions; (2) the sale of the specialty finance servicing and origination divisions, if completed, may not have the long-term positive impact on the Company's operating results currently anticipated; (3) other plans initiated by the Company to improve its long-term profitability may not be completed timely or may not have the anticipated impact on the Company's operating results; (4) current earnings from the Company's subsidiaries may not be sufficient to fund the cash needs of the Parent Company, including the payment of stockholders' dividends; (5) as critical dates approach during 2000, the Company's technology systems may experience Year 2000-related disruptions; (6) regulatory rulings affecting, among other things, the Company's and its banking subsidiaries' regulatory capital and required loan loss allocations may change, resulting in the need for increased capital levels or an increased allocation for loan losses, with a resulting adverse effect on expected earnings; (7) changes in the interest rate environment may have results on the Company's operating results materially different from those anticipated by the Company's market risk management functions; (8) changes in general economic conditions and increased competition could adversely affect the Company's operating results; and (9) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies could negatively impact the Company's operating results. Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

City Holding Company

    City Holding Company (the Company), a West Virginia corporation headquartered in Charleston, West Virginia, is a multi-bank holding company that provides diversified financial products and services to consumers and local businesses. Through its network of 62 banking offices in West Virginia, Ohio and California, the Company provides credit, deposit, investment advisory, insurance and technology products and services to its customers. In addition to its branch network, the Company's delivery channels include ATMs, check cards, telemarketing, direct mail solicitation, interactive voice response systems, and Internet technology.

    Prior to 1999, the Company diversified its product lines and established mortgage-banking and other financial services operating segments. When added to the Company's existing community-banking operations, these segments enabled the Company to expand the types of products and services it could provide to its customers and enabled the Company to pursue additional interest and non-interest related sources of income. With the integration of the operations of Horizon Bancorp, Inc. during 1999, including the consolidation of each of Horizon's five separate banking subsidiaries into the Company's lead bank, City National Bank of West Virginia ("City National"), the Company began to reallocate its resources to its core business segment, community banking. As a result, during 1999 the Company entered into negotiations to sell, in part or in its entirety, the Company's specialty finance servicing and origination operations.

Recent Developments

    In connection with a routine examination of the Company's lead bank, City National Bank of West Virginia, by the Office of the Comptroller of the Currency, an additional loan loss reserve was recorded as of December 31, 1999. The additional provision is reflected in the Consolidated Financial Statements and the notes thereto. See Allowance and Provision for Loan Losses for further discussion.

    On March 3, 2000, the Company announced that City National had signed a binding term sheet to sell its specialty finance mortgage servicing and origination operations. In exchange, City National would receive notes receivable of approximately $42 million.

    As evidenced by amounts reported in the Consolidated Statements of Income for mortgage loan servicing fees, origination fees, gains on sales of loans, and advertising expense, specialty finance operations within the Company's mortgage banking segment had grown over the past few years to represent a significant portion of the Company's operations. Prior to the third quarter of 1998, the specialty finance industry experienced significant growth nationwide and generated sizeable profits for the Company. However, the predominate participants in this sector were highly leveraged, specialty finance companies. When this industry experienced a severe credit crisis during the third quarter of 1998, many of the specialty finance companies encountered cash flow problems and were forced to exit this business line or significantly restructure their operations. As this transformation occurred, the profitability of this product line was adversely affected as end-investors in junior lien mortgage loans and securitization transactions adjusted to credit and reputation risk concerns associated with these products. As a result, the profitability of this product for the Company experienced significant deterioration, as reflected in segment reporting presented in Note Twenty-Five to the Notes to Consolidated Financial Statements.

    To address the reduced profitability of the Company's specialty finance operations and to reduce the volatility of the Company's operating results, the Company determined during the first quarter of 1999 to downsize its specialty finance operations. During the second quarter of 1999, the Company entered into negotiations to form a joint venture with an independent third party, which would have included the partial sale of the Company's junior lien mortgage loan servicing and origination divisions. As negotiations continued, the Company determined that the outright divestiture of these operations would better serve the Company's shareholders and, ultimately, return the Company to more consistent earnings results. Although a pre-tax loss between $2.00 million and $5.00 million may be recognized if the sale is completed, management believes that this divestiture will have an overall favorable impact on the Company's 2000 and future operating results. The sale of these divisions is scheduled to be completed during the second quarter of 2000 pending regulatory approval.

Mergers and Acquisitions

    Effective July 1, 1999, the Company acquired Frontier Bancorp and its wholly-owned subsidiary, Frontier State Bank (collectively, "Frontier"). Frontier, headquartered in Redondo Beach, California, reported total assets and total deposits of approximately $88 million and $71 million, respectively, at June 30, 1999. Pursuant to the merger agreement, the Company paid approximately $15.13 million cash for 100% of the outstanding common stock of Frontier Bancorp. This transaction was accounted for under the purchase method of accounting. Accordingly, the results of operations have been included in the consolidated totals from the date of acquisition. Due to the immaterial impact on the Company's financial statements, no proforma information has been included herein.

    On December 31, 1998, the Company's merger with Horizon Bancorp, Inc. (Horizon) became effective. The transaction was accounted for under the pooling-of-interests method of accounting. As such, the Company's historical financial information was restated to include the operations of Horizon for all periods presented.

    In April 1998, the Company acquired Del Amo Savings Bank, FSB (Del Amo), a federally-chartered savings bank headquartered in Torrance, California. This transaction was accounted for under the purchase method of accounting. Accordingly, the operations of Del Amo have been included in the consolidated financial statements from the date of acquisition.

    In April 1998, City National acquired Citynet Corporation and MarCom, Inc. The operations of these entities were consolidated into Citynet, a division of City National. With the addition of these companies, City National expanded its internet banking capabilities and introduced new internet technology products to its customers, including balance inquiry and funds transfer capabilities, loan payment processing, bill payment processing, and web site development. In March 1998, City National increased the size of its insurance brokerage division with the acquisition of Morton Specialty Insurance Partners, Inc. (Morton). Morton was subsequently consolidated into RMI, Ltd., a division of City National, and increased the diversity of insurance products the Company offers. Also within the other financial services business segment, City National acquired

Jarrett/Aim Communications (Jarrett/Aim) in January 1998. Jarrett/Aim, a division of City National, conducts direct mail marketing for the Company and third party customers.

Financial Summary

    Consolidated net income for 1999 was $6.21 million or $0.37 per diluted common share, compared to $5.23 million or $0.31 per diluted common share in 1998. In 1997, the Company reported $26.29 million net income or $1.60 per diluted common share. Return on average assets (ROA), a measure of the effectiveness of asset utilization, for 1999, 1998, and 1997 was 0.23%, 0.20%, and 1.21%, respectively. Return on average equity (ROE), a measure of the return on stockholders' investment for 1999, 1998, and 1997 was 2.83%, 2.22%, and 12.88%, respectively.

    Significant factors impacting 1999 operating results included a $9.90 million loss on investment securities transactions (see Investments), a $4.88 million decline, compared to 1998, in net interest income (see Net Interest Income), and a $10.81 million increase, compared to 1998, in the Company's loan loss provision (see Allowance and Provision for Loan Losses). Partially offsetting these declines in pre-tax income, the Company reported $8.80 million of gains realized from the sale of branch locations (see Other Income and Expenses).

    In 1998, the Company's operating results were affected primarily by $13.55 million of merger-related expenses associated with the merger of Horizon, a $2.93 million increase, compared to 1997, in the Company's loan loss provision, and $3.80 million of expenses related to conforming operating and accounting policies resulting from the merger of Horizon and the restructuring of the Company's specialty finance operations. Additionally, during 1998, the Company reported gains from the sale of loans of $14.24 million, an increase of $9.85 million compared to 1997.

Balance Sheet Analysis

    Average total assets increased from $2.57 billion in 1998 to $2.72 billion in 1999, an increase of $152.63 million or 5.95%. To a lesser extent, average interest-bearing assets increased as well, from $2.36 billion in 1998 to $2.45 billion in 1999. This increase of $89.44 million or 3.79% was primarily the result of increases in the Company's loan portfolio. Additionally, the acquisition of Frontier in the third quarter of 1999 added to the growth within the 1999 balance sheet.

    Within interest-earning assets, the average balance of the Company's loan portfolio increased $115.80 million or 6.91% during 1999. The commercial loan portfolio grew approximately 15.69% during the year as City National continued to pursue additional commercial loan relationships. Additionally, the residential mortgage portfolio experienced 12.71% growth during 1999, primarily within its variable rate products. The average balance of loans held for sale, within the mortgage banking segment, declined $72.26 million or 28.79% from 1998 to 1999, reflecting the Company's significantly reduced participation in the junior lien mortgage loan program.

    The average balance of retained interests in securitized loan pools increased $57.99 million or 238.20% during 1999 as a result of the Company's one loan securitization in 1999 and the timing and increasing size of the four loan securitizations transacted during 1998. The decrease of $25.10 million in federal funds sold during 1999 was primarily attributable to the consolidation of the former Horizon banking operations into City National during the year. Funds previously invested in federal funds were reallocated during 1999 within the consolidated City National operations to fund loan growth.

    The average balance of other assets increased $27.26 million or 26.77% during 1999 as a result of City National's purchase of an additional $20.00 million of bank owned life insurance. Recorded in Other Assets within the Consolidated Balance Sheets, this asset yielded a tax-equivalent return of 7.65% during 1999. The income earned from this asset is included in non-interest income in the Consolidated Statements of Income.

    Although the Company experienced an overall decline in total deposits in 1999, from $2.06 billion at December 31, 1998 to $1.96 billion at December 31, 1999, the average balance of total deposits actually increased by approximately 2.15% from 1998 to 1999. The decline in actual deposits, year-to-year, was the result of branch sales representing $121.48 million of deposits and some reduction experienced in City National's core deposit customer base. However, due to the timing of those branch sales, the 1999 acquisition of Frontier, and the second quarter 1998 acquisition of Del Amo, the average balance of total deposits increased $42.45 million from 1998 to 1999.

    The minimal increase in average total deposits during 1999 was not sufficient to fund growth within the Company's loan portfolio. As a result, the Company increased its short- and long-term borrowings during the year. In addition to funding loan growth, $15.13 million of the increase in borrowings was related to the Company's acquisition of Frontier. The average balance of trust preferred securities increased $55.05 million during 1999 as a result of the timing of the issuance of those securities in 1998. Of the total $87.50 million outstanding balance of trust preferred securities at December 31, 1999 and 1998, $57.50 million was issued during the fourth quarter of 1998, thus having minimal impact on the 1998 average balance.

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

    The increase in interest-earning assets resulting from retained interests in securitized loan pools is the result of the Company's four loan securitizations during 1998, which yielded approximately 9.51% during 1998.

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

Table Two
Average Balance Sheets and Net Interest Income
(in thousands)

                                                  1999                             1998                           1997

                                    Average                 Yield/    Average                Yield/   Average                Yield/
                                    Balance      Interest   Rate     Balance      Interest   Rate     Balance     Interest    Rate
                                   -------------------------------------------------------------------------------------------------
ASSETS
Loan portfolio (1)                  $1,792,625   $ 152,320   8.50%   $1,676,828   $ 147,536   8.80%  $ 1,427,269  $ 130,234    9.12%
Loans held for sale                    178,711      16,406   9.18       250,968      23,013   9.17       180,543     17,847    9.89
Securities:
   Taxable                             287,333      17,675   6.15       279,086      17,189   6.16       311,560     19,840    6.37
   Tax-exempt (2)                      103,506       7,742   7.48        98,748       7,623   7.72        98,153      7,811    7.96
                                   -------------------------------------------------------------------------------------------------
     Total securities                  390,839      25,417   6.50       377,834      24,812   6.57       409,713     27,651    6.75
Retained interests                      82,337       3,876   4.71        24,346       2,315   9.51             -          -     -
Federal funds sold                       5,093         244   4.79        30,191       1,672   5.54         9,817        489    4.98
                                   -------------------------------------------------------------------------------------------------
     Total interest-earning          2,449,605     198,263   8.09     2,360,167     199,348   8.45     2,027,342    176,221    8.69
       assets
Cash and due from banks                 89,515                           58,750                           71,311
Premises and equipment                  69,710                           63,991                           48,610
Other assets                           129,121                          101,858                           51,467
Less: allowance for possible
   loan losses                         (19,219)                         (18,667)                         (18,270)
                                   -------------------------------------------------------------------------------------------------
     Total assets                  $ 2,718,732                      $ 2,566,099                      $ 2,180,460
                                   ==============================================================================


LIABILITIES
Demand deposits                    $   378,645   $  11,315   2.99%  $   299,543   $   9,447   3.15%  $   262,036  $   7,782    2.97%
Savings deposits                       322,856      10,586   3.28       411,886      12,026   2.92       393,088     12,075    3.07
Time deposits                        1,024,823      49,563   4.84       987,170      52,959   5.36       803,035     42,949    5.35
Short-term borrowings                  230,060      11,436   4.97       187,140       9,677   5.17       190,467      9,945    5.22
Long-term debt                         110,592       6,219   5.62        95,926       6,223   6.49        46,129      3,028    6.56
Trust preferred securities              87,500       8,014   9.16        32,452       3,005   9.26             -          -     -
                                   -------------------------------------------------------------------------------------------------
     Total interest-bearing
       liabilities                   2,154,476      97,133   4.51     2,014,117      93,337   4.63     1,694,755     75,779    4.47
Demand deposits                        291,124                          276,396                          240,540
Other liabilities                       53,921                           39,970                           41,051
Stockholders' equity                   219,211                          235,616                          204,114
                                   -------------------------------------------------------------------------------------------------
     Total liabilities and
       stockholders' equity        $ 2,718,732                      $ 2,566,099                      $ 2,180,460
                                 ===================================================================================================
     Net interest income                         $ 101,130                        $ 106,011                       $ 100,442
                                 ===================================================================================================
     Net yield on earning assets                             4.13%                            4.49%                            4.95%
                                 ===================================================================================================

(1) For purposes of this table, non-accruing loans have been included in average balances and loan fees, which are immaterial, have been included in interest income.

(2) Computed on a fully federal tax-equivalent basis assuming a tax rate of approximately 35%.


Net Interest Income

   Net interest income is generally most significantly impacted by activities conducted within the community banking operation segment. However, the mortgage banking segment also affected net interest income during 1999 and 1998 through net interest income earned on loans held for sale, retained interests in securitized loan pools, and the cost of capital utilized by the Company to finance mortgage-banking activities.

    On a tax equivalent basis, net interest income declined $4.88 million or 4.60% during 1999 and the Company's net interest margin declined 36 basis points, from 4.49% in 1998 to 4.13% in 1999. Within the mortgage banking segment, interest earned on loans held for sale declined $6.61 million in 1999, primarily as a result of the Company's significantly reduced participation in the origination and acquisition of junior lien mortgage loans. Although the yield earned on this product remained stable, the significant decline in volume resulted in a lower average balance of loans held for sale and, therefore, the sizeable decrease in interest income on these loans. Additionally, the yield earned on the Company's retained interests declined from 9.51% in 1998 to 4.71% in 1999. This decline, within the mortgage banking segment, was due to the actual performance of the underlying collateral loans and revised forecasts associated with the timing of the receipt of cash flows by the Company. As a result of these revisions, the accrual of income was suspended during the year. Income will be recognized in future periods unless any further decline in the anticipated performance of the underlying loan pools occur.

    Also within the mortgage banking operations, interest expense on trust preferred securities increased $5.01 million during 1999. This increase was due to the timing of the issuance of those securities in 1998, as previously discussed.

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

    Within the mortgage banking segment, the yield earned on loans held for sale declined 72 basis points during 1998 from 9.89% in 1997 to 9.17%. This decline was also due to changes in the residential real estate interest rate environment. Volume increases in loans held for sale resulted in $6.54 million of additional interest income, partially offset by a $1.37 million decline due to interest rate changes. During 1998, the Company earned $2.32 million in interest income resulting from its retained interest in its five securitized loan pools, compared to no similar income in 1997. Partially offsetting increases in interest income resulting from mortgage banking activities, the cost of trust preferred securities, used primarily to capitalize mortgage banking operations, represented $3.01 million in interest expense during 1998 with no similar cost in 1997.


Table Three
Rate/Volume Analysis Of Changes In Interest Income And Expense
(in thousands)

                                                                  1999 vs. 1998                          1998 vs. 1997
                                                               Increase (Decrease)                     Increase (Decrease)
                                                                Due to Change In:                       Due to Change In:
                                                        Volume           Rate          Net        Volume        Rate          Net
                                                      -----------------------------------------------------------------------------
Interest Earning Assets
  Loan portfolio                                       $   9,955     $ (5,171)    $   4,784     $ 21,250   $   (3,948)    $ 17,302
  Loans held for sale                                     (6,633)          26        (6,607)       6,537       (1,371)       5,166
  Securities:
   Taxable                                                   507          (21)          486       (2,016)        (635)      (2,651)
   Tax-exempt (1)                                            360         (241)          119           47         (235)        (188)
                                                      -----------------------------------------------------------------------------
   Total securities                                          867         (262)          605       (1,969)        (870)      (2,839)
  Federal funds sold                                      (1,229)        (199)       (1,428)       1,122           61        1,183
  Retained interest in securitized loans                   3,217       (1,656)        1,561        2,315            -        2,315
                                                      ----------------------------------------------------------------------------
                                                        $  6,177     $ (7,262)     $ (1,085)    $ 29,255     $ (6,128)    $ 23,127
     Total interest-earning assets                  ===============================================================================


Interest Bearing Liabilities
  Demand deposits                                       $  2,386     $   (518)     $  1,868     $  1,162     $    503     $  1,665
  Savings deposits                                        (2,803)       1,363        (1,440)         563         (612)         (49)
  Time deposits                                            1,964       (5,360)       (3,396)       9,878          132       10,010
  Short-term borrowings                                    2,146         (387)        1,759         (173)         (95)        (268)
  Long-term debt                                             884         (888)           (4)       3,231          (36)       3,195
  Trust preferred securities                               5,042          (33)        5,009        3,005            -        3,005
                                                      -----------------------------------------------------------------------------
     Total interest-bearing liabilities                 $  9,619     $ (5,823)     $  3,796     $ 17,666     $   (108)    $ 17,558
                                                      -----------------------------------------------------------------------------
     Net interest income                                $ (3,442)    $ (1,439)     $ (4,881)    $ 11,589     $ (6,020)    $  5,569
                                                      =============================================================================

(1)  Fully federal taxable equivalent using a tax rate of approximately 35%.

     The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Other Income And Expenses

    Non-interest income declined in 1999 to $59.54 million from $72.42 million in 1998 primarily as a result of activity within the mortgage banking segment. This $12.88 million or 17.80% decline was attributable to a $9.90 million loss on investment securities transactions in 1999 and a $14.83 million decline in income from mortgage banking activities. Within the mortgage banking segment, the loss on investment securities transactions was the result of the Company's $10.00 million pre-tax charge against earnings related to its investment in Altiva Financial Corporation ("Altiva"). During the fourth quarter of 1999, the Company determined that the decline in the estimated fair value of its investment in Altiva (formerly Mego Mortgage Corporation) could no longer be supported as "other than temporary". Due to the significant changes that occurred within the specialty-finance industry during 1999 and the dilution in the Company's ownership position of Altiva in December 1999, the Company determined that this charge to earnings was necessary. The Company originally made its $10.00 million investment in Altiva as part of a total $87.50 million recapitalization of that company.

    Also within Other Income, revenues derived from mortgage banking operations declined from $47.79 million in 1998 to $32.96 million in 1999, a decrease of $14.83 million or 31.03%. Although mortgage loan servicing revenues increased $3.01 million during 1999, gains recognized from loan sales declined $7.64 million or 53.65% and net origination fees decreased $10.20 million or 70.38%. As the Company's volume of junior lien mortgage loan originations declined in 1999, fee income generated from the origination of those loans declined similarly. Additionally, with reduced volume and less favorable secondary market pricing for this product, gains recognized from the sale of these loans declined significantly during 1999. In addition to a reduced volume of loan sales for cash gains in 1999, the Company also reduced the number and total size of loan securitizations. During 1999, the Company completed one securitization resulting in a $3.88 million pre-tax gain, compared to four securitizations completed in 1998 resulting in pre-tax gains of $8.60 million. Subsequent to the May 1999 securitization, management effectively terminated its loan securitizaton program.

    Partially offsetting these declines in non-interest income in 1999, the Company recognized $8.80 million of gains resulting from the sale of seven branch locations. Certain of the branch sales transacted during 1999 were necessary for the Company to comply with the conditional regulatory approvals obtained related to the Company's 1998 merger of Horizon. As part of this overall restructuring of City National, during 1999 the Company also merged the operating systems of each of its West Virginia banking locations, into City National. This merger of operating systems also included the conversion of the former Horizon banks from their external service bureau to City National's internally-maintained data and items processing systems. The combination of these conversions and the branch sales discussed above, caused City National to experience significant reconcilement issues between subsidiary systems and the Company's financial accounting systems, some of which remained unresolved at December 31, 1999. At December 31, 1999, the Company assessed these remaining differences and recorded a loss reserve of approximately $2.70 million to provide for possible financial exposure as a result of these reconcilement issues. Management believes the reserve is sufficient to provide for potential income statement exposure. Additionally, during 1999 the Company froze the Horizon defined benefit pension plan, which resulted in the termination of benefits for future services accruing under the plan. All future benefits were transferred to the Company's defined contribution plan. The financial impact of freezing the Horizon defined benefit plan was quantified during the fourth quarter of 1999 resulting in the Company recognizing a $3.67 million curtailment gain, representing the change in projected benefit obligation, less a $1.00 million charge-off of prior service costs associated with the plan.

    Non-interest expense declined $24.94 million or 16.04% from $155.56 million in 1998 to $130.61 million in 1999. Of this decrease, advertising expense declined $15.53 million or 55.81% from 1998 to 1999. The majority of this decline occurred within the mortgage banking segment as a result of the Company's reduced nationwide solicitation and direct mail marketing of the junior lien mortgage product. Additionally, Other Expenses declined $8.16 million or 17.45% from $46.75 million in 1998 to $38.59 million in 1999. As further discussed below, in 1998 the Company recorded a number of charges against earnings related to its merger of Horizon. Within the general corporate segment, the Company recorded $4.61 million of non-recurring professional fees associated with the Horizon merger. Within the community banking segment, the Company recorded a $2.50 million non-recurring write-down in the recorded value of goodwill determined to be impaired. Due to the nature of these non-recurring charges, no similar items were recorded in 1999. Additionally, in 1998, the Company recorded a non-recurring $2.00 million charge against earnings within its mortgage banking segment associated with the restructuring of its specialty-finance divisions.

    In comparing 1998 to 1997, within the community banking segment other income increased approximately $5.50 million or 39.67%, from $13.86 million in 1997 to $19.36 million in 1998. Generally, this increase is associated with the overall volume growth of products offered by the banking divisions and the related fee income generated by these products. Other expenses increased approximately $20.94 million or 34.23% during 1998, from $61.17 million in 1997 to $82.10 million. Fourth quarter charges to earnings of approximately $5.87 million, comprised primarily of a $2.50 million write down in the recorded value of goodwill determined to be impaired, and $1.58 million associated with employee severance costs, represented 28% of the 1998 increase in other expenses within this segment. Increases in occupancy, depreciation, maintenance and data processing represented approximately $3.85 million or 18% of the increase during 1998. Additionally, the acquisition of Del Amo in 1998 further increased total other expenses by approximately $2.47 million or 12% of the 1998 increase.

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

    The general corporate segment, which primarily consists of the Parent Company, recognized an increase in other expenses of approximately $8.23 million or 95% during 1998. This increase was primarily due to merger-related charges associated with the Company's merger of Horizon. Of the increase, $4.61 million was the result of advisory and other professional fees, $1.70 million due to the termination of data processing contracts previously entered into by Horizon, and $1.60 million associated with employee severance costs.

Income Taxes

    Income tax expense for the year ended December 31, 1999 was $1.84 million, compared to $6.49 million and $14.51 million for the years ended December 31, 1998 and 1997, respectively. The Company's effective tax rates for 1999, 1998, and 1997 were 22.87%, 55.37%, and 35.57%, respectively. Due to the decline in pre-tax income in 1999, as compared to years prior to 1998, non-taxable interest income as a percentage of pre-tax income increased significantly, resulting in the 1999 decline in the effective tax rate. In 1998, the Company's effective tax rate was significantly higher than 1999 and 1997 as a result of non-deductible merger-related expenses associated with the merger of Horizon. The Company's effective tax rate in 1997 was not impacted by non-deductible merger expenses and the impact of non-taxable interest income was less severe as a result of higher pre-tax income.

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

    At December 31, 1999, the one year period shows a negative gap (liability sensitive) of $871.22 million. This analysis is a "static gap" presentation and movements in deposit rates offered by the Bank lag behind movements in the prime rate. Such time lags affect the repricing frequency of many items on the Company's balance sheet. Accordingly, the sensitivity of deposits to changes in market rates may differ significantly from the related contractual terms. TABLE FOUR is first presented without adjustment for expected repricing behavior. Then, as presented in the "management adjustments" line, these balances have been notionally distributed over the first three periods to reflect those portions of such accounts that are expected to reprice fully with market rates over the respective periods. The distribution of the balances over the repricing periods represents an aggregation of such allocations and is based upon historical experience with individual markets and customers. Management expects to continue the same pricing methodology in response to market rate changes; however, management adjustments may change as customer preferences, competitive market conditions, liquidity, and loan growth change. Also presented in the management adjustments line are loan prepayment assumptions, which may differ from the related contractual terms of the loans. These balances have been distributed over the four periods to reflect those loans that are expected to be repaid in full prior to their maturity date. After management adjustments, TABLE FOUR shows a negative gap in the one-year period of $837.81 million. Generally, a negative gap position is advantageous when interest rates are falling because interest-bearing liabilities are being repriced at lower rates and in greater volume, which has a positive effect on net interest income. However, when interest rates are rising, this position produces the converse effect.


Table Four
Interest Rate Sensitivity Gaps
(in thousands)


                                                  1 TO 3 MO.      3 TO 12 MO.      1 TO 5 YRS.       OVER 5 YRS.         TOTAL
                                               -------------------------------------------------------------------------------------
ASSETS
   Gross loans                                     $   456,800      $ 238,130       $   960,471       $  230,713       $ 1,886,114
   Loans held for sale                                 118,025              -                 -                -           118,025
   Securities                                           51,281         26,115           245,082           58,634           381,112
   Federal funds sold                                    1,990              -                 -                -             1,990
   Retained interest                                    76,963              -                 -                -            76,963
                                               -------------------------------------------------------------------------------------
Total interest-earning assets                          705,059        264,245         1,205,553          289,347         2,464,204

LIABILITIES
   Savings and NOW accounts                            764,960              -                 -                -           764,960
   All other interest-bearing deposits                 237,010        425,700           276,274            5,272           944,256
   Short-term borrowings                               380,359          4,352             2,008                -           386,719
   Long-term debt                                       28,145              -            50,000           37,855           116,000
   Trust preferred securities                                -              -                 -           87,500            87,500
                                               -------------------------------------------------------------------------------------
Total interest-bearing liabilities                   1,410,474        430,052           328,282          130,627         2,299,435
                                               -------------------------------------------------------------------------------------
Interest sensitivity gap                           $  (705,415)     $(165,807)      $   877,271       $  158,720       $   164,769
                                               -------------------------------------------------------------------------------------
Cumulative sensitivity gap                         $  (705,415)     $(871,222)      $     6,049       $  164,769
                                               =====================================================================================
Management adjustments                             $    11,139      $  33,417       $    20,759       $  (65,315)
                                               =====================================================================================
Cumulative management adjusted gap                 $  (694,276)     $(837,805)      $    26,808       $   99,454
                                               =====================================================================================


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

    The Company's policy objective is to avoid negative fluctuations in net interest income of 10% within a twelve-month period. As of December 31, 1999, the Company had the following estimated earnings sensitivity profile:

         Basis Point Change      Percentage Change in
          in Interest Rates       Net Interest Income
      ---------------------------------------------------

           200 point increase          (13.32%)
           200 point decrease            3.74%

    The results of the simulation model indicate that an immediate and sustained 200 basis point increase in interest rates would result in a corresponding reduction in net interest income of 13.32% over a twelve-month period, which is an exception to the Company's policy objective. As a result of increased levels of short-term borrowings at December 31, 1999, the Company's weighted average cost of funds is currently higher than normal. As discussed previously, the Company has increased borrowings to fund growth within the Company's loan portfolio and to supplement declines in deposit balances in the short term.
In an effort to address this policy exception, the Asset/Liability Committee has initiated procedures to slow growth within the loan portfolio and to attract deposit growth. As a result of these initiatives, the Company expects to retire certain short and long-term borrowings and, therefore, reduce interest rate risk within the Company's Consolidated Balance Sheets to more acceptable levels.

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

    The Company has entered into agreements with three investment banking firms to issue over $100 million of the Company's certificates of deposit. The certificates of deposit can be issued in maturities of up to five years at rates equal to a comparable Treasury instrument at the time of issuance plus a market-based spread. The Company is not committed to issuing a pre-determined amount of its certificates of deposit under these agreements, the use of which is at the sole discretion of the Company. At December 31, 1999 and 1998, $28.04 million and $22.0 million, respectively, of certificates of deposit had been sold under these agreements at an average interest rate of 5.72% and 5.36%, respectively. The average remaining term of the issued certificates of deposit was 6 months and 1.5 years at December 31, 1999 and 1998, respectively.

    An additional source of liquidity includes the Parent Company's $24.0 million revolving loan agreement. At December 31, 1999, $12.13 million was outstanding pursuant to the terms of the agreement. As necessary, the Parent Company has used funds available from this facility to provide additional capital to its subsidiaries, to finance merger and acquisition activity, and to fund internal growth and expansion. At December 31, 1999, the Company was in violation of a loan covenant under this agreement relating to required return on average asset ratios. The Company obtained a waiver for this violation.

    As available, dividends from the Company's subsidiaries are expected to be used to satisfy the cash needs of the parent company. As more fully discussed in NOTE SIXTEEN, during 2000, the subsidiary banks can, without prior regulatory approval, declare dividends of approximately $1.69 million to the Parent Company, plus net profits earned during the year.

    The Company's cash and cash equivalents, represented by cash, due from banks, and federal funds sold, are a product of its operating, investing and financing activities as set forth in the Consolidated Statements of Cash Flows included herein. In 1999, net proceeds from loans held for sale activity provided $134.86 million of cash to the Company, which was the primary reason Operating Activities provided $105.59 million of cash during the year. During 1998, loans held for sale transactions had the opposite effect, resulting in a net cash outflow of $85.62 million and Operating Activities utilizing $131.20 million of cash. Also within Operating Activities, the Company purchased $20.00 million of additional Bank Owned Life Insurance during 1999, which is included in the Other Assets portion of the Consolidated Statements of Cash Flows.

    Net cash used in Investing Activities increased $76.84 million from 1998 to 1999, primarily as a result of $64.99 million of cash outflow related to the Company's sale of seven branch locations during 1999.

    Cash provided by Financing Activities decreased from $280.46 million in 1998 to $135.60 million in 1999, a decline of $144.86 million or 51.65%. This decline was largely due to the $84.15 million of cash received during 1998 from the issuance of trust preferred securities, with no similar issuance during 1999. Additionally, deposit balances declined $52.50 million in 1999, primarily as a result of branch sales. This compares to a $182.04 million increase in deposit balances during 1998. As a short-term replacement for declines in deposit balances and in preparation for Year 2000-related potential deposit runoff, the Company's short-term borrowings increased $191.17 million from December 31, 1998 to December 31, 1999.

Investments

    As illustrated in TABLE FIVE, the Company's investment portfolio is comprised primarily of U.S. Treasury and other U.S. government agency securities. As of December 31, 1999, 1998, and 1997, investments in these securities represented 62%, 75%, and 79%, respectively, of the total investment securities portfolio. The remaining investments within the portfolio include securities of state and local subdivisions and other debt and equity securities. The Company's investment portfolio is structured to provide flexibility in managing liquidity and interest rate risk, while providing acceptable rates of return. Horizon maintained selected debt securities in a held-to-maturity classification based on its management's intent and Horizon's ability to hold such securities to maturity. On April 1, 1999, the Company reclassified those securities from held-to-maturity to available for sale. This transfer was consistent with the Company's Investment Portfolio accounting policies and provides management with additional liquidity alternatives and more flexibility in managing the Company's interest rate risk. At the date of transfer, the amortized cost of those securities was $39.04 million and the unrealized gain on those securities was $1.26 million.

    The Company had $1.2 million in structured notes as of December 31, 1999. All structured notes are federal agency securities and have a weighted average coupon of 3.17% and a weighted average maturity of 2.2 years. The impact of holding these securities on the results of operations was immaterial for the period ending December 31, 1999.


    As previously mentioned in the discussion of Other Income and Expense, the Company recognized a pre-tax charge of $10.00 million during the fourth quarter of 1999 as a result of its determination that the investment in Altiva Financial Corporation ("Altiva") could no longer be supported as "other than temporary". Factors that were considered and that resulted in this charge to earnings included the significant changes that have occurred within the specialty finance industry in recent months and the dilution in the Company's ownership position of Altiva as a result of a second recapitalization completed by Altiva in December 1999. The $10.00 million pre-tax charge, reported within the mortgage banking segment, is included in Investment securities (losses) gains in the Consolidated Statements of Income.


Table Five
Investment Portfolio
(in thousands)

                                                                                                 Carrying Values as of
                                                                                                      December 31
                                                                                         1999            1998             1997
                                                                                   -------------------------------------------------
Securities available-for-sale:
   U.S. Treasury and other U.S. government corporations and agencies                   $  235,230      $  258,095       $  258,936
   States and political subdivisions                                                       99,143          69,002           57,116
   Other                                                                                   46,739          29,562           20,724

Securities held to maturity:
   States and political subdivisions                                                            -          39,063           41,554
                                                                                   -------------------------------------------------
     Total                                                                             $  381,112      $  395,722       $  378,330
                                                                                   =================================================

At December 31, 1999, there were no securities of any non-governmental issuers whose aggregate carrying or market value exceeded 10% of stockholders' equity.


                                                                                  Maturing
                                                Within              After One But          After Five But             After
                                               One Year           Within Five Years       Within Ten Years          Ten Years
                                           Amount      Yield       Amount      Yield      Amount      Yield      Amount     Yield
                                          ---------------------------------------------------------------------------------------
U.S. Treasury and other U.S.
   government corporations and
   agencies                                $ 23,567     6.42%     $  186,275    6.22%     $ 25,388     7.07%     $     -     -
States and political subdivisions             7,363     8.24          39,582    7.77        34,598     7.42        17,600    7.19
Other                                        36,722     6.44           1,417    6.23         2,430     6.54         6,170    6.64
                                          ---------------------------------------------------------------------------------------
     Total                                 $ 67,652     6.63%     $  227,274    6.49%     $ 62,416     7.24%     $ 23,770    7.05%
                                          =======================================================================================

Weighted average yields on tax-exempt obligations of states and political subdivisions have been computed on a fully federal tax-equivalent basis using a tax rate of approximately 35%.

Loan Portfolio

The composition of the Company's loan portfolio is presented in the following table:


Table Six
(in thousands)

                                                                                        December 31
                                                             1999           1998           1997            1996           1995
                                                       -----------------------------------------------------------------------------
Commercial, financial and agricultural                    $   589,116     $   509,214    $   464,678    $   442,981     $   417,828
Real estate-mortgage                                          949,830         842,727        676,828        574,897         537,097
Installment loans to individuals                              347,168         363,988        367,095        327,222         337,786
                                                       -----------------------------------------------------------------------------
     Total loans                                          $ 1,886,114     $ 1,715,929    $ 1,508,601    $ 1,345,100     $ 1,292,711
                                                       =============================================================================


    The loan portfolio increased 9.92% in 1999, from $1.72 billion at December 31, 1998, to $1.89 billion at December 31, 1999. Of this $170.19 million increase, the acquisition of Frontier represented $59.74 million. The remaining $110.45 million increase is due to the Company's continued growth in its existing markets. The Company grants portfolio loans to customers generally within the market areas of its subsidiary banks. Although the Company has, in recent years, more actively solicited commercial loan volume, the loan portfolio remains relatively concentrated in residential real estate loans. Approximately 50% of the total portfolio is comprised of residential real estate loans at December 31, 1999, compared to 49% of the total portfolio at December 31, 1998.

The following table shows the maturity of loans outstanding as of December 31, 1999:

                                     Maturing
                    -------------------------------------------
                               After One
                      Within  But Within   After
                     One Year Five Years Five Years   Total
                    -------------------------------------------

Commercial,
  financial and      $268,400  $  273,603  $ 47,113  $ 589,116
  agricultural
Real                  412,126     429,167   108,537    949,830
  estate-mortgage
Installment loans
  to individuals       50,612     253,335    43,221    347,168
                    -------------------------------------------
    Total loans      $731,138  $  956,105  $198,871 $1,886,114
                    ===========================================

Loans maturing after one year with:

   Fixed interest rates        $  706,481
   Variable interest rates        448,495
                              ------------
    Total                      $1,154,976
                              ============

Allowance And Provision for Loan Losses

    Management systematically monitors the loan portfolio and the adequacy of the allowance for loan losses on a quarterly basis to provide for losses inherent in the portfolio. Through the Company's internal loan review department, management assesses the risk in each loan type based on historical trends, the general economic environment of its local markets, individual loan performance and other relevant factors. Individual credits are selected throughout the year for detail loan reviews, which are utilized by management to assess the risk in the portfolio and the adequacy of the allowance. Due to the nature of commercial lending, evaluation of the adequacy of the allowance as it relates to these loan types is often based more upon specific credit review, with consideration given to historical charge-off percentages and general economic conditions. Conversely, due to the homogeneous nature of the real estate and installment portfolios, the portions of the allowance allocated to those portfolios are primarily based on prior charge-off history and general economic conditions, with less emphasis placed on specifically reviewing individual credits, unless circumstances suggest that specific reviews are necessary. In these categories, specific loan reviews would be conducted on higher balance and higher risk loans. In evaluating the adequacy of the allowance, management considers both quantitative and qualitative factors. Quantitative factors include actual repayment characteristics and loan performance, cash flow analyses, and estimated fair values of underlying collateral. Qualitative factors generally include overall trends within the portfolio, composition of the portfolio, changes in pricing or underwriting, seasoning of the portfolio, and general economic conditions. Reserves not specifically allocated to individual credits are generally determined by analyzing potential exposure and other qualitative factors that could negatively impact the adequacy of the allowance. Determination of such reserves is subjective in nature and requires management to periodically reassess the validity of its assumptions. Differences between net charge-offs and estimated losses are assessed such that management can timely modify its evaluation model to ensure that adequate provision has been made for risk in the total loan portfolio.

    During 1999, the allowance for loan losses increased $9.50 million or 53.96%, from $17.61 million to $27.11 million at December 31, 1998 and 1999, respectively. A portion of this increase was attributable to a 9.88% increase in gross loans, from $1.72 billion to $1.89 billion at December 31, 1998 and 1999, respectively. However, the Company also experienced an 8.33% increase in "at-risk" loans, as evidenced by Table Eight, from $14.85 million at December 31, 1998 to $16.09 million at December 31, 1999. Additionally, the acquisition of Frontier resulted in a $738,000 or 4.19% increase in the allowance for loan losses. Furthermore, in connection with a routine examination of the Company's lead bank, City National, by the Office of the Comptroller of the Currency
(OCC), an additional loan loss reserve of $6 million was recorded as of December 31, 1999, for various qualitative and general economic factors, and to bring City National's allowance for loan losses to a level more consistent with its peer group.

    The provision for loan losses in 1999 was $19.29 million, compared to $8.48 million and $4.06 million in 1998 and 1997, respectively. The increased provision in 1999 was due, in part, to the increase in the allowance of $6.00 million as a result of the aforementioned OCC exam and also a $783,000 or 6.83% increase in loans charged off during 1999 as compared to 1998. Additionally, during the fourth quarter of 1999, the Company determined that a significant increase in the provision for loan losses was necessary to provide for probable losses in the portfolio identified during a detailed review of policies and procedures throughout City National. As the Company continued to consolidate the operations of Horizon into the Company, including the merging of Horizon's five, previously separate banking operations into City National, the Company identified additional credit quality and credit administration issues which resulted in the increased fourth quarter 1999 loan loss provision. As the lending policies and credit culture of the Company were instituted throughout the newly-consolidated City National, management determined that additional loss exposures existed within the loan portfolio. Such exposures were primarily centered in the commercial, indirect lending, and other consumer loan classifications. A detailed review of lending policies and procedures, credit administration programs, and specifically selected credit relationships was completed during the fourth quarter of 1999. As a result of this process and the results of the recently completed OCC exam, the Company recorded a fourth quarter 1999 provision for loan losses of $11.96 million, compared to a third quarter 1999 provision of $2.68 million. Having completed this review, management believes that the consolidated allowance for loan losses at December 31, 1999 is adequate to provide for losses inherent in the Company's loan portfolio.

    The percentage of the allowance for loan losses allocated to the commercial loan portfolio increased from 36% in 1998 to 53% in 1999. This increase is consistent with the increase in commercial loan charge-offs experienced by the Company over the previous two years. Commercial loan charge-offs increased

64.57% from $2.39 million in 1998 to $3.93 million in 1999. From 1997 to 1998, commercial loan charge-offs increased 163%, from $906,000 in 1997 to $2.39 million in 1998. These increases are attributable to both the recent growth within the commercial loan portfolio and the consistent application of credit administration policies throughout City National, as previously discussed. The decline in the percentage of the allowance for loan losses allocated to the residential mortgage and installment loan portfolios is due to declines in loan charge-offs within those classifications.

    As compared to 1997, the 1998 decrease in the allowance and the related percentages of the allowance to total year-end loans is primarily due to certain charge-offs occurring in the fourth quarter of 1998 related to Horizon's indirect lending portfolio. During 1998, the Company recorded loan charge-offs of approximately $11.47 million and recorded recoveries of $1.62 million resulting in net charge-offs of $9.85 million. This represents an increase of $6.57 million or 200% from 1997 net charge-offs of $3.28 million. Loans charged-off within the installment loan portfolio represented approximately $2.94 million of this increase. Charge-offs related to indirect automobile loans offered by certain Horizon banks, represented approximately $2.4 million of this increase. Commercial loan charge-offs represented $2.4 million of the 1998 increase, while real estate loan charge-offs comprised the remaining $1.23 million. The increase in commercial loan charge-offs can primarily be attributed to credit exposure related to three significant credits associated with the former Horizon banks. Included primarily in the real estate charge-offs, and to a lesser extent the commercial and installment portfolios, are charge-offs of $1.20 million associated with the Company's identification of credit quality issues within one of its geographic markets.

    As these exposures were quantified, management increased the Company's provision for loan losses $4.42 million from 1997 to 1998. As previously indicated, the fourth quarter 1998 quantification of additional indirect lending portfolio losses and management's restructuring of this program resulted in a $1.51 million charge to earnings, recorded through the loan loss provision.

    Tables Seven, Eight and Nine detail loan performance and analyze the allowance for loan losses.


Table Seven


Analysis Of The Allowance For Loan Losses
(in thousands)


                                                                                           December 31
                                                                  1999          1998          1997           1996          1995
                                                             -----------------------------------------------------------------------
Balance at beginning of year                                     $17,610       $18,190       $16,888        $15,088       $14,630
Charge-offs:
   Commercial, financial and agricultural                         (3,925)       (2,385)         (906)        (1,625)       (1,213)
   Real estate-mortgage                                           (1,142)       (1,375)         (252)          (323)         (367)
   Installment loans to individuals                               (7,185)       (7,709)       (4,594)        (3,063)       (2,540)
                                                             -----------------------------------------------------------------------
   Totals                                                        (12,252)      (11,469)       (5,752)        (5,011)       (4,120)

Recoveries:
   Commercial, financial and agricultural                             81           297         1,219            794           157
   Real estate-mortgage                                              301            43           149            191            44
   Installment loans to individuals                                1,349         1,283         1,103            814           768
                                                             -----------------------------------------------------------------------
   Totals                                                          1,731         1,623         2,471          1,799           969
                                                             -----------------------------------------------------------------------
Net charge-offs                                                  (10,521)       (9,846)       (3,281)        (3,212)       (3,151)
Provision for loan losses                                         19,286         8,481         4,064          5,012         3,609
Balance of acquired institution                                      738           785           519              -             -
                                                             -----------------------------------------------------------------------
Balance at end of year                                           $27,113       $17,610       $18,190        $16,888       $15,088
                                                             =======================================================================

As a Percent of Average Total Loans
   Net charge-offs                                                   0.59%         0.58%         0.23%          0.25%         0.26%
   Provision for loan losses                                         1.08          0.51          0.28           0.39          0.30
As a Percent of Nonperforming and Potential Problem Loans
     Allowance for loan losses                                     168.55%       118.59%       136.97%        142.67%       126.94%


Table Eight
Nonaccrual, Past-Due And Restructured Loans
(in thousands)

                                                                                           December 31
                                                                  1999          1998          1997           1996          1995
                                                             ----------------------------------------------------------------------
Nonaccrual loans                                                 $ 9,553       $ 8,844       $ 7,801        $ 5,200       $ 7,081
Accruing loans past due 90 days or more                            5,830         5,126         5,149          6,402         4,664
Restructured loans                                                   703           879           331            235           141
                                                             -----------------------------------------------------------------------
                                                                 $16,086       $14,849       $13,281        $11,837       $11,886
                                                             =======================================================================

During 1999, the Company recognized approximately $1.08 million of interest income received in cash on nonaccrual and restructured loans. Approximately $1.99 million of interest income would have been recognized during the year if such loans had been current in accordance with their original terms. There were no commitments to provide additional funds on nonaccrual, restructured, or other potential problem loans at December 31, 1999.

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


Table Nine
Allocation Of The Allowance For Loan Losses
(in thousands)

                                                                             December 31
                                         1999                1998                1997               1996                1995
                                 ---------------------------------------------------------------------------------------------------
                                            Percent             Percent             Percent             Percent            Percent
                                            of Loans            of Loans            of Loans           of Loans            of Loans
                                            in Each             in Each             in Each             in Each            in Each
                                            Category            Category            Category           Category            Category
                                            to Total            to Total            to Total           to Total            to Total
                                   Amount    Loans     Amount    Loans     Amount    Loans     Amount    Loans    Amount    Loans
                                 ---------------------------------------------------------------------------------------------------
Commercial, financial and
  agricultural                     $14,307     31%     $ 6,270     29%     $ 7,284     31%     $ 6,549     33%    $ 5,931     32%
Real estate-mortgage                 5,874     50        6,227     49        5,575     45        5,604     43       4,930     42
Installment loans to                 6,932     19        5,113     22        5,331     24        4,735     24       4,227     26
  individuals
                                 ---------------------------------------------------------------------------------------------------
                                   $27,113    100%     $17,610    100%     $18,190    100%     $16,888    100%    $15,088    100%
                                 ===================================================================================================


The portion of the allowance for loan losses that is not specifically allocated to individual credits has been apportioned among the separate loan portfolios based on the risk of each portfolio.

Loans Held For Sale

    At December 31, 1999, loans held for sale represent mortgage loans the Company has either purchased or originated with the intent to sell and includes traditional fixed-rate and junior lien mortgage loans. Certain traditional fixed-rate mortgages are originated by the Company, with the intent to sell, servicing released, in the secondary market. This product line enables the Company to provide conventional, fixed-rate mortgage products to its customers, but minimize the interest-rate risk associated with fixed-rate loans. At December 31, 1999 and 1998, conventional mortgage loans represented $33 million or 27.67% and $45 million or 18.2% of the reported balance of loans held for sale.

    During 1999, the Company merged its correspondent lending division into its broker division and consolidated its separate loan origination platforms into one retail operation. These divisions, respectively, purchase and originate junior lien and similar mortgage loans for sale. Generally, these loans are used by the borrower to finance property improvements or to consolidate personal debt. With the restructuring of these divisions during 1999, the Company significantly reduced the volume of origination and acquisition of this loan product and terminated its loan securitization program after its May 1999 securitization.

    Through formal underwriting guidelines and quality control procedures, the Company has implemented policies and procedures to mitigate the risks associated with the junior lien mortgage product, including concentration risk, credit risk, and interest rate risk. Such policies and procedures addressed lending issues related to the creditworthiness of the borrower, credit scores, debt-to-income ratios, borrower credit histories, and other pertinent factors. Due to the nature of the junior lien mortgage loan, less emphasis is placed on the value of the underlying collateral, although property appraisals may be required for certain loans.

    As previously discussed, the Company has signed a binding term sheet to sell its origination and servicing divisions. Expected to be consummated during the second quarter of 2000, the sale of these operations, if completed, will further reduce the Company's participation in the specialty finance industry.

    During 1999, the Company originated $343 million and purchased $229 million in loans held for sale and sold $708 million during the same period. This compares to originations of $696 million, purchases of $755 million, and sales of $1.36 billion during 1998.

Loan Securitizations

    From December 1997 through May 1999, the Company completed six securitizations of junior lien mortgage loans. The securitization program was initiated by the Company as a means to mitigate the risk of originating and acquiring this loan product and to continue the growth of the Company's loan servicing portfolio. Each of the securitized pools is serviced by the Company's mortgage loan servicing division.

    By securitizing these loans, the Company effectively removed the loans from its balance sheet by creating an investment security, or securities, supported by the cash flows generated by these loans, and selling the resulting investment security or securities to independent third parties. As part of this process, the Company provided credit enhancement, in the form of overcollateralization, with respect to the investment security created. As a result, the Company maintains a certain level of credit, prepayment and interest rate risk related to these loans. The risk maintained by the Company, however, is less than that which would be maintained had the Company held these loans on its balance sheet until the loans matured.

    In return for this risk exposure, the Company expects to receive future income from each securitization that is determined as a function of the "excess spread" derived from the securitized loans. The "excess spread", generally, is calculated as the difference between (A) the interest at the stated rate paid by borrowers and (B) the sum of pass-through interest paid to third-party investors and various fees, including trustee, insurance, servicing, and other similar costs. The "excess spread" represents income to be recognized by the Company over the life of the securitized loan pool.

    In 1999, the Company sold $261.51 million of junior lien mortgage loans in one securitization transaction, while in 1998, the Company sold $463.13 million of junior lien mortgage loans in four securitization transactions. During 1999, cash proceeds from the securitization of junior lien mortgage loans totaled $238.16 million, with a pre-tax gain of approximately $3.88 million recognized. During 1998, cash proceeds from securitizations of junior lien mortgage loans totaled $430.03 million, with pre-tax gains of $8.60 million recognized. As of December 31, 1999 and 1998, the Company reported retained interests in these securitized loan pools of approximately $76.96 million and $65.62 million, respectively, including accrued interest. Assumptions used to estimate the retained interest at December 31, 1999, include weighted average cumulative defaults approximating 13.61%, prepayment rates of 15-21% CPR, and a weighted-average discount rate of 14.00%. Management monitors the actual default and prepayment rates of each securitized pool on a monthly basis, in addition to the outstanding pool balance, to ensure the rates used to estimate the retained interest are still reasonable. Quarterly, management re-forecasts expected cash flows for each securitization, updating significant assumptions as necessary. As a result of re-forecasting cash flows during 1999, the estimated fair value of the total retained interests has been reduced by $21.57 million, pre-tax. Such fair value declines, deemed to be temporary, have been recorded through the Other Comprehensive Income section with Stockholders' Equity. Adjustments to the estimated fair value of the retained interests are the result of both actual performance of the underlying collateral pools and revised expected timing of the receipt of cash flows by the Company. Although a fair value reduction has been recorded, re-forecasted cash flows as of December 31, 1999 projected undiscounted cash flows to be received by the Company are 1.81 times the total retained interest values, before fair value adjustments. Subsequent to the May 1999 securitization, management effectively terminated its loan securitizaton program.

Loan Servicing

    City Mortgage Services, a division of City National Bank with operations in West Virginia, California and Texas, specializes in servicing sub-prime and other non-conforming loans, home improvement and home equity loans and similar products. At December 31, 1999 and 1998, City Mortgage Services maintained a servicing portfolio of $1.78 billion and $1.98 billion, respectively. Of the total servicing portfolio, $1.69 billion and $1.77 billion represented loans serviced for others at December 31, 1999 and 1998, respectively. Loans serviced for others are not included in the Consolidated Balance Sheets of the Company.

    The Company has recorded mortgage loan servicing rights of $9.84 million and $8.87 million at December 31, 1999 and 1998, respectively, associated with the right to service mortgage loans for others. Included in Other Assets in the Consolidated Balance Sheets, the recorded value of mortgage servicing rights is assessed quarterly to determine if the value of those rights has become impaired during the period. In doing so, management estimates the present value of future net cash flows to be derived from its servicing activities. Factors included in the impairment analysis include anticipated servicing income, costs associated with servicing the portfolio, discount rates, and loan prepayment and default rates. As of December 31, 1999, management has determined, based on this analysis, that the recorded value of its servicing rights is fairly stated and there is no impairment in that value.


Certificates Of Deposit

    Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 1999, are summarized as follows:


Table Ten
(in thousands)

                                                                                            Amounts           Percentage
                                                                                      ---------------------------------------
Three months or less                                                                        $   59,877            27
Over three months through six months                                                            52,338            23
Over six months through twelve months                                                           56,878            26
Over twelve months                                                                              53,832            24
                                                                                      ---------------------------------------
Total                                                                                       $  222,925           100%
                                                                                      =======================================


Capital Resources

    During 1999, the Company's stockholders' equity decreased $21.52 million or 9.78%, from $220.06 million at December 31, 1998 to $198.54 million at December 31, 1999. This decline was primarily the result of a $15.20 million increase in Accumulated Other Comprehensive Losses during 1999. Additionally, the Company paid dividends to its shareholders of $13.47 million and recorded net income of $6.21 million, resulting in a $7.26 million decline in stockholders' equity. The increase in Accumulated Other Comprehensive Losses was attributable to a $12.41 million, after tax, write down in the fair value of retained interests recorded during 1999. Additionally, fair value adjustments within the Company's available-for-sale securities portfolio represented the remaining $2.79 million increase in Accumulated Other Comprehensive Losses in 1999.

    During 1998, the Company's consolidated stockholders' equity decreased 0.10% from $220.28 million at December 31, 1997 to $220.06 million at December 31, 1998. This decrease was largely due to the impact of the Company's merger with Horizon Bancorp. After fourth quarter charges to earnings, the Company reported $5.23 million net income for 1998. However, prior to the merger, both companies paid approximately $12.17 million in cash dividends to their respective shareholders. Additionally, the Company experienced a $2.75 million decline in Other Comprehensive Income, primarily the result of declines in the fair market value of the Company's available-for-sale securities portfolio. During 1998, the Company repurchased approximately 111,000 shares of its outstanding common stock at an average price of $43.24 per share, while Horizon, prior to the merger, repurchased approximately 71,000 shares of its common stock. Together, treasury stock transactions resulted in an additional $6.99 million reduction in stockholders' equity. Combined, the net effect of net income less dividends paid, declines in Other Comprehensive Income and treasury stock acquisitions resulted in a net decrease to consolidated equity of approximately $16.67 million. This net decline was partially offset by a $15.77 million increase to equity resulting from the Company's acquisitions of Del Amo, Jarrett/Aim

Communications, Morton Specialty Insurance Partners, Citynet Corporation, and MarCom, Inc. Each of these transactions, accounted for under the purchase accounting method, involved the issuance of the Company's common stock and, therefore, resulted in increases to consolidated equity.

    Regulatory guidelines require the Company to maintain a minimum total capital to risk-adjusted assets ratio of 8 percent, with at least one-half of capital consisting of tangible common stockholders' equity and a minimum Tier I leverage ratio of 4 percent. At December 31, 1999, the Company's total capital to risk-adjusted assets ratio was 10.97% and its Tier I capital ratio was 9.28%, compared to 12.00% and 10.60%, respectively, at December 31, 1998. The Company's leverage ratio at December 31, 1999 and 1998 was 8.54% and 9.99%, respectively.

    Similarly, the Company's banking subsidiaries are also required to maintain minimum capital levels as set forth by various regulatory agencies. Under capital adequacy guidelines, the banking subsidiaries are required to maintain minimum total capital, Tier I capital, and leverage ratios of 8.00%, 4.00%, and 4.00%, respectively. To be classified as "well capitalized," the banking subsidiaries must maintain total capital, Tier I capital, and leverage ratios of 10.00%, 6.00%, and 5.00%, respectively. As of December 31, 1999, the Company's lead bank, City National, reported total capital, Tier I capital, and leverage ratios of 11.81%, 10.77%, and 10.13%, respectively. As of December 31, 1998, City National, reported total capital, Tier I capital, and leverage ratios of 10.70%, 10.10%, and 8.90%, respectively. As of December 31, 1999, the Company and each of its banking subsidiaries satisfied capital requirements as established by regulatory authorities to be categorized as well capitalized.

    During 1998, the Company created two separate special-purpose statutory trust subsidiaries which sold trust preferred securities generating gross proceeds of $87.50 million. Pursuant to rulings released in 1996 by the Federal Reserve Board, the Company's primary regulatory authority, the Company has included the trust preferred securities in its regulatory capital ratio computations. At December 31, 1999 and 1998, $72.96 million and $72.02 million, respectively, of trust preferred securities are included in the Company's Tier I capital, with the remaining $14.54 million and $15.48 million, respectively, added to the Company's total regulatory capital. Proceeds from the issuance of the trust preferred securities were used for general corporate purposes, including, but not limited to, repayment of long-term debt and financing activities within the mortgage banking business segment.

    Anticipated improvements in consolidated operating results, effective risk management and expected improvements in asset quality have been, and will remain, the key elements in maintaining and improving the Company's capital position. Including the proposed sale of the specialty finance origination and servicing divisions, the Company has initiated several re-organization plans that are expected to improve the overall, long-term profitability of the Company, which, if completed, will also improve its capital position.

Year 2000

    The Company's technology systems operated without interruption over the Year 2000 date change. Management continues to monitor its systems and those of its third party service providers and significant customers into 2000, as several additional important dates in the Year 2000 approach. On-going monitoring of Year 2000 issues are consistent with the Company's overall Year 2000 strategic plan and in accordance with guidelines established by the Company's regulatory authorities.

Inflation

    Since the assets and liabilities of the Company are primarily monetary in nature (payable in fixed, determinable amounts), the performance of banks is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

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

Report Of Independent Auditors



Board of Directors and Stockholders
City Holding Company

    We have audited the accompanying consolidated balance sheets of City Holding Company and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of City Holding Company and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                                        /s/ Ernst & Young LLP


Charleston, West Virginia
March 1, 2000, except for Note Seven, as to which the date is April 10, 2000

Consolidated Balance Sheets
City Holding Company And Subsidiaries

                                                                                                         December 31
                                                                                                  1999                 1998
                                                                                          ------------------------------------------
                                                                                                        (in thousands)
Assets
Cash and due from banks                                                                        $    120,122         $     87,866
Federal funds sold                                                                                    1,990               31,911
                                                                                          ------------------------------------------
         Cash and Cash Equivalents                                                                  122,112              119,777

Securities available for sale, at fair value                                                        381,112              356,659
Securities held-to-maturity (approximate fair value at December 31, 1998 - $40,539)                       -               39,063
Loans:
   Gross loans                                                                                    1,886,114            1,715,929
   Allowance for possible loan losses                                                               (27,113)             (17,610)
                                                                                          ------------------------------------------
         Net Loans                                                                                1,859,001            1,698,319

Loans held for sale                                                                                 118,025              246,287
Retained interests                                                                                   76,963               65,623
Premises and equipment                                                                               66,119               71,094
Accrued interest receivable                                                                          18,149               19,358
Other assets                                                                                        151,009               89,824
                                                                                          ------------------------------------------
         Total Assets                                                                          $  2,792,490         $  2,706,004
                                                                                          ==========================================

Liabilities
Deposits:
   Noninterest-bearing                                                                         $    246,555         $    303,421
   Interest-bearing                                                                               1,709,215            1,760,994
                                                                                          ------------------------------------------
         Total Deposits                                                                           1,955,770            2,064,415
Short-term borrowings                                                                               386,719              183,418
Long-term debt                                                                                      116,000              102,719
Corporation-obligated mandatorily redeemable capital securities of subsidiary trusts
   holding solely subordinated debentures of City Holding Company                                    87,500               87,500
Other liabilities                                                                                    47,959               47,893
                                                                                          ------------------------------------------
         Total Liabilities                                                                        2,593,948            2,485,945

Stockholders' Equity
Preferred stock, par value $25 per share: authorized - 500,000 shares: none issued
Common stock, par value $2.50 per share: authorized - 50,000,000 shares; issued and outstanding at Demember 31, 1999 and 1998: 16,879,815 and 16,820,276 shares,
   including 9,646 and 10,000 shares in treasury, respectively                                       42,199               42,051
Capital surplus                                                                                      59,164               58,365
Retained earnings                                                                                   112,951              120,209
Cost of common stock in treasury                                                                       (285)                (274)
Accumulated other comprehensive loss                                                                (15,487)                (292)
                                                                                          ------------------------------------------
          Total Stockholders' Equity                                                                 198,542              220,059
                                                                                          ------------------------------------------
          Total Liabilities and Stockholders' Equity                                            $  2,792,490         $  2,706,004
                                                                                          ==========================================


See notes to consolidated financial statements.

Consolidated Statements Of Income
City Holding Company And Subsidiaries

                                                                                             Year Ended December 31
                                                                                   1999               1998               1997
                                                                            --------------------------------------------------------
                                                                                     (in thousands, except per share data)
Interest Income
Interest and fees on loans                                                       $  168,726         $  170,549         $  147,760
Interest on investment securities:
   Taxable                                                                           17,675             17,189             19,840
   Tax-exempt                                                                         5,032              4,955              5,077
Other interest income                                                                 4,120              3,987                489
                                                                            --------------------------------------------------------
         Total Interest Income                                                      195,553            196,680            173,166

Interest Expense
Interest on deposits                                                                 71,464             74,432             63,086
Interest on short-term borrowings                                                    11,436              9,677              9,898
Interest on long-term debt                                                            6,219              6,223              3,028
Interest on trust preferred securities                                                8,014              3,005                  -
                                                                            --------------------------------------------------------
         Total Interest Expense                                                      97,133             93,337             76,012
                                                                            --------------------------------------------------------
         Net Interest Income                                                         98,420            103,343             97,154
Provision for loan losses                                                            19,286              8,481              4,064
                                                                            --------------------------------------------------------
         Net Interest Income After Provision for Loan Losses                         79,134             94,862             93,090

Other Income
Investment securities (losses) gains                                                 (9,897)                 7                  8
Service charges                                                                      10,074              9,738              8,245
Mortgage loan servicing fees                                                         22,068             19,058             11,933
Net origination fees on junior-lien mortgages                                         4,292             14,489              2,458
Gain on sale of loans                                                                 6,600             14,238              4,392
Other income                                                                         26,398             14,893              5,577
                                                                            --------------------------------------------------------
         Total Other Income                                                          59,535             72,423             32,613

Other Expenses
Salaries and employee benefits                                                       56,530             56,653             41,592
Occupancy, excluding depreciation                                                    11,376             14,016              6,350
Depreciation                                                                         11,822             10,313              6,597
Advertising                                                                          12,297             27,827              4,935
Other expenses                                                                       38,589             46,749             25,425
                                                                            --------------------------------------------------------
         Total Other Expenses                                                       130,614            155,558             84,899
                                                                            --------------------------------------------------------
         Income Before Income Taxes                                                   8,055             11,727             40,804
Income taxes                                                                          1,842              6,493             14,513
                                                                            --------------------------------------------------------
         Net Income                                                              $    6,213         $    5,234         $   26,291
                                                                            ========================================================

Basic earnings per common share                                                  $     0.37         $     0.31         $     1.60
                                                                            ========================================================
Diluted earnings per common share                                                $     0.37         $     0.31         $     1.60
                                                                            ========================================================
Average common shares outstanding:
   Basic                                                                             16,841             16,799             16,428
                                                                            ========================================================
   Diluted                                                                           16,841             16,885             16,474
                                                                            ========================================================



See notes to consolidated financial statements.


Consolidated Statements Of
Changes In Stockholders' Equity
City Holding Company And Subsidiaries

                                                         Common                             Accumulated
                                                          Stock                                Other                      Total
                                                          (Par      Capital    Retained    Comprehensive   Treasury   Stockholders'
                                                         Value)     Surplus    Earnings       Income         Stock       Equity
                                                       -----------------------------------------------------------------------------
                                                                                      (in thousands)
Balances at December 31, 1996                            $ 39,851   $ 38,638   $ 110,122     $      648     $   (475)   $   188,784

Comprehensive income:
   Net income                                                   -          -      26,291              -            -         26,291
   Other comprehensive income, net of deferred
     income taxes of $1,138:
       Unrealized gain on securities of $1,791, net
         of reclassification adjustment for gains               -          -           -          1,786            -          1,786
         included in net income of $5
                                                                                                                     ---------------
   Total comprehensive income                                                                                                28,077
  Cash dividends declared:
   City ($0.73 a share)                                         -          -      (4,486)             -            -         (4,486)
   Horizon                                                      -          -      (6,935)             -            -         (6,935)
Exercise of 2,629 stock options                                13         81           -              -            -             94
Sale of 2,511 shares of treasury stock                          -         13           -              -           67             80
Purchase of 2,300 shares of treasury stock                      -          -           -              -          (77)           (77)
Purchase of shares of treasury stock by Horizon                 -          -           -              -       (2,763)        (2,763)
Common stock issued in acquisitions                           860     12,974           -              -            -         13,834
Issuance of stock for Old National                          1,202        298       2,150             19            -          3,669
                                                       -----------------------------------------------------------------------------

Balances at December 31, 1997                              41,926     52,004     127,142          2,453       (3,248)       220,277

Comprehensive income:
   Net income                                                   -          -       5,234              -            -          5,234
   Other comprehensive income, net of deferred
     income taxes of $(1,998):
       Unrealized loss on securities of $2,749, net
         of reclassification adjustment for gains               -          -           -         (2,745)           -         (2,745)
         included in net income of $4
                                                                                                                     ---------------
   Total comprehensive income                                                                                                 2,489
  Cash dividends declared:
   City ($0.77 a share)                                         -          -      (5,105)             -            -         (5,105)
   Horizon                                                      -          -      (7,062)             -            -         (7,062)
Exercise of 36,768 stock options                               82        422           -              -          171            675
Purchase of 111,018 shares of treasury stock                    -          -           -              -       (4,873)        (4,873)
Purchase of shares of treasury stock by Horizon                 -          -           -              -       (2,114)        (2,114)
Common stock issued in acquisitions                           807     14,965           -              -            -         15,772
Retirement of 108,396 shares of common stock held in         (271)    (4,396)          -              -        4,667              -
   treasury
Retirement of shares of common stock held in                 (493)    (4,630)          -              -        5,123              -
   treasury by Horizon
                                                       -----------------------------------------------------------------------------

Balances at December 31, 1998                              42,051     58,365     120,209           (292)        (274)       220,059

Comprehensive loss:
   Net income                                                   -          -       6,213              -            -          6,213
   Other comprehensive loss, net of deferred income
     taxes of $(10,082):                                        -          -           -              -            -              -
       Unrealized loss on securities and retained
         interests of $15,257, net of
         reclassification adjustment for gains
         included in net income of $62                          -          -           -        (15,195)           -        (15,195)
                                                                                                                     ---------------
   Total comprehensive loss                                                                                                  (8,982)
Cash dividends declared ($0.80 a share)                         -          -     (13,471)             -            -        (13,471)
Exercise of 7,686 stock options                                82        184           -              -          255            521
Purchase of 11,999 shares of treasury stock                     -          -           -              -         (398)          (398)
Issuance of contingently issuable common stock                 66        615           -              -          132            813
                                                       -----------------------------------------------------------------------------

Balances at December 31, 1999                            $ 42,199   $ 59,164   $ 112,951     $  (15,487)    $   (285)   $   198,542
                                                       =============================================================================

See notes to consolidated financial statements.




Consolidated Statements Of Cash Flows
City Holding Company And Subsidiaries

                                                                                              Year Ended December 31
                                                                                     1999               1998               1997
                                                                            --------------------------------------------------------
                                                                                                 (in thousands)
Operating Activities
Net income                                                                       $    6,213         $    5,234         $   26,291
Adjustments to reconcile net income to net cash provided by
   (used in) operating activities:
     Net amortization                                                                 5,674              2,647              1,776
     Provision for depreciation                                                      11,822             10,313              6,599
     Provision for probable loan losses                                              19,286              8,481              4,064
     Deferred income tax benefit                                                     (9,198)            (3,011)              (909)
     Loans originated for sale                                                     (343,755)          (695,576)           (97,465)
     Purchases of loans held for sale                                              (229,148)          (754,703)          (797,537)
     Proceeds from loans sold                                                       707,765          1,364,657            850,742
     Realized gains on loans sold                                                    (6,600)           (14,238)            (4,392)
     Increase in retained interests                                                 (11,340)           (61,260)            (4,360)
     Realized investment securities losses (gains)                                    9,897                 (7)                (8)
     Decrease (increase) in accrued interest receivable                               1,310             (3,515)            (1,763)
     (Increase) decrease in other assets                                            (56,483)             3,230            (27,565)
     Increase in other liabilities                                                      145              6,547              9,193
                                                                            --------------------------------------------------------
         Net Cash Provided by (Used in) Operating Activities                        105,588           (131,201)           (35,334)

Investing Activities
Proceeds from maturities and calls of securities held-to-maturity                        27              3,390              4,565
Purchases of securities held-to-maturity                                                  -               (898)                 -
Proceeds from sales of securities available for sale                                 83,185             33,930             87,139
Proceeds from maturities and calls of securities available for sale                  24,304            146,140             79,912
Purchases of securities available for sale                                         (105,785)          (201,487)          (102,523)
Net increase in loans                                                              (175,061)          (119,225)          (128,169)
Net cash paid in branch sales                                                       (56,104)                 -                  -
Realized gain on branch sales                                                        (8,883)                 -                  -
Net cash acquired (paid) in acquisitions                                              7,409              2,584             (4,516)
Purchases of premises and equipment                                                  (7,944)           (26,446)           (11,840)
                                                                            --------------------------------------------------------
         Net Cash Used in Investing Activities                                     (238,852)          (162,012)           (75,432)

Financing Activities
Net (decrease) increase in noninterest-bearing deposits                             (22,178)            52,960             (3,262)
Net (decrease) increase in interest-bearing deposits                                (30,323)           129,083             79,733
Net increase in short-term borrowings                                               191,168             10,529             52,940
Proceeds from long-term debt                                                         57,999             87,917             41,252
Repayment of long-term debt                                                         (47,719)           (65,700)                 -
Net proceeds from issuance of trust preferred securities                                  -             84,148                  -
Purchases of treasury stock                                                            (398)            (6,987)            (2,840)
Proceeds from sales of treasury stock                                                     -                  -                 80
Exercise of stock options                                                               521                675                 94
Cash dividends paid                                                                 (13,471)           (12,167)           (11,421)
                                                                            --------------------------------------------------------
         Net Cash Provided by Financing Activities                                  135,599            280,458            156,576
                                                                            --------------------------------------------------------
         Increase (Decrease) in Cash and Cash Equivalents                             2,335            (12,755)            45,810
Cash and cash equivalents at beginning of year                                      119,777            132,532             86,722
                                                                            --------------------------------------------------------
         Cash and Cash Equivalents at End of Year                                $  122,112         $  119,777         $  132,532
                                                                            ========================================================


See notes to consolidated financial statements.

Notes To Consolidated Financial Statements
City Holding Company And Subsidiaries

-------------------------------------------------------------------------------
Note One
Summary Of Significant Accounting And Reporting Policies
-------------------------------------------------------------------------------

    Summary of Significant Accounting and Reporting Policies: The accounting and reporting policies of City Holding Company and its subsidiaries (the Company) conform with accounting principles generally accepted in the United States and require management to make estimates and develop assumptions that affect the amounts reported in the financial statements and related footnotes. Actual results could differ from management's estimates. The following is a summary of the more significant policies.

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

    Securities: Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold debt securities to maturity, they are classified as investment securities and are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts. Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale along with the Company's investment in equity securities. Securities available for sale are carried at fair value, with the unrealized gains and losses, net of tax, reported in comprehensive income. Securities classified as available for sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk, and other factors.

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

    Loans Held for Sale: Loans held for sale represent mortgage loans the Company has either purchased or originated with the intent to sell in the secondary market and are carried at the lower of aggregate cost or estimated fair value.

    Mortgage Servicing Rights: The value of mortgage servicing rights are capitalized and amortized in proportion to and over the period of estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. To determine fair value, the Company estimates the present value of future cash flows incorporating various assumptions including servicing income, cost of servicing, discount rates, prepayment speeds, and default rates. For purposes of measuring impairment, the mortgage servicing rights are stratified based upon predominant risk characteristics of the underlying loans.

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

    Additionally, the Company provides credit enhancement with respect to the securities issued, in the form of overcollateralization. The initial overcollateralization will generally be required to increase to a pre-determined amount, at which time the excess cash flows discussed above will be released, periodically, to the Company. The initial overcollateralization amount will reach the required overcollateralization level through the application of monthly excess cash to accelerate payment of the note(s). Generally, the required overcollateralization amount will decrease or increase, subject to pre-established requirements based on the performance of the collateral loans. The Company determines the present value of cash flows to be received by the Company related to the overcollateralization feature at the time each securitization closes, based on the same assumptions previously discussed for the excess spread component.

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

    Allowance for Loan Losses: The allowance for loan losses is maintained at a level believed adequate by management to absorb losses in the loan portfolio. Management's determination of the adequacy of the allowance for loan losses is based upon management's evaluation of individual credits in the loan portfolio, historical loan loss experience, current economic conditions, and other relevant factors. This determination is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses related to loans considered to be impaired is generally evaluated based on the discounted cash flows using the impaired loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

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

    Stock-Based Compensation: As permitted, the Company has elected to follow Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its employee stock options. Because the exercise price of the Company's employee stock options granted equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Basic and Diluted Earnings per Common Share: Basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding, while diluted earnings per share is computed by dividing net income by the weighted-average number of shares outstanding increased by the number of shares of common stock which would be issued assuming the exercise of stock options and other common stock equivalents. Stock options and common stock equivalents had no effect on average shares outstanding for purposes of computing diluted earnings per share for 1999. The incremental shares related to stock options were 77,000 and 42,000 in 1998, and 1997, while other common stock equivalents were 9,000 and 4,000 in 1998 and 1997.

    New Accounting Pronouncements: In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The provisions of this statement require that derivative instruments be carried at fair value on the balance sheet and allows hedge accounting when specific criteria are met. The provisions of this statement become effective for quarterly and annual reporting beginning January 1, 2001. The impact of adopting the provisions of this statement on the Company's financial position or results of operations subsequent to the effective date is not currently estimable and will depend on the financial position of the Company and the nature and purpose of the derivative instruments in use by management at that time.

    Statements of Cash Flows: Cash paid for interest, including long-term debt, was $98.71 million, $90.27 million, and $74.90 million in 1999, 1998, and 1997, respectively. Cash paid for income taxes was $9.75 million, $14.0 million, and $15.0 million in 1999, 1998, and 1997, respectively.

     Reclassifications:   Certain   amounts  in  the  1998  and  1997  financial
statements have been reclassified to conform to the 1999 presentation. Such reclassifications had no impact on net income or stockholders' equity.

-------------------------------------------------------------------------------
Note Two
Subsequent Events (Unaudited)
-------------------------------------------------------------------------------

    On March 3, 2000, the Company announced that City National Bank of West Virginia ("City National"), a wholly-owned subsidiary of the Company, had signed a binding term sheet to sell its specialty finance mortgage servicing and origination operations. In exchange, City National would receive notes receivable of approximately $42 million. If this transaction is completed, City National expects to recognize a pre-tax loss of between $2 million and $5 million, although the exact amount would not be determinable until the transaction is completed. The sale is scheduled to be consummated in the second quarter of 2000 pending regulatory approval.

-------------------------------------------------------------------------------
Note Three
Acquisitions
-------------------------------------------------------------------------------

    Effective July 1, 1999, the Company acquired Frontier Bancorp and its wholly-owned subsidiary, Frontier State Bank (collectively, "Frontier"). Frontier, headquartered in Redondo Beach, California, reported total assets and total deposits of approximately $88 million and $71 million, respectively, at June 30, 1999. Pursuant to the merger agreement, the Company paid approximately $15.13 million cash for 100% of the outstanding common stock of Frontier Bancorp. This transaction was accounted for under the purchase method of accounting. Accordingly, the results of operations have been included in the consolidated totals from the date of acquisition. Due to the immaterial impact on the Company's financial statements, no proforma information has been included herein.

    On December 31, 1998, the Company merged with Horizon Bancorp, Inc. (Horizon), a $1 billion asset bank holding company headquartered in Beckley, West Virginia, in a transaction accounted for as a pooling of interests. The Company issued 10.2 million shares of common stock to the shareholders of Horizon based upon an exchange ratio of 1.111 shares of the Company's common stock for each outstanding share of Horizon common stock. The Company's historical consolidated financial statements were restated to reflect this transaction.

    Following is an analysis presenting the results of operations for 1997 of the separate companies:

                    Net Interest              Net Income per
                       Income     Net Income   Common Share
                   --------------------------------------------

Company                $52,105      $12,464        $ 2.02
Horizon                 45,049       13,827          1.49
                   --------------------------------------------
   Combined            $97,154      $26,291        $ 1.60
                   ============================================

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

    In April 1998, the Company acquired Del Amo Savings Bank, FSB ("Del Amo"). Del Amo, headquartered in Torrance, California, reported total assets and total deposits of approximately $116 million and $102 million, respectively, at the date of acquisition. This transaction was accounted for under the purchase method of accounting. Accordingly, the results of operations have been included in the consolidated totals from the date of acquisition. Due to the immaterial impact on the Company's financial statements, no proforma information has been included for the information provided herein.

    In January 1998, City National acquired Jarrett/Aim Communications, Inc. (Jarrett/Aim), a printing and direct mail corporation. In March 1998, City National acquired Morton Specialty Insurance Partners, Inc. (Morton Insurance), an insurance brokerage that offers property and casualty insurance and bonding programs to established commercial and industrial clients, primarily in energy-related industries. In April 1998, City National acquired Citynet Corporation (Citynet) and MarCom, Inc. (MarCom), an internet service provider and web site development firm, respectively. These transactions were accounted for under the purchase method of accounting. Accordingly, the results of operations attributable to these transactions have been included in the consolidated totals from the dates of the acquisitions. The assets of Jarrett/Aim, Morton Insurance, Citynet, and MarCom represent less than 1% of the total assets of the Company. Accordingly, no proforma information has been included for the information provided herein.

    Intangible assets arising from purchase business combinations noted above and in the previous years consist primarily of goodwill and core deposits which have an aggregate unamortized balance at December 31, 1999 and 1998, of $46.19 million and $38.37 million, respectively. Amortization of goodwill and core deposits approximated $3.12 million, $3.08 million (excluding the fourth quarter 1998 write-down of goodwill determined to be impaired) and $1.52 million during the years ended December 31, 1999, 1998, and 1997, respectively.

-------------------------------------------------------------------------------
Note Four
Restrictions On Cash And Due From Banks
-------------------------------------------------------------------------------

    Certain subsidiary banks are required to maintain an average reserve balance with the Federal Reserve Bank. The average amount of the balance for the year ended December 31, 1999, was approximately $54.81 million.


-------------------------------------------------------------------------------
Note Five
Investments
-------------------------------------------------------------------------------

    During the fourth quarter of 1999, the Company recognized a pre-tax charge of $10.00 million as a result of a determination that the Company's investment in Altiva Financial Corporation ("Altiva") could no longer be supported as "other than temporary". Factors that were considered that resulted in this charge to earnings included the significant changes that have occurred within the specialty finance industry in recent months and the dilution in the Company's ownership position of Altiva as a result of a second recapitalization completed by Altiva in December 1999. The $10.00 million pre-tax charge is included in Investment securities (losses) gains in the Consolidated Statements of Income.

    Horizon maintained selected debt securities in a held-to-maturity classification based on its management's intent and Horizon's ability to hold such securities to maturity. On April 1, 1999, the Company reclassified those securities from held-to-maturity to available for sale. This transfer was consistent with the Company's Investment Portfolio accounting policies and provides management with additional liquidity alternatives and more flexibility in managing the Company's interest rate risk. At the date of transfer, the amortized cost of those securities was $39.04 million and the unrealized gain on those securities was $1.26 million.

    Included in the Company's investment portfolio are structured notes with an estimated fair value of $1.2 million and $1.4 million at December 31, 1999 and 1998, respectively. Such investments are used by management to enhance yields, diversify the investment portfolio, and manage the Company's exposure to interest rate fluctuations. These securities consist of federal agency securities with an average maturity of approximately two years. Management periodically performs sensitivity analyses to determine the Company's exposure to fluctuation in interest rates of 3% and has determined that the structured notes meet regulatory price sensitivity guidelines.

    The aggregate carrying and approximate market values of securities follow. Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

                                      Gross      Gross     Estimated
                                    Unrealized  Unrealized    Fair
                              Cost    Gains     Losses       Value
                           ------------------------------------------
                                         (in thousands)
December 31, 1999
Available-for-sale securities:
  U.S. Treasury
   securities and
   obligations of U.S.
   government              $235,451  $   48   $(5,968)     $229,531
   corporations and
   agencies
  Obligations of
   states and               100,002     807    (1,666)       99,143
   political
   subdivisions
   Mortgage-backed            5,732      37       (70)        5,699
   securities
   Other debt                 5,605      34       (44)        5,595
   securities
                         -------------------------------------------
     Total Debt             346,790     926    (7,748)      339,968
     Securities
  Equity securities          41,179     108      (143)       41,144
                         -------------------------------------------
                           $387,969  $1,034   $(7,891)     $381,112
                         ===========================================

December 31, 1998 Available-for-sale securities:
  U.S. Treasury
   securities and
   obligations of U.S.
   government              $244,706  $2,508   $   (413)    $246,801
   corporations and
   agencies
  Obligations of
   states and                66,926   2,179        (103)     69,002
   political
   subdivisions
   Mortgage-backed           11,102     199          (7)     11,294
   securities
   Other debt                 8,565     292           -       8,857
   securities
                         -------------------------------------------
     Total Debt             331,299   5,178         (523)   335,954
     Securities
  Equity securities          27,083     357       (6,735)    20,705
                         -------------------------------------------
                           $358,382  $5,535    $  (7,258) $ 356,659
                         ===========================================

Held-to-maturity
securities:
  Obligations of
   states and              $39,063   $1,476     $      -  $  40,539
   political             ===========================================
   subdivisions


    The amortized cost and estimated fair value of debt securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                                   Estimated
                                                     Fair
                                        Cost         Value
                                    ---------------------------
                                         (in thousands)
Available-for-Sale
Due in one year or less                $ 30,786     $ 30,826
Due after one year through five         230,583      225,857
years
Due after five years through ten         61,093       59,986
years
Due after ten years                      18,596       17,600
                                    ---------------------------
                                        341,058      334,269
Mortgage-backed securities                5,732        5,699
                                    ---------------------------
                                       $346,790     $339,968
                                    ===========================

    Gross gains of $113,000, $47,000, and $431,000, and gross losses of $10.01 million, $40,000, and $423,000, were realized on sales and calls of securities during 1999, 1998, and 1997, respectively.

    The book value of securities pledged to secure public deposits and for other purposes as required or permitted by law approximated $252 million and $161 million at December 31, 1999 and 1998, respectively.

-------------------------------------------------------------------------------
Note Six
Loans
-------------------------------------------------------------------------------


    The loan portfolio is summarized as follows:

                                            December 31
                                          1999        1998
                                      -------------------------
                                           (in thousands)

Commercial, financial and              $  589,116  $  509,214
agricultural
Residential real estate                   949,830     842,727
Installment loans to individuals          347,168     363,988
                                      -------------------------
                                       $1,886,114  $1,715,929
                                      =========================

    The Company grants portfolio loans to customers generally within the market areas of its subsidiary banks. There is no significant concentration of credit risk by industry or by related borrowers. There are no foreign loans outstanding and highly leveraged loan transactions are insignificant.

    Subsidiaries of the Company have granted loans to the officers and directors of the Company and its subsidiaries, and to their associates. The loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons and did not involve more than normal risk of collectibility. The following presents the activity with respect to related party loans during 1999 and 1998:

                                   1999        1998
                               -------------------------
                                    (in thousands)

Balance at January 1              $25,008     $47,233
Loans made                         32,104      11,829
Principal payments received       (14,809)    (10,648)
Other changes                           -     (23,406)
                               -------------------------
Balance at December 31            $42,303     $25,008
                               =========================

    Amounts reported as Other Changes in the table above represent changes in the composition of the Company's Board of Directors in 1998 as a result of the merger of Horizon.

-------------------------------------------------------------------------------
Note Seven
Allowance for Loan Losses
-------------------------------------------------------------------------------

    A summary of changes in the allowance for probable loan losses follows:

                                   1999      1998      1997
                                -------------------------------
                                        (in thousands)

Balance at January 1              $17,610   $18,190   $16,888
Provision for possible loan        19,286     8,481     4,064
losses
Charge-offs                       (12,252)  (11,469)   (5,752)
Recoveries                          1,731     1,623     2,471
Balance of acquired                   738       785       519
institution
                                -------------------------------
Balance at December 31            $27,113   $17,610   $18,190
                                ===============================

    On April 10, 2000, the Company recorded an additional loan loss reserve of $6.00 million as of December 31, 1999. The additional reserve was recorded in connection with a rountine examination of the Company's lead bank, City National Bank of West Virginia, by the Office of the Comptroller of the Currency, and is reflected in the Consolidated Financial Statements.

    The recorded investment in loans that were considered impaired was $10.26 million and $9.13 million at December 31, 1999 and 1998, respectively. Included in these amounts at December 31, 1999 and 1998, are $4.86 million and $4.04 million, respectively, of impaired loans for which the related allowance for loan losses is $755,000 and $1.68 million, respectively, and $9.52 million and $5.09 million of impaired loans that, as a result of write-downs or being well secured, do not have an allowance for loan losses. The average recorded investments in impaired loans during the years ended December 31, 1999, 1998 and 1997, were approximately $11.32 million, $9.39 million, and $8.44 million, respectively.

-------------------------------------------------------------------------------
Note Eight
Loans Held for Sale
-------------------------------------------------------------------------------

    As of December 31, 1999, the Company reported approximately $118.03 million of loans held for sale, compared to $246.29 million of loans held for sale or securitization at December 31, 1998. At December 31, 1999 and 1998, $85.36 million and $203.04 million, respectively, of total loans held for sale represented junior lien and similar mortgage loans. The remaining $32.67 million and $43.25 million at December 31, 1999 and 1998, respectively, represented conventional, fixed rate mortgage loans.

    Gain on sales of loans approximated $2.72 million, $5.64 million, and $3.31 million in 1999, 1998, and 1997, excluding gains recognized from securitizations transacted by the Company. The gain on sales of loans is recorded net of the change in the valuation allowance for loans held for sale, which approximated $2.11 million, $4.70 million, and $2.10 million in 1999, 1998, and 1997, respectively.

-------------------------------------------------------------------------------
Note Nine
Securitizations and Retained Interests
-------------------------------------------------------------------------------

    In 1999, the Company sold $261.51 million of junior lien mortgage loans in one securitization transaction, while in 1998, the Company sold $463.13 million of junior lien mortgage loans in four securitization transactions. In 1997, the Company sold $35.16 million of junior lien mortgage loans in one securitization transaction.

    During 1999, cash proceeds from the securitization of junior lien mortgage loans totaled $238.16 million, with a pre-tax gain of approximately $3.88 million recognized. During 1998, cash proceeds from securitizations of junior lien mortgage loans totaled $430.03 million, with pre-tax gains of $8.60 million recognized. During 1997, cash proceeds from the securitization of junior lien mortgage loans totaled $33.18 million, with a pre-tax gain of $1.08 million recognized. Each of the Company's six securitized loan pools is serviced by the Company's mortgage loan servicing division.

    As of December 31, 1999 and 1998, the Company reported retained interests in its securitizations of approximately $76.96 million and $65.62 million, respectively. The value of the retained interests is determined using cash flow modeling techniques that incorporate key assumptions related to default, prepayment, and discount rates. During 1999, the Company recorded adjustments to the recorded value of its retained interests which reduced the estimated fair value of these assets by approximately $20.16 million, net of tax. Adjustments to the estimated fair value of retained interests are primarily the result of the actual performance of the underlying collateral pools and changes in the expected future performance of those loans. Additionally, the actual performance of the underlying collateral loans has resulted in the delay in the expected timing of the receipt of future cash flows by the Company as a result of increased overcollateralization requirements.

    Key assumptions used in estimating the fair value of the Company's retained interests as of December 31, 1999 and 1998 were as follows:

                                             December 31
                                           1999       1998
                                        -----------------------

Prepayment speed (CPR)                    15-21%     17-21%
Weighted average cumulative defaults      13.61%     10.00%
Weighted average discount rate            14.00%     12.23%

    At December 31, 1999, the sensitivity of the current estimated fair value of retained interests to immediate ten percent and twenty percent adverse changes were as follows:

Book value at December 31, 1999                      $76,963

Prepayment curve:
   Impact on fair value of 10% adverse change           (418)
   Impact on fair value of 20% adverse change           (786)
Default curve:
   Impact on fair value of 10% adverse change         (6,993)
   Impact on fair value of 20% adverse change        (13,445)
Discount rate:
   Impact on fair value of 10% adverse change         (5,287)
   Impact on fair value of 20% adverse change        (10,093)

These sensitivity analyses are hypothetical. As these figures indicate, any change in estimated fair value based on a ten percent variation in assumptions cannot be extrapolated because the relationship of the change in assumption to the change in fair value is not linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interests is calculated independent from any change in another assumption; in reality, changes in one factor may result in changes in another, which may magnify or counteract the sensitivities.

-------------------------------------------------------------------------------
Note Ten
Loan Servicing
-------------------------------------------------------------------------------

    Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of loans serviced for others was $1.69 billion and $1.77 billion at December 31, 1999 and 1998, respectively.

    Mortgage loan servicing rights of $9.84 million and $8.87 million at December 31, 1999 and 1998, respectively, are included in other assets in the accompanying balance sheets. The fair value of mortgage loan servicing rights at December 31, 1999 and 1998 exceeds the recorded value; therefore, no valuation allowance is necessary. Amortization of mortgage loan servicing rights approximated $2.44 million, $765,000, and $383,000 during the years ended December 31, 1999, 1998, and 1997, respectively.

-------------------------------------------------------------------------------
Note Eleven
Premises And Equipment
-------------------------------------------------------------------------------

    A summary of premises and equipment and related accumulated depreciation are summarized as follows:

                                             December 31
                                            1999       1998
                                        -----------------------
                                            (in thousands)

Land, buildings, and improvements         $ 62,176   $ 64,034
Furniture, fixtures, and equipment          62,561     57,026
                                        -----------------------
                                           124,737    121,060
Less allowance for depreciation            (58,618)   (49,966)
                                        -----------------------
                                          $ 66,119   $ 71,094
                                        =======================


Note Twelve
Scheduled Maturities Of Time Certificates Of Deposits Of $100,000 Or More


    Scheduled maturities of time certificates of deposits of $100,000 or more outstanding at December 31, 1999 and 1998, are summarized as follows:

                                           1999       1998
                                        -----------------------
                                            (in thousands)

Within one year                           $169,093   $156,165
Over one through two years                  37,488     42,603
Over two through three years                10,513     11,084
Over three through four years                2,359      1,202
Over four through five years                 3,472      1,484
                                        -----------------------
     Total                                $222,925   $212,538
                                        =======================

    The Company has agreements with three investment banking firms to issue over $100 million of the Company's certificates of deposit. The certificates of deposit can be issued in maturities of up to five years at rates equal to a comparable treasury at the time of issuance plus a market-based spread. The

Company is not committed to issuing a pre-determined amount of its certificates of deposit under these agreements, the use of which is at the sole discretion of the Company. At December 31, 1999 and 1998, $28.04 million and $22 million, respectively, of certificates of deposit had been sold under these agreements at an average interest rate of 5.72% and 5.36%, respectively. The average remaining term of the issued certificates of deposit was 6 months and 1.5 years at December 31, 1999 and 1998, respectively.

-------------------------------------------------------------------------------
Note Thirteen
Short-Term Borrowings
-------------------------------------------------------------------------------

    Short-term borrowings include an obligation of the Parent Company consisting of a $24.00 million revolving credit facility (the "Line of Credit") with an unrelated party. At December 31, 1999, $12.13 million was outstanding. The Line of Credit, renewable annually, has a variable rate (7.37875% at December 31, 1999) with interest payments due quarterly and principal due at maturity. The Line of Credit agreement contains certain restrictive provisions applicable to the Parent Company including limitations on additional debt and requiring the maintenance of certain pre-defined ratios relative to Return on Average Assets, Equity to Assets, Loan Loss Reserve and Non-Performing Assets to Loans. The Parent Company has pledged the common stock of City National Bank as collateral for the Line of Credit. At December 31, 1999, the Company was in violation of a loan covenant under this agreement relating to required return on average asset ratios. The Company obtained a waiver for this violation.

    Short-term borrowings also include advances from the Federal Home Loan Bank of Pittsburgh (FHLB) and securities sold under agreement to repurchase. The underlying securities included in repurchase agreements remain under the Company's control during the effective period of the agreements. A summary of the Company's short-term borrowings is set forth below:

                                                  (in thousands)
1999:
----
  Average amount outstanding during the year          $230,060
  Maximum amount outstanding at any month end          375,251
  Weighted average interest rate:
   During the year                                        4.97%
   End of the year                                        5.18%

1998:
----
  Average amount outstanding during the year          $187,140
  Maximum amount outstanding at any month end          307,185
  Weighted average interest rate:
   During the year                                        5.17%
   End of the year                                        4.83%

1997:
----
  Average amount outstanding during the year          $190,467
  Maximum amount outstanding at any month end          322,445
  Weighted average interest rate:
   During the year                                        5.22%
   End of the year                                        5.24%

-------------------------------------------------------------------------------
Note Fourteen
Long-Term Debt
-------------------------------------------------------------------------------

    Long-term debt includes an obligation of the Parent Company consisting of a $16.00 million term loan (the "Loan") with an unrelated party. At December 31, 1999, $16.00 million was outstanding. The Loan agreement, which matures on October 1, 2009, requires ten equal, annual principal payments of $1.60 million, with interest payments due quarterly. The Loan has a variable rate (7.37875% at December 31, 1999). The Loan and the Line of Credit (see Note Thirteen) agreements were entered into on October 19, 1999, as part of the Parent Company's long-term debt restructuring. The Loan agreement has the same restrictive provisions as the Line of Credit and the Parent Company has pledged the same collateral for the Loan as was pledged for the Line of Credit.

    The Company, through its banking subsidiaries, maintains long-term financing from the FHLB as follows:

                     December 31, 1999
               ------------------------------
    Amount         Amount
   Available     Outstanding  Interest Rate   Maturity Date
---------------------------------------------------------------
                        (in thousands)

    $10,000        $  10,000       5.60%       July 2002
     25,000           25,000       5.47        September 2002
     25,000           25,000       5.45        October 2006
      5,000            5,000       5.48        February 2008
     10,000           10,000       4.86        October 2008
     25,000           25,000       5.52        October 2009
               ----------------
                   $ 100,000
               ================

    The Company has purchased, through its banking subsidiaries, 313,366 shares of FHLB stock at par value. Such purchases entitle the Company to dividends declared by the FHLB and provide an additional source of short-term and long-term funding, in the form of collateralized advances.

    Financing obtained from the FHLB is based in part on the amount of qualifying collateral available, specifically U.S. Treasury and agency securities, mortgage-backed securities, and residential real estate loans. At December 31, 1999, collateral pledged to the FHLB included approximately $58 million in investment securities and $497 million in residential real estate loans.

    In addition to the short-term (see Note Thirteen) and long-term financing discussed above, at December 31, 1999, the Company's banking subsidiaries had an additional $352.12 million available from unused portions of lines of credit with the FHLB and the Federal Reserve Bank. Of the $352.12 million available, $60.00 million represented liquidity sources the Company had obtained in preparation for potential Year 2000 depositor concerns.

-------------------------------------------------------------------------------
Note Fifteen
Trust Preferred Securities
-------------------------------------------------------------------------------

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

    For regulatory purposes, the Company has included $72.96 million and $72.02 million of the total offerings in its Tier I capital for risk-based capital computations at December 31, 1999 and 1998, respectively. The remaining $14.54 million and $15.48 million, respectively, is included in the Company's total risk-based capital.

-------------------------------------------------------------------------------
Note Sixteen
Restrictions On Subsidiary Dividends
-------------------------------------------------------------------------------

    Certain restrictions exist regarding the ability of the subsidiary banks to transfer funds to the Parent Company in the form of cash dividends. The approval of the banks' applicable primary regulator is required prior to the payment of dividends by a subsidiary bank in excess of its earnings retained in the current year plus retained net profits for the preceding two years. During 2000, the subsidiary banks can, without prior regulatory approval, declare dividends of approximately $1.69 million to the Parent Company, plus retained net profits for the interim period through the date of declaration.

--------------------------------------------------------------------------------
Note Seventeen
Income Taxes
-------------------------------------------------------------------------------

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                            December 31
                                          1999        1998
                                      -------------------------
                                           (in thousands)
Deferred tax assets:
  Allowance for loan losses              $11,906     $ 7,213
  Loans held for sale                      2,251       2,224
  Deferred compensation payable            2,360       3,543
  Unrealized losses                       10,498         416
  Capital loss carryforward                4,033           -
  Other                                    2,118       1,925
                                      -------------------------
     Total Deferred Tax Assets            33,166      15,321
Deferred tax liabilities:
  Premises and equipment                   1,879       2,197
  Core deposit intangible                    759         947
  Loans                                        -         713
  Other                                    1,624       1,840
                                      -------------------------
     Total Deferred Tax Liabilities        4,262       5,697
                                      -------------------------
     Net Deferred Tax Assets             $28,904     $ 9,624
                                      =========================

    Significant components of the provision for income taxes are as follows:

                               1999       1998        1997
                            -----------------------------------
                                      (in thousands)
Federal:
  Current                     $10,072     $9,261     $13,129
  Deferred                     (9,198)    (3,011)       (909)
                            -----------------------------------
                                  874      6,250      12,220
State                             968        243       2,293
                            -----------------------------------
     Total                    $ 1,842     $6,493     $14,513
                            ===================================

    Current income tax expense attributable to investment securities transactions approximated $53,000 in 1999 and $3,000 in 1998 and 1997.

    As of December 31, 1999, the Company has approximately $1.0 million of federal net operating loss carryforwards that expire in 2006.

    A reconciliation between income taxes as reported and the amount computed by applying the statutory federal income tax rate to income before income taxes follows:

                                     1999    1998      1997
                                   ----------------------------
                                         (in thousands)

Computed federal taxes and
   statutory rate                    $2,819  $4,104   $14,086
State income taxes, net of
   federal tax benefit                  630     159     1,446
Tax effects of:
   Nontaxable interest income        (1,703) (1,601)   (1,648)
   Non-deductible merger charges          -   1,716         -
   Non-deductible goodwill              427   1,110         -
   Other items, net                    (331)  1,005       629
                                   ----------------------------
                                     $1,842  $6,493   $14,513
                                   ============================

-------------------------------------------------------------------------------
Note Eighteen
Employee Benefit Plans
-------------------------------------------------------------------------------

    The Company's 1993 Stock Incentive Plan (the "Plan"), as amended, provides for the grant of options to key employees of the Company and persons who provide services to the Company who have or can be expected to contribute significantly to the profits or growth of the Company, including Directors of the Company or its subsidiaries. The Plan, as amended, has authorized the grant of options for up to 1,300,000 shares of the Company's common stock, adjusted for changes in the capital structure of the Company since the Plan's inception. As of December 31, 1999, 1,399,300 options are authorized for grant, of which 587,000 have been awarded to date. Specific terms of options awarded, including vesting periods, exercise prices and expiration periods are determined at the date of grant and are evidenced by agreements between the Company and the awardee.

    Proforma information regarding net income and earnings per share is required by Statement No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: a risk-free interest rate of 5.90%, 5.37%, and 5.90% for 1999, 1998, and 1997, respectively; an expected dividend yield of 5.25%, 2.04%, and 2.50% for 1999, 1998, and 1997, respectively; a volatility factor of .293, .255, and .266 for 1999, 1998, and 1997, respectively; and an expected life of the option of four years for each period.

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

    For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting period. Pro forma net income for the years ended December 31, 1999 and 1998 were $10.11 million or $0.60 per basic and diluted common share and $3.40 million or $0.20 per basic and diluted common share, respectively. The effect of applying the fair value method to the Company's employee stock options in 1997 results in net income and earnings per share that are not materially different from the amounts reported.

    A summary of the Company's stock option activity and related information for the years ended December 31 is presented below:

                                      1999              1998
                                ------------------------------------
                                       Weighted-         Weighted-
                                       Average            Average
                                       Exercise          Exercise
                                Options  Price   Options   Price
                               ------------------------------------

Outstanding at January 1        380,781   $32.26 177,169    $21.73
Granted                         238,250    15.25 249,438     40.62
Exercised                       (30,461)   17.11 (36,768)    18.43
Forfeited                       (26,603)   31.74  (9,058)    33.31
                                --------         ---------
Outstanding at  December 31     561,967   $27.19 380,781    $32.26
                                ========         =========

Exercisable at end of year      313,300   $31.74 271,934    $31.35

Weighted-average fair
  value of options
  granted during the
  year                            $3.06           $10.44

    Additional information regarding stock options outstanding and exercisable at December 31, 1999, is provided in the following table:

                                          Weighted                   Weighted
                                           Average                    Average
                                Weighted  Remaining    No. of     Exercise Price
  Ranges of           No. of    Average  Contractual   Options      of Options
   Exercise          Options    Exercise    Life      Currently      Currently
    Prices          Outstanding  Price     (Months)  Exercisable    Exercisable
-------------------------------------------------------------------------------

$12.83 - $19.25      265,188    $15.51       56        72,478      $16.14
$19.84 - $29.76       71,688     25.00       28        71,688       25.00
$33.00 - $42.75      225,091     41.64       38       169,134       41.28
                   ----------                      -----------
                     561,967                          313,300
                   ==========                      ===========
    The City Holding Company Profit Sharing and 401(k) Plan (the Plan) is a deferred compensation plan under section 401(k) of the Internal Revenue Code. All employees who complete one year of service are eligible to participate in the Plan. Participants may contribute from 1% to 15% of pre-tax earnings to their respective accounts. These contributions may be invested in any of six investment options selected by the employee, one of which is City Holding Company common stock. The Company matches 50% of the first 6% of compensation deferred by the participant with City Holding Company common stock. Although the profit sharing features of this plan remain intact, future profit contributions, if any, are expected to be made to the employee stock ownership plan discussed below.

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

    The Company's total expense associated with the Plan and the ESOP (collectively, the benefit plans) approximated $5.39 million, $2.28 million, and $2.46 million in 1999, 1998, and 1997, respectively. The total number of shares of the Company's common stock held by the benefit plans is 431,208. Other than the benefit plans, the Company offers no postretirement benefits.

    Prior to its merger with the Company, Horizon maintained a defined benefit pension plan covering substantially all of its employees. During 1999, the Company froze the Horizon defined benefit plan and the accrual for the future service of the employees covered by this defined benefit plan was transferred to the Company's defined contribution plan. As a result of freezing the Horizon plan, the accrual of defined benefits for future services was eliminated resulting in the Company recognizing a $3.67 million curtailment gain, representing the change in projected benefit obligations, less $1.00 million charge-off of prior service costs associated with the plan. The following table summarizes the benefit obligation and plan asset activity of the plan:

                                           Pension Benefits
                                           1999       1998
                                        -----------------------
                                            (in thousands)
Change in fair value of plan assets:
  Balance at beginning of measurement
   period                                  $9,351     $8,093
  Actual return on plan assets                460        584
  Employer contribution                       118        875
  Benefits paid                              (315)      (201)
                                        -----------------------
Balance at end of measurement period        9,614      9,351

Change in benefit obligation:
  Balance at beginning of measurement     (12,034)    (8,870)
   period
  Curtailment                               3,699          -
  Service cost                               (331)    (1,018)
  Interest cost                              (524)      (718)
  Actuarial loss gain (loss)                1,746     (1,629)
  Benefits paid                               315        201
                                        -----------------------
Balance at end of measurement period       (7,129)   (12,034)
                                        -----------------------
Funded status                               2,485     (2,683)

Unamortized prior service cost                  -      1,008
Unrecognized net actuarial gain            (1,568)      (156)
Unrecognized net obligation                  (256)      (286)
                                        -----------------------
     Prepaid (Accrued) Benefit Cost        $  661     $(2,117)
                                        =======================

Weighted-average assumptions as of December 31:
  Discount rate                            8.00%      7.25%
  Expected return on plan assets           8.50%      8.50%
  Rate of compensation increase            5.00%      5.00%

    Plan assets consist principally of U.S. Government securities, corporate stocks and bonds, and other short-term investments.

    The following table presents the components of net defined benefit pension costs:

                                      Pension Benefits
                                  1999     1998      1997
                                -----------------------------
                                       (in thousands)
Components of net periodic benefit
 cost:
   Service cost                   $  331   $1,018    $ 751
   Interest cost                     524      718      561
   Expected return on plan          (766)    (680)    (650)
    assets
   Net amortization and deferral     (58)     103       80
   Curtailment                    (3,699)       -        -
   Prior service cost recognized   1,008        -        -
                                -----------------------------
      Benefit Cost               $(2,660)  $1,159    $ 742
                                -----------------------------

    Horizon has individual deferred compensation and supplemental retirement agreements with certain directors and officers. The cost of such individual agreements is being accrued over the period of active service from the date of the respective agreement. The cost of such agreements approximated $425,000, $449,000, and $395,000 during 1999, 1998, and 1997. The liability for such agreements approximated $2.76 million and $2.56 million at December 31, 1999 and 1998, and is included in other liabilities in the accompanying consolidated balance sheets.

    To assist in funding the above liabilities, Horizon has insured the lives of certain directors and officers. Horizon is the owner and beneficiary of the insurance policies with a cash surrender value approximating $3.46 million and $3.41 million at December 31, 1999 and 1998, included in other assets in the accompanying consolidated balance sheets.


-------------------------------------------------------------------------------
Note Nineteen
Other Income and Expenses
-------------------------------------------------------------------------------

    Regulatory agencies approved the merger with Horizon subject to the Company's eventual divesting of certain branch facilities in those locations where the combined entity would have maintained an excessive percentage of deposit market share. In complying with regulatory requirements, and as part of the Company's overall post-merger reorganization, the Company completed the sale of seven branch locations during 1999. As a result of those sales, the Company sold approximately $121.48 million of deposits and $54.89 million of loans to third parties resulting in gains realized by the Company of approximately $8.80 million. These gains have been included in Other Income within the Consolidated Statements of Income. No other individual items exceeded one percent of total revenue in 1999, 1998, or 1997.


    Excluding amortization of intangible assets, the following items of other expense exceeded one percent of total revenue for the respective years:

                                1999       1998       1997
                             ----------------------------------
                                      (in thousands)

Professional fees               $4,325     $9,671     $1,975
Telecommunications               4,756      4,317      2,165
Office supplies                  3,994      3,558      2,252

-------------------------------------------------------------------------------
Note Twenty
Commitments And Contingent Liabilities
-------------------------------------------------------------------------------

    In the normal course of business, certain financial products are offered by the Company to accommodate the financial needs of its customers. Loan commitments (lines of credit) represent the principal off-balance sheet financial product offered by the Company. At December 31, 1999 and 1998, commitments outstanding to extend credit totaled approximately $299.44 million and $195.60 million, respectively. To a much lesser extent, the Company offers standby letters of credit which require payments to be made on behalf of customers when certain specified future events occur. Amounts outstanding pursuant to such standby letters of credit were $35.60 million and $9.07 million as of December 31, 1999 and 1998, respectively. Historically, substantially all standby letters of credit have expired unfunded.

    Loan commitments and standby letters of credit have credit risks essentially the same as that involved in extending loans to customers and are subject to the Company's standard credit policies. Collateral is obtained based on management's credit assessment of the customer. Management does not anticipate any material losses as a result of these commitments.



Note Twenty-One
Preferred Stock And Shareholder Rights Plan


    The Company's Board of Directors has the authority to issue preferred stock, and to fix the designation, preferences, rights, dividends and all other attributes of such preferred stock, without any vote or action by the shareholders. As of December 31, 1999, there are no such shares outstanding, nor are any expected to be issued, except as might occur pursuant to the Stock Rights Plan discussed below.

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

-------------------------------------------------------------------------------
Note Twenty-Two
Regulatory Matters
-------------------------------------------------------------------------------

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

    Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1999, that the Company and its banking subsidiaries met all capital adequacy requirements to which they were subject.

    As of December 31, 1999, the most recent notifications from banking regulatory agencies categorized the Company and its banking subsidiaries as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Company and its banking subsidiaries must maintain minimum total risk-based, Tier 1 risk-based, and Tier I leverage ratios set forth in the table below. There are no conditions or events since notifications that management believes have changed the institutions' categories. The Company's and its significant banking subsidiary's actual capital amounts and ratios are presented in the following table.

                                                        Well
                            1999           1998      Capitalized    Minimum
                        Amount  Ratio  Amount  Ratio   Ratio         Ratio
                        ----------------------------------------------------
                                        (in thousands)
Total Capital (to Risk Weighted Assets):
   Consolidated       $281,465  11.0%  $282,100  12.0%   10%         8%
   City National       285,722  11.8    162,248  10.7    10          8


Tier I Capital (to Risk Weighted Assets):
   Consolidated        238,188   9.3    249,018  10.6     6          4
   City National       260,404  10.8    153,608  10.1     6          4


Tier I Capital (to Average Assets):
   Consolidated        238,188   8.8    249,018  10.0     5          4
   City National       260,404  10.1    153,608   8.9     5          4


-------------------------------------------------------------------------------
Note Twenty-Three
Fair Values of Financial Instruments
-------------------------------------------------------------------------------

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

    The following table represents the estimates of fair value of financial instruments:

                        Fair Value of Financial Instruments
                              1999                1998
                      -----------------------------------------
                       Carrying    Fair    Carrying    Fair
                        Amount    Value     Amount    Value
                      -----------------------------------------
                                   (in thousands)
Assets:
  Cash and due from
   banks               $122,112  $122,112  $119,777  $119,777
  Securities            381,112   381,112   395,722   397,198
  Net loans           1,865,001 1,842,184 1,698,319 1,701,744
  Loans held for
   sale                 118,025   118,025   246,287   246,287
  Retained interests     76,963    76,963    65,623    65,623
Liabilities:
  Deposits            1,955,770 1,845,147 2,064,415 2,083,845
  Short-term
   borrowings           386,719   386,719   183,418   183,418
  Long-term debt        116,000   110,389   102,719   105,493
  Trust preferred
   securities            87,500    85,333    87,500    87,493

    The following methods and assumptions were used in estimating fair value amounts for financial instruments:

    The fair value of the loan portfolio is estimated using discounted cash flow analyses at interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying value of accrued interest approximates its fair value.

    The fair value of the retained interests is determined using cash flow modeling techniques that incorporate key assumptions related to default, prepayment, and discount rates.

    The fair value of demand deposits (i.e. interest and noninterest-bearing checking, regular savings, and other types of money market demand accounts) are, by definition, equal to their carrying values. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities of time deposits.

    Securities sold under agreements to repurchase represent borrowings with original maturities of less than 90 days. The carrying amount of advances from the FHLB and borrowings under repurchase agreements approximate their fair values.

    The fair value of long-term borrowings is estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

    The fair value of trust preferred securities is estimated using a discounted cash flow calculation that applies interest rates that would be currently offered on such securities.

    The fair values of commitments are estimated based on fees currently charged to enter into similar agreements, taking into consideration the remaining terms of the agreements and the counterparties' credit standing. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The fair values approximated the carrying values of these commitments and letters of credit as of December 31, 1999 and 1998.


-------------------------------------------------------------------------------
Note Twenty-Four
City Holding Company (Parent Company Only) Financial Information
-------------------------------------------------------------------------------

Condensed Balance Sheets

                                              December 31
                                             1999      1998
                                          ---------------------
                                             (in thousands)
Assets
Cash                                       $  3,386  $  6,362
Securities available for sale                 2,234     3,636
Investment in subsidiaries                  308,998   311,879
Fixed assets                                  1,039     6,080
Other assets                                  6,176     5,557
                                          ---------------------
     Total Assets                          $321,833  $333,514
                                          =====================

Liabilities
Short-term borrowings                      $ 12,134  $      -
Long-term debt                               16,000    15,000
Junior subordinated debentures               90,114    90,114
Advances from affiliates                        934     1,191
Other liabilities                             4,109     7,150
                                          ---------------------
     Total Liabilities                      123,291   113,455

Stockholders' Equity                        198,542   220,059
                                          ---------------------
     Total Liabilities and
      Stockholders' Equity                 $321,833  $333,514
                                          =====================

    Advances from affiliates, which eliminate for purposes of the Company's consolidated financial statements, represent amounts borrowed from banking subsidiaries to fund the purchase of certain bank premises and to meet other cash needs of the Parent. Such debt is collateralized by investment securities owned by the Parent Company. Interest is due quarterly at prime with principal due at maturity in 2000. Junior subordinated debentures, which eliminate for purposes of the Company's consolidated financial statements, represent the Parent Company's amounts owed to City Holding Capital Trust II and City Holding Capital Trust (see NOTE FIFTEEN).

Condensed Statements of Income

                                      Year Ended December 31
                                      1999    1998     1997
                                    ---------------------------
                                          (in thousands)
Income
Dividends from bank subsidiaries      $20,000 $17,879  $20,351
Administrative fees                     1,743   6,239    6,065
Other income                              703     286    1,001
                                    ---------------------------
                                       22,446  24,404   27,417
Expenses
Interest expense                        9,606   4,799    2,273
Other expenses                         10,322  27,232   15,352
                                    ---------------------------
                                       19,928  32,031   17,625
                                    ---------------------------
     Income Before Income Tax
      Benefit and (Excess
      Dividends) Equity in
      Undistributed Net Income
      of Subsidiaries                   2,518  (7,627)   9,792
Income tax benefit                     (6,945) (7,795)  (3,615)
                                    ---------------------------
     Income Before (Excess
      Dividends) Equity in
      Undistributed Net Income of       9,463     168   13,407
      Subsidiaries
(Excess Dividends) Equity in
  Undistributed Net
  Income of Subsidiaries               (3,250)  5,066   12,884
                                    ---------------------------
     Net Income                       $ 6,213  $5,234  $26,291
                                    ===========================

Condensed Statements of Cash Flows

                                      Year Ended December 31
                                      1999    1998     1997
                                    ---------------------------
                                          (in thousands)
Operating Activities
Net income                            $ 6,213  $5,234  $26,291
Adjustments to reconcile net
  income to net cash provided by
  operating activities:
   Provision for depreciation             897   2,687    1,843
   Increase (decrease) in other
    assets                              2,356   7,278      219
   (Decrease) increase in other
    liabilities                        (6,513)  2,945    2,084
   Excess dividends of
    subsidiaries (Equity in             3,250  (5,066) (12,884)
    undistributed net income)
    Realized investment securities
    gain                                    -       -     (308)
                                    ---------------------------
     Net Cash Provided by
      Operating Activities              6,203  13,078   17,245

Investing Activities
Cash paid in acquisition              (15,134)      -  (15,447)
Proceeds from maturities of
  investment securities                     -       -      537
Proceeds from sales of securities       1,599     769      496
Purchases of investment securities       (558) (2,132)    (514)
Net change in loans                        46       -    1,644
Cash invested in subsidiaries               - (50,399)  (4,495)
Proceeds from sale of net assets
   to City National                     6,731       -        -
Purchases of premises and
   equipment                           (1,392)   (733)  (3,953)
                                    ---------------------------
     Net Cash Used in Investing
      Activities                       (8,708)(52,495) (21,732)

Financing Activities
Proceeds from long-term debt           23,134  43,800    9,150
Principal repayments on long-term
   debt                               (10,000)(69,200)   7,000
(Decrease) increase in advance
   from affiliates                       (257)    257        -
Net proceeds from issuance of
  junior subordinated debentures            -  86,762        -
Cash dividends paid                   (13,471)(12,167) (11,421)
Purchases of treasury stock              (398) (6,987)  (2,840)
Proceeds from sales of treasury
  stock                                     -       -       80
Exercise of stock options                 521     675       65
Net cash received from stock
  transactions                              -       -       29
                                    ---------------------------
     Net Cash (Used in) Provided
      by Financing Activities            (471) 43,140    2,063
                                    ---------------------------
     (Decrease) Increase in Cash
      and Cash Equivalents             (2,976)  3,723   (2,424)

Cash and cash equivalents at
  beginning of year                     6,362   2,639    5,063
                                    ---------------------------
     Cash and Cash Equivalents at
      End of Year                      $3,386  $6,362   $2,639
                                    ===========================

-------------------------------------------------------------------------------
Note Twenty-Five
Segment Reporting
-------------------------------------------------------------------------------

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

    To more effectively evaluate and manage the operating performance of each of the Company's business lines, effective April 1, 1999, internal warehouse funding was established for each division within the mortgage-banking and other financial services segments. Prior to April 1, 1999, the community-banking segment provided necessary funding to the divisions within the mortgage-banking and other financial services segments with no associated interest cost. Beginning April 1, 1999, any division that has obtained financing from the community-banking segment is charged a cost of funds, at market interest rates, on the amount of funds borrowed from the community-banking segment. Management has determined that the internal warehouse funding policy provides a "fully-costed" assessment of the operating performance of each division and that instituting such policy provides a more accurate analysis of the performance of each division and business segment. Financial information presented in the following tables has been presented reflecting the actual internal policy in place during each respective period.

    The accounting policies for each of the business segments are the same as those of the Company described in Note One. Selected segment information is included in the following table:



                                                                                     Other
                                                         Community     Mortgage    Financial    General
                                                          Banking       Banking     Services   Corporate  Eliminations Consolidated
                                                      ------------------------------------------------------------------------------
1999
----
Net interest income (expense)                            $  105,381     $ (5,273)    $  (171)    $(1,517)    $     -     $   98,420
Provision for loan losses                                    19,286            -           -           -           -         19,286
                                                      ------------------------------------------------------------------------------
Net interest income (expense) after provision for
  loan losses                                                86,095       (5,273)       (171)     (1,517)          -         79,134
Other income                                                 29,850       22,523      12,495          64      (5,397)        59,535
Other expenses                                               80,387       33,528      14,792       7,304      (5,397)       130,614
                                                      ------------------------------------------------------------------------------
Income before income taxes                                   35,558      (16,278)     (2,468)     (8,757)          -          8,055
Income tax expense (benefit)                                 12,920       (5,995)       (808)     (4,275)          -          1,842
                                                      ------------------------------------------------------------------------------
     Net Income                                          $   22,638     $(10,283)    $(1,660)    $(4,482)    $     -     $    6,213
                                                      ==============================================================================
Average assets                                           $2,572,162     $306,819     $13,381     $12,697     $(186,327)  $2,718,732
                                                      ==============================================================================

1998
----
Net interest income (expense)                            $   96,085     $  8,906     $    64     $(1,712)    $     -     $  103,343
Provision for loan losses                                     8,481            -           -           -           -          8,481
                                                      ------------------------------------------------------------------------------
Net interest income (expense) after provision for
  loan losses                                                87,604        8,906          64      (1,712)          -         94,862
Other income                                                 19,355       47,414      11,133         216      (5,695)        72,423
Other expenses                                               82,100       50,752      11,502      16,899      (5,695)       155,558
                                                      ------------------------------------------------------------------------------
Income before income taxes                                   24,859        5,568        (305)    (18,395)          -         11,727
Income tax expense (benefit)                                  9,816        1,798          (8)     (5,113)          -          6,493
                                                      ------------------------------------------------------------------------------
     Net Income                                          $   15,043     $  3,770     $  (297)    $(13,282)   $     -     $    5,234
                                                      ==============================================================================
Average assets                                           $2,202,104     $336,367     $14,660     $12,968     $     -     $2,566,099
                                                      ==============================================================================

1997
Net interest income (expense)                            $   90,769     $  8,456     $     3     $(2,074)    $     -     $   97,154
Provision for loan losses                                     4,064            -           -           -           -          4,064
                                                      ------------------------------------------------------------------------------
Net interest income (expense) after provision for
  loan losses                                                86,705        8,456           3      (2,074)          -         93,090
Other income                                                 13,858       17,636         446         673           -         32,613
Other expenses                                               61,165       14,702         366       8,666           -         84,899
                                                      ------------------------------------------------------------------------------
Income before income taxes                                   39,398       11,390          83     (10,067)          -         40,804
Income tax expense (benefit)                                 12,604        4,284          36      (2,411)          -         14,513
                                                      ------------------------------------------------------------------------------
     Net Income                                          $   26,794     $  7,106     $    47     $(7,656)    $     -     $   26,291
                                                      ==============================================================================
Average assets                                           $2,041,150     $133,792     $   627     $ 4,891     $     -     $2,180,460
                                                      ==============================================================================

Internal warehouse funding between the community banking segment and the mortgage banking and other financial services segments is eliminated in the Consolidated Balance Sheets. Services provided to the banking segments by the direct mail, insurance, and internet service provider divisions are eliminated in the Consolidated Statements of Income.

-------------------------------------------------------------------------------
Note Twenty-Six
Summarized Quarterly Financial Information (Unaudited)
-------------------------------------------------------------------------------

    A summary of selected quarterly financial information for 1999 and 1998 follows:

                             First   Second   Third   Fourth
                            Quarter Quarter  Quarter  Quarter
                           ------------------------------------
                           (in thousands, except common share data)
1999
----
Interest income              $50,595  $48,073 $47,868  $49,017
Interest expense              24,196   23,718  23,986   25,233
Net interest income           26,399   24,355  23,882   23,784
Provision for possible
  loan losses                  2,414    2,229   2,684   11,959
Investment securities
  gains (losses)                  42        6       4   (9,949)
Net income (loss)              5,245    6,994   2,318   (8,344)
Basic earnings per common
  share                         0.31     0.42    0.14   (0.49)
Diluted earnings per
  common share                  0.31     0.42    0.14   (0.49)
Average common shares outstanding:
  Basic                       16,820   16,820  16,857   16,867
  Diluted                     16,820   16,820  16,857   16,867

1998
----
Interest income              $46,053  $49,701 $51,050  $49,876
Interest expense              21,203   23,026  24,664   24,444
Net interest income           24,850   26,675  26,386   25,432
Provision for possible
  loan losses                  1,229    1,238   1,949    4,065
Investment securities
  gains (losses)                 (15)       9      11        2
Net income (loss)              6,737    6,999   6,575  (15,077)
Basic earnings per common
  share                         0.40     0.41    0.39   (0.89)
Diluted earnings per
  common share                  0.40     0.41    0.39   (0.89)
Average common shares outstanding:
  Basic                       16,642   16,879  16,850   16,821
  Diluted                     16,789   17,042  16,995   16,821