Form 10-K405, Exhibit 13
period 2000-12-31
CITY HOLDING CO
filed 2001-03-30
CIK 726854

                                                                     Exhibit 13



Selected Financial Data
===============================================================================================================================
Table One
Five-Year Financial Summary
(in thousands, except per share data)


                                     2000            1999           1998           1997           1996
                               ----------------------------------------------------------------------------------
Summary of Operations
  Total interest income            $  202,912     $  195,553      $  196,680     $  173,166     $  159,708
  Total interest expense              113,756         97,133          93,337         76,012         68,334
  Net interest income                  89,156         98,420         103,343         97,154         91,374
  Provision for loan losses            25,480         19,286           8,481          4,064          5,012
  Total other income                   41,033         59,535          72,423         32,613         16,473
  Total other expenses                158,812        130,614         155,558         84,899         70,066
  (Loss) income before income
    taxes                             (54,103)         8,055          11,727         40,804         32,769
  Net (loss) income                   (38,373)         6,213           5,234         26,291         21,281

Per Share Data
  Net (loss) income (basic)        $    (2.27)    $     0.37      $     0.31     $     1.60     $     1.34
  Net (loss) income (diluted)           (2.27)          0.37            0.31           1.60           1.34
  Cash dividends declared (1)            0.44           0.80            0.77           0.73           0.63
  Book value per share                   9.68          11.77           13.08          13.13          11.86

Selected Average Balances
  Total loans                      $1,969,785     $1,792,625      $1,676,828     $1,427,269     $1,286,868
  Securities                          370,247        390,839         377,834        409,713        419,974
  Deposits                          2,053,828      2,017,448       1,974,995      1,698,699      1,616,479
  Long-term debt                       69,508        110,592          95,926         46,129         24,666
  Trust-preferred securities           87,500         87,500          32,452              -              -
  Stockholders' equity                199,702        219,211         235,616        204,114        181,923
  Total assets                      2,777,019      2,718,732       2,566,099      2,180,460      2,021,988

Selected Year End Balances
  Net loans                        $1,927,532     $1,859,001      $1,698,319     $1,490,411     $1,315,078
  Securities                          385,462        381,112         395,722        378,330        412,586
  Deposits                          2,083,941      1,955,770       2,064,415      1,779,805      1,626,666
  Long-term debt                       34,832        116,000         102,719         75,502         34,250
  Trust-preferred securities           87,500         87,500          87,500              -              -
  Stockholders' equity                163,457        198,542         220,059        220,277        188,784
  Total assets                      2,671,500      2,792,490       2,706,004      2,286,424      1,995,878

Selected Ratios
  Return on average assets              (1.38) %        0.23%           0.20%          1.21%          1.05%
  Return on average equity             (19.22)          2.83            2.22          12.88          11.70
  Average equity to average
   assets                                7.19           8.06            9.18           9.36           9.00
  Dividend payout ratio (1)              N/A          216.22          248.39          35.96          34.81

(1) Cash dividends and the related payout ratio are based on historical results of the Company and do not include cash dividends of acquired companies prior to the dates of consummation.
================================================================================

                                                                               1
                                                                               -

Two Year Summary Of
Common Stock Prices And Dividends

                         Cash
                      Dividends      Market Value
                      Per Share*    Low       High
                      ----------------------------
2000
Fourth Quarter          $ .08    $  4.875  $  7.250
Third Quarter             .08       6.000     9.875
Second Quarter            .08       5.875    14.000
First Quarter             .20      10.875    16.188


1999
Fourth Quarter          $ .20    $ 12.500  $ 20.938
Third Quarter             .20      17.500    30.875
Second Quarter            .20      24.500    32.250
First Quarter             .20      24.500    32.750

      City Holding Company's common stock trades on the NASDAQ stock market under the symbol CHCO. This table sets forth the cash dividends paid per share and information regarding the market prices per share of the Company's common stock for the periods indicated. The price ranges are based on transactions as reported on NASDAQ stock market. At December 31, 2000, there were 4,201 stockholders of record.

*Cash dividends represent amounts declared by the Company and do not include cash dividends of acquired companies prior to the dates of acquisition. As more fully discussed under the captions Liquidity and Capital Resources in Management's Discussion and Analysis and in Note Fifteen of the Audited Consolidated Financial Statements, the Company's ability to pay dividends to its shareholders is dependent upon the ability of its banking subsidiaries to pay dividends to the Parent Company.

Management's Discussion & Analysis Of Financial
Condition And Results Of Operations

Forward Looking Statements

   All statements other than statements of historical fact included in this Annual Report, including statements in the Letter to Shareholders and in Management's Discussion and Analysis of Financial Condition and Result of Operations are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such information involves risks and uncertainties that could result in the Company's actual results to differ from those projected in the forward-looking information. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: (1) the Company may not complete the divestiture of its California operations; (2) other plans initiated by the Company to improve its long-term profitability may not be completed in a timely manner or may not have the anticipated impact on the Company's operating results; (3) current earnings from the Company's subsidiaries may not be sufficient to fund the cash needs of the Parent Company, including the payment of stockholders' dividends; (4) regulatory rulings affecting, among other things, the Company's and its banking subsidiaries' regulatory capital and required loan loss allocations may change, resulting in the need for increased capital levels or an increased allocation for loan losses, with a resulting adverse effect on expected earnings; (5) changes in the interest rate environment may have results on the Company's operating results materially different from those anticipated by the Company's market risk management functions; (6) changes in general economic conditions and increased competition could adversely affect the Company's operating results; and (7) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies could negatively impact the Company's operating results. Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

City Holding Company

   City Holding Company (the "Company"), a West Virginia corporation headquartered in Charleston, West Virginia, is a multi-bank holding company that provides diversified financial products and services to consumers and local businesses. Through its network of 62 banking offices in West Virginia, Ohio and California, the Company provides credit, deposit, investment advisory, insurance and technology products and services to its customers. In addition to its branch network, the Company's delivery channels include ATMs, check cards, telemarketing, direct mail solicitation, interactive voice response systems, and Internet technology.

   The Company operates three business segments: community banking, mortgage banking, and other financial services. These business segments are primarily identified by

2
-

Management's Discussion & Analysis Of Financial
Condition And Results Of Operations

the products or services offered and the channels through which the product or service is delivered. The community banking operations consist of community banks that offer customers traditional banking products and services, including deposit and loan products, trust services and others. The mortgage banking operations include the origination, acquisition, servicing, and sale of mortgage loans. The other financial services business segment consists of nontraditional services offered to customers, such as investment advisory, insurance, and Internet technology products. The Company also maintains a general corporate business segment that includes the parent company and other administrative areas of the Company.

Financial Summary

   The Company reported a consolidated net loss for 2000 of $38.37 million or $2.27 per diluted common share, compared to net income of $6.21 million or $0.37 per share and $5.23 million or $0.31 per share in 1999 and 1998, respectively. Return on average assets, a measure of the effectiveness of asset utilization, was (1.38%) in 2000, compared to 0.23% and 0.20% in 1999 and 1998, respectively. Return on average equity, a measure of the return on stockholders' investment was (19.22%) in 2000, compared to 2.83% in 1999 and 2.22% in 1998.

   The 2000 net loss was primarily due to actions taken pursuant to the Company's strategic repositioning plan, which was designed to refocus on the Company's core community banking franchise. The plan, initially announced in July 2000, includes the following components: (a) completing an orderly exit from the Company's operations in California, (b) divesting of any operations that are not profitable, and (c) intensifying the Company's focus on its core West Virginia community banking franchise. As a result of this plan and as more fully discussed under the caption Goodwill Impairment, the Company recorded a charge against earnings of approximately $34.83 million in 2000 to write-off remaining balances of goodwill determined to be impaired as of December 31, 2000. Of this total charge, $13.64 million was recorded within the community banking segment, $15.18 million was recorded within the mortgage banking segment, and $6.01 million was recorded within the other financial services segment.

   As more fully discussed under the caption Allowance and Provision for Loan Losses, the community banking segment also reported a significant increase in its provision for loan losses in 2000. The community banking segment recorded a provision for loan losses of $25.48 million in 2000, compared to $19.29 million and $8.48 million in 1999 and 1998, respectively.

   In addition to the aforementioned charges against earnings, the Company's operating results in 2000 were negatively affected by the continued trend of a declining interest margin, which is further discussed under the caption Net Interest Income.

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

Goodwill Impairment

   As discussed previously, the Company recorded a charge against 2000 earnings of approximately $34.83 million to write off the remaining balance of goodwill associated with certain prior business combinations. Each of the business combinations discussed below was accounted for under the purchase method of accounting and resulted in goodwill being recorded at the date of acquisition representing the difference between the acquisition price and the assets acquired and liabilities assumed of the acquired company. The charge against earnings recorded in 2000 was based on a number of factors and affected each of the Company's primary business segments, as discussed below.

Community banking segment. In 1998 and 1999, the Company acquired two banking franchises in southern California. In 2000, as part of its strategic repositioning plan, the Company announced that it intended to complete an orderly exit from its California operations, which would include divesting its ownership of these franchises. During the fourth quarter of 2000, the Company was advised that the expected pricing to be achieved to complete these divestitures would be significantly less than the Company's recorded investment. Based on an analysis provided to the Company by an independent investment banking firm, the Company recorded a charge against earnings of approximately $13.64 million to reduce its investment in these financial institutions to their values. The investment banking firm has

                                                                               3
                                                                               -

Management's Discussion & Analysis Of Financial
Condition And Results Of Operations

been engaged by the Company to continue its efforts to complete the Company's divestiture of these operations.

Mortgage banking segment. As a consequence of the Company's strategic repositioning plan, during the fourth quarter of 2000, the Company elected to discontinue its specialty finance loan origination operations. The Company had entered this division of the mortgage banking segment in 1997 with the acquisition of a loan origination company and its origination platform. With the decision to close its specialty finance loan origination divisions, the Company recorded a $15.18 million charge against earnings to write-off the remaining goodwill balance associated with these operations, as the goodwill was determined to be unrecoverable as of December 31, 2000.

Other financial services segment. This segment includes the Internet service and direct mail divisions of the Company. Both divisions were acquired in 1998 as part of the Company's expansion of delivery channels to provide products and services to its customers. Based on 2000 operating results for these divisions, profitability projections, and the Company's strategic plan, the Company determined that an impairment analysis was necessary to determine the recoverability of the recorded goodwill balances. Utilizing an analysis of the undiscounted cash flows over the remaining goodwill amortization periods for each division, the Company concluded that the goodwill balances were unrecoverable and recorded a $6.01 million charge against earnings to write-off the remaining goodwill balances.

Balance Sheet Analysis

2000 vs. 1999

   Although the average balance of total assets reflected a minimal increase of $58.29 million or 2.14% in 2000, the average balance of the Company's loan portfolio, loans held for sale, and securities portfolio reflected sizable changes in 2000, as discussed below.

   Within the community banking segment, the average balance of the loan portfolio increased $177.16 million or 9.88%, from $1.79 billion in 1999 to $1.97 billion in 2000. The majority of this loan growth was attributable to the implementation of a new indirect automobile loan program during the second half of 1999. This new program resulted in an additional average balance of indirect automobile loans approximating $83.46 million in 2000. In part due to the volume of originations during the first half of 2000, the Company began to tighten the credit requirements for this program during the third quarter of 2000 and eventually terminated the program, effective December 31, 2000. The July 1999 acquisition of Frontier also contributed to the increase in average loan balances in 2000, since Frontier was included in the consolidated balances for the full year in 2000 and only six months in 1999.

   Within the mortgage banking segment, the average balance of loans held for sale decreased significantly, from $178.71 million in 1999 to $82.23 million in 2000. This decline of $96.48 million or 53.99% is consistent with the Company's declining participation in specialty finance loan originations. Loan volume of the specialty finance loan product was reduced in 1999 and continued throughout 2000, as the Company continued its efforts to reduce its reliance on this loan product. With the Company's closure of its California loan origination units in June 2000 and the recently announced closure of its remaining specialty finance loan origination units, the Company expects to experience a continued decline in its loans held for sale balances into 2001.

   The average balance of the securities portfolio declined $20.59 million or 5.27%, from $390.84 million in 1999 to $370.25 million in 2000. Of this decline, $10.00 million was attributable to the mortgage banking segment and the result of the Company's December 1999 write-off of its investment in Altiva Financial Corporation. The remaining $10.59 million of decline in the average balance was within the community banking segment and was due, in part, to the tightened liquidity position of City National Bank of West Virginia ("City National") during the first half of 2000. As necessary, City National utilized its securities portfolio to provide additional liquidity sources during the first six months of 2000. However, as City National's liquidity position improved during the second half of 2000, the Company began to reinvest funds into the securities portfolio, such that the balance as of December 31, 2000 reflects a small increase to $385.46 million, compared to $381.11 million as of December 31, 1999.

   The average balance of total interest bearing deposits increased $78.53 million or 4.55% from $1.73 billion in 1999 to $1.80 billion in 2000. This increase was primarily due to City National's increased reliance on brokered deposits as a source of liquidity during the year. As of December 31, 1999, the Company reported an outstanding balance of brokered deposits of $28.04 million. By July 2000, brokered deposits had increased to $212.31 million. Although the outstanding brokered deposits balance has since declined to $134.38 million as of December 31, 2000, City National utilized this funding source significantly during 2000, which resulted in the overall increase in the average balance of interest bearing deposits. Including non interest-bearing deposits, the Company's average core deposits actually declined approximately $89.50 million or 4.44%, due to the combined effect of branch sales transacted throughout 1999 and minimal deposit runoff experience during 2000.

   The average balance of short-term and long-term borrowings increased $38.19 million or 11.21%, from $340.65 million in 1999 to $378.84 million in 2000. To fund the loan growth discussed previously, the Company utilized its borrowing facilities with the Federal Home Loan Bank

4
-

Management's Discussion & Analysis Of Financial
Condition And Results Of Operations

resulting in the increased average balance of external borrowings. Within the average short-term and long-term classifications, short-term borrowings increased $79.27 million or 34.46%, while long-term debt declined $41.08 million or 37.15%. The fluctuation between these two classifications was primarily due to the increasing interest rate environment experienced during the second half of 1999 and throughout the first nine months of 2000. During the period of rising interest rates, the Company began to utilize its short-term borrowing facilities in anticipation of future interest rate declines. Additionally, the outstanding balance of the Parent Company's long term debt was reclassified to short-term borrowings in June 2000, consistent with the revised terms and conditions of the term loan agreement. As a result, $16.00 million was reclassified from long-term debt to short-term borrowings as of June 30, 2000.

1999 vs. 1998

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

   Although the Company experienced an overall decline in total deposits in 1999--from $2.06 billion at December 31, 1998 to $1.96 billion at December 31, 1999--the average balance of total deposits actually increased by approximately 2.15% from 1998 to 1999. The decline in actual deposits, year-to-year, was the result of branch sales representing $121.48 million of deposits and some reduction experienced in City National's core deposit customer base. However, due to the timing of those branch sales, the 1999 acquisition of Frontier, and the second quarter 1998 acquisition of Del Amo, the average balance of total deposits increased $42.45 million from 1998 to 1999.

   The minimal increase in average total deposits during 1999 was not sufficient to fund growth within the Company's loan portfolio. As a result, the Company increased its short and long term borrowings during the year. In addition to funding loan growth, $15.13 million of the increase in borrowings was related to the Company's acquisition of Frontier. The average balance of trust preferred securities increased $55.05 million during 1999 as a result of the timing of the issuance of those securities in 1998. Of the total $87.50 million outstanding balance of trust preferred securities at December 31, 1999 and 1998, $57.50 million was issued during the fourth quarter of 1998, thus having minimal impact on the 1998 average balance.

                                                                               5
                                                                               -

Management's Discussion & Analysis Of Financial
Condition And Results Of Operations
================================================================================
Table Two
Average Balance Sheets and Net Interest Income
(in thousands)

                                                  2000                          1999                         1998
                                        Average            Yield/    Average             Yield/   Average             Yield/
                                        Balance   Interest  Rate     Balance    Interest  Rate    Balance    Interest  Rate
                                      -------------------------------------------------------------------------------------
ASSETS
Loan portfolio (1)                    $1,969,785  $171,473   8.71%  $1,792,625  $152,320  8.50%  $1,676,828  $147,536  8.80%
Loans held for sale                       82,228     9,040  10.99      178,711    16,406  9.18      250,968    23,013  9.17
Securities:
  Taxable                                278,584    17,389   6.24      287,333    17,675  6.15      279,086    17,189  6.16
  Tax exempt (2)                          91,663     7,089   7.73      103,506     7,742  7.48       98,748     7,623  7.72
                                      -------------------------------------------------------------------------------------
    Total securities                     370,247    24,478   6.61      390,839    25,417  6.50      377,834    24,812  6.57
Federal funds sold                         3,755       217   5.78        5,093       244  4.79       30,191     1,672  5.54
Retained interests                        76,958       185   0.24       82,337     3,876  4.71       24,346     2,315  9.51
                                      -------------------------------------------------------------------------------------
    Total interest earning assets      2,502,973   205,393   8.21    2,449,605   198,263  8.09    2,360,167   199,348  8.45
Cash and due from banks                   73,282                        89,515                       58,750
Premises and equipment                    64,003                        69,710                       63,991
Other assets                             164,040                       129,121                      101,858
Less: allowance for possible
  loan losses                            (27,279)                      (19,219)                     (18,667)
                                      -------------------------------------------------------------------------------------
    Total assets                      $2,777,019                    $2,718,732                   $2,566,099
                                      =====================================================================================

LIABILITIES
Demand deposits                       $  408,681  $ 12,514   3.06%  $  378,645  $ 11,315  2.99%  $  299,543  $  9,447  3.15%
Savings deposits                         312,940    10,792   3.45      322,856    10,586  3.28      411,886    12,026  2.92
Time deposits                          1,083,228    59,450   5.49    1,024,823    49,563  4.84      987,170    52,959  5.36
Short term borrowings                    309,330    18,996   6.14      230,060    11,436  4.97      187,140     9,677  5.17
Long term debt                            69,508     3,987   5.74      110,592     6,219  5.62       95,926     6,223  6.49
Trust preferred securities                87,500     8,017   9.16       87,500     8,014  9.16       32,452     3,005  9.26
                                      -------------------------------------------------------------------------------------
    Total interest bearing
      liabilities                      2,271,187   113,756   5.01    2,154,476    97,133  4.51    2,014,117    93,337  4.63
Demand deposits                          248,979                       291,124                      276,396
Other liabilities                         57,151                        53,921                       39,970
Stockholders' equity                     199,702                       219,211                      235,616
                                      -------------------------------------------------------------------------------------
    Total liabilities and
      stockholders' equity            $2,777,019                    $2,718,732                   $2,566,099
                                      =====================================================================================
    Net interest income                           $ 91,637                      $101,130                     $106,011
                                      =====================================================================================
    Net yield on earning assets                              3.66%                        4.13%                        4.49%
                                      =====================================================================================

(1) For purposes of this table, non accruing loans have been included in average balances and loan fees, which are immaterial, have been included in interest income.

(2) Computed on a fully federal tax equivalent basis assuming a tax rate of approximately 35%.

================================================================================

NET INTEREST INCOME

2000 vs. 1999

   On a tax equivalent basis, net interest income declined $9.49 million or 9.39%, from $101.13 million in 1999 to $91.64 million in 2000. Although interest income increased $7.13 million in 2000, as compared to 1999, interest expense increased $16.62 million over the same periods.

   Due primarily to volume increases within the community banking segment, interest income derived from the loan portfolio increased $19.15 million or 12.57% in 2000, as compared to 1999. However, the decline in the average balance of loans held for sale within the mortgage banking segment resulted in a $7.37 million reduction of interest income derived from these products. As the loans held for sale, which have higher interest rate balances, continue to decline, a continued deterioration in interest income is expected. Also within the mortgage banking segment, the Company's

6
-

Management's Discussion & Analysis Of Financial
Condition And Results Of Operations

suspension of accruing interest on its retained interests resulted in a $3.69 million or 95.23% decline in interest income for 2000, as compared to 1999. The accrual of interest income on the retained interests was suspended in mid 1999 due to the performance of the underlying collateral loans and revised forecasts associated with the timing of the receipt of cash flows. Interest income recognized during 2000 represents interest earned, and cash received, resulting from funds invested during the interim period between the receipt of cash from the borrowers and the subsequent payment of cash to noteholders.

   Of the $16.62 million or 14.61% increase in interest expense in 2000, as compared to 1999, $11.29 million was associated with interest expense on deposit accounts. Primarily as a result of the increased reliance on brokered deposits discussed previously, interest expense on time deposits increased $9.89 million or 19.95%, from $49.56 million in 1999 to $59.45 million in 2000. Interest expense associated with brokered deposits approximated $8.45 million in 2000 and $1.15 million in 1999. Additionally, City National utilized several higher priced deposit products during 2000 in an effort to maintain deposit customers and address liquidity issues, resulting in an increase in overall funding costs to the Company.

   Interest expense associated with short term and long term borrowings increased $5.33 million or 30.18%, from $17.66 million in 1999 to $22.98 million in 2000. During the rising interest rate environment experienced late in 1999 and into 2000, interest rate movements resulted in an increase in funding costs from external borrowings of approximately $3.19 million during 2000. Additionally, increased borrowings to fund asset growth resulted in an increase in interest expense of $2.14 million in 2000, as compared to 1999.

   With the Company's exit from its specialty finance loan origination operations, the termination of its indirect automobile lending program, and other efforts to slow loan growth, the Company has been able to reduce its reliance on higher costing funding sources during the fourth quarter of 2000 and anticipates being able to continue that trend into 2001. However, national trends experienced by financial institutions reflect a declining customer base for traditional core deposits. Through its asset/liability management functions, the Company continues to monitor its core deposit customer base and to institute product pricing changes as necessary. Such changes, however, could result in overall higher funding costs for the Company over the next several months.

1999 vs. 1998

   Net interest income is generally most significantly impacted by activities conducted within the community banking operation segment. However, the mortgage banking segment also affected net interest income during 1999 and 1998 through net interest income earned on loans held for sale, retained interests in securitized loan pools, and the cost of capital utilized by the Company to finance mortgage banking activities.

   On a tax equivalent basis, net interest income declined $4.88 million, or 4.60%, during 1999 and the Company's net interest margin declined 36 basis points, from 4.49% in 1998 to 4.13% in 1999. Within the mortgage banking segment, interest earned on loans held for sale declined $6.61 million in 1999, primarily as a result of the Company's significantly reduced participation in the origination and acquisition of junior lien mortgage loans. Although the yield earned on this product remained stable, the significant decline in volume resulted in a lower average balance of loans held for sale and, therefore, the sizable decrease in interest income on these loans. Additionally, the yield earned on the Company's retained interests declined from 9.51% in 1998 to 4.71% in 1999. This decline, within the mortgage banking segment, was due to the actual performance of the underlying collateral loans and revised forecasts associated with the timing of the receipt of cash flows by the Company. As a result of these revisions, the accrual of income was suspended during the year. Income will be recognized in future periods unless any further decline in the anticipated performance of the underlying loan pools occur.

   Also within the mortgage banking operations, interest expense on trust preferred securities increased $5.01 million during 1999. This increase was due to the timing of the issuance of those securities in 1998, as previously discussed.

                                                                               7
                                                                               -

Management's Discussion & Analysis Of Financial Condition And Results Of Operations
================================================================================
Table Three
Rate/Volume Analysis Of Changes In Interest Income And Expense
(in thousands)


                                                     2000 vs. 1999                 1999 vs. 1998
                                                 Increase (Decrease)             Increase (Decrease)
                                                   Due to Change In:               Due to Change In:
                                              Volume     Rate        Net      Volume      Rate       Net
                                            ---------------------------------------------------------------
Interest Earning Assets
 Loan portfolio                              $ 15,349   $ 3,804    $19,153    $ 9,955    $(5,171)   $ 4,784
 Loans held for sale                          (10,138)    2,772     (7,366)    (6,633)        26     (6,607)
 Securities:
  Taxable                                        (544)      258       (286)       507        (21)       486
  Tax exempt (1)                                 (909)      256       (653)       360       (241)       119
                                             --------------------------------------------------------------
  Total securities                             (1,453)      514       (939)       867       (262)       605
 Federal funds sold                               (72)       45        (27)    (1,229)      (199)    (1,428)
 Retained interest in securitized loans          (238)   (3,453)    (3,691)     3,217     (1,656)     1,561
                                             --------------------------------------------------------------
    Total interest earning assets            $  3,448   $ 3,682    $ 7,130    $ 6,177    $(7,262)   $(1,085)
                                             ==============================================================
Interest Bearing Liabilities

 Demand deposits                             $    914   $   285    $ 1,199    $ 2,386    $  (518)   $ 1,868
 Savings deposits                                (331)      537        206     (2,803)     1,363     (1,440)
 Time deposits                                  2,938     6,949      9,887      1,964     (5,360)    (3,396)
 Short term borrowings                          4,491     3,069      7,560      2,146       (387)     1,759
 Long term debt                                (2,354)      122     (2,232)       884       (888)        (4)
 Trust preferred securities                                   3          3      5,042        (33)     5,009
                                             --------------------------------------------------------------
    Total interest bearing liabilities       $  5,658   $10,965    $16,623    $ 9,619    $(5,823)   $ 3,796
                                             ==============================================================
    Net interest income                      $ (2,210)  $(7,283)   $(9,493)   $(3,442)   $(1,439)   $(4,881)
                                             ==============================================================

(1) Fully federal taxable equivalent using a tax rate of approximately 35%.

    The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
================================================================================

Non-Interest Income And Expenses

2000 vs. 1999

     Excluding investment securities transactions, non interest income declined $23.38 million or 33.68% from $69.43 million in 1999 to $46.05 million in 2000. Of this decline, gains recognized from the sale of branch locations in 1999 represented approximately $8.80 million, with the remaining $14.58 million attributable to changes made within the mortgage banking segment. Excluding investment securities transactions, non interest income within the mortgage banking segment declined $18.79 million or 57.79%, from $32.52 million in 1999 to $13.73 million in 2000, as discussed further below.

     The Company continued to reduce its junior lien mortgage loan production throughout 2000. The Company also terminated its loan securitization program after its May 1999 securitization transaction, which generated a $3.88 million pre tax gain in 1999. Additionally, the Company entered into several transactions during the second half of 2000 to sell remaining junior lien mortgage loans and recorded declines in the fair value of junior lien mortgage loans that were not sold. The combined effect of these events resulted in a decline in revenues from loan sales of $8.20 million. Net origination fees on junior lien mortgage loans also declined in 2000 due to the reduction of junior lien mortgage loan production throughout 2000. Although significant volume reductions had begun in 1999, the Company's reduced origination volume of the junior lien mortgage loan product in 2000 resulted in a $1.96 million, or 45.69%, decline in net origination fees in 2000, as compared to 1999. Also within the mortgage banking segment, mortgage loan servicing fees declined $5.11 million or 23.14%, from $22.07 million in 1999 to $16.96 million in 2000. This decrease was due to the decline in new loan originations, normal runoff within the portfolio, and the November 1, 2000 transfer of the right to service $229.74 million of loans to an independent third party, loan servicing fees declined significantly in 2000. As discussed further under the caption Loan Servicing, the sale of the Company's remaining mortgage loan servicing rights on December 18, 2000, will result in minimal loan servicing fees in future periods.

     Non interest expense increased $28.20 million or 21.59%, from $130.61 million in 1999 to $158.81 million in 2000. As discussed under the caption Goodwill Impairment, the Company recorded a charge against 2000 earnings of approximately $34.83 million that led to the increased non interest expense in 2000. Additionally,

8
-

Management's Discussion & Analysis Of Financial Condition And Results Of Operations

Other Expenses increased $14.32 million or 37.11%, from $38.59 million in 1999 to $52.91 million in 2000. This increase was due, in part, to a loss on fixed asset disposals of $4.81 million associated with the discontinuance of the specialty finance loan origination operations. Within the mortgage banking segment, $3.87 million of this increase was attributable to advisory fees associated with the Company's loan production offices in Virginia, Maryland, and Georgia. The remaining increase in Other Expenses was due to various activities in 2000 including, additional professional and consulting fees associated with the development of the Company's strategic plan, formalizing and implementing the plan to complete an orderly exit from the Company's California operations, compliance with City National's formal agreement with the Office of the Comptroller of the Currency (the "OCC"), and similar 2000 events.

     Partially offsetting the increases within non interest expense, compensation costs declined $8.57 million or 15.17%, from $56.53 million in 1999 to $47.96 million in 2000. Compensation costs for 2000 include a charge of $2.51 million related to the termination and non competition agreements signed with certain former officers of the Company in June 2000. Excluding these severance related expenses, compensation costs declined $11.08 million or 19.60% in 2000, as compared to 1999. This decline corresponds to a 13.33% decline in the number of full time equivalents employed by the Company during these periods, resulting from the downsizing and eventual closure of the California loan origination divisions and the reorganization within the community banking segment.

     Occupancy related expenses declined $4.34 million or 38.16%, from $11.38 million in 1999 to $7.04 million in 2000, primarily due to the reduced number of branch locations in 2000 and the closure of the California loan origination divisions. Advertising expense declined $8.51 million or 69.20%, from $12.30 million in 1999 to $3.79 million in 2000, as a result of the reduced volume of nationwide, direct mail solicitation of junior lien mortgage loans in 2000, as compared to prior years.

     Other expenses increased $14.32 million or 37.11%, from $38.59 million in 1999 to $52.91 million in 2000. This increase was due to a loss on fixed asset disposals of $4.81 million associated with the discontinuance of the specialty finance loan origination operations and the aforementioned $3.87 million increase in advisory fees associated with the Company's loan production offices.

1999 vs. 1998

     Non interest income declined in 1999 to $59.54 million from $72.42 million in 1998 primarily as a result of activity within the mortgage banking segment. This $12.88 million or 17.80% decline was attributable to a $9.90 million loss on investment securities transactions in 1999 and a $14.83 million decline in income from mortgage banking activities. Within the mortgage banking segment, the loss on investment securities transactions was the result of the Company's $10.00 million pre tax charge against earnings related to its investment in Altiva Financial Corporation ("Altiva"). During the fourth quarter of 1999, the Company determined that the decline in the estimated fair value of its investment in Altiva (formerly Mego Mortgage Corporation) could no longer be supported as "other than temporary". Due to the significant changes that occurred within the specialty finance industry during 1999 and the dilution in the Company's ownership position of Altiva in December 1999, the Company determined that this charge to earnings was necessary. The Company originally made its $10.00 million investment in Altiva as part of a total $87.50 million recapitalization of that company.

     Also within Other Income, revenues derived from mortgage banking operations declined from $47.79 million in 1998 to $32.96 million in 1999, a decrease of $14.83 million or 31.03%. Although mortgage loan servicing revenues increased $3.01 million during 1999, gains recognized from loan sales declined $7.64 million or 53.65% and net origination fees decreased $10.20 million or 70.38%. As the Company's volume of junior lien mortgage loan originations declined in 1999, fee income generated from the origination of those loans declined similarly. Additionally, with reduced volume and less favorable secondary market pricing for this product, gains recognized from the sale of these loans declined significantly during 1999. In addition to a reduced volume of loan sales for cash gains in 1999, the Company also reduced the number and total size of loan securitizations. During 1999, the Company completed one securitization resulting in a $3.88 million pre tax gain, compared to four securitizations completed in 1998 resulting in pre tax gains of $8.60 million. Subsequent to the May 1999 securitization, management effectively terminated its loan securitization program.

     Partially offsetting these declines in non interest income in 1999, the Company recognized $8.80 million of gains resulting from the sale of seven branch locations. Certain of the branch sales transacted during 1999 were necessary for the Company to comply with the conditional regulatory approvals obtained related to the Company's 1998 merger of Horizon. During 1999, as part of this overall restructuring of City National, the Company also merged the operating systems of each of its West Virginia banking locations, into City National. This merger of operating systems also included the conversion of the former Horizon banks from their external service bureau to City National's internally maintained data and items processing systems. The combination of these conversions and the branch sales discussed above, caused City National to experience significant reconcilement issues between subsidiary systems and the Company's financial accounting systems, some of which remained unresolved at December 31, 1999. At December 31, 1999, the Company assessed these remaining differences and recorded a loss reserve of approximately $2.70 million to provide for possible financial exposure as a result of these reconcilement issues. These reconcilement issues were

                                                                               9
                                                                               -

Management's Discussion & Analysis Of Financial Condition And Results Of Operations

resolved during 2000 with no significant additional loss recorded. Additionally, during 1999 the Company froze the Horizon defined benefit pension plan, which resulted in the termination of benefits for future services accruing under the plan. All future benefits were transferred to the Company's defined contribution plan. The financial impact of freezing the Horizon defined benefit plan was quantified during the fourth quarter of 1999 resulting in the Company recognizing a $3.67 million curtailment gain, representing the change in projected benefit obligation, less a $1.00 million charge off of prior service costs associated with the plan.

     Non interest expense declined $24.94 million or 16.04%, from $155.56 million in 1998 to $130.61 million in 1999. Of this decrease, advertising expense declined $15.53 million or 55.81% from 1998 to 1999. The majority of this decline occurred within the mortgage banking segment as a result of the Company's reduced nationwide solicitation and direct mail marketing of the junior lien mortgage product. Additionally, Other Expenses declined $8.16 million or 17.45%, from $46.75 million in 1998 to $38.59 million in 1999. In 1998, the Company recorded a number of charges against earnings related to its merger of Horizon. Within the general corporate segment, the Company recorded $4.61 million of non recurring professional fees associated with the Horizon merger. Within the community banking segment, the Company recorded a $2.50 million non recurring write down in the recorded value of goodwill determined to be impaired. Due to the nature of these non recurring charges, no similar items were recorded in 1999. Additionally, in 1998, the Company recorded a non recurring $2.00 million charge against earnings within its mortgage banking segment associated with the restructuring of its specialty finance divisions.

Income Taxes

     As a result of the pre tax loss recorded in 2000, the Company recorded a $15.73 million income tax benefit for the year ended December 31, 2000. For the years ended December 31, 1999 and 1998, the Company recorded income tax expense of $1.84 million and $6.49 million, respectively. The Company's effective tax rates for 2000, 1999, and 1998 were 29.07%, 22.87%, and 55.37%, respectively.
The Company's 2000 effective tax rate was increased due to the effect of nondeductible goodwill write offs discussed previously for the California banking franchises and the internet service and direct mail divisions. As a result of depressed pre tax income in 1999, non taxable interest income as a percentage of pre tax income increased significantly, resulting in the 1999 decline in the effective tax rate. In 1998, the Company's effective tax rate was significantly higher than 1999 as a result of non deductible merger related expenses associated with the merger of Horizon.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's net deferred tax asset increased from $28.90 million at December 31, 1999 to $44.65 million at December 31, 2000. The components of the Company's net deferred tax asset are disclosed in Note Sixteen. Realization of the most significant net deferred tax assets is primarily dependent on future events taking place that will reverse the current deferred tax asset. For example, realization of the deferred tax asset attributable to the allowance for loan losses is expected to occur as additional loan charge offs, which have already been provided for within the Company's financial statements, are realized. The deferred tax asset associated with the Company's retained interests is expected to be realized as income, derived from the retained interest, is recognized within the Company's financial statements. The deferred tax asset attributable to the goodwill amortization is expected to be substantially realized with the completion of the sale of the California banking franchises. The capital loss carryforward is expected to be realized over the next five years, based on a tax planning initiative implemented to generate capital gains which will be used to offset previously recorded capital losses. The Company believes that it is more likely than not that each of the net deferred tax assets will be realized and that no valuation allowance is necessary as of December 31, 2000.

Market Risk Management

     Market risk is the risk of loss due to adverse changes in current and future cash flows, fair values, earnings or capital due to adverse movements in interest rates and other factors, including foreign exchange rates and commodity prices. Because the Company has no significant foreign exchange activities and holds no commodities, interest rate risk represents the primary risk factor affecting the Company's balance sheet and net interest margin. Significant changes in interest rates by the Federal Reserve could result in similar changes in LIBOR interest rates, prime rates, and other benchmark interest rates that could affect the estimated fair value of the Company's investment securities portfolio, interest paid on the Company's short term and long term borrowings, interest earned on the Company's loan portfolio and interest paid on its deposit accounts.

     The Company's Asset and Liability Committee ("the Committee") has been delegated the responsibility of managing the Company's interest sensitive balance sheet accounts to maximize earnings while managing interest rate risk. The Committee, comprised of various members of executive and senior management, is also responsible for establishing policies to monitor and limit the Company's exposure to interest rate risk and to manage the Company's liquidity position. The Committee satisfies its responsibilities

10
--

Management's Discussion & Analysis Of Financial Condition And Results Of Operations

through monthly meetings during which product pricing issues, liquidity measures and interest sensitivity positions are monitored.

     During 2000, the Committee implemented significant modifications to its methodology and processes for managing the Company's interest rate risk. Most notably, the Company acquired and implemented an asset/liability management and simulation software model, which is used to periodically update the interest sensitivity position of the Company's balance sheet. The model is also used to perform analyses that measure the impact on net interest income and capital of various changes in the interest rate environment. Such analyses quantify the effects of various interest rate scenarios on projected net interest income. The Company's policy objective is to avoid negative fluctuations in net interest income of more than 10% within a twelve month period, assuming a ramped increase of 300 basis points and decrease in interest rates over a 24 month period. At December 31, 2000, the Company was in compliance with its policy as net interest income would have declined 0.47% in the declining interest rate environment and it would have declined 0.37% in a rising interest rate environment.

     The following table summarizes the sensitivity of the Company's net interest income to various interest rate scenarios. The results of the sensitivity analyses presented below differ from the results used by the Committee in that, in the analyses below, interest rates are assumed to have an immediate and sustained parallel shock (e.g., a 100 basis point change results in a 100 basis point change for all financial assets and liabilities). As noted above, in the quarterly analyses utilized by the Committee, changes in interest rates are projected to occur gradually over a 24 month period and the interest rates on all of the Company's financial assets and liabilities do not necessarily change uniformly. The Company believes that the type of modeling used to generate the table below does not take into account all strategies which management might adopt in response to a sudden and sustained change in interests rates. Further, the Company does not believe that an immediate and sustained change in interest rates of the magnitude described below is likely during the next 12 months.

                                                     Estimated Increase
               Immediate         Estimated Increase    (Decrease) in
           Basis Point Change    (Decrease) in Net     Economic Value of
           in Interest Rates      Interest Income         Equity
           --------------------------------------------------------------
                  +300                 (0.13)%             (7.79)%
                  +200                  0.13               (6.54)%
                  +100                  0.17               (5.24)
                   100                 (0.14)              (3.51)
                   200                 (0.54)              (3.90)
                   300                 (0.97)              (4.86)

     Prior to 2000, the Company primarily managed its asset and liability positions through a "static gap" analysis of its balance sheet. Due to the significance of the change in the methodology and tools used to manage the Company's risk position, the Company has determined that re creating the analysis shown above for 1999 would be impractical. However, using the static gap analysis at December 31, 1999, coupled with a more subjective earnings sensitivity analysis, the Company had the following estimated earnings sensitivity at December 31, 1999:

              Basis Point Change     Percentage Change in
              in Interest Rates      Net Interest Income
           ----------------------------------------- -----
                200 point increase           (13.32) %
                100 point increase            (7.86)
                100 point decrease             2.74
                200 point decrease             3.72


Liquidity

     The adequacy of the Company's liquidity position is evaluated at the subsidiary bank level and at the Parent Company level. Within the community banking segment, the Company manages its liquidity position to effectively and economically satisfy the funding needs of its customers, to accommodate the schedule repayment of borrowings, and to provide the funding necessary for asset growth. The focus of the Company's liquidity management function within the community banks is on deposit customers. The Company attempts to maintain a stable, yet increasing, core deposit base as its primary funding source. The Company also manages relationships with external funding sources, including the Federal Home Loan Bank, to provide the banking subsidiaries with a second source of liquidity. Additionally, City National has utilized the capital markets, including the issuance of brokered deposits, as another source of liquidity. Aside from funding sources, the community banks also seek to manage liquidity by maintaining a sufficient percentage of their total assets as liquid assets, for example the Company's securities portfolio, that could be sold if necessary to provide additional funding sources. As of December 31, 2000, the Company believes that the community banking subsidiaries maintained a sufficient liquidity position to satisfy their funding and cash needs.

     However, the Company believes that deficiencies exist at the Parent Company level related to the Parent Company's liquidity position at December 31, 2000. The primary sources of cash for the Parent Company are the payment of dividends from the subsidiary banks. Regulatory guidelines restrict the ability of the subsidiary banks to transfer funds to the Parent Company in the form of dividends. The approval of the banks' primary regulator is required prior to the payment of dividends by a subsidiary bank in excess of the bank's earnings retained in the current year plus retained net profits for the preceding

                                                                              11
                                                                              --

Management's Discussion & Analysis Of Financial Condition And Results Of Operations

two years. As a result of the net loss recorded in 2000 and depressed earnings at the bank level in 1999 and 1998, the subsidiary banks will be required to request and obtain regulatory approval prior to the payment of dividends to the Parent Company. City National requested and received approval from the OCC to pay a $2.69 million special dividend to the Parent Company in March 2001. These funds will primarily be used by the Parent Company to satisfy debt service requirements associated with the Parent Company's outstanding trust preferred securities. However, the OCC has broad discretionary authority as it considers any additional dividend requests to be submitted by City National. The recently received approval to pay a dividend to the Parent Company is not necessarily indicative of future OCC determinations.

     Although the sources of cash for the Parent Company are extremely limited, the cash needs of the Parent Company are significant. Interest payments are required in 2001 associated with the Company's two trust preferred issues, its third party term note and line of credit, and its line of credit maintained with City National. Additionally, both the term note and the line of credit maintained with the third party institution were scheduled to mature on March 31, 2001. The amounts outstanding on the term note and line of credit combined, approximate $26.53 million as of December 31, 2000. On March 28, 2001, both the term note and the line of credit were renegotiated to extend the maturity date to January 15, 2002. Scheduled interest payments on the Company's trust preferred securities in 2001 approximate $6.68 million, excluding the $1.31 million interest payment remitted in January 2001.

     The Company does have alternatives and has begun to implement them to address these cash needs. First, as long as City National continues to maintain adequate capital levels and, at a minimum a 10.00% Total Capital ratio, it will seek additional regulatory approvals to pay cash dividends to the Parent Company throughout 2001. If necessary, the Parent Company may elect to defer interest payments on its trust preferred securities for up to five years, so long as there has been no event of default, which includes bankruptcy, failure to pay principal payments when due, and other events as defined in the documents governing the issuances of these securities. Finally, as has been discussed herein, the Company is actively marketing its California banking franchises. If successful, the majority of the proceeds obtained from a sale would be used to repay a significant portion of the term note and line of credit.

     The Company's cash and cash equivalents, represented by cash, due from banks, and federal funds sold, are a product of its operating, investing and financing activities as set forth in the Consolidated Statements of Cash Flows included herein. Net cash provided from operating activities approximated $147.63 million in 2000, comprised primarily of $88.54 million provided from loans held for sale transactions and approximately $21.48 million cash provided upon the surrender of Bank Owned Life Insurance ("BOLI") during the year. In 1999, net proceeds from loans held for sale activity provided $134.86 million of cash to the Company, which was the primary reason operating activities provided $105.59 million of cash during the year. During 1998, loans held for sale transactions had the opposite effect, resulting in a net cash outflow of $85.62 million and Operating Activities utilizing $131.20 million of cash. Also within Operating Activities, the Company purchased $20.00 million of additional BOLI during 1999, which is included in the Other Assets portion of the Consolidated Statements of Cash Flows.

     Net cash used in investing activities during 2000 approximated $60.91 million and was directly attributable to growth within the loan portfolio. Net cash used in investing activities increased $76.84 million from 1998 to 1999, primarily as a result of $64.99 million of cash outflow related to the Company's sale of seven branch locations during 1999.

     Net cash used in financing activities during 2000 approximated $118.21 million, primarily due to reductions in both short term and long term borrowings of $238.95 million. Net principal reductions in borrowings were partially offset by an increase of $128.17 million in deposit balances during 2000, primarily from the issuances of brokered deposits. Cash provided by financing activities decreased from $280.46 million in 1998 to $135.60 million in 1999, a decline of $144.86 million or 51.65%. This decline was largely due to the $84.15 million of cash received during 1998 from the issuance of trust preferred securities, with no similar issuance during 1999. Additionally, deposit balances declined $52.50 million in 1999, primarily as a result of branch sales. This compares to a $182.04 million increase in deposit balances during 1998. As a short term replacement for declines in deposit balances and in preparation for Year 2000 related potential deposit runoff, the Company's short term borrowings increased $191.17 million from December 31, 1998 to December 31, 1999.

Investments

     As illustrated in TABLE FIVE, the Company's investment portfolio is comprised primarily of U.S. Treasury and other U.S. government agency securities. As of December 31, 2000, 1999, and 1998, investments in these securities represented 69%, 62%, and 75%, respectively, of the total investment securities portfolio. The remaining investments within the portfolio include securities of state and local subdivisions and other debt and equity securities. The Company's investment portfolio is structured to provide flexibility in managing liquidity and interest rate risk, while providing acceptable rates of return.

     In the fourth quarter of 2000, the Company determined that the decline in fair value of two equity investments could no longer be supported as "other than temporary". As a result, the

12
--

Management's Discussion & Analysis Of Financial Condition And Results Of Operations

Company incurred a $5.12 million pre tax charge against earnings. Factors that were considered included the remote possibility of the public offering of stock by the two entities in which the Company had made these investments and the continued operating losses posted by these entities. This charge is included in Investment securities (losses) gains in the Consolidated Statements of Income.

     In the fourth quarter of 1999, the Company recognized a pre tax charge of $10.00 million as a result of its determination that the decline in fair value of its investment in Altiva could no longer be supported as "other than temporary". Factors that were considered included the significant changes that had occurred within the specialty finance industry during the fourth quarter of 1999 and the dilution in the Company's ownership position of Altiva as a result of a second recapitalization completed by Altiva in December 1999. The $10.00 million pre tax charge, reported within the mortgage banking segment, is included in Investment securities (losses) gains in the Consolidated Statements of Income.

====================================================================================================================================
Table Five
Investment Portfolio
(in thousands)

                                                                                                        Carrying Values as of
                                                                                                             December 31
                                                                                                      2000       1999       1998
                                                                                                  ---------------------------------
Securities available -for- sale:
  U.S. Treasury and other U.S. government corporations and agencies                                  $266,139   $235,230   $258,095
  States and political subdivisions                                                                    92,817     99,143     69,002
  Other                                                                                                26,506     46,739     29,562

Securities held to maturity:
  States and political subdivisions                                                                         -          -     39,063
                                                                                                  ---------------------------------
    Total                                                                                            $385,462   $381,112   $395,722
                                                                                                  =================================

At December 31, 2000, there were no securities of any non governmental issuers whose aggregate carrying or market value exceeded 10% of stockholders' equity.

                                                                                       Maturing
                                                         Within         After One But           After Five But       After
                                                        One Year      Within Five Years        Within Ten Years      Ten Years
                                                     Amount    Yield     Amount    Yield       Amount     Yield    Amount     Yield
                                                  ----------------------------------------------------------------------------------
U.S. Treasury and other U.S.
  government corporations and
  agencies                                          $28,240     5.93%  $188,828     6.38%    $ 44,045       7.66%   $ 5,02    67.73%
States and political subdivisions                     8,067     7.91     37,688     7.66       33,844       7.33     13,21    87.32
Other                                                15,096     6.65      5,563     7.02        1,151       6.43      4,69    66.08
                                                  ----------------------------------------------------------------------------------
    Total                                           $51,403     6.45   $232,079     6.60     $ 79,040       7.50    $22,94    07.16
                                                  ==================================================================================

Weighted average yields on tax exempt obligations of states and political subdivisions have been computed on a fully federal tax equivalent basis using a tax rate of approximately 35%.
====================================================================================================================================

                                                                              13
                                                                              --

LOAN PORTFOLIO

The composition of the Company's loan portfolio is presented in the following table:

===========================================================================================================
Table Six
(in thousands)

                                                                      December 31
                                              2000        1999           1998        1997          1996
                                         ------------------------------------------------------------------
Commercial, financial and agricultural    $  637,870   $  589,116     $  509,214   $  464,678    $  442,981
Real estate mortgage                         959,457      949,830        842,727      676,828       574,897
Installment loans to individuals             370,832      347,168        363,988      367,095       327,222
                                         ------------------------------------------------------------------
    Total loans                           $1,968,159   $1,886,114     $1,715,929   $1,508,601    $1,345,100
                                         ==================================================================

===========================================================================================================

     The total loan portfolio increased $82.05 million or 4.35%, from $1.89 billion at December 31, 1999, to $1.97 billion at December 31, 2000. As indicated in Table Six, above, the growth trend within the commercial loan portfolio was consistent with previous years as the Company continued to actively solicit commercial loan volume during the first half of 2000. Although the commercial loan portfolio has experienced significant growth over the past five years, the Company anticipates that this trend will slow and the size of the commercial loan portfolio will begin to stabilize in 2001. As more fully discussed under the caption Allowance and Provision for Loan Losses, growth within the commercial loan portfolio has been one of the leading factors in the recent increases in the Company's provision for loan losses.

     Consumer loans also experienced growth during 2000, increasing $23.66 million or 6.82% in 2000, as compared to 1999. The growth within the consumer loan portfolio was primarily due to the indirect automobile lending program implemented during the fourth quarter of 1999. The indirect lending program resulted in significant loan volume during the first six months of 2000 and offset declines in the other consumer loan classifications. As previously noted, however, loan volume derived from this program was reduced during the second half of 2000 and the program was terminated on December 31, 2000.

     The mortgage loan portfolio experienced minimal growth during 2000, increasing $9.63 million or 1.01% in 2000, as compared to 1999. Although loan growth was minimal within this segment of the portfolio, residential real estate loans still comprise approximately 49% of the December 31, 2000 loan portfolio, consistent with previous years.

     The following table shows the maturity of loans outstanding as of December 31, 2000:

                                                                    Maturing
                                                             After One
                                                Within      But Within     After
                                               One Year     Five Years   Five Years        Total
                                             ------------------------------------------------------
Commercial, financial and agricultural         $285,529     $  297,517    $ 54,824     $   637,870
Real estate mortgage                            422,275        438,733      98,449         959,457
Installment loans to individuals                156,573        211,232       3,027         370,832
                                             ------------------------------------------------------
   Total loans                                 $864,377     $  947,482    $156,300     $ 1,968,159
                                             ======================================================

Loans maturing after one year with:
  Fixed interest rates                                      $  526,319
  Variable interest rates                                      577,463
                                                            ----------
    Total                                                   $1,103,782
                                                            ==========

Allowance And Provision for Loan Losses

     Management systematically monitors the loan portfolio and the adequacy of the allowance for loan losses on a quarterly basis to provide for losses inherent in the portfolio. Through the Company's internal loan review department, management assesses the risk in each loan type based on historical trends, the general economic environment of its local markets, individual loan performance and other relevant factors. Individual credits are selected throughout the year for detail loan reviews, which are utilized by management to assess the risk in the portfolio and the adequacy of the allowance. Due to the nature of commercial lending, evaluation of the adequacy of the allowance as it relates to these loan types is often based more upon specific credit review, with consideration given to historical charge off percentages and general economic conditions. Conversely, due to the homogeneous nature of the real estate and installment portfolios, the portions of the allowance allocated to those portfolios are primarily based on prior charge off history and general economic conditions, with less emphasis placed on specifically reviewing individual credits, unless circumstances suggest that specific reviews are

14
--

Management's Discussion & Analysis Of Financial Condition And Results Of Operations

necessary. In these categories, specific loan reviews would be conducted on higher balance and higher risk loans. In evaluating the adequacy of the allowance, management considers both quantitative and qualitative factors. Quantitative factors include actual repayment characteristics and loan performance, cash flow analyses, and estimated fair values of underlying collateral. Qualitative factors generally include overall trends within the portfolio, composition of the portfolio, changes in pricing or underwriting, seasoning of the portfolio, and general economic conditions. Reserves not specifically allocated to individual credits are generally determined by analyzing potential exposure and other qualitative factors that could negatively impact the adequacy of the allowance. Determination of such reserves is subjective in nature and requires management to periodically reassess the validity of its assumptions. Differences between net charge offs and estimated losses are assessed such that management can timely modify its evaluation model to ensure that adequate provision has been made for risk in the total loan portfolio.

     The allowance for loan losses increased $13.51 million or 49.84%, from $27.11 million at December 31, 1999 to $40.63 million at December 31, 2000. Similarly, the provision for loan losses increased $6.19 million or 32.12%, from $19.29 million for the year ended December 31, 1999 to $25.48 million for 2000. This increase in the allowance for loan losses and the provision during 2000 was due to an increase in the allowance allocated to the commercial and installment portfolios from 1999 to compensate for risk factors identified in these portfolios during 2000.

     The allowance allocated to the commercial loan portfolio increased by $8.93 million or 62.44%, from $14.31 million at December 31, 1999 to $23.24 million at December 31, 2000. This increase was a result of an increase in classified assets and other risk factors associated with the commercial loan portfolio. Internally classified high risk commercial loans increased by $29.51 million or 120.28%, from $24.53 million at December 31, 1999 to $54.04 million at December 31, 2000. Further, the Company noted risk factors from a slowing economy in certain markets. This resulted in an unfavorable impact on certain commercial loan customers and their borrowings, as evidenced by the increase in delinquent commercial loans at December 31, 2000. Commercial loans past due 30 days or greater increased by $4.72 million or 36.62%, from $12.89 million at December 31, 1999 to $17.61 million at December 31, 2000. Finally, the Company recognized charge offs of $5.08 million in 2000, representing an increase of $1.16 million or 29.45% as compared to 1999.

     To further identify and quantify the credit risks in the commercial loan portfolio, the Company engaged an independent third party in the fourth quarter of 2000 to perform additional detailed loan reviews for a portion of the Company's commercial loan portfolio. An additional provision of approximately $7 million was recorded based on the deterioration of credit quality and the risk factors identified associated with this portion of the commercial loans reviewed.

     The allowance allocated to installment loans increased by $4.91 million or 70.82%, from $6.93 million at December 31, 1999 to $11.84 million at December 31, 2000, as a result of increases in consumer loan charge offs and delinquencies. Consumer loan charge offs increased by $654,000 or 9.10% during 2000, as compared to 1999. In addition, consumer loans past due 30 days or greater increased by $1.22 million or 8.81%, from $13.85 million at December 31, 1999 to $15.07 million at December 31, 2000. The increases in charge offs and delinquencies were primarily attributable to the indirect lending portfolio, comprised of loans originated under the Company's new indirect automobile lending program implemented in 1999, and existing indirect loans originated under pre 1999 programs. Although the Company increased the credit standards related to the new program during 2000, the indirect lending portfolio continued to experience increased charge offs and delinquencies throughout 2000, especially during the fourth quarter of 2000.

     Another factor leading to the increased 2000 allowance for loan losses was the transfer of approximately $9.99 million of junior lien mortgage loans to the permanent portfolio on September 30, 2000. Although these loans were transferred to the permanent portfolio at their estimated fair market values, additional credit quality issues developed during the fourth quarter of 2000. During the fourth quarter, loans 60 days or more past due increased from $140,000 to $1.16 million. As a result, the Company recorded an additional loan loss provision of $3.00 million associated with these junior line mortgage loans.

     Due to the increase in the allowance for loan losses during 2000, the allowance for loan losses as a percentage of nonperforming and potential problem loans increased from 168.55% at December 31, 1999 to 199.88% at December 31, 2000. This increase is consistent with the increase in the allowance as a multiple of net charge offs as the ratio increased from 2.58 at December 31, 1999 to 3.40 at December 31, 2000. Based on the Company's analysis and consideration of the known factors utilized in computing the allowance for loan losses, management believes that the consolidated allowance for loan losses at December 31, 2000 is adequate to provide for losses inherent in the Company's loan portfolio.

     During 1999, the allowance for loan losses increased $9.50 million or 53.98%, from $17.61 million to $27.11 million at December 31, 1998 and 1999, respectively. A portion of this increase was attributable to a 9.88% increase in gross loans, from $1.72 billion to $1.89 billion at December 31, 1998 and 1999, respectively. However, the Company also experienced an 8.33% increase in "at risk" loans, as evidenced by Table Eight, from $14.85 million at December 31, 1998 to $16.09

                                                                              15
                                                                              --

Management's Discussion & Analysis Of Financial Condition And Results Of Operations

million at December 31, 1999. Additionally, the acquisition of Frontier resulted in a $738,000 or 4.19% increase in the allowance for loan losses. Furthermore, in connection with a routine examination of the Company's lead bank, City National, by the OCC, an additional loan loss reserve of $6 million was recorded as of December 31, 1999, for various qualitative and general economic factors and to bring City National's allowance for loan losses to a level more consistent with its peer group.

     The provision for loan losses in 1999 was $19.29 million, compared to $8.48 million in 1998. The increased provision in 1999 was due, in part, to the increase in the allowance of $6.00 million as a result of the aforementioned OCC exam and also due to a $783,000 or 6.83% increase in loans charged off during 1999 as compared to 1998. Additionally, during the fourth quarter of 1999, the Company determined that a significant increase in the provision for loan losses was necessary to provide for probable losses in the portfolio identified during a detailed review of policies and procedures throughout City National. As the Company continued to consolidate the operations of Horizon into the Company, including the merging of Horizon's five, previously separate banking operations into City National, the Company identified additional credit quality and credit administration issues which resulted in the increased fourth quarter 1999 loan loss provision. As the lending policies and credit culture of the Company were instituted throughout the newly consolidated City National, management determined that additional loss exposures existed within the loan portfolio. Such exposures were primarily centered in the commercial, indirect lending, and other consumer loan classifications. A detailed review of lending policies and procedures, credit administration programs, and specifically selected credit relationships was completed during the fourth quarter of 1999. As a result of this process and the results of the OCC exam, the Company recorded a fourth quarter 1999 provision for loan losses of $11.96 million, compared to a third quarter 1999 provision of $2.68 million.

     The percentage of the allowance for loan losses allocated to the commercial loan portfolio increased from 36% in 1998 to 53% in 1999. This increase is consistent with the increase in commercial loan charge offs experienced by the Company over the previous two years. Commercial loan charge offs increased 64.57%, from $2.39 million in 1998 to $3.93 million in 1999. From 1997 to 1998, commercial loan charge offs increased 163%, from $906,000 in 1997 to $2.39 million in 1998. These increases are attributable to both the recent growth within the commercial loan portfolio and the consistent application of credit administration policies throughout City National, as previously discussed. The decline in the percentage of the allowance for loan losses allocated to the residential mortgage and installment loan portfolios is due to declines in loan charge offs within those classifications.

     TABLES SEVEN, EIGHT, and NINE detail loan performance and analyze the allowance for loan losses.

============================================================================================================
Table Seven
Analysis Of The Allowance For Loan Losses
(in thousands)

                                                                            December 31
                                                         2000        1999        1998      1997      1996
                                                       ----------------------------------------------------
Balance at beginning of year                           $ 27,113    $ 17,610   $ 18,190  $ 16,888   $ 15,088
Charge offs:
  Commercial, financial and agricultural                 (5,081)     (3,925)    (2,385)     (906)    (1,625)
  Real estate mortgage                                   (1,703)     (1,142)    (1,375)     (252)      (323)
  Installment loans to individuals                       (7,839)     (7,185)    (7,709)   (4,594)    (3,063)
                                                       ----------------------------------------------------
  Totals                                                (14,623)    (12,252)   (11,469)   (5,752)    (5,011)

Recoveries:
  Commercial, financial and agricultural                    890          81        297     1,219        794
  Real estate mortgage                                      179         301         43       149        191
  Installment loans to individuals                        1,588       1,349      1,283     1,103        814
                                                       ----------------------------------------------------
  Totals                                                  2,657       1,731      1,623     2,471      1,799
                                                       ----------------------------------------------------
Net charge offs                                         (11,966)    (10,521)    (9,846)   (3,281)    (3,212)
Provision for loan losses                                25,480      19,286      8,481     4,064      5,012
Balance of acquired institution                              --         738        785       519         --
                                                       ----------------------------------------------------
Balance at end of year                                 $ 40,627    $ 27,113   $ 17,610  $ 18,190   $ 16,888
                                                       ====================================================

As a Percent of Average Total Loans
  Net charge offs                                          0.61%       0.59%      0.58%     0.23%      0.25%
  Provision for loan losses                                1.29        1.08       0.51      0.28       0.39
As a Percent of Nonperforming and Potential Problem
  Loans

16
--

Management's Discussion & Analysis Of Financial
Condition And Results Of Operations


  Allowance for loan losses                               199.88%    168.55%    118.59%    136.97%    142.67%
==================================================================================================================
==================================================================================================================
Table Eight
Nonaccrual, Past Due And Restructured Loans
(in thousands)

                                                                           December 31
                                                         2000       1999       1998       1997       1996
                                                    -------------------------------------------------------
Nonaccrual loans                                        $16,676    $ 9,553    $ 8,844    $ 7,801    $ 5,200
Accruing loans past due 90 days or more                   3,350      5,830      5,126      5,149      6,402
Restructured loans                                          300        703        879        331        235
                                                     ------------------------------------------------------
                                                        $20,326    $16,086    $14,849    $13,281    $11,837
                                                     ======================================================

During 2000 and 1999, the Company recognized approximately $1.01 million and $1.08 million of interest income received in cash on nonaccrual and restructured loans. Approximately $1.22 million and $1.99 million of interest income would have been recognized during 2000 and 1999, respectively, if such loans had been current in accordance with their original terms. There were no commitments to provide additional funds on nonaccrual, restructured, or other potential problem loans at December 31, 2000 and 1999.

Interest on loans is accrued and credited to operations based upon the principal amount outstanding. The accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest unless the loan is well collateralized and in the process of collection. When interest accruals are discontinued, interest credited to income in the current year that is unpaid and deemed uncollectible is charged to operations. Prior year interest accruals that are unpaid and deemed uncollectible are charged to the allowance for loan losses, provided that such amounts were specifically reserved.
================================================================================
================================================================================
Table Nine
Allocation Of The Allowance For Loan Losses
(in thousands)

                                                                                   December 31
                                                    2000             1999             1998             1997               1996
                                         -------------------------------------------------------------------------------------------
                                                   Percent          Percent          Percent          Percent            Percent
                                                   of Loans         of Loans         of Loans         of Loans           of Loans
                                                   in Each          in Each          in Each          in Each            in Each
                                                   Category         Category         Category         Category           Category
                                                   to Total         to Total         to Total         to Total           to Total
                                           Amount   Loans   Amount   Loans   Amount   Loans   Amount   Loans     Amount   Loans
                                         -----------------------------------------------------------------------------------------
Commercial, financial and agricultural    $ 23,240    32%   $ 14,307    31%  $  6,270    29%  $  7,284     31%  $  6,549      33%
Real estate mortgage                         5,546    49       5,874    50      6,227    49      5,575     45      5,604      43
Installment loans to individuals            11,841    19       6,932    19      5,113    22      5,331     24      4,735      24
                                         ---------------------------------------------------------------------------------------
                                          $ 40,627   100%   $ 27,113   100%  $ 17,610   100%  $ 18,190    100%  $ 16,888     100%
                                         =======================================================================================

The portion of the allowance for loan losses that is not specifically allocated to individual credits has been apportioned among the separate loan portfolios based on the risk of each portfolio.
================================================================================


Loans Held For Sale

   At December 31, 2000 and 1999, loans held for sale were $17.90 million and $118.03 million, respectively. This decline of $100.13 million or 84.83% was primarily due to the decline in junior lien mortgage loans classified as held for sale. The balance of junior lien mortgage loans held for sale declined $82.69 million or 96.87%, from $85.36 million at December 31, 1999 to $2.67 million at December 31, 2000. During 2000, the Company closed its California specialty finance loan origination units, which significantly reduced new loan volume of the junior lien mortgage product. Remaining balances of junior lien mortgage loans held for sale as of December 31, 2000, were originated by the Company's operations in Reston, Virginia; Crofton, Maryland; and Atlanta, Georgia. Loans produced by these units were originated under pre-established

                                                                              17
                                                                              --

Management's Discussion & Analysis Of Financial
Condition And Results Of Operations

purchase commitments from independent third parties. Once funded by the Company, these loans are expected to be sold to end investors within 60-90 days. As previously discussed, the Company has announced plans to exit its specialty finance loan origination operations.

   Traditional, fixed rate first lien mortgage loans are also originated by the Company with the intent to sell, servicing released, in the secondary market. As of December 31, 2000 and December 31, 1999, reported balances of loans held for sale included $15.23 million and $32.67 million, respectively, of traditional, first lien mortgage loans.

   During 2000, the Company originated $219.75 million and purchased $16.07 million in loans held for sale and sold $324.35 million during the same period. This compares to originations of $343 million, purchases of $229 million, and sales of $708 million during 1999.

Retained Interests

   Amounts reported as Retained Interests in the Consolidated Balance Sheets represent the estimated fair value of future cash flows expected to be received by the Company resulting from the six securitizations of fixed rate, junior lien mortgage loans completed by the Company between 1997 and 1999. The estimated fair value of the retained interests is determined by performing cash flow modeling techniques that incorporate assumptions regarding prepayment and default rates expected to be experienced by the underlying collateral pools. Using these assumptions, the Company forecasts the expected amount and timing of cash flows it expects to receive and applies a selected interest rate to discount those anticipated cash flows to determine their estimated fair values. Key assumptions used in estimating the fair value of the Company's retained interests as of December 31, 2000 and 1999, were as follows:


                                             December 31
                                            2000     1999
                                         ------------------

Prepayment speed (CPR)                   15%-21%       15%-21%
Weighted average cumulative defaults      13.68%        13.61%
Weighted average discount rate            14.00%        14.00%


   Using the aforementioned assumptions, the estimated fair values of the retained interests were $85.21 million and $76.96 million as of December 31, 2000 and 1999, respectively. The increase in the estimated fair value was recorded through the Other Comprehensive Income (Loss) section of Stockholders' Equity as a reversal of previously recorded declines in the fair value of the retained interests. Adjustments to the estimated fair value of the retained interests result from the actual performance of the underlying collateral loans in comparison to forecasted performance assumptions. Management monitors the actual default and prepayment rates of each securitized loan pool on a monthly basis and reforecasts expected cash flows on a quarterly basis. As necessary, modeling assumptions are revised to reflect actual performance and future expectations.

   In January 2001, the Emerging Issues Task Force ("EITF") clarified the intent of accounting guidance provided by the EITF in Issue 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets. Issue 99-20, which becomes effective for all financial statement periods beginning after March 15, 2001, sets forth the authoritative accounting guidance regarding the recognition of interest income and the recognition of impairment associated with retained interests. Upon implementation of Issue 99-20, the recorded balance of the Company's retained interests will be adjusted to its estimated fair value, with the amount of the adjustment recorded through the Company's income statement. As of December 31, 2000, the Company has a negative fair value adjustment of $10.94 million recorded within the Other Comprehensive Income (Loss) section of Stockholders' Equity, in accordance with current accounting guidance. Therefore, it is anticipated that the Company's 2001 operating results will be negatively impacted as a result of the initial adoption of this change in accounting principles.

Loan Servicing

   On December 18, 2000, the Company announced the sale of its mortgage servicing rights associated with approximately $1.10 billion of junior lien and Title I mortgage loans. After considering certain exit and transaction costs, the financial statement impact of this transaction was not considered significant. The Company simultaneously entered into a sub servicing agreement with the purchaser to service these loans during an interim transition period, which is expected to end during the first quarter of 2001. Loans serviced for others, including those serviced during the transition period, are not included in the accompanying consolidated balance sheets. The unpaid principal balances of loans serviced for others were $1.20 billion and $1.69 billion at December 31, 2000 and 1999, respectively.

   The recorded balance of mortgage loan servicing rights, included in Other Assets within the Consolidated Balance Sheets, was reduced to zero at December 31, 2000 as a result of the aforementioned sale. As of December 31, 1999, the Company had recorded mortgage loan servicing rights of $8.87 million at December 31, 1999

18
--

Management's Discussion & Analysis Of Financial
Condition And Results Of Operations

Certificates oF Deposit

   Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2000, are summarized as follows:
================================================================================
Table Ten
(in thousands)

                                                    Amounts       Percentage
                                                 ----------------------------
Three months or less                                $150,611          45%
Over three months through six months                  72,678          22
Over six months through twelve months                 69,059          21
Over twelve months                                    42,795          12
                                                -----------------------------
Total                                               $335,143         100%
                                                ============================
================================================================================
Regulatory Matters

On July 12, 2000, the Company announced that its principal bank subsidiary, City National, had entered into a formal agreement with the OCC. The agreement required City National to adopt a three year comprehensive strategic plan, improve its loan portfolio management, and develop and adhere to a written plan for liquidity, including a formal asset and liability management policy. City National also agreed to incorporate liquidity planning in its financial management process, implement a satisfactory program to manage interest rates, and ensure full compliance of its securitization program with recent OCC regulations. Additionally, City National agreed to develop a plan to dispose of loans held for sale that are held in excess of 90 days, develop a three year capital plan, strengthen internal controls and its audit committee, and establish a program to maintain an adequate allowance for loan and lease losses. Additionally, as a consequence of entering into this agreement, City National became subject to certain FDIC restrictions regarding the issuance of brokered deposits. City National also agreed to maintain its regulatory Total Capital ratio above 10.00% and to establish a committee of its Board of Directors to oversee compliance with the agreement.

   Since the date of the agreement, City National has devoted significant time and resources to comply with the formal agreement. City National established a compliance oversight committee, which meets regularly to determine the status of compliance with the agreement. City National, and the Company, have adopted a three year comprehensive strategic plan and have formalized their policies and procedures related to asset and liability management, including liquidity and interest rate risk issues. City National has also disposed of substantially all of its loans held for sale that had been held in excess of 90 days and transferred the unsold loans to the permanent portfolio at estimated fair market value. City National continues to address the remaining issues identified in the formal agreement, including improving its loan portfolio management, managing its allowance for loan losses, and strengthening internal controls.

Capital Resources

   During 2000, Stockholders' Equity decreased $35.09 million or 17.67%, from $198.54 million at December 31, 1999 to $163.46 million at December 31, 2000. This decline was due to the net loss of $38.37 million recorded in 2000 and the payment of $7.43 million in dividends to the Company's common stockholders. Offsetting the combined $45.80 million decrease resulting from these two events, the Company recognized a $10.52 million increase in unrealized gains within the Other Comprehensive Income (Loss) section of stockholders' equity. Unrealized gains in 2000 were attributable to a $5.56 million increase in the fair value of the securities portfolio and a $4.96 million increase in the fair value of retained interests during the year.

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

   Regulatory guidelines require the Company to maintain a minimum total capital to risk-adjusted assets ratio of 8%, with at least one-half of capital consisting of tangible common stockholders' equity and a minimum Tier I leverage ratio of 4%. At December 31, 2000, the Company's total capital to risk adjusted assets ratio was 11.61% and its Tier I capital ratio was 9.05%, compared to 10.97% and 9.28%, respectively, at December 31, 1999. The Company's leverage

                                                                              19
                                                                              --

Management's Discussion & Analysis Of Financial
Condition And Results Of Operations

ratio at December 31, 2000 and 1999 was 7.94% and 8.84%, respectively.

   Similarly, the Company's banking subsidiaries are also required to maintain minimum capital levels as set forth by various regulatory agencies. Under capital adequacy guidelines, the banking subsidiaries are required to maintain minimum total capital, Tier I capital, and leverage ratios of 8.00%, 4.00%, and 4.00%, respectively. As previously discussed, City National entered into a formal agreement with the OCC during 2000. One of the provisions of the agreement requires City National to maintain its total capital ratio at least equal to 10.00%. To be classified as "well capitalized," the banking subsidiaries must maintain total capital, Tier I capital, and leverage ratios of 10.00%, 6.00%, and 5.00%, respectively. As of December 31, 2000, the Company's lead bank, City National, reported total capital, Tier I capital, and leverage ratios of 12.72%, 11.47%, and 10.10%, respectively. However, as a consequence of entering into the formal agreement with the OCC, City National cannot be categorized as "well capitalized" under the regulatory framework for prompt corrective action. Although City National's regulatory capital ratios exceed minimum ratios to be considered "well capitalized", any bank that has entered into a formal agreement such as that discussed above is precluded from being categorized as "well capitalized". As of December 31, 1999, City National, reported total capital, Tier I capital, and leverage ratios of 11.81%, 10.77%, and 10.13%, respectively.

   As evidenced by the capital ratios discussed above, both the Company and City National maintain a relatively strong capital base as of December 31, 2000. However, due to the net loss reported at both the consolidated and bank levels in 2000 and depressed earnings in 1999 and 1998, the Company has announced a suspension in the payment of dividends to its common stockholders. The dividend suspension is also due to the liquidity issues faced by the Parent Company, as discussed under the caption Liquidity. During the period dividends are suspended, net earnings generated by the Company will be retained and will have the effect of improving the Company's consolidated capital position. Additionally, the strategic repositioning of the Company is expected to have a positive effect on the overall earnings capabilities of the Company and City National. Combined with the Company's focus on restoring asset quality and effectively managing its risks, the Company anticipates experiencing an improved capital position over the long term. However, as the Company completes its restructuring during the first six months of 2001, continued deterioration of its capital base is expected.

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

20
--

Report Of Independent Auditors

Board of Directors and Stockholders
City Holding Company

   We have audited the accompanying consolidated balance sheets of City Holding Company and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of City Holding Company and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                          /s/ Ernst & Young LLP

Charleston, West Virginia
February 9, 2001, except for Note Twelve as to which the date is March 28, 2001



                                                                              21
                                                                              --

Consolidated Balance Sheets
City Holding Company And Subsidiaries

                                                                                                      December 31
                                                                                                 2000             1999
                                                                                               ---------------------------
                                                                                                      (in thousands)
Assets
Cash and due from banks                                                                        $   87,990       $  120,122
Federal funds sold                                                                                  2,638            1,990
                                                                                               ---------------------------
         Cash and Cash Equivalents                                                                 90,628          122,112

Investment securities available for sale, at fair value (amortized cost of $382,929 and
    $387,969 at December 31, 2000 and 1999, respectively)                                         385,462          381,112
Loans:
  Gross loans                                                                                   1,968,159        1,886,114
  Allowance for loan losses                                                                       (40,627)         (27,113)
                                                                                               ---------------------------
         Net Loans                                                                              1,927,532        1,859,001

Loans held for sale                                                                                17,900          118,025
Retained interests                                                                                 85,206           76,963
Premises and equipment                                                                             56,924           66,119
Accrued interest receivable                                                                        18,242           18,149
Other assets                                                                                       89,606          151,009
                                                                                               ---------------------------
         Total Assets                                                                          $2,671,500       $2,792,490
                                                                                               ===========================

Liabilities
Deposits:
  Noninterest-bearing                                                                          $  271,358       $  246,555
  Interest-bearing                                                                              1,812,583        1,709,215
                                                                                               ---------------------------
         Total Deposits                                                                         2,083,941        1,955,770
Short-term borrowings                                                                             248,766          386,719
Long-term debt                                                                                     34,832          116,000
Corporation-obligated mandatorily redeemable capital securities of subsidiary trusts
 holding solely subordinated debentures of City Holding Company                                    87,500           87,500
Other liabilities                                                                                  53,004           47,959
                                                                                               ---------------------------
         Total Liabilities                                                                      2,508,043        2,593,948

Stockholders' Equity
Preferred stock, par value $25 per share: authorized - 500,000 shares: none issued
Common stock, par value $2.50 per share: authorized - 50,000,000 shares; issued and outstanding at December 31, 2000 and 1999: 16,892,913 and 16,879,815 shares,
 including 4,979 and 9,646 shares in treasury, respectively                                        42,232           42,199
Capital surplus                                                                                    59,174           59,164
Retained earnings                                                                                  67,152          112,951
Cost of common stock in treasury                                                                     (136)            (285)
Accumulated other comprehensive loss                                                               (4,965)         (15,487)
                                                                                               ----------------------------
         Total Stockholders' Equity                                                               163,457          198,542
                                                                                               ----------------------------
         Total Liabilities and Stockholders' Equity                                            $2,671,500       $2,792,490
                                                                                               ============================

See notes to consolidated financial statements.

22
--

Consolidated Statements Of Income
City Holding Company And Subsidiaries

                                                                          Year Ended December 31
                                                                    2000           1999           1998
                                                                -------------------------------------------
                                                                   (in thousands, except per share data)
Interest Income
Interest and fees on loans                                        $ 180,513      $ 168,726      $ 170,549
Interest on investment securities:
  Taxable                                                            17,389         17,675         17,189
  Tax-exempt                                                          4,608          5,032          4,955
Other interest income                                                   402          4,120          3,987
                                                                -----------------------------------------
        Total Interest Income                                       202,912        195,553        196,680

Interest Expense
Interest on deposits                                                 82,756         71,464         74,432
Interest on short-term borrowings                                    18,996         11,436          9,677
Interest on long-term debt                                            3,987          6,219          6,223
Interest on trust-preferred securities                                8,017          8,014          3,005
                                                                -----------------------------------------
        Total Interest Expense                                      113,756         97,133         93,337
                                                                -----------------------------------------
        Net Interest Income                                          89,156         98,420        103,343
Provision for loan losses                                            25,480         19,286          8,481
                                                                -----------------------------------------
        Net Interest Income After Provision for Loan Losses          63,676         79,134         94,862

Non-Interest Income
Investment securities (losses) gains                                 (5,015)        (9,897)             7
Service charges                                                      10,778         10,074          9,738
Mortgage loan servicing fees                                         16,962         22,068         19,058
Net origination fees on junior lien mortgages                         2,331          4,292         14,489
(Loss) gain on sale of loans                                         (1,596)         6,600         14,238
Other income                                                         17,573         26,398         14,893
                                                                -----------------------------------------
        Total Other Income                                           41,033         59,535         72,423

Non-Interest Expenses
Salaries and employee benefits                                       47,957         56,530         56,653
Occupancy, excluding depreciation                                     7,035         11,376         14,016
Depreciation                                                         12,291         11,822         10,313
Advertising                                                           3,788         12,297         27,827
Goodwill impairment                                                  34,832              -              -
Other expenses                                                       52,909         38,589         46,749
                                                                -----------------------------------------
        Total Other Expenses                                        158,812        130,614        155,558
                                                                -----------------------------------------
        (Loss) Income Before Income Taxes                           (54,103)         8,055         11,727
Income tax (benefit) expense                                        (15,730)         1,842          6,493
                                                                -----------------------------------------
        Net (Loss) Income                                         $ (38,373)     $   6,213      $   5,234
                                                                =========================================

Basic (loss) earnings per common share                            $   (2.27)     $    0.37      $    0.31
                                                                =========================================
Diluted (loss) earnings per common share                          $   (2.27)     $    0.37      $    0.31

Average common shares outstanding:
  Basic                                                              16,882         16,841         16,799
                                                                =========================================
  Diluted                                                            16,882         16,841         16,885
                                                                =========================================

See notes to consolidated financial statements.



                                                                              23
                                                                              --

CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS' EQUITY
CITY HOLDING COMPANY AND SUBSIDIARIES

                                                   Common                                 Accumulated
                                                   Stock                                     Other                         Total
                                                    (Par       Capital      Retained     Comprehensive      Treasury   Stockholders'
                                                   Value)      Surplus      Earnings     Income (Loss)       Stock        Equity
                                                  ----------------------------------------------------------------------------------
                                                                                    (in thousands)
Balances at December 31, 1997                     $ 41,926     $ 52,004     $127,142        $  2,453        $ (3,248)    $ 220,277

Comprehensive income:
  Net income                                             -            -        5,234               -               -         5,234
  Other comprehensive income, net of
    deferred income taxes of $(1,998):
      Unrealized loss on securities of
        $2,749, net of reclassification
        adjustment for gains included in
        net income of $4                                 -            -            -          (2,745)              -        (2,745)
                                                                                                                         ---------
  Total comprehensive income                                                                                                 2,489
Cash dividends declared:
  City ($0.77 a share)                                   -            -       (5,105)              -               -        (5,105)
  Horizon                                                -            -       (7,062)              -               -        (7,062)
Exercise of 36,768 stock options                        82          422            -               -             171           675
Purchase of 111,018 shares of treasury stock             -            -            -               -          (4,873)       (4,873)
Purchase of shares of treasury stock by Horizon          -            -            -               -          (2,114)       (2,114)
Common stock issued in acquisitions                    807       14,965            -               -               -        15,772
Retirement of 108,396 shares of common
  stock held in treasury                              (271)      (4,396)           -               -           4,667             -
Retirement of shares of common stock held
  in treasury by Horizon                              (493)      (4,630)           -               -           5,123             -
                                                  --------------------------------------------------------------------------------
Balances at December 31, 1998                       42,051       58,365      120,209            (292)           (274)      220,059

Comprehensive loss:
  Net income                                             -            -        6,213               -               -         6,213
  Other comprehensive loss, net of deferred
    income taxes of $(10,082):                           -            -                            -               -             -
      Unrealized loss on securities and
        retained interests of $15,257, net
        of reclassification adjustment for
        gains included in net income of $62              -            -            -         (15,195)              -       (15,195)
                                                                                                                         ---------
  Total comprehensive loss                                                                                                  (8,982)
Cash dividends declared ($0.80 a share)                  -            -      (13,471)              -               -       (13,471)
Exercise of 7,686 stock options                         82          184            -               -             255           521
Purchase of 11,999 shares of treasury stock              -            -            -               -            (398)         (398)
Issuance of contingently issuable common stock          66          615            -               -             132           813
                                                  --------------------------------------------------------------------------------
Balances at December 31, 1999                       42,199       59,164      112,951         (15,487)           (285)      198,542

Comprehensive loss:
  Net loss                                               -            -      (38,373)              -               -       (38,373)
  Other comprehensive loss, net of deferred
    income taxes of $(7,060):                            -            -            -               -               -             -
      Unrealized gain on securities and
        retained interests of $10,513, net
        of reclassification adjustment for
        losses included in net income of $9              -            -            -          10,522               -        10,522
                                                                                                                         ---------
  Total comprehensive loss                               -            -            -               -               -       (27,851)
Cash dividends declared ($0.44 a share)                  -            -       (7,426)              -               -        (7,426)
Issuance of contingently issuable common stock          33           10            -               -             149           192
                                                  --------------------------------------------------------------------------------

Balances at December 31, 2000                     $ 42,232     $ 59,174     $ 67,152        $ (4,965)       $   (136)    $ 163,457
                                                  ================================================================================

See notes to consolidated financial statements.

24
--

Consolidated Statements Of Cash Flows
City Holding Company And Subsidiaries

                                                                                          Year Ended December 31
                                                                                    2000           1999           1998
                                                                              -----------------------------------------------
                                                                                              (in thousands)
Operating Activities
Net (loss) income                                                                  $(38,373)      $  6,213       $  5,234
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
    Net amortization and write-off of goodwill                                       40,837          5,674          2,647
    Loss on fixed asset disposals                                                     4,805              -              -
    Provision for depreciation                                                       12,291         11,822         10,313
    Provision for loan losses                                                        25,480         19,286          8,481
    Deferred income tax benefit                                                     (22,802)        (9,198)        (3,011)
    Loans originated for sale                                                      (219,748)      (343,755)      (695,576)
    Purchases of loans held for sale                                                (16,065)      (229,148)      (754,703)
    Proceeds from loans sold                                                        324,354        707,765      1,364,657
    Realized losses (gains) on loans sold                                             1,596         (6,600)       (14,238)
    Increase in retained interests                                                        -        (11,340)       (61,260)
    Realized investment securities losses (gains)                                     5,015          9,897             (7)
    (Increase) decrease in accrued interest receivable                                  (93)         1,310         (3,515)
    Decrease (increase) in other assets                                              25,287        (56,483)         3,230
    Increase in other liabilities                                                     5,045            145          6,547
                                                                              -----------------------------------------------
        Net Cash Provided by (Used in) Operating Activities                         147,629        105,588       (131,201)

Investing Activities
Proceeds from maturities and calls of securities held to maturity                         -             27          3,390
Purchases of securities held to maturity                                                  -              -           (898)
Proceeds from sales of securities available for sale                                 51,606         83,185         33,930
Proceeds from maturities and calls of securities available for sale                  32,417         24,304        146,140
Purchases of securities available for sale                                          (80,640)      (105,785)      (201,487)
Net increase in loans                                                               (64,191)      (175,061)      (119,225)
Net cash paid in branch sales                                                             -        (56,104)             -
Realized gain on branch sales                                                             -         (8,883)             -
Net cash acquired (paid) in acquisitions                                                  -          7,409          2,584
Purchases of premises and equipment                                                     (97)        (7,944)       (26,446)
                                                                              -----------------------------------------------
        Net Cash Used in Investing Activities                                       (60,905)      (238,852)      (162,012)

Financing Activities
Net increase (decrease) in noninterest-bearing deposits                              24,803        (22,178)        52,960
Net increase (decrease) in interest-bearing deposits                                103,368        (30,323)       129,083
Net (decrease) increase in short-term borrowings                                   (153,953)       191,168         10,529
Proceeds from long-term debt                                                              -         57,999         87,917
Repayment of long term debt                                                         (85,000)       (47,719)       (65,700)
Net proceeds from issuance of trust-preferred securities                                  -              -         84,148
Purchases of treasury stock                                                               -           (398)        (6,987)
Exercise of stock options                                                                 -            521            675
Cash dividends paid                                                                  (7,426)       (13,471)       (12,167)
                                                                              -----------------------------------------------
        Net Cash Provided by Financing Activities                                  (118,208)       135,599        280,458
                                                                              -----------------------------------------------
        (Decrease) Increase in Cash and Cash Equivalents                            (31,484)         2,335        (12,755)
Cash and cash equivalents at beginning of year                                      122,112        119,777        132,532
                                                                              -----------------------------------------------
        Cash and Cash Equivalents at End of Year                                   $ 90,628       $122,112       $119,777
                                                                              ===============================================

See notes to consolidated financial statements.


                                                                              25
                                                                              --

Notes To Consolidated Financial Statements
City Holding Company And Subsidiaries

--------------------------------------------------------------------------------
Note One
Summary Of Significant Accounting And Reporting Policies
--------------------------------------------------------------------------------
   Summary of Significant Accounting and Reporting Policies: The accounting and reporting policies of City Holding Company and its subsidiaries (the Company) conform with accounting principles generally accepted in the United States and require management to make estimates and develop assumptions that affect the amounts reported in the financial statements and related footnotes. Actual results could differ from management's estimates. The following is a summary of the more significant policies.

   Principles of Consolidation: The consolidated financial statements include the accounts of City Holding Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

   Description of Principal Markets and Services: The Company is a multi-bank holding company headquartered in Charleston, West Virginia. The Company's banking subsidiaries are retail and consumer-oriented community banks with offices in West Virginia, Ohio, and California. The nonbanking subsidiaries of the Company are comprised of a full-service securities brokerage and investment advisory company headquartered in Charleston; two, separate special-purpose statutory trusts created to issue trust preferred securities; and an inactive mortgage banking company.

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

   Loans: Interest income on loans is accrued and credited to operations based upon the principal amount outstanding, using methods that generally result in level rates of return. The accrual of interest income generally is discontinued when a loan becomes 90 days past due as to principal or interest. When interest accruals are discontinued, unpaid interest recognized in income in the current year is reversed, and interest accrued in prior years is charged to the allowance for loan losses. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral exceeds the principal balance and related accrued interest, and the loan is in process of collection.

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

   Retained Interest: When the Company sold certain receivables in securitizations of high loan-to-value loans, it retained a financial interest in the securitizations. The financial interest or retained interest is comprised of the estimated fair value of two components: (1) the excess cash flows between interest collected on the underlying collateral loans minus interest paid to third party investors plus fees paid for servicing, insurance and trustee costs, and (2) overcollateralization. Gains recognized on the sale of the receivables was based in part on the previous carrying amount of the loans sold, allocated between the assets sold and the retained interests based on their relative fair values at the date of the sale. Because quoted market prices are not readily available for retained interests, the Company estimates their fair values using cash flow modeling techniques that incorporate management's best estimates of key assumptions--loan default rates, loan prepayment rates and discount rates commensurate with the risks involved.

                                                                              26
                                                                              --

Notes To Consolidated Financial Statements
City Holding Company And Subsidiaries

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

   Intangibles: Intangible assets, not including mortgage servicing rights, are comprised of goodwill and core deposits and are included in other assets in the consolidated balance sheets. Goodwill is being amortized on a straight-line basis over 10 to 15 years and core deposits are being amortized using accelerated methods over 10-year estimated useful lives.

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

   Basic and Diluted Earnings per Common Share: Basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares outstanding increased by the number of shares of common stock which would be issued assuming the exercise of stock options and other common stock equivalents. Stock options and common stock equivalents had no effect on average shares outstanding for purposes of computing diluted earnings per share for 2000 and 1999. The incremental shares related to stock options were 77,000 in 1998, while other common stock equivalents were 9,000 in 1998.

   New Accounting Pronouncements: In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The provisions of this statement require that derivative instruments be carried at fair value on the balance sheet and allows hedge accounting when specific criteria are met. Statement No. 133 became effective for the Company on January 1, 2001. However, the adoption of the provisions of this Statement will not have a material impact on the Company's reported financial position or results of operations based on the interpretative guidance issued by the FASB to date. The FASB continues to issue interpretative guidance that could require changes in the future to the Company's application of the Statement.

   In September 2000, the FASB issued Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125. This Statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. The Company adopted the required disclosure provisions related to the securitization of financial assets as of December 31, 2000. The remaining provisions of this Statement are effective beginning the second quarter of 2001, however, the impact is not expected to have a material effect on the Company's financial position or results of operations.

   During 2000, the Emerging Issues Task Force ("EITF") released EITF Issue 99-20 ("EITF 99-20"), which provides accounting guidance for the recognition of interest income and impairment on purchased and retained interests in securitized financial assets. EITF 99-20 requires that the holder of such instruments recognize the excess of all cash flows attributable


                                                                              27
                                                                              --

Notes To Consolidated Financial Statements
City Holding Company And Subsidiaries

to the beneficial interest using the effective yield method. In addition, EITF 99-20 provides a change in the determination of impairment, whereby if the fair value of the beneficial interest has declined below its carrying value, then an impairment analysis should be performed. If there has been an adverse change in the estimated cash flows from the previous cash flows projected, then the condition for an other-than-temporary impairment has been met and the beneficial interest should be written down to the estimated fair value. EITF 99-20 is effective beginning the second quarter of 2001. On the date of adoption, the beneficial interests determined to have an other than temporary impairment in accordance with EITF 99-20 will be written down to the estimated fair value, with the amount of the write down reported as a cumulative effect of a change in accounting principle on the Consolidated Statements of Income. The adoption of EITF 99-20 is expected to negatively impact the Company's financial position and results of operations.

   Statements of Cash Flows: Cash paid for interest, including interest paid long-term debt and trust preferred securities, was $106.72 million, $98.71 million, and $90.27 million in 2000, 1999, and 1998, respectively. Cash paid for income taxes was $6.01 million, $9.75 million, and $14.0 million in 2000, 1999, and 1998, respectively.

   Reclassifications: Certain amounts in the 1999 and 1998 financial statements have been reclassified toconform to the 2000 presentation. Such reclassifications had no impact on net income or stockholders' equity.

--------------------------------------------------------------------------------
Note Two
Intangible Assets And Strategic Repositioning
--------------------------------------------------------------------------------
   A comprehensive strategic repositioning plan, designed to refocus on the Company's core community banking franchise, was implemented during 2000. The plan, initially announced in July 2000, includes the following components: (a) completing an orderly exit from the Company's operations in California, (b) divesting of any operations which are not profitable, and (c) intensifying the Company's focus on it core, West Virginia community banking franchise, including brokerage activities and insurance sales.

   As a result of the Company's plan to exit its operations in California, the Company recorded a $13.64 million charge against earnings to reduce the carrying amount of its investment in its California banking operations to their estimated fair values as of December 31, 2000. The fair value of the California banking franchises, which is included in the community banking segment, was estimated based on independent valuations of California franchises of similar size and operations. At December 31, 2000, the California banking operations had a carrying value of $16.55 million and reported net income of $1.18 million for the year ended December 31, 2000, excluding the $13.64 million impairment charge. The Company plans to dispose of the California operations by December 31, 2001.

   As a consequence of the strategic repositioning plan, the Company elected to discontinue its specialty finance loan origination operations, which are included in the mortgage banking segment. Having sold its specialty finance loan servicing operations in December 2000, the closure of its specialty finance loan origination divisions effectively completes the Company's exit from any ongoing specialty finance operations. In conjunction with the closure of these divisions, the Company recorded a $15.18 million charge against earnings, representing the write-off of the remaining balance of goodwill associated with these operations. At December 31, 2000, the origination divisions had a carrying value of $9.06 million and reported a net loss of $5.66 million for the year ending December 31, 2000, excluding the $15.18 million impairment charge. The Company expects to dispose of the specialty finance loan origination divisions by June 30, 2001.

   Additionally, the carrying amount of goodwill balances associated with the Company's Internet service and direct mail divisions was reviewed for impairment as of December 31, 2000. Based on 2000 operating results, current profitability projections, and the Company's strategic plan, the Company determined that an impairment analysis was necessary to ascertain the recoverability of the goodwill balances for these divisions. Utilizing an analysis of undiscounted cash flows over the remaining goodwill amortization period for each division, the Company concluded that the goodwill balances were unrecoverable. As a result, the Company recorded a $6.01 million charge against earnings to write off the remaining goodwill balances associated with these divisions.

   Intangible assets arising from purchase business combinations consist primarily of goodwill and core deposits which have an aggregate unamortized balance at December 31, 2000 and 1999, of $8.24 million and $46.19 million, respectively, and are included in Other Assets within the Consolidated Balance Sheets. Excluding the write-off of impaired goodwill recorded in 2000 and 1998, amortization of goodwill and core deposits approximated $3.34 million, $3.12 million and $3.08 million during the years ended December 31, 2000, 1999, and 1998, respectively, and is included in Other Expenses within the Consolidated Statements of Income.


28
--

Notes To Consolidated Financial Statements
City Holding Company And Subsidiaries

=========================================
Note Three
Restrictions On Cash And Due From Banks
=========================================

   Certain subsidiary banks are required to maintain an average reserve balance with the Federal Reserve Bank. The average amount of the balance for the year ended December 31, 2000, was approximately $27.40 million.

=========================================
Note Four
Investments
=========================================

   During the fourth quarter of 2000, the Company determined that its investments in a small business investment corporation were unrecoverable and recorded a $5.12 million loss on securities transactions. In 1999, the Company determined that its investment in Altiva Financial Corporation was unrecoverable and recorded a $10.00 million loss on securities transactions.

   Included in the Company's investment portfolio are structured notes with an estimated fair value of $500,000 and $1.2 million at December 31, 2000 and 1999, respectively. Such investments are used by management to enhance yields, diversify the investment portfolio, and manage the Company's exposure to interest rate fluctuations. These securities consist of federal agency securities with an average maturity of less than four years. Management periodically performs sensitivity analyses to determine the Company's exposure to fluctuation in interest rates of 3% and has determined that the structured notes meet regulatory price sensitivity guidelines.

   The aggregate carrying and approximate market values of securities follow. Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

                                                Gross      Gross     Estimated
                                             Unrealized  Unrealized    Fair
                                       Cost     Gains      Losses     Value
                                     ------------------------------------------
                                                 (in thousands)
December 31, 2000
Available-for-sale securities:
 U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies          $264,966  $2,162   $  (989)    $266,139
 Obligations of states and
  political subdivisions               91,586   1,491      (260)      92,817
  Mortgage-backed securities            3,481      20       (11)       3,490
  Other debt securities                 5,663      57       (33)       5,687
                                     ---------------------------------------
   Total Debt Securities              365,696   3,730    (1,293)     368,133
 Equity securities                     17,233     171       (75)      17,329
                                     ---------------------------------------
                                     $382,929  $3,901   $(1,368)    $385,462
                                     =======================================

                                                Gross      Gross     Estimated
                                             Unrealized  Unrealized    Fair
                                       Cost     Gains      Losses     Value
                                     ------------------------------------------
                                                 (in thousands)
December 31, 1999
Available-for-sale securities:
 U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies         $235,451   $   48     $(5,968)   $229,531
 Obligations of states and
  political subdivisions             100,002      807      (1,666)     99,143
  Mortgage-backed securities           5,732       37         (70)      5,699
   Other debt securities               5,605       34         (44)      5,595
                                    -----------------------------------------
    Total Debt Securities            346,790      926      (7,748)    339,968
 Equity securities                    41,179      108        (143)     41,144
                                    -----------------------------------------
                                    $387,969   $1,034     $(7,891)   $381,112
                                    =========================================

   The amortized cost and estimated fair value of debt securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                                        Estimated
                                                           Fair
                                                Cost      Value
                                             --------------------
                                                (in thousands)
Available-for-Sale
Due in one year or less                      $ 37,996   $ 37,973
Due after one year through five years         230,055    230,538
Due after five years through ten years         75,950     77,889
Due after ten years                            18,214     18,244
                                             -------------------
                                              362,215    364,644
Mortgage-backed securities                      3,481      3,489
                                             -------------------
                                             $365,696   $368,133
                                             ===================

   Gross gains of $105,000, $113,000, and $47,000 and gross losses of $5.12 million, $10.01 million, and $40,000 were realized on sales and calls of securities during 2000, 1999, and 1998, respectively.

   The book value of securities pledged to secure public deposits and for other purposes as required or permitted by law approximated $332 million and $252 million at December 31, 2000 and 1999, respectively.

=========================================
Note Five
Loans
=========================================

   The loan portfolio is summarized as follows:

                                                  December 31
                                                2000      1999
                                           -----------------------
                                                  (in thousands)

Commercial, financial and agricultural    $  637,870   $  589,116
Residential real estate                      959,457      949,830
Installment loans to individuals             370,832      347,168
                                          -----------------------
                                          $1,968,159   $1,886,114
                                          =======================

                                                                              29
                                                                              --

Notes To Consolidated Financial Statements
City Holding Company And Subsidiaries

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

   The following presents the activity with respect to related party loans during 2000 and 1999:

                                   2000      1999
                                --------------------
                                   (in thousands)

Balance at January 1            $ 42,303    $ 25,008
Loans made                         7,830      32,104
Principal payments received      (11,080)    (14,809)
Other changes                     (5,107)          -
                                --------------------
Balance at December 31          $ 33,946    $ 42,303
                                ====================

   Amounts reported as other changes in the table above represent changes in the composition of the Company's Board of Directors and officers during 2000.

=========================================
Note Six
Allowance For Loan Losses
=========================================


   A summary of changes in the allowance for loan losses follows:

                                           2000       1999       1998
                                       --------------------------------
                                                (in thousands)

Balance at January 1                    $ 27,113   $ 17,610   $ 18,190
Provision for possible loan losses        25,480     19,286      8,481
Charge-offs                              (14,623)   (12,252)   (11,469)
Recoveries                                 2,657      1,731      1,623
Balance of acquired institution                -        738        785
                                        ------------------------------
Balance at December 31                  $ 40,627   $ 27,113   $ 17,610
                                        ==============================

   The recorded investment in loans that were considered impaired was $20.33 million and $14.38 million at December 31, 2000 and 1999, respectively. Included in these amounts at December 31, 2000 and 1999, are $6.70 million and $4.86 million, respectively, of impaired loans for which the related allowance for loan losses is and $3.63 million and $755,000, respectively, and $13.63 million and $9.52 million of impaired loans that, as a result of write-downs or being well secured, do not have an allowance for loan losses. The average recorded investments in impaired loans during the years ended December 31, 2000, 1999 and 1998, were approximately $16.44 million, $11.32 million, and $9.39 million, respectively.

=========================================
Note Seven
Loans Held For Sale
=========================================

   As of December 31, 2000, the Company reported approximately $17.90 million of loans held for sale, compared to $118.03 million of loans held for sale at December 31, 1999. At December 31, 2000 and 1999, $2.67 million and $85.36 million, respectively, of total loans held for sale represented junior lien and similar mortgage loans. The remaining $15.23 million and $32.67 million at December 31, 2000 and 1999, respectively, represented conventional, fixed-rate mortgage loans.

   The Company recorded a net loss on its loan sales of $1.60 million during 2000, compared to gains (excluding securitization gains) of $2.72 million and $5.64 million in 1999 and 1998, respectively. The loss recorded in 2000 includes the adverse change of approximately $4.40 million in the valuation allowance for loans held for sale. The gains on loan sales recorded in 1999 and 1998 were recorded net of the adverse change in the valuation allowance, which approximated $2.11 million and $4.70 million, respectively.

=========================================
Note Eight
Securitizations And Retained Interests
=========================================

   In 1999, the Company sold $261.51 million of junior lien mortgage loans in one securitization transaction. In 1998, the Company sold $463.13 million of junior lien mortgage loans in four securitization transactions.

   During 1999, cash proceeds from the securitization of junior lien mortgage loans totaled $238.16 million, with a pre-tax gain of approximately $3.88 million recognized. During 1998, cash proceeds from securitizations of junior lien mortgage loans totaled $430.03 million, with pre tax gains of $8.60 million recognized.

   As of December 31, 2000 and 1999, the Company reported retained interests in its securitizations of approximately $85.21 million and $76.96 million, respectively. The value of the retained interests is determined using cash flow modeling techniques that incorporate key assumptions related to default, prepayment, and discount rates. During 2000, the Company recorded adjustments to the recorded value of its retained interests, which increased the estimated fair value of these assets by approximately $8.24 million. Adjustments to the estimated fair value of retained interests are primarily the result of the actual performance of the underlying collateral

30
--

Notes To Consolidated Financial Statements
City Holding Company And Subsidiaries

pools and changes in the expected future performance of those loans.

   Key assumptions used in estimating the fair value of the Company's retained interests as of December 31, 2000 and 1999, were as follows:

                                            December 31
                                           2000     1999
                                        --------------------

Prepayment speed (CPR)                    15%-21%  15%-21%
Weighted average cumulative defaults       13.68%   13.61%
Weighted average discount rate             14.00%   14.00%

   At December 31, 2000, the sensitivity of the current estimated fair value of retained interests to immediate 10% and 20% adverse changes were as follows:

Book value at December 31, 2000                               $85,206

Prepayment curve:
  Impact on fair value of 10% increase in prepayment curve        794
  Impact on fair value of 20% increase in prepayment curve      1,578
Default curve:
  Impact on fair value of 10% increase in default curve        (9,343)
  Impact on fair value of 20% increase in default curve       (16,170)
Discount rate:
  Impact on fair value of 10% increase in discount rate        (5,945)
  Impact on fair value of 20% increase in discount rate       (11,292)

   These sensitivity analyses are hypothetical. As these figures indicate, any change in estimated fair value based on a 10% variation in assumptions cannot be extrapolated because the relationship of the change in assumption to the change in fair value is not linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interests is calculated independent from any change in another assumption; in reality, changes in one factor may result in changes in another, which may magnify or counteract the sensitivities.

   The Company's securitization program, which was terminated during the second quarter of 1999, only included fixed rate, junior lien residential mortgage loans. The table below summarizes information regarding delinquencies, net credit losses, and outstanding collateral balances of securitized loans for the dates presented:

                                                              December 31
                                                            2000        1999
                                                        ------------------------

Total principal amount of loans outstanding               $533,009    $651,617
Principal amount of loans 60 days or more past due          12,263      10,544
Net credit losses during the year                           55,778      32,133

   The principal amount of loans outstanding is not included in the Consolidated Balance Sheets of the Company.

=========================================
Note Nine
Loan Servicing
=========================================

   On December 18, 2000, the Company announced the sale of its mortgage servicing rights associated with approximately $1.10 billion of junior lien and Title I mortgage loans. The Company simultaneously entered into a sub servicing agreement with the purchaser to service these loans during an interim transition period, which is expected to end during the first quarter of 2001. Loans serviced for others, including those serviced during the transition period, are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of loans serviced for others were $1.20 billion and $1.69 billion at December 31, 2000 and 1999, respectively.

   The recorded balance of mortgage loan servicing rights included in Other Assets within the Company's consolidated balance sheets was reduced to zero as of December 31, 2000, as a result of the aforementioned sale. As of December 31, 1999, the Company had recorded approximately $9.84 million associated with its mortgage loan servicing rights. Amortization of mortgage loan servicing rights approximated $2.73 million, $2.44 million, and $765,000 during the years ended December 31, 2000, 1999, and 1998, respectively.

=========================================
Note Ten
Premises And Equipment
=========================================

   A summary of premises and equipment and related accumulated depreciation are summarized as follows:

                                            December 31
                                         2000          1999
                                      -----------------------
                                           (in thousands)

Land, buildings, and improvements     $ 63,948      $ 62,176
Furniture, fixtures, and equipment      57,715        62,561
                                      ----------------------
                                       121,663       124,737
Less allowance for depreciation        (64,739)      (58,618)
                                      ----------------------
                                      $ 56,924      $ 66,119
                                      ======================

                                                                              31
                                                                              --

Notes To Consolidated Financial Statements
City Holding Company And Subsidiaries

================================================================================
Note Eleven
Scheduled Maturities Of Time Certificates Of Deposits Of $100,000 Or More
================================================================================

   Scheduled maturities of time certificates of deposits of $100,000 or more outstanding at December 31, 2000 and 1999, are summarized as follows:

                                                         2000            1999
                                                    ----------------------------
                                                            (in thousands)

Within one year                                       $  292,348      $  169,093
Over one through two years                                31,644          37,488
Over two through three years                               5,067          10,513
Over three through four years                              1,839           2,359
Over four through five years                               4,077           3,472
Over five years                                              168               -
                                                    ----------------------------
    Total                                             $  335,143      $  222,925
                                                    ============================

   The Company's lead bank, City National, has periodically issued brokered deposits to fund loan growth and satisfy liquidity needs. City National can issue brokered deposits with maturities of up to five years at rates equal to a comparable treasury rate at the time of issuance, plus a market based spread. Generally, brokered deposits are issued in increments of $100,000 and are included in the amounts reported in the table above. City National is not committed to issuing a pre determined amount of brokered deposits and is limited to $190.75 as the maximum balance of brokered deposits it can have issued at any one time. At December 31, 2000 and 1999, $134.38 million and $28.04 million, respectively, of certificates of deposit had been sold under these agreements at an average interest rate of 6.68% and 5.72%, respectively. The average remaining term of the issued brokered deposits was two months and six months at December 31, 2000 and 1999, respectively.

================================================================================
Note Twelve
Short Term Borrowings
================================================================================
   Short term borrowings include $131.73 million and $140.25 million as of December 31, 2000 and 1999, respectively, of securities sold under agreement to repurchase. The underlying securities included in repurchase agreements remain under the Company's control during the effective period of the agreements. Advances obtained from the Federal Home Loan Bank ("FHLB") of $90.50 million and $235.00 million are also included in short term borrowings as of December 31, 2000 and 1999, respectively. A summary of these short term borrowings is set forth below.

                                            (in thousands)

2000:
----
 Average amount outstanding during the year                          $ 309,330
 Maximum amount outstanding at any month end                           357,293
 Weighted average interest rate:
  During the year                                                         6.14%
  End of the year                                                         6.01%

1999:
----
 Average amount outstanding during the year                          $ 230,060
 Maximum amount outstanding at any  month end                          375,251
 Weighted average interest rate:
  During the year                                                         4.97%
  End of the year                                                         5.18%

1998:
----
 Average amount outstanding during the  year                         $ 187,140
 Maximum amount outstanding at any month end                           307,185
 Weighted average interest rate:
  During the year                                                         5.17%
  End of the year                                                         4.83%

   At December 31, 2000, short term borrowings also include a $26.53 million obligation of the Parent Company pursuant to debt agreements maintained with an unrelated third party. Of the obligation, $12.13 million is outstanding under a line of credit agreement and $14.40 million is outstanding under a term loan agreement. Effective June 21, 2000, the term loan agreement was amended to provide for revised terms and conditions, including modification of the original maturity date from October 1, 2009 to March 31, 2001. As a result, the outstanding balance was reclassified from Long term debt to Short term borrowings within the Consolidated Balance Sheets. The line of credit also has a maturity date of March 31, 2001. On March 28, 2001, both the term note and the line of credit were renegotiated to extend the maturity date to January 15, 2002. Both agreements require interest payments quarterly and have variable interest rates (8.27875% at December 31, 2000). As scheduled, the Company remitted a $1.60 million principal payment on the term loan agreement during 2000.

   The Company has pledged the common stock of City National Bank, Del Amo Savings Bank, and Frontier Bancorp as collateral for both the term loan and the line of credit. Both the term loan and the line of credit contain identical restrictive provisions applicable to the Parent Company and its subsidiaries. Such provisions include minimum tangible capital requirements, minimum loan loss reserve coverage ratios, maximum non performing loan ratios, minimum net worth requirements, and limitations on additional debt. Additionally, City National Bank must maintain regulatory capital sufficient to be considered as "well capitalized" by its primary regulators. At December 31, 2000, the Company was in violation of the minimum net worth loan covenant under the term loan and line of credit agreement that was scheduled to mature on March 31, 2001. Subsequent to year end, the Company received a waiver of the covenant violation and has modified the financial covenants in the new term loan and line of credit agreement that mature on January 15, 2002.

32
--

Notes To Consolidated Financial Statements
City Holding Company And Subsidiaries

================================================================================
Note Thirteen
Long-Term Debt
================================================================================

   The Company, through its banking subsidiaries, maintains long term financing from the FHLB as follows:

                    December 31, 2000
             ------------------------------
     Amount       Amount
   Available   Outstanding  Interest Rate   Maturity Date
-----------------------------------------------------------
                    (in thousands)

   $   5,000   $    5,000       5.48%       February 2008
      10,000       10,000       4.86        October 2008
             --------------
               $   15,000
             ==============

   The Company has purchased, through its banking subsidiaries, 87,500 shares of FHLB stock at par value. Such purchases entitle the Company to dividends declared by the FHLB and provide an additional source of short term and long term funding, in the form of collateralized advances.

   Financing obtained from the FHLB is based in part on the amount of qualifying collateral available, specifically U.S. Treasury and agency securities, mortgage backed securities, and residential real estate loans. At December 31, 2000, collateral pledged to the FHLB included approximately $54.92 million in investment securities and $186.79 million in residential real estate loans.

   The Company also has a $19.83 million fully collateralized obligation outstanding with Freddie Mac as of December 31, 2000. Collateral for this obligation includes a pool of qualifying, first lien mortgage loans that were sold to Freddie Mac with full recourse. The outstanding balance of this financing will decline as the principal balances of the underlying loans are repaid. Because the loans were sold with full recourse, the outstanding principal balance of the underlying loan pool is included in the Company's loan portfolio.

   In addition to the short term (see Note Twelve) and long term financing discussed above, at December 31, 2000, the Company's banking subsidiaries had an additional $194.50 million available from unused portions of lines of credit with the FHLB.

================================================================================
Note Fourteen
Trust Preferred Securities
================================================================================

   The Company has formed two statutory business trusts under the laws of the state of Delaware. The trusts are 100% owned financing subsidiaries of the Company and exist for the exclusive purpose of (i) issuing trust preferred capital securities ("Capital Securities"), which represent preferred undivided beneficial interests in the assets of the trusts, (ii) using the proceeds from the sale of the Capital Securities to acquire junior subordinated debentures ("Debentures") issued by the Company, and (iii) engaging in only those activities necessary or incidental thereto. The Debentures are the sole assets of the trusts and the Company's payments under the Debentures are the sole source of revenue of the trusts. The Debentures and the related income statement effects are eliminated in the Company's consolidated financial statements.

   The Company has irrevocably and unconditionally guaranteed the obligations of the trusts, but only to the extent of funds held by the trusts. Distributions on the Capital Securities are cumulative. The Company has the option to defer payment of the distributions for an extended period up to five years, so long as the Company is not in default as to the terms of the Debentures.

   The Capital Securities are subject to mandatory redemption to the extent of any early redemption of the Debentures and upon maturity of the Debentures, as outlined below. The following table summarizes the Company's two trusts:

                                              Liquidation               Stated
                                    Payment    Value per  Issuance  Maturity
  Trust             Amount   Rate  Frequency     Share      Date       Date
--------------------------------------------------------------------------------

City Holding       $ 30,000 9.150    Semi-       $1,000     March     April
 Capital Trust                     annually                  1998   2028 (April)
City Holding         57,500 9.125 Quarterly          25    October    October
 Capital Trust II
                  ----------
                   $ 87,500
                  ==========


   (a) Redeemable prior to maturity at the option of the Company (i) on or after April, 1, 2008, in whole at any time or in part from time to time, at declining redemption prices ranging from 104.58% to 100.00% on April 1, 2018 and thereafter, (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of certain pre defined events.

   (b) Redeemable prior to maturity at the option of the Company (i) on or after October 31, 2003, in whole at any time or in part from time to time, or (ii) prior to October 31, 2003, in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of certain pre defined events.

   The obligations outstanding under the aforementioned trusts are classified as "Corporation obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures of City Holding Company" in the liabilities section of the Consolidated Balance Sheets. Distributions on the capital securities are recorded in the Consolidated Statements of Income as interest expense. The Company's interest payments on the debentures are fully tax deductible.

================================================================================
Note Fifteen
Restrictions On Subsidiary Dividends
================================================================================

   Certain restrictions exist regarding the ability of the subsidiary banks to transfer funds to the Parent Company in the form of cash dividends. The approval of the banks'

                                                                              33
                                                                              --

Notes To Consolidated Financial Statements
City Holding Company And Subsidiaries

applicable primary regulator is required prior to the payment of dividends by a subsidiary bank in excess of its earnings retained in the current year plus retained net profits for the preceding two years. During 2001, the subsidiary banks will be required to request and obtain the approval of their primary regulators prior to the payment of dividends to the Parent Company.

     City National requested and received permission from the Office of the Comptroller of the Currency ("OCC") to pay a $2.69 million special dividend to the Parent Company in March 2001. These funds will primarily be used by the Parent Company to satisfy debt service requirements associated with the Parent Company's outstanding trust preferred securities. However, the OCC has broad discretionary authority as it considers any additional dividend requests to be submitted by City National. The recently received approval to pay a dividend to the Parent Company is not necessarily indicative of future OCC determinations. As previously noted, the Company has the option to defer payment of its debt service requirements on the trust preferred securities for an extended period up to five years, so long as there has been no event of default, which includes bankruptcy, failure to pay principal when due and other events as defined in the documents governing the issuances of these securities.

================================================================================
Note Sixteen
Income Taxes
================================================================================

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                               December 31
                                                              2000      1999
                                                           --------------------
                                                              (in thousands)
Deferred tax assets:
 Allowance for loan losses                                   $16,124   $11,906
 Retained interests                                            9,552     3,161
 Gain on sale of assets                                        2,404         -
 Goodwill amortization                                         7,119         -
 Restructuring charges                                         1,631         -
 Loans held for sale                                           1,642     2,251
 Deferred compensation payable                                 1,658     2,360
 Unrealized losses                                             3,438    10,498
 Capital loss carryforward                                     5,367     4,033
 Other                                                         1,061     1,322
                                                           --------------------
    Total Deferred Tax Assets                                 49,996    35,531
Deferred tax liabilities:
 Premises and equipment                                        1,425     1,879
 Core deposit intangible                                         532       759
 Deferred loan fees                                            1,925     1,275
 Originated mortgage servicing rights                              -     2,365
 Other                                                         1,468       349
                                                           --------------------
    Total Deferred Tax Liabilities                             5,350     6,627
                                                           --------------------
    Net Deferred Tax Assets                                  $44,646   $28,904
                                                           ====================

     During 2000, net deferred tax assets increased due to the additional income recognized for income tax purposes associated with the retained interests in excess of income recorded for financial reporting purposes. In addition, deferred tax assets were recorded in 2000 for the impairment charges discussed in Note Two associated with goodwill that will be deductible for income tax purposes when the assets are disposed of. Deferred taxes were also recorded in 2000 related to expenses incurred from the sale of servicing rights, discussed in Note Ten, and other restructuring charges, as these items are not deductible for income tax purposes until the associated expenses are paid.

     Significant components of the provision for income taxes are as follows:

                                                     2000      1999     1998
                                                  ------------------------------
                                                          (in thousands)
Federal:
 Current                                           $  6,320   $10,072  $ 9,261
 Deferred                                           (22,802)   (9,198)  (3,011)
                                                  ------------------------------
                                                    (16,482)      874    6,250
State                                                   752       968      243
                                                  ------------------------------
    Total                                          $(15,730)  $ 1,842  $ 6,493
                                                  ==============================

     Current income tax expense attributable to investment securities transactions approximated $41,000 in 2000; $53,000 in 1999; and $3,000 in 1998.

     As of December 31, 2000, the Company has approximately $1.0 million of federal net operating loss carryforwards, obtained via a previous acquisition, that expire in 2006.

     Reconciliation between income taxes as reported and the amount computed by applying the statutory federal income tax rate to income before income taxes follows:

                                                       2000      1999    1998
                                                   ----------------------------
                                                           (in thousands)

Computed federal taxes and statutory rate           $(18,936)  $ 2,819  $ 4,104
State income taxes, net of federal tax benefit        (1,590)      630      159
Tax effects of:
  Nontaxable interest income                          (1,669)   (1,703)  (1,601)
  Non deductible merger charges                            -         -    1,716
  Non deductible goodwill                              6,237       427    1,110
  Other items, net                                       228      (331)   1,005
                                                   ----------------------------
                                                    $(15,730)  $ 1,842  $ 6,493
                                                   ============================

34
--

Notes To Consolidated Financial Statements
City Holding Company And Subsidiaries

================================================================================
Note Seventeen
Employee Benefit Plans
================================================================================

     The Company's 1993 Stock Incentive Plan (the "Plan"), as amended, provides for the grant of options to key employees of the Company and persons who provide services to the Company who have or can be expected to contribute significantly to the profits or growth of the Company, including Directors of the Company or its subsidiaries. The Plan, as amended, has authorized the grant of options for up to 1,300,000 shares of the Company's common stock, adjusted for changes in the capital structure of the Company since the Plan's inception. As of December 31, 2000, there are 1,399,300 options authorized for grant and 856,754 options available for future awards. Specific terms of options awarded, including vesting periods, exercise prices and expiration periods are determined at the date of grant and are evidenced by agreements between the Company and the awardee.

     Pro forma information regarding net income and earnings per share is required by Statement No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for the options was estimated at the date of grant using a Black Scholes option pricing model with the following weighted average assumptions: a risk free interest rate of 5.90%, and 5.37% for 1999 and 1998, respectively; an expected dividend yield of 5.25%, and 2.04% for 1999 and 1998, respectively; a volatility factor of .293, and .255 for 1999 and 1998, respectively; and an expected life of the option of four years for each period.

     The Black Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting period. Pro forma net (loss) income for the years ended December 31, 2000, 1999, and 1998 were $(38.39) million or $(2.27) per basic and diluted common share; $6.21 million or $0.37 per basic and diluted common share; and $3.40 million or $0.20 per basic and diluted common share, respectively.

     A summary of the Company's stock option activity and related information is presented below for the years ended December 31:

                                          2000                    1999                  1998
                                -------------------------------------------------------------------------
                                               Weighted                Weighted               Weighted
                                               Average                 Average                Average
                                               Exercise                Exercise               Exercise
                                  Options       Price       Options      Price      Options     Price
                                -------------------------------------------------------------------------
Outstanding at January 1          561,967        $27.19      380,781     $32.26      177,169    $21.73
Granted                                 -             -      238,250      15.25      249,438     40.62
Exercised                               -             -      (30,461)     17.11      (36,768)    18.43
Forfeited                         (95,217)        29.51      (26,603)     31.74       (9,058)    33.31
                                  -------                   --------                 -------
Outstanding at December 31        466,750        $26.72      561,967     $27.19      380,781    $32.26
                                  =======                                            =======
Exercisable at end of year        288,092        $29.51      313,300     $31.74      271,934    $31.35

Weighted average
 fair value of options           $      -                   $   3.06                $  10.44
 granted during the year

     Additional information regarding stock options outstanding and exercisable at December 31, 2000, is provided in the following table:

                                                     Weighted                            Weighted
                                                      Average                             Average
                                      Weighted       Remaining          No. of         Exercise Price
 Ranges of            No. of           Average      Contractual        Options           of Options
 Exercise            Options           Exercise        Life           Currently          Currently
  Prices             Outstanding        Price        (Months)         Exercisable       Exercisable
-------------------------------------------------------------------------------------------------------
 $12.83 - $19.25       231,136          $15.37          46               97,548           $15.47
 $19.84 - $29.76        50,914           24.76          18               50,914            24.76
 $33.00 - $49.50       184,700           41.46          26              139,630            41.04
                     -----------                                      ----------
                       466,750                                          288,092
                     ===========                                      ==========

     The City Holding Company Profit Sharing and 401(k) Plan (the Plan) is a deferred compensation plan under section 401(k) of the Internal Revenue Code. All employees who complete one year of service are eligible to participate in the Plan. Participants may contribute from 1% to 15% of pre tax earnings to their respective accounts. These contributions may be invested in any of six investment options selected by the employee, one of which is City Holding Company common stock. The Company matches 50% of the first 6% of compensation deferred by the participant with City Holding Company common stock.

     The City Holding Company Employees' Stock Ownership Plan (ESOP), covering all employees who have completed one year of service and have attained the age of 21, was created January 1, 1996, and includes both Money Purchase and Stock Bonus plan features. Annually, the Company will contribute to the Money Purchase account an amount equal to 9% of eligible compensation. In June 2000, the Company suspended contributions to the Money Purchase account. Contributions to the Stock Bonus account are discretionary, as determined by the Company's Board of Directors. During 2000 and 1999, the

                                                                              35
                                                                              --

Notes To Consolidated Financial Statements
City Holding Company And Subsidiaries

Company did not make any contributions to the Stock Bonus account.

     The Company's total expense associated with the Plan and the ESOP (collectively, the benefit plans) approximated $630,000, $5.39 million, and $2.28 million in 2000, 1999, and 1998, respectively. The total number of shares of the Company's common stock held by the benefit plans is 756,616. Other than the benefit plans, the Company offers no postretirement benefits.

     Prior to its merger with the Company, Horizon maintained a defined benefit pension plan covering substantially all of its employees. During 1999, the Company froze the Horizon defined benefit plan and the accrual for the future service of the employees covered by this defined benefit plan was transferred to the Company's defined contribution plan. As a result of freezing the Horizon plan, the accrual of defined benefits for future services was eliminated resulting in the Company recognizing a $3.67 million curtailment gain, representing the change in projected benefit obligations, less $1.00 million charge off of prior service costs associated with the plan. The following table summarizes the plan's benefit obligation and asset activity:

                                                      Pension Benefits
                                                        2000     1999
                                                    ----------------------
                                                        (in thousands)

Change in fair value of plan assets:
 Balance at beginning of measurement period         $  9,614   $  9,351
 Actual return on plan assets                            531        460
 Employer contribution                                     -        118
 Benefits paid                                          (365)      (315)
                                                    ----------------------
Balance at end of measurement period                   9,780      9,614

Change in benefit obligation:
 Balance at beginning of measurement period           (7,129)   (12,034)
 Curtailment                                               -      3,699
 Service cost                                              -       (331)
 Interest cost                                          (578)      (524)
 Actuarial loss gain (loss)                             (113)     1,746
 Benefits paid                                           365        315
                                                    ----------------------
Balance at end of measurement period                  (7,455)    (7,129)
                                                    ----------------------
Funded status                                          2,325      2,485

Unrecognized net actuarial gain                       (1,155)    (1,568)
Unrecognized net obligation                             (225)      (256)
                                                    ----------------------
    Prepaid Benefit Cost                            $    945   $    661
                                                    ======================
Weighted-average assumptions as of December 31:
 Discount rate                                          8.00%      8.00%
 Expected return on plan assets                         8.50%      8.50%
 Rate of compensation increase                          5.00%      5.00%

     Plan assets consist principally of U.S. Government securities, corporate stocks and bonds, and other short term investments.

     The following table presents the components of net defined benefit pension costs:

                                                         Pension Benefits
                                                     2000     1999      1998
                                                 -------------------------------
                                                         (in thousands)
Components of net periodic benefit cost:
  Service cost                                     $    -     $  331   $1,018
  Interest cost                                       578        524      718
  Expected return on plan assets                     (805)      (766)    (680)
  Net amortization and deferral                       (58)       (58)     103
  Curtailment                                           -     (3,699)       -
  Prior service cost recognized                         -      1,008        -
                                                 -------------------------------
        Benefit Cost                               $ (285)   $(2,660)  $1,159
                                                 ===============================

     The Company maintains individual deferred compensation and supplemental retirement agreements with certain directors and officers. The cost of such individual agreements is being accrued over the period of active service from the date of the respective agreement. The cost of such agreements approximated $282,000, $425,000, and $449,000 during 2000, 1999, and 1998. The liability for such agreements approximated $2.81 million and $2.76 million at December 31, 2000 and 1999, and is included in other liabilities in the accompanying consolidated balance sheets.

     To assist in funding the above liabilities, the Company has insured the lives of certain directors and officers. The Company is the owner and beneficiary of the insurance policies with a cash surrender value approximating $3.64 million and $3.46 million at December 31, 2000 and 1999, included in other assets in the accompanying consolidated balance sheets.

================================================================================
Note Eighteen
Other Income and Expenses
================================================================================

     The following table summarizes significant items included in Other Income for the periods indicated:

                                                      2000      1999     1998
                                                  ------------------------------
                                                          (in thousands)

Internet service fees                                 $3,443   $2,514   $1,313
Insurance commissions                                  2,482    2,834    2,354
Gains from branch sales                                    -    8,883        -



   The following table summarizes significant items included in Other Expense, excluding amortization of intangible assets, for the periods indicated:

                                                       2000      1999     1998
                                                  ------------------------------
                                                          (in thousands)

Telecommunications                                    $5,049    $4,756   $4,317
Professional fees                                      4,901     4,325    9,671
Loss on fixed asset disposals                          4,805         -        -
Equipment and other maintenance                        3,165     3,600    1,906
Loan production office advisory fees                   4,021       147        -
Office supplies                                        3,975     3,994    3,558

36
--

Notes To Consolidated Financial Statements
City Holding Company And Subsidiaries


================================================================================
Note Nineteen
Commitments and Contingent Liabilities
================================================================================

     In the normal course of business, certain financial products are offered by the Company to accommodate the financial needs of its customers. Loan commitments (lines of credit) represent the principal off balance sheet financial product offered by the Company. At December 31, 2000 and 1999, commitments outstanding to extend credit totaled approximately $237.97 million and $299.44 million, respectively. To a much lesser extent, the Company offers standby letters of credit, which require payments to be made on behalf of customers when certain specified events occur. Amounts outstanding pursuant to such standby letters of credit were $9.03 million and $35.60 million as of December 31, 2000 and 1999, respectively. Historically, substantially all standby letters of credit have expired unfunded.

     Loan commitments and standby letters of credit have credit risks essentially the same as that involved in extending loans to customers and are subject to the Company's standard credit policies. Collateral is obtained based on management's credit assessment of the customer. Management does not anticipate any material losses as a result of these commitments.

================================================================================
Note Twenty
Preferred Stock and Shareholder Rights Plan
================================================================================

     The Company's Board of Directors has the authority to issue preferred stock, and to fix the designation, preferences, rights, dividends and all other attributes of such preferred stock, without any vote or action by the shareholders. As of December 31, 2000, no such shares are outstanding, nor are any expected to be issued, except as might occur pursuant to the Stock Rights Plan discussed below.

     The Company's Stock Rights Plan provides that each share of common stock carries with it one right. The rights would be exercisable only if a person or group, as defined, acquired 10% or more of the Company's common stock, or announces a tender offer for such stock. Under conditions described in the Stock Rights Plan, holders of rights could acquire shares of preferred stock or additional shares of the Company's common stock -- or in the event of a 50% or more change in control, shares of common stock of the acquirer. The value of shares acquired under the plan would equal twice the exercise price.

================================================================================
Note Twenty One
Regulatory Matters
================================================================================

     On July 12, 2000, the Company announced that its principal bank subsidiary, City National, had entered into a formal agreement with the OCC. The agreement required City National to adopt a three- year comprehensive strategic plan, improve its loan portfolio management, and develop and adhere to a written plan for liquidity, including a formal asset and liability management policy. City National also agreed to incorporate liquidity planning in its financial management process, implement a satisfactory program to manage interest rates, and ensure full compliance of its securitization program with recent OCC regulations. Additionally, City National agreed to develop a plan to dispose of loans held for sale that were held in excess of 90 days, develop a three year capital plan, strengthen internal controls and its audit committee, and establish a program to maintain an adequate allowance for loan and lease losses. Additionally, as a consequence of entering into this agreement, City National became subject to certain FDIC restrictions regarding the issuance of brokered deposits. City National also agreed to maintain its regulatory Total Capital ratio above 10.00% and to establish a committee of its Board of Directors to oversee compliance with the agreement.

     Since the date of the agreement, City National has devoted significant time and resources to comply with the formal agreement. City National established a compliance oversight committee, which meets regularly to determine the status of compliance with the agreement. City National, and the Company, have adopted a three-year comprehensive strategic plan and have formalized their policies and procedures related to asset and liability management, including liquidity and interest rate risk issues. City National has also disposed of substantially all of its loans held for sale that had been held in excess of 90 days and transferred the unsold loans to the permanent portfolio at estimated fair market value. City National continues to address the remaining issues identified in the formal agreement, including improving its loan portfolio management, managing its allowance for loan losses, and strengthening internal controls.

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

                                                                              37
                                                                              --

Notes To Consolidated Financial Statements
City Holding Company And Subsidiaries

items calculated under regulatory accounting practices. The Company's and its banking subsidiaries' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined). Management believes, as of December 31, 2000, that the Company and its banking subsidiaries met all capital adequacy requirements to which they were subject.

   As a consequence of entering into the formal agreement with the OCC, City National cannot be categorized as "well capitalized" under the regulatory framework for prompt corrective action. Although City National's regulatory capital ratios exceed minimum ratios to be considered "well capitalized," any bank that has entered into a formal agreement such as that discussed above is precluded from being categorized as "well capitalized".

   The Company's and its significant banking subsidiary's actual capital amounts and ratios are presented in the following table.

                                                               Well
                              2000              1999        Capitalized  Minimum
                       Amount     Ratio    Amount   Ratio       Ratio     Ratio
                    ------------------------------------------------------------
                                          (in thousands)

Total Capital (to Risk Weighted Assets):
   Consolidated       $277,700    11.6%   $281,465  11.0%        10%       8%
   City National       285,319    12.7     285,722  11.8         10        8

Tier I Capital (to Risk Weighted Assets):
   Consolidated        216,314     9.1     238,188   9.3          6        4
   City National       257,156    11.5     260,404  10.8          6        4

Tier I Capital (to Average Assets):
   Consolidated        216,314     7.9     238,188   8.8          5        4
   City National       257,156    10.1     260,404  10.1          5        4


================================================================================
Note Twenty-Two
Fair Values of Financial Instruments
================================================================================

   FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

   The following table represents the estimates of fair value of financial instruments:

                                   Fair Value of Financial Instruments
                                     2000                         1999
                         -------------------------------------------------------
                            Carrying       Fair         Carrying        Fair
                             Amount        Value         Amount         Value
                         -------------------------------------------------------
                                             (in thousands)

Assets:
 Cash and due from banks   $  87,990    $    87,990    $  122,112    $  122,112
 Securities                  385,462        385,462       381,112       381,112
 Net loans                 1,927,532      1,914,802     1,859,001     1,842,184
 Loans held for sale          17,900         17,900       118,025       118,025
 Retained interests           85,206         85,206        76,963        76,963
Liabilities:
 Deposits                  2,083,941      1,961,645     1,955,770     1,845,147
 Short-term borrowing        248,766        248,766       386,719       386,719
 Long-term debt               34,832         34,304       116,000       110,389
 Trust preferred securities   89,061         92,428        89,061        85,333

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

   The fair values of demand deposits (e.g., interest and noninterest-bearing checking, regular savings, and other money market demand accounts) are, by definition, equal to their carrying values. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities of time deposits.

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

   The fair value of trust preferred securities is estimated using a discounted cash flow calculation that applies interest rates that would be currently offered on such securities. Both the carrying amount and estimated fair value of trust preferred

38
--

Notes To Consolidated Financial Statements
City Holding Company And Subsidiaries


securities includes interest accrued on those securities as of December 31, 2000 and 1999.

   The fair values of commitments are estimated based on fees currently charged to enter into similar agreements, taking into consideration the remaining terms of the agreements and the counterparties' credit standing. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The fair values approximated the carrying values of these commitments and letters of credit as of December 31, 2000 and 1999.

================================================================================
Note Twenty-Three
City Holding Company (Parent Company Only) Financial Information
================================================================================

Condensed Balance Sheets

                                                               December 31
                                                            2000         1999
                                                        ----------------------
                                                            (in thousands)

Assets
Cash                                                    $     334    $   3,386
Securities available for sale                               2,366        2,234
Investment in subsidiaries                                280,256      308,998
Fixed assets                                                  476        1,039
Other assets                                                7,217        6,176
                                                        ----------------------
    Total Assets                                        $ 290,649    $ 321,833
                                                        ======================

Liabilities
Short-term borrowings                                   $  26,534    $  12,134
Long-term debt                                                  -       16,000
Junior subordinated debentures                             90,114       90,114
Advances from affiliates                                      934          934
Other liabilities                                           9,610        4,109
                                                        ----------------------
    Total Liabilities                                     127,192      123,291

Stockholders' Equity                                      163,457      198,542
                                                        ----------------------
    Total Liabilities and Stockholders' Equity          $ 290,649    $ 321,833
                                                        ======================

   Advances from affiliates, which eliminate for purposes of the Company's consolidated financial statements, represent amounts borrowed from banking subsidiaries to fund the purchase of certain bank premises and to meet other cash needs of the Parent. Such debt is collateralized by investment securities owned by the Parent Company. Interest is due quarterly at prime with principal due at maturity in 2001. Junior subordinated debentures, which eliminate for purposes of the Company's consolidated financial statements, represent the Parent Company's amounts owed to City Holding Capital Trust II and City Holding Capital Trust (see Note Fourteen).

Condensed Statements of Income

                                                   Year Ended December 31
                                                2000         1999        1998
                                             ----------------------------------
                                                       (in thousands)

Income
Dividends from bank subsidiaries             $ 12,500      $ 20,000    $ 17,879
Administrative fees                             3,816         1,743       6,239
Other income                                        -           703         286
                                             ----------------------------------
                                               16,316        22,446      24,404
Expenses
Interest expense                               10,248         9,606       4,799
Other expenses                                  9,345        10,322      27,232
                                             ----------------------------------
                                               19,593        19,928      32,031
                                             ----------------------------------
    (Loss) Income Before Income Tax
     Benefit and (Excess Dividends)
     Equity in Undistributed
     Net Income of Subsidiaries                (3,277)        2,518      (7,627)
Income tax benefit                             (6,083)       (6,945)     (7,795)
                                             ----------------------------------
    Income Before (Excess Dividends)
     Equity in Undistributed Net
     Income of Subsidiaries                     2,806         9,463         168
(Excess dividends) equity in
 undistributed net income of
 subsidiaries                                 (41,179)       (3,250)      5,066
                                             ----------------------------------
    Net (Loss) Income                        $(38,373)     $  6,213    $  5,234
                                             ==================================

Condensed Statements of Cash Flows

                                                        Year Ended December 31
                                                   2000           1999           1998
                                                ---------------------------------------
                                                            (in thousands)
Operating Activities
Net (loss) income                               $(38,373)      $  6,213        $  5,234
Adjustments to reconcile net (loss)
 income to net cash provided
 by operating activities:
  Provision for depreciation                         287            897           2,687
  Increase in other assets                         1,265          2,356           7,278
  Increase (decrease) in other liabilities         3,788         (6,513)          2,945
  Excess dividends of subsidiaries (equity
   in undistributed net income)                   38,679          3,250          (5,066)
                                                ---------------------------------------
      Net Cash Provided by Operating Activities    5,646          6,203          13,078

Investing Activities
Cash paid in acquisition                               -        (15,134)              -
Proceeds from sales of securities                      -          1,599             769
Purchases of investment securities                     -           (558)         (2,132)
Net change in loans                                    -             46               -
Cash invested in  subsidiaries                         -              -         (50,399)
Proceeds from sale of net assets to City National    328          6,731               -
Purchases of premises and equipment                    -         (1,392)           (733)
                                                ---------------------------------------
    Net Cash Provided by (Used in)
     Investing Activities                            328         (8,708)        (52,495)

Financing Activities
Proceeds from long-term debt                           -         23,134          43,800
Principal repayments on long-term debt            (1,600)       (10,000)        (69,200)
(Decrease) increase in advance from affiliates         -           (257)            257
Net proceeds from issuance of junior
 subordinated debentures                               -              -          86,762
Cash dividends paid                               (7,426)       (13,471)        (12,167)
Purchases of treasury stock                            -           (398)         (6,987)
Exercise of stock options                              -            521             675
                                                ---------------------------------------
    Net Cash (Used in) Provided by
     Financing Activities                         (9,026)          (471)         43,140
                                                ---------------------------------------
    (Decrease) Increase in Cash and
     Cash Equivalents                             (3,052)        (2,976)          3,723
Cash and cash equivalents at beginning of year     3,386          6,362           2,639
                                                ---------------------------------------
    Cash and Cash Equivalents at End of Year    $    334       $  3,386        $  6,362
                                                =======================================

                                                                              39
                                                                              --

Notes To Consolidated Financial Statements
City Holding Company And Subsidiaries

===============================================================================
Note Twenty Four
Segment Reporting
===============================================================================

   The Company operates three business segments: community banking, mortgage banking, and other financial services. These business segments are primarily identified by the products or services offered and the channels through which the product or service is offered. The community banking operations consists of various community banks that offer customers traditional banking products and services through various delivery channels. The mortgage banking operations include the origination, acquisition, servicing, and sale of mortgage loans. The other financial services business segment consists of nontraditional services offered to customers, such as investment advisory, insurance, and Internet technology products. Another defined business segment of the Company is corporate support, which includes the parent company and other support needs.

   To more effectively evaluate and manage the operating performance of each of the Company's business lines, effective April 1, 1999, internal warehouse funding was established for each division within the mortgage banking and other financial services segments. Prior to April 1, 1999, the community banking segment provided necessary funding to the divisions within the mortgage banking and other financial services segments with no associated interest cost. Beginning April 1, 1999, any division that has obtained financing from the community banking segment is charged a cost of funds, at market interest rates, on the amount of funds borrowed from the community banking segment. Management has determined that the internal warehouse funding policy provides a "fully costed" assessment of the operating performance of each division and that instituting such policy provides a more accurate analysis of the performance of each division and business segment. Financial information presented in the following tables has been presented reflecting the actual internal policy in place during each respective period.

40
--

Notes To Consolidated Financial Statements
City Holding Company And Subsidiaries

The accounting policies for each of the business segments are the same as those of the Company described in Note One. Selected segment information is included in the following table:

                                                                                    Other
                                                       Community     Mortgage     Financial   General
                                                        Banking      Banking      Services   Corporate  Eliminations   Consolidated
                                                       ----------------------------------------------------------------------------
2000
----
Net interest income (expense)                          $  102,916    $  (11,302)  $   (289)   $  (2,169) $        -      $   89,156
Provision for loan losses                                  25,480             -          -            -           -          25,480
                                                       ----------------------------------------------------------------------------
Net interest income (expense) after provision
  for loan losses                                          77,436       (11,302)      (289)      (2,169)          -          63,676
Other income                                               12,421        13,729     12,921        3,629      (8,136)         34,564
Other expenses                                             91,369        40,668     19,536        8,906      (8,136)        152,343
                                                       ----------------------------------------------------------------------------
Loss before income taxes                                   (1,512)      (38,241)    (6,904)      (7,446)          -         (54,103)
Income tax expense (benefit)                                1,643       (15,283)      (285)      (1,805)          -         (15,730)
                                                       ----------------------------------------------------------------------------
    Net Loss                                           $   (3,155)   $  (22,958)  $ (6,619)   $  (5,641) $        -      $  (38,373)
                                                       ============================================================================
Average assets                                         $2,732,085    $  176,111   $ 13,085    $   9,583  $ (153,845)     $2,777,019
                                                       ============================================================================

1999
----
Net interest income (expense)                          $  105,381    $   (5,273)  $   (171)   $  (1,517) $        -      $   98,420
Provision for loan losses                                  19,286             -          -            -           -          19,286
                                                       ----------------------------------------------------------------------------
Net interest income (expense) after provision
  for loan losses                                          86,095        (5,273)      (171)      (1,517)          -          79,134
Other income                                               29,850        22,523     12,495           64      (5,397)         59,535
Other expenses                                             80,387        33,528     14,792        7,304      (5,397)        130,614
                                                       ----------------------------------------------------------------------------
Income before income taxes                                 35,558       (16,278)    (2,468)      (8,757)          -           8,055
Income tax expense (benefit)                               12,920        (5,995)      (808)      (4,275)          -           1,842
                                                       ----------------------------------------------------------------------------
    Net Income                                         $   22,638    $  (10,283)  $ (1,660)   $  (4,482) $        -      $    6,213
                                                       ============================================================================
Average assets                                         $2,572,162    $  306,819   $ 13,381    $  12,697  $ (186,327)     $2,718,732
                                                       ============================================================================

1998
----
Net interest income (expense)                          $   96,085    $    8,906   $     64    $  (1,712) $        -      $  103,343
Provision for loan losses                                   8,481             -          -            -           -           8,481
                                                       ----------------------------------------------------------------------------
Net interest income (expense) after provision
  for loan losses                                          87,604         8,906         64       (1,712)          -          94,862
Other income                                               19,355        47,414     11,133          216      (5,695)         72,423
Other expenses                                             82,100        50,752     11,502       16,899      (5,695)        155,558
                                                       ----------------------------------------------------------------------------
Income before income taxes                                 24,859         5,568       (305)     (18,395)          -          11,727
Income tax expense (benefit)                                9,816         1,798         (8)      (5,113)          -           6,493
                                                       ----------------------------------------------------------------------------
    Net Income                                         $   15,043    $  $ 3,770   $   (297)   $ (13,282) $        -      $    5,234
                                                       ============================================================================
Average assets                                         $2,202,104    $  336,367   $ 14,660    $  12,968  $        -      $2,566,099
                                                       ============================================================================

Internal warehouse funding between the community banking segment and the mortgage banking and other financial services segments is eliminated in the Consolidated Balance Sheets. Services provided to the banking segments by the direct mail, insurance, and Internet service provider divisions are eliminated in the Consolidated Statements of Income.

                                                                              41
                                                                              --

Notes To Consolidated Financial Statements
City Holding Company And Subsidiaries

================================================================================
Note Twenty Five
Summarized Quarterly Financial Information (Unaudited)
================================================================================

   A summary of selected quarterly financial information for 2000 and 1999 follows:


                                     First    Second    Third    Fourth
                                    Quarter  Quarter   Quarter   Quarter
                                   (in thousands, except common share data)
                                   -----------------------------------------
2000
----
Interest income                      $49,317   $52,246  $51,556  $ 49,793
Interest expense                      26,281    28,796   29,524    29,155
Net interest income                   23,036    23,450   22,032    20,638
Provision for possible loan
  losses                               2,085     2,085    4,280    17,030
Investment securities gains
  (losses)                                 -         2        -    (5,017)
Net income (loss)                      4,019       295     (921)  (41,766)
Basic earnings per common share         0.24      0.02    (0.05)    (2.47)
Diluted earnings per common share       0.24      0.02    (0.05)    (2.47)
Average common shares outstanding:
 Basic                                16,875    16,878   16,888    16,888
 Diluted                              16,875    16,878   16,888    16,888

1999
----
Interest income                      $50,595   $48,073  $47,868  $ 49,017
Interest expense                      24,196    23,718   23,986    25,233
Net interest income                   26,399    24,355   23,882    23,784
Provision for possible loan
  losses                               2,414     2,229    2,684    11,959
Investment securities gains
  (losses)                                42         6        4    (9,949)
Net income (loss)                      5,245     6,994    2,318    (8,344)
Basic earnings per common share         0.31      0.42     0.14     (0.49)
Diluted earnings per common share       0.31      0.42     0.14     (0.49)
Average common shares outstanding:
 Basic                                16,820    16,820   16,857    16,867
 Diluted                              16,820    16,820   16,857    16,867

================================================================================
Note Twenty Six
Earnings Per Share
================================================================================

The following table sets forth the computation of basic and diluted earnings per share:

                                           2000         1999         1998
                                       -------------------------------------
                                       (in thousands, except per share data)

Numerator:
 Net (loss) income                        $(38,373)     $ 6,213     $  5,234
                                          ==================================
Denominator:
 Denominator for basic
  (loss) earnings per share:
    Average shares outstanding              16,882       16,841       16,799
    Effect of dilutive securities:
      Employee stock options                     -            -           77
      Contingently issuable stock                -            -            9
                                          ----------------------------------
      Dilutive potential common shares           -            -           86
                                          ----------------------------------
  Denominator for diluted (loss)earnings
    per share                               16,882       16,841       16,885
                                          ==================================

 Basic (loss) earnings per share          $  (2.27)     $  0.37     $   0.31
                                          ==================================
 Diluted (loss) earnings per share        $  (2.27)     $  0.37     $   0.31
                                          ==================================

                                                                              42
                                                                              --