Form 10-K, Exhibit 13
period 2001-12-31
CITY HOLDING CO
filed 2002-03-13
CIK 726854

SELECTED FINANCIAL DATA
================================================================================
TABLE ONE
FIVE-YEAR FINANCIAL SUMMARY
(in thousands, except per share data)

                                           2001           2000           1999          1998         1997
                                      -----------------------------------------------------------------------
Summary of Operations
  Total interest income                $   177,480    $   202,912    $   195,553   $   196,680   $   173,166
  Total interest expense                    86,415        113,756         97,133        93,337        76,012
  Net interest income                       91,065         89,156         98,420       103,343        97,154
  Provision for loan losses                 32,178         25,480         19,286         8,481         4,064
  Total other income                        42,852         41,033         59,535        72,423        32,613
  Total other expenses                     114,405        158,812        130,614       155,558        84,899
  (Loss) income before income taxes        (12,666)       (54,103)         8,055        11,727        40,804
  Income tax (benefit) expense              (4,651)       (15,730)         1,842         6,493        14,513
  Cumulative effect of accounting
    change, net of tax                     (17,985)             -              -             -             -
  Net (loss) income                        (26,000)       (38,373)         6,213         5,234        26,291

Per Share Data
  Net (loss) income (basic)            $     (1.54)   $     (2.27)   $      0.37   $      0.31   $      1.60
  Net (loss) income (diluted)                (1.54)         (2.27)          0.37          0.31          1.60
  Cash dividends declared (1)                    -           0.44           0.80          0.77          0.73
  Book value per share                        8.67           9.68          11.77         13.08         13.13

Selected Average Balances
  Total loans                          $ 1,758,834    $ 1,969,785    $ 1,792,625   $ 1,676,828   $ 1,427,269
  Securities                               370,434        370,247        390,839       377,834       409,713
  Deposits                               1,944,244      2,053,828      2,017,448     1,974,995     1,698,699
  Long-term debt                            31,854         69,508        110,592        95,926        46,129
  Trust-preferred securities                87,500         87,500         87,500        32,452             -
  Stockholders' equity                     154,312        199,702        219,211       235,616       204,114
  Total assets                           2,432,349      2,777,019      2,718,732     2,566,099     2,180,460

Selected Year-End Balances
  Net loans                            $ 1,341,620    $ 1,927,532    $ 1,859,001   $ 1,698,319   $ 1,490,411
  Securities                               383,552        385,462        381,112       395,722       378,330
  Deposits                               1,691,295      2,083,941      1,955,770     2,064,415     1,779,805
  Long-term debt                            29,328         34,832        116,000       102,719        75,502
  Trust-preferred securities                87,500         87,500         87,500        87,500             -
  Stockholders' equity                     146,349        163,457        198,542       220,059       220,277
  Total assets                           2,116,295      2,671,500      2,792,490     2,706,004     2,286,424

Selected Ratios
  Return on average assets                   (1.07)%        (1.38)%         0.23%         0.20%         1.21%
  Return on average equity                  (16.85)        (19.22)          2.83          2.22         12.88
  Average equity to average assets            6.34           7.19           8.06          9.18          9.36
  Dividend payout ratio (1)                    N/A            N/A         216.22        248.39         35.96


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

                                                                               1
                                                                               -

TWO YEAR SUMMARY OF
COMMON STOCK PRICES AND DIVIDENDS

                                   Cash
                                Dividends      Market Value
                                Per Share*    Low        High
                               ---------------------------------
2001
Fourth Quarter                   $    -    $  9.000    $ 13.940
Third Quarter                         -       9.020      13.400
Second Quarter                        -       7.250      14.640
First Quarter                         -       5.125      10.625

2000
Fourth Quarter                   $ 0.08    $  4.875    $  7.250
Third Quarter                      0.08       6.000       9.875
Second Quarter                     0.08       5.875      14.000
First Quarter                      0.20      10.875      16.188

*As more fully discussed under the captions Liquidity and Capital Resources in Management's Discussion and Analysis and in Note Fourteen of the Audited Consolidated Financial Statements, the Company's ability to pay dividends to its shareholders is dependent upon the ability of its banking subsidiaries to pay dividends to the Parent Company.

     City Holding Company's common stock trades on the NASDAQ stock market under the symbol CHCO. This table sets forth the cash dividends paid per share and information regarding the market prices per share of the Company's common stock for the periods indicated. The price ranges are based on transactions as reported on the NASDAQ stock market. At December 31, 2001, there were 3,962 stockholders of record.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

CITY HOLDING COMPANY

     City Holding Company (the "Company"), a West Virginia corporation headquartered in Charleston, West Virginia, is a bank holding company that provides diversified financial products and services to consumers and local businesses. Through its network of 55 banking offices in West Virginia and Ohio, the Company provides credit, deposit, trust, and insurance products and services to its customers. In addition to its branch network, the Company's delivery channels include ATMs, check cards, telemarketing, direct mail solicitation, interactive voice response systems, and Internet technology. The Company has approximately 8% of the deposit market in West Virginia and is the third largest bank headquartered in West Virginia based on deposit share. In the Company's key markets, City National Bank of West Virginia ("City National") has first, second, or third largest market share.

     The Company has historically operated three business segments: community banking, mortgage banking, and other financial services. These business segments were primarily identified by the products or services offered and the channels through which the product or service is delivered. The community banking operations have offered customers traditional banking products and services, including deposit and loan products, and trust services. The mortgage banking operations have included the origination, acquisition, servicing, and sale of mortgage loans. The other financial services business segment has consisted of nontraditional services offered to customers, such as investment advisory, insurance, and Internet technology products. The Company has also maintained a general corporate business segment that includes the Parent Company and other administrative areas of the Company.

     During 2001, however, the Company completed a comprehensive reorganization plan that dramatically changed the Company's business model and refocused attention and resources on the Company's core West Virginia community banking franchise. As part of this reorganization, the Company completed its exit from mortgage banking activities by transferring its $1.10 billion loan servicing portfolio and closing remaining loan production offices in Maryland and Georgia. Additionally, the Company sold its internet service and direct mail divisions during 2001 and substantially completed the sale of its investment brokerage accounts, thus, exiting its Other Financial Services business segment. Within the community banking business segment, the Company completed the sale of its California banking operations during the year and, as a result, now maintains City National as its sole operating subsidiary as of December 31, 2001.

FINANCIAL SUMMARY

     The Company reported a consolidated net loss for 2001 of $26.00 million, or $1.54 per diluted common share, compared to a consolidated net loss for 2000 of $38.37 million, or $2.27 per diluted common share, and net income of $6.21 million, or $0.37 per share, in 1999. The net loss for 2001 includes the $17.99 million after tax charge against earnings to record the cumulative effect of a change in accounting associated with the Company's retained interests in securitized mortgage loans. Return on average assets, a measure of the effectiveness

2
-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

of asset utilization, was (1.07)% in 2001, compared to (1.38)% and 0.23% in 2000 and 1999, respectively. Return on average equity, a measure of the return on stockholders' investment was (16.85)% in 2001, compared to (19.22)% and 2.83% in 2000 and 1999, respectively.

     The 2001 net loss was primarily attributable to the cumulative effect of change in accounting principle discussed above. As discussed under the caption Retained Interests, the Company recorded a pre-tax charge against earnings of $29.98 million ($17.99 million after-tax) associated with its adoption of new accounting guidance addressing the accounting for its retained interests. Another primary factor affecting the Company's 2001 operating results was the $32.18 million provision for loan losses recorded during the year. As more fully discussed under the caption Allowance for Loan Losses, the Company's 2001 provision for loan losses was predicated on the identification of further credit deterioration within the Company's loan portfolio during the year. The Company's 2001 earnings were also negatively impacted as the Company recorded significant non-interest expense during the year as it completed its reorganization and divestiture plans. Expenses incurred in this area are further discussed under the caption Non-Interest Income and Expense.

     The 2000 net loss was most significantly affected by the Company's $34.83 million charge against earnings to write-off goodwill balances believed by the Company to be impaired as of December 31, 2000. Consistent with the Company's strategic plan adopted in 2000, it announced plans to divest its California banking operations and recorded an impaired goodwill charge of approximately $13.64 million. Also pursuant to its strategic plan, the Company announced in 2000 that it planned to fully exit its specialty finance loan origination operations and recorded an impaired goodwill charge of approximately $15.18 million. Finally, the Company recorded an impaired goodwill charge of $6.01 million during 2000 associated with its internet service and direct mail divisions. This charge resulted from the then current operating results for these divisions, profitability projections for the divisions, and an analysis of the undiscounted cash flows expected to be derived from these divisions over their respective remaining goodwill amortization periods.

BALANCE SHEET ANALYSIS

2001 vs. 2000

     The Company's consolidated balance sheet (see Table Two) changed significantly during 2001, as compared to recent years. Most notably, average total assets declined approximately $344.67 million, or 12.41%, as the Company undertook its plan to restructure its loan portfolio, reduce its reliance on external funding sources and higher-costing internal deposit products, and exit its specialty finance loan origination program.

     Within the community banking segment, the average loan balance declined $210.95 million or 10.71%, from $1.97 billion in 2000 to $1.76 billion in 2001. Because of the Company's credit quality issues in recent years in consumer, indirect, and commercial lending, the Company embarked on a plan to reduce its outstanding loan balances. The plan was initiated during the fourth quarter of 2000 with the Company's termination of its indirect automobile lending program on December 31, 2000. During 2001, the Company implemented tighter credit standards in all lending areas, centralized underwriting processes and procedures, and focused on improving asset quality as opposed to volume growth. Although not significantly affecting the average loan balance in 2001, the Company's November 30, 2001 sale of its California banking operations, which maintained a loan portfolio of between $140 and $150 million, will further reduce the average balance of outstanding loans during 2002.

     Within the mortgage banking segment, the average balance of loans held for sale declined $69.29 million or 84.26%, from $82.23 million in 2000 to $12.94 million in 2001. As previously discussed, part of the Company's reorganization plan was to exit its specialty finance related loan origination operations. As a result, new loan volume in this area continued to decline during the first half of 2001 and was eventually terminated toward the beginning of the third quarter. The Company continued to transact loan sales during the remainder of 2001 and reclassified the remaining $5.21 million of loans previously classified as held for sale to its permanent portfolio in December 2001.

     Although the average balance of the Company's investment securities portfolio did not change significantly in 2001, when compared to 2000, the Company has begun to invest additional funds in its securities portfolio as a means of offsetting some of the declines within the loan portfolio. In addition to being a valuable tool for managing the Company's liquidity position, the securities portfolio is also utilized to compensate for declines in interest income resulting from the declining loan portfolio.

     The average balance of total interest-bearing deposits decreased $134.83 million or 7.47%, from $1.80 billion in 2000 to $1.67 billion in 2001. This decline was almost entirely due to the elimination of brokered deposits as a funding source for the Company. Included in time deposits in Table Two and in the Consolidated Balance Sheets, brokered deposits were used as a significant funding source during 2000. This higher-costing source of funds had an average balance of $125.89 million during 2000, compared to $23.62 million during 2001. With significant improvement in the liquidity position of City National during 2001, the Company

                                                                              3
                                                                              -

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

did not accept any additional brokered deposits during the year and had none outstanding as of December 31, 2001.

     The improved liquidity position of City National has enabled the Company not only to end its reliance on brokered deposits, as discussed above, but has also permitted the Company to reduce its use of other external borrowing facilities. Generally, external funding sources carry a higher cost of funds than do internal funding sources such as core deposits, and part of the Company's overall strategic plan was to become less dependent on these higher-costing external funds. As a result, the average balance of short-term borrowings declined $135.36 million or 43.76%, from $309.33 million during 2000 to $173.97 million in 2001. Short-term borrowings, generally comprised of advances from the Federal Home Loan Bank and repurchase agreements, have historically been utilized by City National to fund loan growth. With the decline in loan balances within the permanent portfolio and the loans held for sale classification, the Company has been able to fund the asset side of its balance sheet with less expensive core deposits and less reliance on external borrowings.

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

     Within the mortgage banking segment, the average balance of loans held for sale decreased significantly, from $178.71 million in 1999 to $82.23 million in 2000. This decline of $96.48 million or 53.99% is consistent with the Company's declining participation in specialty finance loan originations. Loan volume of the specialty finance loan product was reduced in 1999 and continued throughout 2000, as the Company continued its efforts to reduce its reliance on this loan product. Additionally, the Company closed its California loan origination units in June 2000.

     The average balance of the securities portfolio declined $20.59 million or 5.27%, from $390.84 million in 1999 to $370.25 million in 2000. Of this decline, $10.00 million was attributable to the mortgage banking segment and the result of the Company's December 1999 write-off of its investment in Altiva Financial Corporation. The remaining $10.59 million of decline in the average balance was within the community banking segment and was due, in part, to the tightened liquidity position of City National during the first half of 2000. As necessary, City National utilized its securities portfolio to provide additional liquidity sources during the first six months of 2000. However, as City National's liquidity position improved during the second half of 2000, the Company began to reinvest funds into the securities portfolio, such that the balance as of December 31, 2000 reflects a small increase to $385.46 million, compared to $381.11 million as of December 31, 1999.

     The average balance of total interest-bearing deposits increased $78.53 million or 4.55% from $1.73 billion in 1999 to $1.80 billion in 2000. This increase was primarily due to City National's increased reliance on brokered deposits as a source of liquidity during 2000. As of December 31, 1999, the Company reported an outstanding balance of brokered deposits of $28.04 million. By July 2000, brokered deposits had increased to $212.31 million. Although the outstanding brokered deposits balance declined to $134.38 million as of December 31, 2000, City National utilized this funding source significantly during 2000, which resulted in the overall increase in the average balance of interest-bearing deposits. Including non-interest-bearing deposits, the Company's average core deposits actually declined approximately $89.50 million or 4.44%, due to the combined effect of branch sales transacted throughout 1999 and minimal deposit runoff experience during 2000.

     The average balance of short-term and long-term borrowings increased $38.19 million or 11.21%, from $340.65 million in 1999 to $378.84 million in 2000. To fund the loan growth discussed previously, the Company utilized its borrowing facilities with the Federal Home Loan Bank resulting in the increased average balance of external borrowings. Within the average short-term and long-term classifications, short-term borrowings increased $79.27 million or 34.46%, while long-term debt declined $41.08 million or 37.15%. The fluctuation between these two classifications was primarily due to the increasing interest rate environment experienced during the second half of 1999 and throughout the first nine months of 2000. During the period of rising interest rates, the Company began to utilize its short-term borrowing facilities in anticipation of future interest rate declines. Additionally, the outstanding balance of the Parent

4
-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Company's long-term debt was reclassified to short-term borrowings in June 2000, consistent with the revised terms and conditions of the term loan agreement. As a result, $16.00 million was reclassified from long-term debt to short-term borrowings as of June 30, 2000.

===============================================================================
TABLE TWO
AVERAGE BALANCE SHEETS AND NET INTEREST INCOME
(in thousands)

                                                2001                              2000                             1999
                                   Average                 Yield/    Average                 Yield/   Average               Yield/
                                   Balance    Interest     Rate      Balance    Interest      Rate     Balance    Interest   Rate
                              ---------------------------------------------------------------------------------------------------
ASSETS
Loan portfolio (1)              $1,758,834   $ 148,974    8.47%   $1,969,785   $ 171,473    8.71%   $1,792,625   $ 152,320   8.50%
Loans held for sale                 12,942       1,062    8.21        82,228       9,040   10.99       178,711      16,406   9.18
Securities:
   Taxable                         303,746      15,518    5.11       278,584      17,389    6.24       287,333      17,675   6.15
   Tax-exempt (2)                   66,688       5,138    7.70        91,663       7,089    7.73       103,506       7,742   7.48
                               --------------------------------------------------------------------------------------------------
      Total securities             370,434      20,656    5.58       370,247      24,478    6.61       390,839      25,417   6.50
Federal funds sold                  39,935       1,156    2.89         3,755         217    5.78         5,093         244   4.79
Retained interests                  71,459       7,430   10.40        76,958         185    0.24        82,337       3,876   4.71
                               --------------------------------------------------------------------------------------------------
   Total interest-earning assets 2,253,604     179,278    7.96     2,502,973     205,393    8.21     2,449,605     198,263   8.09
Cash and due from banks             60,441                            73,282                            89,515
Premises and equipment              51,785                            64,003                            69,710
Other assets                       111,947                           164,040                           129,121
Less: allowance for possible
   loan losses                     (45,428)                          (27,279)                          (19,219)
                               --------------------------------------------------------------------------------------------------
      Total assets              $2,432,349                        $2,777,019                        $2,718,732
                              ===================================================================================================

LIABILITIES
Demand deposits                $   416,281   $   9,161    2.20%   $  408,681   $  12,514    3.06%   $  378,645  $  11,315    2.99%
Savings deposits                   291,072       7,300    2.51       312,940      10,792    3.45       322,856     10,586    3.28
Time deposits                      962,671      51,082    5.31     1,083,228      59,450    5.49     1,024,823     49,563    4.84
Short-term borrowings              173,974       8,604    4.95       309,330      18,996    6.14       230,060     11,436    4.97
Long-term debt                      31,854       2,147    6.74        69,508       3,987    5.74       110,592      6,219    5.62
Trust preferred securities          87,500       8,020    9.17        87,500       8,017    9.16        87,500      8,014    9.16
Trust preferred accrued interest     1,105         101    9.14            -           -        -            -           -       -
                               ---------------------------------------------------------------------------------------------------
   Total interest-bearing
      liabilities                1,964,457      86,415    4.40     2,271,187     113,756    5.01     2,154,476     97,133    4.51
Demand deposits                    274,220                           248,979                           291,124
Other liabilities                   39,360                            57,151                            53,921
Stockholders' equity               154,312                           199,702                           219,211
                              ---------------------------------------------------------------------------------------------------
   Total liabilities and
      stockholders' equity     $ 2,432,349                        $2,777,019                        $2,718,732
                              ===================================================================================================
   Net interest income                       $  92,863                         $  91,637                        $ 101,130
                              ===================================================================================================
   Net yield on earning assets                            4.12%                            3.66%                             4.13%
                              ===================================================================================================

(1) For purposes of this table, non-accruing loans have been included in average balances. Loan fees, which are immaterial, have been included in interest income.

(2) Computed on a fully federal tax-equivalent basis assuming a tax rate of approximately 35%.
===============================================================================

                                                                              5
                                                                              -

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

NET INTEREST INCOME

2001 vs. 2000

     On a tax equivalent basis, net interest income increased $1.23 million, from $91.64 million in 2000 to $92.86 million in 2001. Changes in net interest income during 2001 can primarily be associated with three factors.

     First, declining average earning asset balances, offset by declining interest-bearing liability balances, were responsible for a decrease in net interest income of $7.00 million (see Table Three). Average earning assets decreased by $249.37 million or 9.96%, and average interest-bearing liabilities decreased by $306.73 million or 13.51% during 2001. Since the yield on these earning assets exceeds the interest paid on the liabilities, the impact of declining balances on net interest income was negative. Future declines in earning assets, which are anticipated, will likely have corresponding affects. As an example, the Company's fourth quarter 2001 sale of its California banking operations will result in a decline in the average balance of interest-earning assets and interest-bearing liabilities in 2002, as compared to 2001.

     Second, resumption of the accrual of interest on the Company's retained interests added $7.26 million to net interest income in 2001 (see Table Three). Had the retained interests accrued at the same rate in 2001 as in 2000, interest income would have decreased to $172.02 million in 2001, and net interest income would have decreased in 2001 rather than increasing by $1.23 million as reported.

     Third, after adjusting for the impact of interest accrued on the retained interests, the impact of declines in rates on both earning assets and interest-bearing liabilities resulted in an improvement in net interest income of $.96 million (see Table Three). This improvement can be attributed to tight management of liability costs. The Company's improved liquidity position during 2001 allowed it to significantly reduce its reliance on short-term borrowings, as evidenced by average short-term borrowings decreasing by 43.76%. The rates paid on these borrowings also decreased, from 6.14% in 2000 to 4.95% in 2001. Tight management of rates paid on savings and interest-bearing checking accounts further contributed to the improvement in the cost of interest-bearing liabilities.

2000 vs. 1999

     On a tax equivalent basis, net interest income declined $9.49 million or 9.39%, from $101.13 million in 1999 to $91.64 million in 2000. Although interest income increased $7.13 million in 2000, as compared to 1999, interest expense increased $16.62 million over the same periods.

     Due primarily to volume increases within the community banking segment, interest income derived from the loan portfolio increased $19.15 million or 12.57% in 2000, as compared to 1999. However, the decline in the average balance of loans held for sale within the mortgage banking segment resulted in a $7.37 million reduction of interest income derived from these products. Also within the mortgage banking segment, the Company's suspension of accruing interest on its retained interests resulted in a $3.69 million or 95.23% decline in interest income for 2000, as compared to 1999. The accrual of interest income on the retained interests was suspended in mid-1999 due to the performance of the underlying collateral loans and revised forecasts associated with the timing of the receipt of cash flows. Interest income recognized during 2000 represented interest earned, and cash received, resulting from funds invested during the interim period between the receipt of cash from the borrowers and the subsequent payment of cash to noteholders.

     Of the $16.62 million or 14.61% increase in interest expense in 2000, as compared to 1999, $11.29 million was associated with interest expense on deposit accounts. Primarily as a result of the increased reliance on brokered deposits discussed previously, interest expense on time deposits increased $9.89 million or 19.95%, from $49.56 million in 1999 to $59.45 million in 2000. Interest expense associated with brokered deposits approximated $8.45 million in 2000 and $1.15 million in 1999. Additionally, City National utilized several higher-priced deposit products during 2000 in an effort to maintain deposit customers and address liquidity issues, resulting in an increase in overall funding costs to the Company.

     Interest expense associated with short-term and long-term borrowings increased $5.33 million or 30.18%, from $17.66 million in 1999 to $22.98 million in 2000. During the rising interest rate environment experienced late in 1999 and into 2000, interest rate movements resulted in an increase in funding costs from external borrowings of approximately $3.19 million during 2000. Additionally, increased borrowings to fund asset growth resulted in an increase in interest expense of $2.14 million in 2000, as compared to 1999.

6
-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
===============================================================================

TABLE THREE
RATE/VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE
(in thousands)

                                                  2001 vs. 2000                       2000 vs. 1999
                                                Increase (Decrease)                 Increase (Decrease)
                                                 Due to Change In:                   Due to Change In:
                                             Volume      Rate        Net        Volume     Rate       Net
                                        ----------------------------------------------------------------------
Interest-Earning Assets
  Loan portfolio                         $  (17,968)  $ (4,531)   $ (22,499)  $  15,349   $  3,804   $ 19,153
  Loans held for sale                        (6,132)    (1,846)      (7,978)    (10,138)     2,772     (7,366)
  Securities:
    Taxable                                   1,476     (3,347)      (1,871)       (544)       258       (286)
    Tax-exempt (1)                           (1,924)       (27)      (1,951)       (909)       256       (653)
                                        ----------------------------------------------------------------------
    Total securities                           (448)    (3,374)      (3,822)     (1,453)       514       (939)
  Federal funds sold                          1,099       (160)         939         (72)        45        (27)
  Retained interest in securitized loans        (14)     7,259        7,245        (238)    (3,453)    (3,691)
                                        ----------------------------------------------------------------------
    Total interest-earning assets        $  (23,463)  $ (2,652)   $ (26,115)  $   3,448   $  3,682   $  7,130
                                        ======================================================================
Interest-Bearing Liabilities
  Demand deposits                        $      229   $ (3,582)   $ (3,353)   $     914   $    285   $  1,199
  Savings deposits                             (712)    (2,780)     (3,492)        (331)       537        206
  Time deposits                              (6,447)    (1,921)     (8,368)       2,938      6,949      9,887
  Short-term borrowings                      (7,192)    (3,200)    (10,392)       4,491      3,069      7,560
  Long-term debt                             (2,446)       606      (1,840)      (2,354)       122     (2,232)
  Trust preferred securities                      -          4           4            -          3          3
  Trust preferred accrued interest              100          -         100            -          -          -
                                        ----------------------------------------------------------------------

    Total interest-bearing liabilities   $  (16,468)  $(10,873)   $(27,341)   $   5,658   $ 10,965   $ 16,623
                                        ======================================================================
    Net interest income                  $   (6,995)  $  8,221    $  1,226    $  (2,210)  $ (7,283)  $ (9,493)
                                        ======================================================================

(1)  Fully federal taxable equivalent using a tax rate of approximately 35%.

     The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
===============================================================================

NON-INTEREST INCOME AND EXPENSE

2001 vs. 2000

     Excluding investment securities transactions, total non-interest income declined $5.58 million or 12.11%, from $46.05 million in 2000 to $40.47 million in 2001. Excluding the $8.04 million gain recognized on the sale of the Company's California banking operations and other divisions during 2001, total non-interest income declined $13.61 million or 29.56% in 2001 as compared to 2000.

     Driving this decline was the decrease in revenues derived from mortgage banking activities, which declined approximately $13.68 million or 77.28%, from $17.70 million in 2001 to $4.02 million in 2001. The Company's sale of its mortgage servicing division in December 2000 had the most significant impact to non-interest income as loan servicing fees declined from $16.96 million in 2000 to approximately $383,000 in 2001. With the Company's exit from mortgage banking activities, non-interest income is now primarily generated from retail deposit relationships, trust, and insurance products. Partially offsetting the decline in mortgage banking income, service charge fee income on retail deposit relationships increased $7.13 million or 66.13%, from $10.78 million in 2000 to $17.91 million in 2001. During 2001, the Company implemented policy changes that resulted in substantially higher collection rates of service charges and similar fees and initiated fee increases to match the Company's competitors. During the fourth quarter of 2001, the bank had non-interest income of $13.41 million, which included no significant revenues associated with discontinued mortgage banking activities. Non-interest income for the fourth quarter of 2001 represented 26.5% of the total of net interest income and non-interest income (after adjusting for the gain on the sale of the California banks) as compared to the Company's similarly sized peers, which average approximately 21.2%. Therefore, the Company believes that it has accomplished its goal of lifting revenues from non-interest sources to peer levels.

     During 2001, the Company also recognized income on investment securities transactions of $2.38 million. This income was primarily due to the Company's implementation of an investment strategy designed to produce capital gains, as opposed to interest income, in order to utilize capital loss carryforwards available to the Company for income tax purposes.

                                                                              7
                                                                              -

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Non-interest expense declined $44.41 million or 27.96% in 2001, as compared to 2000. As further described below, non-recurring expenses associated with restructuring costs characterized both 2001 and 2000. During the fourth quarter of 2001, the Company had non-interest expense of $22.54 million. As a percent of non-interest income and net interest income, non-interest expense during the fourth quarter of 2001 was 68.1% after adjusting for the gain on the sale of the California banking subsidiaries. As a result, the Company believes that it is on its way toward achieving peer average levels of non-interest expenses.

     During 2001, the Company recorded approximately $3.42 million in non-recurring compensation costs associated with employee terminations and severance-related issues. Of this charge, approximately $2.14 million was attributable to severance and outplacement benefits associated with the Company's reorganization and staff reduction project. During the third quarter of 2001, the Company implemented a "best practices" project to improve operating procedures and policies throughout the Company, allowing it to staff at levels comparable to similarly-sized institutions. This project resulted in the elimination of approximately 300 positions through attrition and a severance program. The elimination of these positions is expected to produce expense savings of approximately $7.00 million annually.

    As part of the Company's reorganization, it identified certain facilities that it exited during 2001 as it consolidated operations. The Company also identified equipment, software, and other fixed assets that no longer fit the Company's business model. As a result, the Company recorded a charge of $3.95 million during 2001 to recognize the loss on disposal or impairment in value of fixed assets.

     The Company also recorded a $3.20 million charge to record estimated contractual obligations to repurchase loans sold or securitized without credit recourse upon which the Company is obligated to compensate the purchasers for deficiencies in documentation previously warranted by the Company. This charge includes a $1.90 million expense to reflect an estimated contractual obligation to FNMA associated with a loan servicing portfolio previously acquired and subsequently sold. The remaining portion of the charge includes a $1.30 million charge to reflect an estimated obligation to repurchase previously sold or securitized loans for documentation deficiencies found to exist in the loan files. Over the past few years, the Company sold over $2 billion of first lien and junior lien mortgage loans to various parties and, in doing so, made representations and warranties as to the adequacy of the loan file documentation.

     Additionally, the Company recorded a $3.00 million charge to accrue litigation expense to reflect developments that arose during 2001 that increased the probability of an unfavorable outcome in litigation related to operations the Company has either sold or closed (see Legal Issues).

     The Company also recorded a $1.97 million charge to reflect the estimated fair value of its direct mail division prior to its sale in the second quarter of 2001.

     In terms of operational areas, occupancy and equipment expense declined $1.99 million or 17.48%, depreciation expense declined $3.51 million or 28.59%, and telecommunications costs declined $1.08 million or 21.02% in 2001 as compared to 2000. Each of these expense declines were the result of the consolidation of certain operations completed during 2001, the Company's exit from several operational facilities and branch locations, the disposal of certain equipment and software no longer used in the Company's operations, and the sale of subsidiaries and divisions.

     With the Company's exit from its specialty finance loan origination operations, advisory fees paid in connection with its out-of-state loan production offices declined $1.82 million or 45.34% in 2001 as compared to 2000.

2000 vs. 1999

     Excluding investment securities transactions, non-interest income declined $23.38 million or 33.68%, from $69.43 million in 1999 to $46.05 million in 2000. Of this decline, gains recognized from the sale of branch locations in 1999 represented approximately $8.80 million, with the remaining $14.58 million attributable to changes made within the mortgage banking segment. Excluding investment securities transactions, non-interest income within the mortgage banking segment declined $18.79 million or 57.79%, from $32.52 million in 1999 to $13.73 million in 2000, as discussed further below.

     The Company continued to reduce its junior lien mortgage loan production throughout 2000. The Company also terminated its loan securitization program after its May 1999 securitization transaction, which generated a $3.88 million pre-tax gain in 1999. Additionally, the Company entered into several transactions during the second half of 2000 to sell remaining junior lien mortgage loans and recorded declines in the fair value of junior lien mortgage loans that were not sold. The combined effect of these events resulted in a decline in revenues from loan sales of $8.20 million. Net origination fees on junior lien mortgage loans also declined in 2000 due to the reduction of junior lien mortgage loan production throughout 2000. Although significant volume reductions had begun in 1999, the Company's reduced origination volume of the junior lien mortgage loan product in 2000 resulted in a $1.96 million or 45.69% decline in net origination fees in 2000 as compared to 1999. Also, within the mortgage banking segment, mortgage loan servicing fees declined $5.11 million or 23.14%, from $22.07 million in 1999 to $16.96 million in

8
-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

2000. This decrease was due to the decline in new loan originations, normal runoff within the portfolio, and the November 1, 2000 transfer of the right to service $229.74 million of loans to an independent third party.

     Non-interest expense increased $28.20 million or 21.59%, from $130.61 million in 1999 to $158.81 million in 2000. As previously discussed, the Company recorded a charge against 2000 earnings of approximately $34.83 million that led to the increased non-interest expense in 2000. Additionally, other expenses increased $14.32 million or 37.11%, from $38.59 million in 1999 to $52.91 million in 2000. This increase was due, in part, to a loss on fixed asset disposals of $4.81 million associated with discontinuance of the specialty finance loan origination operations. Within the mortgage banking segment, $3.87 million of this increase was attributable to advisory fees associated with the Company's loan production offices in Virginia, Maryland, and Georgia. The remaining increase in non-interest expense was due to various activities in 2000 including additional professional and consulting fees associated with the development of the Company's strategic plan, formalizing and implementing the plan to complete an orderly exit from the Company's California operations, compliance with City National's formal agreement with the Office of the Comptroller of the Currency (the "OCC"), and similar 2000 events.

     Partially offsetting the increases within non-interest expense, compensation costs declined $8.57 million or 15.17%, from $56.53 million in 1999 to $47.96 million in 2000. Compensation costs for 2000 included a charge of $2.51 million related to the termination and noncompetition agreements signed with certain former officers of the Company. Excluding these severance-related expenses, compensation costs declined $11.08 million or 19.60% in 2000 as compared to 1999. This decline corresponded to a 13.33% decline in the number of full-time equivalents employed by the Company during these periods, resulting from the downsizing and eventual closing of the California loan origination divisions and the reorganization within the community banking segment.

     Occupancy-related expenses declined $4.34 million or 38.16%, from $11.38 million in 1999 to $7.04 million in 2000, primarily due to the reduced number of branch locations in 2000 and the closing of the California loan origination divisions. Advertising expense declined $8.51 million or 69.20%, from $12.30 million in 1999 to $3.79 million in 2000, as a result of the reduced volume of nationwide, direct mail solicitation of junior lien mortgage loans in 2000 as compared to prior years.

INCOME TAXES

     Excluding the income tax implications of the cumulative effect of an accounting change recorded during 2001, the Company recorded a $4.65 million income tax benefit for the year ended December 31, 2001. Additionally, the Company recorded an income tax benefit of approximately $11.99 million associated with the cumulative effect of an accounting change associated with the Company's retained interests in securitized mortgage loans. In total, the Company recorded an income tax benefit of $16.64 million in 2001, which represents an effective income tax rate of 39.03%. For the years ended December 31, 2000 and 1999, the Company recorded an income tax (benefit) expense of $(15.73) million and $1.84 million, representing effective income tax rates of 29.07% and 22.87%, respectively. The Company's effective tax rate for 2001 differed from its statutory income tax rate slightly due to non-taxable interest income recorded during the year, primarily attributable to interest income earned on tax-exempt investment securities. The Company's 2000 effective tax rate was primarily affected by the write-off of non-deductible goodwill and the 1999 effective tax rate was primarily affected by the significance of non-taxable interest income as a percentage of pre-tax income. Note Fifteen to the audited financial statements further illustrates the differences between the Company's effective and statutory income tax rates.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's net deferred tax assets increased from $44.65 million at December 31, 2000 to $47.44 million at December 31, 2001. The components of the Company's net deferred tax assets are disclosed in Note Sixteen. Realization of the most significant net deferred tax assets is primarily dependent on future events taking place that will reverse the current deferred tax assets. For example, realization of the deferred tax asset attributable to the allowance for loan losses is expected to occur as additional loan charge-offs, which have already been provided for within the Company's financial statements, are realized. The deferred tax asset associated with the Company's retained interests is expected to be realized as income, derived from the retained interest, is recognized within the Company's financial statements. The capital loss carryforward is expected to be realized over the next few years, based on a tax-planning initiative implemented to generate capital gains (see Investments) that will be used to offset previously recorded capital losses. The Company believes that it is more likely than not that each of the net deferred tax assets will be realized and that no valuation allowance is necessary as of December 31, 2001.

                                                                              9
                                                                              -

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

MARKET RISK MANAGEMENT

     Market risk is the risk of loss due to adverse changes in current and future cash flows, fair values, earnings, or capital due to adverse movements in interest rates and other factors, including foreign exchange rates and commodity prices. Because the Company has no significant foreign exchange activities and holds no commodities, interest rate risk represents the primary risk factor affecting the Company's balance sheet and net interest margin. Significant changes in interest rates by the Federal Reserve could, in turn, result in similar changes in LIBOR interest rates, prime rates, and other benchmark interest rates that could affect the estimated fair value of the Company's investment securities portfolio, interest paid on the Company's short-term and long-term borrowings, interest earned on the Company's loan portfolio, and interest paid on its deposit accounts.

     The Company's Asset and Liability Committee ("ALCO") has been delegated the responsibility of managing the Company's interest-sensitive balance sheet accounts to maximize earnings while managing interest rate risk. ALCO, comprised of various members of executive and senior management, is also responsible for establishing policies to monitor and limit the Company's exposure to interest rate risk and to manage the Company's liquidity position. ALCO satisfies its responsibilities through monthly meetings during which product pricing issues, liquidity measures, and interest sensitivity positions are monitored.

     During 2001, ALCO implemented significant modifications to its methodology and processes for managing the Company's interest rate risk. Most notably, the Company fully implemented an asset/liability management and simulation software model, which is used to periodically update the interest sensitivity position of the Company's balance sheet. The model is also used to perform analyses that measure the impact on net interest income and capital of various changes in the interest rate environment. Such analyses quantify the effects of various interest rate scenarios on projected net interest income. The Company's policy objective is to avoid negative fluctuations in net interest income of more than 10% within a 12-month period, assuming a ramped increase or decrease of 300 basis points over a 24-month period. At December 31, 2001, the Company was in compliance with its policy.

     The following table summarizes the sensitivity of the Company's net interest income to various interest rate scenarios. The results of the sensitivity analyses presented below differ from the results used internally by ALCO in that, in the analyses below, interest rates are assumed to have an immediate and sustained parallel shock. The Company recognizes that rates are volatile, but rarely move with immediate and parallel effects. Internally, the Company considers a variety of interest rate scenarios that are deemed to be possible while considering the level of risk it is willing to assume in "worst-case" scenarios such as shown by the following.

                          2001
-------------------------------------------------------------
                                         Estimated Increase
      Immediate          Estimated         (Decrease) in
  Basis Point Change  (Decrease) in Net  Economic Value of
   in Interest Rates   Interest Income       Equity
-------------------------------------------------------------

        +500             (10.4)%                (9.9)%
        +300              (3.4)                (14.2)
        +100              (0.7)                 (4.9)
        -100              (0.2)                  8.1

                          2000
-------------------------------------------------------------
                                         Estimated Increase
      Immediate      Estimated Increase    (Decrease) in
  Basis Point Change  (Decrease) in Net  Economic Value of
   in Interest Rates   Interest Income       Equity
-------------------------------------------------------------

        +300             (0.13)%               (7.79)%
        +200              0.13                 (6.54)
        +100              0.17                 (5.24)
        -100             (0.14)                (3.51)
        -200             (0.54)                (3.90)
        -300             (0.97)                (4.86)

     These results are highly dependent upon assumptions made by management, including but not limited to, assumptions regarding the manner in which interest-bearing demand deposit and saving deposit accounts reprice in different interest rate scenarios, pricing behavior of competitors, prepayments of loans and deposits under alternative rate environments, and new business volumes and pricing. As a result, there can be no assurance that the results above will be achieved in the event that interest rates increase or decrease during 2002 and beyond.

     At December 31, 2000, the federal funds rate was approximately 6%. At this level, increases or decreases of 300 basis points were reasonable risks to consider. And, in fact, rates decreased by over 400 basis points over a 12 month period. However, at December 31, 2001, interest rates are at historically low levels. For example, the federal funds rate target was 1.75%. Were this interest rate to remain in effect throughout 2002, it would be the lowest annual rate since 1958. Therefore, the Company believes that there is significantly more risk of rising rates than falling rates. For December 31, 2001, the Company has elected not to present the risks associated with decreases of 200 or 300 basis points. The Company believes that it cannot adequately predict how the financial markets would react were rates to decrease more than an additional 100 basis points. Also, for December 31, 2001, management has elected to present the risk of a parallel

10
--

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

increase in rates of +500 basis points. An immediate rate increase of 500 basis points over rates in effect at December 31, 2001 is believed to be a reasonable worst-case scenario for management consideration for 2002.

LIQUIDITY

     Liquidity is evaluated at both the Company level and at City National.

     City National has seen a significant improvement in liquidity during 2001. City National manages its liquidity position to effectively and economically satisfy the funding needs of its customers and to accommodate the scheduled repayment of borrowings. The Company attempts to maintain a stable, yet increasing, core deposit base as its primary funding source. The Company also manages relationships with external funding sources, including the Federal Home Loan Bank, to provide it with a second source of liquidity. Additionally, City National has historically utilized the capital markets, including the acceptance of brokered deposits, as another source of liquidity. Additionally, the Company seeks to manage liquidity by maintaining a sufficient percentage of its total assets as liquid assets, such as the Company's securities portfolio, that could be sold if necessary to provide additional funding sources. As of December 31, 2001, the Company believes that City National maintained a sufficient liquidity position to satisfy its funding and cash needs.

     Likewise, the liquidity position of the Company is significantly improved at December 31, 2001 as compared to December 2000. At December 31, 2000, the Company had a line of credit with City National, a short-term note and line of credit with SunTrust Bank, as well as obligations under the City Holding
Company Capital Trust and City Holding Company Capital Trust II for issuances of trust-preferred securities. During 2001, the Company fully paid its obligations under a line of credit with City National. The Company also used the proceeds of the sale of its California banking subsidiaries in November
2001 to fully repay its short-term note and line of credit with SunTrust Bank. However, the Company continues to have significant obligations to City Holding Company Capital Trust and City Holding Company Capital Trust II, which in turn have obligations to holders of preferred securities issued by the Trusts. Interest on these securities was deferred in 2001 as required by the Company's primary regulator, the Federal Reserve Bank of Richmond. As a result, the Company has accrued an obligation to pay cumulative deferred dividends on its two trust-preferred issues at December 31, 2001 of $5.66 million. The Company has the right to defer dividends on these securities for up to five years. As discussed under the caption Capital Resources, the Company is dependent upon dividend payments from City National to make these payments. During 2002, the Company intends to seek permission from both the Federal Reserve Bank of Richmond and the OCC to make dividend payments from City National to the Company and in turn make both cumulative and current interest payments to the Capital Trusts and subsequently to holders of the trust preferred securities. However, there can be no assurance that the OCC will approve requests to pay dividends to the Parent Company or that the Federal Reserve will approve requests to pay interest on the trust preferred securities during 2002.

     On a consolidated basis, the Company's cash and cash equivalents, represented by cash, due from banks, and federal funds sold, are a product of its operating, investing, and financing activities as set forth in the Consolidated Statements of Cash Flows included herein. A significant portion of the 2001 net loss was attributable to non-cash expenses, such as the $17.99 million cumulative effect of accounting change, the $32.18 million provision for loan losses, and the $8.78 million depreciation expense. As a result, Operating Activities actually provided cash of approximately $42.40 million during 2001. Of this total, $18.27 million was provided from loans held for sale transactions as the Company discontinued originating loans with the intent to sell. Similarly, in 2000 Operating Activities provided $147.63 million of cash despite a net loss of $38.37 million. Non-cash expenses such as $40.84 million in goodwill impairment losses and amortization, $25.48 million in provision for loan losses, and $12.29 million in depreciation expense, while significantly affecting the results of operations, did not affect operating cash flows. Loans held for sale transactions generated $88.54 million of cash and the liquidation of a portion of the Company's Bank Owned Life Insurance generated $21.48 million of cash from Operating Activities during 2000. During 1999, net proceeds from loans held for sale transactions provided $134.86 million in cash from Operating Activities.

     Within Investing Activities, declining loan balances provided $400.83 million of cash during 2001 and enabled the Company to reduce its reliance on higher-costing funding sources, as discussed below. Partially offsetting the increase in cash resulting from declining loan balances, the sale of the California banking operations, which maintained a balance of $39.30 million of federal funds sold, resulted in a decline in cash balances during 2001. Although the Company received approximately $23.00 million of cash from the sale of the California banking operations, the proceeds were used entirely to repay balances outstanding on the Parent Company's short-term note and line of credit with SunTrust Bank, who held the common stock of the California banks as collateral for the Parent Company's borrowings. Therefore, the sale of the California banking operations, while providing cash to repay debt obligations of the Company, did not result in an increase in cash balances for the Company. Net cash used in investing

                                                                             11
                                                                             --

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

activities during 2000 approximated $60.91 million and was directly attributable to growth within the loan portfolio. Net cash used in investing activities in 1999 was primarily attributable to loan growth of approximately $175.06 million and the Company's sale of seven branch locations, which largely involved the sale of deposit relationships and represented $64.99 million of cash.

     Cash used in Financing Activities approximated $316.79 million during 2001, as interest-bearing deposits declined $234.51 million and short-term borrowings declined $98.56 million. As previously discussed, with the improved liquidity position of City National, the bank has been able to fund the asset side of its balance sheet with less expensive core deposits and allow the balance of higher-costing time deposits and short-term borrowings to decline as loan balances have declined. Of the total decline in interest-bearing deposits, $134.38 million is attributable to the elimination of brokered deposits as a funding source. Net cash used in Financing Activities during 2000 approximated $118.21 million, primarily due to reductions in both short-term and long-term borrowings of $238.95 million. Net principal reductions in borrowings were partially offset by an increase of $128.17 million in deposit balances during 2000, primarily from the issuances of brokered deposits. During 1999, cash provided by Financing Activities of $135.60 million was primarily attributable to a $191.17 million increase in short-term borrowings. The increase in short-term borrowings was necessary to provide for the decline in deposits attributable to the sale of seven branch locations and other declines in deposit relationships. Short-term borrowings were also increased at December 31, 1999 to provide for potential Y2K related deposit runoff.

INVESTMENTS

     As illustrated in Table Five, the Company's investment portfolio is most heavily concentrated in U.S. Treasury and other U.S. government agency securities. As of December 31, 2001, 2000, and 1999, investments in these securities represented 54%, 69%, and 62%, respectively, of the total investment securities portfolio. The decline in the percentage of the investment portfolio allocated to U.S. Treasury and other U.S. government agency securities during 2001 was offset by an increase in the percentage of the investment portfolio allocated to mortgage-backed securities. The mortgage-backed securities in which the Company has invested are predominantly underwritten to the standards of and guaranteed by government-sponsored agencies such as FNMA and FHLMC. The remaining investments within the portfolio include securities of state and local subdivisions and other debt and equity securities. The Company's investment portfolio is structured to provide flexibility in managing liquidity and interest rate risk, while providing acceptable rates of return.

     In addition to the securities described above and outlined in Table Five, the Company invested in the Eaton Vance Institutional Short Term Treasury Fund (the "Fund") during 2001 as part of an income tax planning strategy to generate capital gains, as opposed to interest income, in order to utilize capital loss carryforwards available to the Company for income tax purposes. The Fund invests exclusively in U.S. Treasury obligations with a remaining maturity of up to five years and repurchase agreements collateralized exclusively by U.S. Treasury obligations. During 2001, the average balance of the Company's investment in the Fund approximated $46.25 million, which is included in the average balance of taxable securities in Table Two. As a result of this investment, the Company recorded realized securities gains of approximately $1.62 million during 2001.

     The capital loss carryforwards referred to above were primarily created from investment losses recorded in 2000 and 1999. In 2000, the Company recognized a $5.12 million loss associated with its investment in small business investment corporations, and in 1999, the Company recognized a $10.00 million loss associated with its investment in preferred stock of Altiva Financial Corporation.

12
--

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

===============================================================================
TABLE FIVE
INVESTMENT PORTFOLIO
(in thousands)


                                                                           Carrying Values as of
                                                                                December 31
                                                                          2001       2000      1999
                                                                      ---------------------------------
Securities available-for-sale:
  U.S. Treasury and other U.S. government corporations and agencies    $ 208,855   $266,139  $ 229,531
  States and political subdivisions                                       65,900     92,817     99,143
  Mortgage-backed securities                                              89,540      3,490      5,699
  Other debt securities                                                    6,250      5,687      5,595
                                                                      ---------------------------------
    Total debt securities                                                370,545    368,133    339,968
  Equity securities                                                       13,007     17,329     41,144
                                                                      ---------------------------------
    Total                                                              $ 383,552   $385,462  $ 381,112
                                                                      =================================

At December 31, 2001, there were no securities of any non-governmental issuers whose aggregate carrying or market value exceeded 10% of stockholders' equity.

                                                                     Maturing
                                        Within         After One But         After Five But        After
                                        One Year     Within Five Years      Within Ten Years     Ten Years
                                   Amount     Yield   Amount      Yield      Amount     Yield   Amount   Yield
                                 ------------------------------------------------------------------------------
U.S. Treasury and other U.S.
  government corporations and
  agencies                         $  34,419  6.28%   $ 135,604   5.75%      $  29,627  7.71%   $ 9,205  7.14%
States and political subdivisions      9,975  7.80       26,476   7.58          21,259  7.53      8,190  7.45
Mortgage-backed securities               341  6.18        8,280   4.92          77,804  5.05      3,115  6.08
Other debt securities                  2,119  7.85        4,131   6.35              --    --         --    --
                                 ------------------------------------------------------------------------------
    Total debt securities          $  46,854  6.67%   $ 174,491   6.00%      $ 128,690  6.07%   $ 20,510 7.10%
                                 ==============================================================================

Weighted-average yields on tax-exempt obligations of states and political subdivisions have been computed on a fully federal tax-equivalent basis using a tax rate of approximately 35%.
===============================================================================



===============================================================================
TABLE SIX
LOAN PORTFOLIO
(in thousands)

                                                                December 31
                                             2001         2000          1999          1998          1997
                                       -------------------------------------------------------------------

Commercial, financial and agricultural  $   430,748   $   637,870   $   589,116   $   509,214  $   464,678
Real estate-mortgage                        729,203       959,457       949,830       842,727      676,828
Installment loans to individuals            230,304       370,832       347,168       363,988      367,095
                                       -------------------------------------------------------------------
    Total loans                         $ 1,390,255   $ 1,968,159   $ 1,886,114   $ 1,715,929  $ 1,508,601
                                       -==================================================================

===============================================================================

                                                                             13
                                                                             --

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The total loan portfolio declined $577.90 million or 29.36%, from $1.97 billion at December 31, 2000 to $1.39 billion at December 31, 2001. Of the total decline in outstanding loan balances, the Company's sale of its California banking operations represented $147.40 million. The remaining decline of $430.50 million during 2001 was attributable to the Company's strategic plan to address credit quality issues affecting the Company in recent years, primarily within the installment, indirect, and commercial lending areas. Additionally, declines in loan balances were also planned to improve the liquidity position of City National and to enable City National to become less dependent on higher-costing external funding sources and, therefore, ultimately improve the Company's net interest margin.

     Except for home equity and credit card lending, each of the major loan classifications experienced declines in outstanding balances. Although residential real estate loans, excluding home equity loans, experienced the largest dollar decline, approximately $261.63 million from December 31, 2000, the majority of this decline was attributable to the Company's sale of its California banking operations. Commercial loans experienced the next largest dollar decline, with a decrease in outstanding balances of approximately $207.12 million during 2001. This decline was primarily caused by a reduction in commercial loan originations in response to the credit quality issues faced by the Company in recent years, which were predominantly centered in the commercial lending area. As a result, the Company has placed emphasis on improving the credit quality of its commercial lending portfolio through tighter credit standards, improved pricing commensurate with the credit risk inherent in commercial lending, and centralized lending authority.

     The Company has also tightened credit standards within its consumer/installment lending function in response to recent credit quality issues. As a result, outstanding balances of installment loans declined approximately $93.59 million, from $218.83 million as of December 31, 2000 to $125.24 million at December 31, 2001. Through the implementation of a credit scoring model during 2001, the Company has been more selective in originating new loans within the installment lending area and has, where appropriate, redirected consumer loan activity to either a home equity product for larger consumer-type loans or to credit cards for smaller consumer credit relationships.

     The indirect automobile lending program, a source of significant loan growth during 2000, was terminated on December 31, 2000. As a result, the outstanding balance of indirect loans declined $49.12 million or 36.22%, from $135.59 million to $86.47 million at December 31, 2000 and 2001, respectively. Balances outstanding attributable to the indirect lending program are expected to continue to decline over the next few years.

     The following table shows the maturity of loans outstanding as of December 31, 2001:

                                                    Maturing
                                               After One
                                     Within    But Within    After
                                    One Year   Five Years  Five Years   Total
                                 -----------------------------------------------
                                              (in thousands)
Residential real estate           $ 232,408  $ 319,435     $ 79,260   $  631,103
Home equity                          30,913     61,874        5,313       98,100
Commercial real estate              106,324    155,553       22,882      284,759
Other commercial                     90,237     48,575        7,177      145,989
Installment                          72,728     52,508           --      125,236
Indirect                             31,373     55,101           --       86,474
Credit card                          18,594         --           --       18,594
                                 -----------------------------------------------
    Total loans                   $ 582,577  $ 693,046     $ 114,632  $1,390,255
                                 ===============================================

Loans maturing after
 one year with:
  Fixed interest rates                       $ 381,499
  Variable interest rates                      426,179
                                            ----------
    Total                                    $ 807,678
                                            ==========

ALLOWANCE AND PROVISION FOR LOAN LOSSES

     Management systematically monitors the loan portfolio and the adequacy of the allowance for loan losses on a quarterly basis to provide for probable losses inherent in the portfolio. Management assesses the risk in each loan type based on historical trends, the general economic environment of its local markets, individual loan performance, and other relevant factors. Individual credits are selected throughout the year for detailed loan reviews, which are utilized by management to assess the risk in the portfolio and the adequacy of the allowance. Due to the nature of commercial lending, evaluation of the adequacy of the allowance as it relates to these loan types is often based more upon specific credit review, with consideration given to the potential impairment of certain credits and historical charge-off percentages, adjusted for general economic conditions and other inherent risk factors. Conversely, due to the homogeneous nature of the real estate and installment portfolios, the portions of the allowance allocated to those portfolios are primarily based on prior charge-off history of each portfolio, adjusted for general economic conditions and other inherent risk factors.

     In evaluating the adequacy of the allowance for loan losses, management considers both quantitative and qualitative factors. Quantitative factors include actual repayment characteristics and loan performance, cash flow analyses, and estimated fair values of underlying collateral. Qualitative factors generally include overall trends within the portfolio, composition of the portfolio, changes in pricing or underwriting, seasoning of the portfolio, and general economic conditions.

14
--

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The allowance not specifically allocated to individual credits is generally determined by analyzing potential exposure and other qualitative factors that could negatively impact the adequacy of the allowance. In accordance with SEC Staff Accounting Bulletin No. 102, issued on July 6, 2001, the Company has taken steps to reflect this guidance within its assessment of the Allowance for Loan and Lease Losses. These steps include a systematic weighted method of adjusting historical charge-off percentages that are used to allocate the allowance for loan losses to credits not individually evaluated for impairment. These loans are grouped by pools with similar risk characteristics and the related historical charge-off percentages are adjusted to reflect current inherent risk factors, such as unemployment, overall economic conditions, concentrations of credit, loan growth, classified and impaired loan trends, staffing, adherence to lending policies, loss trends, and interest rate risk.

     Determination of the allowance for loan losses is subjective in nature and requires management to periodically reassess the validity of its assumptions. Differences between net charge-offs and estimated losses are assessed such that management can timely modify its evaluation model to ensure that adequate provision has been made for risk in the total loan portfolio.

     The allowance for loan losses (see Table Seven) increased $8.01 million or 19.71%, from $40.63 million at December 31, 2000 to $48.64 million at December 31, 2001. This increase was primarily attributed to the commercial portfolio as further discussed below. As a result of the increase in the allowance, the provision for loan losses increased $6.70 million or 26.29%, from $25.48 million for the year ended December 31, 2000 to $32.18 million for 2001. Net charge-offs (see Table Seven) increased 85% or $10.2 million, driven by the commercial portfolio.

     The allowance allocated to the commercial portfolio (see Table Nine) increased by $9.19 million or 39.54%, from $23.24 million at December 31, 2000 to $32.43 million at December 31, 2001. This increase was a result of growth in classified assets and other risk factors associated with the commercial loan portfolio. Loans graded as high risk increased by $35.13 million or 65.01%, from $54.04 million at December 31, 2000 to $89.17 million at December 31, 2001, resulting from management's efforts to identify further credit deterioration during the year. Management has continued to enhance its methodology for assessing credit risk throughout 2001 and these enhancements have identified a significant migration of commercial loans, especially loans originated in 1999 and 2000 during unprecedented commercial loan growth, into higher risk loan categories. The Company also noted continued increases in risk factors relating to a slowing economy in certain markets. This resulted in an unfavorable impact on certain commercial loan customers and their borrowings, as evidenced by the increase in classified assets. The commercial portfolio recognized charge-offs (see Table Seven) of $15.91 million in 2001, representing an increase of $10.83 million, or 213% as compared to 2000. Included in this charge-off figure of $15.91 million in 2001 is approximately $3.3 million of charges related to the sale of four commercial credits totaling approximately $18 million.

     Management has taken steps to improve commercial loans past due 30 days or greater. As a result of these efforts, commercial loans 30 days or greater past due decreased from $17.61 million at December 31, 2000 to $11.37 million at December 31, 2001. This represented an improvement of $6.24 million, or 35.43%.

     The allowance allocated to installment loans (see Table Nine) decreased by $5.13 million or 43.30%, from $11.84 million at December 31, 2000 to $6.71 million at December 31, 2001. The decrease was attributed to the decline in portfolio balances during the year and improved delinquency figures. Installment loans charged-off decreased to $7.07 million in 2001 from $7.84 million in 2000. Additionally, installment loans past due 30 days or more improved from $15.07 million at December 31, 2000 to $7.11 million at December 31, 2001.

     The allowance allocated to the real estate portfolio (see Table Nine) increased by $3.95 million or 71.17%, from $5.5 million to $9.5 million in 2000 and 2001, respectively. Net-charge offs in the real estate portfolio increased 88% to $2.9 million for the year ended December 2001 compared to $1.5 million for 2000. The increase in the allocated reserve was also driven by the provisions for increased risk factors considered in management's analysis related to the current economy, charge-off and past-due trends, and other identified risks.

     Due to the increase in nonaccrual loans (see Table Eight), the allowance for loan losses as a percentage of non-performing and potential problem loans deteriorated from 199.88% at December 31, 2000 to 164.54% at December 31, 2001. The increase in nonaccrual loans was driven by management's identification efforts. The allowance as a multiple of net charge-offs amounted to 3.40 at December 31, 2000 and 2.20 at December 31, 2001 driven downward by increased commercial charge-offs despite a 20% increase in the overall allowance for loan losses balance.

     In summary, based on the Company's analysis and consideration of the known factors utilized in computing the allowance for loan losses, management believes that the consolidated allowance for loan losses at December 31, 2001 is adequate to provide for probable losses inherent in the Company's loan portfolio.

                                                                             15
                                                                             --

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     During 2002, the allowance may prove to be inadequate and the Company may need to take additional provision expense associated with the existing loan portfolio due to factors not currently known to management. Factors that might require additional provision expense would include deterioration in the financial condition of borrowers or a higher level of charge-offs as a percent of outstanding loan balances as compared to historical trends.

     Likewise, it is possible that the Company may be able to resolve its problem loans more favorably than has been anticipated. This could result in low levels of provision expense during 2002, and might even result in negative provision expense. Factors that could result in lower, or negative, provision expense include improvement in the financial condition of the Company's borrowers, improvement in the Company's experience at recovering previously charged-off loans, improvement in the Company's level of charge-offs as a percent of outstanding loan balances, or success in transferring loans which the Company presently has reserved for to other financial institutions. The Company has hired a team of loan workout specialists to attempt to achieve improved results with the Company's problem loans. However, there can be no assurance of their success.

===============================================================================
TABLE SEVEN

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
(in thousands)

                                                                                  December 31
                                                              2001       2000       1999       1998       1997
                                                           -------------------------------------------------------

Balance at beginning of year                                $ 40,627   $ 27,113    $ 17,610   $ 18,190   $16,888
Charge-offs:
  Commercial, financial, and agricultural                    (15,912)    (5,081)     (3,925)    (2,385)     (906)
  Real estate-mortgage                                        (3,379)    (1,703)     (1,142)    (1,375)     (252)
  Installment loans to individuals                            (7,071)    (7,839)     (7,185)    (7,709)   (4,594)
                                                           -------------------------------------------------------
  Totals                                                     (26,362)   (14,623)    (12,252)   (11,469)   (5,752)

Recoveries:
  Commercial, financial, and agricultural                      2,144        890          81        297     1,219
  Real estate-mortgage                                           513        179         301         43       149
  Installment loans to individuals                             1,586      1,588       1,349      1,283     1,103
                                                           -------------------------------------------------------
  Totals                                                       4,243      2,657       1,731      1,623     2,471
                                                           -------------------------------------------------------
Net charge-offs                                              (22,119)   (11,966)    (10,521)    (9,846)   (3,281)
Provision for loan losses                                     32,178     25,480      19,286      8,481     4,064
Balance of (sold) acquired institution                        (2,051)        --         738        785       519
                                                           -------------------------------------------------------
Balance at end of year                                      $ 48,635   $ 40,627    $ 27,113   $ 17,610   $18,190
                                                           =======================================================

As a Percent of Average Total Loans
  Net charge-offs                                               1.26%      0.61%       0.59%      0.58%     0.23%
  Provision for loan losses                                     1.83       1.29        1.08       0.51      0.28
As a Percent of Nonperforming and Potential Problem Loans
  Allowance for loan losses                                   164.54%    199.88%     168.55%    118.59%   136.97%

===============================================================================

16
--

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
===============================================================================
TABLE EIGHT
NONACCRUAL, PAST-DUE AND RESTRUCTURED LOANS
(in thousands)

                                                                         December 31
                                                        2001      2000     1999     1998     1997
                                                    -----------------------------------------------

Nonaccrual loans                                     $ 25,957  $ 16,676  $ 9,553  $ 8,844  $ 7,801
Accruing loans past due 90 days or more                 3,434     3,350    5,830    5,126    5,149
Restructured loans                                        167       300      703      879      331
                                                   ------------------------------------------------
                                                     $ 29,558  $ 20,326  $16,086  $14,849  $13,281
                                                   ================================================

During 2001 and 2000, the Company recognized approximately $1.05 million and $1.01 million of interest income received in cash on nonaccrual and restructured loans. Approximately $1.67 million and $1.22 million of interest income would have been recognized during 2001 and 2000, respectively, if such loans had been current in accordance with their original terms There were no commitments to provide additional funds on nonaccrual, restructured, or other potential problem loans at December 31, 2001 and 2000.

Interest on loans is accrued and credited to operations based upon the principal amount outstanding. The accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest unless the loan is well collateralized and in the process of collection. When interest accruals are discontinued, interest credited to income in the current year that is unpaid and deemed uncollectible is charged to operations. Prior year interest accruals that are unpaid and deemed uncollectible are charged to the allowance for loan losses, provided that such amounts were specifically reserved.
===============================================================================

===============================================================================
TABLE NINE
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
(in thousands)

                                                                     December 31
                                2001               2000                 1999                1998                1997
                         ----------------------------------------------------------------------------------------------------
                                    Percent            Percent              Percent             Percent             Percent
                                    of Loans           of Loans             of Loans            of Loans            of Loans
                                    in Each            in Each              in Each             in Each             in Each
                                    Category           Category             Category            Category            Category
                                    to Total           to Total             to Total            to Total            to Total
                           Amount    Loans   Amount     Loans   Amount       Loans     Amount     Loans     Amount    Loans
                         ----------------------------------------------------------------------------------------------------

Commercial, financial
 and agricultural        $ 32,428    31%   $ 23,240    32%     $ 14,307   31%       $  6,270    29%       $  7,284    31%
Real estate-mortgage        9,493    52       5,546    49         5,874   50           6,227    49           5,575    45
Installment loans to
 individuals                6,714    17      11,841    19         6,932   19           5,113    22           5,331    24
                         ----------------------------------------------------------------------------------------------------
                         $ 48,635   100%   $ 40,627   100%     $ 27,113  100%       $ 17,610   100%       $ 18,190   100%
                         ====================================================================================================

The portion of the allowance for loan losses that is not specifically allocated to individual credits has been apportioned among the separate loan portfolios based on the risk of each portfolio.
===============================================================================

MORTGAGE BANKING ACTIVITIES

     In December 2000, the Company sold its mortgage servicing rights associated with $1.10 billion, or 91.67% of the Company's specialty finance loan servicing portfolio. During 2001, the Company completed the transfer of the sold servicing portfolio However, due, in part, to the complexity of the underlying servicing agreements, the Company retained approximately 8.33% of its December 31, 2000 servicing portfolio. The Company continues to pursue alternatives to dispose of the remaining loan servicing portfolio, which had a balance of approximately $66.69 million as of December 31, 2001. There are no mortgage servicing rights associated with

                                                                             17
                                                                             --

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

the loans serviced for others, and the loans are not included in the Company's Consolidated Balance Sheets.

     During the second quarter of 2001, the Company closed its two remaining loan production offices in Maryland and Georgia, completing the Company's exit from specialty finance loan origination activities. As a result, the Company no longer originates a significant volume of loans with the intent to sell and, therefore, no longer maintains a balance of loans held for sale as of December 31, 2001. Approximately $5.21 million of loans previously classified as held for sale were transferred to the Company's permanent loan portfolio in December 2001.

RETAINED INTERESTS

     Between 1997 and 1999, the Company completed six securitization transactions involving approximately $759.76 million of fixed rate, junior lien mortgage loans. The Company retains a financial interest in the securitizations comprised of (1) the excess interest collected on the underlying collateral loans over the interest paid to third-party investors and administrative fees and (2) overcollateralization, or the excess principal balance of the underlying collateral loans over the principal balances payable to the third-party investors. As of December 31, 2001, $362.05 million of securitized loans remain outstanding and principal balances payable to investors approximate $252.33 million. As a result, the Company's retained interests in securitized mortgage loans represents the Company's financial interest in $109.72 million of overcollateralization and the excess interest to be derived from $362.05 million of loans still outstanding over the interest to be paid to investors on $252.33 million of principal outstanding as of December 31, 2001, plus administrative fees. As of December 31, 2001, the weighted-average interest rate earned on the collateral loans approximates 12.90% and the weighted- average interest rate paid to investors approximates 6.93%. Administrative fees, comprised primarily of loan servicing fees, trustee fees, and insurance premiums, represent an additional 1.44%.

     Neither the outstanding balance of the collateral loans nor the outstanding principal owed to investors is included in the Company's Consolidated Balance Sheets. The third-party investors do not have direct recourse to the Company for amounts of principal or interest owed them. The Company provides limited recourse by accepting the "first loss" position in the securitizations. To the extent the underlying collateral loans default, the overcollateralization that currently exists is used to provide additional loss protection to the investors. However, to the extent that loan defaults exceed those projected by the Company in estimating the fair value of its retained interests, the Company could experience impairment in the fair value of its retained interests and recognize an impairment loss in its Consolidated Statements of Income. Insurance premiums paid from the excess cash flows provide insurance for the benefit of the investors to further protect investors from a loss of principal. The Company would not be obligated to provide additional funds or assets in the event that the overcollateralization is extinguished by excessive defaults experienced in the underlying collateral pools or if the insurer was unable to fulfill its commitment to the investors.

     As of December 31, 2001 and 2000, the Company reported retained interests in its securitizations of approximately $71.27 million and $85.21 million, respectively. The value of the retained interests is determined using cash flow modeling techniques that incorporate key assumptions related to default, prepayment, and discount rates. Using these assumptions, the Company forecasts the amount and timing of future cash flows that it expects to receive based on the then current outstanding balance of collateral loans and amounts owed to investors. As a result of economic forecasts released during the first quarter of 2001 and the Company's completion of the sale of its loan servicing responsibilities for its securitized loans to an independent third party, the Company increased its projected cumulative default rate from 13.68% as of December 31, 2000 to 17.15% as of March 31, 2001. This change in assumption resulted in a decline of approximately $21.22 million (pre-tax) in the estimated fair value of the Company's retained interests. Under accounting rules in effect as of March 31, 2001, the Company recorded a $2.18 million (pre-tax) impairment charge in its Consolidated Statements of Income and a $19.04 million (pre-tax) unrealized loss in its Stockholders' Equity during the first quarter of 2001.

     On April 1, 2001, the Company adopted the accounting provisions of Emerging Issues Task Force Issue 99-20 ("Issue 99-20") as required. Issue 99-20 set forth specific accounting guidance regarding the recognition of interest income on, and impairment of, retained interests in securitized loans. The required adoption of Issue 99-20 resulted in the Company recording a $29.98 million (pre-tax) or $17.99 million (net of tax) cumulative effect of accounting change during the second quarter of 2001. In conjunction with recording this cumulative effect of accounting change, unrealized losses on the retained interests that were previously recorded as negative adjustments within Stockholders' Equity were reversed and recorded through the Company's Consolidated Statements of Income in accordance with the new accounting rules.

     In addition to establishing specific guidance related to determining whether impairment exists in the Company's retained interests, Issue 99-20 also set forth requirements for the recognition of interest income on retained interests in securitized loans. Issue 99-20 requires that interest income on retained interests be recognized over the life of the retained interest using the effective yield method. Using the effective yield approach, the Company re-instituted the accrual of

18
--

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

interest income on its retained interests, recognizing $7.43 million (pre-tax) of interest income through December 31, 2001.

     Although the Company has recognized interest income on its retained interests, it has not yet received any cash from this investment. The estimated fair value of the retained interests is accrued toward the expectation of when, and how much, cash will be received in the future. Additionally, and as further discussed under the caption Capital Resources, regulatory agencies recently modified the regulatory capital requirements for retained interests. Such changes resulted in an increased capital allocation for purposes of computing risk-based capitol ratios.

     Key assumptions used in estimating the fair value of the Company's retained interests as of December 31, 2001 and 2000 were as follows:

                                              December 31
                                            2001       2000
                                          ------------------
Prepayment speed (CPR)                     16.00%    15%-21%
Weighted average cumulative defaults       15.59%     13.68%
Weighted average discount rate             14.00%     14.00%

===============================================================================
TABLE TEN
CERTIFICATES OF DEPOSIT
(in thousands)

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2001 are summarized as follows:

                                             Amounts    Percentage
                                          -------------------------
Three months or less                       $  42,341       33%
Over three months through six months          36,491       29
Over six months through twelve months         20,853       17
Over twelve months                            27,289       21
                                          -------------------------
Total                                      $ 126,974      100%
                                          =========================
===============================================================================

REGULATORY MATTERS

     On July 12, 2000, the Company announced that its principal bank subsidiary, City National, had entered into a formal agreement with the OCC. The agreement required City National to adopt a three-year comprehensive strategic plan, improve its loan portfolio management, and develop and adhere to a written plan for liquidity, including a formal asset and liability management policy. City National also agreed to incorporate liquidity planning in its financial management process, implement a satisfactory program to manage interest rates, and ensure full compliance of its securitization program with recent OCC regulations. Additionally, City National agreed to develop a plan to dispose of loans held for sale that were held in excess of 90 days, develop a three-year capital plan, strengthen internal controls and its audit committee, and establish a program to maintain an adequate allowance for loan and lease losses. Additionally, as a consequence of entering into this agreement, City National became subject to certain FDIC restrictions regarding the issuance of brokered deposits. City National also agreed to maintain its regulatory Total Capital ratio above 10.00% and to establish a committee of its Board of Directors to oversee compliance with the agreement.

     Subsequent to the date of the agreement, City National established a compliance oversight committee, which meets regularly to determine the status of compliance with the agreement. City National and the Company also adopted a three-year comprehensive strategic plan; formalized policies and procedures related to asset and liability management, including liquidity and interest rate risk issues; formalized policies and procedures associated with its securitization program to ensure compliance with OCC regulations; disposed of substantially all of its loans held for sale that had been held in excess of 90 days and transferred the unsold loans to the permanent portfolio at estimated fair market value; and developed a three-year capital plan.

     In September 2001, City National entered into a new, less comprehensive, formal agreement with the OCC that replaced the July 12, 2000 formal agreement. The revised agreement, which was based on the results of the April 2001 regulatory examination of City National, primarily focuses on lending policies and procedures and on certain aspects of City National's methodology for assessing the adequacy of its allowance for loan losses. Management continues to devote considerable time and resources toward complying with the requirements of the revised formal agreement.

CAPITAL RESOURCES

     During 2001, Stockholders' Equity decreased $17.11 million or 10.47%, from $163.46 million as of December 31, 2000 to $146.35 million as of December 31, 2001. This decline was due to the $26.00 million net loss reported for 2001, partially offset by a $2.40 million, net-of-tax, unrealized gain in the estimated fair value of the Company's investment securities portfolio and a $6.49 million, net-of-tax,

                                                                             19
                                                                             --

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

reclassification adjustment for unrealized losses on the Company's retained interests in securitized mortgage loans. As of December 31, 2000, the Company had recorded a $6.49 million unrealized loss associated with its retained interests that was reversed during 2001 and realized through the Company's Consolidated Statements of Income and included in the Company's reported $26.00 million net loss for 2001.

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

     Regulatory guidelines require the Company to maintain a minimum total capital to risk-adjusted assets ratio of 8%, with at least one-half of capital consisting of tangible common stockholders' equity and a minimum Tier I leverage ratio of 4%. At December 31, 2001, the Company's total capital to risk-adjusted assets ratio was 13.10% and its Tier I capital ratio was 9.38%, compared to 11.61% and 9.05%, respectively, at December 31, 2000. The Company's Tier I leverage ratio at December 31, 2001 and 2000 was 6.92% and 7.94%, respectively.

     Similarly, the Company's banking subsidiaries are also required to maintain minimum capital levels as set forth by various regulatory agencies. Under capital adequacy guidelines, the banking subsidiaries are required to maintain minimum total capital, Tier I capital, and leverage ratios of 8.00%, 4.00%, and 4.00%, respectively. As previously discussed, City National entered into a formal agreement with the OCC during 2000. One of the provisions of the agreement requires City National to maintain its total capital ratio at least equal to 10.00%. To be classified as "well capitalized," the banking subsidiaries must maintain total capital, Tier I capital, and leverage ratios of 10.00%, 6.00%, and 5.00%, respectively. As of December 31, 2001, City National reported total capital, Tier I capital, and leverage ratios of 13.71%, 12.44%, and 9.76%, respectively. Although City National's regulatory capital ratios exceed minimum ratios to be considered "well capitalized", any bank that has entered into a formal agreement such as that discussed above is precluded from being categorized as "well capitalized" under the regulatory framework for prompt corrective action. As of December 31, 2000, City National reported total capital, Tier I capital, and leverage ratios of 12.72%, 11.47%, and 10.10%, respectively.

     In November 2001, regulatory agencies issued new guidelines changing regulatory capital standards to address the treatment of, among other things, retained interests for purposes of computing regulatory capital and the aforementioned regulatory capital ratios. In general, the new guidelines require an increased allocation of regulatory capital to assets such as retained interests in securitized mortgage loans and the new rules limit the amount of retained interests financial institutions may include in regulatory capital. Although the new rule becomes effective January 1, 2002, institutions that completed transactions before December 31, 2001 impacted by the new rule may delay application of the new standard until December 31, 2002. Had the Company been required to comply with the new rule as of December 31, 2001, the Company estimates that its Total Capital, Tier I Capital, and Leverage Capital ratios would have approximated 11.43%, 7.65%, and 5.84%, respectively. Similarly, City National estimates that its Total Capital, Tier I Capital, and Leverage Capital ratios would have been 12.31%, 10.87%, and 9.13%, respectively, as of December 31, 2001, which are in excess of the aforementioned "well capitalized" ratios.

     Payment of dividends is regulated by both the Federal Reserve Board, which is the primary regulatory of the Parent Company, and by the OCC, which is City National's primary regulatory agency. Dividends from City National are essentially the sole source of cash for the Parent Company. The approval of the OCC is required prior to the payment of dividends by City National in excess of its earnings retained in the current year plus retained net profits for the preceding two years. The Federal Reserve maintains a policy that generally requires that dividend payments, on either common or preferred stock, be made from net income earned in the most recent twelve-month period. As a result of the net losses reported at both the consolidated and bank levels in 2001 and 2000, neither the Company nor City National is permitted to pay dividends without obtaining prior regulatory approval. Therefore, the Company has suspended the payment of dividends to its common shareholders and has deferred the payment of interest on its trust preferred securities. In accordance with the terms of the trust preferred securities, the Company may elect to defer interest payments for up to five years, as long as there has been no event of default, which includes bankruptcy, failure to pay principal payments when due, and other events as defined in the documents governing the issuances of the trust preferred securities. Distributions on the trust preferred securities are cumulative and accrue interest at interest rates equivalent to the stated interest rates for each issue.

20
--

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

LEGAL ISSUES

     On December 28, 2001, the Company, its previous management team, and members of the Boards of Directors of both the Company and City National were named in a derivative action filed by a shareholder seeking to recover damages on behalf of the Company. The Company, members of its previous management team, and the Directors of both the Company and City National have retained counsel, but the case is in the early stages and it would be premature to forecast the outcome. However, the defendants intend to defend the action vigorously.

     As previously noted under the caption Non-Interest Income and Expense, the Company recorded a $3.00 million charge against earnings during the third quarter of 2001 to accrue costs associated with litigation involving operations the Company has either sold or closed. In addition, the Company is engaged in various legal actions that it deems to be in the ordinary course of business. The Company believes that is has adequately provided for the potential costs of the current litigation. Nevertheless, there can be no assurance that current actions will have immaterial results or that no material actions may be presented in the future.

FORWARD-LOOKING STATEMENTS

     All statements other than statements of historical fact included in this Annual Report, including statements in the Letter to Shareholders and in Management's Discussion and Analysis of Financial Condition and Result of Operations are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such information involves risks and uncertainties that could cause the Company's actual results to differ from those projected in the forward-looking information. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality, or conversely, the Company may incur less, or even negative, loan loss provision due to positive credit quality trends in the future and further resolution of various loan quality issues; (2) the Company may experience increases in the default rates on its retained interests in securitized mortgages causing it to take impairment charges to earnings; (3) the Company could have adverse legal actions of a material nature; (4) the Company may face competitive loss of customers associated with its efforts to increase fee-based revenues; (5) the Company may be unable to manage its expense levels due to the expenses associated with its loan portfolio quality, regulatory, and legal issues; (6) current earnings from the Company's subsidiaries may not be sufficient to fund the cash needs of the Parent Company, including the payment of stockholders' dividends and interest payments required to be paid to City Holding Company Capital Trust and the City Holding Company Capital Trust II; (7) rulings affecting, among other things, the Company's and its banking subsidiaries' regulatory capital and required loan loss allocations may change, resulting in the need for increased capital levels; (8) changes in the interest rate environment may have results on the Company's operations materially different from those anticipated by the Company's market risk management functions; (9) changes in general economic conditions and increased competition could adversely affect the Company's operating results; and (10) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company's operating results. Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

                                                                             21
                                                                             --

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
City Holding Company

     We have audited the accompanying consolidated balance sheets of City Holding Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of City Holding Company and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

     As discussed in Note Seven to the Consolidated Financial Statements, in 2001 the Company changed its method of accounting for its retained interests in securitized assets. As required, the Company adopted the accounting provisions of Emerging Issues Task Force ("EITF") Issue 99-20 on April 1, 2001. This new accounting guidance changed the method for determining impairment and the recognition of interest income on retained interests in securitized assets. As a result of adopting EITF 99-20, the Company recorded a $29.98 million pre-tax, or $17.99 million net-of-tax, impairment loss in its Consolidated Statements of Income for the year ended December 31, 2001.



                                                     /s/ Ernst and Young LLP

Charleston, West Virginia
January 23, 2002

22
--

CONSOLIDATED BALANCE SHEETS
CITY HOLDING COMPANY AND SUBSIDIARIES

                                                                                                       December 31
                                                                                                   2001             2000
                                                                                            ---------------------------------
                                                                                                      (in thousands)
Assets
Cash and due from banks                                                                       $    81,827      $    87,990
Federal funds sold                                                                                 88,500            2,638
                                                                                            ---------------------------------
      Cash and Cash Equivalents                                                                   170,327           90,628

Securities available-for-sale, at fair value                                                      383,552          385,462
Loans:
  Residential real estate                                                                         631,103          892,734
  Home equity                                                                                      98,100           66,723
  Commercial real estate                                                                          284,759          353,026
  Other commercial                                                                                145,989          284,844
  Installment                                                                                     125,236          218,825
  Indirect                                                                                         86,474          135,589
  Credit card                                                                                      18,594           16,418
                                                                                            ---------------------------------
      Gross Loans                                                                               1,390,255        1,968,159
  Allowance for loan losses                                                                       (48,635)         (40,627)
                                                                                            ---------------------------------
      Net Loans                                                                                 1,341,620        1,927,532

Loans held for sale                                                                                     -           17,900
Retained interests                                                                                 71,271           85,206
Premises and equipment                                                                             43,178           56,924
Accrued interest receivable                                                                        12,422           18,242
Net deferred tax assets                                                                            47,443           44,646
Other assets                                                                                       46,482           44,960
                                                                                            ---------------------------------
      Total Assets                                                                            $ 2,116,295      $ 2,671,500
                                                                                            =================================
Liabilities
Deposits:
  Noninterest-bearing                                                                         $   284,649      $   271,358
  Interest-bearing:
    Demand deposits                                                                               392,258          394,615
    Savings deposits                                                                              272,885          301,844
    Time deposits                                                                                 741,503        1,116,124
                                                                                            ---------------------------------
      Total Deposits                                                                            1,691,295        2,083,941
Short-term borrowings                                                                             127,204          248,766
Long-term debt                                                                                     29,328           34,832
Corporation-obligated mandatorily redeemable capital securities of subsidiary trusts
  holding solely subordinated debentures of City Holding Company                                   87,500           87,500
Other liabilities                                                                                  34,619           53,004
                                                                                            ---------------------------------
      Total Liabilities                                                                         1,969,946        2,508,043

Stockholders' Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued
Common stock, par value $2.50 per share: 50,000,000 shares authorized; 16,892,913 shares issued and outstanding at December 31, 2001 and 2000, including 4,979 shares in
  treasury                                                                                         42,232           42,232
Capital surplus                                                                                    59,174           59,174
Retained earnings                                                                                  41,152           67,152
Cost of common stock in treasury                                                                     (136)            (136)
Accumulated other comprehensive income (loss)                                                       3,927           (4,965)
                                                                                            ---------------------------------
      Total Stockholders' Equity                                                                  146,349          163,457
                                                                                            ---------------------------------
      Total Liabilities and Stockholders' Equity                                              $ 2,116,295      $ 2,671,500
                                                                                            =================================

See notes to consolidated financial statements.
                                                                             23
                                                                             --

CONSOLIDATED STATEMENTS OF INCOME
CITY HOLDING COMPANY AND SUBSIDIARIES

                                                                                            Year Ended December 31
                                                                                        2001         2000          1999
                                                                                   -----------------------------------------
                                                                                     (in thousands, except per share data)
Interest Income
Interest and fees on loans                                                           $ 150,036     $ 180,513     $ 168,726
Interest on investment securities:
  Taxable                                                                               15,518        17,389        17,675
  Tax-exempt                                                                             3,340         4,608         5,032
Interest on retained interests                                                           7,430           185         3,876
Interest on federal funds sold                                                           1,156           217           244
                                                                                   -----------------------------------------
      Total Interest Income                                                            177,480       202,912       195,553

Interest Expense
Interest on deposits                                                                    67,543        82,756        71,464
Interest on short-term borrowings                                                        8,604        18,996        11,436
Interest on long-term debt                                                               2,147         3,987         6,219
Interest on trust-preferred securities                                                   8,121         8,017         8,014
                                                                                   -----------------------------------------
      Total Interest Expense                                                            86,415       113,756        97,133
                                                                                   -----------------------------------------
      Net Interest Income                                                               91,065        89,156        98,420
Provision for loan losses                                                               32,178        25,480        19,286
                                                                                   -----------------------------------------
      Net Interest Income After Provision for Loan Losses                               58,887        63,676        79,134

Non-Interest Income
Investment securities gains (losses)                                                     2,382        (5,015)       (9,897)
Service charges                                                                         17,905        10,778        10,074
Mortgage loan servicing fees                                                               383        16,962        22,068
Net origination fees on junior lien mortgages                                              598         2,331         4,292
Gain (loss) on sale of loans                                                             3,039        (1,596)        6,600
Gain from sales of subsidiaries, divisions, and branches                                 8,036             -         8,883
Other income                                                                            10,509        17,573        17,515
                                                                                   -----------------------------------------
      Total Non-Interest Income                                                         42,852        41,033        59,535

Non-Interest Expense
Salaries and employee benefits                                                          42,758        47,957        56,530
Occupancy and equipment                                                                  9,377        11,363        15,530
Depreciation                                                                             8,777        12,291        11,822
Advertising                                                                              2,465         3,788        12,297
Telecommunications                                                                       4,054         5,133         4,756
Office supplies                                                                          2,234         1,764         2,417
Postage and delivery                                                                     2,563         2,006         2,152
Loan production office advisory fees                                                     2,198         4,021           147
Professional fees and litigation expense                                                 9,248         4,901         4,325
Loss on disposal and impairment of fixed assets                                          3,951         4,805            80
Repossessed asset losses and expenses                                                    2,557         2,541         1,541
Insurance and regulatory                                                                 2,134         1,908         1,457
Retained interest impairment                                                             2,182             -             -
Goodwill impairment                                                                          -        34,832             -
Other expenses                                                                          19,907        21,502        17,560
                                                                                   -----------------------------------------
      Total Non-Interest Expense                                                       114,405       158,812       130,614
                                                                                   -----------------------------------------
      (Loss) Income Before Income Taxes and Cumulative
        Effect of Accounting Change                                                    (12,666)      (54,103)        8,055
Income tax (benefit) expense                                                            (4,651)      (15,730)        1,842
                                                                                   -----------------------------------------
      (Loss) Income Before Cumulative Effect of                                         (8,015)      (38,373)        6,213
        Accounting Change
Cumulative effect of accounting change, net of tax                                     (17,985)            -             -
                                                                                   -----------------------------------------
      Net (Loss) Income                                                              $ (26,000)    $ (38,373)    $   6,213
                                                                                   =========================================

24
--

CITY HOLDING COMPANY AND SUBSIDIARIES

                                                                                            Year Ended December 31
                                                                                       2001          2000          1999
                                                                                   -----------------------------------------
                                                                                     (in thousands, except per share data)
Basic (loss) earnings per common share:
  Loss before cumulative effect of accounting change                                 $ (0.47)       $ (2.27)      $  0.37
  Cumulative effect of accounting change                                               (1.07)          -             -
                                                                                   -----------------------------------------
      Net (Loss) Income                                                              $ (1.54)       $ (2.27)      $  0.37
                                                                                   =========================================
Diluted (loss) earnings per common share:
  Loss before cumulative effect of accounting change                                 $ (0.47)       $ (2.27)      $  0.37
  Cumulative effect of accounting change                                               (1.07)          -             -
                                                                                   -----------------------------------------
      Net (Loss) Income                                                              $ (1.54)       $ (2.27)      $  0.37
                                                                                   =========================================
Average common shares outstanding:
  Basic                                                                               16,888         16,882        16,841
                                                                                   =========================================
  Diluted                                                                             16,888         16,882        16,841
                                                                                   =========================================


See notes to consolidated financial statements.

                                                                             25
                                                                             --

CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS' EQUITY
CITY HOLDING COMPANY AND SUBSIDIARIES

                                                 Common                           Accumulated
                                                 Stock                               Other                        Total
                                                 (Par     Capital   Retained     Comprehensive    Treasury    Stockholders'
                                                 Value)   Surplus   Earnings     Income (Loss)      Stock        Equity
                                               ==============================================================================
                                                                          (in thousands)

Balances at December 31, 1998                  $ 42,051  $ 58,365  $ 120,209        $   (292)     $  (274)       $  220,059

Comprehensive loss:
  Net income                                          -         -      6,213               -            -             6,213
  Other comprehensive loss, net of deferred
    income taxes of $(10,082):
      Unrealized loss on securities and
        retained interests of $15,257, net of
        reclassification adjustment for gains
        included in net income of $62                 -         -          -         (15,195)           -           (15,195)
                                                                                                                -------------
  Total comprehensive loss                                                                                           (8,982)
Cash dividends declared ($0.80 a share)               -         -    (13,471)              -            -           (13,471)
Exercise of 7,686 stock options                      82       184          -               -          255               521
Purchase of 11,999 shares of treasury stock           -         -          -               -         (398)             (398)
Issuance of contingently issuable common stock       66       615          -               -          132               813
                                               ------------------------------------------------------------------------------

Balances at December 31, 1999                    42,199    59,164    112,951         (15,487)        (285)          198,542

Comprehensive loss:
  Net loss                                            -         -    (38,373)              -            -           (38,373)
  Other comprehensive loss, net of deferred
    income taxes of $(7,060):
      Unrealized gain on securities and
        retained interests of $10,513, net of
        reclassification adjustment for losses
        included in net income of $9                  -         -          -          10,522            -            10,522
                                                                                                                -------------
  Total comprehensive loss                                                                                          (27,851)
Cash dividends declared ($0.44 a share)               -         -     (7,426)              -            -            (7,426)
Issuance of contingently issuable common stock       33        10          -               -          149               192
                                               ------------------------------------------------------------------------------
Balances at December 31, 2000                    42,232    59,174     67,152          (4,965)        (136)          163,457

Comprehensive loss:
  Net loss                                            -         -    (26,000)              -            -           (26,000)
  Other comprehensive loss, net of deferred
    income tax expense of $5,928:
      Unrealized gain on securities of $2,401, net
        of reclassification adjustments for losses
        included in net income of $6,491              -         -          -           8,892            -             8,892
                                                                                                                -------------
  Total comprehensive loss                                                                                          (17,108)
                                               ------------------------------------------------------------------------------
Balances at December 31, 2001                  $ 42,232  $ 59,174  $  41,152        $  3,927      $  (136)       $  146,349
                                               ==============================================================================

See notes to consolidated financial statements.

26
--

CONSOLIDATED STATEMENTS OF CASH FLOWS
CITY HOLDING COMPANY AND SUBSIDIARIES

                                                                             Year Ended December 31
                                                                          2001           2000       1999
                                                                     ----------------------------------------
                                                                                     (in thousands)

Operating Activities
Net (loss) income                                                     $  (26,000)    $ (38,373)  $   6,213
Cumulative effect of accounting change, net of tax                        17,985             -           -
                                                                      -------------------------------------
(Loss) income before cumulative effect of accounting change               (8,015)      (38,373)      6,213
Adjustments to reconcile net income to net cash provided by
  operating activities:
    Net amortization and write-off of goodwill                             1,014         40,837       5,674
    Loss on fixed asset disposals                                          3,951          4,805           -
    Provision for depreciation                                             8,777         12,291      11,822
    Provision for loan losses                                             32,178         25,480      19,286
    Deferred income tax benefit                                           (8,463)       (22,802)     (9,198)
    Loans originated for sale                                            (93,875)      (219,748)   (343,755)
    Purchases of loans held for sale                                           -        (16,065)   (229,148)
    Proceeds from loans sold                                             112,146        324,354     707,765
    Realized (gains) losses on loans sold                                 (3,039)         1,596      (6,600)
    Decrease (increase) in retained interests                              2,435              -     (11,340)
    Realized investment securities (gains) losses                         (2,382)         5,015       9,897
    Decrease (increase) in accrued interest receivable                     4,821            (93)      1,310
    Decrease (increase) in other assets                                    5,512         25,287     (56,483)
    (Decrease) increase in other liabilities                             (12,661)         5,045         145
                                                                     ----------------------------------------
      Net Cash Provided by Operating Activities                           42,399        147,629     105,588

Investing Activities
Proceeds from maturities and calls of securities held to maturity              -              -          27
Proceeds from sales of securities available-for-sale                     262,241         51,606      83,185
Proceeds from maturities and calls of securities available-for-sale      171,546         32,417      24,304
Purchases of securities available-for-sale                              (431,113)       (80,640)   (105,785)
Net decrease (increase) in loans                                         400,832        (64,191)   (175,061)
Net cash paid in sales of subsidiaries, divisions, and branches          (37,869)             -     (56,104)
Realized gain on sales of subsidiaries, divisions, and branches           (8,036)             -      (8,883)
Net cash acquired (paid) in acquisitions                                       -              -       7,409
Purchases of premises and equipment                                       (3,511)           (97)     (7,944)
                                                                     ----------------------------------------
        Net Cash Provided by (Used in) Investing Activities              354,090        (60,905)   (238,852)

Financing Activities
Net increase (decrease) in noninterest-bearing deposits                   16,280         24,803     (22,178)
Net (decrease) increase in interest-bearing deposits                    (234,508)       103,368     (30,323)
Net (decrease) increase in short-term borrowings                         (98,562)      (153,953)    191,168
Proceeds from long-term debt                                                   -              -      57,999
Repayment of long-term debt                                                    -        (85,000)    (47,719)
Purchases of treasury stock                                                    -              -        (398)
Exercise of stock options                                                      -              -         521
Cash dividends paid                                                            -         (7,426)    (13,471)
                                                                     ----------------------------------------
        Net Cash (Used in) Provided by Financing Activities             (316,790)      (118,208)    135,599
                                                                     ----------------------------------------
        Increase (Decrease) in Cash and Cash Equivalents                  79,699        (31,484)      2,335
Cash and cash equivalents at beginning of year                            90,628        122,112     119,777
                                                                     ----------------------------------------
        Cash and Cash Equivalents at End of Year                      $  170,327     $   90,628  $  122,112
                                                                     ========================================


See notes to consolidated financial statements.
                                                                             27
                                                                             --

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

===============================================================================
NOTE ONE
SUMMARY OF SIGNIFICANT ACCOUNTING
     AND REPORTING POLICIES
===============================================================================

     Summary of Significant Accounting and Reporting Policies: The accounting and reporting policies of City Holding Company and its subsidiaries (the "Company") conform with accounting principles generally accepted in the United States and require management to make estimates and develop assumptions that affect the amounts reported in the financial statements and related footnotes. Actual results could differ from management's estimates. The following is a summary of the more significant policies.

     Principles of Consolidation: The consolidated financial statements include the accounts of City Holding Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

     Description of Principal Markets and Services: The Company is a bank holding company headquartered in Charleston, West Virginia and conducts its principal activities through its wholly-owned subsidiary, City National Bank of West Virginia ("City National"). City National is a retail and consumer-oriented community bank with 55 offices in West Virginia and Ohio. Principal activities include providing deposit, credit, trust, and insurance related products and services.

     Cash and Due from Banks: The Company considers cash, due from banks and federal funds sold as cash and cash equivalents.

     Securities: Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold debt securities to maturity, they are classified as investment securities and are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts. Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available-for-sale along with the Company's investment in equity securities. Securities available-for-sale are carried at fair value, with the unrealized gains and losses, net of tax, reported in comprehensive income. Securities classified as available-for-sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk, and other factors.

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

     Retained Interest: When the Company sold certain receivables in securitizations of high loan-to-value loans, it retained a financial interest in the securitizations. The financial interest or retained interest is comprised of the estimated fair value of two components: (1) the excess cash flows between interest collected on the underlying collateral loans minus interest paid to third-party investors plus fees paid for servicing, insurance, and trustee costs, and (2) overcollateralization. Gains recognized on the sale of the receivables was based in part on the previous carrying amount of the loans sold, allocated between the assets sold and the retained interests based on their relative fair values at the date of the sale. Because quoted market prices are not readily available for retained interests, the Company estimates their fair values using cash flow modeling techniques that incorporate management's best estimates of key assumptions--loan default rates, loan prepayment rates, and discount rates commensurate with the risks involved.

     As further discussed in Note Seven, the Company adopted the accounting provisions of Emerging Issues Task Force Issue 99-20 on April 1, 2001. Pursuant to Issue 99-20, the Company recognizes the excess cash flows attributable to the retained interests over the carrying value of the retained interests as interest income over the life of the retained interests using the effective yield method. The Company updates the estimate of future cash flows on a quarterly basis. If upon evaluation there is a favorable change in estimated cash flows from the cash flows previously projected, the Company recalculates the amount of accretable yield and

28
--

CITY HOLDING COMPANY AND SUBSIDIARIES

accounts for the change prospectively with the amount of accretion adjusted over the remaining life of the retained interests. Conversely, if upon evaluation there is an adverse change in either the amount or timing of the estimated future cash flows, an other-than-temporary impairment loss is recorded in the Company's Consolidated Statements of Income and the accretable yield is negatively adjusted.

     Allowance for Loan Losses: The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses in the loan portfolio. Management's determination of the adequacy of the allowance for loan losses is based upon management's evaluation of individual credits in the loan portfolio, historical loan loss experience, current economic conditions, and other relevant factors. This determination is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses related to loans considered to be impaired is generally evaluated based on the discounted cash flows using the impaired loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

     Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets. Generally, estimated useful lives of premises and furniture, fixtures, and equipment do not exceed 30 and 7 years, respectively.

     Intangible Assets: Intangible assets, comprised of goodwill and core deposits, are included in Other Assets in the Consolidated Balance Sheets. As of December 31, 2001 and 2000, the carrying amount of goodwill approximated $5.53 million and $6.79 million, respectively. Core deposit intangibles approximated $1.59 million and $1.86 million as of December 31, 2001 and 2000, respectively. Goodwill is being amortized on a straight-line basis over 10 to 15 years and core deposits are being amortized using accelerated methods over 10-year estimated useful lives.

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

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 142 discontinues the practice of amortizing goodwill and indefinite lived intangible assets and requires an annual review for impairment. Impairment would be examined more frequently if certain indicators of impairment exist. Intangible assets with a determinable useful life, such as core deposits, will continue to be amortized over the estimated useful life. Statement No. 142 becomes effective for the Company on January 1, 2002. The non-amortization provisions of Statement No. 142 apply to goodwill and indefinite lived intangible assets acquired after June 30, 2001. However, goodwill and intangible assets acquired before June 30, 2001 must continue to be amortized until the Company adopts Statement No. 142 in its entirety. The Company estimates the benefit associated with the elimination of goodwill amortization in 2002 to approximate $645,000 (pre-tax). However, impairment testing of remaining balances of goodwill and other intangible assets will be performed periodically and may result in charges against earnings that cannot currently be quantified, as such testing is predicated on facts and circumstances as of the date the impairment analysis is performed. Additionally, Statement No. 142 requires a transitional impairment test be applied to all goodwill and other indefinite lived intangible assets within the first half of 2002 and any resulting impairment loss be reported as a change in accounting principle. The Company has performed preliminary transitional impairment tests on its goodwill assets and at this time does not expect an impairment loss to be recorded in 2002 as a result of this test.

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

     Basic and Diluted Earnings per Common Share: Basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares outstanding increased by the number of shares of common stock which would be issued assuming the exercise of stock options and other common stock equivalents. Stock options and common stock equivalents had no effect on

                                                                             29
                                                                             --

CITY HOLDING COMPANY AND SUBSIDIARIES

average shares outstanding for purposes of computing diluted earnings per share for 2001, 2000, or 1999.

     Derivatives and Hedging Activities: Effective January 1, 2001, the Company adopted FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Statement No. 133 requires that derivative instruments be carried at fair value in the Company's Consolidated Balance Sheets. If the derivative is considered a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value would be immediately recognized in earnings. The Company's adoption of Statement No. 133 did not materially affect the Company's financial position or results of operations.

     New Accounting Pronouncements: In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which is applicable to financial statements issued for fiscal years beginning after December 15, 2001. Statement No. 144 supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and provides a single accounting model for long-lived assets to be disposed of. Implementation of Statement No. 144 is not expected to have a material impact on the Company's financial position or results of operations.

     Statements of Cash Flows: Cash paid for interest, including interest paid for long-term debt and trust preferred securities, was $91.38 million, $106.72 million, and $98.71 million in 2001, 2000, and 1999, respectively. Cash paid for income taxes was $1.34 million, $6.01 million, and $9.75 million in 2001, 2000, and 1999, respectively.

     Reclassifications: Certain amounts in the 2000 and 1999 financial statements have been reclassified to conform to the 2001 presentation. Such reclassifications had no impact on net income or stockholders' equity.

===============================================================================
NOTE TWO
INTANGIBLE ASSETS AND STRATEGIC
  REPOSITIONING
===============================================================================

     A comprehensive strategic repositioning plan, designed to focus on the Company's core community banking franchise, was initiated during 2000. The plan included completing an orderly exit from the Company's operations in California and divesting unprofitable operations.

     As a result of the Company's plan to exit its operations in California, the Company recorded a $13.64 million charge against earnings to reduce the carrying amount of its investment in its California banking operations to their estimated fair values as of December 31, 2000. The fair value of the California banking franchises, which is included in the community banking segment, was estimated based on independent valuations of California franchises of similar size and operations. At December 31, 2000, the California banking operations had a carrying value of $16.55 million and reported net income of $1.18 million for the year ended December 31, 2000, excluding the $13.64 million impairment charge. Subsequently, the California banking operations were sold on November 30, 2001 to First Federal Bank of California for $23 million in cash. Proceeds of the sale were used to fully repay an outstanding balance on a short-term note and line of credit with SunTrust Bank. The Company recorded a pre-tax book gain of $4.67 million on the sale.

     As a consequence of the strategic repositioning plan, the Company sold its specialty finance loan servicing operations in December 2000, effectively completing the Company's exit from specialty finance operations. In conjunction with the closure of these divisions, the Company recorded a $15.18 million charge against earnings, representing the write-off of the remaining balance of goodwill associated with these operations.

     Additionally, the carrying amount of goodwill balances associated with the Company's Internet service and direct mail divisions was reviewed for impairment as of December 31, 2000. Based on 2000 operating results, current profitability projections, and the Company's strategic plan, the Company determined that an impairment analysis was necessary to ascertain the recoverability of the goodwill balances for these divisions. Utilizing an analysis of undiscounted cash flows over the remaining goodwill amortization period for each division, the Company concluded that the goodwill balances were unrecoverable. As a result, on December 31, 2000, the Company recorded a $6.01 million charge against earnings to write off the remaining goodwill balances associated with these divisions. Subsequently, these divisions were sold in 2001 at a book gain of approximately $3.40 million.

===============================================================================
NOTE THREE
RESTRICTIONS ON CASH AND DUE FROM
  BANKS
===============================================================================
     City National is required to maintain an average reserve balance with the Federal Reserve Bank of Richmond to compensate for services provided by the Federal Reserve and to meet statutory required reserves for demand deposits. The

30
--

CITY HOLDING COMPANY AND SUBSIDIARIES

average amount of the balance for the year ended December 31, 2001 was approximately $12.00 million.

===============================================================================
NOTE FOUR
INVESTMENTS
===============================================================================

     The aggregate carrying and approximate market values of securities follow. Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable financial instruments.

                                                       Gross       Gross        Estimated
                                                     Unrealized   Unrealized       Fair
                                             Cost      Gains       Losses         Value
                                        --------------------------------------------------
                                                          (in thousands)
December 31, 2001
Available-for-sale securities:
  U.S. Treasury securities and
    obligations of U.S. government
    corporations and
    agencies                             $ 202,422   $    6,751   $    (318)   $ 208,855
  Obligations of states and
    political subdivisions                  64,609        1,425        (135)      65,900
  Mortgage-backed securities                90,969           90      (1,519)      89,540
  Other debt securities                      6,089          161           -        6,250
                                         -------------------------------------------------
      Total Debt Securities                364,089        8,428      (1,972)     370,545
  Equity securities                         12,924           83           -       13,007
                                         -------------------------------------------------
                                         $ 377,013   $    8,511   $  (1,972)   $ 383,552
                                         =================================================

December 31, 2000
Available-for-sale securities:
  U.S. Treasury securities and
    obligations of U.S. government
    corporations and
    agencies                             $ 264,966   $    2,162   $    (989)   $ 266,139
  Obligations of states and
    political subdivisions                  91,586        1,491        (260)      92,817
  Mortgage-backed securities                 3,481           20         (11)       3,490
  Other debt securities                      5,663           57         (33)       5,687
                                         -------------------------------------------------
      Total Debt Securities                365,696        3,730      (1,293)     368,133
  Equity securities                         17,233          171         (75)      17,329
                                         -------------------------------------------------
                                         $ 382,929   $    3,901   $  (1,368)   $ 385,462
                                         =================================================

     The amortized cost and estimated fair value of debt securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                                                               Estimated
                                                                                  Fair
                                                                    Cost         Value
                                                               --------------------------
                                                                      (in thousands)
Available-for-Sale
Due in one year or less                                           $  46,013    $  46,854
Due after one year through five years                               170,442      174,491
Due after five years through ten years                              127,421      128,690
Due after ten years                                                  20,213       20,510
                                                               --------------------------
                                                                  $ 364,089    $ 370,545
                                                               ==========================

     Gross gains of $2.67 million, $105,000, and $113,000 and gross losses of $290,000, $5.12 million, and $10.01 million were realized on sales and calls of securities during 2001, 2000, and 1999, respectively. Gross gains of $2.67 million in 2001 include $1.62 million of gains realized from the Company's investmentin a mutual fund during 2001. The Company maintained an average balance of $46.25 million invested in the mutual fund during 2001 as part of an income tax planning strategy to generate capital gains, as opposed to interest income, in order to utilize capital loss carryforwards available to the Company for income tax purposes. The capital loss carryforwards were primarily generated by the gross securities losses recognized in 2000 and 1999. Gross losses of $5.12 million in 2000 are comprised of losses the Company recognized on its investments in small business investment corporations. The 1999 gross loss of $10.01 million includes the $10.00 million loss the Company recognized on its preferred stock investment in Altiva Financial Corporation.

     The book value of securities pledged to secure public deposits and for other purposes as required or permitted by law approximated $260 million and $332 million at December 31, 2001 and 2000, respectively. Of the $260 million pledged as of December 31, 2001, $185 million was actually being used as collateral for borrowings, repurchase agreements, and public deposits. The remaining $75 million represents an excess pledged position maintained as of December 31, 2001.

===============================================================================
NOTE FIVE
ALLOWANCE FOR LOAN LOSSES
===============================================================================
     A summary of changes in the allowance for loan losses follows:

                                                        2001       2000       1999
                                                    ----------------------------------
                                                                 (in thousands)
Balance at January 1                                  $ 40,627   $ 27,113   $ 17,610
Provision for possible loan losses                      32,178     25,480     19,286
Charge-offs                                            (26,362)   (14,623)   (12,252)
Recoveries                                               4,243      2,657      1,731
Balance of (sold) acquired institutions                 (2,051)         -        738
                                                    ----------------------------------
Balance at December 31                                $ 48,635   $ 40,627   $ 27,113
                                                    ==================================

     The recorded investment in loans that were considered impaired was $29.56 million and $20.33 million at December 31, 2001 and 2000, respectively. Included in these amounts at December 31, 2001 and 2000 are $9.73 million and $6.70 million, respectively, of impaired loans for which the related allowance for loan losses is $2.86 million and $3.63 million, respectively, and $19.83 million and $13.63 million of impaired loans that, as a result of write-downs or being well secured, do not have an allowance for loan losses. The average recorded investments in impaired loans during the years ended December 31, 2001, 2000 and 1999, were

                                                                             31
                                                                             --

CITY HOLDING COMPANY AND SUBSIDIARIES

approximately $29.90 million, $16.44 million, and $11.32 million, respectively.

===============================================================================
NOTE SIX
LOANS HELD FOR SALE
===============================================================================

     During the second quarter of 2001, the Company terminated its affiliation with its remaining loan production offices and discontinued the majority of its secondary market lending activities. As a result, the Company no longer maintains a loans held-for-sale classification as of December 31, 2001. After the fourth quarter 2001 sale of its California banking operations, which included $2.67 million of loans classified as held-for-sale, the Company transferred the remaining $5.21 million of loans previously classified as held-for-sale to its permanent loan portfolio. As of December 31, 2000, the Company reported approximately $17.90 million of loans held for sale.

     The Company recorded a net gain (loss) on its loan sales of $3.04 million, ($1.60 million), and $2.72 million in 2001, 2000 and 1999, respectively, excluding a $3.88 million securitization gain recorded in 1999. During 2000 and 1999, adverse changes in the valuation allowance for loans held for sale approximated $4.40 million and $2.11 million, respectively and are included in the net loss and gain, respectively.

===============================================================================
NOTE SEVEN
SECURITIZATIONS AND RETAINED
INTERESTS
===============================================================================

     Between 1997 and 1999, the Company completed six securitization transactions involving approximately $759.76 million of fixed rate, junior lien mortgage loans. The table below summarizes information regarding delinquencies, net credit losses, and outstanding collateral balances of securitized loans for the dates presented:

                                                                 December 31
                                                             2001       2000       1999
                                                       ------------------------------------
                                                                 (in thousands)
Total principal amount of loans
  outstanding                                            $  362,051 $  533,009 $  651,617
Principal amount of loans 60 days
  or more past due                                           12,544     12,263     10,544
Net credit losses during the year                            23,793     21,977     12,240

     The principal amount of loans outstanding is not included in the Consolidated Balance Sheets of the Company.

     As of December 31, 2001 and 2000, the Company reported retained interests in its securitizations of approximately $71.27 million and $85.21 million, respectively. The value of the retained interests is determined using cash flow modeling techniques that incorporate key assumptions related to default, prepayment, and discount rates. As a result of economic forecasts released during the first quarter of 2001 and the Company's completion of the sale of its loan servicing responsibilities for its securitized loans to an independent third party, the Company increased its projected cumulative default rate from 13.68% as of December 31, 2000 to 17.15% as of March 31, 2001. This change in assumption resulted in a decline of approximately $21.22 million (pre--tax) in the estimated fair value of the Company's retained interests. Under accounting rules in effect as of March 31, 2001, the Company recorded a $2.18 million (pre-tax) impairment charge in its Consolidated Statements of Income and a $19.04 million (pretax) unrealized loss in its Stockholders' Equity during the first quarter of 2001.

     As discussed in Note One, on April 1, 2001, the Company adopted the accounting provisions of Emerging Issues Task Force Issue 99-20 ("Issue 99-20") as required. Issue 99-20 set forth specific accounting guidance regarding the recognition of interest income on, and impairment of, retained interests in securitized loans. The required adoption of Issue 99-20 resulted in the Company recording a $29.98 million (pre-tax), or $17.99 million (net of tax) cumulative effect of accounting change during the second quarter of 2001. In conjunction with recording this cumulative effect of accounting change, unrealized losses on the retained interests that were previously recorded as negative adjustments within Stockholders' Equity were reversed and recorded through the Company's Consolidated Statements of Income in accordance with the new accounting rules.

     In addition to establishing specific guidance related to determining whether impairment exists in the Company's retained interests, Issue 99-20 also set forth requirements for the recognition of interest income on retained interests in securitized loans. Issue 99-20 requires that interest income on retained interests be recognized over the life of the retained interest using the effective yield method. Using the effective yield approach, the Company re-instituted the accrual of interest income on its retained interests, recognizing $7.43 million (pre-tax) of interest income through December 31, 2001.

     Although the Company has recognized interest income on its retained interests, it has not yet received any cash from this investment. The estimated fair value of the retained interests is accrued toward the expectation of when, and how much, cash will be received in the future.

32
--

CITY HOLDING COMPANY AND SUBSIDIARIES

     Key assumptions used in estimating the fair value of the Company's retained interests as of December 31, 2001 and 2000 were as follows:

                                                                  December 31
                                                                2001       2000
                                                             ----------------------

Prepayment speed (CPR)                                         16.00%     15%-21%
Weighted average cumulative defaults                           15.59%      13.68%
Weighted average discount rate                                 14.00%      14.00%

     At December 31, 2001, the sensitivity of the current estimated fair value of retained interests to immediate 10% and 20% adverse changes were as follows:

Estimated fair value at December 31, 2001                               $77,689

Discount rate:
  Impact on fair value of 10% adverse change                             (5,645)
  Impact on fair value of 20% adverse change                            (10,757)
Default curve:
  Impact on fair value of 10% adverse change                             (4,555)
  Impact on fair value of 20% adverse change                             (8,365)
Prepayment curve:
  Impact on fair value of 10% adverse change                               (764)
  Impact on fair value of 20% adverse change                             (1,600)

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

     The estimated fair value of the retained interests increased during 2001 due to both higher than expected prepayments and lower than expected default rates. Therefore, while the book value of the assets at December 31, 2001 was $71.27 million, the estimated fair value was $77.69. As a result, under EITF 99-20, the Company is required to increase the rate at which it accrues income over the life of the retained interest using the effective yield method.

===============================================================================
NOTE EIGHT
LOAN SERVICING
===============================================================================

     During the fourth quarter of 2000, the Company sold its mortgage servicing rights associated with approximately $1.10 billion of junior lien and Title I mortgage loans. The transfer of the loan servicing portfolio to the acquirer was completed during the first quarter of 2001. As a result of this transaction, the Company does not have any mortgage servicing rights recorded in its Consolidated Balance Sheets as of December 31, 2001 or 2000. Prior to the sale of its servicing rights, the Company recorded amortization of mortgage servicing rights of approximately $2.73 million and $2.44 million during the years ended December 31, 2000 and 1999, respectively.

     With the completion of the transfer of the loan servicing portfolio in March 2001, the Company recorded a $1.90 million charge to earnings, recorded in Other Expense in the Consolidated Statements of Income, to reflect the estimated contractual obligation to FannieMae associated with a specific pool of loans included in the sale of servicing rights. The Company is obligated to reimburse FannieMae for document deficiencies found in this particular pool of loans.

     The Company continues to provide loan servicing operations for certain pools of loans that were not included in the sale of servicing rights. The unpaid principal balance of loans serviced for others approximated $66.69 million and $1.20 billion as of December 31, 2001 and 2000, respectively. Loans serviced for others are not included in the accom--panying Consolidated Balance Sheets.

===============================================================================
NOTE NINE
PREMISES AND EQUIPMENT
===============================================================================

     As part of the Company's restructuring during 2001, it closed certain branch locations and operations facilities within its community banking segment. The carrying value of the land, buildings, and related capital improvements on the dates these facilities were closed approximated $4.04 million. The Company estimated the fair value, less cost to sell, of these properties at $2.35 million and recorded a $1.69 million loss in 2001 within the Non-Interest Expense section of its Consolidated Statements of Income.

     One of these properties was sold prior to December 31, 2001. The Company is actively marketing the remaining properties and expects to sell them during 2002. As of December 31, 2001, the carrying amount of the properties not sold approximated $2.02 million and is recorded in Other Assets in the Consolidated Balance Sheets.

     Additionally, during 2001 the Company retired capitalized software with a carrying amount of $1.65 million and recorded this loss with the aforementioned losses in the Non-Interest Expense section of the Consolidated Statements of Income. The Company determined that this software, primarily related to mortgage banking activities and certain home banking projects, did not fit the Company's revised business model and would not be used in future operations.

                                                                             33
                                                                             --

CITY HOLDING COMPANY AND SUBSIDIARIES

A summary of premises and equipment and related accumulated depreciation is summarized as follows:

                                           December 31
                                         2001        2000
                                     ------------------------
                                          (in thousands)

Land, buildings, and improvements     $  56,616    $  63,948
Furniture, fixtures, and equipment       47,375       57,715
                                     ------------------------
                                        103,991      121,663
Less allowance for depreciation         (60,813)     (64,739)
                                     ------------------------
                                      $  43,178    $  56,924
                                     ========================

===============================================================================
NOTE TEN
SCHEDULED MATURITIES OF TIME
 CERTIFICATES OF DEPOSITS OF $100,000
 OR MORE
===============================================================================

     Scheduled maturities of time certificates of deposits of $100,000 or more outstanding at December 31, 2001 and 2000 are summarized as follows:

                                         2001         2000
                                     -------------------------
                                          (in thousands)
Within one year                       $  99,685    $  292,348
Over one through two years               21,455        31,644
Over two through three years              3,533         5,067
Over three through four years             1,577         1,839
Over four through five years                522         4,077
Over five years                             202           168
                                     -------------------------
     Total                            $ 126,974    $  335,143
                                     =========================

     Through its subsidiary, City National, the Company has periodically issued brokered deposits to fund loan growth and satisfy liquidity needs. Generally, brokered deposits are issued in increments of $100,000, have maturities of up to five years, and pay interest equal to a comparable treasury rate, plus a market-based spread. At December 31, 2000, $134.38 million of brokered deposits were outstanding, and included in the table above, at an average interest rate of 6.68% and an average remaining term of two months. Due to the significant decline in outstanding loan balances and the resulting improved liquidity position of City National during 2001, the Company did not issue any additional brokered deposits during the year and has none outstanding as of December 31, 2001.

===============================================================================
NOTE ELEVEN
SHORT-TERM BORROWINGS
===============================================================================

     Short-term borrowings include securities sold under agreement to repurchase of $127.20 million and $131.73 million as of December 31, 2001 and 2000, respectively. Securities sold under agreement to repurchase were sold to corporate and government customers as an alternative to available deposit products. The underlying securities included in repurchase agreements remain under the Company's control during the effective period of the agreements. Advances obtained from the Federal Home Loan Bank ("FHLB") of $90.50 million are also included in short-term borrowings as of December 31, 2000. A summary of these short-term borrowings is as follows:

                                                       (in thousands)
2001:
----
   Average amount outstanding during the year            $  173,974
   Maximum amount outstanding at any month end              242,255
   Weighted average interest rate:
    During the year                                           4.95%
    End of the year                                           2.43%
2000:
----
   Average amount outstanding during the year            $  309,330
   Maximum amount outstanding at any month end              357,293
   Weighted average interest rate:
    During the year                                           6.14%
    End of the year                                           6.01%
1999:
----
   Average amount outstanding during the year            $  230,060
   Maximum amount outstanding at any month end              375,251
   Weighted average interest rate:
    During the year                                           4.97%
    End of the year                                           5.18%

     At December 31, 2000, short-term borrowings also include a $26.53 million obligation of the Parent Company pursuant to a short-term note and line of credit with SunTrust Bank. During 2001, the Parent remitted regular principal payments of $4.20 million and paid interest at a weighted-average interest rate of 7.70%. The remaining $22.33 million outstanding principal balance was fully repaid from the proceeds obtained from the Parent's sale of its California banking operations on November 30, 2001.

===============================================================================
NOTE TWELVE
LONG-TERM DEBT
===============================================================================

     The Company, through its banking subsidiaries, maintains long-term financing from the FHLB as follows:

                          December 31, 2001
                   -------------------------------
     Amount         Amount
    Available     Outstanding      Interest Rate      Maturity Date
----------------------------------------------------------------------
                            (in thousands)

    $ 5,000       $   5,000             5.48%         February 2008
     10,000          10,000             4.86          October 2008
                --------------
                  $  15,000
                ==============

     The Company has purchased, through its banking subsidiaries, 81,602 shares of FHLB stock at par value. Such purchases entitle the Company to dividends declared by the

34
--

CITY HOLDING COMPANY AND SUBSIDIARIES

FHLB and provide an additional source of short-term and long term funding, in the form of collateralized advances.

     Financing obtained from the FHLB is based in part on the amount of qualifying collateral available, specifically U.S. Treasury and agency securities, mortgage-backed securities, and residential real estate loans. At December 31, 2001, collateral pledged to the FHLB included approximately $62.86 million in investment securities and $233.49 million in residential real estate loans.

     In addition to the short-term (see Note Eleven) and longterm financing discussed above, at December 31, 2001, the Company's banking subsidiaries had an additional $231.44 million available from unused portions of lines of credit with the FHLB.

     As of December 31, 2001 and 2000, the Company also included $14.33 million and $19.83 million, respectively, in its Long Term Debt representing a fully-collateralized obligation outstanding with Freddie Mac. Collateral for this obligation includes a pool of first lien mortgage loans that were sold to Freddie Mac with full recourse. The outstanding balance of this financing will decline as the principal balances of the underlying loans are repaid. Because the loans were sold with full recourse, the outstanding principal balance of the underlying loan pool is included in the Company's loan portfolio.

===============================================================================
NOTE THIRTEEN
TRUST PREFERRED SECURITIES
===============================================================================

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

     The Company has irrevocably and unconditionally guaranteed the obligations of the trusts, but only to the extent of funds held by the trusts. Distributions on the Capital Securities are cumulative. The Company has the option to defer payment of the distributions for an extended period up to five years, so long as the Company is not in default as to the terms of the Debentures. In June 2001, the Company was prohibited by the Federal Reserve Bank of Richmond (the "FRBR") from making scheduled periodic dividend payments to either of its trusts. Generally, the FRBR's policy is that bank holding companies pay dividends out of earnings in the prior four quarters. The Company experienced losses in the first, second, and third quarter of 2001. Therefore, the FRBR required the Company to defer payment to the Capital Trusts through at least April 2002. Thus, payments have only been made to shareholders of the Trust through March 15, 2001 for City Holding Company Capital Trust, and through April 15, 2001 for City Holding Company Capital Trust II. Although cash payments have been deferred, the Company continues to accrue and record interest expense in its Consolidated Statements of Income. Pursuant to the terms of the Capital Securities, interest is also accrued on the unpaid interest at interest rates equivalent to the stated interest rates for each issue. Resumption of dividend payments on the Capital Securities will require the approval of the Federal Reserve Bank of Richmond. When interest payments are resumed, the Trusts will distribute cumulative interest payments to holders of the Capital Securities at the record date.

     The Capital Securities are subject to mandatory redemption to the extent of any early redemption of the Debentures and upon maturity of the Debentures, as outlined below. The following table summarizes the Company's two trusts:

                                                   Liquidation              Stated
                                         Payment    Value per   Issuance   Maturity
     Trust              Amount    Rate   Frequency    Share       Date       Date
-------------------------------------------------------------------------------------
City Holding          $ 30,000   9.150%    Semi-      $ 1,000     March      April
 Capital Trust                           annually                  1998     2028 (a)
City Holding            57,500   9.125   Quarterly         25    October     October
 Capital Trust II                                                  1998     2028 (b)
                     ----------
                      $ 87,500
                     ==========

    (a) Redeemable prior to maturity at the option of the Company (i) on or after April, 1, 2008, in whole at any time or in part from time to time, at declining redemption prices ranging from 104.58% to 100.00% on April 1, 2018 and thereafter, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of certain pre-defined events.

    (b) Redeemable prior to maturity at the option of the Company (i) on or after October 31, 2003, in whole at any time or in part from time to time, or (ii) prior to October 31, 2003, in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of certain predefined events.

     The obligations outstanding under the aforementioned trusts are classified as "Corporation-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures of City Holding Company" in the liabilities section of the Consolidated Balance Sheets. Distributions on the capital securities are recorded in the Consolidated Statements of Income as interest

                                                                             35
                                                                             --

CITY HOLDING COMPANY AND SUBSIDIARIES

expense. The Company's interest payments on the debentures are fully tax-deductible.

===============================================================================
NOTE FOURTEEN
RESTRICTIONS ON SUBSIDIARY DIVIDENDS
===============================================================================

     During 2001, City National requested and received permission from the Office of the Comptroller of the Currency to pay $8.87 million in dividends to the Parent Company. The Parent Company used the cash obtained from these dividends to remit principal and interest payments on a short-term note and line of credit with SunTrust Bank, to remit interest payments on its trust preferred securities through April 2001, and to provide cash for operating expenses of the Parent Company.

     The OCC is required to approve the payment of dividends by a subsidiary bank in excess of its earnings retained in the current year plus retained net profits for the preceding two years. Therefore, under the OCC's dividend policy, as well as the formal agreement between the OCC and City National, the bank will need to request and receive the OCC's permission for any dividend payments to the Parent Company during 2002. Therefore, resumption of dividends on either the Capital Securities or the common stock of the Company would require the approval of both the FRBR and the OCC.

===============================================================================
NOTE FIFTEEN
INCOME TAXES
===============================================================================

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                            December 31
                                          2001        2000
                                     -------------------------
                                            (in thousands)
Deferred tax assets:
 Allowance for loan losses             $  19,474   $  16,124
 Retained interests                       19,076       9,552
 Capital loss carryforward                 4,459       5,367
 Deferred compensation payable             3,331       1,658
 Accrued expenses                          3,514           -
 Gain on sale of assets                        -       2,404
 Goodwill amortization                         -       7,119
 Restructuring charges                         -       1,631
 Loans held for sale                           -       1,642
 Unrealized losses                             -       3,438
 Other                                     2,058       1,061
                                     -------------------------
      Total Deferred Tax Assets           51,912      49,996
Deferred tax liabilities:
 Unrealized securities gains               2,615           -
 Premises and equipment                      324       1,425
 Core deposit intangible                     198         532
 Deferred loan fees                          479       1,925
 Other                                       853       1,468
                                     -------------------------
      Total Deferred Tax Liabilities       4,469       5,350
                                     -------------------------
      Net Deferred Tax Assets          $  47,443   $  44,646
                                     =========================

     Significant components of the provision for income taxes are as follows:

                                  2001       2000       1999
                              ----------------------------------
                                        (in thousands)
Federal:
 Current                        $ (6,798)  $  6,320   $ 10,072
 Deferred                         (8,463)   (22,802)    (9,198)
                              ----------------------------------
                                 (15,261)   (16,482)       874
State                             (1,380)       752        968
                              ----------------------------------
     Total                      $(16,641)  $(15,730)  $  1,842
                              ==================================

     The $16.64 million income tax benefit recorded in 2001 includes an $11.99 million income tax benefit allocated to the cumulative effect of accounting change associated with the Company's accounting for its retained interests in securitized mortgage loans.

     Current income tax expense attributable to investment securities transactions approximated $953,000 in 2001, $41,000 in 2000, and $53,000 in 1999.

     As of December 31, 2001, the Company has approximately $800,000 of federal net operating loss carryforwards, obtained via a previous acquisition, that expire in 2006.

     A reconciliation of the significant differences between the federal statutory income tax rate and the Company's effective income tax rate is as follows:

36
--

CITY HOLDING COMPANY AND SUBSIDIARIES

                                                2001        2000       1999
                                          -------------------------------------
                                                        (in thousands)

Computed federal taxes at statutory          $  (14,924)  $ (18,936)  $ 2,819
  rate
State income taxes, net of federal tax
  benefit                                          (877)     (1,590)      630
Tax effects of:
  Nontaxable interest income                     (1,169)     (1,669)   (1,703)
  Non-deductible goodwill                           210       6,237       427
  Other items, net                                  119         228      (331)
                                            ----------------------------------
                                             $  (16,641)  $ (15,730)  $ 1,842
                                            ==================================

===============================================================================
NOTE SIXTEEN
EMPLOYEE BENEFIT PLANS
===============================================================================

     The Company's 1993 Stock Incentive Plan (the "Plan"), as amended, provides for the grant of options to key employees of the Company and persons who provide services to the Company who have or can be expected to contribute significantly to the profits or growth of the Company, including Directors of the Company or its subsidiaries. The Plan, as amended, permits the grant of options for up to 1,399,300 shares of the Company's common stock, as adjusted for changes in the capital structure of the Company since the Plan's inception. As of December 31, 2001, there are 782,792 options available for future awards. Specific terms of options awarded, including vesting periods, exercise prices and expiration periods are determined at the date of grant and are evidenced by agreements between the Company and the awardees. After 2003, no additional options can be granted under the Plan.

     Pro forma information regarding net income and earnings per share is required by Statement No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: a risk-free interest rate of 3.88% and 5.90% for 2001 and 1999, respectively; an expected dividend yield of 0.00% and 2.04% for 2001 and 1999, respectively; a volatility factor of 0.411 and 0.293 for 2001 and 1999, respectively; and an expected life of the option of five and four years for 2001 and 1999, respectively.

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

     For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting period. Pro forma net (loss) income for the years ended December 31, 2001, 2000, and 1999 were $(26.16) million or $(1.55) per basic and diluted common share; $(38.39) million or $(2.27) per basic and diluted common share; and $6.21 million or $0.37 per basic and diluted common share, respectively.

     A summary of the Company's stock option activity and related information is presented below for the years ended December 31:

                             2001                   2000                   1999
                    --------------------------------------------------------------
                                Weighted-            Weighted-            Weighted-
                                 Average              Average              Average
                                Exercise             Exercise             Exercise
                     Options       Price   Options      Price   Options      Price
                    --------------------------------------------------------------
Outstanding at
  January 1           466,750   $  26.72   561,967   $  27.19   380,781   $  32.26
Granted               295,000       6.78         -          -   238,250      15.25
Exercised                   -          -         -          -   (30,461)     17.11
Forfeited            (223,760)     28.56   (95,217)     29.51   (26,603)     31.74
                    ----------            ---------            ---------
Outstanding at
  December 31         537,990   $  15.04   466,750   $  26.72   561,967   $  27.19
                    ==========            =========            =========
Exercisable at end
  of year             238,971   $  22.20   288,092   $  29.51   313,300   $  31.74

Weighted-average
  fair value of
  options granted
  during the year     $  2.86              $     -              $  3.06

     Additional information regarding stock options outstanding and exercisable at December 31, 2001, is provided in the following table:


                                          Weighted                     Weighted
                                          Average                       Average
                               Weighted  Remaining      No. of      Exercise Price
   Ranges of        No. of      Average  Contractual    Options       of Options
    Exercise       Options     Exercise      Life      Currently       Currently
     Prices      Outstanding     Price     (Months)   Exercisable     Exercisable
-----------------------------------------------------------------------------------
 $5.75 - $8.63     220,000     $  5.96        109         29,843        $  6.70
 $8.65 - $12.98     75,832        9.23        113         34,080           9.12
$15.25 - $22.88    144,000       15.25         36         86,500          15.25
$24.50 - $36.75     27,749       31.55         19         27,749          31.55
$40.00 - $42.75     70,409       42.75         27         60,799          42.75
                 -----------                          -----------
                   537,990                               238,971
                 ===========                          ===========

     Effective November 1, 2001, the Company modified and combined its existing employee retirement benefit plans. The former City Holding Company Profit Sharing and 401(k) Plan was renamed the City Holding Company 401(k) Plan and Trust ("the 401(k) Plan"), a plan intended to be compliant with Employee Retirement Income Security Act (ERISA) section 404(c). Any employee who has attained age 21 is

                                                                             37
                                                                             --

CITY HOLDING COMPANY AND SUBSIDIARIES

eligible to participate beginning the first day of the month following employment. Unless specifically chosen otherwise, every employee is automatically enrolled in the 401(k) Plan and may make before-tax contributions of between 1.00% to 15.00% of eligible pay up to the dollar limit imposed by Internal Revenue Service regulations. The first 6.00% of an employee's contribution is matched 50.00% by the Company. The employer matching contribution is invested according to the investment elections chosen by the employee. Employees are 100% vested in both employee and employer contributions and the earnings they generate. As of December 31, 2001, there were twelve investment options available under the 401(k) Plan, including City Holding Company common stock.

     The City Holding Company Employees' Stock Ownership Plan ("ESOP"), covering all employees who have completed one year of service and have attained the age of 21, was created January 1, 1996, and includes both Money Purchase and Stock Bonus plan features. The Company has not contributed to the Money Purchase account since June 2000 or to the Stock Bonus account since 1998. Effective November 1, 2001, the Money Purchase and the Stock Bonus accounts were merged into the City Holding Company 401(k) Plan.

     The Company's total expense associated with the 401(k) Plan and the ESOP (collectively, the benefit plans) approx-imated $263,000, $630,000, and $5.39 million in 2001, 2000, and 1999, respectively. The total number of shares of the Company's common stock held by the benefit plans is 822,733. Other than the benefit plans, the Company offers no postretirement benefits.

     Prior to its merger with the Company, Horizon maintained a defined benefit pension plan covering substantially all of its employees. During 1999, the Company froze the Horizon defined benefit plan, and the accrual for the future service of the employees covered by this defined benefit plan was transferred to the Company's defined contribution plan. As a result of freezing the Horizon plan, the accrual of defined benefits for future services was eliminated resulting in the Company recognizing a $3.67 million curtailment gain, representing the change in projected benefit obligations, less $1.00 million charge-off of prior service costs associated with the plan. The following table summarizes the plan's benefit obligation and asset activity:

                                                   Pension Benefits
                                                    2001      2000
                                                ---------------------
                                                  (in thousands)
Change in fair value of plan assets:
  Balance at beginning of measurement            $  9,780   $ 9,614
  period
  Actual (loss) return on plan assets                (644)      531
  Benefits paid                                      (356)     (365)
                                                ---------------------
  Balance at end of measurement period              8,780     9,780


Change in benefit obligation:
  Balance at beginning of measurement              (7,455)   (7,129)
  period
  Interest cost                                      (585)     (578)
  Actuarial loss                                     (784)     (113)
  Benefits paid                                       356       365
                                                ---------------------
Balance at end of measurement period               (8,468)   (7,455)
                                                ---------------------
Funded status                                         312     2,325

Unrecognized net actuarial loss (gain)              1,100    (1,155)
Unrecognized net obligation                          (197)     (225)
                                                ---------------------
     Prepaid Benefit Cost                        $  1,215   $   945
                                                =====================

Weighted-average assumptions as of December 31:
  Discount rate                                      8.00%     8.00%
  Expected return on plan assets                     8.50%     8.50%
  Rate of compensation increase                      4.25%     5.00%

     Plan assets consist principally of U.S. Government securities, corporate stocks and bonds, and other short-term investments.

     The following table presents the components of net defined benefit pension costs:


                                           Pension  Benefits
                                      2001        2000       1999
                                     --------------------------------
                                             (in thousands)
Components of net periodic
  benefit cost:
  Service cost                        $   -     $      -   $   331
  Interest cost                         585          578       524
  Expected return on plan assets       (817)        (805)     (766)
  Net amortization and deferral         (41)         (58)      (58)
  Curtailment                             -            -    (3,699)
  Prior service cost recognized           -            -     1,008
                                     ------------------------------
  Benefit Cost                        $ (273)   $   (285)  $(2,660)
                                     ==============================

The Company maintains individual deferred compensation and supplemental retirement agreements with certain directors and officers. The cost of such individual agreements is being accrued over the period of active service from the date of the respective agreement. The cost of such agreements approximated $643,000, $282,000, and $425,000 during 2001, 2000, and 1999, respectively. The liability for such agreements approximated $3.30 million and $2.81 million at December 31, 2001 and 2000, respectively, and is included in other liabilities in the accompanying Consolidated Balance Sheets.

     To assist in funding the above liabilities, the Company has insured the lives of certain directors and officers. The Company is the owner and beneficiary of the insurance policies with a cash surrender value approximating

38
--

CITY HOLDING COMPANY AND SUBSIDIARIES

$4.07 million and $3.64 million at December 31, 2001 and 2000 included in other assets in the accompanying Consolidated Balance Sheets.

===============================================================================
NOTE SEVENTEEN
OTHER INCOME
===============================================================================

     The following table summarizes significant items included in Other Income for the periods indicated:

                                    2001        2000          1999
                                 ------------------------------------
                                           (in thousands)

Internet service fees             $    797    $ 3,443       $  2,514
Insurance commissions                2,214      2,482          2,834

===============================================================================
NOTE EIGHTEEN
RELATED PARTY TRANSACTIONS
===============================================================================

     City National has granted loans to the officers and directors of the Company and its subsidiaries, and to their associates. The loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons and did not involve more than normal risk of collectibility.

     The following presents the activity with respect to related party loans during 2001 and 2000:

                                     2001         2000
                                 -------------------------
                                      (in thousands)

Balance at January 1              $  33,946     $  42,303
  Loans made                            573         7,830
  Principal payments received        (3,214)      (11,080)
  Other changes                     (23,512)       (5,107)
                                 -------------------------
Balance at December 31            $   7,793     $  33,946
                                 =========================

     Amounts reported as other changes in the table above represent changes in the composition of the Company's Board of Directors and officers during 2001 and 2000.

===============================================================================
NOTE NINETEEN
COMMITMENTS AND CONTINGENT LIABILITIES
===============================================================================

     The Company recorded a $3.00 million charge against earnings during the third quarter of 2001 to accrue costs associated with litigation involving operations the Company has either sold or closed. In addition, the Company is engaged in various legal actions that it deems to be in the ordinary course of business. The Company believes that it has adequately provided for the potential costs of current litigation. Nevertheless, current actions may have results that are materially different than anticipated or unanticipated material legal actions may be presented in the future.

     In the normal course of business, certain financial products are offered by the Company to accommodate the financial needs of its customers. Loan commitments (lines of credit) represent the principal off-balance sheet financial product offered by the Company. At December 31, 2001 and 2000, commitments outstanding to extend credit totaled approximately $140.76 million and $237.97 million, respectively. To a much lesser extent, the Company offers standby letters of credit, which require payments to be made on behalf of customers when certain specified events occur. Amounts outstanding pursuant to such standby letters of credit were $4.92 million and $9.03 million as of December 31, 2001 and 2000, respectively. Historically, substantially all standby letters of credit have expired unfunded.

     Loan commitments and standby letters of credit have credit risks essentially the same as that involved in extending loans to customers and are subject to the Company's standard credit policies. Collateral is obtained based on management's credit assessment of the customer. Management does not anticipate any material losses as a result of these commitments.

===============================================================================
NOTE TWENTY
PREFERRED STOCK AND SHAREHOLDER
  RIGHTS PLAN
===============================================================================

     The Company's Board of Directors has the authority to issue preferred stock, and to fix the designation, preferences, rights, dividends, and all other attributes of such preferred stock, without any vote or action by the shareholders. As of December 31, 2001, no such shares are outstanding, nor are any expected to be issued, except as might occur pursuant to the Stock Rights Plan discussed below.

     The Company's Stock Rights Plan provides that each share of common stock carries with it one right. The rights would be exercisable only if a person or group, as defined, acquired 15% or more of the Company's common stock, or announces a tender offer for such stock. Under conditions described in the Stock Rights Plan, holders of rights could acquire shares of preferred stock or additional shares of the Company's common stock--or in the event of a 50% or more change in control, shares of common stock of the acquirer. The value of shares acquired under the plan would equal twice the exercise price.

                                                                             39
                                                                             --

CITY HOLDING COMPANY AND SUBSIDIARIES

================================================================================
NOTE TWENTY-ONE
REGULATORY MATTERS
================================================================================

     On July 12, 2000, the Company announced that its principal bank subsidiary, City National, had entered into a formal agreement with the OCC. The agreement required City National to adopt a three-year comprehensive strategic plan, improve its loan portfolio management, and develop and adhere to a written plan for liquidity, including a formal asset and liability management policy. City National also agreed to incorporate liquidity planning in its financial management process, implement a satisfactory program to manage interest rates, and ensure full compliance of its securitization program with recent OCC regulations. Additionally, City National agreed to develop a plan to dispose of loans held for sale that were held in excess of 90 days, develop a three-year capital plan, strengthen internal controls and its audit committee, and establish a program to maintain an adequate allowance for loan and lease losses. Additionally, as a consequence of entering into this agreement, City National became subject to certain FDIC restrictions regarding the issuance of brokered deposits. City National also agreed to maintain its regulatory Total Capital ratio above 10.00% and to establish a committee of its Board of Directors to oversee compliance with the agreement.

     Subsequent to the date of the agreement, City National established a compliance oversight committee, which meets regularly to determine the status of compliance with the agreement. City National and the Company also adopted a three-year comprehensive strategic plan; formalized policies and procedures related to asset and liability management, including liquidity and interest rate risk issues; formalized policies and procedures associated with its securitization program to ensure compliance with OCC regulations; disposed of substantially all of its loans held for sale that had been held in excess of 90 days and transferred the unsold loans to the permanent portfolio at estimated fair market value; and developed a three-year capital plan.

     In September 2001, City National entered into a new, less comprehensive, formal agreement with the OCC that replaced the July 12, 2000 formal agreement. The revised agreement, which was based on the results of the April 2001 regulatory examination of City National, primarily focuses on lending policies and procedures and on certain aspects of City National's methodology for assessing the adequacy of its allowance for loan losses. Management continues to devote considerable time and resources toward complying with the requirements of the revised formal agreement.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 2001, that the Company and its banking subsidiaries met all capital adequacy requirements to which they were subject.

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

     The Company's and City National's actual capital amounts and ratios are presented in the following table.

                                                                   Well
                               2001                2000        Capitalized   Minimum
                         Amount      Ratio   Amount     Ratio     Ratio       Ratio
                       =============================================================
                                              (in thousands)
Total Capital (to Risk Weighted Assets):
  Consolidated          $ 214,718    13.1%   $ 277,700  11.6%    10.0%        8.0%
  City National           224,737    13.7      285,319  12.7     10.0         8.0

Tier I Capital (to Risk Weighted Assets):
  Consolidated            153,852     9.4      216,314   9.1      6.0         4.0
  City National           203,895    12.4      257,156  11.5      6.0         4.0

Tier I Capital (to Average Assets):
  Consolidated            153,852     6.9      216,314   7.9      5.0         4.0
  City National           203,895     9.8      257,156  10.1      5.0         4.0

     In November 2001, regulatory agencies issued new guidelines changing regulatory capital standards to address the treatment of, among other things, retained interests for purposes of computing regulatory capital and the aforementioned regulatory capital ratios. In general, the new guidelines require an increased allocation of regulatory capital to assets such as retained interests in securitized mortgage loans and the new rules limit the amount of retained interests

40
--

CITY HOLDING COMPANY AND SUBSIDIARIES

financial institutions may include in regulatory capital. Although the new rule becomes effective January 1, 2002, institutions that completed transactions before December 31, 2001 impacted by the new rule may delay application of the new standard until December 31, 2002. Had the Company been required to comply with the new rule as of December 31, 2001, the Company estimates that its Total Capital, Tier I Capital, and Leverage Capital ratios would have approximated 11.43%, 7.65%, and 5.84%, respectively. Similarly, City National estimates that its Total Capital, Tier I Capital, and Leverage Capital ratios would have been 12.31%, 10.87%, and 9.13%, respectively, as of December 31, 2001, which are in excess of the aforementioned "well capitalized" ratios.

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

     The following table represents the estimates of fair value of financial instruments:


                                     Fair Value of Financial Instruments
                                      2001                          2000
                           --------------------------------------------------------
                             Carrying         Fair         Carrying        Fair
                             Amount          Value          Amount        Value
                           --------------------------------------------------------
                                                (in thousands)
Assets:
  Cash and due from banks   $   81,827    $   81,827      $   87,990    $   87,990
  Securities                   383,552       383,552         385,462       385,462
  Net loans                  1,341,620     1,352,243       1,927,532     1,914,802
  Loans held for sale                -             -          17,900        17,900
  Retained interests            71,271        77,689          85,206        85,206
Liabilities:
  Deposits                   1,691,295     1,700,891       2,083,941     1,961,645
  Short-term borrowings        127,204       127,204         248,766       248,766
  Long-term debt                29,328        29,984          34,832        34,304
  Trust preferred securities    93,158        94,512          89,061        92,428

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

     The fair value of trust preferred securities is estimated using a discounted cash flow calculation that applies interest rates that would be currently offered on such securities. Both the carrying amount and estimated fair value of trust preferred securities includes interest accrued on those securities as of December 31, 2001 and 2000.

     The fair values of commitments are estimated based on fees currently charged to enter into similar agreements, taking into consideration the remaining terms of the agreements and the counterparties' credit standing. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The fair values approximated the carrying values of these commitments and letters of credit as of December 31, 2001 and 2000.

                                                                             41
                                                                             --

CITY HOLDING COMPANY AND SUBSIDIARIES

===============================================================================
NOTE TWENTY-THREE
CITY HOLDING COMPANY (PARENT
  COMPANY ONLY) FINANCIAL
  INFORMATION
===============================================================================

Condensed Balance Sheets

                                                                              December 31
                                                                          2001            2000
                                                                    --------------------------------
                                                                              (in thousands)
Assets
Cash                                                                 $    1,045           $     334
Securities available for sale                                               347               2,366
Investment in subsidiaries                                              240,823             280,256
Fixed assets                                                                329                 476
Other assets                                                              4,857               7,217
                                                                    --------------------------------
          Total Assets                                               $  247,401           $ 290,649
                                                                    ================================

Liabilities
Short-term borrowings                                                $        -           $  26,534
Junior subordinated debentures                                           90,114              90,114
Advances from affiliates                                                      -                 934
Other liabilities                                                        10,938               9,610
                                                                    --------------------------------
          Total Liabilities                                             101,052             127,192

Stockholders' Equity                                                    146,349             163,457
                                                                    --------------------------------
          Total Liabilities and Stockholders' Equity                 $  247,401           $ 290,649
                                                                    ================================

     During 2001, the Parent Company sold the majority of its investment securities portfolio and used the proceeds to fully repay its Advances from affiliates and to repay a portion of the outstanding balance of the Parent's short-term term note and line of credit with SunTrust Bank. The Parent also completed the sale of its California banking subsidiaries during 2001 and used the proceeds obtained from the sale to fully repay the remaining outstanding balance of the Parent's short-term borrowings with SunTrust Bank. Junior subordinated debentures, which eliminate for purposes of the Company's consolidated financial statements, represent the Parent Company's amounts owed to City Holding Capital Trust II and City Holding Capital Trust (see Note Thirteen). The balance the junior subordinated debentures is comprised of the $87. million the Capital Trusts obtained through the issuances the trust preferred securities and $2.61 million the Capital Trusts obtained from the Parent Company in the form of the Parent Company's initial capitalization of the Capital Trusts Other liabilities include approximately $5.66 million accrued interest payable by the Parent to the Capital Trusts.

     As a result of the sale of the California banking subsidiaries, the Parent recognized a pre-tax gain approximately $4.67 million, included in Other income in Condensed Statements of Income, below.

Condensed Statements of Income

                                                                   Year Ended December 31
                                                              2001             2000          1999
                                                         -------------------------------------------
                                                                         (in thousands)
Income
Dividends from bank subsidiaries                         $   8,873         $  12,500     $  20,000
Administrative fees                                          2,502             3,816         1,743
Other income                                                 4,831                 -           703
                                                        --------------------------------------------
                                                            16,206            16,316        22,446
Expenses
Interest expense                                             9,909            10,248         9,606
Other expenses                                               6,195             9,345        10,322
                                                        --------------------------------------------
                                                            16,104            19,593        19,928
                                                        --------------------------------------------
          Income (Loss) Before Income Tax
            Benefit and (Excess Dividends) Equity
            in Undistributed Net Income of
            Subsidiaries                                       102            (3,277)        2,518
Income tax benefit                                          (3,332)           (6,083)       (6,945)
                                                        --------------------------------------------
          Income Before (Excess Dividends)
            Equity in Undistributed Net Income
            of Subsidiaries                                  3,434             2,806         9,463
(Excess dividends) equity in undistributed net
 income of subsidiaries                                    (29,434)          (41,179)       (3,250)
                                                        --------------------------------------------
          Net (Loss) Income                              $ (26,000)        $ (38,373)     $  6,213
                                                        ============================================

Condensed Statements of Cash Flows

                                                                   Year Ended December 31
                                                               2001           2000        1999
                                                         -------------------------------------------
                                                                        (in thousands)
Operating Activities
Net (loss) income                                        $(26,000)         $(38,373)       $   6,213
Adjustments to reconcile net (loss) income to net
  cash provided by operating activities:
    Gain on sale of subsidiaries                          (4,669)                 -                -
    Realized investment securities gains                    (111)                 -                -
    Provision for depreciation                               161                287              897
    Increase in other asset                                  422              1,265            2,356
    Increase (decrease) in other liabilities               1,410              3,788           (6,513)
    Excess dividends of subsidiaries (equity in
      undistributed net income)                           31,934             38,679            3,250
                                                         --------------------------------------------
          Net Cash Provided by Operating
           Activities                                      3,147              5,646            6,203

Investing Activities
Cash paid in acquisition                                       -                             (15,134)
Proceeds from sales of securities                          2,079                               1,599
Purchases of investment securities                             -                                (558)
Net change in loans                                            -                  -               46
Proceeds from sale of net assets to City National              -                328            6,731
Purchases of premises and equipment                          (47)                 -           (1,392)
                                                         --------------------------------------------
          Net Cash Provided by (Used in)
           Investing Activities                            2,032                328           (8,708)

Financing Activities
Proceeds from long-term debt                                   -                              23,134
Decrease in short-term borrowings                         (3,534)                 -                -
Principal repayments on long-term debt                         -             (1,600)         (10,000)
Decrease in advance from affiliates                         (934)                               (257)
Cash dividends paid                                            -             (7,426)         (13,471)
Purchases of treasury stock                                    -                  -             (398)
Exercise of stock options                                      -                  -              521
                                                         --------------------------------------------
          Net Cash Used in Financing Activities           (4,468)            (9,026)            (471)
                                                         --------------------------------------------
          Increase (Decrease) in Cash and
           Cash Equivalents                                  711             (3,052)          (2,976)
Cash and cash equivalents at beginning of year               334              3,386            6,362
                                                        ---------------------------------------------
          Cash and Cash Equivalents at
           End of Year                                   $ 1,045           $    334        $   3,386
                                                        =============================================

42
--

CITY HOLDING COMPANY AND SUBSDIARIES

-------------------------------------------------------------------------------
NOTE TWENTY FOUR
SEGMENT REPORTING
-------------------------------------------------------------------------------

     The Company historically operated three business segments: community banking, mortgage banking, and other inancial services. These business segments were primarily identified by the products or services offered and the channels through which the product or service was offered. The community banking operations consisted of various community banks that offered customers traditional banking products and services through various delivery channels. The mortgage banking operations included the origination, acquisition, servicing, and sale of mortgage loans. The other financial services business segment consisted of nontraditional services offered to customers, such as investment advisory, insurance, and Internet technology products. Another defined business segment of the Company was corporate support, which included the Parent Company and other support needs.

     During 2001, the Company completed its comprehensive strategic repositioning that was announced in 2000 and was designed to refocus on the Company's core community banking franchise. As a result, the Company completed the transfer of the majority of its loan servicing portfolio to an independent third party and disposed of its remaining specialty finance loan origination divisions, thus, exiting its mortgage banking activities. Similarly, the Company completed the sale of its internet service and direct mail divisions during 2001 and had substantially completed the sale of its brokerage accounts by December 31, 2001, thus, exiting its other financial services business segment. Although the results of operations of each of these business lines for 2001, 2000, and 1999 are included in their respective business segments, as previously defined, beginning January 1, 2002 these business segments will cease to exist.

     Additionally, with the Company's overall reorganization in 2001, the Company considers the products and services offered by its insurance division (historically included in the Other Financial Services business segment) to be aligned with the more traditional products and services offered by the community banking segment. Similarly, the general corporate business segment, which primarily includes the Parent Company, will also be consolidated into the community banking segment. Because the Company has disposed of or terminated all of its non-community banking operations, the corporate support historically considered to be shared by each business segment is solely focused on the community banking segment beginning January 1, 2002.

     To more effectively evaluate and manage the operating performance of each of the Company's business lines,.effective April 1,.1999, internal warehouse funding was established for each divison within the mortage banking and other financial services segment prior to April 1,1999 the community banking segment provided necessary funding to the divisions within the mortgage banking and other financial services segments with no associated interest cost. Beginning April 1, 1999, any division that has obtained financing from the community banking segment is charged a cost of funds, at market interest rates, on the amount of funds borrowed from the community banking segment. Management has determined

                                                                             43
                                                                             --

CITY HOLDING COMPANY AND SUBSIDIARIES

that the internal warehouse funding policy provides a "fully costed" assessment of the operating performance of each division and that instituting such policy provides a more accurate analysis of the performance of each division and business segment. Financial information presented in the following tables has been presented reflecting the actual internal policy in place during each respective period.

     The accounting policies for each of the business segments are the same as those of the Company described in Note One. Selected segment information is included in the following table:


                                                                                     Other
                                                               Community  Mortgage  Financial   General
                                                                Banking    Banking   Services  Corporate  Elimination Consolidated
                                                              ---------------------------------------------------------------------
2001
----
Net interest income (expense)                                 $   99,683  $ (6,774) $     (60) $  (1,784) $       --  $    91,065
Provision for loan losses                                         32,178        --         --         --          --       32,178
                                                            -----------------------------------------------------------------------
Net interest income (expense) after provision for loan losses     67,505    (6,774)       (60)    (1,784)                  58,887
Other income                                                      28,398     2,528      7,935      7,294      (3,303)      42,852
Other expenses                                                    97,170     7,181      7,142      6,215      (3,303)     114,405
                                                            -----------------------------------------------------------------------
(Loss) income before income taxes and cumulative effect of
accounting change                                                 (1,267)  (11,427)       733       (705)         --      (12,666)
Income tax (benefit) expense                                        (231)   (4,836)       555       (139)         --       (4,651)
Cumulative effect of accounting change, net of tax                    --   (17,985)        --         --          --      (17,985)
                                                            -----------------------------------------------------------------------
    Net (Loss) Income                                         $   (1,036) $(24,576) $     178  $    (566) $       --  $   (26,000)
                                                            =======================================================================
Average assets                                                $2,430,768  $105,813  $   6,518  $   7,837  $ (118,587) $ 2,432,349
                                                            =======================================================================
2000
----
Net interest income (expense)                                 $  102,916  $(11,302) $    (289) $  (2,169) $       --  $    89,156
Provision for loan losses                                         25,480        --         --         --          --       25,480
                                                            -----------------------------------------------------------------------
Net interest income (expense) after provision for loan losses     77,436   (11,302)      (289)    (2,169)         --       63,676
Other income                                                      12,421    13,729     12,921      3,629      (8,136)      34,564
Other expenses                                                    91,369    40,668     19,536      8,906      (8,136)     152,343
                                                            -----------------------------------------------------------------------
Loss before income taxes                                          (1,512)  (38,241)    (6,904)    (7,446)         --      (54,103)
Income tax expense (benefit)                                       1,643   (15,283)      (285)    (1,805)         --      (15,730)
                                                            -----------------------------------------------------------------------
    Net Loss                                                  $   (3,155) $(22,958) $  (6,619) $  (5,641) $       --  $   (38,373)
                                                            =======================================================================
Average assets                                                $2,732,085  $176,111  $  13,085  $   9,583  $ (153,845) $ 2,777,019
                                                            =======================================================================
1999
----
Net interest income (expense)                                 $  105,381  $ (5,273) $    (171) $  (1,517) $       --  $    98,420
Provision for loan losses                                         19,286        --         --         --          --       19,286
                                                            -----------------------------------------------------------------------
Net interest income (expense) after provision for loan losses     86,095    (5,273)      (171)    (1,517)         --       79,134
Other income                                                      29,850    22,523     12,495         64      (5,397)      59,535
Other expenses                                                    80,387    33,528     14,792      7,304      (5,397)     130,614
                                                            -----------------------------------------------------------------------
Income (loss) before income taxes                                 35,558   (16,278)    (2,468)    (8,757)         --        8,055
Income tax expense (benefit)                                      12,920    (5,995)      (808)    (4,275)         --        1,842
                                                            -----------------------------------------------------------------------
    Net Income (Loss)                                         $   22,638  $(10,283) $  (1,660) $  (4,482) $       --  $     6,213
                                                            =======================================================================
Average assets                                                $2,572,162  $306,819  $  13,381  $  12,697  $ (186,327) $ 2,718,732
                                                            =======================================================================

Internal warehouse funding between the community banking segment and the mortgage banking and other financial services segments is eliminated in the Consolidated Balance Sheets. Services provided to the banking segments by the direct mail, insurance, and Internet service provider divisions are eliminated in the Consolidated Statements of Income.

44
--

CITY HOLDING COMPANY AND SUBSIDIARIES

===============================================================================
NOTE TWENTY-FIVE
SUMMARIZED QUARTERLY FINANCIAL
 INFORMATION (UNAUDITED)
===============================================================================

A summary of selected quarterly financial information for 2001 and 2000 follows:

                                      First     Second     Third     Fourth
                                     Quarter   Quarter    Quarter   Quarter
                                     ------------------------------------------
                                       (in thousands, except common share data)
2001
----
Interest income                       $ 47,444  $  45,953  $ 44,198  $ 39,885
Interest expense                        26,836     23,383    20,496    15,700
Net interest income                     20,608     22,570    23,702    24,185
Provision for possible loan losses       5,730     10,280    14,348     1,820
Investment securities gains                821        421       575       565
(Loss) income before cumulative
   effect of accounting change          (5,745)    (2,070)   (7,795)    7,595
Cumulative effect of accounting
   change, net of tax                        -    (17,985)        -         -
Net (loss) income                       (5,745)   (20,055)   (7,795)    7,595
Basic earnings per common share          (0.34)     (1.19)    (0.46)     0.45
Diluted earnings per common share        (0.34)     (1.19)    (0.46)     0.45
Average common shares outstanding:
  Basic                                 16,878     16,888    16,888    16,888
  Diluted                               16,878     16,888    16,888    16,961

2000
----
Interest income                       $ 49,317  $  52,246  $ 51,556  $ 49,793
Interest expense                        26,281     28,796    29,524    29,155
Net interest income                     23,036     23,450    22,032    20,638
Provision for possible loan losses       2,085      2,085     4,280    17,030
Investment securities gains (losses)         -          2         -    (5,017)
Net income (loss)                        4,019        295      (921)  (41,766)
Basic earnings per common share           0.24       0.02     (0.05)    (2.47)
Diluted earnings per common share         0.24       0.02     (0.05)    (2.47)
Average common shares outstanding:
  Basic                                 16,875     16,878    16,888    16,888
  Diluted                               16,875     16,878    16,888    16,888

===============================================================================
NOTE TWENTY-SIX
EARNINGS PER SHARE
===============================================================================

The following table sets forth the computation of basic and diluted earnings per share:

                                      2001          2000        1999
                                  ----------------------------------------
                                    (in thousands, except per share data)

Numerator:
 Net (loss) income                 $(26,000)     $(38,373)    $ 6,213
                                  ========================================

Denominator:
 Denominator for basic (loss)
  earnings per share:
   Average shares outstanding        16,888        16,882      16,841

   Effect of dilutive securities:
    Employee stock options                -             -           -
    Contingently issuable stock           -             -           -
                                  ----------------------------------------
   Dilutive potential common
     shares                               -             -           -
                                  ----------------------------------------
   Denominator for diluted (loss)
     earnings per share              16,888        16,882      16,841
                                  ========================================

Basic (loss) earnings per share    $  (1.54)       $(2.27)      $0.37
                                  ========================================
Diluted (loss) earnings per share  $  (1.54)       $(2.27)      $0.37
                                  ========================================

                                                                             45
                                                                             --