Form 10-K, Exhibit 13
period 2002-12-31
CITY HOLDING CO
filed 2003-03-18
CIK 726854

SELECTED FINANCIAL DATA

TABLEONE
FIVE-YEAR FINANCIAL SUMMARY
(in thousands, except per share data)

	2002	2001	2000	1999	1998

Summary of Operations
Total interest income	$128,965	$177,480	$202,912	$195,553	$196,680
Total interest expense	42,299	86,415	113,756	97,133	93,337
Net interest income	86,666	91,065	89,156	98,420	103,343
Provision for loan losses	1,800	32,178	25,480	19,286	8,481
Total other income	34,104	42,852	41,033	59,535	72,423
Total other expenses	69,789	114,405	158,812	130,614	155,558
Income (loss) before income taxes	49,181	(12,666)	(54,103)	8,055	11,727
Income tax expense (benefit)	16,722	(4,651)	(15,730)	1,842	6,493
Cumulative effect of accounting change, net of tax	—	(17,985)	—	—	—
Net income (loss)	32,459	(26,000)	(38,373)	6,213	5,234
Per Share Data
Net income (loss) (basic)	$1.93	$(1.54)	$(2.27)	$0.37	$0.31
Net income (loss) (diluted)	1.90	(1.54)	(2.27)	0.37	0.31
Cash dividends declared (1)	0.45	—	0.44	0.80	0.77
Book value per share	9.93	8.67	9.68	11.77	13.08
Selected Average Balances
Total loans	$1,255,890	$1,758,834	$1,969,785	$1,792,625	$1,676,828
Securities	515,700	370,434	370,247	390,839	377,834
Deposits	1,617,782	1,944,244	2,053,828	2,017,448	1,974,995
Long-term debt	33,506	31,854	69,508	110,592	95,926
Trust preferred securities	87,500	87,500	87,500	87,500	32,452
Stockholders’ equity	158,011	154,312	199,702	219,211	235,616
Total assets	2,042,164	2,432,349	2,777,019	2,718,732	2,566,099
Selected Year-End Balances
Net loans	$1,175,887	$1,341,620	$1,927,532	$1,859,001	$1,698,319
Securities	517,794	383,552	385,462	381,112	395,722
Deposits	1,564,580	1,691,295	2,083,941	1,955,770	2,064,415
Long-term debt	25,000	29,328	34,832	116,000	102,719
Trust preferred securities	87,500	87,500	87,500	87,500	87,500
Stockholders’ equity	165,393	146,349	163,457	198,542	220,059
Total assets	2,047,911	2,116,295	2,671,500	2,792,490	2,706,004
Selected Ratios
Return on average assets	1.59%	(1.07)%	(1.38)%	0.23%	0.20%
Return on average equity	20.54	(16.85)	(19.22)	2.83	2.22
Net interest margin	4.68	4.12	3.66	4.13	4.49
Efficiency ratio	58.67	86.98	117.46	77.81	88.51
Average equity to average assets	7.74	6.34	7.19	8.06	9.18
Dividend payout ratio (1)	23.32	N/A	N/A	216.22	248.39
Net charge-offs to average loans	1.75	1.26	0.61	0.59	0.58
Provision for loan losses to average loans	0.14	1.83	1.29	1.08	0.51
Allowance for loan losses to non-performing loans	948.24	164.54	199.88	168.55	118.59
Allowance for loan losses to average loans	2.27	2.77	2.06	1.51	1.05
Full-time equivalent employees	737	802	1,352	1,575	1,910

(1)	Cash dividends and the related payout ratio are based on historical results of the Company and do not include cash dividends of acquired companies prior to the dates of consummation.

TWO YEAR SUMMARY OF
COMMON STOCK PRICES AND DIVIDENDS

	Cash Dividends Per Share*	Market Value

		Low	High

2002
Fourth Quarter	$0.15	$21.750	$30.200
Third Quarter	0.15	20.500	28.750
Second Quarter	0.15	15.060	23.800
First Quarter	—	12.040	16.050

2001
Fourth Quarter	$—	$9.000	$13.940
Third Quarter	—	9.020	13.400
Second Quarter	—	7.250	14.640
First Quarter	—	5.125	10.625

          City Holding Company’s common stock trades on the NASDAQ stock market under the symbol CHCO. This table sets forth the cash dividends paid per share and information regarding the market prices per share of the Company’s common stock for the periods indicated. The price ranges are based on transactions as reported on the NASDAQ stock market. At December 31, 2002, there were 3,637 stockholders of record.

*As more fully discussed under the captions Liquidity and Capital Resources in Management’s Discussion and Analysis and in Note Thirteen of the Audited Consolidated Financial Statements, the Company’s ability to pay dividends to its shareholders is dependent upon the ability of City National to pay dividends to the Parent Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CITY HOLDING COMPANY

          City Holding Company (the “Company”), a West Virginia corporation headquartered in Charleston, West Virginia, is a bank holding company that provides diversified financial products and services to consumers and local businesses. Through its network of 55 banking offices in West Virginia (53) and Ohio (2), the Company provides credit, deposit, trust, and insurance products and services to its customers. In addition to its branch network, the Company’s delivery channels include ATMs, check cards, interactive voice response systems, and Internet technology. The Company has approximately 7% of the deposit market in West Virginia and is the third largest bank headquartered in West Virginia based on deposit share. In the Company’s key markets, the Company’s primary subsidiary, City National Bank of West Virginia (“City National”), ranks in the top four relative to deposit market share.

SIGNIFICANT ACCOUNTING POLICIES

          The accounting policies of the Company conform with accounting principles generally accepted in the United States and require management to make estimates and develop assumptions that affect the amounts reported in the financial statements and related footnotes. These estimates and assumptions are based on information available to management as of the date of the financial statements. Actual results could differ from management’s estimates. As this information changes, management’s estimates and assumptions used to prepare the Company’s financial statements and related disclosures may also change. The most significant accounting policies followed by the Company are presented in Note One to the audited financial statements included herein. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses and the valuation of retained interests in securitized mortgage loans to be the accounting areas that require the most subjective or complex judgments and, as such, could be most subject to revision as new information becomes available.

          Pages 13-15 of this Annual Report to Shareholders provide management’s analysis of the Company’s allowance for loan losses and related provision expense. The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses in the loan portfolio. Management’s determination of the adequacy of the allowance for loan losses is based upon an evaluation of individual credits in the loan portfolio, historical loan loss experience, current economic conditions, and other relevant factors. This determination is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses related to loans considered to be impaired is generally evaluated based on the discounted cash flows using the impaired loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

          Note Seven, beginning on page 32 of this Annual Report to Shareholders, and pages 16-17 provide management’s analysis of the Company’s retained interests in securitized mortgage loans. When the Company sold certain receivables in securitizations of high loan-to-value loans, it retained a financial interest in the securitizations. The financial interest,

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

or retained interest, is comprised of the estimated fair value of two components: (1) the excess cash flows between interest collected on the underlying collateral loans minus interest paid to third-party investors plus fees paid for servicing, insurance, and trustee costs, and (2) overcollateralization. Because quoted market prices are not readily available for retained interests, the Company estimates their fair values using cash flow modeling techniques that incorporate management’s best estimates of key assumptions—loan default rates, loan prepayment rates, and discount rates commensurate with the risks involved.

          The Company recognizes the excess cash flows attributable to the retained interests over the carrying value of the retained interests as interest income over the life of the retained interests using the effective yield method. The Company updates the estimate of future cash flows on a quarterly basis. If upon evaluation there is a favorable change in estimated cash flows from the cash flows previously projected, the Company recalculates the amount of accretable yield and accounts for the change prospectively with the amount of accretion adjusted over the remaining life of the retained interests. Conversely, if upon evaluation there is an adverse change in either the amount or timing of the estimated future cash flows, an other-than-temporary impairment loss is recorded in the Company’s Consolidated Statements of Income and the accretable yield is negatively adjusted.

FINANCIAL SUMMARY

          In 2001 and 2000, the Company experienced losses of $26.0 million and $38.4 million, respectively, which can primarily be attributed to large provision expenses associated with problem loans, the Company’s investment in retained interests of securitized mortgages, and the impairment of goodwill. In 2001 the Company hired a new management team and began to refocus the company on the needs of retail, commercial, trust and insurance customers in the West Virginia marketplace. These strategic restructuring efforts included addressing the Company’s significant loan problems, exiting out-of-market lending and origination activities, exiting the indirect auto business, selling the Company’s Internet and direct mail marketing divisions, re-orienting lending activities toward secured real estate lending, reducing the Company’s reliance on borrowed funds and high cost CDs, increasing service fees to market levels, and improving the organization’s operational efficiency. Having largely completed these strategic initiatives, the Company reported consolidated net income of $32.46 million, or $1.90 per diluted common share for 2002. The Company’s return on average assets, a measure of the effectiveness of asset utilization, was 1.59% in 2002, compared to (1.07)% in 2001 and (1.38)% in 2000. The Company’s return on average equity, a measure of the return on stockholders’ investment, was 20.54% in 2002, compared to (16.85)% in 2001 and (19.22)% in 2000. These numbers compare favorably to peer group averages (for U.S. banks with total assets between $1 and $3 billion as published by the Federal Financial Institution Examination Council). In 2002, peer group banks reported an average return on assets of 1.19% and an average return on equity of 13.8%.

          The significant improvement in the Company’s earnings from 2001 to 2002 had four primary drivers: (1) improved credit quality, resulting in lower expenses associated with the provision for loan losses; (2) the Company’s retained interests in securitized mortgage loans; (3) a number of non-recurring charges against income recorded during 2001 as the Company implemented its reorganization plan; and (4) the Company’s strategic efforts to enhance the bank’s profitability as previously described.

          In terms of credit quality, the Company’s non-performing loans declined from $29.56 million as of December 31, 2001 to $3.01 million as of December 31, 2002. As a result, and as more fully discussed under the caption Allowance and Provision for Loan Losses, the provision for loan losses required in 2002 was $1.80 million as compared to $32.18 million in 2001, a reduction of $30.38 million, or 94.41%.

          Accounting for the Company’s retained interests in securitized mortgage loans also had a significant impact on the Company’s earnings in 2002 and 2001 (see Retained Interests). During 2001, the Company reported a $17.99 million after-tax charge against earnings resulting from its adoption of new accounting rules associated with accounting for retained interests. Additionally, during 2001, the Company reported a $1.42 million after-tax impairment charge associated with the estimated fair value of its retained interests. The combined effect of these events resulted in a $19.41 million after-tax charge against earnings in 2001. No such expenses were necessary in 2002 and, in fact, the Company recorded $12.43 million of interest income on its retained interests in 2002, compared to $7.43 million of interest income in 2001.

          In 2001, the Company had expenses associated with loan production office advisory fees of $2.20 million and losses on the disposal of fixed assets of $3.95 million. The Company also incurred expenses related to a severance plan for employees, certain legal expenses associated with specific litigation, and consulting expenses associated with the bank’s restructuring efforts as further discussed under the caption Non-Interest Income and Expense. None of these expenses recurred in 2002.

          Finally, earnings in 2002 were positively affected by the strategic restructuring achieved by the Company during the year in the areas of increased service charge revenues and reduction in non-interest expenses as more fully described in the caption, Non-Interest Income and Expense. The Company’s efficiency ratio (a measure of non-interest expense as a percent of total revenues) was 58.67% in 2002 as

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

compared to 86.98% in 2001. This compares to peer averages of 60.5%.

BALANCE SHEET ANALYSIS

2002 vs. 2001

          During the period 2001 through 2002, the Company’s balance sheet underwent a transformation in which loan balances declined, and non-deposit sources of borrowing, brokered deposits, and other high cost certificates of deposit were eliminated. Strategically, the Company was focused on: 1) significantly reducing loan losses by adhering to tighter underwriting standards; 2) increasing the profitability of the loan portfolio by increasing interest rates on loans; 3) reducing interest rates paid on deposits to market levels; 4) exiting the indirect auto lending business; 5) exiting out-of-market loan origination activity; 6) focusing lending activities in the area of home equity lending, as opposed to unsecured consumer lending; and 7) and increasing the bank’s liquidity by funding more of the bank’s assets with customer deposit accounts.

          As a result of these strategic initiatives, the Company’s  average total assets declined $390.19 million, or 16.04%, from $2.43 billion in 2001 to $2.04 billion in 2002 (see Table Two).  The average balance of the Company’s total loans declined $515.89 million, or 29.12%, from $1.77 billion in 2001 to $1.26 billion in 2002. Of the decline in average loan balances, approximately $147 million is attributable to the Company’s sale of its California banking operations in November 2001. The remaining reduction in average loan balances outstanding resulted from the Company’s strategic balance sheet initiatives as previously described.

          Partially offsetting the decline in loan balances, the average balance of the Company’s investment portfolio increased $145.27 million, or 39.22%, from $370.43 million in 2001 to $515.70 million in 2002. In addition to being a valuable tool for managing the Company’s liquidity position, the securities portfolio is also a valuable source of revenue which offset declines in interest income resulting from the declining loan balances.

          As previously discussed, the average balance of interest-bearing deposits declined $326.19 million, or 19.53%, from $1.67 billion in 2001 to $1.34 billion in 2002. Of this decline, approximately $175 million was attributable to the Company’s sale of its California banking operations. The remaining $151 million decline was primarily due to declines in high-rate, special-term certificates of deposit (“CDs”). Although used significantly in prior years as a source of liquidity to fund loan growth, the Company has since focused on funding its balance sheet with lower-costing core deposits and capital. As a result, the Company chose not to renew these higher-costing CDs.  Additionally, the average balance of short-term borrowings  declined $59.16 million, or 34.01%, from $173.97 million in 2001 to $114.81 million in 2002 consistent with the decline in loan balances, as less funding was needed in 2002 due to lower loan balances outstanding.

2001 vs. 2000

          The Company’s consolidated balance sheet also changed significantly between 2000 and 2001 as the Company began to implement the strategic balance sheet initiatives previously discussed. Average total assets declined approximately $344.67 million, or 12.41% between 2000 and 2001, and average outstanding loan balances declined $210.95 million or 10.71%, from $1.97 billion in 2000 to $1.76 billion in 2001. The Company terminated its indirect automobile lending program on December 31, 2000, and as previously discussed, implemented tighter credit standards in all lending areas, centralize underwriting processes and procedures, and focused on improving asset quality as opposed to volume growth.

          The average balance of loans held for sale declined $69.29 million or 84.26%, from $82.23 million in 2000 to $12.94 million in 2001 as the Company exited its out-of-market loan origination operations. As a result, new loan volume in this area continued to decline during the first half of 2001 and was eventually terminated toward the beginning of the third quarter. The Company continued to transact loan sales during the remainder of 2001 and reclassified the remaining $5.21 million of loans previously classified as held for sale to its permanent portfolio in December 2001.

          The average balance of total interest-bearing deposits decreased $134.83 million or 7.47%, from $1.80 billion in 2000 to $1.67 billion in 2001 as the Company eliminated brokered deposits as a funding source for the Company. Included in time deposits in Table Two, brokered deposits were used as a significant funding source during 2000. This higher-costing source of funds had an average balance of $125.89 million during 2000, compared to an average balance of $23.62 million during 2001.

          The improved liquidity position of City National enabled the Company not only to end its reliance on brokered deposits, as discussed above, but also permitted the Company to reduce its use of other external borrowing facilities. Generally, external funding sources carry a higher cost of funds than do internal funding sources such as core deposits, and part of the Company’s overall strategic plan was to become less dependent on these higher-costing external funds. As a result, the average balance of short-term borrowings declined $135.36 million or 43.76%, from $309.33 million during 2000 to $173.97 million in 2001. Short-term borrowings, generally comprised of advances from the Federal Home Loan Bank and repurchase agreements, had historically been utilized by City National to fund loan growth. With the decline in loan balances within the permanent portfolio and the loans held for sale classification, the Company was able to fund the asset side of its balance sheet with less expensive core deposits and less reliance on external borrowings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

TABLE TWO
AVERAGE BALANCE SHEETS AND NET INTEREST INCOME
(in thousands)

	2002			2001			2000

	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

ASSETS
Loan portfolio (1)	$1,255,890	$93,380	7.44%	$1,758,834	$148,974	8.47%	$1,969,785	$171,473	8.71%
Loans held for sale	—	—	—	12,942	1,062	8.21	82,228	9,040	10.99
Securities:
Taxable	462,142	19,871	4.30	303,746	15,518	5.11	278,584	17,389	6.24
Tax-exempt (2)	53,558	4,155	7.76	66,688	5,138	7.70	91,663	7,089	7.73

Total securities	515,700	24,026	4.66	370,434	20,656	5.58	370,247	24,478	6.61
Federal funds sold	36,627	586	1.60	39,935	1,156	2.89	3,755	217	5.78
Retained interests	76,450	12,427	16.26	71,459	7,430	10.40	76,958	185	0.24

Total interest-earning assets	1,884,667	130,419	6.92	2,253,604	179,278	7.96	2,502,973	205,393	8.21
Cash and due from banks	59,415			60,441			73,282
Premises and equipment	40,455			51,785			64,003
Other assets	93,419			111,947			164,040
Less: allowance for loan losses	(35,792)			(45,428)			(27,279)

Total assets	$2,042,164			$2,432,349			$2,777,019

LIABILITIES
Interest-bearing demand deposits	$371,847	$2,105	0.57%	$416,281	$9,161	2.20%	$408,681	$12,514	3.06%
Savings deposits	299,958	2,823	0.94	291,072	7,300	2.51	312,940	10,792	3.45
Time deposits	672,030	24,422	3.63	962,671	51,082	5.31	1,083,228	59,450	5.49
Short-term borrowings	114,810	2,765	2.41	173,974	8,604	4.95	309,330	18,996	6.14
Long-term debt	33,506	1,809	5.40	31,854	2,147	6.74	69,508	3,987	5.74
Trust preferred securities	87,500	8,022	9.17	87,500	8,020	9.17	87,500	8,017	9.16
Trust preferred accrued interest	3,868	353	9.13	1,105	101	9.14	—	—	—

Total interest-bearing liabilities	1,583,519	42,299	2.67	1,964,457	86,415	4.40	2,271,187	113,756	5.01
Noninterest-bearing demand deposits	273,947			274,220			248,979
Other liabilities	26,687			39,360			57,151
Stockholders’ equity	158,011			154,312			199,702

Total liabilities and stockholders’ equity	$2,042,164			$2,432,349			$2,777,019

Net interest income		$88,120			$92,863			$91,637

Net yield on earning assets			4.68%			4.12%			3.66%

(1)	For purposes of this table, non-accruing loans have been included in average balances and loan fees, which are immaterial, have been included in interest income.

(2)	Computed on a fully federal tax-equivalent basis assuming a tax rate of approximately 35%.

NET INTEREST INCOME

2002 vs. 2001

          On a tax equivalent basis, the Company’s net interest income decreased from $92.86 million in 2001 to $88.12 million in 2002. The decrease in net interest income is due to the decrease in the size of the Company’s balance sheet as previously described.  As shown in Table Three, the decline in total assets, driven principally by declines in loan balances outstanding, resulted in a reduction in net interest income of $17.78 million. The reduction in interest income associated with loan balances outstanding was consistent with the Company’s goal of improving underwriting standards and reducing loan losses.  Offsetting the decline in net interest income associated with fewer loans, was an increase in net interest income of $13.04 million associated with better relative pricing on loans as compared to deposits. This improvement was made possible by the Company’s ability to reduce higher-cost short-term borrowings, brokered deposits, and higher-cost certificates of deposit. As a result, on a tax equivalent basis, the Company’s net interest margin improved 56 basis points, or 11.4%, from 4.12% in 2001 to 4.68% in 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

          The decline in loan balances previously noted, resulted in a $40.02 million decline in interest income in 2002, as compared to 2001 (see Table Three) which was partially offset by increased interest income of $6.09 million associated with larger outstanding balances of investment securities. The decline in loan balances was also offset by the Company’s ability to reduce interest expense on corresponding liability balances and the associated interest expense by $15.68 million.  The net result of these changes in volume was a reduction in net interest income of $17.78 million.

          Between 2001 and 2002, the U.S. Economy experienced decreasing interest rates. For example, the prime rate fell by an average of 224 basis points between 2001 and 2002. As a result, the Company experienced declining interest income on loans and securities as existing assets with higher interest rates matured or were prepaid and new assets were originated at lower rates.  As a result of these lower rates, interest income on loans declined by $16.64 million in 2002 as compared to 2001 and interest income on investment securities decreased by $2.71 million during the same period. These declines were offset by the Company’s ability to reduce interest rates paid on deposits and other sources of borrowing by $28.43 million between 2001 and 2002. Also, as previously described, the Company experienced an increase in interest income accrued on its retained interests in securitized mortgages of $4.45 million during this period.  Overall, changes in interest rates on assets and liabilities between 2001 and 2000 accounted for an increase in net interest income of $13.04 million, partially offsetting the declines in net interest income associated with the aforementioned changes in volume.

          The increase in income derived from retained interests was primarily due to the Company’s accrual of interest for a full year in 2002, as compared to only nine months of income accrued in 2001. The Company re-instituted the accrual of interest on its retained interests on April1, 2001 in conjunction with its adoption of new accounting rules. Additionally, based on the better-than-expected performance of the underlying collateral loans during 2002, the Company was required to increase the rate at which it accrues interest on these assets, which also resulted in higher levels of interest income in 2002.

          As the Company ended the year 2002, the prime rate was the lowest that it has been since 1959. As a result of both declining rates and the low level of absolute rates, the Company began to experience compression of its net interest margin during the latter half of 2002. Because interest rates are quite low, the Company has had limited opportunity to lower rates paid on deposit products while remaining competitive in its local markets. Should interest rates continue to remain at historically low levels, the Company anticipates further compression in its net interest margin as the Company’s variable-rate loans continue to re-price at lower interest rates according to their terms and new loan volumes will be recorded at currently low interest rates.

2001 vs. 2000

          On a tax equivalent basis, net interest income increased $1.23 million, from $91.64 million in 2000 to $92.86 million in 2001. Changes in net interest income during 2001 can primarily be associated with three factors.

          First, declining average earning asset balances, offset by declining interest-bearing liability balances, were responsible for a decrease in net interest income of $7.00 million. Average earning assets decreased by $249.37 million or 9.96%, and average interest-bearing liabilities decreased by $306.73 million or 13.51% during 2001. Since the yield on these earning assets exceeded the interest paid on the liabilities, the impact of declining balances on net interest income was negative.

          Second, resumption of the accrual of interest on the Company’s retained interests added $7.25 million to net interest income in 2001. Third, after adjusting for the impact of interest accrued on the retained interests, the impact of declines in rates on both earning assets and interest-bearing liabilities resulted in an improvement in net interest income of $.96 million. This improvement can be attributed to tight management of liability costs. The Company’s improved liquidity position during 2001 allowed it to significantly reduce its reliance on short-term borrowings, as evidenced by average short-term borrowings decreasing by 43.76%. The rates paid on these borrowings also decreased, from 6.14% in 2000 to 4.95% in 2001. Tight management of rates paid on savings and interest-bearing checking accounts further contributed to the improvement in the cost of interest-bearing liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

TABLE THREE
RATE/VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE
(in thousands)

	Volume	2002 vs. 2001 Increase (Decrease) Due to Change In: Rate	Net	Volume	2001 vs. 2000 Increase (Decrease) Due to Change In: Rate	Net

Interest-Earning Assets
Loan portfolio	$(38,953)	$(16,641)	$(55,594)	$(17,968)	$(4,531)	$(22,499)
Loans held for sale	(1,062)	—	(1,062)	(6,132)	(1,846)	(7,978)
Securities:
Taxable	7,109	(2,756)	4,353	1,476	(3,347)	(1,871)
Tax-exempt (1)	(1,018)	35	(983)	(1,924)	(27)	(1,951)

Total securities	6,091	(2,721)	3,370	(448)	(3,374)	(3,822)
Federal funds sold	(89)	(481)	(570)	1,099	(160)	939
Retained interest in securitized loans	551	4,446	4,997	(14)	7,259	7,245

Total interest-earning assets	$(33,462)	$(15,397)	$(48,859)	$(23,463)	$(2,652)	$(26,115)

Interest-Bearing Liabilities
Demand deposits	$(887)	$(6,169)	$(7,056)	$229	$(3,582)	$(3,353)
Savings deposits	216	(4,693)	(4,477)	(712)	(2,780)	(3,492)
Time deposits	(13,044)	(13,616)	(26,660)	(6,447)	(1,921)	(8,368)
Short-term borrowings	(2,328)	(3,511)	(5,839)	(7,192)	(3,200)	(10,392)
Long-term debt	107	(445)	(338)	(2,446)	606	(1,840)
Trust preferred securities	—	2	2	—	4	4
Trust preferred accrued interest	252	—	252	100	—	100

Total interest-bearing liabilities	$(15,684)	$(28,432)	$(44,116)	$(16,468)	$(10,873)	$(27,341)

Net interest income	$(17,778)	$13,035	$(4,743)	$(6,995)	$8,221	$1,226

(1)	Fully federal taxable equivalent using a tax rate of approximately 35%.

The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

NON-INTEREST INCOME AND EXPENSE

2002 vs. 2001

          As the Company refocused in 2002 on serving banking customers in its West Virginia markets with traditional loan, deposit, trust and insurance services, it underwent a significant transformation with regard to the sources of non-interest income and significant realignment of the costs necessary to support these businesses.

          Specifically, non-interest income declined $8.75 million, or 20.41%, from $42.85 million in 2001 to $34.10 million in 2002. However, this decline is almost entirely due to $8.04 million in gains realized in 2001 on the sale of its California banking operations and the Internet service and direct mail marketing divisions.

          However, beyond the one-time gains realized in 2001, the Company experienced other changes in the sources of its non-interest income during 2002. Revenues derived from service charges earned on deposit relationships increased $5.60 million, or 31.25%, from $17.91 million in 2001 to $23.50 million in 2002 as the Company enhanced its selling and marketing programs and initiated new products and services designed to generate revenue growth.

          This increase was offset by revenue declines in the mortgage banking area where revenues declined $3.16 million, or 78.71%, from $4.02 million in 2001 to $0.86 million in 2002. During 2001, the Company completed its exit from out-of-market loan origination activities, which had generated the majority of the Company’s mortgage banking income during 2001. Other income, including revenues from the Company’s Internet service and direct mail divisions which were sold in 2001, declined $1.84 million, or 26.61%, from $6.91 million in 2001 to $5.07 million in 2002.

          The Company experienced a decline of $44.62 million or 39.00% in non-interest expenses, which fell from $114.41 million in 2001 to $69.79 million in 2002. This decline can generally be attributed to: 1) significant non-recurring charges incurred in 2001 as the Company implemented its reorganization plan; 2) the Company’s decision to exit non-core activities as previously discussed; and 3) the Company’s strategic efforts to enhance the bank’s profitability as previously described.

          The Company’s largest non-interest expense was compensation, which declined $10.84 million, or 25.36%, from $42.76 million in 2001 to $31.92 million in 2002. This improvement can be attributed to several factors: 1) reductions

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

during 2001 in compensation expenses totaling $5.93 million associated with the California bank, loan origination offices, the Company’s internet service provider and direct mail marketing subsidiary; (2) reductions in staffing implemented in 2001 as the result of a “best practices” project to improve operating procedures and policies, allowing the Company to staff at levels comparable to similarly-sized institutions and resulting in the elimination of approximately 300 positions; (3) non-recurring severance and outplacement costs of $3.42 million in 2001 associated with the “best practices” project; and (4) further reduction in headcount of 8% as headcount fell to 737 at December 31, 2002 from 802 at December 31, 2001 as the Company continued to increase its efficiency in staffing the organization.

          Professional fees and litigation expense declined $6.39 million, or 69.11%, from $9.25 million in 2001 to $2.86 million in 2002. This decline was due, in part, to a $3.00 million charge against income in 2001 related to litigation associated with operations the Company had either sold or closed. Additionally, during 2001 the Company incurred consulting fees related to the development and implementation of the Company’s reorganization plan that resulted in higher professional fees in 2001, as compared to 2002.

          Repossessed asset losses and expenses declined $1.89 million, or 74.03%, from $2.56 million in 2001 to $0.66 million in 2002 as a result of the Company’s efforts to improve asset quality and reduce costs associated with managing and selling foreclosed and repossessed assets.

          In 2001 the Company experienced $8.33 million in expenses that were not recurring in 2002. This included losses on disposal and impairment of fixed assets approximated $3.95 million resulting from the Company’s plan to consolidate operations and exit certain branch and other operational facilities and write-off the recorded value of certain capitalized software that no longer fit the Company’s new business model. Further the decision to dispose of these fixed assets generally reduced Occupancy and equipment expenses and Depreciation expenses in 2002 as compared to 2001. Also in 2001, the Company recognized expense of $2.20 million associated with Loan office advisory fees and expense of $2.18 million associated with Retained interest impairment, neither of which was recurring in 2002.

          Other Expenses declined $9.34 million, or 46.89%, from $19.91 million in 2001 to $10.57 million in 2002 due to several non-recurring expenses in 2001: 1), the Company recorded a $1.90 million charge to reflect an estimated contractual obligation to FNMA associated with a loan servicing portfolio previously acquired and subsequently sold; 2) a $1.30 million charge to reflect an estimated obligation to repurchase previously sold or securitized mortgage loans as a result of document deficiencies found to exist in the loan files. Over the past few years, the Company sold over $2 billion of first lien and junior lien mortgage loans to various parties and, in doing so, made representations and warranties as to the adequacy of the loan file documentation; and 3) a $1.97 million charge to reflect the estimated fair value of its internet and direct mail divisions prior to their sale in the second quarter of 2001. In addition to the aforementioned expenses, Other Expenses generally include depository losses, indirect expenses associated with originating loans, recruiting and relocation expenses, director compensation, and data processing expenses.

2001 vs. 2000

          Excluding investment securities transactions, total non-interest income declined $5.58 million or 12.11%, from $46.05 million in 2000 to $40.47 million in 2001. Excluding the $8.04 million gain recognized on the sale of the Company’s California banking operations and other divisions during 2001, total non-interest income declined $13.61 million or 29.56% in 2001 as compared to 2000.

          Driving this decline was the decrease in revenues derived from mortgage banking activities, which declined approxi-mately $13.68 million or 77.28%, from $17.70 million in 2001 to $4.02 million in 2001. The Company’s sale of its mortgage servicing division in December 2000 had the most significant impact to non-interest income as loan servicing fees declined from $16.96 million in 2000 to approximately $383,000 in 2001. Partially offsetting the decline in mortgage banking income, service charge fee income on retail deposit relationships increased $7.13 million or 66.13%, from $10.78 million in 2000 to $17.91 million in 2001. During 2001, the Company implemented policy changes that resulted in substantially higher collection rates of service charges and similar fees and initiated fee increases to match the Company’s competitors.

          During 2001, the Company also recognized income on investment securities transactions of $2.38 million. This income was primarily due to the Company’s implementation of an investment strategy which produced capital gains, as opposed to interest income, and utilized capital loss carryforwards available to the Company for income tax purposes.

          Non-interest expense declined $44.41 million or 27.96% in 2001, as compared to 2000. As further described below, non-recurring expenses associated with restructuring costs characterized both 2001 and 2000.

          During 2001, compensation expense fell $5.20 million, or 10.84% as the Company disposed of non-core businesses and implemented a best practices staffing model as previously described. These expense reductions were partially offset by the $3.42 million in non-recurring severance expenses as previously described.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

          Occupancy and equipment expense declined $1.99 million or 17.48%, depreciation expense declined $3.51 million or 28.59%, and telecommunications costs declined $1.08 million or 21.02% in 2001 as compared to 2000. These expense declines were the result of: 1) the consolidation of certain operations completed during 2001; 2) the Company’s exit from certain operational facilities and branch locations; 3) the disposal of certain equipment and software no longer used in the Company’s operations; and 4) the sale of non-core subsidiaries and divisions.

          As part of its reorganization, the Company identified certain facilities that it exited during 2001 as it consolidated operations. The Company also identified equipment, software, and other fixed assets that no longer fit the Company’s business model and recorded a non-recurring charge of $3.95 million during 2001 to recognize the loss on disposal or impairment in the value of fixed assets. The Company also analyzed its information technology needs and required that capital expenditures for equipment and facilities be justified in terms of customer service or operational efficiency. As a result of these actions, expenditures on occupancy and equipment and depreciation fell in 2001 as compared to 2000.

          Professional fees and litigation expenses were up in 2001 as compared to 2000 as a result of various expenses previously discussed. With the Company’s exit from its out-of-market loan origination operations, advisory fees paid in connection with its out-of-state loan production offices declined $1.82 million or 45.34% in 2001 as compared to 2000.  The Company experienced Goodwill impairment in 2000 totaling $34.8 million including a $13.64 million charge against earnings to reduce the carrying amount of the California banking operations to their estimated fair values as of December 31, 2000. Also included within this total was a $15.18 million charge for the remaining balance of goodwill associated with closing the Company’s out-of-market loan origination operations, and $6.01 million reflecting an analysis of impairment of the Internet service and direct mail divisions as of December 31, 2000.

INCOME TAXES

          The Company recorded income tax expense of $16.72 million in 2002, compared to income tax benefits of $16.64 million and $15.73 million in 2001 and 2000, respectively. The Company’s effective tax rates for 2002, 2001, and 2000 were 34.00%, 39.03%, and 29.07%, respectively. A reconciliation of the effective tax rate to the statutory rate is included in Note Fourteen.

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s net deferred tax assets decreased from $47.44 million at December 31, 2001 to $35.90 million at December 31, 2002. The components of the Company’s net deferred tax assets are disclosed in Note Fourteen. Realization of the most significant net deferred tax assets is primarily dependent on future events taking place that will reverse the current deferred tax assets. For example, realization of the deferred tax asset attributable to the allowance for loan losses is expected to occur as additional loan charge-offs, which have already been provided for within the Company’s financial statements, are realized. The deferred tax asset associated with the Company’s retained interests is expected to be realized as income, derived from the retained interest, and is recognized within the Company’s financial statements. The Company believes that it is more likely than not that each of the net deferred tax assets will be realized and that no valuation allowance is necessary as of December 31, 2002.

MARKET RISK MANAGEMENT

          Market risk is the risk of loss due to adverse changes in current and future cash flows, fair values, earnings, or capital due to adverse movements in interest rates and other factors, including foreign exchange rates and commodity prices. Because the Company has no significant foreign exchange activities and holds no commodities, interest rate risk represents the primary risk factor affecting the Company’s balance sheet and net interest margin. Significant changes in interest rates by the Federal Reserve could, in turn, result in similar changes in LIBOR interest rates, prime rates, and other benchmark interest rates that could affect the estimated fair value of the Company’s investment securities portfolio, interest paid on the Company’s short-term and long-term borrowings, interest earned on the Company’s loan portfolio, and interest paid on its deposit accounts.

          The Company’s Asset and Liability Committee (“ALCO”) has been delegated the responsibility of managing the Company’s interest-sensitive balance sheet accounts to maximize earnings while managing interest rate risk. ALCO, comprised of various members of executive and senior management, is also responsible for establishing policies to monitor and limit the Company’s exposure to interest rate risk and to manage the Company’s liquidity position. ALCO satisfies its responsibilities through monthly meetings during which product pricing issues, liquidity measures, and interest sensitivity positions are monitored.

          In order to measure and manage its interest rate risk, the Company uses an asset/liability management and simulation software model to periodically update the interest sensitivity position of the Company’s balance sheet. The model is also used to perform analyses that measure the impact on net interest income and capital of various changes in the interest rate environment. Such analyses quantify the effects of various interest rate scenarios on projected net interest income. The

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Company’s policy objective is to avoid negative fluctuations in net income of more than 15% within a 12-month period, assuming an immediate increase or decrease of 300 basis points. The Company measures the long-term risk associated with sustained increases and decreases in rates through analysis of the impact to changes in rates on the economic value of equity. The Company’s policy is to avoid negative fluctuations in the economic value of equity of more than 15% in response to either an increase, or decrease, of 300 basis points.  Due to the low level of interest rates at December 31, 2002 (the fed funds target was 1.25%), the Company has chosen to reflect only its risk to a decrease of 100 basis points from current rates. Given the historically low level of rates at December 31, 2002, the Company believes that the probability of rate decreases beyond this amount is remote. Also, the Company has chosen to reflect its risk to increases in rates as large as 500 basis points as this would imply a fed funds target of 6.25%, which is well within historical norms.  At December 31, 2002, the Company was in compliance with its policy.

          The following table summarizes the sensitivity of the Company’s net income to various interest rate scenarios. The results of the sensitivity analyses presented below differ from the results used internally by ALCO in that, in the analyses below, interest rates are assumed to have an immediate and sustained parallel shock. The Company recognizes that rates are volatile, but rarely move with immediate and parallel effects. Internally, the Company considers a variety of interest rate scenarios that are deemed to be possible while considering the level of risk it is willing to assume in “worst-case” scenarios such as shown by the following:

Immediate Basis Point Change in Interest Rates	Estimated Increase (Decrease) in Net Income	Estimated Increase (Decrease) in Economic Value of Equity

2002:
+500	+15.5%	+13.1%
+300	+13.0	+9.5
+100	+5.5	+3.5
-100	(8.6)	(1.9)
2001:
+500	(24.4)%	(9.9)%
+300	(7.8)	(14.2)
+100	(1.8)	(4.9)
-100	(0.5)	8.1

          These results are highly dependent upon assumptions made by management, including but not limited to, assumptions regarding the manner in which interest-bearing demand deposit and saving deposit accounts reprice in different interest rate scenarios, pricing behavior of competitors, prepayments of loans and deposits under alternative rate environments, and new business volumes and pricing. As a result, there can be no assurance that the results above will be achieved in the event that interest rates increase or decrease during 2003 and beyond.

          At December 31, 2001, interest rates were at historically low levels. For example, the federal funds rate target was 1.75% and the five-year treasury rate was as low as 3.91% during 2001 - the lowest levels reached since 1963. At these levels, the Company was positioned so that net income would contract by nearly 8% if interest rates increased by 300 basis points immediately. As a result, during 2002 the Company began to reposition itself to benefit from rising rates. By December 31, 2002, the Company had been successful in moving the balance sheet to a position that rising rates would favorably impact the Company’s net income.

LIQUIDITY

          The Company evaluates the adequacy of liquidity at both the Parent Company level and at City National. Liquidity at the Parent Company level is largely dependent upon the dividend capacity of City National. Among other things, the Parent Company uses cash to pay dividends to its stockholders, to remit interest payments to City Holding Capital Trust and City Holding Capital Trust II, and to repurchase the Company’s common stock. Dividends paid by City National are essentially the sole source of cash for the Parent Company. City National’s primary regulator, the Office of the Comptroller of the Currency (the “OCC”), maintains a dividend policy that requires that any dividends in amounts exceeding the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by the OCC before City National can declare the dividend. Because of the net loss reported by City National in 2000 and 2001, City National was required to request and receive permission from the OCC to pay cash dividends to the Parent Company during 2002 and will be required to do so throughout 2003. During 2002, the OCC approved the payment of $32.00 million of cash dividends to the Parent Company; however, there can be no assurance that the OCC will approve subsequent dividend requests. Therefore, until City National has achieved a sustained level of earnings that will enable City National to comply with the OCC’s dividend policy, as noted above, cash balances available to the Parent Company will continue to be subject to OCC approval.

          At December 31, 2002, the Parent Company reported cash balances, including a remaining dividend receivable from City National, of $15.27 million. Additionally, as of December 31, 2002, the Company had paid all current and previously deferred interest payments relative to the trust preferred securities issued by City Holding Capital Trust and City Holding Capital Trust II, and the Parent Company had reinstated the payment of cash dividends to holders of the Company’s common stock. As a result of these actions, management believes that the liquidity position of the Parent

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Company is adequate to satisfy its funding and cash needs as of December 31, 2002.

          The Federal Reserve Bank of Richmond (the “FRBR” and the primary regulatory of the Parent Company) maintains a dividend policy similar to the dividend policy of the OCC and requires that any dividends or similar cash distributions from the Parent Company be paid out of earnings achieved during the most recent four quarters. As a result of this policy, the Company had been prohibited by the FRBR from distributing interest payments on its trust preferred securities and dividends to holders of its common stock until it received regulatory approval to do so during the second quarter of 2002. Also, during the second quarter of 2002, the FRBR granted approval for the Company to pay common dividends to its stockholders. City National manages its liquidity position in an effort to effectively and economically satisfy the funding needs of its customers and to accommodate the scheduled repayment of borrowings. Funds are available to City National from a number of sources including depository relationships, sales and maturities within the investment securities portfolio, and borrowings from the Federal Home Loan Bank and other financial institutions. Over the past two years, management has transitioned City National to become less reliant on external and more expensive, funding sources, so that as of December 31, 2002, City National’s assets are significantly funded by deposits and capital. However, City National maintains borrowing facilities with the Federal Home Loan Bank and other financial institutions that are accessed as necessary to fund operations and to provide contingency funding mechanisms. City National maintains a contingency funding plan, incorporating these borrowing facilities, to address liquidity needs in the event of an institution-specific or systematic financial industry crisis. Additionally, City National maintains a significant percentage (86.02% or $445.38 million at December 31, 2002) of its investment securities portfolio in the highly liquid available-for-sale classification. As such, these securities could be liquidated, if necessary, to provide an additional funding source.

          The Company manages it asset and liability mix to balance its desire to maximize net interest income against its desire to minimize risks associated with capitalization, interest rate volatility and liquidity.  With respect to liquidity, the Company has chosen a conservative posture and believes that its liquidity position is strong.

          The Company’s net loan to asset ratio is 57.42% as compared to its peers of 63.30%.  The Company has obligations to extend credit, but these obligations are primarily associated with existing home equity loans that have predictable borrowing patterns across the portfolio. The Company has significant investment security balances which totaled $517.79 million at December 31, 2002 and which greatly exceeded the Company’s non-deposit sources of borrowing which totaled $317.94 million, Further, as described below, 22.21% of the investment portfolio is invested in highly liquid overnight investments.

          The Company funds its assets primarily with deposits, which fund 76.40% of total assets as compared to 65.34% for its peers. Further, the Company’s deposit mix has a very high proportion of transaction and savings accounts that fund 46.1% of the Company’s total assets.  And, the Company uses fewer time deposits over $100,000 than its peers, funding  just 4.84% of total assets as compared to peers, which fund 11.63% of total assets with such deposits. And, as described under the caption Certificates of Deposit, the Company’s large CDs are almost entirely small retail deposits rather than public and institutional deposits.

INVESTMENTS

          As the Company tightened credit standards and loan balances declined, additional resources were allocated to the Company’s investment portfolio during 2002. As a result, the book value of the investment portfolio (see Table Four) increased $134.24 million, or 35.00%, from $383.55 million as of December 31, 2001 to $517.79 million at December 31, 2002. In order to manage the Company’s interest rate risk position, much of the growth within the portfolio was directed into short-term investments. At December 31, 2002, $115.00 million, or 22.21% of the Company’s investment portfolio, was invested in two open-end, short-term investment funds. During 2002, the Company also began to invest in trust preferred securities issued by other financial institutions, which generally provide rates of return similar to loans and higher than other investment alternatives. Only those securities issued by financial institutions that satisfy various asset size, profitability, equity-to-asset ratio, and certain other criteria, as pre-established by management, are evaluated for potential investment. Trust preferred securities acquired during the year were predominantly investment grade or were reviewed and approved for investment by the Company’s executive loan committee. As of December 31, 2002, the Company had invested $40.75 million classified as held-to-maturity, and $17.43 million classified as available-for-sale, pursuant to this strategy.

          For the year ended December 31, 2002, the Company reported investment securities gains of $1.46 million. Of this total, $1.35 million was directly attributable to two interest rate risk management strategies utilized during the year. First, the Company reported $0.62 million in gains realized from the Company’s investment in a mutual fund in U.S. Treasury securities generating capital gains, as opposed to interest income. As of December 31, 2002, the Company was no longer invested in this mutual fund. Second, the Company reported $0.73 million in gains realized from an investment transaction that entailed the short-sale of a high-coupon U.S. Treasury bond scheduled to mature in February 2003 as further described in Note Five.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

TABLE FOUR
INVESTMENT PORTFOLIO(in thousands)

	Carrying Values as of December 31

	2002	2001	2000

Securities Available-for-Sale:
U.S. Treasury and other U.S. Government corporations and agencies	$112,715	$208,855	$266,139
States and political subdivisions	23,491	65,900	92,817
Mortgage-backed securities	133,558	89,540	3,490
Other debt securities	51,616	6,250	5,687

Total debt securities available-for-sale	321,380	370,545	368,133
Equity securities and investment funds	124,004	13,007	17,329

Total Securities Available-for-Sale	445,384	383,552	385,462
Securities Held-to-Maturity:
States and political subdivisions	31,657	—	—
Other debt securities	40,753	—	—

Total Securities Held-to-Maturity	72,410	—	—

Total Securities	$517,794	$383,552	$385,462

          At December 31, 2002, the Company had invested approximately $70 million in Federated Prime Obligations Fund, an open-end fund traded on the NASDAQ National Market, which invests primarily in high-quality fixed income securities issued by banks, corporations and the U.S. Government. At December 31, 2002, the Company had also invested approximately $45 million in Merrill Lynch Government Fund, an open-end fund traded on the NASDAQ National Market, which invests primarily in U.S. Government securities, U.S. Government agency securities, and other U.S. Government-sponsored securities. These investments are included in equity securities and investment funds available-for-sale in the table above and, therefore, are reported at their estimated fair values, which equal their cost bases. At December 31, 2002, there were no other securities of any non-governmental issuers whose aggregate carrying or market value exceeded 10% of stockholders’ equity.

	Maturing

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Securities Available-for-Sale:
U.S. Treasury and other U.S. Government corporations and agencies	$35,365	5.74%	$45,061	5.93%	$26,814	7.31%	$5,475	6.89%
States and political subdivisions	3,205	5.24	6,860	5.27	2,141	5.22	11,285	6.04
Mortgage-backed securities	491	6.20	12,979	4.14	59,895	4.48	60,193	4.69
Other debt securities	22,134	2.22	12,055	4.18	3,852	8.27	13,575	4.90

Total debt securities available-for-sale	61,195	4.45	76,955	5.29	92,702	5.47	90,528	5.02
Securities Held-to-Maturity:
States and political subdivisions	3,356	5.06	14,908	4.76	12,872	4.86	521	4.20
Other debt securities	—		—		—		40,753	8.53

Total debt securities held-to-maturity	3,356	5.06	14,908	4.76	12,872	4.86	41,274	8.47

Total debt securities	$64,551	4.48%	$91,863	5.21%	$105,574	5.40%	$131,802	6.10%

Weighted-average yields on tax-exempt obligations of states and political subdivisions have been computed on a fully federal tax-equivalent basis using a tax rate of approximately 35%. Average yields on investments available-for-sale are computed based on amortized cost. Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

LOAN PORTFOLIO

          The composition of the Company’s loan portfolio is presented in the following table:

TABLE FIVE
(in thousands)

	December 31

	2002	2001	2000	1999	1998

Residential real estate-mortgage	$682,559	$729,203	$959,457	$949,830	$842,727
Commercial, financial and agricultural	369,227	430,748	637,870	589,116	509,214
Installment loans to individuals	132,605	230,304	370,832	347,168	363,988
Loans to depository institutions	20,000	—	—	—	—

Total loans	$1,204,391	$1,390,255	$1,968,159	$1,886,114	$1,715,929

          The total loan portfolio declined $185.86 million, or 13.37%, from $1.39 billion at December 31, 2001 to $1.20 billion at December 31, 2002. The largest decline in outstanding loan balances occurred within the installment loan category. Installment/consumer loan balances declined $97.70 million, or 42.42%, from $230.30 million at December 31, 2001 to $132.61 million at December 31, 2002. This decline is largely associated with exiting the indirect lending business and redirecting traditional unsecured consumer lending into real-estate secured home equity lending. The Company terminated its indirect lending program on December 31, 2000 resulting in a decline in the outstanding balance of indirect loans of $37.77 million, or 43.67%, in 2002.

          Home equity lending was targeted by the Company for growth in late 2001 and into 2002. As a result, the outstanding balance of home equity loans increased $112.65 million, or 114.83%, from $98.10 million at December 31, 2001 to $210.75 million at December 31, 2002. Growth in home equity lending offset decreases in the outstanding balance of residential real estate loans which declined $159.30 million, or 25.24%, from $631.10 million as of December 31, 2001 to $471.81 million at December 31, 2002. These decreases are primarily the result of tighter credit standards and higher pricing implemented by the Company over the past two years.

          The outstanding balance of commercial loans declined $61.52 million, or 14.28%, from $430.75 million at December 31, 2001 to $369.23 million at December 31, 2002. Again, the Company’s focus on improving credit quality and profitability resulted in tighter credit standards and higher loan pricing commensurate with the credit risk inherent in commercial lending.

          The following table shows the maturity of loans outstanding as of December 31, 2002:

	Maturing

	Within One Year	After One But Within Five Years	After Five Years	Total

	(in thousands)
Residential real estate	$181,429	$246,675	$43,702	$471,806
Home equity	1,166	17,469	192,118	210,753
Commercial real estate	84,032	169,382	20,490	273,904
Other commercial	53,117	39,019	3,187	95,323
Loans to depos. inst.	20,000	—	—	20,000
Installment	40,534	23,647	—	64,181
Indirect	23,496	25,213	—	48,709
Credit card	19,715	—	—	19,715

Total loans	$423,489	$521,405	$259,497	$1,204,391

Loans maturing after one year with interest rates that are:
Fixed until maturity	$205,695
Variable or adjustable	575,207

Total	$780,902

ALLOWANCE AND PROVISION FOR LOAN LOSSES

          Management systematically monitors the loan portfolio and the adequacy of the allowance for loan losses on a quarterly basis to provide for probable losses inherent in the portfolio. Management assesses the risk in each loan type based on historical trends, the general economic environment of its local markets, individual loan performance, and other relevant factors. Individual credits are selected throughout the year for detailed loan reviews, which are utilized by management to assess the risk in the portfolio and the adequacy of the allowance. Due to the nature of commercial lending, evaluation of the adequacy of the allowance as it relates to these loan types is often based more upon specific credit review, with consideration given to the potential impairment of certain credits and historical charge-off percentages, adjusted for general economic conditions and other inherent risk

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

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

          The allowance not specifically allocated to individual credits is generally determined by analyzing potential exposure and other qualitative factors that could negatively impact the adequacy of the allowance.  Loans not individually evaluated for impairment are grouped by pools with similar risk characteristics and the related historical charge-off percentages are adjusted to reflect current inherent risk factors, such as unemployment, overall economic conditions, concentrations of credit, loan growth, classified and impaired loan trends, staffing, adherence to lending policies, and loss trends.

          Determination of the allowance for loan losses is subjective in nature and requires management to periodically reassess the validity of its assumptions. Differences between net charge-offs and estimated losses are assessed such that management can timely modify its evaluation model to ensure that adequate provision has been made for risk in the total loan portfolio.

          The allowance for loan losses (see Table Six) decreased $20.13 million, or 41.39%, from $48.64 million at December 31, 2001 to $28.50 million as of December 31, 2002. Based on management’s analysis of the adequacy of the allowance for loan losses, including consideration of the significant decline in non-performing loans and the decline in total loan balances since December 31, 2001, the provision for loan losses decreased $30.38 million, or 94.41%, from $32.18 million in 2001 to $1.80 million in 2002.

          The allowance allocated to the commercial portfolio (see Table Eight) decreased by $15.39 million, or 47.46%, from $32.43 million as of December 31, 2001 to $17.04 million as of December 31, 2002. During 2002, the Company recorded gross charge-offs of $19.06 million within the commercial loan portfolio, reflecting management’s intention to resolve problem loans either through collection, loan sales, or otherwise disposing of problem loans in a timely manner. Overall, the commercial loan portfolio declined $61.52 million, or 14.28%, from $430.75 million as of December 31, 2001 to $369.23 million as of December 31, 2002. As a result of management’s efforts to improve the credit quality of the commercial portfolio, commercial loans past due 30 days or greater declined from $11.37 million at December 31, 2001 to $0.41 million as of December 31, 2002.

          The allowance allocated to the consumer loan portfolio (see Table Eight) declined $2.47 million, or 36.79%, from $6.71 million at December 31, 2001 to $4.24 million at December 31, 2002. This decline was due to the $97.70 million, or 42.42%, decline in the outstanding balance of installment, indirect and credit card loans during 2002.

          Excluding the Company’s home equity loan product, residential real estate loan balances declined $159.30 million, or 25.24%, from $631.10 million as of December 31, 2001 to $471.81 million as of December 31, 2002. As a result, the allowance allocated to the real estate portfolio (see Table Eight) declined $2.27 million, or 23.93%, from $9.49 million at December 31, 2001 to $7.22 million at December 31, 2002. Home equity lending is an area the Company has identified and targeted for continued loan growth. During 2002, the Company has experienced a $112.65 million, or 114.83%, increase in outstanding loan balances and management intends to continue to pursue loan growth in this product line. The significant increase in home equity lending has effectively replaced the declines experienced in the outstanding balances of installment and indirect loans and, therefore, has begun to change the overall mix of the Company’s loan portfolio. The significant growth within the home equity portfolio is one of the factors considered by management in its assessment of the allowance for loan losses.

          Other factors considered in evaluating the adequacy of the allowance for loan losses include management’s intention to increase the size of the Company’s commercial loan portfolio. Although the commercial loan portfolio declined since December 31, 2001 (as discussed previously), the outstanding balance of commercial loans actually increased by approximately $7.41 million, or 2.05%, from June 30, 2002 to December 31, 2002. Similar to the effects of the growth within the home equity product line, the increase in commercial loans from the second quarter of 2002 also begins to change the mix of the Company’s total loan portfolio. Additionally, the continued uncertainty associated with national and local economic conditions poses a threat to the credit quality of the Company’s loan portfolio and has been considered in the Company’s allowance for loan losses methodology.

          As disclosed in prior periods, management has implemented a number of policy changes and dedicated significant time and resources to address and resolve the Company’s credit quality concerns. During 2001, much of this effort was devoted to improving the process for identifying problem loans and providing for probable losses associated with those credits. During the second half of 2001 and the first six months of 2002, the Company intensified its efforts to resolve those problem loans previously identified. In addition to tightening credit standards for new loan volume, the

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Company focused on resolving problem loans through remedial action, loan sales, and the pursuit of other efforts to ultimately remove problem loans from the Company’s balance sheet. During 2001, the Company retained the services of a team of commercial lenders with strong loan workout experience to assist in resolving identified problem credits. As a result of the Company’s efforts, a number of problem loans have been sold, refinanced outside of the Company, or charged off. While charge-offs in 2002 were extremely high, these actions are consistent with management’s goal to restore a higher level of credit quality within the loan portfolio. The results of the Company’s actions are evidenced by the $23.83 million, or 91.81%, decline in non-accrual loans and the $2.55 million, or 74.37%, decline in accruing loans past due 90 days or greater (see Table Seven). Loans charged off, however, will continue to be vigorously pursued to recover losses where possible. Since January 1, 2001, the Company has recorded net charge-offs of approximately $44.05 million and, as a result, may have an opportunity to successfully achieve net recoveries in future periods.

          In addition to potential net recoveries in future periods, the Company could experience improvement in the level of charge-offs as a percent of outstanding loan balances or success in transferring loans which the Company presently has reserved for to other financial institutions. Each of these factors could result in lower or negative provision expense in future periods. Conversely, in future periods the Company may need to take additional provision expense associated with the existing loan portfolio due to factors not currently known to management. Factors that might require additional provision expense would include deterioration in the financial condition of borrowers or a higher level of charge-offs as a percent of outstanding loan balances as compared to historical trends. Future provision for loan losses will be dependent upon trends in loan balances, changes in loan quality, and, as previously discussed, potential recoveries on charged-off loans.

          Continual monitoring of the loan portfolio and emphasis on collection of charged-off loans will continue to be one of the Company’s highest priorities into 2003. As of December 31, 2002, the Company believes that its goal of identifying and resolving problem loans is largely complete, with non-performing loans having reached extremely low levels. Based on the Company’s analysis and consideration of the known factors utilized in computing the allowance for loan losses, management believes that the allowance for loan losses as of December 31, 2002 is adequate to provide for probable losses inherent in the Company’s loan portfolio.

TABLE SIX
ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
(in thousands)

	December 31

	2002	2001	2000	1999	1998

Balance at beginning of year	$48,635	$40,627	$27,113	$17,610	$18,190
Charge-offs:
Commercial, financial, and agricultural	(19,063)	(15,912)	(5,081)	(3,925)	(2,385)
Real estate-mortgage	(7,360)	(3,379)	(1,703)	(1,142)	(1,375)
Installment loans to individuals	(4,814)	(7,071)	(7,839)	(7,185)	(7,709)

Totals	(31,237)	(26,362)	(14,623)	(12,252)	(11,469)
Recoveries:
Commercial, financial, and agricultural	5,671	2,144	890	81	297
Real estate-mortgage	1,849	513	179	301	43
Installment loans to individuals	1,786	1,586	1,588	1,349	1,283

Totals	9,306	4,243	2,657	1,731	1,623

Net charge-offs	(21,931)	(22,119)	(11,966)	(10,521)	(9,846)
Provision for loan losses	1,800	32,178	25,480	19,286	8,481
Balance of (sold) acquired institution	—	(2,051)	—	738	785

Balance at end of year	$28,504	$48,635	$40,627	$27,113	$17,610

As a Percent of Average Total Loans
Net charge-offs	1.75%	1.26%	0.61%	0.59%	0.58%
Provision for loan losses	0.14	1.83	1.29	1.08	0.51
As a Percent of Nonperforming and Potential Problem Loans
Allowance for loan losses	948.24%	164.54%	199.88%	168.55%	118.59%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

TABLE SEVEN
NON-ACCRUAL, PAST-DUE AND RESTRUCTURED LOANS
(in thousands)

	December 31

	2002	2001	2000	1999	1998

Non-accrual loans	$2,126	$25,957	$16,676	$9,553	$8,844
Accruing loans past due 90 days or more	880	3,434	3,350	5,830	5,126
Restructured loans	—	167	300	703	879

	$3,006	$29,558	$20,326	$16,086	$14,849

During 2002 and 2001, the Company recognized approximately $0.42 million and $1.05 million of interest income received in cash on non-accrual and restructured loans. Approximately $0.61 million and $1.67 million of interest income would have been recognized during 2002 and 2001, respectively, if such loans had been current in accordance with their original terms. There were no commitments to provide additional funds on non-accrual, restructured, or other potential problem loans at December 31, 2002 and 2001.

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

TABLE EIGHT
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
(in thousands)

	December 31

	2002		2001		2000		1999		1998

	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans

Commercial, financial and agricultural	$17,039	32%	$32,428	31%	$23,240	32%	$14,307	31%	$6,270	29%
Real estate-mortgage	7,221	57	9,493	52	5,546	49	5,874	50	6,227	49
Installment loans to individuals	4,244	11	6,714	17	11,841	19	6,932	19	5,113	22

	$28,504	100%	$48,635	100%	$40,627	100%	$27,113	100%	$17,610	100%

The portion of the allowance for loan losses that is not specifically allocated to individual credits has been apportioned among the separate loan portfolios based on the risk of each portfolio.

RETAINED INTERESTS

          Between 1997 and 1999, the Company completed six securitization transactions involving approximately $759.76 million of fixed rate, junior lien mortgage loans. The Company retains a financial interest in the securitizations comprised of (1) the excess interest collected on the underlying collateral loans over the interest paid to third-party investors and administrative fees and (2) overcollateralization, or the excess principal balance of the underlying collateral loans over the principal balances payable to the third-party investors. As of December 31, 2002, $226.42 million of securitized loans remained outstanding and principal balances payable to investors approximated $114.16 million. As a result, the Company’s retained interests in securitized mortgage loans represents the Company’s financial interest in $112.27 million of overcollateralization and the excess interest to be derived from $226.42 million of loans still outstanding over the interest to be paid to investors on $114.16 million of principal outstanding as of December 31, 2002, plus administrative fees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

As of December 31, 2002, the weighted-average interest rate earned on the collateral loans approximates 12.54% and the weighted-average interest rate paid to investors approximates 6.94%. Administrative fees, comprised primarily of loan servicing fees, trustee fees, and insurance premiums, represent an additional 1.44%.

          Neither the outstanding balance of the collateral loans nor the outstanding principal owed to investors is included in the Company’s Consolidated Balance Sheets. The third-party investors do not have direct recourse to the Company for amounts of principal or interest owed them. The Company provides limited recourse by accepting the “first loss” position in the securitizations. To the extent the underlying collateral loans default, the overcollateralization that currently exists is used to provide additional loss protection to the investors. However, to the extent that loan defaults exceed those projected by the Company in estimating the fair value of its retained interests, the Company could experience impairment in the fair value of its retained interests and recognize an impairment loss in its Consolidated Statements of Income. Insurance premiums paid from the excess cash flows provide insurance for the benefit of the investors to further protect investors from a loss of principal. The Company would not be obligated to provide additional funds or assets in the event that the overcollateralization is extinguished by excessive defaults experienced in the underlying collateral pools or if the insurer was unable to fulfill its commitment to the investors.

          As of December 31, 2002 and 2001, the Company reported retained interests in its securitizations of approximately $80.92 million and $71.27 million, respectively. The value of the retained interests is determined using cash flow modeling techniques that incorporate key assumptions related to default, prepayment, and discount rates. Using these assumptions, the Company forecasts the amount and timing of future cash flows that it expects to receive based on the then current outstanding balance of collateral loans and amounts owed to investors. As a result of economic forecasts released during the first quarter of 2001 and the Company’s completion of the sale of its loan servicing responsibilities for its securitized loans to an independent third party, the Company increased its projected cumulative default rate from 13.68% as of December 31, 2000 to 17.15% as of March 31, 2001. This change in assumption resulted in a decline of approximately $21.22 million (pre-tax) in the estimated fair value of the Company’s retained interests. Under accounting rules in effect as of March 31, 2001, the Company recorded a $2.18 million (pre-tax) impairment charge in its Consolidated Statements of Income and a $19.04 million (pre-tax) unrealized loss in its Stockholders’ Equity during the first quarter of 2001.

          On April 1, 2001, the Company adopted the accounting provisions of Emerging Issues Task Force Issue 99-20 (“Issue 99-20”) as required. Issue 99-20 set forth specific accounting guidance regarding the recognition of interest income on, and impairment of, retained interests in securitized loans. The required adoption of Issue 99-20 resulted in the Company recording a $29.98 million (pre-tax) or $17.99 million (net of tax) cumulative effect of accounting change during the second quarter of 2001. In conjunction with recording this cumulative effect of accounting change, unrealized losses on the retained interests that were previously recorded as negative adjustments within Stockholders’ Equity were reversed and recorded through the Company’s Consolidated Statements of Income in accordance with the new accounting rules.

          In addition to establishing specific guidance related to determining whether impairment exists in the Company’s retained interests, Issue 99-20 also set forth requirements for the recognition of interest income on retained interests in securitized loans. Issue 99-20 requires that interest income on retained interests be recognized over the life of the retained interest using the effective yield method. Using the effective yield approach, the Company recognized $12.43 million and $7.43 million of interest income in 2002 and 2001, respectively. Comparatively, cash received by the Company from the retained interests thus far has been significantly less than the income recognized. During 2002, three of the Company’s six securitizations generated $2.73 million of cash flow to the Company.

          Key assumptions used in estimating the fair value of the Company’s retained interests as of December 31, 2002 and 2001 were as follows:

	December 31

	2002	2001

Prepayment speed (CPR)	16.00%	16.00%
Weighted average cumulative defaults	14.19%	15.59%
Weighted average discount rate	14.00%	14.00%

          The projected cumulative default rate has declined from 17.15% as of March 31, 2001 to 15.59% and 14.19% as of December 31, 2001 and 2002, respectively. This percentage is computed using actual loan defaults experienced life-to-date plus forecasted loan defaults projected over the remaining expected life of the loans.  Because actual loan defaults have been less than projected and because the loans are experiencing a significantly higher prepayment rate than expected, total projected loan defaults have declined in recent periods.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

CERTIFICATES OF DEPOSIT

          Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2002, are summarized in Table Nine. The Company has time certificates of deposit of $100,000 or more totaling $99.12 million. However, these deposits are primarily small retail depositors of the bank as demonstrated by the average balance across all such time certificates of deposit that is less than $125,000.

TABLE NINE
(in thousands)

	Amounts	Percentage

Three months or less	$19,285	20%
Over three months through six months	11,848	12
Over six months through twelve months	22,941	23
Over twelve months	45,044	45

Total	$99,118	100%

REGULATORY MATTERS

          On May 16, 2002, the Company announced that it had received official notification that the OCC had terminated the formal agreement between the OCC and City National. The formal agreement was originally entered into between the OCC and City National in June 2000 and subsequently amended in September 2001. The formal agreement required City National to implement a number of remedial actions in the areas of strategic planning, loan portfolio management, liquidity management and other operations of City National. As a result of active participation and cooperation of management and the Board of Directors of City National and City Holding Company, the issues that led to the formal agreement were successfully resolved, resulting in the OCC’s termination of the agreement. Similarly, a Memorandum of Understanding between City Holding Company’s Board of Directors and the FRBR was also terminated in conjunction with the termination of the formal agreement with the OCC.

CAPITAL RESOURCES

          During 2002, Stockholders’ Equity increased $19.04 million, or 13.01%, from $146.35 million at December 31, 2001 to $165.39 million at December 31, 2002. This increase was primarily due to reported net income of $32.46 million for 2002, which was partially offset by cash dividends declared during the year of $7.54 million and common stock repurchases of $7.47 million.

          In July 2002, the Company announced that its Board of Directors had approved a stock repurchase program relative to the Company’s outstanding common stock. Under the repurchase program, management has been authorized to purchase up to 1,000,000 shares of the Company’s common stock in open market purchases, block transactions, private transactions or otherwise at such times and at such prices as determined by management. During 2002, the Company acquired 302,400 shares of its common stock at an average price of $24.71 per share. There can be no assurance that the Company will continue to reacquire its common shares or to what extent the repurchase program will be successful.

          During 2001, Stockholders’ Equity decreased $17.11 million or 10.47%, from $163.46 million as of December 31, 2000 to $146.35 million as of December 31, 2001. This decline was due to the $26.00 million net loss reported for 2001, partially offset by a $2.40 million, net-of-tax, unrealized gain in the estimated fair value of the Company’s investment securities portfolio and a $6.49 million, net-of-tax, reclassification adjustment for unrealized losses on the Company’s retained interests in securitized mortgage loans. As of December 31, 2000, the Company had recorded a $6.49 million unrealized loss associated with its retained interests that was reversed during 2001 and realized through the Company’s Consolidated Statements of Income and included in the Company’s reported $26.00 million net loss for 2001.

          Regulatory guidelines require the Company to maintain a minimum total capital to risk-adjusted assets ratio of 8%, with at least one-half of capital consisting of tangible common stockholders’ equity and a minimum Tier I leverage ratio of 4%. Similarly, City National is also required to maintain minimum capital levels as set forth by various regulatory agencies. Under capital adequacy guidelines, City National is required to maintain minimum total capital, Tier I capital, and leverage ratios of 8.00%, 4.00%, and 4.00%, respectively. To be classified as “well capitalized,” City National must maintain total capital, Tier I capital, and leverage ratios of 10.00%, 6.00%, and 5.00%, respectively. In November 2001, regulatory agencies issued new guidelines changing regulatory capital standards to address the treatment of, among other things, retained interests for purposes of computing regulatory capital and the aforementioned regulatory capital ratios. In general, the new guidelines require an increased allocation of regulatory capital to assets such as retained interests in

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

securitized mortgage loans and the new rules limit the amount of retained interests financial institutions may include in regulatory capital.  The Company was not required to apply the new standards until December 31, 2002. Capital ratios reported below as of December 31, 2001 are reported “as if” the Company had adopted the new capital standards as of December 31, 2001.

			Actual

	Minimum	Well- Capitalized	December 31

			2002	2001

City Holding:
Total	8.00%	10.00%	13.36%	11.43%
Tier I Risk-based	4.00	6.00	9.87	7.65
Tier I Leverage	4.00	5.00	8.49	5.84
City National:
Total	8.00%	10.00%	12.97%	12.31%
Tier I Risk-based	4.00	6.00	11.52	10.87
Tier I Leverage	4.00	5.00	10.41	9.13

LEGAL ISSUES

          On December 28, 2001, the Company, its previous management team, and members of the Boards of Directors of both the Company and City National (the “defendants”) were named in a derivative action filed by a shareholder seeking to recover damages on behalf of the Company. The defendants have retained counsel and intend to defend the action vigorously, but the case remains in the early stages and it would be premature to forecast the outcome.

          The Company is subject to local business and occupancy taxes (“B&O taxes”) based upon specified sources of revenues as they are received within municipalities in West Virginia. Beginning in 1998, the Company reduced the B&O taxes that it paid to municipalities in which it operates consistent with an interpretation the Company received from the West Virginia Department of Tax and Revenue.In 1999 the City of Beckley, West Virginia filed a suit regarding the amount of B&O taxes paid by the Company since 1998. Through a series of legal actions, the case was heard by the West Virginia Supreme Court in January of 2003, and a ruling under the action is anticipated in the second quarter of 2003.

          In addition, the Company is engaged in various legal actions that it deems to be in the ordinary course of business. The Company believes that it has adequately provided for probable costs of current litigation. As these legal actions are resolved, however, the Company could realize positive and/or negative impact to its financial performance in the period in which these legal actions are ultimately decided. There can be no assurance that current actions will have immaterial results, either positive or negative, or that no material actions may be presented in the future.

FORWARD-LOOKING STATEMENTS

          All statements other than statements of historical fact included in this Annual Report, including statements in the Letter to Shareholders and in Management’s Discussion and Analysis of Financial Condition and Results of Operations are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such information involves risks and uncertainties that could cause the Company’s actual results to differ from those projected in the forward-looking information. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality, or conversely, the Company may incur less, or even negative, loan loss provision due to positive credit quality trends in the future; (2) the Company may not continue to experience significant recoveries of previously charged-off loans and the Company may incur increased charge-offs in the future; (3)  the Company may experience increases in the default rates on its retained interests in securitized mortgages causing it to take impairment charges to earnings; (4) the Company may not realize the expected cash payments that it is presently accruing from its retained interests in securitized mortgages; (5) the Company could have adverse legal actions of a material nature; (6) the Company may face competitive loss of customers associated with its efforts to increase fee-based revenues; (7) the Company may be unable to manage its expense levels due to the expenses associated with its loan portfolio quality, regulatory, and legal issues; (8) rulings affecting, among other things, the Company’s and its banking subsidiaries’ regulatory capital and required loan loss allocations may change, resulting in the need for increased capital levels; (9) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions; (10) changes in general economic conditions and increased competition could adversely affect the Company’s operating results; (11) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company’s operating results; (12) the planned purchase of Trust I and Trust II Capital Securities and common stock may not occur or may not have the effects anticipated; and (13) the Company may experience difficulties growing loan and deposit balances. Forward-looking statements made herein reflect management’s expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
City Holding Company

          We have audited the accompanying consolidated balance sheets of City Holding Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of City Holding Company and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

          As discussed in Note Seven to the Consolidated Financial Statements, in 2001 the Company changed its method of accounting for its retained interests in securitized assets. As required, the Company adopted the accounting provisions of Emerging Issues Task Force (“EITF”) Issue 99-20 on April 1, 2001. This new accounting guidance changed the method for determining impairment and the recognition of interest income on retained interests in securitized assets. As a result of adopting EITF 99-20, the Company recorded a $29.98 million pre-tax, or $17.99 million net-of-tax, impairment loss in its Consolidated Statements of Income for the year ended December 31, 2001.

Charleston, West Virginia
January 24, 2003

/s/ ERNST and YOUNG LLP

CONSOLIDATED BALANCE SHEETS
CITY HOLDING COMPANY AND SUBSIDIARIES

	December 31

	2002	2001

	(in thousands)
Assets
Cash and due from banks	$109,318	$81,827
Federal funds sold	20,000	88,500

Cash and Cash Equivalents	129,318	170,327
Investment securities available-for-sale, at fair value	445,384	383,552
Investment securities held-to-maturity, at amortized cost (approximate fair value at December 31, 2002 - $74,415)	72,410	—

Total Investment Securities	517,794	383,552
Securities purchased under agreement to resell	27,202	—
Loans:
Residential real estate	471,806	631,103
Home equity	210,753	98,100
Commercial real estate	273,904	284,759
Other commercial	95,323	145,989
Loans to depository institutions	20,000	—
Installment	64,181	125,236
Indirect	48,709	86,474
Credit card	19,715	18,594

Gross Loans	1,204,391	1,390,255
Allowance for loan losses	(28,504)	(48,635)

Net Loans	1,175,887	1,341,620
Retained interests	80,923	71,271
Premises and equipment	37,802	43,178
Accrued interest receivable	11,265	12,422
Net deferred tax assets	35,895	47,443
Other assets	31,825	46,482

Total Assets	$2,047,911	$2,116,295

Liabilities
Deposits:
Noninterest-bearing	$281,290	$284,649
Interest-bearing:
Demand deposits	377,165	392,258
Savings deposits	286,198	272,885
Time deposits	619,927	741,503

Total Deposits	1,564,580	1,691,295
Federal funds purchased and securities sold under agreement to repurchase	146,937	127,204
Securities sold, not yet purchased	26,284	—
Long-term debt	25,000	29,328
Corporation-obligated mandatorily redeemable capital securities of subsidiary trusts holding solely subordinated debentures of City Holding Company	87,500	87,500
Other liabilities	32,217	34,619

Total Liabilities	1,882,518	1,969,946
Stockholders’ Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued	—	—
Common stock, par value $2.50 per share: 50,000,000 shares authorized; 16,919,248 and 16,892,913 shares issued and outstanding at December 31, 2002 and 2001, respectively, including 261,563 and 4,979 shares in treasury	42,298	42,232
Capital surplus	59,029	59,174
Retained earnings	66,076	41,152
Cost of common stock in treasury	(6,426)	(136)
Accumulated other comprehensive income:
Unrealized gain on securities available-for-sale	5,960	3,927
Underfunded pension liability	(1,544)	—

Total Accumulated Other Comprehensive Income	4,416	3,927

Total Stockholders’ Equity	165,393	146,349

Total Liabilities and Stockholders’ Equity	$2,047,911	$2,116,295

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
CITY HOLDING COMPANY AND SUBSIDIARIES

	Year Ended December 31

	2002	2001	2000

	(in thousands, except per share data)
Interest Income
Interest and fees on loans	$93,380	$150,036	$180,513
Interest on investment securities:
Taxable	19,871	15,518	17,389
Tax-exempt	2,701	3,340	4,608
Interest on retained interests	12,427	7,430	185
Interest on federal funds sold	586	1,156	217

Total Interest Income	128,965	177,480	202,912
Interest Expense
Interest on deposits	29,350	67,543	82,756
Interest on short-term borrowings	2,765	8,604	18,996
Interest on long-term debt	1,809	2,147	3,987
Interest on trust-preferred securities	8,375	8,121	8,017

Total Interest Expense	42,299	86,415	113,756

Net Interest Income	86,666	91,065	89,156
Provision for loan losses	1,800	32,178	25,480

Net Interest Income After Provision for Loan Losses	84,866	58,887	63,676
Non-Interest Income
Investment securities gains (losses)	1,459	2,382	(5,015)
Service charges	23,500	17,905	10,778
Insurance commissions	1,884	2,214	2,482
Trust fee income	1,334	1,385	1,527
Mortgage banking income	856	4,020	17,697
Gain from sales of subsidiaries, divisions, and branches	—	8,036	—
Other income	5,071	6,910	13,564

Total Non-Interest Income	34,104	42,852	41,033
Non-Interest Expense
Salaries and employee benefits	31,915	42,758	47,957
Occupancy and equipment	6,655	9,377	11,363
Depreciation	5,749	8,777	12,291
Professional fees and litigation expense	2,857	9,248	4,901
Advertising	2,568	2,465	3,788
Telecommunications	2,404	4,054	5,133
Insurance and regulatory	1,656	2,134	1,908
Office supplies	1,557	2,234	1,764
Postage, delivery and statement mailings	3,192	2,563	2,006
Repossessed asset losses and expenses	664	2,557	2,541
Loan production office advisory fees	—	2,198	4,021
Loss on disposal and impairment of fixed assets	—	3,951	4,805
Retained interest impairment	—	2,182	—
Goodwill impairment	—	—	34,832
Other expenses	10,572	19,907	21,502

Total Non-Interest Expense	69,789	114,405	158,812

Income (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	49,181	(12,666)	(54,103)
Income tax expense (benefit)	16,722	(4,651)	(15,730)

Income (Loss) Before Cumulative Effect of Accounting Change	32,459	(8,015)	(38,373)
Cumulative effect of accounting change, net of tax	—	(17,985)	—

Net Income (Loss)	$32,459	$(26,000)	$(38,373)

CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)
CITY HOLDING COMPANY AND SUBSIDIARIES

	Year Ended December 31

	2002	2001	2000

	(in thousands, except per share data)
Basic earnings (loss) per common share:
Income (loss) before cumulative effect of accounting change	$1.93	$(0.47)	$(2.27)
Cumulative effect of accounting change	—	(1.07)	—

Net Income (Loss)	$1.93	$(1.54)	$(2.27)

Diluted earnings (loss) per common share:
Income (loss) before cumulative effect of accounting change	$1.90	$(0.47)	$(2.27)
Cumulative effect of accounting change	—	(1.07)	—

Net Income (Loss)	$1.90	$(1.54)	$(2.27)

Average common shares outstanding:
Basic	16,809	16,888	16,882

Diluted	17,072	16,888	16,882

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS’ EQUITY
CITY HOLDING COMPANY AND SUBSIDIARIES

	Common Stock (Par Value)	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity

	(in thousands)
Balances at December 31, 1999	$42,199	$59,164	$112,951	$(15,487)	$(285)	$198,542
Comprehensive loss:
Net loss	—	—	(38,373)	—	—	(38,373)
Other comprehensive loss, net of deferred income taxes of $(7,060):
Unrealized gain on securities and retained interests of $10,513, net of reclassification adjustment for losses included in net income of $9	—	—	—	10,522	—	10,522

Total comprehensive loss						(27,851)
Cash dividends declared ($0.44 per share)	—	—	(7,426)	—	—	(7,426)
Issuance of contingently issuable common stock	33	10	—	—	149	192

Balances at December 31, 2000	42,232	59,174	67,152	(4,965)	(136)	163,457
Comprehensive loss:
Net loss	—	—	(26,000)	—	—	(26,000)
Other comprehensive loss, net of deferred income tax expense of $5,928:
Unrealized gain on securities of $2,401, net of reclassification adjustments for losses included in net income of $6,491	—	—	—	8,892	—	8,892

Total comprehensive loss						(17,108)

Balances at December 31, 2001	42,232	59,174	41,152	3,927	(136)	146,349
Comprehensive income:
Net income	—	—	32,459	—	—	32,459
Other comprehensive income, net of deferred income tax expense of $326:
Unrealized gain on securities of $2,101, net of reclassification adjustments for gains included in net income of $68	—	—	—	2,033	—	2,033
Underfunded pension liability of $2,573, net of tax	—	—	—	(1,544)	—	(1,544)

Total comprehensive income						32,948
Cash dividends declared ($0.45 per share)	—	—	(7,535)	—	—	(7,535)
Exercise of 72,151 stock options	66	(145)	—	—	1,183	1,104
Purchase of 302,400 common shares for treasury	—	—	—	—	(7,473)	(7,473)

Balances at December 31, 2002	$42,298	$59,029	$66,076	$4,416	$(6,426)	$165,393

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
CITY HOLDING COMPANY AND SUBSIDIARIES

	Year Ended December 31

	2002	2001	2000

	(in thousands)
Operating Activities
Net income (loss)	$32,459	$(26,000)	$(38,373)
Cumulative effect of accounting change, net of tax	—	17,985	—

Net income (loss) before cumulative effect of accounting change	32,459	(8,015)	(38,373)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization and accretion, including write-off of goodwill	1,621	1,014	40,837
Loss on fixed asset disposals	—	3,951	4,805
Provision for depreciation	5,749	8,777	12,291
Provision for loan losses	1,800	32,178	25,480
Deferred income tax expense (benefit)	11,214	(8,463)	(22,802)
Net periodic pension benefit	(322)	(273)	(285)
Loans originated for sale	—	(93,875)	(219,748)
Purchases of loans held for sale	—	—	(16,065)
Proceeds from loans sold	2,929	112,146	324,354
Realized (gains) losses on loans sold	(445)	(3,039)	1,596
(Increase) decrease in retained interests	(9,652)	2,435	—
Realized investment securities (gains) losses	(1,459)	(2,382)	5,015
Decrease (increase) in accrued interest receivable	1,157	4,821	(93)
Decrease in other assets	4,111	5,785	25,572
Increase (decrease) in other liabilities	2,901	(12,661)	5,045

Net Cash Provided by Operating Activities	52,063	42,399	147,629
Investing Activities
Proceeds from maturities and calls of securities held to maturity	4,994	—	—
Purchases of securities held-to-maturity	(40,783)	—	—
Proceeds from sales of securities available-for-sale	348,052	262,241	51,606
Proceeds from maturities and calls of securities available-for-sale	165,014	171,546	32,417
Purchases of securities available-for-sale	(608,709)	(431,113)	(80,640)
Net decrease (increase) in loans	147,121	400,832	(64,191)
Net cash paid in sales of subsidiaries, divisions, and branches	—	(37,869)	—
Realized gain on sales of subsidiaries, divisions, and branches	—	(8,036)	—
Purchases of premises and equipment	(373)	(3,511)	(97)

Net Cash Provided by (Used in) Investing Activities	15,316	354,090	(60,905)
Financing Activities
Net (decrease) increase in noninterest-bearing deposits	(3,359)	16,280	24,803
Net (decrease) increase in interest-bearing deposits	(123,356)	(234,508)	103,368
Net increase (decrease) in short-term borrowings	19,733	(98,562)	(153,953)
Proceeds from long-term debt	10,000	—	—
Repayment of long-term debt	—	—	(85,000)
Purchases of treasury stock	(7,473)	—	—
Exercise of stock options	1,104	—	—
Cash dividends paid	(5,037)	—	(7,426)

Net Cash Used in Financing Activities	(108,388)	(316,790)	(118,208)

(Decrease) Increase in Cash and Cash Equivalents	(41,009)	79,699	(31,484)
Cash and cash equivalents at beginning of year	170,327	90,628	122,112

Cash and Cash Equivalents at End of Year	$129,318	$170,327	$90,628

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE ONE
SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

          Summary of Significant Accounting and Reporting Policies: The accounting and reporting policies of City Holding Company and its subsidiaries (the “Company”) conform with accounting principles generally accepted in the United States and require management to make estimates and develop assumptions that affect the amounts reported in the financial statements and related footnotes. Actual results could differ from management’s estimates. The following is a summary of the more significant policies.

          Principles of Consolidation: The consolidated financial statements include the accounts of City Holding Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

          Description of Principal Markets and Services: The Company is a bank holding company headquartered in Charleston, West Virginia and conducts its principal activities through its wholly-owned subsidiary, City National Bank of West Virginia (“City National”). City National is a retail and consumer-oriented community bank with 55 offices in West Virginia and Ohio. Principal activities include providing deposit, credit, trust, and insurance related products and services.

          Cash and Due from Banks: The Company considers cash, due from banks, and federal funds sold as cash and cash equivalents.

          Securities: Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold debt securities to maturity, they are classified as investment securities held-to-maturity and are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts. Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as investment securities available-for-sale along with the Company’s investment in equity securities. Securities available-for-sale are carried at fair value, with the unrealized gains and losses, net of tax, reported in comprehensive income. Securities classified as available-for-sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk, and other factors.

          The specific identification method is used to determine the cost basis of securities sold.

          Loans: Loans are reported at the principal amount outstanding, net of unearned income.

          Interest income on loans is accrued and credited to operations based upon the principal amount outstanding, using methods that generally result in level rates of return. Loan origination fees, and certain direct costs, are deferred and amortized as an adjustment to the yield over the term of the loan. The accrual of interest income generally is discontinued when a loan becomes 90 days past due as to principal or interest. Other indicators considered for placing a loan on non-accrual status include the borrower’s involvement in bankruptcies, foreclosures, repossessions, litigation and any other situation resulting in doubt as to whether full collection of contractual principal and interest is attainable. When interest accruals are discontinued, unpaid interest recognized in income in the current year is reversed, and interest accrued in prior years is charged to the allowance for loan losses. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral exceeds the principal balance and related accrued interest, and the loan is in process of collection.

          Interest income during the period the loan is non-performing is recorded on a cash basis after recovery of principal is reasonably assured. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

          Residential and home equity loans are generally subject to charge-off when the loan becomes 120 days past due, depending on the estimated fair value of the collateral less cost to dispose, versus the outstanding loan balance. Unsecured commercial loans are generally charged off when the loan becomes 120 days past due. Secured commercial loans are generally evaluated for charge-off when the loan becomes 180 days past due. Closed-end consumer loans are generally charged off when the loan becomes 120 days past due and open-end consumer loans are generally charged off when the loan becomes 180 days past due.

          Allowance for Loan Losses: The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses in the loan portfolio. Management’s determination of the adequacy of the allowance for loan losses is based upon an evaluation of individual credits in the loan portfolio, historical loan loss experience, current economic conditions, and other relevant factors. This determination is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses related to loans considered to be impaired is generally evaluated based on the discounted cash flows using the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
CITY HOLDING COMPANY AND SUBSIDIARIES

impaired loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

          Loan losses are charged off against the allowance and recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of the adequacy of the allowance after considering factors noted above.

          Retained Interest: When the Company sold certain receivables in securitizations of high loan-to-value loans, it retained a financial interest in the securitizations. The financial interest or retained interest is comprised of the estimated fair value of two components: (1) the excess cash flows between interest collected on the underlying collateral loans minus interest paid to third-party investors plus fees paid for servicing, insurance, and trustee costs, and (2) over-collateralization. Gains recognized on the sale of the receivables were based in part on the previous carrying amount of the loans sold, allocated between the assets sold and the retained interests based on their relative fair values at the date of the sale. Because quoted market prices are not readily available for retained interests, the Company estimates their fair values using cash flow modeling techniques that incorporate management’s best estimates of key assumptions—loan default rates, loan prepayment rates, and discount rates commensurate with the risks involved.

          As further discussed in Note Seven, the Company adopted the accounting provisions of Emerging Issues Task Force Issue 99-20 on April 1, 2001. Pursuant to Issue 99-20, the Company recognizes the excess cash flows attributable to the retained interests over the carrying value of the retained interests as interest income over the life of the retained interests using the effective yield method. The Company updates the estimate of future cash flows on a quarterly basis. If upon evaluation there is a favorable change in estimated cash flows from the cash flows previously projected, the Company recalculates the amount of accretable yield and accounts for the change prospectively with the amount of accretion adjusted over the remaining life of the retained interests. Conversely, if upon evaluation there is an adverse change in either the amount or timing of the estimated future cash flows, an other-than-temporary impairment loss is recorded in the Company’s Consolidated Statements of Income and the accretable yield is negatively adjusted.

          Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets. Generally, estimated useful lives of premises and furniture, fixtures, and equipment do not exceed 30 and 7 years, respectively.

          Goodwill and Other Intangible Assets: Effective January 1, 2002, the Company adopted Financial Accounting Standards Board Statement No. 142 (“Statement No. 142”), Goodwill and Other Intangible Assets. Statement No. 142 discontinued the practice of amortizing goodwill and indefinite lived intangible assets. Instead, Statement No. 142 requires an annual review for impairment in the recorded value of goodwill and indefinite lived intangible assets. Goodwill is tested for impairment between the annual tests if an event occurs or circumstances change that more-likely-than-not reduce the fair value of a reporting unit below its carrying value. An indefinite lived intangible asset is tested for impairment between the annual tests if an event occurs or circumstances change indicating that the asset might be impaired.

          Intangible assets with determinable useful lives, such as core deposits, are amortized over their estimated useful lives.

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

          Stock-Based Compensation: The Company has elected to follow Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees, and related Interpretations in accounting for its employee stock options. Using the intrinsic value method prescribed by APB 25, because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

          The alternative fair value method of accounting for stock-based compensation provided under FASB Statement No. 123, Accounting for Stock-Based Compensation, requires the use of option valuation models, such as the Black-Scholes model, that were not developed for use in valuing employee stock options. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded short-term options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options at the time of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
CITY HOLDING COMPANY AND SUBSIDIARIES

          Pro forma information regarding net income and earnings per share is required to be disclosed by Statement No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	2002	2001	2000

Risk-free interest rate	4.34%	3.88%	5.90%
Expected dividend yield	2.50%	0.00%	2.04%
Volatility factor	0.437	0.411	0.293
Expected life of option	5 years	5 years	4 years

          For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options’ vesting period. Pro forma net income (loss), basic earnings (loss) per share, and diluted earnings (loss) per share for the years ended December 31, 2002, 2001, and 2000 were:

	2002	2001	2000

	(in thousands)
Net income (loss), as reported	$32,459	$(26,000)	$(38,373)
Pro forma stock-based employee compensation expense, net of tax	(893)	(160)	(20)

Net income (loss), pro forma	$31,566	$(26,160)	$(38,393)

	2002	2001	2000

Basic earnings (loss) per share as reported	$1.93	$(1.54)	$(2.27)
Pro forma stock-based employee compensation expense, net of tax	(0.05)	(0.01)	—

Basic earnings (loss) per share, pro forma	$1.88	$(1.55)	$(2.27)

	2002	2001	2000

Diluted earnings (loss) per share, as reported	$1.90	$(1.54)	$(2.27)
Pro forma stock-based employee compensation expense, net of tax	(0.05)	(0.01)	—

Basic earnings (loss) per share, pro forma	$1.85	$(1.55)	$(2.27)

          Basic and Diluted Earnings per Common Share: Basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares outstanding increased by the number of shares of common stock which would be issued assuming the exercise of stock options and other common stock equivalents. The incremental shares related to stock options were 263,000 in 2002. Stock options and common stock equivalents had no effect on average shares outstanding for purposes of computing diluted earnings per share for 2001 or 2000.

          New Accounting Pronouncements: In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“Statement No. 144”), which became effective for the Company on January 1, 2002.  Statement No. 144 supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and provides a single accounting model for long-lived assets to be disposed of. Statement No. 144 specifies how and when to measure impairment on long-lived assets and how to account for long-lived assets that an entity plans to dispose of either through sale, abandonment, or otherwise. Adoption of Statement No. 144 did not have a material effect on the Company’s financial condition or results of operations.

          In October 2002, the FASB issued Statement No. 147, Acquisitions of Certain Financial Institutions, which provides guidance on the accounting for the acquisition of a financial institution and supersedes the specialized accounting guidance provided in Statement No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. Statement No. 147 became effective upon issuance and requires companies to cease amortization of unidentified intangible assets associated with certain branch acquisitions and reclassify these assets to goodwill. Statement No. 147 also modifies Statement No. 144, discussed above, to include in its scope long-term customer-relationship intangible assets and thus subject those intangible assets to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions required for other long-lived assets. Adoption of Statement No. 147 did not have a material effect on the Company’s financial condition or results of operations.

          Financial Accounting Standards Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, is applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this Interpretation are first effective for the Company’s 2002 year-end. This interpretation requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee.  FIN 45 clarifies the requirements of Financial Accounting Standards No. 5, Accounting for Contingencies, relating to guarantees. In general, FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying variable (a specified interest rate, security price, commodity price, foreign exchange rate, index of prices or rates, or other variable) that is related to an asset, liability, or equity security of the guaranteed party.  Certain guarantee contracts are excluded from both the disclosure and recognition requirements of this interpretation, including, among others, guarantees relating to employee compensation,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
CITY HOLDING COMPANY AND SUBSIDIARIES

residual value guarantees under capital lease arrangements, commercial letters of credit, loan commitments, subordinated interests in an SPE and guarantees of a company’s own future performance.  Other guarantees are subject to the disclosure requirements of FIN 45 but not to the recognition provisions and include, among others, a guarantee accounted for as a derivative instrument under Financial Accounting Standards Statement No. 133, a parent’s guarantee of debt owed to a third party by its subsidiary or vice versa, and a guarantee which is based on performance not price.  Significant guarantees that have been entered into by the Company are disclosed in the notes to the financial statements.  The Company does not expect the requirements of FIN 45 to have a material impact on results of operations, financial position or liquidity.

          In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, which provides guidance on how to transition from the intrinsic value method of accounting for stock-based employee compensation under APB 25 to Statement No. 123’s fair value method of accounting, if a company elects to do so. As previously noted, the Company has elected to continue to use the intrinsic value method of accounting for its stock-based employee compensation and, therefore, the transition provision of Statement No. 148 did not materially affect the Company’s financial condition or results of operations. However, the Company has implemented the disclosure provisions of Statement No. 148.

          Statements of Cash Flows: Cash paid for interest, including interest paid for long-term debt and trust preferred securities, was $47.52 million, $91.38 million, and $106.72 million in 2002, 2001, and 2000, respectively. During 2002, the Company received net tax refunds of $6.77 million. Cash paid for income taxes was $1.34 million and $6.01 million in 2001 and 2000, respectively.

          Reclassifications: Certain amounts in the 2001 and 2000 financial statements have been reclassified to conform to the 2002 presentation. Such reclassifications had no impact on net income or stockholders’ equity.

NOTE TWO
INTANGIBLE ASSETS AND STRATEGIC REPOSITIONING

          Pro forma information regarding net income and earnings per share is required by Statement No. 142 and is presented in the table below:

	2002	2001	2000

Reported net income (loss)	$32,459	$(26,000)	$(38,373)
Goodwill amortization, net of tax	—	413	487

Pro forma net income (loss)	$32,459	$(25,587)	$(37,886)

	2002	2001	2000

Reported basic earnings (loss) per share	$1.93	$(1.54)	$(2.27)
Goodwill amortization, net of tax	—	0.02	0.03

Pro forma basic earnings (loss) per share	$1.93	$(1.52)	$(2.24)

          At December 31, 2002 and 2001, the carrying amount of goodwill approximated $5.49 million.  Of the total recorded value of goodwill, which is not subject to amortization, $3.02 million is directly attributable to the Company’s insurance-related operations and the remaining $2.47 million is attributable to the Company’s branch network. During 2001, the Company recognized goodwill amortization expense, pre-tax, of $653,000.

          At December 31, 2002 and 2001, the carrying amount of core deposit intangibles, which are subject to amortization, approximated $1.24 million and $1.55 million, respectively.  During 2002 and 2001, the Company recognized pre-tax amortization expense of $311,000 and $332,000, respectively, associated with its core deposit intangibles. The estimated amortization expense for core deposit intangibles for each of the next five years is as follows:

Projected Amortization Expense

(in thousands)
2003	$312
2004	312
2005	312
2006	303
2007	—

$1,239

          A comprehensive strategic repositioning plan, designed to focus on the Company’s core community banking franchise, was initiated during 2000. The plan included completing an orderly exit from the Company’s operations in California and divesting unprofitable operations.

          As a result of the Company’s plan to exit its operations in California, the Company recorded a $13.64 million charge against earnings to reduce the carrying amount of its investment in its California banking operations to their estimated fair values as of December 31, 2000. The fair value of the California banking franchises was estimated based on independent valuations of California franchises of similar size and operations. At December 31, 2000, the California banking operations had a carrying value of $16.55 million and reported net income of $1.18 million for the year ended December 31, 2000, excluding the $13.64 million impairment charge. Subsequently, the California banking operations were sold on November 30, 2001 to First Federal Bank of California for $23 million in cash. Proceeds of the sale were used to fully repay an outstanding balance on a short-term note and line of credit with SunTrust Bank. The Company recorded a pre-tax book gain of $4.67 million on the sale.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
CITY HOLDING COMPANY AND SUBSIDIARIES

          As a consequence of the strategic repositioning plan, the Company sold its mortgage loan servicing operations in December 2000, effectively completing the Company’s exit from all out-of-market loan origination and servicing operations. In conjunction with the closure of these divisions, the Company recorded a $15.18 million charge against earnings, representing the write-off of the remaining balance of goodwill associated with these operations.

          Additionally, the carrying amount of goodwill balances associated with the Company’s Internet service and direct mail divisions was reviewed for impairment as of December 31, 2000. Based on 2000 operating results, profitability projections, and the Company’s strategic plan, the Company determined that an impairment analysis was necessary to ascertain the recoverability of the goodwill balances for these divisions. Utilizing an analysis of undiscounted cash flows over the remaining goodwill amortization period for each division, the Company concluded that the goodwill balances were unrecoverable. As a result, on December 31, 2000, the Company recorded a $6.01 million charge against earnings to write off the remaining goodwill balances associated with these divisions. Subsequently, these divisions were sold in 2001 at a book gain of approximately $3.40 million.

NOTE THREE
RESTRICTIONS ON CASH AND DUE FROM BANKS

          City National is required to maintain an average reserve balance with the Federal Reserve Bank of Richmond to compensate for services provided by the Federal Reserve and to meet statutory required reserves for demand deposits. The average amount of the balance for the year ended December 31, 2002 was approximately $13.79 million.

          At December 31, 2002, the reported balance of cash and due from banks includes $18.05 million that represents cash held in an interest-bearing deposit account with an unrelated depository institution.

NOTE FOUR
INVESTMENTS

          During 2002, the Company initiated an investment strategy to invest in trust preferred securities issued by other financial institutions. Only those securities issued by financial institutions that satisfy various asset size, profitability, equity-to-asset ratio, and certain other criteria, as pre-established by management, are evaluated for potential investment. Securities acquired were predominantly investment grade or were reviewed and approved for investment by the Company’s executive loan committee. As of December 31, 2002, the Company had invested $40.75 million, classified as held-to-maturity, and $17.43 million, classified as available-for-sale, pursuant to this strategy.

          Also during 2002, the Company transferred debt securities with an estimated fair value of $37.14 million and an amortized cost basis of $36.03 million from the available-for-sale classification to the held-to-maturity category. Transfers of debt securities into the held-to-maturity category from the available-for-sale classification are made at fair value at the date of transfer. The unrealized holding gain of $1.11 million at the date of transfer is retained in the other comprehensive income section of stockholders’ equity and in the carrying value of the held-to-maturity securities. Such amounts are amortized over the remaining life of the security.

          The aggregate carrying and approximate market values of securities follow. Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable financial instruments.

	December 31, 2002

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

	(in thousands)
Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$107,108	$5,607	$—	$112,715
Obligations of states and political subdivisions	22,687	804	—	23,491
Mortgage-backed securities	130,739	2,819	—	133,558
Other debt securities	51,591	101	(76)	51,616

Total Debt Securities	312,125	9,331	(76)	321,380
Equity securities	123,945	59	—	124,004

Total Securities Available-for-Sale	$436,070	$9,390	$(76)	$445,384

Securities held-to-maturity:
Obligations of states and political subdivisions	$31,657	$1,134	$(2)	$32,789
Other debt securities	40,753	1,781	(908)	41,626

Total Securities Held-to-Maturity	$72,410	$2,915	$(910)	$74,415

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
CITY HOLDING COMPANY AND SUBSIDIARIES

	December 31, 2001

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

	(in thousands)
Available-for-sale securities:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$202,422	$6,751	$(318)	$208,855
Obligations of states and political subdivisions	64,609	1,426	(135)	65,900
Mortgage-backed securities	90,969	90	(1,519)	89,540
Other debt securities	6,089	161	—	6,250

Total Debt Securities	364,089	8,428	(1,972)	370,545
Equity securities	12,924	83	—	13,007

	$377,013	$8,511	$(1,972)	$383,552

          The amortized cost and estimated fair value of debt securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties. Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

	Cost	Estimated Fair Value

	(in thousands)
Securities Available-for-Sale
Due in one year or less	$60,250	$61,195
Due after one year through five years	74,301	76,955
Due after five years through ten years	88,851	92,702
Due after ten years	88,723	90,528

	$312,125	$321,380

Securities Held-to-Maturity
Due in one year or less	$3,356	$3,393
Due after one year through five years	14,908	15,496
Due after five years through ten years	12,872	13,376
Due after ten years	41,274	42,150

	$72,410	$74,415

          Gross gains of $1.46 million, were realized during 2002 on sales and calls of securities. There were no gross losses realized during 2002. Gross gains of $2.67 million and $105,000 and gross losses of $290,000 and $5.12 million were realized on sales and calls of securities during 2001 and 2000, respectively. Of the gross gains reported in 2002, $1.35 million was directly attributable to two interest rate risk management processes utilized during the year. First, the Company reported $0.62 million in gains realized from the Company’s investment in a mutual fund that generates capital gains, as opposed to interest income. Second, as further discussed in Note Five, the Company reported $0.73 million in gains realized from an investment transaction that entailed the short-sale of a high-coupon U.S. Treasury bond. Gross gains of $2.67 million in 2001 include $1.62 million of gains realized from the Company’s investment in a mutual fund during 2001. The Company maintained an average balance of $46.25 million invested in the mutual fund during 2001. This mutual fund generated capital gains, as opposed to interest income, which utilized capital loss carryforwards available to the Company for income tax purposes. The capital loss carryforwards were primarily generated by the gross securities losses recognized in 2000 and 1999. Gross losses of $5.12 million in 2000 are comprised of losses the Company recognized on its investments in small business investment corporations.

          The book value of securities pledged to secure public deposits and for other purposes as required or permitted by law approximated $158.11 million and $260 million at December 31, 2002 and 2001, respectively.

NOTE FIVE
SECURITIES PURCHASED UNDER AGREEMENT TO RESELL

          As part of its interest rate risk management process, the Company sold a U.S. Treasury bond that it did not own, but instead borrowed from an independent third party. The obligation to present the bond at its maturity is reported as a liability in the Consolidated Balance Sheets as “Securities sold, not yet purchased.” The face value of the U.S. Treasury bond involved in this transaction is $26.00 million with a stated interest rate of 10.75% and it matures February 15, 2002. The cash proceeds resulting from the short-sale serve as collateral for the Company’s obligation to present the bond at its maturity and are invested pursuant to a reverse-repurchase agreement with UBS PaineWebber. At December 31, 2002, the Company reported $27.20 million invested pursuant to the reverse-repurchase agreement. Amounts invested in the reverse-repurchase agreement earn interest income at interest rates comparable to the rate earned on federal funds sold. Interest income earned from this transaction is reported in the Consolidated Statements of Income as “interest on federal funds sold and securities purchased under agreement to resell.” The Company incurs interest expense on this obligation at the stated interest rate and has included the interest expense in the Consolidated Statements of Income as “Interest on short-term borrowings.” During 2002, as the bond drew closer to maturity, its value decreased. Since the Company had sold the bond short, the Company recognized capital gains associated with the transaction and reported in the Consolidated Statements of Income as “Investment Security Gains.”

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE SIX
ALLOWANCE FOR LOAN LOSSES

          A summary of changes in the allowance for loan losses follows:

	2002	2001	2000

	(in thousands)
Balance at January 1	$48,635	$40,627	$27,113
Provision for possible loan losses	1,800	32,178	25,480
Charge-offs	(31,237)	(26,362)	(14,623)
Recoveries	9,306	4,243	2,657
Balance of sold institutions	—	(2,051)	—

Balance at December 31	$28,504	$48,635	$40,627

          At December 31, 2002, the recorded investment in loans that were considered impaired was $3.01 million, for which the related allowance for loan losses is $0.79 million. Each loan considered impaired at December 31, 2002 has been allocated a specific loan loss reserve. At December 31, 2001, the recorded investment in loans that were considered impaired was $29.56 million. Included in this total are $9.73 million of impaired loans for which the related allowance for loan losses is $2.86 million and $19.83 million of impaired loans that, as a result of write-downs or being well secured, do not have an allowance for loan losses. The average recorded investments in impaired loans during the years ended December 31, 2002, 2001 and 2000, were approximately $9.35 million, $29.90 million, and $16.44 million, respectively.

NOTE SEVEN
SECURITIZATIONS AND RETAINED INTERESTS

          Between 1997 and 1999, the Company completed six securitization transactions involving approximately $759.76 million of fixed rate, junior lien mortgage loans. The table below summarizes information regarding delinquencies, net credit losses, and outstanding collateral balances of securitized loans for the dates presented:

	December 31

	2002	2001	2000

Total principal amount of loans outstanding	$226,424	$362,051	$533,009
Principal amount of loans 60 days or more past due	7,628	12,544	12,263
Net credit losses during the year	14,994	23,793	21,977

          The principal amount of loans outstanding is not included in the Consolidated Balance Sheets of the Company.

          As of December 31, 2002 and 2001, the Company reported retained interests in its securitizations of approximately $80.92 million and $71.27 million, respectively. The value of the retained interests is determined using cash flow modeling techniques that incorporate key assumptions related to default, prepayment, and discount rates. Key assumptions used in estimating the fair value of the Company’s retained interests as of December 31, 2002 and 2001, were as follows:

	December 31

	2002	2001

Prepayment speed (CPR)	16.00%	16.00%
Weighted average cumulative defaults	14.19%	15.59%
Weighted average discount rate	14.00%	14.00%

          Prepayment speed (CPR), or constant prepayment rate, represents the annualized monthly prepayment amount as a percentage of the previous month’s outstanding loan balance minus the scheduled principal payment. Weighted average cumulative defaults represents the percentage of actual loan defaults experienced life-to-date plus forecasted loan defaults projected over the remaining life of the collateral loans, divided by the original collateral balance. The weighted average discount rate represents the interest rate used to compute the present value of the undiscounted future cash flows expected to be received by the Company.

          As a result of economic forecasts released during the first quarter of 2001 and the Company’s completion of the sale of its loan servicing responsibilities for its securitized loans to an independent third party, the Company increased its projected cumulative default rate from 13.68% as of December 31, 2000 to 17.15% as of March 31, 2001. This change in assumption resulted in a decline of approximately $21.22 million (pre-tax) in the estimated fair value of the Company’s retained interests. Under accounting rules in effect as of March 31, 2001, the Company recorded a $2.18 million (pre-tax) impairment charge in its Consolidated Statements of Income and a $19.04 million (pre-tax) unrealized loss in its Stockholders’ Equity during the first quarter of 2001.

          As discussed in Note One, on April 1, 2001, the Company adopted the accounting provisions of Emerging Issues Task Force Issue 99-20 (“Issue 99-20”) as required. Issue 99-20 set forth specific accounting guidance regarding the recognition of interest income on, and impairment of, retained interests in securitized loans. The required adoption of Issue 99-20 resulted in the Company recording a $29.98 million (pre-tax), or $17.99 million (net of tax) cumulative effect of accounting change during the second quarter of 2001. In conjunction with recording this cumulative effect of accounting change, unrealized losses on the retained interests that were previously recorded as negative adjustments within Stockholders’ Equity were reversed and recorded through the Company’s Consolidated Statements of Income in accordance with the new accounting rules.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
CITY HOLDING COMPANY AND SUBSIDIARIES

          In addition to establishing specific guidance related to determining whether impairment exists in the Company’s retained interests, Issue 99-20 also set forth requirements for the recognition of interest income on retained interests in securitized loans. Issue 99-20 requires that interest income on retained interests be recognized over the life of the retained interest using the effective yield method. Using the effective yield approach, the Company recognized $12.43 million and $7.43 million of interest income in 2002 and 2001, respectively. Comparatively, cash received by the Company from the retained interests thus far has been significantly less than income recognized. During 2002, three of the Company’s six securitizations generated $2.73 million of cash flow to the Company. The following table reflects the Company’s projection, as of December 31, 2002, of the timing and amount of cash flows forecasted to be derived from the retained interests:

Undiscounted Cash Flows Forecasted to be Received

(in thousands)
2003	$3,491
2004	19,066
2005	22,696
2006	31,177
2007	21,834
Thereafter	76,663

$174,927

          Any deviation in the actual prepayment or default rate in future periods from the aforementioned assumed prepayment and default rates will result in a variation in the undiscounted cash flows forecast to be received. For example, should the cumulative default rate exceed the assumed weighted average of 14.19% as of December 31, 2002, the timing of the receipt of cash flows by the Company will likely be delayed and the amount of cash ultimately received by the Company will likely be less than noted above. Similarly, should the prepayment rate exceed 16.00% CPR, the timing of the receipt of cash flows by the Company will likely accelerate. However, accelerating the timing and/or increasing the amount of cash flows to be received by the Company does not inherently result in additional total income being recorded in future periods.

          At December 31, 2002, the sensitivity of the current estimated fair value of retained interests to immediate 10% and 20% adverse changes were as follows (in thousands):

Estimated fair value at December 31, 2002	$90,341
Discount rate:
Impact on fair value of 10% adverse change	(4,881)
Impact on fair value of 20% adverse change	(9,376)
Default curve:
Impact on fair value of 10% adverse change	(2,876)
Impact on fair value of 20% adverse change	(5,512)
Prepayment curve:
Impact on fair value of 10% adverse change	(757)
Impact on fair value of 20% adverse change	(1,673)

          The Company considers an adverse change in the discount rate and the default curve to be an increase in the actual rates experienced as compared to the assumed rates used for modeling the cash flows. Conversely, the Company considers an adverse change in the prepayment curve to be a decrease in the actual prepayment speed as compared to the prepayment speed assumed for modeling purposes.

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

NOTE EIGHT
PREMISES AND EQUIPMENT

          A summary of premises and equipment and related accumulated depreciation is summarized as follows:

	December 31

	2002	2001

	(in thousands)
Land, buildings, and improvements	$56,243	$56,616
Furniture, fixtures, and equipment	46,664	47,375

	102,907	103,991
Less allowance for depreciation	(65,105)	(60,813)

	$37,802	$43,178

          As part of the Company’s restructuring during 2001, it closed certain branch locations and operations facilities. The carrying value of the land, buildings, and related capital improvements on the dates these facilities were closed approximated $4.04 million. The Company estimated the fair value, less cost to sell, of these properties at $2.35 million and recorded a $1.69 million loss in 2001 within the Non-Interest Expense section of its Consolidated Statements of Income. As of December 31, 2002 and 2001, the carrying amount of the properties not sold approximated $1.45 million and $2.02 million, respectively, and is recorded in Other Assets in the Consolidated Balance Sheets.

          Additionally, during 2001 the Company retired capitalized software with a carrying amount of $1.65 million and recorded this loss with the aforementioned losses in the Non-Interest Expense section of the Consolidated Statements of Income. The Company determined that this software, primarily related to mortgage banking activities and certain home banking projects, did not fit the Company’s revised business model and would not be used in future operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE NINE
SCHEDULED MATURITIES OF TIME CERTIFICATES OF DEPOSITS OF $100,000 OR MORE

          Scheduled maturities of time certificates of deposits of $100,000 or more outstanding at December 31, 2002 and 2001, are summarized as follows:

	2002	2001

	(in thousands)
Within one year	$54,074	$99,685
Over one through two years	9,743	21,455
Over two through three years	16,536	3,533
Over three through four years	856	1,577
Over four through five years	17,909	522
Over five years	—	202

Total	$99,118	$126,974

NOTE TEN
SHORT-TERM BORROWINGS

          At December 31, 2002, short-term borrowings included $96.94 million of securities sold under agreement to repurchase and $50.00 million of federal funds borrowed. At December 31, 2001, short-term borrowings represented $127.20 million of securities sold under agreement to repurchase. Securities sold under agreement to repurchase were sold to corporate and government customers as an alternative to available deposit products. The underlying securities included in repurchase agreements remain under the Company’s control during the effective period of the agreements.

          At December 31, 2002, short-term borrowings also included $26.28 million of borrowings associated with an interest rate risk strategy in which the Company entered into an investment transaction that entailed the short sale of a high-coupon, short-term U.S. Treasury bond. This strategy is more fully discussed in Note Five.

          A summary of these short-term borrowings is as follows:

(in thousands)

2002:

Average amount outstanding during the year	$114,810
Maximum amount outstanding at any month-end	173,221
Weighted-average interest rate:
During the year	2.41%
End of the year	2.71%
2001:

Average amount outstanding during the year	$173,974
Maximum amount outstanding at any month-end	242,255
Weighted-average interest rate:
During the year	4.95%
End of the year	2.43%
2000:

Average amount outstanding during the year	$309,330
Maximum amount outstanding at any month-end	357,293
Weighted-average interest rate:
During the year	6.14%
End of the year	6.01%

NOTE ELEVEN
LONG-TERM DEBT

          The Company, through City National, maintains long-term financing from the FHLB as follows:

	December 31, 2002

Amount Available	Amount Outstanding	Interest Rate	Maturity Date

(in thousands)

$10,000	$10,000	3.49%	January 2004
5,000	5,000	5.48	February 2008
10,000	10,000	4.86	October 2008

	$25,000

          The Company has purchased, through its banking subsidiary, 43,441 shares of FHLB stock at par value. Such purchases entitle the Company to dividends declared by the FHLB and provide an additional source of short-term and long-term funding, in the form of collateralized advances.

          Financing obtained from the FHLB is based in part on the amount of qualifying collateral available, specifically U.S. Treasury and agency securities, mortgage-backed securities, and residential real estate loans. At December 31, 2002, collateral pledged to the FHLB included approximately $305.58 million in investment securities.

          In addition to the short-term (see Note Ten) and long-term financing discussed above, at December 31, 2002, City National had an additional $258.81 million available from unused portions of lines of credit with the FHLB.

          As of December 31, 2001, the Company also included $14.33 million in long-term debt representing a fully-collateralized obligation outstanding with Freddie Mac. Collateral for this obligation included a pool of first lien mortgage loans that were sold to Freddie Mac with full recourse. Because the loans were sold with full recourse, the outstanding principal balance of the underlying loan pool was included in the Company’s loan portfolio as of December 31, 2001. During 2002, the Company transferred the loan servicing responsibilities associated with this portfolio to Freddie Mac and, as a result, the outstanding principal balance of the loan pool was removed from the Company’s loan portfolio and the recourse liability was removed from the long-term debt classification.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE TWELVE
TRUST PREFERRED SECURITIES

          The Company has formed two statutory business trusts under the laws of the state of Delaware (“the Capital Trusts”). The Capital Trusts are 100% owned financing subsidiaries of the Company and exist for the exclusive purpose of (i) issuing trust preferred capital securities (“Capital Securities”), which represent preferred undivided beneficial interests in the assets of the trusts, (ii) using the proceeds from the sale of the Capital Securities to acquire junior subordinated debentures (“Debentures”) issued by the Company, and (iii) engaging in only those activities necessary or incidental thereto. The Debentures are the sole assets of the trusts and the Company’s payments under the Debentures are the sole source of revenue of the trusts. The Debentures and the related income statement effects are eliminated in the Company’s consolidated financial statements.

          The Company has irrevocably and unconditionally guaranteed the obligations of the trusts, but only to the extent of funds held by the Capital Trusts. Distributions on the Capital Securities are cumulative. The Company has the option to defer payment of the distributions for an extended period up to five years, so long as the Company is not in default as to the terms of the Debentures. In June 2001, the Company was prohibited by the Federal Reserve Bank of Richmond (the “FRBR”) from making scheduled periodic dividend payments to either of its Capital Trusts consistent with the FRBR’s policy that bank holding companies pay dividends out of earnings in the prior four quarters. Therefore, the FRBR required the Company to defer payment to the Capital Trusts. During 2002, the Company received the approval of the FRBR to pay current and previously deferred interest payments on both City Holding Capital Trust and City Holding Capital Trust II preferred securities. As of December 31, 2002, all scheduled interest payments on both City Holding Capital Trust and City Holding have been paid.

          The Capital Securities are subject to mandatory redemption to the extent of any early redemption of the Debentures and upon maturity of the Debentures, as outlined below. The following table summarizes the Capital Trusts:

Trust	Amount	Rate	Payment Frequency	Liquidation Value per Share	Issuance Date	Stated Maturity Date

City Holding Capital Trust	$30,000	9.150%	Semi-annually	$1,000	March 1998	April 2028	(a)
City Holding Capital Trust II	57,500	9.125	Quarterly	25	October 1998	October 2028	(b)

	$87,500

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

          The obligations outstanding under the Capital Trusts are classified as “Corporation-obligated mandatorily redeemable  capital securities of subsidiary trusts holding solely subordinated debentures of City Holding Company” in the liabilities section of the Consolidated Balance Sheets. Distributions on the Capital Securities are recorded in the Consolidated Statements of Income as interest expense. The Company’s interest payments on the debentures are fully tax-deductible.

NOTE THIRTEEN
RESTRICTIONS ON SUBSIDIARY DIVIDENDS

          Certain restrictions exist regarding the ability of City National to transfer funds to the Parent Company in the form of cash dividends. The Office of the Comptroller of the Currency (the “OCC”) maintains a dividend policy that requires regulatory approval prior to the declaration of dividends by City National in excess of City National’s earnings retained in the current year plus retained net profits for the preceding two years. Because of the net loss reported by City National in 2001, City National will need to request and receive the OCC’s permission prior to declaring any cash dividends to the Parent Company during 2003.

          During 2002, City National requested and received permission from the OCC to declare cash dividends of $32.00 million payable to the Parent Company. Of the total declared, approximately $19.50 million has been used by the Parent Company for the payment of cash dividends to holders of the Company’s common stock, for interest payments on the Company’s trust preferred securities, for purchasing the Company’s common stock to be held in treasury under the Company’s ongoing stock repurchase plan, for satisfying contractual obligations of the Parent Company, and for operating expenses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (CONTINUED)
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE FOURTEEN
INCOME TAXES

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31

	2002	2001

	(in thousands)
Deferred tax assets:
Allowance for loan losses	$12,418	$19,474
Retained interests	14,612	19,076
Net operating loss carryforward	5,472	—
Capital loss carryforward	117	2,412
Deferred compensation payable	2,986	3,331
Accrued expenses	2,077	3,514
Impaired investments	1,116	1,991
Underfunded pension liability	1,029	—
Other	1,257	2,058

Total Deferred Tax Assets	41,084	51,856
Deferred tax liabilities:
Unrealized securities gains	3,978	2,615
Premises and equipment	195	324
Deferred loan fees	118	479
Other	898	995

Total Deferred Tax Liabilities	5,189	4,413

Net Deferred Tax Assets	$35,895	$47,443

          Significant components of the provision for income taxes are as follows:

	2002	2001	2000

	(in thousands)
Federal:
Current	$4,042	$(6,798)	$6,320
Deferred	12,201	(7,405)	(19,952)

	16,243	(14,203)	(13,632)
State:
Current	1,466	(1,380)	752
Deferred	(987)	(1,058)	(2,850)
	479	(2,438)	(2,098)

Total	$16,722	$(16,641)	$(15,730)

          The $16.64 million income tax benefit recorded in 2001 includes an $11.99 million income tax benefit allocated to the cumulative effect of accounting change associated with the Company’s accounting for its retained interests in securitized mortgage loans.

          Current income tax expense attributable to investment securities transactions approximated $584,000 in 2002, $953,000 in 2001, and $41,000 in 2000.

          As of December 31, 2002, the Company has approximately $548,000 of federal net operating loss carryforwards, obtained via a previous acquisition, that expire in 2006. As of December 31, 2002, the Company has approximately $36.5 million and $24.3 million of state net operating loss carryforwards that expire in 2021 and 2022, respectively.

          A reconciliation of the significant differences between the federal statutory income tax rate and the Company’s effective income tax rate is as follows:

	2002	2001	2000

	(in thousands)
Computed federal taxes at statutory rate	$17,213	$(14,924)	$(18,936)
State income taxes, net of federal tax benefit	311	(877)	(1,590)
Tax effects of:
Nontaxable interest income	(945)	(1,169)	(1,669)
Non-deductible goodwill	-	210	6,237
Other items, net	143	119	228

	$16,722	$(16,641)	$(15,730)

NOTE FIFTEEN
EMPLOYEE BENEFIT PLANS

          The Company’s 1993 Stock Incentive Plan (the “Plan”), as amended, provides for the grant of options to key employees of the Company and persons who provide services to the Company who have or can be expected to contribute significantly to the profits or growth of the Company, including Directors of the Company or its subsidiaries. The Plan, as amended, permits the grant of options for up to 1,399,300 shares of the Company’s common stock, as adjusted for changes in the capital structure of the Company since the Plan’s inception. As of December 31, 2002, there are 516,219 options available for future awards. Specific terms of options awarded, including vesting periods, exercise prices and expiration periods are determined at the date of grant and are evidenced by agreements between the Company and the awardees. After March 2003, no additional options can be granted under the Plan.

          A summary of the Company’s stock option activity and related information is presented below for the years ended December 31:

	2002		2001		2000

	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price

Outstanding at January 1	537,990	$15.04	466,750	$26.72	561,967	$27.19
Granted	332,250	13.30	295,000	6.78	—	—
Exercised	(72,151)	13.18	—	—	—	—
Forfeited	(65,677)	24.93	(223,760)	28.56	(95,217)	29.51

Outstanding at December 31	732,412	$13.55	537,990	$15.04	466,750	$26.72

Exercisable at end of year	710,876	$13.31	238,971	$22.20	288,092	$29.51
Weighted-average fair value of options granted during the year	$4.71		$2.86		$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (CONTINUED)
CITY HOLDING COMPANY AND SUBSIDIARIES

          Additional information regarding stock options outstanding and exercisable at December 31, 2002, is provided in the following table:

Ranges of Exercise Prices	No. of Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Months)	No. of Options Currently Exercisable	Weighted- Average Exercise Price of Options Currently Exercisable

$5.75 - $8.63	220,000	$5.96	97	220,000	$5.96
$8.65 - $12.98	56,453	9.28	102	56,453	9.28
$13.30 - $19.95	390,600	13.65	91	373,740	13.06
$25.66 - $38.49	8,267	34.78	11	8,267	34.78
$40.00 - $42.75	57,092	42.75	2	52,416	42.75

	732,412			710,876

          Effective January 1, 2002, the Company modified and combined its existing employee retirement benefit plans. The former City Holding Company Profit Sharing and 401(k) Plan was renamed the City Holding Company 401(k) Plan and Trust (“the 401(k) Plan”), a plan intended to be compliant with Employee Retirement Income Security Act (ERISA) section 404(c). Any employee who has attained age 21 is eligible to participate beginning the first day of the month following employment. Unless specifically chosen otherwise, every employee is automatically enrolled in the 401(k) Plan and may make before-tax contributions of between 1.00% to 15.00% of eligible pay up to the dollar limit imposed by Internal Revenue Service regulations. The first 6.00% of an employee’s contribution is matched 50.00% by the Company. The employer matching contribution is invested according to the investment elections chosen by the employee. Employees are 100% vested in both employee and employer contributions and the earnings they generate. As of December 31, 2002, there were twelve investment options available under the 401(k) Plan, including City Holding Company common stock.

          The Company’s total expense associated with the retirement benefit plans approximated $510,000, $263,000, and $630,000 in 2002, 2001, and 2000, respectively. The total number of shares of the Company’s common stock held by the 401(k) Plan is 630,326. Other than the 401(k) Plan, the Company offers no postretirement benefits.

          The Company also maintains a defined benefit pension plan that covers approximately 300 current and former employees. The plan was frozen in 1999. Primarily due to declines in the estimated fair value of plan assets during 2002, the Plan’s benefit obligation exceeds the estimated fair value of plan assets as of December 31, 2002. As a result, during the fourth quarter of 2002, the Company recorded a minimum liability of $1.54 million, net of tax, in stockholders’ equity through accumulated other comprehensive income. The following table summarizes the plan’s benefit obligation and asset activity:

	Pension Benefits

	2002	2001

	(in thousands)
Change in fair value of plan assets:
Balance at beginning of measurement period	$8,780	$9,780
Actual loss on plan assets	(1,117)	(644)
Benefits paid	(429)	(356)

Balance at end of measurement period	7,234	8,780
Change in benefit obligation:
Balance at beginning of measurement period	(8,468)	(7,455)
Interest cost	(539)	(585)
Actuarial gain (loss)	808	(784)
Benefits paid	429	356
Change in estimates	(500)	—

Balance at end of measurement period	(8,270)	(8,468)

Funded status	(1,036)	312
Unrecognized net actuarial gain	2,740	1,100
Unrecognized net obligation	(167)	(197)
Other comprehensive loss	(2,573)	—

(Accrued) Prepaid Benefit Cost	$(1,036)	$1,215

Weighted-average assumptions as of December 31:
Discount rate	6.75%	7.25%
Expected return on plan assets	8.50%	8.50%

          Plan assets consist principally of U.S. Government securities, corporate stocks and bonds, and other short-term investments.

          The following table presents the components of net defined benefit pension costs:

	Pension Benefits

	2002	2001	2000

	(in thousands)
Components of net periodic benefit:
Interest cost	$539	$585	$578
Expected return on plan assets	(831)	(817)	(805)
Net amortization and deferral	(30)	(41)	(58)

Benefit	$(322)	$(273)	$(285)

          Certain entities previously acquired by the Company had entered into individual deferred compensation and supplemental retirement agreements with certain current and former directors and officers. The Company has assumed the liability associated with these agreements, the cost of which is being accrued over the period of active service from the date of the respective agreement. The cost of such agreements approximated $264,000, $643,000, and $282,000 during 2002, 2001, and 2000, respectively. The liability for such agreements approximated $3.40 million and $3.30 million at December 31, 2002 and 2001, respectively, and is included in other liabilities in the accompanying Consolidated Balance Sheets.

          To assist in funding the above liabilities, the acquired entities had insured the lives of certain current and former directors and officers. The Company is the current owner and

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (CONTINUED)
CITY HOLDING COMPANY AND SUBSIDIARIES

beneficiary of the insurance policies with a cash surrender value approximating $4.17 million and $4.07 million at December 31, 2002 and 2001, respectively, included in other assets in the accompanying Consolidated Balance Sheets.

NOTE SIXTEEN
RELATED PARTY TRANSACTIONS

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

          The following presents the activity with respect to related party loans during 2002 and 2001:

	2002	2001

	(in thousands)
Balance at January 1	$7,793	$33,946
Loans made	6,673	573
Principal payments received	(5,283)	(3,214)
Other changes	—	(23,512)

Balance at December 31	$9,183	$7,793

          Amounts reported as other changes in the table above represent changes in the composition of the Company’s Board of Directors and officers during 2001.

NOTE SEVENTEEN
COMMITMENTS AND CONTINGENT LIABILITIES

           On December 28, 2001, the Company, its previous management team, and members of the Boards of Directors of both the Company and City National (the “defendants”) were named in a derivative action filed by a shareholder seeking to recover damages on behalf of the Company. The defendants have retained counsel and intend to defend the action vigorously, but the case remains in the early stages and it would be premature to forecast the outcome.

          The Company is subject to local business and occupancy taxes (“B&O taxes”) based upon specified sources of revenues as they are received within municipalities in West Virginia. Beginning in 1998 the Company reduced the B&O taxes that it paid to municipalities in which it operates consistent with an interpretation that the Company received from the West Virginia Department of Tax and Revenue.In 1999 the City of Beckley, West Virginia filed a suit regarding the amount of B&O taxes paid by the Company since 1998. Through a series of legal actions, the case was heard by the West Virginia Supreme Court in January of 2003, and a ruling under the action is anticipated in the second quarter of 2003.

          In the normal course of business, certain financial products are offered by the Company to accommodate the financial needs of its customers. Loan commitments (lines of credit) represent the principal off-balance sheet financial product offered by the Company. At December 31, 2002 and 2001, commitments outstanding to extend credit totaled approximately $220.63 million and $140.76 million, respectively. The majority of the increase in outstanding commitments is attributable to growth within the Company’s home equity loan products. To a much lesser extent, the Company offers standby letters of credit, which require payments to be made on behalf of customers when certain specified events occur. Amounts outstanding pursuant to such standby letters of credit were $6.20 million and $4.92 million as of December 31, 2002 and 2001, respectively. Historically, substantially all standby letters of credit have expired unfunded.

          Loan commitments and standby letters of credit have credit risks essentially the same as that involved in extending loans to customers and are subject to the Company’s standard credit policies. Collateral is obtained based on management’s credit assessment of the customer. Management does not anticipate any material losses as a result of these commitments.

NOTE EIGHTEEN
PREFERRED STOCK AND SHAREHOLDER RIGHTS PLAN

          The Company’s Board of Directors has the authority to issue preferred stock, and to fix the designation, preferences, rights, dividends, and all other attributes of such preferred stock, without any vote or action by the shareholders. As of December 31, 2002, no such shares are outstanding, nor are any expected to be issued, except as might occur pursuant to the Stock Rights Plan discussed below.

          The Company’s Stock Rights Plan provides that each share of common stock carries with it one right. The rights would be exercisable only if a person or group, as defined, acquired 15% or more of the Company’s common stock, or announces a tender offer for such stock. Under conditions described in the Stock Rights Plan, holders of rights could acquire shares of preferred stock or additional shares of the Company’s common stock—or in the event of a 50% or more change in control, shares of common stock of the acquirer. The value of shares acquired under the plan would equal twice the exercise price.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (CONTINUED)
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE NINETEEN
REGULATORY MATTERS

          On May 16, 2002, the Company announced that it had received official notification that the OCC had terminated the formal agreement between the OCC and City National. The formal agreement was originally entered into between the OCC and City National in June 2000 and subsequently amended in September 2001. The formal agreement required City National to implement a number of remedial actions in the areas of strategic planning, loan portfolio management, liquidity management, and other operations of City National. Similarly, a Memorandum of Understanding between City Holding Company’s Board of Directors and the FRBR was also terminated in conjunction with the termination of the aforementioned formal agreement.

          The Company, including City National, is subject to various regulatory capital requirements administered by the various banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, action by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and City National must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The Company’s and City National’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Company and City National to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 2002, that the Company and City National met all capital adequacy requirements to which they were subject.

          In November 2001, regulatory agencies issued new guidelines changing regulatory capital standards to address the treatment of, among other things, retained interests for purposes of computing regulatory capital and the aforementioned regulatory capital ratios. In general, the new guidelines require an increased allocation of regulatory capital to assets such as retained interests in securitized mortgage loans and the new rules limit the amount of retained interests financial institutions may include in regulatory capital. The Company and City National adopted the new regulatory requirements during 2002. The regulatory capital ratios reported below as of December 31, 2001 are reported “as if” the Company had adopted the new capital standards as of December 31, 2001.

          The Company’s and City National’s actual capital amounts and ratios are presented in the following table.

	2002		2001		Well Capitalized Ratio	Minimum Ratio

	Amount	Ratio	Amount	Ratio

	(in thousands)
Total Capital (to Risk Weighted Assets):
Consolidated	$221,765	13.4%	$191,747	11.4%	10.0%	8.0%
City National	223,364	13.0	214,564	12.3	10.0	8.0

Tier I Capital (to Risk Weighted Assets):
Consolidated	163,856	9.9	128,295	7.7	6.0	4.0
City National	198,305	11.5	189,379	10.9	6.0	4.0

Tier I Capital (to Average Assets):
Consolidated	163,856	8.5	128,295	5.8	5.0	4.0
City National	198,305	10.4	189,379	9.1	5.0	4.0

NOTE TWENTY
FAIR VALUES OF FINANCIAL INSTRUMENTS

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

          The following table represents the estimates of fair value of financial instruments:

	Fair Value of Financial Instruments

	2002		2001

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

	(in thousands)
Assets:
Cash and cash equivalents	$129,318	$129,318	$170,327	$170,327
Securities available-for-sale	445,384	445,384	383,552	383,552
Securities held-to-maturity	72,410	74,415	—	—
Securities purchased under agreement to resell	27,202	27,202	—	—
Net loans	1,175,887	1,194,598	1,341,620	1,352,243
Retained interests	80,923	90,341	71,271	77,689
Liabilities:
Deposits	1,564,580	1,581,048	1,691,295	1,700,891
Short-term borrowings	146,937	146,937	127,204	127,204
Securities sold, not yet purchased	26,284	26,284	—	—
Long-term debt	25,000	26,488	29,328	29,984
Trust preferred securities	89,061	94,222	93,158	94,512

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (CONTINUED)
CITY HOLDING COMPANY AND SUBSIDIARIES

          The following methods and assumptions were used in estimating fair value amounts for financial instruments:

          Cash and cash equivalents: Due to their short-term nature the carrying amounts reported in the Consolidated Balance Sheets approximate fair value.

          Securities: The fair value of securities, both available-for-sale and held-to-maturity, are generally based on quoted market prices.

          Securities purchased under agreement to resell: Due to the short-term nature of amounts invested in the reverse-repurchase agreements underlying the securities purchased under agreement to resell, the carrying value reported in the Consolidated Balance Sheets approximates fair value.

          Net loans: The fair value of the loan portfolio is estimated using discounted cash flow analyses at interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying value of accrued interest approximates its fair value.

          Retained interests: The fair value of the retained interests is determined using cash flow modeling techniques that incorporate key assumptions related to default, prepayment, and discount rates.

          Deposits: The fair values of demand deposits (e.g., interest and noninterest-bearing checking, regular savings, and other money market demand accounts) are, by definition, equal to their carrying values. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities of time deposits.

          Short-term borrowings: Securities sold under agreements to repurchase represent borrowings with original maturities of less than 90 days. The carrying amount of advances from the FHLB and borrowings under repurchase agreements approximate their fair values.

          Securities sold, not yet purchased: The fair value of securities sold, not yet purchased is based on quoted market prices.

          Long-term debt: The fair value of long-term borrowings is estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

          Trust preferred securities: The fair value of trust preferred securities is estimated using a discounted cash flow calculation that applies interest rates that would be currently offered on such securities. Both the carrying amount and estimated fair value of trust preferred securities includes interest accrued on those securities as of December 31, 2002 and 2001.

          Commitments and letters of credit: The fair values of commitments are estimated based on fees currently charged to enter into similar agreements, taking into consideration the remaining terms of the agreements and the counterparties’ credit standing. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The fair values approximated the carrying values of these commitments and letters of credit as of December 31, 2002 and 2001.

NOTE TWENTY-ONE
CITY HOLDING COMPANY (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Condensed Balance Sheets

	December 31

	2002	2001

	(in thousands)
Assets
Cash	$15,270	$1,045
Securities available for sale	159	347
Securities purchased under agreement to resell	27,202	—
Investment in subsidiaries	247,195	240,823
Fixed assets	260	329
Other assets	3,667	4,857

Total Assets	$293,753	$247,401

Liabilities
Securities sold, not yet purchased	$26,284	$—
Junior subordinated debentures	90,114	90,114
Other liabilities	11,962	10,938

Total Liabilities	128,360	101,052
Stockholders’ Equity	165,393	146,349

Total Liabilities and Stockholders’ Equity	$293,753	$247,401

          Junior subordinated debentures, which eliminate for purposes of the Company’s consolidated financial statements, represent the Parent Company’s amounts owed to City Holding Capital Trust II and City Holding Capital Trust (see Note Twelve). The balance of the junior subordinated debentures is comprised of the $87.50 million the Capital Trusts obtained through the issuances of the trust preferred securities and $2.61 million the Capital Trusts obtained from the Parent Company in the form of the Parent Company’s initial capitalization of the Capital Trusts. At December 31, 2002, other liabilities include accrued income taxes payable of $4.70 million, dividends payable of $2.55 million, and accrued interest payable of $2.66 million associated with the short-sale transaction noted above and the Company’s trust preferred securities.

          As a result of the sale of the California banking subsidiaries in 2001, the Parent Company recognized a pre-tax gain of approximately $4.67 million, included in other income in the Condensed Statements of Income, below.

Condensed Statements of Income

	Year Ended December 31

	2002	2001	2000

	(in thousands)
Income
Dividends from bank subsidiaries	$32,000	$8,873	$12,500
Administrative fees	—	2,502	3,816
Other income	846	4,831	—

	32,846	16,206	16,316
Expenses
Interest expense	9,283	9,909	10,248
Other expenses	637	6,195	9,345

	9,920	16,104	19,593

Income (Loss) Before Income Tax Benefit and Equity in Undistributed Net Income (Excess Dividends) of Subsidiaries	22,926	102	(3,277)
Income tax benefit	(3,668)	(3,332)	(6,083)

Income Before Equity in Undistributed Net Income (Excess Dividends) of Subsidiaries	26,594	3,434	2,806
Equity in undistributed net income (excess dividends) of subsidiaries	5,865	(29,434)	(41,179)

Net Income (Loss)	$32,459	$(26,000)	$(38,373)

Condensed Statements of Cash Flows

	Year Ended December 31

	2002	2001	2000

	(in thousands)
Operating Activities
Net income (loss)	$32,459	$(26,000)	$(38,373)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on sale of subsidiaries	—	(4,669)	—
Realized investment securities gains	(737)	(111)	—
Provision for depreciation	93	161	287
Increase in other assets	1,222	422	1,265
(Decrease) increase in other liabilities	(1,692)	1,410	3,788
(Equity in undistributed net income) excess dividends of subsidiaries	(5,865)	31,934	38,679

Net Cash Provided by Operating Activities	25,480	3,147	5,646

Investing Activities
Proceeds from sales of securities	174	2,079	—
Proceeds from sale of net assets to City National	-	—	328
Purchases of premises and equipment	(23)	(47)	—

Net Cash Provided by Investing Activities	151	2,032	328

Financing Activities
Decrease in short-term borrowings	—	(3,534)	—
Principal repayments on long-term debt	—	—	(1,600)
Decrease in advance from affiliates	—	(934)	—
Cash dividends paid	(5,037)	—	(7,426)
Purchases of treasury stock	(7,473)	—	-
Exercise of stock options	1,104	—	—

Net Cash Used in Financing Activities	(11,406)	(4,468)	(9,026)

Increase (Decrease) in Cash and Cash Equivalents	14,225	711	(3,052)
Cash and cash equivalents at beginning of year	1,045	334	3,386

Cash and Cash Equivalents at End of Year	$15,270	$1,045	$334

NOTE TWENTY-TWO
SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

          A summary of selected quarterly financial information for 2002 and 2001, follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

	(in thousands, except common share data)

2002
Interest income	$33,881	$32,767	$31,701	$30,616
Taxable equivalent adjustment	394	368	351	423

Interest income (FTE)	34,275	33,135	32,052	31,039
Interest expense	12,258	10,887	9,689	9,465

Net interest income	22,017	22,248	22,363	21,574
Provision for loan losses	900	900	—	—
Investment securities gains	232	238	323	666
Non-interest income	6,782	8,458	8,516	8,889
Non-interest expense	18,172	17,874	17,257	16,486

Income before income tax expense	9,959	12,170	13,945	14,643
Income tax expense	3,157	4,131	4,622	4,812
Taxable equivalent adjustment	394	368	351	423

Net income	$6,408	$7,671	$8,972	$9,408

Basic earnings per common share	0.38	0.45	0.53	0.56
Diluted earnings per common share	0.38	0.45	0.52	0.55
Average common shares outstanding:
Basic	16,888	16,892	16,804	16,652
Diluted	17,016	17,133	17,140	16,999

2001
Interest income	$47,444	$45,953	$44,198	$39,885
Taxable equivalent adjustment	491	460	432	415

Interest income (FTE)	47,935	46,413	44,630	40,300
Interest expense	26,836	23,383	20,496	15,700

Net interest income	21,099	23,030	24,134	24,600
Provision for possible loan losses	5,730	10,280	14,348	1,820
Investment securities gains	821	421	575	565
Non-interest income	7,893	12,099	7,634	12,844
Non-interest expense	32,877	28,410	30,574	22,544

(Loss) income before cumulative effect of accounting change	(8,794)	(3,140)	(12,579)	13,645
Income tax (benefit) expense	(3,540)	(1,530)	(5,216)	5,635
Taxable equivalent adjustment	491	460	432	415
Cumulative effect of accounting change, net of tax	—	(17,985)	—	—

Net (loss) income	$(5,745)	$(20,055)	$(7,795)	$7,595

Basic (loss) earnings per common share	(0.34)	(1.19)	(0.46)	0.45
Diluted (loss) earnings per common share	(0.34)	(1.19)	(0.46)	0.45
Average common shares outstanding:
Basic	16,888	16,888	16,888	16,888
Diluted	16,888	16,888	16,888	16,961

          In the fourth quarter of 2001, the Company sold its California banking operations and recognized a pre-tax gain of $4.7 million. Excluding the gain, after-tax net income would have been $4.8 million or $0.29 per share.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE TWENTY-THREE
EARNINGS PER SHARE

          The following table sets forth the computation of basic and diluted earnings per share:

	2002	2001	2000

	(in thousands, except per share data)
Numerator:
Net income (loss)	$32,459	$(26,000)	$(38,373)

Denominator:
Denominator for basic earnings (loss) per share:
Average shares outstanding	16,809	16,888	16,882
Effect of dilutive securities:
Employee stock options	263	—	—

Denominator for diluted earnings (loss) per share	17,072	16,888	16,882

Basic earnings (loss) per share	$1.93	$(1.54)	$(2.27)

Diluted earnings (loss) per share	$1.90	$(1.54)	$(2.27)

          Options to purchase 65,359 shares of common stock at exercise prices between $34.78 and $42.75 per share were outstanding during 2002 but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares and therefore, the effect would be antidilutive. Options to purchase 537,990 shares of common stock at exercise prices between $5.75 and $42.75 per share were outstanding during 2001 but were not included in the computation of earnings per share due to their antidilutive effect as a result of the Company’s net loss reported for 2001. Options to purchase 466,750 shares of common stock at exercise prices between $12.83 and $42.75 per share were outstanding during 2000 but were not included in the computation of earnings per share due to their antidilutive effect as a result of the Company’s net loss reported for 2000.