Form 10-K, Exhibit 13
period 2003-12-31
CITY HOLDING CO
filed 2004-03-11
CIK 726854

Exhibit 13

SELECTED FINANCIAL DATA

TABLE ONE

FIVE-YEAR FINANCIAL SUMMARY

(in thousands, except per share data)

	2003	2002	2001	2000	1999
Summary of Operations
Total interest income	$117,290	$128,965	$177,480	$202,912	$195,553
Total interest expense	31,785	42,299	86,415	113,756	97,133
Net interest income	85,505	86,666	91,065	89,156	98,420
(Recovery of) provision for loan losses	(6,200)	1,800	32,178	25,480	19,286
Total other income	39,663	34,104	42,852	41,033	59,535
Total other expenses	65,423	69,789	114,405	158,812	130,614
Income (loss) before income taxes	65,945	49,181	(12,666)	(54,103)	8,055
Income tax expense (benefit)	22,251	16,722	(4,651)	(15,730)	1,842
Cumulative effect of accounting change, net of tax	—	—	(17,985)	—	—
Net income (loss)	43,694	32,459	(26,000)	(38,373)	6,213

Per Share Data
Net income (loss) (basic)	$2.63	$1.93	$(1.54)	$(2.27)	$0.37
Net income (loss) (diluted)	2.58	1.90	(1.54)	(2.27)	0.37
Cash dividends declared (1)	0.80	0.45	—	0.44	0.80
Book value per share	11.46	9.93	8.67	9.68	11.77

Selected Average Balances
Total loans	$1,219,917	$1,255,890	$1,758,834	$1,969,785	$1,792,625
Securities	561,437	515,700	370,434	370,247	390,839
Deposits	1,593,521	1,617,782	1,944,244	2,053,828	2,017,448
Long-term debt	109,947	121,006	119,354	157,008	198,092
Shareholders’ equity	178,372	158,011	154,312	199,702	219,211
Total assets	2,006,992	2,042,164	2,432,349	2,777,019	2,718,732

Selected Year-End Balances
Net loans	$1,270,765	$1,175,887	$1,341,620	$1,927,532	$1,859,001
Securities	704,961	517,794	383,552	385,462	381,112
Deposits	1,636,762	1,564,580	1,691,295	2,083,941	1,955,770
Long-term debt	190,836	112,500	116,828	122,332	203,500
Shareholders’ equity	190,690	165,393	146,349	163,457	198,542
Total assets	2,214,430	2,047,911	2,116,295	2,671,500	2,792,490

Selected Ratios
Return on average assets	2.18%	1.59%	(1.07)%	(1.38)%	0.23%
Return on average equity	24.50	20.54	(16.85)	(19.22)	2.83
Net interest margin	4.65	4.68	4.12	3.66	4.13
Efficiency ratio	52.09	58.67	86.98	117.46	77.81
Average equity to average assets	8.89	7.74	6.34	7.19	8.06
Dividend payout ratio (1)	30.42	23.32	N/A	N/A	216.22
Net charge-offs to average loans	0.07	1.75	1.26	0.61	0.59
(Recovery of) provision for loan losses to average loans	(0.51)	0.14	1.83	1.29	1.08
Allowance for loan losses to non-performing loans	528.78	948.24	164.54	199.88	168.55
Allowance for loan losses to total loans	1.66	2.37	3.50	2.06	1.44
Full-time equivalent employees	701	737	802	1,352	1,575

(1)	Cash dividends and the related payout ratio are based on historical results of the Company and do not include cash dividends of acquired companies prior to the dates of consummation.

TWO-YEAR SUMMARY OF

COMMON STOCK PRICES AND DIVIDENDS

	Cash Dividends Per Share*	Market Value
		Low	High
2003
Fourth Quarter	$0.20	$31.50	$37.15
Third Quarter	0.20	28.91	36.00
Second Quarter	0.20	27.30	30.00
First Quarter	0.20	25.50	28.99

2002
Fourth Quarter	$0.15	$21.75	$30.20
Third Quarter	0.15	20.50	28.75
Second Quarter	0.15	15.06	23.80
First Quarter	—	12.04	16.05

*	As more fully discussed under the caption Liquidity in Management’s Discussion and Analysis and in Note Seventeen of the Audited Consolidated Financial Statements, the Company’s ability to pay dividends to its shareholders is dependent upon the ability of City National to pay dividends to the Parent Company.

The Company’s common stock trades on the NASDAQ stock market under the symbol CHCO. This table sets forth the cash dividends paid per share and information regarding the market prices per share of the Company’s common stock for the periods indicated. The price ranges are based on transactions as reported on the NASDAQ stock market. At December 31, 2003, there were 3,419 shareholders of record.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CITY HOLDING COMPANY

City Holding Company (the “Company”), a West Virginia corporation headquartered in Charleston, West Virginia, is a bank holding company that provides diversified financial products and services to consumers and local businesses. Through its network of 53 banking offices in West Virginia (51) and Ohio (2), the Company provides credit, deposit, trust, and insurance products and services to its customers. In addition to its branch network, the Company’s delivery channels include ATMs, check cards, interactive voice response systems, and Internet technology. The Company’s business activities are currently limited to one reportable business segment, which is community banking. The Company has approximately 7% of the deposit market in West Virginia and is the third largest bank headquartered in West Virginia based on deposit share. In the Company’s key markets, the Company’s primary subsidiary, City National Bank of West Virginia (“City National”), ranks in the top four relative to deposit market share.

CRITICAL ACCOUNTING POLICIES

The accounting policies of the Company conform to accounting principles generally accepted in the United States and require management to make estimates and develop assumptions that affect the amounts reported in the financial statements and related footnotes. These estimates and assumptions are based on information available to management as of the date of the financial statements. Actual results could differ from management’s estimates. As this information changes, management’s estimates and assumptions used to prepare the Company’s financial statements and related disclosures may also change. The most significant accounting policies followed by the Company are presented in Note One to the audited financial statements included herein. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses and the valuation of retained interests in securitized mortgage loans to be the accounting areas that require the most subjective or complex judgments and, as such, could be most subject to revision as new information becomes available.

Pages 15-17 of this Annual Report to Shareholders provide management’s analysis of the Company’s allowance for loan losses and related provision expense. The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses in the loan portfolio. Management’s determination of the adequacy of the allowance for loan losses is based upon an evaluation of individual credits in the loan portfolio, historical loan loss experience, current economic conditions, and other relevant factors. This determination is inherently subjective, as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses related to loans considered to be impaired is generally evaluated based on the discounted cash flows using the impaired loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

Note Six, beginning on page 35 of this Annual Report to Shareholders, and pages 18-19 provide management’s analysis of the Company’s retained interests in securitized mortgage loans and its previously securitized loans. When the Company

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

sold certain receivables in securitizations of high loan-to-value loans, it retained a financial interest in the securitizations. The financial interest, or retained interest, is comprised of the estimated fair value of two components: (1) the excess cash flows between interest collected on the underlying collateral loans minus interest paid to third-party investors plus fees paid for servicing, insurance, and trustee costs, and (2) overcollateralization. Because quoted market prices are not readily available for retained interests, the Company estimates their fair values using cash flow modeling techniques that incorporate management’s best estimates of key assumptions—loan default rates, loan prepayment rates, and discount rates commensurate with the risks involved.

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

Similarly, the carrying value of previously securitized loans is determined using assumptions with regard to loan prepayment and default rates. Using cash flow modeling techniques that incorporate these assumptions, the Company estimated total future cash collections expected to be received from these loans and determined the yield at which the resulting discount would be accreted into income. If, upon periodic evaluation, the estimate of the total probable collections is increased or decreased but is still greater than the sum of the original carrying amount less subsequent collections plus the discount accreted to date, and it is probable that collection will occur, the amount of the discount to be accreted is adjusted accordingly and the amount of periodic accretion is adjusted over the remaining lives of the loans. If, upon periodic evaluation, the estimate of amounts probable of collection is reduced and it is less than the original carrying value less collections plus the discount accreted to date, accretion would cease and an allowance for uncollectibility would be provided for through the allowance and provision for loan losses.

FINANCIAL SUMMARY

The Company’s financial performance over the previous three years is summarized in the following table:

	2003	2002	2001
Net income (loss) (in thousands)	$43,694	$32,459	$(26,000)
Earnings per share, basic	$2.63	$1.93	$(1.54)
Earnings per share, diluted	$2.58	$1.90	$(1.54)
ROA*	2.18%	1.59%	(1.07)%
ROE*	24.50%	20.54%	(16.85)%

*	ROA (Return on Average Assets) is a measure of the effectiveness of asset utilization. ROE (Return on Average Equity) is a measure of the return on shareholders’ investment.

As illustrated in the table above, the Company experienced significant growth in each of these measures of financial performance during 2003. The Company’s operating results in 2003 were positively affected by continued growth in non-interest income (see Non-Interest Income and Expense), specifically a $4.92 million, or 20.94%, increase in service charge revenues earned on depository relationships and continued success in managing non-interest expenses, which declined $4.37 million, or 6.26%, in 2003 as compared to 2002. In addition to growth within the service charge category, the Company also experienced increases in insurance and trust income and revenues earned on the Company’s investment in bank-owned life insurance (“BOLI”). Within non-interest expense, virtually each expense classification experienced significant declines in 2003, as compared to 2002. Additionally, the Company recorded a negative provision for loan losses of $6.20 million during 2003, which added $0.22 per diluted share, after income taxes, to the Company’s 2003 operating results. As more fully discussed under the caption Allowance and Provision for Loan Losses, the Company has experienced lower-than-anticipated loan losses and improving credit quality within certain segments of its loan portfolio. The Company has also had greater than expected success in pursuing recoveries of previously charged-off loans. As a result of these trends and based on the Company’s analysis of its allowance for loan losses as of December 31, 2003, the Company determined that it was appropriate to record the negative $6.20 million loan loss provision during 2003.

BALANCE SHEET ANALYSIS

Total assets increased $166.52 million, or 8.13%, from $2.05 billion at December 31, 2002, to $2.21 billion at December 31, 2003, primarily as a result of growth within the Company’s loan and investment portfolios. Within the loan portfolio, the Company experienced significant growth in both the home equity and commercial real estate loan categories during 2003. Strategically, the Company has focused on increasing real estate secured lending through its home equity loan products and commercial real estate lending as a means of improving the credit quality of the loan portfolio and maintaining acceptable profitability levels on its loan products. The outstanding balance of home equity loans increased $71.73 million, or 34.03%, from $210.75 million in 2002 to $282.48 million at December 31, 2003. Additionally, the

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

outstanding balance of commercial real estate loans increased $77.38 million, or 28.25%, in 2003, as compared to 2002. As a result of the emphasis on real estate secured lending, the Company has chosen not to pursue unsecured consumer lending and to exit the indirect consumer lending product line. Both of these loan categories experienced continued declines in outstanding balances during 2003. The Company also experienced loan growth from the conversion of a portion of its retained interest assets into loans, classified as “previously securitized loans” within the Consolidated Balance Sheets. As further discussed under the caption Retained Interests and Previously Securitized Loans, the Company’s conversion of these assets to loans resulted in a $58.79 million increase in loan balances during 2003.

Total investment securities increased $187.17 million, or 36.15%, from $517.79 million at December 31, 2002, to $704.96 million at December 31, 2003. The increase in investment securities is largely attributable to an interest rate risk management strategy implemented by the Company during the fourth quarter of 2003 to balance its net interest income under alternate investment rate scenarios. The increase in the securities portfolio was primarily funded through fixed-rate, non-deposit borrowing.

In addition to the growth experienced in the loan and investment portfolios, the Company’s investment in BOLI also increased during 2003 as a result of a $35 million additional investment made during the year.

Partially offsetting these increases in assets, the carrying value of the Company’s retained interest asset declined $46.60 million, or 57.59%, from $80.92 million at December 31, 2002, to $34.32 million at December 31, 2003, as the Company exercised its early redemption option with respect to four of its six securitization trusts. As owner of the retained interests in these trusts, the Company has the option to redeem the outstanding securities from the securitizations on or after the date on which the related note balance has declined to 5% or less of the original note balance. Once the notes have been redeemed, the Company becomes the beneficial owner of the mortgage loans and replaces the carrying value of the retained interests with “previously securitized loans”.

The Company experienced significant deposit growth within its markets during 2003 as total deposits increased $72.18 million, or 4.61%, from $1.56 billion at December 31, 2002 to $1.64 billion at December 31, 2003. Of this increase, noninterest- and interest-bearing demand deposits and savings deposits increased $36.61 million, or 3.88%, and time deposits increased $35.57 million, or 5.74% in 2003, as compared to 2002.

Long-term debt balances increased $78.34 million, or 69.63%, in 2003, despite the Company’s redemption of $57.50 million of trust-preferred securities issued by City Holding Capital Trust II. Offsetting the decline trust-preferred securities, the Company obtained $160.00 million in funding from the Federal Home Loan Bank (“FHLB”) during the fourth quarter of 2003 and increased its investment securities portfolio to implement its interest-rate risk management strategy.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

TABLE TWO

AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

(in thousands)

	2003			2002			2001
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
Loan portfolio (1):
Residential real estate	$455,971	$30,583	6.71%	$533,544	$39,982	7.49%	$798,855	$64,886	8.12%
Home equity	251,135	11,165	4.45	156,639	8,736	5.58	71,474	5,673	7.94
Commercial real estate	301,494	18,448	6.12	264,316	19,907	7.53	337,409	29,900	8.86
Other commercial	84,738	4,988	5.89	116,445	7,985	6.86	248,074	19,591	7.90
Loans to depository institutions	4,658	78	1.67	9,247	167	1.81	—	—	—
Installment	47,121	5,349	11.35	91,317	9,542	10.45	176,608	18,766	10.63
Indirect	35,449	3,868	10.91	66,039	5,130	7.77	110,348	8,249	7.48
Credit card	18,925	2,268	11.98	18,343	1,931	10.53	16,066	1,909	11.88
Previously securitized loans	20,426	4,549	22.27	—	—	—	—	—	—

Total loans	1,219,917	81,296	6.66	1,255,890	93,380	7.44	1,758,834	148,974	8.47
Loans held for sale	—	—	—	—	—	—	12,942	1,062	8.21
Securities:
Taxable	517,728	21,267	4.11	462,142	19,871	4.30	303,746	15,518	5.11
Tax-exempt (2)	43,709	3,248	7.43	53,558	4,155	7.76	66,688	5,138	7.70

Total securities	561,437	24,515	4.37	515,700	24,026	4.66	370,434	20,656	5.58
Deposits in depository institutions	10,778	114	1.06	—	—	—	—	—	—
Federal funds sold	3,406	36	1.06	36,627	586	1.60	39,935	1,156	2.89
Retained interests	66,662	12,465	18.70	76,450	12,427	16.26	71,459	7,430	10.40

Total interest-earning assets	1,862,200	118,426	6.36	1,884,667	130,419	6.92	2,253,604	179,278	7.96
Cash and due from banks	45,831			59,415			60,441
Premises and equipment	36,289			40,455			51,785
Other assets	89,549			93,419			111,947
Less: allowance for loan losses	(26,877)			(35,792)			(45,428)

Total assets	$2,006,992			$2,042,164			$2,432,349

LIABILITIES
Interest-bearing demand deposits	$385,882	$2,174	0.56%	$371,847	$2,105	0.57%	$416,281	$9,161	2.20%
Savings deposits	287,823	1,606	0.56	299,958	2,823	0.94	291,072	7,300	2.51
Time deposits	627,741	18,757	2.99	672,030	24,422	3.63	962,671	51,082	5.31
Short-term borrowings	99,567	792	0.80	114,810	2,765	2.41	173,974	8,604	4.95
Long-term debt	109,947	8,456	7.69	124,874	10,184	8.16	120,459	10,268	8.52

Total interest-bearing liabilities	1,510,960	31,785	2.10	1,583,519	42,299	2.67	1,964,457	86,415	4.40
Noninterest-bearing demand deposits	292,075			273,947			274,220
Other liabilities	25,585			26,687			39,360
Shareholders’ equity	178,372			158,011			154,312

Total liabilities and shareholders’ equity	$2,006,992			$2,042,164			$2,432,349

Net interest income		$86,641			$88,120			$92,863

Net yield on earning assets			4.65%			4.68%			4.12%

(1)	For purposes of this table, loans on nonaccrual status have been included in average balances.
(2)	Computed on a fully federal tax-equivalent basis assuming a tax rate of approximately 35%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Net Interest Income

2003 vs. 2002

On a tax equivalent basis, the Company’s net interest income decreased by $1.479 million from 2002 to 2003 (Table Three). The decrease in net interest income is attributable to a 1.2% decrease in average earning assets and a decrease in the net yield on earning assets of 3 basis points. While earning assets decreased on average from 2002 to 2003, they generally decreased during 2002 and increased during 2003. As a result, on December 31, 2003, earning assets were approximately 12.7% higher than at December 31, 2002. The decrease in earning assets during 2002 was part of the Company’s strategic plan to improve underwriting standards and reduce credit losses by reducing loan balances to levels the Company believed to more appropriately reflect its desired risk profile. The slight decline in net interest margin was smaller than decreases experienced by many of the Company’s peers during a period of time when interest rates have been at historic lows.

Average earning assets fell by $23 million in 2003 due to decreases in average loans and retained interests of $46 million and in average fed funds sold and deposits in depository intermediaries of $22 million. These declines were offset by an increase in average securities of $46 million (Table Two). The Company experienced significant decreases in balances related to unsecured consumer and indirect lending products as a result of the Company’s aforementioned strategic lending policies. This reduction in earning assets was accompanied by a reduction in average interest-bearing liabilities of $73 million as average interest-bearing deposits decreased by $43 million and average short-term borrowings and long-term debt fell by $30 million. The decline in average interest-bearing deposit balances between 2002 and 2003 was primarily due to a decline in time deposits during 2002. Average equity increased by $20 million and average noninterest-bearing demand deposits increased by $18 million. These noninterest-bearing liabilities replaced interest-bearing liabilities, partially mitigating the impact of lower earning assets. However, because the decrease in earning assets was at a rate of 6.92% while interest-bearing liabilities averaged a rate of only 2.67%, the loss of earning assets could not be entirely offset by lower interest-bearing liabilities. As a result, the increase in higher noninterest-bearing liabilities and the decrease in earning assets resulted in a reduction in net interest income of $952,000 (Table Three).

Between 2001 and 2003, the U.S. economy experienced decreasing interest rates. For example, the prime rate fell by an average of 279 basis points between 2001 and 2003. As a result, the Company experienced declining interest income on loans and securities as existing assets with higher interest rates matured or were prepaid and new assets were originated at lower rates. The average yield on earning assets decreased from 6.92% in 2002 to 6.36% in 2003, a reduction of 56 basis points. This decrease was led by the yield on average loans, which fell by 78 basis points and the yield on average investment securities, which fell by 29 basis points. Partially offsetting lower yields on earning assets, the Company’s interest-bearing liabilities repriced downward by 57 basis points as well. The decrease in the average rate paid on interest-bearing liabilities was led by a 64-basis-point decline in the rate paid on time deposits and a 161-basis-point decline on the rate paid on short-term borrowings. Overall, the net interest margin declined 3 basis points between 2002 and 2003. This compression in net interest margin was responsible for a decrease of $527,000 in net interest income between 2002 and 2003 (Table Three).

As the Company ended the year 2003, the prime rate was the lowest that it has been since 1958. Because interest rates are quite low, the Company has had limited opportunity to lower rates paid on deposit products while remaining competitive in its local markets. Should interest rates continue to remain at historically low levels, the Company anticipates further compression in its net interest margin as the Company’s variable-rate loans continue to re-price at lower interest rates according to their terms and new loan volumes will be recorded at currently low interest rates.

2002 vs. 2001

On a tax equivalent basis, the Company’s net interest income decreased from $92.86 million in 2001 to $88.12 million in 2002. The decrease in net interest income during 2002 was due to the decrease in the size of the Company’s balance sheet, as previously described. The decline in total assets, driven principally by declines in loan balances outstanding, resulted in a reduction in net interest consistent with the Company’s goal of improving underwriting standards and reducing loan losses. Offsetting the negative impact associated with fewer loan balances outstanding, was an improvement in the net interest margin reflecting better relative pricing on loans as compared to deposits. This improvement was made possible by the Company’s ability to reduce higher-cost short-term borrowings, brokered deposits, and higher-cost certificates of deposit. As a result, on a tax equivalent basis, the Company’s net interest margin improved 56 basis points from 4.12% in 2001 to 4.68% in 2002.

The decline in loan balances previously noted, resulted in a $40.02 million decline in interest income in 2002 that was partially offset by increased interest income of $6.09 million associated with larger outstanding balances of investment securities and by the Company’s ability to reduce interest expense on corresponding liability balances and the associated interest expense by $15.68 million. The net result of these

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

changes in volume was a reduction in net interest income of $17.78 million which was partially offset by improvements in net interest margin of 56 basis points from 2001 to 2002.

The increase in net interest margin can be associated with reductions in high-cost sources of borrowing as earning assets declined. Also, the Company experienced an increase in interest income accrued on its retained interests in securitized mortgages during this period. The increase in income derived from retained interests was primarily due to the Company’s accrual of interest for a full year in 2002, as compared to only nine months of income accrued in 2001. The Company re-instituted the accrual of interest on its retained interests on April 1, 2001, in conjunction with its adoption of new accounting rules. Additionally, based on the better-than-expected performance of the underlying collateral loans during 2002, the Company was required to increase the rate at which it accrues interest on these assets, which also resulted in higher levels of interest income in 2002. Overall, changes in interest rates on assets and liabilities between 2001 and 2002 accounted for an increase in net interest income of $13.04 million.

TABLE THREE

RATE/VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE

(in thousands)

	2003 vs. 2002 Increase (Decrease) Due to Change In:			2002 vs. 2001 Increase (Decrease) Due to Change In:
	Volume	Rate	Net	Volume	Rate	Net
Interest-Earning Assets
Loan portfolio:
Residential real estate	$(5,459)	$(3,940)	$(9,399)	$(20,197)	$(4,707)	$(24,904)
Home equity	4,470	(2,041)	2,429	5,151	(2,088)	3,063
Commercial real estate	2,575	(4,034)	(1,459)	(5,903)	(4,090)	(9,993)
Other commercial	(1,972)	(1,025)	(2,997)	(9,298)	(2,308)	(11,606)
Loans to depository institutions	(78)	(11)	(89)	167	—	167
Installment	(4,957)	764	(4,193)	(8,917)	(307)	(9,224)
Indirect	(2,889)	1,627	(1,262)	(3,430)	311	(3,119)
Credit card	63	274	337	253	(231)	22
Previously securitized loans	4,549	—	4,549	—	—	—

Total loans	(3,698)	(8,386)	(12,084)	(42,174)	(13,420)	(55,594)
Loans held for sale	—	—	—	(1,062)	—	(1,062)
Securities:
Taxable	2,312	(916)	1,396	7,109	(2,756)	4,353
Tax-exempt (1)	(738)	(169)	(907)	(1,018)	35	(983)

Total securities	1,574	(1,085)	489	6,091	(2,721)	3,370
Deposits in depository institutions	114	—	114	—
Federal funds sold	(400)	(150)	(550)	(89)	(481)	(570)
Retained interest in securitized loans	(1,701)	1,739	38	551	4,446	4,997

Total interest-earning assets	$(4,111)	$(7,882)	$(11,993)	$(36,683)	$(12,176)	$(48,859)

Interest-Bearing Liabilities
Demand deposits	$79	$(10)	$69	$(887)	$(6,169)	$(7,056)
Savings deposits	(110)	(1,107)	(1,217)	216	(4,693)	(4,477)
Time deposits	(1,532)	(4,134)	(5,666)	(13,044)	(13,616)	(26,660)
Short-term borrowings	(326)	(1,647)	(1,973)	(2,328)	(3,511)	(5,839)
Long-term debt	(1,269)	(458)	(1,727)	359	(443)	(84)

Total interest-bearing liabilities	$(3,158)	$(7,356)	$(10,514)	$(15,684)	$(28,432)	$(44,116)

Net interest income	$(953)	$(526)	$(1,479)	$(20,999)	$16,256	$(4,743)

(1)	Fully federal taxable equivalent using a tax rate of approximately 35%.

The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

NON-INTEREST INCOME AND EXPENSE

2003 vs. 2002

The Company focuses much of its efforts on retail banking and enhancing its retail deposit franchise within its operational markets. The Company has approximately 150,000 households that maintain 275,000 various types of accounts with the Company. As a result of this strong retail banking operation, service charge revenues have provided significant revenue growth for the Company over the past three years. Of the $7.17 million, or 21.95%, increase in non-interest income (excluding investment securities transactions) increases in service charge revenues represented an increase of $4.92 million, or 20.94%, in 2003 as compared to 2002. Since 2001, the Company has emphasized increasing the number of its core deposit customers and has implemented a number of additional fee-based products and services for its retail customers.

In addition to the continued success of its efforts to grow depository relationships, the Company also experienced strong revenue growth in insurance revenues in 2003. Insurance revenues increased $0.58 million, or 30.94%, from $1.88 million in 2002 to $2.47 million in 2003 as the Company expanded the delivery of insurance products and service to new and existing retail and commercial customers. Fees derived from trust products and services also reflected sizeable growth during 2003, as trust fee revenues increased $0.24 million, or 18.07%, in 2003 as compared to 2002. As the Company has been able to grow its core customer base, it has been successful in cross-selling its insurance and trust products, resulting in strong revenue increases in both areas.

During 2003, the Company increased its investment in BOLI by $35.00 million. Investments in BOLI, which generate fee income as opposed to interest or dividend income, were increased during 2003 to help offset the rising costs of providing medical and retirement benefits to the Company’s employees. Largely as a result of the increased investment, revenues derived from BOLI increased $0.69 million, or 110%, from $0.63 million in 2002 to $1.32 million in 2003.

Other income, which includes miscellaneous revenues related to credit card programs, safe deposit box rentals, and various ancillary products, increased $1.07 million, or 24.02%, during 2003 primarily as a result of a $1.60 million settlement of litigation during the year involving the Company’s prior business relationship with The First National Bank of Keystone.

In addition to enhancing fee-based revenues, the Company has also placed strong emphasis on managing, and reducing, its operational costs. Despite a $2.39 million expense associated with retiring long-term debt (which is discussed further, below), total non-interest expense declined $4.37 million, or 6.26%, from $69.79 million in 2002 to $65.42 million in 2003. Significant expense reductions were achieved in virtually each expense classification.

Costs associated with salaries and employee benefits declined slightly during 2003, decreasing $0.85 million, or 2.65%, from $31.92 million in 2002 to $31.07 million in 2003. This decline corresponds to the reduction in the number of full-time equivalents (“FTEs”) employed by the Company over the two-year period. The number of FTEs declined by 36, or 4.88%, from 737 FTEs at December 31, 2002, to 701 FTEs at December 31, 2003.

Depreciation expense declined $1.34 million, or 23.27%, and occupancy/equipment expenses declined $0.64 million, or 9.62%, from 2002 to 2003 as the Company continued to be selective in limiting capital expenditures to only those items determined necessary to improve customer service, lower other expenses, or increase revenues.

Expenses associated with statement mailings declined $0.55 million, or 17.11%, during 2003 as a result of the Company’s renegotiation of contracts with external vendors to provide this service. Similarly, telecommunications costs declined $0.53 million, or 22.05%, from $2.40 million in 2002 to $1.87 million in 2003.

Repossessed asset losses and expenses reflected a net expense of $0.66 million in 2002, compared with net gains of $0.69 million in 2003 as a result of $0.95 million of gains realized on the disposal of other real estate owned properties during the 2003. There can be no assurance that the Company will be able to continue to achieve similar results in future periods as it works to resolve and dispose of repossessed assets.

Partially offsetting these declines in non-interest expense was a $2.39 million expense incurred during 2003 associated with the early extinguishment of long-term debt. During the fourth quarter of 2003, the Company fully repaid all of its 9.125% junior subordinated debentures held by City Holding Capital Trust II. In turn, City Holding Capital Trust II retired its $57.50 million of outstanding trust-preferred securities. In completing the redemption of these securities, the Company recorded a $2.25 million expense to charge off the unamortized balance of issuance costs that had been capitalized at the time the trust-preferred securities were originally issued in 1998. Since the issuance of the securities, the issuance costs were being amortized over the life of the securities through interest expense using the effective yield method.

2002 vs. 2001

As the Company refocused in 2002 on serving banking customers in its West Virginia markets with traditional loan, deposit, trust and insurance services, it underwent a significant transformation with regard to the sources of non-interest income and significant realignment of the costs necessary to support these businesses.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

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

This increase was offset by revenue declines in the mortgage banking area where revenues declined $3.16 million, or 78.71%, from $4.02 million in 2001 to $0.86 million in 2002. During 2001, the Company completed its exit from out-of-market loan origination activities, which had generated the majority of the Company’s mortgage banking income during 2001. Other income, including revenues from the Company’s Internet service and direct mail divisions, which were sold in 2001, declined $1.84 million, or 26.61%, from $6.91 million in 2001 to $5.07 million in 2002.

The Company experienced a decline of $44.62 million, or 39.00%, in non-interest expenses, which fell from $114.41 million in 2001 to $69.79 million in 2002. This decline can generally be attributed to: 1) significant non-recurring charges incurred in 2001 as the Company implemented its reorganization plan; 2) the Company’s decision to exit non-core activities as previously discussed, and 3) the Company’s strategic efforts to enhance the bank’s profitability as previously described.

The Company’s largest non-interest expense was compensation, which declined $10.84 million, or 25.36%, from $42.76 million in 2001 to $31.92 million in 2002. This improvement can be attributed to several factors: 1) reductions during 2001 in compensation expenses totaling $5.93 million associated with the California bank, loan origination offices, the Company’s internet service provider and direct mail marketing subsidiary, (2) reductions in staffing implemented in 2001 as the result of a “best practices” project to improve operating procedures and policies, allowing the Company to staff at levels comparable to similarly-sized institutions and resulting in the elimination of approximately 300 positions, (3) non-recurring severance and outplacement costs of $3.42 million in 2001 associated with the “best practices” project, and (4) further reduction in headcount of 8% as headcount fell to 737 at December 31, 2002 from 802 at December 31, 2001, as the Company continued to increase its efficiency in staffing the organization.

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

In 2001 the Company experienced $8.33 million in expenses that were not recurring in 2002. This included losses on disposal and impairment of fixed assets approximating $3.95 million resulting from the Company’s plan to consolidate operations and exit certain branch and other operational facilities and write off the recorded value of certain capitalized software that no longer fit the Company’s new business model. Further, the decision to dispose of these fixed assets generally reduced occupancy and equipment expenses and depreciation expenses in 2002 as compared to 2001. Also in 2001, the Company recognized expense of $2.20 million associated with Loan office advisory fees and expense of $2.18 million associated with Retained interest impairment, neither of which was recurring in 2002.

Other expenses declined $9.34 million, or 46.89%, from $19.91 million in 2001 to $10.57 million in 2002 due to several non-recurring expenses recorded by the Company in 2001: (1) a $1.90 million charge to reflect an estimated contractual obligation to FNMA associated with a loan servicing portfolio previously acquired and subsequently sold, (2) a $1.97 million charge to reflect the estimated fair value of its internet and direct mail divisions prior to their sale in the second quarter of 2001, and (3) a $1.30 million charge to reflect an estimated obligation to repurchase previously sold or securitized mortgage loans as a result of document deficiencies found to exist in the loan files. With regard to (3), over the past few years, the Company sold over $2 billion of first lien and junior lien mortgage loans to various parties and, in doing so, made representations and warranties as to the adequacy of the loan file documentation. In addition to the aforementioned expenses, Other expenses generally include depository losses, indirect expenses associated with originating loans, recruiting and relocation expenses, director compensation, and data processing expenses.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

INCOME TAXES

The Company recorded income tax expense of $22.25 million and $16.72 million in 2003 and 2002, respectively, compared to an income tax benefit of $16.64 million in 2001. The Company’s effective tax rates for 2003, 2002, and 2001 were 33.74%, 34.00%, and 39.03%, respectively. A reconciliation of the effective tax rate to the statutory rate is included in Note Twelve.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s net deferred tax assets decreased from $35.90 million at December 31, 2002, to $29.34 million at December 31, 2003. The components of the Company’s net deferred tax assets are disclosed in Note Twelve. Realization of the most significant net deferred tax assets is primarily dependent on future events taking place that will reverse the current deferred tax assets. For example, realization of the deferred tax asset attributable to the allowance for loan losses is expected to occur as additional loan charge-offs, which have already been provided for within the Company’s financial statements, are realized or as the Company records negative loan loss provision expense, as it did during 2003. The deferred tax asset associated with the allowance for loan losses has declined from $19.47 million at December 31, 2001 to $12.42 million and $9.73 million at December 31, 2002 and 2003, respectively. The deferred tax asset associated with the Company’s retained interest asset and previously securitized loans is expected to be realized as the Company recognizes income for financial statement purposes from these assets in future periods. The deferred tax asset associated with these assets has declined from $19.08 million at December 31, 2001, to $14.61 million and $9.95 million at December 31, 2002 and 2003, respectively. The Company believes that it is more likely than not that each of the net deferred tax assets will be realized and that no valuation allowance is necessary as of December 31, 2003.

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

In order to measure and manage its interest rate risk, the Company uses an asset/liability management and simulation software model to periodically update the interest sensitivity position of the Company’s balance sheet. The model is also used to perform analyses that measure the impact on net interest income and capital of various changes in the interest rate environment. Such analyses quantify the effects of various interest rate scenarios on projected net interest income. The Company’s policy objective is to avoid negative fluctuations in net income of more than 15% within a 12-month period, assuming an immediate increase or decrease of 300 basis points. The Company measures the long-term risk associated with sustained increases and decreases in rates through analysis of the impact to changes in rates on the economic value of equity. The Company’s policy is to avoid negative fluctuations in the economic value of equity of more than 15% in response to either an increase, or decrease, of 300 basis points. Due to the low level of interest rates at December 31, 2003 (the fed funds target was 1%), the Company has chosen to reflect only its risk to a decrease of 50 basis points from current rates. Given the historically low level of rates at December 31, 2003, the Company believes that the probability of rate decreases beyond this amount is remote. Also, the Company has chosen to reflect its risk to increases in rates as large as 500 basis points as this would imply a fed funds target of 6%, which is well within historical norms. At December 31, 2003, the Company was in compliance with its policy and believes that it has positioned itself to benefit from increases in interest rates, should these occur.

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

Immediate Basis Point Change in Interest Rates	Estimated Increase (Decrease) in Net Income	Estimated Increase (Decrease) in Economic Value of Equity
2003:
+500	+15.1%	+19.9%
+300	+12.4	+15.8
+100	+5.2	+7.0
-50	(2.5)	(3.2)
2002:
+500	+15.5%	+13.1%
+300	+13.0	+9.5
+100	+5.5	+3.5
-100	(8.6)	(1.9)

These results are highly dependent upon assumptions made by management, including, but not limited to, assumptions regarding the manner in which interest-bearing demand deposit and saving deposit accounts reprice in different interest rate scenarios, pricing behavior of competitors, prepayments of loans and deposits under alternative rate environments, and new business volumes and pricing. As a result, there can be no assurance that the results above will be achieved in the event that interest rates increase or decrease during 2004 and beyond.

LIQUIDITY

The Company evaluates the adequacy of liquidity at both the Parent Company level and at City National. At the Parent Company level, the principal sources of cash are dividends from City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. During 2002 and 2003, City National received regulatory approval to pay $119.50 million of cash dividends to the Parent Company, while generating net profits of $87.29 million. Therefore, City National will be required to obtain regulatory approval prior to declaring any cash dividends to the Parent Company during 2004. Although regulatory authorities have approved prior cash dividends, there can be no assurance that future dividend requests will be approved.

The Parent Company used cash obtained from the dividends received primarily to: (1) fully redeem the $57.50 million 9.125% trust-preferred securities issued by City Holding Capital Trust II, (2) pay common dividends to shareholders, (3) remit interest payments on the Company’s trust-preferred securities, and (4) fund repurchase of the Company’s common shares.

Over the next 12 months, the Parent Company has an obligation to remit interest payments approximating $2.75 million on the junior subordinated debentures held by City Holding Capital Trust. Additionally, the Parent Company anticipates continuing the payment of dividends, which approximated $12.48 million during 2003, to common shareholders. However, interest payments on the debentures can be deferred for up to five years under certain circumstances and dividends to shareholders can, if necessary, be suspended. In addition to these anticipated cash needs for 2004, the Parent Company has operating expenses and other contractual obligations, which are estimated to require $1.01 million of additional cash over the next 12 months. As of December 31, 2003, the Parent Company reported a cash balance of $19.14 million and management believes that the Parent Company’s available cash balance, together with cash dividends from City National, if approved, is adequate to satisfy its funding and cash needs in 2004.

Excluding the interest and dividend payments discussed above, the Parent Company has no significant commitments or obligations in years after 2004 other than the repayment of its $30.84 million obligation under the debentures held by City Holding Capital Trust. However, this obligation does not mature until April 2028, or earlier at the option of the Parent Company. It is expected that the Parent Company will be able to obtain the necessary cash, either through dividends obtained from City National or the issuance of other debt, to fully repay the debentures at their maturity. Table Ten on page 20 of this Annual Report to Shareholders summarizes the contractual obligations of the Parent Company and City National, combined.

City National manages its liquidity position in an effort to effectively and economically satisfy the funding needs of its customers and to accommodate the scheduled repayment of borrowings. Funds are available to City National from a number of sources, including depository relationships, sales and maturities within the investment securities portfolio, and borrowings from the FHLB and other financial institutions. As of December 31, 2003, City National’s assets are significantly funded by deposits and capital. However, City National maintains borrowing facilities with the FHLB and other financial institutions that are accessed as necessary to fund operations and to provide contingency funding mechanisms. As of December 31, 2003, City National has the capacity to borrow an additional $303.91 million from the FHLB under existing borrowing facilities. City National maintains a contingency funding plan, incorporating these borrowing facilities, to address liquidity needs in the event of an institution-specific or systematic financial industry crisis. Additionally, City National maintains a significant percentage (91.59% or $645.66 million at December 31, 2003) of its investment securities portfolio in the highly liquid available-for-sale classification. As such, these securities could be liquidated, if necessary, to provide an additional funding source. City National also segregates certain mortgage loans, mortgage-backed securities, and other investment securities in a separate subsidiary so that it can separately monitor the asset quality of these primarily mortgage-related assets, which could be used to raise cash through securitization transactions or obtain additional equity or debt financing if necessary.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

The Company manages its asset and liability mix to balance its desire to maximize net interest income against its desire to minimize risks associated with capitalization, interest rate volatility, and liquidity. With respect to liquidity, the Company has chosen a conservative posture and believes that its liquidity position is strong. As illustrated in the Consolidated Statements of Cash Flows, the Company generated $43.62 million of cash from operating activities during 2003, primarily from interest income received on loans and investments, net of interest expense paid on deposits and borrowings. Although the Company used $267.06 million of cash in investing activities during 2003, $194.41 million of this cash was invested in the Company’s securities portfolio, almost entirely within the available-for-sale classification, which could be wholly or partially liquidated if necessary. An additional $35.00 million was invested in BOLI, as previously discussed, which could also be readily liquidated if necessary. The Company obtained cash of $157.46 million during 2003 through financing activities, the majority of which was obtained via long-term debt arrangements with the FHLB. Most of the cash obtained from these borrowings was invested in the Company’s available-for-sale securities portfolio.

The Company’s net loan to asset ratio is 57.39% as compared to its peers (defined as U.S. banks with total assets between $1 billion and $3 billion as published by the Federal Financial Institution Examination Council) of 63.63%. The Company has obligations to extend credit, but these obligations are primarily associated with existing home equity loans that have predictable borrowing patterns across the portfolio. The Company has significant investment security balances that totaled $704.96 million at December 31, 2003, and that greatly exceeded the Company’s non-deposit sources of borrowing which totaled $386.98 million. Further, as described below, 11.08% of the investment portfolio is invested in highly liquid overnight investments.

The Company funds its assets primarily with deposits, which fund 73.91% of total assets as compared to 64.21% for its peers. Further, the Company’s deposit mix has a very high proportion of transaction and savings accounts that fund 44.31% of the Company’s total assets. And, the Company uses fewer time deposits over $100,000 than its peers, funding just 5.40% of total assets as compared to peers, which fund 11.36% of total assets with such deposits. And, as described under the caption Certificates of Deposit, the Company’s large CDs are almost entirely small retail deposits rather than public and institutional deposits.

INVESTMENTS

As previously discussed, the Company implemented an interest rate risk management strategy during the fourth quarter of 2003 that required a significant increase in the size of the Company’s investment portfolio. The strategy is intended to balance the Company’s net interest income under alternative interest rate scenarios in future periods. Largely as a result of this strategy, the carrying value of the Company’s investment portfolio increased by $187.17 million, or 36.15%, from $517.79 million at December 31, 2002 to $704.96 million at December 31, 2003. The additional investments were funded partially through the use of in-market, retail certificates of deposit and partially by fixed-rate, non-deposit borrowings with maturities ranging from one to four years.

The investment portfolio remains highly liquid at December 31, 2003, with 91.59% of the portfolio classified as available-for-sale, including $83.20 million invested in an open-end, short-term investment fund. The investment portfolio is structured to provide flexibility in managing liquidity needs and interest rate risk, while providing acceptable rates of return.

The Company, over the past two years, has continued to increase the proportion of mortgage-backed securities included in the investment portfolio. The mortgage-backed securities in which the Company has invested are predominantly underwritten to the standards of, and guaranteed by, government-sponsored agencies such as FNMA and FHLMC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

TABLE FOUR

INVESTMENT PORTFOLIO

	Carrying Values as of December 31
(in thousands)	2003	2002	2001
Securities Available-for-Sale:
U.S. Treasury and other U.S. Government corporations and agencies	$47,653	$112,715	$208,855
States and political subdivisions	27,856	23,491	65,900
Mortgage-backed securities	434,449	133,558	89,540
Other debt securities	34,681	51,616	6,250

Total debt securities available-for-sale	544,639	321,380	370,545
Equity securities and investment funds	101,024	124,004	13,007

Total Securities Available-for-Sale	645,663	445,384	383,552
Securities Held-to-Maturity:
States and political subdivisions	17,635	31,657	—
Other debt securities	41,663	40,753	—

Total Securities Held-to-Maturity	59,298	72,410	—

Total Securities	$704,961	$517,794	$383,552

Included in equity securities and investment funds in the table above is $83.20 million the Company had invested in Federated Prime Obligations Fund (“the Fund”) as of December 31, 2003. The Fund is an open-end fund traded on the NASDAQ National Market, which invests primarily in high-quality, short-term, fixed income securities issued by banks, corporations, and the U.S. government. The balance reported for mortgage-backed securities as of December 31, 2003, includes a $25.29 million, non-government guaranteed, investment in the GSR Mortgage Loan Trust, Series 2003-10 (“the Trust”). The Trust is a residential mortgage loan pool and is comprised of conventional, adjustable rate mortgage loans secured by first liens on one- to four-family residential properties. The Trust was rated “Aaa” and “AAA” by Moody’s and Standard & Poor’s, respectively, as of December 31, 2003. At December 31, 2003, there were no other securities of any non-governmental issuers whose aggregate carrying or market value exceeded 10% of shareholders’ equity.

	Maturing
	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Securities Available-for-Sale:
U.S. Treasury and other U.S. Government corporations and agencies	$14,294	6.02%	$7,623	6.63%	$20,450	7.46%	$5,286	6.89%
States and political subdivisions	1,691	8.24	5,523	7.57	7,977	7.36	12,665	7.91
Mortgage-backed securities	—	—	16,493	4.97	9,543	5.62	408,413	4.47
Other debt securities	2,100	5.84	—	—	6,095	7.84	26,486	4.52

Total debt securities available-for-sale	18,085	6.21	29,639	5.88	44,065	7.09	452,850	4.59
Securities Held-to-Maturity:
States and political subdivisions	3,160	8.29	9,199	7.35	4,758	7.05	518	6.45
Other debt securities	—	—	—	—	—	—	41,663	8.53

Total debt securities held-to-maturity	3,160	8.29	9,199	7.35	4,758	7.05	42,181	8.51

Total debt securities	$21,245	6.52%	$38,838	6.23%	$48,823	7.09%	$495,031	4.93%

Weighted-average yields on tax-exempt obligations of states and political subdivisions have been computed on a fully federal tax-equivalent basis using a tax rate of 35%. Average yields on investments available-for-sale are computed based on amortized cost. Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

LOAN PORTFOLIO

The composition of the Company’s loan portfolio is presented in the following table:

TABLE FIVE

	December 31
(in thousands)	2003	2002	2001	2000	1999
Residential real estate	$446,134	$471,806	$631,103	$885,295	$836,764
Home equity	282,481	210,753	98,100	66,723	55,363
Commercial real estate	351,284	273,904	284,759	348,922	326,711
Other commercial	76,167	95,323	145,989	290,315	323,893
Loans to depository institutions	—	20,000	—	—	—
Installment	33,651	64,181	125,236	224,897	326,275
Indirect	24,707	48,709	86,474	135,589	(a	)
Credit card	18,979	19,715	18,594	16,418	17,108
Previously securitized loans	58,788	—	—	—	—

Gross loans	$1,292,191	$1,204,391	$1,390,255	$1,968,159	$1,886,114

(a)	In 1999, Indirect loans were included in the Installment loan classification.

Since 2001, the Company has strategically focused on adjusting the overall mix of the loan portfolio, with an emphasis on increasing the outstanding balance of real estate secured loans and significantly reducing the proportion of unsecured and other consumer loan products. As a result, the Company has experienced significant growth in home equity loans over the past few years, which increased $71.73 million, or 34.03%, from $210.75 million at December 31, 2002, to $282.48 million at December 31, 2003. In addition to the home equity loan product, the Company targeted commercial real estate lending as an area for potential loan growth. During 2003, the Company successfully attracted new commercial relationships and increased the commercial real estate portfolio by $77.38 million, or 28.25%, from its December 31, 2002, reported balance.

As noted above, the Company’s focus has been to grow real estate secured lending. Management views real estate secured lending as providing the appropriate combination of both profitability and credit quality. In contrast, management believes that the indirect auto loans and unsecured consumer loans originated in previous years did not satisfy profitability and credit quality objectives and, as a result, discontinued these lending activities in 2001. Outstanding balances within the indirect and installment portfolios have declined significantly since 2001, partially offsetting the loan growth experienced in the aforementioned targeted growth areas.

As of December 31, 2003, the Company reported $58.79 million of loans classified as “previously securitized loans”. These loans were recorded as a result of the Company’s early redemption of the outstanding notes attributable to four of the Company’s six loan securitization trusts (see Retained Interests and Previously Securitized Loans). As the outstanding notes were redeemed during 2003, the Company became the beneficial owner of the remaining mortgage loans and recorded the carrying amount of those loans within the loan portfolio, classified as “previously securitized loans”. These loans are junior lien mortgage loans on one- to four-family residential properties located throughout the United States. The loans generally have terms of 25 or 30 years and have fixed interest rates. The carrying value of these loans is expected to increase during the first quarter of 2004 as the Company redeems the notes outstanding on its 1999-1 securitization trust. Beginning in the second quarter of 2004, the Company expects this balance to begin to decline as borrowers remit principal payments on the loans. The following table shows the scheduled maturity of loans outstanding as of December 31, 2003:

	Maturing
(in thousands)	Within One Year	After One But Within Five Years	After Five Years	Total
Residential real estate	$149,555	$236,433	$60,146	$446,134
Home equity	3,056	7,833	271,592	282,481
Commercial real estate	99,026	217,933	34,325	351,284
Other commercial	47,515	25,885	2,767	76,167
Installment	24,132	9,519	—	33,651
Indirect	15,982	8,725	—	24,707
Credit card	18,979	—	—	18,979
Previously securitized	15	1,095	57,678	58,788

Total loans	$358,260	$507,423	$426,508	$1,292,191

Loans maturing after one year with interest rates that are:
Fixed until maturity		$199,307
Variable or adjustable		734,624

Total		$933,931

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

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

Following several years of credit quality deterioration within the Company’s loan portfolio, management dedicated significant time and resources to address and resolve credit quality concerns during 2001 and 2002. During these two years, the Company implemented a number of strategic initiatives designed to improve credit quality including tightening credit standards, establishing a loan workout division dedicated to resolving problem loans, and changing the overall mix of the loan portfolio to include a higher proportion of real estate secured loans, specifically home equity and commercial real estate loan products. Largely as a result of the changes made in 2001 and 2002, the credit quality of the Company’s loan portfolio was strong in 2003, as the Company reported net charge-offs of $0.88 million, compared to $21.93 million in 2002 and $22.12 million in 2001. As a result of the strength in the Company’s credit quality in 2003, the allowance for loan losses declined $7.08 million, or 24.83%, from $28.50 million at December 31, 2002 to $21.43 million at December 31, 2003. Based on management’s analysis of the adequacy of the allowance for loan losses during 2003, management determined it was appropriate to record a negative loan loss provision of $6.20 million during the year.

The allowance allocated to the commercial loan portfolio decreased $3.49 million, or 20.45%, from $17.04 million at December 31, 2002, to $13.55 million at December 31, 2003. This decline was due, primarily, to three factors. First, the Company has experienced recent success in pursuing collections on previously charged-off loans within the commercial loan portfolio. As reflected in Table Six, the Company reported commercial charge-offs of $1.19 million and recoveries of $3.24 million, resulting in net recoveries of $2.05 million during 2003. Second, the Company has experienced significant improvement in the credit quality of some of its larger commercial relationships during the year, which resulted in upgraded risk ratings. As a result of the improved risk classifications for these loans, approximately $1.40 million of specifically allocated loss reserves previously assigned were no longer required at December 31, 2003. Third, the composition of the commercial loan portfolio has changed significantly since December 31, 2002. As of December 31, 2003, commercial loans secured by real estate comprise 82.18% of the commercial loan portfolio, compared to 74.18% at December 31, 2002. The increased proportion of real estate secured loans within the portfolio is believed to have improved the credit quality of this segment of the portfolio by providing the Company with enhanced collateral positions should borrowers begin to experience repayment problems.

The allowance allocated to the residential real estate portfolio declined $4.49 million, or 60.97%, from $7.36 million at December 31, 2002 to $2.87 million at December 31, 2003. This decline is the result of two factors. First, the residential real estate portfolio included a small pool of loans that had been originated by the Company’s out-of-market loan origination offices in prior years. These loans had been

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

originated with the intent to sell, but the Company had been unable to ultimately sell the loans. After the Company transferred these loans from the held-for-sale classification to the loan portfolio, the loans were assigned a higher risk classification and, therefore, allocated a higher percentage of the allowance for loan losses. The loans have since paid down significantly and have experienced less than anticipated loss characteristics. As a result, the Company reduced its allocation of the allowance to this portion of the residential real estate portfolio. Second, recoveries of previously charged-off residential real estate loans virtually offset any charge-offs recorded within this segment during 2003. As reflected in Table Six, the Company reported recoveries of $1.81 million during 2003, which largely offset charge-offs of $1.88 million during the year.

The allowance allocated to the consumer loan portfolio decreased $0.54 million, or 13.26%, from $4.10 million at December 31, 2002, to $3.56 million at December 31, 2003. This decline was primarily due to the declining balance of the consumer loan portfolio. As noted previously, the Company has focused on originating real estate secured loans, as opposed to traditional consumer loans, which are generally either unsecured or secured by collateral that typically provides less of a recovery opportunity in the event a borrower defaults. Therefore, the Company exited its indirect lending loan product line and has successfully utilized its home equity loan products to replace declines in traditional installment loan products. The outstanding balance of consumer loans, defined as installment, indirect, and credit card loans, declined $55.27 million, or 41.68%, from $132.61 million at December 31, 2002, to $77.34 million at December 31, 2003.

With the introduction of new depository account products and services in 2002 and the growth experienced in this product line in 2002 and 2003, the Company began allocating a portion of the allowance for loan losses to overdraft deposit accounts in 2003. Certain products offered by the Company permit customers to overdraft their depository accounts. While the Company generates service charge revenues for providing this product to the customer, certain deposit account overdrafts are not fully repaid by the customer resulting in losses incurred. The Company has provided for probable losses resulting from overdraft deposit accounts through its allowance for loan losses. As reflected in Table Six, the Company reported net charge-offs on depository accounts of $1.09 million during 2003. As of December 31, 2003, the balance of overdraft deposit accounts was $1.94 million and is included in installment loans in the Consolidated Balance Sheets. The Company allocated $1.44 million (see Table Eight) of its allowance for loan losses as of December 31, 2003 to provide for probable losses resulting from overdraft deposit accounts.

As noted previously, as the Company has been able to redeem certain of its retained interests in loan securitizations, it has added “previously securitized loans” to its loan portfolio. As discussed, the carrying value of the previously securitized loans incorporates an assumption for expected losses to be incurred over the life of these loans and, as a result, expected credit losses have already been provided for within the carrying value of these assets. Therefore, credit losses on previously securitized loans will first be applied against the carrying value of these loans and could adversely impact the yield earned on these loans. To the extent that credit losses exceed those amounts already provided for within the carrying value of these loans, the Company would then need to provide for such losses through the provision and allowance for loan losses. As of December 31, 2003, the Company believes that the credit losses provided for through the carrying value of previously securitized loans is adequate to provide for probably losses and an allocation of the allowance for loan losses to this segment of the portfolio is not required.

Based on the Company’s analysis of the adequacy of the allowance for loan losses and in consideration of the known factors utilized in computing the allowance, management believes that the allowance for loan losses as of December 31, 2003, is adequate to provide for probable losses inherent in the Company’s loan portfolio. Amounts to be recorded for the provision for loan losses in future periods will be dependent upon trends in loan balances including the composition of the loan portfolio, changes in loan quality and loss experience trends, and potential recoveries on previously charged-off loans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

TABLE SIX

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

	December 31
(in thousands)	2003	2002	2001	2000	1999
Balance at beginning of year	$28,504	$48,635	$40,627	$27,113	$17,610
Charge-offs:
Commercial, financial, and agricultural	(1,189)	(19,063)	(15,912)	(5,081)	(3,925)
Real estate-mortgage	(1,878)	(7,360)	(3,379)	(1,703)	(1,142)
Installment loans to individuals	(3,076)	(4,814)	(7,071)	(7,839)	(7,185)
Overdraft deposit accounts	(1,680)	—	—	—	—

Totals	(7,823)	(31,237)	(26,362)	(14,623)	(12,252)
Recoveries:
Commercial, financial, and agricultural	3,244	5,671	2,144	890	81
Real estate-mortgage	1,811	1,849	513	179	301
Installment loans to individuals	1,300	1,786	1,586	1,588	1,349
Overdraft deposit accounts	590	—	—	—	—

Totals	6,945	9,306	4,243	2,657	1,731

Net charge-offs	(878)	(21,931)	(22,119)	(11,966)	(10,521)
(Recovery of) provision for loan losses	(6,200)	1,800	32,178	25,480	19,286
Balance of (sold) acquired institution	—	—	(2,051)	—	738

Balance at end of year	$21,426	$28,504	$48,635	$40,627	$27,113

As a Percent of Average Total Loans
Net charge-offs	0.07%	1.75%	1.26%	0.61%	0.59%
(Recovery of) provision for loan losses	(0.51)	0.14	1.83	1.29	1.08
As a Percent of Nonperforming and Potential Problem Loans
Allowance for loan losses	528.78%	948.24%	164.54%	199.88%	168.55%

TABLE SEVEN

NON-ACCRUAL, PAST-DUE AND RESTRUCTURED LOANS

	December 31
(in thousands)	2003	2002	2001	2000	1999
Non-accrual loans	$2,140	$2,126	$25,957	$16,676	$9,553
Accruing loans past due 90 days or more	1,195	880	3,434	3,350	5,830
Previously securitized loans past due 90 days or more	717	—	—	—	—
Restructured loans	—	—	167	300	703

	$4,052	$3,006	$29,558	$20,326	$16,086

During 2003 and 2002, the Company recognized approximately $0.08 million and $0.42 million of interest income received in cash on non-accrual and restructured loans. Approximately $0.17 million and $0.61 million of interest income would have been recognized during 2003 and 2002, respectively, if such loans had been current in accordance with their original terms. There were no commitments to provide additional funds on non-accrual, restructured, or other potential problem loans at December 31, 2003 and 2002.

Interest on loans is accrued and credited to operations based upon the principal amount outstanding. The accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest unless the loan is well collateralized and in the process of collection. When interest accruals are discontinued, interest credited to income in the current year that is unpaid and deemed uncollectible is charged to operations. Prior-year interest accruals that are unpaid and deemed uncollectible are charged to the allowance for loan losses, provided that such amounts were specifically reserved.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

TABLE EIGHT

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31
(dollars in thousands)	2003		2002		2001		2000		1999
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
Commercial, financial and agricultural	$13,554	33%	$17,039	32%	$32,428	31%	$23,240	32%	$14,307	31%
Real estate-mortgage	2,874	61	7,363	57	9,493	52	5,546	49	5,874	50
Installment loans to individuals	3,558	6	4,102	11	6,714	17	11,841	19	6,932	19
Overdraft deposit accounts	1,440	—	—	—	—	—	—	—	—	—

	$21,426	100%	$28,504	100%	$48,635	100%	$40,627	100%	$27,113	100%

RETAINED INTERESTS AND PREVIOUSLY SECURITIZED LOANS

Overview: Between 1997 and 1999, the Company completed six securitization transactions involving approximately $759.76 million of fixed rate, junior lien mortgage loans. The Company retains a financial interest in the securitizations comprised of (1) the excess interest collected on the underlying collateral loans over the interest paid to third-party investors and administrative fees and (2) overcollateralization, or the excess principal balance of the underlying collateral loans over the principal balances payable to the third-party investors. As of December 31, 2003, $59.82 million of securitized loans remained outstanding and principal balances payable to investors approximated $13.49 million. Neither the outstanding balance of the collateral loans nor the outstanding principal owed to investors is included in the Company’s Consolidated Balance Sheets. As of December 31, 2003 and 2002, the Company reported retained interests in its securitizations of approximately $34.32 million and $80.92 million, respectively. Principal amounts owed to investors in the securitizations are evidenced by securities (“Notes”). The Notes are subject to redemption, in whole but not in part, at the option of the Company, as owner of the retained interests, or at the option of the Note insurer, on or after the date on which the related Note balance has declined to 5% or less of the original Note balance. Once the Notes have been redeemed, the Company becomes the beneficial owner of the mortgage loans and records the loans as assets of the Company within the loan portfolio. During 2003, the Notes outstanding on four of the Company’s six securitizations declined below the 5% threshold and the Company exercised its early redemption option on each of those securitizations.

Retained Interests: The value of the retained interests is determined using cash flow modeling techniques that incorporate key assumptions related to default, prepayment, and discount rates. Using these assumptions, the Company forecasts the amount and timing of future cash flows that it expects to receive based on the then current outstanding balance of collateral loans and amounts owed to investors. As a result of economic forecasts released during the first quarter of 2001 and the Company’s completion of the sale of its loan servicing responsibilities for its securitized loans to an independent third party, the Company increased its projected cumulative default rate from 13.68% as of December 31, 2000, to 17.15% as of March 31, 2001. This change in assumption resulted in a decline of approximately $21.22 million (pre-tax) in the estimated fair value of the Company’s retained interests. Under accounting rules in effect as of March 31, 2001, the Company recorded a $2.18 million (pre-tax) impairment charge in its Consolidated Statements of Income and a $19.04 million (pre-tax) unrealized loss in its Shareholders’ Equity during the first quarter of 2001.

On April 1, 2001, the Company adopted the accounting provisions of Emerging Issues Task Force Issue 99-20 (“Issue 99-20”), as required. Issue 99-20 set forth specific accounting guidance regarding the recognition of interest income on, and impairment of, retained interests in securitized loans. The required adoption of Issue 99-20 resulted in the Company recording a $29.98 million (pre-tax) or $17.99 million (net of tax) cumulative effect of accounting change during the second

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

quarter of 2001. In conjunction with recording this cumulative effect of accounting change, unrealized losses on the retained interests that were previously recorded as negative adjustments within Shareholders’ Equity were reversed and recorded through the Company’s Consolidated Statements of Income in accordance with the new accounting rules.

In addition to establishing specific guidance related to determining whether impairment exists in the Company’s retained interests, Issue 99-20 also set forth requirements for the recognition of interest income on retained interests in securitized loans. Issue 99-20 requires that interest income on retained interests be recognized over the life of the retained interest using the effective yield method. Using the effective yield approach, the Company recognized $12.47 million, $12.43 million, and $7.43 million of interest income in 2003, 2002, and 2001, respectively. Comparatively, the Company received cash from the retained interests of $6.08 million, $2.73 million, and $0.14 million in 2003, 2002, and 2001, respectively.

Key assumptions used in estimating the fair value of the Company’s retained interests as of December 31, 2003 and 2002, were as follows:

	December 31
	2003	2002
Prepayment speed (CPR):
Through May 2004	35.00%	16.00%
From June 2004 – May 2005	30.00%	16.00%
From June 2005 – May 2006	26.00%	16.00%
After May 2006	20.00%	16.00%
Weighted average cumulative defaults	12.44%	14.19%
Weighted average discount rate	14.00%	14.00%

The projected cumulative default rate has declined from 14.19% as of December 31, 2002, to 12.44% as of December 31, 2003. This percentage is computed using actual loan defaults experienced life-to-date plus forecasted loan defaults projected over the remaining expected life of the loans. Because actual loan defaults have been less than projected and because the loans are experiencing a significantly higher prepayment rate than expected, total projected loan defaults have declined in recent periods.

Previously Securitized Loans: As the Company redeems the outstanding Notes, no gain or loss is recognized in the Company’s financial statements and the remaining mortgage loans are recorded in the Company’s loan portfolio, classified as “previously securitized loans,” at carrying value. Because the carrying value of the mortgage loans incorporates assumptions for expected prepayment and default rates, the carrying value of the loans is generally less than the actual outstanding balance of the loans. As of December 31, 2003, the Company reported a carrying value of previously securitized loans of $58.79 million, while the actual outstanding balance of these loans was $70.09 million. The previously securitized loans are accounted for in accordance with Practice Bulletin 6, Amortization of Discounts of Certain Acquired Loans, as further discussed in Note One, beginning on page 18 of this Annual Report to Shareholders. The difference (“the discount”) between the carrying value and actual outstanding balance of previously securitized loans is accreted into interest income over the life of the loans. Net credit losses on previously securitized loans are first recorded against this discount and, therefore, could impact the yield earned on these loans. Should net credit losses exceed the reported balance of the discount over the life of the loans, credit losses would then be provided for through the Company’s provision and allowance for loan losses.

During 2003, the Company recognized $4.55 million of interest income on its previously securitized loans and received cash of $16.41 million, comprised of principal ($13.24 million) and interest ($3.17 million) payments received from the borrowers. During the first quarter of 2004, the Company completed the redemption of its 1999-1 securitization and recorded an additional $43.49 million carrying value of loans within the loan portfolio.

Summary: The following table summarizes the activity within the reported balance of retained interests and previously securitized loans during 2003 and illustrates the impact on these balances of converting the retained interest asset to loans:

(in thousands)	Retained Interests	Previously Securitized Loans
Balance at December 31, 2002	$80,923	$—
Increase in value resulting from interest accrual	12,446	—
Cash received on retained interests	(6,078)	—
Reclassification due to redemption of outstanding Notes	(52,971)	52,971
Cash remitted to Noteholders in redemption of outstanding Notes	—	17,654
Principal payments on mortgage loans received from borrowers	—	(13,243)
Discount accretion	—	1,406

Balance at December 31, 2003	$34,320	$58,788

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

CERTIFICATES OF DEPOSIT

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2003, are summarized in Table Nine. The Company has time certificates of deposit of $100,000 or more totaling $119.62 million. However, these deposits are primarily small retail depositors of the bank as demonstrated by the average balance across all time certificates of deposit that are less than $125,000.

TABLE NINE

(in thousands)	Amounts	Percentage
Three months or less	$16,005	13%
Over three months through six months	11,863	10
Over six months through twelve months	15,662	13
Over twelve months	76,088	64

Total	$119,618	100%

CONTRACTUAL OBLIGATIONS

The Company has various financial obligations that may require future cash payments according to the terms of the obligations. Demand, both noninterest- and interest-bearing, and savings deposits are, generally, payable immediately upon demand at the request of the customer. Therefore, the contractual maturity of these obligations is presented in the following table as “less than one year”. Time deposits, typically CDs, are customer deposits that are evidenced by an agreement between the Company and the customer that specify stated maturity dates and early withdrawals by the customer are subject to penalties assessed by the Company. Short-term borrowings and long-term debt represent borrowings of the Company and have stated maturity dates. The Company is not a party to any material capital or operating leases as of December 31, 2003. The composition of the Company’s contractual obligations as of December 31, 2003, is presented in the following table:

TABLE TEN

CONTRACTUAL OBLIGATIONS

	Contractual Maturity in
(in thousands)	Less than One Year	Between One and Three Years	Between Three and Five Years	Greater than Five Years	Total
Noninterest-bearing demand deposits	$309,706	$—	$—	$—	$309,706
Interest-bearing demand deposits	393,443	—	—	—	393,443
Savings deposits	278,117	—	—	—	278,117
Time deposits	296,864	193,457	165,146	30	655,496
Short-term borrowings	168,403	—	—	—	168,403
Long-term debt	—	125,000	35,000	30,836	190,836

Total Contractual Obligations	$1,446,533	$318,457	$200,146	$30,866	$1,996,001

OFF-BALANCE SHEET ARRANGEMENTS

The Company has entered into certain agreements and transactions with unconsolidated entities that represent off-balance sheet arrangements that have had a significant impact on the Company’s financial statements and could have a significant impact in future periods. Most notably, as part of the Company’s loan securitization program in prior years, the Company created six securitization trusts that purchased loans from the Company and issued securities (“notes”) to third-party investors in the trusts. Because the trusts were structured as qualifying special purpose entities, the trusts, including the loans owned by the trusts and the notes issued by the trusts, are not included in the Company’s consolidated financial statements. However, as fully disclosed under the caption Retained Interests and Previously Securitized Loans and in Note Six, the Company retained a financial interest in the trusts, resulting in the retained interest asset reported in the Company’s Consolidated Balance Sheets and interest income reported in the Company’s Consolidated Statements of

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Income. As of December 31, 2003, the notes outstanding on four of the original six trusts had been fully redeemed and the remaining loan balances from those four trusts had been recorded in the Company’s Consolidated Balance Sheets.

As disclosed in Note Fifteen, the Company has also entered into agreements to extend credit or provide conditional payments pursuant to standby and commercial letters of credit. While the outstanding commitment obligation is not recorded in the Company’s financial statements, the estimated fair value, which is not material to the Company’s financial statements, of the standby letters of credit is recorded in the Company’s Consolidated Balance Sheets as of December 31, 2003.

CAPITAL RESOURCES

During 2003, Shareholders’ Equity increased $25.30 million, or 15.30%, from $165.39 million at December 31, 2002, to $190.69 million at December 31, 2003. This increase was due to reported net income of $43.69 million for 2003, which was partially offset by cash dividends declared during the year of $13.31 million, common stock purchases of $3.26 million, and a $3.05 million reduction in accumulated other comprehensive income.

As previously disclosed, the Company has authorization to purchase up to 1,000,000 shares of the Company’s common stock in open market transactions, block transactions, private transactions, or otherwise at such times and prices as determined appropriate by management. During 2003, the Company acquired 118,300 shares of its common stock at an average price of $27.54 per share. Since the repurchase program was adopted in July 2002, the Company has purchased 420,700 shares of its common stock. However, there can be no assurance that the Company will continue to reacquire its common shares or to what extent the repurchase program will be successful.

The $3.05 million reduction in accumulated other comprehensive income was comprised of a $2.20 million, net of tax, unrealized loss on the Company’s available for sale investment securities (see Note Three) and an $0.85 million, net of tax, increase in underfunded pension obligations (see Note Thirteen).

During 2002, Shareholders’ Equity increased $19.04 million, or 13.01%, from $146.35 million at December 31, 2001, to $165.39 million at December 31, 2002. This increase was primarily due to reported net income of $32.46 million for 2002, which was partially offset by cash dividends declared during the year of $7.54 million and common stock repurchases of $7.47 million.

Regulatory guidelines require the Company to maintain a minimum total capital to risk-adjusted assets ratio of 8%, with at least one-half of capital consisting of tangible common shareholders’ equity and a minimum Tier I leverage ratio of 4%. Similarly, City National is also required to maintain minimum capital levels as set forth by various regulatory agencies. Under capital adequacy guidelines, City National is required to maintain minimum total capital, Tier I capital, and leverage ratios of 8.00%, 4.00%, and 4.00%, respectively. To be classified as “well capitalized,” City National must maintain total capital, Tier I capital, and leverage ratios of 10.00%, 6.00%, and 5.00%, respectively.

The Capital Securities issued by City Holding Capital Trust (“Trust I”) and, prior to their redemption, by City Holding Capital Trust II (“Trust II”) qualify as regulatory capital for the Company under guidelines established by the Federal Reserve Board. Despite the Company’s redemption of $57.50 million of Capital Securities issued by Trust II during 2003, and City National’s cash dividend to the Parent Company to fund the redemption, regulatory capital ratios remained strong for both City Holding and City National as of December 31, 2003, as illustrated in the following table:

			Actual
	Minimum	Well- Capitalized	December 31
			2003	2002
City Holding:
Total	8.00%	10.00%	13.17%	13.36%
Tier I Risk-based	4.00	6.00	11.93	9.87
Tier I Leverage	4.00	5.00	10.04	8.49

City National:
Total	8.00%	10.00%	11.95%	12.97%
Tier I Risk-based	4.00	6.00	10.72	11.52
Tier I Leverage	4.00	5.00	9.19	10.41

The $30.00 million of Capital Securities issued by Trust I remain outstanding as of December 31, 2003 and continue to qualify as regulatory capital despite the required deconsolidation of Trust I as required by Financial Accounting Standards Board Interpretation No. 46 (see Note Eleven). However, the Federal Reserve Board is currently evaluating whether the deconsolidation of such trusts will affect the qualification of the capital securities as regulatory capital. Should the Federal Reserve Board determine that such trusts no longer qualify for inclusion as regulatory capital, the Company believes that such a determination would not materially affect the Company’s compliance with regulatory capital requirements.

LEGAL ISSUES

On December 28, 2001, the Company, its previous management team, and members of the Boards of Directors of both the Company and City National (the “defendants”) were named in a derivative action filed by a shareholder seeking to recover damages on behalf of the Company. On January 20, 2004, the Company announced that a tentative settlement had been reached in this litigation. The parties then executed a written Settlement Agreement and provided notice to the shareholders as required by West Virginia law. The Settlement Agreement provided that Travelers Casualty and Surety Company of America, the insurer of the defendants, agreed to

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

pay $9 million to the Company to settle all claims in the suit in exchange for a full release of all claims. On February 2, 2004, the Circuit Court of Kanawha County, West Virginia, conducted a hearing and entered an Order finding that the settlement was in good faith, approved the notice to be sent to shareholders, and further scheduled a hearing for March 5, 2004 to hear any shareholder objections. At the hearing on March 5, 2004, the Court gave final approval to the settlement conditioned upon a supplemental shareholder notice being sent to a small group of shareholders and the absence of any written objection by these shareholders prior to March 19, 2004. The Court further awarded approximately $3.5 million in attorney fees and costs to be paid to plaintiffs’ counsel out of the settlement proceeds. The Company expects to receive proceeds, net of attorneys’ fees, of approximately $4.1 million to $4.9 million, which will contribute approximately $0.16 to $0.19 per share after-tax earnings in 2004.

City National is subject to local business and occupation taxes (“B&O taxes”) based upon specified sources of revenues as they are received within municipalities in West Virginia. Beginning in 1999, City National reduced the B&O taxes that it paid to municipalities in which it operates consistent with an interpretation that the Company received from the West Virginia Department of Tax and Revenue. In November 2000, the City of Beckley, West Virginia, assessed City National at the rate existing prior to the reduction taken by City National. On March 19, 2001, an administrative law judge upheld the City of Beckley’s assessment and related penalties. City National appealed the administrative law judge’s decision to the Circuit Court of Raleigh County, West Virginia, which affirmed the administrative law judge’s decision on November 15, 2001. City National appealed this decision to the Supreme Court of Appeals of West Virginia, which affirmed the circuit court’s decision in a ruling issued on March 14, 2003. As a result, City National remitted B&O tax payments, representing the difference between amounts previously paid by City National and amounts determined payable as a result of the Supreme Court’s decision. The additional tax payments had no material effect on the Company’s 2003 earnings.

In addition, the Company and City National are engaged in various legal actions that it deems to be in the ordinary course of business. The Company and City National believe that they have adequately provided for probable costs of current litigation. As these legal actions are resolved, however, the Company or City National could realize positive and/or negative impact to its financial performance in the period in which these legal actions are ultimately decided. There can be no assurance that current actions will have immaterial results, either positive or negative, or that no material actions will be presented in the future.

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical fact included in this Annual Report, including statements in the Letter to Shareholders and in Management’s Discussion and Analysis of Financial Condition and Results of Operations are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such information involves risks and uncertainties that could cause the Company’s actual results to differ from those projected in the forward-looking information. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality, (2) the Company may not continue to experience significant recoveries of previously charged-off loans and the Company may incur increased charge-offs in the future, (3) the Company may experience increases in the default rates on its retained interests in securitized mortgages or previously securitized loans causing the yields on these assets to decline, (4) the Company may not realize the expected cash payments that it is presently accruing from its retained interests in securitized mortgages or its previously securitized loans, (5) the Company could have adverse legal actions of a material nature, (6) the Company may face a loss of customers through competition or due to demographic trends within its markets, (7) the Company may be unable to manage its expense levels, (8) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions, (9) changes in general economic conditions and increased competition could adversely affect the Company’s operating results, (10) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company’s operating results, and (11) the Company may experience difficulties growing loan and deposit balances, or (12) the Company may experience difficulties maintaining the integrity and competitiveness of its data-processing and other core operating hardware and software platforms. Forward-looking statements made herein reflect management’s expectations as of the date such statements are made. Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

City Holding Company

We have audited the accompanying consolidated balance sheets of City Holding Company and subsidiaries (“the Company”) as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of City Holding Company and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

As discussed in Note Six to the Consolidated Financial Statements, in 2001 the Company changed its method of accounting for its retained interests in securitized assets. As required, the Company adopted the accounting provisions of Emerging Issues Task Force (“EITF”) Issue 99-20 on April 1, 2001. This new accounting guidance changed the method for determining impairment and the recognition of interest income on retained interests in securitized assets. As a result of adopting EITF 99-20, the Company recorded a $29.98 million pre-tax, or $17.99 million net of tax, impairment loss in its Consolidated Statements of Income for the year ended December 31, 2001.

/s/ Ernst & Young LLP

Charleston, West Virginia

February 17, 2004

CONSOLIDATED BALANCE SHEETS

CITY HOLDING COMPANY AND SUBSIDIARIES

	December 31
(in thousands)	2003	2002
Assets
Cash and due from banks	$58,216	$64,003
Interest-bearing deposits in depository institutions	5,122	45,315
Federal funds sold	—	20,000

Cash and Cash Equivalents	63,338	129,318
Investment securities available-for-sale, at fair value	645,663	445,384
Investment securities held-to-maturity, at amortized cost (approximate fair value at December 31, 2003 and 2002 - $63,667 and $74,415, respectively)	59,298	72,410

Total Investment Securities	704,961	517,794
Securities purchased under agreement to resell	—	27,202
Loans:
Residential real estate	446,134	471,806
Home equity	282,481	210,753
Commercial real estate	351,284	273,904
Other commercial	76,167	95,323
Loans to depository institutions	—	20,000
Installment	33,651	64,181
Indirect	24,707	48,709
Credit card	18,979	19,715
Previously securitized loans	58,788	—

Gross Loans	1,292,191	1,204,391
Allowance for loan losses	(21,426)	(28,504)

Net Loans	1,270,765	1,175,887
Retained interests	34,320	80,923
Bank-owned life insurance	49,214	12,894
Premises and equipment	35,338	37,802
Accrued interest receivable	10,216	11,265
Net deferred tax assets	29,339	35,895
Other assets	16,939	18,931

Total Assets	$2,214,430	$2,047,911

Liabilities
Deposits:
Noninterest-bearing	$309,706	$281,290
Interest-bearing:
Demand deposits	393,443	377,165
Savings deposits	278,117	286,198
Time deposits	655,496	619,927

Total Deposits	1,636,762	1,564,580
Short-term borrowings	168,403	173,221
Long-term debt	190,836	112,500
Other liabilities	27,739	32,217

Total Liabilities	2,023,740	1,882,518
Shareholders’ Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued	—	—
Common stock, par value $2.50 per share: 50,000,000 shares authorized; 16,919,248 shares issued and outstanding at December 31, 2003 and 2002, respectively, including 274,881 and 261,563 shares in treasury	42,298	42,298
Capital surplus	57,364	59,029
Retained earnings	96,460	66,076
Cost of common stock in treasury	(6,803)	(6,426)
Accumulated other comprehensive income:
Unrealized gain on securities available-for-sale	3,762	5,960
Underfunded pension liability	(2,391)	(1,544)

Total Accumulated Other Comprehensive Income	1,371	4,416

Total Shareholders’ Equity	190,690	165,393

Total Liabilities and Shareholders’ Equity	$2,214,430	$2,047,911

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

CITY HOLDING COMPANY AND SUBSIDIARIES

	Year Ended December 31
(in thousands, except per share data)	2003	2002	2001
Interest Income
Interest and fees on loans	$81,296	$93,380	$150,036
Interest on investment securities:
Taxable	21,267	19,871	15,518
Tax-exempt	2,112	2,701	3,340
Interest on retained interests	12,465	12,427	7,430
Interest on deposits in depository institutions	114	—	—
Interest on federal funds sold	36	586	1,156

Total Interest Income	117,290	128,965	177,480
Interest Expense
Interest on deposits	22,537	29,350	67,543
Interest on short-term borrowings	792	2,765	8,604
Interest on long-term debt	8,456	10,184	10,268

Total Interest Expense	31,785	42,299	86,415

Net Interest Income	85,505	86,666	91,065
(Recovery of) provision for loan losses	(6,200)	1,800	32,178

Net Interest Income After Provision for Loan Losses	91,705	84,866	58,887
Non-Interest Income
Investment securities (losses) gains	(148)	1,459	2,382
Service charges	28,422	23,500	17,905
Insurance commissions	2,467	1,884	2,214
Trust fee income	1,575	1,334	1,385
Bank-owned life insurance	1,320	628	616
Mortgage banking income	517	856	4,020
Gain from sales of subsidiaries, divisions, and branches	—	—	8,036
Other income	5,510	4,443	6,294

Total Non-Interest Income	39,663	34,104	42,852
Non-Interest Expense
Salaries and employee benefits	31,070	31,915	42,758
Occupancy and equipment	6,015	6,655	9,377
Depreciation	4,411	5,749	8,777
Professional fees and litigation expense	2,879	2,857	9,248
Postage, delivery, and statement mailings	2,646	3,192	2,563
Advertising	2,340	2,568	2,465
Telecommunications	1,874	2,404	4,054
Insurance and regulatory	1,266	1,656	2,134
Office supplies	1,428	1,557	2,234
Repossessed asset (gains) losses and expenses	(691)	664	2,557
Loss on early extinguishment of debt	2,388	—	—
Loan production office advisory fees	—	—	2,198
Loss on disposal and impairment of fixed assets	—	—	3,951
Retained interest impairment	—	—	2,182
Other expenses	9,797	10,572	19,907

Total Non-Interest Expense	65,423	69,789	114,405

Income (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	65,945	49,181	(12,666)
Income tax expense (benefit)	22,251	16,722	(4,651)

Income (Loss) Before Cumulative Effect of Accounting Change	43,694	32,459	(8,015)
Cumulative effect of accounting change, net of tax	—	—	(17,985)

Net Income (Loss)	$43,694	$32,459	$(26,000)

CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

	Year Ended December 31
(in thousands, except per share data)	2003	2002	2001
Basic earnings (loss) per common share:
Income (loss) before cumulative effect of accounting change	$2.63	$1.93	$(0.47)
Cumulative effect of accounting change	—	—	(1.07)

Net Income (Loss)	$2.63	$1.93	$(1.54)

Diluted earnings (loss) per common share:
Income (loss) before cumulative effect of accounting change	$2.58	$1.90	$(0.47)
Cumulative effect of accounting change	—	—	(1.07)

Net Income (Loss)	$2.58	$1.90	$(1.54)

Dividends declared per common share	$0.80	$0.45	$—

Average common shares outstanding:
Basic	16,634	16,809	16,888

Diluted	16,947	17,072	16,888

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF

CHANGES IN SHAREHOLDERS’ EQUITY

CITY HOLDING COMPANY AND SUBSIDIARIES

(in thousands)	Common Stock (Par Value)	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders’ Equity
Balances at December 31, 2000	$42,232	$59,174	$67,152	$(4,965)	$(136)	$163,457
Comprehensive loss:
Net loss	—	—	(26,000)	—	—	(26,000)
Other comprehensive loss, net of deferred income tax expense of $5,928:
Unrealized gain on securities of $2,401, net of reclassification adjustments for losses included in net income of $6,491	—	—	—	8,892	—	8,892

Total comprehensive loss						(17,108)

Balances at December 31, 2001	42,232	59,174	41,152	3,927	(136)	146,349

Comprehensive income:
Net income	—	—	32,459	—	—	32,459
Other comprehensive income, net of deferred income tax expense of $326:
Unrealized gain on securities of $2,101, net of reclassification adjustments for gains included in net income of $68	—	—	—	2,033	—	2,033
Underfunded pension liability of $2,573, net of tax	—	—	—	(1,544)	—	(1,544)

Total comprehensive income						32,948
Cash dividends declared ($0.45 per share)	—	—	(7,535)	—	—	(7,535)
Exercise of 72,151 stock options	66	(145)	—	—	1,183	1,104
Purchase of 302,400 common shares for treasury	—	—	—	—	(7,473)	(7,473)

Balances at December 31, 2002	42,298	59,029	66,076	4,416	(6,426)	165,393

Comprehensive income:
Net income	—	—	43,694	—	—	43,694
Other comprehensive loss, net of deferred income tax benefit of $2,030:
Unrealized loss on securities of $2,549, net of reclassification adjustments for losses included in net income of $346	—	—	—	(2,198)	—	(2,198)
Increase in underfunded pension liability of $1,411, net of tax	—	—	—	(847)	—	(847)

Total comprehensive income						40,649
Cash dividends declared ($0.80 per share)	—	—	(13,310)	—	—	(13,310)
Exercise of 104,982 stock options	—	(1,665)	—	—	2,881	1,216
Purchase of 118,300 common shares for treasury	—	—	—	—	(3,258)	(3,258)

Balances at December 31, 2003	$42,298	$57,364	$96,460	$1,371	$(6,803)	$190,690

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

CITY HOLDING COMPANY AND SUBSIDIARIES

	Year Ended December 31
(in thousands)	2003	2002	2001
Operating Activities
Net income (loss)	$43,694	$32,459	$(26,000)
Cumulative effect of accounting change, net of tax	—	—	17,985

Net income (loss) before cumulative effect of accounting change	43,694	32,459	(8,015)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization and accretion	2,053	1,621	1,014
Loss on fixed asset disposals	—	—	3,951
Provision for depreciation	4,411	5,749	8,777
(Recovery of) provision for loan losses	(6,200)	1,800	32,178
Loss on early extinguishment of debt	2,246	—	—
Deferred income tax expense (benefit)	8,591	11,214	(8,463)
Net periodic pension benefit	(156)	(322)	(273)
Loans originated for sale	—	—	(93,875)
Proceeds from loans sold	—	2,929	112,146
Realized gains on loans sold	—	(445)	(3,039)
(Increase) decrease in retained interests	(6,368)	(9,652)	2,435
Increase in value of bank-owned life insurance	(1,320)	(628)	(616)
Realized investment securities losses (gains)	148	(1,459)	(2,382)
Decrease in accrued interest receivable	954	1,157	4,821
(Increase) decrease in other assets	(575)	4,739	6,401
(Decrease) increase in other liabilities	(5,266)	2,901	(12,661)

Net Cash Provided by Operating Activities	42,212	52,063	42,399

Investing Activities
Proceeds from maturities and calls of securities held to maturity	13,714	4,994	—
Purchases of securities held-to-maturity	(1,072)	(40,783)	—
Proceeds from sales of securities available-for-sale	833,637	348,052	262,241
Proceeds from maturities and calls of securities available-for-sale	215,734	165,014	171,546
Purchases of securities available-for-sale	(1,256,419)	(608,709)	(431,113)
Net (increase) decrease in loans	(16,647)	147,121	400,832
Redemption of retained interests	(17,654)	—	—
Investment in bank-owned life insurance	(35,000)	—	—
Net cash paid in sales of subsidiaries, divisions, and branches	—	—	(37,869)
Realized gain on sales of subsidiaries, divisions, and branches	—	—	(8,036)
Purchases of premises and equipment	(1,947)	(373)	(3,511)

Net Cash (Used in) Provided by Investing Activities	(265,654)	15,316	354,090

Financing Activities
Net increase (decrease) in noninterest-bearing deposits	28,416	(3,359)	16,280
Net increase (decrease) in interest-bearing deposits	43,766	(123,356)	(234,508)
Net increase (decrease) in short-term borrowings	21,466	19,733	(98,562)
Proceeds from long-term debt	145,836	10,000	—
Repayment of long-term debt	(10,000)	—	—
Redemption of trust-preferred securities	(57,500)	—	—
Purchases of treasury stock	(3,258)	(7,473)	—
Exercise of stock options	1,216	1,104	—
Cash dividends paid	(12,480)	(5,037)	—

Net Cash Provided by (Used in) Financing Activities	157,462	(108,388)	(316,790)

(Decrease) Increase in Cash and Cash Equivalents	(65,980)	(41,009)	79,699
Cash and cash equivalents at beginning of year	129,318	170,327	90,628

Cash and Cash Equivalents at End of Year	$63,338	$129,318	$170,327

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

Principles of Consolidation: The consolidated financial statements include the accounts of City Holding Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Description of Principal Markets and Services: The Company is a bank holding company headquartered in Charleston, West Virginia and conducts its principal activities through its wholly-owned subsidiary, City National Bank of West Virginia (“City National”). City National is a retail and consumer-oriented community bank with 53 offices in West Virginia and Ohio. Principal activities include providing deposit, credit, trust, and insurance related products and services. The Company’s conducts its business activities through one reportable business segment, which is community banking.

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

Loans: Loans, excluding previously securitized loans, which are discussed separately below, are reported at the principal amount outstanding, net of unearned income.

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

Interest income during the period the loan is non-performing is recorded on a cash basis after recovery of principal is reasonably assured. Cash payments received on non-performing loans are typically applied directly against the outstanding principal balance until the loan is fully repaid. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

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

Previously Securitized Loans: Amounts reported in the Consolidated Balance Sheets as “previously securitized loans” represent the carrying value of loans beneficially owned by the Company as a result of having fully redeemed the obligations owed to investors (“notes”) in certain of the Company’s securitization transactions. The loans were recorded at their carrying values, which were comprised of the carrying value of the related retained interest asset underlying the securitization plus amounts remitted by the Company to the noteholders to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

redeem the notes. Because the carrying value of the retained interests incorporated assumptions with regard to expected prepayment and default rates on the loans and also considered the expected timing and amount of cash flows to be received by the Company, the carrying value of the retained interests and the carrying value of the loans is less than the actual outstanding balance of the loans. However, no gain or loss was recognized in the Company’s financial statements upon recording the loans into the Company’s loan portfolio and, as a result, the loans are recorded at a discount to their actual outstanding balances.

In accordance with Practice Bulletin 6, Amortization of Discounts of Certain Acquired Loans, issued by the Accounting Standards Executive Committee, the Company is accounting for the difference between the carrying value and the outstanding balance of these loans as an adjustment of the yield earned on these loans over their remaining lives. The discount is accreted to income over the period during which payments are probable of collection and are reasonably estimable. Additionally, the collectibility of previously securitized loans is evaluated over the remaining lives of the loans. If, upon evaluation, the estimate of the total probable collections is increased or decreased but is still greater than the sum of the original carrying amount less subsequent collections plus the discount accreted to date, and it is probable that collection will occur, the amount of the discount to be accreted is adjusted accordingly and the amount of periodic accretion is adjusted over the remaining lives of the loans. If, upon evaluation, the estimate of amounts probable of collection is reduced and it is less than the original carrying value less collections plus the discount accreted to date, accretion would cease and an allowance for uncollectibility would be provided for through the allowance and provision for loan losses.

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

In assessing the adequacy of its allowance for loan losses, the Company stratifies the loan portfolio into seven major groupings, including commercial real estate, other commercial, residential real estate, home equity, and others. Historical loss rates, as adjusted, are applied against the then outstanding balance of loans in each classification to estimate probable losses inherent in each segment of the portfolio. Historical loss rates are adjusted using a systematic, weighted probability analysis of potential risk factors that could result in actual losses deviating from prior loss experience. Risk factors considered by the Company in completing this analysis include: (1) unemployment and economic trends in the Company’s markets, (2) concentrations of credit, if any, within any industries, (3) trends in loan growth, loan mix, delinquencies, losses or credit impairment, (4) adherence to lending policies and others. Each risk factor is assigned a rating of low, moderate/increasing, or high based on the Company’s assessment of the risk to loss associated with each factor. Each risk factor is then weighted to consider probability of occurrence.

Certain larger loan relationships, generally those within the commercial real estate and other commercial loan portfolios, that exhibit characteristics of credit deterioration are excluded from the analysis noted above and, instead, are subject to individual analyses. When appropriate, reserves are specifically allocated to individual loans based on the Company’s review of these individual loans and loan relationships. Such an evaluation is based on the Company’s estimation of the borrower’s ability to repay the loan from cash flows, collateral liquidation, and other options available to the Company to pursue collection.

Additionally, all loans within the portfolio are subject to internal risk grading. Risk grades are generally assigned by the primary lending officer and are periodically evaluated by the Company’s internal loan review process. Based on an individual loan’s risk grade, pre-established estimated loss percentages are applied to the outstanding balance of the loan to determine the amount of reserve required to be established for probable losses.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

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

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred, while improvements that extend the useful life of premises and equipment are capitalized and depreciated over the estimated remaining life of the asset.

Goodwill and Other Intangible Assets: Effective January 1, 2002, the Company adopted Financial Accounting Standards Board (“FASB”) Statement No. 142 (“Statement No. 142”), Goodwill and Other Intangible Assets. Statement No. 142 discontinued the practice of amortizing goodwill and indefinite lived intangible assets. Instead, Statement No. 142 requires an annual review for impairment in the recorded value of goodwill and indefinite lived intangible assets. Goodwill is tested for impairment between the annual tests if an event occurs or circumstances change that more than likely reduce the fair value of a reporting unit below its carrying value. An indefinite-lived intangible asset is tested for impairment between the annual tests if an event occurs or circumstances change indicating that the asset might be impaired.

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

Advertising costs: Advertising costs are expensed as incurred.

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

Pro forma information regarding net income and earnings per share is required to be disclosed by Statement No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for the options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	2003	2002	2001
Risk-free interest rate	2.90%	4.34%	3.88%
Expected dividend yield	2.86%	2.50%	0.00%
Volatility factor	0.430	0.437	0.411
Expected life of option	5 years	5 years	5 years

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options’ vesting period. Pro forma net income (loss), basic earnings (loss) per share, and diluted earnings (loss) per share for the years ended December 31, 2003, 2002, and 2001 were:

(in thousands)	2003	2002	2001
Net income (loss), as reported	$43,694	$32,459	$(26,000)
Pro forma stock-based employee compensation expense, net of tax	(1,213)	(893)	(160)

Net income (loss), pro forma	$42,481	$31,566	$(26,160)

	2003	2002	2001
Basic earnings (loss) per share, as reported	$2.63	$1.93	$(1.54)
Pro forma stock-based employee compensation expense, net of tax	(0.08)	(0.05)	(0.01)

Basic earnings (loss) per share, pro forma	$2.55	$1.88	$(1.55)

	2003	2002	2001
Diluted earnings (loss) per share, as reported	$2.58	$1.90	$(1.54)
Pro forma stock-based employee compensation expense, net of tax	(0.08)	(0.05)	(0.01)

Basic earnings (loss) per share, pro forma	$2.50	$1.85	$(1.55)

Basic and Diluted Earnings per Common Share: Basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares outstanding increased by the number of shares of common stock which would be issued assuming the exercise of stock options and other common stock equivalents. The incremental shares related to stock options were 313,000 and 263,000 in 2003 and 2002. Stock options and common stock equivalents had no effect on average shares outstanding for purposes of computing diluted earnings per share for 2001.

Recent Accounting Pronouncements: In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3 (“the SOP”), Accounting for Certain Loans or Debt Securities Acquired in a Transfer, which addresses the accounting for differences between the contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans acquired in a transfer if those differences are attributable, at least in part, to credit quality. The SOP requires that the excess of expected cash flows over contractual cash flows generally should be recognized prospectively through adjustment to the yield over the remaining life of the loans, similar to Practice Bulletin 6, which was discussed previously in Note One under the caption Previously Securitized Loans. However, the SOP amended certain provisions of Practice Bulletin 6 and requires that decreases in cash flows expected to be collected should be recognized as an impairment loss in the period the impairment is determined. Practice Bulletin 6 permitted the yield to decrease below the initial yield and to fall ultimately to zero, thereby spreading the effect of the change in estimate over the remaining life of the loans. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. For loans acquired in fiscal years beginning on or before December 15, 2004, and within the scope of Practice Bulletin 6, the impairment provisions of this SOP should be applied prospectively for fiscal years beginning after December 15, 2004. The Company continues to evaluate the requirements of SOP 03-3 but does not believe, based on facts and circumstances as of December 31, 2003, that the adoption of this SOP will have a material effect on the Company’s financial condition or results of operations.

In December 2003, the FASB revised Statement No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits. The revised statement retains disclosures required by the original Statement No. 132 and requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension and other postretirement plans. In addition, the revised Statement No. 132 requires interim period disclosure of the components of net periodic benefit costs and contributions if significantly different from previously reported amounts. See Note Fifteen for the additional pension and other postretirement benefit disclosures as the Company adopted the provisions of Statement No. 132 as of December 31, 2003.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”), an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to improve financial reporting of special purpose and other entities. FIN 46 provides guidance on how to identify a variable-interest entity (“VIE”) and determine when the assets, liabilities, and results of operations of a VIE are to be included in an entity’s consolidated financial statements. A VIE is a partnership, limited liability company, trust, or other legal entity that does not have sufficient equity to permit it to finance its activities without additional subordinated financial support from other parties, or whose investors lack certain characteristics associated with owning a controlling financial interest. Business enterprises that represent the primary beneficiary of a VIE must consolidate the VIE in its financial statements. Prior to the issuance of FIN 46, consolidation generally occurred when an enterprise controlled another entity through voting interests. The consolidation provisions of FIN 46 apply to VIEs entered into after January 31, 2003, and for pre-existing VIEs in the first interim reporting period after December 15, 2003. In December 2003, the FASB reissued FIN 46 with certain modifications and clarifications. Application of this guidance was effective for interests in certain VIEs as of December 31, 2003. Application for all other types of entities is required for periods ending after March 15, 2004, unless previously applied.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

The Company applied the provisions of FIN 46 as of December 31, 2003, which resulted in the deconsolidation of City Holding Capital Trust from the Company’s Consolidated Balance Sheets. City Holding Capital Trust is a subsidiary trust of the Company that was formed exclusively for the purpose of issuing mandatorily redeemable trust-preferred capital securities.

Management has evaluated the applicability of FIN 46 on various investments and other business interests and has determined that the adoption of FIN 46 has no additional implications other than the deconsolidation of City Holding Capital Trust II.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 clarifies the requirements of Financial Accounting Standards No. 5, Accounting for Contingencies, relating to guarantees, expands the disclosures to be made by a guarantor about its obligations under certain guarantees and requires the guarantor to recognize a liability for the obligation assumed under the guarantee. In general, FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying variable (a specified interest rate, security price, commodity price, foreign exchange rate, index of prices or rates, or other variable) that is related to an asset, liability, or equity security of the guaranteed party. Certain guarantee contracts are excluded from both the disclosure and recognition requirements of this interpretation, including, among others, guarantees relating to employee compensation, residual value guarantees under capital lease arrangements, commercial letters of credit, loan commitments, subordinated interests in an SPE and guarantees of a company’s own future performance. Adoption of FIN 45 did not have a material effect on the Company’s financial condition or results of operations.

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

Statements of Cash Flows: Cash paid for interest, including interest paid for long-term debt and trust-preferred securities, was $33.99 million, $47.52 million, and $91.38 million in 2003, 2002, and 2001, respectively. During 2003 and 2001, the Company paid $14.61 million and $1.34 million, respectively, for income taxes. During 2002, the Company received net income tax refunds of $6.77 million.

Reclassifications: Certain amounts in the 2002 and 2001 financial statements have been reclassified to conform to the 2003 presentation. Such reclassifications had no impact on net income or shareholders’ equity.

NOTE TWO

RESTRICTIONS ON CASH AND DUE FROM BANKS

City National is required to maintain an average reserve balance with the Federal Reserve Bank of Richmond to compensate for services provided by the Federal Reserve and to meet statutory required reserves for demand deposits. The average amount of the reserve balance for the year ended December 31, 2003, was approximately $11.09 million.

NOTE THREE

INVESTMENTS

The aggregate carrying and approximate market values of securities follow. Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable financial instruments.

	December 31, 2003
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$45,348	$2,305	$—	$47,653
Obligations of states and political subdivisions	27,136	748	(28)	27,856
Mortgage-backed securities	432,159	3,018	(728)	434,449
Other debt securities	34,114	686	(119)	34,681

Total Debt Securities	538,757	6,757	(875)	544,639
Equity securities and investment funds	100,923	119	(18)	101,024

Total Securities Available-for-Sale	$639,680	$6,876	$(893)	$645,663

Securities held-to-maturity:
Obligations of states and political subdivisions	$17,635	$753	$(1)	$18,387
Other debt securities	41,663	3,890	(273)	45,280

Total Securities Held-to-Maturity	$59,298	$4,643	$(274)	$63,667

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

	December 31, 2002
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$107,108	$5,607	$—	$112,715
Obligations of states and political subdivisions	22,687	804	—	23,491
Mortgage-backed securities	130,739	2,819	—	133,558
Other debt securities	51,591	101	(76)	51,616

Total Debt Securities	312,125	9,331	(76)	321,380
Equity securities and investment funds	123,945	59	—	124,004

Total Securities Available-for-Sale	$436,070	$9,390	$(76)	$445,384

Securities held-to-maturity:
Obligations of states and political subdivisions	$31,657	$1,134	$(2)	$32,789
Other debt securities	40,753	1,781	(908)	41,626

Total Securities Held-to-Maturity	$72,410	$2,915	$(910)	$74,415

Certain investment securities owned by the Company were in an unrealized loss position (i.e., amortized cost basis exceeded the estimated fair value of the securities) as of December 31, 2003. The following table segregates those securities by the length of time the unrealized loss position has existed.

Less Than Twelve Months in Unrealized Loss Position

(in thousands)	Amortized Cost	Estimated Fair Value	Unrealized Loss
Securities available-for-sale:
Obligations of states and political subdivisions	$1,179	$1,151	$(28)
Mortgage-backed securities	62,743	62,015	(728)
Other debt securities	3,469	3,368	(101)
Equity securities and investment funds	1,500	1,482	(18)

Securities held-to-maturity:
Obligations of states and political subdivision	435	434	(1)
Other debt securities	4,798	4,720	(78)

Total	$74,124	$73,170	$(954)

Greater Than Twelve Months in Unrealized Loss Position
(in thousands)	Amortized Cost	Estimated Fair Value	Unrealized Loss
Securities available-for-sale:
Other debt securities	$3,028	$3,010	$(18)
Securities held-to-maturity:
Other debt securities	2,019	1,824	(195)

Total	$5,047	$4,834	$(213)

Of the $1.17 million of gross unrealized losses as of December 31, 2003, $0.73 million, or 62.39%, of the total unrealized losses, is attributable to investments in mortgage-backed securities issued by FNMA, FHLMC, or private issuers who underwrite to similar standards. These unrealized losses are primarily the result of changes in interest rates, as opposed to the credit quality of the investment. An additional $0.39 million, or 33.33%, of the total unrealized losses, is attributable to “other debt securities,” which is largely comprised of investments in trust-preferred securities issued by other financial institutions. Investments in trust-preferred securities were predominantly investment grade or were reviewed and approved for investment by the Company’s executive loan committee. On a quarterly basis, management updates its evaluation of the creditworthiness of the trust-preferred issuers to evaluate if impairment in the value of the investment has occurred. Based on management’s updated analyses as of December 31, 2003, it was determined that investments in trust-preferred securities were not other-than-temporarily impaired. The Company has both the intent and ability to hold the securities with unrealized losses for a sufficient time to recover the amortized cost.

The amortized cost and estimated fair value of debt securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties. Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

(in thousands)	Cost	Estimated Fair Value
Securities Available-for-Sale
Due in one year or less	$17,716	$18,085
Due after one year through five years	28,596	29,639
Due after five years through ten years	41,776	44,065
Due after ten years	450,669	452,850

	$538,757	$544,639

Securities Held-to-Maturity
Due in one year or less	$3,160	$3,219
Due after one year through five years	9,199	9,646
Due after five years through ten years	4,758	4,995
Due after ten years	42,181	45,807

	$59,298	$63,667

ONOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

Gross gains and gross losses realized by the Company from investment security transactions are summarized in the table below:

(in thousands)	2003	2002	2001
Gross realized gains	$696	$1,459	$2,672
Gross realized losses	(844)	—	(290)

Investment security (losses) gains	$(148)	$1,459	$2,382

The carrying value of securities pledged to secure public deposits and for other purposes as required or permitted by law approximated $157.43 million and $158.11 million at December 31, 2003 and 2002, respectively.

NOTE FOUR

SECURITIES PURCHASED UNDER AGREEMENT TO RESELL

As part of its interest rate risk management process, during 2002 the Company sold a U.S. Treasury bond that it did not own, but instead borrowed from an independent third party. The obligation to present the bond at its maturity is reported as a liability in the Consolidated Balance Sheets within the caption “Short-term borrowings.” The face value of the U.S. Treasury bond involved in this transaction is $26.00 million with a stated interest rate of 10.75% and it matured February 15, 2003.

NOTE FIVE

ALLOWANCE FOR LOAN LOSSES

A summary of changes in the allowance for loan losses follows:

(in thousands)	2003	2002	2001
Balance at January 1	$28,504	$48,635	$40,627
(Recovery of) provision for possible loan losses	(6,200)	1,800	32,178
Charge-offs	(7,823)	(31,237)	(26,362)
Recoveries	6,945	9,306	4,243
Balance of sold institutions	—	—	(2,051)

Balance at December 31	$21,426	$28,504	$48,635

During 2003, the Company experienced lower than anticipated losses and, generally, improving credit quality within certain segments of its loan portfolio. The Company also experienced greater than expected success in pursuing recoveries of previously charged-off loans. Additionally, the composition of the loan portfolio has changed significantly over the last two years as loans secured by real estate have increased from 73% of the portfolio at December 31, 2001, to 84% (excluding previously securitized loans) of the portfolio as of December 31, 2003. As a result of these factors and based on the Company’s analysis of the allowance for loan losses as of December 31, 2003, the Company recorded negative loan loss provision of $6.20 million during 2003.

The recorded investment in loans on nonaccrual status and loans past due 90 days or more and still accruing interest is included in the following table:

(in thousands)	2003	2002
Nonaccrual loans	$2,140	$2,126
Accruing loans past due 90 days or more	1,195	880
Previously securitized loans past due 90 days or more	717	—

Total	$4,052	$3,006

Information pertaining to impaired loans is included in the following table:

(in thousands)	2003	2002
Impaired loans with a valuation reserve	$4,052	$3,010
Impaired loans with no valuation reserve	—	—
Total impaired loans	$4,052	$3,010

Valuation reserve on impaired loans	$1,069	$790

The average recorded investment in impaired loans during 2003, 2002, and 2001 was $3.33 million, $9.35 million, and $29.90 million, respectively.

NOTE SIX

RETAINED INTERESTS AND PREVIOUSLY SECURITIZED LOANS

Between 1997 and 1999, the Company completed six securitization transactions involving approximately $759.76 million of fixed rate, junior lien mortgage loans. As described in Note One, the Company retained a financial interest in each of the securitizations. Principal amounts owed to investors are evidenced by securities (“Notes”). The Notes are subject to redemption, in whole but not in part, at the option of the Company, as owner of the retained interests in the securitization transactions, or at the option of the Note insurer, on or after the date on which the related Note balance has declined to 5% or less of the original Note balance. Once the Notes have been redeemed, the Company becomes the beneficial owner of the mortgage loans and records the loans as assets of the Company within the loan portfolio. Through December 31, 2003, the outstanding Note balances of the Company’s 1997-1, 1998-2, 1998-3, and 1998-4 securitizations had declined below this 5% threshold and the Company exercised its early redemption options for each of these securitizations. The table below summarizes information regarding delinquencies, net credit losses, and outstanding collateral balances of securitized loans and previously securitized loans for the dates presented:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

	December 31
(in thousands)	2003	2002	2001
Loans Underlying Retained Interests (a):
Total principal amount of loans outstanding	$59,822	$226,424	$362,051
Principal amount of loans between 30 and 89 days past due	2,664	6,873	15,265
Principal amount of loans between 90 and 119 days past due	2,648	4,847	8,444
Net credit losses during the year	5,116	14,994	23,793

Previously Securitized Loans:
Total principal amount of loans outstanding	$70,087	$—	$—
Discount	(11,299)	—	—

Net book value	$58,788	$—	$—

Principal amount of loans between 30 and 89 days past due	5,055	—	—
Principal amount of loans between 90 and 119 days past due	717	—	—
Net credit losses during the year	1,206	—	—

(a)	The outstanding balance of mortgage loans underlying retained interests and the related Note balances are not included in the consolidated balance sheets of the Company.

As the Company redeems the outstanding Notes from its securitizations, no gain or loss is recognized in the Company’s financial statements and the remaining mortgage loans are recorded in the Company’s loan portfolio at carrying value. Because the book value of the mortgage loans incorporates assumptions for expected prepayment and default rates, the book value of the loans is generally less than the actual outstanding balance of the mortgage loans. As of December 31, 2003, the Company reported a book value of previously securitized loans of $58.79 million whereas the actual outstanding balance of previously securitized loans at December 31, 2003, was $70.09 million. The difference (“the discount”) between the book value and actual outstanding balance of previously securitized loans is accreted into interest income over the life of the loans. Net credit losses on previously securitized loans are, first, recorded against this discount and, therefore, could impact the yield earned on these assets. Should net credit losses exceed the reported balance of the discount over the life of the loans, credit losses would need to be provided for through the Company’s provision and allowance for loan losses.

As of December 31, 2003, the 1999-1 securitization represented $32.88 million, or 95.80%, of the carrying value of the Company’s retained interest asset. In February 2004, the Company completed the redemption of the Notes outstanding from the 1999-1 securitization, thereby reducing the carrying value of the Company’s retained interests to approximately $1.59 million. As a result of this redemption, the Company increased the carrying value of its previously securitized loans by $44.03 million.

As of December 31, 2003 and 2002, the Company reported retained interests in its securitizations of approximately $34.32 million and $80.92 million, respectively. As noted above, during 2003 the Company exercised its early redemption options for four of the original six securitizations. As a result of these redemptions, the book value of the Company’s retained interests was reduced by $52.97 million and previously securitized loans with an original carrying value of $70.62 million were recorded into the Company’s loan portfolio. The value of the retained interests and the previously securitized loans is determined using cash flow modeling techniques that incorporate key assumptions related to default, prepayment, and discount rates. Key assumptions used in estimating the fair value of the Company’s retained interests as of December 31, 2003 and 2002, were as follows:

	December 31
	2003	2002
Prepayment speed (CPR):
Through May 2004	35.00%	16.00%
From June 2004 – May 2005	30.00%	16.00%
From June 2005 – May 2006	26.00%	16.00%
After May 2006	20.00%	16.00%
Weighted average cumulative defaults	12.44%	14.19%
Weighted average discount rate	14.00%	14.00%

Prepayment speed, or constant prepayment rate (CPR), represents the annualized monthly prepayment amount as a percentage of the previous month’s outstanding loan balance minus the scheduled principal payment. Weighted average cumulative defaults represents actual loan defaults experienced life-to-date plus forecasted loan defaults projected over the remaining life of the collateral loans, divided by the original collateral balance. The weighted average discount rate represents the interest rate used to compute the present value of the undiscounted future cash flows expected to be received by the Company.

As discussed in Note One, on April 1, 2001, the Company adopted the accounting provisions of Emerging Issues Task Force Issue 99-20 (“Issue 99-20”) as required. Issue 99-20 set forth specific accounting guidance regarding the recognition of interest income on, and impairment of, retained interests in securitized loans. The required adoption of Issue 99-20 resulted in the Company recording a $29.98 million (pre-tax), or $17.99 million (net of tax) cumulative effect of accounting change during the second quarter of 2001. In conjunction with recording this cumulative effect of accounting change, unrealized losses on the retained interests that were previously recorded as negative adjustments within Shareholders’ Equity were reversed and recorded through the Company’s Consolidated Statements of Income in accordance with the new accounting rules.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

In addition to establishing specific guidance related to determining whether impairment exists in the Company’s retained interests, Issue 99-20 also set forth requirements for the recognition of interest income on retained interests in securitized loans. Issue 99-20 requires that interest income on retained interests be recognized over the life of the retained interest using the effective yield method. Using the effective yield approach, the Company recognized $12.47 million, $12.43 million, and $7.43 million of interest income from the retained interests in 2003, 2002 and 2001, respectively. Comparatively, the Company received $6.08 million and $2.73 million of cash from the retained interests during 2003 and 2002, respectively, with minimal cash received on this asset during 2001. During 2003, the Company recognized $4.55 million of interest income on the previously securitized loans and received cash of $16.41 million, comprised of principal and interest payments received from borrowers.

NOTE SEVEN

PREMISES AND EQUIPMENT

A summary of premises and equipment and related accumulated depreciation as of December 31 is summarized as follows:

(in thousands)	Estimated Useful Life	2003	2002
Land		$8,385	$8,410
Buildings and improvements	10 to 30 yrs.	47,990	47,833
Equipment	3 to 7 yrs.	46,540	46,664

		102,915	102,907
Less accumulated depreciation		(67,577)	(65,105)

Net premises and equipment		$35,338	$37,802

As part of the Company’s restructuring during 2001, it closed certain branch locations and operations facilities. The carrying value of the land, buildings and related capital improvements on the dates these facilities were closed approximated $4.04 million. The Company estimated the fair value, less cost to sell, of these properties at $2.35 million and recorded a $1.69 million impairment loss in 2001. Also during 2001, the Company retired capitalized software with a carrying amount of $1.65 million. The Company determined that this software, primarily related to mortgage banking activities and certain home banking projects, no longer fit the Company’s revised business model and would not be used in future operations. Combined, these losses represent $3.34 million of the total $3.95 million loss included in the Company’s Consolidated Statements of Income for 2001.

As of December 31, 2003 and 2002, the carrying amount of properties not yet sold approximated $1.45 million and is recorded in other assets in the Consolidated Balance Sheets.

NOTE EIGHT

GOODWILL AND INTANGIBLE ASSETS

Pro forma information regarding net income and earnings per share is required by Statement No. 142 and is presented in the table below:

(in thousands, except per share data)	2003	2002	2001
Reported net income (loss)	$43,694	$32,459	$(26,000)
Goodwill amortization, net of tax	—	—	413

Pro forma net income (loss)	$43,694	$32,459	$(25,587)

Reported basic earnings (loss) per share	$2.63	$1.93	$(1.54)
Goodwill amortization, net of tax	—	—	0.02

Pro forma basic earnings (loss) per share	$2.63	$1.93	$(1.52)

At December 31, 2003 and 2002, the carrying amount of goodwill approximated $5.49 million. The Company completed its annual assessment of the carrying value of goodwill during 2003 and concluded that its carrying value was not impaired. During 2001, the Company recognized goodwill amortization expense, pre-tax, of $653,000.

At December 31, 2003 and 2002, the carrying amount of core deposit intangibles, which are subject to amortization, approximated $0.97 million and $1.24 million, respectively. During 2003 and 2002, the Company recognized pre-tax amortization expense of $270,000 and $311,000, respectively, associated with its core deposit intangibles. The estimated amortization expense for core deposit intangibles for each of the next five years is as follows:

(in thousands)	Projected Amortization Expense
2004	$204
2005	204
2006	204
2007	204
2008	151

$967

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE NINE

SCHEDULED MATURITIES OF TIME CERTIFICATES OF DEPOSITS OF $100,000 OR MORE

Scheduled maturities of time certificates of deposits of $100,000 or more outstanding at December 31, 2003 and 2002, are summarized as follows:

(in thousands)	2003	2002
Within one year	$43,530	$54,074
Over one through two years	21,285	9,743
Over two through three years	11,423	16,536
Over three through four years	20,052	856
Over four through five years	23,328	17,909

Total	$119,618	$99,118

NOTE TEN

SHORT-TERM BORROWINGS

The components of short-term borrowings are summarized as follows:

(in thousands)	2003	2002
Security repurchase agreements	$88,403	$96,937
Federal funds borrowed	80,000	50,000
Security sold, not yet purchased	—	26,284

Total	$168,403	$173,221

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

Average and maximum amounts outstanding and weighted average interest rate information is summarized as follows:

(dollars in thousands)	2003	2002	2001
Avg. outstanding during the year:
Securities repurchase agreements	$93,393	$105,831	$126,926
Other	6,174	8,979	47,048
Max. outstanding at any month end:
Securities repurchase agreements	103,609	116,084	140,487
Other	80,000	76,284	132,040
Weighted average interest rate:
During the year:
Securities repurchase agreements	0.48%	1.74%	4.29%
Other	5.49%	10.25%	6.72%
End of the year:
Securities repurchase agreements	0.32%	1.18%	2.43%
Other	1.29%	4.66%	—

NOTE ELEVEN

LONG-TERM DEBT

The components of long-term debt are summarized as follows:

(in thousands)	Maturity	Weighted Average Interest Rate	2003	2002
FHLB Advances	2004	3.49%	$—	$10,000
FHLB Advances	2005	2.09%	75,000	—
FHLB Advances	2006	2.65%	50,000	—
FHLB Advances	2007	3.41%	20,000	—
FHLB Advances	2008	5.07%	15,000	15,000
Junior subordinated debentures owed to City Holding Capital Trust	2028	9.15%	30,836	—
Capital securities of City Holding Capital Trust	2028	9.15%	—	30,000
Capital securities of City Holding Capital Trust II	2028	9.125%	—	57,500

Total Long-term debt			$190,836	$112,500

Through City National, the Company has purchased 113,443 shares of Federal Home Loan Bank (“FHLB”) stock at par value as of December 31, 2003. Such purchases entitle the Company to dividends declared by the FHLB and provide an additional source of short-term and long-term funding, in the form of collateralized advances. Financing obtained from the FHLB is based, in part, on the amount of qualifying collateral available, specifically U.S. Treasury and agency securities, mortgage-backed securities, and residential real estate loans. At December 31, 2003 and 2002, collateral pledged to the FHLB included approximately $303.91 million and $305.58 million, respectively, in investment securities. In addition to the short-term (see Note Ten) and long-term financing discussed above, at December 31, 2003 and 2002, City National had an additional $303.91 million and $258.81 million, respectively, available from unused portions of lines of credit with the FHLB.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

The Company had formed two statutory business trusts, City Holding Capital Trust and City Holding Capital Trust II, under the laws of the state of Delaware (“the Capital Trusts”). The Capital Trusts were created for the exclusive purpose of (i) issuing trust-preferred capital securities (“Capital Securities”), which represent preferred undivided beneficial interests in the assets of the trusts, (ii) using the proceeds from the sale of the Capital Securities to acquire junior subordinated debentures (“Debentures”) issued by the Company, and (iii) engaging in only those activities necessary or incidental thereto.

During the fourth quarter of 2003, the Company fully repaid all of its 9.125% Junior Subordinated Debentures held by City Holding Capital Trust II. In turn, City Holding Capital Trust II retired its $57.50 million of Capital Securities. In completing the redemption of these Securities, the Company recorded a $2.25 million charge against earnings to charge off the unamortized balance of issuance costs that were capitalized when the Trust II Capital Securities were originally issued in 1998. Since the issuance of the Trust II Capital Securities, the issuance costs were being amortized over the life of the securities through interest expense using the effective yield method.

As discussed in Note One, the adoption of FIN 46 on December 31, 2003, required that the Company de-consolidate the Trust from its consolidated financial statements. Having adopted FIN 46, the outstanding balance of the Debentures is included in Long-Term Debt in the Company’s Consolidated Balance Sheet and interest expense on the Debentures is included in Interest on Long-Term Debt in the Company’s Consolidated Statement of Income. The Company’s interest payments on the Debentures are fully tax-deductible.

Distributions on the Debentures are cumulative. The Company has the option to defer payment of the distributions for an extended period up to five years, so long as the Company is not in default as to the terms of the Debentures. The Debentures, which have a stated interest rate of 9.15% and require semi-annual interest payments, mature in April 2028. The Debentures are redeemable prior to maturity at the option of the Company (i) on or after April 1, 2008, in whole at any time or in part from time-to-time, at declining redemption prices ranging from 104.58% to 100.00% on April 1, 2018, and thereafter, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of certain pre-defined events.

NOTE TWELVE

INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31
(in thousands)	2003	2002
Deferred tax assets:
Allowance for loan losses	$9,725	$12,418
Retained interests	9,949	14,612
Net operating loss carryforward	5,522	5,472
Deferred compensation payable	2,390	2,986
Accrued expenses	2,292	2,077
Impaired investments	1,056	1,116
Underfunded pension liability	1,594	1,029
Capital loss carryforward	176	117
Other	731	1,257

Total Deferred Tax Assets	33,435	41,084
Deferred tax liabilities:
Unrealized securities gains	2,508	3,978
Premises and equipment	138	195
Deferred loan fees	458	118
Other	992	898

Total Deferred Tax Liabilities	4,096	5,189

Net Deferred Tax Assets	$29,339	$35,895

Significant components of the provision for income taxes are as follows:

(in thousands)	2003	2002	2001
Current:
Federal	$13,285	$4,042	$(6,798)
State	375	1,466	(1,380)

Total current	13,660	5,508	(8,178)
Deferred:
Federal	7,570	12,201	(7,405)
State	1,021	(987)	(1,058)

Total deferred	8,591	11,214	(8,463)

Income tax expense (benefit)	$22,251	$16,722	$(16,641)

Income tax (benefit) expense attributable to securities transactions	$(59)	$584	$953

The $16.64 million income tax benefit recorded in 2001 includes an $11.99 million income tax benefit allocated to the cumulative effect of accounting change associated with the Company’s accounting for its retained interests in securitized mortgage loans.

As of December 31, 2003, the Company has approximately $411,000 of federal net operating loss carryforwards, obtained via a previous acquisition, that expire in 2006. As of December 31, 2003, the Company has approximately $35.0 million, $25.6 million, and $0.76 million of state net operating loss carryforwards that expire in 2021, 2022, and 2023, respectively. Additionally, the Company has a $0.50 million state income tax credit carryforward that expires in 2023.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

A reconciliation of the significant differences between the federal statutory income tax rate and the Company’s effective income tax rate is as follows:

(in thousands)	2003	2002	2001
Computed federal taxes at statutory rate	$23,081	$17,213	$(14,924)
State income taxes, net of federal tax benefit	907	311	(877)
Tax effects of:
Tax-exempt interest income	(739)	(945)	(1,169)
Bank-owned life insurance	(462)	(220)	(216)
Non-deductible goodwill	—	—	210
Other items, net	(536)	363	335

Income tax expense (benefit)	$22,251	$16,722	$(16,641)

NOTE THIRTEEN

EMPLOYEE BENEFIT PLANS

During 2003, shareholders approved the City Holding Company 2003 Incentive Plan (“the Plan”), replacing the Company’s 1993 Stock Incentive Plan that expired on March 8, 2003. Employees, directors and individuals who provide service to the Company (collectively “Plan Participants”) are eligible to participate in the Plan. Pursuant to the terms of the Plan, the Compensation Committee of the Board of Directors, or its delegate, may, from time-to-time, grant stock options, stock appreciation rights (“SARs”), or stock awards to Plan Participants. A maximum of 1,000,000 shares of the Company’s common stock may be issued upon the exercise of stock options and SARs and stock awards, but no more than 350,000 shares of common stock may be issued as stock awards. These limitations may be adjusted in the event of a change in the number of outstanding shares of common stock by reason of a stock dividend, stock split, or other similar event. Specific terms of options and SARs awarded, including vesting periods, exercise prices, and expiration dates are determined at the date of grant and are evidenced by agreements between the Company and the awardee. As of December 31, 2003, no stock options, SARs or stock awards had been granted pursuant to the Plan. The 90,000 stock options granted in 2003 (see table, below) were granted under the Company’s 1993 Stock Incentive Plan, prior to its expiration.

A summary of the Company’s stock option activity and related information is presented below for the years ended December 31:

	2003		2002		2001
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding at January 1	732,412	$13.55	537,990	$15.04	466,750	$26.72
Granted	90,000	28.00	332,250	13.30	295,000	6.78
Exercised	(104,982)	10.55	(72,151)	13.18	—	—
Forfeited	(66,759)	41.19	(65,677)	24.93	(223,760)	28.56

Outstanding at December 31	650,671	$13.19	732,412	$13.55	537,990	$15.04

Exercisable at end of year	620,667	$12.48	710,876	$13.31	238,971	$22.20

Weighted-average fair value of options granted during the year	$8.93		$4.71		$2.86

Additional information regarding stock options outstanding and exercisable at December 31, 2003, is provided in the following table:

Ranges of Exercise Prices	No. of Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Months)	No. of Options Currently Exercisable	Weighted- Average Exercise Price of Options Currently Exercisable
$ 5.75 - $ 8.03	185,218	$6.00	85	185,218	$6.00
$ 8.65 - $ 9.86	36,453	9.18	90	36,453	9.18
$13.30 - $15.25	339,000	13.63	83	339,000	13.63
$28.00	90,000	28.00	110	59,996	28.00

	650,671			620,667

The Company provides retirement benefits to its employees through the City Holding Company 401(k) Plan and Trust (“the 401(k) Plan”), which is intended to be compliant with Employee Retirement Income Security Act (ERISA) section 404(c). Any employee who has attained age 21 is eligible to participate beginning the first day of the month following employment. Unless specifically chosen otherwise, every employee is automatically enrolled in the 401(k) Plan and may make before-tax contributions of between 1.00% to 15.00% of eligible pay up to the dollar limit imposed by Internal Revenue Service regulations. The first 6.00% of an employee’s contribution is matched 50.00% by the Company. The employer matching contribution is invested according to the investment elections chosen by the employee. Employees are 100% vested in both employee and employer contributions and the earnings they generate. As of December 31, 2003, there were 12 investment options, including City Holding Company common stock, available under the 401(k) Plan.

The Company’s total expense associated with the retirement benefit plan approximated $477,000, $510,000, and $263,000 in 2003, 2002, and 2001, respectively. The total number of shares of the Company’s common stock held by the 401(k) Plan as of December 31, 2003 is 534,543. Other than the 401(k) Plan, the Company offers no postretirement benefits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

The Company also maintains a defined benefit pension plan (“the Defined Benefit Plan”) that covers approximately 300 current and former employees. The Defined Benefit Plan was frozen in 1999 subsequent to the Company’s acquisition of the plan sponsor. The Defined Benefit Plan maintains an October 31 year-end for purposes of computing its benefit obligations.

Primarily as a result of the interest rate environment over the past two years, the benefit obligation exceeded the estimated fair value of plan assets as of October 31, 2003 and 2002. In accordance with FASB Statement No. 87, Employers’ Accounting for Pension Plans, the Company has recorded a minimum pension liability of $2.29 million as of December 31, 2003, included in Other Liabilities within the Consolidated Balance Sheets, and a $2.39 million, net of tax, underfunded pension liability in Accumulated Other Comprehensive Income within Shareholders’ Equity. The following table summarizes activity within the Defined Benefit Plan in 2003 and 2002:

	Pension Benefits
(in thousands)	2003	2002
Change in fair value of plan assets:
Balance at beginning of measurement period	$7,234	$8,780
Actual gain (loss) on plan assets	929	(1,117)
Benefits paid	(448)	(429)

Balance at end of measurement period	7,715	7,234

Change in benefit obligation:
Balance at beginning of measurement period	(8,270)	(8,468)
Interest cost	(628)	(539)
Actuarial gain (loss)	(1,253)	808
Benefits paid	448	429
Change in estimates	(303)	(500)

Balance at end of measurement period	(10,006)	(8,270)

Funded status	(2,291)	(1,036)

Unrecognized net actuarial gain	4,121	2,740
Unrecognized net obligation	(137)	(167)
Other comprehensive loss	(3,984)	(2,573)

Accrued Benefit Cost	$(2,291)	$(1,036)

Weighted-average assumptions as of October 31:
Discount rate	6.50%	6.75%
Expected return on plan assets	8.50%	8.50%

The following table presents the components of the net defined benefit pension benefit:

	Pension Benefits
(in thousands)	2003	2002	2001
Components of net periodic benefit:
Interest cost	$628	$539	$585
Expected return on plan assets	(804)	(831)	(817)
Net amortization and deferral	20	(30)	(41)

Net Periodic Pension Benefit	$(156)	$(322)	$(273)

The Defined Benefit Plan is administered by the West Virginia Bankers Association (“WVBA”), and all investment policies and strategies are established by the WVBA Pension Committee. The policy established by the Pension Committee is to invest assets per target allocations, as detailed in the table below. The assets are reallocated periodically to meet these target allocations. The investment policy is reviewed periodically, under the advisement of a certified investment advisor, to determine if the policy should be revised.

The overall investment return goal is to achieve a return greater than a blended mix of stated indices tailored to the same asset mix of the plan assets by 0.5%, after fees, over a rolling five-year moving average basis. Allowable assets include cash equivalents, fixed income securities, equity securities, exchange-traded index funds and guaranteed investment contracts. Prohibited investments include, but are not limited to, commodities and futures contracts, private placements, options, limited partnerships, venture capital investments, real estate and interest-only, principal-only, and residual tranche collateralized mortgage obligations. Unless a specific derivative security is allowed per the plan document, permission must be sought from the Pension Committee to include such investments.

In order to achieve a prudent level of portfolio diversification, the securities of any one company should not exceed more than 10% of the total plan assets, and no more than 25% of total plan assets should be invested in any one industry (other than securities of the U.S. Government or U.S. Government Agencies). Additionally, no more than 20% of plan assets shall be invested in foreign securities (both equity and fixed).

The expected long-term rate of return for the plan’s assets is based on the expected return of each of the categories, weighted based on the median of the target allocation for each class, noted in the table below. The allowable, target, and current allocation percentages of plan assets are as follows:

	Target Allocation 2004	Allowable Allocation Range	Percentage of Plan Assets at October 31
			2003	2002
Equity securities	70%	40-80%	70%	62%
Debt securities	25%	20-40%	26%	33%
Other	5%	3-10%	4%	5%

Total			100%	100%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

The following table summarizes the expected benefits to be paid in each of the next five years and in the aggregate for the five years thereafter:

Plan Year Ending October 31	Expected Benefits to be Paid
(in thousands)
2004	$426
2005	430
2006	489
2007	502
2008	606
2009 through 2013	3,466

The Company has entered into employment contracts with its executive officers. The employment contracts provide for, among other things, the payment of severance compensation in the event an executive officer either voluntarily or involuntarily terminates his employment with the Company for other than “Just Cause”. The cost of these benefits is being accrued over the estimated service period for each executive and is included in Other Liabilities within the Consolidated Balance Sheets. As of December 31, 2003 and 2002, the liability was $2.49 million and $0.77 million, respectively. For the years ended December 31, 2003 and 2002, $1.72 million and $0.77 million was charged to operations in connection with these contracts.

Certain entities previously acquired by the Company had entered into individual deferred compensation and supplemental retirement agreements with certain current and former directors and officers. The Company has assumed the liability associated with these agreements, the cost of which is being accrued over the period of active service from the date of the respective agreement. The cost of such agreements approximated $253,000, $238,000, and $693,000 during 2003, 2002, and 2001, respectively. The liability for such agreements approximated $4.54 million and $4.37 million at December 31, 2003 and 2002, respectively, and is included in other liabilities in the accompanying Consolidated Balance Sheets.

To assist in funding the above liabilities, the acquired entities had insured the lives of certain current and former directors and officers. The Company is the current owner and beneficiary of the insurance policies with a cash surrender value approximating $5.27 million and $4.95 million at December 31, 2003 and 2002, respectively, included in other assets in the accompanying Consolidated Balance Sheets.

NOTE FOURTEEN

RELATED PARTY TRANSACTIONS

City National has granted loans to certain officers and directors of the Company and its subsidiaries, and to their associates. The loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons and did not involve more than normal risk of collectibility.

The following presents the activity with respect to related party loans during 2003 and 2002:

(in thousands)	2003	2002
Balance at January 1	$9,183	$7,793
Loans made	2,887	6,673
Principal payments received	(3,538)	(5,283)

Balance at December 31	$8,532	$9,183

NOTE FIFTEEN

COMMITMENTS AND CONTINGENT LIABILITIES

The Company has entered into agreements with its customers to extend credit or provide a conditional commitment to provide payment on drafts presented in accordance with the terms of the underlying credit documents. Conditional commitments generally include standby and commercial letters of credit. Standby letters of credit represent an obligation of the Company to a designated third party contingent upon the failure of a customer of the Company to perform under the terms of the underlying contract between the customer and the third party. Commercial letters of credit are issued specifically to facilitate trade or commerce. Under the terms of a commercial letter of credit, drafts will be drawn when the underlying transaction is consummated, as intended, between the customer and a third party. The table below presents a summary of the contractual obligations of the Company resulting from significant commitments:

(in thousands)	2003	2002
Commitments to extend credit:
Home equity lines	$123,950	$100,056
Credit card lines	45,576	44,000
Commercial real estate	32,947	43,355
Other commitments	23,363	33,219
Standby letters of credit	7,610	5,945
Commercial letters of credit	1,763	255

Loan commitments and standby and commercial letters of credit have credit risks essentially the same as that involved in extending loans to customers and are subject to the Company’s standard credit policies. Collateral is obtained based on management’s credit assessment of the customer. Management does not anticipate any material losses as a result of these commitments.

On December 28, 2001, the Company, its previous management team, and members of the Boards of Directors of both the Company and City National (the “defendants”) were named in a derivative action filed by a shareholder seeking to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

recover damages on behalf of the Company. On January 20, 2004, the Company announced that a tentative settlement had been reached in this litigation. The parties then executed a written Settlement Agreement and provided notice to the shareholders as required by West Virginia law. The Settlement Agreement provided that Travelers Casualty and Surety Company of America, the insurer of the defendants, agreed to pay $9 million to the Company to settle all claims in the suit in exchange for a full release of all claims. On February 2, 2004, the Circuit Court of Kanawha County, West Virginia, conducted a hearing and entered an Order finding that the settlement was in good faith, approved the notice to be sent to shareholders, and further scheduled a hearing for March 5, 2004 to hear any shareholder objections. At the hearing on March 5, 2004, the Court gave final approval to the settlement conditioned upon a supplemental shareholder notice being sent to a small group of shareholders and the absence of any written objections by these shareholders prior to March 19, 2004. The Court further awarded approximately $3.5 million in attorney fees and costs to be paid to plaintiffs’ counsel out of the settlement proceeds. The Company expects to receive proceeds, net of expenses and attorneys’ fees, of approximately $4.1 million to $4.9 million, which will contribute approximately $0.16 to $0.19 per share after-tax earnings in 2004.

City National is subject to local business and occupation taxes (“B&O taxes”) based upon specified sources of revenues as they are received within municipalities in West Virginia. Beginning in 1999, City National reduced the B&O taxes that it paid to municipalities in which it operates consistent with an interpretation that the Company received from the West Virginia Department of Tax and Revenue. In November 2000, the City of Beckley, West Virginia, assessed City National at the rate existing prior to the reduction taken by City National. On March 19, 2001, an administrative law judge upheld the City of Beckley’s assessment and related penalties. City National appealed the administrative law judge’s decision to the Circuit Court of Raleigh County, West Virginia, which affirmed the administrative law judge’s decision on November 15, 2001. City National appealed this decision to the Supreme Court of Appeals of West Virginia, which affirmed the circuit court’s decision in a ruling issued on March 14, 2003. As a result, City National remitted B&O tax payments, representing the difference between amounts previously paid by City National and amounts determined payable as a result of the Supreme Court’s decision. The additional tax payments had no material effect on the Company’s 2003 earnings.

NOTE SIXTEEN

PREFERRED STOCK AND SHAREHOLDER RIGHTS PLAN

The Company’s Board of Directors has the authority to issue preferred stock, and to fix the designation, preferences, rights, dividends, and all other attributes of such preferred stock, without any vote or action by the shareholders. As of December 31, 2003, no such shares are outstanding, nor are any expected to be issued, except as might occur pursuant to the Stock Rights Plan discussed below.

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

NOTE SEVENTEEN

REGULATORY REQUIREMENTS AND CAPITAL RATIOS

The principal source of income and cash for the Parent Company are dividends from City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. During 2002 and 2003, City National received regulatory approval to pay $119.50 million in cash dividends to the Parent Company, while generating net profits of $87.29 million. Therefore, City National will be required to obtain regulatory approval prior to declaring any cash dividends to the Parent Company during 2004. Although regulatory authorities have approved prior cash dividends, there can be no assurance that future dividend requests will be approved.

The Parent Company used cash obtained from the dividends received primarily to: (1) fully redeem the $57.50 million in 9.125% trust-preferred securities issued by City Holding Capital Trust II, (2) pay common dividends to shareholders, (3) remit interest payments on the Company’s trust-preferred securities, and (4) fund the repurchase of the Company’s common shares. As of December 31, 2003, the Parent Company reported a cash balance of $19.14 million. Management believes that the Parent Company’s available cash balance, together with cash dividends from City National, if approved, is adequate to satisfy its funding and cash needs in 2004.

The Company, including City National, is subject to various regulatory capital requirements administered by the various banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, action by regulators that, if

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and City National to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 2003, that the Company and City National met all capital adequacy requirements to which they were subject.

As of December 31, 2003, the most recent notifications from banking regulatory agencies categorized the Company and City National as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since these notifications that management believes have changed the institutions’ categories. The Company’s and City National’s actual capital amounts and ratios are presented in the following table.

	2003		2002		Well Capitalized Ratio	Minimum Ratio
(dollars in thousands)	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets):
Consolidated	$226,232	13.2%	$221,765	13.4%	10.0%	8.0%
City National	208,035	12.0	223,364	13.0	10.0	8.0

Tier I Capital (to Risk Weighted Assets):
Consolidated	204,806	11.9	163,856	9.9	6.0	4.0
City National	186,608	10.7	198,305	11.5	6.0	4.0

Tier I Capital (to Average Assets):
Consolidated	204,806	10.0	163,856	8.5	5.0	4.0
City National	186,608	9.2	198,305	10.4	5.0	4.0

NOTE EIGHTEEN

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

The following table represents the estimates of fair value of financial instruments:

	Fair Value of Financial Instruments
	2003		2002
(in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$63,338	$63,338	$129,318	$129,318
Securities available-for-sale	645,663	645,663	445,384	445,384
Securities held-to-maturity	59,298	63,667	72,410	74,415
Securities purchased under agreement to resell	—	—	27,202	27,202
Net loans	1,270,765	1,337,692	1,175,887	1,194,598
Retained interests	34,320	40,010	80,923	90,341
Liabilities:
Deposits	1,636,762	1,670,343	1,564,580	1,581,048
Short-term borrowings	168,403	166,688	173,221	173,221
Long-term debt	190,836	191,771	114,061	120,710

The following methods and assumptions were used in estimating fair value amounts for financial instruments:

Cash and cash equivalents: Due to their short-term nature, the carrying amounts reported in the Consolidated Balance Sheets approximate fair value.

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

Deposits: The fair values of demand deposits (e.g., interest and noninterest-bearing checking, regular savings, and other money market demand accounts) are, by definition, equal to their carrying values. Fair values for certificates of deposit are estimated using a discounted cash flow calculation, one that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities of time deposits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

Short-term borrowings: Securities sold under agreements to repurchase represent borrowings with original maturities of less than 90 days. The carrying amount of advances from the FHLB and borrowings under repurchase agreements approximate their fair values. The fair value of securities sold, but not yet purchased, is based on quoted market prices.

Long-term debt: The fair value of long-term borrowings is estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Commitments and letters of credit: The fair values of commitments are estimated based on fees currently charged to enter into similar agreements, taking into consideration the remaining terms of the agreements and the counterparties’ credit standing. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The fair values approximated the carrying values of these commitments and letters of credit as of December 31, 2003 and 2002.

NOTE NINETEEN

CITY HOLDING COMPANY (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Condensed Balance Sheets

	December 31
(in thousands)	2003	2002
Assets
Cash	$19,137	$15,270
Securities available-for-sale	219	159
Securities purchased under agreement to resell	—	27,202
Investment in subsidiaries	205,106	247,195
Fixed assets	184	260
Other assets	2,950	3,667

Total Assets	$227,596	$293,753

Liabilities
Securities sold, not yet purchased	$—	$26,284
Junior subordinated debentures	30,836	90,114
Dividends payable	3,329	2,552
Accrued income taxes payable	983	4,699
Accrued interest payable	686	2,659
Other liabilities	1,072	2,052

Total Liabilities	36,906	128,360

Shareholders’ Equity	190,690	165,393

Total Liabilities and Shareholders’ Equity	$227,596	$293,753

Junior subordinated debentures represent the Parent Company’s amounts owed to City Holding Capital Trust (at December 31, 2003 and 2002) and City Holding Capital Trust II (at December 31, 2002, see Note Twelve).

During the fourth quarter of 2003, the Parent Company fully repaid all of its 9.125% junior subordinated debentures held by City Holding Capital Trust II. In turn, City Holding Capital Trust II retired its $57.50 million of trust-preferred securities. In completing the redemption of the Junior Subordinated Debentures, the Parent Company recorded a $2.25 million charge against earnings to charge off the unamortized balance of issuance costs that were capitalized when the Junior Subordinated Debentures were originally issued in 1998. The charge against 2003 earnings is reported as “loss on early extinguishment of debt” in the table below. As a result of the sale of the California banking subsidiaries in 2001, the Parent Company recognized a pre-tax gain of approximately $4.67 million, included in other income in the Condensed Statements of Income, below.

Condensed Statements of Income

	Year Ended December 31
(in thousands)	2003	2002	2001
Income
Dividends from bank subsidiaries	$87,500	$32,000	$8,873
Administrative fees	—	—	2,502
Other income	368	846	4,831

	87,868	32,846	16,206
Expenses
Interest expense	7,540	9,283	9,909
Loss on early extinguishment of debt	2,246	—	—
Other expenses	359	637	6,195

	10,145	9,920	16,104

Income Before Income Tax Benefit and (Excess Dividends) Equity in Undistributed Net Income of Subsidiaries	77,723	22,926	102
Income tax benefit	(4,057)	(3,668)	(3,332)

Income Before (Excess Dividends) Equity in Undistributed Net Income of Subsidiaries	81,780	26,594	3,434
(Excess dividends) equity in undistributed net income of subsidiaries	(38,086)	5,865	(29,434)

Net Income (Loss)	$43,694	$32,459	$(26,000)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

Condensed Statements of Cash Flows

	Year Ended December 31
(in thousands)	2003	2002	2001
Operating Activities
Net income (loss)	$43,694	$32,459	$(26,000)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on sale of subsidiaries	—	—	(4,669)
Loss on early extinguishment of debentures	2,246	—	—
Realized investment securities gains	(278)	(737)	(111)
Provision for depreciation	76	93	161
(Increase) decrease in other assets	(726)	1,222	422
(Decrease) increase in other liabilities	(5,431)	(1,692)	1,410
(Equity in undistributed net income) excess dividends of subsidiaries	38,086	(5,865)	31,934

Net Cash Provided by Operating Activities	77,667	25,480	3,147

Investing Activities
Proceeds from sales of securities	—	174	2,079
Purchases of premises and equipment	—	(23)	(47)

Net Cash Provided by Investing Activities	—	151	2,032

Financing Activities
Decrease in short-term borrowings	—	—	(3,534)
Decrease in advance from affiliates	—	—	(934)
Redemption of junior subordinated debentures	(59,278)	—	—
Cash dividends paid	(12,480)	(5,037)	—
Purchases of treasury stock	(3,258)	(7,473)	—
Exercise of stock options	1,216	1,104	—

Net Cash Used in Financing Activities	(73,800)	(11,406)	(4,468)

Increase (Decrease) in Cash and Cash Equivalents	3,867	14,225	711
Cash and cash equivalents at beginning of year	15,270	1,045	334

Cash and Cash Equivalents at End of Year	$19,137	$15,270	$1,045

NOTE TWENTY

SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

A summary of selected quarterly financial information for 2003 and 2002 follows:

(in thousands, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2003
Interest income	$29,699	$29,669	$28,341	$29,581
Taxable equivalent adjustment	308	300	271	257

Interest income (FTE)	30,007	29,969	28,612	29,838
Interest expense	8,485	7,991	7,812	7,497

Net interest income	21,522	21,978	20,800	22,341
(Recovery of) provision for loan losses	—	(3,300)	(1,900)	(1,000)
Investment securities gains (losses)	353	22	(810)	287
Non-interest income	8,632	9,650	11,449	10,080
Non-interest expense	16,007	15,978	15,405	18,033

Income before income tax expense	14,500	18,972	17,934	15,675
Income tax expense	4,840	6,535	6,130	4,746
Taxable equivalent adjustment	308	300	271	257

Net income	$9,352	$12,137	$11,533	$10,672

Basic earnings per common share	0.56	0.73	0.69	0.64
Diluted earnings per common share	0.55	0.72	0.68	0.63
Average common shares outstanding:
Basic	16,638	16,622	16,636	16,641
Diluted	16,950	16,918	16,953	16,961

2002
Interest income	$33,881	$32,767	$31,701	$30,616
Taxable equivalent adjustment	394	368	351	423

Interest income (FTE)	34,275	33,135	32,052	31,039
Interest expense	12,258	10,887	9,689	9,465

Net interest income	22,017	22,248	22,363	21,574
Provision for loan losses	900	900	—	—
Investment securities gains	232	238	323	666
Non-interest income	6,782	8,458	8,516	8,889
Non-interest expense	18,172	17,874	17,257	16,486

Income before income tax expense	9,959	12,170	13,945	14,643
Income tax expense	3,157	4,131	4,622	4,812
Taxable equivalent adjustment	394	368	351	423

Net income	$6,408	$7,671	$8,972	$9,408

Basic earnings per common share	0.38	0.45	0.53	0.56
Diluted earnings per common share	0.38	0.45	0.52	0.55
Average common shares outstanding:
Basic	16,888	16,892	16,804	16,652
Diluted	17,016	17,133	17,140	16,999

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE TWENTY-ONE

EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

(in thousands, except per share data)	2003	2002	2001
Numerator:
Net income (loss)	$43,694	$32,459	$(26,000)

Denominator:
Denominator for basic earnings (loss) per share:
Average shares outstanding	16,634	16,809	16,888
Effect of dilutive securities:
Employee stock options	313	263	—

Denominator for diluted earnings (loss) per share	16,947	17,072	16,888

Basic earnings (loss) per share	$2.63	$1.93	$(1.54)

Diluted earnings (loss) per share	$2.58	$1.90	$(1.54)

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