Form 10-K, Exhibit 13
period 2005-12-31
CITY HOLDING CO
filed 2006-03-07
CIK 726854

Exhibit 13

SELECTED FINANCIAL DATA

TABLE ONE

FIVE-YEAR FINANCIAL SUMMARY

(in thousands, except per share data)

	2005	2004	2003	2002	2001
Summary of Operations
Total interest income	$135,518	$118,881	$117,290	$128,965	$177,480
Total interest expense	38,438	31,871	31,785	42,299	86,415
Net interest income	97,080	87,010	85,505	86,666	91,065
Provision for (recovery of) loan losses	1,400	—	(6,200)	1,800	32,178
Total other income	50,091	50,036	38,738	33,525	42,852
Total other expenses	69,113	66,333	64,498	69,210	114,405
Income (loss) before income taxes	76,658	70,713	65,945	49,181	(12,666)
Income tax expense (benefit)	26,370	24,369	22,251	16,722	(4,651)
Cumulative effect of accounting change, net of tax	—	—	—	—	(17,985)
Net income (loss)	50,288	46,344	43,694	32,459	(26,000)

Per Share Data
Net income (loss) basic	$2.87	$2.79	$2.63	$1.93	$(1.54)
Net income (loss) diluted	2.84	2.75	2.58	1.90	(1.54)
Cash dividends declared	1.00	0.88	0.80	0.45	—
Book value per share	16.14	13.03	11.46	9.93	8.67

Selected Average Balances
Total loans	$1,514,367	$1,337,172	$1,219,917	$1,255,890	$1,758,834
Securities	666,922	705,032	561,437	515,700	370,434
Interest-earning assets	2,186,003	2,051,044	1,862,200	1,884,667	2,253,604
Deposits	1,814,474	1,659,143	1,593,521	1,617,782	1,944,244
Long-term debt	137,340	201,218	109,947	124,874	119,354
Shareholders’ equity	264,954	206,571	178,372	158,011	154,312
Total assets	2,402,058	2,211,853	2,006,992	2,042,164	2,432,349

Selected Year-End Balances
Net loans	$1,596,037	$1,336,959	$1,270,765	$1,175,887	$1,341,620
Securities	605,363	679,774	704,961	517,794	383,552
Interest-earning assets	2,222,641	2,037,778	2,036,594	1,895,625	1,933,578
Deposits	1,928,420	1,672,723	1,636,762	1,564,580	1,691,295
Long-term debt	98,425	148,836	190,836	112,500	116,828
Shareholders’ equity	292,141	216,080	190,690	165,393	146,349
Total assets	2,502,597	2,213,230	2,214,430	2,047,911	2,116,295

Performance Ratios
Return on average assets	2.09%	2.10%	2.18%	1.59%	(1.07)%
Return on average equity	18.98	22.43	24.50	20.54	(16.85)
Net interest margin	4.49	4.29	4.65	4.68	4.12
Efficiency ratio	46.66	48.67	51.63	58.24	86.98
Dividend payout ratio	34.84	31.54	30.42	23.32	N/A

Asset Quality
Net charge-offs to average loans	0.38%	0.27%	0.07%	1.75%	1.26%
Provision for (recovery of) loan losses to average loans	0.09	—	(0.51)	0.14	1.83
Allowance for loan losses to nonperforming loans	401.96	487.28	528.78	948.24	164.54
Allowance for loan losses to total loans	1.04	1.31	1.66	2.37	3.50

Consolidated Capital Ratios
Total	16.38%	16.64%	13.17%	13.36%	11.43%
Tier I Risk-based	15.41	15.47	11.93	9.87	7.65
Tier I Leverage	10.97	10.47	10.04	8.49	5.84
Average equity to average assets	11.03	9.34	8.89	7.74	6.34
Average tangible equity to average tangible assets	9.53	9.08	8.59	7.43	6.04

Full-time equivalent employees	770	691	701	737	802

TWO-YEAR SUMMARY OF

COMMON STOCK PRICES AND DIVIDENDS

	Cash Dividends Per Share*	Market Value
		Low	High
2005
Fourth Quarter	$0.25	$32.68	$37.62
Third Quarter	0.25	34.69	39.21
Second Quarter	0.25	27.57	37.00
First Quarter	0.25	29.01	36.61

2004
Fourth Quarter	$0.22	$31.85	$37.58
Third Quarter	0.22	28.69	33.05
Second Quarter	0.22	27.30	35.71
First Quarter	0.22	32.35	36.18

*	As more fully discussed under the caption Liquidity in Management’s Discussion and Analysis and in Note Nineteen of Notes to Consolidated Financial Statements, the Company’s ability to pay dividends to its shareholders is dependent upon the ability of City National to pay dividends to City Holding (“Parent Company”).

The Company’s common stock trades on the NASDAQ stock market under the symbol CHCO. This table sets forth the cash dividends paid per share and information regarding the market prices per share of the Company’s common stock for the periods indicated. The price ranges are based on transactions as reported on the NASDAQ stock market. At December 31, 2005, there were 3,293 shareholders of record.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CITY HOLDING COMPANY

City Holding Company (the “Company”), a West Virginia corporation headquartered in Charleston, West Virginia, is a bank holding company that provides diversified financial products and services to consumers and local businesses. Through its network of 67 banking offices in West Virginia (55), Kentucky (9), and Ohio (3), the Company provides credit, deposit, trust and investment management, and insurance products and services to its customers. In addition to its branch network, the Company’s delivery channels include ATMs, check cards, interactive voice response systems, and internet technology. The Company’s business activities are currently limited to one reportable business segment, which is community banking. The Company has approximately 7% of the deposit market in West Virginia and is the third largest bank headquartered in West Virginia based on deposit share. In the Company’s key markets, the Company’s primary subsidiary, City National Bank of West Virginia (“City National”), generally ranks in the top three relative to deposit market share.

CRITICAL ACCOUNTING POLICIES

The accounting policies of the Company conform to U.S. generally accepted accounting principles and require management to make estimates and develop assumptions that affect the amounts reported in the financial statements and related footnotes. These estimates and assumptions are based on information available to management as of the date of the financial statements. Actual results could differ significantly from management’s estimates. As this information changes, management’s estimates and assumptions used to prepare the Company’s financial statements and related disclosures may also change. The most significant accounting policies followed by the Company are presented in Note One of Notes to Consolidated Financial Statements included herein. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses, income taxes and previously securitized loans to be the accounting areas that require the most subjective or complex judgments and, as such, could be most subject to revision as new information becomes available.

Pages 15-18 of this Annual Report to Shareholders provide management’s analysis of the Company’s allowance for loan losses and related provision. The allowance for loan losses is maintained at a level that represents management’s best estimate of probable losses in the loan portfolio. Management’s determination of the adequacy of the allowance for loan losses is based upon an evaluation of individual credits in the loan portfolio, historical loan loss experience, current economic conditions, and other relevant factors. This determination is inherently subjective, as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses related to loans considered to be impaired is generally evaluated based on the discounted cash flows using the impaired loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Pages 9-10 of this Annual Report to Shareholders provide management’s analysis of the Company’s income taxes. The Company is subject to federal and state income taxes in the jurisdictions in which it conducts business. In computing the provision for income taxes, management must make judgments regarding interpretation of laws in those jurisdictions. Because the application of tax laws and regulations for many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determinations by taxing authorities. On a quarterly basis, the Company estimates its annual effective tax rate for the year and uses that rate to provide for income taxes on a year-to-date basis.

Note Seven of Notes to Consolidated Financial Statements, beginning on pages 39-40 of this Annual Report to Shareholders, and pages 18-19 provide management’s analysis of the Company’s previously securitized loans. The carrying value of previously securitized loans is determined using assumptions with regard to loan prepayment and default rates. Using cash flow modeling techniques that incorporate these assumptions, the Company estimated total future cash collections expected to be received from these loans and determined the yield at which the resulting discount would be accreted into income. If, upon periodic evaluation, the estimate of the total probable collections is increased or decreased but is still greater than the sum of the original carrying amount less subsequent collections plus the discount accreted to date, and it is probable that collection will occur, the amount of the discount to be accreted is adjusted accordingly and the amount of periodic accretion is adjusted over the remaining lives of the loans. If, upon periodic evaluation, the discounted present value of estimated future cash flows decline below the recorded value of previously securitized loans, an impairment charge would be provided through the Company’s provision for loan losses. Please refer to Note One of Notes to Consolidated Financial Statements, on pages 31 and 34 for further discussion of SOP 03-3.

ACQUISITION OF CLASSIC BANCSHARES, INC.

On May 20, 2005, City completed the acquisition of Classic Bancshares (“Classic”) and the merger of Classic’s subsidiary, Classic Bank, into City National Bank. Classic operated 10 full-service branches located in Eastern Kentucky and Southeastern Ohio. The primary reason for the merger with Classic was for City National to expand its presence in the Huntington/Ashland WV-KY-OH Metropolitan Statistical Area (“MSA”). With the acquisition of Classic, the Company is now the largest commercial banking franchise in the Huntington/Ashland WV-KY-OH MSA. On May 20, 2005, Classic had total assets of $338 million, net loans of $254 million, deposits of $252 million, and $38 million of shareholders’ equity. The acquisition was accounted for using the purchase accounting method and the results of operations of Classic are included in the Company’s consolidated statement of income from the date of acquisition forward.

The aggregate purchase price for the acquisition was approximately $81 million and was consummated by the exchange of a combination of the Company’s common stock and cash for Classic’s common stock. The purchase was funded through the issuance of 1,580,034 shares of the Company’s common shares and cash consideration of $18.2 million from the Company’s available cash.

Additional information concerning the acquisition is contained in Note Two of Notes to Consolidated Financial Statements on page 35 of this Annual Report to Shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

FINANCIAL SUMMARY

The Company’s financial performance over the previous three years is summarized in the following table:

	2005	2004	2003
Net income (in thousands)	$50,288	$46,344	$43,694
Earnings per share, basic	$2.87	$2.79	$2.63
Earnings per share, diluted	$2.84	$2.75	$2.58
ROA*	2.09%	2.10%	2.18%
ROE*	18.98%	22.43%	24.50%

*	ROA (Return on Average Assets) is a measure of the effectiveness of asset utilization. ROE (Return on Average Equity) is a measure of the return on shareholders’ investment.

As illustrated in the table above, the Company continued to experience favorable results in each of these measures of financial performance during 2005. The Company’s operating results in 2005 were positively affected by an increase of $10.1 million in net interest income due to the Classic acquisition, a rising interest rate environment, and growth in the Company’s traditional loan portfolio (see Net Interest Income). Additionally, net of investment securities gains and legal settlements, non-interest income increased $6.5 million, or 15.0%, over 2004 primarily as a result of higher service charge revenues, which grew 19.9% from the prior year. Non-interest income for 2004 included income of $5.5 million recognized in connection with the settlement of a derivative action brought against certain current and former directors and former executive officers of the Company and City National. Exclusive of the Classic acquisition, non-interest expenses decreased $0.6 million from 2004 as decreases in salaries and employee benefits and professional fees and litigation expenses were partially offset by increases in customer service expense, advertising expense, and a fair value adjustment associated with interest rate floors. These fluctuations are more fully discussed under the captions Non-Interest Income and Expense. The Company recorded a provision for loan losses of $1.4 million in 2005, its first since 2002. Despite the provision in 2005, the quality of its loan portfolio remains solid as evidenced by its ratio of non-performing assets to total loans and other real estate owned of 0.27% at December 31, 2005.

BALANCE SHEET ANALYSIS

Total assets increased $289 million from December 31, 2004 to December 31, 2005 primarily as a result of the Classic acquisition. As a result of this acquisition, the Company experienced significant growth in the residential real estate, commercial and installment loan categories during 2005. Exclusive of the Classic acquisition, total loans at December 31, 2005 approximated total loans at December 31, 2004, as growth in commercial and residential real estate loans were essentially offset by declines in consumer loans and previously securitized loans. Commercial loan balances increased $55.2 million, or 11.7%, in 2005, as compared to 2004. The outstanding balance of residential real estate loans increased $7.5 million, or 1.6%, from December 31, 2004 to December 31, 2005. Consumer lending decreased $20.4 million due to normal repayments associated with these loans. In addition, home equity loan balances decreased $13.4 million from December 31, 2004 due to borrowers refinancing prime-based home equity lines of credit into fixed rate mortgages as a result of the flattening yield curve during 2005.

Between 1997 and 1999, the Company originated and securitized $760 million in 125% loan-to-value junior-lien underlying mortgages in six separate pools. The Company had a retained interest in the residual cash flows associated with these underlying mortgages after satisfying priority claims. Principal amounts owed to investors in the securitizations were evidenced by securities that were subject to redemption under certain circumstances. When the notes were redeemed during 2003 and 2004, the Company became the beneficial owner of the mortgage loans and recorded the loans as “Previously Securitized Loans” within the loan portfolio. At December 31, 2005, the Company reported “Previously Securitized Loans” of $30.3 million compared to $58.4 million at December 31, 2004, a decrease of 48.2%.

Total investment securities decreased $74.4 million, or 10.9%, from $679.8 million at December 31, 2004, to $605.4 million at December 31, 2005. The decrease in the securities portfolio in 2005 was related primarily to funding commercial loans, repaying long-term borrowings, and to the maturities of securities.

Total deposits increased $255.6 million from $1.67 billion at December 31, 2004 to $1.93 billion at December 31, 2005. This increase was primarily attributable to the acquisition of Classic during 2005.

Short-term debt balances increased $7.1 million, or 4.9%, from December 31, 2004 to December 31, 2005. This increase was primarily attributable to an increase of $6.3 million in security repurchase agreements. The Company does not depend on these types of funds, which are subject to significant fluctuations for funding or liquidity.

Long-term debt balances decreased $50.4 million, or 33.9%, from 2004 to 2005. This decrease was primarily due to the maturity of FHLB advances.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

TABLE TWO

AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

(in thousands)

	2005			2004			2003
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
Loan portfolio (1):
Residential real estate	$545,280	$30,570	5.61%	$454,890	$26,869	5.91%	$455,971	$30,583	6.71%
Home equity	305,525	19,088	6.25	298,703	14,004	4.69	251,135	11,165	4.45
Commercial, financial, and agriculture	564,612	36,287	6.43	443,484	24,632	5.55	390,890	23,514	6.02
Installment loans to individuals	56,091	6,368	11.35	59,944	6,882	11.48	101,495	11,485	11.32
Previously securitized loans	42,859	11,401	26.60	80,151	13,712	17.11	20,426	4,549	22.27

Total loans	1,514,367	103,714	6.85	1,337,172	86,099	6.44	1,219,917	81,296	6.66
Securities:
Taxable	623,155	29,804	4.78	666,863	30,110	4.52	517,728	21,267	4.11
Tax-exempt (2)	43,767	2,904	6.64	38,169	2,784	7.29	43,709	3,248	7.43

Total securities	666,922	32,708	4.90	705,032	32,894	4.67	561,437	24,515	4.37
Deposits in depository institutions	4,609	109	2.36	5,347	52	0.97	10,778	114	1.06
Federal funds sold	105	4	3.81	193	3	1.55	3,406	36	1.06
Retained interests	—	—	—	3,300	808	24.48	66,662	12,465	18.70

Total interest-earning assets	2,186,003	136,535	6.25	2,051,044	119,856	5.84	1,862,200	118,426	6.36
Cash and due from banks	48,562			43,616			45,831
Premises and equipment	39,109			34,804			36,289
Other assets	145,899			102,179			89,549
Less: allowance for loan losses	(17,515)			(19,790)			(26,877)

Total assets	$2,402,058			$2,211,853			$2,006,992

LIABILITIES
Interest-bearing demand deposits	$433,831	$3,866	0.89%	$405,865	$2,599	0.64%	$385,882	$2,174	0.56%
Savings deposits	295,045	2,070	0.70	279,174	1,456	0.52	287,823	1,606	0.56
Time deposits	743,725	22,869	3.07	662,068	19,152	2.89	627,741	18,757	2.99
Short-term borrowings	157,264	3,369	2.14	120,849	1,082	0.90	99,567	792	0.80
Long-term debt	137,340	6,264	4.56	201,218	7,582	3.77	109,947	8,456	7.69

Total interest-bearing liabilities	1,767,205	38,438	2.18	1,669,174	31,871	1.91	1,510,960	31,785	2.10
Noninterest-bearing demand deposits	341,873			312,036			292,075
Other liabilities	28,026			24,072			25,585
Shareholders’ equity	264,954			206,571			178,372

Total liabilities and shareholders’ equity	$2,402,058			$2,211,853			$2,006,992

Net interest income		$98,097			$87,985			$86,641

Net yield on earning assets			4.49%			4.29%			4.65%

(1)	For purposes of this table, loans on nonaccrual status have been included in average balances.
(2)	Computed on a fully federal tax-equivalent basis assuming a tax rate of approximately 35%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

NET INTEREST INCOME

2005 vs. 2004

On a tax-equivalent basis, the Company’s net interest income increased by $10.1 million, or 11.5%, from 2004 to 2005 (Table Three). This increase was primarily due to the Classic acquisition and from increased interest income from the Company’s traditional loan portfolio (excluding previously securitized loans). The Classic acquisition contributed $7.5 million of net interest income during 2005. Exclusive of the Classic acquisition and interest income from previously securitized loans and retained interests (see below), net interest income increased $5.8 million from 2004 to 2005. This increase was primarily attributable to an increase in the net interest spread, loan growth, and an increase in average demand deposits and shareholders’ equity. Due to increases in the Federal Funds rate, the positioning of the Company’s balance sheet, and its strong core-deposit base, the yield on the loan portfolio (exclusive of Classic and previously securitized loans) increased 49 basis points while the cost of deposits increased only 22 basis points. As a result, net interest income improved $3.4 million in 2005. Exclusive of previously securitized loans and Classic, average loans increased $66.7 million, or 5.3%, from 2004 to 2005 and average demand deposits and shareholders’ equity increased $49.2 million during the same period. These increases combined to increase net interest income $2.4 million during 2005.

These increases were partially offset by decreased interest income associated with previously securitized loans and retained interests. The average balances of previously securitized loans and retained interests decreased from $83.4 million for the year ended December 31, 2004, to $42.9 million for the year ended December 31, 2005. This decrease was partially mitigated as the yield on previously securitized loans rose from 17.11% for the year ended December 31, 2004, to 26.60% for the year ended December 31, 2005 (see Previously Securitized Loans). The net result of the decreases in balances of 48.6% and the increased yield was a decrease in interest income from previously securitized loans and retained interests of $3.1 million from 2004 to 2005.

Average earning assets increased by $135 million in 2005 due to increases associated with the acquisition of Classic. Average loan balances (excluding previously securitized loans) increased by $214 million from 2004 to 2005. This increase was partially offset by decreases in average balances of previously securitized loans and retained interests of $41 million (see Previously Securitized Loans) and in average balances of securities of $38 million. Excluding the acquisition of Classic and the impact of previously securitized loans and retained interests, average earning assets were flat from 2004 to 2005 as increases attributable to commercial loans and residential real estate loans were essentially offset by declines in investments and consumer loan balances. Exclusive of the Classic acquisition, the Company had increases in average commercial loans of $68 million and average residential real estate loans of $20 million. Average securities decreased due to maturities, repayment of long-term borrowings, and funding of commercial loans. In addition, average balances of installment loans fell by $22 million without the acquisition of Classic, as the Company continued its strategy of emphasizing real estate secured loans. The net increase in average earning assets was accompanied by an increase in average interest-bearing deposits of $125 million primarily as a result of the Classic acquisition. Average interest-bearing liabilities increased by $98 million while average non-interest bearing liabilities increased by $34 million and average equity grew by $58 million. Excluding the Classic acquisition, average deposits were flat while average total borrowings decreased $49 million.

The net interest margin for the year ended December 31, 2005, of 4.49% represented a 20 basis point increase from the year ended December 31, 2004’s net interest margin of 4.29%. To offset the effects of decreasing balances of high yielding previously securitized loans, the Company positioned its balance sheet to benefit from rising interest rates. Since December 2004, the Federal Funds rate increased 200 basis points from 2.25% to 4.25% in December 2005. These increases improved the Company’s yield on variable rate lending products, while the Company’s deposit rates increased at a slower pace due to its solid core-deposit base. As a result, the yield on interest-bearing assets excluding previously securitized loans and retained interests increased 49 basis points from 5.35% in 2004 to 5.84% in 2005, while the cost of interest bearing deposits increased only 24 basis points from 1.72% in 2004 to 1.96% in 2005.

2004 vs. 2003

The Company’s net interest income, on a tax-equivalent basis, increased by $1.3 million from 2003 to 2004 (Table Three). This increase was primarily attributable to a 10.1% increase in average earning assets, which was partially offset by a decrease in the net yield on earning assets of 52 basis points. The primary increase in average earning assets was in securities as the Company executed an interest rate risk management strategy put into place in the fourth quarter of 2003. This strategy was implemented to specifically offset anticipated reductions in net interest income from declining balances of retained interests and previously securitized loans. The increase in securities was funded primarily with fixed rate borrowings.

Average earning assets increased by $189 million in 2004 due to increases in average securities of $144 million and in average home equity and commercial loan categories of $100 million. These increases were partially offset by decreases in average consumer lending products of $42 million and a reduction of average Federal funds sold and deposits in depository intermediaries of $9 million. The changes in average loan balances are attributable to the Company’s

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

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

As a continued result of the historically low interest rate environment, the Company experienced a declining net interest margin from 4.65% in 2003 to 4.29% in 2004. This was primarily caused by loan balances continuing to reprice downward while the cost of deposits remained relatively unchanged. The decrease was primarily due to the decrease in the yield on average residential real estate loans, which fell by 80 basis points, and decreasing yields on retained interests and previously securitized loans which decreased by 214 basis points on a combined basis. Partially offsetting these decreases, which resulted in a net decrease in the yield on average earning assets from 6.36% in 2003 to 5.84% in 2004, was an increase in the yield on average securities of 30 basis points. Offsetting the overall decrease in average earning assets was the continued downward repricing trend of 19 basis points in 2004 in the Company’s interest-bearing liabilities. This decrease was primarily attributable to a 392 basis point decrease in the cost of long-term debt that was related to the Company’s early redemption of $57.5 million of 9.125% trust preferred securities.

TABLE THREE

RATE/VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE

(in thousands)

	2005 vs. 2004			2004 vs. 2003
	Increase (Decrease) Due to Change In:			Increase (Decrease) Due to Change In:
	Volume	Rate	Net	Volume	Rate	Net
Interest-Earning Assets
Loan portfolio:
Residential real estate	$5,339	$(1,638)	$3,701	$(73)	$(3,641)	$(3,714)
Home equity	320	4,764	5,084	2,115	724	2,839
Commercial, financial, and agriculture	6,723	4,932	11,655	3,166	(2,048)	1,118
Installment loans to individuals	(442)	(72)	(514)	(4,704)	101	(4,603)
Previously securitized loans	(6,380)	4,069	(2,311)	13,301	(4,138)	9,163

Total loans	5,560	12,055	17,615	13,805	(9,002)	4,803
Securities:
Taxable	(1,973)	1,667	(306)	6,126	2,717	8,843
Tax-exempt (1)	408	(288)	120	(412)	(52)	(464)

Total securities	(1,565)	1,379	(186)	5,714	2,665	8,379
Deposits in depository institutions	(7)	64	57	(57)	(5)	(62)
Federal funds sold	(1)	2	1	(34)	1	(33)
Retained interests	(808)	—	(808)	(11,848)	191	(11,657)

Total interest-earning assets	$3,179	$13,500	$16,679	$7,580	$(6,150)	$1,430

Interest-Bearing Liabilities
Interest-bearing demand deposits	$179	$1,088	$1,267	$113	$312	$425
Savings deposits	83	531	614	(48)	(102)	(150)
Time deposits	2,362	1,355	3,717	1,026	(630)	396
Short-term borrowings	326	1,961	2,287	169	121	290
Long-term debt	(2,407)	1,089	(1,318)	7,020	(7,895)	(875)

Total interest-bearing liabilities	$543	$6,024	$6,567	$8,280	$(8,194)	$86

Net interest income	$2,636	$7,476	$10,112	$(700)	$2,044	$1,344

(1)	Fully federal taxable equivalent using a tax rate of approximately 35%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

NONINTEREST INCOME AND EXPENSE

2005 vs. 2004

The Company focuses much of its efforts on retail banking and enhancing its retail deposit franchise within its markets. The Company has approximately 169,000 households that maintain approximately 300,000 various accounts with the Company as of December 31, 2005. As a result of this strong retail banking operation, service charge revenues have provided significant revenue growth for the Company over the past three years. During 2005, noninterest income (excluding security transactions and legal settlements) increased approximately $6.5 million, or 15.0%, from 2004. This increase was primarily attributable to the Company’s continued increase in service charge revenues of $6.5 million, or 19.9%, from $32.6 million during 2004 to $39.1 million during 2005. The acquisition of Classic accounted for $2.0 million of this increase, while the remaining $4.5 million increase was due to increased services utilized by our customers.

In addition to the Company’s continued success in expanding services it provides to its customers, other income also increased from $3.1 million in 2004 to $3.7 million in 2005. This increase was primarily attributable to increased sales of fixed rate mortgage loans as a result of the flat yield curve.

2004’s non-interest income included $5.5 million recognized in connection with the settlement of a derivative action brought against certain current and former directors and former executive officers of the Company and City National seeking to recover alleged damages on behalf of the Company and City National.

Noninterest expenses increased $2.8 million, or 4.2%, from $66.3 million in 2004 to $69.1 million in 2005. Non-interest expenses increased $3.4 million due to the Classic acquisition, and $1.4 million from changes in market value of interest rate floors. During 2005, the Company entered into interest rate floor arrangements to protect the future income stream from certain variable rate loans should interest rates decline below certain specified levels. During the fourth quarter of 2005, management determined that the changes in the market value of the floors should be charged to operations. Partially offsetting these increases was a decrease in compensation expense of $2.4 million incurred in 2004 related to an obligation to five current and former executive officers for severance payments as provided under their respective employment agreements. Exclusive of the Classic acquisition, market adjustment on interest rate floors, and executive severance obligations, non-interest expenses increased by $0.4 million between 2004 and 2005.

Advertising expenses increased $0.5 million, or 24.3%, from $2.4 million in 2004 to $2.9 million in 2005. The increase was primarily attributed to an expanded territory as a result of the Classic acquisition and the Company’s focused efforts to attract and grow customer relationships.

Bankcard expenses increased $0.6 million from 2004 to 2005 as a result of increased customer usage of electronic banking services and an increase in customers as a result of the Classic acquisition.

Excluding the Classic acquisition and market adjustment on interest rate floors, other expenses increased $0.4 million, or 4.6%, from 2004 to 2005 primarily as a result of increased business franchise taxes incurred by the Company.

Partially offsetting these increases in non-interest expenses was a decrease in professional fees and litigation expenses of $1.3 million from $3.3 million in 2004 to $2.0 million in 2005. The decrease was primarily related to legal expenses incurred during 2004 associated with the derivative action previously discussed.

2004 vs. 2003

The Company focuses much of its efforts on retail banking and enhancing its retail deposit franchise within its markets. The Company had approximately 150,000 households that maintain approximately 270,000 various accounts with the Company at December 31, 2004. As a result of this strong retail banking operation, service charge revenues have provided significant revenue growth for the Company over the past three years. During 2004, noninterest income (excluding security transactions) increased approximately $10.0 million, or 25.7%, from 2003. This was primarily attributable to the Company’s continued increase in service charge revenues of $4.2 million, or 14.7%, from $28.4 million during 2003 to $32.6 million during 2004. This reflects the Company’s emphasis on increasing its core deposit customer base by growing its retail banking franchise and the introduction of new products and services for depository customers.

During 2003, the Company made a strategic decision to increase its investment in Bank Owned Life Insurance (“BOLI”) to somewhat mitigate the rising costs of providing medical and retirement benefits for the Company’s employees. Primarily due to this increased investment, BOLI related revenues increased $1.6 million, or 122.0%, from 2003.

In addition to the Company’s continued success in expanding its depository relationships, the Company also continued to improve its income from trust and investment management fees and insurance commissions. Trust and investment management fee income increased $0.4 million, or 28.6%, from $1.6 million in 2003 to $2.0 million in 2004. Income generated from insurance commissions increased $0.3 million, or 10.8%, during 2004. These increases were attributable to the Company’s continued efforts to deliver its trust and investment management services and insurance products to new and existing bank customers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

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

Noninterest expenses increased $1.8 million, or 2.8%, from $64.5 million in 2003 to $66.3 million in 2004. This increase is primarily attributable to an increase in salaries and employee benefits of $3.2 million or 10.2%. Increases in healthcare costs and expenses associated with executive severances were primarily responsible for this increase. Due to continued increases in healthcare costs and increased claims, healthcare expenses for the Company’s employees increased $1.8 million. Also contributing to this increase was an increase of $1.6 million in severance costs to $3.3 million in 2004 from $1.7 million in 2003. Severance costs increased in connection with the Company’s obligation to five current and former executive officers for severance payments as provided in their respective employment agreements.

Other expenses increased $0.6 million, or 7.5%, from 2003 to 2004 primarily as a result of increased business franchise taxes incurred by the Company.

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

INCOME TAXES

The Company recorded income tax expense of $26.4 million, $24.4 million, and $22.3 million in 2005, 2004, and 2003, respectively. The Company’s effective tax rates for 2005, 2004, and 2003 were 34.4%, 34.5%, and 33.7%, respectively. A reconciliation of the effective tax rate to the statutory rate is included in Note Fourteen of Notes to Consolidated Financial Statements.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s net deferred tax assets increased from $27.0 million at December 31, 2004 to $27.9 million at December 31, 2005. The components of the Company’s net deferred tax assets are disclosed in Note Fourteen of Notes to Consolidated Financial Statements. Realization of the most significant net deferred tax assets is primarily dependent on future events taking place that will reverse the current deferred tax assets. For example, realization of the deferred tax asset attributable to the allowance for loan losses is expected to occur as additional loan charge-offs, which have already been provided for within the Company’s financial statements, are recognized for tax purposes. The deferred tax asset associated with the allowance for loan losses declined from $8.2 million at December 31, 2004 to $7.6 million at December 31, 2005. The deferred tax asset associated with the Company’s previously securitized loans is expected to be realized as the Company recognizes income for financial statement purposes from these loans in future periods. The deferred tax asset associated with these loans has increased from $9.7 million at December 31, 2004 to $10.2 million at December 31, 2005. As discussed in Note Seven of Notes to Consolidated Financial Statements, the Company had net recoveries on previously securitized loans of $3.2 million during 2005 that were taxable for income tax purposes but will be recognized in future periods for financial reporting purposes. The deferred tax asset/(liability) associated with unrealized securities losses/(gains) is the tax impact of the unrealized losses/(gains) on the Company’s available for sale security portfolio. At December 31, 2005, the Company had a deferred tax asset of $3.2 million associated with unrealized securities losses as compared to a deferred tax liability of $0.9 million associated with unrealized securities gains at December 31, 2004. The impact of the

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Company’s unrealized losses/(gains) is noted in the Company’s Consolidated Statements of Changes in Shareholder Equity as an adjustment to Accumulated Other Comprehensive Income (Loss). The deferred tax asset at December 31, 2005, would be realized if the unrealized losses on the Company’s securities were realized from sales or maturities of the related securities. The Company believes that it is more likely than not that each of the net deferred tax assets will be realized and that no valuation allowance is necessary as of December 31, 2005 or 2004.

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

At December 31, 2004 the Company reported that it expected to benefit from rising interest rates. The Fed Funds rate was 2.25% on December 31, 2004, and rose 200 basis points by December 31, 2005, although long-term interest rates increased much more gradually. The Company’s interest rate risk model estimated that the results of a 200 basis point parallel increase in interest rates would be to increase net interest income by 5.0%, and an approximate increase of 6.7% in net income, as compared to what would have been expected if rates did not rise. The model also estimated that the net interest margin would increase by 10 basis points as a result of a 200 basis point parallel increase in interest rates. In fact, after adjusting for the loss of net interest income associated with the decline in the previously securitized loan portfolio as well as the acquisition of Classic Bancshares, the Company’s net interest income did in fact rise by 11.5% and its net interest margin rose by 9 basis points.

The Company’s policy objective is to avoid negative fluctuations in net income or the economic value of equity of more than 15% within a 12-month period, assuming an immediate parallel increase or decrease of 300 basis points. The Company measures the long-term risk associated with sustained increases and decreases in rates through analysis of the impact to changes in rates on the economic value of equity.

However, it is important to understand that a parallel downward shift of 300 basis points in interest rates from the current rate would result in both a 1.25% Fed Funds rate and long-term interest rates of approximately 2%. While it is true that short-term interest rates such as the Fed Funds rate have been at these low levels in the recent past, long-term interest rates have not reached levels as low as would be associated with this “worst-case” interest rate environment in well over 30 years. Based upon the Company’s belief that the likelihood of an immediate 300 basis point decline in both long-term and short-term interest rates from current levels is remote, the Company has chosen to reflect only its risk to a decrease of 200 basis points from current rates.

The Company has entered into interest rate floors with a total notional value of $400 million at December 31, 2005, with terms of 3, 4, and 5 years to facilitate the management of its short-term interest rate risk. These derivative instruments provide the Company protection against the impact declining interest rates on future income streams from certain variable rate loans. Please refer to Notes One and Thirteen of Notes to Consolidated Financial Statements for further discussion of the use and accounting for such derivative instruments.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Immediate Basis Point Change in Interest Rates	Implied Federal Funds Rate Associated with Change in Interest Rates	Estimated Increase (Decrease) in Net Income Over 12 Months	Estimated Increase (Decrease) in Economic Value of Equity
2005:
+300	7.25%	+10.1%	+2.2%
+200	6.25	+8.1	+2.1
+100	5.25	+4.4	+1.4
-100	3.25	(6.7)	(3.4)
-200	2.25	(10.0)	(4.9)

2004:
+400	6.25%	+9.4%	+8.8%
+300	5.25	+9.1	+9.5
+200	4.25	+6.7	+7.9
+100	3.25	+3.9	+4.9
-100	1.25	(9.7)	(10.8)

These results are highly dependent upon assumptions made by management, including, but not limited to, assumptions regarding the manner in which interest-bearing demand deposit and saving deposit accounts reprice in different interest rate scenarios, pricing behavior of competitors, prepayments of loans and deposits under alternative rate environments, and new business volumes and pricing. As a result, there can be no assurance that the results above will be achieved in the event that interest rates increase or decrease during 2006 and beyond.

Based upon the results above, the Company believes that its net income is positively correlated with increasing rates as compared to the level of net income the Company would expect if interest rates remain flat. However, these results do not necessarily imply that the Company will experience increases in net income if market interest rates rise. In fact, the Company has significant exposure due to projected decreases in outstanding balances of previously securitized loans. Between January 2006 and December 2006, based upon the Company’s projected reductions in outstanding balances of previously securitized loans, assuming that market interest rates remain unchanged, and assuming that other loan and deposit balances remain unchanged, the Company anticipates a reduction in net interest income of approximately 2.2% and a corresponding reduction in net income of approximately 4.5%. The table above demonstrates that increases in the level of market interest rates could partially or fully offset this impact. For example, an immediate increase in interest rates of approximately 100 basis points would increase net income by approximately 4.4% over a 12-month horizon, assuming that the Company’s assumptions regarding such things as pricing behavior of competitors are fulfilled. Alternatively, the Company believes that loan growth of approximately 3% in 2006 could mitigate the anticipated reduction in net interest income associated with declining balances of previously securitized loans during 2006.

LIQUIDITY

The Company evaluates the adequacy of liquidity at both the Parent Company level and at City National. At the Parent Company level, the principal source of cash is dividends from City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. Approval is also required if dividends declared would cause City National’s regulatory capital to fall below specified minimum levels. At December 31, 2005, City National may pay dividends in 2006 of $14.1 million, plus an amount equal to its net profits for 2006, as defined by statute, up to the date of declaration without prior regulatory approval.

During 2005, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders, (2) fund the acquisition of Classic Bancshares, and (3) fund repurchases of the Company’s common shares. Additional information concerning sources and uses of cash by the Parent Company is reflected in Note Twenty-One of Notes to Consolidated Financial Statements, on page 51.

Over the next 12 months, the Parent Company has an obligation to remit interest payments approximating $2.6 million on the junior subordinated debentures held by City Holding Capital Trust. However, interest payments on the debentures can be deferred for up to five years under certain circumstances and dividends to shareholders can, if necessary, be suspended. Additionally, the Parent Company anticipates continuing the payment of dividends, which would have approximated $18.1 million on an annualized basis for 2005 based on common shareholders on record at December 31, 2005. In addition to these anticipated cash needs for 2006, the Parent Company has operating expenses and other contractual obligations, which are estimated to require $0.6 million of additional cash over the next 12 months. As of December 31, 2005, the Parent Company reported a cash balance of approximately $38.4 million and management believes that the Parent Company’s available cash balance, together with cash dividends from City National, will be adequate to satisfy its funding and cash needs in 2006.

Excluding the interest and dividend payments discussed above, the Parent Company has no significant commitments or obligations in years after 2006 other than the repayment of its $28.8 million obligation under the debentures held by City Holding Capital Trust (subsequent to December 31, 2005, the Company repurchased $2.5 million of these debentures in the open market, thus reducing it obligation for these debentures to $26.3 million). However, this obligation does not mature until April 2028, or earlier at the option of the Parent Company. It is expected that the Parent Company will be able

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

to obtain the necessary cash, either through dividends obtained from City National or the issuance of other debt, to fully repay the debentures at their maturity. Table Ten on page 20 of this Annual Report to Shareholders summarizes the contractual obligations of the Parent Company and City National, combined.

City National manages its liquidity position in an effort to effectively and economically satisfy the funding needs of its customers and to accommodate the scheduled repayment of borrowings. Funds are available to City National from a number of sources, including depository relationships, sales and maturities within the investment securities portfolio, and borrowings from the FHLB and other financial institutions. As of December 31, 2005, deposits and capital significantly fund City National’s assets. However, City National maintains borrowing facilities with the FHLB and other financial institutions that are accessed as necessary to fund operations and to provide contingency funding mechanisms. As of December 31, 2005, City National has the capacity to borrow an additional $483.8 million from the FHLB under existing borrowing facilities. City National maintains a contingency funding plan, incorporating these borrowing facilities, to address liquidity needs in the event of an institution-specific or systematic financial industry crisis. Additionally, City National maintains a significant percentage (90.8% or $550.0 million at December 31, 2005) of its investment securities portfolio in the highly liquid available-for-sale classification. As such, these securities could be liquidated, if necessary, to provide an additional funding source. City National also manages certain mortgage loans, mortgage-backed securities, and other investment securities in a separate subsidiary so that it can separately monitor the asset quality of these primarily mortgage-related assets, which could be used to raise cash through securitization transactions or obtain additional equity or debt financing if necessary.

The Company manages its asset and liability mix to balance its desire to maximize net interest income against its desire to minimize risks associated with capitalization, interest rate volatility, and liquidity. With respect to liquidity, the Company has chosen a conservative posture and believes that its liquidity position is strong. As illustrated in the Consolidated Statements of Cash Flows, the Company generated $52.4 million of cash from operating activities during 2005, primarily from interest income received on loans and investments, net of interest expense paid on deposits and borrowings.

The Company’s net loan to asset ratio is 63.8% at December 31, 2005 as compared to its peers (defined as U.S. banks with total assets between $1 billion and $3 billion as published by the Federal Financial Institution Examination Council) of 69.1% as of September 30, 2005. The Company has obligations to extend credit, but these obligations are primarily associated with existing home equity loans that have predictable borrowing patterns across the portfolio. The Company has significant investment security balances with carrying values that totaled $605.4 million at December 31, 2005, and that greatly exceeded the Company’s non-deposit sources of borrowing which totaled $282.0 million.

The Company primarily funds its assets with deposits, which fund 77.1% of total assets as compared to 62.3% for its peers. Further, the Company’s deposit mix has a very high proportion of transaction and savings accounts that fund 44.6% of the Company’s total assets. And, the Company uses fewer time deposits over $100,000 than its peers, funding just 7.3% of total assets as compared to peers, which fund 14.6% of total assets with such deposits. And, as described under the caption Certificates of Deposit, the Company’s large CDs are primarily small retail depositors rather than public and institutional deposits.

INVESTMENTS

The Company’s investment portfolio decreased from $679.8 million at December 31, 2004 to $605.4 million at December 31, 2005. This decrease was primarily related to funding the increase in commercial loans, repayment of long-term borrowings, and maturities of investment securities.

The investment portfolio remains highly liquid at December 31, 2005, with 90.8% of the portfolio classified as available-for-sale, including $45.4 million invested in an open-end, short-term investment fund. The investment portfolio is structured to provide flexibility in managing liquidity needs and interest rate risk, while providing acceptable rates of return.

The majority of the Company’s investment securities continue to be mortgage-backed securities. The mortgage-backed securities in which the Company has invested are predominantly underwritten to the standards of, and guaranteed by, government-sponsored agencies such as FNMA and FHLMC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

TABLE FOUR

INVESTMENT PORTFOLIO

	Carrying Values as of December 31
(in thousands)	2005	2004	2003
Securities Available-for-Sale:
U.S. Treasury and other U.S. government corporations and agencies	$243	$23,695	$47,653
States and political subdivisions	44,034	31,652	27,856
Mortgage-backed securities	392,210	494,428	434,449
Other debt securities	51,433	41,045	34,681

Total debt securities available-for-sale	487,920	590,820	544,639
Equity securities and investment funds	62,046	29,214	101,024

Total Securities Available-for-Sale	549,966	620,034	645,663
Securities Held-to-Maturity:
States and political subdivisions	8,333	12,504	17,635
Other debt securities	47,064	47,236	41,663

Total Securities Held-to-Maturity	55,397	59,740	59,298

Total Securities	$605,363	$679,774	$704,961

Included in equity securities and investment funds in the table above at December 31, 2005 are $10.6 million of Federal Home Loan Bank stock, $4.6 million of Federal Reserve Bank stock, and $45.4 million the Company had invested in Federated Prime Obligations Fund (“the Fund”). The Fund is an open-end fund traded on the NASDAQ National Market, which invests primarily in high quality, short-term, fixed income securities issued by banks, corporations, and the U.S. government. At December 31, 2005, there were no securities of any non-governmental issuers whose aggregate carrying or market value exceeded 10% of shareholders’ equity.

	Maturing
	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Securities Available-for-Sale:
U.S. Treasury and other U.S. government corporations and agencies	$—	—%	$243	4.51%	$—	—%	$—	—%
States and political subdivisions	3,333	4.82	5,485	5.65	17,358	6.56	17,858	4.01
Mortgage-backed securities	948	5.53	6,499	5.24	2,374	6.10	382,389	4.62
Other debt securities	—	—	—	—	3,917	5.72	47,516	6.43

Total debt securities available-for-sale	4,281	4.98	12,227	5.41	23,649	6.37	447,763	4.79
Securities Held-to-Maturity:
States and political subdivisions	2,254	7.79	4,349	7.04	1,731	4.20	—	—
Other debt securities	—	—	—	—	—	—	47,063	8.37

Total debt securities held-to-maturity	2,254	7.79	4,349	7.04	1,731	4.20	47,063	8.37

Total debt securities	$6,535	5.95%	$16,576	5.84%	$25,380	6.23%	$494,826	5.13%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Weighted-average yields on tax-exempt obligations of states and political subdivisions have been computed on a fully federal tax-equivalent basis using a tax rate of 35%. Average yields on investments available-for-sale are computed based on amortized cost. Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

LOANS

TABLE FIVE

LOAN PORTFOLIO

The composition of the Company’s loan portfolio at December 31 follows:

(in thousands)	2005	2004	2003	2002	2001
Residential real estate	$592,521	$469,458	$446,134	$471,806	$631,103
Home equity	301,728	308,173	282,481	210,753	98,100
Commercial, financial, and agriculture	629,670	472,112	427,451	389,227	430,748
Installment loans to individuals	58,652	46,595	77,337	132,605	230,304
Previously securitized loans	30,256	58,436	58,788	—	—

Gross loans	$1,612,827	$1,354,774	$1,292,191	$1,204,391	$1,390,255

During 2005, the Company continued its strategy of focusing on the growth of its real estate secured lending portfolio. During 2005, commercial loans increased $157.6 million, or 33.4%, from $472.1 million at December 31, 2004, to $629.7 million at December 31, 2005. While $80.5 million of this increase was attributable to the Classic acquisition, the Company’s ability to successfully attract new commercial relationships also contributed significantly to this increase. Residential real estate loans increased $123.0 million, or 26.2%, from $469.5 million at December 31, 2004, to $592.5 million at December 31, 2005. While the majority of this increase, $108.9 million, was attributable to the Classic acquisition, the Company was able to otherwise grow this portfolio by $14.1 million in 2005. Home equity loans decreased $6.5 million from $308.2 million at December 31, 2004, to $301.7 million at December 31, 2005, due to the flattened yield curve that resulted in borrowers refinancing into fixed rate mortgages.

Installment loans increased $12.1 million to $58.7 million at December 31, 2005, as a result of the Classic acquisition. Exclusive of the Classic acquisition, installment balances decreased $13.9 million from December 31, 2004. This decrease is primarily a result of tightened credit standards that were initiated during 2001. As a result of the revised credit standards for installment loans, loan repayments have exceeded new installment borrowings for existing City balances.

As of December 31, 2005, the Company reported $30.3 million of loans classified as “previously securitized loans.” These loans were recorded as a result of the Company’s early redemption of the outstanding notes attributable to the Company’s six loan securitization trusts (see Retained Interests and Previously Securitized Loans). As the outstanding notes were redeemed during 2004 and 2003, the Company became the beneficial owner of the remaining mortgage loans and recorded the carrying amount of those loans within the loan portfolio, classified as “previously securitized loans.” These loans are junior lien mortgage loans on one- to four-family residential properties located throughout the United States. The loans generally have contractual terms of 25 or 30 years and have fixed interest rates. The Company expects this balance to continue to decline as borrowers remit principal payments on the loans. The following table shows the scheduled maturity of loans outstanding as of December 31, 2005:

(in thousands)	Within One Year	After One But Within Five Years	After Five Years	Total
Residential real estate	$92,991	$250,355	$249,175	$592,521
Home equity	59,141	137,822	104,765	301,728
Commercial, financial, and agriculture	171,116	365,287	93,267	629,670
Installment loans to individuals	39,866	18,786	—	58,652
Previously securitized loans	9,596	14,582	6,078	30,256

Total loans	$372,710	$786,832	$453,285	$1,612,827

Loans maturing after one year with interest rates that are:
Fixed until maturity		$211,744
Variable or adjustable		1,028,373

Total		$1,240,117

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

Determination of the allowance for loan losses is subjective in nature and requires management to periodically reassess the validity of its assumptions. Differences between actual losses and estimated losses are assessed such that management can timely modify its evaluation model to ensure that adequate provision has been made for risk in the total loan portfolio.

During the past three years, management has implemented a number of strategic initiatives to strengthen its loan portfolio including tightening credit standards, changing the overall mix of the portfolio to include a higher proportion of real estate secured loans, and identifying and charging off or resolving problem loans. As a result of these initiatives, the quality of the Company’s loan portfolio has been solid over the past three years as evidenced by the stability of its ratio of non-performing assets to total loans and other real estate owned which was 0.27% on December 31, 2005. As the Company’s asset quality has consistently improved, the required level of the allowance has decreased. The provision for loan losses recorded during 2005 was the result of an increase in loss trends for overdraft deposit accounts and credit card loans, and growth in the outstanding balances of commercial loans during the year. The Company has continued to experience growth in commercial real estate loans, with average balances increasing by $158 million from 2004 to 2005. Increased losses in the overdraft deposit accounts and credit card loans categories are consistent with trends experienced by banks nationally during 2005 and appear to have been impacted by the new bankruptcy legislation that became effective on October 17, 2005. While these trends required the Company to record provision expense for the first time since 2002, the amount of provision recorded was favorably impacted by continued improvement in the quality of the loan portfolio. Specifically, three classified credits for which the Company had previously allocated $1.9 million in reserves were refinanced by other banks during 2005. As a result, the reserves allocated to these credits were no longer required, favorably impacting the provision required by $800,000 for the year.

The allowance as a percentage of loans outstanding is 1.04% at December 31, 2005, compared to the average of the Company’s peer group of 1.24% for the most recently reported quarter. The Company’s strong asset quality is the primary reason for this difference. At December 31, 2005, non-performing assets as a percentage of loans and other real estate owned were 0.27%. Average non-performing assets as a percentage of loans and other real estate owned for the Company’s peer group for the most recently reported quarter were 0.67%. Another contributing factor that has enabled the Company to maintain its allowance at lower levels than peers is the composition of the Company’s loan portfolio, which is weighted toward more residential mortgage loans and fewer non-real estate secured commercial loans than its peers. Additionally as a result of the Company’s acquisition of Classic, the Company’s allowance increased by $3.3 million in 2005. Based on management’s analysis of the adequacy of the allowance for loan losses during 2005, management determined it was appropriate to record a provision for loan losses of $1.4 million for 2005. The Company believes its methodology for determining the adequacy of its allowance adequately provides for probable losses inherent in the loan portfolio and produces a provision for loan losses that is directionally consistent with changes in asset quality and loss experience.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

The allowance allocated to the commercial loan portfolio decreased $3.0 million, or 28.5%, from $10.7 million at December 31, 2004 to $7.6 million at December 31, 2005. This decline was due primarily to the Company’s improved commercial credit quality. The allowance allocated to problem credits has decreased $3.8 million, or 48%, from December 31, 2004, to December 31, 2005 as these credits have either been charged-off, refinanced by other banks, repaid, or shown improved creditworthiness during 2005. In addition, the Company’s improved commercial loan credit quality has resulted in decreased historical charge-off percentages applied to commercial credits not individually reviewed.

The allowance allocated to the residential real estate portfolio increased $0.8 million, or 26.2%, from $3.2 million at December 31, 2004, to $4.0 million at December 31, 2005. This is the result of increased amounts of residential real estate and home equity loans outstanding. As of December 31, 2005, residential real estate and home equity loans totaled $894.2 million, a $116.6 million (15.0%) increase from the December 31, 2004, amount of $777.6 million. As reflected in Table Six, the Company reported recoveries of $0.3 million during 2005 and charge-offs of $1.5 million during the year. The charge-offs experienced during 2005 primarily related to residential real estate loans originated prior to 2001.

The allowance allocated to the consumer loan portfolio increased $0.2 million, or 10.5%, from $2.6 million at December 31, 2004 to $2.8 million at December 31, 2005. This increase was primarily due to the growth of the consumer loan portfolio as a result of the Classic acquisition. The outstanding balances of installment loans to individuals, defined as installment, indirect, and credit card loans, increased $12.1 million, or 25.9%, from December 31, 2004, to December 31, 2005. This increase in balances was partially offset by lower historical loss percentages in the installment loan portfolio, which decreased 19% from December 31, 2004, to December 31, 2005.

With the introduction of new depository account products and services in 2002 and the growth experienced in this product line from 2002 to 2005, the Company began allocating a portion of the allowance for loan losses to overdraft deposit account borrowings in 2003. Certain products offered by the Company permit customers to overdraft their depository accounts. While the Company generates service charge revenues for providing this service to the customer, certain deposit account overdrafts are not fully repaid by the customer resulting in losses incurred. The Company has provided for probable losses resulting from overdraft deposit account borrowings through its allowance for loan losses. As reflected in Table Six, the Company reported net charge-offs on depository accounts of $2.4 and $1.5 million during 2005 and 2004, respectively. As of December 31, 2005, the balance of overdraft deposit accounts was $3.3 million and is included in installment loans to individuals in Note Five of Notes to Consolidated Financial Statements. The Company allocated $2.4 million (see Table Eight) of its allowance for loan losses as of December 31, 2005, to provide for probable losses resulting from overdraft deposit accounts.

As previously discussed, the carrying value of the previously securitized loans incorporates an assumption for expected cash flows to be received over the life of these loans. To the extent that the present value of expected cash flows is less than the carrying value of these loans, the Company would provide for such losses through the provision and allowance for loan losses.

Based on the Company’s analysis of the adequacy of the allowance for loan losses and in consideration of the known factors utilized in computing the allowance, management believes that the allowance for loan losses as of December 31, 2005, is adequate to provide for probable losses inherent in the Company’s loan portfolio. Future provisions for loan losses will be dependent upon trends in loan balances including the composition of the loan portfolio, changes in loan quality and loss experience trends, and potential recoveries of previously charged-off loans, among other factors. The Company believes that its methodology for determining its allowance for loan losses adequately provides for probable losses inherent in the loan portfolio at December 31, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

TABLE SIX

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

An analysis of changes in the allowance for loan losses follows:

(in thousands)	2005	2004	2003	2002	2001
Balance at beginning of year	$17,815	$21,426	$28,504	$48,635	$40,627

Allowance from acquisition	3,265	—	—	—	—
Allowance of sold institution	—	—	—	—	(2,051)

Charge-offs:
Commercial, financial, and agricultural	(1,673)	(2,040)	(1,189)	(19,063)	(15,912)
Real estate-mortgage	(1,491)	(1,164)	(1,878)	(7,360)	(3,379)
Installment loans to individuals	(1,711)	(2,071)	(3,076)	(4,814)	(7,071)
Overdraft deposit accounts	(3,584)	(2,614)	(1,680)	—	—

Totals	(8,459)	(7,889)	(7,823)	(31,237)	(26,362)
Recoveries:
Commercial, financial, and agricultural	605	1,809	3,244	5,671	2,144
Real estate-mortgage	303	576	1,811	1,849	513
Installment loans to individuals	679	792	1,300	1,786	1,586
Overdraft deposit accounts	1,182	1,101	590	—	—

Totals	2,769	4,278	6,945	9,306	4,243

Net charge-offs	(5,690)	(3,611)	(878)	(21,931)	(22,119)
Provision for (recovery of) loan losses	1,400	—	(6,200)	1,800	32,178

Balance at end of year	$16,790	$17,815	$21,426	$28,504	$48,635

As a Percent of Average Total Loans
Net charge-offs	0.38%	0.27%	0.07%	1.75%	1.26%
Provision for (recovery of) loan losses	0.09	—	(0.51)	0.14	1.83
As a Percent of Nonperforming and Potential Problem Loans
Allowance for loan losses	401.96%	487.28%	528.78%	948.24%	164.54%

TABLE SEVEN NON-ACCRUAL, PAST-DUE AND RESTRUCTURED LOANS Nonperforming assets at December 31 follows:

(in thousands)	2005	2004	2003	2002	2001
Non-accrual loans	$2,785	$2,147	$2,140	$2,126	$25,957
Accruing loans past due 90 days or more	1,124	677	1,195	880	3,434
Previously securitized loans past due 90 days or more	268	832	717	—	—
Restructured loans	—	—	—	—	167

	$4,177	$3,656	$4,052	$3,006	$29,558

The Company recognized approximately $0.1 million of interest income received in cash on non-accrual and restructured loans in both 2005 and 2003, with no such income recognized during 2004. Approximately $0.2 million, $0.1 million and $0.2 million of interest income would have been recognized during 2005, 2004 and 2003, respectively, if such loans had been current in accordance with their original terms. There were no commitments to provide additional funds on non-accrual, restructured, or other potential problem loans at December 31, 2005 and 2004.

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

TABLE EIGHT

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

A summary of the allocation of the allowance for loan losses by loan type at December 31 follows:

	2005		2004		2003		2002		2001
(dollars in thousands)	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
Commercial, financial and agricultural	$7,613	39%	$10,655	35%	$13,554	33%	$17,039	32%	$32,428	31%
Real estate-mortgage	3,977	57	3,151	62	2,874	61	7,363	57	9,493	52
Installment loans to individuals	2,819	4	2,552	3	3,558	6	4,102	11	6,714	17
Overdraft deposit accounts	2,381	—	1,457	—	1,440	—	—	—	—	—

	$16,790	100%	$17,815	100%	$21,426	100%	$28,504	100%	$48,635	100%

RETAINED INTERESTS AND PREVIOUSLY SECURITIZED LOANS

Overview: Between 1997 and 1999, the Company originated and securitized approximately $759.8 million in 125% loan to junior-lien underlying mortgages in six separate pools. The Company had a retained interest in the securitizations. Principal amounts owed to investors in the securitizations were evidenced by securities (“Notes”). The Notes were subject to redemption, in whole but not in part, at the option of the Company, as owner of the retained interests, or at the option of the Note insurer, on or after the date on which the related Note balance had declined to 5% or less of the original Note balance. Once the Notes were redeemed, the Company became the beneficial owner of the mortgage loans and recorded the loans as assets of the Company within the loan portfolio. During 2004 and 2003, the Notes outstanding on each of the Company’s six securitizations declined below the 5% threshold and the Company exercised its early redemption option on each of those securitizations.

Retained Interests: Interest income on retained interests was recognized over the life of the retained interest using the effective yield method. Using the effective yield approach, the Company recognized $0.8 million and $12.5 million of interest income in 2004 and 2003, respectively. Comparatively, the Company received cash from the retained interests of $6.1 million in 2003, with no cash received during 2004. The Company recognized no interest income and did not receive any cash from retained interests in 2005.

Previously Securitized Loans: As the Company redeemed the outstanding Notes, no gain or loss was recognized in the Company’s financial statements and the remaining mortgage loans were recorded in the Company’s loan portfolio as “previously securitized loans,” at the lower of carrying value or fair value. Because the carrying value of the mortgage loans incorporated assumptions for expected prepayment and default rates, the carrying value of the loans was generally less than the actual outstanding contractual balance of the loans. As of December 31, 2005 and 2004, the Company reported a carrying value of previously securitized loans of $30.3 million and $58.4 million, respectively, while the actual outstanding contractual balance of these loans was $48.1 million and $75.0 million, respectively. The Company accounts for the difference between the carrying value and the outstanding balance of previously securitized loans as an adjustment of the yield earned on these loans over their remaining lives. The discount is accreted to income over the period during which payments are probable of collection and are reasonably estimable. Effective January 1, 2005, the Company adopted Statement of Position 03-3 to determine the collectibility of

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

previously securitized loans (see Recent Accounting Pronouncements). If upon evaluation of estimated collections and collections to date, the estimated total amount of collections is reduced below the original value of the loans, the loans will be considered impaired and subject to further evaluation. For a further discussion of the accounting policies for previously securitized loans, please see Note One to the Consolidated Financial Statements, on page 31 of this Annual Report to Shareholders.

During 2005 and 2004, the Company recognized $11.4 million and $13.7 million, respectively, of interest income on its previously securitized loans. Cash receipts for 2005 and 2004 are summarized in the following table:

(in thousands)	2005	2004
Principal receipts	$30,201	$49,129
Interest receipts	9,146	12,412

Total cash receipts	$39,347	$61,541

Key assumptions used in estimating the fair value of the Company’s previously securitized loans as of December 31, 2005 and 2004, were as follows:

	December 31
	2005	2004
Prepayment speed (CPR):
From January 2005 – May 2005	—	40%
From June 2005 – May 2006	30%	30%
From June 2006 – September 2006	30%	20%
After September 2006	20%	20%

Weighted-average cumulative defaults	10.54%	12.37%

The projected cumulative default rate is computed using actual loan defaults experienced life-to-date plus forecasted loan defaults projected over the remaining expected life of the loans.

Summary: The following table summarizes the activity with the reported balance of retained interests and previously securitized loans during 2005 and 2004 and illustrates the impact on these balances of converting the retained interest asset to loans:

(in thousands)	Retained Interests	Previously Securitized Loans
Balance at December 31, 2003	$34,320	$58,788
Increase in value resulting from interest	802	—
Reclassification due to redemption of outstanding Notes	(35,122)	35,122
Cash remitted to Noteholders in redemption of outstanding Notes	—	12,560
Principal payments on mortgage loans received from borrowers	—	(49,129)
Discount accretion	—	1,095

Balance at December 31, 2004	$—	$58,436
Principal payments on mortgage loans received from borrowers	—	(30,201)
Discount accretion	—	2,021

Balance at December 31, 2005	$—	$30,256

GOODWILL

The Company evaluates the recoverability of goodwill and indefinite lived intangible assets annually as of November 30, or more frequently if events or changes in circumstances warrant, such as a material adverse change in the business. Goodwill is considered to be impaired when the carrying value of a reporting unit exceeds its estimated fair value. Indefinite-lived intangible assets are considered impaired if their carrying value exceeds their estimated fair value. As described in Note One of the Company’s Consolidated Financial Statements, the Company conducts its business activities through one reportable business segment – community banking. Fair values are estimated by reviewing the Company’s stock price as it compares to book value and the Company’s reported earnings. In addition, the impact of future earnings and activities are considered in the Company’s analysis. The Company has $54.9 million of goodwill subject to impairment at December 31, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

CERTIFICATES OF DEPOSIT

Scheduled maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2005, are summarized in Table Nine. The Company has time certificates of deposit of $100,000 or more totaling $182.5 million. These deposits are primarily small retail depositors of the bank as demonstrated by the average balance of time certificates of deposit of $100,000 or more being less than $130,000.

TABLE NINE

MATURITY DISTRIBUTION OF CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

(in thousands)	Amounts	Percentage
Three months or less	$18,615	10%
Over three months through six months	21,298	12
Over six months through twelve months	38,531	21
Over twelve months	104,042	57

Total	$182,486	100%

CONTRACTUAL OBLIGATIONS

The Company has various financial obligations that may require future cash payments according to the terms of the obligations. Demand, both noninterest- and interest-bearing, and savings deposits are, generally, payable immediately upon demand at the request of the customer. Therefore, the contractual maturity of these obligations is presented in the following table as “less than one year.” Time deposits, typically CDs, are customer deposits that are evidenced by an agreement between the Company and the customer that specify stated maturity dates and early withdrawals by the customer are subject to penalties assessed by the Company. Short-term borrowings and long-term debt represent borrowings of the Company and have stated maturity dates. The Company is not a party to any material capital or operating leases as of December 31, 2005. The composition of the Company’s contractual obligations as of December 31, 2005 is presented in the following table:

TABLE TEN

CONTRACTUAL OBLIGATIONS

	Contractual Maturity in
(in thousands)	Less than One Year	Between One and Three Years	Between Three and Five Years	Greater than Five Years	Total
Noninterest-bearing demand deposits	$376,076	$—	$—	$—	$376,076
Interest-bearing demand deposits (1)	442,492	—	—	—	442,492
Savings deposits (1)	305,354	—	—	—	305,354
Time deposits (1)	418,538	344,837	96,737	458	860,570
Short-term borrowings (1)	156,586	—	—	—	156,586
Long-term debt (1)	5,315	97,674	4,667	4,652	112,308

Total Contractual Obligations	$1,704,361	$442,511	$101,404	$5,110	$2,253,386

(1)	Includes interest on both fixed- and variable-rate obligations. The interest associated with variable-rate obligations is based upon interest rates in effect at December 31, 2005. The contractual amounts to be paid on variable-rate obligations are affected by market interest rates that could materially affect the contractual amounts to be paid.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

OFF –BALANCE SHEET ARRANGEMENTS

As disclosed in Note Seventeen of Notes to Consolidated Financial Statements, the Company has also entered into agreements to extend credit or provide conditional payments pursuant to standby and commercial letters of credit. While the outstanding commitment obligation is not recorded in the Company’s financial statements, the estimated fair value, which is not material to the Company’s financial statements, of the standby letters of credit is recorded in the Company’s Consolidated Balance Sheets as of December 31, 2005.

CAPITAL RESOURCES

During 2005, Shareholders’ Equity increased $76.0 million, or 35.2%, from $216.1 million at December 31, 2004, to $292.1 million at December 31, 2005. This increase was due to reported net income of $50.3 million for 2005 and the issuance of 1,580,034 common shares, net 108,373 common shares owned and transferred to treasury, for the acquisition of Classic Bancshares that increased equity by $54.3 million. These increases were partially offset by cash dividends declared during the year of $17.7 million, common stock purchases of $11.9 million, and a $6.8 million reduction in accumulated other comprehensive income.

During June 2005, the Board of Directors authorized the Company to buy back up to 1,000,000 shares of its common shares (approximately 5% of outstanding shares) in open market transactions at prices that are accretive to the earnings per share of continuing shareholders. No time limit was placed on the duration of the share repurchase program. As part of this authorization, the Company rescinded the previous share repurchase program plan approved in June 2002. The Company had repurchased 755,216 shares under the June 2002 Stock Repurchase Plan. During 2005, the Company acquired 342,576 shares of its common stock at an average price of $34.77 per share. The Company has purchased 205,100 shares of its common stock under the repurchase program adopted in June 2005. However, there can be no assurance that the Company will continue to reacquire its common shares or to what extent the repurchase program will be successful.

The $6.8 million reduction in accumulated other comprehensive income was primarily due to a $6.1 million, net of tax, unrealized loss on the Company’s available for sale investment securities (see Note Four of Notes to Consolidated Financial Statements) and a $0.7 million, net of tax, increase in underfunded pension obligations (see Note Fifteen of Notes to Consolidated Financial Statements).

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

Regulatory guidelines require the Company to maintain a minimum total capital to risk-adjusted assets ratio of 8.00%, with at least one-half of capital consisting of tangible common shareholders’ equity and a minimum Tier I leverage ratio of 4.00%. Similarly, City National is also required to maintain minimum capital levels as set forth by various regulatory agencies. Under capital adequacy guidelines, City National is required to maintain minimum total capital, Tier I capital, and leverage ratios of 8.00%, 4.00%, and 4.00%, respectively. To be classified as “well capitalized,” City National must maintain total capital, Tier I capital, and leverage ratios of 10.00%, 6.00%, and 5.00%, respectively.

The Capital Securities issued by City Holding Capital Trust (“Trust I”) qualify as regulatory capital for the Company under guidelines established by the Federal Reserve Board. The Company’s regulatory capital ratios remained strong for both City Holding and City National as of December 31, 2005, as illustrated in the following table:

			Actual
			December 31
	Minimum	Well- Capitalized	2005	2004
City Holding:
Total	8.00%	10.00%	16.38%	16.64%
Tier I Risk-based	4.00	6.00	15.41	15.47
Tier I Leverage	4.00	5.00	10.97	10.74

City National:
Total	8.00%	10.00%	13.99%	14.49%
Tier I Risk-based	4.00	6.00	13.01	13.32
Tier I Leverage	4.00	5.00	9.24	9.25

In March 2005, the Federal Reserve Board issued a final rule that retains the inclusion of trust preferred securities in Tier 1 of capital of bank holding companies. After a five year transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements, will be limited to 25% of Tier 1 capital elements, net of goodwill less associated deferred tax liability. Amounts of restricted core capital elements in excess of this limit generally may be included in Tier 2 capital.

LEGAL ISSUES

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

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS

Note One, “Recent Accounting Pronouncements,” of Notes to Consolidated Financial Statements discusses recently issued new accounting pronouncements and their expected impact on the Company’s consolidated financial statements.

FORWARD-LOOKING STATEMENTS

This Annual Report on Form 10-K contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such information involves risks and uncertainties that could cause the Company’s actual results to differ from those projected in the forward-looking information. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, (1) the Company may incur additional provision for loan losses due to negative credit quality trends in the future that may lead to a deterioration of asset quality; (2) the Company may incur increased charge-offs in the future; (3) the Company may experience increases in the default rates on previously securitized loans that would result in impairment losses or lower the yield on such loans; (4) the Company may continue to benefit from strong recovery efforts on previously securitized loans resulting in improved yields on this asset; (5) the Company could have adverse legal actions of a material nature; (6) the Company may face competitive loss of customers; (7) the Company may be unable to manage its expense levels; (8) the Company may have difficulty retaining key employees; (9) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions; (10) changes in general economic conditions and increased competition could adversely affect the Company’s operating results; (11) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company’s operating results; and (12) the Company may experience difficulties growing loan and deposit balances. Forward-looking statements made herein reflect management’s expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

REPORT ON MANAGEMENT’S ASSESSMENT OF INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of City Holding Company is responsible for the preparation, integrity, and fair presentation of the consolidated financial statements included in this annual report. The consolidated financial statements of City Holding Company have been prepared in accordance with U.S. generally accepted accounting principles and, necessarily include some amounts that are based on the best estimates and judgments of management.

The management of City Holding Company is responsible for establishing and maintaining adequate internal control over financial reporting that is designed to produce reliable financial statements in conformity with U.S. generally accepted accounting principles. The system of internal control over financial reporting is evaluated for effectiveness by management and tested for reliability through a program of internal audits with actions taken to correct potential deficiencies as they are identified. Because of inherent limitations in any internal control system, no matter how well designed, misstatements due to error or fraud may occur and not be detected, including the possibility of the circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, internal control effectiveness may vary over time.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 based upon the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework. Based on our assessment, management believes that, as of December 31, 2005, the Company’s system of internal control over financial reporting is effective based on those criteria. Ernst & Young, LLP, the Company’s independent registered public accounting firm, has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting. This report appears on page 24.

March 1, 2006

/s/ Charles R. Hageboeck	/s/ David L. Bumgarner
Charles R. Hageboeck	David L. Bumgarner
President and Chief Executive Officer	Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

Audit Committee of the Board of Directors and the

Shareholders of City Holding Company

We have audited management’s assessment, included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting, that City Holding Company maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). City Holding Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment about the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

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

In our opinion, management’s assessment that City Holding Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, City Holding Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005 of City Holding Company and our report dated March 1, 2006 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Charleston, West Virginia

March 1, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON CONSOLIDATED FINANCIAL STATEMENTS

Audit Committee of the Board of Directors and the

Shareholders of City Holding Company

We have audited the accompanying consolidated balance sheets of City Holding Company and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of City Holding Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of City Holding Company and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of City Holding Company’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 1, 2006 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Charleston, West Virginia

March	1, 2006

CONSOLIDATED BALANCE SHEETS

CITY HOLDING COMPANY AND SUBSIDIARIES

	December 31
(in thousands)	2005	2004
Assets
Cash and due from banks	$81,822	$52,854
Interest-bearing deposits in depository institutions	4,451	3,230

Cash and Cash Equivalents	86,273	56,084
Investment securities available-for-sale, at fair value	549,966	620,034
Investment securities held-to-maturity, at amortized cost (approximate fair value at December 31, 2005 and 2004 - $58,892 and $64,476, respectively)	55,397	59,740

Total Investment Securities	605,363	679,774

Gross Loans	1,612,827	1,354,774
Allowance for loan losses	(16,790)	(17,815)

Net Loans	1,596,037	1,336,959
Bank-owned life insurance	52,969	50,845
Premises and equipment	42,542	34,607
Accrued interest receivable	13,134	9,868
Net deferred tax assets	27,929	27,025
Intangible assets	59,559	6,255
Other assets	18,791	11,813

Total Assets	$2,502,597	$2,213,230

Liabilities
Deposits:
Noninterest-bearing	$376,076	$319,425
Interest-bearing:
Demand deposits	437,639	411,127
Savings deposits	302,571	281,466
Time deposits	812,134	660,705

Total Deposits	1,928,420	1,672,723
Short-term borrowings	152,255	145,183
Long-term debt	98,425	148,836
Other liabilities	31,356	30,408

Total Liabilities	2,210,456	1,997,150
Shareholders’ Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued	—	—
Common stock, par value $2.50 per share: 50,000,000 shares authorized; 18,499,282 and 16,919,248 shares issued at December 31, 2005 and 2004, including 395,465 and 331,191 shares in treasury, respectively	46,249	42,298
Capital surplus	104,435	55,512
Retained earnings	160,747	128,175
Cost of common stock in treasury	(11,278)	(8,761)
Accumulated other comprehensive income:
Unrealized (loss) gain on securities available-for-sale	(4,839)	1,281
Underfunded pension liability	(3,173)	(2,425)

Total Accumulated Other Comprehensive Income	(8,012)	(1,144)

Total Shareholders’ Equity	292,141	216,080

Total Liabilities and Shareholders’ Equity	$2,502,597	$2,213,230

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

CITY HOLDING COMPANY AND SUBSIDIARIES

	Year Ended December 31
(in thousands, except per share data)	2005	2004	2003
Interest Income
Interest and fees on loans	$103,714	$86,099	$81,296
Interest on investment securities:
Taxable	29,804	30,110	21,267
Tax-exempt	1,887	1,809	2,112
Interest on retained interests	—	808	12,465
Interest on deposits in depository institutions	109	52	114
Interest on federal funds sold	4	3	36

Total Interest Income	135,518	118,881	117,290
Interest Expense
Interest on deposits	28,805	23,207	22,537
Interest on short-term borrowings	3,369	1,082	792
Interest on long-term debt	6,264	7,582	8,456

Total Interest Expense	38,438	31,871	31,785

Net Interest Income	97,080	87,010	85,505
Provision for (recovery of) loan losses	1,400	—	(6,200)

Net Interest Income After Provision for (Recovery of) Loan Losses	95,680	87,010	91,705
Noninterest Income
Investment securities gains (losses)	151	1,173	(148)
Service charges	39,091	32,609	28,422
Insurance commissions	2,352	2,733	2,467
Trust and investment management fee income	2,025	2,026	1,575
Bank-owned life insurance	2,779	2,931	1,320
Net proceeds from litigation settlements	—	5,453	1,600
Other income	3,693	3,111	3,502

Total Noninterest Income	50,091	50,036	38,738
Noninterest Expense
Salaries and employee benefits	33,479	34,245	31,070
Occupancy and equipment	6,295	5,984	6,015
Depreciation	4,096	3,932	4,411
Professional fees and litigation expense	2,021	3,265	2,879
Postage, delivery, and statement mailings	2,666	2,474	2,646
Advertising	2,941	2,366	2,340
Telecommunications	2,248	1,820	1,874
Bankcard expenses	2,137	1,501	1,255
Insurance and regulatory	1,496	1,323	1,266
Office supplies	1,193	1,048	1,428
Repossessed asset gains	(78)	(77)	(691)
Loss on early extinguishment of debt	—	263	2,388
Other expenses	10,619	8,189	7,617

Total Noninterest Expense	69,113	66,333	64,498

Income Before Income Taxes	76,658	70,713	65,945
Income tax expense	26,370	24,369	22,251

Net Income	$50,288	$46,344	$43,694

Basic earnings per common share	$2.87	$2.79	$2.63

Diluted earnings per common share	$2.84	$2.75	$2.58

Dividends declared per common share	$1.00	$0.88	$0.80

Average common shares outstanding:
Basic	17,519	16,632	16,634

Diluted	17,690	16,882	16,947

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

CITY HOLDING COMPANY AND SUBSIDIARIES

(in thousands)	Common Stock (Par Value)	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Treasury Stock	Total Shareholders’ Equity
Balances at December 31, 2002	$42,298	$59,029	$66,076	$4,416	$(6,426)	$165,393
Comprehensive income:
Net income	—	—	43,694	—	—	43,694
Other comprehensive loss, net of deferred income tax benefit of $2,030:
Unrealized loss on securities of $3,664, net of tax and reclassification adjustments for losses included in net income of $148	—	—	—	(2,198)	—	(2,198)
Increase in underfunded pension liability of $1,411, net of tax	—	—	—	(847)	—	(847)

Total comprehensive income						40,649
Cash dividends declared ($0.80 per share)	—	—	(13,310)	—	—	(13,310)
Exercise of 104,982 stock options, including tax benefit of $107	—	(1,665)	—	—	2,881	1,216
Purchase of 118,300 common shares for treasury	—	—	—	—	(3,258)	(3,258)

Balances at December 31, 2003	42,298	57,364	96,460	1,371	(6,803)	190,690
Comprehensive income:
Net income	—	—	46,344	—	—	46,344
Other comprehensive loss, net of deferred income tax benefit of $1,678:
Unrealized loss on securities of $4,136, net of tax and reclassification adjustments for gains included in net income of $1,173	—	—	—	(2,481)	—	(2,481)
Increase in underfunded pension liability of $57, net of tax	—	—	—	(34)	—	(34)

Total comprehensive income						43,829
Cash dividends declared ($0.88 per share)	—	—	(14,629)	—	—	(14,629)
Exercise of 140,730 stock options, including tax benefit of $252	—	(1,852)	—	—	3,900	2,048
Purchase of 197,040 common shares for treasury	—	—	—	—	(5,858)	(5,858)

Balances at December 31, 2004	42,298	55,512	128,175	(1,144)	(8,761)	216,080
Comprehensive income:
Net income	—	—	50,288	—	—	50,288
Other comprehensive loss, net of deferred income tax benefit of $4,579:
Unrealized loss on securities of $10,200, net of tax and reclassification adjustments for losses included in net income of $151	—	—	—	(6,120)	—	(6,120)
Increase in underfunded pension liability of $1,247, net of tax	—	—	—	(748)	—	(748)

Total comprehensive income						43,420
Cash dividends declared ($1.00 per share)	—	—	(17,716)	—	—	(17,716)
Issuance of 1,580,034 shares for acquisition of Classic Bancshares, net 108,173 shares owned and transferred to treasury	3,951	53,739	—	—	(3,351)	54,339
Issuance of 18,800 stock award shares	—	(422)	—	—	569	147
Exercise of 367,675 stock options, including tax benefit of $4,124	—	(4,394)	—	—	12,177	7,783
Purchase of 342,576 common shares for treasury	—	—	—	—	(11,912)	(11,912)

Balances at December 31, 2005	$46,249	$104,435	$160,747	$(8,012)	$(11,278)	$292,141

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

CITY HOLDING COMPANY AND SUBSIDIARIES

	Year Ended December 31
(in thousands)	2005	2004	2003
Operating Activities
Net income	$50,288	$46,344	$43,694
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and accretion	1,740	1,572	2,053
Depreciation of premises and equipment	4,096	3,932	4,411
Provision for (recovery of) loan losses	1,400	—	(6,200)
Loss on early extinguishments of debt	—	263	2,246
Deferred income tax expense	3,435	3,990	8,591
Net periodic pension cost (benefit)	49	—	(156)
Increase in retained interests	—	(802)	(6,368)
Increase in value of bank-owned life insurance	(2,779)	(2,931)	(1,320)
Proceeds from bank-owned life insurance	1,109	846	—
(Gain) loss on sale of premises and equipment	(74)	89	13
Realized investment securities (gains) losses	(151)	(1,173)	148
(Increase) decrease in accrued interest receivable	(1,720)	348	954
Increase in other assets	(1,661)	(792)	(575)
(Decrease) increase in other liabilities	(3,359)	2,545	(5,159)

Net Cash Provided by Operating Activities	52,373	54,231	42,332

Investing Activities
Proceeds from maturities and calls of securities held to maturity	4,068	4,963	13,714
Purchases of securities held-to-maturity	—	(5,701)	(1,072)
Proceeds from sale of money market and mutual fund available-for-sale securities	1,262,300	819,800	801,500
Purchases of money market and mutual fund available-for-sale securities	(1,296,750)	(747,500)	(771,200)
Proceeds from sales of securities available-for-sale	9,187	11,034	32,137
Proceeds from maturities and calls of securities available-for-sale	137,650	152,114	215,734
Purchases of securities available-for-sale	(12,329)	(215,098)	(485,219)
Net increase in loans	(27,855)	(17,417)	(16,647)
Redemption of asset-backed notes	—	(12,560)	(17,654)
Investment in bank-owned life insurance	—	—	(35,000)
Sales of premises and equipment	202	791	25
Purchases of premises and equipment	(4,501)	(4,081)	(1,985)
Acquisition, net of cash received	(7,121)	—	—

Net Cash Provided by (Used in) Investing Activities	64,851	(13,655)	(265,667)

Financing Activities
Net increase in noninterest-bearing deposits	21,601	9,719	28,416
Net (decrease) increase in interest-bearing deposits	(18,038)	26,242	43,766
Net (decrease) increase in short-term borrowings	(53,416)	(78,220)	21,466
Proceeds from long-term debt	—	35,000	145,836
Repayment of long-term debt	(12,090)	(22,200)	(10,000)
Redemption of trust preferred securities	—	—	(57,500)
Purchases of treasury stock	(11,912)	(5,858)	(3,258)
Exercise of stock options	3,659	1,796	1,109
Dividends paid	(16,839)	(14,309)	(12,480)

Net Cash (Used in) Provided by Financing Activities	(87,035)	(47,830)	157,355

Increase (Decrease) in Cash and Cash Equivalents	30,189	(7,254)	(65,980)
Cash and cash equivalents at beginning of year	56,084	63,338	129,318

Cash and Cash Equivalents at End of Year	$86,273	$56,084	$63,338

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

The Company determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity in conformity with U. S. generally accepted accounting principles. Voting interest entities are entities in which the total equity investment at risk is sufficient to enable the entity to finance itself independently and provides the equity holders with the obligation to absorb losses, the right to receive residual returns and the right to make decisions about the entity’s activities. The Company consolidates voting interest entities in which it has all, or at least a majority of, the voting interest. As defined in applicable accounting standards, variable interest entities (VIEs) are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest in an entity is present when an enterprise has a variable interest, or a combination of variable interests, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both. The enterprise with a controlling financial interest, known as the primary beneficiary, consolidates the VIE. The Company’s wholly owned subsidiaries, City Holding Capital Trust I and City Holding Capital Trust II, are VIEs for which the Company is not the primary beneficiary. Accordingly, the accounts of these entities are not included in the Company’s consolidated financial statements.

Description of Principal Markets and Services: The Company is a bank holding company headquartered in Charleston, West Virginia, and conducts its principal activities through its wholly-owned subsidiary, City National Bank of West Virginia (“City National”). City National is a retail and consumer-oriented community bank with 67 offices in West Virginia, Kentucky, and Ohio. Principal activities include providing deposit, credit, trust and investment management, and insurance related products and services. The Company conducts its business activities through one reportable business segment - community banking.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

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

The Company recognized the excess cash flows attributable to the retained interests over the carrying value of the retained interests as interest income over the life of the retained interests using the effective yield method. The Company updated the estimate of future cash flows on a quarterly basis. If upon evaluation there was a favorable change in estimated cash flows from the cash flows previously projected, the Company recalculated the amount of accretable yield and accounted for the change prospectively with the amount of accretion adjusted over the remaining life of the retained interests. Conversely, if upon evaluation there was an adverse change in either the amount or timing of the estimated future cash flows, an other-than-temporary impairment loss was recorded in the Company’s Consolidated Statements of Income.

Previously Securitized Loans: Amounts reported in Note Five of Notes to Consolidated Financial Statements as “previously securitized loans” represent the carrying value of loans beneficially owned by the Company as a result of having fully redeemed the obligations owed to investors (“notes”) in certain of the Company’s securitization transactions. The loans were recorded at their carrying values, which were comprised of the carrying value of the related retained interest asset underlying the securitization plus amounts remitted by the Company to the noteholders to redeem the notes. Because the carrying value of the retained interests incorporated assumptions with regard to expected prepayment and default rates on the loans and also considered the expected timing and amount of cash flows to be received by the Company, the carrying value of the retained interests and the carrying value of the loans was less than the actual outstanding balance of the loans. No gain or loss was recognized in the Company’s financial statements upon recording the loans into the Company’s loan portfolio and, as a result, the loans are recorded at a discount to their actual outstanding balances.

The Company is accounting for the difference between the carrying value and the outstanding balance of these loans as an adjustment of the yield earned on these loans over their remaining lives. The discount is accreted to income over the period during which payments are probable of collection and are reasonably estimable.

Effective January 1, 2005, the Company adopted Statement of Position (“SOP”) 03-3, issued by the Accounting Standards Executive Committee, to determine the collectibility of previously securitized loans (see Recent Accounting Pronouncements). SOP 03-3 requires that the excess of expected cash flows over contractual cash flows generally be recognized prospectively through an adjustment to the yield over the remaining lives of the loans. If upon evaluation of estimated collections and collections to date, the estimated total amount of collections is reduced below the original value of the loans, SOP 03-3 requires that the loans be considered impaired for further evaluation.

Allowance for Loan Losses: The allowance for loan losses is maintained at a level that represents management’s best estimate of probable losses in the loan portfolio. Management’s determination of the adequacy of the allowance for loan losses is based upon an evaluation of individual credits in the loan portfolio, historical loan loss experience, current economic conditions, and other relevant factors. This determination is inherently subjective, as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. These evaluations are conducted at least quarterly and more frequently if deemed necessary. The allowance for loan losses related to loans considered to be impaired is generally evaluated based on the discounted cash flows using the impaired loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Loan losses are charged against the allowance and recoveries of amounts previously charged are credited to the allowance. A provision for loan

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

losses is charged to operations based on management’s periodic evaluation of the adequacy of the allowance after considering factors noted above, among others.

In evaluating the adequacy of its allowance for loan losses, the Company stratifies the loan portfolio into seven major groupings, including commercial real estate, other commercial, residential real estate, home equity, and others. Historical loss experience, as adjusted, is applied to the then outstanding balance of loans in each classification to estimate probable losses inherent in each segment of the portfolio. Historical loss experience is adjusted using a systematic, weighted probability of potential risk factors that could result in actual losses deviating from prior loss experience. Risk factors considered by the Company in completing this analysis include: (1) unemployment and economic trends in the Company’s markets, (2) concentrations of credit, if any, among any industries, (3) trends in loan growth, loan mix, delinquencies, losses or credit impairment, (4) adherence to lending policies and others. Each risk factor is designated as low, moderate/increasing, or high based on the Company’s assessment of the risk to loss associated with each factor. Each risk factor is then weighted to consider probability of occurrence.

Additionally, all loans within the portfolio are subject to internal risk grading. Risk grades are generally assigned by the primary lending officer and are periodically evaluated by the Company’s internal loan review process. Based on an individual loan’s risk grade, estimated loss percentages are applied to the outstanding balance of the loan to determine the amount of probable loss.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets. Depreciation of leasehold improvements is computed using the straight-line method over the lesser of the term of the respective lease or the estimated useful life of the respective asset. Maintenance and repairs are charged to expense as incurred, while improvements that extend the useful life of premises and equipment are capitalized and depreciated over the estimated remaining life of the asset.

Goodwill and Other Intangible Assets: Goodwill is the excess of the cost of an acquisition over the fair value of tangible and intangible assets acquired. Goodwill is not amortized. Intangible assets represent purchased assets that also lack physical substance, but can be separately distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset or liability. Intangible assets with determinable useful lives, such as core deposits, are amortized over their estimated useful lives.

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

Derivative Financial Instruments: The Company enters into derivative transactions principally to protect against the risk of adverse price or interest rate movements on the value of certain assets and liabilities and on future cash flows. Under the guidelines of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, all derivative instruments are required to be carried at fair value on the balance sheet. SFAS No. 133 provides special hedge accounting provisions, which permit the change in the fair value of the hedged item related to the risk being hedged to be recognized in earnings in the same period and in the same income statement line as the change in the fair value of the derivative. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking each hedge transaction.

Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges under SFAS No. 133. The Company has not entered into any fair value hedges as of December 31, 2005. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either a freestanding asset or liability, with a corresponding offset recorded in other comprehensive income within shareholders’ equity, net of tax. Amounts are reclassified from other comprehensive income to the income statement in the period or periods the hedged forecasted transaction affects earnings.

For the Company’s cash flow hedges, derivative gains and losses not effective in hedging the change in fair value or expected cash flows of the hedged item are recognized

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

immediately in the income statement. At the hedge’s inception and at least quarterly thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivative instruments have been highly effective in offsetting changes in the fair values or cash flows of the hedged items and whether they are expected to be highly effective in the future. If it is determined a derivative instrument has not been or will not continue to be highly effective as a hedge, hedge accounting is discontinued.

Income Taxes: The consolidated provision for income taxes is based upon reported income and expense. Deferred income taxes are provided for temporary differences between financial reporting and tax bases of assets and liabilities, computed using enacted tax rates. The Company files a consolidated income tax return. The respective subsidiaries generally provide for income taxes on a separate return basis and remit amounts determined to be currently payable to the Parent Company.

Advertising Costs: Advertising costs are expensed as incurred.

Stock-Based Compensation: The Company has elected to account for its employee stock options using the intrinsic value method. Because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The alternative fair value method of accounting for stock-based compensation (see Recent Accounting Pronouncements) requires the use of option valuation models, such as the Black-Scholes model, for use in valuing employee stock options.

Pro forma information regarding net income and earnings per share has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for the options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	2005	2004	2003
Risk-free interest rate	3.93%	3.16%	2.90%
Expected dividend yield	2.98%	2.95%	2.86%
Volatility factor	0.384	0.406	0.430
Expected life of option	5 years	5 years	5 years

For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options’ vesting period. Pro forma net income, basic earnings per share, and diluted earnings per share for the years ended December 31, 2005, 2004, and 2003 were:

(in thousands)	2005	2004	2003
Net income, as reported	$50,288	$46,344	$43,694
Pro forma stock-based employee compensation expense, net of tax	(1,084)	(748)	(1,213)

Net income, pro forma	$49,204	$45,596	$42,481

	2005	2004	2003
Basic earnings per share, as reported	$2.87	$2.79	$2.63
Pro forma stock-based employee compensation expense, net of tax	(0.06)	(0.05)	(0.08)

Basic earnings per share, pro forma	$2.81	$2.74	$2.55

	2005	2004	2003
Diluted earnings per share, as reported	$2.84	$2.75	$2.58
Pro forma stock-based employee compensation expense, net of tax	(0.06)	(0.05)	(0.08)

Basic earnings per share, pro forma	$2.78	$2.70	$2.50

Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options at the time of grant.

Basic and Diluted Earnings per Common Share: Basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares outstanding increased by the number of shares of common stock which would be issued assuming the exercise of stock options and other common stock equivalents. The incremental shares related to stock options were 171,000, 250,000, and 313,000 in 2005, 2004, and 2003, respectively.

Recent Accounting Pronouncements: In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, “Share-Based Payment,” which is a revision of SFAS No. 123, “Accounting for Stock Issued for Employees.” SFAS 123R establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. SFAS 123R eliminates the ability to account for stock-based compensation using the intrinsic value method and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the measurement date, which is generally the date of the grant, and be expensed over the applicable vesting period. On April 15, 2005, the Securities and Exchange Commission (“SEC”) announced that it would permit companies to implement SFAS No. 123R at the beginning of their next fiscal year (January 1, 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

for the Company) instead of their next reporting period beginning after June 15, 2005, as required by SFAS No. 123R. The Company expects to transition to SFAS No. 123R using the “modified prospective application.” Under the “modified prospective application,” compensation costs will be recognized in the financial statements for all new share-based payments granted after January 1, 2006. Additionally, the Company will recognize compensation costs for the portion of previously granted awards that are outstanding as of January 1, 2006 for which the requisite service has not been rendered (“nonvested awards”) over the remaining requisite service period of the awards. The compensation expense to be recognized for the nonvested awards will be based on the fair value of the awards at their grant date. The Company does not expect that the recognition of compensation costs for unvested options upon the date of adoption will be materially different from the pro forma information previously disclosed under “stock based compensation.” Compensation expense for share-based awards granted after the date of adoption will depend on the number of awards issued and the fair value of that award on the grant date. The Company estimates that the cost of grants outstanding as of December 31, 2005 will approximate $0.2 million for the twelve months ending December 31, 2006. However, future levels of compensation costs recognized related to stock-based compensation awards may be impacted by new awards and/or modifications, repurchases and cancellations of existing awards before and after the adoption SFAS 123R.

In November 2005, the FASB issued FASB Staff Position (“FSP”) FAS 115-1, “The Meaning of Other Than Temporary Impairment and Its Application to Certain Investments”, which clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made. FSP FAS 115-1 is effective for other-than-temporary impairment analysis conducted in periods beginning after December 15, 2005. FAS 115-1 also requires certain disclosures about unrealized losses that have not been recognized as other that temporary impairments. The Company has evaluated its unrealized losses as of December 31, 2005 noting that all losses are properly classified as temporary as the Company has the intent and ability to hold investments with unrealized losses until maturity, or recovery of the unrealized loss.

In December 2003, the American Institute of Certified Public Accountants issued Statement of Position (“SOP”) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, which addresses the accounting for differences between the contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 requires that the excess of expected cash flows over contractual cash flows generally to recognized prospectively through adjustment to the yield over the remaining lives of the loans. SOP 03-3 requires that decreases in cash flows expected to be collected be recognized as an impairment loss in the period the impairment is determined. Effective January 1, 2005, the Company adopted the provisions of SOP 03-3 as required. The adoption of this standard did not have a material impact on the Company’s financial statements.

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3.” The new standard changes the requirements for the accounting for and reporting of a change in accounting principle. Among other changes, SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements be termed a “restatement.” The new standard is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not anticipate that the adoption of this standard will have a material effect on its financial statements.

Statements of Cash Flows: Cash paid for interest, including interest paid for long-term debt and trust preferred securities, was $37.9 million, $31.8 million, and $34.0 million in 2005, 2004, and 2003, respectively. During 2005, 2004 and 2003, the Company paid $20.6 million, $19.5 million, and $14.6 million, respectively, for income taxes.

Reclassifications: Certain amounts in the 2004 and 2003 financial statements have been reclassified to conform to the 2005 presentation. Such reclassifications had no impact on net income or shareholders’ equity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE TWO

ACQUISITIONS

On May 20, 2005, the Company completed the acquisition of Classic Bancshares (“Classic”) and the merger of Classic’s subsidiary, Classic Bank, into City National. Classic operated 10 full-service branches located in Eastern Kentucky and Southeastern Ohio. The primary reason for the merger with Classic was for the Company to expand its presence in the Huntington/Ashland WV-KY-OH Metropolitan Statistical Area (“MSA”). With the acquisition of Classic, City National is now the largest commercial banking franchise in the Huntington/Ashland WV-KY-OH MSA. On May 20, 2005, Classic had total assets of $338 million, net loans of $254 million, deposits of $252 million, and $38 million of shareholders’ equity. The acquisition was accounted for using the purchase accounting method and the results of operations of Classic are included in the Company’s consolidated statement of income from the date of acquisition forward.

The aggregate purchase price for the acquisition was $81 million and was consummated by the exchange of a combination of the Company’s common stock and cash for Classic’s common stock. The purchase was funded through the issuance of 1,580,034 shares of the Company newly issued common shares and cash consideration of $18.2 million from the Company’s available cash.

The Company also paid $3.3 million for Classic’s outstanding stock options and incurred $1.9 million in direct costs associated with the merger. Included in the direct merger costs were $0.9 million of involuntary employee termination costs, $0.9 million of legal, accounting advisory and conversion costs, and $0.1 million of other direct merger related costs.

The cost to acquire Classic has been allocated to the identifiable tangible and intangible assets acquired and liabilities assumed based upon preliminary estimated fair values. The allocation of the purchase price is subject to changes in the estimated fair values of assets acquired and liabilities assumed. The excess of the purchase price over the estimated fair values of assets acquired and liabilities assumed ($49.4 million) was assigned to goodwill. In connection with the preliminary purchase price allocation, the Company also assigned approximately $4.9 million to intangible assets including $4.4 million to deposit base intangibles. Deposit base intangibles are being amortized over their estimated remaining life of 10 years on an accelerated basis. Goodwill arising from the transaction is not subject to amortization and is not deductible for tax purposes, but will be evaluated annually for possible impairment.

Pro forma information regarding the acquisition has not been presented as the acquisition is not deemed to be significant, and pro forma results assuming that the acquisition had occurred at the beginning of 2005, 2004, and 2003 would not be materially different than the results reported herein.

NOTE THREE

RESTRICTIONS ON CASH AND DUE FROM BANKS

City National is required to maintain an average reserve balance with the Federal Reserve Bank of Richmond to compensate for services provided by the Federal Reserve and to meet statutory required reserves for demand deposits. The average amount of the reserve balance for the year ended December 31, 2005, was approximately $13.0 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE FOUR

INVESTMENTS

The aggregate carrying and approximate market values of securities follow. Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable financial instruments.

	December 31, 2005
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$246	$—	$(3)	$243
Obligations of states and political subdivisions	44,180	275	(421)	44,034
Mortgage-backed securities	400,443	226	(8,459)	392,210
Other debt securities	51,088	535	(190)	51,433

Total Debt Securities	495,957	1,036	(9,073)	487,920
Equity securities and investment funds	62,085	—	(39)	62,046

Total Securities Available-for-Sale	$558,042	$1,036	$(9,112)	$549,966

Securities held-to-maturity:
Obligations of states and political subdivisions	$8,333	$98	$—	$8,431
Other debt securities	47,064	3,455	(58)	50,461

Total Securities Held-to-Maturity	$55,397	$3,553	$(58)	$58,892

	December 31, 2004
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$23,210	$495	$(10)	$23,695
Obligations of states and political subdivisions	31,162	554	(64)	31,652
Mortgage-backed securities	493,967	1,959	(1,498)	494,428
Other debt securities	40,441	747	(143)	41,045

Total Debt Securities	588,780	3,755	(1,715)	590,820
Equity securities and investment funds	29,228	—	(14)	29,214

Total Securities Available-for-Sale	$618,008	$3,755	$(1,729)	$620,034

Securities held-to-maturity:
Obligations of states and political subdivisions	$12,504	$358	$—	$12,862
Other debt securities	47,236	4,441	(63)	51,614

Total Securities Held-to-Maturity	$59,740	$4,799	$(63)	$64,476

Certain investment securities owned by the Company were in an unrealized loss position (i.e., amortized cost basis exceeded the estimated fair value of the securities) as of December 31, 2005. The following table shows the gross unrealized losses and fair value of the Company’s investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005 and 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

	December 31, 2005
	Less Than Twelve Months		Twelve Months or Greater		Total
(in thousands)	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$243	$3	$—	$—	$243	$3
Obligations of states and political subdivisions	20,195	323	3,822	98	24,017	421
Mortgage-backed securities	184,448	3,167	185,791	5,292	370,239	8,459
Other debt securities	13,624	86	3,480	104	17,104	190
Equity securities and investment funds	—	—	1,461	39	1,461	39

Total	$218,510	$3,579	$194,554	$5,533	$413,064	$9,112

Securities held-to-maturity:
Other debt securities	$2,344	$5	$1,085	$53	$3,429	$58

	December 31, 2004
	Less Than Twelve Months		Twelve Months or Greater		Total
(in thousands)	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$991	$10	$—	$—	$991	$10
Obligations of states and political subdivisions	5,514	64	—	—	5,514	64
Mortgage-backed securities	224,387	1,183	16,468	315	240,855	1,498
Other debt securities	12,511	132	1,509	11	14,020	143
Equity securities and investment funds	1,486	14	—	—	1,486	14

Total	$244,889	$1,403	$17,977	$326	$262,866	$1,729

Securities held-to-maturity:
Other debt securities	$2,255	$63	$—	$—	$2,255	$63

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary would be reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Management has the ability and intent to hold the securities classified as held to maturity until they mature, at which time the Company will receive full value for the securities. Furthermore, as of December 31, 2005, management also had the ability and intent to hold the securities classified as available for sale for a period of time sufficient for a recovery of cost. The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the securities approach their maturity date or repricing date or if market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality. Accordingly, as of December 31, 2005, management believes the unrealized losses detailed in the table above are temporary and no impairment loss has been recognized in the Company’s consolidated income statement.

The amortized cost and estimated fair value of debt securities at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties. Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

(in thousands)	Cost	Estimated Fair Value
Securities Available-for-Sale
Due in one year or less	$4,280	$4,281
Due after one year through five years	12,294	12,227
Due after five years through ten years	23,565	23,649
Due after ten years	455,818	447,763

	$495,957	$487,920

Securities Held-to-Maturity
Due in one year or less	$2,254	$2,276
Due after one year through five years	4,349	4,397
Due after five years through ten years	1,731	1,758
Due after ten years	47,063	50,461

	$55,397	$58,892

Gross gains and gross losses realized by the Company from investment security transactions are summarized in the table below:

(in thousands)	2005	2004	2003
Gross realized gains	$154	$1,173	$696
Gross realized losses	(3)	—	(894)

Investment security gains (losses)	$151	$1,173	$(148)

The carrying value of securities pledged to secure public deposits and for other purposes as required or permitted by law approximated $146.8 million and $132.6 million at December 31, 2005 and 2004, respectively.

NOTE FIVE

LOANS

The following summarizes the Company’s major classifications for loans:

(in thousands)	2005	2004
Residential real estate	$592,521	$469,458
Home equity	301,728	308,173
Commercial, financial, and agriculture	629,670	472,112
Installment loans to individuals	58,652	46,595
Previously securitized loans	30,256	58,436

Gross Loans	1,612,827	1,354,774
Allowance for loan losses	(16,790)	(17,815)

Net Loans	$1,596,037	$1,336,959

The Company has $86.0 million and $38.4 million of commercial and residential real estate construction loans as of December 31, 2005 and 2004, respectively. These loans are primarily secured by real estate within the Company’s principal markets. These loans were originated under the Company’s loan policy, which is focused on the risk characteristics of the loan portfolio, including construction loans. Adequate consideration has been given to these loans in establishing the Company’s allowance for loan losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE SIX

ALLOWANCE FOR LOAN LOSSES

A summary of changes in the allowance for loan losses follows:

(in thousands)	2005	2004	2003
Balance at January 1	$17,815	$21,426	$28,504
Allowance from acquisition	3,265	—	—
Provision for (recovery of) possible loan losses	1,400	—	(6,200)
Charge-offs	(8,459)	(7,889)	(7,823)
Recoveries	2,769	4,278	6,945

Balance at December 31	$16,790	$17,815	$21,426

The recorded investment in loans on nonaccrual status and loans past due 90 days or more and still accruing interest is included in the following table:

(in thousands)	2005	2004
Nonaccrual loans	$2,785	$2,147
Accruing loans past due 90 days or more	1,124	677
Previously securitized loans past due 90 days or more	268	832

Total	$4,177	$3,656

Information pertaining to impaired loans is included in the following table:

(in thousands)	2005	2004
Impaired loans with a valuation reserve	$3,909	$2,824
Impaired loans with no valuation reserve	268	832

Total impaired loans	$4,177	$3,656

Valuation reserve on impaired loans	$1,275	$917

The average recorded investment in impaired loans during 2005, 2004, and 2003 was $3.6 million, $4.2 million, and $3.3 million, respectively.

During 2003 and 2004, the Company experienced lower than anticipated losses and, generally, improving credit quality within certain segments of its loan portfolio. The Company also experienced greater than expected success in pursuing recoveries of previously charged-off loans. The Company’s analysis of the allowance for loan losses as of December 31, 2005, 2004, and 2003 has produced an allowance and provision this is directionally consistent with the above noted changes in asset quality.

NOTE SEVEN

RETAINED INTERESTS AND PREVIOUSLY SECURITIZED LOANS

Between 1997 and 1999, the Company completed six securitization transactions involving approximately $759.8 million of fixed rate, junior lien mortgage loans. As described in Note One, the Company retained a financial interest in each of the securitizations. Principal amounts owed to investors are evidenced by securities (“Notes”). The Notes were subject to redemption, in whole but not in part, at the option of the Company, as owner of the retained interests in the securitization transactions, or at the option of the Note insurer, on or after the date on which the related Note balance declined to 5% or less of the original Note balance. Once the Notes were redeemed, the Company became the beneficial owner of the mortgage loans and recorded the loans as assets of the Company within the loan portfolio. During 2003 and 2004, the outstanding Note balances of the six securitizations declined below this 5% threshold and the Company had exercised its early redemption options on each of those securitizations. The table below summarizes information regarding delinquencies, net credit losses, and outstanding collateral balances of securitized loans and previously securitized loans for the dates presented:

	December 31
(in thousands)	2005	2004	2003
Loans Underlying Retained Interests (a):
Total principal amount of loans outstanding	$—	$—	$59,822
Principal amount of loans between 30 and 89 days past due	—	—	2,664
Principal amount of loans between 90 and 119 days past due	—	—	2,648
Net credit losses during the year	—	—	5,116

Previously Securitized Loans:
Total principal amount of loans outstanding	$48,061	$75,038	$70,087
Discount	(17,805)	(16,602)	(11,299)

Net book value	$30,256	$58,436	$58,788

Principal amount of loans between 30 and 89 days past due	$1,848	$5,091	$5,055
Principal amount of loans between 90 and 119 days past due	268	832	717
Net credit (recoveries) losses during the year	(3,225)	2,680	1,206

(a)	The outstanding balance of mortgage loans underlying retained interests and the related Note balances were not included in the consolidated balance sheets of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

As the Company redeemed the outstanding Notes from its securitizations, no gain or loss was recognized in the Company’s financial statements and the remaining mortgage loans were recorded in the Company’s loan portfolio at carrying value. Because the book value of the mortgage loans incorporates assumptions for expected prepayment and default rates, the carrying value of the loans is generally less than the actual contractual outstanding balance of the mortgage loans. As of December 31, 2005 and 2004, the Company reported a book value of previously securitized loans of $30.3 million and $58.4 million, respectively, while the actual outstanding balance of previously securitized loans at December 31, 2005 and 2004, was $48.1 million and $75.0 million, respectively. The difference (“the discount”) between the book value and actual outstanding balance of previously securitized loans is accreted into interest income over the life of the loans. Through December 31, 2004, net credit losses on previously securitized loans were first recorded against this discount and, therefore, impacted the yield earned on these assets. Effective January 1, 2005, the Company adopted the provisions of SOP 03-3 as required. In accordance with SOP 03-3, if the discounted present value of estimated future cash flows declines below the recorded value of previously securitized loans, an impairment charge would be provided through the Company’s provision and allowance for loan losses. No such impairment charges were recorded for the year ending December 31, 2005.

The value of the previously securitized loans is determined using cash flow modeling techniques that incorporate key assumptions related to default, prepayment, and discount rates. Key assumptions used in estimating the fair value of the Company’s previously securitized loans as of December 31, 2005 and 2004, were as follows:

	December 31
	2005	2004
Prepayment speed (CPR):
From January 2005 thru May 2005	—	40%
From June 2005 – May 2006	30%	30%
From June 2006 – September 2006	30%	20%
After September 2006	20%	20%

Weighted-average cumulative defaults	10.54%	12.37%

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

Interest income on retained interests was recognized over the life of the retained interest using the effective yield method. Using the effective yield approach, the Company recognized $0.8 million and $12.5 million of interest income from the retained interests in 2004 and 2003, respectively. Comparatively, the Company received $6.1 million of cash from the retained interests during 2003, with no cash received on this asset during 2004. During 2005, 2004, and 2003 the Company recognized $11.4 million, $13.7 million, and $4.5 million, respectively, of interest income on the previously securitized loans and received cash of $39.3 million, $61.5 million, and $16.4 million, respectively, comprised of principal and interest payments received from borrowers.

NOTE EIGHT

PREMISES AND EQUIPMENT

A summary of premises and equipment and related accumulated depreciation as of December 31 is summarized as follows:

(in thousands)	Estimated Useful Life	2005	2004
Land		$11,015	$8,385
Buildings and improvements	10 to 30 yrs.	55,581	48,585
Equipment	3 to 7 yrs.	39,707	37,916

		106,303	94,886
Less accumulated depreciation		(63,761)	(60,279)

Net premises and equipment		$42,542	$34,607

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE NINE

GOODWILL AND INTANGIBLE ASSETS

At December 31, 2005 and 2004, the carrying amount of goodwill approximated $54.9 million and $5.5 million, respectively. During the second quarter of 2005, the Company recorded goodwill totaling $49.4 million in connection with the acquisition of Classic Bancshares (see Note 2). The Company completed its annual assessment of the carrying value of goodwill during 2005 and concluded that its carrying value was not impaired.

During the second quarter of 2005, the Company recorded core deposit intangibles totaling $4.4 million in connection with the acquisition of Classic Bancshares (see Note 2). The following table summarizes core deposit intangibles as of December 31, 2005 and 2004, which are subject to amortization:

(in thousands)	2005	2004
Gross carrying amount	$6,580	$2,176
Accumulated amortization	(1,923)	(1,411)

Net core deposit intangible	$4,657	$765

During 2005, 2004, and 2003, the Company recognized pre-tax amortization expense of $512,000, $204,000, and $270,000, respectively, associated with its core deposit intangible assets. The estimated amortization expense for core deposit intangible assets for each of the next five years is as follows:

(in thousands)	Projected Amortization Expense
2006	$723
2007	706
2008	637
2009	469
2010	437

$2,972

NOTE TEN

SCHEDULED MATURITIES OF TIME CERTIFICATES OF DEPOSITS OF $100,000 OR MORE

Scheduled maturities of time certificates of deposits of $100,000 or more outstanding at December 31, 2005 and 2004, are summarized as follows:

(in thousands)	2005	2004
Within one year	$78,445	$49,054
Over one through two years	43,427	16,436
Over two through three years	34,658	26,213
Over three through four years	16,149	22,257
Over four through five years	9,478	14,931
Over five years	329	—

Total	$182,486	$128,891

NOTE ELEVEN

SHORT-TERM BORROWINGS

The components of short-term borrowings are summarized as follows:

(in thousands)	2005	2004
Security repurchase agreements	$76,443	$70,183
Federal funds borrowed	75,812	75,000

Total	$152,255	$145,183

Securities sold under agreement to repurchase were sold to corporate and government customers as an alternative to available deposit products. The underlying securities included in repurchase agreements remain under the Company’s control during the effective period of the agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

Average and maximum amounts outstanding and weighted-average interest rate information is summarized as follows:

(dollars in thousands)	2005	2004	2003
Avg. outstanding during the year:
Securities repurchase agreements	$81,638	$79,385	$93,393
FHLB advances and Federal funds borrowed	75,626	41,464	6,174
Max. outstanding at any month end:
Securities repurchase agreements	105,303	106,171	103,609
FHLB advances and Federal funds borrowed	84,763	75,000	80,000
Weighted-average interest rate:
During the year:
Securities repurchase agreements	1.98%	0.42%	0.48%
FHLB advances and Federal funds borrowed	2.32%	1.81%	5.49%
End of the year:
Securities repurchase agreements	2.89%	0.79%	0.32%
FHLB advances and Federal funds borrowed	2.83%	2.09%	1.29%

NOTE TWELVE

LONG-TERM DEBT

The components of long-term debt are summarized as follows:

(in thousands)	Maturity	Weighted- Average Interest Rate	2005	2004
FHLB Advances	2006	2.60%	$—	$65,000
FHLB Advances	2007	3.38%	23,710	20,000
FHLB Advances	2008	4.02%	38,178	35,000
FHLB Advances	2009	5.75%	2,003	—
FHLB Advances	2010	6.30%	2,000	—
FHLB Advances	>5 years	4.90%	3,698	—
Junior subordinated debentures owed to City Holding Capital Trust	2028	9.15%	28,836	28,836

Total Long-term debt			$98,425	$148,836

Through City National, the Company has purchased 106,069 shares of Federal Home Loan Bank (“FHLB”) stock at par value as of December 31, 2005. Such purchases entitle the Company to dividends declared by the FHLB and provide an additional source of short-term and long-term funding, in the form of collateralized advances. Financing obtained from the FHLB is based, in part, on the amount of qualifying collateral available, specifically U.S. Treasury and agency securities, mortgage-backed securities, and residential real estate loans. At December 31, 2005 and 2004, collateral pledged to the FHLB included approximately $629.0 million and $789.3 million, respectively, in investment securities and one-to-four-family residential property loans. Therefore, in addition to the short-term (see Note Eleven) and long-term financing discussed above, at December 31, 2005 and 2004, City National had an additional $483.8 million and $594.3 million, respectively, available from unused portions of lines of credit with the FHLB.

The Company formed two statutory business trusts, City Holding Capital Trust and City Holding Capital Trust II, under the laws of the state of Delaware (“the Capital Trusts”). The Capital Trusts were created for the exclusive purpose of (i) issuing trust preferred capital securities (“Capital Securities”), which represent preferred undivided beneficial interests in the assets of the trusts, (ii) using the proceeds from the sale of the Capital Securities to acquire junior subordinated debentures (“Debentures”) issued by the Company, and (iii) engaging in only those activities necessary or incidental thereto. The trusts are considered variable interest entities for which the Company is not the primary beneficiary. Accordingly, the accounts of the trusts are not included in the Company’s consolidated financial statements (see Note 1).

During the fourth quarter of 2003, the Company fully repaid all of its 9.125% Junior Subordinated Debentures held by City Holding Capital Trust II. In turn, City Holding Capital Trust II retired its $57.5 million of Capital Securities. In completing the redemption of these Securities, the Company recorded a $2.3 million charge related to unamortized issuance costs. The issuance costs were being amortized over the life of the securities through interest expense using the effective yield method.

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

Payments of distributions on the trust preferred securities and payments on redemption of the trust preferred securities are guaranteed by the Company. The Company also entered into an agreement as to expenses and liabilities with the trust pursuant to which it agreed, on a subordinated basis, to pay any costs, expenses or liabilities of the trust other than those arising under the trust preferred securities. The obligations of the Company under the junior subordinated debentures, the related indentures, the trust agreement establishing the trust, the guarantees and the agreements as to expenses and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

liabilities, in the aggregate, constitute a full and unconditional guarantee by the Company of the trust’s obligations under the trust preferred securities.

The Capital Securities issued by the statutory business trusts qualify as Tier 1 capital for the Company under the Federal Reserve Board guidelines. In March 2005, the Federal Reserve Board issued a final rule that allows the inclusion of trust preferred securities issued by unconsolidated subsidiary trusts in Tier 1 capital, but with stricter limits. Under ruling, after a five-year transition period, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital elements, net of goodwill. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. The Company expects to include all of its $28.0 million in trust preferred securities in Tier 1 capital. The trust preferred securities could be redeemed without penalty if they were no longer permitted to be included in Tier 1 capital.

NOTE THIRTEEN

DERIVATIVE INSTRUMENTS

The Company utilizes interest rate floors to mitigate exposure to interest rate risk. During 2005, the Company purchased five interest rate floor contracts with a total notional amount of $400 million for $2.8 million. The interest rate floor contracts were designated as cash flow hedges with the objective of protecting the overall cash flows from the Company’s monthly interest receipts on a rolling portfolio of $400 million of variable-rate loans outstanding from the risk of a decrease in those cash flows to a level such that the yield on the underlying loans would be less than a range of 6.00% to 6.75%. Prior to December 30, 2005, these instruments were accounted for as freestanding derivatives and changes in the market value of $1.4 million on these purchased floor options was charged to expense. On December 30, 2005, the Company re-designated each of the five respective interest rate floors to qualify as cash flow hedges.

The notional amounts and estimated fair values of interest rate floor derivative positions outstanding at year-end are presented in the following table. The estimated fair values of the interest rate floors on variable-rate loans are based on quoted market prices.

	2005		2004
(in thousands)	Notional Value	Estimated Fair Value	Notional Value	Estimated Fair Value
Interest rate floors on variable-rate loans	$400,000	$1,270	$—	$—

The weighted-average strike rates for interest rate floors outstanding at December 31, 2005 were between 6.00% and 6.75%.

Interest rate contracts involve the risk of dealing with counterparties and their ability to meet contractual terms. These counterparties must have an investment grade credit rating and be approved by the Company’s Asset/Liability Management Committee.

For cash flow hedges, the effective portion of the gain or loss on the derivative hedging instrument is reported in other comprehensive income, while the ineffective portion (indicated by the excess of the cumulative change in the fair value of the derivative over that which is necessary to offset the cumulative change in expected future cash flows on the hedge transaction) is recorded in current earnings as other income or other expense. The amount of the market value adjustment reported in earnings and recorded in other expenses in the Consolidated Statement of Income for the year ended December 31, 2005 and in amortization and accretion in the Consolidated Statement of Cash Flows was $1.4 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE FOURTEEN

INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31
(in thousands)	2005	2004
Deferred tax assets:
Previously securitized loans	$10,214	$9,690
Allowance for loan losses	7,585	8,164
Deferred compensation payable	3,591	2,243
Unrealized securities losses	3,226	—
Underfunded pension liability	2,115	1,616
Net operating loss carryforward	1,926	3,420
Accrued expenses	1,828	3,209
Impaired investments	816	962
Other	1,058	594

Total Deferred Tax Assets	32,359	29,898
Deferred tax liabilities:
Intangible assets	1,778	174
Deferred loan fees	823	846
Unrealized securities gains	—	854
Other	1,829	999

Total Deferred Tax Liabilities	4,430	2,873

Net Deferred Tax Assets	$27,929	$27,025

Significant components of the provision for income taxes are as follows:

(in thousands)	2005	2004	2003
Current:
Federal	$22,895	$20,672	$13,285
State	40	(293)	375

Total current	22,935	20,379	13,660
Deferred:
Federal	960	1,653	7,570
State	2,475	2,337	1,021

Total deferred	3,435	3,990	8,591

Income tax expense	$26,370	$24,369	$22,251

Income tax expense (benefit) attributable to securities transactions	$60	$469	$(59)

As of December 31, 2005, the Company has approximately $137,000 of federal net operating loss carryforwards, obtained via a previous acquisition, that expire in 2006. As of December 31, 2005, the Company has approximately $21.4 million of state net operating loss carryforwards that expire in 2022. The Company expects to realize the deferred tax asset associated with the net operating loss carryforwards through future operations.

A reconciliation of the significant differences between the federal statutory income tax rate and the Company’s effective income tax rate is as follows:

(in thousands)	2005	2004	2003
Computed federal taxes at statutory rate	$26,830	$24,747	$23,081
State income taxes, net of federal tax benefit	1,634	1,329	907
Tax effects of:
Tax-exempt interest income	(853)	(633)	(739)
Bank-owned life insurance	(973)	(1,026)	(462)
Other items, net	(268)	(48)	(536)

Income tax expense	$26,370	$24,369	$22,251

NOTE FIFTEEN

EMPLOYEE BENEFIT PLANS

During 2003, shareholders approved the City Holding Company 2003 Incentive Plan (“the Plan”), replacing the Company’s 1993 Stock Incentive Plan that expired on March 8, 2003. Employees, directors, and individuals who provide service to the Company (collectively “Plan Participants”) are eligible to participate in the Plan. Pursuant to the terms of the Plan, the Compensation Committee of the Board of Directors, or its delegate, may, from time-to-time, grant stock options, stock appreciation rights (“SARs”), or stock awards to Plan Participants. A maximum of 1,000,000 shares of the Company’s common stock may be issued upon the exercise of stock options and SARs and stock awards, but no more than 350,000 shares of common stock may be issued as stock awards. These limitations may be adjusted in the event of a change in the number of outstanding shares of common stock by reason of a stock dividend, stock split, or other similar event. Specific terms of options and SARs awarded, including vesting periods, exercise prices (stock price date of grant), and expiration dates are determined at the date of grant and are evidenced by agreements between the Company and the awardee. All incentive stock options and SARs will be exercisable ten years from the date granted and all options and SARs are exercisable for the period specified in the individual agreement. As of December 31, 2005, 251,750 stock options had been awarded pursuant to the terms of the Plan and 14,000 SARs or stock awards had been granted. The 90,000 stock options granted in 2003 (see table, below) were granted under the Company’s 1993 Stock Incentive Plan, prior to its expiration. The Company recognized $0.2 million of compensation expense for the twelve months ended December 31, 2005 within salaries and employee benefits in the Company’s Consolidated Statements of Income associated with the restricted stock awards issued.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

In response to SFAS 123R, the Compensation Committee of the Board of Directors of the Company authorized the acceleration of the vesting of 20,002 value-vested options. The Company recognized $10,000 of expense for the twelve months ending December 31, 2005, in salaries and employee benefits for the modification of these stock options.

The exercise price of the option grants equals the market price of the Company’s stock on the date of grant. A summary of the Company’s stock option activity and related information is presented below for the years ended December 31:

	2005		2004		2003
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding at January 1	602,307	$16.51	650,671	$13.19	732,412	$13.55
Granted	144,250	33.70	107,500	33.62	90,000	28.00
Exercised	(367,675)	9.95	(140,730)	12.77	(104,982)	10.55
Forfeited	(60,750)	33.90	(15,134)	30.38	(66,759)	41.19

Outstanding at December 31	318,132	$28.56	602,307	$16.51	650,671	$13.19

Exercisable at end of year	232,007	$27.16	512,306	$13.48	620,667	$12.48
Weighted-average fair value of options granted during the year	$10.09		$10.24		$8.93

Additional information regarding stock options outstanding and exercisable at December 31, 2005, is provided in the following table:

Ranges of Exercise Prices	No. of Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Months)	No. of Options Currently Exercisable	Weighted- Average Exercise Price of Options Currently Exercisable
$13.30	56,107	$13.30	73	56,107	$13.30
$28.00 - $36.90	262,025	31.83	62	175,900	31.58

	318,132			232,007

The Company provides retirement benefits to its employees through the City Holding Company 401(k) Plan and Trust (“the 401(k) Plan”), which is intended to be compliant with Employee Retirement Income Security Act (ERISA) section 404(c). Any employee who has attained age 21 is eligible to participate beginning the first day of the month following employment. Unless specifically chosen otherwise, every employee is automatically enrolled in the 401(k) Plan and may make before-tax contributions of between 1% and 15% of eligible pay up to the dollar limit imposed by Internal Revenue Service regulations. The first 6% of an employee’s contribution is matched 50% by the Company. The employer matching contribution is invested according to the investment elections chosen by the employee. Employees are 100% vested in both employee and employer contributions and the earnings generated by such contributions. As of December 31, 2005, there were 15 investment options, including City Holding Company common stock, available under the 401(k) Plan.

The Company’s total expense associated with the retirement benefit plan approximated $542,000, $494,000, and $477,000, in 2005, 2004, and 2003, respectively. The total number of shares of the Company’s common stock held by the 401(k) Plan as of December 31, 2005 and 2004 is 431,561 and 483,826, respectively. Other than the 401(k) Plan, the Company offers no postretirement benefits.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

Primarily as a result of the interest rate environment over the past two years, the benefit obligation exceeded the estimated fair value of plan assets as of October 31, 2005 and 2004. In accordance with FASB Statement No. 87, Employers’ Accounting for Pension Plans, the Company has recorded a minimum pension liability of $3.3 million and $2.1 million as of December 31, 2005 and 2004, respectively, included in Other Liabilities within the Consolidated Balance Sheets, and a $3.2 million and $2.4 million, net of tax, underfunded pension liability in Accumulated Other Comprehensive Income within Shareholders’ Equity at December 31, 2005 and 2004, respectively. The following table summarizes activity within the Defined Benefit Plan in 2005 and 2004:

	Pension Benefits
(in thousands)	2005	2004
Change in fair value of plan assets:
Fair value at beginning of measurement period	$8,044	$7,715
Actual gain on plan assets	698	582
Contributions	76	259
Benefits paid	(626)	(512)

Fair value at end of measurement period	8,192	8,044

Change in benefit obligation:
Benefit obligation at beginning of measurement period	(10,133)	(10,006)
Interest cost	(662)	(642)
Actuarial (loss) gain	(1,332)	3
Benefits paid	626	512
Change in estimates	—	—

Benefit obligation at end of measurement period	(11,501)	(10,133)

Funded status	(3,309)	(2,089)

Unrecognized net actuarial gain	5,366	4,148
Unrecognized net obligation	(77)	(107)
Other comprehensive loss	(5,289)	(4,041)

Accrued Benefit Cost	$(3,309)	$(2,089)

Weighted-average assumptions as of October 31:
Discount rate	5.75%	6.50%
Expected return on plan assets	8.50%	8.50%

The following table presents the components of the net defined benefit pension benefit:

	Pension Benefits
(in thousands)	2005	2004	2003
Components of net periodic benefit:
Interest cost	$662	$642	$628
Expected return on plan assets	(761)	(785)	(804)
Net amortization and deferral	148	143	20

Net Periodic Pension Cost (Benefit)	$49	$—	$(156)

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

The overall investment return goal is to achieve a return greater than a blended mix of stated indices tailored to the same asset mix of the plan assets by 0.5%, after fees, over a rolling five-year moving average basis. Allowable assets include cash equivalents, fixed income securities, equity securities, exchange-traded index funds and guaranteed investment contracts. Prohibited investments include, but are not limited to, commodities and futures contracts, private placements, options, limited partnerships, venture capital investments, real estate and interest-only, principal-only, and residual tranche collateralized mortgage obligations. Unless a specific derivative security is allowed per the plan document, permission must be sought from the WVBA Pension Committee to include such investments.

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

The expected long-term rate of return for the plan’s assets is based on the expected return of each of the categories, weighted-based on the median of the target allocation for each class, noted in the table below. The allowable, target, and current allocation percentages of plan assets are as follows:

	Target Allocation 2005	Allowable Allocation Range	Percentage of Plan Assets at October 31
			2005	2004
Equity securities	70%	40-80%	73%	72%
Debt securities	25%	20-40%	22%	23%
Other	5%	3-10%	5%	5%

Total			100%	100%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

The Company anticipates making a contribution to the plan of $0.1 million for the year ending December 31, 2006. The following table summarizes the expected benefits to be paid in each of the next five years and in the aggregate for the five years thereafter:

Plan Year Ending October 31	Expected Benefits to be Paid
(in thousands)
2006	$577
2007	598
2008	613
2009	623
2010	681
2011 through 2015	3,707

In addition, the Company and its subsidiary participate in the Pentegra multi-employer pension plan (the “multi-employer plan”). This non-contributory defined benefit plan covers current and former employees of Classic Bancshares that was acquired by the Company during 2005, see Note 2. The multi-employer plan has a June 30 year-end, and it is the policy of the Company to fund the normal cost of the multiemployer plan. No contributions were required for the year ended December 31, 2005. The benefits of the multi-employer plan were frozen prior to the acquisition of Classic Bancshares, and it is the intention of the Company to fund benefit amounts when assets of the plan are sufficient.

The Company has entered into employment contracts with certain of its current and former executive officers. The employment contracts provide for, among other things, the payment of severance compensation in the event an executive officer either voluntarily or involuntarily terminates his employment with the Company for other than “Just Cause.” The cost of these benefits was accrued over the five-year service period for each executive and is included in Other Liabilities within the Consolidated Balance Sheets. As of December 31, 2005 and 2004, the liability was $1.8 million and $5.1 million, respectively. For the years ended December 31, 2005, 2004, and 2003, $0.5 million, $3.3 million, and $1.7 million, respectively, was charged to operations in connection with these contracts. As of December 31, 2005, three officers had left the Company and are receiving severance compensation in accordance with the terms of each of their respective agreements.

Certain entities previously acquired by the Company had entered into individual deferred compensation and supplemental retirement agreements with certain current and former directors and officers. The Company has assumed the liabilities associated with these agreements, the cost of which is being accrued over the period of active service from the date of the respective agreement. The cost of such agreements approximated $262,000, $256,000, and $253,000, during 2005, 2004, and 2003, respectively. The liability for such agreements approximated $4.7 million and $4.6 million at December 31, 2005 and 2004, respectively, and is included in Other Liabilities in the accompanying Consolidated Balance Sheets.

To assist in funding the above liabilities, the acquired entities had insured the lives of certain current and former directors and officers. The Company is the current owner and beneficiary of insurance policies with a cash surrender value approximating $6.4 million and $5.3 million at December 31, 2005 and 2004, respectively, which is included in Other Assets in the accompanying Consolidated Balance Sheets.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE SEVENTEEN

COMMITMENTS AND CONTINGENT LIABILITIES

The Company has entered into agreements with certain of its customers to extend credit or provide a conditional commitment to provide payment on drafts presented in accordance with the terms of the underlying credit documents. Conditional commitments generally include standby and commercial letters of credit. Standby letters of credit represent an obligation of the Company to a designated third party contingent upon the failure of a customer of the Company to perform under the terms of the underlying contract between the customer and the third party. Commercial letters of credit are issued specifically to facilitate trade or commerce. Under the terms of a commercial letter of credit, drafts will be drawn when the underlying transaction is consummated, as intended, between the customer and a third party. The table below presents a summary of the contractual obligations of the Company resulting from significant commitments:

(in thousands)	2005	2004
Commitments to extend credit:
Home equity lines	$148,259	$137,582
Credit card lines	39,646	46,284
Commercial real estate	65,966	41,691
Other commitments	145,535	120,288
Standby letters of credit	7,250	4,737
Commercial letters of credit	312	1,329

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

NOTE EIGHTEEN

PREFERRED STOCK AND SHAREHOLDER RIGHTS PLAN

The Company’s Board of Directors has the authority to issue preferred stock, and to fix the designation, preferences, rights, dividends, and all other attributes of such preferred stock, without any vote or action by the shareholders. As of December 31, 2005, no such shares are outstanding, nor are any expected to be issued, except as might occur pursuant to the Stock Rights Plan discussed below.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE NINETEEN

REGULATORY REQUIREMENTS AND CAPITAL RATIOS

The principal source of income and cash for City Holding (the “Parent Company”) is dividends from City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. Approval is also required if dividends declared would cause City National’s regulatory capital to fall below specified minimum levels. At December 31, 2005, City National could pay dividends up to $14.1 million plus net profits for 2006, as defined by statute, up to the dividend declaration date without prior regulatory approval.

During 2005, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders, (2) fund the acquisition of Classic Bancshares, Inc., and (3) fund repurchases of the Company’s common shares. As of December 31, 2005, the Parent Company reported a cash balance of approximately $38.4 million. Management believes that the Parent Company’s available cash balance, together with cash dividends from City National is adequate to satisfy its funding and cash needs in 2006.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and City National to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 2005, that the Company and City National met all capital adequacy requirements to which they were subject.

As of December 31, 2005, the most recent notifications from banking regulatory agencies categorized the Company and City National as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since these notifications that management believes have changed the institutions’ categories. The Company’s and City National’s actual capital amounts and ratios are presented in the following table.

(dollars in thousands)	2005		2004		Well Capitalized Ratio	Minimum Ratio

	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets):
Consolidated	$284,313	16.4%	$253,655	16.6%	10.0%	8.0%
City National	241,294	14.0	220,021	14.5	10.0	8.0

Tier I Capital (to Risk-Weighted Assets):
Consolidated	267,523	15.4	235,840	15.5	6.0	4.0
City National	224,504	13.0	202,207	13.3	6.0	4.0

Tier I Capital (to Average Assets):
Consolidated	267,523	11.0	235,840	10.7	5.0	4.0
City National	224,504	9.2	202,207	9.3	5.0	4.0

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

The following table represents the estimates of fair value of financial instruments:

	Fair Value of Financial Instruments
	2005		2004
(in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$86,273	$86,273	$56,084	$56,084
Securities available-for-sale	549,966	549,966	620,034	620,034
Securities held-to-maturity	55,397	58,892	59,740	64,476
Net loans	1,596,037	1,626,684	1,336,959	1,380,425
Liabilities:
Deposits	1,928,420	1,918,853	1,672,723	1,692,410
Short-term borrowings	152,255	150,256	145,183	143,646
Long-term debt	98,425	98,985	148,836	155,012

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

Long-term debt: The fair value of long-term borrowings is estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements and market conditions of similar debt instruments.

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

NOTE TWENTY-ONE

CITY HOLDING COMPANY (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Condensed Balance Sheets

	December 31
(in thousands)	2005	2004
Assets
Cash	$38,420	$32,971
Securities available-for-sale	3,135	1,042
Investment in subsidiaries	278,967	212,407
Deferred tax asset	2,232	1,208
Fixed assets	118	124
Other assets	4,103	1,873

Total Assets	$326,975	$249,625

Liabilities
Junior subordinated debentures	$28,836	$28,836
Dividends payable	4,526	3,649
Accrued interest payable	641	641
Other liabilities	831	418

Total Liabilities	34,834	33,544

Shareholders’ Equity	292,141	216,081

Total Liabilities and Shareholders’ Equity	$326,975	$249,625

Junior subordinated debentures represent the Parent Company’s amounts owed to City Holding Capital Trust at December 31, 2005 and 2004.

During the fourth quarter of 2003, the Parent Company fully repaid all of its 9.125% junior subordinated debentures held by City Holding Capital Trust II. In turn, City Holding Capital Trust II retired its $57.5 million of trust preferred securities. In completing the redemption of the Junior Subordinated Debentures, the Parent Company recorded a $2.3 million charge related to the unamortized balance of issuance costs. The charge is reported as “loss on early extinguishment of debt” below.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

Condensed Statements of Income

	Year Ended December 31
(in thousands)	2005	2004	2003
Income
Dividends from bank subsidiaries	$49,600	$38,350	$87,500
Other income	339	132	368

	49,939	38,482	87,868
Expenses
Interest expense	2,574	2,627	7,540
Loss on early extinguishment of debt	—	263	2,246
Other expenses	354	388	359

	2,928	3,278	10,145

Income Before Income Tax Benefit and Equity in Undistributed Net Income (Excess Dividends) of Subsidiaries	47,011	35,204	77,723
Income tax benefit	(1,183)	(1,395)	(4,057)

Income Before Equity in Undistributed Net Income (Excess Dividends) of Subsidiaries	48,194	36,599	81,780
Equity in undistributed net income (excess dividends) of subsidiaries	2,094	9,745	(38,086)

Net Income	$50,288	$46,344	$43,694

Condensed Statements of Cash Flows

	Year Ended December 31
(in thousands)	2005	2004	2003
Operating Activities
Net income	$50,288	$46,344	$43,694
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on early extinguishment of debentures	—	263	2,246
Realized investment securities gains	—	(116)	(278)
Realized gain on sale of fixed assets	(8)	—	—
Amortization and accretion	14	—	—
Provision for depreciation	48	60	76
Decrease (increase) in other assets	3,336	(146)	(726)
Increase (decrease) in other liabilities	297	(1,682)	(5,431)
(Equity in undistributed net income) excess dividends of subsidiaries	(2,094)	(9,745)	38,086

Net Cash Provided by Operating Activities	51,881	34,978	77,667

Investing Activities
Purchases of available for sale securities	(6,479)	(1,042)	—
Proceeds from sales of available for sale securities	369	217	—
Acquisition, net cash received	(15,385)	—	—
Proceeds from sale of fixed assets	8	—	—

Net Cash Used in Investing Activities	(21,487)	(825)	—

Financing Activities
Repayment of long-term debt	—	(2,200)	—
Redemption of junior subordinated debentures	—	—	(59,278)
Cash dividends paid	(16,839)	(14,309)	(12,480)
Purchases of treasury stock	(11,912)	(5,858)	(3,258)
Issuance of stock awards	147	—	—
Exercise of stock options	3,659	2,048	1,216

Net Cash Used in Financing Activities	(24,945)	(20,319)	(73,800)

Increase in Cash and Cash Equivalents	5,449	13,834	3,867
Cash and cash equivalents at beginning of year	32,971	19,137	15,270

Cash and Cash Equivalents at End of Year	$38,420	$32,971	$19,137

NOTE TWENTY-TWO

SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

A summary of selected quarterly financial information for 2005 and 2004 follows:

(in thousands, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2005
Interest income	$30,293	$32,676	$35,910	$36,639
Taxable equivalent adjustment	233	241	273	269

Interest income (FTE)	30,526	32,917	36,183	36,908
Interest expense	8,030	9,054	10,290	11,064

Net interest income	22,496	23,863	25,893	25,844
Provision for loan losses	—	—	600	800
Investment securities gains (losses)	3	18	5	125
Noninterest income	11,441	12,080	13,007	13,412
Noninterest expense	16,013	16,839	17,922	18,339

Income before income tax expense	17,927	19,122	20,383	20,242
Income tax expense	6,016	6,532	6,938	6,884
Taxable equivalent adjustment	233	241	273	269

Net income	$11,678	$12,349	$13,172	$13,089

Basic earnings per common share	$0.70	$0.72	$0.73	$0.72
Diluted earnings per common share	0.69	0.71	0.72	0.72
Average common shares outstanding:
Basic	16,605	17,268	18,052	18,127
Diluted	16,812	17,477	18,238	18,211

2004
Interest income	$30,175	$29,293	$29,667	$29,746
Taxable equivalent adjustment	257	246	236	236

Interest income (FTE)	30,432	29,539	29,903	29,982
Interest expense	7,863	7,860	8,035	8,113

Net interest income	22,569	21,679	21,868	21,869
Provision for loan losses	—	—	—	—
Investment securities gains (losses)	1,012	124	4	33
Noninterest income	9,908	16,265	10,852	11,838
Noninterest expense	16,433	16,985	15,783	17,132

Income before income tax expense	17,056	21,083	16,941	16,608
Income tax expense	5,796	7,539	5,749	5,285
Taxable equivalent adjustment	257	246	236	236

Net income	$11,003	$13,298	$10,956	$11,087

Basic earnings per common share	$0.66	$0.80	$0.66	$0.67
Diluted earnings per common share	0.65	0.79	0.65	0.66
Average common shares outstanding:
Basic	16,681	16,694	16,584	16,572
Diluted	16,972	16,935	16,812	16,810

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE TWENTY-THREE

EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

(in thousands, except per share data)	2005	2004	2003
Net income	$50,288	$46,344	$43,694

Average shares outstanding	17,519	16,632	16,634
Effect of dilutive securities:
Employee stock options	171	250	313

Shares for diluted earnings per share	17,690	16,882	16,947

Basic earnings per share	$2.87	$2.79	$2.63

Diluted earnings per share	$2.84	$2.75	$2.58

Options to purchase 43,750 shares of common stock at exercise prices between $36.25 and $36.90 per share were outstanding during 2005 but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares and therefore, the effect would be antidilutive.