Form 10-K, Exhibit 13
period 2006-12-31
CITY HOLDING CO
filed 2007-03-01
CIK 726854

Selected Financial Data

Table One
Five-Year Financial Summary
(in thousands, except per share data)
	2006	2005	2004	2003	2002
Summary of Operations
Total interest income	$156,123	$135,518	$118,881	$117,290	$128,965
Total interest expense	53,724	38,438	31,871	31,785	42,299
Net interest income	102,399	97,080	87,010	85,505	86,666
Provision for (recovery of) loan losses	3,801	1,400	-	(6,200)	1,800
Total other income	54,203	50,091	50,036	38,738	33,525
Total other expenses	71,285	69,113	66,333	64,498	69,210
Income before income taxes	81,516	76,658	70,713	65,945	49,181
Income tax expense	28,329	26,370	24,369	22,251	16,722
Net income	53,187	50,288	46,344	43,694	32,459

Per Share Data
Net income basic	$3.00	$2.87	$2.79	$2.63	$1.93
Net income diluted	2.99	2.84	2.75	2.58	1.90
Cash dividends declared	1.12	1.00	0.88	0.80	0.45
Book value per share	17.46	16.14	13.03	11.46	9.93

Selected Average Balances
Total loans	$1,649,864	$1,514,367	$1,337,172	$1,219,917	$1,255,890
Securities	581,747	666,922	705,032	561,437	515,700
Interest-earning assets	2,268,173	2,186,003	2,051,044	1,862,200	1,884,667
Deposits	1,960,657	1,814,474	1,659,143	1,593,521	1,617,782
Long-term debt	85,893	137,340	201,218	109,947	124,874
Shareholders’ equity	296,966	264,954	206,571	178,372	158,011
Total assets	2,517,061	2,402,058	2,211,853	2,006,992	2,042,164

Selected Year-End Balances
Net loans	$1,662,064	$1,596,037	$1,336,959	$1,270,765	$1,175,887
Securities	519,898	605,363	679,774	704,961	517,794
Interest-earning assets	2,249,801	2,222,641	2,037,778	2,036,594	1,895,625
Deposits	1,985,217	1,928,420	1,672,723	1,636,762	1,564,580
Long-term debt	48,069	98,425	148,836	190,836	112,500
Shareholders’ equity	305,307	292,141	216,080	190,690	165,393
Total assets	2,507,807	2,502,597	2,213,230	2,214,430	2,047,911

Performance Ratios
Return on average assets	2.11%	2.09%	2.10%	2.18%	1.59%
Return on average equity	17.91	18.98	22.43	24.50	20.54
Return on average tangible equity	22.37	22.34	23.15	25.43	21.47
Net interest margin	4.56	4.49	4.29	4.65	4.68
Efficiency ratio	44.49	46.66	48.67	51.63	58.24
Dividend payout ratio	37.33	34.84	31.54	30.42	23.32

Asset Quality
Net charge-offs to average loans	0.23%	0.38%	0.27%	0.07%	1.75%
Provision for (recovery of) loan losses to average loans	0.23	0.09	-	(0.51)	0.14
Allowance for loan losses to nonperforming loans	384.93	401.96	487.28	528.78	948.24
Allowance for loan losses to total loans	0.92	1.04	1.31	1.66	2.37

Consolidated Capital Ratios
Total	16.19%	16.38%	16.64%	13.17%	13.36%
Tier I Risk-based	15.30	15.41	15.47	11.93	9.87
Tier I Leverage	10.79	10.97	10.47	10.04	8.49
Average equity to average assets	11.80	11.03	9.34	8.89	7.74
Average tangible equity to average tangible assets	9.67	9.53	9.08	8.59	7.43

Full-time equivalent employees	779	770	691	701	737

Two-Year Summary of
Common Stock Prices and Dividends

	Cash
	Dividends	Market Value
	Per Share*	Low	High
2006
Fourth Quarter	$0.28	$37.49	$41.87
Third Quarter	0.28	35.42	40.19
Second Quarter	0.28	34.53	37.31
First Quarter	0.28	35.26	37.64

2005
Fourth Quarter	$0.25	$32.68	$37.62
Third Quarter	0.25	34.69	39.21
Second Quarter	0.25	27.57	37.00
First Quarter	0.25	29.01	36.61

*As more fully discussed under the caption Liquidity in Management’s Discussion and Analysis and in Note Eighteen of Notes to Consolidated Financial Statements, the Company’s ability to pay dividends to its shareholders is dependent upon the ability of City National to pay dividends to City Holding (“Parent Company”).

The Company’s common stock trades on the NASDAQ stock market under the symbol CHCO. This table sets forth the cash dividends paid per share and information regarding the market prices per share of the Company’s common stock for the periods indicated. The price ranges are based on transactions as reported on the NASDAQ stock market. At December 31, 2006, there were 3,303 shareholders of record.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

City Holding Company

City Holding Company (the “Company”), a West Virginia corporation headquartered in Charleston, West Virginia, is a bank holding company that provides diversified financial products and services to consumers and local businesses. Through its network of 67 banking offices in West Virginia (56), Kentucky (9), and Ohio (2), the Company provides credit, deposit, trust and investment management, and insurance products and services to its customers. In addition to its branch network, the Company’s delivery channels include ATMs, check cards, interactive voice response systems, and internet technology. The Company’s business activities are currently limited to one reportable business segment, which is community banking. The Company has approximately 7% of the deposit market in West Virginia and is the third largest bank headquartered in West Virginia based on deposit share. In the Company’s key markets, the Company’s primary subsidiary, City National Bank of West Virginia (“City National”), generally ranks in the top three relative to deposit market share.

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

Pages 14-17 of this Annual Report to Shareholders provide management’s analysis of the Company’s allowance for loan losses and related provision. The allowance for loan losses is maintained at a level that represents management’s best estimate of probable losses in the loan portfolio. Management’s determination of the adequacy of the allowance for loan losses is based upon an evaluation of individual credits in the loan portfolio, historical loan loss experience, current economic conditions, and other relevant factors. This determination is inherently subjective, as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses related to loans considered to be impaired is generally evaluated based on the discounted cash flows using the impaired loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

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

Note Six of Notes to Consolidated Financial Statements, on page 37 of this Annual Report to Shareholders, and pages 17-18 provide management’s analysis of the Company’s previously securitized loans. The carrying value of previously securitized loans is determined using assumptions with regard to loan prepayment and default rates. Using cash flow modeling techniques that incorporate these assumptions, the Company estimated total future cash collections expected to be received from these loans and determined the yield at which the resulting discount would be accreted into income. If, upon periodic evaluation, the estimate of the total probable collections is increased or decreased but is still greater than the sum of the original carrying amount less subsequent collections plus the discount accreted to date, and it is probable that collection will occur, the amount of the discount to be accreted is adjusted accordingly and the amount of periodic accretion is adjusted over the remaining lives of the loans. If, upon periodic evaluation, the discounted present value of estimated future cash flows declines below the recorded value of previously securitized loans, an impairment charge would be provided through the Company’s provision for loan losses. Please refer to Note One of Notes to Consolidated Financial Statements, on page 31 for further discussion.

Financial Summary

The Company’s financial performance over the previous three years is summarized in the following table:

	2006	2005	2004

Net income (in thousands)	$53,187	$50,288	$46,344
Earnings per share, basic	$3.00	$2.87	$2.79
Earnings per share, diluted	$2.99	$2.84	$2.75
ROA*	2.11%	2.09%	2.10%
ROE*	17.91%	18.98%	22.43%

* ROA (Return on Average Assets) is a measure of the effectiveness of asset utilization. ROE (Return on Average Equity) is a measure of the return on shareholders’ investment.

As illustrated in the preceding table, the Company continued to experience favorable results in each of these measures of financial performance during 2006. The Company’s operating results in 2006 were positively affected by a $5.3 million increase in net interest income due to the acquisition of Classic during the second quarter of 2005, a rising interest rate environment, and growth in the Company’s traditional loan portfolio (see Net Interest Income). Additionally, net of investment securities gains and the gain from the sale of the Company’s credit card portfolio, non-interest income increased $2.7 million, or 5.4%, over 2005 primarily as a result of higher service charge revenues, which grew 8.9% from the prior year. Non-interest expenses increased $2.2 million from 2005 primarily as a result of the Classic acquisition during the second quarter of 2005, which increased non-interest expenses by $1.8 million from 2005. In addition, the Company recognized $1.4 million of losses from the early redemption of $12.0 million of its trust preferred securities during 2006. Other expenses decreased $1.3 million from 2005 due to a charge recorded in 2005 that was associated with interest rate floors utilized in the Company’s interest rate risk management process. Excluding these items, non-interest expenses increased by $0.3 million from 2005. These fluctuations are more fully discussed under the captions Non-Interest Income and Expense. The Company recorded a provision for loan losses of $3.8 million in 2006. Despite the increase in the provision from 2005, the quality of its loan portfolio remains solid as evidenced by its ratio of non-performing assets to total loans and other real estate owned of 0.25% at December 31, 2006.

Balance Sheet Analysis

Total loans increased $64.6 million, or 4.0%, from December 31, 2005, as growth in commercial, home equity, and residential real estate loans was partially offset by declines in consumer loans and previously securitized loans. Commercial loan balances increased $69.0 million, or 11.0%, in 2006, as compared to 2005.  Home equity loans increased $20.0 million, or 6.6% from 2005, while the outstanding balance of residential real estate loans increased $6.0 million, or 1.0% from 2005.  Consumer lending decreased $15.7 million primarily due to the sale of the Company’s retail credit card portfolio.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
Between 1997 and 1999, the Company originated and securitized $760 million in 125% loan-to-value junior-lien mortgages in six separate pools. The Company had a retained interest in the residual cash flows associated with these underlying mortgages after satisfying priority claims. When the notes were redeemed during 2003 and 2004, the Company became the beneficial owner of the mortgage loans and recorded the loans as “Previously Securitized Loans” within the loan portfolio. At December 31, 2006, the Company reported “Previously Securitized Loans” of $15.6 million compared to $30.3 million at December 31, 2005, a decrease of 48.5%.

Total investment securities decreased $85.5 million, or 14.1%, from $605.4 million at December 31, 2005, to $519.9 million at December 31, 2006. The decrease in the securities portfolio in 2006 was related primarily to funding commercial loans, repaying long-term borrowings, and to the maturities of securities.

Total deposits increased $56.8 million from $1.93 billion at December 31, 2005 to $1.99 billion at December 31, 2006. This increase was primarily attributable to increased time deposits, which grew $108 million from December 31, 2005.

Short-term debt balances decreased $15.7 million, or 10.3%, from December 31, 2005 to December 31, 2006. This decrease was primarily attributable to a decrease of $54.9 million in federal funds borrowed that was partially offset by an increase of $40.2 million in security repurchase agreements. The Company does not depend on security repurchase agreements, which are subject to significant fluctuations for funding or liquidity.

Long-term debt balances decreased $50.4 million, or 51.2%, from 2005 to 2006. This decrease was primarily due to the maturity of FHLB advances.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Table Two
Average Balance Sheets and Net Interest Income
(in thousands)
	2006			2005			2004
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Loan portfolio (1):
Residential real estate	$598,017	$34,483	5.77%	$545,280	$30,570	5.61%	$454,890	$26,869	5.91%
Home equity	311,854	24,384	7.82	305,525	19,088	6.25	298,703	14,004	4.69
Commercial, financial, and agriculture	670,243	50,165	7.48	564,612	36,287	6.43	443,484	24,632	5.55
Installment loans to individuals	47,477	5,507	11.60	56,091	6,368	11.35	59,944	6,882	11.48
Previously securitized loans	22,273	9,406	42.23	42,859	11,401	26.60	80,151	13,712	17.11
Total loans	1,649,864	123,945	7.51	1,514,367	103,714	6.85	1,337,172	86,099	6.44
Securities:
Taxable	539,634	28,418	5.27	623,155	29,804	4.78	666,863	30,110	4.52
Tax-exempt (2)	42,113	2,741	6.51	43,767	2,904	6.64	38,169	2,784	7.29
Total securities	581,747	31,159	5.36	666,922	32,708	4.90	705,032	32,894	4.67
Loans held for sale	2,496	322	12.90	-	-	-	-	-	-
Deposits in depository institutions	30,633	1,478	4.82	4,609	109	2.36	5,347	52	0.97
Federal funds sold	3,433	179	5.21	105	4	3.81	193	3	1.55
Retained interests	-	-	-	-	-	-	3,300	808	24.48
Total interest-earning assets	2,268,173	157,083	6.93	2,186,003	136,535	6.25	2,051,044	119,856	5.84
Cash and due from banks	50,571			48,562			43,616
Premises and equipment	43,111			39,109			34,804
Other assets	171,214			145,899			102,179
Less: Allowance for loan losses	(16,008)			(17,515)			(19,790)
Total assets	$2,517,061			$2,402,058			$2,211,853

LIABILITIES
Interest-bearing demand deposits	$433,244	$5,284	1.22%	$433,831	$3,866	0.89%	$405,865	$2,599	0.64%
Savings deposits	314,732	3,983	1.27	295,045	2,070	0.70	279,174	1,456	0.52
Time deposits	877,592	34,779	3.96	743,725	22,869	3.07	662,068	19,152	2.89
Short-term borrowings	143,705	5,099	3.55	157,264	3,369	2.14	120,849	1,082	0.90
Long-term debt	85,893	4,579	5.33	137,340	6,264	4.56	201,218	7,582	3.77
Total interest-bearing liabilities	1,855,166	53,724	2.90	1,767,205	38,438	2.18	1,669,174	31,871	1.91
Noninterest-bearing demand deposits	335,089			341,873			312,036
Other liabilities	29,840			28,026			24,072
Shareholders’ equity	296,966			264,954			206,571
Total liabilities and shareholders’ equity	$2,517,061			$2,402,058			$2,211,853
Net interest income		$103,359			$98,097			$87,985
Net yield on earning assets			4.56%			4.49%			4.29%

(1)  For purposes of this table, loans on nonaccrual status have been included in average balances.
(2)  Computed on a fully federal tax-equivalent basis assuming a tax rate of approximately 35%.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Net Interest Income

2006 vs. 2005

On a tax-equivalent basis, the Company’s net interest income increased by $5.3 million, or 5.4%, from 2005 to 2006 (Table Three), despite a decrease of $2.0 million in interest income from previously securitized loans from 2005 and a decrease of $0.9 million in interest income from credit cards. This increase was primarily due to the acquisition of Classic during the second quarter of 2005 and from increased interest income from the Company’s traditional loan portfolio (excluding previously securitized loans).

Exclusive of interest income from previously securitized loans and credit cards, interest income from all other loans increased $23.4 million from 2005 and the yield on these loans increased 81 basis points. The average balances of these loans increased $167 million during 2006 due to both internal growth and the acquisition of Classic during the second quarter of 2005. Interest income attributable to this growth totaled $10.3 million, while the improvement in yield increased interest income by $13.1 million.

Increases in interest income were partially offset by an increase of $15.3 million in interest expense. The average rate paid on deposits increased 75 basis points during 2006 and resulted in additional deposit interest expense of $11.0 million. Due to the Classic acquisition and internal growth, the Company experienced growth of $153 million, or 10.4%, in average deposit balances that increased deposit interest expense by $4.3 million.

These increases in interest income were also partially offset by decreased interest income on previously securitized loans. The average balances of previously securitized loans decreased from $42.9 million for the year ended December 31, 2005, to $22.3 million for the year ended December 31, 2006. This decrease was partially mitigated as the yield on previously securitized loans rose from 26.60% for the year ended December 31, 2005, to 42.2% for the year ended December 31, 2006 (see Previously Securitized Loans). The net result of the decreases in balances of 48.0% and the increased yield was a decrease in interest income from previously securitized loans of $2.0 million from 2005 to 2006.

Average earning assets increased by $82.0 million in 2006 due to increases associated with internal loan growth and the acquisition of Classic during the second quarter of 2005 that were partially offset by lower investment balances. Average loan balances (excluding previously securitized loans) increased by $156 million from 2005 to 2006. This increase was partially offset by decreases in average balances of previously securitized loans of $21 million (see Previously Securitized Loans) and in average balances of securities of $85 million. Excluding the impact of previously securitized loans, the Classic acquisition, and the sale of the credit card portfolio, average earning assets increased $28 million from 2005 to 2006 as increases attributable to commercial loans, residential real estate loans, and deposits in depository institutions were partially offset by declines in investments balances. The Company’s average commercial loans grew $85 million and average residential real estate loans grew $16 million. Average securities decreased due to maturities, repayment of long-term borrowings, and funding of commercial loans. The net increase in average earning assets was accompanied by an increase in average interest-bearing deposits of $153 million primarily as a result of the acquisition of Classic and increased balances of time deposits. Average interest-bearing liabilities decreased by $65 million while average non-interest bearing liabilities decreased by $7 million. Excluding the Classic acquisition, average deposits increased $59 million while average total borrowings decreased $78 million.

The net interest margin for the year ended December 31, 2006 of 4.56% represented a 7 basis point increase from the year ended December 31, 2005’s net interest margin of 4.49%. In 2005, the Company positioned its balance sheet to benefit from rising interest rates by emphasizing variable rate loan products. As interest rates rose during 2005 and 2006, the Company’s interest rate risk position offset the decreasing balances of previously securitized loans and resultant reduced levels of interest income from these assets. Excluding previously securitized loans, the sale of the Company’s credit card portfolio, and the impact of the Classic acquisition, the Company’s net interest margin increased 24 basis points and net interest income increased $5.9 million from 2005.

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

The net interest margin for the year ended December 31, 2005, of 4.49% represented a 20 basis point increase from the year ended December 31, 2004’s net interest margin of 4.29%. To offset the effects of decreasing balances of high yielding previously securitized loans, the Company positioned its balance sheet to benefit from rising interest rates. Since December 2004, the Federal Funds rate have increased 200 basis points from 2.25% to 4.25% in December 2005. These increases improved the Company’s yield on variable rate lending products, while the Company’s deposit rates increased at a slower pace due to its solid core-deposit base. As a result, the yield on interest-bearing assets excluding previously securitized loans and retained interests increased 49 basis points from 5.35% in 2004 to 5.84% in 2005, while the cost of interest bearing deposits increased only 24 basis points from 1.72% in 2004 to 1.96% in 2005.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Table Three
Rate/Volume Analysis of Changes in Interest Income and Expense
(in thousands)

	2006 vs. 2005			2005 vs. 2004
	Increase (Decrease)			Increase (Decrease)
	Due to Change In:			Due to Change In:
	Volume	Rate	Net	Volume	Rate	Net
Interest-Earning Assets
Loan portfolio:
Residential real estate	$2,957	$956	$3,913	$5,339	$(1,638)	$3,701
Home equity	395	4,901	5,296	320	4,764	5,084
Commercial, financial, and agriculture	6,789	7,089	13,878	6,723	4,932	11,655
Installment loans to individuals	(978)	118	(860)	(442)	(72)	(514)
Previously securitized loans	(5,476)	3,481	(1,995)	(6,380)	4,069	(2,311)
Total loans	3,687	16,545	20,232	5,560	12,055	17,615
Securities:
Taxable	(3,995)	2,609	(1,386)	(1,973)	1,667	(306)
Tax-exempt (1)	(110)	(53)	(163)	408	(288)	120
Total securities	(4,105)	2,556	(1,549)	(1,565)	1,379	(186)
Loans held for sale	322	-	322	-	-	-
Deposits in depository institutions	615	754	1,369	(7)	64	57
Federal funds sold	127	48	175	(1)	2	1
Retained interests	-	-	-	(808)	-	(808)
Total interest-earning assets	$646	$19,903	$20,549	$3,179	$13,500	$16,679

Interest-Bearing Liabilities
Interest-bearing demand deposits	$(5)	$1,423	$1,418	$179	$1,088	$1,267
Savings deposits	138	1,775	1,913	83	531	614
Time deposits	4,116	7,794	11,910	2,362	1,355	3,717
Short-term borrowings	(290)	2,021	1,731	326	1,961	2,287
Long-term debt	(2,346)	661	(1,685)	(2,407)	1,089	(1,318)
Total interest-bearing liabilities	$1,613	$13,674	$15,287	$543	$6,024	$6,567
Net interest income	$(967)	$6,229	$5,262	$2,636	$7,476	$10,112

(1)	Fully federal taxable equivalent using a tax rate of approximately 35%.

Noninterest Income and Expense

2006 vs. 2005

The Company focuses much of its efforts on retail banking and enhancing its retail deposit franchise within its markets. As a result of its strong retail banking operation, service charge revenues have provided significant revenue growth for the Company over the past three years. During 2006, non-interest income (excluding security transactions and the gain from the sale of the Company’s credit card portfolio) increased approximately $2.7 million, or 5.4%, from 2005. This increase was primarily attributable to the Company’s continued increase in service charge revenues of $3.5 million, or 8.9%, from $39.1 million during 2005 to $42.6 million during 2006. This increase was partially due to the acquisition of Classic Bancshares, Inc. during the second quarter of 2005. This increase was partially mitigated by a $0.4 million decrease in bank-owned life insurance revenues from the settlement of insured claims and a $0.4 million decrease in other income due primarily to lower credit card fee income as a result of the sale of the credit card portfolio.

Noninterest expenses increased $2.2 million, or 3.1%, from $69.1 million in 2005 to $71.3 million in 2006. The increase was primarily a result of the Classic acquisition during the second quarter of 2005, which increased non-interest expenses by $1.8 million from 2005. In addition, the Company recognized $1.4 million of losses from the early redemption of $12.0 million of its trust preferred securities during 2006. Other expenses decreased $1.3 million from 2005 due to a charge recorded in 2005 that was associated with interest rate floors utilized in the Company’s interest rate risk management process. Exclusive of these items, non-interest expenses increased by $0.3 million from 2005 due to increased advertising expenses. Advertising expenses increased 9.4%, from $2.9 million in 2005 to $3.2 million in 2006. The increase was primarily attributed to the Company’s focused efforts to attract and grow new customer relationships.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

2005 vs. 2004

During 2005, non-interest income (excluding security transactions and legal settlements) increased approximately $6.5 million, or 15.0%, from 2004. This increase was primarily attributable to the Company’s continued increase in service charge revenues of $6.5 million, or 19.9%, from $32.6 million during 2004 to $39.1 million during 2005. The acquisition of Classic accounted for $2.0 million of this increase, while the remaining $4.5 million increase was due to additional services utilized by our customers.

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

Income Taxes

The Company recorded income tax expense of $28.3 million, $26.4 million, and $24.4 million in 2006, 2005, and 2004, respectively. The Company’s effective tax rates for 2006, 2005, and 2004 were 34.6%, 34.4%, and 34.5%, respectively. A reconciliation of the effective tax rate to the statutory rate is included in Note Thirteen of Notes to Consolidated Financial Statements.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s net deferred tax assets decreased from $27.9 million at December 31, 2005 to $23.7 million at December 31, 2006. The components of the Company’s net deferred tax assets are disclosed in Note Thirteen of Notes to Consolidated Financial Statements. Realization of the most significant net deferred tax assets is primarily dependent on future events taking place that will reverse the current deferred tax assets. For example, realization of the deferred tax asset attributable to the allowance for loan losses is expected to occur as additional loan charge-offs, which have already been provided for within the Company’s financial statements, are recognized for tax purposes. The deferred tax asset associated with the allowance for loan losses declined from $7.6 million at December 31, 2005 to $6.0 million at December 31, 2006. The deferred tax asset associated with the Company’s previously securitized loans is expected to be realized as the Company recognizes income for financial statement purposes from these loans in future periods. The deferred tax asset associated with these loans remained consistent at $10.2 million at December 31, 2006 and at December 31, 2005. As discussed in Note Six of Notes to Consolidated Financial Statements, the Company had net recoveries on previously securitized loans of $4.1 million during 2006 that were taxable for income tax purposes, but will be recognized in future periods for financial reporting purposes. The deferred tax asset associated with unrealized securities losses is the tax impact of the unrealized losses on the Company’s available for sale security portfolio. At December 31, 2006, the Company had a deferred tax asset of $1.8 million associated with unrealized securities losses as compared to a deferred tax asset of $3.2 million associated with unrealized securities losses at December 31, 2005.  The impact of the Company’s unrealized losses/(gains) is noted in the Company’s Consolidated Statements

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

of Changes in Shareholder Equity as an adjustment to Accumulated Other Comprehensive Income (Loss). The deferred tax asset at December 31, 2006, would be realized if the unrealized losses on the Company’s securities were realized from sales or maturities of the related securities. The Company believes that it is more likely than not that each of the net deferred tax assets will be realized and that no valuation allowance is necessary as of December 31, 2006 or 2005.

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

At December 31, 2005 the Company reported that it expected to benefit from rising interest rates. The Fed Funds rate was 4.25% on December 31, 2005, and rose 100 basis points by December 31, 2006. The Company’s interest rate risk model estimated that the results of a 100 basis point parallel increase in interest rates would be to increase the net interest margin by 13 basis points. In fact, the Company’s net interest margin rose by 7 basis points in 2006.

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

However, it is important to understand that a parallel downward shift of 300 basis points in interest rates from the current rate would result in both a 2.25% Fed Funds rate and long-term interest rates of bank borrowings of approximately 2.00%. While it is true that short-term interest rates such as the Fed Funds rate have been at these low levels in the recent past, long-term interest rates have not reached levels as low as would be associated with this “worst-case” interest rate environment in well over 30 years. Based upon the Company’s belief that the likelihood of an immediate 300 basis point decline in both long-term and short-term interest rates from current levels is remote, the Company has chosen to reflect only its risk to a decrease of 200 basis points from current rates in its analysis.

The Company has entered into interest rate floors with a total notional value of $600 million, with terms of 3, 4, and 5 years to facilitate the management of its short-term interest rate risk at December 31, 2006. These derivative instruments provide the Company protection against the impact declining interest rates on future income streams from certain variable rate loans. Please refer to Notes One and Twelve of Notes to Consolidated Financial Statements for further discussion of the use and accounting for such derivative instruments.

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Immediate Basis Point Change in Interest Rates	Implied Federal Funds Rate Associated with Change in Interest Rates	Estimated Increase (Decrease) in Net Income Over 12 Months	Estimated Increase (Decrease) in Economic Value of Equity

2006:
+300	8.25%	+5.2%	+0.2%
+200	7.25	+3.4	+0.2
+100	6.25	+1.6	+0.4
-100	4.25	(2.3)	(2.5)
-200	3.25	(5.2)	(5.1)

2005:
+300	7.25%	+10.1%	+2.2%
+200	6.25	+8.1	+2.1
+100	5.25	+4.4	+1.4
-100	3.25	(6.7)	(3.4)
-200	2.25	(10.0)	(4.9)

These results are highly dependent upon assumptions made by management, including, but not limited to, assumptions regarding the manner in which interest-bearing demand deposit and saving deposit accounts reprice in different interest rate scenarios, pricing behavior of competitors, prepayments of loans and deposits under alternative rate environments, and new business volumes and pricing. As a result, there can be no assurance that the results above will be achieved in the event that interest rates increase or decrease during 2007 and beyond. The results above do not necessarily imply that the Company will experience increases in net income if market interest rates rise. The table above indicates how the Company’s net income and the economic value of equity behave relative to an increase or decrease in rates compared to what would otherwise occur if rates remain stable. Based upon the current level of interest rates in the general economy, the Company believes that its net interest margin will continue to compress through 2007.

Based upon the results above, the Company believes that its net income is positively correlated with increasing rates as compared to the level of net income the Company would expect if interest rates remain flat. However, these results do not necessarily imply that the Company will experience increases in net income if market interest rates rise. In fact, the Company has significant exposure due to projected decreases in outstanding balances of previously securitized loans. Between January 2007 and December 2007, based upon the Company’s projected reductions in outstanding balances of previously securitized loans, assuming that market interest rates remain unchanged, and assuming that other loan and deposit balances remain unchanged, the Company anticipates a reduction in net interest income of approximately 3.1% and a corresponding reduction in net income of approximately 2.4%. The Company believes that average loan growth of approximately 2.5% in 2007 would be required to mitigate the anticipated reduction in net interest income associated with declining balances of previously securitized loans during 2007.

Liquidity

The Company evaluates the adequacy of liquidity at both the Parent Company level and at City National. At the Parent Company level, the principal source of cash is dividends from City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. During 2005 and 2006, City National received regulatory approval to pay $144.8 million of cash dividends to the Parent Company, while generating net profits of $106.6 million. Therefore, City National will be required to obtain regulatory approval prior to declaring any cash dividends to the Parent Company during 2007. Although regulatory authorities have approved prior cash dividends, there can be no assurance that future dividend requests will be approved.

During 2006, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders, (2) remit interest payments on the Company’s junior subordinated debentures, (3) redeem $12.0 million of the Company’s junior subordinated debentures, (4) invested $40 million in the formation of a new capital management subsidiary, and (5) fund repurchases of the Company’s common shares. Additional information concerning sources and uses of cash by the Parent Company is reflected in Note Twenty of Notes to Consolidated Financial Statements, on pages 47-48.

Over the next 12 months, the Parent Company has an obligation to remit interest payments approximating $1.5 million on the junior subordinated debentures held by City Holding Capital Trust. However, interest payments on the debentures can be deferred for up to five years under certain circumstances and dividends to shareholders can, if necessary, be suspended. Additionally, the Parent Company anticipates continuing the payment of dividends, which would approximate $19.6 million on an annualized basis for 2007 based on common shareholders on record at December 31, 2006. In addition to these anticipated cash needs for 2007, the Parent Company has operating expenses and other contractual obligations, which are estimated to require $0.3 million of additional cash over the next 12 months. As of December 31, 2006, the Parent Company reported a cash balance of approximately $43.0 million.

Excluding the interest and dividend payments discussed above, the Parent Company has no significant commitments or obligations in years after 2007 other than the repayment of its $16.8 million obligation under the debentures held by City Holding Capital Trust. However, this obligation does not mature until April 2028, or earlier at the option of the Parent Company. It is expected that the Parent Company will be able to obtain the necessary cash, either through dividends obtained from City National or the issuance of other debt, to fully repay the debentures at their maturity. Table Ten on page 19 of this Annual Report to Shareholders summarizes the contractual obligations of the Parent Company and City National, combined.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

City National manages its liquidity position in an effort to effectively and economically satisfy the funding needs of its customers and to accommodate the scheduled repayment of borrowings. Funds are available to City National from a number of sources, including depository relationships, sales and maturities within the investment securities portfolio, and borrowings from the FHLB and other financial institutions. As of December 31, 2006, deposits and capital significantly fund City National’s assets. However, City National maintains borrowing facilities with the FHLB and other financial institutions that are accessed as necessary to fund operations and to provide contingency funding mechanisms. As of December 31, 2006, City National has the capacity to borrow an additional $177.7 million from the FHLB under existing borrowing facilities. City National maintains a contingency funding plan, incorporating these borrowing facilities, to address liquidity needs in the event of an institution-specific or systematic financial industry crisis. Additionally, City National maintains a significant percentage (90.9% or $472.4 million at December 31, 2006) of its investment securities portfolio in the highly liquid available-for-sale classification. As such, these securities could be liquidated, if necessary, to provide an additional funding source. City National also manages certain mortgage loans, mortgage-backed securities, and other investment securities in a separate subsidiary so that it can separately monitor the asset quality of these primarily mortgage-related assets, which could be used to raise cash through securitization transactions or obtain additional equity or debt financing if necessary.

The Company manages its asset and liability mix to balance its desire to maximize net interest income against its desire to minimize risks associated with capitalization, interest rate volatility, and liquidity. With respect to liquidity, the Company has chosen a conservative posture and believes that its liquidity position is strong. As illustrated in the Consolidated Statements of Cash Flows, the Company generated $59.1 million of cash from operating activities during 2006, primarily from interest income received on loans and investments, net of interest expense paid on deposits and borrowings.

The Company’s net loan to asset ratio is 66.3% at December 31, 2006 as compared to its peers (defined as U.S. banks with total assets between $1 billion and $3 billion as published by the Federal Financial Institution Examination Council) of 71.1% as of September 30, 2006. The Company has obligations to extend credit, but these obligations are primarily associated with existing home equity loans that have predictable borrowing patterns across the portfolio. The Company has significant investment security balances with carrying values that totaled $519.9 million at December 31, 2006, and that greatly exceeded the Company’s non-deposit sources of borrowing which totaled $217.3 million.

The Company primarily funds its assets with deposits, which fund 79.2% of total assets as compared to 59.7% for its peers. Further, the Company’s deposit mix has a very high proportion of transaction and savings accounts that fund 42.5% of the Company’s total assets. And, the Company uses fewer time deposits over $100,000 than its peers, funding just 8.9% of total assets as compared to peers, which fund 16.7% of total assets with such deposits. And, as described under the caption Certificates of Deposit, the Company’s large CDs are primarily small retail depositors rather than public and institutional deposits.

Investments

The Company’s investment portfolio decreased from $605.4 million at December 31, 2005 to $519.9 million at December 31, 2006. This decrease was primarily related to funding the increase in commercial loans, repayment of long-term borrowings, and maturities of investment securities.

The investment portfolio remains highly liquid at December 31, 2006, with 90.9% of the portfolio classified as available-for-sale, including $46.4 million invested in an open-end, short-term investment fund. The investment portfolio is structured to provide flexibility in managing liquidity needs and interest rate risk, while providing acceptable rates of return.

The majority of the Company’s investment securities continue to be mortgage-backed securities. The mortgage-backed securities in which the Company has invested are predominantly underwritten to the standards of, and guaranteed by, government-sponsored agencies such as FNMA and FHLMC.

During the third quarter of 2006, the Company sold approximately $55 million of investment securities and realized a loss of approximately $2.1 million. As part of a strategy to reposition the Company’s balance sheet in response to the decline in interest income from the sale of its credit card portfolio, the Company replaced the investment securities with higher yielding investment securities.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Table Four
Investment Portfolio

	Carrying Values as of December 31
(in thousands)	2006	2005	2004
Securities Available-for-Sale:
U.S. Treasury and other U.S. government corporations and agencies	$244	$243	$23,695
States and political subdivisions	40,448	44,034	31,652
Mortgage-backed securities	320,806	392,210	494,428
Other debt securities	52,317	51,433	41,045
Total debt securities available-for-sale	413,815	487,920	590,820
Equity securities and investment funds	58,583	62,046	29,214
Total Securities Available-for-Sale	472,398	549,966	620,034
Securities Held-to-Maturity:
States and political subdivisions	5,708	8,333	12,504
Other debt securities	41,792	47,064	47,236
Total Securities Held-to-Maturity	47,500	55,397	59,740
Total Securities	$519,898	$605,363	$679,774

Included in equity securities and investment funds in the table above at December 31, 2006 are $4.0 million of Federal Home Loan Bank stock, $6.7 million of Federal Reserve Bank stock, and $46.4 million the Company had invested in Federated Prime Obligations Fund (“the Fund”). The Fund is an open-end fund traded on the NASDAQ

National Market, which invests primarily in high quality, short-term, fixed income securities issued by banks, corporations, and the U.S. government. At December 31, 2006, there were no securities of any non-governmental issuers whose aggregate carrying or market value exceeded 10% of shareholders’ equity.

	Maturing
	Within		After One But		After Five But		After
	One Year		Within Five Years		Within Ten Years		Ten Years
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Securities Available-for-Sale:
U.S. Treasury and other U.S. government corporations and agencies	$-	-%	$244	4.51%	$-	-%	$-	-%
States and political subdivisions	1,441	5.18	6,087	5.32	15,571	6.72	17,349	4.11
Mortgage-backed securities	1,337	5.42	5,773	5.52	10,955	5.55	302,741	4.83
Other debt securities	-	-	-	-	3,870	5.70	48,447	7.50
Total debt securities available-for-sale	2,778	5.30	12,104	5.40	30,396	6.17	368,537	5.15
Securities Held-to-Maturity:
States and political subdivisions	1,343	4.56	4,056	6.83	309	4.05	-	-
Other debt securities	-	-	-	-	-	-	41,792	8.37
Total debt securities held-to-maturity	1,343	4.56	4,056	6.83	309	4.05	41,792	8.37
Total debt securities	$4,121	5.06%	$16,160	5.76%	$30,705	6.15%	$410,329	5.48%

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Loans
Table Five
Loan Portfolio

The composition of the Company’s loan portfolio at December 31 follows:

(in thousands)	2006	2005	2004	2003	2002

Real estate - mortgage	$598,502	$592,521	$469,458	$446,134	$471,806
Home equity	321,708	301,728	308,173	282,481	210,753
Commercial, financial, and agriculture	698,719	629,670	472,112	427,451	389,227
Installment loans to individuals	42,943	58,652	46,595	77,337	132,605
Previously securitized loans	15,597	30,256	58,436	58,788	-
Gross loans	$1,677,469	$1,612,827	$1,354,774	$1,292,191	$1,204,391

During 2006, the Company continued its strategy of focusing on the growth of its real estate secured lending portfolio. During 2006, commercial loans increased $69.0 million, or 11.0%, from $629.7 million at December 31, 2005, to $698.7 million at December 31, 2006. The Company’s ability to successfully attract new commercial relationships contributed significantly to this increase. Home equity loans increased $20.0 million from $301.7 million at December 31, 2005, to $321.7 million at December 31, 2006.  Residential real estate loans increased $6.0 million, or 1.0%, from $592.5 million at December 31, 2005 to $598.5 million at December 31, 2006.

Installment loans decreased $15.7 million $58.7 million at December 31, 2005 to $42.9 million at December 31, 2006. This decrease is primarily a result of the sale of the Company’s retail credit card portfolio during the third quarter of 2006.

As of December 31, 2006, the Company reported $15.6 million of loans classified as “previously securitized loans.” These loans were recorded as a result of the Company’s early redemption of the outstanding notes attributable to the Company’s six loan securitization trusts (see Retained Interests and Previously Securitized Loans). As the outstanding notes were redeemed during 2004 and 2003, the Company became the beneficial owner of the remaining mortgage loans and recorded the carrying amount of those loans within the loan portfolio, classified as “previously securitized loans.” These loans are junior lien mortgage loans on one- to four-family residential properties located throughout the United States. The loans generally have contractual terms of 25 or 30 years and have fixed interest rates. The Company expects this balance to continue to decline as borrowers remit principal payments on the loans. The following table shows the scheduled maturity of loans outstanding as of December 31, 2006:

		After One
	Within	But Within	After
(in thousands)	One Year	Five Years	Five Years	Total

Real estate - mortgage	$89,685	$243,056	$265,761	$598,502
Home equity	60,487	192,499	68,722	321,708
Commercial, financial, and agriculture	278,318	333,169	87,232	698,719
Installment loans to individuals	25,307	17,538	98	42,943
Previously securitized loans	4,690	5,534	5,373	15,597
Total loans	$458,487	$791,796	$427,186	$1,677,469

Loans maturing after one year with interest rates that are:
Fixed until maturity		$259,905
Variable or adjustable		959,077
Total		$1,218,982

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

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

Determination of the adequacy of the allowance for loan losses is subjective in nature and requires management to periodically reassess the validity of its assumptions. Differences between actual losses and estimated losses are assessed such that management can timely modify its evaluation model to ensure that adequate provision has been made for risk in the total loan portfolio.

Subsequent to changes the Company implemented in its underwriting standards beginning in 2001, the quality of the Company’s loan portfolio has been solid over the past four years as evidenced by the stability of its ratio of non-performing assets to total loans and other real estate owned. which was 0.25% on December 31, 2006. Although the Company’s asset quality has consistently improved and the required level of the allowance has decreased, the Company began recording a provision in the third quarter of 2005 based upon its detailed analysis described above. Based on management’s analysis of the adequacy of the allowance for loan losses during 2006, management determined it was appropriate to record a provision for loan losses of $3.8 million for 2006. The provision for loan losses recorded during 2006 was the result of increases in allocations to commercial loans. While the provision recorded by the Company increased $2.4 million from 2005, the amount of provision recorded was favorably impacted by continued improvement in the quality of the loan portfolio. Changes in the amount of the provision and related allowance are based on the Company’s detailed methodology and are directionally consistent with growth, changes in the quality of the Company’s loan portfolio, and loss experience.

The Company’s ratio of non-performing assets to total loans and other real estate owned, which ranged from 0.34% in 2003 to 0.25% at December 31, 2006, compares quite favorably relative to the Company’s peer group (bank holding companies with total assets between $1 and $5 billion), which reported average non-performing assets as a percentage of loans and other real estate owned for the most recently reported quarter ended September 30, 2006 of 0.70%. The composition of the Company’s loan portfolio, which is weighted more heavily toward residential mortgage loans and less towards non-real estate secured commercial loans than peers, has allowed it to maintain a lower allowance in comparison to peers. In addition, the sale of the Company’s credit card portfolio resulted in a reduction of the allowance by $1.4 million during 2006. As a result, the Company’s allowance as a percentage of loans outstanding is 0.92% at December 31, 2006. The Company believes its methodology for determining the adequacy of its allowance adequately provides for probable losses inherent in the loan portfolio and produces a provision for loan losses that is directionally consistent with changes in asset quality and loss experience.

The allowance allocated to the commercial loan portfolio increased $0.7 million, or 9.4%, from $7.6 million at December 31, 2005 to $8.3 million at December 31, 2006. This increase was due primarily to increases in commercial balances. As of December 31, 2006, commercial balances totaled $698.7 million, a $69.0 million (11.0%) increase from December 31, 2005.

The allowance allocated to the real estate mortgage portfolio remained at $4.0 million at December 31, 2006.  Improvements in the asset quality of this portfolio have been partially offset by increases in balances in this portfolio of 3% from December 31, 2005.

The allowance allocated to the consumer loan portfolio decreased $2.0 million, or 71.6%, from $2.8 million at December 31, 2005 to $0.8 million at December 31, 2006. This decrease was primarily due to the sale of the Company’s retail credit card portfolio during 2006. Excluding this reduction, the allowance allocated to the consumer loan portfolio decreased $0.3 million from December 31, 2005. This reduction was primarily due to a continued trend of decreasing consumer loan balances. Excluding the credit card portfolio loans that were sold, consumer loans have declined $3.8 million, or 8.1%, from December 31, 2005 to December 31, 2006. In addition, the historical loss percentages for installment loans decreased 34% from December 31, 2005 to December 31, 2006.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

    With the introduction of new depository account products and services in 2002 and the growth experienced in this product line from 2002 to 2006, the Company began allocating a portion of the allowance for loan losses to overdraft deposit account borrowings in 2003. Certain products offered by the Company permit customers to overdraft their depository accounts. While the Company generates service charge revenues for providing this service to the customer, certain deposit account overdrafts are not fully repaid by the customer resulting in losses incurred. The Company has provided for probable losses resulting from overdraft deposit account borrowings through its allowance for loan losses. As reflected in Table Six, the Company reported net charge-offs on depository accounts of $2.1 and $2.4 million during 2006 and 2005, respectively. As of December 31, 2006, the balance of overdraft deposit accounts was $3.9 million and is included in installment loans to individuals in Note Four of Notes to Consolidated Financial Statements. The Company allocated $2.3 million (see Table Eight) of its allowance for loan losses as of December 31, 2006, to provide for probable losses resulting from overdraft deposit accounts.

As previously discussed, the carrying value of the previously securitized loans incorporates an assumption for expected cash flows to be received over the life of these loans. To the extent that the present value of expected cash flows is less than the carrying value of these loans, the Company would provide for such losses through the provision and allowance for loan losses.

Based on the Company’s analysis of the adequacy of the allowance for loan losses and in consideration of the known factors utilized in computing the allowance, management believes that the allowance for loan losses as of December 31, 2006, is adequate to provide for probable losses inherent in the Company’s loan portfolio. Future provisions for loan losses will be dependent upon trends in loan balances including the composition of the loan portfolio, changes in loan quality and loss experience trends, and recoveries of previously charged-off loans, among other factors. The Company believes that its methodology for determining its allowance for loan losses adequately provides for probable losses inherent in the loan portfolio at December 31, 2006.

Table Six
Analysis of the Allowance for Loan Losses
An analysis of changes in the allowance for loan losses follows:

(in thousands)	2006	2005	2004	2003	2002

Balance at beginning of year	$16,790	$17,815	$21,426	$28,504	$48,635

Allowance from acquisition	-	3,265	-	-	-
Reduction of allowance for loans sold	(1,368)	-	-	-	-
Charge-offs:
Commercial, financial, and agricultural	(1,279)	(1,673)	(2,040)	(1,189)	(19,063)
Real estate-mortgage	(935)	(1,491)	(1,164)	(1,878)	(7,360)
Installment loans to individuals	(898)	(1,711)	(2,071)	(3,076)	(4,814)
Overdraft deposit accounts	(3,823)	(3,584)	(2,614)	(1,680)	-
Totals	(6,935)	(8,459)	(7,889)	(7,823)	(31,237)
Recoveries:
Commercial, financial, and agricultural	210	605	1,809	3,244	5,671
Real estate-mortgage	575	303	576	1,811	1,849
Installment loans to individuals	598	679	792	1,300	1,786
Overdraft deposit accounts	1,734	1,182	1,101	590	-
Totals	3,117	2,769	4,278	6,945	9,306
Net charge-offs	(3,818)	(5,690)	(3,611)	(878)	(21,931)
Provision for (recovery of) loan losses	3,801	1,400	-	(6,200)	1,800
Balance at end of year	$15,405	$16,790	$17,815	$21,426	$28,504

As a Percent of Average Total Loans
Net charge-offs	0.23%	0.38%	0.27%	0.07%	1.75%
Provision for (recovery of) loan losses	0.23	0.09	-	(0.51)	0.14
As a Percent of Nonperforming and Potential Problem Loans
Allowance for loan losses	384.93%	401.96%	487.28%	528.78%	948.24%

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Table Seven
Non-accrual, Past-Due and Restructured Loans
Nonperforming assets at December 31 follows:

(in thousands)	2006	2005	2004	2003	2002

Non-accrual loans	$3,319	$2,785	$2,147	$2,140	$2,126
Accruing loans past due 90 days or more	635	1,124	677	1,195	880
Previously securitized loans past due 90 days or more	48	268	832	717	-
	$4,002	$4,177	$3,656	$4,052	$3,006

The Company recognized approximately $0.1 million of interest income received in cash on non-accrual and impaired loans in both 2006 and 2005, with no such income recognized during 2004. Approximately $0.2 million, $0.2 million and $0.1 million of interest income would have been recognized during 2006, 2005 and 2004, respectively, if such loans had been current in accordance with their original terms. There were no commitments to provide additional funds on non-accrual, impaired, or other potential problem loans at December 31, 2006 and 2005.

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

Table Eight
Allocation of the Allowance for Loan Losses
A summary of the allocation of the allowance for loan losses by loan type at December 31 follows:

(dollars in thousands)	2006		2005		2004		2003		2002
		Percent		Percent		Percent		Percent		Percent
		of Loans		of Loans		of Loans		of Loans		of Loans
		in Each		in Each		in Each		in Each		in Each
		Category		Category		Category		Category		Category
		to Total		to Total		to Total		to Total		to Total
	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
Commercial, financial and agricultural	$8,330	40%	$7,613	39%	$10,655	35%	$13,554	33%	$17,039	32%
Real estate-mortgage	3,981	56	3,977	57	3,151	62	2,874	61	7,363	57
Installment loans to individuals	801	4	2,819	4	2,552	3	3,558	6	4,102	11
Overdraft deposit accounts	2,293	-	2,381	-	1,457	-	1,440	-	-	-
	$15,405	100%	$16,790	100%	$17,815	100%	$21,426	100%	$28,504	100%

Previously Securitized Loans

Overview: Between 1997 and 1999, the Company originated and securitized approximately $759.8 million in 125% loan to junior-lien underlying mortgages in six separate pools. The Company had a retained interest in the securitizations. Principal amounts owed to investors in the securitizations were evidenced by securities (“Notes”). The Notes were subject to redemption, in whole but, not in part, at the option of the Company, as owner of the retained interests, or at the option of the Note insurer, on or after the date on which the related Note balance had declined to 5% or less of the original Note balance. Once the Notes were redeemed, the Company became the beneficial owner of the underlying mortgage loans and recorded the loans as assets of the Company within the loan portfolio. During 2004 and 2003, the Notes outstanding on each of the Company’s six securitizations declined below the 5% threshold and the Company exercised its early redemption option on each of those securitizations.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

    As the Company redeemed the outstanding Notes, no gain or loss was recognized in the Company’s financial statements and the remaining mortgage loans were recorded in the Company’s loan portfolio as “previously securitized loans,” at the lower of carrying value or fair value. Because the carrying value of the mortgage loans incorporated assumptions for expected prepayment and default rates, the carrying value of the loans was generally less than the actual outstanding contractual balance of the loans. As of December 31, 2006 and 2005, the Company reported a carrying value of previously securitized loans of $15.6 million and $30.3 million, respectively, while the actual outstanding contractual balance of these loans was $33.3 million and $48.1 million, respectively. The Company accounts for the difference between the carrying value and the outstanding balance of previously securitized loans as an adjustment of the yield earned on these loans over their remaining lives. The discount is accreted to income over the period during which payments are probable of collection and are reasonably estimable. Effective January 1, 2005, the Company adopted Statement of Position 03-3 to determine the collectibility of previously securitized loans. If upon evaluation of estimated collections and collections to date, the estimated total amount of collections is reduced below the original value of the loans, the loans will be considered impaired and subject to further evaluation. For a further discussion of the accounting policies for previously securitized loans, please see Note One to the Consolidated Financial Statements, on page 31 of this Annual Report to Shareholders.

During 2006 and 2005, the Company recognized $9.4 million and $11.4 million, respectively, of interest income on its previously securitized loans. Cash receipts for 2006 and 2005 are summarized in the following table:

(in thousands)	2006	2005

Principal receipts	$18,829	$30,201
Interest receipts	5,374	9,146
Total cash receipts	$24,203	$39,347

Key assumptions used in estimating the cash flows and fair value of the Company’s previously securitized loans as of December 31, 2006 and 2005, were as follows:

	December 31
	2006	2005

Prepayment speed (CPR):
From January 2006 - December 2006	-	30%
From January 2007 - September 2007	17%	30%
From September 2007 - December 2007	17%	20%
From January 2008 - December 2008	13%	20%
From January 2009 - December 2009	9%	20%
From January 2010 - December 2010	8%	20%
Thereafter	5%	20%

Weighted-average cumulative defaults	10.19%	10.54%

The balances of previously securitized loans are compromised of six different pools. The Company monitors prepayments by pool and as a result of updated information, the prepayment factors are updated accordingly.

The projected cumulative default rate is computed using actual loan defaults experienced life-to-date plus forecasted loan defaults projected over the remaining expected life of the loans.

Summary: The following table summarizes the activity with the reported balance of previously securitized loans during 2006 and 2005 and illustrates the impact on these balances of converting the retained interest asset to loans:

(in thousands)	Previously Securitized Loans

Balance at December 31, 2004	$58,436
Principal payments on mortgage loans received from borrowers	(30,201)
Discount accretion	2,021
Balance at December 31, 2005	$30,256
Principal payments on mortgage loans received from borrowers	(18,829)
Discount accretion	4,170
Balance at December 31, 2006	$15,597

Goodwill

The Company evaluates the recoverability of goodwill and indefinite lived intangible assets annually as of November 30, or more frequently if events or changes in circumstances warrant, such as a material adverse change in the business. Goodwill is considered to be impaired when the carrying value of a reporting unit exceeds its estimated fair value. Indefinite-lived intangible assets are considered impaired if their carrying value exceeds their estimated fair value. As described in Note One of the Company’s Consolidated Financial Statements, the Company conducts its business activities through one reportable business segment - community banking. Fair values are estimated by reviewing the Company’s stock price as it compares to book value and the Company’s reported earnings.

In addition, the impact of future earnings and activities are considered in the Company’s analysis. The Company has $54.9 million of goodwill at December 31, 2006.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Certificates of Deposit

Scheduled maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2006, are summarized in Table Nine. The Company has time certificates of deposit of $100,000 or more totaling $222.1million. These deposits are primarily small retail depositors of the bank as demonstrated by the average balance of time certificates of deposit of $100,000 or more being less than $131,000.

Table Nine
Maturity Distribution of Certificates of Deposit of $100,000 or more

(in thousands)	Amounts	Percentage

Three months or less	$31,858	14%
Over three months through six months	36,177	16
Over six months through twelve months	75,503	34
Over twelve months	78,512	36
Total	$222,050	100%

Contractual Obligations

The Company has various financial obligations that may require future cash payments according to the terms of the obligations. Demand, both noninterest- and interest-bearing, and savings deposits are, generally, payable immediately upon demand at the request of the customer. Therefore, the contractual maturity of these obligations is presented in the following table as “less than one year.” Time deposits, typically CDs, are customer deposits that are evidenced by an agreement between the Company and the customer that specify stated maturity dates and early withdrawals by the customer are subject to penalties assessed by the Company. Short-term borrowings and long-term debt represent borrowings of the Company and have stated maturity dates. The Company is not a party to any material capital or operating leases as of December 31, 2006. The composition of the Company’s contractual obligations as of December 31, 2006 is presented in the following table:

Table Ten

Contractual Obligations
	Contractual Maturity in
(in thousands)	Less than One Year	Between One and Three Years	Between Three and Five Years	Greater than Five Years	Total

Noninterest-bearing demand deposits	$321,038	$-	$-	$-	$321,038
Interest-bearing demand deposits (1)	428,207	-	-	-	428,207
Savings deposits (1)	326,111	-	-	-	326,111
Time deposits (1)	616,475	308,952	47,654	466	973,547
Short-term borrowings (1)	142,592	-	-	-	142,592
Long-term debt (1)	2,715	46,218	4,413	1,257	54,603
Total Contractual Obligations	$1,837,138	$355,170	$52,067	$1,723	$2,246,098

(1) - Includes interest on both fixed- and variable-rate obligations. The interest associated with variable-rate obligations is based upon interest rates in effect at December 31, 2006. The contractual amounts to be paid on variable-rate obligations are affected by market interest rates that could materially affect the contractual amounts to be paid.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Off -Balance Sheet Arrangements

As disclosed in Note Sixteen of Notes to Consolidated Financial Statements, the Company has also entered into agreements to extend credit or provide conditional payments pursuant to standby and commercial letters of credit. While the outstanding commitment obligation is not recorded in the Company’s financial statements, the estimated fair value, which is not material to the Company’s financial statements, of the standby letters of credit is recorded in the Company’s Consolidated Balance Sheets as of December 31, 2006 and 2005.

Capital Resources

During 2006, Shareholders’ Equity increased $13.2 million, or 4.5%, from $292.1 million at December 31, 2005, to $305.3 million at December 31, 2006. This increase was due to reported net income of $53.2 million for 2006 and a $2.5 million increase in accumulated other comprehensive income that were partially offset by cash dividends declared during the year of $19.7 million and common stock purchases of $24.3 million.

During December 2006, the Board of Directors authorized the Company to buy back up to 1,000,000 shares of its common shares (approximately 5% of outstanding shares) in open market transactions at prices that are accretive to the earnings per share of continuing shareholders. No time limit was placed on the duration of the share repurchase program. During 2006, the Company acquired 666,753 shares of its common stock at an average price of $36.45 per share. However, there can be no assurance that the Company will continue to reacquire its common shares or to what extent the repurchase program will be successful.

The $2.5 million increase in accumulated other comprehensive income was primarily due to a $2.2 million, net of tax, unrealized gain on the Company’s available for sale investment securities (see Note Three of Notes to Consolidated Financial Statements) and a $0.5 million, net of tax, decrease in underfunded pension obligations (see Note Fourteen of Notes to Consolidated Financial Statements). These increases were partially offset by a $0.2 million, net of tax, unrealized loss on interest rate floors.

During 2005, Shareholders’ Equity increased $76.0 million, or 35.2%, from $216.1 million at December 31, 2004, to $292.1 million at December 31, 2005. This increase was primarily due to reported net income of $50.3 million for 2005 and the issuance of 1,580,034 common shares, net of 108,373 common shares owned and transferred to treasury, for the acquisition of Class Bancshares that increased equity by $54.3 million. These increases were partially offset by cash dividends declared during the year of $17.7 million, common stock purchases of $11.9 million, and a $6.8 million reduction in accumulated other comprehensive income.

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

The Capital Securities issued by City Holding Capital Trust (“Trust I”) qualify as regulatory capital for the Company under guidelines established by the Federal Reserve Board. The Company’s regulatory capital ratios remained strong for both City Holding and City National as of December 31, 2006, as illustrated in the following table:

			Actual
		Well-	December 31
	Minimum	Capitalized	2006	2005
City Holding:
Total	8.00%	10.00%	16.19%	16.38%
Tier I Risk-based	4.00	6.00	15.30	15.41
Tier I Leverage	4.00	5.00	10.79	10.97

City National:
Total	8.00%	10.00%	13.42%	13.99%
Tier I Risk-based	4.00	6.00	12.53	13.01
Tier I Leverage	4.00	5.00	8.81	9.24

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

Management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2006 based upon the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework. Based on our assessment, management believes that, as of December 31, 2006, the Company's system of internal control over financial reporting is effective based on those criteria. Ernst & Young, LLP, the Company’s independent registered public accounting firm, has issued an attestation report on management’s assessment of the Company's internal control over financial reporting. This report appears on page 23.

February 28, 2007

/s/ Charles R. Hageboeck	/s/ David L. Bumgarner
Charles R. Hageboeck	David L. Bumgarner
President and Chief Executive Officer	Chief Financial Officer

Report of Independent Registered Public Accounting Firm on Effectiveness of Internal Control Over Financial Reporting

Audit Committee of the Board of Directors and the
Shareholders of City Holding Company

We have audited management’s assessment, included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting, that City Holding Company maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). City Holding Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment about the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

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

In our opinion, management’s assessment that City Holding Company maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, City Holding Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2006 of City Holding Company and our report dated February 28, 2007 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Charleston, West Virginia
February 28, 2007

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements

Audit Committee of the Board of Directors and the
Shareholders of City Holding Company

We have audited the accompanying consolidated balance sheets of City Holding Company and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of City Holding Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of City Holding Company and subsidiaries at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of City Holding Company's internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2007 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Charleston, West Virginia
February 28, 2007

Consolidated Balance Sheets
City Holding Company and Subsidiaries
	December 31
(in thousands)	2006	2005
Assets
Cash and due from banks	$58,014	$81,822
Interest-bearing deposits in depository institutions	27,434	4,451
Federal funds sold	25,000	-
Cash and Cash Equivalents	110,448	86,273
Investment securities available-for-sale, at fair value	472,398	549,966
Investment securities held-to-maturity, at amortized cost (approximate fair value at December 31, 2006 and 2005 - $49,955 and $58,892, respectively)	47,500	55,397
Total Investment Securities	519,898	605,363

Gross loans	1,677,469	1,612,827
Allowance for loan losses	(15,405)	(16,790)
Net Loans	1,662,064	1,596,037
Bank-owned life insurance	55,195	52,969
Premises and equipment	44,689	42,542
Accrued interest receivable	12,337	13,134
Net deferred tax assets	23,652	27,929
Intangible assets	58,857	59,559
Other assets	20,667	18,791
Total Assets	$2,507,807	$2,502,597
Liabilities
Deposits:
Noninterest-bearing	$321,038	$376,076
Interest-bearing:
Demand deposits	422,925	437,639
Savings deposits	321,075	302,571
Time deposits	920,179	812,134
Total Deposits	1,985,217	1,928,420
Short-term borrowings	136,570	152,255
Long-term debt	48,069	98,425
Other liabilities	32,644	31,356
Total Liabilities	2,202,500	2,210,456
Shareholders’ Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued	-	-
Common stock, par value $2.50 per share: 50,000,000 shares authorized; 18,499,282 shares issued at December 31, 2006 and 2005, including 1,009,095 and 395,465 shares in treasury, respectively	46,249	46,249
Capital surplus	104,043	104,435
Retained earnings	194,213	160,747
Cost of common stock in treasury	(33,669)	(11,278)
Accumulated other comprehensive income:
Unrealized loss on securities available-for-sale	(2,649)	(4,839)
Unrealized loss on derivative instruments	(210)	-
Underfunded pension liability	(2,670)	(3,173)
Total Accumulated Other Comprehensive Income	(5,529)	(8,012)
Total Shareholders’ Equity	305,307	292,141
Total Liabilities and Shareholders’ Equity	$2,507,807	$2,502,597

See notes to consolidated financial statements.

Consolidated Statements of Income
City Holding Company and Subsidiaries
	Year Ended December 31
(in thousands, except per share data)	2006	2005	2004
Interest Income
Interest and fees on loans	$123,945	$103,714	$86,099
Interest on investment securities:
Taxable	28,418	29,804	30,110
Tax-exempt	1,782	1,887	1,809
Interest on loans held for sale	322	-	-
Interest on retained interests	-	-	808
Interest on deposits in depository institutions	1,477	109	52
Interest on federal funds sold	179	4	3
Total Interest Income	156,123	135,518	118,881
Interest Expense
Interest on deposits	44,046	28,805	23,207
Interest on short-term borrowings	5,099	3,369	1,082
Interest on long-term debt	4,579	6,264	7,582
Total Interest Expense	53,724	38,438	31,871
Net Interest Income	102,399	97,080	87,010
Provision for loan losses	3,801	1,400	-
Net Interest Income After Provision for Loan Losses	98,598	95,680	87,010
Noninterest Income
Investment securities (losses) gains	(1,995)	151	1,173
Service charges	42,559	39,091	32,609
Insurance commissions	2,335	2,352	2,733
Trust and investment management fee income	2,140	2,025	2,026
Bank-owned life insurance	2,352	2,779	2,931
Gain on sale of credit card portfolio	3,563	-	-
Net proceeds from litigation settlements	-	-	5,453
Other income	3,249	3,693	3,111
Total Noninterest Income	54,203	50,091	50,036
Noninterest Expense
Salaries and employee benefits	34,484	33,479	34,245
Occupancy and equipment	6,481	6,295	5,984
Depreciation	4,219	4,096	3,932
Professional fees and litigation expense	1,760	2,021	3,265
Postage, delivery, and statement mailings	2,832	2,666	2,474
Advertising	3,216	2,941	2,366
Telecommunications	2,048	2,248	1,820
Bankcard expenses	1,964	2,137	1,501
Insurance and regulatory	1,528	1,496	1,323
Office supplies	1,578	1,193	1,048
Repossessed asset (gains), net of expenses	(98)	(78)	(77)
Loss on early extinguishment of debt	1,368	-	263
Other expenses	9,905	10,619	8,189
Total Noninterest Expense	71,285	69,113	66,333
Income Before Income Taxes	81,516	76,658	70,713
Income tax expense	28,329	26,370	24,369
Net Income	$53,187	$50,288	$46,344

Basic earnings per common share	$3.00	$2.87	$2.79
Diluted earnings per common share	$2.99	$2.84	$2.75

Dividends declared per common share	$1.12	$1.00	$0.88

Average common shares outstanding:
Basic	17,701	17,519	16,632
Diluted	17,762	17,690	16,882
See notes to consolidated financial statements.

Consolidated Statements of
Changes in Shareholders’ Equity
City Holding Company and Subsidiaries
	Common			Accumulated
	Stock			Other		Total
	(Par	Capital	Retained	Comprehensive	Treasury	Shareholders’
(in thousands)	Value)	Surplus	Earnings	(Loss) Income	Stock	Equity
Balances at December 31, 2003	42,298	57,364	96,460	1,371	(6,803)	190,690
Comprehensive income:
Net income	-	-	46,344	-	-	46,344
Other comprehensive loss, net of deferred income tax benefit of $1,678:
Unrealized loss on securities of $5,308, net of tax and reclassification adjustments for gains included in net income of $1,173	-	-	-	(2,481)	-	(2,481)
Increase in underfunded pension liability of $57, net of tax	-	-	-	(34)	-	(34)
Total comprehensive income						43,829
Cash dividends declared ($0.88 per share)	-	-	(14,629)	-	-	(14,629)
Exercise of 140,730 stock options, including tax benefit of $252	-	(1,852)	-	-	3,900	2,048
Purchase of 197,040 common shares for treasury	-	-	-	-	(5,858)	(5,858)
Balances at December 31, 2004	42,298	55,512	128,175	(1,144)	(8,761)	216,080
Comprehensive income:
Net income	-	-	50,288	-	-	50,288
Other comprehensive loss, net of deferred income tax benefit of $4,579:
Unrealized loss on securities of $10,049, net of tax and reclassification adjustments for losses included in net income of $151	-	-	-	(6,120)	-	(6,120)
Increase in underfunded pension liability of $1,247, net of tax	-	-	-	(748)	-	(748)
Total comprehensive income						43,420
Cash dividends declared ($1.00 per share)	-	-	(17,716)	-	-	(17,716)
Issuance of 1,580,034 shares for acquisition of Classic Bancshares, net 108,173 shares owned and transferred to treasury	3,951	53,739	-	-	(3,351)	54,339
Issuance of 18,800 stock award shares	-	(422)	-	-	569	147
Exercise of 367,675 stock options, including tax benefit of $4,124	-	(4,394)	-	-	12,177	7,783
Purchase of 342,576 common shares for treasury	-	-	-	-	(11,912)	(11,912)
Balances at December 31, 2005	$46,249	$104,435	$160,747	$(8,012)	$(11,278)	$292,141

See notes to consolidated financial statements.

Consolidated Statements of
Changes in Shareholders’ Equity(continued)
City Holding Company and Subsidiaries
	Common			Accumulated
	Stock			Other		Total
	(Par	Capital	Retained	Comprehensive	Treasury	Shareholders’
(in thousands)	Value)	Surplus	Earnings	(Loss) Income	Stock	Equity
Balances at December 31, 2005	$46,249	$104,435	$160,747	$(8,012)	$(11,278)	$292,141
Comprehensive income:
Net income	-	-	53,187	-	-	53,187
Other comprehensive gain, net of deferred income tax benefit of $1,655:
Unrealized gain on securities of $5,645, net of tax and reclassification adjustments for losses included in net income of $1,995	-	-	-	2,190	-	2,190
Unrealized loss on interest rate floors of $350, net of tax	-	-	-	(210)	-	(210)
Decrease in underfunded pension liability of $838, net of tax	-	-	-	503	-	503
Total comprehensive income						55,670
Cash dividends declared ($1.12 per share)	-	-	(19,721)	-	-	(19,721)
Issuance of 6,700 stock award shares, net	-	239	-	-	245	484
Exercise of 46,243 stock options	-	(900)	-	-	1,698	798
Excess tax benefit on stock-based compensation	-	269	-	-	-	269
Purchase of 666,753 common shares for treasury	-	-	-	-	(24,334)	(24,334)
Balances at December 31, 2006	$46,249	$104,043	$194,213	$(5,529)	$(33,669)	$305,307

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
City Holding Company and Subsidiaries

	Year Ended December 31
(in thousands)	2006	2005	2004

Operating Activities
Net income	$53,187	$50,288	$46,344
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and accretion	(2,596)	1,740	1,572
Depreciation of premises and equipment	4,219	4,096	3,932
Provision for loan losses	3,801	1,400	-
Loss on early extinguishments of debt	1,368	-	263
Deferred income tax expense	2,516	3,435	3,990
Net periodic pension cost	246	49	-
Increase in retained interests	-	-	(802)
Increase in value of bank-owned life insurance	(2,352)	(2,779)	(2,931)
Proceeds from bank-owned life insurance	126	1,109	846
Gain from sale of credit card portfolio	(3,563)	-	-
Loss (gain) on sale of premises and equipment	15	(74)	89
Realized investment securities losses (gains)	1,995	(151)	(1,173)
Decrease (increase) in accrued interest receivable	797	(1,720)	348
Increase in other assets	(2,690)	(1,661)	(792)
Increase (decrease) in other liabilities	2,078	(3,359)	2,545
Net Cash Provided by Operating Activities	59,147	52,373	54,231
Investing Activities
Proceeds from maturities and calls of securities held to maturity	7,667	4,068	4,963
Purchases of securities held-to-maturity	-	-	(5,701)
Proceeds from sale of money market and mutual fund available-for-sale securities	1,092,400	1,262,300	819,800
Purchases of money market and mutual fund available-for-sale securities	(1,093,411)	(1,296,750)	(747,500)
Proceeds from sales of securities available-for-sale	57,526	9,187	11,034
Proceeds from maturities and calls of securities available-for-sale	79,138	137,650	152,114
Purchases of securities available-for-sale	(57,650)	(12,329)	(215,098)
Net increase in loans	(75,475)	(27,855)	(17,417)
Redemption of asset-backed notes	-	-	(12,560)
Sales of premises and equipment	-	202	791
Purchases of premises and equipment	(6,381)	(4,501)	(4,081)
Proceeds from sale of credit card portfolio	13,920	-	-
Acquisition, net of cash received	-	(7,121)	-
Net Cash Provided by (Used in) Investing Activities	17,734	64,851	(13,655)
Financing Activities
Net (decrease) increase in non-interest-bearing deposits	(55,038)	21,601	9,719
Net increase (decrease) in interest-bearing deposits	111,932	(18,038)	26,242
Net decrease in short-term borrowings	(38,406)	(53,416)	(78,220)
Proceeds from long-term debt	-	-	35,000
Repayment of long-term debt	(15,575)	(12,090)	(22,200)
Redemption of trust preferred securities	(13,002)	-	-
Purchases of treasury stock	(24,334)	(11,912)	(5,858)
Proceeds from stock options exercises	798	3,659	1,796
Excess tax benefits from stock-based compensation arrangements	269	-	-
Dividends paid	(19,350)	(16,839)	(14,309)
Net Cash Used in Financing Activities	(52,706)	(87,035)	(47,830)
Increase (Decrease) in Cash and Cash Equivalents	24,175	30,189	(7,254)
Cash and cash equivalents at beginning of year	86,273	56,084	63,338
Cash and Cash Equivalents at End of Year	$110,448	$86,273	$56,084

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

The Company determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity in conformity with U. S. generally accepted accounting principles. Voting interest entities are entities in which the total equity investment at risk is sufficient to enable the entity to finance itself independently and provides the equity holders with the obligation to absorb losses, the right to receive residual returns and the right to make decisions about the entity’s activities. The Company consolidates voting interest entities in which it has all, or at least a majority of, the voting interest. As defined in applicable accounting standards, variable interest entities (VIEs) are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest in an entity is present when an enterprise has a variable interest, or a combination of variable interests, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both. The enterprise with a controlling financial interest, known as the primary beneficiary, consolidates the VIE. The Company’s wholly owned subsidiaries, City Holding Capital Trust, is a VIE for which the Company is not the primary beneficiary. Accordingly, the accounts of this entity are not included in the Company’s consolidated financial statements.

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

The Company recognized the excess cash flows attributable to the retained interests over the carrying value of the retained interests as interest income over the life of the retained interests using the effective yield method. The Company held no retained interests at December 31, 2006 and 2005.

Previously Securitized Loans: Amounts reported in Note Four of Notes to Consolidated Financial Statements as “previously securitized loans” represent the carrying value of loans beneficially owned by the Company as a result of having fully redeemed the obligations owed to investors (“notes”) in certain of the Company’s securitization transactions. The loans were recorded at the lower of fair value or their carrying values, which was the carrying value of the related retained interest asset underlying the securitization plus amounts remitted by the Company to the noteholders to redeem the notes. Because the carrying value of the retained interests incorporated assumptions with regard to expected prepayment and default rates on the loans and also considered the expected timing and amount of cash flows to be received by the Company, the carrying value of the retained interests and the carrying value of the loans was less than the actual outstanding balance of the loans. No gain or loss was recognized in the Company’s financial statements upon recording the loans into the Company’s loan portfolio and, as a result, the loans are recorded at a discount to their actual outstanding balances.

The Company is accounting for the difference between the carrying value and the expected cash flows from these loans as an adjustment of the yield on the loans over their remaining lives. The discount is accreted to income over the period during which payments are probable of collection and are reasonably estimable.

The excess of expected cash flows over contractual cash flows is recognized prospectively through an adjustment to the yield over the remaining lives of the loans. If upon evaluation of estimated collections and collections to date, the estimated total amount of collections is reduced below the original value of the loans, the loans are considered impaired for further evaluation.

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

In evaluating the adequacy of its allowance for loan losses, the Company stratifies the loan portfolio into seven major groupings, including commercial real estate, other commercial, residential real estate, home equity, and others. Historical loss experience, as adjusted, is applied to the then outstanding balance of loans in each classification to estimate probable losses inherent in each segment of the portfolio. Historical loss experience is adjusted using a systematic weighted probability of potential risk factors that could result in actual losses deviating from prior loss experience. Risk factors considered by the Company in completing this analysis include: (1) unemployment and economic trends in the Company’s markets, (2) concentrations of credit, if any, among any industries, (3) trends in loan growth, loan mix, delinquencies, losses or credit impairment, (4) adherence to lending policies and others. Each risk factor is designated as low, moderate/increasing, or high based on the Company’s assessment of the risk to loss associated with each factor. Each risk factor is then weighted to consider probability of occurrence.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

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

Derivative Financial Instruments: The Company enters into derivative transactions principally to protect against the risk of adverse price or interest rate movements on the value of certain assets and liabilities and on future cash flows. All derivative instruments are carried at fair value on the balance sheet. The change in the fair value of the hedged item related to the risk being hedged is recognized in earnings in the same period and in the same income statement caption as the change in the fair value of the derivative. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking each hedge transaction.

Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. The Company has not entered into any fair value hedges as of December 31, 2006. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either a freestanding asset or liability, with a corresponding offset recorded in other comprehensive income within shareholders’ equity, net of income taxes. Amounts are reclassified from other comprehensive income to the income statement in the period or periods the hedged forecasted transaction affects earnings.

For the Company’s cash flow hedges, derivative gains and losses not effective in hedging the change in fair value or expected cash flows of the hedged item are recognized immediately in the income statement. At the hedge’s inception and at least quarterly thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivative instruments have been highly effective in offsetting changes in the fair values or cash flows of the hedged items and whether they are expected to be highly effective in the future. If it is determined a derivative instrument has not been or will not continue to be highly effective as a hedge, hedge accounting is discontinued.

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

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

    Stock-Based Compensation: On January 1, 2006, the Company adopted SFAS No. 123R, “Share-Based Payment,” which is a revision of SFAS No. 123, “Accounting for Stock Issued for Employees.” SFAS No. 123R establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. Prior to the adoption of SFAS No. 123R, the Company reported no compensation expense on options granted as the exercise price of the options granted always equaled the market price of the underlying stock on the date of grant. SFAS No. 123R requires that such transactions be recognized as compensation expense in the income statement based on their fair values on the measurement date, which is generally the date of the grant, and be expensed over the applicable vesting period.

The Company transitioned to SFAS No. 123R using the modified prospective application method ("modified prospective application"). As permitted under modified prospective application, as it is applicable to the Company, SFAS No. 123R applies to new awards and to awards modified, repurchased, or cancelled after January 1, 2006. Additionally, compensation cost for non-vested awards that were outstanding as of January 1, 2006 will be recognized as the remaining requisite service is rendered during the period of and/or the periods after the adoption of SFAS No. 123R, adjusted for estimated forfeitures. The recognition of compensation cost for those earlier awards is based on the same method and on the same grant-date fair values previously determined for the pro forma disclosures reported by the Company for periods prior to January 1, 2006. There was no material impact on the Company’s income before income taxes and net income from the adoption of SFAS No. 123R. Prior to the adoption of SFAS No. 123R, the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Consolidated Statements of Cash Flows. SFAS No. 123R requires the cash flows from the tax benefits resulting from tax deductions in excess of the compensation expense recognized for those options to be classified as financing cash flows. An excess tax benefit totaling $0.3 million is classified as a financing cash inflow for the year ended December 31, 2006.

SFAS No. 123R, requires pro forma disclosures of net income and earnings per share for all periods prior to the adoption of the fair value accounting method for stock-based employee compensation. The pro forma disclosures presented in Note Fourteen — Employee Benefit Plans use the fair value method of SFAS 123R to measure compensation expense for stock-based employee compensation plans for years prior to 2006.

Basic and Diluted Earnings per Common Share: Basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares outstanding increased by the number of shares of common stock which would be issued assuming the exercise of stock options and other common stock equivalents. The incremental shares related to stock options were 61,000, 171,000, and 250,000 in 2006, 2005, and 2004, respectively.

Recent Accounting Pronouncements:  In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3” (SFAS No. 154). The new standard changes the requirements for the accounting for and reporting of a change in accounting principle. Among other changes, SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements be termed a “restatement.” The new standard was effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard had no effect on the Company’s financial statements.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 replaces various definitions of fair value in existing accounting literature with a single definition, establishes a framework for measuring fair value in generally accepted accounting principles, and requires additional disclosures about fair value measurements. SFAS No. 157 does not expand the use of fair value to any new circumstances. SFAS No. 157 is effective for fiscal years ending after November 15, 2007, and early application is encouraged. The Company does not anticipate that the adoption of this statement will have a material effect on its financial statements.

In September 2006, the FASB issued Statement No. 158, “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans” (SFAS No. 158), an amendment of FASB Statements No. 87, 88, 106, and 132(R) SFAS No. 158 requires recognition of the funded status (the difference between the fair value of the plan assets and the benefit obligation) of a benefit plan as an asset or liability in the employers’ financial statements, requires the measurement of benefit plan assets and obligations as of the end of the employer's fiscal year-end, and requires recognition of the funded status of a benefit plan in other comprehensive income in the year in which the changes occur. The Company adopted the recognition and disclosure provisions of SFAS No. 158 on December 31, 2006. The Company had previously recognized the funded status of its defined benefit plan in prior financial statements and the adoption of SFAS No. 158 did not have a material effect on the Company’s financial statements. The requirement to measure the plan assets and benefit obligation as of the date of the employers’ fiscal year-end financial statements is effective for fiscal years ending after December 15, 2008 and the Company does not anticipate that the adoption of this part of the statement will have a material effect on its financial statements.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

    In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting and disclosure for uncertain tax positions, as defined. FIN 48 requires that a tax position meet a "probable recognition threshold" for the benefit of the uncertain tax position to be recognized in the financial statements. A tax position that fails to meet the probable recognition threshold will result in either reduction of a current or deferred tax asset or receivable, or recording a current or deferred tax liability. FIN 48 also provides guidance on measurement, derecognition of tax benefits, classification, interim period accounting disclosure, and transition requirements in accounting for uncertain tax positions. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company will be required to apply the provisions of FIN 48 to all tax positions upon initial adoption with any cumulative effect adjustment to be recognized as an adjustment to retained earnings. While the ultimate impact of adoption is uncertain, the Company does not anticipate that the adoption of this statement will have a material effect on its financial statements.

Statements of Cash Flows: Cash paid for interest, including interest paid on long-term debt and trust preferred securities, was $53.5 million, $37.9 million, and $31.8 million in 2006, 2005, and 2004, respectively. During 2006, 2005 and 2004, the Company paid $22.9 million, $20.6 million, and $19.5 million, respectively, for income taxes.

Note Two
Restrictions on Cash and Due From Banks

City National is required to maintain an average reserve balance with the Federal Reserve Bank of Richmond to compensate for services provided by the Federal Reserve and to meet statutory required reserves for demand deposits. The average amount of the reserve balance for the year ended December 31, 2006 was approximately $14.0 million.

Note Three
Investments

The aggregate carrying and approximate market values of securities follow. Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable financial instruments.

	December 31, 2006
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value

Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. govern-ment corporations and agencies	$247	$-	$(3)	$244
Obligations of states and political subdivisions	40,322	330	(204)	40,448
Mortgage-backed securities	325,601	331	(5,126)	320,806
Other debt securities	51,985	485	(153)	52,317
Total Debt Securities	418,155	1,146	(5,486)	413,815
Equity securities and investment funds	58,634	-	(51)	58,583
Total Securities Available-for-Sale	$476,789	$1,146	$(5,537)	$472,398

Securities held-to-maturity:
Obligations of states and political subdivisions	$5,708	$74	$-	$5,782
Other debt securities	41,792	2,453	(72)	44,173
Total Securities Held-to-Maturity	$47,500	$2,527	$(72)	$49,955

	December 31, 2005
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value

Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. govern-ment corporations and agencies	$246	$-	$(3)	$243
Obligations of states and political subdivisions	44,180	275	(421)	44,034
Mortgage-backed securities	400,443	226	(8,459)	392,210
Other debt securities	51,088	535	(190)	51,433
Total Debt Securities	495,957	1,036	(9,073)	487,920
Equity securities and investment funds	62,085	-	(39)	62,046
Total Securities Available-for-Sale	$558,042	$1,036	$(9,112)	$549,966

Securities held-to-maturity:
Obligations of states and political subdivisions	$8,333	$98	$-	$8,431
Other debt securities	47,064	3,455	(58)	50,461
Total Securities Held-to-Maturity	$55,397	$3,553	$(58)	$58,892

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

    Certain investment securities owned by the Company were in an unrealized loss position (i.e., amortized cost basis exceeded the estimated fair value of the securities) as of December 31, 2006 and 2005. The following table shows the gross unrealized losses and fair value of the Company’s investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2006 and 2005.

	December 31, 2006
	Less Than Twelve Months		Twelve Months or Greater		Total
(in thousands)	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss

Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. govern-ment corporations and agencies	$-	$-	$244	$3	$244	$3
Obligations of states and political subdivisions	2,790	6	14,673	198	17,643	204
Mortgage-backed securities	28,057	90	245,889	5,036	273,946	5,126
Other debt securities	11,414	64	3,546	89	14,960	153
Equity securities and investment funds	1,449	51	-	-	1,449	51
Total	$43,710	$211	$264,352	$5,326	$308,242	$5,537

Securities held-to-maturity:
Other debt securities	$2,348	$37	$1,088	$35	$3,436	$72

	December 31, 2005
	Less Than Twelve Months		Twelve Months or Greater		Total
(in thousands)	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss

Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. govern-ment corporations and agencies	$243	$3	$-	$-	$243	$3
Obligations of states and political subdivisions	20,195	323	3,822	98	24,017	421
Mortgage-backed securities	184,448	3,167	185,791	5,292	370,239	8,459
Other debt securities	13,624	86	3,480	104	17,104	190
Equity securities and investment funds	-	-	1,461	39	1,461	39
Total	$218,510	$3,579	$194,554	$5,533	$413,064	$9,112

Securities held-to-maturity:
Other debt securities	$2,344	$5	$1,085	$53	$3,429	$58

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

Management has the ability and intent to hold the securities classified as held to maturity until they mature, at which time the Company will receive full value for the securities. Furthermore, as of December 31, 2006, management also had the ability and intent to hold the securities classified as available for sale for a period of time sufficient for a recovery of cost. The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the securities approach their maturity date or repricing date or if market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality. Accordingly, as of December 31, 2006, management believes the unrealized losses detailed in the table above are temporary and no impairment loss has been recognized in the Company’s consolidated income statement.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

    The amortized cost and estimated fair value of debt securities at December 31, 2006, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties. Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

		Estimated
		Fair
(in thousands)	Cost	Value

Securities Available-for-Sale
Due in one year or less	$2,778	$2,778
Due after one year through five years	12,180	12,104
Due after five years through ten years	30,349	30,396
Due after ten years	372,848	368,537
	$418,155	$413,815

Securities Held-to-Maturity
Due in one year or less	$1,343	$1,351
Due after one year through five years	4,056	4,119
Due after five years through ten years	309	312
Due after ten years	41,792	44,173
	$47,500	$49,955

Gross gains and gross losses realized by the Company from investment security transactions are summarized in the table below:

(in thousands)	2006	2005	2004

Gross realized gains	$154	$154	$1,173
Gross realized losses	(2,149)	(3)	-
Investment security gains (losses)	$(1,995)	$151	$1,173

The carrying value of securities pledged to secure public deposits and for other purposes as required or permitted by law approximated $167.7 million and $146.8 million at December 31, 2006 and 2005, respectively.

Note Four
Loans

The following summarizes the Company’s major classifications for loans:

(in thousands)	2006	2005
Real estate - mortgage	$598,502	$592,521
Home equity	321,708	301,728
Commercial, financial, and agriculture	698,719	629,670
Installment loans to individuals	42,943	58,652
Previously securitized loans	15,597	30,256
Gross Loans	1,677,469	1,612,827
Allowance for loan losses	(15,405)	(16,790)
Net Loans	$1,662,064	$1,596,037

The Company‘s commercial and residential real estate construction loans are primarily secured by real estate within the Company’s principal markets. These loans were originated under the Company’s loan policy, which is focused on the risk characteristics of the loan portfolio, including construction loans. Adequate consideration has been given to these loans in establishing the Company’s allowance for loan losses.

Note Five
Allowance for Loan Losses

A summary of changes in the allowance for loan losses follows:

(in thousands)	2006	2005	2004

Balance at January 1	$16,790	$17,815	$21,426
Allowance from acquisition	-	3,265	-
Reduction of allowance for loans sold	(1,368)	-	-
Provision for possible loan losses	3,801	1,400	-
Charge-offs	(6,935)	(8,459)	(7,889)
Recoveries	3,117	2,769	4,278
Balance at December 31	$15,405	$16,790	$17,815

The recorded investment in loans on nonaccrual status and loans past due 90 days or more and still accruing interest is included in the following table:

(in thousands)	2006	2005

Nonaccrual loans	$3,319	$2,785
Accruing loans past due 90 days or more	635	1,124
Previously securitized loans past due 90 days or more	48	268
Total	$4,002	$4,177

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Information pertaining to impaired loans is included in the following table:

(in thousands)	2006	2005

Impaired loans with a valuation allowance	$3,954	$3,909
Impaired loans with no valuation allowance	48	268
Total impaired loans	$4,002	$4,177
Allowance for loan losses allocated to impaired loans	$1,076	$1,275

The average recorded investment in impaired loans during 2006, 2005, and 2004 was $3.8 million, $3.6 million, and $4.2 million, respectively.

Note Six
Previously Securitized Loans

Between 1997 and 1999, the Company completed six securitization transactions involving approximately $759.8 million of fixed rate, junior lien mortgage loans. As described in Note One, the Company retained a financial interest in each of the securitizations until 2004. Principal amounts owed to investors were evidenced by securities (“Notes”). During 2003 and 2004, the Company exercised its early redemption options on each of those securitizations. Once the Notes were redeemed, the Company became the beneficial owner of the mortgage loans and recorded the loans as assets of the Company within the loan portfolio. The table below summarizes information regarding delinquencies, net credit losses, and outstanding collateral balances of previously securitized loans for the dates presented:

	December 31
(in thousands)	2006	2005	2004

Total principal amount of loans outstanding	$33,334	$48,061	$75,038
Discount	(17,737)	(17,805)	(16,602)
Net book value	$15,597	$30,256	$58,436
Principal amount of loans between 30 and 89 days past due	$1,062	$1,848	$5,091
Principal amount of loans between 90 and 119 days past due	48	268	832
Net credit (recoveries) losses during the year	(4,124)	(3,225)	2,680

Because the book value of the mortgage loans incorporates assumptions for expected cash flows considering prepayment and default rates, the carrying value of the loans is generally less than the actual contractual outstanding balance of the mortgage loans. As of December 31, 2006 and 2005, the Company reported a book value of previously securitized loans of $15.6 million and $30.3 million, respectively, while the actual outstanding balance of previously securitized loans at December 31, 2006 and 2005, was $33.3 million and $48.1 million, respectively. The difference (“the discount”) between the book value and actual outstanding balance of previously securitized loans is accreted into interest income over the life of the loans. Through December 31, 2004, net credit losses on previously securitized loans were first recorded against this discount and, therefore, impacted the yield earned on these assets. Effective January 1, 2005, the Company adopted the provisions of SOP 03-3 as required. In accordance with SOP 03-3, if the discounted present value of estimated future cash flows declines below the recorded value of previously securitized loans, an impairment charge would be provided through the Company’s provision and allowance for loan losses. No such impairment charges were recorded for the years ending December 31, 2006 and 2005.

Key assumptions used in estimating the value of the Company’s previously securitized loans as of December 31, 2006 and 2005, were as follows:

	December 31
	2006	2005
Prepayment speed (CPR):
From January 2006 - December 2006	-	30%
From January 2007 - September 2007	17%	30%
From September 2007 - December 2007	17%	20%
From January 2008 - December 2008	13%	20%
From January 2009 - December 2009	9%	20%
From January 2010 - December 2010	8%	20%
Thereafter	5%	20%

Weighted-average cumulative defaults	10.19%	10.54%

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

Interest income on previously owned retained interests was recognized over the life of the retained interest using the effective yield method. The Company recognized $0.8 million of interest income from the retained interests in 2004. The Company received no cash on this asset during 2004. During 2006, 2005, and 2004 the Company recognized $9.4 million, $11.4 million, and $13.7 million, respectively, of interest income on the previously securitized loans and received cash of $24.2 million, $39.3 million, and $61.5 million, respectively, comprised of principal and interest payments received from borrowers.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Seven
Premises and Equipment

A summary of premises and equipment and related accumulated depreciation as of December 31 is summarized as follows:

(in thousands)	Estimated Useful Life	2006	2005

Land		$12,007	$11,015
Buildings and improvements	10 to 30 yrs.	59,330	55,581
Equipment	3 to 7 yrs.	39,615	39,707
		110,952	106,303
Less accumulated depreciation		(66,263)	(63,761)
Net premises and equipment		$44,689	$42,542

Note Eight
Goodwill and Intangible Assets

The carrying amount of goodwill approximated $54.9 million at both December 31, 2006 and 2005. During the second quarter of 2005, the Company recorded goodwill totaling $49.4 million in connection with the acquisition of Classic Bancshares. The Company completed its annual assessment of the carrying value of goodwill during 2006 and concluded that its carrying value was not impaired.

During the second quarter of 2005, the Company recorded core deposit intangibles totaling $4.4 million in connection with the acquisition of Classic Bancshares. The following table summarizes core deposit intangibles as of December 31, 2006 and 2005, which are subject to amortization:

(in thousands)	2006	2005

Gross carrying amount	$6,580	$6,580
Accumulated amortization	(2,646)	(1,923)
Net core deposit intangible	$3,934	$4,657

During 2006, 2005, and 2004, the Company recognized pre-tax amortization expense of $723,000, $512,000, and $204,000, respectively, associated with its core deposit intangible assets. The estimated amortization expense for core deposit intangible assets for each of the next five years is as follows:

(in thousands)	Projected Amortization Expense

2007	$706
2008	637
2009	469
2010	437
2011	409
$2,658

Note Nine
Scheduled Maturities of Time Deposits

Scheduled maturities of time deposits outstanding at December 31, 2006 are summarized as follows:

(in thousands)	2006

2007	$579,617
2008	229,560
2009	64,965
2010	33,470
2011	12,122
Over five years	445
Total	$920,179

Scheduled maturities of time deposits of $100,000 or more outstanding at December 31, are summarized as follows:

(in thousands)	2006	2005

Within one year	$143,538	$78,445
Over one through two years	53,849	43,427
Over two through three years	13,945	34,658
Over three through four years	7,798	16,149
Over four through five years	2,623	9,478
Over five years	297	329
Total	$222,050	$182,486

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Ten
Short-Term Borrowings

A summary of short-term borrowings are as follows:

(dollars in thousands)	2006	2005	2004

Balance at end of year:
Securities repurchase agreements	$115,675	$76,443	$70,183
Federal funds borrowed	20,895	75,812	75,000
Total	$136,570	$152,255	$145,183
Avg. outstanding during the year:
Securities repurchase agreements	$98,116	$81,638	$79,385
FHLB advances and Federal funds borrowed	45,589	75,626	41,464
Max. outstanding at any month end:
Securities repurchase agreements	115,674	105,303	106,171
FHLB advances and Federal funds borrowed	67,334	84,763	75,000
Weighted-average interest rate:
During the year:
Securities repurchase agreements	3.95%	1.98%	0.42%
FHLB advances and Federal funds borrowed	2.69%	2.32%	1.81%
End of the year:
Securities repurchase agreements	4.43%	2.89%	0.79%
FHLB advances and Federal funds borrowed	3.40%	2.83%	2.09%

Note Eleven
Long-Term Debt

The components of long-term debt are summarized as follows:

(in thousands)	Maturity	Weighted-Average Interest Rate	2006	2005

FHLB Advances	2007	3.38%	$-	$23,710
FHLB Advances	2008	3.66%	26,193	38,178
FHLB Advances	2009	5.75%	2,003	2,003
FHLB Advances	2010	6.30%	2,000	2,000
FHLB Advances	2011	4.90%	193	3,698
FHLB Advances	>5 years	5.38%	844	-
Junior subordinated debentures owed to City Holding Capital Trust	2028	9.15%	16,836	28,836
Total Long-term debt			$48,069	$98,425

    Through City National, the Company has purchased 51,917 shares of Federal Home Loan Bank (“FHLB”) stock at par value as of December 31, 2006. Such purchases entitle the Company to dividends declared by the FHLB and provide an additional source of short-term and long-term funding, in the form of collateralized advances. Financing obtained from the FHLB is based, in part, on the amount of qualifying collateral available, specifically U.S. Treasury and agency securities, mortgage-backed securities, and residential real estate loans. At December 31, 2006 and 2005, collateral pledged to the FHLB included approximately $229.7 million and $629.0 million, respectively, in investment securities and one-to-four-family residential property loans. Therefore, in addition to the short-term (see Note Ten) and long-term financing discussed above, at December 31, 2006 and 2005, City National had an additional $177.7 million and $483.8 million, respectively, available from unused portions of lines of credit with the FHLB.

The Company formed a statutory business trust, City Holding Capital Trust, under the laws of the state of Delaware (“the Capital Trust”). The Capital Trust was created for the exclusive purpose of (i) issuing trust preferred capital securities (“Capital Securities”), which represent preferred undivided beneficial interests in the assets of the trusts, (ii) using the proceeds from the sale of the Capital Securities to acquire junior subordinated debentures (“Debentures”) issued by the Company, and (iii) engaging in only those activities necessary or incidental thereto. The trust is considered a variable interest entity for which the Company is not the primary beneficiary. Accordingly, the accounts of the trust are not included in the Company’s consolidated financial statements (see Note 1).

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

Payments of distributions on the trust preferred securities and payments on redemption of the trust preferred securities are guaranteed by the Company. The Company also entered into an agreement as to expenses and liabilities with the trust pursuant to which it agreed, on a subordinated basis, to pay any costs, expenses or liabilities of the trust other than those arising under the trust preferred securities. The obligations of the Company under the junior subordinated debentures, the related indentures, the trust agreement establishing the trust, the guarantees and the agreements as to expenses and liabilities, in the aggregate, constitute a full and unconditional guarantee by the Company of the trust’s obligations under the trust preferred securities.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The Capital Securities issued by the statutory business trusts qualify as Tier 1 capital for the Company under the Federal Reserve Board guidelines. In March 2005, the Federal Reserve Board issued a final rule that allows the inclusion of trust preferred securities issued by unconsolidated subsidiary trusts in Tier 1 capital, but with stricter limits. Under the ruling, after a five-year transition period, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital elements, net of goodwill. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. The Company expects to include all of its $16.0 million in trust preferred securities in Tier 1 capital after the transition period. The trust preferred securities could be redeemed without penalty if they were no longer permitted to be included in Tier 1 capital.

Note Twelve
Derivative Instruments

The Company utilizes interest rate floors to mitigate exposure to interest rate risk.  As of December 31, 2006, the Company has entered into eight interest rate floor contracts with a total notional amount of $600 million, seven of which (total notional amount of $500 million) are designated as cash flow hedges. The objective of these interest rate floors is to protect the overall cash flows from the Company’s portfolio of $500 million of variable-rate loans outstanding from the risk of a decrease in those cash flows.

The notional amounts and estimated fair values of interest rate floor derivative positions outstanding at year-end are presented in the following table. The estimated fair values of the interest rate floors on variable-rate loans are based on quoted market prices.

	2006		2005
(in thousands)	Notional Value	Estimated Fair Value	Notional Value	Estimated Fair Value

Interest rate floors on variable-rate loans	$500,000	$4,239	$400,000	$1,270

The strike rates for interest rate floors outstanding at December 31, 2006 range from 6.00% to 8.00%.

Interest rate contracts involve the risk of dealing with counterparties and their ability to meet contractual terms. These counterparties must have an investment grade credit rating and be approved by the Company’s Asset and Liability Committee.

For cash flow hedges, the effective portion of the gain or loss on the derivative hedging instrument is reported in other comprehensive income, while the ineffective portion (indicated by the excess of the cumulative change in the fair value of the derivative over that which is necessary to offset the cumulative change in expected future cash flows on the hedge transaction) is recorded in current earnings as other income or other expense. The Company recognized the decrease in fair value of $0.2 million, net of taxes, in Other Comprehensive Income for the year ended December 31, 2006 on these derivative instruments. The amount of the market value adjustment reported in earnings and recorded in other expenses in the Consolidated Statement of Income for the year ended December 31, 2005 and in amortization and accretion in the Consolidated Statement of Cash Flows was $1.4 million.

During the second quarter of 2006, the Company redesignated an interest rate floor contract with a total notional amount of $100 million that had previously been accounted for as a cash flow hedge as a freestanding derivative. The Company recorded a $0.1 million charge to expense to reflect changes in fair value of this instrument during the second quarter of 2006. This interest rate floor has no fair value at December 31, 2006, matures in 17 months and has a strike rate of 6.00%.

Note Thirteen
Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31
(in thousands)	2006	2005

Deferred tax assets:
Previously securitized loans	$10,196	$10,214
Allowance for loan losses	6,015	7,585
Deferred compensation payable	3,231	3,591
Underfunded pension liability	1,780	2,115
Unrealized securities losses	1,766	3,226
Accrued expenses	1,612	1,828
Impaired investments	874	816
Net operating loss carryforward	-	1,926
Other	2,173	1,058
Total Deferred Tax Assets	27,647	32,359
Deferred tax liabilities:
Intangible assets	1,809	1,778
Deferred loan fees	834	823
Other	1,352	1,829
Total Deferred Tax Liabilities	3,995	4,430
Net Deferred Tax Assets	$23,652	$27,929

Significant components of the provision for income taxes are as follows:

(in thousands)	2006	2005	2004

Current:
Federal	$25,242	$22,895	$20,672
State	571	40	(293)
Total current	25,813	22,935	20,379
Deferred:
Federal	517	960	1,653
State	1,999	2,475	2,337
Total deferred	2,516	3,435	3,990
Income tax expense	$28,329	$26,370	$24,369
Income tax (benefit) expense attributable to securities transactions	$(798)	$60	$469

A reconciliation of the significant differences between the federal statutory income tax rate and the Company’s effective income tax rate is as follows:

(in thousands)	2006	2005	2004

Computed federal taxes at statutory rate	$28,519	$26,830	$24,747
State income taxes, net of federal tax benefit	1,671	1,634	1,329
Tax effects of:
Tax-exempt interest income	(797)	(853)	(633)
Bank-owned life insurance	(823)	(973)	(1,026)
Other items, net	(241)	(268)	(48)
Income tax expense	$28,329	$26,370	$24,369

Note Fourteen
Employee Benefit Plans

During 2003, shareholders approved the City Holding Company 2003 Incentive Plan (“the Plan”), replacing the Company’s 1993 Stock Incentive Plan that expired on March 8, 2003. Employees, directors, and individuals who provide service to the Company (collectively “Plan Participants”) are eligible to participate in the Plan. Pursuant to the terms of the Plan, the Compensation Committee of the Board of Directors, or its delegate, may, from time-to-time, grant stock options, stock appreciation rights (“SARs”), or stock awards to Plan Participants. A maximum of 1,000,000 shares of the Company’s common stock may be issued upon the exercise of stock options and SARs and stock awards, but no more than 350,000 shares of common stock may be issued as stock awards. These limitations may be adjusted in the event of a change in the number of outstanding shares of common stock by reason of a stock dividend, stock split, or other similar event. Specific terms of options and SARs awarded, including vesting periods, exercise prices (stock price date of grant), and expiration dates are determined at the date of grant and are evidenced by agreements between the Company and the awardee. The exercise price of the option grants equals the market price of the Company’s stock on the date of grant. All incentive stock options and SARs will be exercisable up to ten years from the date granted and all options and SARs are exercisable for the period specified in the individual agreement. As of December 31, 2006, 251,750 stock options had been awarded pursuant to the terms of the Plan and 16,200 stock awards had been granted.

Each award from the Plan is evidenced by an award agreement that specifies the option price, the duration of the option, the number of shares to which the option pertains, and such other provisions as the Compensation Committee, or its delegate, determines. The option price for each grant is equal to the fair market value of a share of Company’s common stock on the date of grant. Options granted expire at such time as the Compensation Committee determines at the date of grant and in no event does the exercise period exceed a maximum of ten years. Upon a change-in-control of the Company, as defined in the plans, all outstanding options immediately vest.

A summary of the Company’s stock option activity and related information is presented below for the years ended December 31:

	2006		2005		2004
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price
Outstanding at January 1	318,132	$28.56	602,307	$16.51	650,671	$13.19
Granted	-	-	144,250	33.70	107,500	33.62
Exercised	(46,423)	17.20	(367,675)	9.95	(140,730)	12.77
Forfeited	-	-	(60,750)	33.90	(15,134)	30.38
Outstanding at December 31	271,709	$30.51	318,132	$28.56	602,307	$16.51
Exercisable at end of year	200,584	$29.90	232,007	$27.16	512,306	$13.48
Nonvested at beginning of year	86,125	$32.34
Vested during year	15,000	$32.97
Nonvested at end of year	71,125	$32.21

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Additional information regarding stock options outstanding and exercisable at December 31, 2006, is provided in the following table:

			Weighted-			Weighted-	Weighted-
			Average			Average	Average
		Weighted-	Remaining		No. of	Exercise Price	Remaining
Ranges of	No. of	Average	Contractual		Options	of Options	Contractual
Exercise	Options	Exercise	Life	Intrinsic	Currently	Currently	Life	Intrinsic
Prices	Outstanding	Price	(Months)	Value	Exercisable	Exercisable	(Months)	Value

$13.30	21,600	$13.30	61	$573,912	21,600	$13.30	61	$573,912
$28.00 - $36.90	250,109	31.99	91	1,970,561	178,984	31.90	89	1,425,766
	271,709			$2,544,473	200,584			$1,999,678

Proceeds from stock option exercises totaled $0.8 million in 2006, $3.7 million in 2005 and $1.8 million in 2004. Shares issued in connection with stock option exercises are issued from available treasury shares. If no treasury shares are available, new shares are issued from available authorized shares. During 2006, 2005 and 2004, all shares issued in connection with stock option exercises and restricted stock awards were issued from available treasury stock.

The total intrinsic value of stock options exercised was $0.9 million in 2006, $9.7 million in 2005 and $2.9 million in 2004.

Stock-based compensation expense totaled $0.2 million in 2006, while no such compensation expense was recognized in 2005 and in 2004. The total income tax benefit recognized in the accompanying consolidated statements of income related to stock-based compensation was $0.1 million in 2006. Unrecognized stock-based compensation expense related to stock options totaled $0.3 million at December 31, 2006. At such date, the weighted-average period over which this unrecognized expense was expected to be recognized was 1.2 years.

	2006	2005	2004

Risk-free interest rate	3.93%	3.93%	3.16%
Expected dividend yield	2.98%	2.98%	2.95%
Volatility factor	0.384	0.384	0.406
Expected life of option	5 years	5 years	5 years

    The fair value for the options was estimated at the grant date using a Black-Scholes option-pricing model with the following weighted average assumptions:

As the Company did not issue any options during the year ended December 31, 2006, the factors for December 31, 2006 are consistent with amounts at December 31, 2005.

The Company records compensation expense with respect to restricted shares in an amount equal to the fair market value of the common stock covered by each award on the date of grant. The restricted shares awarded become fully vested after various periods of continued employment from the respective dates of grant. The Company is entitled to an income tax deduction in an amount equal to the taxable income reported by the holders of the restricted shares when the restrictions are released and the shares are issued. Compensation is being charged to expense over the respective vesting periods.

Restricted shares are forfeited if officers and employees terminate prior to the lapsing of restrictions. The Company records forfeitures of restricted stock as treasury share repurchases and any compensation cost previously recognized is reversed in the period of forfeiture. Recipients of restricted shares do not pay any cash consideration to the Company for the shares, have the right to vote all shares subject to such grant and receive all dividends with respect to such shares, whether or not the shares have vested. The Company recognized $0.1 million and $0.2 million of compensation expense for the twelve months ended December 31, 2006 and December 31, 2005, respectively, within salaries and employee benefits in the Company’s Consolidated Statements of Income associated with the restricted stock awards issued. Unrecognized stock-based compensation expense related to non-vested restricted shares was $0.2 million at December 31, 2006. At December 31, 2006, this unrecognized expense is expected to be recognized over 4.0 years based on the weighted average-life of the restricted shares.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

A summary of the Company’s restricted shares activity and related information is presented below for the years ended December 31:

	2006		2005
		Average		Weighted-
		Market		Average
		Price		Exercise
	Options	At Grant	Options	Price
Outstanding at January 1	14,000		-
Granted	2,200	$36.24	14,000	$30.65
Forfeited/Vested	(600)		-
Outstanding at December 31	15,600		14,000

For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options’ vesting period. Pro forma net income, basic earnings per share, and diluted earnings per share for the years ended December 31, 2005, and 2004 were:

(in thousands)	2005	2004

Net income, as reported	$50,288	$46,344
Add: restricted stock compensation expense included in reported net income, net of related tax effects	98	-
Less: Total stock-based compensation expense including both restricted stock and stock options, determined under fair value based method, net of related tax effects	(1,182)	(748)
Net income, pro forma	$49,204	$45,596

	2005	2004

Basic earnings per share, as reported	$2.87	$2.79

Basic earnings per share, pro forma	$2.81	$2.74

	2005	2004

Diluted earnings per share, as reported	$2.84	$2.75

Basic earnings per share, pro forma	$2.78	$2.70

Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options at the time of grant.

The Company provides retirement benefits to its employees through the City Holding Company 401(k) Plan and Trust (“the 401(k) Plan”), which is intended to be compliant with Employee Retirement Income Security Act (ERISA) section 404(c). Any employee who has attained age 21 is eligible to participate beginning the first day of the month following employment. Unless specifically chosen otherwise, every employee is automatically enrolled in the 401(k) Plan and may make before-tax contributions of between 1% and 15% of eligible pay up to the dollar limit imposed by Internal Revenue Service regulations. The first 6% of an employee’s contribution is matched 50% by the Company. The employer matching contribution is invested according to the investment elections chosen by the employee. Employees are 100% vested in both employee and employer contributions and the earnings generated by such contributions. As of December 31, 2006, there were 15 investment options, including City Holding Company common stock, available under the 401(k) Plan.

The Company’s total expense associated with the retirement benefit plan approximated $574,000, $542,000, and $494,000, in 2006, 2005, and 2004, respectively. The total number of shares of the Company’s common stock held by the 401(k) Plan as of December 31, 2006 and 2005 is 367,424 and 431,561, respectively. Other than the 401(k) Plan, the Company offers no postretirement benefits.

The Company also maintains a defined benefit pension plan (“the Defined Benefit Plan”) that covers approximately 300 current and former employees. The Defined Benefit Plan was frozen in 1999 subsequent to the Company’s acquisition of the plan sponsor. The Defined Benefit Plan maintains an October 31 year-end for purposes of computing its benefit obligations.

Primarily as a result of the interest rate environment over the past two years, the benefit obligation exceeded the estimated fair value of plan assets as of October 31, 2006 and 2005. The Company has recorded a minimum pension liability of $2.6 million and $3.3 million as of December 31, 2006 and 2005, respectively, included in Other Liabilities within the Consolidated Balance Sheets, and a $2.7 million and $3.2 million, net of tax, underfunded pension liability in Accumulated Other Comprehensive Income within Shareholders’ Equity at December 31, 2006 and 2005, respectively. The following table summarizes activity within the Defined Benefit Plan in 2006 and 2005:

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

	Pension Benefits
(in thousands)	2006	2005

Change in fair value of plan assets:
Fair value at beginning of measurement period	$8,192	$8,044
Actual gain on plan assets	992	698
Contributions	111	76
Benefits paid	(626)	(626)
Fair value at end of measurement period	8,669	8,192

Change in benefit obligation:
Benefit obligation at beginning of measurement period	(11,501)	(10,133)
Interest cost	(650)	(662)
Actuarial gain (loss)	251	(1,332)
Benefits paid	626	626
Change in estimates	-	-
Benefit obligation at end of measurement period	(11,274)	(11,501)
Funded status	(2,605)	(3,309)

Unrecognized net actuarial gain	4,498	5,366
Unrecognized net obligation	(48)	(77)
Other comprehensive loss	(4,450)	(5,289)
Accrued Benefit Cost	$(2,605)	$(3,309)

Weighted-average assumptions as of October 31:
Discount rate	6.00%	5.75%
Expected return on plan assets	8.50%	8.50%

The following table presents the components of the net defined benefit pension benefit:

	Pension Benefits
(in thousands)	2006	2005	2004

Components of net periodic benefit:
Interest cost	$650	$662	$642
Expected return on plan assets	(718)	(761)	(785)
Net amortization and deferral	314	148	143
Net Periodic Pension Cost	$246	$49	$-

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

In order to achieve a prudent level of portfolio diversification, the securities of any one company are not to exceed more than 10% of the total plan assets, and no more than 25% of total plan assets are to be invested in any one industry (other than securities of the U.S. government or U.S. government agencies). Additionally, no more than 20% of plan assets shall be invested in foreign securities (both equity and fixed).

The expected long-term rate of return for the plan’s assets is based on the expected return of each of the categories, weighted-based on the median of the target allocation for each class, noted in the table below. The allowable, target, and current allocation percentages of plan assets are as follows:

	Target Allocation 2006	Allowable Allocation Range	Percentage of Plan Assets at October 31
			2006	2005

Equity securities	75%	40-80%	74%	73%
Debt securities	25%	20-40%	20%	22%
Other	0%	3-10%	6%	5%
Total			100%	100%

    The Company anticipates making a contribution to the plan of $1.7 million for the year ending December 31, 2007. The following table summarizes the expected benefits to be paid in each of the next five years and in the aggregate for the five years thereafter:

Plan Year Ending October 31	Expected Benefits to be Paid
(in thousands)

2007	$611
2008	626
2009	644
2010	695
2011	704
2012 through 2016	3,841

In addition, the Company and its subsidiary participate in the Pentegra multi-employer pension plan (the “multi-employer plan”). This non-contributory defined benefit plan covers current and former employees of Classic Bancshares (acquired by the Company during 2005). The multi-employer plan has a June 30 year-end, and it is the policy of the Company to fund the normal cost of the multiemployer plan. No contributions were required for the year ended December 31, 2006. The benefits of the multi-employer plan were frozen prior to the acquisition of Classic Bancshares, and it is the intention of the Company to fund benefit amounts when assets of the plan are sufficient.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The Company has entered into employment contracts with certain of its current and former executive officers. The employment contracts provide for, among other things, the payment of severance compensation in the event an executive officer either voluntarily or involuntarily terminates his employment with the Company for other than “Just Cause.” The cost of these benefits was accrued over the five-year service period for each executive and is included in Other Liabilities within the Consolidated Balance Sheets. As of December 31, 2006 and 2005, the liability was $1.9 million and $1.8 million, respectively. For the years ended December 31, 2006, 2005, and 2004, $0.1 million, $0.5 million, and $3.3 million, respectively, was charged to operations in connection with these contracts. As of December 31, 2006, two officers had left the Company and are receiving severance compensation in accordance with the terms of each of their respective agreements.

Certain entities previously acquired by the Company had entered into individual deferred compensation and supplemental retirement agreements with certain current and former directors and officers. The Company has assumed the liabilities associated with these agreements, the cost of which is being accrued over the period of active service from the date of the respective agreement. The cost of such agreements approximated $228,000, $262,000, and $256,000, during 2006, 2005, and 2004, respectively. The liability for such agreements approximated $4.6 million and $4.7 million at December 31, 2006 and 2005, respectively, and is included in Other Liabilities in the accompanying Consolidated Balance Sheets.

To assist in funding the above liabilities, the acquired entities had insured the lives of certain current and former directors and officers. The Company is the current owner and beneficiary of insurance policies with a cash surrender value approximating $6.8 million and $6.4 million at December 31, 2006 and 2005, respectively, which is included in Other Assets in the accompanying Consolidated Balance Sheets.

Note Fifteen
Related Party Transactions

City National has granted loans to certain non-executive officers and directors of the Company and its subsidiaries, and to their associates. The loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with third-party lending arrangements. The Company has no material related party transactions that would warrant disclosure.

Note Sixteen
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

(in thousands)	2006	2005

Commitments to extend credit:
Home equity lines	$140,479	$148,259
Credit card lines	-	39,646
Commercial real estate	48,489	65,966
Other commitments	131,428	145,535
Standby letters of credit	12,735	7,250
Commercial letters of credit	617	312

Loan commitments, standby letters of credit and commercial letters of credit have credit risks essentially the same as that involved in extending loans to customers and are subject to the Company’s standard credit policies. Collateral is obtained based on management’s credit assessment of the customer. Management does not anticipate any material losses as a result of these commitments.

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

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Seventeen
Preferred Stock and Shareholder Rights Plan

The Company’s Board of Directors has the authority to issue preferred stock, and to fix the designation, preferences, rights, dividends, and all other attributes of such preferred stock, without any vote or action by the shareholders. As of December 31, 2006, no such shares are outstanding, nor are any expected to be issued, except as might occur pursuant to the Stock Rights Plan discussed below.

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

Note Eighteen
Regulatory Requirements and Capital Ratios

The principal source of income and cash for City Holding (the “Parent Company”) is dividends from City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. Approval is also required if dividends declared would cause City National’s regulatory capital to fall below specified minimum levels. During 2005 and 2006 combined, City National received regulatory approval to pay $144.8 million in cash dividends to the Parent Company, while generating net profits of $106.6 million. Therefore, City National will be required to obtain regulatory approval prior to declaring any cash dividends to the Parent Company throughout 2007. Although regulatory authorities have approved prior cash dividends, there can be no assurance that future dividend requests will be approved.

During 2006, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders, (2) remit interest payments on the Company’s junior subordinated debentures, (3) redeem $12.0 million of the Company’s junior subordinated debentures, (4)  invest $40.0 million in a new capital management subsidiary, and (5) fund repurchases of the Company’s common shares. As of December 31, 2006, the Parent Company reported a cash balance of approximately $43.0 million. Management believes that the Parent Company’s available cash balance, together with cash dividends from City National is adequate to satisfy its funding and cash needs in 2007.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and City National to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 2006, that the Company and City National met all capital adequacy requirements to which they were subject.

As of December 31, 2006, the most recent notifications from banking regulatory agencies categorized the Company and City National as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since these notifications that management believes have changed the institutions’ categories. The Company’s and City National’s actual capital amounts and ratios are presented in the following table.

					Well
	2006		2005		Capitalized	Minimum
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Ratio	Ratio

Total Capital (to Risk-Weighted Assets):
Consolidated	$280,713	16.2%	$284,313	16.4%	10.0%	8.0%
City National	232,056	13.4	241,294	14.0	10.0	8.0

Tier I Capital (to Risk-Weighted Assets):
Consolidated	265,308	15.3	267,523	15.4	6.0	4.0
City National	216,651	12.5	224,504	13.0	6.0	4.0

Tier I Capital (to Average Assets):
Consolidated	265,308	10.8	267,523	11.0	5.0	4.0
City National	216,651	8.8	224,504	9.2	5.0	4.0

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

The following table represents the estimates of fair value of financial instruments:

	Fair Value of Financial Instruments
	2006		2005
	Carrying	Fair	Carrying	Fair
(in thousands)	Amount	Value	Amount	Value

Assets:
Cash and cash equivalents	$110,448	$110,448	$86,273	$86,273
Securities available-for-sale	472,398	472,398	549,966	549,966
Securities held-to-maturity	47,500	49,955	55,397	58,892
Net loans	1,662,064	1,679,859	1,596,037	1,626,684
Liabilities:
Deposits	1,985,217	1,979,161	1,928,420	1,918,853
Short-term borrowings	136,570	135,656	152,255	150,256
Long-term debt	48,069	49,277	98,425	98,985

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

Note Twenty
City Holding Company (Parent Company Only) Financial Information

Condensed Balance Sheets

	December 31
(in thousands)	2006	2005

Assets
Cash	$43,042	$38,420
Securities available-for-sale	3,101	3,135
Investment in subsidiaries	281,377	278,967
Deferred tax asset	72	2,232
Fixed assets	75	118
Other assets	1,520	4,103
Total Assets	$329,187	$326,975

Liabilities
Junior subordinated debentures	$16,836	$28,836
Dividends payable	4,897	4,526
Accrued interest payable	366	641
Other liabilities	1,781	831
Total Liabilities	23,880	34,834

Shareholders’ Equity	305,307	292,141
Total Liabilities and Shareholders’ Equity	$329,187	$326,975

Junior subordinated debentures represent the Parent Company’s amounts owed to City Holding Capital Trust at December 31, 2006 and 2005.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Condensed Statements of Income

	Year Ended December 31
(in thousands)	2006	2005	2004

Income
Dividends from bank subsidiaries	$95,200	$49,600	$38,350
Other income	366	339	132
	95,566	49,939	38,482
Expenses
Interest expense	2,223	2,574	2,627
Loss on early extinguishment of debt	1,368	-	263
Other expenses	639	354	388
	4,230	2,928	3,278
Income Before Income Tax Benefit and (Excess Dividends) Equity in Undistributed Net Income of Subsidiaries	91,336	47,011	35,204
Income tax benefit	(1,828)	(1,183)	(1,395)
Income Before (Excess Dividends) Equity in Undistributed Net Income of Subsidiaries	93,164	48,194	36,599
(Excess dividends) equity in undistributed net income of subsidiaries	(39,977)	2,094	9,745
Net Income	$53,187	$50,288	$46,344

Condensed Statements of Cash Flows

	Year Ended December 31
(in thousands)	2006	2005	2004
Operating Activities
Net income	$53,187	$50,288	$46,344
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on early extinguishment of debentures	1,368	-	263
Realized investment securities gains	-	-	(116)
Realized gain on sale of fixed assets	-	(8)	-
Amortization and accretion	25	14	-
Provision for depreciation	43	48	60
Decrease (increase) in other assets	4,322	3,336	(146)
Increase (decrease) in other liabilities	1,159	297	(1,682)
Excess dividends (equity in undistributed net income) of subsidiaries	39,977	(2,094)	(9,745)
Net Cash Provided by Operating Activities	100,081	51,881	34,978

Investing Activities
Purchases of available for sale securities	(755)	(6,479)	(1,042)
Proceeds from sales of available for sale securities	932	369	217
Investment in subsidiaries	(40,017)	-	-
Acquisition, net cash received	-	(15,385)	-
Proceeds from sale of fixed assets	-	8	-
Net Cash Used in Investing Activities	(39,840)	(21,487)	(825)

Financing Activities
Repayment of long-term debt	-	-	(2,200)
Redemption of junior subordinated debentures	(13,002)	-	-
Dividends paid	(19,350)	(16,839)	(14,309)
Purchases of treasury stock	(24,334)	(11,912)	(5,858)
Issuance of stock awards	-	147	-
Exercise of stock options	798	3,659	2,048
Excess tax benefits from stock-based compensation arrangements	269	-	-
Net Cash Used in Financing Activities	(55,619)	(24,945)	(20,319)
Increase in Cash and Cash Equivalents	4,622	5,449	13,834
Cash and cash equivalents at beginning of year	38,420	32,971	19,137
Cash and Cash Equivalents at End of Year	$43,042	$38,420	$32,971

Note Twenty-One
Summarized Quarterly Financial Information (Unaudited)

A summary of selected quarterly financial information for 2006 and 2005 follows:

	First	Second	Third	Fourth
(in thousands, except per share data)	Quarter	Quarter	Quarter	Quarter

2006
Interest income	$37,441	$39,010	$39,747	$39,925
Taxable equivalent adjustment	252	246	236	228
Interest income (FTE)	37,693	39,256	39,983	40,153
Interest expense	11,586	13,085	14,233	14,820
Net interest income	26,107	26,171	25,750	25,333
Provision for loan losses	1,000	675	1,225	901
Investment securities gains (losses)	-	-	(2,067)	72
Noninterest income	12,388	13,463	16,833	13,514
Noninterest expense	17,498	17,555	18,133	18,099
Income before income tax expense	19,997	21,404	21,158	19,919
Income tax expense	6,878	7,397	7,302	6,752
Taxable equivalent adjustment	252	246	236	228
Net income	$12,867	$13,761	$13,620	$12,939

Basic earnings per common share	$0.71	$0.78	$0.78	$0.74
Diluted earnings per common share	0.71	0.77	0.77	0.74
Average common shares outstanding:
Basic	18,006	17,719	17,557	17,535
Diluted	18,067	17,772	17,619	17,601

2005
Interest income	$30,293	$32,676	$35,910	$36,639
Taxable equivalent adjustment	233	241	273	269
Interest income (FTE)	30,526	32,917	36,183	36,908
Interest expense	8,030	9,054	10,290	11,064
Net interest income	22,496	23,863	25,893	25,844
Provision for loan losses	-	-	600	800
Investment securities gains (losses)	3	18	5	125
Noninterest income	11,441	12,080	13,007	13,412
Noninterest expense	16,013	16,839	17,922	18,339
Income before income tax expense	17,927	19,122	20,383	20,242
Income tax expense	6,016	6,532	6,938	6,884
Taxable equivalent adjustment	233	241	273	269
Net income	$11,678	$12,349	$13,172	$13,089

Basic earnings per common share	$0.70	$0.72	$0.73	$0.72
Diluted earnings per common share	0.69	0.71	0.72	0.72
Average common shares outstanding:
Basic	16,605	17,268	18,052	18,127
Diluted	16,812	17,477	18,238	18,211

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Twenty-Two
Earnings per Share

The following table sets forth the computation of basic and diluted earnings per share:

(in thousands, except per share data)	2006	2005	2004

Net income	$53,187	$50,288	$46,344

Average shares outstanding	17,701	17,519	16,632
Effect of dilutive securities:
Employee stock options	61	171	250
Shares for diluted earnings per share	17,762	17,690	16,882

Basic earnings per share	$3.00	$2.87	$2.79
Diluted earnings per share	$2.99	$2.84	$2.75

Options to purchase 43,750 shares of common stock at exercise prices between $36.25 and $36.90 per share were outstanding during 2005 but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares and therefore, the effect would be antidilutive.

Note Twenty-Three
Dispositions

On August 4, 2006, the Company sold its credit card portfolio of approximately $11.5 million to Elan Financial Services (Elan), a wholly owned subsidiary of U.S. Bancorp. As part of this agreement, the Company and Elan have entered into an agent marketing agreement that will enable the Company’s customers to continue to receive credit card products, while allowing Elan the exclusive marketing rights to the Company’s current and prospective customer base. This transaction was completed during the third quarter of 2006 and resulted in a pre-tax gain of approximately $3.6 million for the Company.

On February 1, 2007, the Company entered into an alliance and sales agreement with NOVA Information Systems, Inc. (NOVA), a wholly owned subsidiary of U.S. Bancorp. As part of this agreement, NOVA will provide payment processing services to the Company’s merchant customers. In addition, the Company sold its existing merchant processing agreements to NOVA and will recognize a pretax gain of approximately $1.5 million in the first quarter of 2007. The final settlement and conversion of the Company’s merchant portfolio to NOVA is expected to be completed in the second quarter of 2007.