Form 10-K, Exhibit 13
period 2007-12-31
CITY HOLDING CO
filed 2008-02-29
CIK 726854

Selected Financial Data

Table One
Five-Year Financial Summary
(in thousands, except per share data)
	2007	2006	2005	2004	2003
Summary of Operations
Total interest income	$157,315	$156,123	$135,518	$118,881	$117,290
Total interest expense	60,726	53,724	38,438	31,871	31,785
Net interest income	97,039	102,399	97,080	87,010	85,505
Provision for (recovery of) loan losses	5,350	3,801	1,400	-	(6,200)
Total other income	56,136	54,203	50,091	50,036	38,738
Total other expenses	71,013	71,285	69,113	66,333	64,498
Income before income taxes	76,812	81,516	76,658	70,713	65,945
Income tax expense	25,786	28,329	26,370	24,369	22,251
Net income	51,026	53,187	50,288	46,344	43,694

Per Share Data
Net income basic	$3.02	$3.00	$2.87	$2.79	$2.63
Net income diluted	3.01	2.99	2.84	2.75	2.58
Cash dividends declared	1.24	1.12	1.00	0.88	0.80
Book value per share	18.14	17.46	16.14	13.03	11.46

Selected Average Balances
Total loans	$1,717,756	$1,649,864	$1,514,367	$1,337,172	$1,219,917
Securities	512,061	581,747	666,922	705,032	561,437
Interest-earning assets	2,257,447	2,268,173	2,186,003	2,051,044	1,862,200
Deposits	1,996,104	1,960,657	1,814,474	1,659,143	1,593,521
Long-term debt	24,476	85,893	137,340	201,218	109,947
Shareholders’ equity	301,639	296,966	264,954	206,571	178,372
Total assets	2,511,992	2,517,061	2,402,058	2,211,853	2,006,992

Selected Year-End Balances
Net loans	$1,749,440	$1,662,064	$1,596,037	$1,336,959	$1,270,765
Securities	417,016	519,898	605,363	679,774	704,961
Interest-earning assets	2,193,829	2,249,801	2,222,641	2,037,778	2,036,594
Deposits	1,990,081	1,985,217	1,928,420	1,672,723	1,636,762
Long-term debt	4,973	48,069	98,425	148,836	190,836
Shareholders’ equity	293,994	305,307	292,141	216,080	190,690
Total assets	2,482,767	2,507,807	2,502,597	2,213,230	2,214,430

Performance Ratios
Return on average assets	2.03%	2.11%	2.09%	2.10%	2.18%
Return on average equity	16.92	17.91	18.98	22.43	24.50
Return on average tangible equity	20.99	22.37	22.34	23.15	25.43
Net interest margin	4.34	4.56	4.49	4.29	4.65
Efficiency ratio	45.91	44.49	46.66	48.67	51.63
Dividend payout ratio	41.06	37.33	34.84	31.54	30.42

Asset Quality
Net charge-offs to average loans	0.18%	0.23%	0.38%	0.27%	0.07%
Provision for (recovery of) loan losses to average loans	0.31	0.23	0.09	-	(0.51)
Allowance for loan losses to nonperforming loans	104.49	384.93	401.96	487.28	528.78
Allowance for loan losses to total loans	1.00	0.92	1.04	1.31	1.66

Consolidated Capital Ratios
Total	15.11%	16.19%	16.38%	16.64%	13.17%
Tier I Risk-based	14.12	15.30	15.41	15.47	11.93
Tier I Leverage	10.31	10.79	10.97	10.47	10.04
Average equity to average assets	12.01	11.80	11.03	9.34	8.89
Average tangible equity to average tangible assets	9.91	9.67	9.53	9.08	8.59

Full-time equivalent employees	811	779	770	691	701

Two-Year Summary of
Common Stock Prices and Dividends

	Cash
	Dividends	Market Value
	Per Share*	Low	High
2007
Fourth Quarter	$0.31	$33.41	$39.15
Third Quarter	0.31	31.16	39.59
Second Quarter	0.31	37.67	40.93
First Quarter	0.31	38.04	41.54

2006
Fourth Quarter	$0.28	$37.49	$41.87
Third Quarter	0.28	35.42	40.19
Second Quarter	0.28	34.53	37.31
First Quarter	0.28	35.26	37.64

The Company’s common stock trades on the NASDAQ stock market under the symbol CHCO. This table sets forth the cash dividends paid per share and information regarding the market prices per share of the Company’s common stock for the periods indicated. The price ranges are based on transactions as reported on the NASDAQ stock market. At December 31, 2007, there were 3,148 shareholders of record.

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations

City Holding Company

City Holding Company (the “Company”), a West Virginia corporation headquartered in Charleston, West Virginia, is a bank holding company that provides diversified financial products and services to consumers and local businesses. Through its network of 69 banking offices in West Virginia (58), Kentucky (9), and Ohio (2), the Company provides credit, deposit, trust and investment management, and insurance products and services to its customers. In addition to its branch network, the Company’s delivery channels include ATMs, check cards, interactive voice response systems, and internet technology. The Company’s business activities are currently limited to one reportable business segment, which is community banking. The Company has approximately 7% of the deposit market in West Virginia and is the third largest bank headquartered in West Virginia based on deposit share. In the Company’s key markets, the Company’s primary subsidiary, City National Bank of West Virginia (“City National”), generally ranks in the top three relative to deposit market share.

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

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109” (“FIN 48”). FIN 48 clarifies the accounting and disclosure for uncertain tax positions by requiring that a tax position meet a "probable recognition threshold" for the benefit of the uncertain tax position to be recognized in the financial statements. A tax position that fails to meet the probable recognition threshold will result in either reduction of a current or deferred tax asset or receivable, or recording a current or deferred tax liability. FIN 48 also provides guidance on measurement, derecognition of tax benefits, classification, interim period accounting disclosure, and transition requirements in accounting for uncertain tax positions.  The cumulative effect of adopting FIN 48 was an increase in tax reserves and a decrease of $0.1 million to the January 1, 2007 retained earnings balance.  Upon adoption, the liability for income taxes associated with uncertain tax positions at January 1, 2007 was $1.5 million.  This amount, if recognized, would favorably affect the Company’s effective tax rate.   The Company does not expect that the amounts of unrecognized tax positions will change significantly within the next 12 months.

Interest and penalties related to income tax liabilities are included in income tax expense. The balance of accrued interest and penalties recorded in the Consolidated Balance Sheet at January 1, 2007 was $0.5 million.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2004 through 2006. The Company and its subsidiaries state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2004 through 2006.

Note Six of Notes to Consolidated Financial Statements, on pages 38-39 of this Annual Report to Shareholders, and pages 17-18 provide management’s analysis of the Company’s previously securitized loans. The carrying value of previously securitized loans is determined using assumptions with regard to loan prepayment and default rates. Using cash flow modeling techniques that incorporate these assumptions, the Company estimated total future cash collections expected to be received from these loans and determined the yield at which the resulting discount would be accreted into income. If, upon periodic evaluation, the estimate of the total probable collections is increased or decreased but is still greater than the sum of the original carrying amount less subsequent collections plus the discount accreted to date, and it is probable that collection will occur, the amount of the discount to be accreted is adjusted accordingly and the amount of periodic accretion is adjusted over the remaining lives of the loans. If, upon periodic evaluation, the discounted present value of estimated future cash flows declines below the recorded value of previously securitized loans, an impairment charge would be provided through the Company’s provision for loan losses.  Please refer to Note One of Notes to Consolidated Financial Statements, on page 31 for further discussion.

Financial Summary

The Company’s financial performance over the previous three years is summarized in the following table:

	2007	2006	2005

Net income (in thousands)	$51,026	$53,187	$50,288
Earnings per share, basic	$3.02	$3.00	$2.87
Earnings per share, diluted	$3.01	$2.99	$2.84
ROA*	2.03%	2.11%	2.09%
ROE*	16.92%	17.91%	18.98%
ROTE*	20.99%	22.37%	22.34%

*ROA (Return on Average Assets) is a measure of the effectiveness of asset utilization. ROE (Return on Average Equity) is a measure of the return on shareholders’ investment. ROTE (Return on Average Tangible Equity) is a measure of the return on shareholders’ equity less intangible assets.

The Company’s net income declined $2.2 million from 2006 primarily as a result of a decline of $5.4 million in net interest income.  The decline in net interest income was attributable to a decrease of $2.1 million in interest income from Previously Securitized Loans from 2006 and to a compression in the Company’s net interest margin from 4.56% in 2006 to 4.34% for 2007 (see Net Interest Income). The provision for loan losses increased $1.6 million to $5.4 million in 2007 that reflected difficulties encountered by certain commercial customers during 2007 and management’s assessment of the impact of these difficulties on the collectibility of the loans (see Allowance and Provision for Loan Losses).  Net of investment securities gains/(losses) and the gains from the sales of Company’s retail credit card portfolio and merchant agreements, noninterest income increased $2.0 million, or 3.7%, from 2006 due to higher service charges and insurance commissions.  Excluding $1.4 million of recognized losses from the redemption of $12.0 million of trust preferred securities during 2006, noninterest expenses increased $1.1 million, or 1.6%, from 2006.  These fluctuations are more fully discussed under the caption Noninterest Income and Expense.  While net income declined during 2007, the Company’s diluted earnings per share increased from $2.99 in 2006 to $3.01 for 2007.  This increase was due to the Company’s repurchase of 1.3 million shares of its common stock at an average price of $36.70 per share during 2007.

Balance Sheet Analysis

Total loans increased $89.5 million, or 5.3%, from December 31, 2006, as growth in loans to depository institutions, commercial, home equity, consumer, and residential real estate loans was partially offset by declines in previously securitized loans.  Loans to depository institutions increased $35.0 million, or 140.0%, from 2006, while commercial loan balances increased $34.3 million, or 5.1%, from 2006.  Home equity loans increased $20.1, or 6.3%, from 2006; consumer loans increased $5.3 million, or 12.4%, from 2006; and the outstanding balance of residential real estate loans increased $3.6 million, or 0.6%, from 2006.

Between 1997 and 1999, the Company originated and securitized $760 million in 125% loan-to-value junior-lien mortgages in six separate pools. The Company had a retained interest in the residual cash flows associated with these underlying mortgages after satisfying priority claims. When the notes were redeemed during 2003 and 2004, the Company became the beneficial owner of the mortgage loans and recorded the loans as “Previously Securitized Loans” within the loan portfolio.  At December 31, 2007, the Company reported “Previously Securitized Loans” of $6.9 million compared to $15.6 million at December 31, 2006, a decrease of 55.8%.

Total investment securities decreased $102.9 million, or 19.8%, from $519.9 million at December 31, 2006, to $417.0 million at December 31, 2007.  The decrease in the securities portfolio in 2007 was related primarily to funding commercial loans and repaying long-term borrowings.

Total deposits remained consistent at $1.99 billion at December 31, 2006 and December 31, 2007.  Increases in savings deposits of $29.5 million and time deposits of $7.6 million were essentially offset by decreases in interest bearing demand deposits of $25.4 million and noninterest bearing demand deposits of $6.8 million.

Short-term debt balances increased $25.3 million, or 18.6%, from December 31, 2006 to December 31, 2007.  This increase was primarily attributable to an increase of $16.8 million that was attributable to the reclassification of the Company’s Junior Subordinated Debentures (the “Debentures”) from long-term debt to short-term borrowings.  This reclassification was due to the Company announcing on January 31, 2008, that its Board of Directors had authorized the Company to redeem these Debentures at 104.58% of the principal amount on April 1, 2008.  In addition, short-term Federal Home Loan Bank (“FHLB”) borrowings increased $4.6 million and security repurchase agreements increased $3.9 million.  The Company does not depend on security repurchase agreements, which are subject to significant fluctuations for funding or liquidity.

Long-term debt balances decreased $43.1 million, or 89.7%, from 2006 to 2007.  This decrease was primarily due to the maturity of FHLB advances and the reclassification of $16.8 million of Debentures previously noted.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Table Two
Average Balance Sheets and Net Interest Income
(in thousands)
	2007			2006			2005
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Loan portfolio (1):
Residential real estate	$597,216	$36,574	6.12%	$598,017	$34,483	5.77%	$545,280	$30,570	5.61%
Home equity	330,997	25,524	7.71	311,854	24,384	7.82	305,525	19,088	6.25
Commercial, financial, and agriculture	675,598	50,771	7.51	661,871	49,716	7.51	557,193	36,074	6.47
Loans to Depository Institutions	57,315	3,048	5.32	8,372	449	5.36	7,419	213	2.87
Installment loans to individuals	46,112	5,426	11.77	47,477	5,507	11.60	56,091	6,368	11.35
Previously securitized loans	10,518	7,266	69.08	22,273	9,406	42.23	42,859	11,401	26.60
Total loans	1,717,756	128,609	7.49	1,649,864	123,945	7.51	1,514,367	103,714	6.85
Securities:
Taxable	472,438	25,677	5.43	539,634	28,418	5.27	623,155	29,804	4.78
Tax-exempt (2)	39,623	2,599	6.56	42,113	2,741	6.51	43,767	2,904	6.64
Total securities	512,061	28,276	5.52	581,747	31,159	5.36	666,922	32,708	4.90
Loans held for sale	-	-	-	2,496	322	12.90	-	-	-
Deposits in depository institutions	11,940	521	4.36	30,633	1,478	4.82	4,609	109	2.36
Federal funds sold	15,690	819	5.22	3,433	179	5.21	105	4	3.81
Total interest-earning assets	2,257,447	158,225	7.01	2,268,173	157,083	6.93	2,186,003	136,535	6.25
Cash and due from banks	50,675			50,571			48,562
Premises and equipment	48,929			43,111			39,109
Other assets	171,347			171,214			145,899
Less: Allowance for loan losses	(16,406)			(16,008)			(17,515)
Total assets	$2,511,992			$2,517,061			$2,402,058

LIABILITIES
Interest-bearing demand deposits	$418,532	$4,766	1.14%	$433,244	$5,284	1.22%	$433,831	$3,866	0.89%
Savings deposits	342,119	5,705	1.67	314,732	3,983	1.27	295,045	2,070	0.70
Time deposits	922,886	41,355	4.48	877,592	34,779	3.96	743,725	22,869	3.07
Short-term borrowings	160,338	6,642	4.14	143,705	5,099	3.55	157,264	3,369	2.14
Long-term debt	24,476	1,808	7.39	85,893	4,579	5.33	137,340	6,264	4.56
Total interest-bearing liabilities	1,868,351	60,276	3.23	1,855,166	53,724	2.90	1,767,205	38,438	2.18
Noninterest-bearing demand deposits	312,567			335,089			341,873
Other liabilities	29,435			29,840			28,026
Shareholders’ equity	301,639			296,966			264,954
Total liabilities and shareholders’ equity	$2,511,992			$2,517,061			$2,402,058
Net interest income		$97,949			$103,359			$98,097
Net yield on earning assets			4.34%			4.56%			4.49%

(1)	For purposes of this table, loans on nonaccrual status have been included in average balances.
(2)           Computed on a fully federal tax-equivalent basis assuming a tax rate of approximately 35%.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Net Interest Income

2007 vs. 2006

The Company’s tax equivalent net interest income decreased $5.4 million, or 5.2%, from $103.4 million in 2006 to $97.9 million in 2007.  This decrease is attributable to two factors.  First, the Company experienced a decrease of $2.1 million in interest income from previously securitized loans for the year ended December 31, 2007 as compared to the year ended December 31, 2006 as the average balance of these loans decreased 52.8%.  The decrease in average balances was partially mitigated by an increase in the yield on these loans from 42.2% for the year ended December 31, 2006 to 69.1% for the year ended December 31, 2007 (see Previously Securitized Loans).

Secondly, the Company’s reported net interest margin experienced compression to 4.34% for the year ended December 31, 2007 as compared to 4.56% for the year ended December 31, 2006.  Excluding Previously Securitized Loans and the sale of Company’s retail credit card portfolio during the third quarter of 2006, the Company’s net interest margin, decreased from 4.22% for the year ended December 31, 2006 to 4.08% for the year ended December 31, 2007 and resulting in the reduction of approximately $2.9 million in net interest income. While the average yield on the Company’s loans (net of Previously Securitized Loans) increased from 6.99% for the year ended December 31, 2006 to 7.11% for the year ended December 31, 2007, the average cost of interest bearing liabilities increased from 2.84% for the year ended December 31, 2006 to 3.19% for the year ended December 31, 2007. The increase in the average cost of interest bearing liabilities can in turn be linked to an increase in the cost of time deposits of 52 basis points between the years ended December 31, 2006 and 2007.

Exclusive of interest income from previously securitized loans and credit cards, interest income increased $4.4 million from 2006 as the yield on loans exclusive of previously securitized loans and credit cards increased 12 basis points.  The average balances of these loans increased $85.6 million during 2007 due to growth of loans to depository institutions, home equity and commercial loans.  Interest income attributable to this growth totaled $3.0 million, while the improvement in yield increased interest income by $5.0 million.  Interest income on investment securities decreased $2.9 million from 2006 primarily as a result of lower balances that was partially offset by improved yields on the securities portfolio.

Increases in interest income were more than offset by an increase of $7.0 million in interest expense.  This increase was primarily related to an increase in the average rate paid on interest bearing liabilities of 33 basis points during 2007.  This increase was predominately attributable to an increase in the cost of time deposits of 52 basis points between the years ended December 31, 2007 and 2006.

Excluding the impact of previously securitized loans and the sale of the credit card portfolio, average earning assets increased $7.0 million from 2006 to 2007 as increases attributable to loans to depository institutions, home equity loans, commercial loans, and federal funds sold were partially offset by declines in investments and deposits in depository institutions.  Average loans to depository institutions increased $48.9 million, average home equity loans grew $19.1 million, average commercial loans increased $13.7 million, and federal funds sold increased $12.3 million.  Average securities decreased due to repayment of long-term borrowings and funding of commercial loans.  The net increase in average earning assets was accompanied by an increase in average interest-bearing deposits of $58.0 million primarily as a result of increased balances of time deposits.  Average long-term debt decreased by $61.4 million and average noninterest bearing liabilities decreased by $22.5 million while average short-term borrowings increased $16.6 million.

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

Exclusive of interest income from previously securitized loans and credit cards, interest income from all other loans increased $23.4 million from 2005 and the yield on these loans increased 81 basis points.  The average balances of these loans increased $167 million during 2006 due to both internal growth and the acquisition of Classic during the second quarter of 2005.  Interest income attributable to this growth totaled $10.3 million, while the improvement in yield increased interest income by $13.1.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Increases in interest income were partially offset by an increase of $15.3 million in interest expense.  The average rate paid on deposits increased 75 basis points during 2006 and resulted in additional deposit interest expense of $11.0 million.  Due to the Classic acquisition and internal growth, the Company experienced growth of $153 million, or 10.4%, in average deposit balances that increased deposit interest expense by $4.3.

These increases in interest income were also partially offset by decreased interest income on previously securitized loans.  The average balances of previously securitized loans decreased from $42.9 million for the year ended December 31, 2005, to $22.3 million for the year ended December 31, 2006.  This decrease was partially mitigated as the yield on previously securitized loans rose from 26.6% for the year ended December 31, 2005, to 42.2% for the year ended December 31, 2006 (see Previously Securitized Loans).  The net result of the decreases in balances of 48.0% and the increased yield was a decrease in interest income from previously securitized loans of $2.0 million from 2005 to 2006.

     Average earning assets increased by $82.0 million in 2006 due to increases associated with internal loan growth and the acquisition of Classic during the second quarter of 2005 that were partially offset by lower investment balances.  Average loan balances (excluding previously securitized loans) increased by $156 million from 2005 to 2006.  This increase was partially offset by decreases in average balances of previously securitized loans of $21 million (see Previously Securitized Loans) and in average balances of securities of $85 million.  Excluding the impact of previously securitized loans, the Classic acquisition, and the sale of the credit card portfolio, average earning assets increased $28 million from 2005 to 2006 as increases attributable to commercial loans, residential real estate loans, and deposits in depository institutions were partially offset by declines in investments balances.  The Company’s average commercial loans grew $85 million and average residential real estate loans grew $16 million.  Average securities decreased due to maturities, repayment of long-term borrowings, and funding of commercial loans.  The net increase in average earning assets was accompanied by an increase in average interest-bearing deposits of $153 million primarily as a result of the acquisition of Classic and increased balances of time deposits.  Average interest-bearing liabilities decreased by $65 million while average noninterest bearing liabilities decreased by $7 million.  Excluding the Classic acquisition, average deposits increased $59 million while average total borrowings decreased $78 million.

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

Table Three
Rate/Volume Analysis of Changes in Interest Income and Expense
(in thousands)

	2007 vs. 2006			2006 vs. 2005
	Increase (Decrease)			Increase (Decrease)
	Due to Change In:			Due to Change In:
	Volume	Rate	Net	Volume	Rate	Net
Interest-Earning Assets
Loan portfolio:
Residential real estate	$(46)	$2,137	$2,091	$2,957	$956	$3,913
Home equity	1497	(357)	1,140	395	4,901	5,296
Commercial, financial, and agriculture	1,031	24	1,055	6,773	6,869	13,642
Loans to depository institutions	-	2,599	2,599	27	209	236
Installment loans to individuals	(158)	77	(81)	(978)	118	(860)
Previously securitized loans	(4,964)	2,824	(2,140)	(5,476)	3,481	(1,995)
Total loans	(2,640)	7,304	4,664	3,698	16,534	20,232
Securities:
Taxable	(3,539)	798	(2,741)	(3,995)	2,609	(1,386)
Tax-exempt (1)	(162)	20	(142)	(110)	(53)	(163)
Total securities	(3,701)	818	(2,883)	(4,105)	2,556	(1,549)
Loans held for sale	(322)	-	(322)	322	-	322
Deposits in depository institutions	(902)	(55)	(957)	615	754	1,369
Federal funds sold	639	1	640	127	48	175
Total interest-earning assets	$(6,926)	$8,068	$1,142	$657	$19,892	$20,549

Interest-Bearing Liabilities
Interest-bearing demand deposits	$(179)	$(339)	$(518)	$(5)	$1,423	$1,418
Savings deposits	347	1,375	1,722	138	1,775	1,913
Time deposits	1,795	4,781	6,576	4,116	7,794	11,910
Short-term borrowings	590	953	1,543	(290)	2,021	1,731
Long-term debt	(3,274)	503	(2,771)	(2,346)	661	(1,685)
Total interest-bearing liabilities	$(721)	$7,273	$6,552	$1,613	$13,674	$15,287
Net interest income	$(6,205)	$795	$(5,410)	$(956)	$6,218	$5,262

(1)	Fully federal taxable equivalent using a tax rate of approximately 35%.

Noninterest Income and Expense

2007 vs. 2006

The Company focuses much of its efforts on retail banking and enhancing its retail deposit franchise within its markets. As a result of its strong retail banking operation, service charge revenues provide significant revenues for the Company. During 2007, noninterest income (excluding security transactions and the gain from the sale of the Company’s retail credit card portfolio and merchant processing agreements) increased approximately $2.0 million, or 3.7%, from 2006.  This increase was primarily attributable to the Company’s continued increase in service charge revenues of $1.8 million, or 4.4%, from $42.6 million during 2006 to $44.4 million during 2007.  Insurance commission revenues increased $1.8 million, or 75.2%, from $2.3 million during 2006 to $4.1 million during 2007 due to the hiring of additional staff by the Company’s insurance subsidiary, City Insurance, to provide workers compensation insurance to West Virginia businesses and to bolster the number of agents focused on selling directly to retail customers.  This increase was partially mitigated by a $1.7 million decrease in other income due primarily to lower credit card fee income as a result of the sale of the retail credit card portfolio during the third quarter of 2006 and the sale of the merchant processing agreements during the first quarter of 2007.

Noninterest expenses increased $1.1 million, or 1.6%, from $69.9 million in 2006 to $71.0 million in 2007 excluding $1.4 million of recognized losses from the redemption of $12.0 million of trust preferred securities during 2006.  Salaries and employee benefits increased $1.5 million, or 4.5%, from 2006 due in part to additional staffing for new retail locations and insurance personnel to support the introduction of worker’s compensation insurance.  Bankcard expenses increased $0.4 million, or 19.9%, due to increased usage by customers.  These increases were partially offset by a $0.5 million decrease in other expenses.  The decrease in other expenses was due to a $1.4 million decrease as a result of the sales of the retail and merchant card portfolios.  That decrease was partially offset by a $1.0 million charge related to the Company’s proportionate share of certain losses incurred by Visa U.S.A. Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

 As a result of the Company’s membership interest in Visa U.S.A. Inc. (“Visa”), the Company was allocated expense of approximately $1.0 million in connection with pending and settled antitrust litigation against Visa during the fourth quarter of 2007.  The litigation relates to an antitrust lawsuit brought by American Express against Visa that originated in 2004 and settled as of November 9, 2007, and litigation brought by Discover Financial Services (“Discover”) against Visa.  Visa has described the aforementioned litigation matters and settlement with American Express in filings with the Securities and Exchange Commission.  City is not a named defendant in either of the aforementioned lawsuits and, therefore, will not be directly liable for any amount of the settlement. However, in accordance with Visa’s by-laws, City may be required to share in certain losses incurred by Visa above and beyond the amounts described above.

On October 3, 2007, Visa announced that it had completed restructuring transactions in preparation for its initial public offering (“IPO”), which is expected to occur in the first half of 2008. As part of this restructuring, the Company received approximately 150,000 Class USA shares of Visa common stock. It is anticipated that some of these shares will be redeemed as part of the IPO with the remaining shares converted to Class A shares on the third anniversary of the IPO or upon Visa’s settlement of certain litigation matters, whichever is later. Visa is expected to apply a portion of the proceeds from the IPO to fund an escrow account to cover certain litigation judgments and settlements.  The Company anticipates that Visa’s escrow account will be sufficient to settle such litigation judgments and settlements with American Express and Discover.  The Company also expects that, if and when Visa’s IPO occurs, the Company would no longer share any liability in connection with such litigation, and may realize recovery of some or all of the expense recorded by the Company prior to the IPO, although the ultimate result of the IPO cannot be estimated.

2006 vs. 2005

The Company focuses much of its efforts on retail banking and enhancing its retail deposit franchise within its markets. As a result of its strong retail banking operation, service charge revenues provide significant revenues for the Company. During 2006, noninterest income (excluding security transactions and the gain from the sale of the Company’s credit card portfolio) increased approximately $2.7 million, or 5.4%, from 2005.  This increase was primarily attributable to the Company’s continued increase in service charge revenues of $3.5 million, or 8.9%, from $39.1 million during 2005 to $42.6 million during 2006.  This increase was partially due to the acquisition of Classic Bancshares, Inc. during the second quarter of 2005.  This increase was partially mitigated by a $0.4 million decrease in bank-owned life insurance revenues from the settlement of insured claims and a $0.4 million decrease in other income due primarily to lower credit card fee income as a result of the sale of the credit card portfolio.

Noninterest expenses increased $2.2 million, or 3.1%, from $69.1 million in 2005 to $71.3 million in 2006.  The increase was primarily a result of the Classic acquisition during the second quarter of 2005, which increased noninterest expenses by $1.8 million from 2005.  In addition, the Company recognized $1.4 million of losses from the early redemption of $12.0 million of its trust preferred securities during 2006.  Other expenses decreased $1.3 million from 2005 due to a charge recorded in 2005 that was associated with interest rate floors utilized in the Company’s interest rate risk management process.  Exclusive of these items, noninterest expenses increased by $0.3 million from 2005 due to increased advertising expenses.  Advertising expenses increased 9.4%, from $2.9 million in 2005 to $3.2 million in 2006.  The increase was primarily attributed to the Company’s focused efforts to attract and grow new customer relationships.

Income Taxes

The Company recorded income tax expense of $25.8 million, $28.3 million, and $26.4 million in 2007, 2006, and 2005, respectively. The Company’s effective tax rates for 2007, 2006, and 2005 were 33.6%, 34.8%, and 34.4%, respectively. A reconciliation of the effective tax rate to the statutory rate is included in Note Thirteen of Notes to Consolidated Financial Statements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s net deferred tax assets decreased from $23.7 million at December 31, 2006 to $20.6 million at December 31, 2007. The components of the Company’s net deferred tax assets are disclosed in Note Thirteen of Notes to Consolidated Financial Statements. Realization of the most significant net deferred tax assets is primarily dependent on future events taking place that will reverse the current deferred tax assets. For example, realization of the deferred tax asset attributable to the allowance for loan losses is expected to occur as additional loan charge-offs, which have already been provided for within the Company’s financial statements, are recognized for tax purposes.  The deferred tax asset associated with the allowance for loan losses increased from $6.0 million at December 31, 2006 to $6.9 million at December 31, 2007. The deferred tax asset associated with the Company’s previously securitized loans is expected to be realized as the Company recognizes income for financial statement purposes from these loans in future periods. The deferred tax asset associated with these loans declined from $10.2 million at December 31, 2006 to $10.0 million at December 31, 2007.  As discussed in Note Six of Notes to Consolidated Financial
Statements, the Company had net recoveries on previously securitized loans of $3.2 million during 2007 that were taxable for income tax purposes, but will be recognized in future periods for financial reporting purposes.  The deferred tax asset associated with unrealized securities losses is the tax impact of the unrealized losses on the Company’s available for sale security portfolio.  At December 31, 2007, the Company had a deferred tax asset of $1.2 million associated with unrealized securities losses as compared to a deferred tax asset of $1.8 million associated with unrealized securities losses at December 31, 2006.  The impact of the Company’s unrealized losses/(gains) is noted in the Company’s Consolidated Statements of Changes in Shareholder Equity as an adjustment to Accumulated Other Comprehensive Income (Loss). The deferred tax asset at December 31, 2007, would be realized if the unrealized losses on the Company’s securities were realized from sales or maturities of the related securities. The Company believes that it is more likely than not that each of the net deferred tax assets will be realized and that no valuation allowance is necessary as of December 31, 2007 or 2006.

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

However, it is important to understand that a parallel downward shift of 300 basis points in interest rates from the current rate would result in both a 1.25% Fed Funds rate and long-term interest rates of bank borrowings of approximately 1.00%. While it is true that short-term interest rates such as the Fed Funds rate have been at these low levels in the recent past, long-term interest rates have not reached levels as low as would be associated with this “worst-case” interest rate environment in well over 30 years.  Based upon the Company’s belief that the likelihood of an immediate 300 basis point decline in both long-term and short-term interest rates from current levels is remote, the Company has chosen to reflect only its risk to a decrease of 200 basis points from current rates in its analysis.

The Company has entered into interest rate floors with a total notional value of $600 million, with maturities between May 2008 and June 2011, to facilitate the management of its short-term interest rate risk at December 31, 2007.  These derivative instruments provide the Company protection against the impact declining interest rates on future income streams from certain variable rate loans.  Please refer to Notes One and Twelve of Notes to Consolidated Financial Statements for further discussion of the use and accounting for such derivative instruments.

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Immediate Basis Point Change in Interest Rates	Implied Federal Funds Rate Associated with Change in Interest Rates*	Estimated Increase (Decrease) in Net Income Over 12 Months	Estimated Increase (Decrease) in Economic Value of Equity

2007:
+300	6.50%	+6.2%	+14.4%
+200	5.50	+3.4	+10.2
+100	4.50	+0.9	+6.1
-100	2.50	+0.5	+2.8
-200	1.50	+1.0	+3.2

2006:
+300	8.25%	+5.2%	+0.2%
+200	7.25	+3.4	+0.2
+100	6.25	+1.6	+0.4
-100	4.25	(2.3)	(2.5)
-200	3.25	(5.2)	(5.1)

* - Due to rate decreases in the Fed Funds rate subsequent to December31, 2007, the Company used a base rate of 3.50% for the 2007calculation.

These results are highly dependent upon assumptions made by management, including, but not limited to, assumptions regarding the manner in which interest-bearing demand deposit and saving deposit accounts reprice in different interest rate scenarios, pricing behavior of competitors, prepayments of loans and deposits under alternative rate environments, and new business volumes and pricing. As a result, there can be no assurance that the results above will be achieved in the event that interest rates increase or decrease during 2008 and beyond.  The results above do not necessarily imply that the Company will experience increases in net income if market interest rates rise.  The table above indicates how the Company’s net income and the economic value of equity behave relative to an increase or decrease in rates compared to what would otherwise occur if rates remain stable.

Based upon the results above, the Company believes that its net income is positively correlated with both increasing and decreasing rates as compared to the level of net income the Company would expect if interest rates remain flat.  The Company is in this unusual position primarily due to the protection that the interest rate floors provide for declining rates.  If rates were to increase, the Company believes that the repricing of deposit products would lag behind increases in loan pricing.  However, these results do not necessarily imply that the Company will experience increases in net income if market interest rates rise.

Liquidity

The Company evaluates the adequacy of liquidity at both the Parent Company level and at City National. At the Parent Company level, the principal source of cash is dividends from City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. During 2006 and 2007, City National received regulatory approval to pay $146.4 million of cash dividends to the Parent Company, while generating net profits of $104.8 million.  Therefore, City National will be required to obtain regulatory approval prior to declaring any cash dividends to the Parent Company during 2008.  Although regulatory authorities have approved prior cash dividends, there can be no assurance that future dividend requests will be approved.

During 2007, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders, (2) remit interest payments on the Company’s junior subordinated debentures, (3) fund repurchases of the Company’s common shares.  Additional information concerning sources and uses of cash by the Parent Company is reflected in Note Twenty of Notes to Consolidated Financial Statements, on pages 49-50.

On January 30, 2008, the Company announced that its Board of Directors authorized the redemption of its junior subordinated debentures held by City Holding Capital Trust on April 1, 2008 at a price of 104.58% of the principal amount, or $17.6 million, plus accrued interest of $0.4 million.  The Company has received all required regulatory approvals as well as authorization by the Office of the Comptroller of the Currency for City National to pay a $17.0 million dividend to the Company to fully repay the debentures on April 1, 2008. Additionally, the Parent Company anticipates continuing the payment of dividends, which would approximate $22.0 million on an annualized basis for 2008 based on common shareholders on record at December 31, 2007 and a dividend rate of $1.36 for 2008. In addition to these anticipated cash needs for 2008, the Parent Company has operating expenses and other contractual obligations, which are estimated to require $0.4 million of additional cash over the next 12 months. As of December 31, 2007, the Parent Company reported a cash balance of approximately $9.6 million.

Excluding the interest and dividend payments discussed above, the Parent Company has no significant commitments or obligations in years after 2008.  Table Ten on page 19 of this Annual Report to Shareholders summarizes the contractual obligations of the Parent Company and City National, combined.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

City National manages its liquidity position in an effort to effectively and economically satisfy the funding needs of its customers and to accommodate the scheduled repayment of borrowings. Funds are available to City National from a number of sources, including depository relationships, sales and maturities within the investment securities portfolio, and borrowings from the FHLB and other financial institutions. As of December 31, 2007, deposits and capital significantly fund City National’s assets. However, City National maintains borrowing facilities with the FHLB and other financial institutions that are accessed as necessary to fund operations and to provide contingency funding mechanisms. As of December 31, 2007, City National has the capacity to borrow an additional $128.7 million from the FHLB under existing borrowing facilities. City National maintains a contingency funding plan, incorporating these borrowing facilities, to address liquidity needs in the event of an institution-specific or systematic financial industry crisis. Additionally, City National maintains a significant percentage (91.6%, or $382.1 million, at December 31, 2007) of its investment securities portfolio in the highly liquid available-for-sale classification. As such, these securities could be liquidated, if necessary, to provide an additional funding source.  City National also manages certain mortgage loans, mortgage-backed securities, and other investment securities in a separate subsidiary so that it can separately monitor the asset quality of these primarily mortgage-related assets, which could be used to raise cash through securitization transactions or obtain additional equity or debt financing if necessary.

The Company manages its asset and liability mix to balance its desire to maximize net interest income against its desire to minimize risks associated with capitalization, interest rate volatility, and liquidity. With respect to liquidity, the Company has chosen a conservative posture and believes that its liquidity position is strong. As illustrated in the Consolidated Statements of Cash Flows, the Company generated $50.3 million of cash from operating activities during 2007, primarily from interest income received on loans and investments, net of interest expense paid on deposits and borrowings.

The Company’s net loan to asset ratio is 70.5% at December 31, 2007 as compared to its peers (defined as U.S. banks with total assets between $1 billion and $3 billion as published by the Federal Financial Institution Examination Council) of 72.4% as of September 30, 2007. The Company

has obligations to extend credit, but these obligations are primarily associated with existing home equity loans that have predictable borrowing patterns across the portfolio. The Company has significant investment security balances with carrying values that totaled $417.0 million at December 31, 2007, and that greatly exceeded the Company’s non-deposit sources of borrowing which totaled $198.7 million.

The Company primarily funds its assets with deposits, which fund 80.2% of total assets as compared to 59.8% for its peers. Further, the Company’s deposit mix has a very high proportion of transaction and savings accounts that fund 42.8% of the Company’s total assets. And, the Company uses fewer time deposits over $100,000 than its peers, funding just 9.1% of total assets as compared to peers, which fund 15.0% of total assets with such deposits. And, as described under the caption Certificates of Deposit, the Company’s large CDs are primarily small retail depositors rather than public and institutional deposits.

Investments

The Company’s investment portfolio decreased from $519.9 million at December 31, 2006 to $417.0 million at December 31, 2007.  This decrease was primarily related to funding the increase in loans and repayment of long-term borrowings.

The investment portfolio remains highly liquid at December 31, 2007, with 91.6% of the portfolio classified as available-for-sale. The investment portfolio is structured to provide flexibility in managing liquidity needs and interest rate risk, while providing acceptable rates of return.

The majority of the Company’s investment securities continue to be mortgage-backed securities. The mortgage-backed securities in which the Company has invested are predominantly underwritten to the standards of, and guaranteed by government-sponsored agencies such as FNMA and FHLMC.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Table Four
Investment Portfolio

	Carrying Values as of December 31
(in thousands)	2007	2006	2005
Securities Available-for-Sale:
U.S. Treasury and other U.S. government corporations and agencies	$250	$244	$243
States and political subdivisions	39,484	40,448	44,034
Mortgage-backed securities	259,336	320,806	392,210
Other debt securities	69,341	52,317	51,433
Total debt securities available-for-sale	368,411	413,815	487,920
Equity securities and investment funds	13,687	58,583	62,046
Total Securities Available-for-Sale	382,098	472,398	549,966
Securities Held-to-Maturity:
States and political subdivisions	4,300	5,708	8,333
Other debt securities	30,618	41,792	47,064
Total Securities Held-to-Maturity	34,918	47,500	55,397
Total Securities	$417,016	$519,898	$605,363

Included in equity securities and investment funds in the table above at December 31, 2007 are $2.9 million of Federal Home Loan Bank stock and $6.7 million of Federal Reserve Bank stock. At December 31, 2007, there were no securities of any non-governmental issuers whose aggregate carrying or market value exceeded 10% of shareholders’ equity.

	Maturing
	Within		After One But		After Five But		After
	One Year		Within Five Years		Within Ten Years		Ten Years
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Securities Available-for-Sale:
U.S. Treasury and other U.S. government corporations and agencies	$-	-%	$250	4.51%	$-	-%	$-	-%
States and political subdivisions	2,833	4.29	5,607	5.10	15,679	6.79	15,365	6.35
Mortgage-backed securities	2,824	5.18	1,913	5.95	12,346	4.76	242,253	4.92
Other debt securities	-	-	2,200	5.81	6,181	6.14	60,960	7.61
Total debt securities available-for-sale	5,657	4.74	9,970	5.40	34,206	5.94	318,578	5.50
Securities Held-to-Maturity:
States and political subdivisions	1,218	6.45	3,082	6.88	-	-	-	-
Other debt securities	-	-	-	-	-	-	30,618	8.34
Total debt securities held-to-maturity	1,218	6.45	3,082	6.88	-	-	30,618	8.34
Total debt securities	$6,875	5.04%	$13,052	5.75%	$34,206	5.94%	$349,197	5.75%

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Loans

Table Five
Loan Portfolio

The composition of the Company’s loan portfolio at December 31 follows:

(in thousands)	2007	2006	2005	2004	2003

Real estate – mortgage	$602,057	$598,502	$592,521	$469,458	$446,134
Home equity	341,818	321,708	301,728	308,173	282,481
Commercial, financial, and agriculture	707,987	673,719	629,670	472,112	427,451
Loans to Depository Institutions	60,000	25,000	-	-	-
Installment loans to individuals	48,267	42,943	58,652	46,595	77,337
Previously securitized loans	6,892	15,597	30,256	58,436	58,788
Gross loans	$1,767,021	$1,677,469	$1,612,827	$1,354,774	$1,292,191

During 2007, commercial loans increased $34.3 million, or 5.1%, from $673.7 million at December 31, 2006, to $708.0 million at December 31, 2007.  The Company’s ability to successfully attract new commercial relationships contributed significantly to this increase.  Home equity loans increased $20.1 million from $321.7 million at December 31, 2006, to $341.8 million at December 31, 2007.  Residential real estate loans increases $3.6 million, or 0.6%, from $598.5 million at December 31, 2006 to $602.1 million at December 31, 2007.

The Company’s loans to depository institutions increased $35.0 million, or 140.0%, from $25.0 million at December 31, 2006 to $60.0 million at December 31, 2007.  Installment loans increased $5.4 million, or 12.6%, from $42.9 million at December 31, 2006 to $48.3 million at December 31, 2007.

As of December 31, 2007, the Company reported $6.9 million of loans classified as “previously securitized loans.” These loans were recorded as a result of the Company’s early redemption of the outstanding notes attributable to the Company’s six loan securitization trusts (see Retained Interests and Previously Securitized Loans). As the outstanding notes were redeemed during 2004 and 2003, the Company became the beneficial owner of the remaining mortgage loans and recorded the carrying amount of those loans within the loan portfolio, classified as “previously securitized loans.” These loans are junior lien mortgage loans on one- to four-family residential properties located throughout the United States. The loans generally have contractual terms of 25 or 30 years and have fixed interest rates. The Company expects this balance to continue to decline as borrowers remit principal payments on the loans.

The following table shows the scheduled maturity of loans outstanding as of December 31, 2007:

		After One
	Within	But Within	After
(in thousands)	One Year	Five Years	Five Years	Total

Real estate – mortgage	$103,145	$268,503	$230,409	$602,057
Home equity	62,721	202,651	76,446	341,818
Commercial, financial, and agriculture	277,020	341,425	89,542	707,987
Loans to Depository Institutions	60,000	-	-	60,000
Installment loans to individuals	27,986	19,524	757	48,267
Previously securitized loans	2,137	2,964	1,791	6,892
Total loans	$533,009	$835,067	$398,945	$1,767,021

Loans maturing after one year with interest rates that are:
Fixed until maturity		$296,401
Variable or adjustable		937,611
Total		$1,234,012

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

Based on management’s analysis of the adequacy of the allowance for loan losses during 2007, management determined it was appropriate to record a provision for loan losses of $5.4 million.  The provision for loan losses recorded during 2007 reflects difficulties encountered by certain commercial borrowers of the Company during the year, the downgrade of their related credits and management’s assessment of the impact of these difficulties on the ultimate collectibility of the loans. Additionally, the provision reflects an increase in the balance of commercial loans during the year.  Changes in the amount of the provision and related allowance are based on the Company’s detailed methodology and are directionally consistent with changes in credit quality, growth, and changes in the quality of the Company’s loan portfolio.

The Company’s ratio of non-performing assets to total loans and other real estate owned increased from 0.25% at December 31, 2006 to 1.20% at December 31, 2007 as a result of the downgrade of certain credit relationships mentioned earlier.  This increase is attributable primarily to the difficulties encountered by certain commercial customers during 2007 and their related borrowings have been classified as substandard.  Approximately 70% of the nonperforming loans at December 31, 2007 are due to a softening of the real estate market in an upper-scale residential development at the Greenbrier Resort in Southern West Virginia.  The Company’s remaining nonperforming loans are unrelated.  Based on our analysis, the Company believes that the allowance allocated to the substandard loans and the value of the collateral securing such loans are adequate to cover losses that may result from these loans.  While the Company’s non-performing assets have increased, our ratio of non-performing assets to total loans and other real estate owned continues to approximate that of our peer group (bank holding companies with total assets between $1 and $5 billion), which reported average non-performing assets as a percentage of loans and other real estate owned of 1.15% for the most recently reported quarter ended September 30, 2007.  The Company believes its methodology for determining the adequacy of its allowance adequately provides for probable losses inherent in the loan portfolio and produces a provision for loan losses that is directionally consistent with changes in asset quality and loss experience.

The allowance allocated to the commercial loan portfolio increased $2.8 million, or 33.2%, from $8.3 million at December 31, 2006 to $11.1 million at December 31, 2007. This increase was due to recent trends in the commercial portfolio and increases in commercial balances.  As discussed previously, certain commercial customers encountered difficulties during 2007 that resulted in their loans being classified as substandard and allowances being allocated as necessary for potential losses.  As of December 31, 2007, commercial balances totaled $708.0 million, a $34.3 million (5.1%) increase from December 31, 2006.

The allowance allocated to the real estate portfolio declined from $4.0 million at December 31, 2006 to $3.6 million at December 31, 2007.  Improvements in the asset quality of this portfolio have been partially offset by increases in balances in this portfolio of 0.6% from December 31, 2006.  Although the difficulties encountered by certain customers of the Company related to real estate, such loans are considered to be commercial by the Company due to the intent of the borrowers to sale the properties and the amount of the loans.

The allowance allocated to the consumer loan portfolio decreased $0.5 million, or 56.7%, from $0.8 million at December 31, 2006 to $0.3 million at December 31, 2007. The decrease was attributable to changes in loss experience which decreased 46% from December 31, 2006 to December 31, 2007.  This decrease was partially offset by an increase of $5.3 million, or 12.4%, in consumer loans from December 31, 2006 to December 31, 2007.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

With the introduction of new depository account products and services in 2002 and the growth experienced in this product line from 2002 to 2006, the Company began allocating a portion of the allowance for loan losses to overdraft deposit account borrowings in 2003. Certain products offered by the Company permit customers to overdraft their depository accounts. While the Company generates service charge revenues for providing this service to the customer, certain deposit account overdrafts are not fully repaid by the customer resulting in losses incurred. The Company has provided for probable losses resulting from overdraft deposit account borrowings through its allowance for loan losses. As reflected in Table Six, the Company reported net charge-offs on depository accounts of $2.0 and $2.1 million during 2007 and 2006, respectively. As of December 31, 2007, the balance of overdraft deposit accounts was $3.7 million and is included in installment loans to individuals in Note Four of Notes to Consolidated Financial Statements. The Company allocated $2.5 million (see Table Eight) of its allowance for loan losses as of December 31, 2007, to provide for probable losses resulting from overdraft deposit accounts.

As previously discussed, the carrying value of the previously securitized loans incorporates an assumption for expected cash flows to be received over the life of these loans. To the extent that the present value of expected cash flows is less than the carrying value of these loans, the Company would provide for such losses through the provision and allowance for loan losses.

Based on the Company’s analysis of the adequacy of the allowance for loan losses and in consideration of the known factors utilized in computing the allowance, management believes that the allowance for loan losses as of December 31, 2007, is adequate to provide for probable losses inherent in the Company’s loan portfolio. Future provisions for loan losses will be dependent upon trends in loan balances including the composition of the loan portfolio, changes in loan quality and loss experience trends, and recoveries of previously charged-off loans, among other factors.  The Company believes that its methodology for determining its allowance for loan losses adequately provides for probable losses inherent in the loan portfolio at December 31, 2007.

Table Six
Analysis of the Allowance for Loan Losses
An analysis of changes in the allowance for loan losses follows:

(in thousands)	2007	2006	2005	2004	2003

Balance at beginning of year	$15,405	$16,790	$17,815	$21,426	$28,504

Allowance from acquisition	-	-	3,265	-	-
Reduction of allowance for loans sold	-	(1,368)	-	-	-
Charge-offs:
Commercial, financial, and agricultural	(514)	(1,279)	(1,673)	(2,040)	(1,189)
Real estate-mortgage	(1,006)	(935)	(1,491)	(1,164)	(1,878)
Installment loans to individuals	(343)	(898)	(1,711)	(2,071)	(3,076)
Overdraft deposit accounts	(3,789)	(3,823)	(3,584)	(2,614)	(1,680)
Totals	(5,652)	(6,935)	(8,459)	(7,889)	(7,823)
Recoveries:
Commercial, financial, and agricultural	231	210	605	1,809	3,244
Real estate-mortgage	87	575	303	576	1,811
Installment loans to individuals	416	598	679	792	1,300
Overdraft deposit accounts	1,744	1,734	1,182	1,101	590
Totals	2,478	3,117	2,769	4,278	6,945
Net charge-offs	(3,174)	(3,818)	(5,690)	(3,611)	(878)
Provision for (recovery of) loan losses	5,350	3,801	1,400	-	(6,200)
Balance at end of year	$17,581	$15,405	$16,790	$17,815	$21,426

As a Percent of Average Total Loans
Net charge-offs	0.18%	0.23%	0.38%	0.27%	0.07%
Provision for (recovery of) loan losses	0.31	0.23	0.09	-	(0.51)
As a Percent of Nonperforming and Potential Problem Loans
Allowance for loan losses	104.49%	384.93%	401. 96%	487.28%	528.78%

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Table Seven
Non-accrual, Past-Due and Restructured Loans
Nonperforming assets at December 31 follows:

(in thousands)	2007	2006	2005	2004	2003

Non-accrual loans	$16,437	$3,319	$2,785	$2,147	$2,140
Accruing loans past due 90 days or more	314	635	1,124	677	1,195
Previously securitized loans past due 90 days or more	76	48	268	832	717
	$16,827	$4,002	$4,177	$3,656	$4,052

The increase in non-accrual loans is directly related to the difficulties encountered by certain commercial customers discussed previously.

The Company recognized approximately $0.8 million, $0.1 million, and $0.1 million of interest income received in cash on non-accrual and impaired loans in 2007, 2006 and 2005, respectively.  Approximately $0.4 million, $0.2 million, and $0.2 million of interest income would have been recognized during 2007, 2006 and 2005, respectively, if such loans had been current in accordance with their original terms.  There were no commitments to provide additional funds on non-accrual, impaired, or other potential problem loans at December 31, 2007 and 2006.

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

Table Eight
Allocation of the Allowance for Loan Losses
A summary of the allocation of the allowance for loan losses by loan type at December 31 follows:

(dollars in thousands)	2007		2006		2005		2004		2003
		Percent		Percent		Percent		Percent		Percent
		of Loans		of Loans		of Loans		of Loans		of Loans
		in Each		in Each		in Each		in Each		in Each
		Category		Category		Category		Category		Category
		to Total		to Total		to Total		to Total		to Total
	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
Commercial, financial and agricultural	$11,097	43%	$8,330	40%	$7,613	39%	$10,655	35%	$13,554	33%
Real estate-mortgage	3,605	54	3,981	56	3,977	57	3,151	62	2,874	61
Installment loans to individuals	347	3	801	4	2,819	4	2,552	3	3,558	6
Overdraft deposit accounts	2,532	-	2,293	-	2,381	-	1,457	-	1,440	-
	$17,581	100%	$15,405	100%	$16,790	100%	$17,815	100%	$21,426	100%

Previously Securitized Loans

Overview: Between 1997 and 1999, the Company originated and securitized approximately $759.8 million in 125% loan to junior-lien underlying mortgages in six separate pools. The Company had a retained interest in the securitizations. Principal amounts owed to investors in the securitizations were evidenced by securities (“Notes”). During 2004 and 2003, the Company exercised its early redemption option on each of those securitizations.  Once the Notes were redeemed, the Company became the beneficial owner of the underlying mortgage loans and recorded the loans as assets of the Company within the loan portfolio.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

As the Company redeemed the outstanding Notes, no gain or loss was recognized in the Company’s financial statements and the remaining mortgage loans were recorded in the Company’s loan portfolio as “previously securitized loans,” at the lower of carrying value or fair value. Because the carrying value of the mortgage loans incorporated assumptions for expected prepayment and default rates, the carrying value of the loans was generally less than the actual outstanding contractual balance of the loans. As of December 31, 2007 and 2006, the Company reported a carrying value of previously securitized loans of $6.9 million and $15.6 million, respectively, while the actual outstanding contractual balance of these loans was $24.1 million and $33.3 million, respectively.  The Company accounts for the difference between the carrying value and the outstanding balance of previously securitized loans as an adjustment of the yield earned on these loans over their remaining lives. The discount is accreted to income over the period during which payments are probable of collection and are reasonably estimable. If upon evaluation of estimated collections and collections to date, the estimated total amount of collections is reduced below the original value of the loans, the loans will be considered impaired and subject to further evaluation.  For a further discussion of the accounting policies for previously securitized loans, please see Note One to the Consolidated Financial Statements, on page 31 of this Annual Report to Shareholders.

During 2007, 2006, and 2005, the Company recognized $7.3 million, $9.4 million, and $11.4 million, respectively, of interest income on its previously securitized loans.  Cash receipts for 2007, 2006, and 2005 are summarized in the following table:

(in thousands)	2007	2006	2005

Principal receipts	$12,207	$18,829	$30,201
Interest receipts	3,855	5,374	9,146
Total cash receipts	$16,062	$24,203	$39,347

Key assumptions used in estimating the cash flows and fair value of the Company’s previously securitized loans as of December 31, 2007 and 2006, were as follows:

	December 31
	2007	2006

Prepayment speed (CPR):
From January 2007 – December 2007	-	17%
From January 2008 – March 2008	16%	13%
From April 2008 – December 2008	15%	13%
From January 2009 – December 2009	13%	9%
From January 2010 – December 2010	9%	8%
From January 2011 – December 2011	9%	8%
Thereafter	5%	5%

Weighted-average cumulative defaults	9.54%	10.19%

The balances of previously securitized loans are comprised of six different pools.  The Company monitors prepayments by pool and as a result of updated information, the prepayment factors are updated accordingly.

The projected cumulative default rate is computed using actual loan defaults experienced life-to-date plus forecasted loan defaults projected over the remaining expected life of the loans.

Summary:  The following table summarizes the activity with the reported balance of previously securitized loans during 2007 and 2006 and illustrates the impact on these balances of converting the retained interest asset to loans:

(in thousands)	Previously Securitized Loans

Balance at December 31, 2005	$30,256
Principal payments on mortgage loans received from borrowers	(18,829)
Discount accretion	4,170
Balance at December 31, 2006	$15,597
Principal payments on mortgage loans received from borrowers	(12,207)
Discount accretion	3,502
Balance at December 31, 2007	$6,892

Goodwill

The Company evaluates the recoverability of goodwill and indefinite lived intangible assets annually as of November 30, or more frequently if events or changes in circumstances warrant, such as a material adverse change in the business. Goodwill is considered to be impaired when the carrying value of a reporting unit exceeds its estimated fair value. Indefinite-lived intangible assets are considered impaired if their carrying value exceeds their estimated fair value. As described in Note One of the Company’s Consolidated Financial Statements, the Company conducts its business activities through one reportable business segment – community banking. Fair values are estimated by reviewing the Company’s stock price as it compares to book value and the Company’s reported earnings.  In addition, the impact of future earnings and activities are considered in the Company’s analysis.  The Company has $55.0 million of goodwill at December 31, 2007.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Certificates of Deposit

Scheduled maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2007, are summarized in Table Nine. The Company has time certificates of deposit of $100,000 or more totaling $226.6 million.  These deposits are primarily small retail depositors of the bank as demonstrated by the average balance of time certificates of deposit of $100,000 or more being less than $150,000.

Table Nine
Maturity Distribution of Certificates of Deposit of $100,000 or more

(in thousands)	Amounts	Percentage

Three months or less	$38,181	17%
Over three months through six months	74,625	33
Over six months through twelve months	65,272	29
Over twelve months	48,559	21
Total	$226,637	100%

Contractual Obligations

The Company has various financial obligations that may require future cash payments according to the terms of the obligations. Demand, both noninterest- and interest-bearing, and savings deposits are, generally, payable immediately upon demand at the request of the customer. Therefore, the contractual maturity of these obligations is presented in the following table as “less than one year.” Time deposits, typically CDs, are customer deposits that are evidenced by an agreement between the Company and the customer that specify stated maturity dates and early withdrawals by the customer are subject to penalties assessed by the Company. Short-term borrowings and long-term debt represent borrowings of the Company and have stated maturity dates. The Company is not a party to any material capital or operating leases as of December 31, 2007. The composition of the Company’s contractual obligations as of December 31, 2007 is presented in the following table:

Table Ten
Contractual Obligations

	Contractual Maturity in
(in thousands)	Less than One Year	Between One and Three Years	Between Three and Five Years	Greater than Five Years	Total

Noninterest-bearing demand deposits	$314,231	$-	$-	$-	$314,231
Interest-bearing demand deposits (1)	401,240	-	-	-	401,240
Savings deposits (1)	356,230	-	-	-	356,230
Time deposits (1)	754,915	193,260	28,140	434	976,749
Short-term borrowings (1)	167,820	-	-	-	167,820
Long-term debt (1)	290	4,518	1,002	-	5,810
Total Contractual Obligations	$1,994,726	$197,778	$29,142	$434	$2,222,080

(1) – Includes interest on both fixed- and variable-rate obligations.  The interest associated with variable-rate obligations is based upon interest rates in effect at December 31, 2007.  The contractual amounts to be paid on variable-rate obligations are affected by market interest rates that could materially affect the contractual amounts to be paid.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

The Company’s liability for uncertain tax positions at December 31, 2007 was $1.7 million pursuant to FASB Interpretation No. 48.  This liability represents an estimate of tax positions that the Company has taken in its tax returns that may ultimately not be sustained upon examination by tax authorities.  As the ultimate amount and timing of any future cash settlements cannot be predicted with reasonable reliability, this estimated liability has been excluded from the contractual obligations table.

Off –Balance Sheet Arrangements

As disclosed in Note Sixteen of Notes to Consolidated Financial Statements, the Company has also entered into agreements to extend credit or provide conditional payments pursuant to standby and commercial letters of credit. While the outstanding commitment obligation is not recorded in the Company’s financial statements, the estimated fair value, which is not material to the Company’s financial statements, of the standby letters of credit is recorded in the Company’s Consolidated Balance Sheets as of December 31, 2007 and 2006.

Capital Resources

During 2007, Shareholders’ Equity decreased $11.3 million, or 3.7%, from $305.3 million at December 31, 2006, to $294.0 million at December 31, 2007. This decrease was due to common stock purchases for treasury of $48.2 million and cash dividends declared during the year of $20.7 million that were partially offset by reported net income of $51.0 million for 2007 and a $6.2 million increase in accumulated other comprehensive income.

The Company repurchased 890,600 common shares at a weighted average price of $37.39 as part of a one million share repurchase plan authorized by the Board of Directors in December 2006.  On August 21, 2007, the Board of Directors authorized the Company to buy back up to one million shares of its common shares (approximately 6% of outstanding shares) in open market transactions.  In conjunction with this authorization, the Company’s previous share repurchase program was rescinded.  The Company repurchased 1,314,112 shares during 2007 at a weighted average price of $36.70.  However, there can be no assurance that the Company will continue to reacquire its common shares or to what extent the repurchase program will be successful.

The $6.2 million increase in accumulated other comprehensive income was due to a $4.6 million, net of tax, unrealized gain on interest rate floors; a $0.9 million, net of tax, unrealized gain on the Company’s available for sale investment securities (see Note Three of Notes to Consolidated Financial Statements); and a $0.7 million, net of tax, decrease in underfunded pension obligations (see Note Fourteen of Notes to Consolidated Financial Statements).

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

The Capital Securities issued by City Holding Capital Trust (“Trust I”) qualify as regulatory capital for the Company under guidelines established by the Federal Reserve Board.  The Company’s regulatory capital ratios remained strong for both City Holding and City National as of December 31, 2007, as illustrated in the following table:

			Actual
		Well-	December 31
	Minimum	Capitalized	2007	2006
City Holding:
Total	8.00%	10.00%	15.11%	16.19%
Tier I Risk-based	4.00	6.00	14.12	15.30
Tier I Leverage	4.00	5.00	10.31	10.79

City National:
Total	8.00%	10.00%	13.51%	13.42%
Tier I Risk-based	4.00	6.00	12.51	12.53
Tier I Leverage	4.00	5.00	9.08	8.81

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

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

Forward-Looking Statements

This Annual Report on Form 10-K contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such information involves risks and uncertainties that could cause the Company’s actual results to differ from those projected in the forward-looking information. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to those set forth in the Company’s Annual Report on Form 10-K under “Risk Factors” and the following: (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality; (2) the Company may incur increased charge-offs in the future; (3) the Company may experience increases in the default rates on previously securitized loans that would result in impairment losses or lower the yield on such loans; (4) the Company may continue to benefit from strong recovery efforts on previously securitized loans resulting in improved yields on these assets; (5) the Company could have adverse legal actions of a material nature; (6) the Company may face competitive loss of customers; (7) the Company may be unable to manage its expense levels; (8) the Company may have difficulty retaining key employees; (9) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions; (10) changes in general economic conditions and increased competition could adversely affect the Company’s operating results; (11) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company’s operating results; and (12) the Company may experience difficulties growing loan and deposit balances.  Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

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

Management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2007 based upon the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework. Based on our assessment, management believes that, as of December 31, 2007, the Company's system of internal control over financial reporting is effective based on those criteria.  Ernst & Young, LLP, the Company’s independent registered public accounting firm, has issued an attestation report on the effectiveness of internal control over financial reporting. This report appears on page 23.

February 28, 2008

/s/ Charles R. Hageboeck	/s/ David L. Bumgarner
Charles R. Hageboeck	David L. Bumgarner
President and Chief Executive Officer	Chief Financial Officer

Report of Independent Registered Public Accounting Firm on Effectiveness of Internal Control Over Financial Reporting

Audit Committee of the Board of Directors and the
Shareholders of City Holding Company

We have audited City Holding Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). City Holding Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

In our opinion, City Holding Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2007 of City Holding Company and our report dated February 28, 2008 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Charleston, West Virginia
February 28, 2008

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements

Audit Committee of the Board of Directors and the
Shareholders of City Holding Company

We have audited the accompanying consolidated balance sheets of City Holding Company and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007.  These financial statements are the responsibility of City Holding Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of City Holding Company and subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), City Holding Company's internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2008 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Charleston, West Virginia
February 28, 2008

Consolidated Balance Sheets
City Holding Company and Subsidiaries
	December 31
(in thousands)	2007	2006
Assets
Cash and due from banks	$64,726	$58,014
Interest-bearing deposits in depository institutions	9,792	27,434
Federal funds sold	-	25,000
Cash and Cash Equivalents	74,518	110,448
Investment securities available-for-sale, at fair value	382,098	472,398
Investment securities held-to-maturity, at amortized cost (approximate fair value at December 31, 2007 and 2006 - $35,198 and $49,955, respectively)	34,918	47,500
Total Investment Securities	417,016	519,898

Gross loans	1,767,021	1,677,469
Allowance for loan losses	(17,581)	(15,405)
Net Loans	1,749,440	1,662,064
Bank-owned life insurance	64,467	55,195
Premises and equipment	54,635	44,689
Accrued interest receivable	11,254	12,337
Net deferred tax assets	20,633	23,652
Intangible assets	58,238	58,857
Other assets	32,566	20,667
Total Assets	$2,482,767	$2,507,807
Liabilities
Deposits:
Noninterest-bearing	$314,231	$321,038
Interest-bearing:
Demand deposits	397,510	422,925
Savings deposits	350,607	321,075
Time deposits	927,733	920,179
Total Deposits	1,990,081	1,985,217
Short-term borrowings	161,916	136,570
Long-term debt	4,973	48,069
Other liabilities	31,803	32,644
Total Liabilities	2,188,773	2,202,500
Shareholders’ Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued	-	-
Common stock, par value $2.50 per share: 50,000,000 shares authorized; 18,499,282 shares issued at December 31, 2007 and 2006, less 2,292,357 and 1,009,095 shares in treasury, respectively	46,249	46,249
Capital surplus	103,390	104,043
Retained earnings	224,386	194,213
Cost of common stock in treasury	(80,664)	(33,669)
Accumulated other comprehensive income(loss):
Unrealized loss on securities available-for-sale	(1,783)	(2,649)
Unrealized gain (loss) on derivative instruments	4,390	(210)
Underfunded pension liability	(1,974)	(2,670)
Total Accumulated Other Comprehensive Income (Loss)	633	(5,529)
Total Shareholders’ Equity	293,994	305,307
Total Liabilities and Shareholders’ Equity	$2,482,767	$2,507,807

See notes to consolidated financial statements.

Consolidated Statements of Income
City Holding Company and Subsidiaries
	Year Ended December 31
(in thousands, except per share data)	2007	2006	2005
Interest Income
Interest and fees on loans	$128,609	$123,945	$103,714
Interest on investment securities:
Taxable	25,677	28,418	29,804
Tax-exempt	1,689	1,782	1,887
Interest on loans held for sale	-	322	-
Interest on deposits in depository institutions	521	1,477	109
Interest on federal funds sold	819	179	4
Total Interest Income	157,315	156,123	135,518
Interest Expense
Interest on deposits	51,826	44,046	28,805
Interest on short-term borrowings	6,642	5,099	3,369
Interest on long-term debt	1,808	4,579	6,264
Total Interest Expense	60,276	53,724	38,438
Net Interest Income	97,039	102,399	97,080
Provision for loan losses	5,350	3,801	1,400
Net Interest Income After Provision for Loan Losses	91,689	98,598	95,680
Noninterest Income
Investment securities gains (losses)	45	(1,995)	151
Service charges	44,416	42,559	39,091
Insurance commissions	4,090	2,335	2,352
Trust and investment management fee income	2,042	2,140	2,025
Bank-owned life insurance	2,477	2,352	2,779
Gain on sale of retail credit card portfolio and merchant agreements	1,500	3,563	-
Other income	1,566	3,249	3,693
Total Noninterest Income	56,136	54,203	50,091
Noninterest Expense
Salaries and employee benefits	36,034	34,484	33,479
Occupancy and equipment	6,366	6,481	6,295
Depreciation	4,472	4,219	4,096
Professional fees	1,628	1,760	2,021
Postage, delivery, and statement mailings	2,588	2,832	2,666
Advertising	3,123	3,216	2,941
Telecommunications	1,809	2,048	2,248
Bankcard expenses	2,354	1,964	2,137
Insurance and regulatory	1,555	1,528	1,496
Office supplies	1,838	1,578	1,193
Repossessed asset (gains), net of expenses	(157)	(98)	(78)
Loss on early extinguishment of debt	-	1,368	-
Other expenses	9,403	9,905	10,619
Total Noninterest Expense	71,013	71,285	69,113
Income Before Income Taxes	76,812	81,516	76,658
Income tax expense	25,786	28,329	26,370
Net Income	$51,026	$53,187	$50,288

Basic earnings per common share	$3.02	$3.00	$2.87
Diluted earnings per common share	$3.01	$2.99	$2.84

Dividends declared per common share	$1.24	$1.12	$1.00

Average common shares outstanding:
Basic	16,877	17,701	17,519
Diluted	16,935	17,762	17,690
See notes to consolidated financial statements.

Consolidated Statements of
Changes in Shareholders’ Equity
City Holding Company and Subsidiaries
	Common			Accumulated
	Stock			Other		Total
	(Par	Capital	Retained	Comprehensive	Treasury	Shareholders’
(in thousands)	Value)	Surplus	Earnings	Income (Loss)	Stock	Equity
Balances at December 31, 2004	42,298	55,512	128,175	(1,144)	(8,761)	216,080
Comprehensive income:
Net income	-	-	50,288	–	–	50,288
Other comprehensive loss, net of deferred income tax benefit of $4,579:
Unrealized loss on securities of $10,049, net of tax and reclassification adjustments for losses included in net income of $151	-	–	–	(6,120)	–	(6,120)
Increase in underfunded pension liability of $1,247, net of tax	-	–	–	(748)	–	(748)
Total comprehensive income						43,420
Cash dividends declared ($1.00 per share)	-	–	(17,716)	–	–	(17,716)
Issuance of 1,580,034 shares for acquisition of Classic Bancshares, net 108,173 shares owned and transferred to treasury	3,951	53,739	–	–	(3,351)	54,339
Issuance of stock award shares, net	–	(422)	–	–	569	147
Exercise of 367,675 stock options, including tax benefit of $4,124	-	(4,394)	–	–	12,177	7,783
Purchase of 342,576 common shares for treasury	-	–	–	–	(11,912)	(11,912)
Balances at December 31, 2005	$46,249	$104,435	$160,747	$(8,012)	$(11,278)	$292,141
Comprehensive income:
Net income	-	-	53,187	–	–	53,187
Other comprehensive gain, net of deferred income tax benefit of $1,655:
Unrealized gain on securities of $5,645, net of tax and reclassification adjustments for losses included in net income of $1,995	–	–	–	2,190	–	2,190
Unrealized loss on interest rate floors of $350, net of tax	-	–	–	(210)	–	(210)
Decrease in underfunded pension liability of $838, net of tax	-	–	–	503	–	503
Total comprehensive income						55,670
Cash dividends declared ($1.12 per share)	-	–	(19,721)	–	–	(19,721)
Issuance of stock award shares, net	-	239	–	–	245	484
Exercise of 46,243 stock options	–	(900)	–	–	1,698	798
Excess tax benefit on stock-based compensation	-	269	–	–	–	269
Purchase of 666,753 common shares for treasury	-	–	–	–	(24,334)	(24,334)
Balances at December 31, 2006	$46,249	$104,043	$194,213	$(5,529)	$(33,669)	$305,307

See notes to consolidated financial statements.

Consolidated Statements of
Changes in Shareholders’ Equity (continued)
City Holding Company and Subsidiaries
	Common			Accumulated
	Stock			Other		Total
	(Par	Capital	Retained	Comprehensive	Treasury	Shareholders’
(in thousands)	Value)	Surplus	Earnings	Income (Loss)	Stock	Equity
Balances at December 31, 2006	$46,249	$104,043	$194,213	$(5,529)	$(33,669)	$305,307
Comprehensive income:
Cumulative effect of adoption of FIN 48	-	-	(125)	-	-	(125)
Net income	-	-	51,026	–	–	51,026
Other comprehensive gain, net of deferred income tax benefit of $10,270:
Unrealized gain on securities of $1,443, net of tax	-	–	–	866	–	866
Unrealized gain on interest rate floors of $7,667, net of tax	-	–	–	4,600	–	4,600
Decrease in underfunded pension liability of $1,160, net of tax	-	–	–	696	–	696
Total comprehensive income						57,188
Cash dividends declared ($1.24 per share)	-	–	(20,728)	–	–	(20,728)
Issuance of stock award shares, net	-	(515)	–	–	942	427
Exercise of 7,300 stock options	-	(141)	–	–	295	154
Excess tax benefit on stock-based compensation	-	3	–	–	–	3
Purchase of 1,314,112 common shares for treasury	-	–	–	–	(48,232)	(48,232)
Balances at December 31, 2007	$46,249	$103,390	$224,386	$633	$(80,664)	$293,994

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
City Holding Company and Subsidiaries

	Year Ended December 31
(in thousands)	2007	2006	2005

Operating Activities
Net income	$51,026	$53,187	$50,288
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and accretion	(2,309)	(2,596)	1,740
Depreciation of premises and equipment	4,472	4,219	4,096
Provision for loan losses	5,350	3,801	1,400
Loss on early extinguishments of debt	-	1,368	-
Deferred income tax (benefit) expense	(1,176)	2,516	3,435
Net periodic pension cost	236	246	49
Increase in value of bank-owned life insurance	(2,477)	(2,352)	(2,779)
Proceeds from bank-owned life insurance	205	126	1,109
Gain from sale of retail credit card portfolio and merchant agreements	(1,500)	(3,563)	-
Loss (gain) on sale of premises and equipment	-	15	(74)
Realized investment securities (gains) losses	(45)	1,995	(151)
Decrease (increase) in accrued interest receivable	1,083	797	(1,720)
Increase in other assets	(4,775)	(2,690)	(1,661)
Increase (decrease) in other liabilities	258	2,078	(3,359)
Net Cash Provided by Operating Activities	50,348	59,147	52,373
Investing Activities
Proceeds from maturities and calls of securities held to maturity	12,458	7,667	4,068
Proceeds from sale of money market and mutual fund available-for-sale securities	1,015,160	1,092,400	1,262,300
Purchases of money market and mutual fund available-for-sale securities	(969,052)	(1,093,411)	(1,296,750)
Proceeds from sales of securities available-for-sale	1,819	57,526	9,187
Proceeds from maturities and calls of securities available-for-sale	84,431	79,138	137,650
Purchases of securities available-for-sale	(41,261)	(57,650)	(12,329)
Net increase in loans	(88,566)	(75,475)	(27,855)
Sales of premises and equipment	15	-	202
Purchases of premises and equipment	(14,433)	(6,381)	(4,501)
Investment in bank owned life insurance	(7,000)	-	-
Proceeds from sale of retail credit card portfolio and merchant agreements	1,650	13,920	-
Acquisition, net of cash received	-	-	(7,121)
Net Cash (Used in) Provided by Investing Activities	(4,779)	17,734	64,851
Financing Activities
Net (decrease) increase in noninterest-bearing deposits	(6,807)	(55,038)	21,601
Net increase (decrease) in interest-bearing deposits	11,671	111,932	(18,038)
Net decrease in short-term borrowings	(17,524)	(38,406)	(53,416)
Repayment of long-term debt	(163)	(15,575)	(12,090)
Redemption of trust preferred securities	-	(13,002)	-
Purchases of treasury stock	(48,232)	(24,334)	(11,912)
Proceeds from stock options exercises	154	798	3,659
Excess tax benefits from stock-based compensation arrangements	3	269	-
Dividends paid	(20,601)	(19,350)	(16,839)
Net Cash Used in Financing Activities	(81,499)	(52,706)	(87,035)
(Decrease) Increase in Cash and Cash Equivalents	(35,930)	24,175	30,189
Cash and cash equivalents at beginning of year	110,448	86,273	56,084
Cash and Cash Equivalents at End of Year	$74,518	$110,448	$86,273

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

The Company determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity in conformity with U. S. generally accepted accounting principles. Voting interest entities are entities in which the total equity investment at risk is sufficient to enable the entity to finance itself independently and provides the equity holders with the obligation to absorb losses, the right to receive residual returns and the right to make decisions about the entity’s activities. The Company consolidates voting interest entities in which it has all, or at least a majority of, the voting interest. As defined in applicable accounting standards, variable interest entities (VIEs) are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest in an entity is present when an enterprise has a variable interest, or a combination of variable interests, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both. The enterprise with a controlling financial interest, known as the primary beneficiary, consolidates the VIE. The Company’s wholly owned subsidiary, City Holding Capital Trust, is a VIE for which the Company is not the primary beneficiary. Accordingly, the accounts of this entity are not included in the Company’s consolidated financial statements.

Description of Principal Markets and Services: The Company is a bank holding company headquartered in Charleston, West Virginia, and conducts its principal activities through its wholly-owned subsidiary, City National Bank of West Virginia (“City National”). City National is a retail and consumer-oriented community bank with 69 offices in West Virginia, Kentucky, and Ohio. Principal activities include providing deposit, credit, trust and investment management, and insurance related products and services. The Company conducts its business activities through one reportable business segment - community banking.

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

Loans: Loans, excluding previously securitized loans, which are discussed separately below, are reported at the principal amount outstanding, net of unearned income.  Portfolio loans include those for which management has the intent and City has the ability to hold for the foreseeable future, or until maturity or payoff.  The foreseeable future is based upon management’s judgement of current business strategies and market conditions, the type of loan, asset/ liability management, and liquidity.

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

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

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

Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. The Company has not entered into any fair value hedges as of December 31, 2007.  Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

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

The Company and its subsidiaries are subject to examinations and challenges from federal and state taxing authorities regarding positions taken in returns.  Uncertain tax positions are initially recognized in the consolidated financial statements when it is more likely than not the position will be sustained upon examination.  These positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the taxing authority and assuming full knowledge of the position and all relevant facts by the taxing authority.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Advertising Costs: Advertising costs are expensed as incurred.

Stock-Based Compensation: Compensation expense related to stock options and restricted stock awards issued to employees is based upon the fair value of the award at the date of grant.  The fair value of stock options is estimated utilizing a Black Scholes pricing model, while the fair value of restricted stock awards is based upon the stock price at the date of grant.  Compensation expense is recognized on a straight line basis over the vesting period for options and the respective period for stock awards.  Prior to January 1, 2006, the Company reported no compensation expense on options granted as the exercise price of the options granted always equaled the market price of the underlying stock on the date of grant.

Basic and Diluted Earnings per Common Share: Basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares outstanding increased by the number of shares of common stock which would be issued assuming the exercise of stock options and other common stock equivalents. The incremental shares related to stock options were 58,000, 61,000, and 171,000 in 2007, 2006, and 2005, respectively.

Recent Accounting Pronouncements:    In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting and disclosure for uncertain tax positions, as defined. FIN 48 requires that a tax position meet a "probable recognition threshold" for the benefit of the uncertain tax position to be recognized in the financial statements. A tax position that fails to meet the probable recognition threshold will result in either reduction of a current or deferred tax asset or receivable, or recording a current or deferred tax liability. FIN 48 also provides guidance on measurement, derecognition of tax benefits, classification, interim period accounting disclosure, and transition requirements in accounting for uncertain tax positions.  Effective January 1, 2007, the Company adopted FIN 48, which resulted in an increase its tax reserves and a decrease of $0.1 million to the January 1, 2007 retained earnings balance.  Upon adoption, the liability for income taxes associated with uncertain tax positions at January 1, 2007 was $1.5 million.  This amount, if recognized, would favorably affect the Company’s effective tax rate.   The Company does not expect that the amounts of unrecognized tax positions will change significantly within the next 12 months.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (SFAS No. 157).  SFAS No. 157 replaces various definitions of fair value in existing accounting literature with a single definition, establishes a framework for measuring fair value in generally accepted accounting principles, and requires additional disclosures about fair value measurements.  SFAS No. 157 clarifies the definition of fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  SFAS No. 157 requires fair values of financial instruments to be disclosed according to a three-level fair value hierarchy that ranks the quality and reliability of the information used to determine the fair value.  Fair values based on the least reliable of hierarchy will require more extensive disclosures about the valuation method use and the gains and losses associated with such estimates.  SFAS No. 157 does not expand the use of fair value to any new circumstances. The Company adopted SFAS No. 157 on January 1, 2008, and the adoption of this statement did not have a material effect on its financial statements.

In September 2006, the FASB issued Statement No. 158, “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans” (SFAS No. 158), an amendment of FASB Statements No. 87, 88, 106, and 132(R)   SFAS No. 158 requires recognition of the funded status (the difference between the fair value of the plan assets and the benefit obligation) of a benefit plan as an asset or liability in the employers’ financial statements, requires the measurement of benefit plan assets and obligations as of the end of the employer's fiscal year-end, and requires recognition of the funded status of a benefit plan in other comprehensive income in the year in which the changes occur.  The Company adopted the recognition and disclosure provisions of SFAS No. 158 on December 31, 2006.  The Company had previously recognized the funded status of its defined benefit plan in prior financial statements and the adoption of SFAS No. 158 did not have a material effect on the Company’s financial statements. The requirement to change the measurement date of the Company’s plan assets and benefit obligation from October 31 to December 31 will be effective for fiscal years ending after December 15, 2008 and the Company does not anticipate that the adoption of this part of the statement will have a material effect on its financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standard No. 159 (“SFAS No. 159”), “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115.”  SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. The fair value option (i) is applicable on an instrument by instrument basis, with certain exceptions, (ii) is irrevocable (unless a new election date occurs), and (iii) is applied only to entire instruments and not to portions of instruments. The Company adopted SFAS No. 159 on January 1, 2008 and the adoption of this statement did not have a material effect on its financial statements.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

In June 2007, the FASB ratified the consensus reached in EITF 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.”  EITF 06-11 states that tax benefits received on dividends paid to employees associated with their unvested stock compensation awards should be recorded in additional-paid-in-capital (APIC) for awards expected to vest.  Such dividends are currently accounted for as a permanent tax difference that results in a reduction to the effective income tax rate.  The Company adopted EITF 06-11 on January 1, 2008 for dividends declared on share-based payment awards subsequent to this date.  The adoption of EITF 06-11 is not expected to have a material effect on its financial statements.

In December 2007, the FASB issued Statement No. 141 (revised 2007) (“SFAS No. 141R”), “Business Combinations.”  SFAS No. 141R will significantly change how the acquisition method will be applied to business combinations.  SFAS No. 141R requires an acquirer, upon initially obtaining control of another entity, to recognize the assets, liabilities and any non-controlling interest in the acquiree at fair value as of the acquisition date. Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt. This fair value approach replaces the cost-allocation process required under SFAS No. 141 whereby the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their estimated fair value. SFAS No. 141R requires acquirers to expense acquisition-related costs as incurred rather than allocating such costs to the assets acquired and liabilities assumed, as was previously the case under SFAS No. 141. Under SFAS No. 141R, the requirements of SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” would have to be met in order to accrue for a restructuring plan in purchase accounting. Pre-acquisition contingencies are to be recognized at fair value, unless it is a non-contractual contingency that is not likely to materialize, in which case, nothing should be recognized in purchase accounting and, instead, that contingency would be subject to the probable and estimable recognition criteria of SFAS No. 5, “Accounting for Contingencies.” Reversals of deferred income tax valuation allowances and income tax contingencies will be recognized in earnings subsequent to the measurement period.  The allowance for loan losses of an acquiree will not be permitted to be recognized by the acquirer. Additionally, SFAS No. 141(R) will require new and modified disclosures surrounding subsequent changes to acquisition-related contingencies, contingent consideration, noncontrolling interests, acquisition-related transaction costs, fair values and cash flows not expected to be collected for acquired loans, and an enhanced goodwill rollforward.  The Company will be required to prospectively apply SFAS No. 141(R) to all business combinations completed on or after January 1, 2009. Early adoption is not permitted.  The Company is currently evaluating SFAS No. 157 and has not determined the impact it will have on our financial statements.

In December 2007, the FASB issued SFAS No. 160 (“SFAS No. 160”), “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB Statement No. 51.” SFAS No. 160 clarifies that a non-controlling interest in a subsidiary, which is sometimes referred to as minority interest will be recharacterized as a “noncontrolling interests” and should be reported as a component of equity. Among other requirements, SFAS No. 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. SFAS No. 160 is effective for the Company on January 1, 2009 and is not expected to have a significant impact on the Company’s financial statements.

Statements of Cash Flows: Cash paid for interest, including interest paid on long-term debt and trust preferred securities, was $60.3 million, $53.5 million, and $37.9 million in 2007, 2006, and 2005, respectively. During 2007, 2006 and 2005, the Company paid $25.5 million, $22.9 million, and $20.6 million, respectively, for income taxes.

Note Two
Restrictions on Cash and Due From Banks

City National is required to maintain an average reserve balance with the Federal Reserve Bank of Richmond to compensate for services provided by the Federal Reserve and to meet statutory required reserves for demand deposits. The average amount of the reserve balance for the year ended December 31, 2007 was approximately $15.2 million.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Three
Investments

The aggregate carrying and approximate market values of securities follow. Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable financial instruments.

	December 31, 2007
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value

Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$248	$2	$-	$250
Obligations of states and political subdivisions	39,433	256	(205)	39,484
Mortgage-backed securities	260,249	795	(1,708)	259,336
Other debt securities	71,194	561	(2,414)	69,341
Total Debt Securities	371,124	1,614	(4,327)	368,411
Equity securities and investment funds	13,934	11	(258)	13,687
Total Securities Available-for-Sale	$385,058	$1,625	$(4,585)	$382,098

Securities held-to-maturity:
Obligations of states and political subdivisions	$4,300	$36	$-	$4,336
Other debt securities	30,618	673	(429)	30,862
Total Securities Held-to-Maturity	$34,918	$709	$(429)	$35,198

	December 31, 2006
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value

Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$247	$-	$(3)	$244
Obligations of states and political subdivisions	40,322	330	(204)	40,448
Mortgage-backed securities	325,601	331	(5,126)	320,806
Other debt securities	51,985	485	(153)	52,317
Total Debt Securities	418,155	1,146	(5,486)	413,815
Equity securities and investment funds	58,634	-	(51)	58,583
Total Securities Available-for-Sale	$476,789	$1,146	$(5,537)	$472,398

Securities held-to-maturity:
Obligations of states and political subdivisions	$5,708	$74	$-	$5,782
Other debt securities	41,792	2,453	(72)	44,173
Total Securities Held-to-Maturity	$47,500	$2,527	$(72)	$49,955

Certain investment securities owned by the Company were in an unrealized loss position (i.e., amortized cost basis exceeded the estimated fair value of the securities) as of December 31, 2007 and 2006. The following table shows the gross unrealized losses and fair value of the Company’s investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2007 and 2006.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

	December 31, 2007
	Less Than Twelve Months		Twelve Months or Greater		Total
(in thousands)	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss

Securities available-for-sale:
Obligations of states and politicalsubdivisions	$6,768	$90	$12,585	$115	$19,353	$205
Mortgage-backed securities	27,410	83	144,680	1,625	172,090	1,708
Other debt securities	44,817	2,157	4,919	257	49,736	2,414
Equity securities and investment funds	1,524	225	1,467	33	2,991	258
Total	$80,519	$2,555	$163,651	$2,030	$244,170	$4,585

Securities held-to-maturity:
Other debt securities	$8,127	$269	$2,050	$160	$10,177	$429

	December 31, 2006
	Less Than Twelve Months		Twelve Months or Greater		Total
(in thousands)	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss

Securities available-for-sale:
U.S. Treasury securities and obligations ofU.S. government corporations andagencies	$-	$-	$244	$3	$244	$3
Obligations of states and politicalsubdivisions	2,790	6	14,673	198	17,643	204
Mortgage-backed securities	28,057	90	245,889	5,036	273,946	5,126
Other debt securities	11,414	64	3,546	89	14,960	153
Equity securities and investment funds	1,449	51	-	-	1,449	51
Total	$43,710	$211	$264,352	$5,326	$308,242	$5,537

Securities held-to-maturity:
Other debt securities	$2,348	$37	$1,088	$35	$3,436	$72

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

Management has the ability and intent to hold the securities classified as held to maturity until they mature, at which time the Company will receive full value for the securities. Furthermore, as of December 31, 2007, management also had the ability and intent to hold the securities classified as available for sale for a period of time sufficient for a recovery of cost. The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the securities approach their maturity date or repricing date or if market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality. Accordingly, as of December 31, 2007, management believes the unrealized losses detailed in the table above are temporary and no impairment loss has been recognized in the Company’s consolidated income statement.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The amortized cost and estimated fair value of debt securities at December 31, 2007, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties. Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

		Estimated
		Fair
(in thousands)	Cost	Value

Securities Available-for-Sale
Due in one year or less	$5,650	$5,657
Due after one year through five years	10,252	9,970
Due after five years through ten years	34,176	34,206
Due after ten years	321,046	318,578
	$371,124	$368,411

Securities Held-to-Maturity
Due in one year or less	$1,218	$1,221
Due after one year through five years	3,082	3,114
Due after five years through ten years	-	-
Due after ten years	30,618	30,863
	$34,918	$35,198

Gross gains and gross losses realized by the Company from investment security transactions are summarized in the table below:

(in thousands)	2007	2006	2005

Gross realized gains	$47	$154	$154
Gross realized losses	(2)	(2,149)	(3)
Investment security gains (losses)	$45	$(1,995)	$151

The carrying value of securities pledged to secure public deposits and for other purposes as required or permitted by law approximated $192.1 million and $167.7 million at December 31, 2007 and 2006, respectively.

Note Four
Loans

The following summarizes the Company’s major classifications for loans:

(in thousands)	2007	2006
Real estate – mortgage	$602,057	$598,502
Home equity	341,818	321,708
Commercial, financial, and agriculture	707,987	673,719
Loans to Depository Institutions	60,000	25,000
Installment loans to individuals	48,267	42,943
Previously securitized loans	6,892	15,597
Gross Loans	1,767,021	1,677,469
Allowance for loan losses	(17,581)	(15,405)
Net Loans	$1,749,440	$1,662,064

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

Note Five
Allowance for Loan Losses

A summary of changes in the allowance for loan losses follows:

(in thousands)	2007	2006	2005

Balance at January 1	$15,405	$16,790	$17,815
Allowance from acquisition	-	-	3,265
Reduction of allowance for loans sold	-	(1,368)	-
Provision for possible loan losses	5,350	3,801	1,400
Charge-offs	(5,652)	(6,935)	(8,459)
Recoveries	2,478	3,117	2,769
Balance at December 31	$17,581	$15,405	$16,790

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The recorded investment in loans on nonaccrual status and loans past due 90 days or more and still accruing interest is included in the following table:

(in thousands)	2007	2006

Nonaccrual loans	$16,437	$3,319
Accruing loans past due 90 days or more	314	635
Previously securitized loans past due 90 days or more	76	48
Total	$16,827	$4,002

Information pertaining to impaired loans is included in the following table:

(in thousands)	2007	2006

Impaired loans with a valuation allowance	$16,751	$3,954
Impaired loans with no valuation allowance	76	48
Total impaired loans	$16,827	$4,002
Allowance for loan losses allocated to impaired loans	$4,139	$1,076

The average recorded investment in impaired loans during 2007, 2006, and 2005 was $15.8 million, $3.8 million, and $3.6 million, respectively.The Company recognized approximately $0.8 million, $0.1 million, and $0.1 million of interest income received in cash on non-accrual and impaired loans in 2007, 2006 and 2005, respectively.  Approximately $0.4 million, $0.2 million and $0.2 million of interest income would have been recognized during 2007, 2006 and 2005, respectively, if such loans had been current in accordance with their original terms.  There were no commitments to provide additional funds on non-accrual, impaired, or other potential problem loans at December 31, 2007 and 2006.

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

	December 31
(in thousands)	2007	2006	2005

Total principal amount of loans outstanding	$24,062	$33,334	$48,061
Discount	(17,170)	(17,737)	(17,805)
Net book value	$6,892	$15,597	$30,256
Principal amount of loans between 30 and 89 days past due	$1,099	$1,062	$1,848
Principal amount of loans between 90 and 119 days past due	76	48	268
Net credit (recoveries) losses during the year	(2,938)	(4,124)	(3,225)

Because the book value of the mortgage loans incorporates assumptions for expected cash flows considering prepayment and default rates, the carrying value of the loans is generally less than the actual contractual outstanding balance of the mortgage loans. As of December 31, 2007 and 2006, the Company reported a book value of previously securitized loans of $6.9 million and $15.6 million, respectively, while the actual outstanding balance of previously securitized loans at December 31, 2007 and 2006 was $24.1 million and $33.3 million, respectively. The difference (“the discount”) between the book value and actual outstanding balance of previously securitized loans is accreted into interest income over the life of the loans. If the discounted present value of estimated future cash flows from previously securitized loans declines below the recorded value, an impairment charge would be provided through the Company’s provision and allowance for loan losses. No such impairment charges were recorded during the three years in the period ended December 31, 2007.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Key assumptions used in estimating the value of the Company’s previously securitized loans were as follows:

	December 31
	2007	2006
Prepayment speed (CPR):
From January 2007 – December 2007	-	17%
From January 2008 – March 2008	16%	13%
From April 2008 – December 2008	15%	13%
From January 2009 – December 2009	13%	9%
From January 2010 – December 2010	9%	8%
From January 2011 – December 2011	9%	8%
Thereafter	5%	5%

Weighted-average cumulative defaults	9.54%	10.19%

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

During 2007, 2006, and 2005 the Company recognized $7.3 million, $9.4 million, and $11.4 million, respectively, of interest income on the previously securitized loans and received cash of $16.1 million, $24.2 million, and $39.3 million, respectively, comprised of principal and interest payments from borrowers.

Note Seven
Premises and Equipment

A summary of premises and equipment and related accumulated depreciation as of December 31 is summarized as follows:

(in thousands)	Estimated Useful Life	2007	2006

Land		$16,958	$12,007
Buildings and improvements	10 to 30 yrs.	64,050	59,330
Equipment	3 to 7 yrs.	44,253	39,615
		125,261	110,952
Less accumulated depreciation		(70,626)	(66,263)
Net premises and equipment		$54,635	$44,689

Note Eight
Goodwill and Intangible Assets

The carrying amount of goodwill approximated $55.0 million at both December 31, 2007 and 2006.  The Company completed its annual assessment of the carrying value of goodwill during 2007 and concluded that its carrying value was not impaired.

The following table summarizes core deposit intangibles as of December 31, 2007 and 2006, which are subject to amortization:

(in thousands)	2007	2006

Gross carrying amount	$6,580	$6,580
Accumulated amortization	(3,352)	(2,646)
Net core deposit intangible	$3,228	$3,934

During 2007, 2006, and 2005, the Company recognized pre-tax amortization expense of $706,000, $723,000, and $512,000, respectively, associated with its core deposit intangible assets. The estimated amortization expense for core deposit intangible assets for each of the next five years is as follows:

(in thousands)	Projected Amortization Expense

2008	$637
2009	469
2010	437
2011	409
2012	392
$2,344

Note Nine
Scheduled Maturities of
Time Deposits

Scheduled maturities of time deposits outstanding at December 31, 2007 are summarized as follows:

(in thousands)

2008	$716,476
2009	136,794
2010	47,187
2011	12,452
2012	14,407
Over five years	417
Total	$927,733

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

     Scheduled maturities of time deposits of $100,000 or more outstanding at December 31, are summarized as follows:

(in thousands)	2007	2006

Within one year	$178,078	$143,538
Over one through two years	33,162	53,849
Over two through three years	10,013	13,945
Over three through four years	2,701	7,798
Over four through five years	2,683	2,623
Over five years	-	297
Total	$226,637	$222,050

Note Ten
Short-Term Borrowings

On January 30, 2008, the Company’s Board of Directors authorized the redemption of the Junior Subordinated Debentures owed to City Holding Capital Trust at a price of 104.58% of the principal amount on April 1, 2008.  During the first quarter of 2008, the Company will incur charges to fully amortize issuance costs incurred in 1998 that were being amortized over the original 30 year life of the securities and for the early redemption premium totaling $1.2 million.  The Company estimates that the redemption of the debentures and trust preferred securities will reduce the Company’s interest expense by approximately $1.1 million in 2008 and $1.5 million annually through 2027.  Due to the Company’s announced intentions to redeem the debentures on April 1, 2008, the debentures are reflected as short-term borrowings at December 31, 2007.  Interest expense and average balances for the debentures are considered long-term debt for the year ended December 31, 2007.

A summary of short-term borrowings are as follows:

(dollars in thousands)	2007	2006	2005

Balance at end of year:
Securities repurchase agreements	$119,554	$115,675	$76,443
FHLB advances	25,526	20,895	75,812
Junior subordinated debenturesowed to City Holding CapitalTrust	16,836	-	-
Total	$161,916	$136,570	$152,255

(dollars in thousands)	2007	2006	2005

Avg. outstanding during the year:
Securities repurchase agreements	$117,442	$98,116	$81,638
FHLB advances	42,896	45,589	75,626
Junior subordinated debenturesowed to City Holding CapitalTrust	-	-	-
Max. outstanding at any month end:
Securities repurchase agreements	127,744	115,674	105,303
FHLB advances	46,430	67,334	84,763
Junior subordinated debenturesowed to City Holding CapitalTrust	16,836	-	-
Weighted-average interest rate:
During the year:
Securities repurchase agreements	4.35%	3.95%	1.98%
FHLB advances	3.58%	2.69%	2.32%
Junior subordinated debenturesowed to City Holding CapitalTrust	-	-	-
End of the year:
Securities repurchase agreements	3.95%	4.43%	2.89%
FHLB advances	3.68%	3.40%	2.83%
Junior subordinated debenturesowed to City Holding CapitalTrust	9.15%	-	-

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

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Payments of distributions on the trust preferred securities and payments on redemption of the trust preferred securities are guaranteed by the Company. The Company also entered into an agreement as to expenses and liabilities with the trust pursuant to which it agreed, on a subordinated basis, to pay any costs, expenses or liabilities of the trust other than those arising under the trust preferred securities. The obligations of the Company under the junior subordinated debentures, the related indentures, the trust agreement establishing the trust, the guarantees and the agreements as to expenses and liabilities, in the aggregate, constitute a full and unconditional guarantee by the Company of the trust’s obligations under the trust preferred securities. The Capital Securities issued by the statutory business trusts qualify as Tier 1 capital for the Company under current Federal Reserve Board guidelines.

Note Eleven
Long-Term Debt

The components of long-term debt are summarized as follows:

(in thousands)	Maturity	Weighted-Average Interest Rate	2007	2006

FHLB Advances	2008	3.66%	$-	$26,193
FHLB Advances	2009	5.92%	2,343	2,003
FHLB Advances	2010	6.30%	2,000	2,000
FHLB Advances	2011	4.47%	630	193
FHLB Advances	>5 years	-	-	844
Junior subordinated debentures owed to City Holding Capital Trust	2028	9.15%	-	16,836
Total Long-term debt			$4,973	$48,069

Through City National, the Company has purchased 28,972 shares of Federal Home Loan Bank (“FHLB”) stock at par value as of December 31, 2007. Such purchases entitle the Company to dividends declared by the FHLB and provide an additional source of short-term and long-term funding, in the form of collateralized advances. Financing obtained from the FHLB is based, in part, on the amount of qualifying collateral available, specifically U.S. Treasury and agency securities and mortgage-backed securities. At December 31, 2007 and 2006, collateral pledged to the FHLB included approximately $159.1 million and $229.7 million, respectively, in investment securities and one-to-four-family residential property loans.  Therefore, in addition to the short-term (see Note Ten) and long-term financing discussed above, at December 31, 2007 and 2006, City National had an additional $128.7 million and $177.7 million, respectively, available from unused portions of lines of credit with the FHLB and other financial institutions.

Note Twelve
Derivative Instruments

The Company utilizes interest rate floors to mitigate exposure to interest rate risk.  As of December 31, 2007, the Company has entered into eight interest rate floor contracts with a total notional amount of $600 million,  seven of which (total notional amount of $500 million) are designated as cash flow hedges.  The objective of these interest rate floors is to protect the overall cash flows from the Company’s portfolio of $500 million of variable-rate loans outstanding from the risk of a decrease in those cash flows.

The notional amounts and estimated fair values of interest rate floor derivative positions outstanding at year-end are presented in the following table. The estimated fair values of the interest rate floors on variable-rate loans are based on quoted market prices.

	2007		2006
(in thousands)	Notional Value	Estimated Fair Value	Notional Value	Estimated Fair Value

Interest rate floors on variable-rate loans	$500,000	$11,362	$500,000	$4,239

The strike rates for interest rate floors outstanding at December 31, 2007 range from 6.00% to 8.00%.

Interest rate contracts involve the risk of dealing with counterparties and their ability to meet contractual terms. These counterparties must have an investment grade credit rating and be approved by the Company’s Asset and Liability Committee.

For cash flow hedges, the effective portion of the gain or loss on the derivative hedging instrument is reported in other comprehensive income, while the ineffective portion (indicated by the excess of the cumulative change in the fair value of the derivative over that which is necessary to offset the cumulative change in expected future cash flows on the hedge transaction) is recorded in current earnings as other income or other expense. The Company recognized the increase/(decrease) in fair value of $4.6 million and $(0.2) million, net of taxes, in other comprehensive income for the years ended December 31, 2007 and 2006, respectively, on these derivative instruments.  The amount of the market value adjustment reported in earnings and recorded in other expenses in the Consolidated Statement of Income for the year ended December 31, 2005 and in amortization and accretion in the Consolidated Statement of Cash Flows was $1.4 million.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Thirteen
Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows at December 31:

(in thousands)	2007	2006

Deferred tax assets:
Previously securitized loans	$9,970	$10,196
Allowance for loan losses	6,885	6,015
Deferred compensation payable	3,078	3,231
Underfunded pension liability	1,316	1,780
Unrealized securities losses	1,189	1,766
Accrued expenses	1,493	1,612
Impaired investments	1,133	874
Unrealized derivative instrument losses	-	140
Other	2,531	2,033
Total Deferred Tax Assets	27,595	27,647
Deferred tax liabilities:
Unrealized derivative instrument gains	2,927	-
Intangible assets	1,947	1,809
Deferred loan fees	786	834
Other	1,302	1,352
Total Deferred Tax Liabilities	6,962	3,995
Net Deferred Tax Assets	$20,633	$23,652

No valuation allowance for deferred tax assets was recorded at December 31, 2007 and 2006 as the Company believes it is more likely than not that all of the deferred tax assets will be realized because they were supported by recoverable taxes paid in prior years.

Significant components of the provision for income taxes are as follows:

(in thousands)	2007	2006	2005

Current:
Federal	$25,326	$25,242	$22,895
State	1,636	571	40
Total current	26,962	25,813	22,935
Deferred:
Federal	(1,029)	517	960
State	(147)	1,999	2,475
Total deferred	(1,176)	2,516	3,435
Income tax expense	$25,786	$28,329	$26,370
Income tax expense (benefit) attributable to securities transactions	$18	$(798)	$60

A reconciliation of the significant differences between the federal statutory income tax rate and the Company’s effective income tax rate is as follows:

(in thousands)	2007	2006	2005

Computed federal taxes at statutory rate	$26,884	$28,519	$26,830
State income taxes, net of federal tax benefit	969	1,671	1,634
Tax effects of:
Tax-exempt interest income	(786)	(797)	(853)
Bank-owned life insurance	(867)	(823)	(973)
Other items, net	(414)	(241)	(268)
Income tax expense	$25,786	$28,329	$26,370

Effective January 1, 2007, the Company adopted FIN 48.  The cumulative effect of adopting FIN 48 was an increase in tax reserves and a decrease of $0.1 million to the January 1, 2007 retained earnings balance.  The entire amount of the Company’s unrecognized tax benefits if recognized, would favorably affect the Company’s effective tax rate.   The Company does not expect that the amounts of unrecognized tax positions will change significantly within the next 12 months.  A reconciliation of the beginning and ending balance of unrecognized tax benefits for the year ended December 31, 2007 is as follows:

(in thousands)

Balance at January 1, 2007	$1,225
Additions for current year tax positions	510
Additions for prior year tax positions	-
Decreases for prior year tax positions	-
Decreases related to lapse of applicable statute oflimitation	(219)
Balance at December 31, 2007	$1,516

Interest and penalties on income tax uncertainties are included in income tax expense.  During 2007, 2006, and 2005, the provision related to interest and penalties was $0.4 million, $0.4 million, and $0.3 million, respectively.  The balance of accrued interest and penalties at December 31, 2007 and 2006 was $0.8 million and $0.7 million, respectively.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2004 through 2006. The Company and its subsidiaries state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2004 through 2006.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Fourteen
Employee Benefit Plans

During 2003, shareholders approved the City Holding Company 2003 Incentive Plan (“the Plan”), replacing the Company’s 1993 Stock Incentive Plan that expired on March 8, 2003. Employees, directors, and individuals who provide service to the Company (collectively “Plan Participants”) are eligible to participate in the Plan. Pursuant to the terms of the Plan, the Compensation Committee of the Board of Directors, or its delegate, may, from time-to-time, grant stock options, stock appreciation rights (“SARs”), or stock awards to Plan Participants. A maximum of 1,000,000 shares of the Company’s common stock may be issued upon the exercise of stock options and SARs and stock awards, but no more than 350,000 shares of common stock may be issued as stock awards. These limitations may be adjusted in the event of a change in the number of outstanding shares of common stock by reason of a stock dividend, stock split, or other similar event. Specific terms of options and SARs awarded, including vesting periods, exercise prices (stock price date of grant), and expiration dates are determined at the date of grant and are evidenced by agreements between the Company and the awardee. The exercise price of the option grants equals the market price of the Company’s stock on the date of grant. All incentive stock options and SARs will be exercisable up to ten years from the date granted and all options and SARs are exercisable for the period specified in the individual agreement. As of December 31, 2007, 299,250 stock options had been awarded pursuant to the terms of the Plan and 33,850 stock awards had been granted.

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

A summary of the Company’s stock option activity and related information is presented below for the years ended December 31:

	2007		2006		2005
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price
Outstanding at January 1	271,709	$30.51	318,132	$28.56	602,307	$16.51
Granted	47,500	39.34	-	-	144,250	33.70
Exercised	(7,300)	21.17	(46,423)	17.20	(367,675)	9.95
Forfeited	(6,000)	35.20	-	-	(60,750)	33.90
Outstanding at December 31	305,909	$32.05	271,709	$30.51	318,132	$28.56
Exercisable at end of year	203,784	30.31	200,584	29.90	232,007	$27.16

Nonvested at beginning of year	71,125	$32.21	86,125	$32.34
Granted during year	47,500	39.34	-	-
Vested during year	(13,500)	32.64	(15,000)	32.97
Forfeited during year	(3,000)	35.22	-	-
Nonvested at end of year	102,125	$35.40	71,125	$32.21

Additional information regarding stock options outstanding and exercisable at December 31, 2007, is provided in the following table:

			Weighted-			Weighted-	Weighted-
			Average			Average	Average
		Weighted-	Remaining		No. of	Exercise Price	Remaining
Ranges of	No. of	Average	Contractual		Options	of Options	Contractual
Exercise	Options	Exercise	Life	Intrinsic	Currently	Currently	Life	Intrinsic
Prices	Outstanding	Price	(Months)	Value	Exercisable	Exercisable	(Months)	Value

$13.30	16,800	$13.30	49	$345	16,800	$13.30	49	$345
$28.00 - $39.34	289,109	33.09	84	605	186,984	31.83	77	502
	305,909			$950	203,784			$847

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Proceeds from stock option exercises totaled $0.2 million in 2007, $0.8 million in 2006, and $3.7 million in 2005. Shares issued in connection with stock option exercises are issued from available treasury shares. If no treasury shares are available, new shares are issued from available authorized shares. During 2007, 2006 and 2005, all shares issued in connection with stock option exercises and restricted stock awards were issued from available treasury stock.

The total intrinsic value of stock options exercised was $0.1 million in 2007, $0.9 million in 2006, and $9.7 million in 2005.

Stock-based compensation expense totaled $0.3 million in 2007 and $0.2 million in 2006 while no such compensation expense was recognized in 2005. The total income tax benefit recognized in the accompanying consolidated statements of income related to stock-based compensation was $0.1 million in 2007. Unrecognized stock-based compensation expense related to stock options totaled $0.6 million at December 31, 2007. At such date, the weighted-average period over which this unrecognized expense was expected to be recognized was 1.8 years.

	2007	2006	2005

Risk-free interest rate	4.38%	3.93%	3.93%
Expected dividend yield	3.15%	2.98%	2.98%
Volatility factor	0.391	0.384	0.384
Expected life of option	6 years	5 years	5 years

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

Restricted shares are forfeited if officers and employees terminate prior to the lapsing of restrictions. The Company records forfeitures of restricted stock as treasury share repurchases and any compensation cost previously recognized is reversed in the period of forfeiture.  Recipients of restricted shares do not pay any cash consideration to the Company for the shares, have the right to vote all shares subject to such grant and receive all dividends with respect to such shares, whether or not the shares have vested.  The Company recognized $0.2 million and $0.1 million of compensation expense for the years ended December 31, 2007 and December 31, 2006, respectively, within salaries and employee benefits in the Company’s Consolidated Statements of Income associated with the restricted stock awards issued.  Unrecognized stock-based compensation expense related to non-vested restricted shares was $0.7 million at December 31, 2007. At December 31, 2007, this unrecognized expense is expected to be recognized over 3.7 years based on the weighted average-life of the restricted shares.

A summary of the Company’s restricted shares activity and related information is presented below for the years ended December 31:

	2007		2006
		Average		Average
		Market		Market
	Restricted	Price	Restricted	Price
	Awards	At Grant	Awards	At Grant
Outstanding at January 1	15,600		14,000
Granted	17,650	$39.01	2,200	$36.24
Vested	(1,432)		(600)
Outstanding at December 31	31,818		15,600

For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options’ vesting period. Pro forma net income, basic earnings per share, and diluted earnings per share for the year ended December 31, 2005 was:

(in thousands)

Net income, as reported	$50,288
Add: restricted stock compensation expense included in reported net income, net of related tax effects	98
Less: Total stock-based compensation expense including both restricted stock and stock options, determined under fair value based method, net of related tax effects	(1,182)
Net income, pro forma	$49,204

Basic earnings per share, as reported	$2.87

Basic earnings per share, pro forma	$2.81

Diluted earnings per share, as reported	$2.84

Basic earnings per share, pro forma	$2.78

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options at the time of grant.

The Company provides retirement benefits to its employees through the City Holding Company 401(k) Plan and Trust (“the 401(k) Plan”), which is intended to be compliant with Employee Retirement Income Security Act (ERISA) section 404(c). Any employee who has attained age 21 is eligible to participate beginning the first day of the month following employment. Unless specifically chosen otherwise, every employee is automatically enrolled in the 401(k) Plan and may make before-tax contributions of between 1% and 15% of eligible pay up to the dollar limit imposed by Internal Revenue Service regulations. The first 6% of an employee’s contribution is matched 50% by the Company. The employer matching contribution is invested according to the investment elections chosen by the employee. Employees are 100% vested in both employee and employer contributions and the earnings generated by such contributions. As of December 31, 2007, there were 14 investment options, including City Holding Company common stock, available under the 401(k) Plan.

The Company’s total expense associated with the retirement benefit plan approximated $592,000, $574,000, and $542,000, in 2007, 2006, and 2005, respectively. The total number of shares of the Company’s common stock held by the 401(k) Plan as of December 31, 2007 and 2006 is 370,264 and 367,424, respectively. Other than the 401(k) Plan, the Company offers no postretirement benefits.

The Company also maintains a defined benefit pension plan (“the Defined Benefit Plan”) that covers approximately 300 current and former employees. The Defined Benefit Plan was frozen in 1999 subsequent to the Company’s acquisition of the plan sponsor. The Defined Benefit Plan maintains an October 31 year-end for purposes of computing its benefit obligations.

Primarily as a result of the interest rate environment over the past two years, the benefit obligation exceeded the estimated fair value of plan assets as of December 31, 2007 and October 31, 2006. The Company has recorded a minimum pension liability of $0.2 million and $2.6 million as of December 31, 2007 and 2006, respectively, included in Other Liabilities within the Consolidated Balance Sheets, and a $2.0 million and $2.7 million, net of tax, underfunded pension liability in Accumulated Other Comprehensive Income within Shareholders’ Equity at December 31, 2007 and 2006, respectively. The following table summarizes activity within the Defined Benefit Plan in 2007 and 2006:

	Pension Benefits
(in thousands)	2007	2006

Change in fair value of plan assets:
Fair value at beginning of measurement period	$8,669	$8,192
Actual gain on plan assets	1,414	992
Contributions	1,324	111
Benefits paid	(601)	(626)
Fair value at end of measurement period	10,806	8,669

Change in benefit obligation:
Benefit obligation at beginning of measurement period	(11,274)	(11,501)
Interest cost	(658)	(650)
Actuarial gain	314	251
Benefits paid	601	626
Change in estimates	-	-
Benefit obligation at end of measurement period	(11,017)	(11,274)
Funded status	(211)	(2,605)

Unrecognized net actuarial gain	3,162	4,498
Unrecognized net obligation	(17)	(48)
Other comprehensive loss	(3,145)	(4,450)
Accrued Benefit Cost	$(211)	$(2,605)

Weighted-average assumptions as of October 31:
Discount rate	6.25%	6.00%
Expected return on plan assets	8.50%	8.50%

The following table presents the components of the net defined benefit pension benefit:

	Pension Benefits
(in thousands)	2007	2006	2005

Components of net periodic benefit:
Interest cost	$657	$650	$662
Expected return on plan assets	(741)	(718)	(761)
Net amortization and deferral	320	314	148
Net Periodic Pension Cost	$236	$246	$49

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

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

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

The expected long-term rate of return for the plan’s assets is based on the expected return of each of the categories, weighted-based on the median of the target allocation for each class, noted in the table below. The allowable, target, and current allocation percentages of plan assets are as follows:

	Target Allocation 2007	Allowable Allocation Range	Percentage of Plan Assets at October 31
			2007	2006

Equity securities	70-75%	40-80%	68%	74%
Debt securities	20-25%	20-40%	27%	20%
Other	0-5%	3-10%	5%	6%
Total			100%	100%

The Company anticipates making a contribution to the plan of $0.7 million for the year ending December 31, 2008.  The following table summarizes the expected benefits to be paid in each of the next five years and in the aggregate for the five years thereafter:

Plan Year Ending October 31	Expected Benefits to be Paid
(in thousands)

2008	$642
2009	646
2010	691
2011	698
2012	707
2013 through 2017	3,927

In addition, the Company and its subsidiary participate in the Pentegra multi-employer pension plan (the “multi-employer plan”).  This non-contributory defined benefit plan covers current and former employees of Classic Bancshares

(acquired by the Company during 2005). The multi-employer plan has a June 30 year-end, and it is the policy of the Company to fund the normal cost of the multiemployer plan.  No contributions were required for the year ended December 31, 2007.  The benefits of the multi-employer plan were frozen prior to the acquisition of Classic Bancshares, and it is the intention of the Company to fund benefit amounts when assets of the plan are sufficient.

The Company has entered into employment contracts with certain of its current and former executive officers. The employment contracts provide for, among other things, the payment of severance compensation in the event an executive officer either voluntarily or involuntarily terminates his employment with the Company for other than “Just Cause.” The cost of these benefits was accrued over the five-year service period for each executive and is included in Other Liabilities within the Consolidated Balance Sheets. The liability was $1.9 million at both December 31, 2007 and 2006. For the years ended December 31, 2006, and 2005, $0.1 million and $0.5 million, respectively, was charged to operations in connection with these contracts.  No such charge was incurred for the year ended December 31, 2007.  As of December 31, 2007, two officers had left the Company and are receiving severance compensation in accordance with the terms of each of their respective agreements.

Certain entities previously acquired by the Company had entered into individual deferred compensation and supplemental retirement agreements with certain current and former directors and officers. The Company has assumed the liabilities associated with these agreements, the cost of which is being accrued over the period of active service from the date of the respective agreement. The cost of such agreements approximated $0.2 million, $0.2 million, and $0.3 million, during 2007, 2006, and 2005, respectively. The liability for such agreements approximated $4.6 million at both December 31, 2007 and 2006 and is included in Other Liabilities in the accompanying Consolidated Balance Sheets.

To assist in funding the above liabilities, the acquired entities had insured the lives of certain current and former directors and officers. The Company is the current owner and beneficiary of insurance policies with a cash surrender value approximating $7.0 million and $6.8 million at December 31, 2007 and 2006, respectively, which is included in Other Assets in the accompanying Consolidated Balance Sheets.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Fifteen
Related Party Transactions

City National has granted loans to certain non-executive officers and directors of the Company and its subsidiaries, and to their associates totaling $25.9 million at December 31, 2007 and $10.8 million at December 31, 2006. The loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with third-party lending arrangements.  During 2007, total principal additions were $16.8 million and total principal reductions were $1.7 million.

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

(in thousands)	2007	2006

Commitments to extend credit:
Home equity lines	$135,255	$140,479
Commercial real estate	47,529	48,489
Other commitments	163,332	131,428
Standby letters of credit	16,243	12,735
Commercial letters of credit	215	617

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

Note Seventeen
Preferred Stock and Shareholder Rights Plan

The Company’s Board of Directors has the authority to issue preferred stock, and to fix the designation, preferences, rights, dividends, and all other attributes of such preferred stock, without any vote or action by the shareholders. As of December 31, 2007, no such shares are outstanding, nor are any expected to be issued, except as might occur pursuant to the Stock Rights Plan discussed below.

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

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Eighteen
Regulatory Requirements and Capital Ratios

The principal source of income and cash for City Holding (the “Parent Company”) is dividends from City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. Approval is also required if dividends declared would cause City National’s regulatory capital to fall below specified minimum levels.  During 2006 and 2007 combined, City National received regulatory approval to pay $146.4 million in cash dividends to the Parent Company, while generating net profits of $104.4 million. Therefore, City National will be required to obtain regulatory approval prior to declaring any cash dividends to the Parent Company throughout 2008. Although regulatory authorities have approved prior cash dividends, there can be no assurance that future dividend requests will be approved.

During 2007, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders, (2) remit interest payments on the Company’s junior subordinated debentures, (3) fund repurchases of the Company’s common shares. As of December 31, 2007, the Parent Company reported a cash balance of approximately $9.6 million.  Management believes that the Parent Company’s available cash balance, together with cash dividends from City National is adequate to satisfy its funding and cash needs in 2008.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and City National to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 2007, that the Company and City National met all capital adequacy requirements to which they were subject.

As of December 31, 2007, the most recent notifications from banking regulatory agencies categorized the Company and City National as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since these notifications that management believes have changed the institutions’ categories. The Company’s and City National’s actual capital amounts and ratios are presented in the following table.

					Well
	2007		2006		Capitalized	Minimum
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Ratio	Ratio

Total Capital (to Risk-Weighted Assets):
Consolidated	$250,876	15.1%	$280,713	16.2%	10.0%	8.0%
City National	219,972	13.5	232,056	13.4	10.0	8.0

Tier I Capital (to Risk-Weighted Assets):
Consolidated	268,457	14.1	265,308	15.3	6.0	4.0
City National	237,554	12.5	216,651	12.5	6.0	4.0

Tier I Capital (to Average Assets):
Consolidated	268,457	10.3	265,308	10.8	5.0	4.0
City National	237,554	9.1	216,651	8.8	5.0	4.0

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

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The following table represents the estimates of fair value of financial instruments:

	Fair Value of Financial Instruments
	2007		2006
	Carrying	Fair	Carrying	Fair
(in thousands)	Amount	Value	Amount	Value

Assets:
Cash and cash equivalents	$74,518	$74,518	$110,448	$110,448
Securities available-for-sale	382,098	382,098	472,398	472,398
Securities held-to-maturity	34,918	35,198	47,500	49,955
Net loans	1,749,440	1,744,771	1,662,064	1,679,859
Financial derivative assets	11,362	11,362	4,239	4,239
Liabilities:
Deposits	1,990,081	1,993,351	1,985,217	1,979,161
Short-term borrowings	161,916	162,681	136,570	135,656
Long-term debt	4,973	5,206	48,069	49,277

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

Financial Derivative Assets:  The estimated fair values of the interest rate floors on variable-rate loans are based on quoted market prices.

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

Note Twenty
City Holding Company (Parent Company Only) Financial Information

Condensed Balance Sheets

	December 31
(in thousands)	2007	2006

Assets
Cash	$9,648	$43,042
Securities available-for-sale	4,856	3,101
Investment in subsidiaries	299,166	281,377
Deferred tax asset	210	72
Fixed assets	40	75
Other assets	2,915	1,520
Total Assets	$316,835	$329,187

Liabilities
Junior subordinated debentures	$16,836	$16,836
Dividends payable	5,024	4,897
Accrued interest payable	366	366
Other liabilities	615	1,781
Total Liabilities	22,841	23,880

Shareholders’ Equity	293,994	305,307
Total Liabilities and Shareholders’ Equity	$316,835	$329,187

Junior subordinated debentures represent the Parent Company’s amounts owed to City Holding Capital Trust at December 31, 2007 and 2006.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Condensed Statements of Income

	Year Ended December 31
(in thousands)	2007	2006	2005

Income
Dividends from bank subsidiaries	$51,200	$95,200	$49,600
Other income	297	366	339
	51,497	95,566	49,939
Expenses
Interest expense	1,472	2,223	2,574
Loss on sale of securities	2	-	-
Loss on early extinguishment of debt	-	1,368	-
Other expenses	563	639	354
	2,037	4,230	2,928
Income Before Income Tax Benefit and Equity in Undistributed Net Income (Excess Dividends) of Subsidiaries	49,460	91,336	47,011
Income tax benefit	(890)	(1,828)	(1,183)
Income Before Equity in Undistributed Net Income (Excess Dividends) of Subsidiaries	50,350	93,164	48,194
Equity in undistributed net income (excess dividends) of subsidiaries	676	(39,977)	2,094
Net Income	$51,026	$53,187	$50,288

Condensed Statements of Cash Flows

	Year Ended December 31
(in thousands)	2007	2006	2005
Operating Activities
Net income	$51,026	$53,187	$50,288
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on early extinguishment of debentures	-	1,368	-
Realized investment securities losses	2	-	-
Realized gain on sale of fixed assets	-	-	(8)
Amortization and accretion	12	25	14
Provision for depreciation	35	43	48
(Increase) decrease in other assets	(1,511)	4,322	3,336
(Decrease) increase in other liabilities	(739)	1,159	297
(Equity in undistributed net income) excess dividends of subsidiaries	(676)	39,977	(2,094)
Net Cash Provided by Operating Activities	48,149	100,081	51,881

Investing Activities
Purchases of available for sale securities	(2,555)	(755)	(6,479)
Proceeds from sales of available for sale securities	718	932	369
Investment in subsidiaries	(11,030)	(40,017)	-
Acquisition, net cash received	-	-	(15,385)
Proceeds from sale of fixed assets	-	-	8
Net Cash Used in Investing Activities	(12,867)	(39,840)	(21,487)

Financing Activities
Redemption of junior subordinated debentures	-	(13,002)	-
Dividends paid	(20,601)	(19,350)	(16,839)
Purchases of treasury stock	(48,232)	(24,334)	(11,912)
Issuance of stock awards	-	-	147
Exercise of stock options	154	798	3,659
Excess tax benefits from stock-based compensation arrangements	3	269	-
Net Cash Used in Financing Activities	(68,676)	(55,619)	(24,945)
(Decrease) Increase in Cash and Cash Equivalents	(33,394)	4,622	5,449
Cash and cash equivalents at beginning of year	43,042	38,420	32,971
Cash and Cash Equivalents at End of Year	$9,648	$43,042	$38,420

Note Twenty-One
Summarized Quarterly Financial Information (Unaudited)

A summary of selected quarterly financial information for 2007 and 2006 follows:

	First	Second	Third	Fourth
(in thousands, except per share data)	Quarter	Quarter	Quarter	Quarter

2007
Interest income	$39,199	$39,530	$39,597	$38,989
Taxable equivalent adjustment	230	231	224	226
Interest income (FTE)	39,429	39,761	39,821	39,215
Interest expense	14,756	15,196	15,374	14,950
Net interest income	24,673	24,565	24,447	24,265
Provision for loan losses	900	1,600	1,200	1,650
Investment securities gains (losses)	-	45	(1)	1
Noninterest income	14,352	13,644	13,815	14,280
Noninterest expense	17,596	17,525	18,031	17,861
Income before income tax expense	20,529	19,129	19,030	19,035
Income tax expense	7,067	6,576	6,092	6,051
Taxable equivalent adjustment	230	231	224	226
Net income	$13,232	$12,322	$12,714	$12,758

Basic earnings per common share	$0.76	$0.72	$0.76	$0.78
Diluted earnings per common share	0.76	0.72	0.76	0.78
Average common shares outstanding:
Basic	17,369	17,100	16,714	16,359
Diluted	17,424	17,158	16,767	16,414

2006
Interest income	$37,441	$39,010	$39,747	$39,925
Taxable equivalent adjustment	252	246	236	228
Interest income (FTE)	37,693	39,256	39,983	40,153
Interest expense	11,586	13,085	14,233	14,820
Net interest income	26,107	26,171	25,750	25,333
Provision for loan losses	1,000	675	1,225	901
Investment securities gains (losses)	-	-	(2,067)	72
Noninterest income	12,388	13,463	16,833	13,514
Noninterest expense	17,498	17,555	18,133	18,099
Income before income tax expense	19,997	21,404	21,158	19,919
Income tax expense	6,878	7,397	7,302	6,752
Taxable equivalent adjustment	252	246	236	228
Net income	$12,867	$13,761	$13,620	$12,939

Basic earnings per common share	$0.71	$0.78	$0.78	$0.74
Diluted earnings per common share	0.71	0.77	0.77	0.74
Average common shares outstanding:
Basic	18,006	17,719	17,557	17,535
Diluted	18,067	17,772	17,619	17,601

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Twenty-Two
Earnings per Share

The following table sets forth the computation of basic and diluted earnings per share:

(in thousands, except per share data)	2007	2006	2005

Net income	$51,026	$53,187	$50,288

Average shares outstanding	16,877	17,701	17,519
Effect of dilutive securities:
Employee stock options	58	61	171
Shares for diluted earnings per share	16,935	17,762	17,690

Basic earnings per share	$3.02	$3.00	$2.87
Diluted earnings per share	$3.01	$2.99	$2.84

Options to purchase 88,750 and 43,750 shares of common stock at exercise prices between $36.48 and $39.34 and $36.25 and $36.90 per share were outstanding during 2007 and 2005, respectively, but were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price of the common shares and therefore, the effect would be antidilutive.

Note Twenty-Three
Dispositions

On February 1, 2007, the Company sold its merchant processing agreements to NOVA Information Systems, Inc. (NOVA) and recognized a pretax gain of $1.5 million.  As part of this agreement, the Company and NOVA entered into an alliance and sales agreement that NOVA will provide payment processing services to the Company’s merchant customers.

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