Form 10-K, Exhibit 13
period 2008-12-31
CITY HOLDING CO
filed 2009-03-04
CIK 726854

Exhibit 13
Selected Financial Data

Table One
Five-Year Financial Summary
(in thousands, except per share data)
	2008	2007	2006	2005	2004
Summary of Operations
Total interest income	$147,673	$157,315	$156,123	$135,518	$118,881
Total interest expense	45,918	60,726	53,724	38,438	31,871
Net interest income	101,755	97,039	102,399	97,080	87,010
Provision for loan losses	10,423	5,350	3,801	1,400	-
Total other income	21,936	56,136	54,203	50,091	50,036
Total other expenses	75,672	71,013	71,285	69,113	66,333
Income before income taxes	37,596	76,812	81,516	76,658	70,713
Income tax expense	9,487	25,786	28,329	26,370	24,369
Net income	28,109	51,026	53,187	50,288	46,344

Per Share Data
Net income basic	$1.74	$3.02	$3.00	$2.87	$2.79
Net income diluted	1.74	3.01	2.99	2.84	2.75
Cash dividends declared	1.36	1.24	1.12	1.00	0.88
Book value per share	17.58	18.14	17.46	16.14	13.03

Selected Average Balances
Total loans	$1,743,846	$1,717,756	$1,649,864	$1,514,367	$1,337,172
Securities	458,446	512,061	581,747	666,922	705,032
Interest-earning assets	2,210,236	2,257,447	2,268,173	2,186,003	2,051,044
Deposits	2,015,075	1,996,104	1,960,657	1,814,474	1,659,143
Long-term debt	21,506	24,476	85,893	137,340	201,218
Shareholders’ equity	303,189	301,639	296,966	264,954	206,571
Total assets	2,502,411	2,511,992	2,517,061	2,402,058	2,211,853

Selected Year-End Balances
Net loans	$1,790,090	$1,749,440	$1,662,064	$1,596,037	$1,336,959
Securities	453,281	417,016	519,898	605,363	679,774
Interest-earning assets	2,269,743	2,193,829	2,249,801	2,222,641	2,037,778
Deposits	2,041,130	1,990,081	1,985,217	1,928,420	1,672,723
Long-term debt	19,047	4,973	48,069	98,425	148,836
Shareholders’ equity	280,429	293,994	305,307	292,141	216,080
Total assets	2,582,446	2,482,767	2,507,807	2,502,597	2,213,230

Performance Ratios
Return on average assets	1.12%	2.03%	2.11%	2.09%	2.10%
Return on average equity	9.27	16.92	17.91	18.98	22.43
Return on average tangible equity	11.44	20.99	22.37	22.34	23.15
Net interest margin	4.64	4.34	4.56	4.49	4.29
Efficiency ratio	46.33	45.91	44.49	46.66	48.67
Dividend payout ratio	78.16	41.06	37.33	34.84	31.54

Asset Quality
Net charge-offs to average loans	0.33%	0.18%	0.23%	0.38%	0.27%
Provision for loan losses to average loans	0.60	0.31	0.23	0.09	-
Allowance for loan losses to nonperforming loans	86.07	103.28	384.93	401.96	487.28
Allowance for loan losses to total loans	1.23	1.00	0.92	1.04	1.31

Consolidated Capital Ratios
Total	13.43%	15.11%	16.19%	16.38%	16.64%
Tier I Risk-based	12.25	14.12	15.30	15.41	15.47
Tier I Leverage	9.47	10.31	10.79	10.97	10.47
Average equity to average assets	12.12	12.01	11.80	11.03	9.34
Average tangible equity to average tangible assets	10.05	9.91	9.67	9.53	9.08

Full-time equivalent employees	827	811	779	770	691

Two-Year Summary of
Common Stock Prices and Dividends

	Cash
	Dividends	Market Value
	Per Share*	Low	High
2008
Fourth Quarter	$0.34	$29.08	$42.88
Third Quarter	0.34	35.74	47.28
Second Quarter	0.34	37.29	44.15
First Quarter	0.34	32.51	41.37

2007
Fourth Quarter	$0.31	$33.41	$39.15
Third Quarter	0.31	31.16	39.59
Second Quarter	0.31	37.67	40.93
First Quarter	0.31	38.04	41.54

The Company’s common stock trades on the NASDAQ stock market under the symbol CHCO. This table sets forth the cash dividends paid per share and information regarding the market prices per share of the Company’s common stock for the periods indicated. The price ranges are based on transactions as reported on the NASDAQ stock market. At December 31, 2008, there were 3,043 shareholders of record.

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations

City Holding Company

City Holding Company (the “Company”), a West Virginia corporation headquartered in Charleston, West Virginia, is a bank holding company that provides diversified financial products and services to consumers and local businesses. Through its network of 69 banking offices in West Virginia (58), Kentucky (8), and Ohio (3), the Company provides credit, deposit, trust and investment management, and insurance products and services to its customers. In addition to its branch network, the Company’s delivery channels include ATMs, check cards, interactive voice response systems, and internet technology. The Company’s business activities are currently limited to one reportable business segment, which is community banking. The Company has approximately 7% of the deposit market in West Virginia and is the third largest bank headquartered in West Virginia based on deposit share. In the Company’s key markets, the Company’s primary subsidiary, City National Bank of West Virginia (“City National”), generally ranks in the top three relative to deposit market share.

Critical Accounting Policies

The accounting policies of the Company conform to U.S. generally accepted accounting principles and require management to make estimates and develop assumptions that affect the amounts reported in the financial statements and related footnotes. These estimates and assumptions are based on information available to management as of the date of the financial statements. Actual results could differ significantly from management’s estimates. As this information changes, management’s estimates and assumptions used to prepare the Company’s financial statements and related disclosures may also change. The most significant accounting policies followed by the Company are presented in Note One of Notes to Consolidated Financial Statements included herein. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses, income taxes, previously securitized loans and other than temporary impairment on investment securities to be the accounting areas that require the most subjective or complex judgments and, as such, could be most subject to revision as new information becomes available.

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

The Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109” (“FIN 48”) effective January 1, 2007. FIN 48 clarifies the accounting and disclosure for uncertain tax positions by requiring that a tax position meet a "probable recognition threshold" for the benefit of the uncertain tax position to be recognized in the financial statements. A tax position that fails to meet the probable recognition threshold will result in either reduction of a current or deferred tax asset or receivable, or recording a current or deferred tax liability. FIN 48 also provides guidance on measurement, derecognition of tax benefits, classification, interim period accounting disclosure, and transition requirements in accounting for uncertain tax positions.  The cumulative effect of adopting FIN 48 was an increase in tax reserves and a decrease of $0.1 million to the January 1, 2007 retained earnings balance.  The Company includes interest and penalties related to income tax liabilities in income tax expense.  The amount of unrecognized tax benefits could change over the next twelve months as a result of various factors.  However, management cannot currently estimate the range of possible change.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2005 through 2007. The Company and its subsidiaries state income tax returns are open to audit under the statute of limitations for the year ended December 31, 2007.  A tax examination by the State of West Virginia for the years 2004 through 2006 was completed during the third quarter of 2008.  The final results of this examination decreased income tax expense by $1.1 million for the year ending December 31, 2008.

Note Six of Notes to Consolidated Financial Statements, on pages 39-40 of this Annual Report to Shareholders, and pages 18-19 provide management’s analysis of the Company’s previously securitized loans. The carrying value of previously securitized loans is determined using assumptions with regard to loan prepayment and default rates. Using cash flow modeling techniques that incorporate these assumptions, the Company estimates total future cash collections expected to be received from these loans and determines the yield at which the resulting discount will be accreted into income. If, upon periodic evaluation, the estimate of the total probable collections is increased or decreased, but is still greater than the sum of the original carrying amount less subsequent collections plus the discount accreted to date, and it is probable that collection will occur, the amount of the discount to be accreted is adjusted accordingly and the amount of periodic accretion is adjusted over the remaining lives of the loans. If, upon periodic evaluation, the discounted present value of estimated future cash flows declines below the recorded value of previously securitized loans, an impairment charge would be provided through the Company’s provision for loan losses.  Please refer to Note One of Notes to Consolidated Financial Statements, on page 32 for further discussion.

On a quarterly basis, the Company performs a review of investment securities to determine if any unrealized losses are other than temporarily impaired.  Management considers the following, amongst other things, in its determination of the nature of the unrealized losses, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  The Company continues to actively monitor the market values of these investments along with the financial strength of the issuers behind these securities, as well as our entire investment portfolio.  Based on the market information available the Company believes that the recent declines in market value are temporary and that the Company has the ability and intent to hold these securities until the temporary losses recover or the securities are called or mature.  The Company cannot guarantee that such securities will recover and if additional information becomes available in the future to suggest that the losses are other than temporary, the Company may need to record impairment charges in future periods.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Financial Summary

The Company’s financial performance over the previous three years is summarized in the following table:

	2008	2007	2006

Net income (in thousands)	$28,109	$51,026	$53,187
Earnings per share, basic	$1.74	$3.02	$3.00
Earnings per share, diluted	$1.74	$3.01	$2.99
ROA*	1.12%	2.03%	2.11%
ROE*	9.27%	16.92%	17.91%
ROTE*	11.44%	20.99%	22.37%

*ROA (Return on Average Assets) is a measure of the effectiveness of asset utilization. ROE (Return on Average Equity) is a measure of the return on shareholders’ investment. ROTE (Return on Average Tangible Equity) is a measure of the return on shareholders’ equity less intangible assets.

The Company’s net income declined $22.9 million from 2007 primarily as a result of other than temporary impairments of investments and an increase of $5.1 million in our provision for loan losses.  Due to the actions by the federal government to place Fannie Mae and Freddie Mac, two of our nation’s largest Companies, into conservatorship, we recognized a $21.1 million other than temporary impairment charge on our investments in the preferred stock of these entities.  As the recession deepened during 2008, City’s investments in pools of debt issued by banks throughout the U.S. also deteriorated in value on fears that some of the banks that have issued debt into these pools will not survive.  Based on management’s assessment of the securities that the Company owns, the seniority position of the securities within the pools, the level of defaults and deferred payments within the pools, and a review of the financial strength of the banks within the respective pools, management concluded that other than temporary impairment charges of $16.2 million on the pooled bank trust preferred securities and the income notes were necessary for the year ended December 31, 2008.  In addition, the Company recognized a $1.0 million other than temporary impairment charge on a corporate debt security due to Lehman Brothers Holdings bankruptcy filing.

Additionally, while we have experienced some increase in losses on loans, our losses have not been to the extent that most other markets throughout the U.S. have suffered.  As a result, our provision for loan losses was $10.4 million for the year (see Allowance and Provision for Loan Losses).  The Company’s tax equivalent net interest income increased $4.6 million, or 4.7%, from $97.9 million in 2007 to $102.6 million in 2008, as interest expense on deposits and other interest bearing liabilities decreased more quickly than interest income from loans and investments. The Company’s reported net interest margin expanded to 4.64% for the year ended December 31, 2008 as compared to 4.34% for the year ended December 31, 2007 (see Net Interest Income).   During 2008, the Company recognized a gain of $3.3 million in connection with Visa’s successful initial public offering (“IPO”).  Exclusive of investment impairment losses, investment gains, the gain from the Visa IPO, and the gain from the sale of the Company’s merchant credit card portfolio, noninterest income increased $2.3 million, or 4.3%, from 2007 due to higher service charges and bank-owned life insurance revenues.  Excluding $1.2 million of recognized losses from the redemption of $16.0 million of trust preferred securities during 2007, noninterest expenses increased $3.5 million, or 4.9%, from 2007.  These fluctuations are more fully discussed under the caption Noninterest Income and Expense.

Balance Sheet Analysis

Total loans increased $45.3 million, or 2.6%, from December 31, 2007, as growth in commercial, home equity, and residential real estate loans was partially offset by declines in loans to depository institutions, consumer loans, and previously securitized loans.  Commercial loan balances increased $60.3 million, or 8.5%, from 2007; home equity loans increased $42.5, or 12.4%, from 2007; and the outstanding balance of residential real estate loans increased $9.9 million, or 1.7%, from 2007.  Loans to depository institutions decreased $60.0 million, or 100.0%, from 2007, while consumer loans decreased $4.7 million, or 9.7%, from 2007.

Between 1997 and 1999, the Company originated and securitized $760 million in 125% loan-to-value junior-lien mortgages in six separate pools. The Company had a retained interest in the residual cash flows associated with these underlying mortgages after satisfying priority claims. When the notes were redeemed during 2003 and 2004, the Company became the beneficial owner of the mortgage loans and recorded the loans as “Previously Securitized Loans” within the loan portfolio.  At December 31, 2008, the Company reported “Previously Securitized Loans” of $4.2 million compared to $6.9 million at December 31, 2007, a decrease of 38.7%.

Total investment securities increased $36.3 million, or 8.7%, from $417.0 million at December 31, 2007, to $453.3 million at December 31, 2008.  The increase in the securities portfolio in 2008 was related primarily to the purchase of mortgage backed and other debt securities.

Total deposits increased $51.0 million, or 2.6% from $1.99 billion at December 31, 2007 to $2.04 billion at December 31, 2008.  Increases in interest bearing demand deposits of $23.0 million and time deposits of $39.4 million were partially offset by decreases in noninterest bearing demand deposits of $15.7 million.

Short-term debt balances increased $32.5 million, or 20.1%, from December 31, 2007 to December 31, 2008.  This increase was primarily attributable to an increase of $36.0 million in short-term borrowings from the Federal Home Loan Bank of Pittsburgh ("FHLB").  The Company does not depend on security repurchase agreements, which are subject to significant fluctuations for funding or liquidity.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Long-term debt balances increased $14.1 million, or 283.0%, from 2007 to 2008.  During the first quarter of 2008, the Company completed a private placement of $16.0 million trust preferred securities through its City Holding Capital Trust III subsidiary.  The securities mature in 30 years and are redeemable at par by the Company after five years. The proceeds of the capital securities were used to fund the redemption of all the Company's outstanding 9.15% trust preferred securities in the amount of $16.0 million, which were considered as short-term debt at December 31, 2007, due to the Company’s previously announced plan to redeem these Debentures on April 1, 2008.

Table Two
Average Balance Sheets and Net Interest Income
(in thousands)
	2008			2007			2006
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Loan portfolio (1):
Residential real estate	$607,851	$37,495	6.17%	$597,216	$36,574	6.12%	$598,017	$34,483	5.77%
Home equity	364,325	26,266	7.21	330,997	25,524	7.71	311,854	24,384	7.82
Commercial, financial, and agriculture	713,767	47,445	6.65	675,598	50,771	7.51	661,871	49,716	7.51
Loans to Depository Institutions	1,161	35	3.01	57,315	3,048	5.32	8,372	449	5.36
Installment loans to individuals	51,542	5,264	10.21	46,112	5,426	11.77	47,477	5,507	11.60
Previously securitized loans	5,200	5,622	108.12	10,518	7,266	69.08	22,273	9,406	42.23
Total loans	1,743,846	122,127	7.00	1,717,756	128,609	7.49	1,649,864	123,945	7.51
Securities:
Taxable	422,708	23,852	5.64	472,438	25,677	5.43	539,634	28,418	5.27
Tax-exempt (2)	35,738	2,344	6.56	39,623	2,599	6.56	42,113	2,741	6.51
Total securities	458,446	26,196	5.71	512,061	28,276	5.52	581,747	31,159	5.36
Loans held for sale	-	-	-	-	-	-	2,496	322	12.90
Deposits in depository institutions	7,944	171	2.15	11,940	521	4.36	30,633	1,478	4.82
Federal funds sold	-	-	-	15,690	819	5.22	3,433	179	5.21
Total interest-earning assets	2,210,236	148,494	6.72	2,257,447	158,225	7.01	2,268,173	157,083	6.93
Cash and due from banks	57,624			50,675			50,571
Premises and equipment	57,183			48,929			43,111
Other assets	195,820			171,347			171,214
Less: Allowance for loan losses	(18,452)			(16,406)			(16,008)
Total assets	$2,502,411			$2,511,992			$2,517,061

LIABILITIES
Interest-bearing demand deposits	$409,799	$2,576	0.63%	$418,532	$4,766	1.14%	$433,244	$5,284	1.22%
Savings deposits	359,754	3,640	1.01	342,119	5,705	1.67	314,732	3,983	1.27
Time deposits	921,971	35,691	3.87	922,886	41,355	4.48	877,592	34,779	3.96
Short-term borrowings	136,867	2,629	1.92	160,338	6,642	4.14	143,705	5,099	3.55
Long-term debt	21,506	1,383	6.43	24,476	1,808	7.39	85,893	4,579	5.33
Total interest-bearing liabilities	1,849,897	45,919	2.48	1,868,351	60,276	3.23	1,855,166	53,724	2.90
Noninterest-bearing demand deposits	323,551			312,567			335,089
Other liabilities	25,774			29,435			29,840
Shareholders’ equity	303,189			301,639			296,966
Total liabilities and shareholders’ equity	$2,502,411			$2,511,992			$2,517,061
Net interest income		$102,575			$97,949			$103,359
Net yield on earning assets			4.64%			4.34%			4.56%

(1)  For purposes of this table, loans on nonaccrual status have been included in average balances.
(2)  Computed on a fully federal tax-equivalent basis assuming a tax rate of approximately 35%.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Net Interest Income

2008 vs. 2007

The Company’s tax equivalent net interest income increased $4.6 million, or 4.7%, from $97.9 million in 2007 to $102.6 million in 2008, as interest expense on deposits and other interest bearing liabilities decreased more quickly than interest income from loans and investments. The Company’s reported net interest margin expanded to 4.64% for the year ended December 31, 2008 as compared to 4.34% for the year ended December 31, 2007.

The Company benefited from a portfolio of interest rate floors with a total notional value of $600 million which minimized the impact of falling rates on the Company’s interest income from variable rate loans during 2008. During 2008, interest rate floors with total notional values of $150 million matured and the Company sold the remaining interest rate floors with notional amounts totaling $450 million.  The gain of $16.8 million from the sale of these interest rate floors will be recognized over the remaining lives of the various hedged loans.  Partially offsetting the reduction in interest expense from falling market rates was a decrease of $1.6 million in interest income from Previously Securitized Loans from the year ended December 31, 2007 as the average balances of these loans have decreased 50.6%.  The decrease in average balances of Previously Securitized Loans was partially mitigated by an increase in the yield on these loans from 69.1% for the year ended December 31, 2007 to 108.1% for the year ended December 31, 2008.

Average earning assets decreased $47.2 million from 2007 to 2008 as decreases attributable to loans to depository institutions, investments, and federal funds sold were partially offset by increases in commercial and home equity loans.  Average loans to depository institutions decreased $56.2 million, average investments decreased $53.6 million, and federal funds sold decreased $15.7 million.  Average securities decreased primarily as a result of other than temporary impairment charges and unrealized losses.  Average liabilities decreased $11.1 million from 2007 as decreases in short-term borrowings ($23.5 million) and interest-bearing demand deposits ($8.7 million) were partially offset by increases in savings ($17.6 million) and noninterest-bearing demand deposits ($11.0 million).

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

Secondly, the Company’s reported net interest margin experienced compression to 4.34% for the year ended December 31, 2007 as compared to 4.56% for the year ended December 31, 2006.  Excluding Previously Securitized Loans and the sale of Company’s retail credit card portfolio during the third quarter of 2006, the Company’s net interest margin, decreased from 4.22% for the year ended December 31, 2006 to 4.08% for the year ended December 31, 2007 resulting in the reduction of approximately $2.9 million in net interest income. While the average yield on the Company’s loans (net of Previously Securitized Loans) increased from 6.99% for the year ended December 31, 2006 to 7.11% for the year ended December 31, 2007, the average cost of interest bearing liabilities increased from 2.84% for the year ended December 31, 2006 to 3.19% for the year ended December 31, 2007. The increase in the average cost of interest bearing liabilities can in turn be linked to an increase in the cost of time deposits of 52 basis points between the years ended December 31, 2006 and 2007.

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

     Excluding the impact of previously securitized loans and the sale of the credit card portfolio, average earning assets increased $7.0 million from 2006 to 2007 as increases attributable to loans to depository institutions, home equity loans, commercial loans, and federal funds sold were partially offset by declines in investments and deposits in depository institutions.  Average loans to depository institutions increased $48.9 million, average home equity loans grew $19.1 million, average commercial loans increased $13.7 million, and federal funds sold increased $12.3 million.  Average securities decreased due to repayment of long-term borrowings and funding of commercial loans.  The net increase in average earning assets was accompanied by an increase in average interest-bearing deposits of $58.0 million primarily as a result of increased balances of time deposits.  Average long-term debt decreased by $61.4 million and average noninterest-bearing liabilities decreased by $22.5 million while average short-term borrowings increased $16.6 million.

Table Three
Rate/Volume Analysis of Changes in Interest Income and Expense
(in thousands)

	2008 vs. 2007			2007 vs. 2006
	Increase (Decrease)			Increase (Decrease)
	Due to Change In:			Due to Change In:
	Volume	Rate	Net	Volume	Rate	Net
Interest-Earning Assets
Loan portfolio:
Residential real estate	$651	$270	$921	$(46)	$2,137	$2,091
Home equity	2,570	(1,828)	742	1,497	(357)	1,140
Commercial, financial, and agriculture	2,868	(6,194)	(3,326)	1,031	24	1,055
Loans to depository institutions	(2,986)	(27)	(3,013)	-	2,599	2,599
Installment loans to individuals	639	(801)	(162)	(158)	77	(81)
Previously securitized loans	(3,674)	2,030	(1,644)	(4,964)	2,824	(2,140)
Total loans	68	(6,550)	(6,482)	(2,640)	7,304	4,664
Securities:
Taxable	(2,703)	878	(1,825)	(3,539)	798	(2,741)
Tax-exempt (1)	(255)	-	(255)	(162)	20	(142)
Total securities	(2,958)	878	(2,080)	(3,701)	818	(2,883)
Loans held for sale	-	-	-	(322)	-	(322)
Deposits in depository institutions	(174)	(176)	(350)	(902)	(55)	(957)
Federal funds sold	(819)	-	(819)	639	1	640
Total interest-earning assets	$(3,883)	$(5,848)	$(9,731)	$(6,926)	$8,068	$1,142

Interest-Bearing Liabilities
Interest-bearing demand deposits	$(99)	$(2,091)	$(2,190)	$(179)	$(339)	$(518)
Savings deposits	294	(2,359)	(2,065)	347	1,375	1,722
Time deposits	(41)	(5,623)	(5,664)	1,795	4,781	6,576
Short-term borrowings	(972)	(3,041)	(4,013)	590	953	1,543
Long-term debt	(219)	(206)	(425)	(3,274)	503	(2,771)
Total interest-bearing liabilities	$(1,037)	$(13,320)	$(14,357)	$(721)	$7,273	$6,552
Net interest income	$(2,846)	$7,472	$4,626	$(6,205)	$795	$(5,410)

(1)	Fully federal taxable equivalent using a tax rate of approximately 35%.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Noninterest Income and Expense

2008 vs. 2007

During 2008, the Company recorded $38.3 million of investment impairment losses.  The charges deemed to be other than temporary were related to agency preferreds ($21.1 million) with remaining book value of $1.6 million at December 31, 2008; pooled bank trust preferreds ($14.2 million) with remaining book value of $10.9 million at December 31, 2008; income notes ($2.0 million) with no remaining book value at December 31, 2008; and corporate debt securities ($1.0 million) with remaining book value of $24.6 million at December 31, 2008.  The impairment charges for the agency preferred securities were due to the actions of the federal government to place Freddie Mac and Fannie Mae into conservatorship and the suspension of dividends on such preferred securities.  The impairment charges related to the pooled bank trust preferred securities and income notes were based on the Company’s quarterly reviews of its investment securities for indications of losses considered to be other than temporary.  Based on management’s assessment of the securities the Company owns, the seniority position of the securities within the pools, the level of defaults and deferred payments within the pools, and a review of the financial strength of the banks within the respective pools, management concluded that impairment charges of $14.3 million and $2.0 million on the pooled bank trust preferred securities and the income notes, respectively, were necessary for the year ended December 31, 2008.  The $1.0 million impairment charge for corporate debt securities was due to Lehman Brothers Holdings bankruptcy filing.  The Company had acquired this security as the result of an acquisition of a bank in 2005.

In addition, the Company recognized a $3.3 million gain in connection with Visa’s successful initial public offering (“IPO”) completed in March 2008.  The Company received approximately $2.3 million on the partial redemption of its equity interest in Visa.  The Company’s remaining Class B shares will be converted to Class A shares on the third anniversary of Visa’s IPO or upon Visa’s settlement of certain litigation matters, whichever is later.  The unconverted Class B shares are not reflected in the Company’s balance sheet at December 31, 2008 as the Company has no historical basis in these shares.  Visa also escrowed a portion of the proceeds from the IPO to satisfy approximately $1.0 million of liabilities that represented the Company’s proportionate share of legal judgments and settlements related to Visa litigation with American Express and Discover Financial Services.

The Company focuses much of its efforts on retail banking and enhancing its retail deposit franchise within its markets. As a result of its strong retail banking operation, service charge revenues provide significant revenues for the Company. During 2008, noninterest income (excluding security transactions (including impairment charges), the gain from the VISA IPO, and the gain from the sale of the Company’s retail credit card portfolio and merchant processing agreements) increased approximately $2.3 million, or 4.3%, from 2007.  The largest source of non-interest income is service charges from depository accounts, which increased $1.6 million, or 3.6%, from $44.4 million in 2007 to $46.0 million in 2008.  Bank owned life insurance revenues increased $0.5 million, or 18.4%, to $2.9 million for the year ended December 31, 2008 as a result of the Company modifying this portfolio during 2008.  In addition, trust and investment management fees increased $0.2 million, or 9.7%, and insurance commissions increased $0.1 million, or 3.0%, from the year ending December 31, 2007.

During 2008, the Company fully redeemed $16.0 million of 9.15% trust preferred securities that had been issued in 1998.  As a result of this redemption, the Company incurred charges of $1.2 million to fully amortize issuance costs incurred in 1998 and for the early redemption premium.  Excluding the loss on the early redemption of the trust preferred securities, non-interest expenses increased $3.5 million from $71.0 million in 2007 to $74.5 million in 2008.  Salaries and employee benefits increased $1.2 million, or 3.3%, from $36.0 million in 2007 to $37.2 million in 2008 due in part to additional staffing for new retail locations.  Other expenses increased due to additional charitable contributions of $0.75 million during 2008.  Repossessed asset losses increased $0.7 million primarily due to losses and expenses incurred on the sale of repossessed properties associated with lending activities at the Greenbrier Resort in White Sulpher Springs, WV.  Additionally, increased occupancy and equipment expenses of $0.5 million were primarily attributable to the upgrading of the Company’s core computer system.

2007 vs. 2006

The Company focuses much of its efforts on retail banking and enhancing its retail deposit franchise within its markets. As a result of its strong retail banking operation, service charge revenues provide significant revenues for the Company. During 2007, noninterest income (excluding security transactions and the gain from the sale of the Company’s retail credit card portfolio and merchant processing agreements) increased approximately $2.0 million, or 3.7%, from 2006.  This increase was primarily attributable to the Company’s continued increase in service charge revenues of $1.8 million, or 4.4%, from $42.6 million during 2006 to $44.4 million during 2007.  Insurance commission revenue increased $1.8 million, or 75.2%, from $2.3 million during 2006 to $4.1 million during 2007 due to the hiring of additional staff by the Company’s insurance subsidiary, City Insurance, to provide workers compensation insurance to West Virginia businesses and to bolster the number of agents focused on selling directly to retail customers.  This increase was partially mitigated by a $1.7 million decrease in other income due primarily to lower credit card fee income as a result of the sale of the retail credit card portfolio during the third quarter of 2006 and the sale of the merchant processing agreements during the first quarter of 2007.

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

On October 3, 2007, Visa announced that it had completed restructuring transactions in preparation for its initial public offering (“IPO”).  The IPO actually was completed in March 2008. As part of this restructuring, the Company received approximately 150,000 Class USA shares of Visa common stock. Some of these shares were redeemed as part of the IPO and the remaining shares are to be converted to Class A shares on the third anniversary of the IPO or upon Visa’s settlement of certain litigation matters, whichever is later. Visa applied a portion of the proceeds from the IPO to fund an escrow account to cover certain litigation judgments and settlements.  The Company anticipates that Visa’s escrow account will be sufficient to settle such litigation judgments and settlements with American Express and Discover.  As a result of the IPO, the Company realized a recovery in 2008 of the $1.0 million expense previously recorded by the Company prior to the IPO.

Income Taxes

The Company recorded income tax expense of $9.5 million, $25.8 million, and $28.3 million in 2008, 2007, and 2006, respectively. The Company’s effective tax rates for 2008, 2007, and 2006 were 25.2%, 33.6%, and 34.8%, respectively. The decrease in the effective tax rate for 2008 was largely due to the reduction in pre-tax income from higher loan loss provision and other than temporary impairment losses on investments without a corresponding decrease from tax-exempt sources.  A reconciliation of the effective tax rate to the statutory rate is included in Note Thirteen of Notes to Consolidated Financial Statements.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s net deferred tax assets increased from $20.6 million at December 31, 2007 to $48.5 million at December 31, 2008. The components of the Company’s net deferred tax assets are disclosed in Note Thirteen of Notes to Consolidated Financial Statements. Realization of the most significant net deferred tax assets is primarily dependent on future events taking place that will reverse the current deferred tax assets. For example, realization of the deferred tax asset attributable to other than temporary impairment losses on securities, which have already been recognized in the Company’s financial statements, would be realized if the impaired securities were deemed to be “worthless” by the Internal Revenue Service or if the securities were sold and recognized for tax purposes.  During the year ended December 31, 2008, the Company recognized a $15.1 million deferred tax asset associated with other than temporary impairment losses on securities.  The deferred tax asset associated with unrealized securities losses is the tax impact of the unrealized losses on the Company’s available for sale security portfolio.  At December 31, 2008, the Company had a deferred tax asset of $10.1 million associated with unrealized securities losses as compared to a deferred tax asset of $1.2 million associated with unrealized securities losses at December 31, 2007.  The impact of the Company’s unrealized losses is noted in the Company’s Consolidated Statements of Changes in Shareholder Equity as an adjustment to Accumulated Other Comprehensive Income (Loss). The deferred tax asset at December 31, 2008, would be realized if the unrealized losses on the Company’s securities were realized from sales or maturities of the related securities.    The deferred tax asset associated with the allowance for loan losses increased from $6.9 million at December 31, 2007 to $8.6 million at December 31, 2008. The deferred tax asset associated with the allowance for loan losses is expected to be realized as additional loan charge-offs, which have already been provided for within the Company’s financial statements, are recognized for tax purposes.  The deferred tax asset associated with the Company’s previously securitized loans is expected to be realized as the Company recognizes income for financial statement purposes from these loans in future periods. The deferred tax asset associated with these loans declined from $10.0 million at December 31, 2007 to $8.8 million at December 31, 2008.  As discussed in Note Six of Notes to Consolidated Financial Statements, the Company had net recoveries on previously securitized loans of $1.0 million during 2008 that were taxable for income tax purposes, but will be recognized in future periods for financial reporting purposes.  The Company believes that it is more likely than not that each of the net deferred tax assets will be realized and that no valuation allowance is necessary as of December 31, 2008 or 2007.

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

The Company’s policy objective is to avoid negative fluctuations in net income or the economic value of equity of more than 15% within a 12-month period, assuming an immediate parallel increase or decrease of 300 basis points. The Company measures the long-term risk associated with sustained increases and decreases in rates through analysis of the impact to changes in rates on the economic value of equity.  Due to the current Federal Funds target rate of 25 basis points, the Company has chosen not to reflect a decrease of 25 basis points from current rates in its analysis.

During 2005 and 2006, the Company entered into interest rate floors with a total notional value of $600 million, with maturities between May 2008 and June 2011.  These derivative instruments provided the Company protection against the impact of declining interest rates on future income streams from certain variable rate loans.  During 2008, interest rate floors with a total notional value of $150 million matured.  The remaining interest rate floors with a total notional value of $450 million were sold during 2008.  The gains from the sales of these interest rate floors will be recognized over the remaining lives of the various hedged loans.  At December 31, 2008, the unrecognized gain was approximately $15.3 million.  Please refer to Notes One and Twelve of Notes to Consolidated Financial Statements for further discussion of the use and accounting for such derivative instruments.

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

Immediate Basis Point Change in Interest Rates	Implied Federal Funds Rate Associated with Change in Interest Rates	Estimated Increase in Net Income Over 12 Months	Estimated Increase in Economic Value of Equity

2008:
+300	3.25%	+9.2%	+7.0%
+200	2.25	+6.3	+4.4
+100	1.25	+3.2	+1.1

2007:
+300	6.50%	+6.2%	+14.4%
+200	5.50	+3.4	+10.2
+100	4.50	+0.9	+6.1
-100	2.50	+0.5	+2.8
-200	1.50	+1.0	+3.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

These results are highly dependent upon assumptions made by management, including, but not limited to, assumptions regarding the manner in which interest-bearing demand deposit and saving deposit accounts reprice in different interest rate scenarios, pricing behavior of competitors, prepayments of loans and deposits under alternative rate environments, and new business volumes and pricing. As a result, there can be no assurance that the results above will be achieved in the event that interest rates increase during 2009 and beyond.  The results above do not necessarily imply that the Company will experience increases in net income if market interest rates rise.  The table above indicates how the Company’s net income and the economic value of equity behave relative to an increase or decrease in rates compared to what would otherwise occur if rates remain stable.

Based upon the results above, the Company believes that its net income is positively correlated with increasing rates as compared to the level of net income the Company would expect if interest rates remain flat.

Liquidity

The Company evaluates the adequacy of liquidity at both the Parent Company level and at City National. At the Parent Company level, the principal source of cash is dividends from City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. During 2007 and 2008, City National received regulatory approval and paid $88.6 million of cash dividends to the Parent Company, while generating net profits of $78.1 million.  Therefore, City National will be required to obtain regulatory approval prior to declaring any cash dividends to the Parent Company during 2009.  Although regulatory authorities have approved prior cash dividends, there can be no assurance that future dividend requests will be approved.

During 2008, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders, (2) remit interest payments on the Company’s junior subordinated debentures, and (3) fund repurchases of the Company’s common shares.  Additional information concerning sources and uses of cash by the Parent Company is reflected in Note Twenty of Notes to Consolidated Financial Statements, on page 52.

The Parent Company anticipates continuing the payment of dividends, which would approximate $21.7 million on an annualized basis for 2009 based on common shareholders on record at December 31, 2008 and a dividend rate of $1.36 for 2009. In addition to these anticipated cash needs for 2009, the Parent Company has operating expenses and other contractual obligations, which are estimated to require $0.9 million of additional cash over the next 12 months. As of December 31, 2008, the Parent Company reported a cash balance of approximately $1.4 million.

Excluding the interest and dividend payments discussed above, the Parent Company has no significant commitments or obligations in years after 2009.  Table Ten on page 20 of this Annual Report to Shareholders summarizes the contractual obligations of the Parent Company and City National, combined.

City National manages its liquidity position in an effort to effectively and economically satisfy the funding needs of its customers and to accommodate the scheduled repayment of borrowings. Funds are available to City National from a number of sources, including depository relationships, sales and maturities within the investment securities portfolio, and borrowings from the FHLB of Pittsburgh and other financial institutions. As of December 31, 2008, deposits and capital significantly fund City National’s assets. However, City National maintains borrowing facilities with the FHLB of Pittsburgh and other financial institutions that are accessed as necessary to fund operations and to provide contingency funding mechanisms. As of December 31, 2008, City National has the capacity to borrow an additional $631.5 million from the FHLB of Pittsburgh and other financial institutions under existing borrowing facilities. During January 2009, the Company reduced its maximum borrowing capacity from its line of credit with the FHLB of Pittsburgh from $635.6 million to $350.0 million.  The reduction in our maximum borrowing capacity was due to two factors.  First, based on an internal review, management determined that the likelihood that City National would require $630 million of borrowing capacity was remote.  In addition, during December 2008, the FHLB of Pittsburgh announced the suspension of stock dividends.  As additional FHLB of Pittsburgh stock purchases (which are required as additional borrowings are made) would be non-earning assets, management elected to lower its borrowing capacity with FHLB of Pittsburgh.  City National maintains a contingency funding plan, incorporating these borrowing facilities, to address liquidity needs in the event of an institution-specific or systematic financial industry crisis. Additionally, City National maintains a significant percentage (93.6%, or $424.2 million, at December 31, 2008) of its investment securities portfolio in the highly liquid available-for-sale classification. As such, these securities could be liquidated, if necessary, to provide an additional funding source.  City National also manages certain mortgage loans, mortgage-backed securities, and other investment securities in a separate subsidiary so that it can separately monitor the asset quality of these primarily mortgage-related assets, which could be used to raise cash through securitization transactions or obtain additional equity or debt financing if necessary.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

The Company manages its asset and liability mix to balance its desire to maximize net interest income against its desire to minimize risks associated with capitalization, interest rate volatility, and liquidity. With respect to liquidity, the Company has chosen a conservative posture and believes that its liquidity position is strong. As illustrated in the Consolidated Statements of Cash Flows, the Company generated $54.6 million of cash from operating activities during 2008, primarily from interest income received on loans and investments, net of interest expense paid on deposits and borrowings.

The Company’s net loan to asset ratio is 69.3% at December 31, 2008 as compared to its peers (defined as U.S. banks with total assets between $1 billion and $3 billion as published by the Federal Financial Institution Examination Council) of 73.2% as of September 30, 2008. The Company has obligations to extend credit, but these obligations are primarily associated with existing home equity loans that have predictable borrowing patterns across the portfolio. The Company has significant investment security balances with carrying values that totaled $453.3 million at December 31, 2008, and that greatly exceeded the Company’s non-deposit sources of borrowing which totaled $260.9 million.

The Company primarily funds its assets with deposits, which fund 79.0% of total assets as compared to 56.3% for its peers. Further, the Company’s deposit mix has a very high proportion of transaction and savings accounts that fund 41.6% of the Company’s total assets. And, the Company uses fewer time deposits over $100,000 than its peers, funding just 10.1% of total assets as compared to peers, which fund 13.6% of total assets with such deposits. And, as described under the caption Certificates of Deposit, the Company’s large CDs are primarily small retail depositors rather than public and institutional deposits.

Investments

The Company’s investment portfolio increased from $417.0 million at December 31, 2007 to $453.3 million at December 31, 2008.  This increase was primarily related to the purchase of mortgage backed and other debt securities.

The investment portfolio remains highly liquid at December 31, 2008, with 93.6% of the portfolio classified as available-for-sale. The investment portfolio is structured to provide flexibility in managing liquidity needs and interest rate risk, while providing acceptable rates of return.

The majority of the Company’s investment securities continue to be mortgage-backed securities. The mortgage-backed securities in which the Company has invested are predominantly underwritten to the standards of, and guaranteed by government-sponsored agencies such as FNMA and FHLMC.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Table Four
Investment Portfolio
	Carrying Values as of December 31
(in thousands)	2008	2007	2006
Securities Available-for-Sale:
U.S. Treasury and other U.S. government corporations and agencies	$-	$250	$244
States and political subdivisions	41,421	39,484	40,448
Mortgage-backed securities	288,333	259,336	320,806
Other debt securities	73,634	69,341	52,317
Total debt securities available-for-sale	403,388	368,411	413,815
Equity securities and investment funds	20,826	13,687	58,583
Total Securities Available-for-Sale	424,214	382,098	472,398
Securities Held-to-Maturity:
States and political subdivisions	2,834	4,300	5,708
Other debt securities	26,233	30,618	41,792
Total Securities Held-to-Maturity	29,067	34,918	47,500
Total Securities	$453,281	$417,016	$519,898

Included in equity securities and investment funds in the table above at December 31, 2008 are $6.3 million of Federal Home Loan Bank stock and $6.7 million of Federal Reserve Bank stock. At December 31, 2008, there were no securities of any non-governmental issuers whose aggregate carrying or market value exceeded 10% of shareholders’ equity.

	Maturing
	Within		After One But		After Five But		After
	One Year		Within Five Years		Within Ten Years		Ten Years
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Securities Available-for-Sale:
States and political subdivisions	$650	5.74%	$12,312	6.79%	$14,228	6.86%	$14,232	6.86%
Mortgage-backed securities	100	5.50	892	6.00	54,410	4.30	232,930	4.55
Other debt securities	-	-	1,480	6.88	12,123	6.36	60,031	8.07
Total debt securities available-for-sale	750	5.71	14,684	6.75	80,761	5.06	307,193	5.34
Securities Held-to-Maturity:
States and political subdivisions	120	7.50	2,714	7.37	-	-	-	-
Other debt securities	-	-	-	-	-	-	26,233	9.78
Total debt securities held-to-maturity	120	7.50	2,714	7.37	-	-	26,233	9.78
Total debt securities	$870	5.96%	$17,398	6.85%	$80,761	5.06%	$333,426	5.69%

Weighted-average yields on tax-exempt obligations of states and political subdivisions have been computed on a fully federal tax-equivalent basis using a tax rate of 39.35%.  Average yields on investments available-for-sale are computed based on amortized cost. Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Loans

Table Five
Loan Portfolio

The composition of the Company’s loan portfolio at December 31 follows:

(in thousands)	2008	2007	2006	2005	2004

Residential real estate – mortgage	$611,962	$602,057	$598,502	$592,521	$469,458
Home equity	384,320	341,818	321,708	301,728	308,173
Commercial, financial, and agriculture	768,255	707,987	673,719	629,670	472,112
Loans to Depository Institutions	-	60,000	25,000	-	-
Installment loans to individuals	43,585	48,267	42,943	58,652	46,595
Previously securitized loans	4,222	6,892	15,597	30,256	58,436
Gross loans	$1,812,344	$1,767,021	$1,677,469	$1,612,827	$1,354,774

During 2008, commercial loans increased $60.3 million, or 8.5%, from $708.0 million at December 31, 2007, to $768.3 million at December 31, 2008.  The Company’s ability to successfully attract new commercial relationships contributed significantly to this increase.  At December 31, 2008, $55.8 million of the commercial loans were for commercial properties under construction.  Home equity loans increased $42.5 million, or 12.4%, from $341.8 million at December 31, 2007, to $384.3 million at December 31, 2008.  Residential real estate loans increased $9.9 million, or 1.6%, from $602.1 million at December 31, 2007 to $612.0 million at December 31, 2008.  Residential real estate loans are primarily for single-family 1, 3, 5 and 10 year adjustable rate mortgages with terms that amortize the loans over periods from 15-30 years.  Our mortgage products do not include sub-prime, interest only, or option adjustable rate mortgage products.  At December 31, 2008, $5.0 million of the residential real estate loans were for properties under construction.

The Company’s loans to depository institutions decreased $60.0 million, or 100.0%, from December 31, 2007.  Installment loans decreased $4.7 million, or 9.7%, from $48.3 million at December 31, 2007 to $43.6 million at December 31, 2008.

As of December 31, 2008, the Company reported $4.2 million of loans classified as “previously securitized loans.” These loans were recorded as a result of the Company’s early redemption of the outstanding notes attributable to the Company’s six loan securitization trusts (see Retained Interests and Previously Securitized Loans). As the outstanding notes were redeemed during 2004 and 2003, the Company became the beneficial owner of the remaining mortgage loans and recorded the carrying amount of those loans within the loan portfolio, classified as “previously securitized loans.” These loans are junior lien mortgage loans on one- to four-family residential properties located throughout the United States. The loans generally have contractual terms of 25 or 30 years and have fixed interest rates. The Company expects this balance to continue to decline as borrowers remit principal payments on the loans.

The following table shows the scheduled maturity of loans outstanding as of December 31, 2008:

		After One
	Within	But Within	After
(in thousands)	One Year	Five Years	Five Years	Total

Residential real estate – mortgage	$236,423	$338,076	$37,463	$611,962
Home equity	80,462	149,956	153,902	384,320
Commercial, financial, and agriculture	304,890	362,596	100,769	768,255
Installment loans to individuals	23,189	20,291	105	43,585
Previously securitized loans	1,027	1,833	1,362	4,222
Total loans	$645,991	$872,752	$293,601	$1,812,344

Loans maturing after one year with interest rates that are:
Fixed until maturity		$255,983
Variable or adjustable		910,370
Total		$1,166,353

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Allowance and Provision for Loan Losses

Management systematically monitors the loan portfolio and the adequacy of the allowance for loan losses on a quarterly basis to provide for probable losses inherent in the portfolio. Management assesses the risk in each loan type based on historical trends, the general economic environment of its local markets, individual loan performance, and other relevant factors. Individual credits are selected throughout the year for detailed loan reviews, which are utilized by management to assess the risk in the portfolio and the adequacy of the allowance. Due to the nature of commercial lending, evaluation of the adequacy of the allowance as it relates to these loan types is often based more upon specific credit review, with consideration given to the potential impairment of certain credits and historical loss rates, adjusted for general economic conditions and other inherent risk factors. Conversely, due to the homogeneous nature of the real estate and installment portfolios, the portions of the allowance allocated to those portfolios are primarily based on prior loss history of each portfolio, adjusted for general economic conditions and other inherent risk factors.

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

The allowance not specifically allocated to individual credits is generally determined by analyzing potential exposure and other qualitative factors that could negatively impact the adequacy of the allowance.  Loans not individually evaluated for impairment are grouped by pools with similar risk characteristics and the related historical loss rates are adjusted to reflect current inherent risk factors, such as unemployment, overall economic conditions, concentrations of credit, loan growth, classified and impaired loan trends, staffing, adherence to lending policies, and loss trends.

Determination of the adequacy of the allowance for loan losses is subjective in nature and requires management to periodically reassess the validity of its assumptions. Differences between actual losses and estimated losses are assessed such that management can timely modify its evaluation model to ensure that adequate provision has been made for risk in the total loan portfolio.

Based on management’s analysis of the adequacy of the allowance for loan losses during 2008, management determined it was appropriate to record a provision for loan losses of $10.4 million.  The provision for loan losses recorded during 2008 reflects the difficulties encountered by certain commercial borrowers of the Company (as discussed below), the downgrade of their related credits, and management’s assessment of the impact of these difficulties on the ultimate collectability of the loans. Additionally, the provision reflects an increase in the balance of commercial loans during the year.  Changes in the amount of the provision and related allowance are based on the Company’s detailed methodology and are directionally consistent with changes in the growth, composition, and the quality of the Company’s loan portfolio.  The Company believes that its methodology for determining its allowance for loan losses adequately provides for probable losses inherent in the loan portfolio at December 31, 2008.

The Company had net charge-offs of $5.8 million for the year ended December 31 2008.  Net charge-offs on commercial and residential loans were $3.0 and $1.4 million, respectively, for the year ended December 31, 2008.  Charge-offs for commercial and residential loans were primarily related to loans that had been appropriately considered in establishing the allowance for loan losses in prior periods.  In addition, overdrawn depository accounts experienced net charge-offs of $1.4 million during 2008. While charge-offs on depository accounts are appropriately taken against the ALLL, the revenue associated with depository accounts is reflected in service charges.

The Company’s ratio of non-performing assets to total loans and other real estate owned increased from 1.20% at December 31, 2007 to 1.64% at December 31, 2008. This increase is attributable primarily to the difficulties encountered by certain commercial customers described below during 2008 and their related borrowings have been classified as substandard.

Approximately 48% of the Company’s nonperforming loans at December 31, 2008, or approximately $12 million, were associated with a $17 million portfolio of loans to builders of speculative homes at the Greenbrier Resort in White Sulphur Springs, West Virginia. These loans are considered to be commercial loans due to the dollar amount of the borrowings, although the loans were used to purchase lots and to construct upper-scale single-family residences at the Greenbrier Resort.  Construction loan terms were originally interest only for 12 months.  All loans are collateralized by completed homes and eight residential lots.  Through December 31, 2008, the Company has specifically reserved $3.6 million of the allowance for loan losses and had additionally charged-off $0.9 million associated with this portfolio of speculative properties. During the first quarter of 2009, two of the completed residences were foreclosed and taken into the Company’s Other Real Estate Owned.  The Greenbrier Resort has a long history and tradition as a top resort destination and is owned by CSX Corporation. However, the current economic scenario has been challenging for the Greenbrier which lost $35 million in 2008 according to CSX Corporation.  Additionally, CSX

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Corporation has reported hiring Goldman Sachs, an investment banking firm, to apprise them of their strategic options regarding the Greenbrier. The Company has considered the uncertainty of the situation at the Greenbrier, arising in the fourth quarter of 2008, and has increased the provision for loan losses relative to this portfolio of speculative builders by $1.15 million during the fourth quarter of 2008.  Based on our analysis, the Company believes that the allowance allocated to the nonperforming and substandard loans, after considering the value of the collateral securing such loans, is adequate to cover losses that may result from these loans at December 31, 2008.  While the Company’s non-performing assets have increased, our ratio of non-performing assets to total loans and other real estate owned is 136 basis points lower than that of our peer group (bank holding companies with total assets between $1 and $5 billion), which reported average non-performing assets as a percentage of loans and other real estate owned of 3.00% for the most recently reported quarter ended September 30, 2008. The Company’s non-performing assets are disproportionately tied to two sub-sectors within the loan portfolio.

In addition to the 48% of the Company’s non-performing loans associated with speculative builders at the Greenbrier, slightly more than 25% of the Company’s non-performing assets are associated with real estate in what is known as the “Eastern Panhandle” of West Virginia – the counties of Jefferson, Berkeley, and Morgan. These three counties are all considered distant suburbs of the Washington D.C. MSA and have experienced explosive growth in the last 10 years. While this is a relatively small part of the Company’s entire franchise (representing approximately 16% of the Company’s total loans outstanding at December 31, 2008), the downturn that has gripped the nation’s mortgage and construction industry has had disproportionately more impact upon the Company’s asset quality and provision in this region than in the remainder of the Company.  Exclusive of loans to speculative builders at the Greenbrier or loans in the Eastern Panhandle, other loans throughout the Company account for only 27% of the Company’s non-performing loans.  The Company believes its methodology for determining the adequacy of its allowance adequately provides for probable losses inherent in the loan portfolio and produces a provision for loan losses that is directionally consistent with changes in asset quality and loss experience.

The allowance allocated to the commercial loan portfolio increased $4.0 million, or 36.0%, from $11.1 million at December 31, 2007 to $15.1 million at December 31, 2008. This increase was due to recent trends in the commercial portfolio and increases in commercial balances.  As discussed previously, borrowers involved in speculative building at the Greenbrier and real estate lending in the “Eastern Panhandle” of West Virginia, encountered difficulties during 2008 that resulted in their loans being classified as substandard and allowances being allocated as necessary for potential losses.  These loans are considered commercial real estate due to the intent of the borrowers to sell the properties and the amount of the loans. As of December 31, 2008, commercial balances totaled $768.3 million, a $60.3 million (8.5%) increase from December 31, 2007.

The allowance allocated to the real estate portfolio increased from $3.6 million at December 31, 2007 to $4.6 million at December 31, 2008.  Increases in balances in this portfolio of 1.6% from December 31, 2007 have been partially offset by improvements in the asset quality of this portfolio.  The majority of our market areas have experienced only modest increases and decreases in price over the last 5 years.  An area that the Company serves that has experienced some declines in the market values of residential real estate properties has been the “Eastern Panhandle” of West Virginia.  The estimated impact of potential decreases has been appropriately considered in our quarterly evaluation of the adequacy of the allowance for loan losses.

The allowance allocated to the consumer loan portfolio decreased $0.1 million, or 45.2%, from $0.3 million at December 31, 2007 to $0.2 million at December 31, 2008. The decrease was attributable to changes in loss experience which decreased 46% from December 31, 2006 to December 31, 2007.  This decrease was partially offset by an increase of $4.7 million, or 9.7%, in consumer loans from December 31, 2007 to December 31, 2008.

Certain products offered by the Company permit customers to overdraft their depository accounts. While the Company generates service charge revenues for providing this service to the customer, certain deposit account overdrafts are not fully repaid by the customer resulting in losses incurred. The Company has provided for probable losses resulting from overdraft deposit account borrowings through its allowance for loan losses. As reflected in Table Six, the Company reported net charge-offs on depository accounts of $1.4 and $2.0 million during 2008 and 2007, respectively. As of December 31, 2008, the balance of overdraft deposit accounts was $2.6 million and is included in installment loans to individuals in Note Four of Notes to Consolidated Financial Statements. The Company allocated $2.4 million (see Table Eight) of its allowance for loan losses as of December 31, 2008, to provide for probable losses resulting from overdraft deposit accounts.

As previously discussed, the carrying value of the previously securitized loans incorporates an assumption for expected cash flows to be received over the life of these loans. To the extent that the present value of expected cash flows is less than the carrying value of these loans, the Company would provide for such losses through the provision and allowance for loan losses.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Based on the Company’s analysis of the adequacy of the allowance for loan losses and in consideration of the known factors utilized in computing the allowance, management believes that the allowance for loan losses as of December 31, 2008, is adequate to provide for probable losses inherent in the Company’s loan portfolio. Future provisions for loan losses will be dependent upon trends in loan balances including the composition of the loan portfolio, changes in loan quality and loss experience trends, and recoveries of previously charged-off loans, among other factors.

Table Six
Analysis of the Allowance for Loan Losses
An analysis of changes in the allowance for loan losses follows:

(in thousands)	2008	2007	2006	2005	2004

Balance at beginning of year	$17,581	$15,405	$16,790	$17,815	$21,426

Allowance from acquisition	-	-	-	3,265	-
Reduction of allowance for loans sold	-	-	(1,368)*	-	-
Charge-offs:
Commercial, financial, and agricultural	(3,064)	(514)	(1,279)	(1,673)	(2,040)
Real estate-mortgage	(1,590)	(1,006)	(935)	(1,491)	(1,164)
Installment loans to individuals	(243)	(343)	(898)	(1,711)	(2,071)
Overdraft deposit accounts	(3,151)	(3,789)	(3,823)	(3,584)	(2,614)
Totals	(8,048)	(5,652)	(6,935)	(8,459)	(7,889)
Recoveries:
Commercial, financial, and agricultural	38	231	210	605	1,809
Real estate-mortgage	223	87	575	303	576
Installment loans to individuals	296	416	598	679	792
Overdraft deposit accounts	1,741	1,744	1,734	1,182	1,101
Totals	2,298	2,478	3,117	2,769	4,278
Net charge-offs	(5,750)	(3,174)	(3,818)	(5,690)	(3,611)
Provision for loan losses	10,423	5,350	3,801	1,400	-
Balance at end of year	$22,254	$17,581	$15,405	$16,790	$17,815

As a Percent of Average Total Loans
Net charge-offs	0.33%	0.18%	0.23%	0.38%	0.27%
Provision for loan losses	0.60	0.31	0.23	0.09	-
As a Percent of Nonperforming and Potential Problem Loans
Allowance for loan losses	86.07%	104.49%	384.93%	401.96%	487.28%

*- The Company is not under any commitment to repurchase any of the outstanding balances sold with respect to this sale.

Table Seven
Non-accrual, Past-Due and Restructured Loans
Nonperforming assets at December 31 follows:

(in thousands)	2008	2007	2006	2005	2004

Non-accrual loans	$25,224	$16,437	$3,319	$2,785	$2,147
Accruing loans past due 90 days or more	623	314	635	1,124	677
Previously securitized loans past due 90 days or more	10	76	48	268	832
	$25,857	$16,827	$4,002	$4,177	$3,656

   The increase in non-accrual loans is directly related to the difficulties encountered by borrowers involved in speculative building at the Greenbrier and in the “Eastern Panhandle” of
West Virginia as discussed previously.  At December 31, 2008, management was not aware of any other potential problem loans other than those included in Table Seven.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

The Company recognized approximately $1.2 million, $0.8 million, and $0.1 million of interest income received in cash on non-accrual and impaired loans in 2008, 2007 and 2006, respectively.  Approximately $0.3 million, $0.4 million, and $0.2 million of interest income would have been recognized during 2008, 2007 and 2006, respectively, if such loans had been current in accordance with their original terms.  There were no commitments to provide additional funds on non-accrual, impaired, or other potential problem loans at December 31, 2008 and 2007.

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

Table Eight
Allocation of the Allowance for Loan Losses
A summary of the allocation of the allowance for loan losses by loan type at December 31 follows:

(dollars in thousands)	2008		2007		2006		2005		2004
		Percent		Percent		Percent		Percent		Percent
		of Loans		of Loans		of Loans		of Loans		of Loans
		in Each		in Each		in Each		in Each		in Each
		Category		Category		Category		Category		Category
		to Total		to Total		to Total		to Total		to Total
	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
Commercial, financial and agricultural	$15,128	42%	$11,097	43%	$8,330	40%	$7,613	39%	$10,655	35%
Residential real estate-mortgage	4,583	55	3,605	54	3,981	56	3,977	57	3,151	62
Installment loans to individuals	190	3	347	3	801	4	2,819	4	2,552	3
Overdraft deposit accounts	2,353	-	2,532	-	2,293	-	2,381	-	1,457	-
	$22,254	100%	$17,581	100%	$15,405	100%	$16,790	100%	$17,815	100%

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

As the Company redeemed the outstanding Notes, no gain or loss was recognized in the Company’s financial statements and the remaining mortgage loans were recorded in the Company’s loan portfolio as “previously securitized loans,” at the lower of carrying value or fair value. Because the carrying value of the mortgage loans incorporated assumptions for expected prepayment and default rates, the carrying value of the loans were generally less than the actual outstanding contractual balance of the loans. As of December 31, 2008 and 2007, the Company reported a carrying value of previously securitized loans of $4.2 million and $6.9 million, respectively, while the actual outstanding contractual balance of these loans was $19.0 million and $24.1 million, respectively.  The Company accounts for the difference between the carrying value and the outstanding balance of previously securitized loans as an adjustment of the yield earned on these loans over their remaining lives. The discount is accreted to income over the period during which payments are probable of collection and are reasonably estimable. If, upon periodic evaluation, the estimate of the total probable collections is reduced below the original value of the loans, an impairment charge would be provided through the Company’s provision for loan losses.  For a further discussion of the accounting policies for previously securitized loans, please see Note One to the Consolidated Financial Statements, on page 32 of this Annual Report to Shareholders.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

During 2008, 2007, and 2006, the Company recognized $5.6 million, $7.3 million, and $9.4 million, respectively, of interest income on its previously securitized loans.  Cash receipts for 2008, 2007, and 2006 are summarized in the following table:

(in thousands)	2008	2007	2006

Principal receipts	$5,458	$12,207	$18,829
Interest receipts	2,965	3,855	5,374
Total cash receipts	$8,423	$16,062	$24,203

Key assumptions used in estimating the cash flows and fair value of the Company’s previously securitized loans as of December 31, 2008 and 2007, were as follows:

	December 31
	2008	2007

Prepayment speed (CPR):
From January 2008 – March 2008	-	16%
From April 2008 – December 2008	-	15%
From January 2009 – December 2009	9%	13%
From January 2010 – December 2012	9%	9%
Thereafter	5%	5%

Weighted-average cumulative defaults	9.39%	9.54%

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

Summary:  The following table summarizes the activity with the reported balance of previously securitized loans during 2008 and 2007 and illustrates the impact on these balances of converting the retained interest asset to loans:

(in thousands)	Previously Securitized Loans

Balance at December 31, 2006	$15,597
Principal payments on mortgage loans received from borrowers	(12,207)
Discount accretion	3,502
Balance at December 31, 2007	$6,892
Principal payments on mortgage loans received from borrowers	(5,458)
Discount accretion	2,788
Balance at December 31, 2008	$4,222

Goodwill

The Company evaluates the recoverability of goodwill and indefinite lived intangible assets annually as of November 30, or more frequently if events or changes in circumstances warrant, such as a material adverse change in the business. Goodwill is considered to be impaired when the carrying value of a reporting unit exceeds its estimated fair value. Indefinite-lived intangible assets are considered impaired if their carrying value exceeds their estimated fair value. As described in Note One of the Company’s Consolidated Financial Statements, the Company conducts its business activities through one reportable business segment – community banking. Fair values are estimated by reviewing the Company’s stock price as it compares to book value and the Company’s reported earnings.  In addition, the impact of future earnings and activities are considered in the Company’s analysis.  The Company has $54.9 million of goodwill at December 31, 2008.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Certificates of Deposit

Scheduled maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2008, are summarized in Table Nine. The Company has time certificates of deposit of $100,000 or more totaling $262.0 million.  These deposits are primarily small retail depositors of the bank as demonstrated by the average balance of time certificates of deposit of $100,000 or more being less than $150,000.

Table Nine
Maturity Distribution of Certificates of Deposit of $100,000 or more

(in thousands)	Amounts	Percentage

Three months or less	$51,723	20%
Over three months through six months	52,036	20
Over six months through twelve months	55,980	21
Over twelve months	102,288	39
Total	$262,027	100%

Contractual Obligations

The Company has various financial obligations that may require future cash payments according to the terms of the obligations. Demand, both noninterest- and interest-bearing, and savings deposits are, generally, payable immediately upon demand at the request of the customer. Therefore, the contractual maturity of these obligations is presented in the following table as “less than one year.” Time deposits, typically CDs, are customer deposits that are evidenced by an agreement between the Company and the customer that specify stated maturity dates and early withdrawals by the customer are subject to penalties assessed by the Company. Short-term borrowings and long-term debt represent borrowings of the Company and have stated maturity dates. The Company is not a party to any material capital or operating leases as of December 31, 2008. The composition of the Company’s contractual obligations as of December 31, 2008 is presented in the following table:

Table Ten
Contractual Obligations

	Contractual Maturity in
(in thousands)	Less than One Year	Between One and Three Years	Between Three and Five Years	Greater than Five Years	Total

Noninterest-bearing demand deposits	$298,530	$-	$-	$-	$298,530
Interest-bearing demand deposits (1)	422,484	-	-	-	422,484
Savings deposits (1)	357,417	-	-	-	357,417
Time deposits (1)	642,176	330,561	45,204	149	1,018,090
Short-term borrowings (1)	204,589	-	-	-	204,589
Long-term debt (1)	1,030	4,007	2,348	19,003	26,388
Total Contractual Obligations	$1,926,226	$334,568	$47,552	$19,152	$2,327,498

(1) – Includes interest on both fixed- and variable-rate obligations.  The interest associated with variable-rate obligations is based upon interest rates in effect at December 31, 2008.  The contractual amounts to be paid on variable-rate obligations are affected by market interest rates that could materially affect the contractual amounts to be paid.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

The Company’s liability for uncertain tax positions at December 31, 2008 was $0.3 million pursuant to FASB Interpretation No. 48.  This liability represents an estimate of tax positions that the Company has taken in its tax returns that may ultimately not be sustained upon examination by tax authorities.  As the ultimate amount and timing of any future cash settlements cannot be predicted with reasonable reliability, this estimated liability has been excluded from the contractual obligations table.

Off –Balance Sheet Arrangements

As disclosed in Note Sixteen of Notes to Consolidated Financial Statements, the Company has also entered into agreements to extend credit or provide conditional payments pursuant to standby and commercial letters of credit. While the outstanding commitment obligation is not recorded in the Company’s financial statements, the estimated fair value, which is not material to the Company’s financial statements, of the standby letters of credit is recorded in the Company’s Consolidated Balance Sheets as of December 31, 2008 and 2007.  As a result of the Company’s off-balance sheet arrangements for 2007 and 2008, no material revenue, expenses, or cash flows were recognized.  In addition, the Company had no other indebtedness, retained interests nor were any securities issued in connection with any off-balance sheet arrangements for 2007 and 2008.  Also there were no other obligations or liabilities of the Company that were or were reasonably likely to become material at December 31, 2007 or December 31, 2008.

Capital Resources

During 2008, Shareholders’ Equity decreased $13.6 million, or 4.6%, from $294.0 million at December 31, 2007, to $280.4 million at December 31, 2008. This decrease was due to cash dividends declared during the year of $21.9 million, common stock purchases for treasury of $11.0 million, and a $11.2 million decrease in accumulated other comprehensive income that were partially offset by reported net income of $28.1 million for 2008.

The Company repurchased 337,060 shares during 2008 at a weighted average price of $32.56.  However, there can be no assurance that the Company will continue to reacquire its common shares or to what extent the repurchase program will be successful.

The $11.2 million decrease in accumulated other comprehensive income was due to a $13.8 million, net of tax, unrealized loss on the Company’s available for sale investment securities (see Note Three of Notes to Consolidated Financial Statements); and a $2.3 million, net of tax, increase in underfunded pension obligations (see Note Fourteen of Notes to Consolidated Financial Statements).  These decreases were partially offset by a $4.9 million, net of tax, unrealized gain on interest rate floors.

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

The Capital Securities issued by City Holding Capital Trust III (“Trust III”) qualify as regulatory capital for the Company under guidelines established by the Federal Reserve Board.  The Company’s regulatory capital ratios remained strong for both City Holding and City National as of December 31, 2008, as illustrated in the following table:

			Actual
		Well-	December 31
	Minimum	Capitalized	2008	2007
City Holding:
Total	8.00%	10.00%	13.43%	15.11%
Tier I Risk-based	4.00	6.00	12.25	14.12
Tier I Leverage	4.00	5.00	9.47	10.31

City National:
Total	8.00%	10.00%	11.48%	13.51%
Tier I Risk-based	4.00	6.00	10.27	12.51
Tier I Leverage	4.00	5.00	7.97	9.08

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Legal Issues

The Company and City National are engaged in various legal actions in the ordinary course of business. As these legal actions are resolved, the Company or City National could realize positive and/or negative impact to its financial performance in the period in which these legal actions are ultimately decided. There can be no assurance that the ultimate resolution of current actions will not materially impact the financial statements or that there will be no material actions presented in the future.

Recent Accounting Pronouncements and Developments

Note One, “Recent Accounting Pronouncements,” of Notes to Consolidated Financial Statements discusses recently issued new accounting pronouncements and their expected impact on the Company’s consolidated financial statements.

Forward-Looking Statements

This Annual Report on Form 10-K contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such information involves risks and uncertainties that could cause the Company’s actual results to differ from those projected in the forward-looking information. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to those set forth in the Company’s Annual Report on Form 10-K under “Risk Factors” and the following: (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality; (2) the Company may incur increased charge-offs in the future; (3) the Company may experience increases in the default rates on previously securitized loans that would result in impairment losses or lower the yield on such loans; (4) the Company may not continue to benefit from strong recovery efforts on previously securitized loans resulting in improved yields on these assets; (5)  the Company could have adverse legal actions of a material nature; (6) the Company may face competitive loss of customers; (7) the Company may be unable to manage its expense levels; (8) the Company may have difficulty retaining key employees; (9) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions; (10) changes in general economic conditions and increased competition could adversely affect the Company’s operating results; (11) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company’s operating results; (12) the Company may experience difficulties growing loan and deposit balances; (13) the current economic environment poses significant challenges for us and could adversely affect our  financial condition and results of operations; (14) continued deterioration in the financial condition of the U.S. banking system may impact the valuations of investments the Company has made in the securities of other financial institutions resulting in either actual losses or other than temporary impairments on such investments; and (15) the United States government’s plan to purchase large amounts of illiquid, mortgage-backed and other securities from financial institutions may not be effective and/or it may not be available to us.  Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

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

Management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2008 based upon the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework. Based on our assessment, management believes that, as of December 31, 2008, the Company's system of internal control over financial reporting is effective based on those criteria.  Ernst & Young, LLP, the Company’s independent registered public accounting firm, has issued an attestation report on the effectiveness of internal control over financial reporting. This report appears on page 24.

March 2, 2009

/s/ Charles R. Hageboeck	/s/ David L. Bumgarner
Charles R. Hageboeck	David L. Bumgarner
President and Chief Executive Officer	Chief Financial Officer

Report of Independent Registered Public Accounting Firm on Effectiveness of Internal Control Over Financial Reporting

Audit Committee of the Board of Directors and the
Shareholders of City Holding Company

We have audited City Holding Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). City Holding Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on City Holding Company’s internal control over financial reporting based on our audit.

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

In our opinion, City Holding Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2008 of City Holding Company and our report dated March 2, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Charleston, West Virginia
March 2, 2009

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements

Audit Committee of the Board of Directors and the
Shareholders of City Holding Company

We have audited the accompanying consolidated balance sheets of City Holding Company and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008.  These financial statements are the responsibility of City Holding Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of City Holding Company and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), City Holding Company's internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Charleston, West Virginia
March 2, 2009

Consolidated Balance Sheets
City Holding Company and Subsidiaries
	December 31
(in thousands)	2008	2007
Assets
Cash and due from banks	$55,511	$64,726
Interest-bearing deposits in depository institutions	4,118	9,792
Cash and Cash Equivalents	59,629	74,518
Investment securities available-for-sale, at fair value	424,214	382,098
Investment securities held-to-maturity, at amortized cost (approximate fair value at December 31, 2008 and 2007 - $22,050 and $35,198, respectively)	29,067	34,918
Total Investment Securities	453,281	417,016

Gross loans	1,812,344	1,767,021
Allowance for loan losses	(22,254)	(17,581)
Net Loans	1,790,090	1,749,440
Bank-owned life insurance	70,400	64,467
Premises and equipment	60,138	54,635
Accrued interest receivable	9,024	11,254
Net deferred tax assets	48,462	20,633
Intangible assets	57,479	58,238
Other assets	33,943	32,566
Total Assets	$2,582,446	$2,482,767
Liabilities
Deposits:
Noninterest-bearing	$298,530	$314,231
Interest-bearing:
Demand deposits	420,554	397,510
Savings deposits	354,956	350,607
Time deposits	967,090	927,733
Total Deposits	2,041,130	1,990,081
Short-term borrowings	194,463	161,916
Long-term debt	19,047	4,973
Other liabilities	47,377	31,803
Total Liabilities	2,302,017	2,188,773
Shareholders’ Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued	-	-
Common stock, par value $2.50 per share: 50,000,000 shares authorized; 18,499,282 shares issued at December 31, 2008 and 2007, less 2,548,538 and 2,292,357 shares in treasury, respectively	46,249	46,249
Capital surplus	102,895	103,390
Retained earnings	230,613	224,386
Cost of common stock in treasury	(88,729)	(80,664)
Accumulated other comprehensive (loss) income:
Unrealized loss on securities available-for-sale	(15,628)	(1,783)
Unrealized gain on derivative instruments	9,287	4,390
Underfunded pension liability	(4,258)	(1,974)
Total Accumulated Other Comprehensive (Loss) Income	(10,599)	633
Total Shareholders’ Equity	280,429	293,994
Total Liabilities and Shareholders’ Equity	$2,582,446	$2,482,767

See notes to consolidated financial statements.

Consolidated Statements of Income
City Holding Company and Subsidiaries
	Year Ended December 31
(in thousands, except per share data)	2008	2007	2006
Interest Income
Interest and fees on loans	$122,127	$128,609	$123,945
Interest on investment securities:
Taxable	23,852	25,677	28,418
Tax-exempt	1,523	1,689	1,782
Interest on loans held for sale	-	-	322
Interest on deposits in depository institutions	171	521	1,477
Interest on federal funds sold	-	819	179
Total Interest Income	147,673	157,315	156,123
Interest Expense
Interest on deposits	41,906	51,826	44,046
Interest on short-term borrowings	2,629	6,642	5,099
Interest on long-term debt	1,383	1,808	4,579
Total Interest Expense	45,918	60,276	53,724
Net Interest Income	101,755	97,039	102,399
Provision for loan losses	10,423	5,350	3,801
Net Interest Income After Provision for Loan Losses	91,332	91,689	98,598
Noninterest Income
Investment securities (losses) gains	(38,265)	45	(1,995)
Service charges	45,995	44,416	42,559
Insurance commissions	4,212	4,090	2,335
Trust and investment management fee income	2,239	2,042	2,140
Bank-owned life insurance	2,932	2,477	2,352
Gain on sale of retail credit card portfolio and merchant agreements	-	1,500	3,563
VISA IPO Gain	3,289	-	-
Other income	1,534	1,566	3,249
Total Noninterest Income	21,936	56,136	54,203
Noninterest Expense
Salaries and employee benefits	37,263	36,034	34,484
Occupancy and equipment	6,871	6,366	6,481
Depreciation	4,523	4,472	4,219
Professional fees	1,680	1,628	1,760
Postage, delivery, and statement mailings	2,549	2,588	2,832
Advertising	2,899	3,123	3,216
Telecommunications	1,916	1,809	2,048
Bankcard expenses	2,689	2,354	1,964
Insurance and regulatory	1,388	1,555	1,528
Office supplies	2,021	1,838	1,578
Repossessed asset losses (gains), net of expenses	524	(157)	(98)
Loss on early extinguishment of debt	1,208	-	1,368
Other expenses	10,141	9,403	9,905
Total Noninterest Expense	75,672	71,013	71,285
Income Before Income Taxes	37,596	76,812	81,516
Income tax expense	9,487	25,786	28,329
Net Income	$28,109	$51,026	$53,187

Basic earnings per common share	$1.74	$3.02	$3.00
Diluted earnings per common share	$1.74	$3.01	$2.99

Dividends declared per common share	$1.36	$1.24	$1.12

Average common shares outstanding:
Basic	16,118	16,877	17,701
Diluted	16,167	16,935	17,762
See notes to consolidated financial statements.

Consolidated Statements of
Changes in Shareholders’ Equity
City Holding Company and Subsidiaries
	Common			Accumulated
	Stock			Other		Total
	(Par	Capital	Retained	Comprehensive	Treasury	Shareholders’
(in thousands)	Value)	Surplus	Earnings	(Loss) Income	Stock	Equity
Balances at December 31, 2005	46,249	104,435	160,747	(8,012)	(11,278)	292,141
Comprehensive income:
Net income	-	-	53,187	–	–	53,187
Other comprehensive gain, net of deferred income tax benefit of $1,655:
Unrealized gain on securities of $5,645, net of tax and reclassification adjustments for losses included in net income of $1,995	-	–	–	2,190	–	2,190
Unrealized loss on interest rate floors of $350, net of tax	-	–	–	(210)	–	(210)
Decrease in underfunded pension liability of $838, net of tax	-	–	–	503	–	503
Total comprehensive income						55,670
Cash dividends declared ($1.12 per share)	-	–	(19,721)	–	–	(19,721)
Issuance of stock award shares, net	–	239	–	–	245	484
Exercise of 46,243 stock options	-	(900)	–	–	1,698	798
Excess tax benefit on stock-based compensation	-	269	–	–	–	269
Purchase of 666,753 common shares for treasury	-	–	–	–	(24,334)	(24,334)
Balances at December 31, 2006	$46,249	$104,043	$194,213	$(5,529)	$(33,669)	$305,307
Comprehensive income:
Cumulative effect of adoption of FIN 48	-	-	(125)	–	–	(125)
Net income	-	-	51,026	–	–	51,026
Other comprehensive gain, net of deferred income tax benefit of $10,270:
Unrealized gain on securities of $1,443, net of tax	–	–	–	866	–	866
Unrealized gain on interest rate floors of $7,667, net of tax	-	–	–	4,600	–	4,600
Decrease in underfunded pension liability of $1,160, net of tax	-	–	–	696	–	696
Total comprehensive income						57,188
Cash dividends declared ($1.24 per share)	-	–	(20,728)	–	–	(20,728)
Issuance of stock award shares, net	-	(515)	–	–	942	427
Exercise of 7,300 stock options	–	(141)	–	–	295	154
Excess tax benefit on stock-based compensation	-	3	–	–	–	3
Purchase of 1,314,112 common shares for treasury	-	–	–	–	(48,232)	(48,232)
Balances at December 31, 2007	$46,249	$103,390	$224,386	$633	$(80,664)	$293,994

See notes to consolidated financial statements.

Consolidated Statements of
Changes in Shareholders’ Equity (continued)
City Holding Company and Subsidiaries
	Common			Accumulated
	Stock			Other		Total
	(Par	Capital	Retained	Comprehensive	Treasury	Shareholders’
(in thousands)	Value)	Surplus	Earnings	(Loss) Income	Stock	Equity
Balances at December 31, 2007	$46,249	$103,390	$224,386	$633	$(80,664)	$293,994
Comprehensive income:
Net income	-	-	28,109	–	–	28,109
Other comprehensive gain, net of deferred income tax benefit of $18,519:
Unrealized loss on securities of $22,828, net of tax	-	–	–	(13,845)	–	(13,845)
Unrealized gain on interest rate floors of $8,074, net of tax	-	–	–	4,897	–	4,897
Increase in underfunded pension liability of $3,766, net of tax	-	–	–	(2,284)	–	(2,284)
Total comprehensive income						16,877
Cash dividends declared ($1.36 per share)	-	–	(21,882)	–	–	(21,882)
Issuance of stock award shares, net	-	(12)	–	–	491	479
Exercise of 66,454 stock options	-	(749)	–	–	2,418	1,669
Excess tax benefit on stock-based compensation	-	266	–	–	–	266
Purchase of 337,060 common shares for treasury	-	–	–	–	(10,974)	(10,974)
Balances at December 31, 2008	$46,249	$102,895	$230,613	$(10,599)	$(88,729)	$280,429

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
City Holding Company and Subsidiaries

	Year Ended December 31
(in thousands)	2008	2007	2006

Operating Activities
Net income	$28,109	$51,026	$53,187
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and accretion	(1,195)	(2,309)	(2,596)
Depreciation of premises and equipment	4,523	4,472	4,219
Provision for loan losses	10,423	5,350	3,801
Loss on early extinguishments of debt	1,208	-	1,368
Deferred income tax (benefit) expense	(14,449)	(1,176)	2,516
Net periodic pension cost	50	236	246
Increase in value of bank-owned life insurance	(2,933)	(2,477)	(2,352)
Proceeds from bank-owned life insurance	-	205	126
Gain from sale of retail credit card portfolio and merchant agreements	-	(1,500)	(3,563)
Loss on sale of premises and equipment	125	-	15
Realized investment securities losses (gains)	38,265	(45)	1,995
Decrease in accrued interest receivable	2,230	1,083	797
Increase in other assets	(17,712)	(4,775)	(2,690)
Increase in other liabilities	5,916	258	2,078
Net Cash Provided by Operating Activities	54,560	50,348	59,147
Investing Activities
Proceeds from maturities and calls of securities held to maturity	1,468	12,458	7,667
Proceeds from sale of money market and mutual fund available-for-sale securities	972,269	1,015,160	1,092,400
Purchases of money market and mutual fund available-for-sale securities	(972,375)	(969,052)	(1,093,411)
Proceeds from sales of securities available-for-sale	3,019	1,819	57,526
Proceeds from maturities and calls of securities available-for-sale	56,765	84,431	79,138
Purchases of securities available-for-sale	(159,246)	(41,261)	(57,650)
Net increase in loans	(47,445)	(88,566)	(75,475)
Sales of premises and equipment	340	15	-
Purchases of premises and equipment	(10,491)	(14,433)	(6,381)
Investment in bank owned life insurance	(3,000)	(7,000)	-
Proceeds from sale of retail credit card portfolio and merchant agreements	-	1,650	13,920
Proceeds from sale of VISA stock	2,334	-	-
Proceeds from sale of derivative instruments	20,454	-	-
Net Cash (Used in) Provided by Investing Activities	(135,908)	(4,779)	17,734
Financing Activities
Net decrease in noninterest-bearing deposits	(15,701)	(6,807)	(55,038)
Net increase in interest-bearing deposits	66,750	11,671	111,932
Net increase (decrease) in short-term borrowings	47,106	(17,524)	(38,406)
Proceeds from long-term debt	16,495	-	-
Repayment of long-term debt	(100)	(163)	(15,575)
Redemption of trust preferred securities	(17,569)	-	(13,002)
Purchases of treasury stock	(10,974)	(48,232)	(24,334)
Proceeds from stock options exercises	1,669	154	798
Excess tax benefits from stock-based compensation arrangements	266	3	269
Dividends paid	(21,483)	(20,601)	(19,350)
Net Cash Provided by (Used in) Financing Activities	66,459	(81,499)	(52,706)
(Decrease) Increase in Cash and Cash Equivalents	(14,889)	(35,930)	24,175
Cash and cash equivalents at beginning of year	74,518	110,448	86,273
Cash and Cash Equivalents at End of Year	$59,629	$74,518	$110,448

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

The Company determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity in conformity with U. S. generally accepted accounting principles. Voting interest entities are entities in which the total equity investment at risk is sufficient to enable the entity to finance itself independently and provides the equity holders with the obligation to absorb losses, the right to receive residual returns and the right to make decisions about the entity’s activities. The Company consolidates voting interest entities in which it has all, or at least a majority of, the voting interest. As defined in applicable accounting standards, variable interest entities (VIEs) are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest in an entity is present when an enterprise has a variable interest, or a combination of variable interests, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both. The enterprise with a controlling financial interest, known as the primary beneficiary, consolidates the VIE. The Company’s wholly owned subsidiary, City Holding Capital Trust III, is a VIE for which the Company is not the primary beneficiary. Accordingly, the accounts of this entity are not included in the Company’s consolidated financial statements.

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

Securities: Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold debt securities to maturity, they are classified as investment securities held-to-maturity and are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts. Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as investment securities available-for-sale along with the Company’s investment in equity securities. Securities available-for-sale are carried at fair value, with the unrealized gains and losses, net of tax, reported in comprehensive income. Securities classified as available-for-sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk, and other factors.  On a quarterly basis, the Company performs a review of investment securities to determine if any unrealized losses are other than temporarily impaired.  In estimating other-than-temporary impairment losses, management considers the following, among other things, in its determination of the nature of the unrealized losses, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

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

Interest income during the period the loan is non-performing is recorded on a cash basis after recovery of principal is reasonably assured. Cash payments received on nonperforming loans are typically applied directly against the outstanding principal balance until the loan is fully repaid. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

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

Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. The Company has not entered into any fair value hedges as of December 31, 2008.  Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

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

Basic and Diluted Earnings per Common Share: Basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares outstanding increased by the number of shares of common stock which would be issued assuming the exercise of stock options and other common stock equivalents. The incremental shares related to stock options were 49,000, 58,000, and 61,000 in 2008, 2007, and 2006, respectively.

Recent Accounting Pronouncements:  In December 2007, the FASB issued Statement No. 141 (revised 2007) (“SFAS No. 141R”), “Business Combinations.”  SFAS No. 141R will significantly change how the acquisition method will be applied to business combinations.  SFAS No. 141R requires an acquirer, upon initially obtaining control of another entity, to recognize the assets, liabilities and any non-controlling interest in the acquiree at fair value as of the acquisition date. Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt. This fair value approach replaces the cost-allocation process required under SFAS No. 141 whereby the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their estimated fair value. SFAS No. 141R requires acquirers to expense acquisition-related costs as incurred rather than allocating such costs to the assets acquired and liabilities assumed, as was previously the case under SFAS No. 141. Under SFAS No. 141R, the requirements of SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” would have to be met in order to accrue for a restructuring plan in purchase accounting. Pre-acquisition contingencies are to be recognized at fair value, unless it is a non-contractual contingency that is not likely to materialize, in which case, nothing should be recognized in purchase accounting and, instead, that contingency would be subject to the probable and estimable recognition criteria of SFAS No. 5, “Accounting for Contingencies.” Reversals of deferred income tax valuation allowances and income tax contingencies will be recognized in earnings subsequent to the measurement period.  The allowance for loan losses of an acquiree will not be permitted to be recognized by the acquirer. Additionally, SFAS No. 141(R) will require new and modified disclosures surrounding subsequent changes to acquisition-related contingencies, contingent consideration, noncontrolling interests, acquisition-related transaction costs, fair values and cash flows not expected to be collected for acquired loans, and an enhanced goodwill rollforward.  The Company will be required to prospectively apply SFAS No. 141R to all business combinations completed on or after January 1, 2009. Early adoption is not permitted.  The Company is currently evaluating SFAS No. 141R and has not determined the impact it will have on our financial statements.

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

Notes to Consolidated Financial Statements (Continued)
City Holding Company and Subsidiaries

In March 2008, the FASB issued SFAS No. 161, (“SFAS No. 161”),"Disclosures About Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133."  SFAS No. 161 applies to all derivative instruments and related hedged items accounted for under SFAS No. 133.  SFAS No. 161 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," to amend and expand the disclosure requirements of SFAS No. 133 to provide greater transparency about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedge items are accounted for under SFAS No. 133 and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity's financial position, results of operations and cash flows. To meet those objectives, SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 is effective for the Company on January 1, 2009 and is not expected to have a significant impact on the Company's financial statements.

In May 2008, the FASB issued SFAS No. 162 (“SFAS No. 162”), “The Hierarchy of Generally Accepted Accounting Principles”. SFAS No. 162 identifies the sources of account principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States. SFAS No. 162 is effective 60 days following the SEC approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” Adoption of SFAS 162 will not be a change in the Company’s current accounting practices; therefore, it will not have a material impact on the Company’s consolidated financial condition or results of operations.

FASB Staff Position EITF 03-6-1, In June 2008, the FASB issued FSP EITF 03-6-1 (“FSP EITF 03-6-1”), “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities”.  FSP EITF 03-6-1 clarifies whether instruments, such as restricted stock, granted in share-based payments are participating securities prior to vesting. Such participating securities must be included in the computation of earnings per share under the two-class method as described in SFAS No. 128, “Earnings per Share.” FSP EITF 03-6-1 requires companies to treat unvested share-based payment awards that have non-forfeitable rights to dividend or dividend equivalents as a separate class of securities in calculating earnings per share. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, and requires a company to retrospectively adjust its earnings per share data. Early adoption is not permitted. The Company does not expect that the adoption of FSP EITF 03-6-1 will have a material effect on consolidated results of operations or earnings per share.

Statements of Cash Flows: Cash paid for interest, including interest paid on long-term debt and trust preferred securities, was $47.4 million, $60.3 million, and $53.5 million in 2008, 2007, and 2006, respectively. During 2008, 2007 and 2006, the Company paid $26.7 million, $25.5 million, and $22.9 million, respectively, for income taxes.

Note Two
Restrictions on Cash and Due From Banks

City National is required to maintain an average reserve balance with the Federal Reserve Bank of Richmond to compensate for services provided by the Federal Reserve and to meet statutory required reserves for demand deposits. The average amount of the reserve balance for the year ended December 31, 2008 was approximately $14.4 million.

Notes to Consolidated Financial Statements (Continued)
City Holding Company and Subsidiaries

Note Three
Investments

The aggregate carrying and approximate market values of securities follow. Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable financial instruments.

	December 31, 2008
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value

Securities available-for-sale:
Obligations of states and political subdivisions	$41,960	$196	$(735)	$41,421
Mortgage-backed securities	287,233	3,986	(2,886)	288,333
Other debt securities	96,406	57	(22,829)	73,634
Total Debt Securities	425,599	4,239	(26,450)	403,388
Equity securities and investment funds	24,372	-	(3,546)	20,826
Total Securities Available-for-Sale	$449,971	$4,239	$(29,996)	$424,214

Securities held-to-maturity:
Obligations of states and political subdivisions	$2,834	$28	$-	$2,862
Other debt securities	26,233	-	(7,045)	19,188
Total Securities Held-to-Maturity	$29,067	$28	$(7,045)	$22,050

	December 31, 2007
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value

Securities available-for-sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$248	$2	$-	$250
Obligations of states and political subdivisions	39,433	256	(205)	39,484
Mortgage-backed securities	260,249	795	(1,708)	259,336
Other debt securities	71,194	561	(2,414)	69,341
Total Debt Securities	371,124	1,614	(4,327)	368,411
Equity securities and investment funds	13,934	11	(258)	13,687
Total Securities Available-for-Sale	$385,058	$1,625	$(4,585)	$382,098

Securities held-to-maturity:
Obligations of states and political subdivisions	$4,300	$36	$-	$4,336
Other debt securities	30,618	673	(429)	30,862
Total Securities Held-to-Maturity	$34,918	$709	$(429)	$35,198

Certain investment securities owned by the Company were in an unrealized loss position (i.e., amortized cost basis exceeded the estimated fair value of the securities) as of December 31, 2008 and 2007. The following table shows the gross unrealized losses and fair value of the Company’s investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2008 and 2007.

Notes to Consolidated Financial Statements (Continued)
City Holding Company and Subsidiaries

	December 31, 2008
	Less Than Twelve Months		Twelve Months or Greater		Total
(in thousands)	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss

Securities available-for-sale:
Obligations of states and political subdivisions	$17,068	$729	$187	$6	$17,255	$735
Mortgage-backed securities	43,633	2,886	-	-	43,633	2,886
Other debt securities	39,601	10,493	8,122	12,336	47,723	22,829
Equity securities and investment funds	5,305	3,010	2,124	536	7,429	3,546
Total	$105,607	$17,118	$10,433	$12,878	$116,040	$29,996

Securities held-to-maturity:
Other debt securities	$12,408	$5,282	$1,700	$1,763	$14,108	$7,045

	December 31, 2007
	Less Than Twelve Months		Twelve Months or Greater		Total
(in thousands)	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss

Securities available-for-sale:
Obligations of states and political subdivisions	6,768	90	12,585	115	19,353	205
Mortgage-backed securities	27,410	83	144,680	1,625	172,090	1,708
Other debt securities	44,817	2,157	4,919	257	49,736	2,414
Equity securities and investment funds	1,524	225	1,467	33	2,991	258
Total	$80,519	$2,555	$163,651	$2,030	$244,170	$4,585

Securities held-to-maturity:
Other debt securities	$8,127	$269	$2,050	$160	$10,177	$429

During 2008, the Company recorded $38.3 million of other than temporary non-cash investment impairment losses, or $23.2 million on an after-tax basis.  The charges deemed to be other than temporary were related to agency preferreds ($21.1 million) with remaining book value of $1.6 million at December 31, 2008; pooled bank trust preferreds ($14.2 million) with remaining book value of $10.9 million at December 31, 2008; income notes ($2.0 million) with no remaining book value at December 31, 2008; and corporate debt securities ($1.0 million) with remaining book value of $24.6 million at December 31, 2008.  The impairment charges for the agency preferred securities were due to the actions of the federal government to place Freddie Mac and Fannie Mae into conservatorship and the suspension of dividends on such preferred securities.  The impairment charges related to the pooled bank trust preferred securities and income notes were based on the Company’s quarterly reviews of its investment securities for indications of losses considered to be other than temporary.  Based on management’s assessment of the securities the Company owns, the seniority position of the securities within the pools, the level of defaults and deferred payments within the pools, and a review of the financial strength of the banks within the respective pools, management concluded that impairment charges of $14.2 million and $2.0 million on the pooled bank trust preferred securities and the income notes, respectively, were necessary for the year ended December 31, 2008.  The $1.0 million impairment charge for corporate debt securities was due to Lehman Brothers Holdings bankruptcy filing.  The Company had acquired this security as the result of an acquisition of a bank in 2005.

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

   Management has the ability and intent to hold the securities classified as held to maturity until they mature, at which time the Company will receive full value for the securities. Furthermore, as of December 31, 2008, management also had the ability and intent to hold the securities classified as available for sale for a period of time sufficient for a recovery of cost. The unrealized losses on debt securities are primarily the result of interest rate changes, credit spread widening on agency-issued mortgage related securities, general financial market uncertainty and unprecedented market volatility. These conditions will not prohibit the Company from receiving its contractual principal and interest payments on its debt securities.  The fair value is expected to recover as the securities approach their maturity date or repricing date. As of December 31, 2008, management believes the unrealized losses detailed in the table above are temporary and no impairment loss has been recognized in the Company’s consolidated income statement.  Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

Notes to Consolidated Financial Statements (Continued)
City Holding Company and Subsidiaries

The amortized cost and estimated fair value of debt securities at December 31, 2008, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties. Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

		Estimated
		Fair
(in thousands)	Cost	Value

Securities Available-for-Sale
Due in one year or less	$750	$750
Due after one year through five years	14,946	14,684
Due after five years through ten years	81,454	80,761
Due after ten years	328,449	307,193
	$425,599	$403,388

Securities Held-to-Maturity
Due in one year or less	$120	$120
Due after one year through five years	2,714	2,742
Due after five years through ten years	-	-
Due after ten years	26,233	19,188
	$29,067	$22,050

Gross gains and gross losses realized by the Company from investment security transactions are summarized in the table below:

(in thousands)	2008	2007	2006

Gross realized gains	$5	$47	$154
Gross realized losses	(38,270)	(2)	(2,149)
Investment security gains (losses)	$(38,265)	$45	$(1,995)

The carrying value of securities pledged to secure public deposits and for other purposes as required or permitted by law approximated $223.3 million and $192.1 million at December 31, 2008 and 2007, respectively.

Note Four
Loans

The following summarizes the Company’s major classifications for loans:

(in thousands)	2008	2007
Residential real estate – mortgage	$611,962	$602,057
Home equity	384,320	341,818
Commercial, financial, and agriculture	768,255	707,987
Loans to Depository Institutions	-	60,000
Installment loans to individuals	43,585	48,267
Previously securitized loans	4,222	6,892
Gross Loans	1,812,344	1,767,021
Allowance for loan losses	(22,254)	(17,581)
Net Loans	$1,790,090	$1,749,440

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

Note Five
Allowance for Loan Losses

A summary of changes in the allowance for loan losses follows:

(in thousands)	2008	2007	2006

Balance at January 1	$17,581	$15,405	$16,790
Reduction of allowance for loans sold	-	-	(1,368)
Provision for possible loan losses	10,423	5,350	3,801
Charge-offs	(8,048)	(5,652)	(6,935)
Recoveries	2,298	2,478	3,117
Balance at December 31	$22,254	$17,581	$15,405

Notes to Consolidated Financial Statements (Continued)
City Holding Company and Subsidiaries

  The recorded investment in loans on nonaccrual status and loans past due 90 days or more and still accruing interest is included in the following table:

(in thousands)	2008	2007

Nonaccrual loans	$25,224	$16,437
Accruing loans past due 90 days or more	623	314
Previously securitized loans past due 90 days or more	10	76
Total	$25,857	$16,827

Information pertaining to impaired loans is included in the following table:

(in thousands)	2008	2007

Impaired loans with a valuation allowance	$25,847	$16,751
Impaired loans with no valuation allowance	10	76
Total impaired loans	$25,857	$16,827
Allowance for loan losses allocated to impaired loans	$6,964	$4,139

The average recorded investment in impaired loans during 2008, 2007, and 2006 was $21.1 million, $15.8 million, and $3.8 million, respectively.The Company recognized approximately $1.2 million, $0.8 million, and $0.1 million of interest income received in cash on non-accrual and impaired loans in 2008, 2007 and 2006, respectively.  Approximately $0.3 million, $0.4 million and $0.2 million of interest income would have been recognized during 2008, 2007 and 2006, respectively, if such loans had been current in accordance with their original terms.  There were no commitments to provide additional funds on non-accrual, impaired, or other potential problem loans at December 31, 2008 and 2007.

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

	December 31
(in thousands)	2008	2007	2006

Total principal amount of loans outstanding	$18,955	$24,062	$33,334
Discount	(14,733)	(17,170)	(17,737)
Net book value	$4,222	$6,892	$15,597
Principal amount of loans between 30 and 89 days past due	$999	$1,099	$1,062
Principal amount of loans between 90 and 119 days past due	10	76	48
Net credit (recoveries) during the year	(351)	(2,938)	(4,124)

Because the book value of the mortgage loans incorporates assumptions for expected cash flows considering prepayment and default rates, the carrying value of the loans is generally less than the actual contractual outstanding balance of the mortgage loans. As of December 31, 2008 and 2007, the Company reported a book value of previously securitized loans of $4.2 million and $6.9 million, respectively, while the actual outstanding balance of previously securitized loans at December 31, 2008 and 2007 was $19.0 million and $24.1 million, respectively. The difference (“the discount”) between the book value and actual outstanding balance of previously securitized loans is accreted into interest income over the life of the loans. If the discounted present value of estimated future cash flows from previously securitized loans declines below the recorded value, an impairment charge would be provided through the Company’s provision and allowance for loan losses. No such impairment charges were recorded during the three years in the period ended December 31, 2008.

Notes to Consolidated Financial Statements (Continued)
City Holding Company and Subsidiaries

Key assumptions used in estimating the value of the Company’s previously securitized loans were as follows:

	December 31
	2008	2007
Prepayment speed (CPR):
From January 2008 – March 2008	-	16%
From April 2008 – December 2008	-	15%
From January 2009 – December 2009	9%	13%
From January 2010 – December 2012	9%	9%
Thereafter	5%	5%

Weighted-average cumulative defaults	9.39%	9.54%

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

During 2008, 2007, and 2006 the Company recognized $5.6 million, $7.3 million, and $9.4 million, respectively, of interest income on the previously securitized loans and received cash of $8.7 million, $16.1 million, and $24.2 million, respectively, comprised of principal and interest payments from borrowers.

Note Seven
Premises and Equipment

A summary of premises and equipment and related accumulated depreciation as of December 31 is summarized as follows:

(in thousands)	Estimated Useful Life	2008	2007

Land		$19,967	$16,958
Buildings and improvements	10 to 30 yrs.	67,204	64,050
Equipment	3 to 7 yrs.	42,330	44,253
		129,501	125,261
Less accumulated depreciation		(69,363)	(70,626)
Net premises and equipment		$60,138	$54,635

 Note Eight
Goodwill and Intangible Assets

The carrying amount of goodwill approximated $54.9 million and $55.0 million at December 31, 2008 and 2007, respectively.  The Company completed its annual assessment of the carrying value of goodwill during 2008 and concluded that its carrying value was not impaired.

The following table summarizes core deposit intangibles as of December 31, 2008 and 2007, which are subject to amortization:

(in thousands)	2008	2007

Gross carrying amount	$6,580	$6,580
Accumulated amortization	(3,991)	(3,352)
Net core deposit intangible	$2,589	$3,228

During 2008, 2007, and 2006, the Company recognized pre-tax amortization expense of $639,000, $706,000, and $723,000, respectively, associated with its core deposit intangible assets. The estimated amortization expense for core deposit intangible assets for each of the next five years is as follows:

(in thousands)	Projected Amortization Expense

2009	$469
2010	437
2011	409
2012	392
2013	376
$2,083

Note Nine
Scheduled Maturities of Time Deposits

Scheduled maturities of time deposits outstanding at December 31, 2008 are summarized as follows:

(in thousands)

2009	$607,752
2010	156,755
2011	159,079
2012	20,329
2013	23,027
Over five years	148
Total	$967,090

Notes to Consolidated Financial Statements (Continued)
City Holding Company and Subsidiaries

  Scheduled maturities of time deposits of $100,000 or more outstanding at December 31, are summarized as follows:

(in thousands)	2008	2007

Within one year	$159,739	$178,078
Over one through two years	36,595	33,162
Over two through three years	55,754	10,013
Over three through four years	4,636	2,701
Over four through five years	5,303	2,683
Total	$262,027	$226,637

Note Ten
Short-Term Borrowings

On January 30, 2008, the Company’s Board of Directors authorized the redemption of the Junior Subordinated Debentures owed to City Holding Capital Trust at a price of 104.58% of the principal amount on April 1, 2008.  The Company incurred charges of $1.2 million to fully amortize issuance costs incurred in 1998 that were being amortized over the original 30 year life of the securities and for the early redemption premium.  Due to the Company’s announced intentions to redeem the debentures on April 1, 2008, the debentures were reflected as short-term borrowings at December 31, 2007.  Interest expense and average balances for the debentures are considered long-term debt for the year ended December 31, 2007.

A summary of short-term borrowings are as follows:

(dollars in thousands)	2008	2007	2006

Balance at end of year:
Securities repurchase agreements	$122,904	$119,554	$115,675
FHLB advances	71,559	25,526	20,895
Junior subordinated debentures owed to City Holding Capital Trust	-	16,836	-
Total	$194,463	$161,916	$136,570

Avg. outstanding during the year:
Securities repurchase agreements	$132,030	$117,442	$98,116
FHLB advances	4,837	42,896	45,589
Junior subordinated debentures owed to City Holding Capital Trust	-	-	-

Max. outstanding at any month end:
Securities repurchase agreements	$137,921	$127,744	$115,674
FHLB advances	71,559	46,430	67,334
Junior subordinated debentures owed to City Holding Capital Trust	-	16,836	-

(dollars in thousands)	2008	2007	2006

Weighted-average interest rate:
During the year:
Securities repurchase agreements	1.89%	4.35%	3.95%
FHLB advances	2.74%	3.58%	2.69%
Junior subordinated debentures owed to City Holding Capital Trust	-	-	-
End of the year:
Securities repurchase agreements	0.38%	3.95%	4.43%
FHLB advances	0.84%	3.68%	3.40%
Junior subordinated debentures owed to City Holding Capital Trust	-	9.15%	-

Note Eleven
Long-Term Debt

The components of long-term debt are summarized as follows:

(in thousands)	Maturity	Weighted-Average Interest Rate	2008	2007

FHLB Advances	2009	5.92%	-	2,343
FHLB Advances	2010	6.30%	2,003	2,000
FHLB Advances	2011	4.45%	549	630
Junior subordinated debentures owed to City Holding Capital Trust III	2038	6.32%	16,495	-
Total Long-term debt			$19,047	$4,973

  Through City National, the Company has purchased 63,106 shares of Federal Home Loan Bank (“FHLB”) stock at par value as of December 31, 2008. Such purchases are required based on City National’s maximum borrowing capacity with the FHLB.  Additionally, FHLB stock entitles the Company to dividends declared by the FHLB and provides an additional source of short-term and long-term funding, in the form of collateralized advances. Financing obtained from the FHLB is based, in part, on the amount of qualifying collateral available, specifically U.S. Treasury, U.S. agency debentures and mortgage-backed securities and 1-4 family residential mortgages. At December 31, 2008 and 2007, collateral pledged to the FHLB included approximately $705.6 million and $159.1 million, respectively, in investment securities and one-to-four-family residential property loans.  Therefore, in addition to the short-term (see Note Ten) and long-term financing discussed above, at December 31, 2008 and 2007, City National had an additional $631.5 million and $128.7 million, respectively, available from unused portions of lines of credit with the FHLB and other financial institutions.  During January 2009, the Company reduced its borrowing capacity from its line of credit with the FHLB from $631.5 million to $350.0 million.

Notes to Consolidated Financial Statements (Continued)
City Holding Company and Subsidiaries

The Company formed a statutory business trust, City Holding Capital Trust III, under the laws of the state of Delaware (”Capital Trust III”).  Capital Trust III was created for the exclusive purpose of (i) issuing trust preferred securities (“Capital Securities”), which represent preferred undivided beneficial interests in the assets of the trusts, (ii) using the proceeds from the sale of the Capital Securities to acquire junior subordinated debentures (“Debentures”) issued by the Company, and (iii) engaging in only those activities necessary or incidental thereto.  The trust is considered a variable interest entity for which the Company is not the primary beneficiary.  Accordingly, the accounts of the trust are not included in the Company’s consolidated financial statements (see Note 1).

Distributions on the Debentures are cumulative and will be payable quarterly at an interest rate of 3.50% over the three month LIBOR rate, reset quarterly.  Interest payments are due in March, June, September and December.  The Debentures are redeemable prior to maturity at the option of the Company (i) in whole or at any time or in part from time-to-time, at declining redemption prices ranging from 103.525% to 100.000% on June 15, 2013, and thereafter, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of certain pre-defined events.

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

Note Twelve
Derivative Instruments

The Company utilized interest rate floors to mitigate exposure to interest rate risk.  During 2005 and 2006, the Company entered into interest rate floors with a total notional value of $600 million, seven of which (total notional amount of $500 million) were designated as cash flow hedges.  These derivative instruments provided the Company protection against the impact of declining interest rates on future income streams from the Company’s portfolio of $500 million of variable-rate loans outstanding.  The interest rate floors had maturities between May 2008 and June 2011 and strike rates ranging from 6.00% to 8.00%.  During 2008, interest rate floors with a total notional value of $150 million matured.  The remaining interest rate floors with a total notional value of $450 million were sold during 2008.  The gains from the sales of $16.8 million will be recognized over the remaining lives of the various hedged loans.  At December 31, 2008, the unrecognized gain was approximately $15.3 million or $9.3 million net of taxes.

The notional amounts and estimated fair values of interest rate floor derivative positions outstanding at year-end are presented in the following table. The estimated fair values of the interest rate floors on variable-rate loans are based on quoted market prices.

	2008		2007
(in thousands)	Notional Value	Estimated Fair Value	Notional Value	Estimated Fair Value

Interest rate floors on variable-rate loans	$-	$-	$500,000	$11,362

For cash flow hedges, the effective portion of the gain or loss on the derivative hedging instrument is reported in other comprehensive income, while the ineffective portion (indicated by the excess of the cumulative change in the fair value of the derivative over that which is necessary to offset the cumulative change in expected future cash flows on the hedge transaction) is recorded in current earnings as other income or other expense. The Company recognized the increase in fair value of $4.6 million, net of taxes, in other comprehensive income for the year ended December 31, 2007 on these derivative instruments.

Notes to Consolidated Financial Statements (Continued)
City Holding Company and Subsidiaries

Note Thirteen
Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows at December 31:

(in thousands)	2008	2007

Deferred tax assets:
Previously securitized loans	$8,849	$9,970
Allowance for loan losses	8,612	6,885
Deferred compensation payable	2,923	3,078
Underfunded pension liability	2,763	1,316
Unrealized securities losses	10,140	1,189
Accrued expenses	1,343	1,493
Impaired building and premises	1,173	1,133
Impaired security losses	15,059	-
Other	1,321	2,531
Total Deferred Tax Assets	52,183	27,595
Deferred tax liabilities:
Unrealized derivative instrument gains	-	2,927
Intangible assets	2,197	1,947
Deferred loan fees	558	786
Other	966	1,302
Total Deferred Tax Liabilities	3,721	6,962
Net Deferred Tax Assets	$48,462	$20,633

No valuation allowance for deferred tax assets was recorded at December 31, 2008 and 2007 as the Company believes it is more likely than not that all of the deferred tax assets will be realized because they were supported by recoverable taxes paid in prior years.

Significant components of the provision for income taxes are as follows:

(in thousands)	2008	2007	2006

Current:
Federal	$23,322	$25,326	$25,242
State	614	1,636	571
Total current	23,936	26,962	25,813
Deferred:
Federal	(11,118)	(1,029)	517
State	(3,331)	(147)	1,999
Total deferred	(14,449)	(1,176)	2,516
Income tax expense	$9,487	$25,786	$28,329
Income tax (benefit) expense attributable to securities transactions	$(15,306)	$18	$(798)

A reconciliation of the significant differences between the federal statutory income tax rate and the Company’s effective income tax rate is as follows:

(in thousands)	2008	2007	2006

Computed federal taxes at statutory rate	$13,159	$26,884	$28,519
State income taxes, net of federal tax benefit	(671)	969	1,671
Tax effects of:
Tax-exempt interest income	(686)	(786)	(797)
Bank-owned life insurance	(1,026)	(867)	(823)
Tax reserve adjustment	(1,095)	-	-
Other items, net	(194)	(414)	(241)
Income tax expense	$9,487	$25,786	$28,329

Effective January 1, 2007, the Company adopted FIN 48.  The cumulative effect of adopting FIN 48 was an increase in tax reserves and a decrease of $0.1 million to the January 1, 2007 retained earnings balance.  The entire amount of the Company’s unrecognized tax benefits if recognized, would favorably affect the Company’s effective tax rate.   The Company does not expect that the amounts of unrecognized tax positions will change significantly within the next 12 months.  A reconciliation of the beginning and ending balance of unrecognized tax benefits for the year ended December 31, 2008 is as follows:

(in thousands)

Balance at January 1, 2007	$1,225
Additions for current year tax positions	510
Additions for prior year tax positions	-
Decreases for prior year tax positions	-
Decreases related to lapse of applicable statute of limitation	(219)
Balance at December 31, 2007	$1,516
Additions for current year tax positions	198
Additions for prior year tax positions	-
Decreases for prior year tax positions	(120)
Decreases for settlements with tax authorities	(1,403)
Decreases related to lapse of applicable statute of limitation	(191)
Balance at December 31, 2008	$-

Interest and penalties on income tax uncertainties are included in income tax expense.  During 2008, 2007, and 2006, the provision related to interest and penalties was $0.4 million, $0.4 million, and $0.4 million, respectively.  The balance of accrued interest and penalties at December 31, 2008 and 2007 was $0.5 million and $0.8 million, respectively.

Notes to Consolidated Financial Statements (Continued)
City Holding Company and Subsidiaries

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2005 through 2007. The Company and its subsidiaries state income tax returns are open to audit under the statute of limitations for the year ended December 31, 2007.

Note Fourteen
Employee Benefit Plans

During 2003, shareholders approved the City Holding Company 2003 Incentive Plan (“the Plan”), replacing the Company’s 1993 Stock Incentive Plan that expired on March 8, 2003. Employees, directors, and individuals who provide service to the Company (collectively “Plan Participants”) are eligible to participate in the Plan. Pursuant to the terms of the Plan, the Compensation Committee of the Board of Directors, or its delegate, may, from time-to-time, grant stock options, stock appreciation rights (“SARs”), or stock awards to Plan Participants. A maximum of 1,000,000 shares of the Company’s common stock may be issued upon the exercise of stock options and SARs and stock awards, but no more than 350,000 shares of common stock may be issued as stock awards. These limitations may be adjusted in the event of a change in the number of outstanding shares of common stock by reason of a stock dividend, stock split, or other similar event. Specific terms of options and SARs awarded, including vesting periods, exercise prices (stock price date of grant), and expiration dates are determined at the date of grant and are evidenced by agreements between the Company and the awardee. The exercise price of the option grants equals the market price of the Company’s stock on the date of grant. All incentive stock options and SARs will be exercisable up to ten years from the date granted and all options and SARs are exercisable for the period specified in the individual agreement. As of December 31, 2008, 330,250 stock options had been awarded pursuant to the terms of the Plan and 42,675 stock awards had been granted.

Each award from the Plan is evidenced by an award agreement that specifies the option price, the duration of the option, the number of shares to which the option pertains, and such other provisions as the Compensation Committee, or its delegate, determines. The option price for each grant is equal to the fair market value of a share of the Company’s common stock on the date of grant. Options granted expire at such time as the Compensation Committee determines at the date of grant and in no event does the exercise period exceed a maximum of ten years. Upon a change-in-control of the Company, as defined in the plans, all outstanding options immediately vest.

A summary of the Company’s stock option activity and related information is presented below for the years ended December 31:

	2008		2007		2006
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price
Outstanding at January 1	305,909	$32.05	271,709	$30.51	318,132	$28.56
Granted	31,000	34.28	47,500	39.34	-	-
Exercised	(66,454)	25.11	(7,300)	21.17	(46,423)	17.20
Forfeited	-	-	(6,000)	35.20	-	-
Outstanding at December 31	270,455	$33.96	305,909	$32.05	271,709	$30.51

Exercisable at end of year	157,205	32.72	203,784	30.31	200,584	29.90

Nonvested at beginning of year	102,125	$35.40	71,125	$32.21	86,125	$32.34
Granted during year	31,000	34.28	47,500	39.34	-	-
Vested during year	(19,875)	32.07	(13,500)	32.64	(15,000)	32.97
Forfeited during year	-	-	(3,000)	35.22	-	-
Nonvested at end of year	113,250	$35.68	102,125	$35.40	71,125	$32.21

Notes to Consolidated Financial Statements (Continued)
City Holding Company and Subsidiaries

Additional information regarding stock options outstanding and exercisable at December 31, 2008, is provided in the following table:

			Weighted-			Weighted-	Weighted-
			Average			Average	Average
		Weighted-	Remaining		No. of	Exercise Price	Remaining
Ranges of	No. of	Average	Contractual		Options	of Options	Contractual
Exercise	Options	Exercise	Life	Intrinsic	Currently	Currently	Life	Intrinsic
Prices	Outstanding	Price	(Months)	Value	Exercisable	Exercisable	(Months)	Value

$13.30	1,900	$13.30	37	$41	1,900	$13.30	37	$41
$28.00 - $33.90	150,555	31.70	67	463	116,305	31.65	65	364
$35.36 - $40.88	118,000	37.18	98	86	39,000	36.87	84	-
	270,455			$590	157,205			$405

Proceeds from stock option exercises totaled $1.7 million in 2008, $0.2 million in 2007, and $0.8 million in 2006. Shares issued in connection with stock option exercises are issued from available treasury shares. If no treasury shares are available, new shares are issued from available authorized shares. During 2008, 2007 and 2006, all shares issued in connection with stock option exercises and restricted stock awards were issued from available treasury stock.

The total intrinsic value of stock options exercised was $1.1 million in 2008, $0.1 million in 2007, and $0.9 million in 2006.

Stock-based compensation expense totaled $0.2 million in 2008 and $0.3 million in 2007, and $0.2 million in 2006. The total income tax benefit recognized in the accompanying consolidated statements of income related to stock-based compensation was $0.1 million in 2008. Unrecognized stock-based compensation expense related to stock options totaled $0.8 million at December 31, 2008. At such date, the weighted-average period over which this unrecognized expense was expected to be recognized was 1.9 years.

  The fair value for the options was estimated at the grant date using a Black-Scholes option-pricing model with the following weighted average assumptions:

	2008	2007	2006

Risk-free interest rate	3.98%	4.38%	3.93%
Expected dividend yield	2.59%	3.15%	2.98%
Volatility factor	0.498	0.391	0.384
Expected life of option	8 years	6 years	5 years

As the Company did not issue any options during the year ended December 31, 2006, the factors for the year ending December 31, 2006 are consistent with the factors for the year ending December 31, 2005.

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

Restricted shares are forfeited if officers and employees terminate prior to the lapsing of restrictions. The Company records forfeitures of restricted stock as treasury share repurchases and any compensation cost previously recognized is reversed in the period of forfeiture.  Recipients of restricted shares do not pay any cash consideration to the Company for the shares, have the right to vote all shares subject to such grant and receive all dividends with respect to such shares, whether or not the shares have vested.  The Company recognized $0.3 million and $0.2 million of compensation expense for the years ended December 31, 2008 and December 31, 2007, respectively, within salaries and employee benefits in the Company’s Consolidated Statements of Income associated with the restricted stock awards issued.  Unrecognized stock-based compensation expense related to non-vested restricted shares was $0.8 million at December 31, 2008. At December 31, 2008, this unrecognized expense is expected to be recognized over 3.5 years based on the weighted average-life of the restricted shares.

Notes to Consolidated Financial Statements (Continued)
City Holding Company and Subsidiaries

A summary of the Company’s restricted shares activity and related information is presented below for the years ended December 31:

	2008		2007
		Average		Average
		Market		Market
	Restricted	Price	Restricted	Price
	Awards	At Grant	Awards	At Grant
Outstanding at January 1	31,818		15,600
Granted	8,825	$39.00	17,650	$39.01
Vested	(4,468)		(1,432)
Outstanding at December 31	36,175		31,818

  Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options at the time of grant.

The Company provides retirement benefits to its employees through the City Holding Company 401(k) Plan and Trust (“the 401(k) Plan”), which is intended to be compliant with Employee Retirement Income Security Act (ERISA) section 404(c). Any employee who has attained age 21 is eligible to participate beginning the first day of the month following employment. Unless specifically chosen otherwise, every employee is automatically enrolled in the 401(k) Plan and may make before-tax contributions of between 1% and 15% of eligible pay up to the dollar limit imposed by Internal Revenue Service regulations. The first 6% of an employee’s contribution is matched 50% by the Company. The employer matching contribution is invested according to the investment elections chosen by the employee. Employees are 100% vested in both employee and employer contributions and the earnings generated by such contributions. As of December 31, 2008, there were 18 investment options, including City Holding Company common stock, available under the 401(k) Plan.

The Company’s total expense associated with the retirement benefit plan approximated $597,000, $592,000, and $574,000, in 2008, 2007, and 2006, respectively. The total number of shares of the Company’s common stock held by the 401(k) Plan as of December 31, 2008 and 2007 is 293,302 and 370,264, respectively. Other than the 401(k) Plan, the Company offers no postretirement benefits.

The Company also maintains a defined benefit pension plan (“the Defined Benefit Plan”) that covers approximately 300 current and former employees. The Defined Benefit Plan was frozen in 1999 subsequent to the Company’s acquisition of the plan sponsor. The Defined Benefit Plan maintains an October 31 year-end for purposes of computing its benefit obligations.

Primarily as a result of the interest rate environment over the past two years, the benefit obligation exceeded the estimated fair value of plan assets as of December 31, 2008 and December 31, 2007. The Company has recorded a minimum pension liability of $4.0 million and $0.2 million as of December 31, 2008 and 2007, respectively, included in Other Liabilities within the Consolidated Balance Sheets, and a $4.2 million and $2.0 million, net of tax, underfunded pension liability in Accumulated Other Comprehensive Income within Shareholders’ Equity at December 31, 2008 and 2007, respectively. The following table summarizes activity within the Defined Benefit Plan in 2008 and 2007:

	Pension Benefits
(in thousands)	2008	2007

Change in fair value of plan assets:
Fair value at beginning of measurement period	$10,806	$8,669
Actual (loss) gain on plan assets	(2,994)	1,414
Contributions	149	1,324
Benefits paid	(766)	(601)
Fair value at end of measurement period	7,195	10,806

Change in benefit obligation:
Benefit obligation at beginning of measurement period	(11,017)	(11,274)
Interest cost	(772)	(658)
Actuarial (loss) gain	(158)	314
Benefits paid	766	601
Benefit obligation at end of measurement period	(11,181)	(11,017)
Funded status	(3,986)	(211)

Unrecognized net actuarial gain	7,007	3,162
Unrecognized net obligation	-	(17)
Other comprehensive loss	(7,007)	(3,145)
Accrued Benefit Cost	$(3,986)	$(211)

Weighted-average assumptions as of October 31:
Discount rate	6.25%	6.25%
Expected return on plan assets	8.50%	8.50%

The following table presents the components of the net defined benefit pension benefit:

	Pension Benefits
(in thousands)	2008	2007	2006

Components of net periodic benefit:
Interest cost	$662	$657	$650
Expected return on plan assets	(857)	(741)	(718)
Net amortization and deferral	245	320	314
Net Periodic Pension Cost	$50	$236	$246

Notes to Consolidated Financial Statements (Continued)
City Holding Company and Subsidiaries

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

The expected long-term rate of return for the plan’s assets is based on the expected return of each of the categories, weighted based on the median of the target allocation for each class, noted in the table below. The allowable, target, and current allocation percentages of plan assets are as follows:

	Target Allocation 2007	Allowable Allocation Range	Percentage of Plan Assets at December 31
			2008	2007

Equity securities	70-75%	40-80%	64%	68%
Debt securities	20-25%	20-40%	30%	27%
Other	0-5%	3-10%	6%	5%
Total			100%	100%

The Company anticipates making a contribution to the plan of $0.9 million for the year ending December 31, 2009.  The following table summarizes the expected benefits to be paid in each of the next five years and in the aggregate for the five years thereafter:

Plan Year Ending December 31	Expected Benefits to be Paid
(in thousands)

2009	$672
2010	708
2011	718
2012	722
2013	747
2014 through 2018	4,042

In addition, the Company and its subsidiary participate in the Pentegra multi-employer pension plan (the “multi-employer plan”).  This non-contributory defined benefit plan covers current and former employees of Classic Bancshares (acquired by the Company during 2005). The multi-employer plan has a June 30 year-end, and it is the policy of the Company to fund the normal cost of the multiemployer plan.  No contributions were required for the year ended December 31, 2008.  The benefits of the multi-employer plan were frozen prior to the acquisition of Classic Bancshares in 2005, and it is the intention of the Company to fund benefit amounts when assets of the plan are sufficient.

The Company has entered into employment contracts with certain of its current and former executive officers. The employment contracts provide for, among other things, the payment of severance compensation in the event an executive officer either voluntarily or involuntarily terminates his employment with the Company for other than “Just Cause.” The cost of these benefits was accrued over the five-year service period for each executive and is included in Other Liabilities within the Consolidated Balance Sheets. The liability was $2.0 million and $1.9 million at December 31, 2008 and 2007, respectively. For the year ended December 31, 2006 $0.1 million was charged to operations in connection with these contracts.  No such charge was incurred for the years ended December 31, 2008 and December 31, 2007.  As of December 31, 2007, two officers had left the Company and are receiving severance compensation in accordance with the terms of each of their respective agreements.

Notes to Consolidated Financial Statements (Continued)
City Holding Company and Subsidiaries

Certain entities previously acquired by the Company had entered into individual deferred compensation and supplemental retirement agreements with certain current and former directors and officers. The Company has assumed the liabilities associated with these agreements, the cost of which is being accrued over the period of active service from the date of the respective agreement. The cost of such agreements approximated $0.2 million, $0.2 million, and $0.2 million, during 2008, 2007, and 2006, respectively. The liability for such agreements approximated $4.5 million and $4.6 million at December 31, 2008 and December 31, 2007, respectively and is included in Other Liabilities in the accompanying Consolidated Balance Sheets.

To assist in funding the above liabilities, the acquired entities had insured the lives of certain current and former directors and officers. The Company is the current owner and beneficiary of insurance policies with a cash surrender value approximating $7.2 million and $7.0 million at December 31, 2008 and 2007, respectively, which is included in Other Assets in the accompanying Consolidated Balance Sheets.

Note Fifteen
Related Party Transactions

City National has granted loans to certain non-executive officers and directors of the Company and its subsidiaries, and to their associates totaling $26.1 million at December 31, 2008 and $25.9 million at December 31, 2007. The loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with third-party lending arrangements.  During 2008, total principal additions were $8.1 million and total principal reductions were $7.2 million.

Related party deposits of executive officers and directors of the Company and its subsidiaries, and their associates totaled $17.3 million and $11.3 million at December 31, 2008 and 2007, respectively.

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

(in thousands)	2008	2007

Commitments to extend credit:
Home equity lines	$129,794	$135,255
Commercial real estate	34,025	47,529
Other commitments	173,522	163,332
Standby letters of credit	18,388	16,243
Commercial letters of credit	159	215

Loan commitments, standby letters of credit and commercial letters of credit have credit risks essentially the same as that involved in extending loans to customers and are subject to the Company’s standard credit policies. Collateral is obtained based on management’s credit assessment of the customer. Management does not anticipate any material losses as a result of these commitments.

The Company and City National are involved in various legal actions arising in the ordinary course of business. There can be no assurance that the ultimate resolution of the current actions will not materially impact the financial statements or that no material actions will be presented in the future.

Notes to Consolidated Financial Statements (Continued)
City Holding Company and Subsidiaries

Note Seventeen
Preferred Stock and Shareholder Rights Plan

The Company’s Board of Directors has the authority to issue preferred stock, and to fix the designation, preferences, rights, dividends, and all other attributes of such preferred stock, without any vote or action by the shareholders. As of December 31, 2008, no such shares are outstanding, nor are any expected to be issued, except as might occur pursuant to the Stock Rights Plan discussed below.

The Company’s Stock Rights Plan provides that each share of common stock carries with it one right. The rights would be exercisable only if a person or group, as defined, acquired 15% or more of the Company’s common stock, or announces a tender offer for such stock. Under conditions described in the Stock Rights Plan, holders of rights could acquire shares of preferred stock or additional shares of the Company’s common stock—or in the event of a 50% or more change in control, shares of common stock of the acquirer. The value of shares acquired under the plan would equal twice the exercise price.  The Stock Rights Plan expires on June 12, 2011.

Note Eighteen
Regulatory Requirements and Capital Ratios

The principal source of income and cash for City Holding (the “Parent Company”) is dividends from City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. Approval is also required if dividends declared would cause City National’s regulatory capital to fall below specified minimum levels.  During 2007 and 2008 combined, City National received regulatory approval and paid $88.6 million in cash dividends to the Parent Company, while generating net profits of $78.1 million. Therefore, City National will be required to obtain regulatory approval prior to declaring any cash dividends to the Parent Company throughout 2009. Although regulatory authorities have approved prior cash dividends, there can be no assurance that future dividend requests will be approved.

During 2008, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders, (2) remit interest payments on the Company’s junior subordinated debentures, and (3) fund repurchases of the Company’s common shares. As of December 31, 2008, the Parent Company reported a cash balance of approximately $1.4 million.  Management believes that the Parent Company’s available cash balance, together with cash dividends from City National, is adequate to satisfy its funding and cash needs in 2008.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and City National to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 2008, that the Company and City National met all capital adequacy requirements to which they were subject.

As of December 31, 2008, the most recent notifications from banking regulatory agencies categorized the Company and City National as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since these notifications that management believes have changed the institutions’ categories. The Company’s and City National’s actual capital amounts and ratios are presented in the following table.

					Well
	2008		2007		Capitalized	Minimum
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Ratio	Ratio

Total Capital (to Risk-Weighted Assets):
Consolidated	$231,106	13.4%	$250,876	15.1%	10.0%	8.0%
City National	190,296	11.5	219,972	13.5	10.0	8.0

Tier I Capital (to Risk-Weighted Assets):
Consolidated	253,359	12.3	268,457	14.1	6.0	4.0
City National	212,549	10.3	237,554	12.5	6.0	4.0

Tier I Capital (to Average Assets):
Consolidated	253,359	9.5	268,457	10.3	5.0	4.0
City National	212,549	8.0	237,554	9.1	5.0	4.0

Notes to Consolidated Financial Statements (Continued)
City Holding Company and Subsidiaries

Note Nineteen
Fair Values of Financial Instruments

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standard No. 157, (“SFAS No. 157”), “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value under accounting principles generally accepted in the United States, and enhances disclosures about fair value measurements.  The application of SFAS 157 in situations where the market for a financial asset is not active was clarified by the issuance of FSP No. SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” in October 2008. FSP No. SFAS 157-3 became effective immediately and did not significantly impact the methods by which the Company determines the fair values of its financial assets.  In accordance with Financial Accounting Standards Board Staff Position No. 157-2, “Effective Date of FASB Statement No. 157,” the Company has delayed application of SFAS No. 157 for non-financial assets and non-financial liabilities until January 1, 2009.

SFAS No. 157 defines fair value as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

SFAS 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy established by SFAS No. 157 is as follows:

Level 1: Quoted prices (unadjusted) or identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company used the following methods and significant assumptions to estimate fair value for assets and liabilities recorded at fair value.

Securities Available for Sale.  Securities available for sale are reported at fair value utilizing Level 1 and Level 2 inputs.  The fair value of securities available for sale is determined by obtaining quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.

Previously Securitized Loans.  Previously securitized loans are reported at fair value utilizing Level 3 inputs.  The Company utilizes an internal valuation model that calculates the present value of estimated future cash flows.  The internal valuation model incorporates assumptions such as loan prepayment and default rates. Using cash flow modeling techniques that incorporate these assumptions, the Company estimated total future cash collections expected to be received from these loans and determined the yield at which the resulting discount would be accreted into income.

Impaired Loans.  Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” (SFAS No. 114). The fair value of impaired loans is estimated using one of several methods, including collateral value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2008, substantially all of the impaired loans were evaluated based on the fair value of the collateral. In accordance with SFAS No. 157, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

  The following table presents assets and liabilities measured at fair value on a recurring basis at December 31, 2008:

(in thousands)	Total	Level 1	Level 2	Level 3

Assets:
Securities available-for-sale	$411,176	$9,710	$401,466	$-
Previously securitized loans	4,222	-	-	4,222

Notes to Consolidated Financial Statements (Continued)
City Holding Company and Subsidiaries

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis for Level 3 assets for the year ended December 31, 2008.

(in thousands)	Previously Securitized Loans

Beginning balance, January 1, 2008	$6,892
Principal receipts and recoveries	(2,670)
Transfers into Level 3	-
Ending Balance, December 31, 2008	$4,222

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with accounting principles generally accepted in the United States.  These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period.  At December 31, 2008, the Company has $23.9 million of impaired loans that are measured at fair value on a nonrecurring basis.  These assets are considered to be measured at Level 2 in the fair value measurement hierarchy.

Effective January 1, 2008, the Company adopted the provisions of SFAS No. 159, (“SFAS No. 159”) "The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115." SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. The fair value option (i) is applicable on an instrument by instrument basis, with certain exceptions, (ii) is irrevocable (unless a new election date occurs), and (iii) is applied only to entire instruments and not to portions of instruments. The Company has not elected to account for any of its assets at fair value and therefore adoption of SFAS No. 159 on January 1, 2008 did not effect its financial statements.

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

The following table represents the estimates of fair value of financial instruments:

	Fair Value of Financial Instruments
	2008		2007
	Carrying	Fair	Carrying	Fair
(in thousands)	Amount	Value	Amount	Value

Assets:
Cash and cash equivalents	$59,629	$59,629	$74,518	$74,518
Securities available-for-sale	424,214	424,214	382,098	382,098
Securities held-to-maturity	29,067	22,050	34,918	35,198
Net loans	1,790,090	1,842,888	1,749,440	1,744,771
Financial derivative assets	-	-	11,362	11,362
Liabilities:
Deposits	2,041,130	2,065,947	1,990,081	1,993,351
Short-term borrowings	194,463	194,544	161,916	162,681
Long-term debt	19,047	19,242	4,973	5,206

The following methods and assumptions were used in estimating fair value amounts for financial instruments:

Cash and cash equivalents: Due to their short-term nature, the carrying amounts reported in the Consolidated Balance Sheets approximate fair value.

Securities: The fair value of securities, both available-for-sale and held-to-maturity, are generally based on quoted market prices or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.

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

Notes to Consolidated Financial Statements (Continued)
City Holding Company and Subsidiaries

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

Note Twenty
City Holding Company (Parent Company Only) Financial Information

Condensed Balance Sheets

	December 31
(in thousands)	2008	2007

Assets
Cash	$1,411	$9,648
Securities available-for-sale	5,489	4,856
Investment in subsidiaries	290,897	299,166
Deferred tax asset	2,071	210
Fixed assets	18	40
Other assets	2,500	2,915
Total Assets	$302,386	$316,835

Liabilities
Junior subordinated debentures	$16,495	$16,836
Dividends payable	5,423	5,024
Accrued interest payable	39	366
Other liabilities	-	615
Total Liabilities	21,957	22,841

Shareholders’ Equity	280,429	293,994
Total Liabilities and Shareholders’ Equity	$302,386	$316,835

Junior subordinated debentures represent the Parent Company’s amounts owed to City Holding Capital Trust III and City Holding Capital Trust at December 31, 2008 and 2007, respectively.

Condensed Statements of Income

	Year Ended December 31
(in thousands)	2008	2007	2006

Income
Dividends from bank subsidiaries	$40,900	$51,200	$95,200
Other income	286	297	366
	41,186	51,497	95,566
Expenses
Interest expense	1,170	1,472	2,223
Investment securities losses	1,954	2	-
Loss on early extinguishment of debt	1,208	-	1,368
Other expenses	413	563	639
	4,745	2,037	4,230
Income Before Income Tax Benefit and Equity in Undistributed Net Income (Excess Dividends) of Subsidiaries	36,441	49,460	91,336
Income tax benefit	(1,930)	(890)	(1,828
Income Before Equity in Undistributed Net Income (Excess Dividends) of Subsidiaries	38,371	50,350	93,164
(Excess dividends) equity in undistributed net income of subsidiaries	(10,262)	676	(39,977
Net Income	$28,109	$51,026	$53,187

Condensed Statements of Cash Flows

	Year Ended December 31
(in thousands)	2008	2007	2006
Operating Activities
Net income	$28,109	$51,026	$53,187
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on early extinguishment of debentures	-	-	1,368
Realized investment securities losses	1,954	2	-
Amortization and accretion	17	12	25
Provision for depreciation	22	35	43
(Increase) decrease in other assets	(463)	(1,511)	4,322
(Decrease) increase in other liabilities	(463)	(739)	1,159
Excess dividends (equity in undistributed net income) of subsidiaries	10,263	(676)	39,977
Net Cash Provided by Operating Activities	39,439	48,149	100,081

Investing Activities
Purchases of available for sale securities	(5,312)	(2,555)	(755)
Proceeds from sales of available for sale securities	186	718	932
Investment in subsidiaries	(11,687)	(11,030)	(40,017)
Net Cash Used in Investing Activities	(16,813)	(12,867)	(39,840)

Financing Activities
Proceeds from long-term debt	16,495	-	-
Redemption of junior subordinated debentures	(16,836)	-	(13,002)
Dividends paid	(21,483)	(20,601)	(19,350)
Purchases of treasury stock	(10,974)	(48,232)	(24,334)
Exercise of stock options	1,669	154	798
Excess tax benefits from stock-based compensation arrangements	266	3	269
Net Cash Used in Financing Activities	(30,863)	(68,676)	(55,619)
(Decrease) Increase in Cash and Cash Equivalents	(8,237)	(33,394)	4,622
Cash and cash equivalents at beginning of year	9,648	43,042	38,420
Cash and Cash Equivalents at End of Year	$1,411	$9,648	$43,042

Notes to Consolidated Financial Statements (Continued)
City Holding Company and Subsidiaries

Note Twenty-One
Summarized Quarterly Financial Information (Unaudited)

  A summary of selected quarterly financial information for 2008 and 2007 follows:

	First	Second	Third	Fourth
(in thousands, except per share data)	Quarter	Quarter	Quarter	Quarter

2008
Interest income	$37,520	$36,968	$36,522	$36,663
Taxable equivalent adjustment	214	204	200	200
Interest income (FTE)	37,734	37,172	36,722	36,863
Interest expense	13,601	11,494	10,241	10,582
Net interest income	24,133	25,678	26,481	26,281
Provision for loan losses	1,883	850	2,350	5,340
Investment securities gains (losses)	2	-	(27,467)	(10,800)
Noninterest income	17,316	14,195	14,709	13,981
Noninterest expense	19,899	18,761	19,246	17,766
Income (loss) before income tax expense	19,669	20,262	(7,873)	6,356
Income tax expense (benefit)	6,417	6,679	(5,516)	1,907
Taxable equivalent adjustment	214	204	200	200
Net income (loss)	$13,038	$13,379	$(2,557)	$4,249

Basic earnings (loss) per common share	$0.81	$0.83	$(0.16)	$0.26
Diluted earnings (loss) per common share	0.80	0.83	(0.16)	0.26
Average common shares outstanding:
Basic	16,147	16,103	16,142	16,078
Diluted	16,205	16,167	16,195	16,100

2007
Interest income	$39,199	$39,530	$39,597	$38,989
Taxable equivalent adjustment	230	231	224	226
Interest income (FTE)	39,429	39,761	39,821	39,215
Interest expense	14,756	15,196	15,374	14,950
Net interest income	24,673	24,565	24,447	24,265
Provision for loan losses	900	1,600	1,200	1,650
Investment securities gains (losses)	-	45	(1)	1
Noninterest income	14,352	13,644	13,815	14,280
Noninterest expense	17,596	17,525	18,031	17,861
Income before income tax expense	20,529	19,129	19,030	19,035
Income tax expense	7,067	6,576	6,092	6,051
Taxable equivalent adjustment	230	231	224	226
Net income	$13,232	$12,322	$12,714	$12,758

Basic earnings per common share	$0.76	$0.72	$0.76	$0.78
Diluted earnings per common share	0.76	0.72	0.76	0.78
Average common shares outstanding:
Basic	17,369	17,100	16,714	16,359
Diluted	17,424	17,158	16,767	16,414

Note Twenty-Two
Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share:

(in thousands, except per share data)	2008	2007	2006

Net income	$28,109	$51,026	$53,187

Average shares outstanding	16,118	16,877	17,701
Effect of dilutive securities:
Employee stock options	49	58	61
Shares for diluted earnings per share	16,167	16,935	17,762

Basic earnings per share	$1.74	$3.02	$3.00
Diluted earnings per share	$1.74	$3.01	$2.99

Options to purchase 97,500 and 88,750 shares of common stock at exercise prices between $36.48 and $40.88 and $36.48 and $39.34 per share were outstanding during 2008 and 2007, respectively, but were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price of the common shares and therefore, the effect would be antidilutive.

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