Form 10-K, Exhibit 13
period 2009-12-31
CITY HOLDING CO
filed 2010-03-31
CIK 726854

Exhibit 13
Selected Financial Data

Table One
Five-Year Financial Summary
(in thousands, except per share data)
	2009	2008	2007	2006	2005
Summary of Operations
Total interest income	$132,036	$147,673	$157,315	$156,123	$135,518
Total interest expense	36,603	45,918	60,276	53,724	38,438
Net interest income	95,433	101,755	97,039	102,399	97,080
Provision for loan losses	7,050	10,423	5,350	3,801	1,400
Total other income	51,983	21,936	56,136	54,203	50,091
Total other expenses	77,188	75,672	71,013	71,285	69,113
Income before income taxes	63,178	37,596	76,812	81,516	76,658
Income tax expense	20,533	9,487	25,786	28,329	26,370
Net income available to common shareholders	42,645	28,109	51,026	53,187	50,288

Per Share Data
Net income basic	$2.69	$1.74	$3.02	$3.00	$2.87
Net income diluted	2.68	1.74	3.01	2.99	2.84
Cash dividends declared	1.36	1.36	1.24	1.12	1.00
Book value per share	19.37	17.82	18.14	17.46	16.14

Selected Average Balances
Total loans	$1,797,115	$1,743,846	$1,717,756	$1,649,864	$1,514,367
Securities	501,475	458,446	512,061	581,747	666,922
Interest-earning assets	2,304,053	2,210,236	2,257,447	2,268,173	2,186,003
Deposits	2,136,949	2,015,075	1,996,104	1,960,657	1,814,474
Long-term debt	18,286	21,506	24,476	85,893	137,340
Shareholders’ equity	294,583	303,189	301,639	296,966	264,954
Total assets	2,608,750	2,502,411	2,511,992	2,517,061	2,402,058

Selected Year-End Balances
Net loans	$1,773,747	$1,790,090	$1,749,440	$1,662,064	$1,596,037
Securities	513,931	459,657	417,016	519,898	605,363
Interest-earning assets	2,309,884	2,276,119	2,193,829	2,249,801	2,222,641
Deposits	2,163,722	2,041,130	1,990,081	1,985,217	1,928,420
Long-term debt	16,959	19,047	4,973	48,069	98,425
Shareholders’ equity	307,735	284,296	293,994	305,307	292,141
Total assets	2,622,474	2,586,313	2,482,767	2,507,807	2,502,597

Performance Ratios
Return on average assets	1.63%	1.12%	2.03%	2.11%	2.09%
Return on average equity	14.48	9.27	16.92	17.91	18.98
Return on average tangible equity	17.95	11.44	20.99	22.37	22.34
Net interest margin	4.18	4.64	4.34	4.56	4.49
Efficiency ratio	49.95	46.33	45.91	44.49	46.66
Dividend payout ratio	50.56	78.16	41.06	37.33	34.84

Asset Quality
Net charge-offs to average loans	0.59%	0.33%	0.18%	0.23%	0.38%
Provision for loan losses to average loans	0.39	0.60	0.31	0.23	0.09
Allowance for loan losses to nonperforming loans	133.06	86.07	103.28	384.93	401.96
Allowance for loan losses to total loans	1.04	1.23	1.00	0.92	1.04

Consolidated Capital Ratios
Total	14.44%	13.46%	15.11%	16.19%	16.38%
Tier I Risk-based	13.46	12.27	14.12	15.30	15.41
Tier I Leverage	10.10	9.47	10.31	10.79	10.97
Average equity to average assets	11.29	12.12	12.01	11.80	11.03
Average tangible equity to average tangible assets	9.31	10.05	9.91	9.67	9.53

Full-time equivalent employees	809	827	811	779	770

Two-Year Summary of
Common Stock Prices and Dividends

	Cash
	Dividends	Market Value
	Per Share*	Low	High
2009
Fourth Quarter	$0.34	$28.96	$33.29
Third Quarter	0.34	28.65	34.34
Second Quarter	0.34	27.02	33.78
First Quarter	0.34	20.88	33.41

2008
Fourth Quarter	$0.34	$29.08	$42.88
Third Quarter	0.34	35.74	47.28
Second Quarter	0.34	37.29	44.15
First Quarter	0.34	32.51	41.37

*As more fully discussed under the caption Liquidity in Management’s Discussion and Analysis and in Note Eighteen of Notes to Consolidated Financial Statements, the Company’s ability to pay dividends to its shareholders is dependent upon the ability of City National to pay dividends to City Holding (“Parent Company”).

The Company’s common stock trades on the NASDAQ stock market under the symbol CHCO. This table sets forth the cash dividends paid per share and information regarding the market prices per share of the Company’s common stock for the periods indicated. The price ranges are based on transactions as reported on the NASDAQ stock market. At December 31, 2009, there were 2,958 shareholders of record.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

City Holding Company

City Holding Company (the “Company”), a West Virginia corporation headquartered in Charleston, West Virginia, is a financial holding company and a bank holding company that provides diversified financial products and services to consumers and local businesses. Through its network of 67 banking offices in West Virginia (56), Kentucky (8), and Ohio (3), the Company provides credit, deposit, trust and investment management, and insurance products and services to its customers. In addition to its branch network, the Company’s delivery channels include ATMs, check cards, interactive voice response systems, and internet technology. The Company’s business activities are currently limited to one reportable business segment, which is community banking. The Company has approximately 7% of the deposit market in West Virginia and is the third largest bank headquartered in West Virginia based on deposit share. In the Company’s key markets, the Company’s primary subsidiary, City National Bank of West Virginia (“City National”), generally ranks in the top three relative to deposit market share.

Critical Accounting Policies

The accounting policies of the Company conform to U.S. generally accepted accounting principles and require management to make estimates and develop assumptions that affect the amounts reported in the financial statements and related footnotes. These estimates and assumptions are based on information available to management as of the date of the financial statements. Actual results could differ significantly from management’s estimates. As this information changes, management’s estimates and assumptions used to prepare the Company’s financial statements and related disclosures may also change. The most significant accounting policies followed by the Company are presented in Note One of Notes to Consolidated Financial Statements included herein. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses, income taxes, and other-than-temporary impairment on investment securities to be the accounting areas that require the most subjective or complex judgments and, as such, could be most subject to revision as new information becomes available.

Pages 14-18 of this Annual Report to Shareholders provide management’s analysis of the Company’s allowance for loan losses and related provision. The allowance for loan losses is maintained at a level that represents management’s best estimate of probable losses in the loan portfolio. Management’s determination of the adequacy of the allowance for loan losses is based upon an evaluation of individual credits in the loan portfolio, historical loan loss experience, current economic conditions, and other relevant factors. This determination is inherently subjective, as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses related to loans considered to be impaired is generally evaluated based on the discounted cash flows using the impaired loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

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

The Company adopted ASC Topic 740 “Income Taxes” effective January 1, 2007. ASC Topic 740 clarifies the accounting and disclosure for uncertain tax positions by requiring that a tax position meet a "probable recognition threshold" for the benefit of the uncertain tax position to be recognized in the financial statements. A tax position that fails to meet the probable recognition threshold will result in either reduction of a current or deferred tax asset or receivable, or recording a current or deferred tax liability. ASC Topic 740 also provides guidance on measurement, derecognition of tax benefits, classification, interim period accounting disclosure, and transition requirements in accounting for uncertain tax positions.  The Company includes interest and penalties related to income tax liabilities in income tax expense.  The amount of unrecognized tax benefits could change over the next twelve months as a result of various factors.  However, management cannot currently estimate the range of possible change.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2006 through 2008. The Company and its subsidiaries state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2007 and December 31, 2008.   A tax examination by the State of West Virginia for the years 2004 through 2006 was completed during the third quarter of 2008.  The final results of this examination decreased income tax expense by $1.1 million for the year ending December 31, 2008.

On a quarterly basis, the Company performs a review of investment securities to determine if any unrealized losses are other-than-temporarily impaired.  Management considers the following, amongst other things, in its determination of the nature of the unrealized losses, (i) the length of time and the extent to which the fair value has been less than cost; (ii) the financial condition, capital strength, and near–term (12 months) prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may affect the future earnings potential; (iii) the historical volatility in the market value of the investment and/or the liquidity or illiquidity of the investment; (iv) adverse conditions specifically related to the security, an industry, or a geographic area; or (v) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  The Company continues to actively monitor the market values of these investments along with the financial strength of the issuers behind these securities, as well as its entire investment portfolio.  Based on the market information available, the Company believes that the recent declines in market value are temporary and that the Company does not have the intent to sell any of the securities classified as available for sale and believes it is more likely than not that the Company will not have to sell any such securities before a recovery of cost.  The Company cannot guarantee that such securities will recover and if additional information becomes available in the future to suggest that the losses are other-than-temporary, the Company may need to record impairment charges in future periods.

Correction of Immaterial Errors

The Company has revised certain amounts in its consolidated balance sheet and consolidated statements of changes in shareholders’ equity at December 31, 2008 to correct an inadvertent clerical error that improperly reported incorrect amounts for the fair value of certain pooled trust preferred securities.  This revision does not impact the consolidated statements of income or the consolidated statements of cash flows for any period presented.  We have assessed the materiality of this error in accordance with Staff Accounting Bulletin (SAB) No. 108 and determined that the error was immaterial to previously reported amounts contained in our periodic reports, and we have corrected this error in the December 31, 2009 consolidated balance sheets and consolidated statements of changes in shareholders’ equity.  The effects of recording these immaterial corrections in our consolidated financial statements at December 31, 2008 are presented below (in thousands):

	December 31, 2008
	As Reported	As Revised
Investment securities available-for-sale, at fair value	$424,214	$430,590
Total investment securities	453,281	459,657
Net deferred tax assets	48,462	45,953
Total Assets	2,582,446	2,586,313
Total comprehensive income	16,877	20,744
Total Accumulated Other Comprehensive Loss	(10,599)	(6,732)
Total Shareholders’ Equity	280,429	284,296

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Fair Value Measurements

The Company determines the fair value of its financial instruments based on the fair value hierarchy established in FASB ASC Topic 820, whereby the fair value of certain assets and liabilities is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. ASC Topic 820 establishes a three-level hierarchy for disclosure of assets and liabilities recorded at fair value. The hierarchy classification is based on whether the inputs in the methodology for determining fair value are observable or unobservable. Observable inputs reflect market-based information obtained from independent sources (Level 1 or Level 2), while unobservable inputs reflect management’s estimate of market data (Level 3). Assets and liabilities that are actively traded and have quoted prices or observable market data require a minimal amount of subjectivity concerning fair value. Management’s judgment is necessary to estimate fair value when quoted prices or observable market data are not available.

At December 31, 2009, approximately 18.1% of total assets, or $474.5 million, consisted of financial instruments recorded at fair value. Of this total, approximately 98.8% or $468.8 million of these financial instruments used valuation methodologies involving observable market data, collectively Level 1 and Level 2 measurements, to determine fair value. Approximately 1.2% or $5.7 million of these financial instruments were valued using unobservable market information or Level 3 measurements. The financial instruments valued using unobservable market information were pooled trust preferred investment securities classified as available-for-sale ($4.0 million) and previously securitized loans ($1.7 million). At December 31, 2009, less than $0.1 thousand of total liabilities were recorded at fair value using methodologies involving observable market data. The Company does not believe that any changes in the unobservable inputs used to value the financial instruments mentioned above would have a material impact on the Company’s results of operations, liquidity, or capital resources. See Note 19 for additional information regarding ASC Topic 820 and its impact on the Company’s financial statements.

Financial Summary

The Company’s financial performance over the previous three years is summarized in the following table:

	2009	2008	2007

Net income (in thousands)	$42,645	$28,109	$51,026
Earnings per share, basic	$2.69	$1.74	$3.02
Earnings per share, diluted	$2.68	$1.74	$3.01
ROA*	1.63%	1.12%	2.03%
ROE*	14.48%	9.27%	16.92%
ROTE*	17.95%	11.44%	20.99%

*ROA (Return on Average Assets) is a measure of the effectiveness of asset utilization. ROE (Return on Average Equity) is a measure of the return on shareholders’ investment. ROTE (Return on Average Tangible Equity) is a measure of the return on shareholders’ equity less intangible assets.

The Company’s net income increased $14.5 million from 2008 primarily as a result of a decrease in net other-than-temporary impairments and realized losses on investments of $32.1 million.  The primary cause of this decline was related to the Company recognizing $21.1 million of other-than-temporary impairment charges during 2008 on our investment in preferred stock of Fannie Mae and Freddie Mac.  During 2009, the Company sold its preferred stock of Fannie Mae and Freddie Mac and recognized realized investment losses of $0.6 million.  The remaining decline in impairment charges was due to less impairment recorded during 2009 on the Company’s investments in pooled bank trust preferred securities.  Based on management’s assessment of the securities that the Company owns, the seniority position of the securities within the pools, the level of defaults and deferred payments within the pools, and a review of the financial strength of the banks within the respective pools, management concluded that net other-than-temporary impairment charges of $5.3 million and $14.2 million on the pooled bank trust preferred securities were necessary for the years ended December 31, 2009 and December 31, 2008, respectively.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

The Company’s tax equivalent net interest income decreased $6.3 million, or 6.1%, from $102.6 million in 2008 to $96.3 million in 2009, as interest income from loans and investments decreased more quickly than interest expense on deposits and other interest bearing liabilities.  The Company’s reported net interest margin declined from 4.64% for the year ended December 31, 2008 to 4.18% for the year ended December 31, 2009 (see Net Interest Income).  The Company’s provision for loan losses decreased $3.4 million from $10.5 million in 2008 to $7.1 million in 2009 (see Allowance and Provision for Loan Losses).  Exclusive of net other-than-temporary investment impairment losses, realized investment losses, and the gain from the VISA initial public offering in 2008, total noninterest income would have increased $1.2 million to $58.1 million for the year ended December 31, 2009 as compared to $56.9 million for the year ended December 31, 2008. Excluding the loss on the early redemption of the trust preferred securities in 2008, total non-interest expense would have increased $2.7 million from $74.5 million for the year ended December 31, 2008 to $77.2 million for the year ended December 31, 2009. These fluctuations are more fully discussed under the caption Noninterest Income and Expense.

Balance Sheet Analysis

Total loans decreased $19.9 million, or 1.1%, from December 31, 2008, due to decreases in residential real estate loans and commercial loans.  These decreases were partially offset by an increase in home equity loans.  Residential real estate loans decreased $16.3 million, or 2.7%, from 2008, while commercial loan balances decreased $16.2 million, or 2.1%, from 2008. Home equity loans increased $14.4 million, or 3.8%, from 2008.

Total investment securities increased $54.2 million, or 11.8%, from $459.7 million at December 31, 2008, to $513.9 million at December 31, 2009.  The increase in the securities portfolio in 2009 was related primarily to the purchase of mortgage backed and state and political subdivision securities.

Total deposits increased $122.6 million, or 6.0% from $2.04 billion at December 31, 2008 to $2.16 billion at December 31, 2009.  This growth was due to increases in interest bearing demand deposits of $36.7 million, time deposits of $31.0 million, noninterest bearing demand deposits of $29.9 million, and savings deposits of $24.9 million.

Short-term debt balances decreased $76.1 million, or 39.2%, from December 31, 2008 to December 31, 2009.  This decrease was primarily attributable to a decrease in federal funds purchased.

Long-term debt balances decreased $2.1 million, or 11.0%, from 2008 to 2009.  This decrease was due to the maturity of FHLB advances.

Other liabilities decreased $31.6 million, or 66.8%, from 2008 to 2009.  This decrease was due to a decrease in income taxes payable due to realization of deferred tax asset and the timing of an investment purchase at December 31, 2008.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Table Two
Average Balance Sheets and Net Interest Income
(in thousands)
	2009			2008			2007
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Loan portfolio (1):
Residential real estate	$595,518	$33,559	5.64%	$607,851	$37,495	6.17%	$597,216	$36,574	6.12%
Home equity (2)	392,077	23,909	6.10	364,325	26,266	7.21	330,997	25,524	7.71
Commercial, financial, and agriculture (3)	756,745	41,614	5.50	713,767	47,445	6.65	675,598	50,771	7.51
Loans to Depository Institutions	-	-	-	1,161	35	3.01	57,315	3,048	5.32
Installment loans to individuals	49,733	4,158	8.36	51,542	5,264	10.21	46,112	5,426	11.77
Previously securitized loans	3,042	3,902	128.27	5,200	5,622	108.12	10,518	7,266	69.08
Total loans	1,797,115	107,142	5.96	1,743,846	122,127	7.00	1,717,756	128,609	7.49
Securities:
Taxable	460,352	23,200	5.04	422,708	23,852	5.64	472,438	25,677	5.43
Tax-exempt (4)	41,123	2,588	6.30	35,738	2,344	6.56	39,623	2,599	6.56
Total securities	501,475	25,788	5.14	458,446	26,196	5.71	512,061	28,276	5.52
Deposits in depository institutions	5,340	11	0.21	7,944	171	2.15	11,940	521	4.36
Federal funds sold	123	-	-	-	-	-	15,690	819	5.22
Total interest-earning assets	2,304,053	132,941	5.77	2,210,236	148,494	6.72	2,257,447	158,225	7.01
Cash and due from banks	51,655			57,624			50,675
Premises and equipment	62,883			57,183			48,929
Other assets	211,465			195,820			171,347
Less: Allowance for loan losses	(21,306)			(18,452)			(16,406)
Total assets	$2,608,750			$2,502,411			$2,511,992

LIABILITIES
Interest-bearing demand deposits	$428,342	$1,703	0.40%	$409,799	$2,576	0.63%	$418,532	$4,766	1.14%
Savings deposits	373,476	1,746	0.47	359,754	3,640	1.01	342,119	5,705	1.67
Time deposits	1,006,146	31,781	3.16	921,971	35,691	3.87	922,886	41,355	4.48
Short-term borrowings	134,016	529	0.39	136,867	2,629	1.92	160,338	6,642	4.14
Long-term debt	18,286	844	4.62	21,506	1,383	6.43	24,476	1,808	7.39
Total interest-bearing liabilities	1,960,266	36,603	1.87	1,849,897	45,919	2.48	1,868,351	60,276	3.23
Noninterest-bearing demand deposits	328,985			323,551			312,567
Other liabilities	24,916			25,774			29,435
Shareholders’ equity	294,583			303,189			301,639
Total liabilities and shareholders’ equity	$2,608,750			$2,502,411			$2,511,992
Net interest income		$96,338			$102,575			$97,949
Net yield on earning assets			4.18%			4.64%			4.34%

(1)	For purposes of this table, loans on nonaccrual status have been included in average balances.
(2)	Interest income includes $4,889, $4,221 and $182 from interest rate floors for the years ended December 31, 2009, 2008, and 2007, respectively.
(3)	Interest income includes $4,811 and $4,549 from interest rate floors for the years ended December 31, 2009 and 2008 respectively. 2007 included no interest income from interest rate floors.
(4)	Computed on a fully federal tax-equivalent basis assuming a tax rate of approximately 35%.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Net Interest Income

2009 vs. 2008

The Company’s tax equivalent net interest income decreased $6.3 million, or 6.1%, from $102.6 million in 2008 to $96.3 million in 2009, as interest income from loans and investments decreased more quickly than interest expense on deposits and other interest bearing liabilities. The Company’s reported net interest margin decreased to 4.18% for the year ended December 31, 2009 as compared to 4.64% for the year ended December 31, 2008.

During the third and fourth quarters of 2008, the Company sold $450 million of interest rate floors.  The gain from sales of these interest rate floors of $16.7 million is being recognized over the remaining lives of the various hedged loans – primarily prime-based commercial and home equity loans.  During the year ended December 31, 2009, the Company recognized $9.7 million of interest income compared to $8.8 million of interest income recognized during the year ended December 31, 2008 from the interest rate floors.

Average earning assets increased $93.8 million from 2008 to 2009 as increases attributable to investments, commercial loans and home equity loans were partially offset by decreases in residential real estate loans.  Average investments increased $43.0 million, commercial loans increased $43.0 million, and home equity loans increased $27.8 million while residential real estate loans decreased $12.3 million.  Average liabilities increased $114.9 million from 2008 as increases in time deposits ($84.2 million), interest-bearing demand deposits ($18.5 million), savings deposits ($13.7 million), and non-interest bearing demand deposits ($5.4 million) were partially offset by decreases in long term debt ($3.2 million) and short-term borrowings ($2.9 million).

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

The Company benefited from a portfolio of interest rate floors with a total notional value of $600 million which minimized the impact of falling rates on the Company’s interest income from variable rate loans during 2008. During 2008, interest rate floors with total notional values of $150 million matured and the Company sold the remaining interest rate floors with notional amounts totaling $450 million.  The gain of $16.7 million from the sale of these interest rate floors will be recognized over the remaining lives of the various hedged loans.  Partially offsetting the reduction in interest expense from falling market rates was a decrease of $1.6 million in interest income from Previously Securitized Loans from the year ended December 31, 2007 as the average balances of these loans have decreased 50.6%.  The decrease in average balances of Previously Securitized Loans was partially mitigated by an increase in the yield on these loans from 69.1% for the year ended December 31, 2007 to 108.1% for the year ended December 31, 2008.

Average earning assets decreased $47.2 million from 2007 to 2008 as decreases attributable to loans to depository institutions, investments, and federal funds sold were partially offset by increases in commercial and home equity loans.  Average loans to depository institutions decreased $56.2 million, average investments decreased $53.6 million, and federal funds sold decreased $15.7 million.  Average securities decreased primarily as a result of other-than-temporary impairment charges and unrealized losses.  Average liabilities decreased $11.1 million from 2007 as decreases in short-term borrowings ($23.5 million) and interest-bearing demand deposits ($8.7 million) were partially offset by increases in savings ($17.6 million) and noninterest-bearing demand deposits ($11.0 million).

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Table Three
Rate/Volume Analysis of Changes in Interest Income and Expense
(in thousands)

	2009 vs. 2008			2008 vs. 2007
	Increase (Decrease)			Increase (Decrease)
	Due to Change In:			Due to Change In:
	Volume	Rate	Net	Volume	Rate	Net
Interest-Earning Assets
Loan portfolio:
Residential real estate	$(761)	$(3,176)	$(3,937)	$651	$270	$921
Home equity	2,001	(4,358)	(2,357)	2,570	(1,828)	742
Commercial, financial, and agriculture	2,857	(8,688)	(5,831)	2,868	(6,194)	(3,326)
Loans to depository institutions	(35)	-	(35)	(2,986)	(27)	(3,013)
Installment loans to individuals	(185)	(921)	(1,106)	639	(801)	(162)
Previously securitized loans	(2,333)	613	(1,720)	(3,674)	2,030	(1,644)
Total loans	1,544	(16,530)	(14,986)	68	(6,550)	(6,482)
Securities:
Taxable	2,124	(2,776)	(652)	(2,703)	878	(1,825)
Tax-exempt (1)	353	(108)	245	(255)	-	(255)
Total securities	2,477	(2,884)	(407)	(2,958)	878	(2,080)
Deposits in depository institutions	(56)	(104)	(160)	(174)	(176)	(350)
Federal funds sold	-	-	-	(819)	-	(819)
Total interest-earning assets	$3,965	$(19,518)	$(15,553)	$(3,883)	$(5,848)	$(9,731)

Interest-Bearing Liabilities
Interest-bearing demand deposits	$117	$(990)	$(873)	$(99)	$(2,091)	$(2,190)
Savings deposits	139	(2,033)	(1,894)	294	(2,359)	(2,065)
Time deposits	3,259	(7,169)	(3,910)	(41)	(5,623)	(5,664)
Short-term borrowings	(55)	(2,045)	(2,100)	(972)	(3,041)	(4,013)
Long-term debt	(207)	(332)	(539)	(219)	(206)	(425)
Total interest-bearing liabilities	$3,253	$(12,569)	$(9,316)	$(1,037)	$(13,320)	$(14,357)
Net interest income	$712	$(6,949)	$(6,237)	$(2,846)	$7,472	$4,626

(1)	Fully federal taxable equivalent using a tax rate of approximately 35%.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Noninterest Income and Expense

2009 vs. 2008

During 2009, the Company recorded $5.3 million of net other-than-temporary impairment losses.  The charges deemed to be other-than-temporary were related to pooled bank trust preferreds ($3.8 million impairment) with remaining book value of $9.6 million at December 31, 2009 and community bank and bank holding company equity positions ($1.5 million impairment) with remaining book value of $5.1 million at December 31, 2009.  The impairment charges related to the pooled bank trust preferred securities were based on the Company’s quarterly reviews of its investment securities for indications of losses considered to be other-than-temporary.  Based on management’s assessment of the securities the Company owns, the seniority position of the securities within the pools, the level of defaults and deferred payments within the pools, and a review of the financial strength of the banks within the respective pools, management concluded that credit related impairment charges of $3.8 million on the pooled bank trust preferred securities were appropriate for the year ended December 31, 2009.  The impairment charges of $1.5 million related to community bank and bank holding company equity positions were due to poor financial performance of the community banks and bank holding companies and the length of time and extent to which the market values have been below the Company’s cost basis in these positions.

Exclusive of net other-than-temporary investment impairment losses, realized investment losses, and the gain from the Visa initial public offering in 2008, total non-interest income would have increased $1.2 million to $58.1 million for the year ended December 31, 2009 as compared to $56.9 million for the year ended December 31, 2008.  Insurance commission revenues increased $1.4 million, or 32.4%, from $4.2 million during the year ended December 31, 2008 to $5.6 million during the year ended December 31, 2009 due to contingency payments and new business.  In addition, other income increased $0.4 million and bank owned life insurance revenues increased $0.3 million as the result of proceeds from a death benefit.  Partially offsetting these increases was a decrease of $1.0 million, or 2.1% in service charges from depository accounts.  This decrease is attributable to a general nationwide decline in consumer spending.

Excluding the loss on the early redemption of the trust preferred securities in 2008, total non-interest expense would have increased $2.7 million from $74.5 million for the year ended December 31, 2008 to $77.2 million for the year ended December 31, 2009.  Insurance and regulatory expense increased $2.0 million, or 143.4%, from the year ended December 31, 2008 primarily due to a special assessment levied by the Federal Deposit Insurance Corporation (“FDIC”) to rebuild the Deposit Insurance Fund and to help maintain public confidence in the banking system.  The special assessment of $1.2 million was principally based on the asset size of the company’s federally insured depository institution.  Additionally, as a result of the Company fully utilizing its FDIC credits and increases in the assessment rates during 2009, FDIC related insurance expense increased $0.8 million from the year ended December 31, 2008.  Occupancy and equipment expense increased $0.8 million, or 11.9%, from the year ended December 31, 2008 due to an upgrade of the Company’s core processing system and increased occupancy expenses.  In addition, advertising expenses rose $0.6 million from the year ended December 31, 2008.  Partially offsetting these increases was a decline in other expenses of $1.0 million.  The decrease in other expenses was predominately attributable to a decrease of $1.1 million of amortization expense associated with interest rate floors that were sold in the third and fourth quarters of 2008.

2008 vs. 2007

During 2008, the Company recorded $38.3 million of net other-than-temporary impairment losses.  The charges deemed to be other-than-temporary were related to agency preferreds ($21.1 million impairment) with remaining book value of $1.6 million at December 31, 2008; pooled bank trust preferreds ($14.2 million impairment) with remaining book value of $10.9 million at December 31, 2008; income notes ($2.0 million impairment) with no remaining book value at December 31, 2008; and corporate debt securities ($1.0 million impairment) with remaining book value of $24.6 million at December 31, 2008.  The impairment charges for the agency preferred securities were due to the actions of the federal government to place Freddie Mac and Fannie Mae into conservatorship and the suspension of dividends on such preferred securities.  The impairment charges related to the pooled bank trust preferred securities and income notes were based on the Company’s quarterly reviews of its investment securities for indications of losses considered to be other-than-temporary.  Based on management’s assessment of the securities the Company owns, the seniority position of the securities within the pools, the level of defaults and deferred payments within the pools, and a review of the financial strength of the banks within the respective pools, management concluded that impairment charges of $14.3 million and $2.0 million on the pooled bank trust preferred securities and the income notes, respectively, were necessary for the year ended December 31, 2008.  The $1.0 million impairment charge for corporate debt securities was due to Lehman Brothers Holdings bankruptcy filing.  The Company had acquired this security as the result of an acquisition of a bank in 2005.

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

The Company focuses much of its efforts on retail banking and enhancing its retail deposit franchise within its markets. As a result of its strong retail banking operation, service charge revenues provide significant revenues for the Company. During 2008, noninterest income (excluding security transactions (including impairment charges), the gain from the VISA IPO, and the gain from the sale of the Company’s retail credit card portfolio and merchant processing agreements) would have increased approximately $2.3 million, or 4.3%, from 2007.  The largest source of non-interest income is service charges from depository accounts, which increased $1.6 million, or 3.6%, from $44.4 million in 2007 to $46.0 million in 2008.  Bank owned life insurance revenues increased $0.5 million, or 18.4%, to $2.9 million for the year ended December 31, 2008 as a result of the Company modifying this portfolio during 2008.  In addition, trust and investment management fees increased $0.2 million, or 9.7%, and insurance commissions increased $0.1 million, or 3.0%, from the year ending December 31, 2007.

During 2008, the Company fully redeemed $16.0 million of 9.15% trust preferred securities that had been issued in 1998.  As a result of this redemption, the Company incurred charges of $1.2 million to fully amortize issuance costs incurred in 1998 and for the early redemption premium.  Excluding the loss on the early redemption of the trust preferred securities, non-interest expenses would have increased $3.5 million from $71.0 million in 2007 to $74.5 million in 2008.  Salaries and employee benefits increased $1.2 million, or 3.3%, from $36.0 million in 2007 to $37.2 million in 2008 due in part to additional staffing for new retail locations.  Other expenses increased due to additional charitable contributions of $0.75 million during 2008.  Repossessed asset losses increased $0.7 million primarily due to losses and expenses incurred on the sale of repossessed properties associated with lending activities at the Greenbrier Resort in White Sulpher Springs, WV.  Additionally, increased occupancy and equipment expenses of $0.5 million were primarily attributable to the upgrading of the Company’s core computer system.

Income Taxes

The Company recorded income tax expense of $20.5 million, $9.5 million, and $25.8 million in 2009, 2008, and 2007, respectively. The Company’s effective tax rates for 2009, 2008, and 2007 were 32.5%, 25.2%, and 33.6%, respectively. The increase in the effective tax rate for 2009 was attributable to higher pre-tax income in 2009 as a result of higher other-than-temporary impairment losses on investments and loan loss provision expense recorded during 2008.  A reconciliation of the effective tax rate to the statutory rate is included in Note Thirteen of Notes to Consolidated Financial Statements.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s net deferred tax assets decreased from $46.0 million at December 31, 2008 to $29.5 million at December 31, 2009. The components of the Company’s net deferred tax assets are disclosed in Note Thirteen of Notes to Consolidated Financial Statements. Realization of the most significant net deferred tax assets is primarily dependent on future events taking place that will reverse the current deferred tax assets. For example, realization of the deferred tax asset attributable to other-than-temporary impairment losses on securities, which have already been recognized in the Company’s financial statements, would be realized if the impaired securities were deemed to be “worthless” by the Internal Revenue Service or if the securities were sold and recognized for tax purposes.  During the year ended December 31, 2008, the Company recognized $6.4 million of deferred tax asset benefits associated with impaired securities as the impaired securities were sold during 2009.  The deferred tax asset associated with unrealized securities losses is the tax impact of the unrealized losses on the Company’s available for sale security portfolio.  At December 31, 2009, the Company had a deferred tax asset of $0.2 million associated with unrealized securities losses as compared to a deferred tax asset of $7.6 million at December 31, 2008.  The impact of the Company’s unrealized gains/(losses) is noted in the Company’s Consolidated Statements of Changes in Shareholder Equity as an adjustment to Accumulated Other Comprehensive Income (Loss). The deferred tax asset at December 31, 2009, would be realized if the unrealized losses on the Company’s securities were realized from sales or maturities of the related securities.    The deferred tax asset associated with the allowance for loan losses decreased from $8.6 million at December 31, 2008 to $7.0 million at December 31, 2009. The deferred tax asset associated with the allowance for loan losses is expected to be realized as additional loan charge-offs, which have already been provided for within the Company’s financial statements, are recognized for tax purposes.  The deferred tax asset associated with the Company’s previously securitized loans is expected to be realized as the Company recognizes income for financial statement purposes from these loans in future periods. The deferred tax asset associated with these loans declined from $8.8 million at December 31, 2008 to $8.1 million at December 31, 2009.  As discussed in Note Six of Notes to Consolidated Financial Statements, the Company had net recoveries on previously securitized loans of $0.8 million during 2009 that were taxable for income tax purposes, but will be recognized in future periods for financial reporting purposes.  The Company believes that it is more likely than not that each of the net deferred tax assets will be realized and that no valuation allowance is necessary as of December 31, 2009 or 2008.

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

During 2005 and 2006, the Company entered into interest rate floors with a total notional value of $600 million, with maturities between May 2008 and June 2011.  These derivative instruments provided the Company protection against the impact of declining interest rates on future income streams from certain variable rate loans.  During 2008, interest rate floors with a total notional value of $150 million matured.  The remaining interest rate floors with a total notional value of $450 million were sold during 2008.  The gains from the sales of these interest rate floors are being recognized over the remaining lives of the various hedged loans.  At December 31, 2009, the unrecognized gain was approximately $5.6 million.  Please refer to Notes One and Twelve of Notes to Consolidated Financial Statements for further discussion of the use and accounting for such derivative instruments.

The following table summarizes the sensitivity of the Company’s net income to various interest rate scenarios. The estimates of the sensitivity analyses presented below differ from the results used internally by ALCO in that, in the analyses below, interest rates are assumed to have an immediate and sustained parallel shock. The Company recognizes that rates are volatile, but rarely move with immediate and parallel effects. Internally, the Company considers a variety of interest rate scenarios that are deemed to be possible while considering the level of risk it is willing to assume in “worst-case” scenarios such as shown by the following:

Immediate Basis Point Change in Interest Rates	Implied Federal Funds Rate Associated with Change in Interest Rates	Estimated Increase in Net Income Over 12 Months	Estimated Increase in Economic Value of Equity

2009:
+300	3.25%	+9.3%	+16.3%
+200	2.25	+5.8	+11.6
+100	1.25	+1.5	+5.7

2008:
+300	3.25%	+9.2%	+7.0%
+200	2.25	+6.3	+4.4
+100	1.25	+3.2	+1.1

These estimates are highly dependent upon assumptions made by management, including, but not limited to, assumptions regarding the manner in which interest-bearing demand deposit and saving deposit accounts reprice in different interest rate scenarios, pricing behavior of competitors, prepayments of loans and deposits under alternative rate environments, and new business volumes and pricing. As a result, there can be no assurance that the estimates above will be achieved in the event that interest rates increase during 2010 and beyond.  The estimates above do not necessarily imply that the Company will experience increases in net income if market interest rates rise.  The table above indicates how the Company’s net income and the economic value of equity behave relative to an increase or decrease in rates compared to what would otherwise occur if rates remain stable.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Based upon the estimates above, the Company believes that its net income is positively correlated with increasing rates as compared to the level of net income the Company would expect if interest rates remain flat.

Liquidity

The Company evaluates the adequacy of liquidity at both the Parent Company level and at City National. At the Parent Company level, the principal source of cash is dividends from City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. During 2008 and 2009, City National received regulatory approval and paid $74.9 million of cash dividends to the Parent Company, while generating net profits of $70.6 million.  Therefore, City National will be required to obtain regulatory approval prior to declaring any cash dividends to the Parent Company during 2010.  Although regulatory authorities have approved prior cash dividends, there can be no assurance that future dividend requests will be approved.

During 2009, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders, (2) remit interest payments on the Company’s junior subordinated debentures, and (3) fund repurchases of the Company’s common shares.  Additional information concerning sources and uses of cash by the Parent Company is reflected in Note Twenty of Notes to Consolidated Financial Statements, on pages 59-60.

The Parent Company anticipates continuing the payment of dividends, which would approximate $21.6 million on an annualized basis for 2010 based on common shareholders on record at December 31, 2009 and a dividend rate of $1.36 for 2010. In addition to these anticipated cash needs for 2010, the Parent Company has operating expenses and other contractual obligations, which are estimated to require $0.8 million of additional cash over the next 12 months. As of December 31, 2009, the Parent Company reported a cash balance of approximately $16.1 million and management believes that the Parent Company’s available cash balance, together with cash dividends from City National will be adequate to satisfy its funding and cash needs over the next twelve months.

Excluding the interest and dividend payments discussed above, the Parent Company has no significant commitments or obligations in years after 2010 other than the repayment of its $16.5 million obligation under the debentures held by City Holding Capital Trust III. However, this obligation does not mature until June 2038, or earlier at the option of the Parent Company. It is expected that the Parent Company will be able to obtain the necessary cash, either through dividends obtained from City National or the issuance of other debt, to fully repay the debentures at their maturity.  Table Ten on page 20 of this Annual Report to Shareholders summarizes the contractual obligations of the Parent Company and City National, combined.

City National manages its liquidity position in an effort to effectively and economically satisfy the funding needs of its customers and to accommodate the scheduled repayment of borrowings. Funds are available to City National from a number of sources, including depository relationships, sales and maturities within the investment securities portfolio, and borrowings from the FHLB of Pittsburgh and other financial institutions. As of December 31, 2009, City National’s assets are significantly funded by deposits and capital. Additionally, City National maintains borrowing facilities with the FHLB of Pittsburgh and other financial institutions that are accessed as necessary to fund operations and to provide contingency funding mechanisms. As of December 31, 2009, City National has the capacity to borrow an additional $350.0 million from the FHLB of Pittsburgh and other financial institutions under existing borrowing facilities.  City National maintains a contingency funding plan, incorporating these borrowing facilities, to address liquidity needs in the event of an institution-specific or systematic financial industry crisis. Additionally, City National maintains a significant percentage (94.5%, or $485.8 million, at December 31, 2009) of its investment securities portfolio in the highly liquid available-for-sale classification. Although it has no current intention to do so, these securities could be liquidated, if necessary, to provide an additional funding source.  City National also segregates certain mortgage loans, mortgage-backed securities, and other investment securities in a separate subsidiary so that it can separately monitor the asset quality of these primarily mortgage-related assets, which could be used to raise cash through securitization transactions or obtain additional equity or debt financing if necessary.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

The Company manages its asset and liability mix to balance its desire to maximize net interest income against its desire to minimize risks associated with capitalization, interest rate volatility, and liquidity. With respect to liquidity, the Company has chosen a conservative posture and believes that its liquidity position is strong. As illustrated in the Consolidated Statements of Cash Flows, the Company generated $25.0 million of cash from operating activities during 2009, primarily from interest income received on loans and investments, net of interest expense paid on deposits and borrowings.

The Company’s net loan to asset ratio is 67.6% at December 31, 2009 as compared to its peers (defined as U.S. banks with total assets between $1 billion and $3 billion as published by the Federal Financial Institution Examination Council) of 69.4% as of September 30, 2009. The Company has obligations to extend credit, but these obligations are primarily associated with existing home equity loans that have predictable borrowing patterns across the portfolio. The Company has significant investment security balances with carrying values that totaled $514.6 million at December 31, 2009, and that greatly exceeded the Company’s non-deposit sources of borrowing which totaled $152.3 million.

The Company primarily funds its assets with deposits, which fund 82.5% of total assets as compared to 59.3% for its peers. Further, the Company’s deposit mix has a very high proportion of transaction and savings accounts that fund 44.4% of the Company’s total assets. And, the Company uses fewer time deposits over $100,000 than its peers, funding just 10.9% of total assets as compared to peers, which fund 15.4% of total assets with such deposits. And, as described under the caption Certificates of Deposit, the Company’s large CDs are primarily small retail depositors rather than public and institutional deposits.

Investments

The Company’s investment portfolio increased from $459.7 million at December 31, 2008 to $513.9 million at December 31, 2009.  This increase was primarily related to the purchase of mortgage backed and state and political subdivision securities.

The investment portfolio remains highly liquid at December 31, 2009, with 94.5% of the portfolio classified as available-for-sale. The investment portfolio is structured to provide flexibility in managing liquidity needs and interest rate risk, while providing acceptable rates of return.

The majority of the Company’s investment securities continue to be mortgage-backed securities. The mortgage-backed securities in which the Company has invested are predominantly underwritten to the standards of, and guaranteed by government-sponsored agencies such as FNMA and FHLMC.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Table Four
Investment Portfolio
	Carrying Values as of December 31
(in thousands)	2009	2008	2007
Securities Available-for-Sale:
U.S. Treasury and other U.S. government corporations and agencies	$-	$-	$250
States and political subdivisions	52,735	41,421	39,484
Mortgage-backed securities:
US government agencies	302,794	272,805	239,377
Private label	11,988	15,528	19,959
Trust preferred securities	63,737	57,982	36,372
Corporate securities	19,488	22,028	3,832
Total debt securities available-for-sale	450,742	409,764	339,274
Marketable equity securities	5,094	5,965	31,498
Non-marketable equity securities	13,023	13,037	9,607
Investment funds	16,908	1,824	1,719
Total Securities Available-for-Sale	485,767	430,590	382,098
Securities Held-to-Maturity:
States and political subdivisions	1,642	2,834	4,300
Other debt securities	26,522	26,233	30,618
Total Securities Held-to-Maturity	28,164	29,067	34,918
Total Securities	$513,931	$459,657	$417,016

Included in equity securities and investment funds in the table above at December 31, 2009 are $6.3 million of Federal Home Loan Bank stock and $6.7 million of Federal Reserve Bank stock. At December 31, 2009, there were no securities of any non-governmental issuers whose aggregate carrying or market value exceeded 10% of shareholders’ equity.

	Maturing
	Within		After One But		After Five But		After
	One Year		Within Five Years		Within Ten Years		Ten Years
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Securities Available-for-Sale:
States and political subdivisions	$3,311	3.21%	$21,200	5.18%	$15,404	6.72%	$12,820	7.27%
Mortgage-backed securities:
US government agencies	384	4.51	5,324	1.70	77,412	4.22	219,674	4.59
Private label	-	-	-	-	4,815	4.68	7,173	5.01
Trust preferred securities	-	-	-	-	-	-	63,737	8.94
Corporate securities	-	-	3,582	5.59	5,063	3.75	10,843	6.63
Total debt securities available-for-sale	3,695	3.35	30,106	4.61	102,694	4.59	314,247	5.66
Securities Held-to-Maturity:
States and political subdivisions	1,206	7.76	436	6.85	-	-	-	-
Trust preferred securities	-	-	-	-	-	-	26,522	13.10
Total debt securities held-to-maturity	1,206	7.76	436	6.85	-	-	26,522	13.10
Total debt securities	$4,901	4.43%	$30,542	4.65%	$102,694	4.59%	$340,769	6.24%

Weighted-average yields on tax-exempt obligations of states and political subdivisions have been computed on a fully federal tax-equivalent basis using a tax rate of 38.4%.  Average yields on investments available-for-sale are computed based on amortized cost. Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Loans

Table Five
Loan Portfolio

The composition of the Company’s loan portfolio at December 31 follows:

(in thousands)	2009	2008	2007	2006	2005

Residential real estate – mortgage	$595,678	$611,962	$602,057	$598,502	$592,521
Home equity	398,752	384,320	341,818	321,708	301,728
Commercial, financial, and agriculture	752,052	768,255	707,987	673,719	629,670
Loans to Depository Institutions	-	-	60,000	25,000	-
Installment loans to individuals	44,239	43,585	48,267	42,943	58,652
Previously securitized loans	1,713	4,222	6,892	15,597	30,256
Gross loans	$1,792,434	$1,812,344	$1,767,021	$1,677,469	$1,612,827

During 2009, commercial loans decreased $16.2 million, or 2.1%, from $768.3 million at December 31, 2008, to $752.1 million at December 31, 2009.  This decrease was primarily attributable to softer loan demand due to the economy and approximately $6.0 million of loans that were charged-off during 2009.  At December 31, 2009, $37.8 million of the commercial loans were for commercial properties under construction.  Home equity loans increased $14.4 million, or 3.8%, from $384.3 million at December 31, 2008, to $398.8 million at December 31, 2009.  Residential real estate loans decreased $16.3 million, or 2.7%, from $612.0 million at December 31, 2008 to $595.7 million at December 31, 2009.  Residential real estate loans are primarily for single-family 1, 3, 5 and 10 year adjustable rate mortgages with terms that amortize the loans over periods from 15-30 years.  Our mortgage products do not include sub-prime, interest only, or option adjustable rate mortgage products.  At December 31, 2009, $4.1 million of the residential real estate loans were for properties under construction.

Installment loans increased $0.6 million, or 1.5%, from $43.6 million at December 31, 2008 to $44.2 million at December 31, 2009.

As of December 31, 2009, the Company reported $1.7 million of loans classified as “previously securitized loans.” These loans were recorded as a result of the Company’s early redemption of the outstanding notes attributable to the Company’s six loan securitization trusts (see Previously Securitized Loans). As the outstanding notes were redeemed during 2004 and 2003, the Company became the beneficial owner of the remaining mortgage loans and recorded the carrying amount of those loans within the loan portfolio, classified as “previously securitized loans.” These loans are junior lien mortgage loans on one- to four-family residential properties located throughout the United States. The loans generally have contractual terms of 25 or 30 years and have fixed interest rates. The Company expects this balance to continue to decline as borrowers remit principal payments on the loans.

The following table shows the scheduled maturity of loans outstanding as of December 31, 2009:

		After One
	Within	But Within	After
(in thousands)	One Year	Five Years	Five Years	Total

Residential real estate – mortgage	$162,778	$323,842	$109,058	$595,678
Home equity	54,160	143,689	200,903	398,752
Commercial, financial, and agriculture	287,866	366,272	97,914	752,052
Installment loans to individuals	23,280	20,938	21	44,239
Previously securitized loans	373	990	350	1,713
Total loans	$528,457	$855,731	$408,246	$1,792,434

Loans maturing after one year with interest rates that are:
Fixed until maturity		$212,425
Variable or adjustable		1,051,552
Total		$1,263,977

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

Based on management’s analysis of the adequacy of the allowance for loan losses during 2009, management determined it was appropriate to record a provision for loan losses of $7.1 million.  The provision for loan losses recorded during 2009 reflects the difficulties encountered by certain commercial borrowers of the Company (as discussed below), the downgrade of their related credits, and management’s assessment of the impact of these difficulties on the ultimate collectability of the loans. Additionally, the provision reflects changes in the economic conditions in the Company’s geographic market and the United States in general.  Despite the additional credit issues that occurred in 2009, the overall credit quality of the Company’s loan portfolio improved in 2009 as the Company charged-off or otherwise resolved various problem loans that were outstanding at December 31, 2008. This is reflected in higher net charge-offs that resulted in lower levels of nonperforming loans as of December 31, 2009 as nonperforming loans declined by $11.8 million, or 46%, from December 31, 2008. As a result, a lower allowance for loan losses and provision for loan loss expense were recorded in 2009.  Changes in the amount of the provision and related allowance are based on the Company’s detailed systematic methodology and are directionally consistent with changes in the composition, and the quality of the Company’s loan portfolio.  The Company believes that its methodology for determining the adequacy of its allowance for loan losses adequately provides for probable losses inherent in the loan portfolio at December 31, 2009 and produces a provision and allowance for loan losses that is directionally consistent with changes in asset quality and loss experience.

The Company had net charge-offs of $10.6 million for the year ended December 31, 2009 compared to $5.8 million for the year ended December 31, 2008. The increase was due to a significant amount of loans charged off in 2009 that were previously identified as problem loans and provided for through the allowance for loan losses.  Net charge-offs on commercial and residential loans were $7.5 million and $1.8 million, respectively, for the year ended December 31, 2009.  Charge-offs for commercial loans were primarily related to speculative home-related credits at the Greenbrier Resort that had been appropriately considered in establishing the allowance for loan losses in prior periods. In addition, overdrawn depository accounts experienced net charge-offs of $1.3 million during 2009. While charge-offs on depository accounts are appropriately taken against the ALLL, the revenue associated with depository accounts is reflected in service charges.

The Company’s ratio of non-performing assets to total loans and other real estate owned decreased from 1.64% at December 31, 2008 to 1.43% at December 31, 2009.  Based on our analysis, the Company believes that the allowance allocated to impaired loans, after considering the value of the collateral securing such loans, is adequate to cover losses that may result from these loans at December 31, 2009.  The Company’s ratio of non-performing assets to total loans and other real estate owned compares very favorably to peers.  The Company’s non-performing asset ratio of 1.43% at December 31, 2009 is only 27% of the 5.23% non-performing asset ratio reported by the Company’s peer group (bank holding companies with total assets between $1 and $5 billion) as of the most recently reported quarter ended September 30, 2009.

Approximately 45% of the Company’s non-performing loans at December 31, 2009, were associated with an $11.6 million portfolio of loans to builders of speculative homes at the Greenbrier Resort in White Sulphur Springs, West Virginia. These loans are considered to be commercial loans due to the dollar amount of the borrowings, although the loans were used to purchase lots and to construct upper-scale single-family residences at the Greenbrier Resort.  Construction loan terms were originally interest only for 12 months.  All loans are collateralized by completed homes and eight residential lots.  The original loan balances associated with these credits totaled $18.0 million.  At December 31, 2009, the book balance of loans not charged-off totaled $3.8 million with $7.8 million recorded in the Company’s Other Real Estate Owned category.  The outstanding loan balances of $3.8 million are based on the net realizable value that the Company expects to receive from the sale of the related properties. In May 2009, the Justice Family Group purchased the financially troubled Greenbrier Resort from CSX Corporation. While this announcement sheds some light on the future of the Greenbrier Resort, the Company has considered the uncertainty of the situation at the Greenbrier Resort and believes that based on our analysis, the specific allowance allocated to the non-performing and substandard loans, after considering the value of the collateral securing such loans, is adequate to cover losses that may result from these loans as of December 31, 2009.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

The Company also considers exposure to geographic markets as 22% of the Company’s non-performing assets are associated with real estate in what is known as the “Eastern Panhandle” of West Virginia – inclusive of Jefferson, Berkeley, and Morgan counties. These three counties are distant suburbs of the Washington D.C. MSA and have experienced explosive growth in the last 10 years. While this is a relatively small part of the Company’s entire franchise, the downturn that has gripped the nation’s mortgage and construction industry has had disproportionately more impact upon the Company’s asset quality and provision in this region than in the remainder of the Company.  Exclusive of loans to speculative builders at the Greenbrier or loans in the Eastern Panhandle, other loans throughout the Company geographic footprint account for only 33% of the Company’s non-performing loans.

The allowance allocated to the commercial loan portfolio decreased $3.9 million, or 26.1%, from $15.1 million at December 31, 2008 to $11.2 million at December 31, 2009. This decrease was due to recent trends in the commercial portfolio and specific charge-offs related to Greenbrier loans to builders of speculative homes and commercial real estate loans in the “Eastern Panhandle” of West Virginia.  These loans are considered commercial real estate due to the intent of the borrowers to sell the properties and the amount of the loans.  As of December 31, 2009, commercial balances totaled $752.1 million, a $16.2 million (2.1%) decrease from December 31, 2008.

The allowance allocated to the real estate portfolio increased from $4.6 million at December 31, 2008 to $5.5 million at December 31, 2009.  Although balances of residential real estate loans have decreased $16.3 million, or 2.7%, an increase in nonperforming loans in this portfolio has resulted in an increase in the related allowance.

The allowance allocated to the consumer loan portfolio remained at $0.2 million at December 31, 2009.

Certain products offered by the Company permit customers to overdraft their depository accounts. While the Company generates service charge revenues for providing this service to the customer, certain deposit account overdrafts are not fully repaid by the customer resulting in losses incurred. The Company has provided for probable losses resulting from overdraft deposit account borrowings through its allowance for loan losses. As reflected in Table Six, the Company reported net charge-offs on depository accounts of $1.3 million and $1.4 million during 2009 and 2008, respectively. As of December 31, 2009, the balance of overdraft deposit accounts was $2.6 million and is included in installment loans to individuals in Note Four of Notes to Consolidated Financial Statements. The Company allocated $1.8 million (see Table Eight) of its allowance for loan losses as of December 31, 2009, to provide for probable losses resulting from overdraft deposit accounts.

As previously discussed, the carrying value of the previously securitized loans incorporates an assumption for expected cash flows to be received over the life of these loans. To the extent that the present value of expected cash flows is less than the carrying value of these loans, the Company would provide for such losses through the provision and allowance for loan losses.

Based on the Company’s analysis of the adequacy of the allowance for loan losses and in consideration of the known factors utilized in computing the allowance, management believes that the allowance for loan losses as of December 31, 2009, is adequate to provide for probable losses inherent in the Company’s loan portfolio. Future provisions for loan losses will be dependent upon trends in loan balances including the composition of the loan portfolio, changes in loan quality and loss experience trends, and recoveries of previously charged-off loans, among other factors.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Table Six
Analysis of the Allowance for Loan Losses
An analysis of changes in the allowance for loan losses follows:

(in thousands)	2009	2008	2007	2006	2005

Balance at beginning of year	$22,254	$17,581	$15,405	$16,790	$17,815

Allowance from acquisition	-	-	-	-	3,265
Reduction of allowance for loans sold	-	-	-	(1,368)*	-
Charge-offs:
Commercial, financial, and agricultural	(7,749)	(3,064)	(514)	(1,279)	(1,673)
Real estate-mortgage	(1,916)	(1,590)	(1,006)	(935)	(1,491)
Installment loans to individuals	(265)	(243)	(343)	(898)	(1,711)
Overdraft deposit accounts	(2,886)	(3,151)	(3,789)	(3,823)	(3,584)
Totals	(12,816)	(8,048)	(5,652)	(6,935)	(8,459)
Recoveries:
Commercial, financial, and agricultural	235	38	231	210	605
Real estate-mortgage	122	223	87	575	303
Installment loans to individuals	222	296	416	598	679
Overdraft deposit accounts	1,620	1,741	1,744	1,734	1,182
Totals	2,199	2,298	2,478	3,117	2,769
Net charge-offs	(10,617)	(5,750)	(3,174)	(3,818)	(5,690)
Provision for loan losses	7,050	10,423	5,350	3,801	1,400
Balance at end of year	$18,687	$22,254	$17,581	$15,405	$16,790

As a Percent of Average Total Loans
Net charge-offs	0.59%	0.33%	0.18%	0.23%	0.38%
Provision for loan losses	0.39	0.60	0.31	0.23	0.09
As a Percent of Nonperforming and Potential Problem Loans
Allowance for loan losses	133.06%	86.07%	104.49%	384.93%	401.96%

*- The Company is not under any commitment to repurchase any of the outstanding balances sold with respect to this sale.

Table Seven
Non-accrual, Past-Due and Restructured Loans
Nonperforming assets at December 31 follows:

(in thousands)	2009	2008	2007	2006	2005

Non-accrual loans	$13,583	$25,224	$16,437	$3,319	$2,785
Accruing loans past due 90 days or more	382	623	314	635	1,124
Previously securitized loans past due 90 days or more	79	10	76	48	268
	$14,044	$25,857	$16,827	$4,002	$4,177

The decrease in non-accrual loans is principally related to Greenbrier loans that were charged-off during 2009.  At December 31, 2009, the Company had three loans for approximately $5.4 million that are performing in accordance with contractual terms but for which management has concerns about the borrower’s ability to continue to comply with repayment terms.  These loans have been included in management’s analysis for assessing the adequacy of the allowance for loan losses.

The Company recognized approximately $0.2 million, $0.3 million, and $0.8 million of interest income received in cash on non-accrual and impaired loans in 2009, 2008 and 2007, respectively.  Approximately $0.9 million, $0.7 million, and $0.4 million of interest income would have been recognized during 2009, 2008 and 2007, respectively, if such loans had been current in accordance with their original terms.  There were no commitments to provide additional funds on non-accrual, impaired, or other potential problem loans at December 31, 2009 and 2008.  The company recognized interest income of $0.2 million, $0.2 million and $0.1 million using the accrual method of income recognition during the time period the loans were impaired for 2009, 2008 and 2007, respectively.

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

Table Eight
Allocation of the Allowance for Loan Losses
A summary of the allocation of the allowance for loan losses by loan type at December 31 follows:

(dollars in thousands)	2009		2008		2007		2006		2005
		Percent		Percent		Percent		Percent		Percent
		of Loans		of Loans		of Loans		of Loans		of Loans
		in Each		in Each		in Each		in Each		in Each
		Category		Category		Category		Category		Category
		to Total		to Total		to Total		to Total		to Total
	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
Commercial, financial and agricultural	$11,176	42%	$15,128	42%	$11,097	43%	$8,330	40%	$7,613	39%
Residential real estate-mortgage	5,515	56	4,583	55	3,605	54	3,981	56	3,977	57
Installment loans to individuals	191	2	190	3	347	3	801	4	2,819	4
Overdraft deposit accounts	1,805	-	2,353	-	2,532	-	2,293	-	2,381	-
	$18,687	100%	$22,254	100%	$17,581	100%	$15,405	100%	$16,790	100%

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

As the Company redeemed the outstanding Notes, no gain or loss was recognized in the Company’s financial statements and the remaining mortgage loans were recorded in the Company’s loan portfolio as “previously securitized loans,” at the lower of carrying value or fair value. Because the carrying value of the mortgage loans incorporated assumptions for expected prepayment and default rates, the carrying value of the loans was generally less than the actual outstanding contractual balance of the loans. As of December 31, 2009 and 2008, the Company reported a carrying value of previously securitized loans of $1.7 million and $4.2 million, respectively, while the actual outstanding contractual balance of these loans was $15.1 million and $19.0 million, respectively.  The Company accounts for the difference between the carrying value and the outstanding balance of previously securitized loans as an adjustment of the yield earned on these loans over their remaining lives. The discount is accreted to income over the period during which payments are probable of collection and are reasonably estimable. If, upon periodic evaluation, the estimate of the total probable collections is reduced below the original value of the loans, an impairment charge would be provided through the Company’s provision for loan losses.  For a further discussion of the accounting policies for previously securitized loans, please see Note One to the Consolidated Financial Statements, on page 32 of this Annual Report to Shareholders.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

During 2009, 2008, and 2007, the Company recognized $3.9 million, $5.6 million, and $7.3 million, respectively, of interest income on its previously securitized loans.  Cash receipts for 2009, 2008, and 2007 are summarized in the following table:

(in thousands)	2009	2008	2007

Principal receipts	$4,147	$5,458	$12,207
Interest receipts	2,201	2,965	3,855
Total cash receipts	$6,348	$8,423	$16,062

Key assumptions used in estimating the cash flows and fair value of the Company’s previously securitized loans as of December 31, 2009 and 2008, were as follows:

	December 31
	2009	2008

Prepayment speed (CPR):
From January 2009 – December 2009	-	9%
From January 2010 – December 2012	6%	9%
Thereafter	5%	5%

Weighted-average cumulative defaults	9.26%	9.39%

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

Summary:  The following table summarizes the activity with the reported balance of previously securitized loans during 2009 and 2008:

(in thousands)	Previously Securitized Loans

Balance at December 31, 2007	$6,892
Principal payments on mortgage loans received from borrowers	(5,458)
Discount accretion	2,788
Balance at December 31, 2008	$4,222
Principal payments on mortgage loans received from borrowers	(4,147)
Discount accretion	1,638
Balance at December 31, 2009	$1,713

Goodwill

The Company evaluates the recoverability of goodwill and indefinite lived intangible assets annually as of November 30, or more frequently if events or changes in circumstances warrant, such as a material adverse change in the business. Goodwill is considered to be impaired when the carrying value of a reporting unit exceeds its estimated fair value. Indefinite-lived intangible assets are considered impaired if their carrying value exceeds their estimated fair value. As described in Note One of the Company’s Consolidated Financial Statements, the Company conducts its business activities through one reportable business segment – community banking. Fair values are estimated by reviewing the Company’s stock price as it compares to book value and the Company’s reported earnings.  In addition, the impact of future earnings and activities are considered in the Company’s analysis.  The Company has $54.9 million of goodwill at December 31, 2009.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Certificates of Deposit

Scheduled maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2009, are summarized in Table Nine. The Company has time certificates of deposit of $100,000 or more totaling $286.6 million.  These deposits are primarily small retail depositors of the bank as demonstrated by the average balance of time certificates of deposit of $100,000 or more being less than $150,000.

Table Nine
Maturity Distribution of Certificates of Deposit of $100,000 or more

(in thousands)	Amounts	Percentage

Three months or less	$46,061	16%
Over three months through six months	30,778	11
Over six months through twelve months	69,951	24
Over twelve months	139,845	49
Total	$286,635	100%

Contractual Obligations

The Company has various financial obligations that may require future cash payments according to the terms of the obligations. Demand, both noninterest- and interest-bearing, and savings deposits are, generally, payable immediately upon demand at the request of the customer. Therefore, the contractual maturity of these obligations is presented in the following table as “less than one year.” Time deposits, typically CDs, are customer deposits that are evidenced by an agreement between the Company and the customer that specify stated maturity dates and early withdrawals by the customer are subject to penalties assessed by the Company. Short-term borrowings and long-term debt represent borrowings of the Company and have stated maturity dates. The Company is not a party to any material capital or operating leases as of December 31, 2009. The composition of the Company’s contractual obligations as of December 31, 2009 is presented in the following table:

Table Ten
Contractual Obligations

	Contractual Maturity in
(in thousands)	Less than One Year	Between One and Three Years	Between Three and Five Years	Greater than Five Years	Total

Noninterest-bearing demand deposits	$328,440	$-	$-	$-	$328,440
Interest-bearing demand deposits (1)	458,734	-	-	-	458,734
Savings deposits (1)	381,206	-	-	-	381,206
Time deposits (1)	590,777	391,365	60,546	49	1,042,737
Short-term borrowings (1)	175,524	-	-	-	175,524
Long-term debt (1)	622	1,244	1,701	18,053	21,620
Total Contractual Obligations	$1,935,303	$392,609	$62,247	$18,102	$2,408,261

(1) – Includes interest on both fixed- and variable-rate obligations.  The interest associated with variable-rate obligations is based upon interest rates in effect at December 31, 2009.  The contractual amounts to be paid on variable-rate obligations are affected by market interest rates that could materially affect the contractual amounts to be paid.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

The Company’s liability for uncertain tax positions at December 31, 2009 was $0.3 million pursuant to ASC Topic 740.  This liability represents an estimate of tax positions that the Company has taken in its tax returns that may ultimately not be sustained upon examination by tax authorities.  As the ultimate amount and timing of any future cash settlements cannot be predicted with reasonable reliability, this estimated liability has been excluded from the contractual obligations table.

Off –Balance Sheet Arrangements

As disclosed in Note Sixteen of Notes to Consolidated Financial Statements, the Company has also entered into agreements to extend credit or provide conditional payments pursuant to standby and commercial letters of credit. While the outstanding commitment obligation is not recorded in the Company’s financial statements, the estimated fair value, which is not material to the Company’s financial statements, of the standby letters of credit is recorded in the Company’s Consolidated Balance Sheets as of December 31, 2009 and 2008.  As a result of the Company’s off-balance sheet arrangements for 2008 and 2009, no material revenue, expenses, or cash flows were recognized.  In addition, the Company had no other indebtedness or retained interests nor were any securities issued in connection with any off-balance sheet arrangements for 2008 and 2009.  Also there were no other obligations or liabilities of the Company that were or were reasonably likely to become material at December 31, 2008 or December 31, 2009.

Capital Resources

During 2009, Shareholders’ Equity increased $23.4 million, or 8.2%, from $284.3 million at December 31, 2008, to $307.7 million at December 31, 2009. This increase was due to reported net income of $42.6 million for 2009 and a $4.2 million increase in accumulated other comprehensive income that were partially offset by cash dividends declared during the year of $21.7 million and common stock purchases for treasury of $3.9 million.

The Company repurchased 133,286 shares during 2009 at a weighted average price of $29.16.  However, there can be no assurance that the Company will continue to reacquire its common shares or to what extent the repurchase program will be successful.

The $4.2 million increase in accumulated other comprehensive income was due to a favorable change of $11.5 million, net of tax, in the unrealized loss on the Company’s available for sale investment securities (see Note Three of Notes to Consolidated Financial Statements); and a $0.5 million, net of tax, decrease in underfunded pension obligations (see Note Fourteen of Notes to Consolidated Financial Statements).  These increases were partially offset by the recognition of $6.2 million, net of tax, unrealized gains on interest rate floors and a decrease of $1.6 million due to the cumulative effect adjustment for the adoption of FASB ASC 320.

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

The Capital Securities issued by City Holding Capital Trust III (“Trust III”) qualify as regulatory capital for the Company under guidelines established by the Federal Reserve Board.  The Company’s regulatory capital ratios remained strong for both City Holding and City National as of December 31, 2009, as illustrated in the following table:

			Actual
		Well-	December 31
	Minimum	Capitalized	2009	2008
City Holding:
Total	8.00%	10.00%	14.54%	13.46%
Tier I Risk-based	4.00	6.00	13.57	12.27
Tier I Leverage	4.00	5.00	10.19	9.47

City National:
Total	8.00%	10.00%	12.16%	11.49%
Tier I Risk-based	4.00	6.00	11.17	10.29
Tier I Leverage	4.00	5.00	8.34	7.97

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

Forward-Looking Statements

This Annual Report on Form 10-K contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such information involves risks and uncertainties that could cause the Company’s actual results to differ from those projected in the forward-looking information. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to those set forth in the Company’s Annual Report on Form 10-K under “Risk Factors” and the following: (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality; (2) the Company may incur increased charge-offs in the future; (3) the Company may experience increases in the default rates on previously securitized loans that would result in impairment losses or lower the yield on such loans; (4) the Company may not continue to benefit from strong recovery efforts on previously securitized loans resulting in improved yields on these assets; (5)  the Company could have adverse legal actions of a material nature; (6) the Company may face competitive loss of customers; (7) the Company may be unable to manage its expense levels; (8) the Company may have difficulty retaining key employees; (9) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions; (10) changes in general economic conditions and increased competition could adversely affect the Company’s operating results; (11) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company’s operating results; (12) the Company may experience difficulties growing loan and deposit balances; (13) the current economic environment poses significant challenges for us and could adversely affect our  financial condition and results of operations; (14) continued deterioration in the financial condition of the U.S. banking system may impact the valuations of investments the Company has made in the securities of other financial institutions resulting in either actual losses or other-than-temporary impairments on such investments; and (15) the United States government’s plan to purchase large amounts of illiquid, mortgage-backed and other securities from financial institutions may not be effective and/or it may not be available to us.  Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

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

Management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2009 based upon the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework. Based on our assessment, management believes that, as of December 31, 2009, the Company's system of internal control over financial reporting is effective based on those criteria.  Ernst & Young, LLP, the Company’s independent registered public accounting firm, has issued an attestation report on the effectiveness of internal control over financial reporting. This report appears on page 25.

March 29, 2010

/s/ Charles R. Hageboeck	/s/ David L. Bumgarner
Charles R. Hageboeck	David L. Bumgarner
President and Chief Executive Officer	Chief Financial Officer

Report of Independent Registered Public Accounting Firm on Effectiveness of Internal Control Over Financial Reporting

Audit Committee of the Board of Directors and the
Shareholders of City Holding Company

We have audited City Holding Company’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). City Holding Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

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

In our opinion, City Holding Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2009 of City Holding Company and our report dated March 29, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Charleston, West Virginia
March 29, 2010

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements

Audit Committee of the Board of Directors and the
Shareholders of City Holding Company

We have audited the accompanying consolidated balance sheets of City Holding Company and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009.  These financial statements are the responsibility of City Holding Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of City Holding Company and subsidiaries at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statement, in 2009, the Company changed its method of accounting for recognizing other-than-temporary impairment charges for its debt securities in connection with the adoption of the revised Financial Accounting Standards Board’s other-than-temporary impairment model.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), City Holding Company's internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 29, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Charleston, West Virginia
March 29, 2010

Consolidated Balance Sheets
City Holding Company and Subsidiaries
	December 31
(in thousands)	2009	2008
Assets
Cash and due from banks	$59,116	$55,511
Interest-bearing deposits in depository institutions	3,519	4,118
Cash and Cash Equivalents	62,635	59,629
Investment securities available-for-sale, at fair value	485,767	430,590
Investment securities held-to-maturity, at amortized cost (approximate fair value at December 31, 2009 and 2008 - $25,020 and $23,748, respectively)	28,164	29,067
Total Investment Securities	513,931	459,657

Gross loans	1,792,434	1,812,344
Allowance for loan losses	(18,687)	(22,254)
Net Loans	1,773,747	1,790,090
Bank-owned life insurance	73,388	70,400
Premises and equipment	64,193	60,138
Accrued interest receivable	7,969	9,024
Net deferred tax assets	29,480	45,953
Intangible assets	57,010	57,479
Other assets	40,121	33,943
Total Assets	$2,622,474	$2,586,313
Liabilities
Deposits:
Noninterest-bearing	$328,440	$298,530
Interest-bearing:
Demand deposits	457,293	420,554
Savings deposits	379,893	354,956
Time deposits	998,096	967,090
Total Deposits	2,163,722	2,041,130
Short-term borrowings	118,329	194,463
Long-term debt	16,959	19,047
Other liabilities	15,729	47,377
Total Liabilities	2,314,739	2,302,017
Shareholders’ Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued	-	-
Common stock, par value $2.50 per share: 50,000,000 shares authorized; 18,499,282 shares issued at December 31, 2009 and 2008, less 2,616,161 and 2,548,538 shares in treasury, respectively	46,249	46,249
Capital surplus	101,750	102,895
Retained earnings	253,167	230,613
Cost of common stock in treasury	(90,877)	(88,729)
Accumulated other comprehensive loss:
Unrealized loss on securities available-for-sale	(1,880)	(11,761)
Unrealized gain on derivative instruments	3,063	9,287
Underfunded pension liability	(3,737)	(4,258)
Total Accumulated Other Comprehensive Loss	(2,554)	(6,732)
Total Shareholders’ Equity	307,735	284,296
Total Liabilities and Shareholders’ Equity	$2,622,474	$2,586,313

See notes to consolidated financial statements.

Consolidated Statements of Income
City Holding Company and Subsidiaries
	Year Ended December 31
(in thousands, except per share data)	2009	2008	2007
Interest Income
Interest and fees on loans	$107,142	$122,127	$128,609
Interest on investment securities:
Taxable	23,200	23,852	25,677
Tax-exempt	1,683	1,523	1,689
Interest on deposits in depository institutions	11	171	521
Interest on federal funds sold	-	-	819
Total Interest Income	132,036	147,673	157,315
Interest Expense
Interest on deposits	35,230	41,906	51,826
Interest on short-term borrowings	529	2,629	6,642
Interest on long-term debt	844	1,383	1,808
Total Interest Expense	36,603	45,918	60,276
Net Interest Income	95,433	101,755	97,039
Provision for loan losses	7,050	10,423	5,350
Net Interest Income After Provision for Loan Losses	88,383	91,332	91,689
Noninterest Income
Total investment securities impairment losses	(11,100)	(38,270)	-
Noncredit impairment losses recognized in other comprehensive income	5,762	-	-
Net investment securities impairment losses	(5,338)	(38,270	-
(Loss) gain on sale of investment securities	(826)	5	45
Service charges	45,013	45,995	44,416
Insurance commissions	5,576	4,212	4,090
Trust and investment management fee income	2,343	2,239	2,042
Bank-owned life insurance	3,271	2,932	2,477
Gain on sale of retail credit card portfolio and merchant agreements	-	-	1,500
VISA IPO Gain	-	3,289	-
Other income	1,944	1,534	1,566
Total Noninterest Income	51,983	21,936	56,136
Noninterest Expense
Salaries and employee benefits	37,526	37,263	36,034
Occupancy and equipment	7,689	6,871	6,366
Depreciation	4,746	4,523	4,472
Professional fees	1,505	1,680	1,628
Postage, delivery, and statement mailings	2,600	2,549	2,588
Advertising	3,503	2,899	3,123
Telecommunications	1,865	1,916	1,809
Bankcard expenses	2,599	2,689	2,354
Insurance and regulatory	3,379	1,388	1,555
Office supplies	2,005	2,021	1,838
Repossessed asset losses (gains), net of expenses	672	524	(157)
Loss on early extinguishment of debt	-	1,208	-
Other expenses	9,099	10,141	9,403
Total Noninterest Expense	77,188	75,672	71,013
Income Before Income Taxes	63,178	37,596	76,812
Income tax expense	20,533	9,487	25,786
Net Income Available to Common Shareholders	$42,645	$28,109	$51,026

Basic earnings per common share	$2.69	$1.74	$3.02
Diluted earnings per common share	$2.68	$1.74	$3.01

Dividends declared per common share	$1.36	$1.36	$1.24

Average common shares outstanding:
Basic	15,877	16,118	16,877
Diluted	15,932	16,167	16,935
See notes to consolidated financial statements.

Consolidated Statements of
Changes in Shareholders’ Equity
City Holding Company and Subsidiaries
	Common			Accumulated
	Stock			Other		Total
	(Par	Capital	Retained	Comprehensive	Treasury	Shareholders’
(in thousands)	Value)	Surplus	Earnings	(Loss) Income	Stock	Equity
Balances at December 31, 2006	$46,249	$104,043	$194,213	$(5,529)	$(33,669)	$305,307
Comprehensive income:
Cumulative effect of adoption of FASB ASC 740	-	-	(125)	–	–	(125)
Net income	-	-	51,026	–	–	51,026
Other comprehensive gain, net of deferred income taxes of $10,270:
Unrealized gain on securities of $1,443, net of tax	-	–	–	866	–	866
Unrealized gain on interest rate floors of $7,667, net of tax	-	–	–	4,600	–	4,600
Decrease in underfunded pension liability of $1,160, net of tax	-	–	–	696	–	696
Total comprehensive income						57,188
Cash dividends declared ($1.24 per share)	-	–	(20,728)	–	–	(20,728)
Issuance of stock award shares, net	–	(515)	–	–	942	427
Exercise of 7,300 stock options	-	(141)	–	–	295	154
Excess tax benefit on stock-based compensation	-	3	–	–	–	3
Purchase of 1,314,112 common shares for treasury	-	–	–	–	(48,232)	(48,232)
Balances at December 31, 2007	$46,249	$103,390	$224,386	$633	$(80,664)	$293,994
Comprehensive income:
Net income	-	-	28,109	–	–	28,109
Other comprehensive loss, net of deferred income tax benefit of $12,143:
Unrealized loss on securities of $16,452, net of tax	–	–	–	(9,978)	–	(9,978)
Unrealized gain on interest rate floors of $8,074, net of tax	-	–	–	4,897	–	4,897
Increase in underfunded pension liability of $3,766, net of tax	-	–	–	(2,284)	–	(2,284)
Total comprehensive income						20,744
Cash dividends declared ($1.36 per share)	-	–	(21,882)	–	–	(21,882)
Issuance of stock award shares, net	-	(12)	–	–	491	479
Exercise of 66,454 stock options	–	(749)	–	–	2,418	1,669
Excess tax benefit on stock-based compensation	-	266	–	–	–	266
Purchase of 337,060 common shares for treasury	-	–	–	–	(10,974)	(10,974)
Balances at December 31, 2008	$46,249	$102,895	$230,613	$(6,732)	$(88,729)	$284,296

See notes to consolidated financial statements.

Consolidated Statements of
Changes in Shareholders’ Equity (continued)
City Holding Company and Subsidiaries
	Common			Accumulated
	Stock			Other		Total
	(Par	Capital	Retained	Comprehensive	Treasury	Shareholders’
(in thousands)	Value)	Surplus	Earnings	Loss	Stock	Equity
Balances at December 31, 2008	$46,249	$102,895	$230,613	$(6,732)	$(88,729)	$284,296
Cumulative effect of adoption of FASB ASC 320	-	-	1,561	(1,561)	-	-
Comprehensive income:
Net income	-	-	42,645	–	–	42,645
Other comprehensive gain, net of deferred income taxes of $9,317:
Unrealized gain on securities of $18,575, net of tax	-	–	–	11,442	–	11,442
Unrealized loss on interest rate floors of $10,104, net of tax	-	–	–	(6,224)	–	(6,224)
Decrease in underfunded pension liability of $846, net of tax	-	–	–	521	–	521
Total comprehensive income						48,384
Cash dividends declared ($1.36 per share)	-	–	(21,652)	–	–	(21,652)
Issuance of stock award shares, net	-	(1,135)	–	–	1,699	564
Exercise of 1,350 stock options	-	(10)	–	–	39	29
Purchase of 133,286 common shares for treasury	-	–	–	–	(3,886)	(3,886)
Balances at December 31, 2009	$46,249	$101,750	$253,167	$(2,554)	$(90,877)	$307,735

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
City Holding Company and Subsidiaries

	Year Ended December 31
(in thousands)	2009	2008	2007

Operating Activities
Net income	$42,645	$28,109	$51,026
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and accretion	171	(1,195)	(2,309)
Depreciation of premises and equipment	4,746	4,523	4,472
Provision for loan losses	7,050	10,423	5,350
Loss on early extinguishments of debt	-	1,208	-
Deferred income tax expense (benefit)	8,647	(14,449)	(1,176)
Accretion of gain from sale of interest rate floors	(6,224)	-	-
Net periodic pension cost	200	50	236
Increase in value of bank-owned life insurance	(3,270)	(2,933)	(2,477)
Proceeds from bank-owned life insurance	282	-	205
Gain from sale of retail credit card portfolio and merchant agreements	-	-	(1,500)
Loss on sale of premises and equipment	87	125	-
Realized investment securities losses (gains)	6,164	38,265	(45)
Decrease in accrued interest receivable	1,055	2,230	1,083
Increase in other assets	(6,178)	(17,712)	(4,775)
(Decrease) Increase in other liabilities	(30,344)	5,916	258
Net Cash Provided by Operating Activities	25,031	54,560	50,348
Investing Activities
Proceeds from maturities and calls of securities held to maturity	1,200	1,468	12,458
Proceeds from sale of money market and mutual fund available-for-sale securities	808,313	972,269	1,015,160
Purchases of money market and mutual fund available-for-sale securities	(823,385)	(972,375)	(969,052)
Proceeds from sales of securities available-for-sale	3,791	3,019	1,819
Proceeds from maturities and calls of securities available-for-sale	96,611	56,765	84,431
Purchases of securities available-for-sale	(129,376)	(159,246)	(41,261)
Net decrease (increase) in loans	10,868	(47,445)	(88,566)
Sales of premises and equipment	-	340	15
Purchases of premises and equipment	(8,888)	(10,491)	(14,433)
Investment in bank owned life insurance	-	(3,000)	(7,000)
Proceeds from sale of retail credit card portfolio and merchant agreements	-	-	1,650
Proceeds from sale of VISA stock	-	2,334	-
Proceeds from sale of derivative instruments	-	20,454	-
Net Cash Used in Investing Activities	(40,866)	(135,908)	(4,779)
Financing Activities
Net increase (decrease) in noninterest-bearing deposits	29,910	(15,701)	(6,807)
Net increase in interest-bearing deposits	92,682	66,750	11,671
Net (decrease) increase in short-term borrowings	(78,134)	47,106	(17,524)
Proceeds from long-term debt	-	16,495	-
Repayment of long-term debt	(85)	(100)	(163)
Redemption of trust preferred securities	-	(17,569)	-
Purchases of treasury stock	(3,886)	(10,974)	(48,232)
Proceeds from stock options exercises	29	1,669	154
Excess tax benefits from stock-based compensation arrangements	-	266	3
Dividends paid	(21,675)	(21,483)	(20,601)
Net Cash Provided by (Used in) Financing Activities	18,841	66,459	(81,499)
Increase (Decrease) in Cash and Cash Equivalents	3,006	(14,889)	(35,930)
Cash and cash equivalents at beginning of year	59,629	74,518	110,448
Cash and Cash Equivalents at End of Year	$62,635	$59,629	$74,518

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

Management has evaluated subsequent events for disclosure and/or recognition up to the time of filing these financial statements with the Securities and Exchange Commission on March 29, 2010.

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

Securities: Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold debt securities to maturity, they are classified as investment securities held-to-maturity and are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts. Debt securities for which the Company may not hold to maturity are classified as investment securities available-for-sale along with the Company’s investment in equity securities. Securities available-for-sale are carried at fair value, with the unrealized gains and losses, net of tax, reported in comprehensive income. Securities classified as available-for-sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk, and other factors.

On a quarterly basis, the Company performs a review of investment securities to determine if any unrealized losses are other than temporarily impaired.  In estimating other-than-temporary impairment losses, management considers the following, among other things, in its determination of the nature of the unrealized losses, (i) the length of time and the extent to which the fair value has been less than cost; (ii) the financial condition, capital strength, and near–term (12 months) prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may affect the future earnings potential; (iii) the historical volatility in the market value of the investment and/or the liquidity or illiquidity of the investment; (iv) adverse conditions specifically related to the security, an industry, or a geographic area; or (v) the intent to sell the security and if it’s more likely than not the Company will not have to sell the security before recovery of its cost basis.  In addition to the process just described, the Company performs additional procedures to evaluate its investments in pooled trust preferred securities to determine if any unrealized losses are other than temporarily impaired (see Note Three).

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The specific identification method is used to determine the cost basis of securities sold.

Loans: Loans, excluding previously securitized loans, which are discussed separately below, are reported at the principal amount outstanding, net of unearned income.  Portfolio loans include those for which management has the intent and City has the ability to hold for the foreseeable future, or until maturity or payoff.  The foreseeable future is based upon management’s judgment of current business strategies and market conditions, the type of loan, asset/ liability management, and liquidity.

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

Insurance Commissions:  Commission revenue is recognized as of the effective date of the insurance policy or the date the customer is billed, whichever is later.  The Company also receives contingent commissions from insurance companies as additional incentive for achieving specified premium volume goals and/or the loss experience of the insurance placed by the Company.  The Company maintains a reserve for commission adjustments based on estimated policy cancellations.  This reserve was not significant at December 31, 2009 or 2008.

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

Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. The Company has not entered into any fair value hedges as of December 31, 2009.  Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

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

Trust Assets:  Assets held in a fiduciary or agency capacity for customers are not included in the accompanying financial statements since such items are not assets of the Company.

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

Basic and Diluted Earnings per Common Share: Basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding, excluding participating securities. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares outstanding, excluding participating securities, increased by the number of shares of common stock which would be issued assuming the exercise of stock options and other common stock equivalents. The incremental shares related to stock options were 55,000, 49,000, and 58,000 in 2009, 2008, and 2007, respectively.

Recent Accounting Pronouncements:  In July 2009, the Accounting Standards Codification (the “Codification”) became FASB’s officially recognized source of authoritative accounting principles for non-governmental entities in the preparation of financial statements in conformity with U.S. general accepted accounting principles.  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative guidance for SEC registrants.  All guidance contained in the Codification carries an equal level of authority.  All non-grandfathered, non-SEC accounting literature not included in the codification is superseded and deemed non-authoritative.  The “Codification” became effective for the financial statements ending September 30, 2009.

New authoritative guidance under FASB ASC topic 260 “Earnings Per Share” clarifies whether instruments, such as restricted stock, granted in share-based payments are participating securities prior to vesting.  Such participating securities must be included in the computation of earnings per share under the two-class method as described in ASC Topic 260.  ASC Topic 260 requires companies to treat unvested share-based payment awards that have non-forfeitable rights to dividend or dividend equivalents as a separate class of securities in calculating earnings per share.  The Company adopted ASC Topic 260 January 1, 2009 and determined that its unvested restricted stock awards are participating securities.  However, the adoption of ASC Topic 260 did not have a material effect on the Company’s earnings per share for 2009 or previously reported earnings per share amounts.

New authoritative guidance under FASB ASC Topic 320 “Investments-Debt and Equity Securities” (i) changes existing guidance for determining whether an impairment is other-than-temporary to debt securities and (ii) replaces the existing requirement that the entity’s management assert it has both the intent and the ability to hold an impaired security until recovery with a requirement that management assert:  (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis.  Under ASC Topic 320, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses.  The amount of the impairment related to other factors is recognized in other comprehensive income.  The Company adopted the provisions of ASC Topic 320 and recorded a cumulative effect adjustment of $1.6 million related to the noncredit portion of other-than-temporary impairment losses previously recorded.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

On January 1, 2009, new authoritative guidance under FASB ASC Topic 805 “Business Combinations” became applicable to the Company’s accounting for business combinations closing after January 1, 2009.  ASC Topic 805 requires an acquirer, upon initially obtaining control of another entity, to recognize the assets, liabilities, and any non-controlling interest in the acquiree at fair value as of the acquisition date.  Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt.  This fair value approach replaces the cost-allocation process required under previous accounting guidance whereby the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their estimated fair value.  ASC Topic 805 requires acquirers to expense acquisition-related costs as incurred rather than allocating such costs to the assets acquired and liabilities assumed, as was previously the case under prior accounting guidance.  Under ASC Topic 805, the requirements of ASC Topic 420, “Exit or Disposal Cost Obligations,” would have to be met in order to accrue for a restructuring plan in purchase accounting.  Pre-acquisition contingencies are to be recognized at fair value, unless it is a non-contractual contingency that is not likely to materialize, in which case, nothing should be recognized in the purchase accounting and, instead, the contingency would be subject to the probable and estimable recognition criteria of ASC Topic 450, “Contingencies.”  Reversals of deferred income tax valuation allowances and income tax contingencies will be recognized in earnings subsequent to the measurement period.  The allowance for loan losses of an acquiree will not be permitted to be recognized by the acquirer.  Additionally, ASC Topic 805 requires new and modified disclosures surrounding subsequent changes to acquisition-related contingencies, contingent consideration, noncontrolling interests, acquisition-related transaction costs, fair values and cash flows not expected to be collected for acquired loans, and an enhanced goodwill rollforward.

FASB ASC Topic 810 “Consolidation” clarifies that a non-controlling interest in a subsidiary, which is sometimes referred to as minority interest will be recharacterized as a “noncontrolling interest” and should be reported as a component of equity.  Among other requirements, ASC Topic 810 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest.  It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest.  ASC Topic 810 became effective for the Company on January 1, 2009 and did not have a significant impact on the Company’s financial statements.

Further new authoritative guidance under ASC Topic 810 amends prior guidance to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated.  The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance.  ASC Topic 810 requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements.  ASC Topic 810 will be effective January 1, 2010 and is not expected to have a significant impact on the Company’s financial statements.

New authoritative guidance under FASB ASC Topic 815 “Derivatives and Hedging” amends prior guidance to amend and expand the disclosure requirements for derivatives and hedging activities to provide greater transparency about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows.  To meet those objectives, ASC Topic 815 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements.  The only derivative instruments that the Company has at December 31, 2009 are interest rate swaps with customers while at the same time entering into an offsetting interest rate swap with another financial institution.  At December 31, 2009, the fair value of these instruments was less than $0.1 million. The Company adopted the provisions of ASC Topic 815 on January 1, 2009 and based on the immateriality of the outstanding derivatives, there was no significant impact on the disclosures in the Company’s financial statements.

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction, and clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active.  ASC Topic 820 requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence.  FASB ASC Topic 820 also amended prior guidance to expand certain disclosure requirements.  The Company adopted the provision of ASC Topic 820 as of June 30, 2009 and the adoption of ASC Topic 820 did not have a significant impact on the Company’s financial statements.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Further new authoritative guidance (Accounting Standards Updated No 2009-5) under ASC Topic 820 provides guidance for measuring the fair value of a liability in circumstances in which a quoted price in an active market for the identical liability is not available.  In such instances, a reporting entity is required to measure fair value utilizing a valuation technique that uses (i) the quoted price of the identical liability when traded as an asset, (ii) quoted prices for similar liabilities or similar liabilities when traded as assets, or (iii) another valuation technique that is consistent with the existing principles of ASC Topic 820, such as an income approach or market approach.  ASC Topic 820 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability.  ASC Topic 820 became effective for the Company’s financial statements beginning October 1, 2009 and did not have a significant impact on the Company’s financial statements.

New authoritative guidance under FASB ASC Topic 855 “Subsequent Events” establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued.  ASC Topic 855 defines (i) the period after the balance sheet date during which a reporting entity’s management should  evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (iii) the disclosures an entity should make about events or transactions that occurred after the balance sheet date.  ASC Topic 855 became effective for the Company during the second quarter of 2009 and did not have a significant impact on the Company’s financial statements.

Statements of Cash Flows: Cash paid for interest, including interest paid on long-term debt and trust preferred securities, was $37.5 million, $47.4 million, and $60.3 million in 2009, 2008, and 2007, respectively. During 2009, 2008 and 2007, the Company paid $23.5 million, $26.7 million, and $25.5 million, respectively, for income taxes.

Correction of Immaterial Errors: The Company has revised certain amounts in its consolidated balance sheet and consolidated statements of changes in shareholders’ equity at December 31, 2008 to correct an inadvertent clerical error that improperly reported incorrect amounts for the fair value of certain pooled trust preferred securities.  This revision does not impact the consolidated statements of income or the consolidated statements of cash flows for any period presented.  We have assessed the materiality of this error in accordance with Staff Accounting Bulletin (SAB) No. 108 and determined that the error was immaterial to previously reported amounts contained in our periodic reports, and we have corrected this error in the December 31, 2009 consolidated balance sheets and consolidated statements of changes in shareholders’ equity.  The effects of recording these immaterial corrections in our consolidated financial statements at December 31, 2008 are presented below (in thousands):

	December 31, 2008
	As Reported	As Revised
Investment securities available-for-sale, at fair value	$424,214	$430,590
Total investment securities	453,281	459,657
Net deferred tax assets	48,462	45,953
Total Assets	2,582,446	2,586,313
Total comprehensive income	16,877	20,744
Total Accumulated Other Comprehensive Loss	(10,599)	(6,732)
Total Shareholders’ Equity	280,429	284,296

Note Two
Restrictions on Cash and Due From Banks

City National is required to maintain an average reserve balance with the Federal Reserve Bank of Richmond to compensate for services provided by the Federal Reserve and to meet statutory required reserves for demand deposits. The average amount of the reserve balance for the year ended December 31, 2009 was approximately $15.5 million.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Three
Investments

The aggregate carrying and approximate market values of securities follow. Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable financial instruments.

	December 31, 2009
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value

Securities available-for-sale:
Obligations of states and political subdivisions	$52,474	$712	$(451)	$52,735
Mortgage-backed securities:
US government agencies	293,662	9,241	(109)	302,794
Private label	12,414	-	(426)	11,988
Trust preferred securities	70,048	521	(6,832)	63,737
Corporate securities	20,771	23	(1,306)	19,488
Total Debt Securities	449,369	10,497	(9,124)	450,742
Marketable equity securities	8,603	-	(3,509)	5,094
Non-marketable equity securities	13,023	-	-	13,023
Investment funds	16,930	-	(22)	16,908
Total Securities Available-for-Sale	$487,925	$10,497	$(12,655)	$485,767

Securities held-to-maturity:
Obligations of states and political subdivisions	$1,642	$15	$-	$1,657
Trust preferred securities	26,522	-	(3,159)	23,363
Total Securities Held-to-Maturity	$28,164	$15	$(3,159)	$25,020

	December 31, 2008
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value

Securities available-for-sale:
Obligations of states and political subdivisions	$41,960	$196	$(735)	$41,421
Mortgage-backed securities:
US government agencies	269,121	3,986	(302)	272,805
Private label	18,112	-	(2,584)	15,528
Trust preferred securities	71,694	57	(13,769)	57,982
Corporate securities	24,712	-	(2,684)	22,028
Total Debt Securities	425,599	4,239	(20,074)	409,764
Marketable equity securities	9,476	-	(3,511)	5,965
Non-marketable equity securities	13,037	-	-	13,037
Investment funds	1,859	-	(35)	1,824
Total Securities Available-for-Sale	$449,971	$4,239	$(23,620)	$430,590

Securities held-to-maturity:
Obligations of states and political subdivisions	$2,834	$28	$-	$2,862
Trust preferred securities	26,233	-	(5,347)	20,886
Total Securities Held-to-Maturity	$29,067	$28	$(5,347)	$23,748

Securities with limited marketability, such as stock in the Federal Reserve Bank or the Federal Home Loan Bank are carried at cost and are reported as non-marketable equity securities in the table above.

Certain investment securities owned by the Company were in an unrealized loss position (i.e., amortized cost basis exceeded the estimated fair value of the securities) as of December 31, 2009 and 2008. The following table shows the gross unrealized losses and fair value of the Company’s investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2009 and 2008.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

	December 31, 2009
	Less Than Twelve Months		Twelve Months or Greater		Total
(in thousands)	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss

Securities available-for-sale:
Obligations of states and political subdivisions	$8,081	$216	$3,444	$235	$11,525	$451
Mortgage-backed securities:
US Government agencies	29,532	109	-	-	29,532	109
Private-label	4,877	16	7,538	410	12,415	426
Trust preferred securities	478	46	38,179	6,786	38,657	6,832
Corporate securities	-	-	5,101	1,306	5,101	1,306
Marketable equity securities	2,098	1,942	2,953	1,567	5,051	3,509
Investment funds	-	-	1,478	22	1,478	22
Total	$45,066	$2,329	$58,693	$10,326	$103,759	$12,655

Securities held-to-maturity:
Trust preferred securities	$-	$-	$12,829	$3,159	$12,829	$3,159

	December 31, 2008
	Less Than Twelve Months		Twelve Months or Greater		Total
(in thousands)	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss

Securities available-for-sale:
Obligations of states and political subdivisions	$17,068	$729	$187	$6	$17,255	$735
Mortgage-backed securities:
US Government agencies	28,104	302	-	-	28,104	302
Private-label	15,529	2,584	-	-	15,529	2,584
Trust preferred securities	32,236	8,179	5,498	5,590	37,734	13,769
Corporate securities	7,365	2,314	1,480	370	8,845	2,684
Marketable equity securities	5,305	3,010	659	501	5,964	3,511
Investment funds	-	-	1,465	35	1,465	35
Total	$105,607	$17,118	$9,289	$6,502	$114,896	$23,620

Securities held-to-maturity:
Trust preferred securities	$12,408	$5,282	$1,386	$65	$13,794	$5,347

During 2009, the Company recorded $5.3 million of net other-than-temporary impairment losses.  The charges deemed to be other-than-temporary were related to pooled bank trust preferreds ($3.8 million impairment for the full year) with a remaining book value of $9.6 million at December 31, 2009 and community bank and bank holding company equity positions ($1.5 million impairment for the full year) with a remaining book value of $5.1 million at December 31, 2009.  The impairment charges of $3.8 million related to the pooled bank trust preferred securities were based on the Company’s quarterly review of its investment securities for indications of losses considered to be other-than-temporary.  Based on management’s assessment of the securities the Company owns, the seniority position of the securities within the pools, the level of defaults and deferred payments with the pools, and a review of the financial strength of the banks within the respective pools, management concluded that credit related impairment charges of $3.8 million on the pooled bank trust preferred securities were necessary for the year ended December 31, 2009.  The impairment charges of $1.5 million related to community bank and bank holding company equity positions were due to poor financial performance of the bank holding companies and the length of time and extent to which the market values have been below the Company’s cost basis in these positions.

During 2008, the Company recorded $38.3 million of net other-than-temporary impairment losses, or $23.2 million on an after-tax basis.  The charges deemed to be other-than-temporary were related to agency preferreds ($21.1 million impairment) with remaining book value of $1.6 million at December 31, 2008; pooled bank trust preferreds ($14.2 million impairment) with remaining book value of $10.9 million at December 31, 2008; income notes ($2.0 million impairment) with no remaining book value at December 31, 2008; and corporate debt securities ($1.0 million impairment) with remaining book value of $24.6 million at December 31, 2008.  The impairment charges for the agency preferred securities were due to the actions of the federal government to place Freddie Mac and Fannie Mae into conservatorship and the suspension of dividends on such preferred securities.  The impairment charges related to the pooled bank trust preferred securities and income notes were based on the Company’s quarterly reviews of its investment securities for indications of losses considered to be other-than-temporary.  Based on management’s assessment of the securities the Company owns, the seniority position of the securities within the pools, the level of defaults and deferred payments within the pools, and a review of the financial strength of the banks within the respective pools, management concluded that impairment charges of $14.2 million and $2.0 million on the pooled bank trust preferred securities and the income notes, respectively, were necessary for the year ended December 31, 2008.  The $1.0 million impairment charge for corporate debt securities was due to Lehman Brothers Holdings bankruptcy filing.  The Company had acquired this security as the result of an acquisition of a bank in 2005.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other-than-temporary would be reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost; (ii) the financial condition, capital strength, and near–term (12 months) prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may affect the future earnings potential; (iii) the historical volatility in the market value of the investment and/or the liquidity or illiquidity of the investment; (iv) adverse conditions specifically related to the security, an industry, or a geographic area; or (v) the intent to sell the security and if it’s more likely than not the Company will not have to sell the security before recovery of its cost basis.

Management has the ability and intent to hold the securities classified as held to maturity until they mature, at which time the Company will receive full value for the securities. Furthermore, as of December 31, 2009, management does not intend to sell an impaired security and it is not more than likely that it will be required to sell the security before the recovery of its amortized cost basis.  The unrealized losses on debt securities are primarily the result of interest rate changes, credit spread widening on agency-issued mortgage related securities, general financial market uncertainty and unprecedented market volatility. These conditions will not prohibit the Company from receiving its contractual principal and interest payments on its debt securities.  The fair value is expected to recover as the securities approach their maturity date or repricing date. As of December 31, 2009, management believes the unrealized losses detailed in the table above are temporary and no impairment loss has been recognized in the Company’s consolidated income statement.  Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period will reflect the credit loss identified, while any noncredit loss will be recognized in other comprehensive income.

At December 31, 2009, the book value of the Company’s five pooled trust preferred securities totaled $9.6 million with an estimated fair value of $6.2 million. All of these securities are mezzanine tranches.  Pooled trust preferred securities represent beneficial interests in securitized financial assets that the Company analyzes within the scope of FASB ASC 320, Investments—Debt and Equity Securities and are evaluated quarterly for other-than-temporary-impairment (“OTTI”).  Management performs an analysis of OTTI utilizing its internal methodology as described below to estimate expected cash flows to be received in the future.  The Company reviews each of its pooled trust preferred securities to determine if an OTTI charge would be recognized in current earnings in accordance with FASB ASC 320, Investments—Debt and Equity Securities. There is risk that continued collateral deterioration could cause the Company to recognize additional OTTI charges in earnings in the future.

When evaluating pooled trust preferred securities for OTTI, the Company determines a credit related portion and a noncredit related portion, if any. The credit related portion is recognized in earnings and represents the expected shortfall in future cash flows. The noncredit related portion is recognized in other comprehensive income, and represents the difference between the book value and the fair value of the security less the amount of the credit related impairment. The determination of whether it is probable that an adverse change in estimated cash flows has occurred is evaluated by comparing estimated cash flows to those previously projected as further described below. The Company considers this process to be its primary evidence when determining whether credit related OTTI exists.  The results of these analyses are significantly affected by other variables such as the estimate of future cash flows, credit worthiness of the underlying issuers and determination of the likelihood of defaults of the underlying collateral.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The following is a description of the process employed by the Company in reviewing its pooled trust preferred securities.

The Company reviews each issuer bank individually within each of the respective five pooled trust preferred securities to determine its estimate of cash flows available to recover its amortized cost basis.  The estimated cash flows are reduced for defaults and deferrals that have occurred as well as expected future defaults from management’s internal analysis of the remaining issuing banks.

For issuing banks that have defaulted, management assumes no recovery. For issuing banks that have deferred its interest payments, management excludes the collateral balance associated with these banks and assumes no recoveries of such collateral balance in the future. The exclusion of such issuing banks in a current deferral position is based on such bank experiencing a certain level of financial difficulty that raises doubt about its ability to satisfy its contractual debt obligation, and accordingly, the Company excludes the associated collateral balance from its estimate of expected cash flows.

In addition, management excludes from its estimate of cash flows the collateral balance from issuing banks whereby specific information indicates a default or deferral is likely to occur in the future.  In developing this estimate, management maintains an internal watch list of institutions based on the issuing bank’s current financial metrics.  The Company specifically reviews the financial ratios of asset quality (including Texas ratio analysis), capitalization, earnings trends, profitability, and capital adequacy of each bank. The Company believes the “Texas Ratio (“TR”)” is a prominent indicator of the stress that a financial institution is experiencing and ultimately an indicator of failure. The TR is calculated by dividing nonperforming assets and loans, including past due 90 days or more, divided by tangible equity plus loan loss reserve.  The TR of the issuing bank determines the estimated amount of default percentage of the respective banks.  Although the other factors mentioned previously (capitalization, earnings trends, profitability, and capital adequacy of each bank) have not historically had a material impact on our analysis of issuer banks, the Company will continue to consider such factors in its methodology.

The following assumptions were used at December 31, 2009:
• A TR in excess of 100% results in a default estimate of 100%; a TR ranging from 75% to 99.9% results in an estimated default rate of 60%; a TR ranging from 50% to 74.9% results in an estimated default rate of 35%; and a TR ranging from 40% to 49.9% results in an estimated default rate of 10%.  Management assumes no defaults for banks with TR below 40%;
• The Company excludes the collateral balance of issuing banks that have elected to defer its interest payments and assumes no future recoveries as such banks are typically experiencing a certain level of financial difficulty that raises doubt about its ability to satisfy its contractual debt obligation.

After reducing the collateral balance for defaults and deferrals that have occurred as well as expected future defaults from management’s internal watch list, management arrives at its estimate of expected cash flows, which represents the estimated collateral pool balance. Since the Company owns only mezzanine tranches, the outstanding senior security position is subtracted to determine the estimated collateral balance available to satisfy the amortized cost basis of the mezzanine tranche.  If the estimated collateral balance is less than the outstanding balance of the mezzanine tranche, it is assumed that the cost basis will not be recovered. Additionally, the Company determines if there has been an adverse change in cash flows by comparing the present value of the current estimate of cash flows to the present value of cash flows previously revised.  If an adverse change in cash flows has occurred, management determines the credit loss to be recognized in the current period and the portion related to noncredit factors to be recognized in other comprehensive income.

This analysis is performed at the end of each reporting period when actual payments have been made by the trustee on each security and cash flows can be modeled, but the data for this analysis is gathered and considered each day as it becomes available during each reporting period.

Based upon the analysis performed by management as of December 31, 2009, the Company estimates that all the contractual principal and interest payments on the five pooled trust preferred securities it owns will not be collected in their entirety. The analysis on these five pooled trust preferred securities resulted in a $3.8 million of credit-related OTTI charge during the year ended December 31, 2009.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The following table presents a progression of the credit loss component of OTTI on debt securities recognized in earnings during the year ended December 31, 2009. The credit loss component represents the difference between the present value of expected future cash flows and the amortized cost basis of the security. The credit component of OTTI recognized in earnings during the year ended 2009 is presented in two parts based upon whether the current period is the first time the debt security was credit impaired or if it is an additional credit impairment. The credit loss component is reduced if the Company sells, intends to sell or believes it will be required to sell previously credit impaired securities. Additionally, the credit loss component is reduced if the Company receives cash flows in excess of what it expected to receive over the remaining life of the credit impaired debt security or when the security matures.

(in thousands)	For the period ended December 31, 2009

Balance at April 1, 2009	$17,017
Additions:
Initial credit impairment	-
Additional credit impairment	1,680
Balance December 31, 2009	$18,694

The amortized cost and estimated fair value of debt securities at December 31, 2009, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties. Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

		Estimated
		Fair
(in thousands)	Cost	Value

Securities Available-for-Sale
Due in one year or less	$3,300	$3,695
Due after one year through five years	30,361	30,106
Due after five years through ten years	100,099	102,694
Due after ten years	315,609	314,247
	$449,369	$450,742

Securities Held-to-Maturity
Due in one year or less	$1,206	$1,214
Due after one year through five years	436	443
Due after five years through ten years	-	-
Due after ten years	26,522	23,363
	$28,164	$25,020

Gross gains and gross losses realized by the Company from investment security transactions are summarized in the table below:

(in thousands)	2009	2008	2007

Gross realized gains	$259	$5	$47
Gross realized losses	(6,423)	(38,270)	(2)
Investment security (losses) gains	$(6,164)	$(38,265)	$45

The specific identification method is used to determine the cost basis of securities sold.

The carrying value of securities pledged to secure public deposits and for other purposes as required or permitted by law approximated $204.2 million and $223.3 million at December 31, 2009 and 2008, respectively.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The following table presents additional information about the Company’s trust preferred securities with a credit rating of below investment grade:

(Dollars in thousands)
Deal Name		Type	Class	Original Cost	Amortized Cost	Fair Value	Difference (1)	Lowest Credit Rating	# of issuers currently performing	Actual deferrals/defaults (as a % of original dollar)	Expected deferrals/defaults (as a % of remaining of performing collateral) (2)	Excess Subordination as a Percentage of Current Performing Collateral (3)
		Pooled trust preferred securities:
		Other-than-temporarily impaired
		Available for Sale:
P1	(4)	Pooled	Mezz	$1,072	$879	$384	$(495)	Caa1	28	17.8%	5.9%	3.8%
P2	(5)	Pooled	Mezz	3,288	1,196	1,068	(128	Ca	27	15.4%	8.5%	14.3%
P3	(6)	Pooled	Mezz	2,962	1,617	1,417	(200)	Caa3	28	17.6%	13.5%	-
P4	(7)	Pooled	Mezz	4,060	1,824	723	(1,101)	Ca	14	12.2%	32.2%	37.8%
P5	(8)	Pooled	Mezz	4,688	826	413	(413)	Ca	27	28.9%	13.5%	-

		Held to Maturity:
P6	(9)	Pooled	Mezz	2,074	1,692	745	(947)	Caa1	28	17.8%	5.9%	3.8%
P7	(10)	Pooled	Mezz	4,366	1,581	1,407	(174)	Ca	27	15.4%	8.5%	14.3%

		Single issuer trust preferred securities
		Available for sale:
S1		Single		1,149	1,049	1,049	-	NR	1	-	-
S2		Single		587	530	460	(70)	NR	1	-	-
S3		Single		1,113	1,059	920	(139)	NR	1	-	-
S4		Single		542	524	478	(46)	NR	1	-	-
S5		Single		261	250	127	(123)	NR	1	-	-
S6		Single		3,171	3,105	2,265	(840)	NR	1	-	-
S7		Single		1,046	1,034	910	(124)	NR	1	-	-
S8		Single		1,000	1,000	818	(182)	Caa1	1	-	-

		Held to Maturity:
S9		Single		4,000	4,000	4,000	-	NR	1	-	-
S10		Single		3,360	3,137	2,430	(707)	NR	1	-	-
S11		Single		3,564	3,543	3,238	(305)	NR	1	-	-
S12		Single		788	750	566	(184)	NR	1	-	-
S13		Single		1,329	1,262	944	(318)	NR	1	-	-

	(1)
The differences noted consist of unrealized losses recorded at December 31, 2009 and noncredit other-than-temporary impairments recorded subsequent to April 1, 2009 that have not been reclassified as credit losses.

	(2)
Performing collateral is defined as total collateral minus all collateral that has been called, is currently deferring, or currently in default. This definition assumes that all collateral that is currently deferring will default with a zero recovery rate. The underlying issuers can cure thus the bonds could recover at a higher percentage upon default than zero.

	(3)
Excess subordination is defined as the additional defaults/deferrals necessary in the next reporting period to deplete the entire credit enhancement (excess interest and over-collateralization) beneath our tranche within each pool to the point that would cause a "break in yield." This amount assumes that all currently performing collateral continues to perform. A break in yield means that our security would not be expected to receive all the contractual cash flows (principal and interest) by maturity. The "percent of current performing collateral" is the ratio of the "excess subordination amount" to current performing collateral—a higher percent means there is more excess subordination to absorb additional defaults/deferrals, and the better our security is protected from loss.

	(4)
Other-than-temporary impairment losses of $539,000 were recognized during 2008. No other-than-temporary impairment losses were incurred during 2009. The amortized cost has been adjusted to reflect the noncredit portion of other-than-temporary impairment losses recorded prior to April 1, 2009.

	(5)
Other-than-temporary impairment losses of $2,401,000 were recognized during 2008. No other-than-temporary impairment losses were incurred during 2009. The amortized cost has been adjusted to reflect the noncredit portion of other-than-temporary impairment losses recorded prior to April 1, 2009.

	(6)
Other-than-temporary impairment losses of $1,379,000 were recognized during 2009, including $19,000 in the fourth quarter of 2009. No other-than-temporary impairment losses were incurred during 2008. The amortized cost has been adjusted to reflect the noncredit portion of other-than-temporary impairment losses recorded prior to April 1, 2009.

	(7)
Other-than-temporary impairment losses of $1,674,000 and $709,000 were recognized during 2008 and 2009, respectively. The amortized cost has been adjusted to reflect the noncredit portion of other-than-temporary impairment losses recorded prior to April 1, 2009.

	(8)
Other-than-temporary impairment losses of $1,875,000 and $1,750,000 were recognized during 2008 and 2009, respectively, including $268,000 in the fourth quarter of 2009. The amortized cost has been adjusted to reflect the noncredit portion of other-than-temporary impairment losses recorded prior to April 1, 2009.

	(9)
Other-than-temporary impairment losses of $1,078,000 were recognized during 2008. No other-than-temporary impairment losses were incurred during 2009. The amortized cost has been adjusted to reflect the noncredit portion of other-than-temporary impairment losses recorded prior to April 1, 2009

	(10)
Other-than-temporary impairment losses of $3,201,000 were recognized during 2008. No other-than-temporary impairment losses were incurred during 2009. The amortized cost has been adjusted to reflect the noncredit portion of other-than-temporary impairment losses recorded prior to April 1, 2009

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Four
Loans

The following summarizes the Company’s major classifications for loans:

(in thousands)	2009	2008
Residential real estate – mortgage	$595,678	$611,962
Home equity	398,752	384,320
Commercial, financial, and agriculture	752,052	768,255
Installment loans to individuals	44,239	43,585
Previously securitized loans	1,713	4,222
Gross Loans	1,792,434	1,812,344
Allowance for loan losses	(18,687)	(22,254)
Net Loans	$1,773,747	$1,790,090

The Company’s commercial and residential real estate construction loans are primarily secured by real estate within the Company’s principal markets.  These loans were originated under the Company’s loan policy, which is focused on the risk characteristics of the loan portfolio, including construction loans.  Adequate consideration has been given to these loans in establishing the Company’s allowance for loan losses.

Note Five
Allowance for Loan Losses

A summary of changes in the allowance for loan losses follows:

(in thousands)	2009	2008	2007

Balance at January 1	$22,254	$17,581	$15,405
Provision for possible loan losses	7,050	10,423	5,350
Charge-offs	(12,816)	(8,048)	(5,652)
Recoveries	2,199	2,298	2,478
Balance at December 31	$18,687	$22,254	$17,581

The recorded investment in loans on nonaccrual status and loans past due 90 days or more and still accruing interest is included in the following table:

(in thousands)	2009	2008

Nonaccrual loans	$13,583	$25,224
Accruing loans past due 90 days or more	382	623
Previously securitized loans past due 90 days or more	79	10
Total	$14,044	$25,857

Information pertaining to impaired loans is included in the following table:

(in thousands)	2009	2008

Impaired loans with a valuation allowance	$12,125	$25,847
Impaired loans with no valuation allowance	7,360	10
Total impaired loans	$19,485	$25,857
Allowance for loan losses allocated to impaired loans	$1,826	$6,964

The average recorded investment in impaired loans during 2009, 2008, and 2007 was $21.4 million, $21.1 million, and $15.8 million, respectively.The Company recognized approximately $0.2 million, $0.3 million, and $0.8 million of interest income received in cash on non-accrual and impaired loans in 2009, 2008 and 2007, respectively.  Approximately $0.9 million, $0.7 million and $0.4 million of interest income would have been recognized during 2009, 2008 and 2007, respectively, if such loans had been current in accordance with their original terms.  There were no commitments to provide additional funds on non-accrual, impaired, or other potential problem loans at December 31, 2009 and 2008.  The Company recognized interest income of $0.2 million, $0.2 million and $0.1 million using the accrual method of income recognition during the time period the loans were impaired for 2009, 2008 and 2007, respectively.

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

	December 31
(in thousands)	2009	2008	2007

Total principal amount of loans outstanding	$15,119	$18,955	$24,062
Discount	(13,406)	(14,733)	(17,170)
Net book value	$1,713	$4,222	$6,892
Principal amount of loans between 30 and 89 days past due	$1,023	$999	$1,099
Principal amount of loans between 90 and 119 days past due	79	10	76
Net credit (recoveries) during the year	(312)	(351)	(2,938)

Because the book value of the mortgage loans incorporates assumptions for expected cash flows considering prepayment and default rates, the carrying value of the loans is generally less than the actual contractual outstanding balance of the mortgage loans. As of December 31, 2009 and 2008, the Company reported a book value of previously securitized loans of $1.7 million and $4.2 million, respectively, while the actual outstanding balance of previously securitized loans at December 31, 2009 and 2008 was $15.1 million and $19.0 million, respectively. The difference (“the discount”) between the book value and actual outstanding balance of previously securitized loans is accreted into interest income over the life of the loans. If the discounted present value of estimated future cash flows from previously securitized loans declines below the recorded value, an impairment charge would be provided through the Company’s provision and allowance for loan losses. No such impairment charges were recorded during the three years in the period ended December 31, 2009.

Key assumptions used in estimating the value of the Company’s previously securitized loans were as follows:

	December 31
	2009	2008
Prepayment speed (CPR):
From January 2009 – December 2009	-	9%
From January 2010 – December 2012	6%	9%
Thereafter	5%	5%

Weighted-average cumulative defaults	9.26%	9.39%

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

During 2009, 2008, and 2007 the Company recognized $3.9 million, $5.6 million, and $7.3 million, respectively, of interest income on the previously securitized loans and received cash of $6.3 million, $8.7 million, and $16.1 million, respectively, comprised of principal and interest payments from borrowers.

Note Seven
Premises and Equipment

A summary of premises and equipment and related accumulated depreciation as of December 31 is summarized as follows:

(in thousands)	Estimated Useful Life	2009	2008

Land		$23,901	$19,967
Buildings and improvements	10 to 30 yrs.	70,095	67,204
Equipment	3 to 7 yrs.	43,215	42,330
		137,211	129,501
Less accumulated depreciation		(73,018)	(69,363)
Net premises and equipment		$64,193	$60,138

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Eight
Goodwill and Intangible Assets

The carrying amount of goodwill approximated $54.9 million at December 31, 2009 and 2008, respectively.  The Company completed its annual assessment of the carrying value of goodwill during 2009 and concluded that its carrying value was not impaired.

The following table summarizes core deposit intangibles as of December 31, 2009 and 2008, which are subject to amortization:

(in thousands)	2009	2008

Gross carrying amount	$4,404	$6,580
Accumulated amortization	(2,284)	(3,991)
Net core deposit intangible	$2,120	$2,589

During 2009, 2008, and 2007, the Company recognized pre-tax amortization expense of $469,000, $639,000, and $706,000, respectively, associated with its core deposit intangible assets. The estimated amortization expense for core deposit intangible assets for each of the next five years is as follows:

(in thousands)	Projected Amortization Expense

2010	$437
2011	409
2012	392
2013	376
2014	359
$1,973

Note Nine
Scheduled Maturities of Time Deposits

Scheduled maturities of time deposits outstanding at December 31, 2009 are summarized as follows:

(in thousands)

2010	$563,283
2011	284,724
2012	91,601
2013	24,754
2014	33,685
Over five years	49
Total	$998,096

     Scheduled maturities of time deposits of $100,000 or more outstanding at December 31, are summarized as follows:

(in thousands)	2009	2008

Within one year	$146,790	$159,739
Over one through two years	94,771	36,595
Over two through three years	29,556	55,754
Over three through four years	6,800	4,636
Over four through five years	8,718	5,303
Total	$286,635	$262,027

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

A summary of short-term borrowings are as follows:

(dollars in thousands)	2009	2008	2007

Balance at end of year:
Securities repurchase agreements	$116,329	$122,904	$119,554
FHLB advances	2,000	71,559	25,526
Junior subordinated debentures owed to City Holding Capital Trust	-	-	16,836
Total	$118,329	$194,463	$161,916

Avg. outstanding during the year:
Securities repurchase agreements	$125,024	$132,030	$117,442
FHLB advances	8,992	4,837	42,896
Junior subordinated debentures owed to City Holding Capital Trust	-	-	-

Max. outstanding at any month end:
Securities repurchase agreements	$154,577	$137,921	$127,744
FHLB advances	42,256	71,559	46,430
Junior subordinated debentures owed to City Holding Capital Trust	-	-	16,836

Weighted-average interest rate:
During the year:
Securities repurchase agreements	0.26%	1.89%	4.35%
FHLB advances	2.27%	2.74%	3.58%
Junior subordinated debentures owed to City Holding Capital Trust	-	-	-
End of the year:
Securities repurchase agreements	0.25%	0.38%	3.95%
FHLB advances	6.30%	0.84%	3.68%
Junior subordinated debentures owed to City Holding Capital Trust	-	-	9.15%

Note Eleven
Long-Term Debt

The components of long-term debt are summarized as follows:

(in thousands)	Maturity	Weighted-Average Interest Rate	2009	2008

FHLB Advances	2010	6.30%	$-	2,003
FHLB Advances	2011	4.45%	464	549
Junior subordinated debentures owed to City Holding Capital Trust III	2038	3.80%	16,495	16,495
Total Long-term debt			$16,959	$19,047

Through City National, the Company has purchased 62,965 shares of Federal Home Loan Bank (“FHLB”) stock at par value as of December 31, 2009. Such purchases are required based on City National’s maximum borrowing capacity with the FHLB.  Additionally, FHLB stock entitles the Company to dividends declared by the FHLB and provides an additional source of short-term and long-term funding, in the form of collateralized advances. Financing obtained from the FHLB is based, in part, on the amount of qualifying collateral available, specifically U.S. Treasury, U.S. agency debentures and mortgage-backed securities and 1-4 family residential mortgages. At December 31, 2009 and 2008, collateral pledged to the FHLB included approximately $395.0 million and $705.6 million, respectively, in investment securities and one-to-four-family residential property loans.  Therefore, in addition to the short-term (see Note Ten) and long-term financing discussed above, at December 31, 2009 and 2008, City National had an additional $392.5 million and $631.5 million, respectively, available from unused portions of lines of credit with the FHLB and other financial institutions.  During January 2009, the Company reduced its borrowing capacity from its line of credit with the FHLB from $631.5 million to $350.0 million.

The Company formed a statutory business trust, City Holding Capital Trust III, under the laws of the state of Delaware (“Capital Trust III”).  Capital Trust III was created for the exclusive purpose of (i) issuing trust preferred securities (“Capital Securities”), which represent preferred undivided beneficial interests in the assets of the trusts, (ii) using the proceeds from the sale of the Capital Securities to acquire junior subordinated debentures (“Debentures”) issued by the Company, and (iii) engaging in only those activities necessary or incidental thereto.  The trust is considered a variable interest entity for which the Company is not the primary beneficiary.  Accordingly, the accounts of the trust are not included in the Company’s consolidated financial statements (see Note 1).

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

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

Note Twelve
Derivative Instruments

The Company utilized interest rate floors to mitigate exposure to interest rate risk.  During 2005 and 2006, the Company entered into interest rate floors with a total notional value of $600 million, seven of which (total notional amount of $500 million) were designated as cash flow hedges.  These derivative instruments provided the Company protection against the impact of declining interest rates on future income streams from the Company’s portfolio of $500 million of variable-rate loans outstanding.  The interest rate floors had maturities between May 2008 and June 2011 and strike rates ranging from 6.00% to 8.00%.  During 2008, interest rate floors with a total notional value of $150 million matured.  The remaining interest rate floors with a total notional value of $450 million were sold during 2008.  The gains from the sales of $16.8 million will be recognized over the remaining lives of the various hedged loans.  At December 31, 2009, the unrecognized gain was approximately $5.6 million or $3.1 million net of taxes.

Note Thirteen
Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows at December 31:

(in thousands)	2009	2008

Deferred tax assets:
Previously securitized loans	$8,126	$8,849
Allowance for loan losses	7,035	8,612
Deferred compensation payable	2,763	2,923
Underfunded pension liability	2,366	2,763
Unrealized securities losses	202	7,631
Accrued expenses	1,164	1,343
Impaired building and premises	1,019	1,173
Impaired security losses	8,642	15,059
Other	1,235	1,321
Total Deferred Tax Assets	32,552	49,674
Deferred tax liabilities:
Intangible assets	1,951	2,197
Deferred loan fees	222	558
Other	899	966
Total Deferred Tax Liabilities	3,072	3,721
Net Deferred Tax Assets	$29,480	$45,953

No valuation allowance for deferred tax assets was recorded at December 31, 2009 and 2008 as the Company believes it is more likely than not that all of the deferred tax assets will be realized because they were supported by recoverable taxes paid in prior years.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Significant components of the provision for income taxes are as follows:

(in thousands)	2009	2008	2007

Current:
Federal	$10,083	$23,322	$25,326
State	1,803	614	1,636
Total current	11,886	23,936	26,962
Deferred:
Federal	7,881	(11,118)	(1,029)
State	766	(3,331)	(147)
Total deferred	8,647	(14,449)	(1,176)
Income tax expense	$20,533	$9,487	$25,786
Income tax (benefit) expense attributable to securities transactions	$(2,426)	$(15,306)	$18

A reconciliation of the significant differences between the federal statutory income tax rate and the Company’s effective income tax rate is as follows:

(in thousands)	2009	2008	2007

Computed federal taxes at statutory rate	$22,111	$13,159	$26,884
State income taxes, net of federal tax benefit	1,669	(671)	969
Tax effects of:
Tax-exempt interest income	(748)	(686)	(786)
Bank-owned life insurance	(1,195)	(1,026)	(867)
Tax reserve adjustment	(64)	(1,095)	-
Other items, net	(1,240)	(194)	(414)
Income tax expense	$20,533	$9,487	$25,786

Effective January 1, 2007, the Company adopted the required accounting guidance related to uncertain income tax positions.  The cumulative effect of adopting this guidance was an increase in tax reserves and a decrease of $0.1 million to the January 1, 2007 retained earnings balance.  The entire amount of the Company’s unrecognized tax benefits if recognized, would favorably affect the Company’s effective tax rate.   The Company does not expect that the amounts of unrecognized tax positions will change significantly within the next 12 months.  A reconciliation of the beginning and ending balance of unrecognized tax benefits for the year ended December 31, 2009 is as follows:

(in thousands)

Balance at January 1, 2008	$1,516
Additions for current year tax positions	198
Additions for prior year tax positions	-
Decreases for prior year tax positions	(120)
Decreases for settlements with tax authorities	(1,403)
Decreases related to lapse of applicable statute of limitation	(191)
Balance at December 31, 2008	$-
Additions for current year tax positions	-
Additions for prior year tax positions	-
Decreases for prior year tax positions	-
Decreases for settlements with tax authorities	-
Decreases related to lapse of applicable statute of limitation	-
Balance at December 31, 2009	$-

Interest and penalties on income tax uncertainties are included in income tax expense.  During 2009, 2008, and 2007, the provision related to interest and penalties was $0.3 million, $0.4 million, and $0.4 million, respectively.  The balance of accrued interest and penalties at December 31, 2009 and 2008 was $0.4 million and $0.5 million, respectively.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2006 through 2008. The Company and its subsidiaries state income tax returns are open to audit under the statute of limitations for the year ended December 31, 2007 and December 31, 2008.  A tax examination by the State of West Virginia for the years 2004 through 2006 was completed during the third quarter of 2008.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Fourteen
Employee Benefit Plans

During 2003, shareholders approved the City Holding Company 2003 Incentive Plan (“the Plan”), replacing the Company’s 1993 Stock Incentive Plan that expired on March 8, 2003. Employees, directors, and individuals who provide service to the Company (collectively “Plan Participants”) are eligible to participate in the Plan. Pursuant to the terms of the Plan, the Compensation Committee of the Board of Directors, or its delegate, may, from time-to-time, grant stock options, stock appreciation rights (“SARs”), or stock awards to Plan Participants. A maximum of 1,000,000 shares of the Company’s common stock may be issued upon the exercise of stock options and SARs and stock awards, but no more than 350,000 shares of common stock may be issued as stock awards. These limitations may be adjusted in the event of a change in the number of outstanding shares of common stock by reason of a stock dividend, stock split, or other similar event. Specific terms of options and SARs awarded, including vesting periods, exercise prices (stock price date of grant), and expiration dates are determined at the date of grant and are evidenced by agreements between the Company and the awardee. The exercise price of the option grants equals the market price of the Company’s stock on the date of grant. All incentive stock options and SARs will be exercisable up to ten years from the date granted and all options and SARs are exercisable for the period specified in the individual agreement. As of December 31, 2009, 347,750 stock options had been awarded pursuant to the terms of the Plan and 101,775 stock awards had been granted.

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

A summary of the Company’s stock option activity and related information is presented below for the years ended December 31:

	2009		2008		2007
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price
Outstanding at January 1	270,455	$33.96	305,909	$32.05	271,709	$30.51
Granted	17,500	27.98	31,000	34.28	47,500	39.34
Exercised	(1,350)	21.99	(66,454)	25.11	(7,300)	21.17
Forfeited	(6,000)	37.90	-	-	(6,000)	35.20
Outstanding at December 31	280,605	$33.56	270,455	$33.96	305,909	$32.05
Exercisable at end of year	169,230	32.61	157,205	32.72	203,784	30.31
Nonvested at beginning of year	113,250	$35.68	102,125	$35.40	71,125	$32.21
Granted during year	17,500	27.98	31,000	34.28	47,500	39.34
Vested during year	(17,875)	31.91	(19,875)	32.07	(13,500)	32.64
Forfeited during year	(1,500)	40.88	-	-	(3,000)	35.22
Nonvested at end of year	111,375	$35.01	113,250	$35.68	102,125	$35.40

Additional information regarding stock options outstanding and exercisable at December 31, 2009, is provided in the following table:

			Weighted-			Weighted-	Weighted-
			Average			Average	Average
		Weighted-	Remaining		No. of	Exercise Price	Remaining
Ranges of	No. of	Average	Contractual		Options	of Options	Contractual
Exercise	Options	Exercise	Life	Intrinsic	Currently	Currently	Life	Intrinsic
Prices	Outstanding	Price	(Months)	Value	Exercisable	Exercisable	(Months)	Value

$13.30	1,300	$13.30	25	$25	1,300	$13.30	25	$25
$26.62 - $33.90	186,805	31.23	66	280	133,180	31.69	55	153
$35.36 - $40.88	92,500	38.56	82	-	34,750	36.85	72	-
	280,605			$305	169,230			$178

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Proceeds from stock option exercises were less than $0.1 million in 2009, $1.7 million in 2008, and $0.2 million in 2007. Shares issued in connection with stock option exercises are issued from available treasury shares. If no treasury shares are available, new shares are issued from available authorized shares. During 2009, 2008 and 2007, all shares issued in connection with stock option exercises and restricted stock awards were issued from available treasury stock.

The total intrinsic value of stock options exercised was less than $0.1 million in 2009, $1.1 million in 2008, and $0.1 million in 2007.

Stock-based compensation expense totaled $0.3 million in 2009, $0.2 million in 2008, and $0.3 million in 2007. The total income tax benefit recognized in the accompanying consolidated statements of income related to stock-based compensation was less than $0.1 million in 2009. Unrecognized stock-based compensation expense related to stock options totaled $0.6 million at December 31, 2009. At such date, the weighted-average period over which this unrecognized expense was expected to be recognized was 1.7 years.

The fair value for the options was estimated at the grant date using a Black-Scholes option-pricing model with the following weighted average assumptions:

	2009	2008	2007

Risk-free interest rate	2.52%	3.98%	4.38%
Expected dividend yield	4.86%	2.59%	3.15%
Volatility factor	0.463	0.498	0.391
Expected life of option	8 years	8 years	6 years

The Company records compensation expense with respect to restricted shares in an amount equal to the fair value of the common stock covered by each award on the date of grant. The restricted shares awarded become fully vested after various periods of continued employment from the respective dates of grant. The Company is entitled to an income tax deduction in an amount equal to the taxable income reported by the holders of the restricted shares when the restrictions are released and the shares are issued. Compensation is being charged to expense over the respective vesting periods.

Restricted shares are forfeited if officers and employees terminate prior to the lapsing of restrictions. The Company records forfeitures of restricted stock as treasury share repurchases and any compensation cost previously recognized is reversed in the period of forfeiture.  Recipients of restricted shares do not pay any cash consideration to the Company for the shares, have the right to vote all shares subject to such grant and receive all dividends with respect to such shares, whether or not the shares have vested.  The Company recognized $0.4 million and $0.3 million of compensation expense for the years ended December 31, 2009 and December 31, 2008, respectively, within salaries and employee benefits in the Company’s Consolidated Statements of Income associated with the restricted stock awards issued.  Unrecognized stock-based compensation expense related to non-vested restricted shares was $2.1 million at December 31, 2009. At December 31, 2009, this unrecognized expense is expected to be recognized over 6.8 years based on the weighted average-life of the restricted shares.

A summary of the Company’s restricted shares activity and related information is presented below for the years ended December 31:

	2009		2008
	Restricted	Average Market Price	Restricted	Average Market Price
	Awards	At Grant	Awards	At Grant

Outstanding at January 1	36,175		31,818
Granted	59,100	$30.67	8,825	$39.00
Vested	(7,166)		(4,468)
Outstanding at December 31	88,109		36,175

Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options at the time of grant.

The Company provides retirement benefits to its employees through the City Holding Company 401(k) Plan and Trust (“the 401(k) Plan”), which is intended to be compliant with Employee Retirement Income Security Act (ERISA) section 404(c). Any employee who has attained age 21 is eligible to participate beginning the first day of the month following employment. Unless specifically chosen otherwise, every employee is automatically enrolled in the 401(k) Plan and may make before-tax contributions of between 1% and 15% of eligible pay up to the dollar limit imposed by Internal Revenue Service regulations. The first 6% of an employee’s contribution is matched 50% by the Company. The employer matching contribution is invested according to the investment elections chosen by the employee. Employees are 100% vested in both employee and employer contributions and the earnings generated by such contributions. As of December 31, 2009, there were 18 investment options, including City Holding Company common stock, available under the 401(k) Plan.

The Company’s total expense associated with the retirement benefit plan approximated $609,000, $597,000, and $592,000, in 2009, 2008, and 2007, respectively. The total number of shares of the Company’s common stock held by the 401(k) Plan as of December 31, 2009 and 2008 is 313,263 and 293,302, respectively. Other than the 401(k) Plan, the Company offers no postretirement benefits.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The Company also maintains a defined benefit pension plan (“the Defined Benefit Plan”) that covers approximately 300 current and former employees. The Defined Benefit Plan was frozen in 1999 subsequent to the Company’s acquisition of the plan sponsor. The Defined Benefit Plan maintains a December 31 year-end for purposes of computing its benefit obligations.

Primarily as a result of the interest rate environment over the past two years, the benefit obligation exceeded the estimated fair value of plan assets as of December 31, 2009 and December 31, 2008. The Company has recorded a pension liability of $2.4 million and $4.0 million as of December 31, 2009 and 2008, respectively, included in Other Liabilities within the Consolidated Balance Sheets, and a $3.7 million and $4.3 million, net of tax, underfunded pension liability in Accumulated Other Comprehensive Income within Shareholders’ Equity at December 31, 2009 and 2008, respectively. The following table summarizes activity within the Defined Benefit Plan in 2009 and 2008:

	Pension Benefits
(in thousands)	2009	2008

Change in fair value of plan assets:
Fair value at beginning of measurement period	$7,195	$10,806
Actual gain (loss) on plan assets	1,775	(2,994)
Contributions	879	149
Benefits paid	(694)	(766)
Fair value at end of measurement period	9,155	7,195

Change in benefit obligation:
Benefit obligation at beginning of measurement period	(11,181)	(11,017)
Interest cost	(678)	(772)
Actuarial loss	(440)	(158)
Benefits paid	694	766
Benefit obligation at end of measurement period	(11,605)	(11,181)
Funded status	(2,450)	(3,986)

Unrecognized net actuarial gain	6,149	7,007
Other comprehensive loss	(6,149)	(7,007)
Accrued Benefit Cost	$(2,450)	$(3,986)

Weighted-average assumptions as of December 31:
Discount rate	6.00%	6.25%
Expected return on plan assets	8.00%	8.50%

The following table presents the components of the net defined benefit pension benefit:

	Pension Benefits
(in thousands)	2009	2008	2007

Components of net periodic benefit:
Interest cost	$678	$662	$657
Expected return on plan assets	(797)	(857)	(741)
Net amortization and deferral	319	245	320
Net Periodic Pension Cost	$200	$50	$236

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

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The expected long-term rate of return for the plan’s assets is based on the expected return of each of the categories, weighted based on the median of the target allocation for each class, noted in the table below. The allowable, target, and current allocation percentages of plan assets are as follows:

	Target Allocation 2009	Allowable Allocation Range	Percentage of Plan Assets at December 31
			2009	2008

Equity securities	70-75%	40-80%	63%	64%
Debt securities	20-25%	20-40%	32%	30%
Other	0-5%	3-10%	5%	6%
Total			100%	100%

The major categories of assets in the Company’s Defined Benefit Plan as of year-end are presented in the following table.  Assets are segregated by the level of the valuation inputs within the fair value hierarchy established by ASC Topic 820 utilized to measure fair value (See Note Nineteen – Fair Values of Financial Instruments).

(in thousands)	Total	Level 1	Level 2	Level 3
2009
Cash and cash equivalents	$389	$389	$-	$-
Mutual funds	2,115	971	1,144	-
Common stocks	4,805	4,431	374	-
Mortgage-backed securities	1,303	-	1,303	-
Government and GSE bonds	542	-	542	-
Total	9,154	5,791	3,363	-

2008
Cash and cash equivalents	$430	$430	$-	$-
Mutual funds	1,993	877	1,116	-
Common stocks	3,040	2,754	286	-
Mortgage-backed securities	1,373	-	1,373	-
Government and GSE bonds	359	-	359	-
Total	7,195	4,061	3,134	-

Mutual funds include large value and fixed income funds.  Common stocks include investments in small to mid cap funds and large cap funds primarily located inside of the United States.  Common stocks also include funds invested in commercial real estate as well as international value funds.  Government and GSE bonds include U.S. Treasury notes with varying maturity dates.

The Company anticipates making a contribution to the plan of $0.2 million for the year ending December 31, 2010.  The following table summarizes the expected benefits to be paid in each of the next five years and in the aggregate for the five years thereafter:

Plan Year Ending December 31	Expected Benefits to be Paid
(in thousands)

2010	$745
2011	749
2012	751
2013	766
2014	777
2015 through 2019	4,184

In addition, the Company and its subsidiary participate in the Pentegra multi-employer pension plan (the “multi-employer plan”).  This non-contributory defined benefit plan covers current and former employees of Classic Bancshares (acquired by the Company during 2005). The multi-employer plan has a June 30 year-end, and it is the policy of the Company to fund the normal cost of the multiemployer plan.  No contributions were required for the year ended December 31, 2009.  The benefits of the multi-employer plan were frozen prior to the acquisition of Classic Bancshares in 2005, and it is the intention of the Company to fund benefit amounts when assets of the plan are sufficient.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The Company has entered into employment contracts with certain of its current and former executive officers. The employment contracts provide for, among other things, the payment of severance compensation in the event an executive officer either voluntarily or involuntarily terminates his employment with the Company for other than “Just Cause.” The cost of these benefits was accrued over the five-year service period for each executive and is included in Other Liabilities within the Consolidated Balance Sheets. The liability was $2.0 million and $2.0 million at December 31, 2009 and 2008, respectively. No charge to operations was incurred for the years ended December 31, 2009 and December 31, 2008.

Certain entities previously acquired by the Company had entered into individual deferred compensation and supplemental retirement agreements with certain current and former directors and officers. The Company has assumed the liabilities associated with these agreements, the cost of which is being accrued over the period of active service from the date of the respective agreement. The cost of such agreements approximated $0.2 million, $0.2 million, and $0.2 million, during 2009, 2008, and 2007, respectively. The liability for such agreements approximated $4.4 million and $4.5 million at December 31, 2009 and December 31, 2008, respectively and is included in Other Liabilities in the accompanying Consolidated Balance Sheets.

To assist in funding the above liabilities, the acquired entities had insured the lives of certain current and former directors and officers. The Company is the current owner and beneficiary of insurance policies with a cash surrender value approximating $7.0 million and $7.2 million at December 31, 2009 and 2008, respectively, which is included in Other Assets in the accompanying Consolidated Balance Sheets.

Note Fifteen
Related Party Transactions

City National has granted loans to certain non-executive officers and directors of the Company and its subsidiaries, and to their associates totaling $41.2 million at December 31, 2009 and $26.1 million at December 31, 2008. The loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with third-party lending arrangements.  During 2009, total principal additions were $29.6 million and total principal reductions were $14.5 million.

Related party deposits of executive officers and directors of the Company and its subsidiaries, and their associates totaled $11.1 million and $17.3 million at December 31, 2009 and 2008, respectively.

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

(in thousands)	2009	2008

Commitments to extend credit:
Home equity lines	$132,757	$129,794
Commercial real estate	33,191	34,025
Other commitments	177,759	173,522
Standby letters of credit	18,092	18,388
Commercial letters of credit	30	159

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

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Seventeen
Preferred Stock and Shareholder Rights Plan

The Company’s Board of Directors has the authority to issue preferred stock, and to fix the designation, preferences, rights, dividends, and all other attributes of such preferred stock, without any vote or action by the shareholders. As of December 31, 2009, no such shares are outstanding, nor are any expected to be issued, except as might occur pursuant to the Stock Rights Plan discussed below.

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

Note Eighteen
Regulatory Requirements and Capital Ratios

The principal source of income and cash for City Holding (the “Parent Company”) is dividends from City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. Approval is also required if dividends declared would cause City National’s regulatory capital to fall below specified minimum levels.  During 2008 and 2009 combined, City National received regulatory approval and paid $74.9 million in cash dividends to the Parent Company, while generating net profits of $70.6 million. Therefore, City National will be required to obtain regulatory approval prior to declaring any cash dividends to the Parent Company throughout 2010. Although regulatory authorities have approved prior cash dividends, there can be no assurance that future dividend requests will be approved.

During 2009, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders, (2) remit interest payments on the Company’s junior subordinated debentures, and (3) fund repurchases of the Company’s common shares. As of December 31, 2009, the Parent Company reported a cash balance of approximately $16.1 million.  Management believes that the Parent Company’s available cash balance, together with cash dividends from City National, is adequate to satisfy its funding and cash needs in 2010.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and City National to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 2009, that the Company and City National met all capital adequacy requirements to which they were subject.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

As of December 31, 2009, the most recent notifications from banking regulatory agencies categorized the Company and City National as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since these notifications that management believes have changed the institutions’ categories. The Company’s and City National’s actual capital amounts and ratios are presented in the following table.

					Well
	2009		2008		Capitalized	Minimum
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Ratio	Ratio

Total Capital (to Risk-Weighted Assets):
Consolidated	$261,255	14.5%	$231,106	13.5%	10.0%	8.0%
City National	211,556	12.2	190,296	11.5	10.0	8.0

Tier I Capital (to Risk-Weighted Assets):
Consolidated	279,941	13.6	253,359	12.3	6.0	4.0
City National	230,234	11.2	212,549	10.3	6.0	4.0

Tier I Capital (to Average Assets):
Consolidated	279,941	10.2	253,359	9.5	5.0	4.0
City National	230,234	8.3	212,549	8.0	5.0	4.0

Note Nineteen
Fair Values of Financial Instruments

Effective January 1, 2008, the Company adopted FASB ASC Topic 820 “Fair Value Measurements and Disclosures”, which defines fair value, establishes a framework for measuring fair value under accounting principles generally accepted in the United States, and enhances disclosures about fair value measurements.

ASC Topic 820 defines fair value as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

ASC Topic 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy established by ASC Topic 820 is as follows:

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

The Company bases fair value of assets and liabilities on quoted market prices, quoted market prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data. If such information is not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Furthermore, the reported fair value amounts have not been comprehensively revalued since the presentation dates, and therefore, estimates of fair value after the balance sheet date may differ significantly from the amounts presented herein. A more detailed description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

Securities Available for Sale.  Securities available for sale are reported at fair value utilizing Level 1, Level 2, and Level 3 inputs.  The fair value of securities available for sale is determined by obtaining quoted prices on nationally recognized securities exchanges (other than forced or distressed transactions) that occur in sufficient volume or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.  If such measurements are unavailable, the security is classified as Level 3.  Significant judgment is required to make this determination.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The Company has determined that its pooled trust preferred securities should be valued using Level 3 inputs in accordance with FASB ASC Topic 820, Fair Value Measurements and Disclosures and guidance issued by the SEC. The Company has determined that there are few observable transactions and market quotations available for pooled trust preferred securities and they are not reliable for purposes of determining fair value at December 31, 2009.   As such, the Company evaluates currently available information in estimating the future cash flows of these securities and determines whether there have been favorable or adverse changes in estimated cash flows from the cash flows previously projected. The Company considers the structure and term of the respective pools and the financial condition of each issuer bank individually within each respective pool. Specifically, the evaluation incorporates factors such as collateral position, interest rates and appropriate risk premiums, the timing and amount of interest and principal payments and the allocation of payments to the various tranches. Current estimates of cash flows are based on the most recent trustee reports, announcements of deferrals or defaults, and assumptions regarding expected future default rates, and other relevant information.  The Company’s estimates of cash flows do not assume any prepayments or recoveries.  At such time as there are observable transactions or quoted prices that are associated with an orderly and active market for pooled trust preferred securities, the Company will incorporate such market values in its estimate of fair values for these securities.

Derivatives.  Derivatives are reported at fair value utilizing Level 2 inputs.  The Company obtains dealer quotations to value its customer interest rate swaps.

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

Impaired Loans.  Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with ACS Topic 310, “Receivables.” The fair value of impaired loans is estimated using one of several methods, including collateral value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2009 and 2008, substantially all of the impaired loans were evaluated based on the fair value of the collateral. In accordance with ASC Topic 820, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

The following table presents assets and liabilities measured at fair value on a recurring basis at December 31, 2009 and 2008:

(in thousands)	Total	Level 1	Level 2	Level 3
2009
Assets:
Obligations of states and political subdivisions	$52,735	$-	$52,735	$-
Mortgage-backed securities:
U.S. Government agencies	302,794	-	302,794	-
Private label	11,988	-	11,988	-
Trust preferred securities	63,735	-	59,730	4,005
Corporate securities	19,488	-	19,488	-
Marketable equity securities	5,094	5,094	-	-
Investment funds	16,908	16,908	-	-
Derivative assets	19	-	19	-
Previously securitized loans	1,713	-	-	1,713
Derivative liabilities	19	-	19	-

2008
Assets:
Obligations of states and political subdivisions	$41,421	$-	$41,421	$-
Mortgage-backed securities:
U.S. Government agencies	272,805	-	272,805	-
Private label	15,528	-	15,528	-
Trust preferred securities	57,982	-	50,463	7,519
Corporate securities	22,028	-	22,028	-
Marketable equity securities	5,965	5,490	475	-
Investment funds	1,824	1,824	-	-
Derivative assets	2,066	-	2,066	-
Previously securitized loans	4,222	-	-	4,222
Derivative liabilities	2,066	-	2,066	-

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis for Level 3 assets for the year ended December 31, 2009 and 2008.

(in thousands)	Previously Securitized Loans	Investment Securities Available for Sale

Balance, December 31, 2007	$6,892	$-
Principal receipts and recoveries (net)	(2,670)	-
Transfers into Level 3	-	7,519
Balance, December 31, 2008	$4,222	$7,519
Principal receipts and recoveries (net)	(3,836)	-
Accretion	1,327	-
Total gains/or losses (realized and unrealized) :
Impairment losses on investment securities	-	(3,838)
Included in other comprehensive income	-	324
Transfers into Level 3	-	-
Balance, December 31, 2009	$1,713	$4,005

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with accounting principles generally accepted in the United States.  These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period.  At December 31, 2009 and 2008, the Company has $19.5 million and $23.9 million, respectively of impaired loans that are measured at fair value on a nonrecurring basis.  These assets are considered to be measured at Level 2 in the fair value measurement hierarchy.

The Company adopted ASC Topic 820 for non-financial assets and non-financial liabilities effective January 1, 2009.

Long-lived assets held for sale.  Long-lived assets held for sale include real estate owned.  The fair value of real estate owned is based on independent full appraisals and real estate broker’s price opinions, less estimated selling costs.   Certain properties require assumptions that are not observable in an active market in the determination of fair value.  Assets that are acquired through foreclosure, repossession or return are initially recorded at the lower of the loan or lease carrying amount or fair value less estimated selling costs at the time of transfer to real estate owned.  At December 31, 2009 and 2008, the Company has $19.5 million and $23.9 million, respectively of long-lived assets held for sale that are measured at fair value on a nonrecurring basis.  These assets are considered to be measured at Level 2 in the fair value measurement hierarchy.  The Company wrote down approximately $0.4 million and $0.1 million of long-lived assets held for sale to their fair value during the year ended December 31, 2009 and 2008, respectively.

FASB ASC Topic 825 “Financial Instruments” as amended, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. ASC Topic 825 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following table represents the estimates of fair value of financial instruments:

	Fair Value of Financial Instruments
	2009		2008
	Carrying	Fair	Carrying	Fair
(in thousands)	Amount	Value	Amount	Value

Assets:
Cash and cash equivalents	$62,635	$62,635	$59,629	$59,629
Securities available-for-sale	485,767	485,767	430,590	430,590
Securities held-to-maturity	28,164	25,020	29,067	23,748
Net loans	1,773,767	1,857,566	1,790,090	1,842,888
Liabilities:
Deposits	2,163,722	2,050,830	2,041,130	2,065,947
Short-term borrowings	118,329	118,401	194,463	194,544
Long-term debt	16,959	16,986	19,047	19,242

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

Note Twenty
City Holding Company (Parent Company Only) Financial Information

Condensed Balance Sheets

	December 31
(in thousands)	2009	2008

Assets
Cash	$16,084	$1,411
Securities available-for-sale	5,094	5,489
Investment in subsidiaries	303,336	294,764
Deferred tax asset	3,123	2,071
Fixed assets	14	18
Other assets	2,027	2,500
Total Assets	$329,678	$306,253

Liabilities
Junior subordinated debentures	$16,495	$16,495
Dividends payable	5,400	5,423
Accrued interest payable	27	39
Other liabilities	21	-
Total Liabilities	21,943	21,957

Shareholders’ Equity	307,735	284,296
Total Liabilities and Shareholders’ Equity	$329,678	$306,253

Junior subordinated debentures represent the Parent Company’s amounts owed to City Holding Capital Trust III.

Condensed Statements of Income

	Year Ended December 31
(in thousands)	2009	2008	2007

Income
Dividends from subsidiaries	$39,500	$40,900	$51,200
Other income	262	286	297
	39,762	41,186	51,497
Expenses
Interest expense	757	1,170	1,472
Investment securities losses	1,720	1,954	2
Loss on early extinguishment of debt	-	1,208	-
Other expenses	571	413	563
	3,048	4,745	2,037
Income Before Income Tax Benefit and Equity in Undistributed Net Income (Excess Dividends) of Subsidiaries	36,714	36,441	49,460
Income tax benefit	(1,172)	(1,930)	(890)
Income Before Equity in Undistributed Net Income (Excess Dividends) of Subsidiaries	37,886	38,371	50,350
Equity in undistributed net income (excess dividends) of subsidiaries	4,759	(10,262)	676
Net Income	$42,645	$28,109	$51,026

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries
Condensed Statements of Cash Flows

	Year Ended December 31
(in thousands)	2009	2008	2007
Operating Activities
Net income	$42,645	$28,109	$51,026
Adjustments to reconcile net income to net cash provided by operating activities:
Realized investment securities losses	1,720	1,954	2
Amortization and accretion	19	17	12
Provision for depreciation	4	22	35
(Increase) in other assets	(161)	(463)	(1,511)
Increase (decrease) in other liabilities	573	(463)	(739)
(Equity in undistributed net income) excess dividends of subsidiaries	(4,759)	10,263	(676)
Net Cash Provided by Operating Activities	40,041	39,439	48,149

Investing Activities
Purchases of available for sale securities	(2,753)	(5,312)	(2,555)
Proceeds from sales of available for sale securities	317	186	718
Investment in subsidiaries	2,600	(11,687)	(11,030)
Net Cash Provided by (Used in) Investing Activities	164	(16,813)	(12,867)

Financing Activities
Proceeds from long-term debt	-	16,495	-
Redemption of junior subordinated debentures	-	(16,836)	-
Dividends paid	(21,675)	(21,483)	(20,601)
Purchases of treasury stock	(3,886)	(10,974)	(48,232)
Exercise of stock options	29	1,669	154
Excess tax benefits from stock-based compensation arrangements	-	266	3
Net Cash Used in Financing Activities	(25,532)	(30,863)	(68,676)
Increase (Decrease) in Cash and Cash Equivalents	14,673	(8,237)	(33,394)
Cash and cash equivalents at beginning of year	1,411	9,648	43,042
Cash and Cash Equivalents at End of Year	$16,084	$1,411	$9,648

Note Twenty-One
Summarized Quarterly Financial Information (Unaudited)

A summary of selected quarterly financial information for 2009 and 2008 follows:

	First	Second	Third	Fourth
(in thousands, except per share data)	Quarter	Quarter	Quarter	Quarter

2009
Interest income	$34,534	$32,964	$32,651	$31,887
Taxable equivalent adjustment	220	219	236	234
Interest income (FTE)	34,754	33,183	32,887	32,121
Interest expense	9,780	9,526	8,995	8,302
Net interest income	24,974	23,657	23,892	23,819
Provision for loan losses	1,650	2,150	1,675	1,575
Investment securities (losses)	(2,075)	(332)	(2,320)	(1,437)
Noninterest income	14,508	14,619	14,660	14,360
Noninterest expense	18,834	20,336	18,802	19,216
Income before income tax expense	16,923	15,458	15,755	15,951
Income tax expense	5,779	5,093	5,022	4,639
Taxable equivalent adjustment	220	219	236	234
Net income	$10,924	$10,146	$10,497	$11,078

Basic earnings per common share	$0.69	$0.64	$0.66	$0.70
Diluted earnings per common share	0.69	0.64	0.66	0.70
Average common shares outstanding:
Basic	15,921	15,908	15,893	15,838
Diluted	15,933	15,949	15,952	15,897

2008
Interest income	$37,520	$36,968	$36,522	$36,663
Taxable equivalent adjustment	214	204	200	200
Interest income (FTE)	37,734	37,172	36,722	36,863
Interest expense	13,601	11,494	10,241	10,582
Net interest income	24,133	25,678	26,481	26,281
Provision for loan losses	1,883	850	2,350	5,340
Investment securities gains (losses)	2	-	(27,467)	(10,800)
Noninterest income	17,316	14,195	14,709	13,981
Noninterest expense	19,899	18,761	19,246	17,766
Income (loss) before income tax expense	19,669	20,262	(7,873)	6,356
Income tax expense (benefit)	6,417	6,679	(5,516)	1,907
Taxable equivalent adjustment	214	204	200	200
Net income (loss)	$13,038	$13,379	$(2,557)	$4,249

Basic earnings (loss) per common share	$0.81	$0.83	$(0.16)	$0.26
Diluted earnings (loss) per common share	0.80	0.83	(0.16)	0.26
Average common shares outstanding:
Basic	16,147	16,103	16,142	16,078
Diluted	16,205	16,167	16,195	16,100

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The Company has revised certain amounts in its consolidated balance sheet and consolidated statements of changes in shareholders’ equity for the quarterly periods ended March 31, 2009, June 30, 2009, and September 30, 2009 to correct an inadvertent clerical error that improperly reported incorrect amounts for the fair value of certain pooled trust preferred securities.  This revision does not impact the consolidated statements of income or the consolidated statements of cash flows for any period presented.  We have assessed the materiality of this error in accordance with Staff Accounting Bulletin (SAB) No. 108 and determined that the error was immaterial to previously reported amounts contained in our periodic reports.  The effects of recording these immaterial corrections in our consolidated financial statements at March 31, 2009, June 30, 2009, and September 30, 2009 are presented below (in thousands):

	March 31, 2009
	As Reported	As Revised
Investment securities available-for-sale, at fair value	$459,014	$463,912
Total investment securities	488,063	492,961
Net deferred tax assets	50,297	48,338
Total Assets	2,584,193	2,587,132
Total comprehensive income	7,450	10,389
Total Accumulated Other Comprehensive Loss	(14,073)	(11,134)
Total Shareholders’ Equity	281,505	284,444

	June 30, 2009
	As Reported	As Revised
Investment securities available-for-sale, at fair value	$502,286	$506,956
Total investment securities	531,315	536,985
Net deferred tax assets	45,694	43,426
Total Assets	2,626,317	2,629,719
Total comprehensive income – QTD	22,454	25,856
Total comprehensive income – YTD	15,004	18,406
Total Accumulated Otheromprehensive Loss	(9,215)	(5,813)
Total Shareholders’ Equity	291,182	294,584

	September 30, 2009
	As Reported	As Revised
Investment securities available-for-sale, at fair value	$473,785	$477,987
Total investment securities	502,464	506,666
Net deferred tax assets	36,672	34,991
Total Assets	2,596,236	2,598,757
Total comprehensive income – QTD	17,386	19,907
Total comprehensive income – YTD	39,840	42,361
Total Accumulated Other Comprehensive Loss	(2,326)	195
Total Shareholders’ Equity	301,452	303,973

Note Twenty-Two
Earnings per Share

The following table sets forth the computation of basic and diluted earnings per share:

(in thousands, except per share data)	2009	2008	2007

Net income available to common shareholders	$42,645	$28,109	$51,026

Average shares outstanding	15,877	16,118	16,877
Effect of dilutive securities:
Employee stock options	55	49	58
Shares for diluted earnings per share	15,932	16,167	16,935

Basic earnings per share	$2.69	$1.74	$3.02
Diluted earnings per share	$2.68	$1.74	$3.01

Options to purchase 199,418, 97,500 and 88,750 shares of common stock at exercise prices between $31.32 and $40.88, $36.48 and $40.88 and $36.48 and 39.34 per share were outstanding during 2009, 2008 and 2007, respectively, but were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price of the common shares and therefore, the effect would be antidilutive.