Form 10-K, Exhibit 13
period 2010-12-31
CITY HOLDING CO
filed 2011-03-08
CIK 726854

Exhibit 13
Selected Financial Data

 Table One
Five-Year Financial Summary
(in thousands, except per share data)
	2010	2009	2008	2007	2006
Summary of Operations
Total interest income	$121,916	$132,036	$147,673	$157,315	$156,123
Total interest expense	27,628	36,603	45,918	60,276	53,724
Net interest income	94,288	95,433	101,755	97,039	102,399
Provision for loan losses	7,093	6,994	10,515	5,327	3,642
Total other income	48,939	51,983	21,936	56,136	54,203
Total other expenses	78,721	77,244	75,580	71,036	71,444
Income before income taxes	57,413	63,178	37,596	76,812	81,516
Income tax expense	18,453	20,533	9,487	25,786	28,329
Net income available to common shareholders	38,960	42,645	28,109	51,026	53,187

Per Share Data
Net income basic	$2.48	$2.69	$1.74	$3.02	$3.00
Net income diluted	2.47	2.68	1.74	3.01	2.99
Cash dividends declared	1.36	1.36	1.36	1.24	1.12
Book value per share	20.31	19.45	17.90	18.21	17.52

Selected Average Balances
Total loans	$1,820,588	$1,797,115	$1,743,846	$1,717,756	$1,649,864
Securities	507,915	501,475	458,446	512,061	581,747
Interest-earning assets	2,348,258	2,304,053	2,210,236	2,257,447	2,268,173
Deposits	2,190,324	2,136,949	2,015,075	1,996,104	1,960,657
Long-term debt	16,876	18,286	21,506	24,476	85,893
Shareholders’ equity	316,030	294,583	303,189	301,639	296,966
Total assets	2,654,497	2,608,750	2,502,411	2,511,992	2,517,061

Selected Year-End Balances
Net loans	$1,846,776	$1,773,893	$1,790,180	$1,749,622	$1,662,223
Securities	453,585	513,931	459,657	417,016	519,898
Interest-earning assets	2,334,921	2,309,884	2,276,119	2,193,829	2,249,801
Deposits	2,171,375	2,163,722	2,041,130	1,990,081	1,985,217
Long-term debt	16,495	16,959	19,047	4,973	48,069
Shareholders’ equity	314,861	308,902	285,463	295,161	306,474
Total assets	2,637,295	2,622,620	2,586,403	2,482,949	2,507,966

Performance Ratios
Return on average assets	1.47%	1.63%	1.12%	2.03%	2.11%
Return on average equity	12.33	14.48	9.27	16.92	17.91
Return on average tangible equity	15.02	17.95	11.44	20.99	22.37
Net interest margin	4.06	4.18	4.64	4.34	4.56
Efficiency ratio	52.93	49.99	46.27	45.93	44.59
Dividend payout ratio	54.84	50.56	78.16	41.06	37.33

Asset Quality
Net charge-offs to average loans	0.41%	0.59%	0.33%	0.18%	0.23%
Provision for loan losses to average loans	0.39	0.39	0.60	0.31	0.23
Allowance for loan losses to nonperforming loans	156.39	132.02	85.72	103.40	380.96
Allowance for loan losses to total loans	0.98	1.03	1.22	0.98	0.91

Consolidated Capital Ratios
Total	14.81%	14.44%	13.46%	15.11%	16.19%
Tier I Risk-based	13.88	13.46	12.27	14.12	15.30
Tier I Leverage	10.54	10.10	9.47	10.31	10.79
Average equity to average assets	11.91	11.29	12.12	12.01	11.80
Average tangible equity to average tangible assets	9.98	9.31	10.05	9.91	9.67

Full-time equivalent employees	805	809	827	811	779

Two-Year Summary of
Common Stock Prices and Dividends

	Cash
	Dividends	Market Value
	Per Share*	Low	High
2010
Fourth Quarter	$0.34	$30.37	$38.03
Third Quarter	0.34	26.87	31.15
Second Quarter	0.34	27.88	37.28
First Quarter	0.34	30.37	34.92

2009
Fourth Quarter	$0.34	$28.96	$33.29
Third Quarter	0.34	28.65	34.34
Second Quarter	0.34	27.02	33.78
First Quarter	0.34	20.88	33.41

*As more fully discussed under the caption Liquidity in Management’s Discussion and Analysis and in Note Eighteen of Notes to Consolidated Financial Statements, the Company’s ability to pay dividends to its shareholders is dependent upon the ability of City National to pay dividends to City Holding (“Parent Company”).

The Company’s common stock trades on the NASDAQ stock market under the symbol CHCO. This table sets forth the cash dividends paid per share and information regarding the market prices per share of the Company’s common stock for the periods indicated. The price ranges are based on transactions as reported on the NASDAQ stock market. At December 31, 2010, there were 2,869 shareholders of record.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

City Holding Company

City Holding Company (the “Company”), a West Virginia corporation headquartered in Charleston, West Virginia, is a financial holding company and a bank holding company that provides diversified financial products and services to consumers and local businesses. Through its network of 68 banking offices in West Virginia (57), Kentucky (8), and Ohio (3), the Company provides credit, deposit, trust and investment management, and insurance products and services to its customers. In addition to its branch network, the Company’s delivery channels include ATMs, check cards, interactive voice response systems, and internet technology. The Company’s business activities are currently limited to one reportable business segment, which is community banking. The Company has approximately 7% of the deposit market in West Virginia and is the third largest bank headquartered in West Virginia based on deposit share. In the Company’s key markets, the Company’s primary subsidiary, City National Bank of West Virginia (“City National”), generally ranks in the top three relative to deposit market share and the top two relative to branch share.

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Page 9 of this Annual Report to Shareholders provides management’s analysis of the Company’s income taxes.  The Company is subject to federal and state income taxes in the jurisdictions in which it conducts business.  In computing the provision for income taxes, management must make judgments regarding interpretation of laws in those jurisdictions.  Because the application of tax laws and regulations for many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determinations by taxing authorities.  On a quarterly basis, the Company estimates its annual effective tax rate for the year and uses that rate to provide for income taxes on a year-to-date basis.  The amount of unrecognized tax benefits could change over the next twelve months as a result of various factors.  However, management cannot currently estimate the range of possible change.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2008 through 2010. The Company and its subsidiary’s state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2007 through 2010.  A tax examination by the State of West Virginia for the years 2004 through 2006 was completed during the third quarter of 2008.  The final results of this examination decreased income tax expense by $1.1 million for the year ending December 31, 2008.

On a quarterly basis, the Company performs a review of investment securities to determine if any unrealized losses are other-than-temporarily impaired.  Management considers the following, amongst other things, in its determination of the nature of the unrealized losses, (i) the length of time and the extent to which the fair value has been less than cost; (ii) the financial condition, capital strength, and near–term (12 months) prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may affect the future earnings potential; (iii) the historical volatility in the market value of the investment and/or the liquidity or illiquidity of the investment; (iv) adverse conditions specifically related to the security, an industry, or a geographic area; or (v) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  The Company continues to actively monitor the fair values of these investments along with the financial strength of the issuers behind these securities, as well as its entire investment portfolio.  Based on the market information available, the Company believes that the recent declines in fair value are temporary and that the Company does not have the intent to sell any of the securities classified as available for sale and believes it is more likely than not that the Company will not have to sell any such securities before a recovery of cost.  The Company cannot guarantee that such securities will recover and if additional information becomes available in the future to suggest that the losses are other-than-temporary, the Company may need to record additional impairment charges in future periods.

As a result of this review, the Company recognized $6.1 million of credit-related net investment impairment charges during 2010.  The charges deemed other than temporary were related to pooled bank trust preferreds with a remaining book value of $7.8 million, single issuer bank trust preferreds with a remaining book value of $1.2 million and community bank and bank holding company equity positions with remaining book value of $3.6 million at December 31, 2010.

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

At December 31, 2010, approximately 15.9% of total assets, or $419.3 million, consisted of financial instruments recorded at fair value. Of this total, approximately 99.4% or $416.8 million of these financial instruments used valuation methodologies involving observable market data, collectively Level 1 and Level 2 measurements, to determine fair value. Approximately 0.6% or $2.5 million of these financial instruments were valued using unobservable market information or Level 3 measurements. The financial instruments valued using unobservable market information were pooled trust preferred investment securities classified as available-for-sale. At December 31, 2010, less than $0.1 thousand of total liabilities were recorded at fair value using methodologies involving observable market data. The Company does not believe that any changes in the unobservable inputs used to value the financial instruments mentioned above would have a material impact on the Company’s results of operations, liquidity, or capital resources. See Note 19 for additional information regarding ASC Topic 820 and its impact on the Company’s financial statements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Financial Summary

The Company’s financial performance over the previous three years is summarized in the following table:

	2010	2009	2008

Net income (in thousands)	$38,960	$42,645	$28,109
Earnings per share, basic	$2.48	$2.69	$1.74
Earnings per share, diluted	$2.47	$2.68	$1.74
ROA*	1.47%	1.63%	1.12%
ROE*	12.33%	14.48%	9.27%
ROTE*	15.02%	17.95%	11.44%

*ROA (Return on Average Assets) is a measure of the effectiveness of asset utilization. ROE (Return on Average Equity) is a measure of the return on shareholders’ investment. ROTE (Return on Average Tangible Equity) is a measure of the return on shareholders’ equity less intangible assets.

The Company’s net income decreased $3.7 million from 2009 primarily as a result of a decline of $5.0 million in revenues from service charges.  This decrease is primarily attributable to the Company’s compliance with new federal rules under the Electronic Funds Transfer Act, also known as Regulation E.  Noninterest expenses increased $1.5 million from 2009 due to higher insurance and regulatory expenses.  These fluctuations were partially offset by lower net investment security losses of $1.5 million compared to 2009 (see Noninterest Income and Expense for more analysis of these fluctuations).

The Company’s tax equivalent net interest income decreased $1.0 million, or 1.1%, from $96.3 million in 2009 to $95.3 million in 2010.  This decline is due to a decrease of $5.2 million in interest income associated with the gain from the sale of interest rate floors in 2008 that is being recognized over the remaining lives of the various hedged loans.  This decline was partially offset by the decrease in interest expense exceeding the decrease in interest income from 2009 and additional interest income of $1.1 million from previously securitized loans recognized during 2010.  The Company’s reported net interest margin declined from 4.18% for the year ended December 31, 2009 to 4.06% for the year ended December 31, 2010 (see Net Interest Income).  The Company’s provision for loan losses decreased $0.1 million from $7.1 million in 2009 to $7.0 million in 2010 (see Allowance and Provision for Loan Losses).

Balance Sheet Analysis

Total loans increased $72.6 million, or 4.1%, from December 31, 2009, due to increases in commercial loans of $44.3 million (5.9%), home equity loans of $17.4 million (4.4%), and residential real estate loans of $14.7 million (2.5%).

Total investment securities decreased $60.3 million, or 11.7%, from $513.9 million at December 31, 2009, to $453.6 million at December 31, 2010.  The decrease in the securities portfolio in 2010 was related primarily to funding loan growth during 2010.

Total deposits increased $7.7 million, or 0.4%, from $2.16 billion at December 31, 2009 to $2.17 billion at December 31, 2010.  This growth was due to increases in interest bearing demand deposits of $29.4 million, savings deposits of $17.1 million, and noninterest bearing demand deposits of $9.5 million that were partially offset by a decrease in time deposits of $48.4 million.

Short-term debt balances decreased $5.6 million, or 4.7%, from December 31, 2009 to December 31, 2010.  This decrease was primarily attributable to a decrease in federal funds purchased and security repurchase agreements.  The Company is not dependent on security repurchase agreements which are subject to significant fluctuations for funding or liquidity.

Long-term debt balances remained flat with 2009’s balance.

Other liabilities increased $7.1 million, or 48.6%, from 2009 to 2010.  This increase was due to an increase in income taxes payable (see Income Taxes).

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Table Two
Average Balance Sheets and Net Interest Income
(in thousands)
	2010			2009			2008
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Loan portfolio (1):
Residential real estate	$598,484	$31,218	5.22%	$595,518	$33,559	5.64%	$607,851	$37,495	6.17%
Home equity (2)	405,539	21,263	5.24	392,077	23,909	6.10	364,325	26,266	7.21
Commercial, financial, and agriculture (3)	765,634	39,163	5.12	756,745	41,614	5.50	713,767	47,445	6.65
Loans to depository institutions	-	-	-	-	-	-	1,161	35	3.01
Installment loans to individuals	49,724	3,796	7.63	49,733	4,158	8.36	51,542	5,264	10.21
Previously securitized loans	1,207	4,016	332.73	3,042	3,902	128.27	5,200	5,622	108.12
Total loans	1,820,588	99,456	5.46	1,797,115	107,142	5.96	1,743,846	122,127	7.00
Securities:
Taxable	458,398	20,594	4.49	460,352	23,200	5.04	422,708	23,852	5.64
Tax-exempt (4)	49,517	2,826	5.71	41,123	2,588	6.30	35,738	2,344	6.56
Total securities	507,915	23,420	4.61	501,475	25,788	5.14	458,446	26,196	5.71
Deposits in depository institutions	5,249	-	-	5,340	11	0.21	7,944	171	2.15
Federal funds sold	14,506	29	-	123	-	-	-	-	-
Total interest-earning assets	2,348,258	122,905	5.23	2,304,053	132,941	5.77	2,210,236	148,494	6.72
Cash and due from banks	53,384			51,655			57,624
Premises and equipment	64,666			62,883			57,183
Other assets	207,454			211,465			195,820
Less: Allowance for loan losses	(19,265)			(21,306)			(18,452)
Total assets	$2,654,497			$2,608,750			$2,502,411

LIABILITIES
Interest-bearing demand deposits	$462,641	$1,242	0.27%	$428,342	$1,703	0.40%	$409,799	$2,576	0.63%
Savings deposits	389,385	1,016	0.26	373,476	1,746	0.47	359,754	3,640	1.01
Time deposits	983,310	24,350	2.48	1,006,146	31,781	3.16	921,971	35,691	3.87
Short-term borrowings	112,575	362	0.32	134,016	529	0.39	136,867	2,629	1.92
Long-term debt	16,876	658	3.90	18,286	844	4.62	21,506	1,383	6.43
Total interest-bearing liabilities	1,964,787	27,628	1.41	1,960,266	36,603	1.87	1,849,897	45,919	2.48
Noninterest-bearing demand deposits	354,988			328,985			323,551
Other liabilities	18,692			24,916			25,774
Shareholders’ equity	316,030			294,583			303,189
Total liabilities and shareholders’ equity	$2,654,497			$2,608,750			$2,502,411
Net interest income		$95,277			$96,338			$102,575
Net yield on earning assets			4.06%			4.18%			4.64%

(1)	For purposes of this table, loans on nonaccrual status have been included in average balances and loans fees, which are immaterial, have been included in interest income.
(2)	Interest income includes $2,494, $4,889 and $4,221 from interest rate floors for the years ended December 31, 2010, 2009, and 2008, respectively.
(3)	Interest income includes $1,999, $4,811 and $4,549 from interest rate floors for the years ended December 31, 2010, 2009 and 2008 respectively.
(4)	Computed on a fully federal tax-equivalent basis assuming a tax rate of approximately 35%.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Net Interest Income

2010 vs. 2009

The Company’s tax equivalent net interest income decreased $1.0 million, or 1.1%, from $96.3 million in 2009 to $95.3 million in 2010.  This decline is due to a decrease in interest income associated with the gain from the sale of interest rate floors.

During the third and fourth quarters of 2008, the Company sold $450 million of interest rate floors.  The gain from sales of these interest rate floors of $16.7 million is being recognized over the remaining lives of the various hedged loans – primarily prime-based commercial and home equity loans.  During the year ended December 31, 2010, the Company recognized $4.5 million of interest income compared to $9.7 million of interest income recognized during the year ended December 31, 2009 from the interest rate floors.

This decline was partially offset by the decrease in interest expense exceeding the decline in interest income from 2009 resulting in an increase in tax equivalent net income of approximately $3.1 million. In addition, the Company recognized $1.1 million of additional interest income related to three of the six pools of previously securitized loans that had a negative carrying value due to actual recoveries that exceeded estimates and discount accretion previously recognized.  As a result, the carrying value for these three pools is $0 and future cash receipts related to these three pools will be recognized as interest income as received.

The Company’s reported net interest margin decreased to 4.06% for the year ended December 31, 2010 as compared to 4.18% for the year ended December 31, 2009.

Average earning assets increased $44.2 million from 2009 to 2010 as increases attributable to federal funds sold, home equity loans, commercial loans, and investments.  Average federal funds sold increased $14.4 million, home equity loans increased $13.5 million, commercial loans increased $8.9 million, and investments increased $6.4 million.  Average liabilities increased $24.3 million from 2009 as increases in interest-bearing demand deposits ($34.3 million), non-interest bearing demand deposits ($26.0 million), and savings deposits ($15.9 million) were partially offset by decreases in time deposits ($22.8 million) and short-term borrowings ($21.4 million).

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Table Three
Rate/Volume Analysis of Changes in Interest Income and Expense
(in thousands)

	2010 vs. 2009			2009 vs. 2008
	Increase (Decrease)			Increase (Decrease)
	Due to Change In:			Due to Change In:
	Volume	Rate	Net	Volume	Rate	Net
Interest-Earning Assets
Loan portfolio:
Residential real estate	$167	$(2,508)	$(2,341)	$(761)	$(3,176)	$(3,937)
Home equity	821	(3,467)	(2,646)	2,001	(4,358)	(2,357)
Commercial, financial, and agriculture	489	(2,940)	(2,451)	2,857	(8,688)	(5,831)
Loans to depository institutions	-	-	-	(35)	-	(35)
Installment loans to individuals	(1)	(361)	(362)	(185)	(921)	(1,106)
Previously securitized loans	(2,354)	2,468	114	(2,333)	613	(1,720)
Total loans	(878)	(6,808)	(7,686)	1,544	(16,530)	(14,986)
Securities:
Taxable	(98)	(2,508)	(2,606)	2,124	(2,776)	(652)
Tax-exempt (1)	528	(290)	238	353	(108)	245
Total securities	430	(2,798)	(2,368)	2,477	(2,884)	(407)
Deposits in depository institutions	-	(11)	(11)	(56)	(104)	(160)
Federal funds sold	-	29	29	-	-	-
Total interest-earning assets	$(448)	$(9,588)	$(10,036)	$3,965	$(19,518)	$(15,553)

Interest-Bearing Liabilities
Interest-bearing demand deposits	$136	$(597)	$(461)	$117	$(990)	$(873)
Savings deposits	74	(804)	(730)	139	(2,033)	(1,894)
Time deposits	(721)	(6,710)	(7,431)	3,259	(7,169)	(3,910)
Short-term borrowings	(85)	(82)	(167)	(55)	(2,045)	(2,100)
Long-term debt	(65)	(121)	(186)	(207)	(332)	(539)
Total interest-bearing liabilities	$(661)	$(8,314)	$(8,975)	$3,253	$(12,569)	$(9,316)
Net interest income	$213	$(1,274)	$(1,061)	$712	$(6,949)	$(6,237)

(1)	Fully federal taxable equivalent using a tax rate of approximately 35%.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Noninterest Income and Expense

2010 vs. 2009

During 2010, the Company recorded $6.1 million of credit-related net investment impairment losses.  The charges deemed to be other-than-temporary were related to pooled bank trust preferreds ($1.8 million credit-related net impairment losses) with remaining book value of $7.8 million at December 31, 2010; single issuer bank trust preferreds ($0.7 million credit-related impairment losses) with a remaining book value of $1.2 million at December 31, 2010; and community bank and bank holding company equity positions ($3.6 million credit-related net impairment losses) with remaining book value of $3.6 million at December 31, 2010.  The credit-related net impairment charges related to the pooled bank trust preferred securities and single issuer bank trust preferred securities (Cascade Capital Trust I issued by Cascade Financial of Everett, Washington) were based on the Company’s quarterly reviews of its investment securities for indications of losses considered to be other-than-temporary.  Based on management’s assessment of the securities the Company owns, the seniority position of the securities within the pools, the level of defaults and deferred payments within the pools, and a review of the financial strength of the banks within the respective pools, management concluded that credit-related impairment charges of $1.8 million and $0.7 million on the pooled bank trust preferred securities and single issuer bank trust preferred securities, respectively, were appropriate for the year ended December 31, 2010.  During the year ended December 31, 2010, the Company recognized $3.6 million of credit-related impairment charges on the Company’s equity positions due to trends of poor financial performance over the last several quarters and the length of time and the extent to which the market values of these securities have been below the Company’s cost basis in these positions.  As a result of these factors, the Company does not expect the market value of these securities to recover in the near future.  These losses were partially offset by the realized investment gains of $1.4 million as the Company sold certain single issuer trust preferred securities with a remaining book value of $75.3 million during the year ended December 31, 2010

Exclusive of net other-than-temporary investment impairment losses and realized investment gains/(losses), non-interest income decreased $4.5 million to $53.6 million for the year ended December 31, 2010 as compared to $58.1 million for the year ended December 31, 2009.  Service charges from depository accounts decreased $5.0 million, or 11.1% to $40.0 million for the year ended December 31, 2010.  This decline is primarily attributable to the Company’s compliance with new federal rules under the Electronic Funds Transfer Act, also known as Regulation E.  The changes to this regulation affect how banks can provide certain overdraft services, and were effective July 1, 2010 for new customers and August 15, 2010 for existing accounts.  This decrease was partially offset by an increase of $0.4 million, or 18.1%, in trust and investment management fee income from $2.4 million for the year ended December 31, 2009 compared to $2.8 million for the year ended December 31, 2010.

Non-interest expense increased $1.5 million from $77.2 million for the year ended December 31, 2009 to $78.7 million for the year ended December 31, 2010.  Insurance and regulatory expense increased $1.5 million, or 44.1%, from the year ended December 31, 2009 primarily as a result of the Company fully utilizing the balance of its FDIC credits during 2009 and increases in the general assessment rates during 2010, which increased the Company’s FDIC insurance expense from $2.2 million for the year ended December 31, 2009 to $3.7 million for the year ended December 31, 2010.  In addition, repossessed asset losses increased $0.8 million and salaries and employee benefits increased $0.7 million, or 1.9%, from the year ended December 31, 2009. The repossessed asset losses were primarily due to the write down of a foreclosed property located in the eastern panhandle of West Virginia reflecting continued weakness in property values in this market.  As a result of this write down, this foreclosed property is now valued at approximately one-half of its original cost.  Partially offsetting these increases were decreases in other expenses of $0.7 million or 7.9%, and bankcard expense of $0.6 million or 24.9%.  Other expenses decreased primarily due to a decrease of $0.6 million of amortization expenses associated with low income housing tax credits.

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

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

Income Taxes

The Company recorded income tax expense of $18.5 million, $20.5 million, and $9.5 million in 2010, 2009, and 2008, respectively. The Company’s effective tax rates for 2010, 2009, and 2008 were 32.1%, 32.5%, and 25.2%, respectively. A reconciliation of the effective tax rate to the statutory rate is included in Note Thirteen of Notes to Consolidated Financial Statements.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s net deferred tax assets decreased modestly from $29.5 million at December 31, 2009 to $29.2 million at December 31, 2010. The components of the Company’s net deferred tax assets are disclosed in Note Thirteen of Notes to Consolidated Financial Statements. Realization of the most significant net deferred tax assets is primarily dependent on future events taking place that will reverse the current deferred tax assets. For example, realization of the deferred tax asset attributable to other-than-temporary impairment losses on securities, which have already been recognized in the Company’s financial statements, would be realized if the impaired securities were deemed to be “worthless” by the Internal Revenue Service or if the securities were sold and recognized for tax purposes.  The deferred tax asset/(liability) associated with unrealized securities losses is the tax impact of the unrealized gains/(losses) on the Company’s available for sale security portfolio.  At December 31, 2010, the Company had a deferred tax liability of $0.6 million associated with unrealized securities gains as compared to a deferred tax asset of $0.8 million at December 31, 2009.  The impact of the Company’s unrealized gains/(losses) is noted in the Company’s Consolidated Statements of Changes in Shareholders’ Equity as an adjustment to Accumulated Other Comprehensive Income (Loss). The deferred tax liability at December 31, 2010, would be realized if the unrealized gains on the Company’s securities were realized from sales or maturities of the related securities.    The deferred tax asset associated with the allowance for loan losses decreased from $7.0 million at December 31, 2009 to $6.8 million at December 31, 2010. The deferred tax asset associated with the allowance for loan losses is expected to be realized as additional loan charge-offs, which have already been provided for within the Company’s financial statements, are recognized for tax purposes.  The deferred tax asset associated with the Company’s previously securitized loans is expected to be realized as the Company recognizes income for financial statement purposes from these loans in future periods. The deferred tax asset associated with these loans declined from $8.1 million at December 31, 2009 to $6.5 million at December 31, 2010.  As discussed in Note Six of Notes to Consolidated Financial Statements, the Company had net recoveries on previously securitized loans of $0.2 million during 2010 that were taxable for income tax purposes, but will be recognized in future periods for financial reporting purposes.  The Company believes that it is more likely than not that each of the net deferred tax assets will be realized and that no valuation allowance is necessary as of December 31, 2010 or 2009.

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

The Company’s policy objective is to avoid negative fluctuations in net income or the economic value of equity of more than 15% within a 12-month period, assuming an immediate parallel increase or decrease of 400 basis points. The Company measures the long-term risk associated with sustained increases and decreases in rates through analysis of the impact to changes in rates on the economic value of equity.  Due to the current Federal Funds target rate of 25 basis points, the Company has chosen not to reflect a decrease of 25 basis points from current rates in its analysis.

During 2005 and 2006, the Company entered into interest rate floors with a total notional value of $600 million, with maturities between May 2008 and June 2011.  These derivative instruments provided the Company protection against the impact of declining interest rates on future income streams from certain variable rate loans.  During 2008, interest rate floors with a total notional value of $150 million matured.  The remaining interest rate floors with a total notional value of $450 million were sold during 2008.  The gains from the sales of these interest rate floors are being recognized over the remaining lives of the various hedged loans.  At December 31, 2010, the unrecognized gain was approximately $1.1 million.  Please refer to Notes One and Twelve of Notes to Consolidated Financial Statements for further discussion of the use and accounting for such derivative instruments.

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

Immediate Basis Point Change in Interest Rates	Implied Federal Funds Rate Associated with Change in Interest Rates	Estimated Increase in Net Income Over 12 Months	Estimated Increase in Economic Value of Equity

2010:
+400	4.25%	+16.0	+15.7
+300	3.25	+10.9%	+12.9%
+200	2.25	+6.2	+8.4
+100	1.25	+0.9	+3.2

2009:
+300	3.25%	+9.3%	+16.3%
+200	2.25	+5.8	+11.6
+100	1.25	+1.5	+5.7

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

Liquidity

The Company evaluates the adequacy of liquidity at both the Parent Company level and at City National. At the Parent Company level, the principal source of cash is dividends from City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. At December 31, 2010, City National could pay dividends up to $30.2 million plus net profits for 2011, as defined by statute, up to the dividend declaration date without prior regulatory permission.

During 2010, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders, (2) remit interest payments on the Company’s junior subordinated debentures, and (3) fund repurchases of the Company’s common shares.  Additional information concerning sources and uses of cash by the Parent Company is reflected in Note Twenty of Notes to Consolidated Financial Statements, on page 59.

The Parent Company anticipates continuing the payment of dividends, which would approximate $21.2 million on an annualized basis for 2011 based on common shareholders of record at December 31, 2010 and a dividend rate of $1.36 for 2011. In addition to these anticipated cash needs for 2011, the Parent Company has operating expenses and other contractual obligations, which are estimated to require $0.6 million of additional cash over the next 12 months. As of December 31, 2010, the Parent Company reported a cash balance of approximately $2.2 million and management believes that the Parent Company’s available cash balance, together with cash dividends from City National will be adequate to satisfy its funding and cash needs over the next twelve months.

Excluding the interest and dividend payments discussed above, the Parent Company has no significant commitments or obligations in years after 2011 other than the repayment of its $16.5 million obligation under the debentures held by City Holding Capital Trust III. However, this obligation does not mature until June 2038, or earlier at the option of the Parent Company. It is expected that the Parent Company will be able to obtain the necessary cash, either through dividends obtained from City National or the issuance of other debt, to fully repay the debentures at their maturity.  Table Ten on page 20 of this Annual Report to Shareholders summarizes the contractual obligations of the Parent Company and City National, combined.

City National manages its liquidity position in an effort to effectively and economically satisfy the funding needs of its customers and to accommodate the scheduled repayment of borrowings. Funds are available to City National from a number of sources, including depository relationships, sales and maturities within the investment securities portfolio, and borrowings from the FHLB of Pittsburgh and other financial institutions. As of December 31, 2010, City National’s assets are significantly funded by deposits and capital. Additionally, City National maintains borrowing facilities with the FHLB of Pittsburgh and other financial institutions that are accessed as necessary to fund operations and to provide contingency funding mechanisms. As of December 31, 2010, City National has the capacity to borrow an additional $411.0 million from the FHLB of Pittsburgh and other financial institutions under existing borrowing facilities.  City National maintains a contingency funding plan, incorporating these borrowing facilities, to address liquidity needs in the event of an institution-specific or systematic financial industry crisis. Additionally, City National maintains a significant percentage (94.7%, or $429.7 million, at December 31, 2010) of its investment securities portfolio in the highly liquid available-for-sale classification. Although it has no current intention to do so, these securities could be liquidated, if necessary, to provide an additional funding source.  City National also segregates certain mortgage loans, mortgage-backed securities, and other investment securities in a separate subsidiary so that it can separately monitor the asset quality of these primarily mortgage-related assets, which could be used to raise cash through securitization transactions or obtain additional equity or debt financing if necessary.

The Company manages its asset and liability mix to balance its desire to maximize net interest income against its desire to minimize risks associated with capitalization, interest rate volatility, and liquidity. With respect to liquidity, the Company has chosen a conservative posture and believes that its liquidity position is strong. As illustrated in the Consolidated Statements of Cash Flows, the Company generated $62.8 million of cash from operating activities during 2010, primarily from interest income received on loans and investments, net of interest expense paid on deposits and borrowings.

The Company has obligations to extend credit, but these obligations are primarily associated with existing home equity loans that have predictable borrowing patterns across the portfolio. The Company has significant investment security balances with carrying values that totaled $453.6 million at December 31, 2010, and that greatly exceeded the Company’s non-deposit sources of borrowing which totaled $151.1 million.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

The Company primarily funds its assets with deposits, which fund 82.3% of total assets as compared to 62.4% for its peers. Further, the Company’s deposit mix has a very high proportion of transaction and savings accounts that fund 46.3% of the Company’s total assets. And, the Company uses fewer time deposits over $100,000 than its peers, funding just 10.9% of total assets as compared to peers, which fund 14.8% of total assets with such deposits. And, as described under the caption Certificates of Deposit, the Company’s large CDs are primarily small retail depositors rather than public and institutional deposits.

Investments

The Company’s investment portfolio decreased from $513.9 million at December 31, 2009 to $453.6 million at December 31, 2010.  This decrease was primarily related to funding increases in loan balances.

The investment portfolio remains highly liquid at December 31, 2010, with 94.7% of the portfolio classified as available-for-sale. The investment portfolio is structured to provide flexibility in managing liquidity needs and interest rate risk, while providing acceptable rates of return.

The majority of the Company’s investment securities continue to be mortgage-backed securities. The mortgage-backed securities in which the Company has invested are predominantly underwritten to the standards of, and guaranteed by government-sponsored agencies such as FNMA and FHLMC.

Table Four
Investment Portfolio
	Carrying Values as of December 31
(in thousands)	2010	2009	2008
Securities Available-for-Sale:
States and political subdivisions	$65,926	$52,735	$41,421
Mortgage-backed securities:
US government agencies	266,817	302,794	272,805
Private label	8,118	11,988	15,528
Trust preferred securities	54,610	63,737	57,982
Corporate securities	15,393	19,488	22,028
Total debt securities available-for-sale	410,864	450,742	409,764
Marketable equity securities	4,693	5,094	5,965
Non-marketable equity securities	12,553	13,023	13,037
Investment funds	1,610	16,908	1,824
Total Securities Available-for-Sale	429,720	485,767	430,590
Securities Held-to-Maturity:
States and political subdivisions	438	1,642	2,834
Other debt securities	23,427	26,522	26,233
Total Securities Held-to-Maturity	23,865	28,164	29,067
Total Securities	$453,585	$513,931	$459,657

Included in equity securities and investment funds in the table above at December 31, 2010 are $5.8 million of Federal Home Loan Bank stock and $6.7 million of Federal Reserve Bank stock. At December 31, 2010, there were no securities of any non-governmental issuers whose aggregate carrying or market value exceeded 10% of shareholders’ equity.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

	Maturing
	Within		After One But		After Five But		After
	One Year		Within Five Years		Within Ten Years		Ten Years
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Securities Available-for-Sale:
States and political subdivisions	$7,935	3.92%	$28,309	5.10%	$15,070	6.59%	$14,612	7.42%
Mortgage-backed securities:
US government agencies	762	4.30	31,401	1.79	63,503	4.34	171,151	4.23
Private label	-	-	-	-	2,975	4.60	5,143	4.77
Trust preferred securities	-	-	-	-	-	-	54,610	7.70
Corporate securities	-	-	3,182	4.48	5,063	3.75	7,148	5.99
Total debt securities available-for-sale	8,697	3.96	62,892	3.42	86,611	4.70	252,664	5.23
Securities Held-to-Maturity:
States and political subdivisions	130	7.43	308	6.53	-	-	-	-
Trust preferred securities	-	-	-	-	-	-	23,427	8.79
Total debt securities held-to-maturity	130	7.43	308	6.53	-	-	23,427	8.79
Total debt securities	$8,827	4.01%	$63,200	3.43%	$86,611	4.70%	$276,091	5.53%

Weighted-average yields on tax-exempt obligations of states and political subdivisions have been computed on a fully federal tax-equivalent basis using a tax rate of 38.1%.  Average yields on investments available-for-sale are computed based on amortized cost. Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

Loans

Table Five
Loan Portfolio

The composition of the Company’s loan portfolio at December 31 follows:

(in thousands)	2010	2009	2008	2007	2006

Residential real estate	$610,369	$595,678	$611,962	$602,057	$598,502
Home equity	416,172	398,752	384,320	341,818	321,708
Commercial and industrial (1)	134,612	137,093	161,588	141,245	129,448
Commercial real estate (1)	661,758	614,959	606,667	566,742	544,271
Loans to depository institutions	-	-	-	60,000	25,000
Consumer (1)	38,424	41,684	41,000	44,585	38,997
DDA overdrafts (1)	2,876	2,555	2,585	3,682	3,946
Previously securitized loans	789	1,713	4,222	6,892	15,597
Gross loans	$1,865,000	$1,792,434	$1,812,344	$1,767,021	$1,677,469

(1) Certain prior year loan amounts have been reclassified to conform with the adoption of ASU No. 2010-20, “Receivables (Topic 830) – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.”

During 2010, commercial and industrial loans decreased $2.5 million from $137.1 million at December 31, 2009 to $134.6 million at December 31, 2010.  Commercial real estate loans increased $46.8 million, or 7.6%, from $615.0 million at December 31, 2009, to $661.8 million at December 31, 2010.  This increase was primarily attributable to the Company’s ability to attract new commercial relationships, particularly from its Charlotte, NC, loan production office.   At December 31, 2010, $31.5 million of the commercial real estate loans were for commercial properties under construction.  Home equity loans increased $17.4 million, or 4.4%, from $398.8 million at December 31, 2009, to $416.2 million at December 31, 2010.  Residential real estate loans increased $14.7 million, or 2.5%, from $595.7 million at December 31, 2009 to $610.4 million at December 31, 2010.  Residential real estate loans are primarily for single-family 1, 3, 5 and 10 year adjustable rate mortgages with terms that amortize the loans over periods from 15-30 years.  Our mortgage products do not include sub-prime, interest only, or option adjustable rate mortgage products.  At December 31, 2010, $7.9 million of the residential real estate loans were for properties under construction.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Consumer loans decreased $3.3 million, or 7.8%, from $41.7 million at December 31, 2009 to $38.4 million at December 31, 2010, while DDA overdrafts increased $0.3 million from December 31, 2009.

As of December 31, 2010, the Company reported $0.8 million of loans classified as “previously securitized loans.” These loans were recorded as a result of the Company’s early redemption of the outstanding notes attributable to the Company’s six loan securitization trusts (see Previously Securitized Loans). As the outstanding notes were redeemed during 2004 and 2003, the Company became the beneficial owner of the remaining mortgage loans and recorded the carrying amount of those loans within the loan portfolio, classified as “previously securitized loans.” These loans are junior lien mortgage loans on one- to four-family residential properties located throughout the United States. The loans generally have contractual terms of 25 or 30 years and have fixed interest rates. The Company expects this balance to continue to decline as borrowers remit principal payments on the loans.

The following table shows the scheduled maturity of loans outstanding as of December 31, 2010:

		After One
	Within	But Within	After
(in thousands)	One Year	Five Years	Five Years	Total

Residential real estate	$154,236	$313,722	$142,411	$610,369
Home equity	48,914	137,110	230,148	416,172
Commercial and industrial	85,660	43,932	5,020	134,612
Commercial real estate	205,661	355,056	101,041	661,758
Consumer	19,382	19,020	22	38,424
DDA overdrafts	2,876	-	-	2,876
Previously securitized loans	139	446	204	789
Total loans	$516,868	$869,286	$478,846	$1,865,000

Loans maturing after one year with interest rates that are:
Fixed until maturity		$212,122
Variable or adjustable		1,136,010
Total		$1,348,132

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

The Company had net charge-offs of $7.4 million for the year ended December 31, 2010 compared to $10.6 million for the year ended December 31, 2009. The decrease was due to a significant amount of loans charged off in 2009 that were previously identified as problem loans and provided for through the allowance for loan losses.  Net charge-offs on commercial real estate loans, residential loans, and overdrawn depository accounts were $2.9 million, $2.4 million, and $2.1 million, respectively, for the year ended December 31, 2010.  Overdrawn depository account charge-offs increased in 2010 due to a specific, nonrecurring depository overdraft loss during the fourth quarter that was appropriately considered in the Company’s normal process for estimating the allowance for loan losses and recognizing charge-offs. While charge-offs on depository accounts are appropriately taken against the allowance for loan losses, the revenue associated with depository accounts is reflected in service charges.

The Company’s ratio of non-performing assets to total loans and other real estate owned decreased from 1.43% at December 31, 2009 to 1.12% at December 31, 2010.  Based on our analysis, the Company believes that the allowance allocated to impaired loans, after considering the value of the collateral securing such loans, is adequate to cover losses that may result from these loans at December 31, 2010.

The allowance allocated to the commercial and industrial loan portfolio decreased $0.2 million, or 9.4%, from $2.1 million at December 31, 2009 to $1.9 million at December 31, 2010. This decrease is primarily related to recent trends in the commercial and industrial loan portfolio.

The allowance allocated to the commercial real estate loan portfolio decreased $0.5 million, or 5.3%, from $9.0 million at December 31, 2009 to $8.5 million at December 31, 2010. This decrease was due to improving credit quality trends in the commercial real estate portfolio and the reduction of the allowance allocated to specific loans as a result of charge-offs related to impaired loans during 2010.  Partially offsetting these reductions was an increase in the allowance as a result of commercial real estate loan growth.  As of December 31, 2010, commercial real estate balances totaled $661.8 million, a $46.8 million (7.6%) increase from December 31, 2009.

The allowance allocated to the real estate portfolio increased from $5.5 million at December 31, 2009 to $6.8 million at December 31, 2010.  This increase was primarily the result of certain credit quality trends in the residential real estate and home equity portfolios, including an increase in net-charge offs on residential real estate loans during 2010.

The allowance allocated to the consumer loan portfolio declined from $0.2 million at December 31, 2009 to $0.1 million at December 31, 2010.  This decrease is primarily related to recent trends in the consumer loan portfolio.

Certain products offered by the Company permit customers to overdraft their depository accounts. While the Company generates service charge revenues for providing this service to the customer, certain deposit account overdrafts are not fully repaid by the customer resulting in losses incurred. The allowance allocated to DDA overdrafts declined from $1.8 million at December 31, 2009 to $1.0 million at December 31, 2010.  This decrease was due to lower charge-offs of DDA overdraft accounts. As reflected in Table Six, the Company reported net charge-offs on depository accounts of $2.1 million and $1.3 million during 2010 and 2009, respectively. As of December 31, 2010, the balance of overdraft deposit accounts was $2.9 million.

As previously discussed, the carrying value of the previously securitized loans incorporates an assumption for expected cash flows to be received over the life of these loans. To the extent that the present value of expected cash flows is less than the carrying value of these loans, the Company would provide for such losses through the provision and allowance for loan losses.  No additions to the provision for loan losses related to previously securitized loans were recorded in 2010 or 2009.

Based on management’s analysis of the adequacy of the allowance for loan losses during 2010, management determined it was appropriate to record a provision for loan losses of $7.1 million.  Changes in the amount of the allowance and related provision for loan losses are based on the Company’s detailed systematic methodology and are directionally consistent with changes in the composition and quality of the Company’s loan portfolio.  The Company believes that its methodology for determining the adequacy of its allowance for loan losses adequately provides for probable losses inherent in the loan portfolio at December 31, 2010 and produces a provision and allowance for loan losses that is directionally consistent with changes in asset quality and loss experience.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Based on the Company’s analysis of the adequacy of the allowance for loan losses and in consideration of the known factors utilized in computing the allowance, management believes that the allowance for loan losses as of December 31, 2010, is adequate to provide for probable losses inherent in the Company’s loan portfolio. Future provisions for loan losses will be dependent upon trends in loan balances including the composition of the loan portfolio, changes in loan quality and loss experience trends, and recoveries of previously charged-off loans, among other factors.

Table Six
Analysis of the Allowance for Loan Losses
An analysis of changes in the allowance for loan losses follows:

(in thousands)	2010	2009	2008	2007	2006

Balance at beginning of year	$18,541	$22,164	$17,399	$15,246	$16,790

Reduction of allowance for loans sold	-	-	-	-	(1,368)*
Charge-offs:
Commercial and industrial (1)	(73)	(530)	(98)	(106)	(661)
Commercial real estate (1)	(3,304)	(7,219)	(2,966)	(408)	(618)
Residential real estate	(2,537)	(1,916)	(1,590)	(1,006)	(935)
Consumer	(127)	(265)	(243)	(343)	(898)
DDA overdrafts	(3,597)	(2,886)	(3,151)	(3,789)	(3,823)
Totals	(9,638)	(12,816)	(8,048)	(5,652)	(6,935)
Recoveries:
Commercial and industrial (1)	27	102	25	97	110
Commercial real estate (1)	417	133	13	134	100
Residential real estate	100	122	223	87	575
Consumer	169	222	296	416	598
DDA overdrafts	1,515	1,620	1,741	1,744	1,734
Totals	2,228	2,199	2,298	2,478	3,117
Net charge-offs	(7,410)	(10,617)	(5,750)	(3,174)	(3,818)
Provision for loan losses	7,093	6,994	10,515	5,327	3,642
Balance at end of year	$18,224	$18,541	$22,164	$17,399	$15,246

As a Percent of Average Total Loans
Net charge-offs	0.41%	0.59%	0.33%	0.18%	0.23%
Provision for loan losses	0.39	0.39	0.60	0.31	0.23
As a Percent of Nonperforming and Potential Problem Loans
Allowance for loan losses	156.39%	133.06%	86.07%	104.49%	384.93%

*- The Company is not under any commitment to repurchase any of the outstanding balances sold with respect to this sale.
(1) Certain prior year amounts have been reclassified to conform with the adoption of ASU No. 2010-20, “Receivables (Topic 830) – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.”

Table Seven
Non-accrual, Past-Due and Restructured Loans
Nonperforming assets at December 31 follows:

(in thousands)	2010	2009	2008	2007	2006

Non-accrual loans	$10,817	$13,583	$25,224	$16,437	$3,319
Accruing loans past due 90 days or more	782	382	623	314	635
Previously securitized loans past due 90 days or more	54	79	10	76	48
	$11,653	$14,044	$25,857	$16,827	$4,002

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

  The decrease in non-accrual loans is principally related to speculative lending at the Greenbrier Resort in White Sulpher Springs, WV, that were repossessed or charged-off during 2010.

At December 31, 2010, the Company had three loans for approximately $9.6 million that are performing in accordance with contractual terms but for which management has concerns about the borrower’s ability to continue to comply with repayment terms.  These loans have been included in management’s analysis for assessing the adequacy of the allowance for loan losses.

The Company recognized approximately $0.4 million, $0.2 million, and $0.3 million of interest income received in cash on non-accrual and impaired loans in 2010, 2009 and 2008, respectively.  Approximately $0.5 million, $0.9 million, and $0.7 million of interest income would have been recognized during 2010, 2009 and 2008, respectively, if such loans had been current in accordance with their original terms.  There were no commitments to provide additional funds on non-accrual, impaired, or other potential problem loans at December 31, 2010 and 2009.  The company recognized interest income of $0.4 million, $0.2 million and $0.2 million using the accrual method of income recognition during the time period the loans were impaired for 2010, 2009 and 2008, respectively.

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

Information pertaining to impaired loans at December 31 is included in the following table:

(in thousands)	2010	2009
Impaired loans with a valuation allowance	$6,870	$12,990
Impaired loans with no valuation allowance	15,286	7,281
Total impaired loans	$22,156	$20,271
Allowance for loan losses allocated to impaired loans	$1,408	$2,278

Table Eight
Allocation of the Allowance for Loan Losses
A summary of the allocation of the allowance for loan losses by loan type at December 31 follows:

(dollars in thousands)	2010		2009		2008		2007		2006
		Percent		Percent		Percent		Percent		Percent
		of Loans		of Loans		of Loans		of Loans		of Loans
		in Each		in Each		in Each		in Each		in Each
		Category		Category		Category		Category		Category
		to Total		to Total		to Total		to Total		to Total
	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
Commercial and industrial (1)	$1,874	7%	$2,069	8%	$3,096	9%	$1,616	11%	$1,727	8%
Commercial real estate (1)	8,488	36	8,961	34	11,942	33	9,299	32	6,444	32
Residential real estate	6,789	55	5,515	56	4,583	55	3,605	54	3,981	56
Consumer	95	2	191	2	190	3	347	3	801	4
DDA overdrafts	978	-	1,805	-	2,353	-	2,532	-	2,293	-
	$18,224	100%	$18,541	100%	$22,164	100%	$17,399	100%	$15,246	100%

(1) Certain prior year amounts have been reclassified to conform with the adoption of ASU No. 2010-20, “Receivables (Topic 830) – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.”

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

As the Company redeemed the outstanding Notes, no gain or loss was recognized in the Company’s financial statements and the remaining mortgage loans were recorded in the Company’s loan portfolio as “previously securitized loans,” at the lower of carrying value or fair value. Because the carrying value of the mortgage loans incorporated assumptions for expected prepayment and default rates, the carrying value of the loans was generally less than the actual outstanding contractual balance of the loans. As of December 31, 2010 and 2009, the Company reported a carrying value of previously securitized loans of $0.8 million and $1.7 million, respectively, while the actual outstanding contractual balance of these loans was $12.1 million and $15.1 million, respectively.  The Company accounts for the difference between the carrying value and the outstanding balance of previously securitized loans as an adjustment of the yield earned on these loans over their remaining lives. The discount is accreted to income over the period during which payments are probable of collection and are reasonably estimable. If, upon periodic evaluation, the estimate of the total probable collections is reduced below the original value of the loans, an impairment charge would be provided through the Company’s provision for loan losses.  For a further discussion of the accounting policies for previously securitized loans, please see Note One to the Consolidated Financial Statements, on page 32 of this Annual Report to Shareholders.  During 2010, 2009, and 2008, the Company recognized $2.6 million, $3.9 million, and $5.6 million, respectively, of interest income on its previously securitized loans.  During the second quarter of 2010, the Company recognized $1.1 million of additional interest income related to three of the six pools of previously securitized loans that had a negative carrying value due to actual recoveries that exceeded estimates and discount accretion previously recognized.  As a result, the December 31, 2010 carrying value for these three pools is $0 and future cash receipts related to these three pools will be recognized in interest income as received.  Cash receipts for 2010, 2009, and 2008 are summarized in the following table:

(in thousands)	2010	2009	2008

Principal receipts	$2,997	$4,147	$5,458
Interest receipts	1,645	2,201	2,965
Total cash receipts	$4,642	$6,348	$8,423

Key assumptions used in estimating the cash flows and fair value of the Company’s previously securitized loans as of December 31, 2010 and 2009, were as follows:

	December 31
	2010	2009

Prepayment speed (CPR):
From January 2010 – December 2012	5%	6%
Thereafter	5%	5%

Weighted-average cumulative defaults	9.02%	9.26%

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

Summary:  The following table summarizes the activity with the reported balance of previously securitized loans during 2010 and 2009:

(in thousands)	Previously Securitized Loans

Balance at December 31, 2008	$4,222
Principal payments on mortgage loans received from borrowers	(4,147)
Discount accretion	1,638
Balance at December 31, 2009	1,713
Principal payments on mortgage loans received from borrowers	(1,907)
Discount accretion	983
Balance at December 31, 2010	$789

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

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

In addition, the impact of future earnings and activities are considered in the Company’s analysis.  The Company has $54.9 million of goodwill at December 31, 2010 and 2009, and no impairment was required to be recognized in 2010 or 2009 as the fair value of the Company continues to exceed its book value.

Certificates of Deposit

Scheduled maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2010, are summarized in Table Nine. The Company has time certificates of deposit of $100,000 or more totaling $288.6 million.  These deposits are primarily small retail depositors of the bank as demonstrated by the average balance of time certificates of deposit of $100,000 or more being less than $150,000.

Table Nine
Maturity Distribution of Certificates of Deposit of $100,000 or more

(in thousands)	Amounts	Percentage

Three months or less	$29,531	10%
Over three months through six months	51,139	18
Over six months through twelve months	98,239	34
Over twelve months	109,726	38
Total	$288,635	100%

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Contractual Obligations

The Company has various financial obligations that may require future cash payments according to the terms of the obligations. Demand, both noninterest- and interest-bearing, and savings deposits are, generally, payable immediately upon demand at the request of the customer. Therefore, the contractual maturity of these obligations is presented in the following table as “less than one year.” Time deposits, typically CDs, are customer deposits that are evidenced by an agreement between the Company and the customer that specify stated maturity dates and early withdrawals by the customer are subject to penalties assessed by the Company. Short-term borrowings and long-term debt represent borrowings of the Company and have stated maturity dates. The Company is not a party to any material capital or operating leases as of December 31, 2010. The composition of the Company’s contractual obligations as of December 31, 2010 is presented in the following table:

Table Ten
Contractual Obligations
	Contractual Maturity in
(in thousands)	Less than One Year	Between One and Three Years	Between Three and Five Years	Greater than Five Years	Total

Noninterest-bearing demand deposits	$337,927	$-	$-	$-	$337,927
Interest-bearing demand deposits (1)	487,732	-	-	-	487,732
Savings deposits (1)	397,916	-	-	-	397,916
Time deposits (1)	595,602	309,002	77,427	63	982,094
Short-term borrowings (1)	140,809	-	-	-	140,809
Long-term debt (1)	608	1,216	1,216	18,077	21,117
Total Contractual Obligations	$1,960,594	$310,218	$78,643	$18,140	$2,367,595

(1) – Includes interest on both fixed- and variable-rate obligations.  The interest associated with variable-rate obligations is based upon interest rates in effect at December 31, 2010.  The contractual amounts to be paid on variable-rate obligations are affected by market interest rates that could materially affect the contractual amounts to be paid.

The Company’s liability for uncertain tax positions at December 31, 2010 was $4.0 million pursuant to ASC Topic 740.  This liability represents an estimate of tax positions that the Company has taken in its tax returns that may ultimately not be sustained upon examination by tax authorities.  As the ultimate amount and timing of any future cash settlements cannot be predicted with reasonable reliability, this estimated liability has been excluded from the contractual obligations table.

Off –Balance Sheet Arrangements

As disclosed in Note Sixteen of Notes to Consolidated Financial Statements, the Company has also entered into agreements to extend credit or provide conditional payments pursuant to standby and commercial letters of credit. While the outstanding commitment obligation is not recorded in the Company’s financial statements, the estimated fair value, which is not material to the Company’s financial statements, of the standby letters of credit is recorded in the Company’s Consolidated Balance Sheets as of December 31, 2010 and 2009.  As a result of the Company’s off-balance sheet arrangements for 2009 and 2010, no material revenue, expenses, or cash flows were recognized.  In addition, the Company had no other indebtedness or retained interests nor were any securities issued in connection with any off-balance sheet arrangements for 2009 and 2010.  Also there were no other obligations or liabilities of the Company that were or were reasonably likely to become material at December 31, 2009 or December 31, 2010.

Capital Resources

During 2010, Shareholders’ Equity increased $6.0 million, or 1.9%, from $308.9 million at December 31, 2009, to $314.9 million at December 31, 2010. This increase was due to reported net income of $39.0 million for 2010 that was partially offset by cash dividends declared during the year of $21.2 million and common stock purchases for treasury of $12.9 million.

The Company repurchased 408,151 shares during 2010 at a weighted average price of $31.61.  However, there can be no assurance that the Company will continue to reacquire its common shares or to what extent the repurchase program will be successful.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Accumulated other comprehensive income increased $2.9 million, net of tax, during 2010 due to a favorable change in the unrealized gain on the Company’s available for sale investment securities (see Note Three of Notes to Consolidated Financial Statements).  This increase was partially offset by the recognition of $2.8 million, net of tax, unrealized gains on interest rate floors.

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

The Capital Securities issued by City Holding Capital Trust III (“Trust III”) qualify as regulatory capital for the Company under guidelines established by the Federal Reserve Board.  The Company’s regulatory capital ratios remained strong for both City Holding and City National as of December 31, 2010, as illustrated in the following table:

			Actual
		Well-	December 31
	Minimum	Capitalized	2010	2009
City Holding:
Total	8.00%	10.00%	14.81%	14.60%
Tier I Risk-based	4.00	6.00	13.88	13.63
Tier I Leverage	4.00	5.00	10.54	10.23

City National:
Total	8.00%	10.00%	13.61%	12.25%
Tier I Risk-based	4.00	6.00	12.67	11.26
Tier I Leverage	4.00	5.00	9.62	8.41

Legal Issues

In 2010, City National was named as a defendant in a putative class action alleging that the manner in which City National assessed overdraft fees to its consumer checking accounts violates the West Virginia Consumer Credit and Protection Act, breached an implied covenant of good faith and fair dealing and creates an unjust enrichment to City National. The amount claimed by the plaintiffs has not been determined, but could be material.  On October 8, 2010, City National filed a Motion to Dismiss, which was heard on December 13, 2010.  Proposed orders were submitted to the Circuit Court on December 30, 2010, but no ruling has been made.

We cannot estimate any possible loss or range of loss, if any, at this time.  No assurance can be given at this time that the litigation against us will be resolved amicably, that if this litigation results in an adverse decision that we will be successful in seeking indemnification, that this litigation will not be costly to defend, that this litigation will not have an impact on our financial condition or results of operations or that, ultimately, any such impact will not be material.

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Forward-Looking Statements

This Annual Report on Form 10-K contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such information involves risks and uncertainties that could cause the Company’s actual results to differ from those projected in the forward-looking information. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to those set forth in the Company’s Annual Report on Form 10-K under “Risk Factors” and the following: (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality; (2) the Company may incur increased charge-offs in the future; (3) the Company may experience increases in the default rates on previously securitized loans that would result in impairment losses or lower the yield on such loans; (4) the Company may not continue to benefit from strong recovery efforts on previously securitized loans resulting in improved yields on these assets; (5)  the Company could have adverse legal actions of a material nature; (6) the Company may face competitive loss of customers; (7) the Company may be unable to manage its expense levels; (8) the Company may have difficulty retaining key employees; (9) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions; (10) changes in general economic conditions and increased competition could adversely affect the Company’s operating results; (11) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company’s operating results; (12) the Company may experience difficulties growing loan and deposit balances; (13) the current economic environment poses significant challenges for us and could adversely affect our  financial condition and results of operations; (14) continued deterioration in the financial condition of the U.S. banking system may impact the valuations of investments the Company has made in the securities of other financial institutions resulting in either actual losses or other-than-temporary impairments on such investments; and (15) the effects of the Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) recently adopted by the United States Congress.  Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

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

Management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2010 based upon the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework. Based on our assessment, management believes that, as of December 31, 2010, the Company's system of internal control over financial reporting is effective based on those criteria.  Ernst & Young, LLP, the Company’s independent registered public accounting firm, has issued an attestation report on the effectiveness of internal control over financial reporting. This report appears on page 24.

March 8, 2011

/s/ Charles R. Hageboeck	/s/ David L. Bumgarner
Charles R. Hageboeck	David L. Bumgarner
President and Chief Executive Officer	Chief Financial Officer

Report of Independent Registered Public Accounting Firm on Effectiveness of Internal Control Over Financial Reporting

Audit Committee of the Board of Directors and the
Shareholders of City Holding Company

We have audited City Holding Company’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). City Holding Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on City Holding Company’s internal control over financial reporting based on our audit.

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

In our opinion, City Holding Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2010 of City Holding Company and our report dated March 8, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Charleston, West Virginia
March 8, 2011

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements

Audit Committee of the Board of Directors and the
Shareholders of City Holding Company

We have audited the accompanying consolidated balance sheets of City Holding Company and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010.  These financial statements are the responsibility of City Holding Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of City Holding Company and subsidiaries at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), City Holding Company's internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 8, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Charleston, West Virginia
March 8, 2011

Consolidated Balance Sheets
City Holding Company and Subsidiaries
	December 31
(in thousands)	2010	2009
Assets
Cash and due from banks	$50,043	$59,116
Interest-bearing deposits in depository institutions	5,336	3,519
Federal Funds Sold	11,000	-
Cash and Cash Equivalents	66,379	62,635
Investment securities available-for-sale, at fair value	429,720	485,767
Investment securities held-to-maturity, at amortized cost (approximate fair value at December 31, 2010 and 2009 - $23,100 and $25,020, respectively)	23,865	28,164
Total Investment Securities	453,585	513,931

Gross loans	1,865,000	1,792,434
Allowance for loan losses	(18,224)	(18,541)
Net Loans	1,846,776	1,773,893
Bank-owned life insurance	76,231	73,388
Premises and equipment	64,530	64,193
Accrued interest receivable	7,264	7,969
Net deferred tax assets	29,235	29,480
Intangible assets	56,573	57,010
Other assets	36,722	40,121
Total Assets	$2,637,295	$2,622,620
Liabilities
Deposits:
Noninterest-bearing	$337,927	$328,440
Interest-bearing:
Demand deposits	486,737	457,293
Savings deposits	397,042	379,893
Time deposits	949,669	998,096
Total Deposits	2,171,375	2,163,722
Short-term borrowings	112,710	118,329
Long-term debt	16,495	16,959
Other liabilities	21,854	14,708
Total Liabilities	2,322,434	2,313,718
Shareholders’ Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued	-	-
Common stock, par value $2.50 per share: 50,000,000 shares authorized; 18,499,282 shares issued at December 31, 2010 and 2009, less 2,994,501 and 2,616,161 shares in treasury, respectively	46,249	46,249
Capital surplus	103,057	102,917
Retained earnings	270,905	253,167
Cost of common stock in treasury	(102,853)	(90,877)
Accumulated other comprehensive loss:
Unrealized gain (loss) on securities available-for-sale	1,022	(1,880)
Unrealized gain on derivative instruments	295	3,063
Underfunded pension liability	(3,814)	(3,737)
Total Accumulated Other Comprehensive Loss	(2,497)	(2,554)
Total Shareholders’ Equity	314,861	308,902
Total Liabilities and Shareholders’ Equity	$2,637,295	$2,622,620

See notes to consolidated financial statements.

Consolidated Statements of Income
City Holding Company and Subsidiaries
	Year Ended December 31
(in thousands, except per share data)	2010	2009	2008
Interest Income
Interest and fees on loans	$99,456	$107,142	$122,127
Interest on investment securities:
Taxable	20,594	23,200	23,852
Tax-exempt	1,837	1,683	1,523
Interest on deposits in depository institutions	-	11	171
Interest on federal funds sold	29	-	-
Total Interest Income	121,916	132,036	147,673
Interest Expense
Interest on deposits	26,608	35,230	41,906
Interest on short-term borrowings	362	529	2,629
Interest on long-term debt	658	844	1,383
Total Interest Expense	27,628	36,603	45,918
Net Interest Income	94,288	95,433	101,755
Provision for loan losses	7,093	6,994	10,515
Net Interest Income After Provision for Loan Losses	87,195	88,439	91,240
Noninterest Income
Total investment securities impairment losses	(9,400)	(11,100)	(38,270)
Noncredit impairment losses recognized in other comprehensive income	3,336	5,762	-
Net investment securities impairment losses	(6,064)	(5,338)	(38,270)
Gain (loss) on sale of investment securities	1,397	(826)	5
Service charges	40,002	45,013	45,995
Insurance commissions	5,490	5,576	4,212
Trust and investment management fee income	2,767	2,343	2,239
Bank-owned life insurance	3,396	3,271	2,932
VISA IPO Gain	-	-	3,289
Other income	1,951	1,944	1,534
Total Noninterest Income	48,939	51,983	21,936
Noninterest Expense
Salaries and employee benefits	38,241	37,526	37,263
Occupancy and equipment	7,697	7,689	6,871
Depreciation	4,675	4,746	4,523
Professional fees	1,677	1,505	1,680
Postage, delivery, and statement mailings	2,371	2,600	2,549
Advertising	3,692	3,503	2,899
Telecommunications	1,732	1,865	1,916
Bankcard expenses	1,953	2,599	2,689
Insurance and regulatory	4,869	3,379	1,388
Office supplies	1,931	2,005	2,021
Loss on early extinguishment of debt	-	-	1,208
Other expenses	9,883	9,827	10,573
Total Noninterest Expense	78,721	77,244	75,580
Income Before Income Taxes	57,413	63,178	37,596
Income tax expense	18,453	20,533	9,487
Net Income Available to Common Shareholders	$38,960	$42,645	$28,109

Average common shares outstanding	15,589	15,877	16,118
Effect of dilutive securities:
Employee stock options	62	55	49
Shares for diluted earnings per share	15,651	15,932	16,167
Basic earnings per common share	$2.48	$2.69	$1.74
Diluted earnings per common share	$2.47	$2.68	$1.74

Dividends declared per common share	$1.36	$1.36	$1.36
See notes to consolidated financial statements.

Consolidated Statements of
Changes in Shareholders’ Equity
City Holding Company and Subsidiaries
	Common			Accumulated
	Stock			Other		Total
	(Par	Capital	Retained	Comprehensive	Treasury	Shareholders’
(in thousands)	Value)	Surplus	Earnings	(Loss) Income	Stock	Equity
Balances at December 31, 2007	$46,249	$104,557	$224,386	$633	$(80,664)	$295,161
Comprehensive income:
Net income	-	-	28,109	–	–	28,109
Other comprehensive gain, net of deferred income taxes of $12,143:
Unrealized loss on securities of $16,452, net of tax	-	–	–	(9,978)	–	(9,978)
Unrealized gain on interest rate floors of $8,074, net of tax	-	–	–	4,897	–	4,897
Increase in underfunded pension liability of $3,766, net of tax	-	–	–	(2,284)	–	(2,284)
Total comprehensive income						20,744
Cash dividends declared ($1.36 per share)	-	–	(21,882)	–	–	(21,882)
Issuance of stock award shares, net	–	(12)	–	–	491	479
Exercise of 66,454 stock options	-	(749)	–	–	2,418	1,669
Excess tax benefit on stock-based compensation	-	266	–	–	–	266
Purchase of 337,060 common shares for treasury	-	–	–	–	(10,974)	(10,974)
Balances at December 31, 2008	$46,249	$104,062	$230,613	$(6,732)	$(88,729)	$285,463
Comprehensive income:
Cumulative effect of adoption of FASB ASC 320	-	-	1,561	(1,561)	-	-
Net income	-	-	42,645	–	–	42,645
Other comprehensive loss, net of deferred income tax benefit of $9,317:
Unrealized gain on securities of $18,575, net of tax	–	–	–	11,442	–	11,442
Unrealized loss on interest rate floors of $10,104, net of tax	-	–	–	(6,224)	–	(6,224)
Decrease in underfunded pension liability of $846, net of tax	-	–	–	521	–	521
Total comprehensive income						48,384
Cash dividends declared ($1.36 per share)	-	–	(21,652)	–	–	(21,652)
Issuance of stock award shares, net	-	(1,135)	–	–	1,699	564
Exercise of 1,350 stock options	–	(10)	–	–	39	29
Purchase of 133,286 common shares for treasury	-	–	–	–	(3,886)	(3,886)
Balances at December 31, 2009	$46,249	$102,917	$253,167	$(2,554)	$(90,877)	$308,902

See notes to consolidated financial statements.

Consolidated Statements of
Changes in Shareholders’ Equity (continued)
City Holding Company and Subsidiaries
	Common			Accumulated
	Stock			Other		Total
	(Par	Capital	Retained	Comprehensive	Treasury	Shareholders’
(in thousands)	Value)	Surplus	Earnings	Loss	Stock	Equity
Balances at December 31, 2009	$46,249	$102,917	$253,167	$(2,554)	$(90,877)	$308,902
Comprehensive income:
Net income	-	-	38,960	–	–	38,960
Other comprehensive gain, net of deferred income taxes of $92:
Unrealized gain on securities of $4,711, net of tax	-	–	–	2,902	–	2,902
Unrealized loss on interest rate floors of $4,494, net of tax	-	–	–	(2,768)	–	(2,768)
Decrease in underfunded pension liability of $125, net of tax	-	–	–	(77)	–	(77)
Total comprehensive income						39,017
Cash dividends declared ($1.36 per share)	-	–	(21,222)	–	–	(21,222)
Issuance of stock award shares, net	-	137	–	–	693	830
Excess tax benefit on stock-based compensation	-	15	–	–	–	15
Exercise of 7,962 stock options	-	(12)	–	–	233	221
Purchase of 408,151 common shares for treasury	-	–	–	–	(12,902)	(12,902)
Balances at December 31, 2010	$46,249	$103,057	$270,905	$(2,497)	$(102,853)	$314,861

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
City Holding Company and Subsidiaries

	Year Ended December 31
(in thousands)	2010	2009	2008

Operating Activities
Net income	$38,960	$42,645	$28,109
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and accretion	1,004	171	(1,195)
Depreciation of premises and equipment	4,675	4,746	4,523
Provision for loan losses	7,093	7,050	10,423
Loss on early extinguishments of debt	-	-	1,208
Deferred income tax (benefit) expense	(1,235)	8,647	(14,449)
Accretion of gain from sale of interest rate floors	(2,768)	(6,224)	-
Net periodic pension cost	232	200	50
Increase in value of bank-owned life insurance	(3,397)	(3,270)	(2,933)
Proceeds from bank-owned life insurance	657	282	-
Loss on sale of premises and equipment	33	87	125
Net realized investment securities losses	4,667	6,164	38,265
Decrease in accrued interest receivable	705	1,055	2,230
Decrease (increase) in other assets	3,296	(6,178)	(17,712)
Increase (decrease) in other liabilities	8,857	(30,344)	5,916
Net Cash Provided by Operating Activities	62,779	25,031	54,560
Investing Activities
Proceeds from maturities and calls of securities held to maturity	3,216	1,200	1,468
Proceeds from sale of money market and mutual fund available-for-sale securities	903,650	808,313	972,269
Purchases of money market and mutual fund available-for-sale securities	(888,336)	(823,385)	(972,375)
Proceeds from sales of securities available-for-sale	11,195	3,791	3,019
Proceeds from maturities and calls of securities available-for-sale	119,655	96,611	56,765
Purchases of securities available-for-sale	(91,404)	(129,376)	(159,246)
Net (increase) decrease in loans	(79,520)	10,868	(47,445)
Sales of premises and equipment	-	-	340
Purchases of premises and equipment	(5,045)	(8,888)	(10,491)
Investment in bank owned life insurance	-	-	(3,000)
Proceeds from sale of VISA stock	-	-	2,334
Proceeds from sale of derivative instruments	-	-	20,454
Net Cash Used in Investing Activities	(26,589)	(40,866)	(135,908)
Financing Activities
Net increase (decrease) in noninterest-bearing deposits	9,487	29,910	(15,701)
Net (decrease) increase in interest-bearing deposits	(1,834)	92,682	66,750
Net (decrease) increase in short-term borrowings	(6,005)	(78,134)	47,106
Proceeds from long-term debt	-	-	16,495
Repayment of long-term debt	(78)	(85)	(100)
Redemption of trust preferred securities	-	-	(17,569)
Purchases of treasury stock	(12,902)	(3,886)	(10,974)
Proceeds from stock options exercises	221	29	1,669
Excess tax benefits from stock-based compensation arrangements	15	-	266
Dividends paid	(21,350)	(21,675)	(21,483)
Net Cash (Used in) Provided by Financing Activities	(32,446)	18,841	66,459
Increase (Decrease) in Cash and Cash Equivalents	3,744	3,006	(14,889)
Cash and cash equivalents at beginning of year	62,635	59,629	74,518
Cash and Cash Equivalents at End of Year	$66,379	$62,635	$59,629

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

Certain amounts in the financial statements have been reclassified. Such reclassifications had no impact on net income for any period presented and increased shareholders’ equity by $1.2 million with a corresponding decrease to other liabilities by the same amount at December 31, 2009, 2008, and 2007.

Description of Principal Markets and Services: The Company is a bank holding company headquartered in Charleston, West Virginia, and conducts its principal activities through its wholly-owned subsidiary, City National Bank of West Virginia (“City National”). City National is a retail and consumer-oriented community bank with 68 offices in West Virginia, Kentucky, and Ohio. Principal activities include providing deposit, credit, trust and investment management, and insurance related products and services. The Company conducts its business activities through one reportable business segment - community banking.

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

On a quarterly basis, the Company performs a review of investment securities to determine if any unrealized losses are other than temporarily impaired.  Management considers the following, among other things, in its determination of the nature of the unrealized losses, (i) the length of time and the extent to which the fair value has been less than cost; (ii) the financial condition, capital strength, and near–term (12 months) prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may affect the future earnings potential; (iii) the historical volatility in the market value of the investment and/or the liquidity or illiquidity of the investment; (iv) adverse conditions specifically related to the security, an industry, or a geographic area; or (v) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to all for any anticipated recovery in fair value.  The Company continues to actively monitor the market value of these investments along with the financial strength of the issuers behind these securities, as well as its entire investment portfolio.  Based on the market information available, the Company believes that the recent declines in market value are temporary and that the Company does not have the intent to sell any of the securities classified as available for sale and believes it is more likely than not that the Company will not have to sell any such securities before recovery of costs.  The Company cannot guarantee that such securities will recover and if additional information becomes available in the future to suggest that the losses are other than temporary, the Company may need to record impairment charges in future.

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

Interest income on loans is accrued and credited to operations based upon the principal amount outstanding, using methods that generally result in level rates of return. Loan origination fees, and certain direct costs, are deferred and amortized as an adjustment to the yield over the term of the loan. The accrual of interest income generally is discontinued when a loan becomes 90 days past due as to principal or interest for all loan types.  However, any loan may be placed on non-accrual if the Company receives information that indicates a borrower is unable to meet the contractual terms of their respective loan agreement. Other indicators considered for placing a loan on non-accrual status include the borrower’s involvement in bankruptcies, foreclosures, repossessions, litigation and any other situation resulting in doubt as to whether full collection of contractual principal and interest is attainable. When interest accruals are discontinued, unpaid interest recognized in income in the current year is reversed, and interest accrued in prior years is charged to the allowance for loan losses. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral exceeds the principal balance and related accrued interest, and the loan is in process of collection.

Generally for all loan classes, interest income during the period the loan is non-performing is recorded on a cash basis after recovery of principal is reasonably assured. Cash payments received on nonperforming loans are typically applied directly against the outstanding principal balance until the loan is fully repaid. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Generally, all loan types are considered past due when the contractual terms of a loan are not met and the borrower is 30 days or more past due on a payment.  Furthermore, residential and home equity loans are generally subject to charge-off when the loan becomes 120 days past due, depending on the estimated fair value of the collateral less cost to dispose, versus the outstanding loan balance. Unsecured commercial loans are generally charged off when the loan becomes 120 days past due. Secured commercial loans are generally evaluated for charge-off when the loan becomes 180 days past due. Closed-end consumer loans are generally charged off when the loan becomes 120 days past due and open-end consumer loans are generally charged off when the loan becomes 180 days past due.

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

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

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

In evaluating the adequacy of its allowance for loan losses, the Company stratifies the loan portfolio into six major groupings, including commercial real estate, commercial and industrial, residential real estate, home equity, and others. Historical loss experience, as adjusted, is applied to the then outstanding balance of loans in each classification to estimate probable losses inherent in each segment of the portfolio. Historical loss experience is adjusted using a systematic weighted probability of potential risk factors that could result in actual losses deviating from prior loss experience. Risk factors considered by the Company in completing this analysis include: (1) unemployment and economic trends in the Company’s markets, (2) concentrations of credit, if any, among any industries, (3) trends in loan growth, loan mix, delinquencies, losses or credit impairment, (4) adherence to lending policies and others. Each risk factor is designated as low, moderate/increasing, or high based on the Company’s assessment of the risk to loss associated with each factor. Each risk factor is then weighted to consider probability of occurrence.

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

Securities Sold Under Agreements to Repurchase:  Securities sold under agreements to repurchase are accounted for as collateralized financing transactions and are recorded at the amounts at which the securities were sold plus accrued interest.  Securities sold primarily consists of U.S. government, federal agency, and municipal securities pledged as collateral under these financing arrangements and cannot be repledged or sold, unless replaced by the secured party.

Insurance Commissions:  Commission revenue is recognized as of the effective date of the insurance policy or the date the customer is billed, whichever is later.  The Company also receives contingent commissions from insurance companies as additional incentive for achieving specified premium volume goals and/or the loss experience of the insurance placed by the Company.  The Company maintains a reserve for commission adjustments based on estimated policy cancellations.  This reserve was not significant at December 31, 2010 or 2009.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

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

Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. The Company has no fair value hedges as of December 31, 2010 and 2009.  Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

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

For the Company’s cash flow hedges, derivative gains and losses not effective in hedging the change in fair value or expected cash flows of the hedged item are recognized immediately in the income statement. At the hedge’s inception and at least quarterly thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivative instruments have been highly effective in offsetting changes in the fair values or cash flows of the hedged items and whether they are expected to be highly effective in the future. If it is determined a derivative instrument has not been or will not continue to be highly effective as a hedge, hedge accounting is discontinued.  The Company has no cash flow hedges at December 31, 2010 and 2009.

For derivatives that are not designated in a hedge relationship, changes in the fair value of the derivatives are recognized in earnings in the same period as the change in fair value.

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

Basic and Diluted Earnings per Common Share: Basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding, excluding participating securities. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares outstanding, excluding participating securities, increased by the number of shares of common stock which would be issued assuming the exercise of stock options and other common stock equivalents. The incremental shares related to stock options were 62,000, 55,000, and 49,000 in 2010, 2009, and 2008, respectively.

Recent Accounting Pronouncements:  ASU No. 2009-17, “Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” amends prior guidance to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated.  The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance.  ASC Topic 810 requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements.  ASU 2009-17 became effective on January 1, 2010 and did not have a significant impact on the Company’s financial statements.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” requires new disclosures related to fair value measurements including 1) significant transfers in and out of Levels 1 and 2 of the fair value hierarchy and the reasons for the transfers, and 2) activity in Level 3 of the fair value hierarchy including separate gross presentation of purchase, sales, issuances and settlements.  ASU 2010-06 also clarifies that 1) disclosures should be presented for each class of assets and liabilities (rather than major category) and 2) disclosures should include the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring measurements included in Level 2 or Level 3 of the fair value hierarchy.  The disclosure for gross presentation of transactions in Level 3 will be effective January 1, 2011 and is not expected to have a significant impact on the Company’s financial statements.  The remaining disclosures and clarifications became effective for the company on January 1, 2010.  See Note 19 – Fair Values of Financial Instruments.

ASU No. 2010-09, “Subsequent Events (Topic 855)” clarified that an entity which is an SEC filer should evaluate subsequent events through the date that financial statements are issued; an entity which is not an SEC filer is not required to disclose the date through which subsequent events have been evaluated.  ASC 2010-09 became effective for the Company on July 1, 2010 and did not have a significant impact on the Company’s financial statements.

ASC No. 2010-18, “Effect of a Loan Modification When the Loan is Part of a Pool That Is Accounted for as a Single Asset” (Topic 310) provides guidance on the accounting for loan modifications when the loan is part of a pool of loans accounted for as a single asset such as acquired loans that have evidence of credit deterioration upon acquisition that are accounted for under the guidance in ASC 310-20.  ASCU No. 2010-18 addresses diversity in practice on whether a loan that is part of a pool of loans accounted for as a single asset should be removed from that pool upon a modification that would constitute a troubled debt restructuring or remain in the pool after modification.  ASU No. 2010-18 clarifies that modification of loans that are accounted for within a pool under ASC 310-20 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring.  An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if the expected cash flows for the pool change.  The amendments in this update to not require any additional disclosures and are effective for modifications of loans accounted for within pools under ASC 310-20 occurring in the first interim or annual period ending on or after July 15, 2010.  ASU 2010-18 did not have a material impact on the Company’s results of operations, financial position or disclosures.

ASU No. 2010-20, “Receivables (Topic 830) – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” requires entities to provide disclosures designed to facilitate financial statement users’ evaluation of (i) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (ii) how that risk is analyzed and assessed in arriving at the allowance for credit losses and (iii) the changes and reasons for those changes in the allowance for credit losses.  Disclosures must be disaggregated by portfolio segment, the level at which an entity develops and documents a systematic method for determining its allowance for credit losses, and class of financing receivable, which is generally a disaggregation of portfolio segment.  The required disclosures include, among other things, a rollforward of the allowance for credit losses as well as information about modified, impaired, non-accrual and past due loans and credit quality indicators.  ASU 2010-20 was effective for the Company’s financial statements as of December 31, 2010, as it relates to disclosures required as of the end of a reporting period.  Disclosures that relate to activity during a reporting period will be required for the Company’s financial statements that include periods beginning on or after January 1, 2011.

Statements of Cash Flows: Cash paid for interest, including interest paid on long-term debt and trust preferred securities, was $28.5 million, $37.5 million, and $47.4 million in 2010, 2009, and 2008, respectively. During 2010, 2009 and 2008, the Company paid $15.0 million, $23.5 million, and $26.7 million, respectively, for income taxes.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Two
Restrictions on Cash and Due From Banks

City National is required to maintain an average reserve balance with the Federal Reserve Bank of Richmond to compensate for services provided by the Federal Reserve and to meet statutory required reserves for demand deposits. The average amount of the reserve balance for the year ended December 31, 2010 was approximately $15.6 million.

Note Three
Investments

The aggregate carrying and approximate market values of securities follow. Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable financial instruments.

	December 31, 2010
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value

Securities available-for-sale:
Obligations of states and political subdivisions	$65,634	$759	$(467)	$65,926
Mortgage-backed securities:
US government agencies	259,046	8,264	(493)	266,817
Private label	8,031	87	-	8,118
Trust preferred securities	58,517	1,031	(4,938)	54,610
Corporate securities	16,214	63	(884)	15,393
Total Debt Securities	407,442	10,204	(6,782)	410,864
Marketable equity securities	5,207	8	(522)	4,693
Non-marketable equity securities	12,553	-	-	12,553
Investment funds	1,617	-	(7)	1,610
Total Securities Available-for-Sale	$426,819	$10,212	$(7,311)	$429,720

Securities held-to-maturity:
Obligations of states and political subdivisions	$438	$5	$-	$443
Trust preferred securities	23,427	-	(770)	22,657
Total Securities Held-to-Maturity	$23,865	$5	$(770)	$23,100

	December 31, 2009
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value

Securities available-for-sale:
Obligations of states and political subdivisions	$52,474	$712	$(451)	$52,735
Mortgage-backed securities:
US government agencies	293,662	9,241	(109)	302,794
Private label	12,414	-	(426)	11,988
Trust preferred securities	70,048	521	(6,832)	63,737
Corporate securities	20,771	23	(1,306)	19,488
Total Debt Securities	449,369	10,497	(9,124)	450,742
Marketable equity securities	8,603	-	(3,509)	5,094
Non-marketable equity securities	13,023	-	-	13,023
Investment funds	16,930	-	(22)	16,908
Total Securities Available-for-Sale	$487,925	$10,497	$(12,655)	$485,767

Securities held-to-maturity:
Obligations of states and political subdivisions	$1,642	$15	$-	$1,657
Trust preferred securities	26,522	-	(3,159)	23,363
Total Securities Held-to-Maturity	$28,164	$15	$(3,159)	$25,020

Securities with limited marketability, such as stock in the Federal Reserve Bank or the Federal Home Loan Bank are carried at cost and are reported as non-marketable equity securities in the table above.

Certain investment securities owned by the Company were in an unrealized loss position (i.e., amortized cost basis exceeded the estimated fair value of the securities) as of December 31, 2010 and 2009. The following table shows the gross unrealized losses and fair value of the Company’s investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2010 and 2009.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

	December 31, 2010
	Less Than Twelve Months		Twelve Months or Greater		Total
(in thousands)	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss

Securities available-for-sale:
Obligations of states and political subdivisions	$16,242	$253	$2,141	$214	$18,383	$467
Mortgage-backed securities:
US Government agencies	20,160	493	-	-	20,160	493
Trust preferred securities	6,910	686	6,831	4,252	13,741	4,938
Corporate securities	2,010	26	3,511	858	5,521	884
Marketable equity securities	1,038	221	1,260	301	2,298	522
Investment funds	1,493	7	-	-	1,493	7
Total	$47,853	$1,686	$13,743	$5,625	$61,596	$7,311

Securities held-to-maturity:
Trust preferred securities	$6,623	$198	$7,889	$572	$14,512	$770

	December 31, 2009
	Less Than Twelve Months		Twelve Months or Greater		Total
(in thousands)	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss

Securities available-for-sale:
Obligations of states and political subdivisions	$8,081	$216	$3,444	$235	$11,525	$451
Mortgage-backed securities:
US Government agencies	29,532	109	-	-	29,532	109
Private-label	4,877	16	7,538	410	12,415	426
Trust preferred securities	478	46	38,179	6,786	38,657	6,832
Corporate securities	-	-	5,101	1,306	5,101	1,306
Marketable equity securities	2,098	1,942	2,953	1,567	5,051	3,509
Investment funds	-	-	1,478	22	1,478	22
Total	$45,066	$2,329	$58,693	$10,326	$103,759	$12,655

Securities held-to-maturity:
Trust preferred securities	$-	$-	$12,829	$3,159	$12,829	$3,159

Marketable equity securities consist of investments made by the Company in equity positions of various community banks.  Included within this portfolio are meaningful (2-5%) ownership positions in the following community bank holding companies:  Community Financial Corporation; Eagle Financial Services, Inc; First National Corporation; and First United Corporation.

During 2010, the Company recorded $6.1 million of credit-related net investment impairment losses.  The charges deemed to be other-than-temporary were related to pooled bank trust preferreds ($1.8 million credit-related net impairment losses) with a remaining book value of $7.8 million at December 31, 2010, single issuer bank trust preferreds ($0.7 million credit-related net impairment losses) with a remaining book value of $1.2 million at December 31, 2010, and community bank and bank holding company equity positions ($3.6 million credit-related net impairment losses) with remaining book value of $3.6 million at December 31, 2010.  The credit-related net impairment charges related to the pooled bank trust preferred securities and single issuer bank trust preferred securities (Cascade Capital Trust I issued by Cascade Financial Corporation of Everett, Washington) were based on the Company’s quarterly reviews of its investment securities for indications of losses considered to be other than temporary.  Based on management’s assessment of the securities the Company owns, the seniority position of the securities within the pools, the level of defaults and deferred payments within the pools, management concluded that credit-related impairment charges of $1.8 million and $0.7 million on the pooled bank trust preferred securities and single issuer bank trust preferred securities, respectively, were appropriate for the year ending December 31, 2010.  During the year ended December 31, 2010, the Company recognized $3.6 million of credit-related net impairment charges on the Company’s equity positions due to trends of poor financial performance over the last several quarters and the length of time and extent to which the market value of these securities have been below the Company’s cost basis.  As a result of these factors, the Company does not expect the market value of these securities to recover in the near future.  These losses were partially offset by realized investment gains of $1.4 million as the Company sold certain single issuer trust preferred securities with a remaining book value of $75.3 million during the year ended December 31, 2010.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

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

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost; (ii) the financial condition, capital strength, and near–term (12 months) prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may affect the future earnings potential; (iii) the historical volatility in the market value of the investment and/or the liquidity or illiquidity of the investment; (iv) adverse conditions specifically related to the security, an industry, or a geographic area; or (v) the intent to sell the investment security and if it’s more likely than not the Company will not have to sell the security before recovery of its cost basis.  In addition, management also employs a continuous monitoring process in regards to its marketable equity securities, specifically its portfolio of regional community bank holdings.  Although the regional community bank stocks that are owned by the Company are publicly traded, the trading activity for these stocks is minimal, with trading volumes of less than 0.1% of each respective company being traded on a daily basis. Another factor influencing the market value of these equity securities is a depressed stock market, particularly in the smaller community bank financial sector.  As part of management’s review process for these securities, management reviews the financial condition of each respective regional community bank for any indications of financial weakness.

Management has the ability and intent to hold the securities classified as held to maturity until they mature, at which time the Company will receive full value for the securities. Furthermore, as of December 31, 2010, management does not intend to sell an impaired security and it is not more than likely that it will be required to sell the security before the recovery of its amortized cost basis.  The unrealized losses on debt securities are primarily the result of interest rate changes, credit spread widening on agency-issued mortgage related securities, general financial market uncertainty and unprecedented market volatility. These conditions will not prohibit the Company from receiving its contractual principal and interest payments on its debt securities.  The fair value is expected to recover as the securities approach their maturity date or repricing date. As of December 31, 2010, management believes the unrealized losses detailed in the table above are temporary and no impairment loss has been recognized in the Company’s consolidated income statement.  Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period of the other-than-temporary impairment is identified, while any noncredit loss will be recognized in other comprehensive income.

At December 31, 2010, the book value of the Company’s five pooled trust preferred securities totaled $7.8 million with an estimated fair value of $3.4 million. All of these securities are mezzanine tranches.  Pooled trust preferred securities represent beneficial interests in securitized financial assets that the Company analyzes within the scope of FASB ASC 320, Investments—Debt and Equity Securities and are evaluated quarterly for other-than-temporary-impairment (“OTTI”).  Management performs an analysis of OTTI utilizing its internal methodology as described below to estimate expected cash flows to be received in the future.  The Company reviews each of its pooled trust preferred securities to determine if an OTTI charge would be recognized in current earnings in accordance with FASB ASC 320, Investments—Debt and Equity Securities. There is risk that continued collateral deterioration could cause the Company to recognize additional OTTI charges in earnings in the future.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

When evaluating pooled trust preferred securities for OTTI, the Company determines a credit related portion and a noncredit related portion, if any. The credit related portion is recognized in earnings and represents the difference between the present value of expected future cash flows and the amortized cost basis of the security. The noncredit related portion is recognized in other comprehensive income, and represents the difference between the book value and the fair value of the security less the amount of the credit related impairment. The determination of whether it is probable that an adverse change in estimated cash flows has occurred is evaluated by comparing estimated cash flows to those previously projected as further described below. The Company considers this process to be its primary evidence when determining whether credit related OTTI exists.  The results of these analyses are significantly affected by other variables such as the estimate of future cash flows, credit worthiness of the underlying issuers and determination of the likelihood of defaults of the underlying collateral.

During the first quarter of 2010, the Company further refined its process by utilizing a third party model to compute the present value of expected cash flows which considers the structure and term of each of the five respective pooled trust preferred securities and the financial condition of the underlying issuers.  Specifically, the third party model details interest rates, principal balances of note classes and underlying issuers, the timing and amount of interest and principal payments of the underlying issuers, and the allocation of the payments to the note classes.  The current estimate of expected cash flows is based on the most recent trustee reports and any other relevant market information including announcements of interest payment deferrals or defaults of underlying trust preferred securities.  As in the past, for issuing banks that have defaulted, management assumes no recovery.  For issuing banks that have deferred its interest payments, management excludes the collateral balance associated with these banks and assumes no recoveries of such collateral balance in the future.  The exclusion of such issuing banks in a current deferral position is based on such bank experiencing a certain level of financial difficulty that raises doubt about its ability to satisfy its contractual debt obligation, and accordingly, the Company excludes the associated collateral balance from its estimate of expected cash flows.  Other assumptions used in the estimate of expected cash flows include expected future default rates and prepayments.  Specifically, the model assumes annual prepayment of 1.0% with 100% at maturity and assumes 150 basis points of additional annual defaults from banks that are currently not in default or deferral.  In addition, the model assumes no recoveries except for one trust preferred security which assumes that 31% of the banks currently deferring or in default will cure such positions between June 2011 and July 2015.  Management compares the present value of expected cash flows to those previously projected to determine if an adverse change in cash flows has occurred.  If an adverse change in cash flows has occurred, management determines the credit loss to be recognized in the current period and the portion related to noncredit factors to be recognized in other comprehensive income.

Based upon the quarterly analysis performed by management throughout 2010, the Company recognized $1.8 million of credit-related OTTI charged during the year ended December 31, 2010.

The following table presents a progression of the credit loss component of OTTI on debt securities recognized in earnings during the year ended December 31, 2010. The credit loss component represents the difference between the present value of expected future cash flows and the amortized cost basis of the security. As noted above, the credit component of OTTI recognized in earnings during the year ended 2010 is presented in two parts based upon whether the credit impairment in the current period is the first time the debt security was credit impaired (initial credit impairment) or if it is an additional credit impairment on a debt security that was credit impaired in previous periods.

(in thousands)	For the period ended December 31, 2010

Balance at January 1, 2010	$18,694
Additions:
Initial credit impairment	-
Additional credit impairment	1,782
Balance December 31, 2010	$20,476

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The following table presents additional information about the Company’s trust preferred securities with a credit rating of below investment grade:

(Dollars in thousands)

Deal Name		Type	Class	Original Cost	Amortized Cost	Fair Value	Difference (1)	Lowest Credit Rating	# of issuers currently performing	Actual deferrals/ defaults (as a % of original dollar)	Expected deferrals/ defaults (as a % of remaining of performing collateral)		Excess Subordination as a Percentage of Current Performing Collateral (4)
		Pooled trust preferred securities:
		Other-than-temporarily impaired
		Available for Sale:
P1	(5)	Pooled	Mezz	$1,124	$508	$150	$(358)	Ca	21	31.0%	25.2	%(2)	-
P2	(6)	Pooled	Mezz	3,778	1,197	772	(425)	Ca	26	25.5%	24.2	%(2)	13.0%
P3	(7)	Pooled	Mezz	2,962	1,545	406	(1,139)	Caa3	27	22.8%	23.3	%(2)	4.3%
P4	(8)	Pooled	Mezz	4,060	1,205	541	(664)	Ca	14	25.3%	-	(3)	3.2%
P5	(9)	Pooled	Mezz	5,147	826	167	(659)	Ca	23	34.6%	24.4	%(2)	20.2%

		Held to Maturity:
P6	(10)	Pooled	Mezz	2,175	986	299	(687)	Ca	21	31.0%	25.2	%(2)	-
P7	(6)	Pooled	Mezz	4,956	1,581	1,030	(551)	Ca	26	25.5%	24.2	%(2)	13.0%

		Single issuer trust preferred securities:
		Available for Sale:
S1		Single		1,149	1,043	1,043	-	Ba2	1	-	-
S2	(11)	Single		1,700	944	375	(569)	NR	1	-	-
S3		Single		5,119	5,089	5,025	(64)	BB+	1	-	-
S4		Single		535	512	508	(4)	BB+	1	-	-
S5	(12)	Single		261	235	94	(141)	NR	1	-	-
S6		Single		4,691	4,696	5,095	399	B2	1	-
S7		Single		1,046	1,029	1,050	21	NR	1	-	-
S8		Single		1,000	1,000	1,000	-	Caa1	1	-	-

		Held to Maturity:
S9		Single		4,000	4,000	4,000	-	NR	1	-	-
S10		Single		3,360	3,123	2,640	(483)	NR	1	-	-
S11		Single		3,564	3,539	3,465	(74)	NR	1	-	-
S12		Single		4,321	4,145	4,145	-	Ba1	1	-	-

	(1)
The differences noted consist of unrealized losses recorded at December 31, 2010 and noncredit other-than-temporary impairments recorded subsequent to April 1, 2009 that have not been reclassified as credit losses.

	(2)
Performing collateral is defined as total collateral minus all collateral that has been called, is currently deferring, or currently in default. This model for this security assumes that all collateral that is currently deferring will default with a zero recovery rate. The underlying issuers can cure, thus this bond could recover at a higher percentage upon default than zero.

	(3)
Performing collateral is defined as total collateral minus all collateral that has been called, is currently deferring, or currently in default. The model for this security assumes that 31% of all collateral that is currently deferring will cure between June 2011 and July 2015. If additional underlying issuers cure, this bond could recover at a higher percentage.

	(4)
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

	(5)	Other-than-temporary impairment losses of $370,000 were recognized during year ended December 31, 2010. No other-than-temporary impairment losses were incurred during the year ended December 31, 2009.
	(6)	No other-than-temporary impairment losses were incurred during the years ended December 31, 2010 and 2009.
	(7)	Other-than-temporary impairment losses of $72,000 and $1,379,000 were recognized during the years ended December 31, 2010 and 2009, respectively.
	(8)	Other-than-temporary impairment losses of $619,000 and $1,674,000 were recognized during the years ended December 31, 2010 and 2009, respectively.
	(9)
Other-than-temporary impairment losses of $1,750,000 were recognized during the year ended December 31, 2009. No other-than-temporary impairment losses were incurred during the year ended December 31, 2010.

	(10)
Other-than-temporary impairment losses of $706,000 were recognized during the year ended December 31, 2010. No other-than-temporary impairment losses were incurred during the year ended December 31, 2009.

	(11)
Other-than-temporary impairment losses of $638,000 were recognized during the year ended December 31, 2010. No other-than-temporary impairment losses were incurred during the year ended December 31, 2009.

	(12)
Other-than-temporary impairment losses of $15,000 were recognized during the year ended December 31, 2010. No other-than-temporary impairment losses were incurred during the year ended December 31, 2009.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The amortized cost and estimated fair value of debt securities at December 31, 2010, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties. Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

		Estimated
		Fair
(in thousands)	Cost	Value

Securities Available-for-Sale
Due in one year or less	$8,652	$8,697
Due after one year through five years	62,608	62,892
Due after five years through ten years	90,388	86,612
Due after ten years	245,794	252,663
	$407,442	$410,864

Securities Held-to-Maturity
Due in one year or less	$130	$130
Due after one year through five years	308	313
Due after five years through ten years	-	-
Due after ten years	23,427	22,657
	$23,865	$23,100

Gross gains and gross losses realized by the Company from investment security transactions are summarized in the table below:

(in thousands)	2010	2009	2008

Gross realized gains	$1,397	$259	$8
Gross realized losses	-	(1,085)	(3)
Investment security (losses) gains	$1,397	$(826)	$5

The specific identification method is used to determine the cost basis of securities sold.

The carrying value of securities pledged to secure public deposits and for other purposes as required or permitted by law approximated $204.6 million and $204.2 million at December 31, 2010 and 2009, respectively.

Note Four
Loans

The following summarizes the Company’s major classifications for loans:

(in thousands)	2010	2009
Residential real estate	$610,369	$595,678
Home equity	416,172	398,752
Commercial and industrial (1)	134,612	137,093
Commercial real estate (1)	661,758	614,959
Consumer (1)	38,424	41,684
DDA overdrafts (1)	2,876	2,555
Previously securitized loans	789	1,713
Gross Loans	1,865,000	1,792,434
Allowance for loan losses	(18,224)	(18,541)
Net Loans	$1,846,776	$1,773,893

(1) Certain prior year loan amounts have been reclassified to conform with the adoption of ASU No. 2010-20, “Receivables (Topic 830) – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.”

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

Note Five
Allowance for Loan Losses

Financing receivables on nonaccrual status, segregated by loans, were as follows:

(in thousands)	2010	2009
Commercial and industrial	$237	$369
Commercial real estate	7,705	10,951
Consumer	-	-
Residential real estate	1,352	1,859
Home equity	1,392	355
DDA overdrafts	-	-
Previously securitized loans	131	49
Total	$10,817	$13,583

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

An age analysis of the recorded investment of past due financing receivables, segregated by class of loans, as of December 31, 2010 is reflected in the following table:

(in thousands)	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Recorded Investment 90 or More Days Past Due
Commercial and industrial	$-	$-	$-	$-	$134,375	$134,612	$-
Commercial real estate	775	-	-	775	653,278	661,758	-
Consumer	122	20	5	147	38,277	38,424	5
Residential real estate	3,512	667	595	4,774	604,243	610,369	595
Home equity	1,817	278	181	2,276	412,504	416,172	181
DDA overdrafts	354	6	1	361	2,515	2,876	1
Previously securitized loans	247	44	54	345	313	789	54
Total	$6,827	$1,015	$836	$8,678	$1,845,505	$1,865,000	$836

Impaired loans as of December 31, 2010 and 2009 are as follows:

(in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
2010
With no related allowance recorded
Commercial and industrial	$-	$-	$-	$-	$-
Commercial real estate	13,755	18,390	-	13,849	367
Consumer	-	-	-	-	-
Residential real estate	483	483	-	485	32
Home equity	1,048	1,048	-	485	10
DDA overdrafts	-	-	-	-	-
Previously securitized loans	-	-	-	-	-

With an allowance recorded
Commercial and industrial	237	237	113	221	-
Commercial real estate	3,670	4,199	554	3,542	-
Consumer	5	5	1	-	-
Residential real estate	1,947	1,947	487	1,616	-
Home equity	824	824	206	183	-
DDA overdrafts	1	1	1	-	-
Previously securitized loans	185	185	46	170	-

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

(in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
2009
With no related allowance recorded
Commercial and industrial	$-	$-	$-	$-	$-
Commercial real estate	6,494	10,869	-	11,434	85
Consumer	-	-	-	-	-
Residential real estate	489	489	-	492	32
Home equity	298	298	-	298	10
DDA overdrafts	-	-	-	-	-
Previously securitized loans	-	-	-	-	-

With an allowance recorded
Commercial and industrial	402	402	138	613	-
Commercial real estate	9,898	10,415	1,468	14,251	148
Consumer	-	-	-	-	-
Residential real estate	2,177	2,177	544	3,220	-
Home equity	385	385	96	343	-
DDA overdrafts	-	-	-	-	-
Previously securitized loans	128	128	32	98	-

The average recorded investment in impaired loans during 2010, 2009, and 2008 was $20.4 million, $21.4 million, and $21.1 million, respectively.  The Company recognized approximately $0.4 million, $0.2 million, and $0.3 million of interest income received in cash on non-accrual and impaired loans in 2010, 2009 and 2008, respectively.  Approximately $0.5 million, $0.9 million and $0.7 million of interest income would have been recognized during 2010, 2009 and 2008, respectively, if such loans had been current in accordance with their original terms.  There were no commitments to provide additional funds on non-accrual, impaired, or other potential problem loans at December 31, 2010 and 2009.  The Company recognized interest income of $0.4 million, $0.2 million and $0.2 million using the accrual method of income recognition during the time period the loans were impaired for 2010, 2009 and 2008, respectively.

Corporate Credit Exposure

All loans within the portfolio are subject to internal risk grading.  The Company’s internal risk ratings are:  Exceptional, Good, Acceptable, Pass/Watch, Special Mention, Substandard and Doubtful.  Each internal risk rating is defined in the loan policy using the following criteria:  balance sheet yields, ratios and leverage, cash flow spread and coverage, prior history, capability of management, market position/industry, potential impact of changing economic, legal, regulatory or environmental conditions, purpose structure, collateral support, and guarantor support.  Risk grades are generally assigned by the primary lending officer and are periodically evaluated by the Company’s internal loan review process.  Based on an individual loan’s risk grade, estimated loss percentages are applied to the outstanding balance of the loan to determine the amount of probable loss.

The Company categorizes loans into risk categories based on relevant information regarding the customer’s debt service ability, capacity, overall collateral position along with other economic trends, and historical payment performance.  The risk grades for each credit are updated when the Company receives current financial information, the loan is reviewed by the Company’s internal loan review/credit administration departments, or the loan becomes delinquent or impaired.  The risk grades are updated a minimum of annually for loans rated exceptional, good, acceptable, or pass/watch.  Loans rated special mention, substandard or doubtful are reviewed at least quarterly.  The Company uses the following definitions for risk ratings:

Exceptional - loans classified as exceptional are secured with liquid collateral conforming to the internal loan policy.  Loans rated within this category pose minimal risk of loss to the bank and the risk grade within this pool of loans is generally updated on an annual basis.

Good - loans classified as good have similar characteristics that include a strong balance sheet, satisfactory debt service coverage ratios, strong management and/or guarantors, and little exposure to economic cycles.  Loans within this category are generally reviewed on an annual basis.  Loans in this category generally have a low chance of loss to the bank.

Acceptable – loans classified as acceptable have acceptable liquidity levels, adequate debt service coverage ratios, experienced management, and have average exposure to economic cycles.  Loans within this category generally have a low risk of loss to the bank.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Pass/Watch – loans classified as pass/watch have erratic levels of leverage and/or liquidity, cash flow is volatile and the borrower is subject to moderate economic risk.  A borrower in this category poses a low to moderate risk of loss to the bank.

Special Mention – loans classified as special mention have a potential weakness(es) that deserves management’s close attention.  The potential weakness could result in deterioration of the loan repayment or the bank’s credit position at some future date.  A loan rated in this category poses a moderate loss risk to the bank.

Substandard – loans classified as substandard reflect a customer with well defined weakness that jeopardize the liquidation of the debt.  Loans in this category have the possibility that the bank will sustain some loss if the deficiencies are not corrected and the bank’s collateral value is weakened by the financial deterioration of the borrower.

Doubtful – loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristics that make collection of the full contract amount highly improbable.  Loans rated in this category are most likely to cause the bank to have a loss due to a collateral shortfall or a negative capital position.

The following presents loans by internally assigned grade as of December 31, 2010 and 2009:

	Commercial and Industrial		Commercial Real Estate
(in thousands)	2010	2009	2010	2009
Risk Grade:
Exceptional	$3,241	$2,169	$47	$2
Good	5,693	16,752	68,417	61,170
Acceptable	98,067	89,914	396,072	349,436
Pass/Watch	20,675	18,218	142,223	156,006
Special Mention	4,030	7,115	28,547	23,458
Substandard	2,693	2,743	26,354	24,558
Doubtful	213	182	98	329
Total	$134,612	$137,093	$661,758	$614,959

The following presents loans by credit risk profile based on payment activity:

(in thousands)	Performing	Non-Performing	Total
December 31, 2010:
Residential real estate	$608,422	$1,947	$610,369
Home Equity	414,599	1,573	416,172
Consumer	38,419	5	38,424
DDA overdrafts	2,875	1	2,876
Previously securitized loans	604	185	789

December 31, 2009:
Residential real estate	593,501	2,177	595,678
Home Equity	398,367	385	398,752
Consumer	41,684	-	41,684
DDA overdrafts	2,555	-	2,555
Previously securitized loans	1,585	128	1,713

Allowance for loan loss

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

A summary of changes in the allowance for loan losses follows:

(in thousands)	2010	2009	2008

Balance at January 1	$18,541	$22,164	$17,399
Provision for possible loan losses	7,093	6,994	10,515
Charge-offs	(9,638)	(12,816)	(8,048)
Recoveries	2,228	2,199	2,298
Balance at December 31	$18,224	$18,541	$22,164

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

	December 31
(in thousands)	2010	2009	2008

Total principal amount of loans outstanding	$12,098	$15,119	$18,955
Discount	(11,309)	(13,406)	(14,733)
Net book value	$789	$1,713	$4,222
Principal amount of loans between 30 and 89 days past due	$345	$1,023	$999
Principal amount of loans between 90 and 119 days past due	54	79	10
Net credit (recoveries) during the year	(182)	(312)	(351)

Because the book value of the mortgage loans incorporates assumptions for expected cash flows considering prepayment and default rates, the carrying value of the loans is generally less than the actual contractual outstanding balance of the mortgage loans. As of December 31, 2010 and 2009, the Company reported a book value of previously securitized loans of $0.8 million and $1.7 million, respectively, while the actual outstanding balance of previously securitized loans at December 31, 2010 and 2009 was $12.1 million and $15.1 million, respectively. The difference (“the discount”) between the book value and actual outstanding balance of previously securitized loans is accreted into interest income over the life of the loans. If the discounted present value of estimated future cash flows from previously securitized loans declines below the recorded value, an impairment charge would be provided through the Company’s provision and allowance for loan losses. No such impairment charges were recorded during the three years in the period ended December 31, 2010.

Key assumptions used in estimating the value of the Company’s previously securitized loans were as follows:

	December 31
	2010	2009
Prepayment speed (CPR):
From January 2010 – December 2012	5%	6%
Thereafter	5%	5%

Weighted-average cumulative defaults	9.02%	9.26%

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

During 2010, 2009, and 2008 the Company recognized $4.0 million, $3.9 million, and $5.6 million, respectively, of interest income on the previously securitized loans and received cash of $4.6 million, $6.3 million, and $8.7 million, respectively, comprised of principal and interest payments from borrowers. During the second quarter of 2010, the Company recognized $1.1 million of additional interest income related to three of the six pools of previously securitized loans that had a negative carrying value due to actual recoveries that exceed estimates and discount accretion previously recognized.  As a result, the December 31, 2010 carrying value for these three pools is $0 and future cash receipts related to these three pools will be recognized in interest income as received.

Note Seven
Premises and Equipment

A summary of premises and equipment and related accumulated depreciation as of December 31 is summarized as follows:

(in thousands)	Estimated Useful Life	2010	2009

Land		$25,007	$23,901
Buildings and improvements	10 to 30 yrs.	71,028	70,095
Equipment	3 to 7 yrs.	35,444	43,215
		131,479	137,211
Less accumulated depreciation		(66,949)	(73,018)
Net premises and equipment		$64,530	$64,193

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Eight
Goodwill and Intangible Assets

The carrying amount of goodwill approximated $54.9 million at December 31, 2010 and 2009, respectively.  The Company completed its annual assessment of the carrying value of goodwill during 2010 and concluded that its carrying value was not impaired.

The following table summarizes core deposit intangibles as of December 31, 2010 and 2009, which are subject to amortization:

(in thousands)	2010	2009

Gross carrying amount	$4,404	$4,404
Accumulated amortization	(2,721)	(2,284)
Net core deposit intangible	$1,683	$2,120

During 2010, 2009, and 2008, the Company recognized pre-tax amortization expense of $437,000, $469,000, and $639,000, respectively, associated with its core deposit intangible assets. The estimated amortization expense for core deposit intangible assets for each of the next five years is as follows:

(in thousands)	Projected Amortization Expense

2011	$409
2012	392
2013	376
2014	359
2015	147
$1,683

Note Nine
Scheduled Maturities of Time Deposits

Scheduled maturities of time deposits outstanding at December 31, 2010 are summarized as follows:

(in thousands)

2011	$574,126
2012	236,646
2013	63,585
2014	34,816
2015	40,433
Over five years	63
Total	$949,669

     Scheduled maturities of time deposits of $100,000 or more outstanding at December 31, are summarized as follows:

(in thousands)	2010	2009

Within one year	$178,909	$146,790
Over one through two years	69,899	94,771
Over two through three years	16,216	29,556
Over three through four years	9,914	6,800
Over four through five years	13,697	8,718
Total	$288,635	$286,635

Note Ten
Short-Term Borrowings

A summary of short-term borrowings are as follows:

(dollars in thousands)	2010	2009	2008

Balance at end of year:
Securities repurchase agreements	$112,335	$116,329	$122,904
FHLB advances	375	2,000	71,559
Total	$112,710	$118,329	$194,463

Avg. outstanding during the year:
Securities repurchase agreements	$110,891	$125,024	$132,030
FHLB advances	1,684	8,992	4,837

Max. outstanding at any month end:
Securities repurchase agreements	$119,174	$154,577	$137,921
FHLB advances	2,000	42,256	71,559

Weighted-average interest rate:
During the year:
Securities repurchase agreements	0.25%	0.26%	1.89%
FHLB advances	4.93%	2.27%	2.74%
End of the year:
Securities repurchase agreements	0.25%	0.25%	0.38%
FHLB advances	4.38%	6.30%	0.84%

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Eleven
Long-Term Debt

The components of long-term debt are summarized as follows:

(in thousands)	Maturity	Weighted-Average Interest Rate	2010	2009

FHLB Advances	2011	4.45%	-	464
Junior subordinated debentures owed to City Holding Capital Trust III	2038	3.79%	16,495	16,495
Total Long-term debt			$16,495	$16,959

Through City National, the Company has purchased 58,255 shares of Federal Home Loan Bank (“FHLB”) stock at par value as of December 31, 2010. Such purchases are required based on City National’s maximum borrowing capacity with the FHLB.  Additionally, FHLB stock entitles the Company to dividends declared by the FHLB and provides an additional source of short-term and long-term funding, in the form of collateralized advances. Financing obtained from the FHLB is based, in part, on the amount of qualifying collateral available, specifically U.S. Treasury, U.S. agency debentures and mortgage-backed securities and 1-4 family residential mortgages. At December 31, 2010 and 2009, collateral pledged to the FHLB included approximately $456.0 million and $395.0 million, respectively, in investment securities and one-to-four-family residential property loans.  Therefore, in addition to the short-term (see Note Ten) and long-term financing discussed above, at December 31, 2010 and 2009, City National had an additional $455.7 million and $392.5 million, respectively, available from unused portions of lines of credit with the FHLB and other financial institutions.

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

Note Twelve
Derivative Instruments

The Company utilized interest rate floors to mitigate exposure to interest rate risk.  During 2005 and 2006, the Company entered into interest rate floors with a total notional value of $600 million, seven of which (total notional amount of $500 million) were designated as cash flow hedges.  These derivative instruments provided the Company protection against the impact of declining interest rates on future income streams from the Company’s portfolio of $500 million of variable-rate loans outstanding.  The interest rate floors had maturities between May 2008 and June 2011 and strike rates ranging from 6.00% to 8.00%.  During 2008, interest rate floors with a total notional value of $150 million matured.  The remaining interest rate floors with a total notional value of $450 million were sold during 2008.  The gains from the sales of $16.8 million will be recognized over the remaining lives of the various hedged loans.  At December 31, 2010, the unrecognized gain was approximately $1.1 million or $0.3 million net of taxes.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

As of December 31, 2010 and 2009, the Company has derivative financial instruments not included in hedge relationships.  These derivatives consist of interest rate swaps used for interest rate management purposes and derivatives executed with commercial banking customers to facilitate their interest rate management strategies.  The following table summarizes the fair value of these derivative financial instruments:

(in thousands)	December 31, 2010	December 31, 2009
Fair Value
Other Assets	$2,116	$19
Other Liabilities	2,116	19

Change in Fair Value
Noninterest income	$2,097	$(2,048)
Noninterest expense	2,097	(2,048)

Note Thirteen
Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows at December 31:

(in thousands)	2010	2009

Deferred tax assets:
Previously securitized loans	$6,533	$8,126
Allowance for loan losses	6,803	7,035
Deferred compensation payable	2,972	2,763
Underfunded pension liability	2,346	2,366
Unrealized securities losses	-	831
Accrued expenses	781	1,164
Impaired building and premises	1,195	1,019
Impaired security losses	10,265	8,013
Other	1,222	1,235
Total Deferred Tax Assets	32,117	32,552
Deferred tax liabilities:
Intangible assets	1,579	1,951
Unrealized securities gains	629	-
Deferred loan fees	16	222
Other	658	899
Total Deferred Tax Liabilities	2,882	3,072
Net Deferred Tax Assets	$29,235	$29,480

No valuation allowance for deferred tax assets was recorded at December 31, 2010 and 2009 as the Company believes it is more likely than not that all of the deferred tax assets will be realized because they were supported by recoverable taxes paid in prior years.

Significant components of the provision for income taxes are as follows:

(in thousands)	2010	2009	2008

Current:
Federal	$17,147	$10,083	$23,322
State	2,541	1,803	614
Total current	19,688	11,886	23,936

Total deferred	(1,235)	8,647	(14,449)
Income tax expense	$18,453	$20,533	$9,487
Income tax (benefit) expense attributable to securities transactions	$(2,310)	$(2,426)	$(15,306)

  A reconciliation of the significant differences between the federal statutory income tax rate and the Company’s effective income tax rate is as follows:

(in thousands)	2010	2009	2008

Computed federal taxes at statutory rate	$20,096	$22,111	$13,159
State income taxes, net of federal tax benefit	1,586	1,669	(671)
Tax effects of:
Tax-exempt interest income	(804)	(748)	(686)
Bank-owned life insurance	(1,269)	(1,195)	(1,026)
Tax reserve adjustment	(85)	(64)	(1,095)
Other items, net	(1,071)	(1,240)	(194)
Income tax expense	$18,453	$20,533	$9,487

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The entire amount of the Company’s unrecognized tax benefits if recognized, would favorably affect the Company’s effective tax rate.   The Company does not expect that the amounts of unrecognized tax positions will change significantly within the next 12 months.  A reconciliation of the beginning and ending balance of unrecognized tax benefits for the year ended December 31, 2010 is as follows:

(in thousands)

Balance at December 31, 2009	$-
Additions for current year tax positions	3,645
Additions for prior year tax positions	-
Decreases for prior year tax positions	-
Decreases for settlements with tax authorities	-
Decreases related to lapse of applicable statute oflimitation	-
Balance at December 31, 2010	$3,645

Interest and penalties on income tax uncertainties are included in income tax expense.  During 2010, 2009, and 2008, the provision related to interest and penalties was $0.1 million, $0.3 million, and $0.4 million, respectively.  The balance of accrued interest and penalties at December 31, 2010 and 2009 was $0.3 million and $0.4 million, respectively.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2007 through 2010. The Company and its subsidiaries state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2007 through 2010.  A tax examination by the State of West Virginia for the years 2004 through 2006 was completed during the third quarter of 2008.

Note Fourteen
Employee Benefit Plans

During 2003, shareholders approved the City Holding Company 2003 Incentive Plan (“the Plan”), replacing the Company’s 1993 Stock Incentive Plan that expired on March 8, 2003. Employees, directors, and individuals who provide service to the Company (collectively “Plan Participants”) are eligible to participate in the Plan. Pursuant to the terms of the Plan, the Compensation Committee of the Board of Directors, or its delegate, may, from time-to-time, grant stock options, stock appreciation rights (“SARs”), or stock awards to Plan Participants. A maximum of 1,000,000 shares of the Company’s common stock may be issued upon the exercise of stock options and SARs and stock awards, but no more than 350,000 shares of common stock may be issued as stock awards. These limitations may be adjusted in the event of a change in the number of outstanding shares of common stock by reason of a stock dividend, stock split, or other similar event. Specific terms of options and SARs awarded, including vesting periods, exercise prices (stock price at date of grant), and expiration dates are determined at the date of grant and are evidenced by agreements between the Company and the awardee. The exercise price of the option grants equals the market price of the Company’s stock on the date of grant. All incentive stock options and SARs will be exercisable up to ten years from the date granted and all options and SARs are exercisable for the period specified in the individual agreement. As of December 31, 2010, 363,250 stock options had been awarded pursuant to the terms of the Plan and 115,525 stock awards had been granted.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

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

A summary of the Company’s stock option activity and related information is presented in the following table for the years ended December 31:

	2010		2009		2008
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price
Outstanding at January 1	280,605	$33.56	270,455	$33.96	305,909	$32.05
Granted	15,500	32.09	17,500	27.98	31,000	34.28
Exercised	(7,962)	27.81	(1,350)	21.99	(66,454)	25.11
Forfeited	(750)	33.54	(6,000)	37.90	-	-
Outstanding at December 31	287,393	$33.64	280,605	$33.56	270,455	$33.96
Exercisable at end of year	178,393	32.75	169,230	32.61	157,205	32.72
Nonvested at beginning of year	111,375	$35.01	113,250	$35.68	102,125	$35.40
Granted during year	15,500	32.09	17,500	27.98	31,000	34.28
Vested during year	(17,625)	31.88	(17,875)	31.91	(19,875)	32.07
Forfeited during year	(250)	33.54	(1,500)	40.88	-	-
Nonvested at end of year	109,000	$35.10	111,375	$35.01	113,250	$35.68

Additional information regarding stock options outstanding and exercisable at December 31, 2010, is provided in the following table:

			Weighted-			Weighted-	Weighted-
			Average			Average	Average
		Weighted-	Remaining		No. of	Exercise Price	Remaining
Ranges of	No. of	Average	Contractual		Options	of Options	Contractual
Exercise	Options	Exercise	Life	Intrinsic	Currently	Currently	Life	Intrinsic
Prices	Outstanding	Price	(Months)	Value	Exercisable	Exercisable	(Months)	Value

$13.30	1,100	$13.30	13	$25	1,100	$13.30	13	$25
$26.62 - $33.90	193,793	31.41	59	934	142,293	31.89	44	617
$35.36 - $40.88	92,500	38.56	70	1	35,000	36.84	60	1
	287,393			$960	178,393			$643

Proceeds from stock option exercises were $0.2 million in 2010, less than $0.1 million in 2009, and $1.7 million in 2008. Shares issued in connection with stock option exercises are issued from available treasury shares. If no treasury shares are available, new shares are issued from available authorized shares.  During 2010, 2009, and 2008, all shares issued in connection with stock option exercises and restricted stock awards were issued from available treasury stock.

The total intrinsic value of stock options exercised was less than $0.1 million in 2010, less than $0.1 million in 2009, and $1.1 million in 2008.

Stock-based compensation expense totaled $0.3 million in 2010, $0.3 million in 2009, and $0.2 million in 2008. The total income tax benefit recognized in the accompanying consolidated statements of income related to stock-based compensation was less than $0.1 million in 2010. Unrecognized stock-based compensation expense related to stock options totaled $0.5 million at December 31, 2010. At such date, the weighted-average period over which this unrecognized expense was expected to be recognized was 1.5 years.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The fair value for the options was estimated at the grant date using a Black-Scholes option-pricing model with the following weighted average assumptions:

	2010	2009	2008

Risk-free interest rate	3.24%	2.52%	3.98%
Expected dividend yield	4.24%	4.86%	2.59%
Volatility factor	0.427	0.463	0.498
Expected life of option	8 years	8 years	8 years

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

Restricted shares are forfeited if officers and employees terminate prior to the lapsing of restrictions. The Company records forfeitures of restricted stock as treasury share repurchases and any compensation cost previously recognized is reversed in the period of forfeiture.  Recipients of restricted shares do not pay any cash consideration to the Company for the shares, have the right to vote all shares subject to such grant and receive all dividends with respect to such shares, whether or not the shares have vested.  The Company recognized $0.5 million and $0.4 million of compensation expense for the years ended December 31, 2010 and December 31, 2009, respectively, within salaries and employee benefits in the Company’s Consolidated Statements of Income associated with the restricted stock awards issued.  Unrecognized stock-based compensation expense related to non-vested restricted shares was $2.1 million at December 31, 2010. At December 31, 2010, this unrecognized expense is expected to be recognized over 5.9 years based on the weighted average-life of the restricted shares.

A summary of the Company’s restricted shares activity and related information is presented below for the years ended December 31:

	2010		2009
	Restricted	Average Market Price	Restricted	Average Market Price
	Awards	At Grant	Awards	At Grant

Outstanding at January 1	88,109		36,175
Granted	13,750	$31.47	59,100	$30.67
Vested	(5,799)		(7,166)
Outstanding at December 31	96,060		88,109

Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options at the time of grant.

The Company provides retirement benefits to its employees through the City Holding Company 401(k) Plan and Trust (“the 401(k) Plan”), which is intended to be compliant with Employee Retirement Income Security Act (ERISA) section 404(c). Any employee who has attained age 21 is eligible to participate beginning the first day of the month following employment. Unless specifically chosen otherwise, every employee is automatically enrolled in the 401(k) Plan and may make before-tax contributions of between 1% and 15% of eligible pay up to the dollar limit imposed by Internal Revenue Service regulations. The first 6% of an employee’s contribution is matched 50% by the Company. The employer matching contribution is invested according to the investment elections chosen by the employee. Employees are 100% vested in both employee and employer contributions and the earnings generated by such contributions. As of December 31, 2010, there were 17 investment options, including City Holding Company common stock, available under the 401(k) Plan.

The Company’s total expense associated with the 401(k) Plan approximated $605,000, $609,000, and $597,000, in 2010, 2009, and 2008, respectively. The total number of shares of the Company’s common stock held by the 401(k) Plan as of December 31, 2010 and 2009 is 309,259 and 313,263, respectively. Other than the 401(k) Plan, the Company offers no postretirement benefits.

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

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Primarily as a result of the interest rate environment over the past two years, the benefit obligation exceeded the estimated fair value of plan assets as of December 31, 2010 and December 31, 2009. The Company has recorded a pension liability of $2.5 million and $2.4 million as of December 31, 2010 and 2009, respectively, included in Other Liabilities within the Consolidated Balance Sheets, and a $3.8 million and $3.7 million, net of tax, underfunded pension liability in Accumulated Other Comprehensive Income within Shareholders’ Equity at December 31, 2010 and 2009, respectively. The following table summarizes activity within the Defined Benefit Plan in 2010 and 2009:

	Pension Benefits
(in thousands)	2010	2009

Change in fair value of plan assets:
Fair value at beginning of measurement period	$9,154	$7,195
Actual gain on plan assets	1,076	1,775
Contributions	163	879
Benefits paid	(725)	(694)
Fair value at end of measurement period	9,668	9,155

Change in benefit obligation:
Benefit obligation at beginning of measurement period	(11,604)	(11,181)
Interest cost	(674)	(678)
Actuarial loss	(649)	(440)
Benefits paid	725	694
Benefit obligation at end of measurement period	(12,202)	(11,605)
Funded status	(2,534)	(2,450)

Unrecognized net actuarial gain	6,164	6,149
Other comprehensive loss	(6,164)	(6,149)
Accrued Benefit Cost	$(2,534)	$(2,450)

Weighted-average assumptions as of December 31:
Discount rate	5.50%	6.00%
Expected return on plan assets	8.00%	8.00%

The following table presents the components of the net defined benefit pension benefit:

	Pension Benefits
(in thousands)	2010	2009	2008
Components of net periodic benefit:
Interest cost	$674	$678	$662
Expected return on plan assets	(812)	(797)	(857)
Net amortization and deferral	370	319	245
Net Periodic Pension Cost	$232	$200	$50

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

The expected long-term rate of return for the plan’s assets is based on the expected return of each of the categories, weighted based on the median of the target allocation for each class, noted in the table below. The allowable, target, and current allocation percentages of plan assets are as follows:

			Percentage of Plan Assets at December 31
	Target Allocation 2010	Allowable Allocation Range	2010	2009
Equity securities	70-75%	40-80%	59%	63%
Debt securities	20-25%	20-40%	31%	32%
Other	0-5%	3-10%	10%	5%
Total			100%	100%

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

(in thousands)	Total	Level 1	Level 2	Level 3
2010
Cash and cash equivalents	$457	$457	$-	$-
Mutual funds	1,965	1,112	853	-
Common stocks	5,198	4,834	364	-
Mortgage-backed securities	348	-	348	-
Government and GSE bonds	1,407	-	1,407	-
Corporate Bonds	293	-	293	-
Total	9,668	6,403	3,265	-

2009
Cash and cash equivalents	$389	$389	$-	$-
Mutual funds	2,115	971	1,144	-
Common stocks	4,805	4,431	374	-
Mortgage-backed securities	1,303	-	1,303	-
Government and GSE bonds	543	-	543	-
Total	9,155	5,791	3,364	-

Mutual funds include large value and fixed income funds.  Common stocks include investments in small to mid cap funds and large cap funds primarily located inside of the United States.  Common stocks also include funds invested in commercial real estate as well as international value funds.  Government and GSE bonds include U.S. Treasury notes with varying maturity dates.  Corporate bonds include taxable bonds issued by U.S. corporations.

The Company anticipates making a contribution to the plan of $0.4 million for the year ending December 31, 2011.  The following table summarizes the expected benefits to be paid in each of the next five years and in the aggregate for the five years thereafter:

Plan Year Ending December 31	Expected Benefits to be Paid
(in thousands)

2011	$779
2012	774
2013	786
2014	796
2015	806
2016 through 2020	4,277

In addition, the Company and its subsidiary participate in the Pentegra multi-employer pension plan (the “multi-employer plan”).  This non-contributory defined benefit plan covers current and former employees of Classic Bancshares (acquired by the Company during 2005). It is the policy of the Company to fund the normal cost of the multiemployer plan on an annual basis.  No contributions were required for the years ended December 31, 2010 and 2009.  The benefits of the multi-employer plan were frozen prior to the acquisition of Classic Bancshares in 2005, and it is the intention of the Company to fund benefit amounts when assets of the plan are sufficient.

The Company has entered into employment contracts with certain of its current and former executive officers. The employment contracts provide for, among other things, the payment of termination compensation in the event an executive officer either voluntarily or involuntarily terminates his employment with the Company for other than “Just Cause.” The cost of these benefits was accrued over the four-year service period for each executive and is included in Other Liabilities within the Consolidated Balance Sheets. The liability was $2.0 million and $2.0 million at December 31, 2010 and 2009, respectively. No charge to operations was incurred for the years ended December 31, 2010 and December 31, 2009.

Certain entities previously acquired by the Company had entered into individual deferred compensation and supplemental retirement agreements with certain current and former directors and officers. The Company has assumed the liabilities associated with these agreements, the cost of which is being accrued over the period of active service from the date of the respective agreement. The cost of such agreements approximated $0.2 million, $0.2 million, and $0.2 million, during 2010, 2009, and 2008, respectively. The liability for such agreements approximated $4.3 million and $4.4 million at December 31, 2010 and December 31, 2009, respectively and is included in Other Liabilities in the accompanying Consolidated Balance Sheets.

To assist in funding the above liabilities, the acquired entities had insured the lives of certain current and former directors and officers. The Company is the current owner and beneficiary of insurance policies with a cash surrender value approximating $7.1 million and $7.0 million at December 31, 2010 and 2009, respectively, which is included in Other Assets in the accompanying Consolidated Balance Sheets.

Note Fifteen
Related Party Transactions

City National has granted loans to certain non-executive officers and directors of the Company and its subsidiaries, and to their associates totaling $39.8 million at December 31, 2010 and $41.2 million at December 31, 2009. The loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with third-party lending arrangements.  During 2010, total principal additions were $2.7 million and total principal reductions were $4.1 million.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Sixteen
Commitments and Contingent Liabilities

The Company has entered into agreements with certain of its customers to extend credit or provide a conditional commitment to provide payment on drafts presented in accordance with the terms of the underlying credit documents. The Company also provides overdraft protection to certain demand deposit customers that represent an unfunded commitment.  Overdraft protection commitments, which are included with other commitments below, are uncollateralized and are paid at the Company’s discretion.  Conditional commitments generally include standby and commercial letters of credit. Standby letters of credit represent an obligation of the Company to a designated third party contingent upon the failure of a customer of the Company to perform under the terms of the underlying contract between the customer and the third party. Commercial letters of credit are issued specifically to facilitate trade or commerce. Under the terms of a commercial letter of credit, drafts will be drawn when the underlying transaction is consummated, as intended, between the customer and a third party. The funded portion of these financial instruments is reflected in the Company’s balance sheet, while the unfunded portion of these commitments is not reflected in the balance sheet.  The table below presents a summary of the contractual obligations of the Company resulting from significant commitments:

(in thousands)	2010	2009

Commitments to extend credit:
Home equity lines	$141,162	$132,757
Commercial real estate	29,916	33,191
Other commitments	160,535	177,759
Standby letters of credit	19,864	18,092
Commercial letters of credit	1,096	30

Loan commitments, standby letters of credit and commercial letters of credit have credit risks essentially the same as that involved in extending loans to customers and are subject to the Company’s standard credit policies. Collateral is obtained based on management’s credit assessment of the customer. Management does not anticipate any material losses as a result of these commitments.

In 2010, City National was named as a defendant in a putative class action alleging that the manner in which City National assessed overdraft fees to its consumer checking accounts violates the West Virginia Consumer Credit and Protection Act, breached an implied covenant of good faith and fair dealing and creates an unjust enrichment to City National. The amount claimed by the plaintiffs has not been determined, but could be material.  On October 8, 2010, City National filed a Motion to Dismiss, which was heard on December 13, 2010.  Proposed orders were submitted to the Circuit Court on December 30, 2010, but no ruling has been made.

We cannot estimate any possible loss or range of loss, if any, at this time.  No assurance can be given at this time that the litigation against us will be resolved amicably, that if this litigation results in an adverse decision that we will be successful in seeking indemnification, that this litigation will not be costly to defend, that this litigation will not have an impact on our financial condition or results of operations or that, ultimately, any such impact will not be material.

In addition, the Company and City National are involved in various legal actions arising in the ordinary course of business. There can be no assurance that the ultimate resolution of the current actions will not materially impact the financial statements or that no material actions will be presented in the future.

Note Seventeen
Preferred Stock and Shareholder Rights Plan

The Company’s Board of Directors has the authority to issue preferred stock, and to fix the designation, preferences, rights, dividends, and all other attributes of such preferred stock, without any vote or action by the shareholders. As of December 31, 2010, no such shares are outstanding, nor are any expected to be issued, except as might occur pursuant to the Stock Rights Plan discussed below.

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

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Eighteen
Regulatory Requirements and Capital Ratios

The principal source of income and cash for City Holding (the “Parent Company”) is dividends from City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. Approval is also required if dividends declared would cause City National’s regulatory capital to fall below specified minimum levels.  At December 31, 2010, City National could pay dividends up to $30.2 million plus net profits for 2011, as defined by statute, up to the dividend declaration date without prior regulatory permission.

During 2010, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders, (2) remit interest payments on the Company’s junior subordinated debentures, and (3) fund repurchases of the Company’s common shares. As of December 31, 2010, the Parent Company reported a cash balance of approximately $2.2 million.  Management believes that the Parent Company’s available cash balance, together with cash dividends from City National, is adequate to satisfy its funding and cash needs in 2011.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and City National to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 2010, that the Company and City National met all capital adequacy requirements to which they were subject.

As of December 31, 2010, the most recent notifications from banking regulatory agencies categorized the Company and City National as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since these notifications that management believes have changed the institutions’ categories. The Company’s and City National’s actual capital amounts and ratios are presented in the following table.

					Well
	2010		2009		Capitalized	Minimum
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Ratio	Ratio

Total Capital (to Risk-Weighted Assets):
Consolidated	$273,554	14.8%	$262,535	14.6%	10.0%	8.0%
City National	246,419	13.6	213,389	12.3	10.0	8.0

Tier I Capital (to Risk-Weighted Assets):
Consolidated	291,861	13.9	281,221	13.6	6.0	4.0
City National	264,726	12.7	232,075	11.3	6.0	4.0

Tier I Capital (to Average Assets):
Consolidated	291,861	10.5	281,221	10.2	5.0	4.0
City National	264,726	9.6	232,075	8.4	5.0	4.0

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

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company bases fair value of assets and liabilities on quoted market prices, prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data. If such information is not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Furthermore, the reported fair value amounts have not been comprehensively revalued since the presentation dates, and therefore, estimates of fair value after the balance sheet date may differ significantly from the amounts presented herein. A more detailed description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

Securities Available for Sale.  Securities available for sale are reported at fair value utilizing Level 1, Level 2, and Level 3 inputs.  The fair value of securities available for sale is determined by utilizing a market approach by obtaining quoted prices on nationally recognized securities exchanges (other than forced or distressed transactions) that occur in sufficient volume or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.  If such measurements are unavailable, the security is classified as Level 3.  Significant judgment is required to make this determination.

The Company has determined that its pooled trust preferred securities should be priced using Level 3 inputs in accordance with FASB ASC Topic 820, Fair Value Measurements and Disclosures and guidance issued by the SEC. The Company has determined that there are few observable transactions and market quotations available for pooled trust preferred securities and they are not reliable for purposes of determining fair value at December 31, 2010.  Due to these circumstances, the Company has elected to utilize an income valuation approach produced by a third party pricing source.  This third party model utilizes deferral and default probabilities for the underlying issuers, estimated prepayment rates and assumes no future recoveries of any defaults or deferrals.  The Company then compares the values provided by the third party model with other external sources. At such time as there are observable transactions or quoted prices that are associated with an orderly and active market for pooled trust preferred securities, the Company will incorporate such market values in its estimate of fair values for these securities.

Derivatives.  Derivatives are reported at fair value utilizing Level 2 inputs.  The Company utilizes a market approach by obtaining dealer quotations to value its customer interest rate swaps.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The following table presents assets and liabilities measured at fair value on a recurring basis at December 31, 2010 and 2009:

(in thousands)	Total	Level 1	Level 2	Level 3
2010
Assets:
Obligations of states and political subdivisions	$65,926	$-	$65,926	$-
Mortgage-backed securities:
U.S. Government agencies	266,817	-	266,817	-
Private label	8,118	-	8,118	-
Trust preferred securities	54,610	-	52,106	2,504
Corporate securities	15,393	-	15,393	-
Marketable equity securities	4,693	4,693	-	-
Investment funds	1,610	1,610	-	-
Derivative assets	2,116	-	2,116	-
Derivative liabilities	2,116	-	2,116	-

2009
Assets:
Obligations of states and political subdivisions	$52,735	$-	$52,735	$-
Mortgage-backed securities:
U.S. Government agencies	302,794	-	302,794	-
Private label	11,988	-	11,988	-
Trust preferred securities	63,735	-	59,730	4,005
Corporate securities	19,488	-	19,488	-
Marketable equity securities	5,094	5,094	-	-
Investment funds	16,908	16,908	-	-
Derivative assets	19	-	19	-
Derivative liabilities	19	-	19	-

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis for Level 3 assets for the year ended December 31, 2010 and 2009.

(in thousands)	Investment Securities Available for Sale

Balance, December 31, 2008	$7,519
Total gains/or losses (realized and unrealized) :
Impairment losses on investment securities	(3,838)
Included in other comprehensive income	324
Transfers into Level 3	-
Balance, December 31, 2009	$4,005
Total gains/or losses (realized and unrealized) :
Impairment losses on investment securities	(5,358)
Included in other comprehensive income	3,857
Transfers into Level 3	-
Balance, December 31, 2010	$2,504

Beginning January 1, 2010, the Company changed its policy for recording transfers into and out of the fair value hierarchy levels in response to amended U.S. GAAP.  All such transfers are now assumed to be as of the end of the quarter in which the transfer occurred, whereas, previously, the Company assumed transfers into levels to occur at the beginning of a period and transfers out of levels to occur at the end of a period.  During the year ended December 31, 2010, the Company did not have any transfers between the fair value hierarchy levels.

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accounting principles.  These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period.  At December 31, 2010 and 2009, the Company has $21.3 million and $19.5 million, respectively of impaired loans that are measured at fair value on a nonrecurring basis.  These assets are considered to be measured at Level 2 in the fair value measurement hierarchy.

The Company used the following methods and significant assumptions were used to estimate fair value amounts for assets measured on a nonrecurring basis.

Long-lived assets held for sale.  Long-lived assets held for sale include real estate owned.  The fair value of real estate owned is determined by utilizing a market based approach based on independent full appraisals and real estate broker’s price opinions, less estimated selling costs.   Certain properties require assumptions that are not observable in an active market in the determination of fair value.  Assets that are acquired through foreclosure, repossession or return are initially recorded at the lower of the loan or lease carrying amount or fair value less estimated selling costs at the time of transfer to real estate owned.  At December 31, 2010 and 2009, the Company has $9.3 million and $11.7 million, respectively of long-lived assets held for sale that are measured at fair value on a nonrecurring basis.  These assets are considered to be measured at Level 2 in the fair value measurement hierarchy.  The Company wrote down approximately $0.9 million and $0.4 million of long-lived assets held for sale to their fair value during the year ended December 31, 2010 and 2009, respectively.

Impaired Loans.  Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with ACS Topic 310, “Receivables.” The fair value of impaired loans is estimated using one of several methods, including collateral value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2010 and 2009, substantially all of the impaired loans were evaluated based on the fair value of the collateral. In accordance with ASC Topic 820, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.  The Company recorded $0.8 million in fair value losses on impaired loans during the year ended December 31, 2010 based on the estimated fair value of the underlying collateral.  This amount is included in the provision for loan losses on the consolidated statements of income.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Previously Securitized Loans.  The Company utilizes an income valuation approach through the use of an internal valuation model that calculates the present value of estimated future cash flows.  The internal valuation model incorporates assumptions such as loan prepayment and default rates. Using cash flow modeling techniques that incorporate these assumptions, the Company estimated total future cash collections expected to be received from these loans and determined the yield at which the resulting discount would be accreted into income.  Previously securitized loans are reported at fair value utilizing Level 3 inputs.  The Company recognized $1.0 million of accretion for the year ended December 31, 2010 associated with these loans.  No impairment losses were recorded during 2010 or 2009 on the previously securitized loans related to the change in fair value.

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

The following table represents the estimates of fair value of financial instruments:

	Fair Value of Financial Instruments
	2010		2009
	Carrying	Fair	Carrying	Fair
(in thousands)	Amount	Value	Amount	Value

Assets:
Cash and cash equivalents	$66,379	$66,379	$62,635	$62,635
Securities available-for-sale	429,720	429,720	485,767	485,767
Securities held-to-maturity	23,865	23,100	28,164	25,020
Net loans	1,846,776	1,889,986	1,773,893	1,857,566
Liabilities:
Deposits	2,171,375	2,091,402	2,163,722	2,050,830
Short-term borrowings	112,710	112,722	118,329	118,401
Long-term debt	16,495	16,495	16,959	16,986

The following methods and assumptions were used in estimating fair value for financial instruments:

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

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

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

Note Twenty
City Holding Company (Parent Company Only) Financial Information

Condensed Balance Sheets
	December 31
(in thousands)	2010	2009

Assets
Cash	$2,249	$16,084
Securities available-for-sale	4,693	5,094
Investment in subsidiaries	321,798	303,336
Deferred tax asset	3,440	3,123
Fixed assets	13	14
Other assets	4,480	3,194
Total Assets	$336,673	$330,845

Liabilities
Junior subordinated debentures	$16,495	$16,495
Dividends payable	5,272	5,400
Accrued interest payable	27	27
Other liabilities	18	21
Total Liabilities	21,812	21,943

Shareholders’ Equity	314,861	308,902
Total Liabilities and Shareholders’ Equity	$336,673	$330,845

Junior subordinated debentures represent the Parent Company’s amounts owed to City Holding Capital Trust III.

Condensed Statements of Income
	Year Ended December 31
(in thousands)	2010	2009	2008

Income
Dividends from subsidiaries	$17,200	$39,500	$40,900
Other income	156	262	286
	17,356	39,762	41,186
Expenses
Interest expense	641	757	1,170
Investment securities losses	3,643	1,720	1,954
Loss on early extinguishment of debt	-	-	1,208
Other expenses	594	571	413
	4,878	3,048	4,745
Income Before Income Tax Benefit and Equity in Undistributed Net Income (Excess Dividends) of Subsidiaries	12,478	36,714	36,441
Income tax benefit	(2,066)	(1,172)	(1,930)
Income Before Equity in Undistributed Net Income (Excess Dividends) of Subsidiaries	14,544	37,886	38,371
Equity in undistributed net income (excess dividends) of subsidiaries	24,416	4,759	(10,262)
Net Income	$38,960	$42,645	$28,109

Condensed Statements of Cash Flows
	Year Ended December 31
(in thousands)	2010	2009	2008
Operating Activities
Net income	$38,960	$42,645	$28,109
Adjustments to reconcile net income to net cash provided by operating activities:
Realized investment securities losses	3,643	1,720	1,954
Amortization and accretion	19	19	17
Depreciation	1	4	22
(Increase) in other assets	(2,806)	(161)	(463)
Increase (decrease) in other liabilities	827	573	(463)
(Equity in undistributed net income) excess dividends of subsidiaries	(24,416)	(4,759)	10,263
Net Cash Provided by Operating Activities	16,228	40,041	39,439

Investing Activities
Purchases of available for sale securities	(248)	(2,753)	(5,312)
Proceeds from sales of available for sale securities	-	317	186
Investment in subsidiaries	4,201	2,600	(11,687)
Net Cash Provided by (Used in) Investing Activities	3,953	164	(16,813)

Financing Activities
Proceeds from long-term debt	-	-	16,495
Redemption of junior subordinated debentures	-	-	(16,836)
Dividends paid	(21,350)	(21,675)	(21,483)
Purchases of treasury stock	(12,902)	(3,886)	(10,974)
Exercise of stock options	221	29	1,669
Excess tax benefits from stock-based compensation arrangements	15	-	266
Net Cash Used in Financing Activities	(34,016)	(25,532)	(30,863)
(Decrease) Increase in Cash and Cash Equivalents	(13,835)	14,673	(8,237)
Cash and cash equivalents at beginning of year	16,084	1,411	9,648
Cash and Cash Equivalents at End of Year	$2,249	$16,084	$1,411

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Twenty-One
Summarized Quarterly Financial Information (Unaudited)

A summary of selected quarterly financial information for 2010 and 2009 follows:

	First	Second	Third	Fourth
(in thousands, except per share data)	Quarter	Quarter	Quarter	Quarter

2010
Interest income	$30,935	$31,770	$29,970	$29,241
Taxable equivalent adjustment	255	246	244	244
Interest income (FTE)	31,190	32,016	30,214	29,485
Interest expense	7,444	7,092	6,810	6,282
Net interest income	23,746	24,924	23,404	23,203
Provision for loan losses	1,080	1,823	1,847	2,343
Investment securities losses	(1,651)	(231)	(1,566)	(1,219)
Noninterest income	13,763	13,509	13,209	13,125
Noninterest expense	20,551	19,965	19,804	18,401
Income before income tax expense	14,227	16,414	13,396	14,365
Income tax expense	4,659	5,453	4,129	4,212
Taxable equivalent adjustment	255	246	244	244
Net income	$9,313	$10,715	$9,023	$9,909

Net earnings available to common shareholders	$9,263	$10,647	$8,970	$9,849

Basic earnings per common share	$0.59	$0.68	$0.58	$0.64
Diluted earnings per common share	0.58	0.68	0.58	0.64
Average common shares outstanding:
Basic	15,793	15,656	15,496	15,439
Diluted	15,851	15,721	15,552	15,508

2009
Interest income	$34,534	$32,964	$32,651	$31,887
Taxable equivalent adjustment	220	219	236	234
Interest income (FTE)	34,754	33,183	32,887	32,121
Interest expense	9,780	9,526	8,995	8,302
Net interest income	24,974	23,657	23,892	23,819
Provision for loan losses	1,650	2,150	1,675	1,575
Investment securities losses	(2,075)	(332)	(2,320)	(1,437)
Noninterest income	14,508	14,619	14,660	14,360
Noninterest expense	18,834	20,336	18,802	19,216
Income before income tax expense	16,923	15,458	15,755	15,951
Income tax expense	5,779	5,093	5,022	4,639
Taxable equivalent adjustment	220	219	236	234
Net income	$10,924	$10,146	$10,497	$11,078

Net earnings available to common shareholders	$10,908	$10,134	$10,496	$11,068

Basic earnings per common share	$0.69	$0.64	$0.66	$0.70
Diluted earnings per common share	0.69	0.64	0.66	0.70
Average common shares outstanding:
Basic	15,921	15,908	15,893	15,838
Diluted	15,933	15,949	15,952	15,897

Note Twenty-Two
Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share:

(in thousands, except per share data)	2010	2009	2008

Distributed earnings allocated to common stock	$20,956	$21,481	$21,644
Undistributed earnings allocated to common stock	17,767	21,185	6,414
Net earnings allocated to common shareholders	$38,723	$42,666	$28,058

Average shares outstanding	15,589	15,877	16,118
Effect of dilutive securities:
Employee stock options	62	55	49
Shares for diluted earnings per share	15,651	15,932	16,167

Basic earnings per share	$2.48	$2.69	$1.74
Diluted earnings per share	$2.47	$2.68	$1.74

Options to purchase 112,500, 199,418 and 97,500 shares of common stock at exercise prices between $33.90 and $40.88, $31.32 and $40.88, and $36.48 and 40.88 per share were outstanding during 2010, 2009, and 2008, respectively, but were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price of the common shares and therefore, the effect would be antidilutive.