Form 10-K, Exhibit 13
period 2011-12-31
CITY HOLDING CO
filed 2012-03-15
CIK 726854

Selected Financial Data

Table One
Five-Year Financial Summary
(in thousands, except per share data)
	2011	2010	2009	2008	2007
Summary of Operations
Total interest income	$112,888	$121,916	$132,036	$147,673	$157,315
Total interest expense	20,758	27,628	36,603	45,918	60,276
Net interest income	92,130	94,288	95,433	101,755	97,039
Provision for loan losses	4,600	7,093	6,994	10,515	5,327
Total other income	54,860	48,939	51,983	21,936	56,136
Total other expenses	81,141	78,721	77,244	75,580	71,036
Income before income taxes	61,249	57,413	63,178	37,596	76,812
Income tax expense	20,571	18,453	20,533	9,487	25,786
Net income available to common shareholders	40,678	38,960	42,645	28,109	51,026

Per Share Data
Net income basic	$2.68	$2.48	$2.69	$1.74	$3.02
Net income diluted	2.67	2.47	2.68	1.74	3.01
Cash dividends declared	1.37	1.36	1.36	1.36	1.24
Book value per share	21.05	20.31	19.45	17.90	18.21

Selected Average Balances
Total loans	$1,899,388	$1,820,588	$1,797,115	$1,743,846	$1,717,756
Securities	454,513	507,915	501,475	458,446	512,061
Interest-earning assets	2,391,484	2,348,258	2,304,053	2,210,236	2,257,447
Deposits	2,221,414	2,190,324	2,136,949	2,015,075	1,996,104
Long-term debt	16,495	16,876	18,286	21,506	24,476
Shareholders’ equity	316,161	316,030	294,583	303,189	301,639
Total assets	2,701,720	2,654,497	2,608,750	2,502,411	2,511,992

Selected Year-End Balances
Net loans	$1,953,694	$1,846,776	$1,773,893	$1,790,180	$1,749,622
Securities	396,175	453,585	513,931	459,657	417,016
Interest-earning assets	2,374,804	2,334,921	2,309,884	2,276,119	2,193,829
Deposits	2,221,268	2,171,375	2,163,722	2,041,130	1,990,081
Long-term debt	16,495	16,495	16,959	19,047	4,973
Shareholders’ equity	311,134	314,861	308,902	285,463	295,161
Total assets	2,777,109	2,637,295	2,622,620	2,586,403	2,482,949

Performance Ratios
Return on average assets	1.51%	1.47%	1.63%	1.12%	2.03%
Return on average equity	12.87	12.33	14.48	9.27	16.92
Return on average tangible common equity	15.66	15.02	17.95	11.44	20.99
Net interest margin	3.89	4.06	4.18	4.64	4.34
Efficiency ratio	55.87	52.93	49.99	46.27	45.93
Dividend payout ratio	51.12	54.84	50.56	78.16	41.06

Asset Quality
Net charge-offs to average loans	0.18%	0.41%	0.59%	0.33%	0.18%
Provision for loan losses to average loans	0.24	0.39	0.39	0.60	0.31
Allowance for loan losses to nonperforming loans	87.76	156.39	132.02	85.72	103.40
Allowance for loan losses to total loans	0.98	0.98	1.03	1.22	0.98

Consolidated Capital Ratios
Total	14.07%	14.81%	14.44%	13.46%	15.11%
Tier I Risk-based	13.12	13.88	13.46	12.27	14.12
Tier I Leverage	10.18	10.54	10.10	9.47	10.31
Average equity to average assets	11.70	11.91	11.29	12.12	12.01
Average tangible equity to average tangible assets	9.82	9.98	9.31	10.05	9.91

Full-time equivalent employees	795	805	809	827	811

Two-Year Summary of
Common Stock Prices and Dividends

	Cash
	Dividends	Market Value
	Per Share*	Low	High
2011
Fourth Quarter	$0.35	$26.06	$35.10
Third Quarter	0.34	26.82	33.96
Second Quarter	0.34	30.55	36.37
First Quarter	0.34	33.79	37.22

2010
Fourth Quarter	$0.34	$30.37	$38.03
Third Quarter	0.34	26.87	31.15
Second Quarter	0.34	27.88	37.28
First Quarter	0.34	30.37	34.92

*As more fully discussed under the caption Liquidity in Management’s Discussion and Analysis and in Note Nineteen of the Notes to Consolidated Financial Statements, the Company’s ability to pay dividends to its shareholders is dependent upon the ability of City National to pay dividends to City Holding (“Parent Company”).

The Company’s common stock trades on the NASDAQ stock market under the symbol CHCO. This table sets forth the cash dividends paid per share and information regarding the market prices per share of the Company’s common stock for the periods indicated. The price ranges are based on transactions as reported on the NASDAQ stock market. At December 31, 2011, there were 2,802 shareholders of record.

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

Critical Accounting Policies

The accounting policies of the Company conform to U.S. generally accepted accounting principles and require management to make estimates and develop assumptions that affect the amounts reported in the financial statements and related footnotes. These estimates and assumptions are based on information available to management as of the date of the financial statements. Actual results could differ significantly from management’s estimates. As this information changes, management’s estimates and assumptions used to prepare the Company’s financial statements and related disclosures may also change. The most significant accounting policies followed by the Company are presented in Note One of the Notes to Consolidated Financial Statements included herein. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses, income taxes, and other-than-temporary impairment on investment securities to be the accounting areas that require the most subjective or complex judgments and, as such, could be most subject to revision as new information becomes available.   The Company’s business activities are currently limited to one reportable business segment, which is community banking.

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

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2008 through 2011. The Company and its subsidiary’s state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2008 through 2011.

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

As a result of this review, the Company recognized $1.3 million of credit-related net investment impairment charges during 2011.  The charges deemed other than temporary were related to pooled bank trust preferreds with a remaining book value of $3.4 million and community bank and bank holding company equity positions with remaining book value of $3.9 million at December 31, 2011.

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

At December 31, 2011, approximately 18.9% of total assets, or $525.8 million, consisted of financial instruments recorded at fair value. Of this total, approximately 99.6% or $523.8 million of these financial instruments used valuation methodologies involving observable market data, collectively Level 1 and Level 2 measurements, to determine fair value. Approximately 0.4% or $2.0 million of these financial instruments were valued using unobservable market information or Level 3 measurements. The financial instruments valued using unobservable market information were pooled trust preferred investment securities classified as available-for-sale. At December 31, 2011, approximately $11.5 million of total liabilities were recorded at fair value using methodologies involving observable market data. The Company does not believe that any changes in the unobservable inputs used to value the financial instruments mentioned above would have a material impact on the Company’s results of operations, liquidity, or capital resources. See Note Twenty of the Notes to Consolidated Financial Statements for additional information regarding ASC Topic 820 and its impact on the Company’s financial statements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
Financial Summary

The Company’s financial performance over the previous three years is summarized in the following table:

	2011	2010	2009

Net income (in thousands)	$40,678	$38,960	$42,645
Earnings per share, basic	$2.68	$2.48	$2.69
Earnings per share, diluted	$2.67	$2.47	$2.68
ROA*	1.51%	1.47%	1.63%
ROE*	12.87%	12.33%	14.48%
ROATCE*	15.66%	15.02%	17.95%

*ROA (Return on Average Assets) is a measure of the effectiveness of asset utilization. ROE (Return on Average Equity) is a measure of the return on shareholders’ investment. ROATCE (Return on Average Tangible Common Equity) is a measure of the return on shareholders’ equity less intangible assets.

The Company’s net income increased $1.7 million from 2010 primarily as a result a $2.5 million decline in the provision for loan losses and an increase of $5.9 million in noninterest income due to lower net investment security losses and higher gains on sales of investment securities.  These were partially offset by increased noninterest expenses of $2.4 million from 2010, due primarily to increased legal and professional fees and salaries and benefits (see Noninterest Income and Expense for more analysis of these fluctuations).

The Company’s tax equivalent net interest income decreased $2.2 million, or 2.3%, from $95.3 million in 2010 to $93.1 million in 2011.  This decline is due to a decrease of $3.4 million in interest income associated with the gain from the sale of interest rate floors as well as a decrease of $0.9 million in interest income from the Company’s previously securitized loans (PSLs). These declines were partially offset by the decrease in interest expense exceeding the decline in interest income for 2011 by $1.7 million and the receipt of $0.4 million of previously deferred interest income from a trust preferred security. The Company’s reported net interest margin declined from 4.06% for the year ended December 31, 2010 to 3.89% for the year ended December 31, 2011 (see Net Interest Income).  The Company’s provision for loan losses decreased $2.5 million from $7.1 million in 2010 to $4.6 million in 2011 (see Allowance and Provision for Loan Losses).

Balance Sheet Analysis

Total loans increased $108.1 million, or 5.8%, from December 31, 2010, due to increases in commercial real estate loans of $70.4 million (10.6%), residential real estate loans of $28.2 million (4.6%) and home equity loans of $16.8 million (4.0%).

Total investment securities decreased $57.4 million, or 12.7%, from $453.6 million at December 31, 2010, to $396.2 million at December 31, 2011.  The decrease in the securities portfolio in 2011 was related primarily to funding loan growth during 2011.

Total deposits increased $49.9 million, or 2.3%, from $2.17 billion at December 31, 2010 to $2.22 billion at December 31, 2011.  This growth was due to increases in savings deposits of $42.8 million, interest bearing demand deposits of $40.1 million, and noninterest bearing demand deposits of $31.1 million that were partially offset by a decrease in time deposits of $64.1 million.

Short-term debt balances increased $76.3 million, or 67.7%, from December 31, 2010 to December 31, 2011.  This increase was primarily attributable to an increase in federal funds purchased.

Long-term debt balances remained flat at $16.5 million.

Other liabilities increased $17.3 million, or 79.2%, from 2010 to 2011. This increase was a result of a $9.4 million increase in the Company’s derivative relationships (consisting of interest rate swaps used for interest rate management purposes and derivatives executed with commercial banking customers to facilitate their interest rate management strategies), a $3.0 million increase in the Company’s litigation reserve and a $3.1 million increase in income taxes payable (see Income Taxes).

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Table Two
Average Balance Sheets and Net Interest Income
(in thousands)
	2011			2010			2009
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Loan portfolio (1):
Residential real estate	$618,976	$29,349	4.74%	$598,484	$31,218	5.22%	$595,518	$33,559	5.64%
Home equity (2)	421,484	19,599	4.65	405,539	21,263	5.24	392,077	23,909	6.10
Commercial, financial, and agriculture (3)	812,401	37,955	4.67	765,634	39,163	5.12	756,745	41,614	5.50
Installment loans to individuals(4)	46,167	3,375	7.31	49,724	3,796	7.63	49,733	4,158	8.36
Previously securitized loans	360	3,136	871.11	1,207	4,016	332.73	3,042	3,902	128.27
Total loans	1,899,388	93,414	4.92	1,820,588	99,456	5.46	1,797,115	107,142	5.96
Securities:
Taxable	408,472	17,729	4.34	458,398	20,594	4.49	460,352	23,200	5.04
Tax-exempt (5)	46,041	2,611	5.67	49,517	2,826	5.71	41,123	2,588	6.30
Total securities	454,513	20,340	4.48	507,915	23,420	4.61	501,475	25,788	5.14
Deposits in depository institutions	7,655	-	-	5,249	-	-	5,340	11	0.21
Federal funds sold	29,928	48	0.16	14,506	29	0.20	123	-	-
Total interest-earning assets	2,391,484	113,802	4.76	2,348,258	122,905	5.23	2,304,053	132,941	5.77
Cash and due from banks	58,247			53,384			51,655
Premises and equipment	64,678			64,666			62,883
Other assets	206,724			207,454			211,465
Less: Allowance for loan losses	(19,413)			(19,265)			(21,306)
Total assets	$2,701,720			$2,654,497			$2,608,750

LIABILITIES
Interest-bearing demand deposits	$493,433	$895	0.18%	$462,641	$1,242	0.27%	$428,342	$1,703	0.40%
Savings deposits	420,212	1,023	0.24	389,385	1,016	0.26	373,476	1,746	0.47
Time deposits	927,789	17,876	1.93	983,310	24,350	2.48	1,006,146	31,781	3.16
Short-term borrowings	123,569	325	0.26	112,575	362	0.32	134,016	529	0.39
Long-term debt	16,495	639	3.87	16,876	658	3.90	18,286	844	4.62
Total interest-bearing liabilities	1,981,498	20,758	1.05	1,964,787	27,628	1.41	1,960,266	36,603	1.87
Noninterest-bearing demand deposits	379,980			354,988			328,985
Other liabilities	24,081			18,692			24,916
Shareholders’ equity	316,161			316,030			294,583
Total liabilities and shareholders’ equity	$2,701,720			$2,654,497			$2,608,750
Net interest income		$93,044			$95,277			$96,338
Net yield on earning assets			3.89%			4.06%			4.18%

(1)	For purposes of this table, loans on nonaccrual status have been included in average balances and loans fees, which are immaterial, have been included in interest income.
(2)	Interest income includes $632, $2,494 and $4,889 from interest rate floors for the years ended December 31, 2011, 2010, and 2009, respectively.
(3)	Interest income includes $488, $1,999 and $4,811 from interest rate floors for the years ended December 31, 2011, 2010 and 2009 respectively.
(4)	Includes the Company’s consumer and DDA overdrafts loan categories.
(5)	Computed on a fully federal tax-equivalent basis assuming a tax rate of approximately 35%.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Net Interest Income

2011 vs. 2010

The Company’s tax equivalent net interest income decreased $2.2 million, or 2.3%, from $95.3 million in 2010 to $93.1 million in 2011.  This decline is due to a decrease in interest income associated with the gain from the sale of interest rate floors as well as a decrease in interest income from the Company’s previously securitized loans (“PSLs”).

During the year ended December 31, 2011, the Company recognized $1.1 million of interest income compared to $4.5 million of interest income recognized during the year ended December 31, 2010 from the interest rate floors.  For the year ended December 31, 2011, the Company recognized $3.1 million of interest income compared to $4.0 million of interest income recognized in the year ended December 31, 2010 from the PSLs.

These declines were partially offset by the decrease in interest expense exceeding the decline in interest income from 2010 resulting in an increase in tax equivalent net income of approximately $1.7 million.  The decline in interest expense is largely due to the average interest rate paid on interest-bearing liabilities declining from 1.41% for the year ended December 31, 2010 to 1.05% for the year ended December 31, 2011 and an increase of $79 million in the average balance of loans for the year ended December 31, 2011 compared to the year ended December 31, 2010.

The Company’s reported net interest margin decreased to 3.89% for the year ended December 31, 2011 as compared to 4.06% for the year ended December 31, 2010.

Average earning assets increased $43.2 million from 2010 to 2011 with increases attributable to commercial loans, residential real estate, home equity loans and federal funds sold.  Average commercial loans increased $46.8 million, residential real estate loans increased $20.5 million, home equity loans increased $15.9 million and federal funds sold increased $15.4 million.  Average liabilities increased $47.1 million from 2010 as increases in interest-bearing demand deposits ($30.8 million), savings deposits ($30.8 million), non-interest bearing demand deposits ($25.0 million), and short-term borrowings ($11.0 million) were partially offset by decreases in time deposits ($55.5 million).

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

This decline was partially offset by the decrease in interest expense exceeding the decline in interest income from 2009 resulting in an increase in tax equivalent net income of approximately $3.1 million. In addition, the Company recognized $1.1 million of additional interest income related to three of the six pools of previously securitized loans that had a negative carrying value due to actual recoveries that exceeded estimates and discount accretion previously recognized.  As a result, the carrying value for these three pools was reduced to $0 and future cash receipts related to these three pools will be recognized as interest income as received.

The Company’s reported net interest margin decreased to 4.06% for the year ended December 31, 2010 as compared to 4.18% for the year ended December 31, 2009.

Average earning assets increased $44.2 million from 2009 to 2010 with increases attributable to federal funds sold, home equity loans, commercial loans, and investments.  Average federal funds sold increased $14.4 million, home equity loans increased $13.5 million, commercial loans increased $8.9 million, and investments increased $6.4 million.  Average liabilities increased $24.3 million from 2009 as increases in interest-bearing demand deposits ($34.3 million), non-interest bearing demand deposits ($26.0 million), and savings deposits ($15.9 million) were partially offset by decreases in time deposits ($22.8 million) and short-term borrowings ($21.4 million).

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Table Three
Rate/Volume Analysis of Changes in Interest Income and Expense
(in thousands)

	2011 vs. 2010			2010 vs. 2009
	Increase (Decrease)			Increase (Decrease)
	Due to Change In:			Due to Change In:
	Volume	Rate	Net	Volume	Rate	Net
Interest-Earning Assets
Loan portfolio:
Residential real estate	$1,069	$(2,938)	$(1,869)	$167	$(2,508)	$(2,341)
Home equity	836	(2,500)	(1,664)	821	(3,467)	(2,646)
Commercial, financial, and agriculture	2,392	(3,600)	(1,208)	489	(2,940)	(2,451)
Installment loans to individuals	(272)	(149)	(421)	(1)	(361)	(362)
Previously securitized loans	(2,818)	1,938	(880)	(2,354)	2,468	114
Total loans	1,207	(7,249)	(6,042)	(878)	(6,808)	(7,686)
Securities:
Taxable	(2,243)	(622)	(2,865)	(98)	(2,508)	(2,606)
Tax-exempt (1)	(198)	(17)	(215)	528	(290)	238
Total securities	(2,441)	(639)	(3,080)	430	(2,798)	(2,368)
Deposits in depository institutions	0	0	0	0	(11)	(11)
Federal funds sold	31	(12)	19	0	29	29
Total interest-earning assets	$(1,203)	$(7,900)	$(9,103)	$(448)	$(9,588)	$(10,036)

Interest-Bearing Liabilities
Interest-bearing demand deposits	$83	$(430)	$(347)	$136	$(597)	$(461)
Savings deposits	80	(73)	7	74	(804)	(730)
Time deposits	(1,375)	(5,099)	(6,474)	(721)	(6,710)	(7,431)
Short-term borrowings	35	(72)	(37)	(85)	(82)	(167)
Long-term debt	(15)	(4)	(19)	(65)	(121)	(186)
Total interest-bearing liabilities	$(1,192)	$(5,678)	$(6,870)	$(661)	$(8,314)	$(8,975)
Net interest income	$(11)	$(2,222)	$(2,233)	$213	$(1,274)	$(1,061)

(1)	Fully federal taxable equivalent using a tax rate of approximately 35%.

Noninterest Income and Expense

2011 vs. 2010

During 2011, the Company realized investment gains of $3.1 million from the sale of U.S. government agencies, mortgage backed securities and certain single issuer trust preferred securities, with remaining book values of $6.0 million, $232.8 million and $66.1 million at December 31, 2011, respectively.  In addition, the Company received full payment in 2011 on its investment in a single issuer bank trust preferred security, along with accrued interest that had previously been deferred, that the Company had previously recognized a credit-related net impairment charge of $0.6 million during 2010.  As a result of this repayment, the Company recognized an investment gain of $0.6 million in 2011.

These gains were partially offset by $1.3 million of credit-related net investment impairment losses.  These charges deemed to be other-than-temporary were related to pooled bank trust preferred securities ($0.4 million credit-related net impairment losses) with remaining book value of $3.4 million at December 31, 2011 and community bank and bank holding company equity positions ($0.9 million credit-related net impairment losses) with remaining book value of $3.9 million at December 31, 2011.  The credit-related net impairment charges related to the pooled bank trust preferred securities were based on the Company’s quarterly reviews of its investment securities for indications of losses considered to be other-than-temporary.  Based on management’s assessment of the securities the Company owns, the seniority position of the securities within the pools, the level of defaults and deferred payments within the pools, and a review of the financial strength of the banks within the respective pools, management concluded that credit-related impairment charges of $0.4 million were appropriate for the year ended December 31, 2011.  During the year ended December 31, 2011, the Company recognized $0.9 million of credit-related impairment charges on the Company’s equity positions due to the length of time and the extent to which the market values of these securities have been below the Company’s cost basis in these positions.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
Excluding net investment securities gains and losses, non-interest income decreased $1.2 million to $52.4 million for the year ended December 31, 2011 as compared to $53.6 million for the year ended December 31, 2010.  Service charges from depository accounts decreased $1.9 million, or 4.7% to $38.1 million for the year ended December 31, 2011 due to the changes from complying with Regulation E, a general decline in consumer spending, and implementation of “real time” authorization of all electronic transactions in the second quarter of 2010.  Additionally, in anticipation of further guidance from its primary regulator, the Company ceased processing check transactions in high to low order during the fourth quarter of 2011.  This decrease was partially offset by increases in insurance commissions ($0.5 million) and trust and investment management fee income ($0.3 million).

Non-interest expense increased $2.4 million from $78.7 million for the year ended December 31, 2010 to $81.1 million for the year ended December 31, 2011.  Legal and professional fees increased $3.2 million and salaries and employee benefits increased $2.5 million. Based on the Company’s routine review of facts and circumstances related to pending litigation, the Company recorded a $3.0 million litigation reserve accrual during the second quarter of 2011. These increases were partially offset by declines in advertising expenses, repossessed asset losses and FDIC insurance expense.  Advertising expenses declined $1.7 million, as the Company eliminated its debit card rewards in 2011 ($1.0 million) and in the prior year, had increased its communications with its customer base regarding the passage of Regulation E, while repossessed asset losses decreased $1.2 million due to the write down of a foreclosed property located in the eastern panhandle of West Virginia in 2010.  In addition, FDIC insurance expense decreased $1.2 million due to a change in the assessment base methodology required by the FDIC.

2010 vs. 2009

During 2010, the Company recorded $6.1 million of credit-related net investment impairment losses.  The charges deemed to be other-than-temporary were related to pooled bank trust preferreds ($1.8 million credit-related net impairment losses) with remaining book value of $7.8 million at December 31, 2010; single issuer bank trust preferreds ($0.7 million credit-related impairment losses) with a remaining book value of $1.2 million at December 31, 2010; and community bank and bank holding company equity positions ($3.6 million credit-related net impairment losses) with remaining book value of $3.6 million at December 31, 2010.  The credit-related net impairment charges related to the pooled bank trust preferred securities and single issuer bank trust preferred securities (Cascade Capital Trust I issued by Cascade Financial of Everett, Washington) were based on the Company’s quarterly reviews of its investment securities for indications of losses considered to be other-than-temporary.  Based on management’s assessment of the securities the Company owns, the seniority position of the securities within the pools, the level of defaults and deferred payments within the pools, and a review of the financial strength of the banks within the respective pools, management concluded that credit-related impairment charges of $1.8 million and $0.7 million on the pooled bank trust preferred securities and single issuer bank trust preferred securities, respectively, were appropriate for the year ended December 31, 2010.  During the year ended December 31, 2010, the Company recognized $3.6 million of credit-related impairment charges on the Company’s equity positions due to trends of poor financial performance over the last several quarters and the length of time and the extent to which the market values of these securities have been below the Company’s cost basis in these positions.  As a result of these factors, the Company does not expect the market value of these securities to recover in the near future.  These losses were partially offset by the realized investment gains of $1.4 million as the Company sold certain single issuer trust preferred securities with a remaining book value of $75.3 million during the year ended December 31, 2010

Exclusive of investment securities gains and losses, non-interest income decreased $4.5 million to $53.6 million for the year ended December 31, 2010 as compared to $58.1 million for the year ended December 31, 2009.  Service charges from depository accounts decreased $5.0 million, or 11.1% to $40.0 million for the year ended December 31, 2010.  This decline is primarily attributable to the Company’s compliance with new federal rules under the Electronic Funds Transfer Act, also known as Regulation E.  The changes to this regulation affect how banks can provide certain overdraft services, and were effective July 1, 2010 for new customers and August 15, 2010 for existing accounts.  This decrease was partially offset by an increase of $0.4 million, or 18.1%, in trust and investment management fee income from $2.4 million for the year ended December 31, 2009 compared to $2.8 million for the year ended December 31, 2010.

Non-interest expense increased $1.5 million from $77.2 million for the year ended December 31, 2009 to $78.7 million for the year ended December 31, 2010.  Insurance and regulatory expense increased $1.5 million, or 67.6%, from the year ended December 31, 2009 primarily as a result of the Company fully utilizing the balance of its FDIC credits during 2009 and increases in the general assessment rates during 2010, which increased the Company’s FDIC insurance expense from $2.2 million for the year ended December 31, 2009 to $3.7 million for the year ended December 31, 2010.  In addition, repossessed asset losses increased $0.8 million and salaries and employee benefits increased $0.7 million, or 1.9%, from the year ended December 31, 2009. The repossessed asset losses were primarily due to the write down of a foreclosed property located in the eastern panhandle of West Virginia reflecting continued weakness in property values in this market.  As a result of this write down, this foreclosed property is now valued at approximately one-half of its original cost.  Partially offsetting these increases were decreases in other expenses of $0.7 million or 7.2%, and bankcard expense of $0.6 million or 24.9%.  Other expenses decreased primarily due to a decrease of $0.6 million of amortization expenses associated with low income housing tax credits.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
Income Taxes

The Company recorded income tax expense of $20.6 million, $18.5 million, and $20.5 million in 2011, 2010, and 2009, respectively. The Company’s effective tax rates for 2011, 2010, and 2009 were 33.6%, 32.1%, and 32.5%, respectively. A reconciliation of the effective tax rate to the statutory rate is included in Note Fourteen of the Notes to Consolidated Financial Statements.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s net deferred tax assets increased from $29.2 million at December 31, 2010 to $32.2 million at December 31, 2011. The components of the Company’s net deferred tax assets are disclosed in Note Fourteen of the Notes to Consolidated Financial Statements. Realization of the most significant net deferred tax assets is primarily dependent on future events taking place that will reverse the current deferred tax assets. For example, realization of the deferred tax asset attributable to other-than-temporary impairment losses on securities, which have already been recognized in the Company’s financial statements, would be realized if the impaired securities were deemed to be “worthless” by the Internal Revenue Service or if the securities were sold and recognized for tax purposes.  The deferred tax asset and/or liability associated with unrealized securities losses is the tax impact of the unrealized gains and/or losses on the Company’s available for sale security portfolio.  At December 31, 2011 and 2010, the Company had a deferred tax liability of $0.5 million and $0.6 million, respectively, associated with unrealized securities gains.  The impact of the Company’s unrealized gains and/or losses is noted in the Company’s Consolidated Statements of Changes in Shareholders’ Equity as an adjustment to Accumulated Other Comprehensive Income (Loss). The deferred tax liability at December 31, 2011, would be realized if the unrealized gains on the Company’s securities were realized from sales or maturities of the related securities.    The deferred tax asset associated with the allowance for loan losses increased from $6.8 million at December 31, 2010 to $7.3 million at December 31, 2011. The deferred tax asset associated with the allowance for loan losses is expected to be realized as additional loan charge-offs, which have already been provided for within the Company’s financial statements, are recognized for tax purposes.  The deferred tax asset associated with the Company’s previously securitized loans is expected to be realized as the Company recognizes income for financial statement purposes from these loans in future periods. The deferred tax asset associated with these loans increased from $6.5 million at December 31, 2010 to $6.7 million at December 31, 2011.  As discussed in Note Seven of the Notes to Consolidated Financial Statements, the Company had net recoveries on previously securitized loans of $0.1 million during 2011 that were taxable for income tax purposes, but will be recognized in future periods for financial reporting purposes.  The Company believes that it is more likely than not that each of the net deferred tax assets will be realized and that no valuation allowance is necessary as of December 31, 2011 or 2010.

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

During 2005 and 2006, the Company entered into interest rate floors with a total notional value of $600 million, with maturities between May 2008 and June 2011.  These derivative instruments provided the Company protection against the impact of declining interest rates on future income streams from certain variable rate loans.  During 2008, interest rate floors with a total notional value of $150 million matured.  The remaining interest rate floors with a total notional value of $450 million were sold during 2008.  The gains from the sales of these interest rate floors were being recognized over the remaining lives of the various hedged loans, which ended June 2011.  Please refer to Notes One and Thirteen of the Notes to Consolidated Financial Statements for further discussion of the use and accounting for such derivative instruments.

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

Immediate Basis Point Change in Interest Rates	Implied Federal Funds Rate Associated with Change in Interest Rates	Estimated Increase in Net Income Over 12 Months	Estimated Increase in Economic Value of Equity

2011:
+400	4.25%	+16.0%	+20.3%
+300	3.25	+10.4	+16.4
+200	2.25	+5.6	+11.2
+100	1.25	+0.8	+5.1

2010:
+400	4.25%	+16.0%	+15.7%
+300	3.25	+10.9	+12.9
+200	2.25	+6.2	+8.4
+100	1.25	+0.9	+3.2

These estimates are highly dependent upon assumptions made by management, including, but not limited to, assumptions regarding the manner in which interest-bearing demand deposit and saving deposit accounts reprice in different interest rate scenarios, pricing behavior of competitors, prepayments of loans and deposits under alternative rate environments, and new business volumes and pricing. As a result, there can be no assurance that the estimates above will be achieved in the event that interest rates increase during 2012 and beyond.  The estimates above do not necessarily imply that the Company will experience increases in net income if market interest rates rise.  The table above indicates how the Company’s net income and the economic value of equity behave relative to an increase or decrease in rates compared to what would otherwise occur if rates remain stable.

Based upon the estimates above, the Company believes that its net income is positively correlated with increasing rates as compared to the level of net income the Company would expect if interest rates remain flat.

Liquidity

The Company evaluates the adequacy of liquidity at both the Parent Company level and at City National. At the Parent Company level, the principal source of cash is dividends from City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. At December 31, 2011, City National could pay dividends up to $22.7 million plus net profits for 2012, as defined by statute, up to the dividend declaration date without prior regulatory permission.

During 2011, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders, (2) remit interest payments on the Company’s junior subordinated debentures, and (3) fund repurchases of the Company’s common shares.  Additional information concerning sources and uses of cash by the Parent Company is reflected in Note Twenty One of the Notes to Consolidated Financial Statements, on page 60.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
The Parent Company anticipates continuing the payment of dividends, which would approximate $20.7 million on an annualized basis for 2012 based on common shareholders of record at December 31, 2011 and a dividend rate of $1.40 for 2012. In addition to these anticipated cash needs for 2012, the Parent Company has operating expenses and other contractual obligations, which are estimated to require $0.6 million of additional cash over the next 12 months. As of December 31, 2011, the Parent Company reported a cash balance of approximately $2.6 million and management believes that the Parent Company’s available cash balance, together with cash dividends from City National will be adequate to satisfy its funding and cash needs over the next twelve months.

Excluding the interest and dividend payments discussed above, the Parent Company has no significant commitments or obligations in years after 2012 other than the repayment of its $16.5 million obligation under the debentures held by City Holding Capital Trust III. However, this obligation does not mature until June 2038, or earlier at the option of the Parent Company. It is expected that the Parent Company will be able to obtain the necessary cash, either through dividends obtained from City National or the issuance of other debt, to fully repay the debentures at their maturity.  Table Ten on page 21 of this Annual Report to Shareholders summarizes the contractual obligations of the Parent Company and City National, combined.

City National manages its liquidity position in an effort to effectively and economically satisfy the funding needs of its customers and to accommodate the scheduled repayment of borrowings. Funds are available to City National from a number of sources, including depository relationships, sales and maturities within the investment securities portfolio, and borrowings from the FHLB of Pittsburgh and other financial institutions. As of December 31, 2011, City National’s assets are significantly funded by deposits and capital. Additionally, City National maintains borrowing facilities with the FHLB of Pittsburgh and other financial institutions that are accessed as necessary to fund operations and to provide contingency funding mechanisms. As of December 31, 2011, City National has the capacity to borrow an additional $771.1 million from the FHLB of Pittsburgh and other financial institutions under existing borrowing facilities.  City National maintains a contingency funding plan, incorporating these borrowing facilities, to address liquidity needs in the event of an institution-specific or systematic financial industry crisis. Additionally, City National maintains a significant percentage (91.1%, or $360.8 million, at December 31, 2011) of its investment securities portfolio in the highly liquid available-for-sale classification. Although it has no current intention to do so, these securities could be liquidated, if necessary, to provide an additional funding source.  City National also segregates certain mortgage loans, mortgage-backed securities, and other investment securities in a separate subsidiary so that it can separately monitor the asset quality of these primarily mortgage-related assets, which could be used to raise cash through securitization transactions or obtain additional equity or debt financing if necessary.

The Company manages its asset and liability mix to balance its desire to maximize net interest income against its desire to minimize risks associated with capitalization, interest rate volatility, and liquidity. With respect to liquidity, the Company has chosen a conservative posture and believes that its liquidity position is strong. As illustrated in the Consolidated Statements of Cash Flows, the Company generated $56.0 million of cash from operating activities during 2011, primarily from interest income received on loans and investments, net of interest expense paid on deposits and borrowings.

The Company has obligations to extend credit, but these obligations are primarily associated with existing home equity loans that have predictable borrowing patterns across the portfolio. The Company has significant investment security balances with carrying values that totaled $396.2 million at December 31, 2011, and that greatly exceeded the Company’s non-deposit sources of borrowing which totaled $205.5 million.

The Company primarily funds its assets with deposits, which fund 80.0% of total assets as compared to 65.8% for its peers. Further, the Company’s deposit mix has a high proportion of transaction and savings accounts that fund 48.1% of the Company’s total assets. And, the Company uses fewer time deposits over $100,000 than its peers, funding just 9.9% of total assets as compared to peers, which fund 13.6% of total assets with such deposits. And, as described under the caption Certificates of Deposit, the Company’s large CDs are primarily small retail depositors rather than public and institutional deposits.

Investments

The Company’s investment portfolio decreased from $453.6 million at December 31, 2010 to $396.2 million at December 31, 2011.  This decrease was primarily related to funding increases in loan balances.

The investment portfolio remains highly liquid at December 31, 2011, with 91.1% of the portfolio classified as available-for-sale. The investment portfolio is structured to provide flexibility in managing liquidity needs and interest rate risk, while providing acceptable rates of return.

The majority of the Company’s investment securities continue to be mortgage-backed securities. The mortgage-backed securities in which the Company has invested are predominantly underwritten to the standards of, and guaranteed by government-sponsored agencies such as FNMA and FHLMC.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Table Four
Investment Portfolio
	Carrying Values as of December 31
(in thousands)	2011	2010	2009
Securities Available-for-Sale:
States and political subdivisions	$56,802	$65,926	$52,735
US Treasuries and US government agencies	6,041	8,002	11
Mortgage-backed securities:
US government agencies	227,613	258,815	302,783
Private label	5,156	8,118	11,988
Trust preferred securities	45,157	54,610	63,737
Corporate securities	14,398	15,393	19,488
Total debt securities available-for-sale	355,167	410,864	450,742
Marketable equity securities	3,853	4,693	5,094
Investment funds	1,763	1,610	16,908
Total Securities Available-for-Sale	360,783	417,167	472,744
Securities Held-to-Maturity:
States and political subdivisions	-	438	1,642
Other debt securities	23,458	23,427	26,522
Total Securities Held-to-Maturity	23,458	23,865	28,164
Other Investment Securities:
Non-marketable equity securities	11,934	12,553	13,023
Total Other Investment Securities	11,934	12,553	13,023

Total Securities	$396,175	$453,585	$513,931

Included in non-marketable equity securities in the table above at December 31, 2011 are $5.2 million of Federal Home Loan Bank stock and $6.7 million of Federal Reserve Bank stock. At December 31, 2011, there were no securities of any non-governmental issuers whose aggregate carrying or market value exceeded 10% of shareholders’ equity.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

	Maturing
	Within		After One But		After Five But		After
	One Year		Within Five Years		Within Ten Years		Ten Years
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Securities Available-for-Sale:
States and political subdivisions	$8,924	3.50%	$19,760	5.39%	$15,730	6.01%	$12,388	7.49%
US Treasuries and US government agencies	-	-	6,033	2.54	8	1.28	-	-
Mortgage-backed securities:
US government agencies	123	3.51	15,709	1.50	28,698	4.47	183,083	3.41
Private label	-	-	-	-	1,921	4.65	3,235	4.70
Trust preferred securities	-	-	-	-	-	-	45,157	7.53
Corporate securities	-	-	3,408	3.58	6,533	4.02	4,457	6.50
Total debt securities available-for-sale	9,047	3.50	44,910	3.51	52,890	4.88	248,320	4.43
Securities Held-to-Maturity:
Trust preferred securities	-	-	-	-	-	-	23,458	8.68
Total debt securities held-to-maturity	-	-	-	-	-	-	23,458	8.68
Total debt securities	$9,047	3.50%	$44,910	3.51%	$52,890	4.88%	$271,778	4.80%

Weighted-average yields on tax-exempt obligations of states and political subdivisions have been computed on a taxable-equivalent basis using the federal statutory tax rate of 35%.  Average yields on investments available-for-sale are computed based on amortized cost. Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

Loans

Table Five
Loan Portfolio

The composition of the Company’s loan portfolio at December 31 follows:

(in thousands)	2011	2010	2009	2008	2007

Residential real estate	$638,585	$610,369	$595,678	$611,962	$602,057
Home equity	433,000	416,172	398,752	384,320	341,818
Commercial and industrial (1)	130,899	134,612	137,093	161,588	141,245
Commercial real estate (1)	732,146	661,758	614,959	606,667	566,742
Loans to depository institutions	-	-	-	-	60,000
Consumer (1)	35,845	38,424	41,684	41,000	44,585
DDA overdrafts (1)	2,628	2,876	2,555	2,585	3,682
Previously securitized loans	-	789	1,713	4,222	6,892
Gross loans	$1,973,103	$1,865,000	$1,792,434	$1,812,344	$1,767,021

(1) Certain prior year loan amounts have been reclassified to conform with the adoption of ASU No. 2010-20, “Receivables (Topic 310) – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.”

During 2011, commercial and industrial loans decreased $3.7 million from $134.6 million at December 31, 2010 to $130.9 million at December 31, 2011.  Commercial real estate loans increased $70.3 million, or 10.6%, from $661.8 million at December 31, 2010, to $732.1 million at December 31, 2011.  This increase was primarily attributable to the Company’s ability to attract new commercial relationships, in part from its Charlotte, NC, loan production office.   At December 31, 2011, $20.2 million of the commercial real estate loans were for commercial properties under construction.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
Residential real estate loans increased $28.2 million, or 4.6%, from $610.4 million at December 31, 2010 to $638.6 million at December 31, 2011.  Residential real estate loans are primarily for single-family 1, 3, 5 and 10 year adjustable rate mortgages with terms that amortize the loans over periods from 15-30 years.  At December 31, 2011, $9.2 million of the residential real estate loans were for properties under construction.  Home equity loans increased $16.8 million, or 4.0%, from $416.2 million at December 31, 2010, to $433.0 million at December 31, 2011.  Home equity loans consist of loans and revolving lines credits to customers that are secured by first or second liens on primary residences.  Home equity lines of credit are generally limited to an amount in relation to the market value of the property, net of the first mortgage, if any, which generally cannot exceed 89% of the property value.  At December 31, 2011, approximately 68% of the Company’s home equity loans were in a first lien position.  The Company's mortgage products do not include sub-prime, interest only, or option adjustable rate mortgage products.

Consumer loans decreased $2.6 million, or 6.7%, from $38.4 million at December 31, 2010 to $35.8 million at December 31, 2011, while DDA overdrafts decreased $0.2 million from December 31, 2010.

As of December 31, 2011, the Company reported less than $0.1 million of loans classified as “previously securitized loans.” These loans were recorded as a result of the Company’s early redemption of the outstanding notes attributable to the Company’s six loan securitization trusts (see Previously Securitized Loans). As the outstanding notes were redeemed during 2004 and 2003, the Company became the beneficial owner of the remaining mortgage loans and recorded the carrying amount of those loans within the loan portfolio, classified as “previously securitized loans.” These loans are junior lien mortgage loans on one- to four-family residential properties located throughout the United States. The loans generally have contractual terms of 25 or 30 years and have fixed interest rates. As of January 1, 2012, the recorded investment in these loans was $0.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

The following table shows the scheduled maturity of loans outstanding as of December 31, 2011:

		After One
	Within	But Within	After
(in thousands)	One Year	Five Years	Five Years	Total

Residential real estate	$131,138	$317,669	$189,778	$638,585
Home equity	87,456	215,521	130,023	433,000
Commercial and industrial	74,816	51,808	4,275	130,899
Commercial real estate	170,453	432,433	129,260	732,146
Consumer	18,195	20,200	78	38,473
Total loans	$482,058	$1,037,631	$453,414	$1,973,103

Loans maturing after one year with interest rates that are:
Fixed until maturity		$255,349
Variable or adjustable		1,235,696
Total		$1,491,045

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

The Company had net charge-offs of $3.4 million for the year ended December 31, 2011 compared to $7.4 million for the year ended December 31, 2010.  The decrease was primarily due to the Company receiving life insurance proceeds as the beneficiary of a life insurance policy carried by one of the Company’s commercial borrowers during the third quarter of 2011.  The Company had previously placed several loans to this customer on non-accrual status and recorded charge-offs related to these credits.  The life insurance proceeds satisfied the customer’s remaining outstanding balances and also enabled the Company to recover $1.9 million of the previously recorded charge-offs.  Net charge-offs on residential real estate loans, commercial and industrial loans, and overdrawn depository accounts were $2.4 million, $0.5 million and $0.5 million, respectively, for the year ended December 31, 2011.  Overdrawn depository account charge-offs decreased in 2011 due to a specific, nonrecurring depository overdraft loss during the fourth quarter of 2010 that was appropriately considered in the Company’s normal process for estimating the allowance for loan losses and recognizing charge-offs. While charge-offs on depository accounts are appropriately taken against the allowance for loan losses, the revenue associated with depository accounts is reflected in service charges.

The Company’s ratio of non-performing assets to total loans and other real estate owned increased from 1.12% at December 31, 2010 to 1.52% at December 31, 2011, primarily due to a large commercial relationship (approximately $9.7 million) whose performance deteriorated during the first quarter of 2011 and was placed on nonaccrual status.  Based on our analysis, the Company believes that the allowance allocated to impaired loans, after considering the value of the collateral securing such loans, is adequate to cover losses that may result from these loans at December 31, 2011.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
The allowance allocated to the commercial and industrial loan portfolio decreased $1.3 million, or 68.3%, from $1.9 million at December 31, 2010 to $0.6 million at December 31, 2011. This decrease is primarily related to recent trends in the commercial and industrial loan portfolio as well as a decrease in the balance of the commercial and industrial loan portfolio.

The allowance allocated to the commercial real estate loan portfolio increased $3.2 million, or 37.4%, from $8.5 million at December 31, 2010 to $11.7 million at December 31, 2011. This increase was primarily related to four relationships that became impaired during 2011.  Due to the Company’s review and evaluation of these relationships, the allowance for impaired loans increased $2.6 million from $0.1 million at December 31, 2010 to $2.7 million at December 31, 2011.

The allowance allocated to the residential real estate portfolio decreased from $4.1 million at December 31, 2010 to $3.6 million at December 31, 2011.  The allowance allocated to the home equity portfolio increased slightly, from $2.6 million at December 31, 2010 to $2.8 million at December 31, 2011.  These fluctuations were primarily related to recent trends in the respective portfolios.

The allowance allocated to the consumer loan portfolio remained the same, at $0.1 million at both December 31, 2011 and 2010.

Certain products offered by the Company permit customers to overdraft their depository accounts. While the Company generates service charge revenues for providing this service to the customer, certain deposit account overdrafts are not fully repaid by the customer resulting in losses incurred. The allowance allocated to DDA overdrafts declined slightly from $1.0 million at December 31, 2010 to $0.7 million at December 31, 2011.  This decrease was due to lower charge-offs of DDA overdraft accounts. As reflected in Table Six, the Company reported net charge-offs on depository accounts of $0.5 million and $2.1 million during 2011 and 2010, respectively. As of December 31, 2011, the balance of overdraft deposit accounts was $2.6 million.

As previously discussed, the carrying value of the previously securitized loans incorporates an assumption for expected cash flows to be received over the life of these loans. To the extent that the present value of cash flows is less than the carrying value of these loans, the Company would provide for such losses through the provision and allowance for loan losses.  No additions to the provision for loan losses related to previously securitized loans were recorded in 2011.

Based on management’s analysis of the adequacy of the allowance for loan losses during 2011, management determined it was appropriate to record a provision for loan losses of $4.6 million.  Changes in the amount of the allowance and related provision for loan losses are based on the Company’s detailed systematic methodology and are directionally consistent with changes in the composition and quality of the Company’s loan portfolio.  The Company believes that its methodology for determining the adequacy of its allowance for loan losses adequately provides for probable losses inherent in the loan portfolio at December 31, 2011 and produces a provision and allowance for loan losses that is directionally consistent with changes in asset quality and loss experience.  Based on the Company’s analysis of the adequacy of the allowance for loan losses and in consideration of the known factors utilized in computing the allowance, management believes that the allowance for loan losses as of December 31, 2011, is adequate to provide for probable losses inherent in the Company’s loan portfolio. Future provisions for loan losses will be dependent upon trends in loan balances including the composition of the loan portfolio, changes in loan quality and loss experience trends, and recoveries of previously charged-off loans, among other factors.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Table Six
Analysis of the Allowance for Loan Losses

An analysis of changes in the allowance for loan losses follows:

(in thousands)	2011	2010	2009	2008	2007

Balance at beginning of year	$18,224	$18,541	$22,164	$17,399	$15,246

Charge-offs:
Commercial and industrial (1)	522	73	530	98	106
Commercial real estate (1)	1,989	3,304	7,219	2,966	408
Residential real estate (1)	1,367	1,607	1,195	758	558
Home equity (1)	1,089	930	721	832	448
Consumer	164	86	265	243	343
DDA overdrafts	1,712	3,638	2,886	3,151	3,789
Totals	6,843	9,638	12,816	8,048	5,652
Recoveries:
Commercial and industrial (1)	23	27	102	25	97
Commercial real estate (1)	1,981	415	133	13	134
Residential real estate (1)	29	74	102	84	62
Home equity (1)	7	26	20	139	25
Consumer	136	129	222	296	416
DDA overdrafts	1,252	1,557	1,620	1,741	1,744
Totals	3,428	2,228	2,199	2,298	2,478
Net charge-offs	(3,415)	(7,410)	(10,617)	(5,750)	(3,174)
Provision for loan losses	4,600	7,093	6,994	10,515	5,327
Balance at end of year	$19,409	$18,224	$18,541	$22,164	$17,399

As a Percent of Average Total Loans
Net charge-offs	0.18%	0.41%	0.59%	0.33%	0.18%
Provision for loan losses	0.24	0.39	0.39	0.60	0.31
As a Percent of Nonperforming and Potential Problem Loans
Allowance for loan losses	87.76%	156.39%	133.06%	86.07%	104.49%

(1) Certain prior year amounts have been reclassified to conform with the adoption of ASU No. 2010-20, “Receivables (Topic 830) – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.”

Table Seven
Non-accrual, Past-Due and Restructured Loans
Nonperforming assets at December 31 follows:

(in thousands)	2011	2010	2009	2008	2007

Non-accrual loans	$21,951	$10,817	$13,583	$25,224	$16,437
Accruing loans past due 90 days or more	166	782	382	623	314
Previously securitized loans past due 90 days or more	-	54	79	10	76
	$22,117	$11,653	$14,044	$25,857	$16,827

Nonperforming loans increased primarily due to a large commercial relationship (approximately $9.7 million) whose performance deteriorated during 2011 and was placed on non-accrual status.  Based on the Company’s analysis, it believes that the allowance allocated to impaired loans, after considering the fair value of the collateral securing such loans, is adequate at December 31, 2011.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
The Company recognized approximately $0.6 million, $0.4 million, and $0.2 million of interest income received in cash on non-accrual and impaired loans in 2011, 2010 and 2009, respectively.  Approximately $0.8 million, $0.5 million, and $0.9 million of interest income would have been recognized during 2011, 2010 and 2009, respectively, if such loans had been current in accordance with their original terms.  There were no commitments to provide additional funds on non-accrual, impaired, or other potential problem loans at December 31, 2011 and 2010.  The company recognized interest income of $0.6 million, $0.4 million and $0.2 million using the accrual method of income recognition during the time period the loans were impaired for 2011, 2010 and 2009, respectively.

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

Information pertaining to impaired loans at December 31 is included in the following table:

(in thousands)	2011	2010
Impaired loans with a valuation allowance	$19,200	$6,869
Impaired loans with no valuation allowance	2,918	15,286
Total impaired loans	$22,118	$22,155
Allowance for loan losses allocated to impaired loans	$3,488	$1,408

The Company’s policy on loan modifications typically does not allow for modifications that would be considered a concession from the Company.  However, when there is a modification, the Company evaluates each modification to determine if the modification constitutes a troubled debt restructuring (“TDR”) in accordance with ASU 2011-02 whereby a modification of a loan would be considered a TDR when both of the following conditions are met: (1) a borrower is experiencing financial difficulty and (2) the modification constitutes a concession.  When determining whether the borrower is experiencing financial difficulties, the Company reviews whether the debtor is currently in payment default on any of its debt or whether it is probable that the debtor would be in payment default in the foreseeable future without the modification.  Other indicators of financial difficulty include whether the debtor has declared or is in the process of declaring bankruptcy, the debtor’s ability to continue as a going concern, or the debtor’s projected cash flow to service its debt (including principal and interest) in accordance with the contractual terms for the foreseeable future, without a modification.

At December 31, 2011, the Company had one loan modification that was considered to be a TDR, which was less than $0.3 million, relating to a commercial real estate loan.  There was no material difference between the pre-modification and post-modification balances.   The impact on the allowance for loan losses was insignificant.  The TDR did not default during the year ended December 31, 2011.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Table Eight
Allocation of the Allowance for Loan Losses
A summary of the allocation of the allowance for loan losses by loan type at December 31 follows:

(dollars in thousands)	2011		2010		2009		2008		2007
		Percent		Percent		Percent		Percent		Percent
		of Loans		of Loans		of Loans		of Loans		of Loans
		in Each		in Each		in Each		in Each		in Each
		Category		Category		Category		Category		Category
		to Total		to Total		to Total		to Total		to Total
	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
Commercial and industrial (1)	$590	7%	$1,864	7%	$2,069	8%	$3,096	9%	$1,616	11%
Commercial real estate (1)	11,666	37	8,488	36	8,961	34	11,942	33	9,299	32
Residential real estate (1)	3,591	32	4,149	33	3,184	33	2,371	34	1,871	34
Home equity (1)	2,773	22	2,640	22	2,331	23	2,212	21	1,734	20
Consumer	88	2	95	2	191	2	190	3	347	3
DDA overdrafts	701	-	988	-	1,805	-	2,353	-	2,532	-
	$19,409	100%	$18,224	100%	$18,541	100%	$22,164	100%	$17,399	100%

(1) Certain prior year amounts have been reclassified to conform with the adoption of ASU No. 2010-20, “Receivables (Topic 310) – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.”

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

As the Company redeemed the outstanding Notes, no gain or loss was recognized in the Company’s financial statements and the remaining mortgage loans were recorded in the Company’s loan portfolio as “previously securitized loans,” at the lower of carrying value or fair value. Because the carrying value of the mortgage loans incorporated assumptions for expected prepayment and default rates, the carrying value of the loans was generally less than the actual outstanding contractual balance of the loans. As of December 31, 2011 and 2010, the Company reported a carrying value of previously securitized loans of less than $0.1 million and $0.8 million, respectively, while the actual outstanding contractual balance of these loans was $9.8 million and $12.1 million, respectively.  For a further discussion of the accounting policies for previously securitized loans, please see Note One of the Notes to Consolidated Financial Statements.  During 2011, 2010, and 2009, the Company recognized $3.1 million, $4.0 million, and $3.9 million, respectively, of interest income on its previously securitized loans.

Cash receipts for 2011, 2010, and 2009 are summarized in the following table:

(in thousands)	2011	2010	2009

Principal receipts	$1,232	$2,997	$4,147
Interest receipts	2,716	2,008	2,201
Total cash receipts	$3,948	$5,005	$6,348

Summary:  The following table summarizes the activity with the reported balance of previously securitized loans during 2011 and 2010:

(in thousands)	Previously Securitized Loans

Balance at December 31, 2009	$1,713
Principal payments on mortgage loans received from borrowers	(1,907)
Discount accretion	983
Balance at December 31, 2010	$789
Principal payments on mortgage loans received from borrowers	(1,232)
Discount accretion	443
Balance at December 31, 2011	$-

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
Goodwill

The Company evaluates the recoverability of goodwill and indefinite lived intangible assets annually as of November 30, or more frequently if events or changes in circumstances warrant, such as a material adverse change in the business. Goodwill is considered to be impaired when the carrying value of a reporting unit exceeds its estimated fair value. Indefinite-lived intangible assets are considered impaired if their carrying value exceeds their estimated fair value. As described in Note One of the Notes to Consolidated Financial Statements, the Company conducts its business activities through one reportable business segment – community banking. Fair values are estimated by reviewing the Company’s stock price as it compares to book value and the Company’s reported earnings.  In addition, the impact of future earnings and activities are considered in the Company’s analysis.  The Company has $54.9 million of goodwill at December 31, 2011 and 2010, and no impairment was required to be recognized in 2011 or 2010 as the fair value of the Company continues to exceed its book value.

Certificates of Deposit

Scheduled maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2011, are summarized in Table Nine. The Company has time certificates of deposit of $100,000 or more totaling $275.7 million.  These deposits are primarily small retail depositors of the bank as demonstrated by the average balance of time certificates of deposit of $100,000 or more being less than $150,000.

Table Nine
Maturity Distribution of Certificates of Deposit of $100,000 or more

(in thousands)	Amounts	Percentage

Three months or less	$44,529	16%
Over three months through six months	55,563	20
Over six months through twelve months	49,585	18
Over twelve months	126,072	46
Total	$275,749	100%

Contractual Obligations

The Company has various financial obligations that may require future cash payments according to the terms of the obligations. Demand, both noninterest- and interest-bearing, and savings deposits are, generally, payable immediately upon demand at the request of the customer. Therefore, the contractual maturity of these obligations is presented in the following table as “less than one year.” Time deposits, typically CDs, are customer deposits that are evidenced by an agreement between the Company and the customer that specify stated maturity dates and early withdrawals by the customer are subject to penalties assessed by the Company. Short-term borrowings and long-term debt represent borrowings of the Company and have stated maturity dates. The Company is not a party to any material capital or operating leases as of December 31, 2011.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

The composition of the Company’s contractual obligations as of December 31, 2011 is presented in the following table:

Table Ten
Contractual Obligations

	Contractual Maturity in
(in thousands)	Less than One Year	Between One and Three Years	Between Three and Five Years	Greater than Five Years	Total

Noninterest-bearing demand deposits	$369,025	$-	$-	$-	$369,025
Interest-bearing demand deposits (1)	526,824	-	-	-	526,824
Savings deposits (1)	439,823	-	-	-	439,823
Time deposits (1)	499,743	289,629	96,185	39	885,596
Short-term borrowings (1)	189,050	-	-	-	189,050
Long-term debt (1)	-	-	-	16,495	16,495
Total Contractual Obligations	$2,024,465	$289,629	$96,185	$16,534	$2,426,813

(1) – Includes interest on both fixed- and variable-rate obligations. The interest associated with variable-rate obligations is based upon interest rates in effect at December 31, 2011. The contractual amounts to be paid on variable-rate obligations are affected by market interest rates that could materially affect the contractual amounts to be paid.

The Company’s liability for uncertain tax positions at December 31, 2011 was $6.7 million pursuant to ASC Topic 740.  This liability represents an estimate of tax positions that the Company has taken in its tax returns that may ultimately not be sustained upon examination by tax authorities.  As the ultimate amount and timing of any future cash settlements cannot be predicted with reasonable reliability, this estimated liability has been excluded from the contractual obligations table.

Off–Balance Sheet Arrangements

As disclosed in Note Seventeen of the Notes to Consolidated Financial Statements, the Company has also entered into agreements to extend credit or provide conditional payments pursuant to standby and commercial letters of credit. While the outstanding commitment obligation is not recorded in the Company’s financial statements, the estimated fair value, which is not material to the Company’s financial statements, of the standby letters of credit is recorded in the Company’s Consolidated Balance Sheets as of December 31, 2011 and 2010.  As a result of the Company’s off-balance sheet arrangements for 2011 and 2010, no material revenue, expenses, or cash flows were recognized.  In addition, the Company had no other indebtedness or retained interests nor entered into agreements to extend credit or provide conditional payments pursuant to standby and commercial letters of credit. While the outstanding commitment obligation is not recorded in the Company’s financial statements, the estimated fair value, which is not material to the Company’s financial statements, of the standby letters of credit is recorded in the Company’s Consolidated Balance Sheets as of December 31, 2011 and 2010.

Capital Resources

During 2011, Shareholders’ Equity decreased $3.8 million, or 1.2%, from $314.9 million at December 31, 2010, to $311.1 million at December 31, 2011. This decrease was due to cash dividends declared during 2011 of $20.5 million and common stock purchases for treasury of $23.8 million, partially offset by net income of $40.7 million.

The Company repurchased 755,501 shares during 2011 at a weighted average price of $31.49.  However, there can be no assurance that the Company will continue to reacquire its common shares or to what extent the repurchase program will be successful.

Accumulated other comprehensive loss increased $1.4 million, net of tax, during 2011 due to an increase in the Company’s underfunded pension liability.

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

The Capital Securities issued by City Holding Capital Trust III (“Trust III”) qualify as regulatory capital for the Company under guidelines established by the Federal Reserve Board.  The Company’s regulatory capital ratios remained strong for both City Holding and City National as of December 31, 2011 and 2010, as illustrated in the following table:

			Actual
		Well-	December 31
	Minimum	Capitalized	2011	2010
City Holding:
Total	8.00%	10.00%	14.1%	14.8%
Tier I Risk-based	4.00	6.00	13.1	13.9
Tier I Leverage	4.00	5.00	10.2	10.5

City National:
Total	8.00%	10.00%	13.0%	13.6%
Tier I Risk-based	4.00	6.00	12.0	12.7
Tier I Leverage	4.00	5.00	9.3	9.6

Legal Issues

City National is currently in a civil action pending in the Circuit Court of Kanawha County, West Virginia.  This putative class action asserts that the plaintiffs, and others similarly situated, were wrongfully assessed overdraft fees in connection with City National Bank accounts.  The plaintiffs allege that City National Bank’s policy of posting debit and check transactions from high to low order was in violation of the West Virginia Consumer Credit and Protection Act, constituted a breach of the implied covenant of good faith and created an unjust enrichment to City National Bank.

On August 5, 2011, City National Bank and the plaintiffs’ attorneys submitted a Preliminary Motion to Approve Settlement to the Kanawha County Circuit Court.  The motion asked the Court to approve a settlement in which the Company will pay the eligible members of the class a total of $3.0 million and would forgive and release $2.5 million in account balances of accounts of former customers who are no longer customers of the bank, but left overdrawn accounts.  The parties have since agreed to revise the Preliminary Motion to Approve Settlement and now City National Bank will pay the eligible members of the class a total of $3.4 million and will forgive and release $3.5 million in account balances of accounts of former customers who are no longer customers of the bank, but left overdrawn accounts.  The Company has accrued for this probable loss as of December 31, 2011.

In addition, the Company and City National are involved in various legal actions arising in the ordinary course of business. There can be no assurance that the ultimate resolution of the current actions will not materially impact the financial statements or that no material actions will be presented in the future.

Recent Accounting Pronouncements and Developments

Note One, “Recent Accounting Pronouncements,” of the Notes to Consolidated Financial Statements discusses recently issued new accounting pronouncements and their expected impact on the Company’s consolidated financial statements.

Forward-Looking Statements

This Annual Report on Form 10-K contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such information involves risks and uncertainties that could cause the Company’s actual results to differ from those projected in the forward-looking information. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to those set forth in the Company’s Annual Report on Form 10-K under “Risk Factors” and the following: (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality; (2) the Company may incur increased charge-offs in the future; (3)  the Company could have adverse legal actions of a material nature; (4) the Company may face competitive loss of customers; (5) the Company may be unable to manage its expense levels; (6) the Company may have difficulty retaining key employees; (7) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions; (8) changes in general economic conditions and increased competition could adversely affect the Company’s operating results; (9) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company’s operating results; (10) the Company may experience difficulties growing loan and deposit balances; (11) the current economic environment poses significant challenges for us and could adversely affect our  financial condition and results of operations; (12) continued deterioration in the financial condition of the U.S. banking system may impact the valuations of investments the Company has made in the securities of other financial institutions resulting in either actual losses or other-than-temporary impairments on such investments; and (13) the effects of the Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) recently adopted by the United States Congress.  Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

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

Management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2011 based upon the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework. Based on our assessment, management believes that, as of December 31, 2011, the Company's system of internal control over financial reporting is effective based on those criteria.  Ernst & Young, LLP, the Company’s independent registered public accounting firm, has issued an attestation report on the effectiveness of internal control over financial reporting. This report appears on page 24.

March 15, 2012

/s/ Charles R. Hageboeck	/s/ David L. Bumgarner
Charles R. Hageboeck	David L. Bumgarner
President & Chief Executive Officer	Chief Financial Officer

Report of Independent Registered Public Accounting Firm on Effectiveness of Internal Control Over Financial Reporting

Audit Committee of the Board of Directors and the
Shareholders of City Holding Company

We have audited City Holding Company’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). City Holding Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on City Holding Company’s internal control over financial reporting based on our audit.

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

In our opinion, City Holding Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2011 of City Holding Company and our report dated March 15, 2012 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Charleston, West Virginia
March 15, 2012

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements

Audit Committee of the Board of Directors and the
Shareholders of City Holding Company

We have audited the accompanying consolidated balance sheets of City Holding Company and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011.  These financial statements are the responsibility of City Holding Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of City Holding Company and subsidiaries at December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), City Holding Company's internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2012 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Charleston, West Virginia
March 15, 2012

Consolidated Balance Sheets
City Holding Company and Subsidiaries
	December 31
(in thousands)	2011	2010
Assets
Cash and due from banks	$140,873	$50,043
Interest-bearing deposits in depository institutions	5,526	5,336
Federal Funds Sold	-	11,000
Cash and Cash Equivalents	146,399	66,379
Investment securities available-for-sale, at fair value	360,783	417,167
Investment securities held-to-maturity, at amortized cost (approximate fair value at December 31, 2011 and 2010 - $23,423 and $23,100, respectively)	23,458	23,865
Other securities	11,934	12,553
Total Investment Securities	396,175	453,585

Gross loans	1,973,103	1,865,000
Allowance for loan losses	(19,409)	(18,224)
Net Loans	1,953,694	1,846,776
Bank-owned life insurance	78,961	76,231
Premises and equipment	64,612	64,530
Accrued interest receivable	7,093	7,264
Net deferred tax assets	32,219	29,235
Goodwill and other intangible assets	56,164	56,573
Other assets	41,792	36,722
Total Assets	$2,777,109	$2,637,295
Liabilities
Deposits:
Noninterest-bearing	$369,025	$337,927
Interest-bearing:
Demand deposits	526,824	486,737
Savings deposits	439,823	397,042
Time deposits	885,596	949,669
Total Deposits	2,221,268	2,171,375
Short-term borrowings:
FHLB borrowings	-	375
Federal Funds purchased	75,000	-
Customer repurchase agreements	114,050	112,335
Long-term debt	16,495	16,495
Other liabilities	39,162	21,854
Total Liabilities	2,465,975	2,322,434
Shareholders’ Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued	-	-
Common stock, par value $2.50 per share: 50,000,000 shares authorized; 18,499,282 shares issued at December 31, 2011 and 2010, less 3,717,993 and 2,994,501 shares in treasury, respectively	46,249	46,249
Capital surplus	103,335	103,057
Retained earnings	291,050	270,905
Cost of common stock in treasury	(125,593)	(102,853)
Accumulated other comprehensive loss:
Unrealized gain on securities available-for-sale	825	1,022
Unrealized gain on derivative instruments	-	295
Underfunded pension liability	(4,732)	(3,814)
Total Accumulated Other Comprehensive Loss	(3,907)	(2,497)
Total Shareholders’ Equity	311,134	314,861
Total Liabilities and Shareholders’ Equity	$2,777,109	$2,637,295

See notes to consolidated financial statements.

Consolidated Statements of Income
City Holding Company and Subsidiaries
	Year Ended December 31
(in thousands, except per share data)	2011	2010	2009
Interest Income
Interest and fees on loans	$93,414	$99,456	$107,142
Interest on investment securities:
Taxable	17,729	20,594	23,200
Tax-exempt	1,697	1,837	1,683
Interest on deposits in depository institutions	-	-	11
Interest on federal funds sold	48	29	-
Total Interest Income	112,888	121,916	132,036
Interest Expense
Interest on deposits	19,794	26,608	35,230
Interest on short-term borrowings	325	362	529
Interest on long-term debt	639	658	844
Total Interest Expense	20,758	27,628	36,603
Net Interest Income	92,130	94,288	95,433
Provision for loan losses	4,600	7,093	6,994
Net Interest Income After Provision for Loan Losses	87,530	87,195	88,439
Noninterest Income
Total investment securities impairment losses	(2,767)	(9,400)	(11,100)
Noncredit impairment losses recognized in other comprehensive income	1,494	3,336	5,762
Net investment securities impairment losses	(1,273)	(6,064)	(5,338)
Gain (loss) on sale of investment securities	3,756	1,397	(826)
Net investment securities gains (losses)	2,483	(4,667)	(6,164)

Service charges	38,109	40,002	45,013
Insurance commissions	5,946	5,490	5,576
Trust and investment management fee income	3,106	2,767	2,343
Bank-owned life insurance	3,183	3,396	3,271
Other income	2,033	1,951	1,944
Total Noninterest Income	54,860	48,939	51,983
Noninterest Expense
Salaries and employee benefits	40,717	38,241	37,526
Occupancy and equipment	8,013	7,697	7,689
Depreciation	4,508	4,675	4,746
FDIC insurance expense	2,576	3,733	2,227
Advertising	2,007	3,692	3,503
Bankcard expenses	2,258	1,953	2,599
Postage, delivery, and statement mailings	2,099	2,371	2,600
Office supplies	1,911	1,931	2,005
Legal and professional fees	4,913	1,677	1,505
Telecommunications	1,605	1,732	1,865
Repossessed asset losses, net of expenses	272	1,453	672
Other expenses	10,262	9,566	10,307
Total Noninterest Expense	81,141	78,721	77,244
Income Before Income Taxes	61,249	57,413	63,178
Income tax expense	20,571	18,453	20,533
Net Income Available to Common Shareholders	$40,678	$38,960	$42,645

Average common shares outstanding	15,055	15,589	15,877
Effect of dilutive securities:
Employee stock options	75	62	55
Shares for diluted earnings per share	15,130	15,651	15,932
Basic earnings per common share	$2.68	$2.48	$2.69
Diluted earnings per common share	$2.67	$2.47	$2.68

Dividends declared per common share	$1.37	$1.36	$1.36
See notes to consolidated financial statements.

Consolidated Statements of
Changes in Shareholders’ Equity
City Holding Company and Subsidiaries
	Common			Accumulated
	Stock			Other		Total
	(Par	Capital	Retained	Comprehensive	Treasury	Shareholders’
(in thousands)	Value)	Surplus	Earnings	(Loss) Income	Stock	Equity
Balances at December 31, 2008	$46,249	$104,062	$230,613	$(6,732)	$(88,729)	$285,463
Comprehensive income:
Cumulative effect of adoption of FASB ASC 320	-	-	1,561	(1,561)	-	-
Net income	-	-	42,645	-	-	42,645
Other comprehensive loss, net of deferred income taxes of $3,578:
Unrealized gain on securities of $18,575, net of tax	-	-	-	11,442	-	11,442
Unrealized loss on interest rate floors of $10,104, net of tax	-	-	-	(6,224)	-	(6,224)
Change in underfunded pension liability of $846, net of tax	-	-	-	521	-	521
Total comprehensive income						48,384
Cash dividends declared ($1.36 per share)	-	-	(21,652)	-	-	(21,652)
Stock-based compensation expense	-	(1,135)	-	-	1,699	564
Exercise of 1,350 stock options	-	(10)	-	-	39	29
Purchase of 133,286 common shares for treasury	-	-	-	-	(3,886)	(3,886)
Balances at December 31, 2009	$46,249	$102,917	$253,167	$(2,554)	$(90,877)	$308,902
Comprehensive income:
Net income	-	-	38,960	-	-	38,960
Other comprehensive gain, net of deferred income taxes of $35:
Unrealized gain on securities of $4,711, net of tax	-	-	-	2,902	-	2,902
Unrealized loss on interest rate floors of $4,494, net of tax	-	-	-	(2,768)	-	(2,768)
Change in underfunded pension liability of $125, net of tax	-	-	-	(77)	-	(77)
Total comprehensive income						39,017
Cash dividends declared ($1.36 per share)	-	-	(21,222)	-	-	(21,222)
Stock-based compensation expense	-	137	-	-	693	830
Exercise of 7,962 stock options	-	3	-	-	233	236
Purchase of 408,151 common shares for treasury	-	-	-	-	(12,902)	(12,902)
Balances at December 31, 2010	$46,249	$103,057	$270,905	$(2,497)	$(102,853)	$314,861

See notes to consolidated financial statements.

Consolidated Statements of
Changes in Shareholders’ Equity (continued)
City Holding Company and Subsidiaries
	Common			Accumulated
	Stock			Other		Total
	(Par	Capital	Retained	Comprehensive	Treasury	Shareholders’
(in thousands)	Value)	Surplus	Earnings	Loss	Stock	Equity
Balances at December 31, 2010	$46,249	$103,057	$270,905	$(2,497)	$(102,853)	$314,861
Comprehensive income:
Net income	-	-	40,678	-	-	40,678
Other comprehensive gain, net of deferred income taxes of $850:
Unrealized loss on securities of $314, net of tax	-	-	-	(196)	-	(196)
Unrealized loss on interest rate floors of $473, net of tax	-	-	-	(295)	-	(295)
Change in underfunded pension liability of $1,473, net of tax	-	-	-	(919)	-	(919)
Total comprehensive income						39,268
Cash dividends declared ($1.37 per share)	-	-	(20,533)	-	-	(20,533)
Stock-based compensation expense	-	283	-	-	783	1,066
Exercise of 9,576 stock options	-	(5)	-	-	267	262
Purchase of 755,501 common shares for treasury	-	-	-	-	(23,790)	(23,790)
Balances at December 31, 2011	$46,249	$103,335	$291,050	$(3,907)	$(125,593)	$311,134

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
City Holding Company and Subsidiaries

	Year Ended December 31
(in thousands)	2011	2010	2009

Operating Activities
Net income	$40,678	$38,960	$42,645
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and accretion	1,894	1,004	171
Depreciation of premises and equipment	4,508	4,675	4,746
Provision for loan losses	4,600	7,093	6,994
Deferred income tax (benefit) expense	(2,290)	(1,235)	8,647
Accretion of gain from sale of interest rate floors	(295)	(2,768)	(6,224)
Net periodic pension cost	386	232	200
Increase in value of bank-owned life insurance	(3,183)	(3,397)	(3,270)
Proceeds from bank-owned life insurance	601	657	282
Stock-based compensation expense	1,066	830	564
Loss on sale of premises and equipment	25	33	87
Net realized investment securities (gains) losses	(2,483)	4,667	6,164
Change in accrued interest receivable	171	705	1,055
Change in other assets	(5,218)	3,296	(6,178)
Change in other liabilities	15,547	8,027	(30,852)
Net Cash Provided by Operating Activities	56,007	62,779	25,031
Investing Activities
Proceeds from maturities and calls of securities held to maturity	1,080	3,216	1,200
Proceeds from sale of money market and mutual fund available-for-sale securities	617,230	903,650	808,313
Purchases of money market and mutual fund available-for-sale securities	(617,337)	(888,336)	(823,385)
Proceeds from sales of securities available-for-sale	56,835	11,195	3,791
Proceeds from maturities and calls of securities available-for-sale	115,884	119,655	96,611
Purchases of securities available-for-sale	(115,215)	(91,404)	(129,376)
Net (increase) decrease in loans	(111,924)	(79,520)	10,868
Purchases of premises and equipment	(4,615)	(5,045)	(8,888)
Net Cash Used in Investing Activities	(58,062)	(26,589)	(40,866)
Financing Activities
Net increase in noninterest-bearing deposits	31,098	9,487	29,910
Net increase (decrease) in interest-bearing deposits	18,795	(1,834)	92,682
Net increase (decrease) in short-term borrowings	76,340	(6,005)	(78,134)
Repayment of long-term debt	-	(78)	(85)
Purchases of treasury stock	(23,790)	(12,902)	(3,886)
Proceeds from stock options exercises, net	262	236	29
Dividends paid	(20,630)	(21,350)	(21,675)
Net Cash Provided by (Used in) Financing Activities	82,075	(32,446)	18,841
Increase in Cash and Cash Equivalents	80,020	3,744	3,006
Cash and cash equivalents at beginning of year	66,379	62,635	59,629
Cash and Cash Equivalents at End of Year	$146,399	$66,379	$62,635

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

Certain amounts in the financial statements have been reclassified. Such reclassifications had no impact on shareholders’ equity or net income for any period.

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

The Company utilizes a third party pricing service provider to value its investment portfolio.  Annually, the Company obtains an independent auditor’s report from its third party pricing service provider regarding its controls over valuation of investment securities.  Although no control deficiencies were noted, the report did contain caveats and disclaimers regarding the pricing information, such as the Company should review market values for reasonableness.  On a quarterly basis, the Company selects a sample of its debt securities and reprices those securities with a third party that is independent of the primary pricing service provider to verify the reasonableness of the fair values.

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

Certain investment securities that do not have readily determinable fair values and for which the Company does not exercise significant influence are carried at cost and classified as other investment securities on the Consolidated Balance Sheets.  These cost-method investments are reviewed for impairment at least annually or sooner if events or changes in circumstances indicate the carrying value may not be recoverable.

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

Previously Securitized Loans: Amounts reported as previously securitized loans represent the carrying value of loans beneficially owned by the Company as a result of exercising its early redemption option during 2003 and 2004 to fully redeem the obligations owed to investors (“notes”) in certain of the Company’s securitization transactions. The loans were recorded at the lower of fair value or their carrying values, which was the carrying value of the related retained interest asset underlying the securitization plus amounts remitted by the Company to the noteholders to redeem the notes. Because the carrying value of the retained interests incorporated assumptions with regard to expected prepayment and default rates on the loans and also considered the expected timing and amount of cash flows to be received by the Company, the carrying value of the retained interests and the carrying value of the loans was less than the actual outstanding balance of the loans.

The Company is accounting for the difference between the carrying value and the expected cash flows from these loans as an adjustment of the yield on the loans over their remaining lives. The discount is accreted to income over the period during which payments are probable of collection and are reasonably estimable.  For loan pools where the discount is fully accreted, the cash receipts related to these loans are recognized in interest income as received.

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

Additionally, all commercial loans within the portfolio are subject to internal risk grading. Risk grades are generally assigned by the primary lending officer and are periodically evaluated by the Company’s internal loan review process. Based on an individual loan’s risk grade, estimated loss percentages are applied to the outstanding balance of the loan to determine the amount of probable loss.

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

Other Real Estate Owned:  Other real estate owned (“OREO”) is comprised principally of commercial and residential real estate properties obtained in partial or total satisfaction of loan obligations.  OREO acquired in settlement of indebtedness is included in Other Assets initially at the lower of estimated fair value of the asset, less estimated selling costs or the carrying amount of the loan.  Changes to the value subsequent to transfer are recorded in noninterest expense, along with direct operating expenses.  Gains or losses not previously recognized from sales of OREO are recognized in noninterest expense on the date of the sale.  As of December 31, 2011 and 2010, the amount of OREO included in Other Assets was $7.9 million and $9.3 million, respectively.

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

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Insurance Commissions:  Commission revenue is recognized as of the effective date of the insurance policy or the date the customer is billed, whichever is later.  The Company also receives contingent commissions from insurance companies as additional incentive for achieving specified premium volume goals and/or the loss experience of the insurance placed by the Company.  The Company maintains a reserve for commission adjustments based on estimated policy cancellations.  This reserve was not significant at December 31, 2011 or 2010.

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

Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. The Company has no fair value hedges as of December 31, 2011 and 2010.  Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

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

For the Company’s cash flow hedges, derivative gains and losses not effective in hedging the change in fair value or expected cash flows of the hedged item are recognized immediately in the income statement. At the hedge’s inception and at least quarterly thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivative instruments have been highly effective in offsetting changes in the fair values or cash flows of the hedged items and whether they are expected to be highly effective in the future. If it is determined a derivative instrument has not been or will not continue to be highly effective as a hedge, hedge accounting is discontinued.  The Company has no cash flow hedges at December 31, 2011 and 2010.

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

The Company invests in certain limited partnerships that operate qualified low-income housing tax credit developments.  These investments are considered variable interest entities for which the Company is not the primary beneficiary.  The tax credits are reflected in the Consolidated Statements of Income as a reduction in income tax expense.  The unamortized amount of the investments is recorded within Other Assets within the Consolidated Balance Sheets.  The Company’s investments in affordable housing limited partnerships were $2.3 million and $2.7 million at December 31, 2011 and 2010, respectively.

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

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Basic and Diluted Earnings per Common Share: Basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding, excluding participating securities. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares outstanding, excluding participating securities, increased by the number of shares of common stock which would be issued assuming the exercise of stock options and other common stock equivalents. The incremental shares related to stock options were 75,000, 62,000, and 55,000 in 2011, 2010, and 2009, respectively.

Recent Accounting Pronouncements:  ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” required new disclosures related to fair value measurements included 1) significant transfers in and out of Levels 1 and 2 of the fair value hierarchy and the reasons for the transfers, and 2) activity in Level 3 of the fair value hierarchy, including separate gross presentation of purchases, sales, issuances and settlements.  ASU 2010-06 also clarified that 1) disclosures should be presented for each class of assets and liabilities (rather than major category) and 2) disclosures should include the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring measurements included in Level 2 or Level 3 of the fair value hierarchy.  The disclosure for gross presentation of transactions in Level 3 became effective January 1, 2011.  The remaining disclosures became effective January 1, 2010.  These disclosures did not have a material impact on the Company’s financial statements.  See Note Twenty.

ASU No. 2010-20, “Receivables (Topic 310) – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” requires entities to provide disclosures designed to facilitate financial statement users’ evaluation of (i) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (ii) how that risk is analyzed and assessed in arriving at the allowance for credit losses and (iii) the changes and reasons for those changes in the allowance for credit losses.  Disclosures must be disaggregated by portfolio segment, the level at which an entity develops and documents a systematic method for determining its allowance for credit losses, and class of financing receivable, which is generally a disaggregation of portfolio segment.  The required disclosures include, among other things, a roll-forward of the allowance for credit losses as well as information about modified, impaired, non-accrual and past due loans and credit quality indicators.  ASU 2010-20 was effective for the Company’s financial statements as of December 31, 2010, as it relates to disclosures required as of the end of a reporting period.  Disclosures that relate to activity during a reporting period became effective for the Company’s financial statements beginning on January 1, 2011 and have been included herein in Note Six.

In April 2011, the FASB issued ASU No. 2011-02, “A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring.”  The provisions of ASU No. 2011-02 provide additional guidance related to determining whether a creditor has granted a concession, include factors and examples for creditors to consider in evaluating whether a restructuring results in a delay in payment that is insignificant, prohibit creditors from using the borrower’s effective rate test to evaluate whether a concession has been granted to the borrower, and add factors for creditors to use in determining whether a borrower is experiencing financial difficulties.  A provision in ASU No. 2011-02 also ends the FASB’s deferral of the additional disclosures about troubled debt restructurings as required by ASU No. 2010-20.  The provisions of ASU No. 2011-02 became effective for the Company’s reporting period ending September 30, 2011.  The adoption of ASU No. 2011-02 did not have a material impact on the Company’s statements of income and condition.  See Note Six for further discussion.

In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs.”  This ASU amends Topic 820, “Fair Value Measurements and Disclosures,” to converge the fair value measurement guidance contained in U.S. generally accepted accounting principles and International Financial Reporting Standards (“IFRS”).  The provisions of ASU No. 2011-04 clarify existing fair value measurements, amend certain principles set forth in Topic 820 and requires additional fair value disclosures.  ASU No. 2011-04 is effective for the Company’s reporting period beginning on January 1, 2012.  The adoption of ASU No. 2011-04 is not expected to have a material impact on the Company’s financial statements.

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220) – Presentation of Comprehensive Income.”  ASU 2011-05 amends Topic 220, “Comprehensive Income,” to require that all non-owner changes in shareholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate, but consecutive statements, thus eliminating the option to present components of comprehensive income within the statement of changes in shareholders’ equity.  ASU No. 2011-05 is effective for the Company’s reporting period beginning on January 1, 2012; however, certain provisions related to the presentation of reclassification adjustments have been deferred by ASU 2011-12 “Comprehensive Income (Topic 220) – Deferral of the Effective Date for Amendments to the Presentation of Reclassification Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05,” as further discussed below.  The adoption of ASU No. 2011-05 is not expected to have a material impact on the Company’s financial statements.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

In September 2011, the FASB issued ASU No. 2011-08, “Intangibles – Goodwill and Other (Topic 350) – Testing Goodwill for Impairment.”  Under this ASU, an entity has the option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount.  If an entity determines, as a result of this qualitative assessment, that it is not more than likely that the fair value of the reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary.  ASU No. 2011-08 is effective for the Company’s reporting period beginning on January 1, 2012.  The adoption of ASU No. 2011-08 is not expected to have a material impact on the Company’s financial statements.

In September 2011, the FASB issued ASU No. 2011-09, “Compensation – Retirement Benefits – Multiemployer Plans (Subtopic 715-80).”  This ASU requires employers provide additional separate disclosures for multiemployer pension plans and multiemployer other postretirement benefit plans.  ASU No. 2011-09 is effective for the Company’s reporting period ending on December 31, 2011.  The adoption of ASU No. 2011-09 did not have a material impact on the Company’s financial statements.

In December 2011, the FASB issued ASU No. 2011-12, “Comprehensive Income (Topic 220) – Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.”  This ASU defers the changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments.  ASU No. 2011-05 allows entities to continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect prior to ASU No. 2011-05.  All other requirements in ASU No. 2011-05 are not affected.  ASU No. 2011-12 is effective for the Company’s reporting periods beginning on January 1, 2012 and is not expected to have a material impact on the Company’s financial statements.

Statements of Cash Flows: Cash paid for interest, including interest paid on long-term debt and trust preferred securities, was $21.7 million, $28.5 million, and $37.5 million in 2011, 2010, and 2009, respectively. During 2011, 2010 and 2009, the Company paid $19.0 million, $15.0 million, and $23.5 million, respectively, for income taxes.

Note Two
Acquisitions

On November 14, 2011, the Company announced that it had signed a definitive agreement to acquire Virginia Savings Bancorp, Inc. (“VSB”) and its wholly owned subsidiary, Virginia Savings Bank.  VSB is a $128 million bank and operates five branches in the northwest portion of Virginia.  The Company and VSB anticipate that the transaction will be completed in the second quarter of 2012, pending regulatory approvals, the approval of the shareholders of VSB and completion of other customary closing conditions.  The total transaction value is expected to be less than $15 million.

Note Three
Restrictions on Cash and Due From Banks

City National is required to maintain an average reserve balance with the Federal Reserve Bank of Richmond to compensate for services provided by the Federal Reserve and to meet statutory required reserves for demand deposits. The average amount of the reserve balance for the year ended December 31, 2011 was approximately $16.1 million.

Note Four
Investments

The aggregate carrying and approximate market values of securities follow. Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable financial instruments.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

	December 31, 2011
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value

Securities available-for-sale:
Obligations of states and political subdivisions	$55,262	$1,561	$21	$56,802
US Treasuries and US government agencies	5,868	173	-	6,041
Mortgage-backed securities:
US government agencies	220,815	6,966	168	227,613
Private label	5,117	45	6	5,156
Trust preferred securities	48,951	941	4,735	45,157
Corporate securities	16,226	160	1,988	14,398
Total Debt Securities	352,239	9,846	6,918	355,167
Marketable equity securities	4,318	-	465	3,853
Investment funds	1,724	39	-	1,763
Total Securities Available-for-Sale	$358,281	$9,885	$7,383	$360,783

Securities held-to-maturity:
Trust preferred securities	$23,458	$675	$710	$23,423
Total Securities Held-to-Maturity	$23,458	$675	$710	$23,423

Other investment securities:
Non-marketable equity securities	$11,934	$-	$-	$11,934
Total Other Investment Securities	$11,934	$-	$-	$11,934

	December 31, 2010
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value

Securities available-for-sale:
Obligations of states and political subdivisions	$65,634	$759	$467	$65,926
US Treasuries and US government agencies	7,837	165	-	8,002
Mortgage-backed securities:
US government agencies	251,209	8,099	493	258,815
Private label	8,031	87	-	8,118
Trust preferred securities	58,517	1,031	4,938	54,610
Corporate securities	16,214	63	884	15,393
Total Debt Securities	407,442	10,204	6,782	410,864
Marketable equity securities	5,207	8	522	4,693
Investment funds	1,617	-	7	1,610
Total Securities Available-for-Sale	$414,266	$10,212	$7,311	$417,167

Securities held-to-maturity:
Obligations of states and political subdivisions	$438	$5	$-	$443
Trust preferred securities	23,427	-	770	22,657
Total Securities Held-to-Maturity	$23,865	$5	$770	$23,100

Other investment securities:
Non-marketable equity securities	$12,553	$-	$-	$12,553
Total Other Investment Securities	$12,553	$-	$-	$12,553

Securities with limited marketability, such as stock in the Federal Reserve Bank or the Federal Home Loan Bank are carried at cost and are reported as other securities in the table above.

Certain investment securities owned by the Company were in an unrealized loss position (i.e., amortized cost basis exceeded the estimated fair value of the securities) as of December 31, 2011 and 2010. The following table shows the gross unrealized losses and fair value of the Company’s investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2011 and 2010.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

	December 31, 2011
	Less Than Twelve Months		Twelve Months or Greater		Total
(in thousands)	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss

Securities available-for-sale:
Obligations of states and political subdivisions	$992	$11	$394	$10	$1,386	$21
Mortgage-backed securities:
US Government agencies	-	-	4,333	168	4,333	168
Private label	3,236	6	-	-	3,236	6
Trust preferred securities	6,724	520	5,402	4,215	12,126	4,735
Corporate securities	1,791	241	4,941	1,747	6,732	1,988
Marketable equity securities	3,810	465	-	-	3,810	465
Total	$16,553	$1,243	$15,070	$6,140	$31,623	$7,383

Securities held-to-maturity:
Trust preferred securities	$4,823	$212	$8,219	$498	$13,042	$710

	December 31, 2010
	Less Than Twelve Months		Twelve Months or Greater		Total
(in thousands)	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss

Securities available-for-sale:
Obligations of states and political subdivisions	$16,242	$253	$2,141	$214	$18,383	$467
Mortgage-backed securities:
US Government agencies	20,160	493	-	-	20,160	493
Trust preferred securities	6,910	686	6,831	4,252	13,741	4,938
Corporate securities	2,010	26	3,511	858	5,521	884
Marketable equity securities	1,038	221	1,260	301	2,298	522
Investment funds	1,493	7	-	-	1,493	7
Total	$47,853	$1,686	$13,743	$5,625	$61,596	$7,311

Securities held-to-maturity:
Trust preferred securities	$6,623	$198	$7,889	$572	$14,512	$770

Marketable equity securities consist of investments made by the Company in equity positions of various community banks.  Included within this portfolio are meaningful (2-5%) ownership positions in the following community bank holding companies:  Community Financial Corporation; Eagle Financial Services, Inc; First National Corporation; and First United Corporation.

During 2011, the Company realized investment gains of $3.1 million from the sale of U.S. government agencies, mortgage backed securities and certain single issuer trust preferred securities, with remaining book values of $6.0 million, $232.8 million and $66.1 million at December 31, 2011, respectively.  In addition, the Company received full payment in 2011 on its investment in a single issuer bank trust preferred security, along with accrued interest that had previously been deferred, that the Company had previously recognized a credit-related net impairment charge of $0.6 million during 2010.  As a result of this repayment, the Company recognized an investment gain of $0.6 million in 2011.  These gains were partially offset by $1.3 million in credit-related net investment impairment losses.  These charges deemed to be other-than-temporary were related to pooled bank trust preferreds ($0.4 million credit-related net impairment losses) with a remaining book value of $3.4 million at December 31, 2011, and community bank and bank holding company equity positions ($0.9 million credit-related net impairment losses) with remaining book value of $3.9 million at December 31, 2011.  The credit-related net impairment charges related to the pooled bank trust preferred securities were based on the Company’s quarterly reviews of its investment securities for indications of losses considered to be other than temporary.  Based on management’s assessment of the securities the Company owns, the seniority position of the securities within the pools, the level of defaults and deferred payments within the pools, management concluded that credit-related impairment charges of $0.4 million on the pooled bank trust preferred securities were appropriate for the year ended December 31, 2011.  During the year ended December 31, 2011, the Company recognized $0.9 million of credit-related net impairment charges on the Company’s equity positions due to the length of time and extent to which the market value of these securities have been below the Company’s cost basis.  As a result of these factors, the Company does not expect the market value of these securities to recover in the near future.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

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

Management has the ability and intent to hold the securities classified as held to maturity until they mature, at which time the Company will receive full value for the securities. Furthermore, as of December 31, 2011, management does not intend to sell an impaired security and it is not more than likely that it will be required to sell the security before the recovery of its amortized cost basis.  The unrealized losses on debt securities are primarily the result of interest rate changes, credit spread widening on agency-issued mortgage related securities, general financial market uncertainty and unprecedented market volatility. These conditions will not prohibit the Company from receiving its contractual principal and interest payments on its debt securities.  The fair value is expected to recover as the securities approach their maturity date or repricing date. As of December 31, 2011, management believes the unrealized losses detailed in the table above are temporary and no impairment loss has been recognized in the Company’s consolidated income statement.  Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting credit loss recognized in net income in the period of the other-than-temporary impairment is identified, while any noncredit loss will be recognized in other comprehensive income.

At December 31, 2011, the book value of the Company’s five pooled trust preferred securities totaled $7.5 million with an estimated fair value of $3.4 million. All of these securities are mezzanine tranches.  Pooled trust preferred securities represent beneficial interests in securitized financial assets that the Company analyzes within the scope of FASB ASC 320, Investments—Debt and Equity Securities and are evaluated quarterly for other-than-temporary-impairment (“OTTI”).  Management performs an analysis of OTTI utilizing its internal methodology as described below to estimate expected cash flows to be received in the future.  The Company reviews each of its pooled trust preferred securities to determine if an OTTI charge would be recognized in current earnings in accordance with FASB ASC 320, Investments—Debt and Equity Securities. There is risk that continued collateral deterioration could cause the Company to recognize additional OTTI charges in earnings in the future.

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

The Company utilizes a third party model to compute the present value of expected cash flows which considers the structure and term of each of the five respective pooled trust preferred securities and the financial condition of the underlying issuers.  Specifically, the third party model details interest rates, other fees and expenses, principal balances of note classes and underlying issuers, the timing and amount of interest and principal payments of the underlying issuers, and the allocation of the payments to the note classes.  The current estimate of expected cash flows is based on the most recent trustee reports and any other relevant market information including announcements of interest payment cures, deferrals or defaults of underlying trust preferred securities.  As in the past, for issuing banks that have defaulted, management assumes no recovery.  For issuing banks that have deferred its interest payments, management excludes the collateral balance associated with these banks and assumes no recoveries of such collateral balance in the future.  The exclusion of such issuing banks in a current deferral position is based on such bank experiencing a certain level of financial difficulty that raises doubt about its ability to satisfy its contractual debt obligation, and accordingly, the Company excludes the associated collateral balance from its estimate of expected cash flows.  Other assumptions used in the estimate of expected cash flows include expected future default rates and prepayments.  Specifically, the model assumes annual prepayment of 1.0% with 100% at maturity and assumes 150 basis points of additional annual defaults from banks that are currently not in default or deferral.  In addition, the model assumes no recoveries except for one trust preferred security which assumes that two of the banks currently deferring or in default will cure such positions between June 2012 and September 2012.  Management compares the present value of expected cash flows to those previously projected to determine if an adverse change in cash flows has occurred.  If an adverse change in cash flows has occurred, management determines the credit loss to be recognized in the current period and the portion related to noncredit factors to be recognized in other comprehensive income.

The following table presents a progression of the credit loss component of OTTI on debt securities recognized in earnings during the years ended December 31, 2011, 2010 and 2009. The credit loss component represents the difference between the present value of expected future cash flows and the amortized cost basis of the security. As noted above, the credit component of OTTI recognized in earnings during the year ended 2011 is presented in two parts based upon whether the credit impairment in the current period is the first time the debt security was credit impaired (initial credit impairment) or if it is an additional credit impairment on a debt security that was credit impaired in previous periods.

(in thousands)	2011	2010	2009

Beginning balance	$19,240	$17,473	$15,793
Additions:
Initial credit impairment	-	-	-
Additional credit
impairment	355	1,767	1,680
Deductions:
Called	(638)	-	-
Balance December 31	$18,957	$19,240	$17,473

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

(Dollars in thousands)
Deal Name		Type	Class	Original Cost	Amortized Cost	Fair Value	Difference (1)	Lowest Credit Rating	# of issuers currently performing	Actual deferrals/defaults (as a % of original dollar)	Expected deferrals/defaults (as a % of remaining of performing collateral)		Excess Subordination as a Percentage of Current Performing Collateral (4)
		Pooled trust preferred securities:
		Available for Sale:
P1	(5)	Pooled	Mezz	$1,175	$505	$219	$(286)	Ca	17	28.7%	14.8	%(2)	17.4%
P2	(6)	Pooled	Mezz	3,944	1,197	842	(355)	Ca	16	25.9%	23.1	%(2)	11.9%
P3	(7)	Pooled	Mezz	2,962	1,431	379	(1,052)	Caa3	26	24.5%	22.3	%(2)	0.0%
P4	(8)	Pooled	Mezz	4,060	965	216	(749)	Ca	13	25.4%	0.0	%(3)	0.0%
P5	(9)	Pooled	Mezz	5,650	826	226	(600)	Ca	16	35.6%	22.7	%(2)	16.3%

		Held to Maturity:
P6	(10)	Pooled	Mezz	2,274	328	437	109	Ca	17	28.7%	14.8	%(2)	17.4%
P7	(6)	Pooled	Mezz	5,237	1,047	1,122	75	Ca	16	25.9%	23.1	%(2)	11.9%

		Single issuer trust preferred securities
		Available for sale:
S1		Single		1,149	1,038	1,038	-	Ba2	1	-	-
S2		Single		5,119	5,077	4,638	(439)	BB+	1	-	-
S3		Single		535	510	460	(50)	BB+	1	-	-
S4	(11)	Single		261	235	101	(134)	NR	1	-	-
S5		Single		3,000	3,000	3,036	36	B2	1	-	-
S6		Single		1,000	1,000	1,008	8	B2	1	-	-

		Held to Maturity:
S7		Single		4,000	4,000	4,000	-	NR	1	-	-
S8		Single		3,360	3,109	2,850	(259)	NR	1	-	-
S9		Single		3,564	3,535	3,398	(137)	NR	1	-	-
S10		Single		4,321	4,133	4,090	(43)	Baa3	1	-	-

	(1)
The differences noted consist of unrealized losses recorded at December 31, 2011 and noncredit other-than-temporary impairments recorded subsequent to April 1, 2009 that have not been reclassified as credit losses.

	(2)
Performing collateral is defined as total collateral minus all collateral that has been called, is currently deferring, or currently in default. This model for this security assumes that all collateral that is currently deferring will default with a zero recovery rate. The underlying issuers can cure, thus this bond could recover at a higher percentage upon default than zero.

	(3)
Performing collateral is defined as total collateral minus all collateral that has been called, is currently deferring, or currently in default. The model for this security assumes that two of the banks that are currently deferring will cure between June 2012 and September 2012. If additional underlying issuers cure, this bond could recover at a higher percentage.

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

	(5)
No other-than-temporary impairment losses were incurred during the year ended December 31, 2011. Other-than-temporary impairment losses of $370,000 were recognized during the year ended December 31, 2010.

	(6)	No other-than-temporary impairment losses were incurred during the years ended December 31, 2011 and 2010, respectively.
	(7)	Other-than-temporary impairment losses of $115,000 and $72,000 were recognized during the years ended December 31, 2011 and 2010, respectively.
	(8)	Other-than-temporary impairment losses of $240,000 and $619,000 were recognized during the years ended December 31, 2011 and 2010, respectively.
	(9)	No other-than-temporary impairment losses were incurred during the years ended December 31, 2011 and 2010, respectively.
	(10)
No other-than-temporary impairment losses were incurred during the year ended December 31, 2011. Other-than-temporary impairment losses of $706,000 were recognized during the year ended December 31, 2010.

	(11)
No other-than-temporary impairment losses were incurred during the year ended December 31, 2011. Other-than-temporary impairment losses of $15,000 were recognized during the year ended December 31, 2010.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The amortized cost and estimated fair value of debt securities at December 31, 2011, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties. Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

		Estimated
		Fair
(in thousands)	Cost	Value

Securities Available-for-Sale
Due in one year or less	$9,007	$9,047
Due after one year through five years	44,538	44,910
Due after five years through ten years	51,541	52,891
Due after ten years	247,153	248,319
	$352,239	$355,167

Securities Held-to-Maturity
Due in one year or less	$-	$-
Due after one year through five years	-	-
Due after five years through ten years	-	-
Due after ten years	23,458	23,423
	$23,458	$23,423

Gross gains and gross losses realized by the Company from investment security transactions are summarized in the table below:

(in thousands)	2011	2010	2009

Gross realized gains	$3,756	$1,397	$259
Gross realized losses	-	-	(1,085)
Investment security (losses) gains	$3,756	$1,397	$(826)

The specific identification method is used to determine the cost basis of securities sold.

The carrying value of securities pledged to secure public deposits and for other purposes as required or permitted by law approximated $204.0 million and $204.6 million at December 31, 2011 and 2010, respectively.

Note Five
Loans

The following summarizes the Company’s major classifications for loans:

(in thousands)	2011	2010
Residential real estate	$638,585	$610,369
Home equity	433,000	416,172
Commercial and industrial	130,899	134,612
Commercial real estate	732,146	661,758
Consumer	35,845	38,424
DDA overdrafts	2,628	2,876
Previously securitized loans	-	789
Gross Loans	1,973,103	1,865,000
Allowance for loan losses	(19,409)	(18,224)
Net Loans	$1,953,694	$1,846,776

Construction loans of $9.2 million and $7.9 million are included within residential real estate loans at December 31, 2011 and 2010, respectively.  Construction loans of $20.2 million and $31.5 million are included within commercial real estate loans at December 31, 2011 and 2010, respectively.  The Company’s commercial and residential real estate construction loans are primarily secured by real estate within the Company’s principal markets.  These loans were originated under the Company’s loan policy, which is focused on the risk characteristics of the loan portfolio, including construction loans.  Adequate consideration has been given to these loans in establishing the Company’s allowance for loan losses.

Note Six
Allowance for Loan Losses

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

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The following summarizes the activity in the allowance for loan losses, by portfolio segment, for the year ended December 31, 2011.  The following also presents the balance in the allowance for loan losses disaggregated on the basis of the Company’s impairment measurement method and the related recorded investment in loans, by portfolio segment, as of December 31, 2011 and 2010.
							Previously
	Commercial and	Commercial	Residential	Home		DDA	Securitized
(in thousands)	industrial	real estate	real estate	equity	Consumer	overdrafts	loans	Total
December 31, 2011
Allowance for loan losses
Beginning balance	$1,864	$8,488	$4,149	$2,640	$95	$988	$-	$18,224
Charge-offs	(522)	(1,989)	(1,367)	(1,089)	(164)	(1,712)	-	(6,843)
Recoveries	23	1,981	29	7	136	1,252	-	3,428
Provision	(775)	3,186	780	1,215	21	173	-	4,600
Ending balance	$590	$11,666	$3,591	$2,773	$88	$701	$-	$19,409

December 31, 2010
Allowance for loan losses
Beginning balance	$2,069	$8,961	$3,184	$2,331	$191	$1,805	$-	$18,541
Charge-offs	(73)	(3,304)	(1,607)	(930)	(86)	(3,638)	-	(9,638)
Recoveries	27	415	74	26	129	1,557	-	2,228
Provision	(159)	2,416	2,498	1,213	(139)	1,264	-	7,093
Ending balance	$1,864	$8,488	$4,149	$2,640	$95	$988	$-	$18,224

December 31, 2009
Allowance for loan losses
Beginning balance	$3,096	$11,942	$2,371	$2,212	$190	$2,353	$-	$22,164
Charge-offs	(530)	(7,219)	(1,195)	(721)	(265)	(2,886)	-	(12,816)
Recoveries	102	133	102	20	222	1,620	-	2,199
Provision	(599)	4,105	1,906	820	44	718	-	6,994
Ending balance	$2,069	$8,961	$3,184	$2,331	$191	$1,805	$-	$18,541

As of December 31, 2011
Allowance for loan losses
Evaluated for impairment:
Individually	$-	$2,666	$-	$-	$-	$-	$-	$2,666
Collectively	590	9,000	3,591	2,773	88	701	-	16,743
Total	$590	$11,666	$3,591	$2,773	$88	$701	$-	$19,409

Loans
Evaluated for impairment:
Individually	$81	$15,311	$476	$298	$-	$-	$-	$16,166
Collectively	130,818	716,835	638,109	432,702	35,845	2,628	-	1,956,937
Total	$130,899	$732,146	$638,585	$433,000	$35,845	$2,628	$-	$1,973,103

As of December 31, 2010
Allowance for loan losses
Evaluated for impairment:
Individually	$-	$150	$-	$-	$-	$-	$-	$150
Collectively	1,864	8,338	4,149	2,640	95	988	-	18,074
Total	$1,864	$8,488	$4,149	$2,640	$95	$988	$-	$18,224

Loans
Evaluated for impairment:
Individually	$-	$15,909	$483	$1,047	$-	$-	$-	$17,439
Collectively	134,612	645,849	609,886	415,125	38,424	2,876	789	1,847,561
Total	$134,612	$661,758	$610,369	$416,172	$38,424	$2,876	$789	$1,865,000

During the third quarter of 2011, the Company received life insurance proceeds from a policy carried by one of its commercial customers.  The Company had previously placed several loans to this customer on non-accrual status and recorded the charge-offs related to these credits.  The life insurance proceeds satisfied the customer’s remaining outstanding balances and also enabled the Company to recover $1.9 million of the previously recorded charge-offs.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Credit Quality Indicators

All commercial loans within the portfolio are subject to internal risk grading.  The Company’s internal risk ratings are:  Exceptional, Good, Acceptable, Pass/Watch, Special Mention, Substandard and Doubtful.  Each internal risk rating is defined in the loan policy using the following criteria:  balance sheet yields, ratios and leverage, cash flow spread and coverage, prior history, capability of management, market position/industry, potential impact of changing economic, legal, regulatory or environmental conditions, purpose structure, collateral support, and guarantor support.  Risk grades are generally assigned by the primary lending officer and are periodically evaluated by the Company’s internal loan review process.  Based on an individual loan’s risk grade, estimated loss percentages are applied to the outstanding balance of the loan to determine the amount of probable loss.

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

Risk Rating	Description

Exceptional
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

Pass/Watch
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

Substandard
Loans classified as substandard reflect a customer with well defined weaknesses that jeopardize the liquidation of the debt.  Loans in this category have the possibility that the bank will sustain some loss if the deficiencies are not corrected and the bank’s collateral value is weakened by the financial deterioration of the borrower.

Doubtful
Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristics that make collection of the full contract amount highly improbable.  Loans rated in this category are most likely to cause the bank to have a loss due to a collateral shortfall or a negative capital position.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The following presents loans by internally assigned grade as of December 31, 2011 and 2010:

(in thousands)	Commercial and industrial	Commercial real estate	Reisdential real estate	Home equity	Consumer	DDA overdrafts	Previously Securitized loans	Total
December 31, 2011:
Risk Grade
Exceptional	$4,220	$42	-	-	-	-	-	$4,262
Good	6,728	107,718	-	-	-	-	-	114,446
Acceptable	93,077	411,721	-	-	-	-	-	504,798
Pass/watch	25,246	161,598	-	-	-	-	-	186,844
Special mention	470	16,802	-	-	-	-	-	17,272
Substandard	1,037	34,265	-	-	-	-	-	35,302
Doubtful	121	-	-	-	-	-	-	121
Total	$130,899	$732,146						863,045

Payment Activity
Performing			$637,586	$431,199	$35,845	$2,616	$-	1,107,246
Non-performing			999	1,801	-	12	-	2,812
Total			$638,585	$433,000	$35,845	$2,628	$-	$1,973,103

December 31, 2010:
Risk Grade
Exceptional	$3,241	$47	-	-	-	-	-	$3,288
Good	5,693	68,417	-	-	-	-	-	74,110
Acceptable	98,067	396,072	-	-	-	-	-	494,139
Pass/watch	20,675	142,223	-	-	-	-	-	162,898
Special mention	4,030	28,547	-	-	-	-	-	32,577
Substandard	2,693	26,354	-	-	-	-	-	29,047
Doubtful	213	98	-	-	-	-	-	311
Total	$134,612	$661,758						796,370

Payment Activity
Performing			$608,422	$414,599	$38,419	$2,875	$604	1,064,919
Non-performing			1,947	1,573	5	1	185	3,711
Total			$610,369	$416,172	$38,424	$2,876	$789	$1,865,000

Aging Analysis of Accruing and Non-Accruing Loans

The following presents an aging of the Company’s accruing and non-accruing loans as of December 31, 2011 and 2010:

(in thousands)	Commercial and industrial	Commercial real estate	Residential real estate	Home equity	Consumer	DDA overdrafts	Previously Securitized loans	Total
December 31, 2011:
30 – 59 days past due	$1,243	$576	$4,912	$1,906	$133	$883	$-	$9,653
60 – 89 days past due	-	2,839	408	228	5	14	-	3,494
Over 90 days past due	-	-	42	112	-	12	-	166
Non-accrual	375	18,930	957	1,689	-	-	-	21,951
	1,618	22,345	6,319	3,935	138	909	-	35,264
Current	129,281	709,801	632,266	429,065	35,707	1,719	-	1,937,839
Total	$130,899	$732,146	$638,585	$433,000	$35,845	$2,628	$-	$1,973,103

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

(in thousands)	Commercial and industrial	Commercial real estate	Residential real estate	Home equity	Consumer	DDA overdrafts	Previously Securitized loans	Total
December 31, 2010:
30 – 59 days past due	$-	$775	$3,512	$1,817	$122	$354	$247	$6,827
60 – 89 days past due	-	-	667	278	20	6	44	1,015
Over 90 days past due	-	-	595	181	5	1	54	836
Non-accrual	237	7,705	1,352	1,392	-	-	131	10,817
	237	8,480	6,126	3,668	147	361	476	19,495
Current	134,375	653,278	604,243	412,504	38,277	2,515	313	1,845,505
Total	$134,612	$661,758	$610,369	$416,172	$38,424	$2,876	$789	$1,865,000

Impaired Loans

The following presents the Company’s impaired loans as of December 31, 2011 and 2010:
(in thousands)	Commercial and industrial	Commercial real estate	Residential real estate	Home equity	Consumer	DDA overdrafts	Previously Securitized loans	Total
December 31, 2011:
With no related allowance
recorded:
Recorded investment	$78	$2,840	$-	$-	$-	$-	$-	$2,918
Unpaid principal balance	78	6,036	-	-	-	-	-	6,114

With an allowance
recorded
Recorded investment	$297	$16,090	$1,000	$1,801	$-	$12	$-	$19,200
Unpaid principal balance	297	16,090	1,000	1,801	-	12	-	19,200
Related allowance	53	3,044	139	240	-	12	-	3,488

December 31, 2010:
With no related allowance
recorded:
Recorded investment	$-	$13,755	$483	$1,048	$-	$-	$-	$15,286
Unpaid principal balance	-	18,390	483	1,048	-	-	-	19,921

With an allowance
recorded
Recorded investment	$237	$3,670	$1,947	$824	$5	$1	$185	$6,869
Unpaid principal balance	237	4,199	1,947	824	5	1	185	7,398
Related allowance	113	554	487	206	1	1	46	1,408

The following table presents information related to the average recorded investment and interest income recognized on the Company’s impaired loans for the year ended December 31, 2011:
(in thousands)	Commercial and industrial	Commercial real estate	Residential real estate	Home equity	Consumer	DDA overdrafts	Previously Securitized loans	Total
December 31, 2011:
With no related allowance
recorded:
Average recorded investment	$30	$10,436	$240	$523	$-	$-	$-	$11,229
Interest income recognized	1	270	15	5	-	-	-	291

With an allowance
recorded
Average recorded investment	$216	$14,232	$861	$773	$-	$-	$-	$16,082
Interest income recognized	2	305	4	17	-	-	-	328

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Approximately $0.8 million, $0.5 million and $0.9 million of interest income would have been recognized during 2011, 2010 and 2009, respectively, if such loans had been current in accordance with their original terms.  There were no commitments to provide additional funds on non-accrual, impaired, or other potential problem loans at December 31, 2011 and 2010.

Loan Modifications

The Company’s policy on loan modifications typically does not allow for modifications that would be considered a concession from the Company.  However, when there is a modification, the Company evaluates each modification to determine if the modification constitutes a troubled debt restructuring (“TDR”) in accordance with ASU 2011-02 whereby a modification of a loan would be considered a TDR when both of the following conditions are met: (1) a borrower is experiencing financial difficulty and (2) the modification constitutes a concession.  When determining whether the borrower is experiencing financial difficulties, the Company reviews whether the debtor is currently in payment default on any of its debt or whether it is probable that the debtor would be in payment default in the foreseeable future without the modification.  Other indicators of financial difficulty include whether the debtor has declared or is in the process of declaring bankruptcy, the debtor’s ability to continue as a going concern, or the debtor’s projected cash flow to service its debt (including principal and interest) in accordance with the contractual terms for the foreseeable future, without a modification.

At December 31, 2011, the Company had one loan modification, relating to a commercial real estate loan, that was considered to be a TDR, which was less than $0.3 million.  There was no material difference between the pre-modification and post-modification balances.   The impact on the allowance for loan losses was insignificant.  The TDR did not default during the year ended December 31, 2011.

Note Seven
Previously Securitized Loans

The table below summarizes information regarding delinquencies, net credit losses, and outstanding collateral balances of previously securitized loans for the dates presented:

	December 31
(in thousands)	2011	2010	2009

Total principal amount of loans outstanding	$9,821	$12,098	$15,119
Discount	(9,821)	(11,309)	(13,406)
Net book value	$-	$789	$1,713
Principal amount of loans between 30 and 89 days past due	$-	$291	$1,023
Principal amount of loans between 90 and 119 days past due	-	54	79
Net credit recoveries during the year	128	182	312

As of December 31, 2011 and 2010, the Company reported a book value of previously securitized loans of less than $0.1 million and $0.8 million, respectively, while the actual outstanding balance of previously securitized loans at December 31, 2011 and 2010 was $9.8 million and $12.1 million, respectively.  During 2011, 2010, and 2009 the Company recognized $3.1 million, $4.0 million, and $3.9 million, respectively, of interest income on the previously securitized loans and received cash of $3.9 million, $5.0 million, and $6.3 million, respectively, comprised of principal and interest payments from borrowers.

Note Eight
Premises and Equipment

A summary of premises and equipment and related accumulated depreciation as of December 31 is summarized as follows:

(in thousands)	Estimated Useful Life	2011	2010

Land		$25,065	$25,007
Buildings and improvements	10 to 30 yrs.	72,940	71,028
Equipment	3 to 7 yrs.	35,159	35,444
		133,164	131,479
Less accumulated depreciation		(68,552)	(66,949)
Net premises and equipment		$64,612	$64,530

Note Nine
Goodwill and Other Intangible Assets

The carrying amount of goodwill approximated $54.9 million at December 31, 2011 and 2010, respectively.  The Company completed its annual assessment of the carrying value of goodwill during 2011 and concluded that its carrying value was not impaired.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The following table summarizes core deposit intangibles as of December 31, 2011 and 2010, which are subject to amortization:

(in thousands)	2011	2010

Gross carrying amount	$4,404	$4,404
Accumulated amortization	(3,130)	(2,721)
Net core deposit intangible	$1,274	$1,683

During 2011, 2010, and 2009, the Company recognized pre-tax amortization expense of $0.4 million, $0.4 million, and $0.5 million, respectively, associated with its core deposit intangible assets. The estimated amortization expense for core deposit intangible assets for each of the next five years is as follows:

(in thousands)	Projected Amortization Expense

2012	$392
2013	376
2014	359
2015	147
2016	0
$1,274

Note Ten
Scheduled Maturities of
Time Deposits

Scheduled maturities of time deposits outstanding at December 31, 2011 are summarized as follows:

(in thousands)

2012	$499,743
2013	183,083
2014	106,546
2015	43,048
2016	53,137
Over five years	39
Total	$885,596

     Scheduled maturities of time deposits of $100,000 or more outstanding at December 31, are summarized as follows:

(in thousands)	2011	2010

Within one year	$149,677	$178,909
Over one through two years	52,961	69,899
Over two through three years	31,869	16,216
Over three through four years	15,655	9,914
Over four through five years	25,244	13,697
Over five years	343	-
Total	$275,749	$288,635

Note Eleven
Short-Term Borrowings

A summary of short-term borrowings are as follows

(dollars in thousands)	2011	2010	2009

Balance at end of year:
Securities repurchase agreements	$114,050	$112,335	$116,329
Federal Funds purchased	75,000	-	-
FHLB advances	-	375	2,000
Total	$189,050	$112,710	$118,329

Avg. outstanding during the year:
Securities repurchase agreements	$122,693	$110,891	$125,024
Federal Funds purchased	576	-	-
FHLB advances	300	1,684	8,992

Max. outstanding at any month end:
Securities repurchase agreements	$139,607	$119,174	$154,577
Federal Funds purchased	75,000	-	-
FHLB advances	367	2,000	42,256

Weighted-average interest rate:
During the year:
Securities repurchase agreements	0.25%	0.25%	0.26%
Federal Funds purchased	0.28%	-	-
FHLB advances	4.36%	4.93%	2.27%
End of the year:
Securities repurchase agreements	0.25%	0.25%	0.25%
Federal Funds purchased	0.28%	-	-
FHLB advances	0.00%	4.38%	6.30%

Through City National, the Company has purchased 52,042 shares of Federal Home Loan Bank (“FHLB”) stock at par value as of December 31, 2011. Such purchases are required based on City National’s maximum borrowing capacity with the FHLB.  Additionally, FHLB stock entitles the Company to dividends declared by the FHLB and provides an additional source of short-term and long-term funding, in the form of collateralized advances. Financing obtained from the FHLB is based, in part, on the amount of qualifying collateral available, specifically 1-4 family residential mortgages, other residential mortgages, and commercial real estate and other non-residential mortgage loans. At December 31, 2011 and 2010, collateral pledged to the FHLB included approximately $1.2 billion and $1.3 billion, respectively, in investment securities and one-to-four-family residential property loans.  Therefore, in addition to the short-term financing discussed above and long-term financing (see Note Twelve), at December 31, 2011 and 2010, City National had an additional $771.1 million and $455.7 million, respectively, available from unused portions of lines of credit with the FHLB and other financial institutions.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Twelve
Long-Term Debt

The components of long-term debt are summarized as follows:

(in thousands)	Maturity	Weighted-Average Interest Rate	2011	2010

Junior subordinated debentures owed to City Holding Capital Trust III	2038	3.85%	16,495	16,495
Total Long-term debt			$16,495	$16,495

The Company formed a statutory business trust, City Holding Capital Trust III, under the laws of the state of Delaware (“Capital Trust III”).  Capital Trust III was created for the exclusive purpose of (i) issuing trust preferred securities (“Capital Securities”), which represent preferred undivided beneficial interests in the assets of the trusts, (ii) using the proceeds from the sale of the Capital Securities to acquire junior subordinated debentures (“Debentures”) issued by the Company, and (iii) engaging in only those activities necessary or incidental thereto.  The trust is considered a variable interest entity for which the Company is not the primary beneficiary.  Accordingly, the accounts of the trust are not included in the Company’s consolidated financial statements (see Note One).

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

Note Thirteen
Derivative Instruments

During 2005 and 2006, the Company entered into interest rate floors with a total notional value of $600 million, seven of which (total notional amount of $500 million) were designated as cash flow hedges.  These derivative instruments provided the Company protection against the impact of declining interest rates on future income streams from the Company’s portfolio of $500 million of variable-rate loans outstanding.  The interest rate floors had maturities between May 2008 and June 2011 and strike rates ranging from 6.00% to 8.00%.  During 2008, interest rate floors with a total notional value of $150 million matured.  The remaining interest rate floors with a total notional value of $450 million were sold during 2008.  The gains from the sales of $16.8 million were recognized over the remaining lives of the various hedged loans and expired in June 2011.

As of December 31, 2011 and 2010, the Company has derivative financial instruments not included in hedge relationships.  These derivatives consist of interest rate swaps used for interest rate management purposes and derivatives executed with commercial banking customers to facilitate their interest rate management strategies.

The following table summarizes the fair value of these derivative financial instruments at December 31:

(in thousands)	2011	2010
Fair Value
Other Assets	$11,541	$2,116
Other Liabilities	11,541	2,116
Change in Fair Value
Noninterest income	$9,425	$2,097
Noninterest expense	9,425	2,097

Note Fourteen
Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows at December 31:

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

(in thousands)	2011	2010

Deferred tax assets:
Previously securitized loans	$6,669	$6,533
Allowance for loan losses	7,310	6,803
Deferred compensation payable	2,932	2,972
Underfunded pension liability	2,874	2,346
Accrued expenses	1,729	781
Impaired building and premises	1,362	1,195
Impaired security losses	10,386	10,265
Other	863	1,222
Total Deferred Tax Assets	34,125	32,117
Deferred tax liabilities:
Intangible assets	925	1,579
Unrealized securities gains	495	629
Other	486	674
Total Deferred Tax Liabilities	1,906	2,882
Net Deferred Tax Assets	$32,219	$29,235

No valuation allowance for deferred tax assets was recorded at December 31, 2011 and 2010 as the Company believes it is more likely than not that all of the deferred tax assets will be realized because they were supported by recoverable taxes paid in prior years.

Significant components of the provision for income taxes are as follows:

(in thousands)	2011	2010	2009

Current:
Federal	$20,052	$17,147	$10,083
State	2,809	2,541	1,803
Total current	22,861	19,688	11,886

Total deferred	(2,290)	(1,235)	8,647
Income tax expense	$20,571	$18,453	$20,533

A reconciliation of the significant differences between the federal statutory income tax rate and the Company’s effective income tax rate is as follows:
(in thousands)	2011	2010	2009

Computed federal taxes at statutory rate	$21,437	$20,096	$22,111
State income taxes, net of federal tax benefit	1,654	1,586	1,669
Tax effects of:
Tax-exempt interest income	(785)	(804)	(748)
Bank-owned life insurance	(1,172)	(1,269)	(1,195)
Tax reserve adjustment	(70)	(85)	(64)
Other items, net	(493)	(1,071)	(1,240)
Income tax expense	$20,571	$18,453	$20,533

The entire amount of the Company’s unrecognized tax benefits if recognized, would favorably affect the Company’s effective tax rate.   The Company is unable to estimate the range of possible changes in the amounts of unrecognized tax positions that could occur over the next 12 months.  A reconciliation of the beginning and ending balance of unrecognized tax benefits for the years ended December 31, 2011 and 2010 is as follows:
(in thousands)	2011	2010

Balance at January 1,	$3,645	$-
Additions for current year tax positions	866	3,645
Additions for prior year tax positions	-	-
Decreases for prior year tax positions	(862)	-
Decreases for settlements with tax authorities	-	-
Decreases related to lapse of applicable statute of limitation	-	-
Balance at December 31	$3,649	$3,645

Interest and penalties on income tax uncertainties are included in income tax expense.  During 2011, 2010, and 2009, the provision related to interest and penalties was $0.1 million, $0.1 million, and $0.3 million, respectively.  The balance of accrued interest and penalties at December 31, 2011 and 2010 was $0.1 million and $0.2 million, respectively.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2008 through 2011. The Company and its subsidiaries state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2008 through 2011.

Note Fifteen
Employee Benefit Plans

During 2003, shareholders approved the City Holding Company 2003 Incentive Plan (“the Plan”), replacing the Company’s 1993 Stock Incentive Plan that expired on March 8, 2003. Employees, directors, and individuals who provide service to the Company (collectively “Plan Participants”) are eligible to participate in the Plan. Pursuant to the terms of the Plan, the Compensation Committee of the Board of Directors, or its delegate, may, from time-to-time, grant stock options, stock appreciation rights (“SARs”), or stock awards to Plan Participants. A maximum of 1,000,000 shares of the Company’s common stock may be issued upon the exercise of stock options and SARs and stock awards, but no more than 350,000 shares of common stock may be issued as stock awards. These limitations may be adjusted in the event of a change in the number of outstanding shares of common stock by reason of a stock dividend, stock split, or other similar event. Specific terms of options and SARs awarded, including vesting periods, exercise prices (stock price at date of grant), and expiration dates are determined at the date of grant and are evidenced by agreements between the Company and the awardee. The exercise price of the option grants equals the market price of the Company’s stock on the date of grant. All incentive stock options and SARs will be exercisable up to ten years from the date granted and all options and SARs are exercisable for the period specified in the individual agreement. As of December 31, 2011, 379,250 stock options had been awarded pursuant to the terms of the Plan and 129,575 stock awards had been granted.

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

A summary of the Company’s stock option activity and related information is presented in the following table for the years ended December 31:

	2011		2010		2009
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price
Outstanding at January 1	287,393	$33.64	280,605	$33.56	270,455	$33.96
Granted	16,000	35.09	15,500	32.09	17,500	27.98
Exercised	(9,576)	26.63	(7,962)	27.81	(1,350)	21.99
Forfeited	-	-	(750)	33.54	(6,000)	37.90
Outstanding at December 31	293,817	$33.95	287,393	$33.64	280,605	$33.56
Exercisable at end of year	185,317	33.70	178,393	32.75	169,230	32.61
Nonvested at beginning of year	109,000	$35.10	111,375	$35.01	113,250	$35.68
Granted during year	16,000	35.09	15,500	32.09	17,500	27.98
Vested during year	(16,500)	39.34	(17,625)	31.88	(17,875)	31.91
Forfeited during year	-	-	(250)	33.54	(1,500)	40.88
Nonvested at end of year	108,500	$34.38	109,000	$35.10	111,375	$35.01

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Additional information regarding stock options outstanding and exercisable at December 31, 2011, is provided in the following table:

			Weighted-			Weighted-	Weighted-
			Average			Average	Average
		Weighted-	Remaining		No. of	Exercise Price	Remaining
Ranges of	No. of	Average	Contractual		Options	of Options	Contractual
Exercise	Options	Exercise	Life	Intrinsic	Currently	Currently	Life	Intrinsic
Prices	Outstanding	Price	(Months)	Value	Exercisable	Exercisable	(Months)	Value

$26.62 - $33.90	185,317	$31.55	48	$434,093	132,817	$32.13	32	$234,238
$35.09 - $40.88	108,500	38.05	66	-	52,500	37.68	53	-
	293,817	33.95	55	$434,093	185,317	33.70	38	$234,238

Proceeds from stock option exercises were $0.3 million in 2011, $0.2 million in 2010, and less than $0.1 million in 2009. Shares issued in connection with stock option exercises are issued from available treasury shares. If no treasury shares are available, new shares are issued from available authorized shares.  During 2011, 2010, and 2009, all shares issued in connection with stock option exercises and restricted stock awards were issued from available treasury stock.

The total intrinsic value of stock options exercised was less than $0.1 million in each of 2011, 2010 and 2009

     Stock-based compensation expense totaled $0.2 million in 2011 and $0.3 million in both 2010 and 2009. The total income tax benefit recognized in the accompanying consolidated statements of income related to stock-based compensation was less than $0.1 million in 2011. Unrecognized stock-based compensation expense related to stock options totaled $0.5 million at December 31, 2011. At such date, the weighted-average period over which this unrecognized expense was expected to be recognized was 1.5 years.

The fair value for the options was estimated at the grant date using a Black-Scholes option-pricing model with the following weighted average assumptions:

	2011	2010	2009

Risk-free interest rate	3.07%	3.24%	2.52%
Expected dividend yield	3.88%	4.24%	4.86%
Volatility factor	0.411	0.427	0.463
Expected life of option	8 years	8 years	8 years

The Company records compensation expense with respect to restricted shares in an amount equal to the fair value of the common stock covered by each award on the date of grant. The restricted shares awarded become fully vested after various periods of continued employment from the respective dates of grant. The Company is entitled to an income tax deduction in an amount equal to the taxable income reported by the holders of the restricted shares when the restrictions are released and the shares are issued. Compensation is being charged to expense during the respective vesting periods.

Restricted shares are forfeited if officers and employees terminate employment prior to the lapsing of restrictions. The Company records forfeitures of restricted stock as treasury share repurchases and any compensation cost previously recognized is reversed in the period of forfeiture.  Recipients of restricted shares do not pay any cash consideration to the Company for the shares, have the right to vote all shares subject to such grant and receive all dividends with respect to such shares, whether or not the shares have vested.  The Company recognized $0.6 million, $0.5 million and $0.4 million of compensation expense for the years ended December 31, 2011, 2010 and 2009, respectively, within salaries and employee benefits in the Company’s Consolidated Statements of Income associated with issued restricted stock awards.  Unrecognized stock-based compensation expense related to non-vested restricted shares was $2.0 million at December 31, 2011. At December 31, 2011, this unrecognized expense is expected to be recognized over 5.1 years based on the weighted average-life of the restricted shares.

A summary of the Company’s restricted shares activity and related information is presented below for the years ended December 31:

	2011		2010
	Restricted	Average Market Price	Restricted	Average Market Price
	Awards	At Grant	Awards	At Grant

Outstanding at January 1	96,060		88,109
Granted	14,050	$35.08	13,750	$31.47
Vested	(1,901)		(5,799)
Outstanding at December 31	108,209		96,060

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

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

The Company provides retirement benefits to its employees through the City Holding Company 401(k) Plan and Trust (“the 401(k) Plan”), which is intended to be compliant with Employee Retirement Income Security Act (ERISA) section 404(c). Any employee who has attained age 21 is eligible to participate beginning the first day of the month following employment. Unless specifically chosen otherwise, every employee is automatically enrolled in the 401(k) Plan and may make before-tax contributions of between 1% and 15% of eligible pay up to the dollar limit imposed by Internal Revenue Service regulations. The first 6% of an employee’s contribution is matched 50% by the Company. The employer matching contribution is invested according to the investment elections chosen by the employee. Employees are 100% vested in both employee and employer contributions and the earnings generated by such contributions. As of December 31, 2011, there were 17 investment options, including City Holding Company common stock, available under the 401(k) Plan.

The Company’s total expense associated with the 401(k) Plan approximated $0.6 million in 2011, 2010, and 2009, respectively. The total number of shares of the Company’s common stock held by the 401(k) Plan as of December 31, 2011 and 2010 is 294,022 and 309,259, respectively. Other than the 401(k) Plan, the Company offers no postretirement benefits.

The Company also maintains a defined benefit pension plan (“the Defined Benefit Plan”) that covers approximately 300 current and former employees. The Defined Benefit Plan was frozen in 1999 subsequent to the Company’s acquisition of the plan sponsor. The Defined Benefit Plan maintains a December 31 year-end for purposes of computing its benefit obligations.

Primarily as a result of the interest rate environment over the past two years, the benefit obligation exceeded the estimated fair value of plan assets as of December 31, 2011 and December 31, 2010. The Company has recorded a pension liability of $4.0 million and $2.5 million as of December 31, 2011 and 2010, included within Other Liabilities within the Consolidated Balance Sheets, and a $4.7 million and $3.8 million, net of tax, underfunded pension liability in Accumulated Other Comprehensive Income within Shareholders’ Equity at December 31, 2011 and 2010, respectively. The following table summarizes activity within the Defined Benefit Plan in 2011 and 2010:

	Pension Benefits
(in thousands)	2011	2010

Change in fair value of plan assets:
Fair value at beginning of measurement period	$9,668	$9,154
Actual gain (loss) on plan assets	(379)	1,076
Contributions	400	163
Benefits paid	(737)	(725)
Fair value at end of measurement period	8,952	9,668

Change in benefit obligation:
Benefit obligation at beginning of measurement period	(12,202)	(11,604)
Interest cost	(650)	(674)
Actuarial loss	(828)	(649)
Benefits paid	737	725
Benefit obligation at end of measurement period	(12,943)	(12,202)
Funded status	(3,991)	(2,534)

Unrecognized net actuarial gain	7,637	6,164
Other comprehensive loss	(7,637)	(6,164)
Accrued Benefit Cost	$(3,991)	$(2,534)

Weighted-average assumptions for balance sheet liability at end of year:
Discount rate	5.06%	5.50%
Expected long-term rate of return	8.00%	8.00%

Weighted-average assumptions for benefit cost at beginning of year:
Discount rate	5.50%	6.00%
Expected long-term rate of return	8.00%	8.00%

The following table presents the components of the net defined benefit pension benefit:

	Pension Benefits
(in thousands)	2011	2010	2009

Components of net periodic benefit:
Interest cost	$650	$674	$678
Expected return on plan assets	(811)	(812)	(797)
Net amortization and deferral	547	370	319
Net Periodic Pension Cost	$386	$232	$200

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

The expected long-term rate of return for the plan’s assets is based on the expected return of each of the categories, weighted based on the median of the target allocation for each class, noted in the table below. The target, allowable, and current allocation percentages of plan assets are as follows:

	Target Allocation	Allowable- Allocation	Percentage of Plan Assets At December 31
	2011	Range	2011	2010

Equity securities	60%	40-80%	54%	59%
Debt securities	30%	20-40%	35%	31%
Other	10%	3-10%	11%	10%
Total			100%	100%

The major categories of assets in the Company’s Defined Benefit Plan as of year-end are presented in the following table.  Assets are segregated by the level of the valuation inputs within the fair value hierarchy established by ASC Topic 820 utilized to measure fair value (See Note Twenty).

(in thousands)	Total	Level 1	Level 2	Level 3
2011
Cash and cash equivalents	$430	$430	$-	$-
Mutual funds	2,075	1,062	1,013	-
Common stocks	4,320	3,879	441	-
Mortgage-backed securities	445	-	445	-
Government and GSE bonds	1,242	-	1,242	-
Corporate Bonds	440	-	440	-
Total	$8,952	$5,371	$3,581	$-

2010
Cash and cash equivalents	$457	$457	$-	$-
Mutual funds	1,965	1,112	853	-
Common stocks	5,198	4,834	364	-
Mortgage-backed securities	348	-	348	-
Government and GSE bonds	1,407	-	1,407	-
Corporate Bonds	293	-	293	-
Total	$9,668	$6,403	$3,265	$-

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

The Company anticipates making a contribution to the plan of $0.8 million for the year ending December 31, 2012.  The following table summarizes the expected benefits to be paid in each of the next five years and in the aggregate for the five years thereafter:

Plan Year Ending December 31	Expected Benefits to be Paid
(in thousands)

2012	$794
2013	809
2014	817
2015	824
2016	838
2017 through 2021	4,416

In addition, the Company and its subsidiary participate in the Pentegra multi-employer pension plan (the “multi-employer plan”).  This non-contributory defined benefit plan covers current and former employees of Classic Bancshares (acquired by the Company during 2005). It is the policy of the Company to fund the normal cost of the multiemployer plan on an annual basis.  No contributions were required for the years ended December 31, 2011 and 2010.  The benefits of the multi-employer plan were frozen prior to the acquisition of Classic Bancshares in 2005, and it is the intention of the Company to fund benefit amounts when assets of the plan are sufficient.

The Company has entered into employment contracts with certain of its current and former executive officers. The employment contracts provide for, among other things, the payment of termination compensation in the event an executive officer either voluntarily or involuntarily terminates his employment with the Company for other than “Just Cause.” The cost of these benefits was accrued over the four-year service period for each executive and is included in Other Liabilities within the Consolidated Balance Sheets. The liability was $2.0 million at both December 31, 2011 and 2010. No charge to operations was incurred for the years ended December 31, 2011 and December 31, 2010.

Certain entities previously acquired by the Company had entered into individual deferred compensation and supplemental retirement agreements with certain current and former directors and officers. The Company has assumed the liabilities associated with these agreements, the cost of which is being accrued over the period of active service from the date of the respective agreement. The cost of such agreements approximated $0.2 million during 2011, 2010, and 2009, respectively. The liability for such agreements approximated $4.2 million and $4.3 million at December 31, 2011 and December 31, 2010, respectively and is included within Other Liabilities in the accompanying Consolidated Balance Sheets.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

To assist in funding the above liabilities, the acquired entities had insured the lives of certain current and former directors and officers. The Company is the current owner and beneficiary of insurance policies with a cash surrender value approximating $7.3 million and $7.1 million at December 31, 2011 and 2010, respectively, which is included in Other Assets in the accompanying Consolidated Balance Sheets.

Note Sixteen
Related Party Transactions

City National has granted loans to certain non-executive officers and directors of the Company and its subsidiaries, and to their associates totaling $34.7 million at December 31, 2011 and $39.8 million at December 31, 2010. The loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with third-party lending arrangements.  During 2011, total principal additions were $1.1 million and total principal reductions were $6.2 million.

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

(in thousands)	2011	2010

Commitments to extend credit:
Home equity lines	$143,856	$141,162
Commercial real estate	29,995	29,916
Other commitments	185,602	180,248
Standby letters of credit	20,110	19,864
Commercial letters of credit	412	1,096

Loan commitments, standby letters of credit and commercial letters of credit have credit risks essentially the same as that involved in extending loans to customers and are subject to the Company’s standard credit policies. Collateral is obtained based on management’s credit assessment of the customer. Management does not anticipate any material losses as a result of these commitments.

City National is currently in a civil action pending in the Circuit Court of Kanawha County, West Virginia.  This putative class action asserts that the plaintiffs, and others similarly situated, were wrongfully assessed overdraft fees in connection with City National Bank accounts.  The plaintiffs allege that City National Bank’s policy of posting debit and check transactions from high to low order was in violation of the West Virginia Consumer Credit and Protection Act, constituted a breach of the implied covenant of good faith and created an unjust enrichment to City National Bank.

On August 5, 2011, City National Bank and the plaintiffs’ attorneys submitted a Preliminary Motion to Approve Settlement to the Kanawha County Circuit Court.  The motion asked the Court to approve a settlement in which the Company will pay the eligible members of the class a total of $3.0 million and would forgive and release $2.5 million in account balances of accounts of former customers who are no longer customers of the bank, but left overdrawn accounts.  The parties have since agreed to revise the Preliminary Motion to Approve Settlement and now City National Bank will pay the eligible members of the class a total of $3.4 million and will forgive and release $3.5 million in account balances of accounts of former customers who are no longer customers of the bank, but left overdrawn accounts.  The Company has accrued for this probable loss as of December 31, 2011.

In addition, the Company and City National are involved in various legal actions arising in the ordinary course of business. There can be no assurance that the ultimate resolution of the current actions will not materially impact the financial statements or that no material actions will be presented in the future.

Note Eighteen
Preferred Stock

The Company’s Board of Directors has the authority to issue preferred stock, and to fix the designation, preferences, rights, dividends, and all other attributes of such preferred stock, without any vote or action by the shareholders. As of December 31, 2011, no such shares are outstanding, nor are any expected to be issued.

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Nineteen
Regulatory Requirements and Capital Ratios

The principal source of income and cash for City Holding (the “Parent Company”) is dividends from City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. Approval is also required if dividends declared would cause City National’s regulatory capital to fall below specified minimum levels.  At December 31, 2011, City National could pay dividends up to $22.7 million plus net profits for 2012, as defined by statute, up to the dividend declaration date without prior regulatory permission.

During 2011, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders, (2) remit interest payments on the Company’s junior subordinated debentures, and (3) fund repurchases of the Company’s common shares. As of December 31, 2011, the Parent Company reported a cash balance of approximately $2.6 million.  Management believes that the Parent Company’s available cash balance, together with cash dividends from City National, is adequate to satisfy its funding and cash needs in 2012.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and City National to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 2011, that the Company and City National met all capital adequacy requirements to which they were subject.

As of December 31, 2011, the most recent notifications from banking regulatory agencies categorized the Company and City National as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since these notifications that management believes have changed the institutions’ categories. The Company’s and City National’s actual capital amounts and ratios are presented in the following table:

					Well
	2011		2010		Capitalized	Minimum
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Ratio	Ratio

Total Capital (to Risk-Weighted Assets):
Consolidated	$288,156	14.1%	$291,861	14.8%	10.0%	8.0%
City National	262,891	13.0	264,726	13.6	10.0	8.0

Tier I Capital (to Risk-Weighted Assets):
Consolidated	268,707	13.1	273,554	13.9	6.0	4.0
City National	243,442	12.0	246,419	12.7	6.0	4.0

Tier I Capital (to Average Assets):
Consolidated	268,707	10.2	273,554	10.5	5.0	4.0
City National	243,442	9.3	246,419	9.6	5.0	4.0

Note Twenty
Fair Values of Financial Instruments

Effective January 1, 2008, the Company adopted ASC Topic 820 “Fair Value Measurements and Disclosures”, which defines fair value, establishes a framework for measuring fair value under accounting principles generally accepted in the United States, and enhances disclosures about fair value measurements.

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

The Company has determined that its pooled trust preferred securities are priced using Level 3 inputs in accordance with ASC Topic 820, Fair Value Measurements and Disclosures and guidance issued by the SEC. The Company has determined that there are few observable transactions and market quotations available for pooled trust preferred securities and they are not reliable for purposes of determining fair value at December 31, 2011.  Due to these circumstances, the Company has elected to utilize an income valuation approach produced by a third party pricing source.  This third party model utilizes deferral and default probabilities for the underlying issuers, estimated prepayment rates and assumes no future recoveries of any defaults or deferrals.  The Company then compares the values provided by the third party model with other external sources. At such time as there are observable transactions or quoted prices that are associated with an orderly and active market for pooled trust preferred securities, the Company will incorporate such market values in its estimate of fair values for these securities.

Derivatives.  Derivatives are reported at fair value utilizing Level 2 inputs.  The Company utilizes a market approach by obtaining dealer quotations to value its customer interest rate swaps.

The following table presents assets and liabilities measured at fair value on a recurring basis at December 31, 2011 and 2010:

(in thousands)	Total	Level 1	Level 2	Level 3
2011
Assets:
U. S. Government agencies	$6,041	$-	$6,041	$-
Obligations of states and political subdivisions	56,802	-	56,802	-
Mortgage-backed securities:
U. S. Government agencies	227,613	-	227,613	-
Private label	5,156	-	5,156	-
Trust preferred securities	45,157	-	43,175	1,982
Corporate securities	14,398	-	14,398	-
Marketable equity securities	3,853	3,853	-	-
Investment funds	1,763	1,763	-	-
Derivative assets	11,541	-	11,541	-

Liabilities:
Derivative liabilities	11,541	-	11,541	-

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

2010
Assets:
U. S. Government agencies	$8,002	$-	$8,002	$-
Obligations of states and political subdivisions	65,926	-	65,926	-
Mortgage-backed securities:
U. S. Government agencies	258,815	-	258,815	-
Private label	8,118	-	8,118	-
Trust preferred securities	54,610	-	52,106	2,504
Corporate securities	15,393	-	15,393	-
Marketable equity securities	4,693	4,693	-	-
Investment funds	1,610	1,610	-	-
Derivative assets	2,116	-	2,116	-

Liabilities:
Derivative liabilities	2,116	-	2,116	-

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis for Level 3 assets for the year ended December 31, 2011 and 2010:

(in thousands)	Investment Securities Available for Sale

Balance, December 31, 2009	$4,005
Total gains/or losses (realized and unrealized) :
Impairment losses on investment securities	(5,358)
Included in other comprehensive income	3,857
Transfers into Level 3	-
Balance, December 31, 2010	$2,504
Total gains/or losses (realized and unrealized) :
Impairment losses on investment securities	(355)
Included in other comprehensive income	208
Called	(375)
Transfers into Level 3	-
Balance, December 31, 2011	$1,982

Beginning January 1, 2010, the Company changed its policy for recording transfers into and out of the fair value hierarchy levels in response to amended U.S. GAAP.  All such transfers are now assumed to be as of the end of the quarter in which the transfer occurred, whereas, previously, the Company assumed transfers into levels to occur at the beginning of a period and transfers out of levels to occur at the end of a period.  During the year ended December 31, 2011, the Company did not have any transfers between the fair value hierarchy levels.

During 2011, the Company received full repayment on its investment in a single issuer trust preferred security.  At December 31, 2010, the fair value of this security was $0.4 million.

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accounting principles.  These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period.  At December 31, 2011 and 2010, the Company has $22.1 million and $22.2 million, respectively of impaired loans that are measured at fair value on a nonrecurring basis.  These assets are considered to be measured at Level 2 in the fair value measurement hierarchy.

The Company used the following methods and significant assumptions to estimate fair value amounts for assets measured on a nonrecurring basis.

Long-lived assets held for sale.  Long-lived assets held for sale include real estate owned.  The fair value of real estate owned is determined by utilizing a market based approach based on independent full appraisals and real estate broker’s price opinions, less estimated selling costs.   Certain properties require assumptions that are not observable in an active market in the determination of fair value.  Assets that are acquired through foreclosure, repossession or return are initially recorded at the lower of the loan or lease carrying amount or fair value less estimated selling costs at the time of transfer to real estate owned.  At December 31, 2011 and 2010, the Company has $7.9 million and $9.3 million, respectively of other real estate owned that is measured at the lower of cost or fair value on a nonrecurring basis.  These assets are considered to be measured at Level 2 in the fair value measurement hierarchy.  The Company wrote down approximately $0.2 million and $0.9 million of other real estate owned to its fair value during the year ended December 31, 2011 and 2010, respectively.

Impaired Loans.  Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with ACS Topic 310, “Receivables.” The fair value of impaired loans is estimated using one of several methods, including collateral value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2011 and 2010, substantially all of the impaired loans were evaluated based on the fair value of the collateral. In accordance with ASC Topic 820, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value based on observable inputs, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price or inputs, the Company records the impaired loan as nonrecurring Level 3.  The Company recorded $4.2 million and $0.8 million in fair value losses on impaired loans during the years ended December 31, 2011 and 2010, respectively, based on the estimated fair value of the underlying collateral.  This amount is included in the provision for loan losses on the consolidated statements of income.

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

The following table represents the estimates of fair value of financial instruments:

	Fair Value of Financial Instruments
	2011		2010
	Carrying	Fair	Carrying	Fair
(in thousands)	Amount	Value	Amount	Value

Assets:
Cash and cash equivalents	$146,399	$146,399	$66,379	$66,379
Securities available-for-sale	360,783	360,783	417,167	417,167
Securities held-to-maturity	23,458	23,423	23,865	23,100
Other securities	11,934	11,934	12,553	12,553
Net loans	1,953,694	1,991,335	1,846,776	1,889,986
Accrued interest receivable	7,093	7,093	7,264	7,264
Derivative assets	11,541	11,541	2,116	2,116
Liabilities:
Deposits	2,221,268	2,189,559	2,171,375	2,091,402
Short-term borrowings	189,050	189,050	112,710	112,722
Long-term debt	16,495	16,456	16,495	16,495
Derivative liabilities	11,541	11,541	2,116	2,116

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

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Twenty-One
City Holding Company (Parent Company Only) Financial Information

Condensed Balance Sheets

	December 31
(in thousands)	2011	2010

Assets
Cash	$2,621	$2,249
Securities available-for-sale	3,852	4,693
Investment in subsidiaries	319,940	321,798
Deferred tax asset	3,785	3,440
Fixed assets	12	13
Other assets	2,939	4,480
Total Assets	$333,149	$336,673

Liabilities
Junior subordinated debentures	$16,495	$16,495
Dividends payable	5,177	5,272
Accrued interest payable	31	27
Other liabilities	312	18
Total Liabilities	22,015	21,812

Shareholders’ Equity	311,134	314,861
Total Liabilities and Shareholders’ Equity	$333,149	$336,673

Junior subordinated debentures represent the Parent Company’s amounts owed to City Holding Capital Trust III.

Condensed Statements of Income

	Year Ended December 31
(in thousands)	2011	2010	2009

Income
Dividends from subsidiaries	$44,600	$17,200	$39,500
Other income	92	156	262
	44,692	17,356	39,762
Expenses
Interest expense	639	641	757
Investment securities losses	918	3,643	1,720
Other expenses	613	594	571
	2,170	4,878	3,048
Income Before Income Tax Benefit and Equity in Undistributed Net Income (Excess Dividends) of Subsidiaries	42,522	12,478	36,714
Income tax benefit	(704)	(2,066)	(1,172)
Income Before Equity in Undistributed Net Income (Excess Dividends) of Subsidiaries	43,226	14,544	37,886
Equity in undistributed net income (excess dividends) of subsidiaries	(2,548)	24,416	4,759
Net Income	$40,678	$38,960	$42,645

Condensed Statements of Cash Flows

	Year Ended December 31
(in thousands)	2011	2010	2009
Operating Activities
Net income	$40,678	$38,960	$42,645
Adjustments to reconcile net income to net cash provided by operating activities:
Realized investment securities losses	918	3,643	1,720
Amortization and accretion	19	19	19
Deferred income tax benefit	(363)	(1,501)	(615)
Depreciation	1	1	4
Change in other assets	1,522	(1,305)	454
Change in other liabilities	(965)	827	573
Excess dividends of subsidiaries (equity in undistributed net income)	2,548	(24,416)	(4,759)
Net Cash Provided by Operating Activities	44,358	16,228	40,041

Investing Activities
Purchases of available for sale securities	(29)	(248)	(2,753)
Proceeds from sales of available for sale securities	-	-	317
Investment in subsidiaries	-	4,201	2,600
Net Cash (Used in) Provided by Investing Activities	(29)	3,953	164

Financing Activities
Dividends paid	(20,628)	(21,350)	(21,675)
Purchases of treasury stock	(23,791)	(12,902)	(3,886)
Exercise of stock options	456	221	29
Excess tax benefits from stock-based compensation arrangements	6	15	-
Net Cash Used in Financing Activities	(43,957)	(34,016)	(25,532)
Increase (decrease) in Cash and Cash Equivalents	372	(13,835)	14,673
Cash and cash equivalents at beginning of year	2,249	16,084	1,411
Cash and Cash Equivalents at End of Year	$2,621	$2,249	$16,084

Notes to Consolidated Financial Statements (continued)
City Holding Company and Subsidiaries

Note Twenty-Two
Summarized Quarterly Financial Information (Unaudited)

A summary of selected quarterly financial information for 2011 and 2010 follows:

	First	Second	Third	Fourth
(in thousands, except per share data)	Quarter	Quarter	Quarter	Quarter

2011
Interest income	$28,754	$28,323	$28,370	$27,441
Taxable equivalent adjustment	248	240	212	215
Interest income (FTE)	29,002	28,563	28,582	27,656
Interest expense	5,940	5,803	4,799	4,216
Net interest income	23,062	22,760	23,783	23,440
Provision for loan losses	1,086	1,286	-	2,229
Investment securities gains (losses)	-	3,128	272	(917)
Noninterest income	12,662	13,409	13,259	13,045
Noninterest expense	19,858	22,912	19,688	18,685
Income before income tax expense	14,780	15,099	17,626	14,654
Income tax expense	4,918	5,029	5,837	4,787
Taxable equivalent adjustment	248	240	212	215
Net income	$9,614	$9,830	$11,577	$9,652

Net earnings available to common shareholders	$9,546	$9,761	$11,494	$9,582

Basic earnings per common share	$0.62	$0.65	$0.77	$0.65
Diluted earnings per common share	0.62	0.64	0.76	0.65
Average common shares outstanding:
Basic	15,380	15,120	15,003	14,743
Diluted	15,462	15,193	15,071	14,814

2010
Interest income	$30,935	$31,770	$29,970	$29,241
Taxable equivalent adjustment	255	246	244	244
Interest income (FTE)	31,190	32,016	30,214	29,485
Interest expense	7,444	7,092	6,810	6,282
Net interest income	23,746	24,924	23,404	23,203
Provision for loan losses	1,080	1,823	1,847	2,343
Investment securities losses	(1,651)	(231)	(1,566)	(1,219)
Noninterest income	13,763	13,509	13,209	13,125
Noninterest expense	20,551	19,965	19,804	18,401
Income before income tax expense	14,227	16,414	13,396	14,365
Income tax expense	4,659	5,453	4,129	4,212
Taxable equivalent adjustment	255	246	244	244
Net income	$9,313	$10,715	$9,023	$9,909

Net earnings available to common shareholders	$9,263	$10,647	$8,970	$9,849

Basic earnings per common share	$0.59	$0.68	$0.58	$0.64
Diluted earnings per common share	0.58	0.68	0.58	0.64
Average common shares outstanding:
Basic	15,793	15,656	15,496	15,439
Diluted	15,851	15,721	15,552	15,508

Note Twenty-Three
Earnings per Share

The following table sets forth the computation of basic and diluted earnings per share:

(in thousands, except per share data)	2011	2010	2009

Distributed earnings allocated to common stock	$20,102	$20,956	$21,481
Undistributed earnings allocated to common stock	20,280	17,767	21,185
Net earnings allocated to common shareholders	$40,382	$38,723	$42,666

Average shares outstanding	15,055	15,589	15,877
Effect of dilutive securities:
Employee stock options	75	62	55
Shares for diluted earnings per share	15,130	15,651	15,932

Basic earnings per share	$2.68	$2.48	$2.69
Diluted earnings per share	$2.67	$2.47	$2.68

Options to purchase 222,000, 112,500 and 199,418 shares of common stock at exercise prices between $32.09 and $40.88, $33.90 and $40.88, and $31.32 and 40.88 per share were outstanding during 2011, 2010, and 2009, respectively, but were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price of the common shares and therefore, the effect would be anti-dilutive.

Note Twenty-Four
Comprehensive Income

The following table sets forth the computation of total comprehensive income:

(in thousands)	2011	2010	2009

Net income	$40,678	$38,960	$42,645

Unrealized security gains arising
during the period	2,169	44	12,411
Reclassification adjustments for
(gains) losses	(2,483)	4,667	6,164
	(314)	4,711	18,575

Unrealized loss on interest rate floors	(473)	(4,494)	(10,104)
Change in underfunded pension
liability	(1,473)	(125)	846
Other comprehensive income before
income taxes	38,418	39,052	51,962
Tax effect	850	(35)	(3,578)
Total comprehensive income	$39,268	$39,017	$48,384