Form 10-K, Exhibit 13
period 2012-12-31
CITY HOLDING CO
filed 2013-03-15
CIK 726854

Exhibit 13
Selected Financial Data
Table One
Five-Year Financial Summary
(in thousands, except per share data)

	2012	2011	2010	2009	2008
Summary of Operations
Total interest income	$112,212	$112,888	$121,916	$132,036	$147,673
Total interest expense	14,450	20,758	27,628	36,603	45,918
Net interest income	97,762	92,130	94,288	95,433	101,755
Provision for loan losses	6,375	4,600	7,093	6,994	10,515
Total other income	55,257	54,860	48,939	51,983	21,936
Total other expenses	87,401	81,141	78,721	77,244	75,580
Income before income taxes	59,243	61,249	57,413	63,178	37,596
Income tax expense	20,298	20,571	18,453	20,533	9,487
Net income available to common shareholders	38,945	40,678	38,960	42,645	28,109

Per Share Data
Net income basic	$2.63	$2.68	$2.48	$2.69	$1.74
Net income diluted	2.61	2.67	2.47	2.68	1.74
Cash dividends declared	1.40	1.37	1.36	1.36	1.36
Book value per share	22.47	21.05	20.31	19.45	17.90

Selected Average Balances
Total loans	$2,041,876	$1,899,388	$1,820,588	$1,797,115	$1,743,846
Securities	409,431	454,513	507,915	501,475	458,446
Interest-earning assets	2,489,072	2,391,484	2,348,258	2,304,053	2,210,236
Deposits	2,338,891	2,221,414	2,190,324	2,136,949	2,015,075
Long-term debt	16,495	16,495	16,876	18,286	21,506
Shareholders’ equity	325,073	316,161	316,030	294,583	303,189
Total assets	2,837,234	2,701,720	2,654,497	2,608,750	2,502,411

Selected Year-End Balances
Net loans	$2,127,560	$1,953,694	$1,846,776	$1,773,893	$1,790,180
Securities	402,039	396,175	453,585	513,931	459,657
Interest-earning assets	2,574,684	2,374,804	2,334,921	2,309,884	2,276,119
Deposits	2,409,316	2,221,268	2,171,375	2,163,722	2,041,130
Long-term debt	16,495	16,495	16,495	16,959	19,047
Shareholders’ equity	333,274	311,134	314,861	308,902	285,463
Total assets	2,917,466	2,777,109	2,637,295	2,622,620	2,586,403

Performance Ratios
Return on average assets	1.37%	1.51%	1.47%	1.63%	1.12%
Return on average equity	11.98	12.87	12.33	14.48	9.27
Return on average tangible common equity	14.74	15.66	15.02	17.95	11.44
Net interest margin	3.96	3.89	4.06	4.18	4.64
Efficiency ratio	57.16	55.87	52.93	49.99	46.27
Dividend payout ratio	53.23	51.12	54.84	50.56	78.16

Asset Quality
Net charge-offs to average loans	0.34%	0.18%	0.41%	0.59%	0.33%
Provision for loan losses to average loans	0.31	0.24	0.39	0.39	0.60
Allowance for loan losses to nonperforming loans	84.67	87.76	156.39	132.02	85.72
Allowance for loan losses to total loans	0.88	0.98	0.98	1.03	1.22

Consolidated Capital Ratios
Total	13.85%	14.07%	14.81%	14.44%	13.46%
Tier I Risk-based	12.97	13.12	13.88	13.46	12.27
Tier I Leverage	9.82	10.18	10.54	10.10	9.47
Average equity to average assets	11.46	11.70	11.91	11.29	12.12
Average tangible equity to average tangible assets	9.51	9.82	9.98	9.31	10.05

Full-time equivalent employees	843	795	805	809	827

Two-Year Summary of
Common Stock Prices and Dividends

	Cash
	Dividends	Market Value
	Per Share	Low	High
2012
Fourth Quarter	$0.35	$31.78	$36.45
Third Quarter	0.35	32.37	36.43
Second Quarter	0.35	30.96	35.62
First Quarter	0.35	32.59	37.16

2011
Fourth Quarter	$0.35	$26.06	$35.10
Third Quarter	0.34	26.82	33.96
Second Quarter	0.34	30.55	36.37
First Quarter	0.34	33.79	37.22

*As more fully discussed under the caption Liquidity in Management’s Discussion and Analysis and in Note Nineteen of the Notes to Consolidated Financial Statements, the Company’s ability to pay dividends to its shareholders is dependent upon the ability of City National to pay dividends to City Holding (“Parent Company”).

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol CHCO. This table sets forth the cash dividends paid per share and information regarding the market prices per share of the Company’s common stock for the periods indicated. The price ranges are based on transactions as reported on the NASDAQ stock market. At December 31, 2012, there were 2,835 shareholders of record.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

City Holding Company

City Holding Company (the “Company”), a West Virginia corporation headquartered in Charleston, West Virginia, is a financial holding company and a bank holding company that provides diversified financial products and services to consumers and local businesses. Through its network of 73 banking offices in West Virginia (57), Kentucky (8), Virginia (5), and Ohio (3), the Company provides credit, deposit, trust and investment management, and insurance products and services to its customers. In addition to its branch network, the Company’s delivery channels include ATMs, check cards, interactive voice response systems, and internet technology. The Company’s business activities are currently limited to one reportable business segment, which is community banking. The Company has approximately 7% of the deposit market in West Virginia and is the third largest bank headquartered in West Virginia based on deposit share. In the Company’s key markets, the Company’s primary subsidiary, City National Bank of West Virginia (“City National”), generally ranks in the top three relative to deposit market share and the top two relative to branch share.

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
Pages 16-19 of this Annual Report to Shareholders provide management’s analysis of the Company’s allowance for loan losses and related provision. The allowance for loan losses is maintained at a level that represents management’s best estimate of probable losses in the loan portfolio. Management’s determination of the adequacy of the allowance for loan losses is based upon an evaluation of individual credits in the loan portfolio, historical loan loss experience, current economic conditions, and other relevant factors. This determination is inherently subjective, as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses related to loans considered to be impaired is generally evaluated based on the discounted cash flows using the impaired loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.
Page 10 of this Annual Report to Shareholders provides management’s analysis of the Company’s income taxes.  The Company is subject to federal and state income taxes in the jurisdictions in which it conducts business.  In computing the provision for income taxes, management must make judgments regarding interpretation of laws in those jurisdictions.  Because the application of tax laws and regulations for many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determinations by taxing authorities.  On a quarterly basis, the Company estimates its annual effective tax rate for the year and uses that rate to provide for income taxes on a year-to-date basis.  The amount of unrecognized tax benefits could change over the next twelve months as a result of various factors.  However, management cannot currently estimate the range of possible change.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2009 through 2012. The Company and its subsidiary’s state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2009 through 2012.
On a quarterly basis, the Company performs a review of investment securities to determine if any unrealized losses are other-than-temporarily impaired.  Management considers the following, amongst other things, in its determination of the nature of the unrealized losses, (i) the length of time and the extent to which the fair value has been less than cost; (ii) the financial condition, capital strength, and near–term (12 months) prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may affect the future earnings potential; (iii) the historical volatility in the market value of the investment and/or the liquidity or illiquidity of the investment; (iv) adverse conditions specifically related to the security, an industry, or a geographic area; or (v) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  The Company continues to actively monitor the fair values of these investments along with the financial strength of the issuers behind these securities, as well as its entire investment portfolio.  Based on the market information available, the Company believes that the recent declines in fair value are temporary and that the Company does not have the intent to sell any of the securities classified as available for sale and believes it is more likely than not that the Company will not have to sell any such securities before a recovery of cost.  The Company cannot guarantee that such securities will recover and if additional information becomes available in the future to suggest that the losses are other-than-temporary, the Company may need to record additional impairment charges in future periods.  As a result of this review, the Company recognized $0.6 million of credit-related net investment impairment charges during 2012.  The charges deemed other than temporary were related to pooled bank trust preferreds with a remaining carrying value of $3.5 million at December 31, 2012.

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
            At December 31, 2012, approximately 16.0% of total assets, or $468.0 million, consisted of financial instruments recorded at fair value. Of this total, approximately 99.5% or $465.6 million of these financial instruments used valuation methodologies involving observable market data, collectively Level 1 and Level 2 measurements, to determine fair value. Approximately 0.5% or $2.4 million of these financial instruments were valued using unobservable market information or Level 3 measurements. The financial instruments valued using unobservable market information were pooled trust preferred investment securities classified as available-for-sale. At December 31, 2012, approximately $14.0 million of total liabilities were recorded at fair value using methodologies involving observable market data. The Company does not believe that any changes in the unobservable inputs used to value the financial instruments mentioned above would have a material impact on the Company’s results of operations, liquidity, or capital resources. See Note Twenty of the Notes to Consolidated Financial Statements for additional information regarding ASC Topic 820 and its impact on the Company’s financial statements.

Financial Summary

The Company’s financial performance over the previous three years is summarized in the following table:

	2012	2011	2010

Net income (in thousands)	$38,945	$40,678	$38,960
Earnings per share, basic	$2.63	$2.68	$2.48
Earnings per share, diluted	$2.61	$2.67	$2.47
ROA*	1.37%	1.51%	1.47%
ROE*	11.98%	12.87%	12.33%
ROATCE*	14.74%	15.66%	15.02%

*ROA (Return on Average Assets) is a measure of the effectiveness of asset utilization. ROE (Return on Average Equity) is a measure of the return on shareholders’ investment. ROATCE (Return on Average Tangible Common Equity) is a measure of the return on shareholders’ equity less intangible assets.

            The Company’s tax equivalent net interest income increased $5.5 million, or 5.9%, from $93.0 million in 2011 to $98.5 million in 2012.  This increase is due primarily to the acquisition of Virginia Savings Bancorp, Inc. on May 31, 2012, an increase in loan balances outstanding, and a decline in the average rate paid on interest bearing deposits. These increases were partially offset by a decrease in investment interest income as approximately $38 million of higher yielding trust preferred securities were called during the third quarter of 2012.  The Company’s reported net interest margin increased from 3.89% for the year ended December 31, 2011 to 3.96% for the year ended December 31, 2012 (see Net Interest Income).  The Company’s provision for loan losses increased $1.8 million from $4.6 million in 2011 to $6.4 million in 2012 (see Allowance and Provision for Loan Losses).

Balance Sheet Analysis

Selected balance sheet fluctuations are summarized in the following table (in millions):

	December 31,
	2012	2011	$ Change	% Change

Gross loans	2,146.4	1,973.1	173.3	8.8
Investment securities	402.0	396.2	5.8	1.5
Premises and equipment, net	72.7	64.6	8.1	12.5
Goodwill and other intangible assets	65.1	56.2	8.9	15.8

Total deposits	2,409.3	2,221.3	188.0	8.5
Short-term borrowings	114.6	189.0	(74.4)	(39.4)
Long-term debt	16.5	16.5	-	-
Total shareholders' equity	333.3	311.1	22.2	7.1

Gross loans increased $173 million, or 8.8%, from December 31, 2011 to $2.15 billion at December 31, 2012, in part due to the Company’s acquisition of Virginia Savings Bancorp, Inc. ($73 million).  Excluding the Virginia Savings Bancorp, Inc.  ("VSB") acquisition, loans increased $100 million (5.1%) from December 31, 2011 to December 31, 2012.  Increases in residential real estate loans of $70 million (7.5%) and commercial real estate loans of $56 million (7.7%) were partially offset by a decline in commercial and industrial loans of $24 million.
Investment securities increased $6 million, or 1.5%, from $396 million at December 31, 2011, to $402 million at December 31, 2012.
Premises and equipment, net increased $8 million, or 12.5%, from $65 million at December 31, 2011 to $73 million at December 31, 2012.  The increase was primarily attributable to the acquisition of VSB ($5 million).
Goodwill and other intangible assets increased $9 million as a result of the VSB acquisition.  In connection with this acquisition, the Company recorded a core deposit intangible of $1.3 million and goodwill of $8 million.
Total deposits increased $188 million, or 8.5%, from $2.22 billion at December 31, 2011 to $2.41 billion at December 31, 2012, in part due to the VSB acquisition ($123 million).  This growth was due to increases in savings deposits of $67 million (VSB contributed $33 million), noninterest bearing demand deposits of $61 million (VSB contributed $12 million), time deposits of $34 million (VSB contributed $60 million, which offset a core decline of $26 million) and interest bearing demand deposits of $26 million (VSB contributed $18 million).
Short-term borrowings decreased $75 million, or 39.4%, from December 31, 2011 to December 31, 2012.  This decrease was attributable to a decrease in federal funds purchased.
Long-term debt balances remained flat at $17 million.

Table Two
Average Balance Sheets and Net Interest Income
(In thousands)

	2012			2011			2010
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Loan portfolio(1):
Residential real estate(2),(3)	$1,114,653	49,000	4.40%	$1,040,460	48,948	4.70%	$1,004,023	52,481	5.23%
Commercial, financial, and agriculture(4),(5)	880,502	40,815	4.64	812,401	37,955	4.67	765,634	39,163	5.12
Installment loans to individuals(6),(7)	46,721	3,311	7.09	46,167	3,375	7.31	49,724	3,796	7.63
Previously securitized loans(8)	-	3,306	-	360	3,136	871.11	1,207	4,016	332.73
Total loans	2,041,876	96,432	4.72	1,899,388	93,414	4.92	1,820,588	99,456	5.46
Securities:
Taxable	371,092	14,285	3.85	408,472	17,729	4.34	458,398	20,594	4.49
Tax-exempt(9)	38,339	2,218	5.79	46,041	2,611	5.67	49,517	2,826	5.71
Total securities	409,431	16,503	4.03	454,513	20,340	4.48	507,915	23,420	4.61
Deposits in depository institutions	7,258	-	-	7,655	-	-	5,249	-	-
Federal funds sold	30,507	53	0.17	29,928	48	0.16	14,506	29	0.20
Total interest-earning assets	2,489,072	112,988	4.54	2,391,484	113,802	4.76	2,348,258	122,905	5.23
Cash and due from banks	74,193			58,247			53,384
Bank premises and equipment	69,772			64,678			64,666
Other assets	223,783			206,724			207,454
Less: allowance for loan losses	(19,586)			(19,413)			(19,265)
Total assets	$2,837,234			$2,701,720			$2,654,497

Liabilities
Interest-bearing demand deposits	$534,211	697	0.13%	$493,433	895	0.18%	$462,641	1,242	0.27%
Savings deposits	479,760	759	0.16	420,212	1,023	0.24	389,385	1,016	0.26
Time deposits(10)	909,951	12,021	1.32	927,789	17,876	1.93	983,310	24,350	2.48
Short-term borrowings	121,780	312	0.26	123,569	325	0.26	112,575	362	0.32
Long-term debt	16,495	661	4.01	16,495	639	3.87	16,876	658	3.90
Total interest-bearing liabilities	2,062,197	14,450	0.70	1,981,498	20,758	1.05	1,964,787	27,628	1.41
Noninterest-bearing demand deposits	414,969			379,980			354,988
Other liabilities	34,995			24,081			18,692
Stockholders’ equity	325,073			316,161			316,030
Total liabilities and stockholders’ equity	$2,837,234			$2,701,720			$2,654,497
Net interest income		$98,538			$93,044			$95,277
Net yield on earning assets			3.96%			3.89%			4.06%

(1) For purposes of this table, non-accruing loans have been included in average balances and loan fees, which are immaterial, have been included in interest income.
(2) Includes the Company's residential real estate and home equity-junior lien loan categories.  Interest income includes $0.6 million and $2.5 million from interest rate floors for the years ended December 31, 2011 and 2010.
(3) Interest income on residential real estate loans for the year ended December 31, 2012 includes $0.7 million of accretion related to the fair value market adjustments due to the acquisition of Virginia Savings Bancorp, Inc.
(4) Includes the Company’s commercial and industrial and commercial real estate loan categories.  Interest income includes $0.5 million and $2.0 million from interest rate floors for the years ended December 31, 2011 and 2010.
(5) Interest income on commercial, financial, and agriculture loans for the year ended December 31, 2012 includes $1.6 million of accretion related to the fair value market adjustments due to the acquisition of Virginia Savings Bancorp, Inc.
(6) Includes the Company’s consumer and DDA overdrafts loan categories.
(7) Interest income on installment loans to individuals for the year ended December 31, 2012 includes $0.1 million of accretion related to the fair value market adjustments due to the acquisition of Virginia Savings Bancorp, Inc.
(8) Effective January 1, 2012, the carrying value of the Company's previously securitized loans was reduced to $0.
(9) Computed on a fully federal tax-equivalent basis assuming a tax rate of approximately 35%.
(10) Interest expense on time deposits for the year ended December 31, 2012 includes $0.2 million in accretion of the fair market value adjustments related to the acquisition of Virginia Savings Bancorp, Inc.

Net Interest Income
2012 vs. 2011

The Company’s tax equivalent net interest income increased $5.5 million, or 5.9%, from $93.0 million in 2011 to $98.5 million in 2012. This increase is due primarily to the acquisition of Virginia Savings Bancorp as of May 31, 2012, an increase in loan balances outstanding, and a decline in the average rate paid on interest bearing deposits.  The acquisition of VSB increased the Company's net interest income by $4.5 million, which included $2.6 million of accretion related to the fair value adjustments recorded as a result of the acquisition.  Excluding the VSB acquisition, the average balance of loans outstanding increased $71 million, or 3.73%, from the year ended December 31, 2011.  The average rate paid on interest bearing deposits decreased from 1.07% during 2011 to 0.70% during 2012 and was largely attributable to the average rate paid on time deposits declining from 1.93% during 2011 to 1.32% during 2012.  These increases were partially offset by a decrease in investment interest income as approximately $38 million of higher yielding trust preferred securities were called during the third quarter of 2012.
The Company’s reported net interest margin increased from 3.89% for the year ended December 31, 2011 to 3.96% for the year ended December 31, 2012.  Excluding the favorable impact of the accretion from the fair value adjustments, the net interest margin for the year ended December 31, 2012 would have been 3.85%.
Average interest-earning assets increased $97.6 million from 2011 to 2012, as increases attributable to residential real estate ($74.2 million) and commercial loans ($68.1 million) were partially offset by a decrease in investment securities ($45.1 million).   Average interest-bearing liabilities increased $80.7 million from 2011 as increases in savings deposits ($59.5 million) and interest-bearing demand deposits ($40.8 million) were partially offset by a decrease in time deposits ($17.8 million).
The following table presents the actual and estimated future accretion related to the fair value adjustments on net interest income recorded as a result of the VSB acquisition completed on May 31, 2012.  The amounts in the table below require management to make significant assumptions based on estimated future default, prepayment and discount rates.  Actual performance could be significantly different from that assumed, which could result in the actual results being materially different than those estimated below.

Year Ended	Loan Accretion	Certificates of Deposit	Total

2012	$2,415	$179	$2,594
2013	$2,204	$356	$2,560
2014	$1,089	$351	$1,440
2015	$798	$331	$1,129
Thereafter	$1,476	$1,056	$2,532

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
Average interest-earning assets increased $43.2 million from 2010 to 2011 with increases attributable to commercial loans, residential real estate, home equity loans and federal funds sold.  Average commercial loans increased $46.8 million, residential real estate loans increased $20.5 million, home equity loans increased $15.9 million and federal funds sold increased $15.4 million.  Average interest-bearing liabilities increased $16.7 million from 2010 as increases in interest-bearing demand deposits ($30.8 million), savings deposits ($30.8 million) and short-term borrowings ($11.0 million) were partially offset by decreases in time deposits ($55.5 million).

Table Three
Rate/Volume Analysis of Changes in Interest Income and Interest Expense
(In thousands)

	2012 vs. 2011			2011 vs. 2010
	Increase (Decrease)			Increase (Decrease)
	Due to Change In:			Due to Change In:
	Volume	Rate	Net	Volume	Rate	Net
Interest-earning assets:
Loan portfolio
Residential real estate	$3,490	$(3,438)	$52	$1,905	$(5,438)	$(3,533)
Commercial, financial, and agriculture	3,182	(322)	2,860	2,392	(3,600)	(1,208)
Installment loans to individuals	40	(104)	(64)	(272)	(149)	(421)
Previously securitized loans	(3,136)	3,306	170	(2,818)	1,938	(880)
Total loans	3,576	(558)	3,018	1,207	(7,249)	(6,042)
Securities:
Taxable	(1,622)	(1,822)	(3,444)	(2,243)	(622)	(2,865)
Tax-exempt(1)	(437)	44	(393)	(198)	(17)	(215)
Total securities	(2,059)	(1,778)	(3,837)	(2,441)	(639)	(3,080)
Federal funds sold	1	4	5	31	(12)	19
Total interest-earning assets	$1,518	$(2,332)	$(814)	$(1,203)	$(7,900)	$(9,103)

Interest-bearing liabilities:
Interest-bearing demand deposits	$74	$(272)	$(198)	$83	$(430)	$(347)
Savings deposits	145	(409)	(264)	80	(73)	7
Time deposits	(344)	(5,511)	(5,855)	(1,375)	(5,099)	(6,474)
Short-term borrowings	(5)	(8)	(13)	35	(72)	(37)
Long-term debt	-	22	22	(15)	(4)	(19)
Total interest-bearing liabilities	$(130)	$(6,178)	$(6,308)	$(1,192)	$(5,678)	$(6,870)
Net Interest Income	$1,648	$3,846	$5,494	$(11)	$(2,222)	$(2,233)

(1) Fully federal taxable equivalent using a tax rate of approximately 35%.

Non-Interest Income and Non-Interest Expense
2012 vs. 2011

	For the year ended December 31,
	2012	2011	$ Change	% Change
Net investment security gains	1.0	2.5	(1.5)	(60.0)
Non-interest income	54.3	52.4	1.9	3.6
Non-interest expense	87.4	81.1	6.3	7.8

During the year ended December 31, 2012, the Company realized investment gains of $1.2 million from the sale of certain equity positions related to community banks and bank holding companies.  In addition, the Company also recognized gains of $0.3 million associated with the calls of trust preferred securities.
These gains were partially offset by $0.6 million in credit-related net investment impairment losses.  The charges deemed to be other-than-temporary were related to pooled bank trust preferred securities with a remaining carrying value of $3.5 million at December 31, 2012.  The credit-related net impairment charges related to the pooled bank trust preferred securities were based on the Company’s quarterly reviews of its investment securities for indications of losses considered to be other than temporary.
Exclusive of net investment securities gains and losses, non-interest income increased $1.9 million to $54.3 million for the year ended December 31, 2012 as compared to $52.4 million for the year ended December 31, 2011.  Bankcard interchange fees increased $1.3 million, or 11.3%, to $12.4 million for the year ended December 31, 2012.  This increase was primarily due to increased transaction volumes.  In addition, trust and investment management fee income increased $0.7 million, or 21.5%, to $3.8 million due to core growth as Virginia Savings Bancorp, Inc. did not offer these services.  Other income increased $0.6 million, or 30.8%, to $2.7 million due largely to an increase in mortgage related lending activity.

During 2012, the Company recognized $4.7 million of acquisition and integration expenses associated with the completed acquisition of VSB and the upcoming acquisition of Community Financial Corporation.  In comparison, during 2011, the Company recorded a $3.0 million litigation reserve accrual.  Excluding these expenses, noninterest expenses increased $4.6 million from $78.1 million for the year ended December 31, 2011 to $82.7 million for the year ended December 31, 2012.  Included in this increase are expenses of $1.8 million related to the operation of the acquired VSB facilities.  Salaries and employee benefits increased $2.8 million due primarily to additional employees associated with the acquisition of VSB ($1.0 million) and increased health insurance costs ($1.0 million).  Repossessed asset losses increased $1.1 million due to the decline in estimated fair values of several residential properties located in the eastern panhandle of West Virginia and at the Greenbrier Resort located in southern West Virginia.  The Company continually reevaluates the estimated fair value of properties that it has repossessed by obtaining updated appraisals on at least an annual basis.  In addition, other expenses increased $0.8 million, advertising expenses increased $0.6 million, and bankcard expenses increased $0.4 million.  These increases were partially offset by a decrease in FDIC insurance expense of $1.0 million due to a change in the assessment base methodology during the third quarter of 2011.

2011 vs. 2010

	For the year ended December 31,
	2011	2010	$ Change	% Change
Net investment security gains (losses)	2.5	(4.7)	7.2	(153.2)
Non-interest income	52.4	53.6	(1.2)	(2.2)
Non-interest expense	81.1	78.7	2.4	3.0

During 2011, the Company realized investment gains of $3.1 million from the sale of U.S. government agencies, mortgage backed securities and certain single issuer trust preferred securities, with remaining carrying values of $6.0 million, $232.8 million and $66.1 million at December 31, 2011, respectively.  In addition, the Company received full payment in 2011 on its investment in a single issuer bank trust preferred security, along with accrued interest that had previously been deferred, that the Company had previously recognized a credit-related net impairment charge of $0.6 million during 2010.  As a result of this repayment, the Company recognized an investment gain of $0.6 million in 2011.
 These gains were partially offset by $1.3 million of credit-related net investment impairment losses.  These charges deemed to be other-than-temporary were related to pooled bank trust preferred securities ($0.4 million credit-related net impairment losses) with remaining carrying value of $3.4 million at December 31, 2011 and community bank and bank holding company equity positions ($0.9 million credit-related net impairment losses) with remaining carrying value of $3.9 million at December 31, 2011.  The credit-related net impairment charges related to the pooled bank trust preferred securities were based on the Company’s quarterly reviews of its investment securities for indications of losses considered to be other-than-temporary.  During the year ended December 31, 2011, the Company recognized $0.9 million of credit-related impairment charges on the Company’s equity positions due to the length of time and the extent to which the market values of these securities have been below the Company’s cost basis in these positions.
Excluding net investment securities gains and losses, non-interest income decreased $1.2 million to $52.4 million for the year ended December 31, 2011 as compared to $53.6 million for the year ended December 31, 2010.  Service charges from depository accounts decreased $3.1 million, or 10.4% to $27.0 million for the year ended December 31, 2011 due to the changes from complying with Regulation E, a general decline in consumer spending, and implementation of “real time” authorization of all electronic transactions in the second quarter of 2010.  Additionally, in anticipation of further guidance from its primary regulator, the Company ceased processing check transactions in high to low order during the fourth quarter of 2011.  This decrease was partially offset by increases in bankcard interchange fees ($1.3 million), insurance commissions ($0.5 million) and trust and investment management fee income ($0.3 million).

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

Income Taxes

The Company recorded income tax expense of $20.3 million, $20.6 million, and $18.5 million in 2012, 2011, and 2010, respectively. The Company’s effective tax rates for 2012, 2011, and 2010 were 34.3%, 33.6%, and 32.1%, respectively. A reconciliation of the effective tax rate to the statutory rate is included in Note Fourteen of the Notes to Consolidated Financial Statements.
            Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s net deferred tax assets increased from $32.2 million at December 31, 2011 to $32.7 million at December 31, 2012. The components of the Company’s net deferred tax assets are disclosed in Note Fourteen of the Notes to Consolidated Financial Statements. Realization of the most significant net deferred tax assets is primarily dependent on future events taking place that will reverse the current deferred tax assets. For example, realization of the deferred tax asset attributable to other-than-temporary impairment losses on securities, which have already been recognized in the Company’s financial statements, would be realized if the impaired securities were deemed to be “worthless” by the Internal Revenue Service or if the securities were sold and recognized for tax purposes.  The deferred tax asset and/or liability associated with unrealized securities losses is the tax impact of the unrealized gains and/or losses on the Company’s available for sale security portfolio.  At December 31, 2012 and 2011, the Company had a deferred tax liability of $2.1 million and $0.5 million, respectively, associated with unrealized securities gains.  The impact of the Company’s unrealized gains and/or losses is noted in the Company’s Consolidated Statements of Changes in Shareholders’ Equity as an adjustment to Accumulated Other Comprehensive Income (Loss). The deferred tax liability at December 31, 2012 would be realized if the unrealized gains on the Company’s securities were realized from sales or maturities of the related securities.  At December 31, 2012 and 2011, the Company had a deferred tax asset of $9.8 million and $10.4 million, respectively, associated with other-than-temporarily impaired securities.  The deferred tax asset at December 31, 2012 would be realized if the Company’s other-than-temporarily impaired securities were sold, or were deemed by the IRS to be “worthless.”  The deferred tax asset associated with the allowance for loan losses decreased slightly from $7.3 million at December 31, 2011 to $7.1 million at December 31, 2012. The deferred tax asset associated with the allowance for loan losses is expected to be realized as additional loan charge-offs, which have already been provided for within the Company’s financial statements, are recognized for tax purposes.  The deferred tax asset associated with the Company’s previously securitized loans is expected to be realized as the Company recognizes income for financial statement purposes from these loans in future periods. The deferred tax asset associated with these loans decreased from $6.7 million at December 31, 2011 to $5.9 million at December 31, 2012.  The Company believes that it is more likely than not that each of the net deferred tax assets will be realized and that no valuation allowance is necessary as of December 31, 2012 or 2011.

Risk Management
Market risk is the risk of loss due to adverse changes in current and future cash flows, fair values, earnings or capital due to adverse movements in interest rates and other factors, including foreign exchange rates and commodity prices. Because the Company has no significant foreign exchange activities and holds no commodities, interest rate risk represents the primary risk factor affecting the Company’s balance sheet and net interest margin. Significant changes in interest rates by the Federal Reserve could result in similar changes in LIBOR interest rates, prime rates, and other benchmark interest rates that could affect the estimated fair value of the Company’s investment securities portfolio, interest paid on the Company’s short-term and long-term borrowings, interest earned on the Company’s loan portfolio and interest paid on its deposit accounts.
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
During the fourth quarter of 2012, the Company revised its sensistivity analysis to consider the impact of rising interest rates on its deposit balance mix.  Prior to interest rates declining in 2007, the Company's deposit account composition included more balances as a percentage of total deposit balances in higher yielding deposit accounts, primarily time deposits.  As interest rates have fallen over the last five years, and as the higher yielding time deposits have matured, these balances have shifted to lower yielding transactional deposit accounts such as demand deposits and savings accounts.  The Company has revised its interest rate sensitivity model at December 31, 2012 to reflect its belief that as interest rates increase, transactional deposit balances will begin to shift back to higher yielding time deposits and the benefit to rising interest rates for the Company will be reduced from our previous models which had not reflected this modification.
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

Immediate Basis Point Change in Interest Rates	Implied Federal Funds Rate Associated with Change in Interest Rates	Estimated Increase (Decrease) in Net Income Over 12 Months	Estimated Increase (Decrease) in Economic Value of Equity

December 31, 2012:
+400	4.25%	+4.2%	+4.8%
+300	3.25	+3.8	+5.4
+200	2.25	+2.5	+3.9
+100	1.25	-0.3	+1.6

December 31, 2011:
+400	4.25%	+16.0%	+20.3%
+300	3.25	+10.4	+16.4
+200	2.25	+5.6	+11.2
+100	1.25	+0.8	+5.1

These estimates are highly dependent upon assumptions made by management, including, but not limited to, assumptions regarding the manner in which interest-bearing demand deposit and savings deposit accounts reprice in different interest rate scenarios, changes in the composition of deposit balances, pricing behavior of competitors, prepayments of loans and deposits under alternative rate environments, and new business volumes and pricing. As a result, there can be no assurance that the estimates above will be achieved in the event that interest rates increase during 2013 and beyond.  The estimates above do not necessarily imply that the Company will experience increases in net income if market interest rates rise.  The table above indicates how the Company’s net income and the economic value of equity behave relative to an increase or decrease in rates compared to what would otherwise occur if rates remain stable.
Based upon the estimates above, the Company believes that its net income is positively correlated with increasing rates as compared to the level of net income the Company would expect if interest rates remain flat.

Liquidity
The Company evaluates the adequacy of liquidity at both the Parent Company level and at the banking subsidiary level. At the Parent Company level, the principal source of cash is dividends from its banking subsidiary, City National Bank. Dividends paid by City National Bank to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National Bank in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. At December 31, 2012, City National Bank could pay dividends up to $22.0 million without prior regulatory permission.
During 2012, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders, (2) remit interest payments on the Company’s junior subordinated debentures, (3) fund repurchases of the Company’s common shares, and (4) fund the acquisition of Virginia Savings Bancorp, Inc.  Additional information concerning sources and uses of cash by the Parent Company is reflected in Note Twenty One of the Notes to Consolidated Financial Statements.
Over the next 12 months, the Parent Company has an obligation to remit interest payments approximating $0.7 million on the junior subordinated debentures held by City Holding Capital Trust III. Additionally, The Parent Company anticipates continuing the payment of dividends, which are expected to approximate $20.8 million on an annualized basis for 2013 based on common shareholders of record at December 31, 2012 and a dividend rate of $1.40 for 2013.  However, interest payments on the debentures can be deferred for up to five years under certain circumstances and dividends to shareholders can, if necessary, be suspended.  In addition to these anticipated cash needs, the Parent Company has operating expenses and other contractual obligations, which are estimated to require $0.6 million of additional cash over the next 12 months. As of December 31, 2012, the Parent Company reported a cash balance of $14.3 million and management believes that the Parent Company’s available cash balance, together with cash dividends from City National Bank will be adequate to satisfy its funding and cash needs over the next twelve months.
Excluding the interest and dividend payments discussed above, the Parent Company has no significant commitments or obligations in years after 2013 other than the repayment of its $16.5 million obligation under the debentures held by City Holding Capital Trust III. However, this obligation does not mature until June 2038, or earlier at the option of the Parent Company. It is expected that the Parent Company will be able to obtain the necessary cash, either through dividends obtained from City National Bank or the issuance of other debt, to fully repay the debentures at their maturity.
City National Bank manages its liquidity position in an effort to effectively and economically satisfy the funding needs of its customers and to accommodate the scheduled repayment of borrowings. Funds are available to City National Bank from a number of sources, including depository relationships, sales and maturities within the investment securities portfolio, and borrowings from the FHLB and other financial institutions. As of December 31, 2012, City National Bank’s assets are significantly funded by deposits and capital. Additionally, City National Bank maintains borrowing facilities with the FHLB and other financial institutions that are accessed as necessary to fund operations and to provide contingency funding mechanisms. As of December 31, 2012, City National Bank has the capacity to borrow an additional $1 billion from the FHLB and other financial institutions under existing borrowing facilities. City National Bank maintains a contingency funding plan, incorporating these borrowing facilities, to address liquidity needs in the event of an institution-specific or systemic financial industry crisis. Also, City National Bank maintains a significant percentage (93.8%, or $377.1 million at December 31, 2012) of its investment securities portfolio in the highly liquid available-for-sale classification. Although it has no current intention to do so, these securities could be liquidated, if necessary, to provide an additional funding source.  City National Bank also segregates certain mortgage loans, mortgage-backed securities, and other investment securities in a separate subsidiary so that it can separately monitor the asset quality of these primarily mortgage-related assets, which could be used to raise cash through securitization transactions or obtain additional equity or debt financing if necessary.

The Company manages its asset and liability mix to balance its desire to maximize net interest income against its desire to minimize risks associated with capitalization, interest rate volatility, and liquidity. With respect to liquidity, the Company has chosen a conservative posture and believes that its liquidity position is strong. As illustrated in the Consolidated Statements of Cash Flows, the Company generated $60.1 million of cash from operating activities during 2012, primarily from interest income received on loans and investments, net of interest expense paid on deposits and borrowings.
The Company has obligations to extend credit, but these obligations are primarily associated with existing home equity loans that have predictable borrowing patterns across the portfolio. The Company has investment security balances with carrying values that totaled $402.0 million at December 31, 2012, and that greatly exceeded the Company’s non-deposit sources of borrowing which totaled $131.1 million.
The Company’s net loan to asset ratio is 72.9% as of December 31, 2012 and deposit balances fund 82.6% of total assets as compared to 67.3% for its peers. Further, the Company’s deposit mix has a very high proportion of transaction and savings accounts that fund 51.1% of the Company’s total assets.  And, the Company uses fewer time deposits over $100,000 than its peers, funding just 10.3% of total assets as compared to peers, which fund 12.1% of total assets with such deposits. And, as described under the caption Certificates of Deposit, the Company’s large CDs are primarily small retail depositors rather than public and institutional deposits.

Investments

The Company’s investment portfolio increased from $396.2 million at December 31, 2011 to $402.0 million at December 31, 2012.
The investment portfolio remains highly liquid at December 31, 2012, with 93.8% of the portfolio classified as available-for-sale. The investment portfolio is structured to provide flexibility in managing liquidity needs and interest rate risk, while providing acceptable rates of return.
The majority of the Company’s investment securities continue to be mortgage-backed securities. The mortgage-backed securities in which the Company has invested are predominantly underwritten to the standards of, and guaranteed by government-sponsored agencies such as FNMA and FHLMC.

Table Four
Investment Portfolio

	Carrying Values as of December 31,
(In thousands)	2012	2011	2010
Securities available-for-sale:
Obligations of states and political subdivisions	$48,929	$56,802	$65,926
U.S. Treasuries and U.S. government agencies	3,888	6,041	8,002
Mortgage-backed securities:
U.S. government agencies	286,482	227,613	258,815
Private label	3,272	5,156	8,118
Trust preferred securities	12,645	45,157	54,610
Corporate securities	15,947	14,398	15,393
Total Debt Securities available-for-sale	371,163	355,167	410,864
Marketable equity securities	4,185	3,853	4,693
Investment funds	1,774	1,763	1,610
Total Securities Available-for-Sale	377,122	360,783	417,167
Securities held-to-maturity:
Trust preferred securities	13,454	23,458	23,427
Obligations of states and political subdivisions	-	-	438
Total Securities Held-to-Maturity	13,454	23,458	23,865
Other investment securities:
Non-marketable equity securities	11,463	11,934	12,553
Total Other Investment Securities	11,463	11,934	12,553

Total Securities	$402,039	$396,175	$453,585

Included in non-marketable equity securities in the table above at December 31, 2012 are $4.7 million of Federal Home Loan Bank stock and $6.8 million of Federal Reserve Bank stock. At December 31, 2012, there were no securities of any non-governmental issuers whose aggregate carrying or market value exceeded 10% of shareholders’ equity.

	Within		After One But		After Five But		After
	One Year		Within Five Years		Within Ten Years		Ten Years
(In thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Securities available-for-sale:
Obligations of states and political subdivisions	$6,522	4.19%	$16,327	5.36%	$15,332	5.90%	$10,748	7.45%
U.S. Treasuries and U.S. government agencies	-	-	3,880	2.55	8	1.27	-	-
Mortgage-backed securities:
U.S. government agencies	184	3.13	8,109	1.58	31,834	3.44	246,355	2.71
Private label	-	-	-	-	1,192	4.60	2,080	4.67
Trust preferred securities	-	-	-	-	-	-	12,645	5.98
Corporate securities	-	-	3,363	1.71	9,281	4.58	3,303	5.52
Total Debt Securities available-for-sale	6,706	4.16	31,679	3.66	57,647	4.30	275,131	3.09
Securities held-to-maturity:
Trust preferred securities	-	-	-	-	-	-	13,454	8.77
Total Securities Held-to-Maturity	-	-	-	-	-	-	13,454	8.77

Total debt securities	$6,706	4.16%	$31,679	3.66%	$57,647	4.30%	$288,585	3.36%

Weighted-average yields on tax-exempt obligations of states and political subdivisions have been computed on a taxable-equivalent basis using the federal statutory tax rate of 35%.  Average yields on investments available-for-sale are computed based on amortized cost. Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

Loans
Table Five
Loan Portfolio

The composition of the Company’s loan portfolio as of the dates indicated follows:

( In thousands)	2012	2011	2010	2009	2008

Residential real estate	$1,031,435	$929,788	$882,780	$851,659	$917,082
Home equity – junior liens	143,110	141,797	143,761	142,771	79,200
Commercial and industrial	108,739	130,899	134,612	137,093	161,588
Commercial real estate	821,970	732,146	661,758	614,959	606,667
Consumer	36,564	35,845	38,424	41,684	41,000
DDA overdrafts	4,551	2,628	2,876	2,555	2,585
Previously securitzed loans	-	-	789	1,713	4,222
Gross loans	$2,146,369	$1,973,103	$1,865,000	$1,792,434	$1,812,344

Loan balances increased $173 million from December 31, 2011 to December 31, 2012, with the acquisition of Virginia Savings Bancorp, Inc. ("VSB") contributing $73 million.  Residential real estate loans increased $102 million, or 10.9%, from $0.93 billion at December 31, 2011 to $1.03 billion at December 31, 2012, with the acquisition of VSB contributing $42 million.   Residential real estate loans primarily consist of: (i) single-family 1, 3, 5 and 10 year adjustable rate mortgages with terms that amortize the loans over periods from 15-30 years and (ii) home equity loans secured by first liens.  The Company’s mortgage products do not include sub-prime, interest only, or option adjustable rate mortgage products.  The Company’s home equity loans are underwritten differently than 1-4 family residential mortgages with typically less documentation but lower loan-to-value ratios.  Home equity loans consist of lines of credit, short-term fixed amortizing loans and non-purchase adjustable rate loans.  At December 31, 2012, $15 million of the residential real estate loans were for properties under construction.
Exclusive of the acquisition of VSB (which contributed $3 million), junior lien home equity loans decreased $2 million during 2012.  Junior lien home equity loans consist of lines of credit, short-term fixed amortizing loans, and non-purchase adjustable rate loans with second lien positions.
Commercial real estate loans increased $90 million, or 12.3%, from $732 million at December 31, 2011 to $822 million at December 31, 2012, with the acquisition of VSB contributing $22 million.  At December 31, 2012, $15 million of the commercial real estate loans were for commercial properties under construction.  Offsetting the increase in commercial real estate loans was a decrease in commercial and industrial loans (“C&I”) of $22 million, to $109 million at December 31, 2012.  This decrease was primarily due to: (i) the Company elected to exit from its participation in a C&I loan that, when originated, was a local company, but over time had become a “Shared National Credit” and would have yielded less than 1.50% going forward and (ii) a large C&I customer sold their business and paid off their outstanding loan balance of $9 million, offset slightly by $3 million in C&I loans acquired in the VSB acquisition.
Exclusive of the acquisition of VSB (which contributed $3 million), consumer loans decreased $1 million during 2012.  The consumer loan portfolio primarily consists of new and used automobile loans, personal loans secured by cash and cash equivalents, unsecured revolving credit products, and other similar types of credit facilities.

The Company categorizes commercial loans by industry according to the Standard Industry Classification System (SIC) to monitor the portfolio for possible concentrations in one or more industries. As of December 31, 2012, the Company has one industry classification (lessors of commercial real estate) that exceeded 10% of total loans.

The following table shows the scheduled maturity of loans outstanding as of December 31, 2012:

( In thousands)	Within One Year	After One But Within Five Years	After Five Years	Total

Residential real estate	$169,474	$448,829	$413,132	$1,031,435
Home equity – junior liens	32,285	69,170	41,655	143,110
Commercial and industrial	69,110	35,651	3,978	108,739
Commercial real estate	260,698	421,364	139,908	821,970
Consumer	20,520	20,053	542	41,115
Total loans	$552,087	$995,067	$599,215	$2,146,369

Loans maturing after one year with interest rates that are:
Fixed until maturity		$320,756
Variable or adjustable		1,273,526
Total		$1,594,282

Allowance and Provision for Loan Losses
Management systematically monitors the loan portfolio and the adequacy of the allowance for loan losses (“ALLL”) on a quarterly basis to provide for probable losses inherent in the portfolio. Management assesses the risk in each loan type based on historical trends, the general economic environment of its local markets, individual loan performance, and other relevant factors. Individual credits are selected throughout the year for detailed loan reviews, which are utilized by management to assess the risk in the portfolio and the adequacy of the allowance. Due to the nature of commercial lending, evaluation of the adequacy of the allowance as it relates to these loan types is often based more upon specific credit review, with consideration given to the potential impairment of certain credits and historical loss rates, adjusted for general economic conditions and other inherent risk factors. Conversely, due to the homogeneous nature of the real estate and installment portfolios, the portions of the allowance allocated to those portfolios are primarily based on prior loss history of each portfolio, adjusted for general economic conditions and other inherent risk factors.
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
As a result of the Company’s quarterly analysis of the adequacy of the ALLL, the Company recorded a provision for loan losses of $6.4 million and $4.6 million for the years ended December 31, 2012 and 2011, respectively. Changes in the allowance for loan losses is based on the Company’s detailed systematic methodology and are directionally consistent with changes in the composition and quality of the Company’s loan portfolio.  The Company believes its methodology for determining its ALLL adequately provides for probable losses inherent in the loan portfolio and produces a provision and allowance for loan losses that is directionally consistent with changes in asset quality and loss experience.

The provision for loan losses recorded during 2012 reflects difficulties encountered by certain commercial borrowers of the Company during the year, the downgrade of their related credits and management’s assessment of the impact of these difficulties on the ultimate collectability of the loans. In addition, the Company received life insurance proceeds as the beneficiary of a life insurance policy carried by a commercial borrower during the third quarter of 2012 that enabled the Company to reduce the ALLL by approximately $0.6 million for amounts previously included in the ALLL. The Company had net charge-offs of $7.0 million for the year ended December 31, 2012 compared to $3.4 million for the year ended December 31, 2011.  Net charge-offs on commercial real estate, home equity, and residential real estate loans were $4.3 million, $1.3 million and $1.0 million, respectively, for the year ended December 31, 2012.  Charge-offs for commercial real estate loans of $4.6 million were primarily related to two specific borrowers and related impaired credits that had been appropriately considered in establishing the allowance for loan losses in the prior period.  Excluding these two charge-offs, net charge-offs declined from the prior year, which resulted in a decline to the historical loss factors utilized by the Company to reflect the improvement in actual losses.
The Company’s ratio of non-performing assets to total loans and other real estate owned decreased slightly from 1.52% at December 31, 2011 to 1.41% at December 31, 2012.  After the charge-offs noted above, the Company's substandard and doubtful loans have declined from the prior year and there were minimal new inflows into these high risk categories.  Despite a $173 million increase in outstanding loan balances, past due loans have decreased from $13.3 million at December 31, 2011 to $10.2 million at December 31, 2012.
The allowance allocated to the commercial real estate loan portfolio decreased $1.3 million, or 11.1%, from $11.7 million at December 31, 2011 to $10.4 million at December 31, 2012.  This decrease was primarily due to charge-offs relating to two specific borrowers that had previously been considered in establishing the allowance.
The allowance related to the commercial and industrial loan portfolio decreased from $0.6 million at December 31, 2011 to $0.5 million at December 31, 2012.
The allowance allocated to the residential real estate portfolio increased $0.4 million from $4.8 million at December 31, 2011 to $5.2 million at December 31, 2012.
The allowance allocated to the home equity loan portfolio increased $0.2 million from $1.5 million at December 31, 2011 to $1.7 million at December 31, 2012.
The allowance allocated to the consumer loan portfolio remained flat at $0.1 million at December 31, 2012.
The allowance allocated to overdraft deposit accounts increased modestly from $0.7 million at December 31, 2011 to $0.9 million at December 31, 2012.
Based on the Company’s analysis of the adequacy of the allowance for loan losses and in consideration of the known factors utilized in computing the allowance, management believes that the allowance for loan losses as of December 31, 2012, is adequate to provide for probable losses inherent in the Company’s loan portfolio. Future provisions for loan losses will be dependent upon trends in loan balances including the composition of the loan portfolio, changes in loan quality and loss experience trends, and recoveries of previously charged-off loans, among other factors.

Table Six
Analysis of the Allowance for Loan Losses

An analysis of changes in the allowance for loan losses follows:

(In thousands)	2012	2011	2010	2009	2008

Balance at beginning of period	$19,409	$18,224	$18,541	$22,164	$17,399

Charge-offs:
Commercial and industrial	226	522	73	530	98
Commercial real estate	4,604	1,989	3,304	7,219	2,966
Residential real estate	1,030	1,367	1,607	1,195	758
Home equity	1,355	1,089	930	721	832
Consumer	190	164	86	265	243
DDA overdrafts	1,522	1,712	3,638	2,886	3,151
Total charge-offs	8,927	6,843	9,638	12,816	8,048

Recoveries:
Commercial and industrial	32	23	27	102	25
Commercial real estate	289	1,981	415	133	13
Residential real estate	22	29	74	102	84
Home equity	18	7	26	20	139
Consumer	135	136	129	222	296
DDA overdrafts	1,456	1,252	1,557	1,620	1,741
Total recoveries	1,952	3,428	2,228	2,199	2,298
Net charge-offs	6,975	3,415	7,410	10,617	5,750
Provision for loan losses	6,375	4,600	7,093	6,994	10,515
Balance at end of period	$18,809	$19,409	$18,224	$18,541	$22,164

As a Percent of Average Total Loans:
Net charge-offs	0.34%	0.18%	0.41%	0.59%	0.33%
Provision for loan losses	0.31%	0.24%	0.39%	0.39%	0.60%
As a Percent of Non-Performing Loans:
Allowance for loan losses	84.67%	87.76%	156.39%	133.06%	86.07%
Table Seven
Non-Accrual, Past-Due and Restructured Loans

Nonperforming assets at December 31 follows:

(In thousands)	2012	2011	2010	2009	2008
Non-accrual loans	$21,935	$21,951	$10,817	$13,583	$25,224
Accruing loans past due 90 days or more	280	166	782	382	623
Perviously securized loans past due 90 days or more	-	-	54	79	10
Total non-performing loans	$22,215	$22,117	$11,653	$14,044	$25,857

On non-accrual and impaired loans, approximately $1.0 million, $0.8 million, and $0.5 million of interest income would have been recognized during 2012, 2011 and 2010, respectively, if such loans had been current in accordance with their original terms.  There were no commitments to provide additional funds on non-accrual, impaired, or other potential problem loans at December 31, 2012 and 2011.
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

Information pertaining to impaired loans is included in the following table:

(In thousands)	2012	2011
Impaired loans with a valuation allowance	$-	$2,840
Impaired loans with no valuation allowance	10,679	13,326
Total impaired loans	$10,679	$16,166
Allowance for loan losses allocated to impaired loans	$-	$2,666

During the third quarter of 2012, regulatory guidance was clarified to require loans to be accounted for as collateral-dependent loans when borrowers have filed Chapter 7 bankruptcy, the debt has been discharged by the bankruptcy court and the borrower has not reaffirmed the debt.  The filing of bankruptcy is deemed to be evidence that the borrower is in financial difficulty and the discharge of the debt by the bankruptcy court is deemed to be a concession granted to the borrower.  The impact on the allowance for loan losses of this reclassification was insignificant. Prior to the this reclassification, the Company’s TDRs were insignificant.
The following tables set forth the Company’s TDRs at December 31, 2012:

	December 31, 2012
(In thousands)	Accruing	Non-Accruing	Total

Commercial and industrial	$101	$-	$101
Commercial real estate	734	-	734
Residential real estate	15,083	162	15,245
Home equity	7,068	418	7,486
Consumer	142	-	142
	$23,128	$580	$23,708

Table Eight
Allocation of the Allowance for Loan Losses

(dollars in thousands)	2012		2011		2010		2009		2008
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans

Commercial and industrial	$498	5%	$590	7%	$1,864	7%	$2,069	8%	$3,096	9%
Commercial real estate	10,440	38%	11,666	37%	8,488	35%	8,961	34%	11,942	33%
Residential real estate	5,229	48%	4,839	47%	5,337	47%	4,233	48%	3,366	51%
Home equity - junior liens	1,699	7%	1,525	7%	1,452	8%	1,282	8%	1,217	4%
Consumer	81	2%	88	2%	95	3%	191	2%	190	3%
DDA overdrafts	862	-	701	-	988	-	1,805	-	2,353	-
Allowance for Loan Losses	$18,809	100%	$19,409	100%	$18,224	100%	$18,541	100%	$22,164	100%

Previously Securitized Loans
As of December 31, 2012, the carrying value of the remaining previously securitized loans was zero, while the actual contractual balances of these loans were $7.8 million. The Company accounts for the difference between the carrying value and the total expected cash flows of previously securitized loans as an adjustment of the yield earned on these loans over their remaining lives. The discount was accreted to income over the period during which payments were probable of collection and were reasonably estimable. During the years ended December 31, 2012, 2011 and 2010, the Company recognized $3.3 million, $3.1 million and $4.0 million, respectively, of interest income on its previously securitized loans.

Goodwill

The Company evaluates the recoverability of goodwill and indefinite lived intangible assets annually as of November 30, or more frequently if events or changes in circumstances warrant, such as a material adverse change in the business. Goodwill is considered to be impaired when the carrying value of a reporting unit exceeds its estimated fair value. Indefinite-lived intangible assets are considered impaired if their carrying value exceeds their estimated fair value. As described in Note One of the Notes to Consolidated Financial Statements, the Company conducts its business activities through one reportable business segment – community banking. Fair values are estimated by reviewing the Company’s stock price as it compares to book value and the Company’s reported earnings.  In addition, the impact of future earnings and activities are considered in the Company’s analysis.  The Company had $63.0 million and $54.9 million of goodwill at December 31, 2012 and 2011, respectively, and no impairment was required to be recognized in 2012 or 2011 as the fair value of the Company continues to exceed its book value.

Certificates of Deposit

Scheduled maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2012, are summarized in Table Nine. The Company has time certificates of deposit of $100,000 or more totaling $301.8 million.  These deposits are primarily small retail depositors of the bank as demonstrated by the average balance of time certificates of deposit of $100,000 or more being less than $150,000.

Table Nine
Maturity Distribution of Certificates of Deposit of $100,000 or more

( In thousands)	Amounts	Percentage

Three months or less	$45,528	$15%
Over three months through six months	35,622	12%
Over six months through twelve months	85,135	28%
Over twelve months	135,518	45%
Total	$301,803	$100%

Contractual Obligations

The Company has various financial obligations that may require future cash payments according to the terms of the obligations. Demand, both noninterest- and interest-bearing, and savings deposits are, generally, payable immediately upon demand at the request of the customer. Therefore, the contractual maturity of these obligations is presented in the following table as “less than one year.” Time deposits, typically CDs, are customer deposits that are evidenced by an agreement between the Company and the customer that specify stated maturity dates and early withdrawals by the customer are subject to penalties assessed by the Company. Short-term borrowings and long-term debt represent borrowings of the Company and have stated maturity dates. The Company is not a party to any material capital or operating leases as of December 31, 2012.

The composition of the Company’s contractual obligations as of December 31, 2012 is presented in the following table:

Table Ten
Contractual Obligations

	Contractual Maturity in
( In thousands)	Less than One Year	Between One and Three Years	Between Three and Five Years	Greater than Five Years	Total

Noninterest-bearing demand deposits	$429,969	$-	$-	$-	$429,969
Interest-bearing demand deposits (1)	553,139	-	-	-	553,139
Savings deposits (1)	506,876	-	-	-	506,876
Time deposits (1)	524,435	298,726	114,259	3	937,423
Short-term borrowings (1)	114,941	-	-	-	114,941
Long-term debt (1)	642	1,284	1,284	29,602	32,812
Total Contractual Obligations	$2,130,002	$300,010	$115,543	$29,605	$2,575,160

(1) – Includes interest on both fixed- and variable-rate obligations. The interest associated with variable-rate obligations is based upon interest rates in effect at December 31, 2012. The contractual amounts to be paid on variable-rate obligations are affected by market interest rates that could materially affect the contractual amounts to be paid.

The Company’s liability for uncertain tax positions at December 31, 2012 was $4.1 million pursuant to ASC Topic 740.  This liability represents an estimate of tax positions that the Company has taken in its tax returns that may ultimately not be sustained upon examination by tax authorities.  As the ultimate amount and timing of any future cash settlements cannot be predicted with reasonable reliability, this estimated liability has been excluded from the contractual obligations table.

Off–Balance Sheet Arrangements

As disclosed in Note Seventeen of the Notes to Consolidated Financial Statements, the Company has also entered into agreements to extend credit or provide conditional payments pursuant to standby and commercial letters of credit. While the outstanding commitment obligation is not recorded in the Company’s financial statements, the estimated fair value, which is not material to the Company’s financial statements, of the standby letters of credit is recorded in the Company’s Consolidated Balance Sheets as of December 31, 2012 and 2011.  As a result of the Company’s off-balance sheet arrangements for 2012 and 2011, no material revenue, expenses, or cash flows were recognized.  In addition, the Company had no other indebtedness or retained interests nor entered into agreements to extend credit or provide conditional payments pursuant to standby and commercial letters of credit. While the outstanding commitment obligation is not recorded in the Company’s financial statements, the estimated fair value, which is not material to the Company’s financial statements, of the standby letters of credit is recorded in the Company’s Consolidated Balance Sheets as of December 31, 2012 and 2011.

Capital Resources

During 2012, Shareholders’ Equity increased $22.2 million, or 7.1%, from $311.1 million at December 31, 2011 to $333.3 million at December 31, 2012.  This increase was primarily due to net income of $38.9 million and the acquisition of Virginia Savings Bancorp of $7.7 million, partially offset by dividends declared of $20.7 million and common stock purchases of $7.9 million.
During July 2011, the Board of Directors authorized the Company to buy back up to 1,000,000 shares of its common shares in open market transactions at prices that are accretive to the earnings per share of continuing shareholders.  No time limit was placed on the duration of the share repurchase program. Approximately 238,000 shares were repurchased during the year ended December 31, 2012 at a weighted average price of $33.32 and there can be no assurance that the Company will continue to reacquire its common shares or to what extent the repurchase program will be successful.  As of December 31, 2012, the Company may repurchase an additional 454,000 shares from time to time depending on market conditions under the authorization.
Regulatory guidelines require the Company to maintain a minimum total capital to risk-adjusted assets ratio of 8.0%, with at least one-half of capital consisting of tangible common stockholders’ equity and a minimum Tier I leverage ratio of 4.0%. Similarly, City National Bank is also required to maintain minimum capital levels as set forth by various regulatory agencies. Under capital adequacy guidelines, City National Bank is required to maintain minimum total capital, Tier I capital, and leverage ratios of 8.0%, 4.0%, and 4.0%, respectively. To be classified as “well capitalized,” City National Bank must maintain total capital, Tier I capital, and leverage ratios of 10.0%, 6.0%, and 5.0%, respectively.

The Company’s regulatory capital ratios for both City Holding and City National Bank are illustrated in the following table:

			Actual
		Well-	December 31,
	Minimum	Capitalized	2012	2011
City Holding:
Total	8.0%	10.0%	13.9%	14.1%
Tier I Risk-based	4.0	6.0	13.0	13.1
Tier I Leverage	4.0	5.0	9.8	10.2
City National Bank:
Total	8.0%	10.0%	12.4%	13.0%
Tier I Risk-based	4.0	6.0	11.5	12.0
Tier I Leverage	4.0	5.0	8.7	9.3

As of December 31, 2012, management believes that City Holding Company, and its banking subsidiary, City National Bank, were “well capitalized.”  City Holding is subject to regulatory capital requirements administered by the Federal Reserve, while City National Bank is subject to regulatory capital requirements administered by the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC”).  Regulatory agencies can initiate certain mandatory actions if either City Holding or City National Bank fails to meet the minimum capital requirements, as shown above.  As of December 31, 2012, management believes that City Holding and City National Bank meet all capital adequacy requirements.

Legal Issues

City National Bank is currently in a civil action pending in the Circuit Court of Kanawha County, West Virginia, in a case styled Thomas Casto v. City National Bank, N.A (“Casto”).  This putative class action asserts that the plaintiffs, and others similarly situated, were wrongfully assessed overdraft fees in connection with City National Bank accounts.  The plaintiffs alleged that City National Bank’s policy of posting debit and check transactions from high to low order was in violation of the West Virginia Consumer Credit and Protection Act, constituted a breach of the implied covenant of good faith and fair dealing and created an unjust enrichment to City National Bank.  In February 2012, City National Bank and the plaintiffs’ attorneys in the Casto case submitted an Amended Preliminary Motion to Approve Settlement to the Kanawha County Circuit Court.  This motion asked the Court to approve a settlement in which City National Bank will pay the eligible members of the class a total of $3.616 million and will forgive and release $3.5 million in account balances of accounts of former customers who are no longer customers of the bank, but left overdrawn accounts.  The Court has approved the settlement and the Company anticipates the settlement administration will be completed and a final judgment order will be entered by the end of the first quarter of 2013 or shortly thereafter.  At December 31, 2011, the Company had accrued for this probable loss.  During the first quarter of 2012, the Company deposited the funds into a qualified settlement fund.

In addition, the Company is engaged in various legal actions that it deems to be in the ordinary course of business. As these legal actions are resolved, the Company could realize positive and/or negative impact to its financial performance in the period in which these legal actions are ultimately decided. There can be no assurance that current actions will have immaterial results, either positive or negative, or that no material actions may be presented in the future.

Recent Accounting Pronouncements and Developments

    Note One, “Recent Accounting Pronouncements,” of the Notes to Consolidated Financial Statements discusses recently issued new accounting pronouncements and their expected impact on the Company’s consolidated financial statements.

Forward-Looking Statements

This Annual Report on Form 10-K contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such information involves risks and uncertainties that could cause the Company’s actual results to differ from those projected in the forward-looking information. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to those set forth in the Company’s Annual Report on Form 10-K under “Risk Factors” and the following: (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality; (2) the Company may incur increased charge-offs in the future; (3)  the Company could have adverse legal actions of a material nature; (4) the Company may face competitive loss of customers; (5) the Company may be unable to manage its expense levels; (6) the Company may have difficulty retaining key employees; (7) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions; (8) changes in general economic conditions and increased competition could adversely affect the Company’s operating results; (9) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company’s operating results; (10) the Company may experience difficulties growing loan and deposit balances; (11) the current economic environment poses significant challenges for us and could adversely affect our  financial condition and results of operations; (12) continued deterioration in the financial condition of the U.S. banking system may impact the valuations of investments the Company has made in the securities of other financial institutions resulting in either actual losses or other-than-temporary impairments on such investments; (13) the effects of the Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) recently adopted by the United States Congress; and (14) the integration of the operations of City Holding Company, Virginia Savings Bancorp, Inc. and Community Financial Corporation may be more difficult than anticipated.  Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

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
Management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2012 based upon the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework. Based on our assessment, management believes that, as of December 31, 2012, the Company's system of internal control over financial reporting is effective based on those criteria.  Ernst & Young, LLP, the Company’s independent registered public accounting firm, has issued an attestation report on the effectiveness of internal control over financial reporting. This report appears on page 24.
March 15, 2013

s/ Charles R. Hageboeck	/s/ David L. Bumgarner
Charles R. Hageboeck	David L. Bumgarner
President & Chief Executive Officer	Chief Financial Officer

Report of Independent Registered Public Accounting Firm on Effectiveness of Internal Control Over Financial Reporting

Audit Committee of the Board of Directors and the
Shareholders of City Holding Company

We have audited City Holding Company’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). City Holding Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on City Holding Company’s internal control over financial reporting based on our audit.

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

In our opinion, City Holding Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2012 of City Holding Company and our report dated March 15, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Charleston, West Virginia
March 15, 2013

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements

Audit Committee of the Board of Directors and the
Shareholders of City Holding Company

We have audited the accompanying consolidated balance sheets of City Holding Company and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012.  These financial statements are the responsibility of City Holding Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of City Holding Company and subsidiaries at December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), City Holding Company's internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Charleston, West Virginia
March 15, 2013

PART I, ITEM 1 – FINANCIAL STATEMENTS
Consolidated Balance Sheets
City Holding Company and Subsidiaries
(in thousands)

	December 31, 2012	December 31, 2011

Assets
Cash and due from banks	$58,718	$140,873
Interest-bearing deposits in depository institutions	16,276	5,526
Federal funds sold	10,000	-
Cash and Cash Equivalents	84,994	146,399

Investment securities available for sale, at fair value	377,122	360,783
Investment securities held-to-maturity, at amortized cost (approximate fair value at December 31, 2012 and 2011 - $13,861 and $23,423, respectively)	13,454	23,458
Other securities	11,463	11,934
Total Investment Securities	402,039	396,175

Gross loans	2,146,369	1,973,103
Allowance for loan losses	(18,809)	(19,409)
Net Loans	2,127,560	1,953,694

Bank owned life insurance	81,901	78,961
Premises and equipment, net	72,728	64,612
Accrued interest receivable	6,692	7,093
Net deferred tax asset	32,737	32,219
Goodwill and other intangible assets	65,057	56,164
Other assets	43,758	41,792
Total Assets	$2,917,466	$2,777,109
Liabilities
Deposits:
Noninterest-bearing	$429,969	$369,025
Interest-bearing:
Demand deposits	553,132	526,824
Savings deposits	506,869	439,823
Time deposits	919,346	885,596
Total Deposits	2,409,316	2,221,268

Short-term borrowings:
Federal funds purchased	-	75,000
Customer repurchase agreements	114,646	114,050
Long-term debt	16,495	16,495
Other liabilities	43,735	39,162
Total Liabilities	2,584,192	2,465,975

Shareholders’ Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued	-	-
Common stock, par value $2.50 per share: 50,000,000 shares authorized; 18,499,282 shares issued at December 31, 2012 and December 31, 2011, less 3,665,999 and 3,717,993 shares in treasury, respectively	46,249	46,249

Capital surplus	103,524	103,335
Retained earnings	309,270	291,050
Cost of common stock in treasury	(124,347)	(125,593)
Accumulated other comprehensive income (loss):
Unrealized gain on securities available-for-sale	3,573	825
Underfunded pension liability	(4,995)	(4,732)
Total Accumulated Other Comprehensive Loss	(1,422)	(3,907)
Total Shareholders’ Equity	333,274	311,134
Total Liabilities and Shareholders’ Equity	$2,917,466	$2,777,109

See notes to consolidated financial statements.

Consolidated Statements of Income
City Holding Company and Subsidiaries
(in thousands, except earnings per share data)
	Year Ended December 31
	2012	2011	2010
Interest Income
Interest and fees on loans	$96,432	$93,414	$99,456
Interest on investment securities:
Taxable	14,285	17,729	20,594
Tax-exempt	1,442	1,697	1,837
Interest on federal funds sold	53	48	29
Total Interest Income	112,212	112,888	121,916

Interest Expense
Interest on deposits	13,477	19,794	26,608
Interest on short-term borrowings	312	325	362
Interest on long-term debt	661	639	658
Total Interest Expense	14,450	20,758	27,628
Net Interest Income	97,762	92,130	94,288
Provision for loan losses	6,375	4,600	7,093
Net Interest Income After Provision for Loan Losses	91,387	87,530	87,195

Non-interest Income
Total investment securities impairment losses	(878)	(2,767)	(9,400)
Noncredit impairment losses recognized in other comprehensive income	302	1,494	3,336
Net investment securities impairment losses	(576)	(1,273)	(6,064)
Gains on sale of investment securities	1,530	3,756	1,397
Net investment securities gains (losses)	954	2,483	(4,667)

Service charges	26,409	26,959	30,104
Bankcard interchange fees	12,406	11,150	9,898
Insurance commissions	6,071	5,946	5,490
Trust and investment management fee income	3,774	3,106	2,767
Bank owned life insurance	2,983	3,183	3,396
Other income	2,660	2,033	1,951
Total Non-interest Income	55,257	54,860	48,939

Non-interest Expense
Salaries and employee benefits	43,509	40,717	38,241
Occupancy and equipment	8,186	8,013	7,697
Depreciation	4,605	4,508	4,675
FDIC insurance expense	1,590	2,576	3,733
Advertising	2,589	2,007	3,692
Bankcard expenses	2,662	2,258	1,953
Postage, delivery, and statement mailings	2,079	2,099	2,371
Office supplies	1,669	1,911	1,931
Legal and professional fees	1,786	4,913	1,677
Telecommunications	1,614	1,605	1,732
Repossessed asset losses, net of expenses	1,346	272	1,453
Merger related costs	4,708	-	-
Other expenses	11,058	10,262	9,566
Total Non-interest Expense	87,401	81,141	78,721
Income Before Income Taxes	59,243	61,249	57,413
Income tax expense	20,298	20,571	18,453
Net Income Available to Common Shareholders	$38,945	$40,678	$38,960

Total comprehensive income	$41,430	$39,268	$39,017

Average common shares outstanding	14,714	15,055	15,589
Effect of dilutive securities:
Employee stock options	82	75	62
Shares for diluted earnings per share	14,796	15,130	15,651

Basic earnings per common share	$2.63	$2.68	$2.48
Diluted earnings per common share	$2.61	$2.67	$2.47
Dividends declared per common share	$1.40	$1.37	$1.36

See notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income
City Holding Company and Subsidiaries
(in thousands)

	Year Ended December 31
	2012	2011	2010

Net income	$38,945	$40,678	$38,960

Unrealized gain (loss) on available-for-sale securities arising during the period	5,370	2,169	44
Reclassification adjustment for (gains) losses	(954)	(2,483)	4,667
	4,416	(314)	4,711
Unrealized loss on interest rate floors	-	(473)	(4,494)
Change in underfunded pension liability	(423)	(1,473)	(125)
Other comprehensive income (loss) before income taxes	3,993	(2,260)	92
Tax effect	(1,508)	850	(35)
Other comprehensive income (loss), net of tax	2,485	(1,410)	57

Comprehensive income, net of tax	41,430	39,268	39,017

Consolidated Statements of Changes in Shareholders’ Equity (Unaudited)
City Holding Company and Subsidiaries
(in thousands)

	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balances at December 31, 2009	$46,249	$102,917	$253,167	$(90,877)	$(2,554)	$308,902
Net income			38,960			38,960
Other comprehensive income					57	57
Cash dividends declared ($1.36 per share)			(21,222)			(21,222)
Stock-based compensation expense, net		137		693		830
Exercise of 7,962 stock options		3		233		236
Purchase of 408,151 treasury shares				(12,902)		(12,902)
Balances at December 31, 2010	$46,249	$103,057	$270,905	$(102,853)	$(2,497)	$314,861

	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balances at December 31, 2010	$46,249	$103,057	$270,905	$(102,853)	$(2,497)	$314,861
Net income			40,678			40,678
Other comprehensive income					(1,410)	(1,410)
Cash dividends declared ($1.37 per share)			(20,533)			(20,533)
Stock-based compensation expense, net		283		783		1,066
Exercise of 9,576 stock options		(5)		267		262
Purchase of 755,501 treasury shares				(23,790)		(23,790)
Balances at December 31, 2011	$46,249	$103,335	$291,050	$(125,593)	$(3,907)	$311,134

	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balances at December 31, 2011	$46,249	$103,335	$291,050	$(125,593)	$(3,907)	$311,134
Net income			38,945			38,945
Other comprehensive income					2,485	2,485
Acquisition of Virginia Savings Bancorp, Inc.		276		7,447		7,723
Cash dividends declared ($1.40 per share)			(20,725)			(20,725)
Stock-based compensation expense, net		34		1,049		1,083
Exercise of 18,899 stock options		(121)		665		544
Purchase of 237,535 treasury shares				(7,915)		(7,915)
Balances at December 31, 2012	$46,249	$103,524	$309,270	$(124,347)	$(1,422)	$333,274

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows (Unaudited)
City Holding Company and Subsidiaries
(in thousands)

	Year Ended December 31
	2012	2011	2010

Net income	$38,945	$40,678	$38,960
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and accretion	728	1,894	1,004
Provision for loan losses	6,375	4,600	7,093
Depreciation of premises and equipment	4,605	4,508	4,675
Deferred income tax expense (benefit)	2,530	(2,290)	(1,235)
Accretion of gain from sale of interest rate floors	-	(295)	(2,768)
Net periodic employee benefit cost	521	386	232
Realized investment securities gains	(1,530)	(3,756)	(1,397)
Net investment securities impairment losses	576	1,273	6,064
Stock-compensation expense	1,083	1,066	830
Increase in value of bank-owned life insurance	(2,940)	(3,183)	(3,397)
Loans originated for sale	(44,032)	(23,792)	(31,311)
Proceeds from the sale of loans originated for sale	47,660	20,824	36,865
Change in accrued interest receivable	852	171	705
Change in other assets	2,163	(4,592)	3,986
Change in other liabilities	2,575	15,547	8,027
Net Cash Provided by Operating Activities	60,111	53,039	68,333

Proceeds from sales of securities available-for-sale	27,471	674,065	914,845
Proceeds from maturities and calls of securities available-for-sale	145,097	115,884	119,655
Proceeds from maturities and calls of securities held-to-maturity	10,402	1,080	3,216
Purchases of securities available-for-sale	(171,200)	(732,552)	(979,740)
Net (increase) in loans	(109,098)	(108,956)	(85,074)
Purchases of premises and equipment	(7,509)	(4,615)	(5,045)
Acquisition of Virginia Savings Bancorp, Inc., net of cash acquired of $24,943	20,272	-	-
Net Cash Used in Investing Activities	(84,565)	(55,094)	(32,143)

Net increase in noninterest-bearing deposits	49,146	31,098	9,487
Net increase (decrease) in interest-bearing deposits	16,388	18,795	(1,834)
Net (decrease) increase in short-term borrowings	(74,404)	76,340	(6,005)
Repayment of long-term debt	-	-	(78)
Purchases of treasury stock	(7,915)	(23,790)	(12,902)
Proceeds from exercise of stock options	544	262	236
Dividends paid	(20,710)	(20,630)	(21,350)
Net Cash (Used in) Provided by Financing Activities	(36,951)	82,075	(32,446)
(Decrease) increase in Cash and Cash Equivalents	(61,405)	80,020	3,744
Cash and cash equivalents at beginning of period	146,399	66,379	62,635
Cash and Cash Equivalents at End of Period	$84,994	$146,399	$66,379

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
city holding company and subsidiaries

Note One – Summary of Significant Accounting and Reporting Policies

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

   Description of Principal Markets and Services: The Company is a bank holding company headquartered in Charleston, West Virginia, and conducts its principal activities through its wholly-owned subsidiary, City National Bank of West Virginia (“City National”). City National is a retail and consumer-oriented community bank with 73 offices in West Virginia, Kentucky, Virginia and Ohio. Principal activities include providing deposit, credit, trust and investment management, and insurance related products and services. The Company conducts its business activities through one reportable business segment - community banking.

   Cash and Due from Banks: The Company considers cash, due from banks, and interest-bearing federal deposits in depository institutions as cash and cash equivalents.

   Securities: Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold debt securities to maturity, they are classified as investment securities held-to-maturity and are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts. Debt securities which the Company may not hold to maturity are classified as investment securities available-for-sale along with the Company’s investment in equity securities. Securities available-for-sale are carried at fair value, with the unrealized gains and losses, net of tax, reported in comprehensive income. Securities classified as available-for-sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk, and other factors.

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

   On a quarterly basis, the Company performs a review of investment securities to determine if any unrealized losses are other than temporarily impaired.  Management considers the following, among other things, in its determination of the nature of the unrealized losses, (i) the length of time and the extent to which the fair value has been less than cost; (ii) the financial condition, capital strength, and near–term (12 months) prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may affect the future earnings potential; (iii) the historical volatility in the market value of the investment and/or the liquidity or illiquidity of the investment; (iv) adverse conditions specifically related to the security, an industry, or a geographic area; or (v) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  The Company continues to actively monitor the market value of these investments along with the financial strength of the issuers behind these securities, as well as its entire investment portfolio.  Based on the market information available, the Company believes that the recent declines in market value are temporary and that the Company does not have the intent to sell any of the securities classified as available for sale and believes it is more likely than not that the Company will not have to sell any such securities before recovery of costs.  The Company cannot guarantee that such securities will recover and if additional information becomes available in the future to suggest that the losses are other than temporary, the Company may need to record impairment charges in the future.

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

   Allowance for Loan Losses: The allowance for loan losses is maintained at a level that represents management’s best estimate of probable losses in the loan portfolio. Management’s determination of the adequacy of the allowance for loan losses is based upon an evaluation of individual credits in the loan portfolio, historical loan loss experience, current economic conditions, and other relevant factors. This determination is inherently subjective, as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. These evaluations are conducted at least quarterly and more frequently if deemed necessary.  The allowance for loan losses related to loans considered to be impaired is generally evaluated based on the discounted cash flows using the impaired loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Loan losses are charged against the allowance and recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of the adequacy of the allowance after considering factors noted above, among others.

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

   Other Real Estate Owned:  Other real estate owned (“OREO”) is comprised principally of commercial and residential real estate properties obtained in partial or total satisfaction of loan obligations.  OREO acquired in settlement of indebtedness is included in Other Assets at the lower of estimated fair value of the asset, less estimated selling costs or the carrying amount of the loan.  Changes to the value subsequent to transfer are recorded in noninterest expense, along with direct operating expenses.  Gains or losses not previously recognized from sales of OREO are recognized in noninterest expense on the date of the sale.  As of December 31, 2012 and 2011, the amount of OREO included in Other Assets was $8.2 million and $7.9 million, respectively.

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

   Insurance Commissions:  Commission revenue is recognized as of the effective date of the insurance policy or the date the customer is billed, whichever is later.  The Company also receives contingent commissions from insurance companies as additional incentive for achieving specified premium volume goals and/or the loss experience of the insurance placed by the Company.  The Company maintains a reserve for commission adjustments based on estimated policy cancellations.  This reserve was not significant at December 31, 2012 or 2011.

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

   Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. The Company has no fair value hedges as of December 31, 2012 and 2011.  Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

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

   For the Company’s cash flow hedges, derivative gains and losses not effective in hedging the change in fair value or expected cash flows of the hedged item are recognized immediately in the income statement. At the hedge’s inception and at least quarterly thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivative instruments have been highly effective in offsetting changes in the fair values or cash flows of the hedged items and whether they are expected to be highly effective in the future. If it is determined a derivative instrument has not been or will not continue to be highly effective as a hedge, hedge accounting is discontinued.  The Company has no cash flow hedges at December 31, 2012 and 2011.

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

   The Company invests in certain limited partnerships that operate qualified low-income housing tax credit developments.  These investments are considered variable interest entities for which the Company is not the primary beneficiary.  The tax credits are reflected in the Consolidated Statements of Income as a reduction in income tax expense.  The unamortized amount of the investments is recorded within Other Assets within the Consolidated Balance Sheets.  The Company’s investments in affordable housing limited partnerships were $1.8 million and $2.3 million at December 31, 2012 and 2011, respectively.

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

   Basic and Diluted Earnings per Common Share: Basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding, excluding participating securities. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares outstanding, excluding participating securities, increased by the number of shares of common stock which would be issued assuming the exercise of stock options and other common stock equivalents. The incremental shares related to stock options were 82,000, 75,000, and 62,000 in 2012, 2011, and 2010, respectively.

Recent Accounting Pronouncements:  In April 2011, the FASB issued ASU no. 2011-02, “Receivables (Topic 310) – A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.”  This ASU clarifies the guidance on a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties.  ASU No. 2011-02 became effective for the Company’s reporting period that began on July 1, 2011 and applied retrospectively on restructurings occurring on or after January 1, 201l.  The adoption of ASU No. 2011-04 did not have a material impact on the Company’s financial statements.

In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs.”  This ASU amends Topic 820, “Fair Value Measurements and Disclosures,” to converge the fair value measurement guidance contained in U.S. generally accepted accounting principles and International Financial Reporting Standards (“IFRS”).  The provisions of ASU No. 2011-04 clarify existing fair value measurements, amend certain principles set forth in Topic 820 and requires additional fair value disclosures.  ASU No. 2011-04 became effective for the Company’s reporting period that began on January 1, 2012.  The adoption of ASU No. 2011-04 did not have a material impact on the Company’s financial statements.

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220) – Presentation of Comprehensive Income.”  ASU 2011-05 amends Topic 220, “Comprehensive Income,” to require that all non-owner changes in shareholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate, but consecutive statements, thus eliminating the option to present components of comprehensive income within the statement of changes in shareholders’ equity.  ASU No. 2011-05 is effective for the Company’s reporting period beginning on January 1, 2012; however, certain provisions related to the presentation of reclassification adjustments have been deferred by ASU 2011-12 “Comprehensive Income (Topic 220) – Deferral of the Effective Date for Amendments to the Presentation of Reclassification Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05,” as further discussed below.  The adoption of ASU No. 2011-05 did not have a material impact on the Company’s financial statements.

In September 2011, the FASB issued ASU No. 2011-08, “Intangibles – Goodwill and Other (Topic 350) – Testing Goodwill for Impairment.”  Under this ASU, an entity has the option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount.  If an entity determines, as a result of this qualitative assessment, that it is not more than likely that the fair value of the reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary.  ASU No. 2011-08 became effective for the Company’s reporting period that  began on January 1, 2012.  The adoption of ASU No. 2011-08 did not have a material impact on the Company’s financial statements.

In December 2011, the FASB issued ASU No. 2011-12, “Comprehensive Income (Topic 220) – Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.”  This ASU defers the changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments.  ASU No. 2011-05 allows entities to continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect prior to ASU No. 2011-05.  All other requirements in ASU No. 2011-05 are not affected.  ASU No. 2011-12 became effective for the Company’s reporting periods that began on January 1, 2012 and did not have a material impact on the Company’s financial statements.

In July 2012, the FASB issued ASU No. 2012-02, “Intangibles – Goodwill and Other (Topic 350) – Testing Indefinite-Lived Intangible Assets for Impairment.”  Under this ASU, entities have the option to first assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired.  If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impaired, then the entity is not required to take further action.  However, if an entity concludes otherwise, then it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test.  An entity also has the option to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to performing the quantitative impairment test.  ASU No. 2012-02 is effective for the Company beginning on January 1, 2013.  The adoption of ASU No. 2012-02 is not expected to have a material impact on the Company’s financial statements.

In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income (Topic 220) – Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.”  This ASU requires entities to provide information about the amounts reclassified out of accumulated other comprehensive income by component.  In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amounts reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period.  For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts.  ASU No. 2013-02 is effective for the Company beginning on January 1, 2013.  The adoption of ASU No. 2013-02 is not expected to have a material impact on the Company’s financial statements.

Statements of Cash Flows: Cash paid for interest, including interest paid on long-term debt and trust preferred securities, was $14.9 million, $21.7 million, and $28.5 million in 2012, 2011, and 2010, respectively. During 2012, 2011 and 2010, the Company paid $14.7 million, $19.0 million, and $15.0 million, respectively, for income taxes.

Note Two – Acquisitions
On May 31, 2012, the Company acquired 100% of the outstanding common and preferred stock of Virginia Savings Bancorp, Inc. and its wholly owned subsidiary, Virginia Savings Bank (collectively, “VSB”).  As a result of this acquisition, the Company acquired five branches which expanded its footprint into Virginia.  At the time of closing, VSB had total assets of $132 million, loans of $82 million, deposits of $120 million and shareholders’ equity of $11 million.
The total transaction was valued at $12.4 million, consisting of cash of $4.7 million and approximately 240,000 shares of common stock valued at $7.7 million.  The common stock was valued based on the closing price of $32.18 for the Company’s common shares on May 31, 2012.  The preliminary purchase price has been allocated as follows:

May 31, 2012
Consideration:
Cash	$4,672
Common stock	7,723
$12,395

Identifiable assets:
Cash and cash equivalents	$24,943
Investment securities	14,082
Loans	73,463
Premises and equipment	5,158
Other assets	8,799
Total identifiable assets	126,445

Identifiable liabilities:
Deposits	122,723
Other liabilities	698
Total identifiable liabilities	123,421

Net identifiable assets	3,024
Goodwill	8,098
Core deposit intangible	1,273
$12,395

In determining the estimated fair value of the acquired loans, management considered several factors, such as estimated future credit losses, estimated prepayments, remaining lives of the acquired loans, estimated value of the underlying collateral and the net present value of the cash flows expected to be received.  For smaller loans not specifically reviewed, management grouped the loans into their respective homogeneous loan pool and applied a loss estimate accordingly.
Acquired loans are accounted for using one of the two following accounting standards:

(1)
ASC Topic 310-20 is used to value loans that do not have evidence of credit quality deterioration.  For these loans, the difference between the fair value of the loan and the amortized cost of the loan is amortized or accreted into income using the interest method.

(2)
ASC Topic 310-30 is used to value loans that have evidence of credit quality deterioration.  For these loans, the expected cash flows that exceed the fair value of the loan represent the accretable yield, which is recognized as interest income on a level-yield basis over the expected cash flow periods of the loans.  The non-accretable difference represents the difference between the contractually required principal and interest payments and the cash flows expected to be collected based upon management’s estimation.  Subsequent decreases in the expected cash flows will require the Company to evaluate the need for additions to the Company’s allowance for loan losses.  Subsequent increases in the expected cash flows will result in a reversal of the provision for loan losses to the extent of prior charges with a corresponding adjustment to the accretable yield, which will result in the recognition of additional interest income over the remaining lives of the loans.

The following table presents the purchased credit impaired and performing loans acquired in conjunction with the VSB acquisition:

May 31, 2012

Contractually required principal and interest	$11,567
Contractual cash flows not expected to be collected (non-accretable difference)	(3,973)
Expected cash flows	7,594
Interest component of expected cash flows (accretable difference)	(954)
Estimated fair value of purchased credit impaired loans acquired	$6,640

Estimated fair value of performing loans acquired (contractual principal balances of $72.5 million)	66,823
Estimated fair value of loans acquired	$73,463

  The fair values of non-time deposits approximated their carrying value at the acquisition date.  For time deposits, the fair values were estimated based on discounted cash flows, using interest rates that are currently being offered compared to the contractual interest rates.   Based on this analysis, management recorded a premium on time deposits acquired of $2.3 million, which is being amortized over five years.
The Company believes that the customer relationships with the deposits acquired have an intangible value.  In connection with the acquisition, the Company recorded a core deposit intangible asset of $1.3 million, which represents the value of the relationship that VSB had with their deposit customers.  The fair value was estimated based on a discounted cash flow methodology that considered type of deposit, deposit retention and the cost of the deposit base.   The core deposit intangible is being amortized over ten years, with an annual charge of less than $0.2 million per year.  The following table presents a rollforward of the Company’s intangible assets from the beginning of the year:

Intangible Assets
Balance, January 1, 2012	$1,274
Core deposit intangible acquired in conjunction with the acquisition of VSB	1,273
Amortization expense	(478)
Balance, December 31, 2012	$2,069

Under GAAP, management has up to twelve months following the date of the acquisition to finalize the fair values of acquired assets and liabilities.  The measurement period ends as soon as the Company receives information it was seeking about facts and circumstances that existed as of the acquisition date or learns more information is not obtainable.  Any subsequent adjustments to the fair value of the acquired assets and liabilities, intangible assets or other purchase accounting adjustments will result in adjustments to the goodwill recorded.  The measurement period is limited to one year from the acquisition date.  The goodwill recorded in conjunction with the VSB acquisition is not expected to be deductible for tax purposes.  The following table presents a rollforward of goodwill from the beginning of the year:

Goodwill
Balance, January 1, 2012	$54,890
Goodwill acquired in conjunction with the acquisition of VSB	8,098
Balance, December 31, 2012	$62,988

On January 10, 2013, the Company acquired 100% of the outstanding common and preferred stock of Community Financial Corporation and its wholly owned subsidiary Community Bank (collectively, “Community”).  As a result of this acquisition, the Company acquired eight branches along the I-81 corridor in western Virginia and two branches in Virginia Beach, Virginia.  At the time of closing, Community had total assets of $460 million, loans of $410 million, deposits of $380 million and shareholders’ equity of $53 million.  Community shareholders received 0.1753 shares of City Holding Company common stock for each share of Community Financial Corporation stock, resulting in the issuance of approximately 767,000 shares of City Holding Company common stock valued at approximately $28 million.  The common stock was valued based on the closing price of $36.23 for the Company's common shares on January 9, 2013.

Note Three – Restrictions on Cash and Due From Banks
   City National is required to maintain an average reserve balance with the Federal Reserve Bank of Richmond to compensate for services provided by the Federal Reserve and to meet statutory required reserves for demand deposits. The average amount of the reserve balance for the year ended December 31, 2012 was approximately $16.8 million.

Note Four –Investments
The aggregate carrying and approximate market values of securities follow.  Fair values are based on quoted market prices, where available.  If quoted market prices are not available, fair values are based on quoted market prices of comparable financial instruments.

	December 31, 2012				December 31, 2011
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available-for-sale:
U.S. Treasuries and U.S.
government agencies	$3,792	$96	$-	$3,888	$5,868	$173	$-	$6,041
Obligations of states and
political subdivisions	47,293	1,651	15	48,929	55,262	1,561	21	56,802
Mortgage-backed securities:
U.S. government agencies	279,336	7,231	85	286,482	220,815	6,966	168	227,613
Private label	3,235	37	-	3,272	5,117	45	6	5,156
Trust preferred
securities	15,402	55	2,812	12,645	48,951	941	4,735	45,157
Corporate securities	16,152	207	412	15,947	16,226	160	1,988	14,398
Total Debt Securities	365,210	9,277	3,324	371,163	352,239	9,846	6,918	355,167
Marketable equity securities	3,381	804	-	4,185	4,318	-	465	3,853
Investment funds	1,724	50	-	1,774	1,724	39	-	1,763
Total Securities
Available-for-Sale	$370,315	$10,131	$3,324	$377,122	$358,281	$9,885	$7,383	$360,783

	December 31, 2012				December 31, 2011
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities held-to-maturity
Trust preferred securities	$13,454	$465	$58	$13,861	$23,458	$675	$710	$23,423
Total Securities
Held-to-Maturity	$13,454	$465	$58	$13,861	$23,458	$675	$710	$23,423

Other investment securities:
Non-marketable equity securities	$11,463	$-	$-	$11,463	$11,934	$-	$-	$11,934
Total Other Investment
Securities	$11,463	$-	$-	$11,463	$11,934	$-	$-	$11,934

Securities with limited marketability, such as stock in the Federal Reserve Bank or the Federal Home Loan Bank, are carried at cost and are reported as non-marketable equity securities in the table above.
Certain investment securities owned by the Company were in an unrealized loss position (i.e., amortized cost basis exceeded the estimated fair value of the securities) as of December 31, 2012 and December 31, 2011.  The following table shows the gross unrealized losses and fair value of the Company’s investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2012 and December 31, 2011.

	December 31, 2012
	Less Than Twelve Months		Twelve Months or Greater		Total
(In thousands)	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss

Securities available-for-sale:
Obligations of states and political subdivisions	$1,163	$15	$-	$-	$1,163	$15
Mortgage-backed securities:
U.S. Government agencies	16,225	85	-	-	16,225	85
Trust preferred securities	348	51	5,836	2,761	6,184	2,812
Corporate securities	1,950	49	4,344	363	6,294	412
Total	$19,686	$200	$10,180	$3,124	$29,866	$3,324

Securities held-to-maturity:
Trust preferred securities	$-	$-	$3,380	$58	$3,380	$58
	December 31, 2011
	Less Than Twelve Months		Twelve Months or Greater		Total
(In thousands)	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss

Securities available-for-sale:
Obligations of states and political subdivisions	$992	$11	$394	$10	$1,386	$21
Mortgage-backed securities:
U.S. Government agencies	-	-	4,333	168	4,333	168
Private label	3,236	6	-	-	3,236	6
Trust preferred securities	6,724	520	5,402	4,215	12,126	4,735
Corporate securities	1,791	241	4,941	1,747	6,732	1,988
Marketable equity securities	3,810	465	-	-	3,810	465
Total	$16,553	$1,243	$15,070	$6,140	$31,623	$7,383

Securities held-to-maturity:
Trust preferred securities	$4,823	$212	$8,219	$498	$13,042	$710

Marketable equity securities consist of investments made by the Company in equity positions of various community banks.  Included within this portfolio are meaningful (2-5%) ownership positions in the following community bank holding companies: First National Corporation and First United Corporation.
During the year ended December 31, 2012, the Company recorded $0.6 million in credit-related net investment impairment losses.  The charges deemed to be other-than-temporary were related to pooled bank trust preferred securities with a remaining carrying value of $3.5 million at December 31, 2012.  The credit-related net impairment charges related to the pooled bank trust preferred securities were based on the Company’s quarterly reviews of its investment securities for indications of losses considered to be other-than-temporary.  During 2011, the Company recorded $1.3 million in credit-related net investment impairment losses.  The charges deemed to be other-than-temporary were related to pooled bank trust preferred securities ($0.4 million credit-related net impairment losses for the full year) with a remaining carrying value of $3.4 million at December 31, 2011, and community bank and bank holding company equity positions ($0.9 million credit-related net impairment losses for the full year) with a remaining carrying value of $3.9 million at December 31, 2011.  The credit-related net impairment charges related to the pooled bank trust preferred securities were based on the Company’s quarterly reviews of its investment securities for indications of losses considered to be other-than-temporary.  Based on management’s assessment of the securities the Company owns, the seniority position of the securities within the pools, the level of defaults and deferred payments within the pools, management concluded that credit-related impairment charges of $0.4 million on the pooled bank trust preferred securities were appropriate for the year ending December 31, 2011.  During the year ended December 31, 2011, the Company recognized $0.9 million of credit-related net impairment charges on the Company’s equity positions due to the length of time and extent to which the market value of these securities have been below the Company’s cost basis.  As a result of these factors, the Company does not expect the market value of these securities to recover in the near future.

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other-than-temporary would be reflected in earnings as realized losses.  In estimating other-than-temporary impairment losses, management considers, among other things (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition, capital strength, and near-term (12 months) prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may affect the future earnings potential; (iii) the historical volatility in the market value of the investment and/or the liquidity or illiquidity of the investment; (iv) adverse conditions specifically related to the security, an industry, or a geographic area; or (v) the intent to sell the investment security and if it’s more likely than not that the Company will not have to sell the security before recovery of its cost basis.  In addition, management also employs a continuous monitoring process in regards to its marketable equity securities, specifically its portfolio of regional community bank holdings.  Although the regional community bank stocks that are owned by the Company are publicly traded, the trading activity for these stocks is minimal, with trading volumes of less than 0.1% of each respective company being traded on a daily basis.  As part of management’s review process for these securities, management reviews the financial condition of each respective regional community bank for any indications of financial weakness.
Management has the ability and intent to hold the securities classified as held-to-maturity until they mature, at which time the Company will receive full value for the securities.  Furthermore, as of December 31, 2012, management does not intend to sell an impaired security and it is not more than likely that it will be required to sell the security before the recovery of its amortized cost basis.  The unrealized losses on debt securities are primarily the result of interest rate changes, credit spread widening on agency-issued mortgage related securities, general financial market uncertainty and unprecedented market volatility.  These conditions will not prohibit the Company from receiving its contractual principal and interest payments on its debt securities.  The fair value is expected to recover as the securities approach their maturity date or repricing date.   As of December 31, 2012, management believes the unrealized losses detailed in the table above are temporary and no additional impairment loss has been recognized in the Company’s consolidated income statement.  Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss will be recognized in net income in the period the other-than-temporary impairment is identified, while any noncredit loss will be recognized in other comprehensive income.
At December 31, 2012, the book value of the Company’s five pooled trust preferred securities totaled $6.7 million with a carrying value of $3.5 million.  All of these securities are mezzanine tranches.  Pooled trust preferred securities represent beneficial interests in securitized financial assets that the Company analyzes within the scope of ASC 320, “Investments-Debt and Equity Securities” and are evaluated quarterly for other-than-temporary-impairment (“OTTI”).  Management performs an analysis of OTTI utilizing its internal methodology as described below to estimate expected cash flows to be received in the future.  The Company reviews each of its pooled trust preferred securities to determine if an OTTI charge would be recognized in current earnings in accordance with ASC 320, “Investments-Debt and Equity Securities”.  There is a risk that continued collateral deterioration could cause the Company to recognize additional OTTI charges in earnings in the future.
When evaluating pooled trust preferred securities for OTTI, the Company determines a credit related portion and a noncredit related portion.  The credit related portion is recognized in earnings and represents the difference between the present value of expected future cash flows and the amortized cost basis of the security.  The noncredit related portion is recognized in other comprehensive income, and represents the difference between the book value and the fair value of the security less the amount of the credit related impairment.  The determination of whether it is probable that an adverse change in estimated cash flows has occurred is evaluated by comparing estimated cash flows to those previously projected as further described below.  The Company considers this process to be its primary evidence when determining whether credit related OTTI exists.  The results of these analyses are significantly affected by other variables such as the estimate of future cash flows, credit worthiness of the underlying issuers and determination of the likelihood of defaults of the underlying collateral.

The Company utilizes a third party model to compute the present value of expected cash flows which considers the structure and term of each of the five respective pooled trust preferred securities and the financial condition of the underlying issuers.  Specifically, the third party model details interest rates, principal balances of note classes and underlying issuers, the timing and amount of interest and principal payments of the underlying issuers, and the allocation of the payments to the note classes. The current estimate of expected cash flows is based on the most recent trustee reports and any other relevant market information including announcements of interest payment deferrals or defaults of underlying trust preferred securities. For issuing banks that have defaulted, management generally assumes no recovery. For issuing banks that have deferred its interest payments, management excludes the collateral balance associated with these banks and assumes no recoveries of such collateral balance in the future. The exclusion of such issuing banks in a current deferral position is based on such bank experiencing a certain level of financial difficulty that raises doubt about its ability to satisfy its contractual debt obligation, and accordingly, the Company excludes the associated collateral balance from its estimate of expected cash flows. Other assumptions used in the estimate of expected cash flows include expected future default rates and prepayments. Specifically, the model assumes annual prepayments of 1.0% with 100% at maturity and assumes 150 basis points of additional annual defaults from banks that are currently not in default or deferral.  In addition, the model assumes no recoveries except for one trust preferred security which assumes that one of the banks currently deferring or in default will cure such positions.  Management compares the present value of expected cash flows to those previously projected to determine if an adverse change in cash flows has occurred. If an adverse change in cash flows has occurred, management determines the credit loss to be recognized in the current period and the portion related to noncredit factors to be recognized in other comprehensive income.
The following table presents a progression of the credit loss component of OTTI on debt and equity securities recognized in earnings during the year ended December 31, 2012 and for the year ended December 31, 2011.  The credit loss component represents the difference between the present value of expected future cash flows and the amortized cost basis of the security.  The credit component of OTTI recognized in earnings during a period is presented in two parts based upon whether the credit impairment in the current period is the first time the security was credit impaired (initial credit impairment) or if there is additional credit impairment on a security that was credit impaired in previous periods.

(In thousands)	Debt Securities	Equity Securities	Total

Balance at January 1, 2011	$20,893	$5,130	$26,023
Additions:
Initial credit impairment	-	-	-
Additional credit impairment	355	918	1,273
Deductions:
Called	(638)	-	(638)
Balance December 31, 2011	20,610	6,048	26,658
Additions:
Initial credit impairment	-	-	-
Additional credit impairment	576	-	576
Deductions:
Sold	-	(1,235)	(1,235)
Balance December 31, 2012	$21,186	$4,813	$25,999

   The following table presents additional information about the Company’s trust preferred securities with a credit rating of below investment grade as of December 31, 2012:

(Dollars in thousands)

Deal Name		Type	Class	Original Cost	Amortized Cost	Fair Value	Difference (1)	Lowest Credit Rating	# of issuers currently performing	Actual deferrals/defaults (as a % of original dollar)	Expected deferrals/defaults (as a % of remaining of performing collateral)		Excess Subordination as a Percentage of Current Performing Collateral (4)
		Pooled trust preferred securities:
		Available for Sale:
P1		Pooled	Mezz	$1,115	$451	$248	(203)	Ca	12	22.8%	17.1%	(2)	33.3%
P2		Pooled	Mezz	3,944	1,197	871	(326)	Ca	12	25.9%	18.9%	(2)	8.8%
P3	(5)	Pooled	Mezz	2,962	1,419	367	(1,052)	Caa3	22	24.5%	8.2%	(2)	12.3%
P4	(6)	Pooled	Mezz	4,060	400	348	(52)	Ca	10	19.2%	8.2%	(3)	21.0%
P5		Pooled	Mezz	5,872	826	376	(450)	Ca	14	26.0%	22.0%	(2)	20.8%

		Held-to-Maturity:
P6		Pooled	Mezz	2,158	255	496	241	Ca	12	22.8%	17.1%	(2)	33.3%
P7		Pooled	Mezz	5,237	1,075	1,161	86	Ca	12	25.9%	18.9%	(2)	8.8%

		Single issuer trust preferred securities
		Available for sale:
S1		Single		261	235	174	(61)	NR	1	-	-
S2		Single		1,000	1,000	1,018	18	Ba3	1	-	-

		Held-to-Maturity:
S3		Single		4,000	4,000	4,000	-	NR	1	-	-
S4		Single		3,360	3,094	3,090	(4)	NR	1	-	-
S5		Single		3,564	3,531	3,586	55	NR	1	-	-

(1)
The differences noted consist of unrealized losses recorded at December 31, 2012 and noncredit other-than-temporary impairment losses recorded subsequent to April 1, 2009 that have not been reclassified as credit losses.

(2)
Performing collateral is defined as total collateral minus all collateral that has been called, is currently deferring, or currently in default. This model for this security assumes that all collateral that is currently deferring will default with a zero recovery rate. The underlying issuers can cure, thus this bond could recover at a higher percentage upon default than zero.

(3)
Performing collateral is defined as total collateral minus all collateral that has been called, is currently deferring, or currently in default.  The model for this security assumes that one of the banks that are currently deferring will cure.  If additional underlying issuers cure, this bond could recover at a higher percentage.

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

(5)
Other-than-temporary impairment losses of $11,000 were recognized during the year ended December 31, 2012.  Other-than-temporary impairment losses of $115,000 were recognized during the year ended December 31, 2011.

(6)
Other-than-temporary impairment losses of $565,000 were recognized during the year ended December 31, 2012.  Other-than-temporary impairment losses of $240,000 were recognized during the year ended December 31, 2011.

   The amortized cost and estimated fair value of debt securities at December 31, 2012, by contractual maturity, are shown in the following table.  Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.  Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.
(In thousands)	Cost	Estimated Fair Value
Securities Available-for-Sale
Due in one year or less	6,672	6,705
Due after one year through five years	31,265	31,680
Due after five years through ten years	55,632	57,646
Due after ten years	271,641	275,132
	$365,210	$371,163

Securities Held-to-Maturity
Due in one year or less	-	-
Due after one year through five years	-	-
Due after five years through ten years	-	-
Due after ten years	13,454	13,861
	$13,454	$13,861

   Gross gains and gross losses realized by the Company from investment security transactions are summarized in the table below:

	For the year ended December 31,
(in thousands)	2012	2011	2010

Gross realized gains	1,776	3,763	1,397
Gross realized losses	(246)	(7)	-
Investment security gains (losses)	1,530	3,756	1,397

   The specific identification method is used to determine the cost basis of securities sold.

   The carrying value of securities pledged to secure public deposits and for other purposes as required or permitted by law approximated $228 million and $204 million at December 31, 2012 and December 31, 2011, respectively.

Note Five –Loans
The following summarizes the Company’s major classifications for loans:

( In thousands)	December 31, 2012	December 31, 2011

Residential real estate	$1,031,435	$929,788
Home equity – junior liens	143,110	141,797
Commercial and industrial	108,739	130,899
Commercial real estate	821,970	732,146
Consumer	36,564	35,845
DDA overdrafts	4,551	2,628
Gross loans	2,146,369	1,973,103
Allowance for loan losses	(18,809)	(19,409)
Net loans	$2,127,560	$1,953,694

  Construction loans of $15.4 million and $9.2 million are included within residential real estate loans at December 31, 2012 and December 31, 2011, respectively.  Construction loans of $15.4 million and $20.2 million are included within commercial real estate loans at December 31, 2012 and December 31, 2011, respectively.  The Company’s commercial and residential real estate construction loans are primarily secured by real estate within the Company’s principal markets.  These loans were originated under the Company’s loan policy, which is focused on the risk characteristics of the loan portfolio, including construction loans.  Adequate consideration has been given to these loans in establishing the Company’s allowance for loan losses.

  At December 31, 2012, the outstanding loan balances acquired in the Virginia Savings Bancorp, Inc. acquisition were $66.5 million, including $7.0 million of credit-impaired loans, with a contractual principal and interest balance of $10.8 million.  Changes in the accretable yield and carrying amount for purchased credit-impaired loans for the twelve months ended December 31, 2012 is as follows:

	Accretable Yield	Carrying Amount of Loans
Balance at the beginning of the period	$-	$-
Additions	954	6,640
Accretion	(837)	837
Net reclassifications to accretable from non-accretable	1,714	-
Payments received, net	-	(356)
Disposals	(8)	(103)
Balance at the end of period	$1,823	$7,018

  A reconciliation of the contractual required principal and interest balance to the carrying amount of purchased credit-impaired loans as of December 31, 2012 is as follows:

Contractual required principal and interest	$10,758
Nonaccretable difference	(1,917)
Expected cash flows	8,841
Accretable yield	(1,823)
Carrying balance	$7,018

   Increases in expected cash flow subsequent to the acquisition are recognized prospectively through adjustment of yield on the loans or pools over its remaining life, while decreases in expected cash flows are recognized as impairment through a provision for loan loss and an increase in the allowance for purchased credit-impaired loans.

  The overall improvement in the cash flow expectations on the purchased credit-impaired loans resulted in the reclassification from nonaccretable difference to accretable yield of $1.7 million during the year ended December 31, 2012.  These reclassifications resulted in yield adjustments on these loans on a prospective basis to interest income.

Note Six –Allowance For Loan Losses

Management systematically monitors the loan portfolio and the adequacy of the allowance for loan losses on a quarterly basis to provide for probable losses inherent in the portfolio.  Management assesses the risk in each loan type based on historical trends, the general economic environment of its local markets, individual loan performance and other relevant factors.

Individual credits are selected throughout the year for detailed loan reviews, which are utilized by management to assess the risk in the portfolio and the adequacy of the allowance.  Due to the nature of commercial lending, evaluation of the adequacy of the allowance as it relates to these types of loan types is often based more upon specific credit reviews, with consideration given to the potential impairment of certain credits and historical loss rates, adjusted for economic conditions and other inherent risk factors.

A loan acquired and accounted for under ASC Topic 310-30 is reported as an accruing loan and a performing asset.

The following summarizes the activity in the allowance for loan loss, by portfolio segment, for the year ended December 31, 2012 and 2011.  The following also presents the balance in the allowance for loan loss disaggregated on the basis of the Company’s impairment measurement method and the related recorded investment in loans, by portfolio segment, as of December 31, 2012 and December 31, 2011.

(In thousands)	Commercial and industrial	Commercial real estate	Residential real estate	Home equity	Consumer	DDA overdrafts	Total
December 31, 2012:
Allowance for loan loss
Beginning balance	$590	$11,666	$4,839	$1,525	$88	$701	$19,409
Charge-offs	226	4,604	1,030	1,355	190	1,522	8,927
Recoveries	32	289	22	18	135	1,456	1,952
Provision	102	3,089	1,398	1,511	48	227	6,375
Ending balance	$498	$10,440	$5,229	$1,699	$81	$862	$18,809

December 31, 2011:
Allowance for loan loss
Beginning balance	$1,864	$8,488	$5,337	$1,452	$95	$988	$18,224
Charge-offs	522	1,989	1,367	1,089	164	1,712	6,843
Recoveries	23	1,981	29	7	136	1,252	3,428
Provision	(775)	3,186	840	1,155	21	173	4,600
Ending balance	$590	$11,666	$4,839	$1,525	$88	$701	$19,409

As of December 31, 2012:
Allowance for loan loss
Evaluated for impairment:
Individually	$-	$-	$-	$-	$-	$-	$-
Collectively	498	10,440	5,229	1,699	81	862	18,809
Acquired with deteriorated
credit quality	-	-	-	-	-	-	-
Total	$498	$10,440	$5,229	$1,699	$81	$862	$18,809

Loans
Evaluated for impairment:
Individually	$-	$9,912	$469	$298	$-	$-	$10,679
Collectively	108,739	805,365	1,030,840	142,724	36,453	4,551	2,128,672
Acquired with deteriorated
credit quality	-	6,693	126	88	111	-	7,018
Total	$108,739	$821,970	$1,031,435	$143,110	$36,564	$4,551	$2,146,369

As of December 31, 2011:
Allowance for loan loss
Evaluated for impairment:
Individually	$-	$2,666	$-	$-	$-	$-	$2,666
Collectively	590	9,000	4,839	1,525	88	701	16,743
Total	$590	$11,666	$4,839	$1,525	$88	$701	$19,409

Loans
Evaluated for impairment:
Individually	$81	$15,311	$476	$298	$-	$-	$16,166
Collectively	130,818	716,835	929,312	141,499	35,845	2,628	1,956,937
Total	$130,899	$732,146	$929,788	$141,797	$35,845	$2,628	$1,973,103

Credit Quality Indicators

All commercial loans within the portfolio are subject to internal risk grading.  All non-commercial loans are evaluated based on payment history.  The Company’s internal risk ratings for commercial loans are:  Exceptional, Good, Acceptable, Pass/Watch, Special Mention, Substandard and Doubtful.  Each internal risk rating is defined in the loan policy using the following criteria:  balance sheet yields, ratios and leverage, cash flow spread and coverage, prior history, capability of management, market position/industry, potential impact of changing economic, legal, regulatory or environmental conditions, purpose structure, collateral support, and guarantor support.  Risk grades are generally assigned by the primary lending officer and are periodically evaluated by the Company’s internal loan review process.  Based on an individual loan’s risk grade, estimated loss percentages are applied to the outstanding balance of the loan to determine the amount of probable loss.
The Company categorizes loans into risk categories based on relevant information regarding the customer’s debt service ability, capacity, overall collateral position along with other economic trends, and historical payment performance.  The risk grades for each credit are updated when the Company receives current financial information, the loan is reviewed by the Company’s internal loan review/credit administration departments, or the loan becomes delinquent or impaired.  The risk grades are updated a minimum of annually for loans rated exceptional, good, acceptable, or pass/watch.  Loans rated special mention, substandard or doubtful are reviewed at least quarterly.  The Company uses the following definitions for its risk ratings:
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

Substandard
Loans classified as substandard reflect a customer with a well defined weakness that jeopardizes the liquidation of the debt.  Loans in this category have the possibility that the bank will sustain some loss if the deficiencies are not corrected and the bank’s collateral value is weakened by the financial deterioration of the borrower.

Doubtful
Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristics that make collection of the full contract amount highly improbable.  Loans rated in this category are most likely to cause the bank to have a loss due to a collateral shortfall or a negative capital position.

The following presents loans by the Company’s credit quality indicators, by class, as of December 31, 2012 and December 31, 2011:
(In thousands)	Commercial and industrial	Commercial real estate	Residential real estate	Home equity	Consumer	DDA overdrafts	Total
December 31, 2012:
Risk Grade
Exceptional	$3,355	$1,795	-	-	-	-	$5,150
Good	5,951	108,944	-	-	-	-	114,895
Acceptable	73,566	491,558	-	-	-	-	565,124
Pass/watch	22,818	169,320	-	-	-	-	192,138
Special mention	878	15,015	-	-	-	-	15,893
Substandard	2,171	35,338	-	-	-	-	37,509
Doubtful	-	-	-	-	-	-	-
Total	$108,739	$821,970					930,709

Payment Activity
Performing			1,029,142	141,961	36,564	4,548	$1,212,215
Non-performing			2,293	1,149	-	3	3,445
Total			$1,031,435	$143,110	$36,564	$4,551	$2,146,369

December 31, 2011:
Risk Grade
Exceptional	$4,220	$42	-	-	-	-	$4,262
Good	6,728	107,718	-	-	-	-	114,446
Acceptable	93,077	411,721	-	-	-	-	504,798
Pass/watch	25,246	161,598	-	-	-	-	186,844
Special mention	470	16,802	-	-	-	-	17,272
Substandard	1,037	34,265	-	-	-	-	35,302
Doubtful	121	-	-	-	-	-	121
Total	$130,899	$732,146					863,045

Payment Activity
Performing			$928,789	$139,996	$35,845	$2,616	$1,107,246
Non-performing			999	1,801	-	12	2,812
Total			$929,788	$141,797	$35,845	$2,628	$1,973,103

Aging Analysis of Accruing and Non-Accruing Loans

Interest income on loans is accrued and credited to operations based upon the principal amount outstanding, using methods that generally result in level rates of return.  Loan origination fees, and certain direct costs, are deferred and amortized as an adjustment to the yield over the term of the loan.  The accrual of interest generally is discontinued when a loan becomes 90 days past due as to principal or interest for all loan types.  However, any loan may be placed on non-accrual if the Company receives information that indicates a borrower is unable to meet the contractual terms of their respective loan agreement.  Other indicators considered for placing a loan on non-accrual status include the borrower’s involvement in bankruptcies, foreclosures, repossessions, litigation and any other situation resulting in doubt as to whether full collection of contractual principal and interest is attainable.  When interest accruals are discontinued, unpaid interest recognized in income in the current year is reversed, and interest accrued in prior years is charged to the allowance for loan losses.  Management may elect to continue the accrual of interest when the net realizable value of collateral exceeds the principal balance and related accrued interest, and the loan is in the process of collection.

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

Generally, all loan types are considered past due when the contractual terms of a loan are not met and the borrower is 30 days or more past due on a payment.  Furthermore, residential and home equity loans are generally subject to charge-off when the loan becomes 120 days past due, depending on the estimated fair value of the collateral less cost to dispose, versus the outstanding loan balance.  Unsecured commercial loans are generally charged off when the loan becomes 120 days past due.  Secured commercial loans are generally charged off when the loan becomes 120 days past due and open-end consumer loans are generally charged off when the loan becomes 180 days past due.

The following presents an aging analysis of the Company’s accruing and non-accruing loans, by class, as of December 31, 2012 and December 31, 2011:

(In thousands)	Commercial and industrial	Commercial real estate	Residential real estate	Home equity	Consumer	DDA overdrafts	Total
December 31, 2012:
30 – 59 days past due	$260	$442	$4,910	$2,379	$113	$270	$8,374
60 – 89 days past due	236	246	599	477	8	8	1,574
Over 90 days past due	-	1	239	37	-	3	280
Non-accrual	1,102	17,667	2,054	1,112	-	-	21,935
	1,598	18,356	7,802	4,005	121	281	32,163
Current	107,141	803,614	1,023,633	139,105	36,443	4,270	2,114,206
Total	$108,739	$821,970	$1,031,435	$143,110	$36,564	$4,551	$2,146,369

December 31, 2011:
30 – 59 days past due	$1,243	$576	$4,912	$1,906	$133	$883	$9,653
60 – 89 days past due	-	2,839	408	228	5	14	3,494
Over 90 days past due	-	-	42	112	-	12	166
Non-accrual	375	18,930	957	1,689	-	-	21,951
	1,618	22,345	6,319	3,935	138	909	35,264
Current	129,281	709,801	923,469	137,862	35,707	1,719	1,937,839
Total	$130,899	$732,146	$929,788	$141,797	$35,845	$2,628	$1,973,103

The following presents the Company’s impaired loans, by class, as of December 31, 2012 and December 31, 2011:

(In thousands)	Commercial and industrial	Commercial real estate	Residential real estate	Home equity	Consumer	DDA overdrafts	Total
December 31, 2012:
With no related allowance recorded
Recorded investment	$-	$9,912	$469	$298	$-	$-	$10,679
Unpaid principal balance	-	14,781	469	298	-	-	15,548

With an allowance recorded
Recorded investment	$-	$-	$-	$-	$-	$-	$-
Unpaid principal balance	-	-	-	-	-	-	-
Related allowance	-	-	-	-	-	-	-

December 31, 2011:
With no related allowance recorded
Recorded investment	$81	$1,985	$476	$298	$-	$-	$2,840
Unpaid principal balance	81	4,722	476	298	-	-	5,577

With an allowance recorded
Recorded investment	$-	$13,326	$-	$-	$-	$-	$13,326
Unpaid principal balance	-	13,326	-	-	-	-	13,326
Related allowance	-	2,666	-	-	-	-	2,666

The following table presents information related to the average recorded investment and interest income recognized on the Company’s impaired loans, by class, for the year ended December 31, 2012 and 2011:

(In thousands)	Commercial and industrial	Commercial real estate	Residential real estate	Home equity	Consumer	DDA overdrafts	Total
December 31, 2012:
With no related allowance recorded
Average recorded investment	$-	$13,124	$-	$-	$-	$-	$13,124
Interest income recognized	-	-	-	-	-	-	-

With an allowance recorded
Average recorded investment	$-	$-	$-	$-	$-	$-	$-
Interest income recognized	-	-	-	-	-	-	-

December 31, 2011:
With no related allowance recorded
Average recorded investment	$81	$4,215	$476	$298	$-	$-	$5,070
Interest income recognized	-	-	-	-	-	-	-

With an allowance recorded
Average recorded investment	$-	$14,428	$-	$-	$-	$-	$14,428
Interest income recognized	-	-	-	-	-	-	-

On non-accrual and impaired loans, approximately $1.0 million, $0.8 million and $0.5 million of interest income would have been recognized during the year ended December 31, 2012, 2011 and 2010, respectively, if such loans had been current in accordance with their original terms.  There were no commitments to provide additional funds on non-accrual, impaired or other potential problem loans at December 31, 2012.

Loan Modifications

The Company’s policy on loan modifications typically does not allow for modifications that would be considered a concession from the Company.  However, when there is a modification, the Company evaluates each modification to determine if the modification constitutes a troubled debt restructuring (“TDR”) in accordance with ASU 2011-02, whereby a modification of a loan would be considered a TDR when both of the following conditions are met: (1) a borrower is experiencing financial difficulty and (2) the modification constitutes a concession.  When determining whether the borrower is experiencing financial difficulties, the Company reviews whether the debtor is currently in payment default on any of its debt or whether it is probable that the debtor would be in payment default in the foreseeable future without the modification.  Other indicators of financial difficulty include whether the debtor has declared or is in the process of declaring bankruptcy, the debtor’s ability to continue as a going concern, or the debtor’s projected cash flow to service its debt (including principal and interest) in accordance with the contractual terms for the foreseeable future, without a modification.

During the third quarter of 2012, regulatory guidance was clarified to require loans to be accounted for as collateral-dependent loans when borrowers have filed Chapter 7 bankruptcy, the debt has been discharged by the bankruptcy court and the borrower has not reaffirmed the debt.  The filing of bankruptcy is deemed to be evidence that the borrower is in financial difficulty and the discharge of the debt by the bankruptcy court is deemed to be a concession granted to the borrower.  The impact on the allowance for loan losses of this reclassification was insignificant.  Prior to this reclassification, the Company's TDRs were insignificant.
The following tables set forth the Company’s TDRs at December 31, 2012:

	December 31, 2012
(In thousands)	Accruing	Non-Accruing	Total

Commercial and industrial	$101	$-	$101
Commercial real estate	734	-	734
Residential real estate	15,083	162	15,245
Home equity	7,068	418	7,486
Consumer	142	-	142
	$23,128	$580	$23,708

	New TDRs
	For the year ended December 31, 2012
		Pre-modification	Post-modification
	Number of	Outstanding	Outstanding
(In thousands)	Contracts	Recorded Investment	Recorded Investment

Commercial and industrial	1	$101	$101
Commercial real estate	1	184	179
Residential real estate	7	899	899
Home equity	15	973	973
Consumer	1	142	142
	25	$2,299	$2,294

Note Seven – Previously Securitized Loans
Between 1997 and 1999, the Company completed six securitization transactions involving approximately $760 million in 125% of fixed rate, junior-lien underlying mortgages.  The Company retained a financial interest in each of the securitizations until 2004.  Principal amounts owed to investors were evidenced by securities (“Notes”).  During 2003 and 2004, the Company exercised its early redemption options on each of those securitizations.  Once the Notes were redeemed, the Company became the beneficial owner of the mortgage loans and recorded the loans as assets of the Company within the loan portfolio.
As the Company redeemed the outstanding Notes, no gain or loss was recognized in the Company’s financial statements and the remaining mortgage loans were recorded in the Company’s loan portfolio as “previously securitized loans,” at the lower of carrying value or fair value.  Because the carrying value of the mortgage loans incorporated assumptions for expected prepayment and default rates, the carrying value of the loans was generally less than the actual outstanding contractual balance of the loans.  As of December 31, 2012, there was no carrying value remaining on these loans; while the actual contractual balance of these loans was $7.8 million.  During the years ended December 31, 2012, 2011 and 2010, the Company recognized $3.3 million, $3.1 million and $4.0 million, respectively, of interest income from its previously securitized loans.

Note Eight – Premises and Equipment
A summary of premises and equipment and related accumulated depreciation as of December 31st is summarized as follows:

( In thousands)	Estimated Useful Life	2012	2011

Land		$29,383	$25,065
Buildings and improvements	10 to 30 yrs.	76,892	72,940
Equipment	3 to 7 yrs.	38,539	35,159
		144,814	133,164
Less: accumulated depreciation		(72,086)	(68,552)
		$72,728	$64,612

Note Nine – Goodwill and Other Intangible Assets
The amount of goodwill approximated $63.0 million and $54.9 million at December 31, 2012 and 2011, respectively.  The Company completed its annual assessment of the carrying value of goodwill during 2012 and concluded that its carrying value was not impaired.
The following table summarizes core deposit intangibles as of December 31, 2012 and 2011, which are subject to amortization:

( In thousands)	2012	2011

Gross carrying amount	$5,677	$4,404
Accumulated amortization	(3,608)	(3,130)
	$2,069	$1,274

During 2012, 2011 and 2010, the Company recognized pre-tax amortization expense of $0.5 million, $0.4 million and $0.4 million, respectively, associated with its core deposit intangible assets.  The estimated amortization expense for core deposit intangible assets for each of the next five years is as follows:

( In thousands)

2013	$520
2014	501
2015	285
2016	134
2017	129
Thereafter	500
$2,069

Note Ten – Scheduled Maturities of Time Deposits
Scheduled maturities of time deposits outstanding at December 31, 2012 are summarized as follows:

( In thousands)

2013	$513,640
2014	204,104
2015	88,316
2016	85,381
2017	26,882
Over five years	1,023
$919,346

Scheduled maturities of time deposits of $100,000 or more outstanding at December 31st, are summarized as follows:

( In thousands)	2012	2011

Within one year	$166,285	$149,677
Over one through two years	58,320	52,961
Over two through three years	28,490	31,869
Over three through four years	39,004	15,655
Over four through five years	9,704	25,244
Over five years	-	343
	$301,803	$275,749

Note Eleven – Short-Term Debt
A summary of short-term borrowings are as follows:

(dollars in thousands)	2012	2011	2010

Balance at end of year:
Securities repurchase agreements	114,646	114,050	112,335
Federal Funds purchased	-	75,000	-
FHLB advances	-	-	375
Total	114,646	189,050	112,710

Avg. outstanding during the year:
Securities repurchase agreements	121,270	122,693	110,891
Federal Funds purchased	510	576	-
FHLB advances	-	300	1,684

Max. outstanding at any month end:
Securities repurchase agreements	131,971	139,607	119,174
Federal Funds purchased	-	75,000	-
FHLB advances	-	367	2,000

Weighted-average interest rate:
During the year:
Securities repurchase agreements	0.26%	0.25%	0.25%
Federal Funds purchased	0.28%	0.28%	-
FHLB advances	-	4.36%	4.93%
End of the year:
Securities repurchase agreements	0.26%	0.25%	0.25%
Federal Funds purchased	0.28%	0.28%	-
FHLB advances	-	-	4.38%

Through City National, the Company has purchased 46,508 shares of Federal Home Loan Bank (“FHLB”) stock at par value as of December 31, 2012. Such purchases are required based on City National’s maximum borrowing capacity with the FHLB.  Additionally, FHLB stock entitles the Company to dividends declared by the FHLB and provides an additional source of short-term and long-term funding, in the form of collateralized advances. Financing obtained from the FHLB is based, in part, on the amount of qualifying collateral available, specifically 1-4 family residential mortgages, other residential mortgages, and commercial real estate and other non-residential mortgage loans. At December 31, 2012 and 2011, collateral pledged to the FHLB included approximately $1.5 billion and $1.2 billion, respectively, in investment securities and one-to-four-family residential property loans.  Therefore, in addition to the short-term financing discussed above and long-term financing (see Note Twelve), at December 31, 2012 and 2011, City National had an additional $1.05 billion and $0.77 billion, respectively, available from unused portions of lines of credit with the FHLB and other financial institutions.

Note Twelve – Long-Term Debt
The components of long-term debt are summarized below:

( In thousands)	2012	2011

Junior subordinated debentures owed to City Holding Capital Trust III, due 2038, interest at a rate of 3.89% and 3.85%, respectively	$16,495	$16,495

The Company formed a statutory business trust, City Holding Capital Trust III (“Capital Trust III”), under the laws of Delaware.  Capital Trust III was created for the exclusive purpose of (i) issuing trust-preferred capital securities (“Capital Securities”), which represent preferred undivided beneficial interests in the assets of the trust, (ii) using the proceeds from the sale of the Capital Securities to acquire junior subordinated debentures (“Debentures”) issued by the Company, and (iii) engaging in only those activities necessary or incidental thereto.  The trust is considered a variable interest entity for which the Company is not the primary beneficiary.  Accordingly, the accounts of the trusts are not included in the Company’s consolidated financial statements.
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

Note Thirteen – Derivative Instruments
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
As of December 31, 2012 and December 31, 2011, the Company has derivative financial instruments not included in hedge relationships.  These derivatives consist of interest rate swaps used for interest rate management purposes and derivatives executed with commercial banking customers to facilitate their interest rate management strategies.
The following table summarizes the fair value of these derivative instruments at December 31, 2012 and December 31, 2011:

	2012	2011

Fair Value:
Other Assets	$14,012	$11,541
Other Liabilities	14,012	11,541

The following table summarizes the change in fair value of these derivative instruments for the years ended December 31, 2012, 2011 and 2010:

	Year Ended December 31,
	2012	2011	2010

Change in Fair Value:
Other income - derivative asset	$1,921	8,241	1,479
Other income - derivative liability	(1,921)	(8,241)	(1,479)

Note Fourteen – Income Taxes
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows at December 31:

(in thousands)	2012	2011

Deferred tax assets:
Previously securitized loans	$5,921	$6,669
Allowance for loan losses	7,100	7,310
Deferred compensation payable	2,812	2,932
Underfunded pension liability	3,029	2,874
Accrued expenses	1,869	1,729
Impaired assets	1,086	1,362
Impaired security losses	9,814	10,386
Intangible assets	2,928	-
Other	2,963	2,752
Total Deferred Tax Assets	37,522	36,014
Deferred tax liabilities:
Intangible assets	-	925
Unrealized securities gains	2,145	495
Other	2,640	2,375
Total Deferred Tax Liabilities	4,785	3,795
Net Deferred Tax Assets	$32,737	$32,219

No valuation allowance for deferred tax assets was recorded at December 31, 2012 and 2011 as the Company believes it is more likely than not that all of the deferred tax assets will be realized because they were supported by recoverable taxes paid in prior years.

Significant components of the provision for income taxes are as follows:

(in thousands)	2012	2011	2010

Current:
Federal	15,509	20,052	17,147
State	2,259	2,809	2,541
Total current	17,768	22,861	19,688

Total deferred	2,530	(2,290)	(1,235)
Income tax expense	20,298	20,571	18,453

A reconciliation of the significant differences between the federal statutory income tax rate and the Company’s effective income tax rate is as follows:

(in thousands)	2012	2011	2010

Computed federal taxes at statutory rate	20,735	21,437	20,096
State income taxes, net of federal tax benefit	1,591	1,654	1,586
Tax effects of:
Tax-exempt interest income	(712)	(785)	(804)
Bank-owned life insurance	(1,044)	(1,172)	(1,269)
Tax reserve adjustment	8	(70)	(85)
Other items, net	(280)	(493)	(1,071)
Income tax expense	20,298	20,571	18,453

The entire amount of the Company’s unrecognized tax benefits if recognized, would favorably affect the Company’s effective tax rate.   The Company is unable to estimate the range of possible changes in the amounts of unrecognized tax positions that could occur over the next 12 months.  A reconciliation of the beginning and ending balance of unrecognized tax benefits for the years ended December 31, 2012 and 2011 is as follows:

(in thousands)	2012	2011

Balance at January 1,	3,649	3,645
Additions for current year tax positions	727	866
Additions for prior year tax positions	-	-
Decreases for prior year tax positions	-	(862)
Decreases for settlements with tax authorities	-	-
Decreases related to lapse of applicable statute of limitation	-	-
Balance at December 31	4,376	3,649

Interest and penalties on income tax uncertainties are included in income tax expense.  During 2012, 2011, and 2010, the provision related to interest and penalties was $0.2 million, $0.1 million, and $0.1 million, respectively.  The balance of accrued interest and penalties at December 31, 2012 and 2011 was $0.3 million and $0.1 million, respectively.
The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2009 through 2011. The Company and its subsidiaries state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2009 through 2011.

Note Fifteen – Employee Benefit Plans
During 2003, shareholders approved the City Holding Company 2003 Incentive Plan (“the Plan”).  Employees, directors and individuals who provide service to the Company (collectively, “Plan Participants”) are eligible to participate in the Plan.  Pursuant to terms of the Plan, the Compensation Committee of the Board of Directors, or its delegate, may, from time-to-time, grant stock options, stock appreciation rights (“SARs”), or stock awards to Plan Participants.  A maximum of 1,000,000 shares of the Company’s common stock may be issued upon the exercise of stock options, SARs and stock awards, but no more than 350,000 shares of common stock may be issued as stock awards.  These limitations may be adjusted in the event of a change in the number of outstanding shares of common stock by reason of a stock dividend, stock split or other similar event.  Specific terms of options and SARs awarded, including vesting periods, exercise prices (stock price at date of grant) and expiration dates are determined at the date of grant and are evidenced by agreements between the Company and the awardee.  The exercise price of the option grants equals the market price of the Company’s stock on the date of grant.  All incentive stock options and SARs will be exercisable up to ten years from the date granted and all options and SARs are exercisable for the period specified in the individual agreement.  As of December 31, 2012, 396,126 stock options had been awarded pursuant to the terms of the Plan and 152,911 stock awards had been awarded.
Each award from the Plan is evidenced by an award agreement that specifies the option price, the duration of the option, the number of shares to which the option pertains, and such other provisions as the Compensation Committee, or its delegate, determines.  The option price for each grant is equal to the fair market value of a share of the Company’s common stock on the date of the grant.  Options granted expire at such time as the Compensation Committee, or its delegate, determines at the date of the grant and in no event does the exercise period exceed a maximum of ten years.  Upon a change-in-control of the Company, as defined in the Plan, all outstanding options and awards shall immediately vest.

Stock Options
A summary of the Company’s stock option activity and related information is presented below for the years ended December 31:

	2012		2011		2010
	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price

Outstanding at January 1	293,817	$33.95	287,393	$33.64	280,605	$33.56
Granted	16,876	35.39	16,000	35.09	15,500	32.09
Exercised	(18,899)	28.78	(9,576)	26.63	(7,962)	27.81
Forfeited	(2,250)	33.28	-	-	(750)	33.54
Outstanding at December 31	289,544	34.38	293,817	33.95	287,393	33.64

Exercisable at end of year	183,584	34.70	185,317	33.70	178,393	32.75

Nonvested at beginning of year	108,500	34.38	109,000	35.10	111,375	35.01
Granted during the year	16,876	35.39	16,000	35.09	15,500	32.09
Vested during the year	(18,166)	38.87	(16,500)	39.34	(17,625)	31.88
Forfeited during the year	(1,250)	30.38	-	-	(250)	33.54
Nonvested at end of eyar	105,960	$33.81	108,500	$34.38	109,000	$35.10

     Additional information regarding stock options outstanding and exercisable at December 31, 2012, is provided in the following table:

Ranges of Exercise Prices	No. of Options Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Months)	Aggregate Intrinsic Value (in thousands)	No. of Options Currently Exercisable	Weighted-Average Exercise Price of Options Currently Exercisable	Weighted-Average Remaining Contractual Life (Months)	Aggregate Intrinsic Value of Options Currently Exercisable (in thousands)
$26.62 - $33.90	165,168	31.87	40	$491	114,584	$32.65	23	$252
$35.09 - $40.88	124,376	37.70	62	-	69,000	38.11	43	-
	289,544			$491	183,584			$252

Proceeds from stock option exercises were $0.5 million in 2012, $0.3 million in 2011, and $0.2 million in 2010. Shares issued in connection with stock option exercises are issued from available treasury shares. If no treasury shares are available, new shares are issued from available authorized shares. During 2012, 2011 and 2010, all shares issued in connection with stock option exercises and restricted stock awards were issued from available treasury stock.
The total intrinsic value of stock options exercised was $0.1 million in 2012 and less than $0.1 million in each of 2011 and 2010, respectively.
Stock-based compensation expense totaled $0.2 million, $0.2 million and $0.3 million in 2012, 2011 and 2010.  The total income tax benefit recognized in the accompanying consolidated statements of income related to stock-based compensation was less than $0.1 million in 2012, 2011 and 2010.  Unrecognized stock-based compensation expense related to stock options approximated $0.4 million at December 31, 2012. At such date, the weighted-average period over which this unrecognized expense was expected to be recognized was 1.6 years.
The fair value of the options is estimated at the date of grant using a Black-Scholes option-pricing model.   The following weighted average assumptions were used to estimate the fair value of options granted during the years ended December 31:
	2012	2011	2010

Risk-free interest rate	2.51%	3.07%	3.24%
Expected dividend yield	3.90%	3.88%	4.24%
Volatility factor	48.40%	41.12%	42.70%
Expected life of option	5.0 years	8.0 years	8.0 years

Restricted Shares
The Company measures compensation expense with respect to restricted shares in an amount equal to the fair value of the common stock covered by each award on the date of grant. The restricted shares awarded become fully vested after various periods of continued employment from the respective dates of grant. The Company is entitled to an income tax deduction in an amount equal to the taxable income reported by the holders of the restricted shares when the restrictions are released and the shares are issued. Compensation is  charged to expense over the respective vesting periods.
Restricted shares are forfeited if officers and employees terminate prior to the lapsing of restrictions. The Company records forfeitures of restricted stock as treasury share repurchases and any compensation cost previously recognized is reversed in the period of forfeiture.  Recipients of restricted shares do not pay any cash consideration to the Company for the shares, have the right to vote all shares subject to such grant and receive all dividends with respect to such shares, whether or not the shares have vested.  Stock-based compensation expense related to restricted shares was approximately $0.6 million, $0.6 million and $0.5 million for the years ended December 31, 2012, 2011 and 2010, respectively.  Unrecognized stock-based compensation expense related to non-vested restricted shares was $2.2 million at December 31, 2012. At December 31, 2012, this unrecognized expense is expected to be recognized over 4.4 years based on the weighted average-life of the restricted shares.

A summary of the Company’s restricted shares activity and related information is presented below for the years ended December 31:

	2012		2011		2010
	Restricted Awards	Average Market Price at Grant	Restricted Awards	Average Market Price at Grant	Restricted Awards	Average Market Price at Grant

Outstanding at January 1	108,209		96,060		88,109
Granted	23,336	$34.94	14,050	$35.08	13,750	$31.47
Forfeited/Vested	(14,834)		(1,901)		(5,799)
Outstanding at December 31	116,711		108,209		96,060

Benefit Plans

The Company provides retirement benefits to its employees through the City Holding Company 401(k) Plan and Trust (“the 401(k) Plan”), which is intended to be compliant with Employee Retirement Income Security Act (ERISA) section 404(c). The Company’s total expense associated with the retirement benefit plan approximated $0.6 million in 2012, 2011 and 2010.  The total number of shares of the Company’s common stock held by the 401(k) Plan as of December 31, 2012 and 2011is 293,703 and 294,022, respectively.
The Company also maintains a defined benefit pension plan (“the Defined Benefit Plan”). The Defined Benefit Plan was frozen in 1999 subsequent to the Company’s acquisition of the plan sponsor. The Defined Benefit Plan maintains a December 31 year-end for purposes of computing its benefit obligations.
Primarily as a result of the interest rate environment over the past two years, the benefit obligation exceeded the estimated fair value of plan assets as of December 31, 2012 and December 31, 2011. The Company has recorded a pension liability of $4.2 million and $4.0 million as of December 31, 2012 and 2011, included within Other Liabilities within the Consolidated Balance Sheets, and a $5.0 million and $4.7 million, net of tax, underfunded pension liability in Accumulated Other Comprehensive Income within Shareholders’ Equity at December 31, 2012 and 2011, respectively. The following table summarizes activity within the Defined Benefit Plan in 2012 and 2011:

	Pension Benefits
(in thousands)	2012	2011

Change in fair value of plan assets:
Fair value at beginning of measurement period	$8,952	$9,668
Actual gain (loss) on plan assets	734	(379)
Contributions	736	400
Benefits paid	(759)	(737)
Fair value at end of measurement period	9,663	8,952

Change in benefit obligation:
Benefit obligation at beginning of measurement period	(12,943)	(12,202)
Interest cost	(635)	(650)
Actuarial loss	(1,008)	(828)
Benefits paid	759	737
Benefit obligation at end of measurement period	(13,827)	(12,943)
Funded status	(4,164)	(3,991)

Unrecognized net actuarial gain	8,024	7,637
Other comprehensive loss	(8,024)	(7,637)
Accrued Benefit Cost	$(4,164)	$(3,991)

Weighted-average assumptions for balance sheet liability at end of year:
Discount rate	4.31%	5.06%
Expected long-term rate of return	7.46%	8.00%

Weighted-average assumptions for benefit cost at beginning of year:
Discount rate	5.06%	5.50%
Expected long-term rate of return	8.00%	8.00%

The following table presents the components of the net periodic pension cost of the Defined Benefit Plan:

	Pension Benefits
(in thousands)	2012	2011	2010

Components of net periodic benefit:
Interest cost	$635	$650	$674
Expected return on plan assets	(810)	(811)	(812)
Net amortization and deferral	696	547	370
Net Periodic Pension Cost	$521	$386	$232

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
The expected long-term rate of return for the plan’s assets is based on the expected return of each of the categories, weighted based on the median of the target allocation for each class, noted in the table below. The target, allowable, and current allocation percentages of plan assets are as follows:

	Target	Allowable-	Percentage of Plan Assets
	Allocation	Allocation	At December 31
	2012	Range	2012	2011

Equity securities	60%	40-80%	39%	54%
Debt securities	30%	20-40%	36%	35%
Other	10%	3-10%	25%	11%
Total			100%	100%

The major categories of assets in the Company’s Defined Benefit Plan as of year-end are presented in the following table.  Assets are segregated by the level of the valuation inputs within the fair value hierarchy established by ASC Topic 820 utilized to measure fair value (See Note Twenty).

(in thousands)	Total	Level 1	Level 2	Level 3
2012
Cash and cash equivalents	$2,023	$2,023	$-	$-
Mutual funds	2,220	1,139	1,081	-
Common stocks	3,034	2,552	482	-
Mortgage-backed securities	524	-	524	-
Government and GSE bonds	1,344	-	1,344	-
Corporate Bonds	518	-	518	-
Total	$9,663	$5,714	$3,949	$-

2011
Cash and cash equivalents	$430	$430	$-	$-
Mutual funds	2,075	1,062	1,013	-
Common stocks	4,320	3,879	441	-
Mortgage-backed securities	445	-	445	-
Government and GSE bonds	1,242	-	1,242	-
Corporate Bonds	440	-	440	-
Total	$8,952	$5,371	$3,581	$-

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
The Company anticipates making contributions to the plan of $0.5 million for the year ending December 31, 2013. The following table summarizes the expected benefits to be paid in each of the next five years and in the aggregate for the five years thereafter:

Plan Year Ending December 31	Expected Benefits to be Paid
(in thousands)

2013	$836
2014	839
2015	845
2016	853
2017	860
2018 through 2022	4,411

In addition, the Company and its subsidiary participate in the Pentegra multi-employer pension plan (the “multi-employer plan”).  This non-contributory defined benefit plan covers current and former employees of Classic Bancshares (acquired by the Company during 2005). It is the policy of the Company to fund the normal cost of the multiemployer plan on an annual basis.  Other than for normal plan expenses, no contributions were required for the years ended December 31, 2012 and 2011.  The benefits of the multi-employer plan were frozen prior to the acquisition of Classic Bancshares in 2005, and it is the intention of the Company to fund benefit amounts when assets of the plan are sufficient.
The Company has entered into employment contracts with certain of its current and former executive officers. The employment contracts provide for, among other things, the payment of termination compensation in the event an executive officer either voluntarily or involuntarily terminates his employment with the Company for other than “Just Cause.” The cost of these benefits was accrued over the four-year service period for each executive and is included in Other Liabilities within the Consolidated Balance Sheets. The liability was $2.0 million at both December 31, 2012 and 2011. No charge to operations was incurred for the years ended December 31, 2012 and December 31, 2011.

Certain entities previously acquired by the Company had entered into individual deferred compensation and supplemental retirement agreements with certain current and former directors and officers. The Company has assumed the liabilities associated with these agreements, the cost of which is being accrued over the period of active service from the date of the respective agreement. The cost of such agreements approximated $0.2 million during 2012, 2011, and 2010, respectively. The liability for such agreements approximated $3.9 million and $4.2 million at December 31, 2012 and December 31, 2011, respectively and is included within Other Liabilities in the accompanying Consolidated Balance Sheets.
To assist in funding the above liabilities, the acquired entities had insured the lives of certain current and former directors and officers. The Company is the current owner and beneficiary of insurance policies with a cash surrender value approximating $7.4 million and $7.3 million at December 31, 2012 and 2011, respectively, which is included in Other Assets in the accompanying Consolidated Balance Sheets.

Note Sixteen – Related Party Transactions
City National has granted loans to certain non-executive officers and directors of the Company and its subsidiaries, and to their associates totaling $16.7 million at December 31, 2012 and $34.7 million at December 31, 2011. The loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with third-party lending arrangements.  During 2012, total principal additions were $1.8 million and total principal reductions were $19.8 million.

Note Seventeen – Commitments and Contingencies
The Company is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  The Company has entered into agreements with its customers to extend credit or provide a conditional commitment to provide payment on drafts presented in accordance with the terms of the underlying credit documents. The Company also provides overdraft protection to certain demand deposit customers that represent an unfunded commitment.  Overdraft protection commitments, which are included with other commitments below, are uncollateralized and are paid at the Company’s discretion.  Conditional commitments generally include standby and commercial letters of credit. Standby letters of credit represent an obligation of the Company to a designated third party contingent upon the failure of a customer of the Company to perform under the terms of the underlying contract between the customer and the third party. Commercial letters of credit are issued specifically to facilitate trade or commerce. Under the terms of a commercial letter of credit, drafts will be drawn when the underlying transaction is consummated, as intended, between the customer and a third party. The funded portion of these financial instruments is reflected in the Company’s balance sheet, while the unfunded portion of these commitments is not reflected in the balance sheet.  The table below presents a summary of the contractual obligations of the Company resulting from significant commitments:

(In thousands)	December 31, 2012	December 31, 2011

Commitments to extend credit:
Home equity lines	$156,274	$143,856
Commercial real estate	33,869	29,995
Other commitments	171,670	185,602
Standby letters of credit	16,743	20,110
Commercial letters of credit	425	412

Loan commitments and standby and commercial letters of credit have credit risks essentially the same as that involved in extending loans to customers and are subject to the Company’s standard credit policies. Collateral is obtained based on management’s credit assessment of the customer. Management does not anticipate any material losses as a result of these commitments.
City National Bank is currently in a civil action pending in the Circuit Court of Kanawha County, West Virginia, in a case styled Thomas Casto v. City National Bank, N.A (“Casto”).  This putative class action asserts that the plaintiffs, and others similarly situated, were wrongfully assessed overdraft fees in connection with City National Bank accounts.  The plaintiffs alleged that City National Bank’s policy of posting debit and check transactions from high to low order was in violation of the West Virginia Consumer Credit and Protection Act, constituted a breach of the implied covenant of good faith and fair dealing and created an unjust enrichment to City National Bank. In February 2012, City National Bank and the plaintiffs’ attorneys in the Casto case submitted an Amended Preliminary Motion to Approve Settlement to the Kanawha County Circuit Court.  This motion asked the Court to approve a settlement in which City National Bank will pay the eligible members of the class a total of $3.616 million and will forgive and release $3.5 million in account balances of accounts of former customers who are no longer customers of the bank, but left overdrawn accounts.  The amounts were increased from the initial Preliminary Motion for Approval due to a systems error in harvesting information regarding City National Bank’s customers.  The Court has approved the settlement and the Company anticipates the settlement administration will be completed and a final judgment order will be entered by the end of the first quarter 2013 or shortly thereafter.  At December 31, 2011, the Company had accrued for this probable loss.  During the first quarter of 2012, the Company deposited the funds into a qualified settlement fund.

  In addition, the Company is engaged in various legal actions that it deems to be in the ordinary course of business. As these legal actions are resolved, the Company could realize positive and/or negative impact to its financial performance in the period in which these legal actions are ultimately decided. There can be no assurance that current actions will have immaterial results, either positive or negative, or that no material actions may be presented in the future.

Note Eighteen – Preferred Stock

  The Company’s Board of Directors has the authority to issue preferred stock, and to the designation, preferences, rights, dividends and all other attributes of such preferred stock, without any vote or action by the shareholders.  As of December 31, 2012, no such shares were outstanding, nor were any expected to be issued.

Note Nineteen – Regulatory Requirements and Capital Ratios

The principal source of income and cash for City Holding (the “Parent Company”) is dividends from City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. Approval is also required if dividends declared would cause City National’s regulatory capital to fall below specified minimum levels.  At December 31, 2012, City National could pay dividends up to $22.0 million without prior regulatory permission.
   During 2012, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders, (2) remit interest payments on the Company’s junior subordinated debentures, (3) fund repurchases of the Company’s common shares, and (4) fund the acquisition of Virginia Savings Bancorp. As of December 31, 2012, the Parent Company reported a cash balance of approximately $14.3 million.  Management believes that the Parent Company’s available cash balance, together with cash dividends from City National, is adequate to satisfy its funding and cash needs in 2013.
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

Quantitative measures established by regulation to ensure capital adequacy require the Company and City National to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 2012, that the Company and City National met all capital adequacy requirements to which they were subject.
As of December 31, 2012, the most recent notifications from banking regulatory agencies categorized the Company and City National as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since these notifications that management believes have changed the institutions’ categories. The Company’s and City National’s actual capital amounts and ratios are presented in the following table:

					Well
	2012		2011		Capitalized	Minimum
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Ratio	Ratio

Total Capital (to Risk-Weighted Assets):
Consolidated	298,321	13.9%	288,156	14.1%	10.0%	8.0%
City National	264,126	12.4%	262,891	13.0%	10.0%	8.0%

Tier I Capital (to Risk-Weighted Assets):
Consolidated	279,106	13.0%	268,707	13.1%	6.0%	4.0%
City National	245,273	11.5%	243,442	12.0%	6.0%	4.0%

Tier I Capital (to Average Assets):
Consolidated	279,106	9.8%	268,707	10.2%	5.0%	4.0%
City National	245,273	8.7%	243,442	9.3%	5.0%	4.0%

Note Twenty –Fair Value Measurements
Fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  ASC Topic 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:
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
The Company bases fair value of assets and liabilities on quoted market prices, prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.  If such information is not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters.  Valuation adjustments may be made to ensure that financial instruments are recorded at fair value.  These adjustments may include amounts to reflect counterparty credit quality and the Company’s creditworthiness, among other things, as well as unobservable parameters.  Any such valuation adjustments are applied consistently over time.  The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.  While management believes the company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.  Furthermore, the reported fair value amounts have not been comprehensively revalued since the presentation dates, and therefore, estimates of fair value after the balance sheet date may differ significantly from the amount presented herein.  A more detailed description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

Financial Assets and Liabilities
The Company used the following methods and significant assumptions to estimate fair value for financial assets and liabilities measured on a recurring basis.
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
The Company utilizes a third party pricing service provider to value its Level 1 and Level 2 investment securities.  Annually, the Company obtains an independent auditor’s report from its third party pricing service provider regarding its controls over investment securities.  Although no control deficiencies were noted, the report did contain caveats and disclaimers regarding the pricing information, such as the Company should review fair values for reasonableness.  On a quarterly basis, the Company selects a sample of its debt securities and reprices those securities with a third party that is independent of the primary pricing service provider to verify the reasonableness of the fair values.
The Company has determined that its pooled trust preferred securities should be priced using Level 3 inputs in accordance with ASC Topic 820 and guidance issued by the SEC.  The Company has determined that there are few observable transactions and market quotations available for pooled trust preferred securities and they are not reliable for purposes of determining fair value at December 31, 2012.  Due to these circumstances, the Company has elected to utilize an income valuation approach produced by a third party pricing source.  This third party model utilizes deferral and default probabilities for the underlying issuers, estimated prepayment rates and assumes no future recoveries of any defaults or deferrals.  The Company then compares the values provided by the third party model with other external sources.  At such time as there are observable transactions or quoted prices that are associated with an orderly and active market for pooled trust preferred securities, the Company will incorporate such market values in its estimate of fair values for these securities.
Derivatives. Derivatives are reported at fair value utilizing Level 2 inputs.  The Company utilizes a market approach by obtaining dealer quotations to value its customer interest rate swaps.  The Company’s derivatives are included within its Other Assets and Other Liabilities in the accompanying consolidated balance sheets.
The Company may be required, from time to time, to measure certain financial assets and financial liabilities at fair value on a nonrecurring basis.  Financial assets measured at fair value on a nonrecurring basis include impaired loans reported at the fair value of the underlying collateral if repayment is expected solely from the collateral.  Collateral values are estimated using Level 2 inputs based on observable market data for real estate collateral or Level 3 inputs for non-real estate collateral.  The following table presents assets and liabilities measured at fair value as of December 31, 2012 and December 31, 2011:

(in thousands)	Total	Level 1	Level 2	Level 3	Total Gains (Losses)
December 31, 2012
Recurring fair value measurements
Financial Assets
U.S. Government agencies	$3,888	$-	$3,888	$-
Obligations of states and political subdivisions	48,929	-	48,929	-
Mortgage-backed securities:
U.S. Government agencies	286,482	-	286,482	-
Private label	3,272	-	3,272	-
Trust preferred securities	12,645	-	10,260	2,385
Corporate securities	15,947	-	15,947	-
Marketable equity securities	4,185	4,185	-	-
Investment funds	1,774	1,774	-	-
Derivative assets	14,012	-	14,012	-

Financial Liabilities
Derivative liabilities	14,012	-	14,012	-

Nonrecurring fair value measurements
Financial Assets
Impaired loans	$10,679	$-	$10,679	$-	$-
Other Assets	1,000	-	1,000	-	(288)

December 31, 2011
Recurring fair value measurements
Financial Assets
U.S. Government agencies	$6,041	$-	$6,041	$-
Obligations of states and political subdivisions	56,802	-	56,802	-
Mortgage-backed securities:
U.S. Government agencies	227,613	-	227,613	-
Private label	5,156	-	5,156	-
Trust preferred securities	45,157	-	43,175	1,982
Corporate securities	14,398	-	14,398	-
Marketable equity securities	3,853	3,853	-	-
Investment funds	1,763	1,763	-	-
Derivative assets	11,541	-	11,541	-

Financial Liabilities
Derivative liabilities	11,541	-	11,541	-

Nonrecurring fair value measurements
Financial Assets
Impaired loans	$16,166	$-	$16,085	$81	$2,701

The table below presents a reconcilement of the Company’s financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2012 and 2011:

	December 31,
(In thousands)	2012	2011

Beginning balance	$1,982	$2,504
Impairment losses on investment securities	(576)	(355)
Included in other comprehensive income	979	208
Dispositions	-	(375)
Transfers into Level 3	-	-
Ending Balance	$2,385	$1,982

The Company utilizes a third party model to compute the present value of expected cash flows which considers the structure and term of each of the five respective pooled trust preferred securities and the financial condition of the underlying issuers.  Specifically, the third party model details interest rates, principal balances of note classes and underlying issuers, the timing and amount of interest and principal payments of the underlying issuers, and the allocation of the payments to the note classes. The current estimate of expected cash flows is based on the most recent trustee reports and any other relevant market information including announcements of interest payment deferrals or defaults of underlying trust preferred securities. For issuing banks that have defaulted, management generally assumes no recovery. For issuing banks that have deferred its interest payments, management excludes the collateral balance associated with these banks and assumes no recoveries of such collateral balance in the future. The exclusion of such issuing banks in a current deferral position is based on such bank experiencing a certain level of financial difficulty that raises doubt about its ability to satisfy its contractual debt obligation, and accordingly, the Company excludes the associated collateral balance from its estimate of expected cash flows. Other assumptions used in the estimate of expected cash flows include expected future default rates and prepayments. Specifically, the model assumes annual prepayments of 1.0% with 100% at maturity and assumes 150 basis points of additional annual defaults from banks that are currently not in default or deferral.  In addition, the model assumes no recoveries except for one trust preferred security which assumes that one of the banks currently deferring or in default will cure such positions by June 2013.
The table below presents the Company’s Level 2 financial assets and liabilities measured on a nonrecurring basis, which solely relates to impaired loans that were remeasured and reported at fair value through a specific valuation allowance allocation of the allowance for loan losses based upon the fair value of the underlying collateral at December 31, 2012 and 2011.  During the years ended December 31, 2012 and 2011, the Company had no Level 3 financial assets and liabilities that were measured on a nonrecurring basis.
	December 31,
	2012	2011
(In thousands)	Level 2	Level 2

Carrying value of impaired loans before allocations	$10,679	$18,832
Specific valuation allowance allocations	-	(2,666)
Fair value	$10,679	$16,166

The fair value of impaired loans is estimated using one of several methods, including collateral value, liquidation value and discounted cash flows.  The significant unobservable inputs used in the fair value measurement of collateral for collateral-dependent impaired loans primarily relate to discounts applied to the customers’ reported amount of collateral.  The amount of collateral discount depends upon the marketability of the underlying collateral.  During the years ended December 31, 2012 and 2011, collateral discounts ranged from 20% to 30%.
Non-Financial Assets and Liabilities
The Company has no non-financial assets or liabilities measured at fair value on a recurring basis.  Certain non-financial assets measured at fair value on a non-recurring basis include other real estate owned (“OREO”), which is measured at the lower of cost or fair value, and goodwill and other intangible assets, which are measured at fair value for impairment assessments.
The table below presents OREO that was remeasured and reported at fair value during the years ended December 31, 2012 and 2011.

(In thousands)	2012	2011

Beginning Balance, January 1	$7,948	$9,316
OREO remeasured at initial recognition:
Carrying value of foreclosed assets prior to remeasurement	5,685	6,096
Charge-offs recognized in the allowance for loan losses	(1,656)	(1,436)
Fair value	4,029	4,660
OREO remeasured subsequent to initial recognition:
Carrying value of foreclosed assets prior to remeasurement	3,659	979
Fair value	2,638	783
Write-downs included in other non-interest expense	(1,021)	(196)
Acquired	728	-
Disposals	(3,522)	(5,832)
Ending Balance, December 31	$8,162	$7,948

ASC Topic 825 “Financial Instruments” as amended, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including discount rate and estimate of future cash flows.  In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.  ASC Topic 825 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.  Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The following methods and assumptions were used in estimating fair value for financial instruments:
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
Net loans:  The fair value of the loan portfolio is estimated by discounting the expected future cash flows using the current interest rates at which similar loans would be made to borrowers for the same remaining maturities. Loans were first segregated by type such as commercial, real estate and consumer, and were then further segmented into fixed, adjustable and variable rate categories. Expected future cash flows were projected based on contractual cash flows, adjusted for estimated prepayments.
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
Commitments and letters of credit: The fair values of commitments are estimated based on fees currently charged to enter into similar agreements, taking into consideration the remaining terms of the agreements and the counterparties’ credit standing.  The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.  The amounts of fees currently charged on commitments and letters of credit are deemed insignificant, and therefore, the estimated fair values and carrying values have not been reflected in the table below.
The following table represents the estimates of fair value of financial instruments as of December 31, 2012 and December 31, 2011:

(In thousands)	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
December 31, 2012
Assets:
Cash and cash equivalents	$84,994	$84,994	$84,994	$-	$-
Securities available-for-sale	377,122	377,122	5,959	368,778	2,385
Securities held-to-maturity	13,454	13,861	-	13,861	-
Other securities	11,463	11,463	-	11,463	-
Net loans	2,127,560	2,162,856	-	-	2,162,856
Accrued interest receivable	6,692	6,692	6,692	-	-
Derivative assets	14,012	14,012	-	14,012	-

Liabilities:
Deposits	2,409,316	2,381,495	1,447,954	933,541	-
Short-term debt	114,646	114,648	-	114,648	-
Long-term debt	16,495	16,462	-	16,462	-
Derivative liabilities	14,012	14,012		14,012

December 31, 2011
Assets:
Cash and cash equivalents	$146,399	$146,399	$146,399	$-	$-
Securities available-for-sale	360,783	360,783	5,616	353,185	1,982
Securities held-to-maturity	23,458	23,423	-	23,423	-
Other securities	11,934	11,934	-	11,934	-
Net loans	1,953,694	1,991,335	-	-	1,991,335
Accrued interest receivable	7,093	7,093	7,093	-	-
Derivative assets	11,541	11,541	-	11,541	-

Liabilities:
Deposits	2,221,268	2,189,559	1,290,587	898,972	-
Short-term debt	189,050	189,050	-	189,050
Long-term debt	16,495	16,456	-	16,456	-
Derivative liabilities	11,541	11,541	-	11,541	-

Note Twenty-One –City Holding Company (Parent Company Only) Financial Information

Condensed Balance Sheets

	December 31
(in thousands)	2012	2011

Assets
Cash	14,349	2,621
Securities available-for-sale	4,186	3,852
Investment in subsidiaries	332,156	319,940
Deferred tax asset	3,247	3,785
Fixed assets	11	12
Other assets	2,180	2,939
Total Assets	356,129	333,149

Liabilities
Junior subordinated debentures	16,495	16,495
Dividends payable	5,192	5,177
Accrued interest payable	24	31
Other liabilities	1,144	312
Total Liabilities	22,855	22,015

Shareholders’ Equity	333,274	311,134
Total Liabilities and Shareholders’ Equity	356,129	333,149

Junior subordinated debentures represent the Parent Company’s amounts owed to City Holding Capital Trust III.

Condensed Statements of Comprehensive Income

	Year Ended December 31
(in thousands)	2012	2011	2010

Income
Dividends from subsidiaries	41,422	44,600	17,200
Investment securities gains	1,134	-	-
Other income	65	92	156
	42,621	44,692	17,356
Expenses
Interest expense	661	639	641
Investment securities losses	-	918	3,643
Other expenses	533	613	594
	1,194	2,170	4,878
Income Before Income Tax Benefit and Equity in Undistributed Net Income (Excess Dividends) of Subsidiaries	41,427	42,522	12,478
Income tax benefit	2	(704)	(2,066)
Income Before Equity in Undistributed Net Income (Excess Dividends) of Subsidiaries	41,425	43,226	14,544
Equity in undistributed net income (excess dividends) of subsidiaries	(2,480)	(2,548)	24,416
Net Income	38,945	40,678	38,960

Total Comprehensive Income	41,430	39,268	39,017

Condensed Statements of Cash Flows

	Year Ended December 31
(in thousands)	2012	2011	2010
Operating Activities
Net income	38,945	40,678	38,960
Adjustments to reconcile net income to net cash provided by operating activities:
Realized investment securities losses	(1,134)	918	3,643
Amortization and accretion	19	19	19
Deferred income tax benefit	-	(363)	(1,501)
Stock based compensation	224	-	-
Depreciation	1	1	1
Change in other assets	740	1,522	(1,305)
Change in other liabilities	1,136	(965)	827
Excess dividends of subsidiaries (equity in undistributed net income)	2,480	2,548	(24,416)
Net Cash Provided by Operating Activities	42,411	44,358	16,228

Investing Activities
Purchases of available for sale securities	(403)	(29)	(248)
Proceeds from sales of available for sale securities	2,473	-	-
Investment in subsidiaries	-	-	4,201
Acquisition of Virginia Savings Bank	(4,672)	-	-
Net Cash (Used in) Provided by Investing Activities	(2,602)	(29)	3,953

Financing Activities
Dividends paid	(20,710)	(20,628)	(21,350)
Purchases of treasury stock	(7,915)	(23,791)	(12,902)
Exercise of stock options	544	462	236
Net Cash Used in Financing Activities	(28,081)	(43,957)	(34,016)
Increase (decrease) in Cash and Cash Equivalents	11,728	372	(13,835)
Cash and cash equivalents at beginning of year	2,621	2,249	16,084
Cash and Cash Equivalents at End of Year	14,349	2,621	2,249

Note Twenty-Two – Summarized Quarterly Financial Information (Unaudited)
A summary of selected quarterly financial information for 2012 and 2011:

	First	Second	Third	Fourth
(in thousands, except per share data)	Quarter	Quarter	Quarter	Quarter

2012
Interest income	$27,430	$27,466	$28,432	$28,884
Taxable equivalent adjustment	208	198	185	183
Interest income (FTE)	27,638	27,664	28,617	29,067
Interest expense	3,908	3,625	3,557	3,360
Net interest income	23,730	24,039	25,060	25,707
Provision for loan losses	1,950	1,675	975	1,775
Investment securities gains (losses)	(31)	528	458	-
Noninterest income	13,149	13,262	13,621	14,266
Noninterest expense	19,515	24,763	21,846	21,273
Income before income tax expense	15,383	11,391	16,318	16,925
Income tax expense	5,144	3,780	5,526	5,848
Taxable equivalent adjustment	208	198	185	183
Net income	$10,031	$7,413	$10,607	$10,894

Net earnings available to common shareholders	$9,955	$7,354	$10,523	$10,809

Basic earnings per common share	$0.68	$0.50	$0.71	$0.73
Diluted earnings per common share	0.67	0.50	0.71	0.73
Average common shares outstanding:
Basic	14,679	14,680	14,751	14,755
Diluted	14,759	14,759	14,834	14,837

2011
Interest income	$28,754	$28,323	$28,370	$27,441
Taxable equivalent adjustment	248	240	212	215
Interest income (FTE)	29,002	28,563	28,582	27,656
Interest expense	5,940	5,803	4,799	4,216
Net interest income	23,062	22,760	23,783	23,440
Provision for loan losses	1,086	1,286	-	2,229
Investment securities losses	-	3,128	272	(917)
Noninterest income	12,662	13,409	13,259	13,045
Noninterest expense	19,858	22,912	19,688	18,685
Income before income tax expense	14,780	15,099	17,626	14,654
Income tax expense	4,918	5,029	5,837	4,787
Taxable equivalent adjustment	248	240	212	215
Net income	$9,614	$9,830	$11,577	$9,652

Net earnings available to common shareholders	$9,546	$9,761	$11,494	$9,582

Basic earnings per common share	$0.62	$0.65	$0.77	$0.65
Diluted earnings per common share	0.62	0.64	0.76	0.65
Average common shares outstanding:
Basic	15,380	15,120	15,003	14,743
Diluted	15,462	15,193	15,071	14,814

Note Twenty-Three – Earnings per Share
The following table sets forth the computation of basic and diluted earnings per share:

	For the Year Ended December 31,
(In thousands, except per share data)	2012	2011	2010

Distributed earnings allocated to common stock	$20,603	$20,102	$20,956
Undistributed earnings allocated to common stock	18,034	20,280	17,767
Net earnings allocated to common shareholders	$38,637	$40,382	$38,723

Average shares outstanding	14,714	15,055	15,589

Effect of dilutive securities:
Employee stock options	82	75	62

Shares for diluted earnings per share	14,796	15,130	15,651

Basic earnings per share	$2.63	$2.68	$2.48
Diluted earnings per share	$2.61	$2.67	$2.47

Options to purchase approximately 124,000, 222,000 and 112,500 shares of common stock at an exercise price between $35.09 and $40.88, $32.09 and $40.88, and $33.90 and $40.88 per share were outstanding during 2012, 2011, and 2010, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares and therefore, the effect would have been anti-dilutive.