Form 10-K, Exhibit 13
period 2013-12-31
CITY HOLDING CO
filed 2014-03-07
CIK 726854

Selected Financial Data                                     Exhibit 13
Table One
Five-Year Financial Summary
(in thousands, except per share data)

	2013	2012	2011	2010	2009
Summary of Operations
Total interest income	$138,539	$112,212	$112,888	$121,916	$132,036
Total interest expense	13,301	14,450	20,758	27,628	36,603
Net interest income	125,238	97,762	92,130	94,288	95,433
Provision for loan losses	6,848	6,375	4,600	7,093	6,994
Total other income	58,006	55,257	54,860	48,939	51,983
Total other expenses	102,906	87,401	81,141	78,721	77,244
Income before income taxes	73,490	59,243	61,249	57,413	63,178
Income tax expense	25,275	20,298	20,571	18,453	20,533
Net income available to common shareholders	48,215	38,945	40,678	38,960	42,645

Per Share Data
Net income basic	$3.07	$2.63	$2.68	$2.48	$2.69
Net income diluted	3.04	2.61	2.67	2.47	2.68
Cash dividends declared	1.48	1.40	1.37	1.36	1.36
Book value per share	24.61	22.47	21.05	20.31	19.45

Selected Average Balances
Total loans	$2,523,755	$2,041,876	$1,899,388	$1,820,588	$1,797,115
Securities	360,860	409,431	454,513	507,915	501,475
Interest-earning assets	2,905,783	2,489,072	2,391,484	2,348,258	2,304,053
Deposits	2,821,573	2,338,891	2,221,414	2,190,324	2,136,949
Long-term debt	16,495	16,495	16,495	16,876	18,286
Shareholders’ equity	373,102	325,073	316,161	316,030	294,583
Total assets	3,378,351	2,837,234	2,701,720	2,654,497	2,608,750

Selected Year-End Balances
Net loans	$2,585,622	$2,127,560	$1,953,694	$1,846,776	$1,773,893
Securities	370,120	402,039	396,175	453,585	513,931
Interest-earning assets	2,986,194	2,574,684	2,374,804	2,334,921	2,309,884
Deposits	2,785,133	2,409,316	2,221,268	2,171,375	2,163,722
Long-term debt	16,495	16,495	16,495	16,495	16,959
Shareholders’ equity	387,623	333,274	311,134	314,861	308,902
Total assets	3,368,238	2,917,466	2,777,109	2,637,295	2,622,620

Performance Ratios
Return on average assets	1.43%	1.37%	1.51%	1.47%	1.63%
Return on average equity	12.92	11.98	12.87	12.33	14.48
Return on average tangible common equity	16.20	14.74	15.66	15.02	17.95
Net interest margin	4.33	3.96	3.89	4.06	4.18
Efficiency ratio	55.82	57.16	55.87	52.93	49.99
Dividend payout ratio	48.21	53.23	51.12	54.84	50.56

Asset Quality
Net charge-offs to average loans	0.20%	0.34%	0.18%	0.41%	0.59%
Provision for loan losses to average loans	0.27	0.31	0.24	0.39	0.39

Allowance for loan losses to nonperforming loans	90.25	96.59	87.76	156.39	132.02
Allowance for loan losses to total loans	0.79	0.88	0.98	0.98	1.03

Consolidated Capital Ratios
Total	13.84%	13.85%	14.07%	14.81%	14.44%
Tier I Risk-based	13.00	12.97	13.12	13.88	13.46
Tier I Leverage	9.80	9.82	10.18	10.54	10.10
Average equity to average assets	11.04	11.46	11.70	11.91	11.29
Tangible equity to tangible assets (end of period)	9.49	9.40	9.37	10.01	9.82

Full-time equivalent employees	923	843	795	805	809

TWO-YEAR SUMMARY OF
COMMON STOCK PRICES AND DIVIDENDS

	Cash Dividends Per Share	Market
		Low	High
2013
Fourth Quarter	$0.37	$41.87	$49.21
Third Quarter	0.37	40.04	46.13
Second Quarter	0.37	36.87	40.43
First Quarter	0.37	36.07	40.05

2012
Fourth Quarter	$0.35	$31.78	$36.45
Third Quarter	0.35	32.37	36.43
Second Quarter	0.35	30.96	35.62
First Quarter	0.35	32.59	37.16

*As more fully discussed under the caption Liquidity in Management’s Discussion and Analysis and in Note Nineteen of the Notes to Consolidated Financial Statements, the Company’s ability to pay dividends to its shareholders is dependent upon the ability of City National to pay dividends to City Holding (“Parent Company”).

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol CHCO. The above table sets forth the cash dividends paid per share and information regarding the market prices per share of the Company’s common stock for the periods indicated. The price ranges are based on transactions as reported on the NASDAQ stock market. At March 3, 2014, there were 2,938 shareholders of record.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CITY HOLDING COMPANY

City Holding Company (the “Company”), a West Virginia corporation headquartered in Charleston, West Virginia, is a financial holding company and a bank holding company that provides diversified financial products and services to consumers and local businesses. Through its network of 82 banking offices in West Virginia (57), Virginia (14), Kentucky (8) and Ohio (3), the Company provides credit, deposit, trust and investment management, and insurance products and services to its customers. In addition to its branch network, the Company’s delivery channels include ATMs, check cards, interactive voice response systems, and internet technology. The Company’s business activities are currently limited to one reportable business segment, which is community banking. The Company has approximately 7% of the deposit market in West Virginia and is the third largest bank headquartered in West Virginia based on deposit share. In the Company’s key markets, the Company’s primary subsidiary, City National Bank of West Virginia (“City National”), generally ranks in the top three relative to deposit market share and the top two relative to branch share.

On January 10, 2013, the Company acquired Community Financial Corporation and its wholly owned subsidiary, Community Bank (collectively, "Community"). As a result of this acquisition, the Company acquired eight branches along the I-81 corridor in western Virginia and two branches in Virginia Beach, Virginia. On May 31, 2012, the Company acquired Virginia Savings Bancorp, Inc. and its wholly owned subsidiary, Virginia Savings Bank (collectively, "Virginia Savings"). As a result of this acquisition, the Company acquired five branches which expanded its footprint into Virginia.

CRITICAL ACCOUNTING POLICIES

The accounting policies of the Company conform to U.S. generally accepted accounting principles and require management to make estimates and develop assumptions that affect the amounts reported in the financial statements and related footnotes. These estimates and assumptions are based on information available to management as of the date of the financial statements. Actual results could differ significantly from management’s estimates. As this information changes, management’s estimates and assumptions used to prepare the Company’s financial statements and related disclosures may also change. The most significant accounting policies followed by the Company are presented in Note One of the Notes to Consolidated Financial Statements included herein. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses, income taxes, other-than-temporary impairment on investment securities and purchased credit-impaired loans to be the accounting areas that require the most subjective or complex judgments and, as such, could be most subject to revision as new information becomes available.   The Company’s business activities are currently limited to one reportable business segment, which is community banking.

Pages 16-19 of this Annual Report to Shareholders provide management’s analysis of the Company’s allowance for loan losses and related provision. The allowance for loan losses is maintained at a level that represents management’s best estimate of probable losses in the loan portfolio. Management’s determination of the appropriateness of the allowance for loan losses is based upon an evaluation of individual credits in the loan portfolio, historical loan loss experience, current economic conditions, and other relevant factors. This determination is inherently subjective, as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses related to loans considered to be impaired is generally evaluated based on the discounted cash flows using the impaired loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

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

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2010 through 2012. The Company and its subsidiary’s state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2009 through 2012.

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

The Company values purchased credit-impaired loans at fair value in accordance with ASC Topic 310-30. In determining the estimated fair value, management considers several factors, such as estimated future credit losses, estimated prepayments, remaining lives of the acquired loans, estimated value of the underlying collateral and the net present value of the cash flows expected to be received. For these loans, the expected cash flows that exceed the fair value of the loan represent the accretable yield, which is recognized as interest income on a level-yield basis over the expected cash flow periods of the loans. The non-accretable difference represents the difference between the contractually required principal and interest payments and the cash flows expected to be collected based upon management's estimation. Subsequent decreases in the expected cash flows will require the Company to evaluate the need for additions to the Company's allowance for loan losses. Subsequent increases in the expected cash flows will result in a reversal of the provision for loan losses to the extent of prior charges with a corresponding adjustment to the accretable yield, which will result in the recognition of additional interest income over the remaining lives of the loans.

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

            At December 31, 2013, approximately 10.6% of total assets, or $356 million, consisted of financial instruments recorded at fair value. Of this total, approximately 98.9% or $352 million of these financial instruments used valuation methodologies involving observable market data, collectively Level 1 and Level 2 measurements, to determine fair value. Approximately 1.1% or $4 million of these financial instruments were valued using unobservable market information or Level 3 measurements. The financial instruments valued using unobservable market information were pooled trust preferred investment securities classified as available-for-sale. At December 31, 2013, approximately $4 million of derivative liabilities were recorded at fair value using methodologies involving observable market data. The Company does not believe that any changes in the unobservable inputs used to value the financial instruments mentioned above would have a material impact on the Company’s results of operations, liquidity, or capital resources. See Note Twenty of the Notes to Consolidated Financial Statements for additional information regarding ASC Topic 820 and its impact on the Company’s financial statements.

FINANCIAL SUMMARY

The Company’s financial performance over the previous three years is summarized in the following table:

	2013	2012	2011

Net income (in thousands)	$48,215	$38,945	$40,678
Earnings per share, basic	$3.07	$2.63	$2.68
Earnings per share, diluted	$3.04	$2.61	$2.67
ROA*	1.43%	1.37%	1.51%
ROE*	12.92%	11.98%	12.87%
ROATCE*	16.20%	14.74%	15.66%

*ROA (Return on Average Assets) is a measure of the effectiveness of asset utilization. ROE (Return on Average Equity) is a measure of the return on shareholders’ investment. ROATCE (Return on Average Tangible Common Equity) is a measure of the return on shareholders’ equity less intangible assets.

            The Company’s tax equivalent net interest income increased $27.4 million, or 27.8%, from $98.5 million in 2012 to $125.9 million in 2013.  This increase is due primarily to loan growth from the acquisition of Community as of January 9, 2013 and accretion of the fair value adjustments related to the acquisitions of Virginia Savings and Community. The Company’s reported net interest margin increased from 3.96% for the year ended December 31, 2012 to 4.33% for the year ended December 31, 2013 (see Net Interest Income).  The Company’s provision for loan losses increased $0.5 million from $6.4 million in 2012 to $6.8 million in 2013 (see Allowance and Provision for Loan Losses).

BALANCE SHEET ANALYSIS

Selected balance sheet fluctuations are summarized in the following table (in millions):

	December 31,
	2013	2012	$ Change	% Change

Gross loans	$2,606.2	$2,146.4	$459.8	21.4%
Investment securities	370.1	402.0	(31.9)	(7.9)
Premises and equipment, net	82.5	72.7	9.8	13.5
Goodwill and other intangible assets	75.1	65.1	10.0	15.4

Total deposits	2,785.1	2,409.3	375.8	15.6
Short-term borrowings	137.8	114.6	23.2	20.2
Long-term debt	16.5	16.5	—	—
Total shareholders' equity	387.6	333.3	54.3	16.3

Gross loans increased $460 million, or 21.4%, from December 31, 2012 to $2.61 billion at December 31, 2013, primarily due to the Company’s acquisition of Community ($372 million).  Excluding the Community acquisition, loans increased $88 million (4.1%) from December 31, 2012 to December 31, 2013.  Increases in residential real estate loans of $59 million (5.8%), commercial real estate loans of $33 million (4.0%) and commercial and industrial ("C&I") loans of $10 million (9.2%) were partially offset by a decrease in consumer loans ($14 million). The majority of this decrease is attributable to the Company's decision to strategically reduce the portfolio of indirect auto loans with unsatisfactory credit quality metrics associated with the Community acquisition.

Investment securities decreased $32 million, or 7.9%, from $402 million at December 31, 2012, to $370 million at December 31, 2013.

Premises and equipment, net increased $10 million, or 13.5%, from $73 million at December 31, 2012 to $83 million at December 31, 2013.  The increase was primarily attributable to the acquisition of Community ($9 million).

Goodwill and other intangible assets increased $10 million as a result of the Community acquisition.  In connection with this acquisition, the Company recorded a core deposit intangible of $2.7 million and goodwill of $8.3 million.

Total deposits increased $376 million, or 15.6%, from $2.41 billion at December 31, 2012 to $2.79 billion at December 31, 2013, primarily due to the Community acquisition ($383 million).

Short-term borrowings increased $23 million, or 20.2%, from December 31, 2012 to December 31, 2013. All of the Company's short-term borrowings are customer repurchase agreements.

Long-term debt balances remained flat at $16.5 million.

Shareholders' equity increased $54.3 million from December 31, 2012 to December 31, 2013 (see Capital Resources).

TABLE TWO
AVERAGE BALANCE SHEETS AND NET INTEREST INCOME
(In thousands)

	2013			2012			2011
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets
Loan portfolio(1):
Residential real estate(2),(3)	$1,304,741	55,165	4.23%	$1,114,653	49,000	4.40%	$1,040,460	48,948	4.70%
Commercial, financial, and agriculture(4),(5)	1,154,637	62,679	5.43	880,502	40,815	4.64	812,401	37,955	4.67
Installment loans to individuals(6),(7)	64,377	6,219	9.66	46,721	3,311	7.09	46,167	3,375	7.31
Previously securitized loans(8)	—	2,531	—	—	3,306	—	360	3,136	871.11
Total loans	2,523,755	126,594	5.02	2,041,876	96,432	4.72	1,899,388	93,414	4.92
Securities:
Taxable	330,225	10,697	3.24	371,092	14,285	3.85	408,472	17,729	4.34
Tax-exempt(9)	30,635	1,885	6.15	38,339	2,218	5.79	46,041	2,611	5.67
Total securities	360,860	12,582	3.49	409,431	16,503	4.03	454,513	20,340	4.48
Deposits in depository institutions	8,116	—	—	7,258	—	—	7,655	—	—
Federal funds sold	13,052	22	0.17	30,507	53	0.17	29,928	48	0.16
Total interest-earning assets	2,905,783	139,198	4.79	2,489,072	112,988	4.54	2,391,484	113,802	4.76
Cash and due from banks	154,983			74,193			58,247
Bank premises and equipment	82,168			69,772			64,678
Other assets	255,544			223,783			206,724
Less: allowance for loan losses	(20,127)			(19,586)			(19,413)
Total assets	$3,378,351			$2,837,234			$2,701,720

Liabilities
Interest-bearing demand deposits	$603,844	712	0.12%	$534,211	697	0.13%	$493,433	895	0.18%
Savings deposits	599,574	864	0.14	479,760	759	0.16	420,212	1,023	0.24
Time deposits(10)	1,103,945	10,782	0.98	909,951	12,021	1.32	927,789	17,876	1.93
Short-term borrowings	127,679	325	0.25	121,780	312	0.26	123,569	325	0.26
Long-term debt	16,495	618	3.75	16,495	661	4.01	16,495	639	3.87
Total interest-bearing liabilities	2,451,537	13,301	0.54	2,062,197	14,450	0.70	1,981,498	20,758	1.05
Noninterest-bearing demand deposits	514,210			414,969			379,980
Other liabilities	39,502			34,995			24,081
Stockholders’ equity	373,102			325,073			316,161
Total liabilities and stockholders’ equity	$3,378,351			$2,837,234			$2,701,720
Net interest income		125,897			98,538			93,044
Net yield on earning assets			4.33%			3.96%			3.89%

1.For purposes of this table, non-accruing loans have been included in average balances and loan fees, which are immaterial, have been included in interest income.
2.Includes the Company's residential real estate and home equity-junior lien loan categories.
3.For 2013, interest income on residential real estate loans includes $0.8 million and $1.0 million of accretion related to the fair value adjustments due to the acquisitions of Community and Virginia Savings. For 2012, interest income includes $0.7 million of accretion related to the fair value adjustments due to the acquisition of Virginia Savings. For 2011, interest income includes $0.6 million from interest rate floors.
4.Includes the Company’s commercial and industrial and commercial real estate loan categories.
5.For 2013, interest income on commercial, financial and agricultural loans includes $7.9 million and $2.4 million of accretion related to the fair value adjustments due to the acquisitions of Community and Virginia Savings. For 2012, interest income includes $1.6 million of accretion related to the fair value adjustments due to the acquisition of Virginia Savings. For 2011, interest income includes $0.5 million from interest rate floors.
6.Includes the Company’s consumer and DDA overdrafts loan categories.
7.For 2013, interest income on installment loans to individuals includes $1.2 million and $0.1 million of accretion related to the fair value adjustments due to the acquisitions of Community and Virginia Savings. For 2012, interest income includes $0.1 million of accretion related to the fair value adjustments due to the acquisition of Virginia Savings.
8.Effective January 1, 2012, the carrying value of the Company's previously securitized loans was reduced to $0.
9.Computed on a fully federal tax-equivalent basis assuming a tax rate of approximately 35%.
10.For 2013, interest expense on time deposits includes $0.7 million and $0.5 million of accretion related to the fair value adjustments due to the acquisitions of Community and Virginia Savings. For 2012, interest expense includes $0.2 million of accretion related to the fair value adjustments due to the acquisition of Virginia Savings.

NET INTEREST INCOME
2013 vs. 2012

The Company’s tax equivalent net interest income increased $27.4 million, or 27.8%, from $98.5 million in 2012 to $125.9 million in 2013. This increase is due primarily to loan growth from the acquisition of Community as of January 9, 2013 and accretion of the fair value adjustments related to the acquisitions of Community and Virginia Savings.  In addition, the average rate paid on interest bearing deposits decreased from 0.70% during 2012 to 0.54% during 2013, which was largely attributable to the average rate paid on time deposits declining from 1.32% during 2012 to 0.98% during 2013.

The Company’s reported net interest margin increased from 3.96% for the year ended December 31, 2012 to 4.33% for the year ended December 31, 2013.  Excluding the positive impact of accretion relating to the Company's acquisitions, the net interest margin decreased slightly from 3.85% in 2012 and 3.83% for the year ended December 31, 2013.

Excluding the impact of the Community acquisition, average interest-earning assets increased $85 million from 2012 to 2013, as increases attributable to residential real estate ($85 million) and commercial loans ($67 million) were partially offset by a decrease in investment securities ($49 million) and federal funds sold ($17 million).   Excluding the impact of the Community acquisition, average interest-bearing liabilities increased $90 million from 2012 due to increases in savings deposits ($47 million), interest-bearing demand deposits ($23 million) and time deposits ($15 million).

The following table presents the actual and forecasted accretion related to the fair value adjustments on net interest income recorded as a result of the Community and Virginia Savings acquisitions (in thousands).  The amounts in the table below require management to make significant assumptions based on estimated future default, prepayment and discount rates.  Actual performance could be significantly different from that assumed, which could result in the actual results being materially different than those estimated below.

	Virginia Savings		Community
Year Ended	Loan Accretion	Certificates of Deposit	Loan Accretion	Certificates of Deposit	Total

2012	$2,415	$179	$—	$—	$2,594
2013	3,512	542	9,907	682	14,643
2014	922	536	4,104	250	5,812
2015	564	518	3,040	160	4,282
2016	325	497	1,477	44	2,343

2012 vs. 2011

The Company's tax equivalent net interest income increased $5.5 million, or 5.9%, from $93.0 million in 2011 to $98.5 million in 2012. This increase is due primarily to the acquisition of Virginia Savings as of May 31, 2012, an increase in loan balances outstanding and a decline in the average rate paid on interest bearing deposits. The acquisition of Virginia Savings increased the Company's net interest income by $4.5 million, which included $2.6 million of accretion related to the fair value adjustments recorded as a result of the acquisition. Excluding the Virginia Savings acquisition, the average balance of loans outstanding increased $71 million, or 3.73%, from the year ended December 31, 2011. The average rate paid on interest bearing deposits decreased from 1.07% during 2011 to 0.70% during 2012 and was largely attributable to the average rate paid on time deposits declining from 1.93% during 2011 to 1.32% during 2012. These increases were partially offset by a decrease in investment income as approximately $38 million of higher yielding trust preferred securities were called during the third quarter of 2012.

The Company's reported net interest margin increased from 3.89% for the year ended December 31, 2011 to 3.96% for the year ended December 31, 2012. Excluding the favorable impact of the accretion from the fair value adjustments, the net interest margin for the year ended December 31, 2012 would have been 3.85%.

Average interest-earning assets increased $98 million from 2011 to 2012, as increases attributable to residential real estate ($74 million) and commercial loans ($68 million) were partially offset by a decrease in investment securities ($45 million). Average interest-bearing liabilities increased $81 million from 2011 as increases in savings deposits ($60 million) and interest-bearing demand deposits ($41 million) were partially offset by a decrease in time deposits ($18 million).

TABLE THREE
RATE/VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME AND INTEREST EXPENSE
(In thousands)

	2013 vs. 2012 Increase (Decrease) Due to Change In:			2012 vs. 2011 Increase (Decrease) Due to Change In:
	Volume	Rate	Net	Volume	Rate	Net
Interest-earning assets:
Loan portfolio
Residential real estate	$8,356	$(2,191)	$6,165	$3,490	$(3,438)	$52
Commercial, financial, and agriculture	12,707	9,157	21,864	3,182	(322)	2,860
Installment loans to individuals	1,251	1,657	2,908	40	(104)	(64)
Previously securitized loans	—	(775)	(775)	(3,136)	3,306	170
Total loans	22,314	7,848	30,162	3,576	(558)	3,018
Securities:
Taxable	(1,573)	(2,015)	(3,588)	(1,622)	(1,822)	(3,444)
Tax-exempt(1)	(446)	113	(333)	(437)	44	(393)
Total securities	(2,019)	(1,902)	(3,921)	(2,059)	(1,778)	(3,837)
Federal funds sold	(30)	(1)	(31)	1	4	5
Total interest-earning assets	$20,265	$5,945	$26,210	$1,518	$(2,332)	$(814)

Interest-bearing liabilities:
Interest-bearing demand deposits	$91	$(76)	$15	$74	$(272)	$(198)
Savings deposits	190	(85)	105	145	(409)	(264)
Time deposits	2,563	(3,802)	(1,239)	(344)	(5,511)	(5,855)
Short-term borrowings	15	(2)	13	(5)	(8)	(13)
Long-term debt	—	(43)	(43)	—	22	22
Total interest-bearing liabilities	$2,859	$(4,008)	$(1,149)	$(130)	$(6,178)	$(6,308)
Net Interest Income	$17,406	$9,953	$27,359	$1,648	$3,846	$5,494

1.	Fully federal taxable equivalent using a tax rate of approximately 35%.

NON-INTEREST INCOME AND NON-INTEREST EXPENSE
2013 vs. 2012

Selected income statement fluctuations are summarized in the following table (in millions):

	For the year ended December 31,
	2013	2012	$ Change	% Change
Net investment security gains	$0.8	$1.0	$(0.2)	(20.0)%
Non-interest income, excluding net investment securities gains	57.2	54.3	2.9	5.3
Non-interest expense	102.9	87.4	15.5	17.7

During the year ended December 31, 2013, the Company realized investment gains of $0.8 million associated with the calls of trust preferred securities and from the sale of certain equity positions related to community banks and bank holding companies.

Exclusive of net investment securities gains and losses, non-interest income increased $2.9 million to $57.2 million for the year ended December 31, 2013 as compared to $54.3 million for the year ended December 31, 2012.  Service charges increased $1.2 million, or 4.5%, to $27.6 million and bankcard revenues increased $1.1 million, or 9.0%, to $13.5 million for the year ended December 31, 2013. These increases were primarily due to the acquisition of Community.

During 2013, the Company recognized $5.5 million of acquisition and integration expenses associated with the completed acquisition of Community. In comparison, during 2012, the Company recorded $4.7 million of acquisition and integration expenses associated with the completed acquisition of Virginia Savings and the impending acquisition of Community. Excluding these expenses, non-interest expenses increased $14.7 million from $82.7 million for the year ended December 31, 2012 to $97.4 million for the year ended December 31, 2013. Salaries and employee benefits increased $7.9 million due primarily to additional employees associated with the acquisition of Community. Normal annual salary increases, increased pension costs and increased incentive compensation accruals also contributed to the increase in salaries and employee benefits. In addition, other expenses increased $2.0 million, occupancy and equipment expenses increased $1.7 million and depreciation expense increased $1.2 million. These increases were primarily attributable to the acquisition of Community and were in line with the Company's expectations. These increases were partially offset by a decrease in repossessed asset losses as a result of losses recognized in 2012.

2012 vs. 2011

Selected income statement fluctuations are summarized in the following table (in millions):

	For the year ended December 31,
	2012	2011	$ Change	% Change
Net investment security gains	$1.0	$2.5	$(1.5)	(60.0)%
Non-interest income, excluding net investment securities gains	54.3	52.4	1.9	3.6
Non-interest expense	87.4	81.1	6.3	7.8

During the year ended December 31, 2012, the Company realized investment gains of $1.2 million from the sale of certain equity positions related to community banks and bank holding companies. In addition, the Company also recognized gains of $0.3 million associated with the calls of trust preferred securities. These gains were partially offset by $0.6 million in credit-related net investment impairment losses. The charges deemed to be other-than-temporary were related to pooled bank trust preferred securities with a remaining carrying value of $3.5 million at December 31, 2012. The credit-related net impairment charges related to the pooled bank trust preferred securities were based on the Company's quarterly reviews of its investment securities for indications of losses considered to be other-than-temporary.

Exclusive of net investment securities gains and losses, non-interest income increased $1.9 million to $54.3 million for the year ended December 31, 2012 as compared to $52.4 million for the year ended December 31, 2011. Bankcard revenue increased $1.3 million, of 11.3%, to $12.4 million for the year ended December 31, 2012. This increase was primarily due to increased transaction volumes. In addition, trust and investment management fee income increased $0.7 million, or 21.5%, to $3.8 million due to core growth as Virginia Savings did not offer these services. Other income increased $0.6 million, or 30.8%, to $2.7 million due largely to an increase in mortgage related lending activity.

During 2012, the Company recognized $4.7 million of acquisition and integration expenses associated with the completed acquisition of Virginia Savings and the upcoming acquisition of Community. In comparison, during 2011, the Company recorded a $3.0 million litigation reserve accrual (which was subsequently paid in 2012). Excluding these expenses, non-interest expenses increased $4.6 million from $78.1 million for the year ended December 31, 2011 to $82.7 million for the year ended December 31, 2012. Included in this increase are expenses of $1.8 million related to the operation of the acquired Virginia Savings facilities. Salaries and employee benefits increased $2.8 million due primarily to additional employees associated with the acquisition of Virginia Savings ($1.0 million) and increased health insurance costs ($1.0 million). Repossessed asset losses increased $1.1 million due to the decline in estimated fair values of several residential properties located in the eastern panhandle of West Virginia and at the Greenbrier Resort located in southern West Virginia. The Company continually reevaluates the estimated fair value of properties that it has repossessed by obtaining updated appraisals on at least an annual basis. In addition, other expenses increased $0.8 million, advertising expenses increased $0.6 million and bankcard expenses increased $0.4 million. These increases were partially offset by a decrease in FDIC insurance expense of $1.0 million due to a change in the assessment base methodology during the third quarter of 2011.

INCOME TAXES

The Company recorded income tax expense of $25.3 million, $20.3 million and $20.6 million in 2013, 2012 and 2011, respectively. The Company’s effective tax rates for 2013, 2012 and 2011 were 34.4%, 34.3% and 33.6%, respectively. A reconciliation of the effective tax rate to the statutory rate is included in Note Fourteen of the Notes to Consolidated Financial Statements.

            Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s net deferred tax assets increased from $32.7 million at December 31, 2012 to $42.2 million at December 31, 2013. The components of the Company’s net deferred tax assets are disclosed in Note Fourteen of the Notes to Consolidated Financial Statements. Realization of the most significant net deferred tax assets is primarily dependent on future events taking place that will reverse the current deferred tax assets. For example, realization of the deferred tax asset attributable to other-than-temporary impairment losses on securities, which have already been recognized in the Company’s financial statements, would be realized if the impaired securities were deemed to be “worthless” by the Internal Revenue Service ("IRS") or if the securities were sold and recognized for tax purposes.  The deferred tax asset and/or liability associated with unrealized securities losses is the tax impact of the unrealized gains and/or losses on the Company’s available for sale security portfolio.  At December 31, 2013 and 2012, the Company had a deferred tax asset of $1.2 million and a deferred tax liability of $2.1 million, respectively, associated with unrealized securities losses and gains.  The impact of the Company’s unrealized gains and/or losses is noted in the Company’s Consolidated Statements of Changes in Shareholders’ Equity as an adjustment to Accumulated Other Comprehensive Income (Loss). The deferred tax liability at December 31, 2013 would be realized if the unrealized gains and/or losses on the Company’s securities were realized from sales or maturities of the related securities.  At December 31, 2013 and 2012, the Company had a deferred tax asset of $9.5 million and $9.8 million, respectively, associated with other-than-temporarily impaired securities.  The deferred tax asset at December 31, 2013 would be realized if the Company’s other-than-temporarily impaired securities were sold, or were deemed by the IRS to be “worthless.”  The deferred tax asset associated with the allowance for loan losses increased slightly from $7.1 million at December 31, 2012 to $7.6 million at December 31, 2013. The deferred tax asset associated with the allowance for loan losses is expected to be realized as additional loan charge-offs, which have already been provided for within the Company’s financial statements, are recognized for tax purposes.  The deferred tax asset associated with the Company’s previously securitized loans is expected to be realized as the Company recognizes income for financial statement purposes from these loans in future periods. The deferred tax asset associated with these loans decreased from $5.9 million at December 31, 2012 to $5.2 million at December 31, 2013.  The deferred tax asset associated with the Company's intangible assets increased to $8.1 million at December 31, 2013, primarily due to the acquisition of Community. The Company believes that it is more likely than not that each of the net deferred tax assets will be realized and that no valuation allowance is necessary as of December 31, 2013 or 2012.

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

During the fourth quarter of 2012, the Company revised its sensistivity analysis to consider the impact of rising interest rates on its deposit balance mix.  Prior to interest rates declining in 2007, the Company's deposit account composition included more balances as a percentage of total deposit balances in higher yielding deposit accounts, primarily time deposits.  As interest rates have fallen over the last five years, and as the higher yielding time deposits have matured, these balances have shifted to lower yielding transactional deposit accounts such as demand deposits and savings accounts.  The Company revised its interest rate sensitivity model at December 31, 2012 to reflect its belief that as interest rates increase, transactional deposit balances will begin to shift back to higher yielding time deposits and the benefit to rising interest rates for the Company will be reduced from our previous models which had not reflected this modification.

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

Immediate Basis Point Change in Interest Rates	Implied Federal Funds Rate Associated with Change in Interest Rates	Estimated Increase (Decrease) in Net Income Over 12 Months	Estimated Increase (Decrease) in Economic Value of Equity
December 31, 2013
+400	4.25%	+3.3%	-6.4%
+300	3.25	+4.3	-2.0
+200	2.25	+3.3	+0.6
+100	1.25	+0.6	+0.4

December 31, 2012
+400	4.25%	+4.2%	+4.8%
+300	3.25	+3.8	+5.4
+200	2.25	+2.5	+3.9
+100	1.25	-0.3	+1.6

These estimates are highly dependent upon assumptions made by management, including, but not limited to, assumptions regarding the manner in which interest-bearing demand deposit and savings deposit accounts reprice in different interest rate scenarios, changes in the composition of deposit balances, pricing behavior of competitors, prepayments of loans and deposits under alternative rate environments, and new business volumes and pricing. As a result, there can be no assurance that the estimates above will be achieved in the event that interest rates increase during 2014 and beyond.  The estimates above do not necessarily imply that the Company will experience increases in net income if market interest rates rise.  The table above indicates how the Company’s net income and the economic value of equity behave relative to an increase or decrease in rates compared to what would otherwise occur if rates remain stable.

Based upon the estimates above, the Company believes that its net income is positively correlated with increasing rates as compared to the level of net income the Company would expect if interest rates remain flat.

LIQUIDITY

The Company evaluates the adequacy of liquidity at both the Parent Company level and at the banking subsidiary level. At the Parent Company level, the principal source of cash is dividends from its banking subsidiary, City National Bank. Dividends paid by City National Bank to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National Bank in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. At December 31, 2013, City National Bank could pay dividends up to $5.2 million without prior regulatory permission.

During 2013, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders, (2) remit interest payments on the Company’s junior subordinated debentures and (3) fund the acquisition of Community.  Additional information concerning sources and uses of cash by the Parent Company is reflected in Note Twenty One of the Notes to Consolidated Financial Statements.

Over the next 12 months, the Parent Company has an obligation to remit interest payments approximating $0.6 million on the junior subordinated debentures held by City Holding Capital Trust III. Additionally, The Parent Company anticipates continuing the payment of dividends, which are expected to approximate $23.3 million on an annualized basis for 2014 based on common shareholders of record at December 31, 2013 and a dividend rate of $1.48 for 2014.  However, interest payments on the debentures can be deferred for up to five years under certain circumstances and dividends to shareholders can, if necessary, be suspended.  In addition to these anticipated cash needs, the Parent Company has operating expenses and other contractual obligations, which are estimated to require $0.7 million of additional cash over the next 12 months. As of December 31, 2013, the Parent Company reported a cash balance of $28.4 million and management believes that the Parent Company’s available cash balance, together with cash dividends from City National Bank will be adequate to satisfy its funding and cash needs over the next twelve months.

Excluding the interest and dividend payments discussed above, the Parent Company has no significant commitments or obligations in years after 2014 other than the repayment of its $16.5 million obligation under the debentures held by City Holding Capital Trust III. However, this obligation does not mature until June 2038, or earlier at the option of the Parent Company. It is expected that the Parent Company will be able to obtain the necessary cash, either through dividends obtained from City National Bank or the issuance of other debt, to fully repay the debentures at their maturity.

City National Bank manages its liquidity position in an effort to effectively and economically satisfy the funding needs of its customers and to accommodate the scheduled repayment of borrowings. Funds are available to City National Bank from a number of sources, including depository relationships, sales and maturities within the investment securities portfolio, and borrowings from the FHLB and other financial institutions. As of December 31, 2013, City National Bank’s assets are significantly funded by deposits and capital. Additionally, City National Bank maintains borrowing facilities with the FHLB and other financial institutions that are accessed as necessary to fund operations and to provide contingency funding mechanisms. As of December 31, 2013, City National Bank has the capacity to borrow an additional $1.4 billion from the FHLB and other financial institutions under existing borrowing facilities. City National Bank maintains a contingency funding plan, incorporating these borrowing facilities, to address liquidity needs in the event of an institution-specific or systemic financial industry crisis. Also, although it has no current intention to do so, City National could liquidate its unpledged securities, if necessary, to provide an additional funding source.  City National Bank also segregates certain mortgage loans, mortgage-backed securities, and other investment securities in a separate subsidiary so that it can separately monitor the asset quality of these primarily mortgage-related assets, which could be used to raise cash through securitization transactions or obtain additional equity or debt financing if necessary.

 The Company manages its asset and liability mix to balance its desire to maximize net interest income against its desire to minimize risks associated with capitalization, interest rate volatility, and liquidity. With respect to liquidity, the Company has chosen a conservative posture and believes that its liquidity position is strong. As illustrated in the Consolidated Statements of Cash Flows, the Company generated $75.9 million of cash from operating activities during 2013, primarily from interest income received on loans and investments, net of interest expense paid on deposits and borrowings.

The Company has obligations to extend credit, but these obligations are primarily associated with existing home equity loans that have predictable borrowing patterns across the portfolio. The Company has investment security balances with carrying values that totaled $370.1 million at December 31, 2013, and that greatly exceeded the Company’s non-deposit sources of borrowing which totaled $154.3 million.

The Company’s net loan to asset ratio is 76.8% as of December 31, 2013 and deposit balances fund 82.7% of total assets as compared to 64.7% for its peers. Further, the Company’s deposit mix has a very high proportion of transaction and savings accounts that fund 50.7% of the Company’s total assets.  And, the Company uses time deposits over $100,000 to fund 11.7% of total assets compared to its peers, which fund 8.9% of total assets with such deposits. And, as described under the caption Certificates of Deposit, the Company’s large CDs are primarily small retail depositors rather than public and institutional deposits.

INVESTMENTS

The Company’s investment portfolio decreased from $402 million at December 31, 2012 to $370 million at December 31, 2013.

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

The Company's municipal bond portfolio of $41.5 million as of December 31, 2013 has an average tax equivalent yield of 5.75% with an average maturity of 6.4 years. The average dollar amount of each security is $0.4 million. The portfolio has 24% rated "A" or better, 10% rated "BBB" and the remaining portfolio is unrated, as the issuances represented small issuances of special revenue bonds. Additional credit support has been purchased for 27% of the portfolio, while 73% has no additional credit support. Management does underwrite 100% of the portfolio on an annual basis, using the same guidelines that are used to underwrite its commercial loans. Revenue bonds were 94% of the portfolio, while the remaining 6% were general obligation bonds. Geographically, the portfolio supports the Company's footprint, with 70% of the portfolio being from municipalities throughout West Virginia, and the remainder from communities in Ohio, Indiana and Kentucky.

TABLE FOUR
INVESTMENT PORTFOLIO

The carrying value of the Company's securities are presented in the following table (in thousands):

	Carrying Values as of December 31,
	2013	2012	2011
Securities available-for-sale:
U.S. Treasuries and U.S. government agencies	$2,365	$3,888	$6,041
Obligations of states and political subdivisions	41,548	48,929	56,802
Mortgage-backed securities:
U.S. government agencies	278,108	286,482	227,613
Private label	2,197	3,272	5,156
Trust preferred securities	13,156	12,645	45,157
Corporate securities	9,128	15,947	14,398
Total Debt Securities available-for-sale	346,502	371,163	355,167
Marketable equity securities	4,673	4,185	3,853
Investment funds	1,485	1,774	1,763
Total Securities Available-for-Sale	352,660	377,122	360,783
Securities held-to-maturity:
Trust preferred securities	4,117	13,454	23,458
Total Securities Held-to-Maturity	4,117	13,454	23,458
Other investment securities:
Non-marketable equity securities	13,343	11,463	11,934
Total Other Investment Securities	13,343	11,463	11,934

Total Securities	$370,120	$402,039	$396,175

Included in non-marketable equity securities in the table above at December 31, 2013 are $5.3 million of Federal Home Loan Bank stock and $8.1 million of Federal Reserve Bank stock. At December 31, 2013, there were no securities of any non-governmental issuers whose aggregate carrying or market value exceeded 10% of shareholders’ equity.

The weighted average yield of the Company's investment portfolio is presented in the following table (dollars in thousands):

	Within		After One But		After Five But		After
	One Year		Within Five Years		Within Ten Years		Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Securities available-for-sale:
Obligations of states and political subdivisions	$2,681	2.90%	$17,164	5.69%	$12,292	5.97%	$9,411	7.50%
U.S. Treasuries and U.S. government agencies	—	—	2,359	2.57	6	1.26	—	—
Mortgage-backed securities:
U.S. government agencies	81	1.76	6,524	3.81	15,804	2.91	255,699	2.72
Private label	—	—	706	4.51	—	—	1,491	2.55
Trust preferred securities	—	—	—	—	—	—	13,156	5.52
Corporate securities	1,911	2.13	—	—	4,102	5.55	3,115	5.55
Total Debt Securities available-for-sale	4,673	2.56	26,753	4.80	32,204	4.42	282,872	3.04
Securities held-to-maturity:
Trust preferred securities	—	—	—	—	—	—	4,117	9.34
Total Securities Held-to-Maturity	—	—	—	—	—	—	4,117	9.34

Total debt securities	$4,673	2.56%	$26,753	4.80%	$32,204	4.42%	$286,989	3.13%

Weighted-average yields on tax-exempt obligations of states and political subdivisions have been computed on a taxable-equivalent basis using the federal statutory tax rate of 35%.  Average yields on investments available-for-sale are computed based on amortized cost. Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

LOANS
TABLE FIVE
LOAN PORTFOLIO

The composition of the Company’s loan portfolio as of the dates indicated follows (in thousands):

	2013	2012	2011	2010	2009

Residential real estate	$1,207,150	$1,031,435	$929,788	$882,780	$851,659
Home equity – junior liens	143,390	143,110	141,797	143,761	142,771
Commercial and industrial	164,484	108,739	130,899	134,612	137,093
Commercial real estate	1,040,866	821,970	732,146	661,758	614,959
Consumer	46,402	36,564	35,845	38,424	41,684
DDA overdrafts	3,905	4,551	2,628	2,876	2,555
Previously securitzed loans	—	—	—	789	1,713
Gross loans	$2,606,197	$2,146,369	$1,973,103	$1,865,000	$1,792,434

Loan balances increased $460 million from December 31, 2012 to December 31, 2013, with the acquisition of Community contributing $372 million.  Excluding the Community acquisition, residential real estate loans increased $59 million, or 5.8%, from $1.03 billion at December 31, 2012 to $1.09 billion at December 31, 2013.   Residential real estate loans represent loans to consumers for the purchase or refinance of a residence. These loans primarily consist of: (i) single-family 1, 3, 5 and 10 year adjustable rate mortgages with terms that amortize the loans over periods from 15-30 years and (ii) home equity loans secured by first liens.  The Company’s mortgage products do not include sub-prime, interest only, or option adjustable rate mortgage products.  The Company’s home equity loans are underwritten differently than 1-4 family residential mortgages with typically less documentation but lower loan-to-value ratios.  Home equity loans consist of lines of credit, short-term fixed amortizing loans and non-purchase adjustable rate loans.  At December 31, 2013, $17 million of the residential real estate loans were for properties under construction.

Junior lien home equity loans remained flat at $143 million during 2013.  The Company's junior lien home equity loans are underwritten differently than 1-4 family residential mortgages, with typically less documentation but lower loan-to-value ratios and include both home equity loans and lines-of-credit. This type of lending, which is secured by a junior lien on the borrower's residence, allows customers to borrow against the equity in their home. Real estate market values as of the time the loan or line is granted directly affect the amount of credit extended. Junior lien home equity loans consist of lines-of-credit, short-term fixed amortizing loans and non-purchase adjustable rate loans.

The C&I portfolio consists of loans to corporate borrowers primarily in small to mid-size industrial and commercial companies, as well as automobile dealers, service, retail and wholesale merchants. Collateral securing these loans includes equipment, machinery, inventory, receivables and vehicles. C&I loans are considered to contain a higher level of risk than other loan types, although care is taken to minimize these risks. Numerous risk factors impact this portfolio, including industry specific risks such as economy, new technology, labor rates and cyclicality, as well as customer specific factors, such as cash flow, financial structure, operating controls and asset quality. C&I loans increased $10 million, or 9.2%, from $109 million at December 31, 2012 to $119 million at December 31, 2013.

Commercial real estate loans consist of commercial mortgages, which generally are secured by nonresidential and multi-family residential properties, including hotel/motel and apartment lending. Commercial real estate loans are to many of the same customers and carry similar industry risks as the commercial and industrial loans ("C&I"). Excluding the Community acquisition, commercial real estate loans increased $33 million, or 4.0%, from $822 million at December 31, 2012 to $855 million at December 31, 2013.  At December 31, 2013, $24 million of the commercial real estate loans were for commercial properties under construction.

Consumer loans are secured by automobiles, boats, recreational vehicles and other personal property. The Company monitors the risk associated with these types of loans by monitoring such factors as portfolio growth, lending policies and economic conditions. Underwriting standards are continually evaluated and modified based upon these factors. Excluding the Community acquisition, consumer loans decreased $14 million during 2013.  The majority of this decrease is attributable to the Company's decision to strategically reduce the portfolio of indirect automobile loans with unsatisfactory credit quality metrics associated with the Community acquisition. The consumer loan portfolio primarily consists of new and used automobile loans, personal loans secured by cash and cash equivalents, unsecured revolving credit products, and other similar types of credit facilities.

The Company categorizes commercial loans by industry according to the Standard Industry Classification System (SIC) to monitor the portfolio for possible concentrations in one or more industries. As of December 31, 2013, the Company did not have an industry classification that exceeded 10% of total loans.

The following table shows the scheduled maturity of loans outstanding as of December 31, 2013 (in thousands):

	Within One Year	After One But Within Five Years	After Five Years	Total

Residential real estate	$184,861	$514,999	$507,290	$1,207,150
Home equity – junior liens	31,465	70,166	41,759	143,390
Commercial and industrial	83,729	77,025	3,730	164,484
Commercial real estate	333,608	508,114	199,144	1,040,866
Consumer	27,118	22,644	545	50,307
Total loans	$660,781	$1,192,948	$752,468	$2,606,197

Loans maturing after one year with interest rates that are:
Fixed until maturity		$430,268
Variable or adjustable		1,515,148
Total		$1,945,416

ALLOWANCE AND PROVISION FOR LOAN LOSSES

Management systematically monitors the loan portfolio and the appropriateness of the allowance for loan losses (“ALLL”) on a quarterly basis to provide for probable losses incurred in the portfolio. Management assesses the risk in each loan type based on historical trends, the general economic environment of its local markets, individual loan performance, and other relevant factors. Individual credits are selected throughout the year for detailed loan reviews, which are utilized by management to assess the risk in the portfolio and the appropriateness of the allowance. Due to the nature of commercial lending, evaluation of the appropriateness of the allowance as it relates to these loan types is often based more upon specific credit review, with consideration given to the potential impairment of certain credits and historical loss rates, adjusted for general economic conditions and other inherent risk factors. Conversely, due to the homogeneous nature of the real estate and installment portfolios, the portions of the allowance allocated to those portfolios are primarily based on prior loss history of each portfolio, adjusted for general economic conditions and other inherent risk factors.

In evaluating the appropriateness of the allowance for loan losses, management considers both quantitative and qualitative factors. Quantitative factors include actual repayment characteristics and loan performance, cash flow analyses, and estimated fair values of underlying collateral. Qualitative factors generally include overall trends within the portfolio, composition of the portfolio, changes in pricing or underwriting, seasoning of the portfolio, and general economic conditions.

The allowance not specifically allocated to individual credits is generally determined by analyzing potential exposure and other qualitative factors that could negatively impact the appropriateness of the allowance.  Loans not individually evaluated for impairment are grouped by pools with similar risk characteristics and the related historical loss rates are adjusted to reflect current inherent risk factors, such as unemployment, overall economic conditions, concentrations of credit, loan growth, classified and impaired loan trends, staffing, adherence to lending policies, and loss trends.

Determination of the allowance for loan losses is subjective in nature and requires management to periodically reassess the validity of its assumptions. Differences between actual losses and estimated losses are assessed such that management can timely modify its evaluation model to ensure that adequate provision has been made for risk in the total loan portfolio.

As a result of the Company’s quarterly analysis of the appropriateness of the ALLL, the Company recorded a provision for loan losses of $6.8 million, $6.4 million and $4.6 million for the years ended December 31, 2013, 2012 and 2011, respectively. Changes in the allowance for loan losses is based on the Company’s detailed systematic methodology and are directionally consistent with changes in the composition and quality of the Company’s loan portfolio.  The Company believes its methodology for determining its ALLL adequately provides for probable losses incurred in the loan portfolio and produces a provision and allowance for loan losses that is directionally consistent with changes in asset quality and loss experience.

The provision for loan losses recorded during 2013 reflects difficulties encountered by certain commercial borrowers of the Company during the year, the downgrade of their related credits and management’s assessment of the impact of these difficulties on the ultimate collectability of the loans. In addition, the Company re-estimated the expected cash flows from its purchased credit impaired loans, which resulted in a $0.6 million addition to the ALLL. The Company had net charge-offs of $5.1 million for the year ended December 31, 2013 compared to $7.0 million for the year ended December 31, 2012.  Net charge-offs on residential real estate, commercial real estate and commercial and industrial loans were $1.9 million, $1.4 million and $1.0 million, respectively, for the year ended December 31, 2013.  Net charge-offs in the prior year were primarily related to two specific borrowers and related impaired credits that had been appropriately considered in establishing the allowance for loan losses in the prior year.

The Company’s ratio of non-performing assets to total loans and other real estate owned decreased from 1.28% at December 31, 2012 to 1.20% at December 31, 2013.  Excluded from this ratio are purchased credit-impaired loans in which the Company estimated cash flows and estimated a credit mark. These loans are considered performing loans provided that the loan is performing in accordance with the estimated expectations. Such loans would be considered non-performing loans if the loan's performance deteriorates below the initial expectations. Total past due loans increased from $13.0 million, or 0.60% of loans outstanding, at December 31, 2012 to $19.5 million, or 0.75% of loans outstanding, at December 31, 2013. Acquired past due loans represent approximately 64% of the total past due loans.

The allowance allocated to the commercial real estate loan portfolio increased $0.3 million, or 3.2%, from $10.4 million at December 31, 2012 to $10.8 million at December 31, 2013.

The allowance related to the commercial and industrial loan portfolio increased from $0.5 million at December 31, 2012 to $1.1 million at December 31, 2013. The increase is primarily attributable to the growth in the portfolio, as well as an increase in the historical loss rate associated with this portfolio.

The allowance allocated to the residential real estate portfolio increased $0.8 million from $5.2 million at December 31, 2012 to $6.1 million at December 31, 2013. The increase is primarily attributable to the growth in the portfolio, as well as an increase in the historical loss rate associated with this portfolio.

The allowance allocated to the home equity, consumer and overdraft loan portfolios at December 31, 2013 did not significantly change from December 31, 2012.

Based on the Company’s analysis of the appropriateness of the allowance for loan losses and in consideration of the known factors utilized in computing the allowance, management believes that the allowance for loan losses as of December 31, 2013, is adequate to provide for probable losses inherent in the Company’s loan portfolio. Future provisions for loan losses will be dependent upon trends in loan balances including the composition of the loan portfolio, changes in loan quality and loss experience trends, and recoveries of previously charged-off loans, among other factors.

TABLE SIX
ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

An analysis of changes in the allowance for loan losses follows (in thousands):

	2013	2012	2011	2010	2009

Balance at beginning of period	$18,809	$19,409	$18,224	$18,541	$22,164

Charge-offs:
Commercial and industrial	1,040	226	522	73	530
Commercial real estate	2,187	4,604	1,989	3,304	7,219
Residential real estate	2,181	1,030	1,367	1,607	1,195
Home equity	295	1,355	1,089	930	721
Consumer	454	190	164	86	265
DDA overdrafts	1,483	1,522	1,712	3,638	2,886
Total charge-offs	7,640	8,927	6,843	9,638	12,816

Recoveries:
Commercial and industrial	84	32	23	27	102
Commercial real estate	785	289	1,981	415	133
Residential real estate	234	22	29	74	102
Home equity	—	18	7	26	20
Consumer	327	135	136	129	222
DDA overdrafts	1,128	1,456	1,252	1,557	1,620
Total recoveries	2,558	1,952	3,428	2,228	2,199
Net charge-offs	5,082	6,975	3,415	7,410	10,617
Provision for loan losses	6,251	6,375	4,600	7,093	6,994
Provision for acquired loans	597	—	—	—	—
Balance at end of period	$20,575	$18,809	$19,409	$18,224	$18,541

As a Percent of Average Total Loans:
Net charge-offs	0.20%	0.34%	0.18%	0.41%	0.59%
Provision for loan losses	0.27%	0.31%	0.24%	0.39%	0.39%
As a Percent of Non-Performing Loans:
Allowance for loan losses	90.25%	96.59%	87.76%	156.39%	132.02%

TABLE SEVEN
NON-ACCRUAL, PAST-DUE AND RESTRUCTURED LOANS

Nonperforming assets at December 31 follows (in thousands):

	2013	2012	2011	2010	2009
Non-accrual loans	$22,361	$19,194	$21,951	$10,817	$13,583
Accruing loans past due 90 days or more	436	280	166	782	382
Previously securitized loans past due 90 days or more	—	—	—	54	79
Total non-performing loans	$22,797	$19,474	$22,117	$11,653	$14,044

On non-accrual and impaired loans, approximately $0.6 million, $1.0 million, and $0.8 million of interest income would have been recognized during 2013, 2012 and 2011, respectively, if such loans had been current in accordance with their original terms.  There were no commitments to provide additional funds on non-accrual, impaired, or other potential problem loans at December 31, 2013 and 2012.

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

Information pertaining to impaired loans is included in the following table (in thousands):

	2013	2012
Impaired loans with a valuation allowance	$3,416	$—
Impaired loans with no valuation allowance	9,178	10,679
Total impaired loans	$12,594	$10,679

Allowance for loan losses allocated to impaired loans	$880	$—

The impaired loans with a valuation allowance were comprised of two commercial borrowing relationships that were evaluated during the year and determined that an allowance was necessary.

During the third quarter of 2012, regulatory guidance was clarified to require loans to be accounted for as collateral-dependent loans when borrowers have filed Chapter 7 bankruptcy, the debt has been discharged by the bankruptcy court and the borrower has not reaffirmed the debt.  The filing of bankruptcy is deemed to be evidence that the borrower is in financial difficulty and the discharge of the debt by the bankruptcy court is deemed to be a concession granted to the borrower.  The impact on the allowance for loan losses of this reclassification was insignificant. Prior to the this reclassification, the Company’s TDRs were insignificant. Since the time of this change, TDRs have increased from $21.5 million at September 30, 2012 to $25.1 million at December 31, 2013. More than 90% of these loans are current with principal and interest payments.

The following table sets forth the Company’s TDRs at December 31, 2013 and 2012 (in thousands):

	Accruing	Non-Accruing	Total
December 31, 2013
Commercial and industrial	$88	—	$88
Commercial real estate	1,783	—	1,783
Residential real estate	18,651	1,693	20,344
Home equity	2,859	14	2,873
Consumer	—	—	—
	$23,381	$1,707	$25,088

December 31, 2012
Commercial and industrial	$101	—	$101
Commercial real estate	734	—	734
Residential real estate	18,826	162	18,988
Home equity	3,325	418	3,743
Consumer	142	—	142
	$23,128	$580	$23,708

TABLE EIGHT
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

The allocation of the allowance for loan losses and the percent of loans in each category to total loans is shown in the table below (dollars in thousands):

	2013		2012		2011		2010		2009
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans

Commercial and industrial	$1,139	6%	$498	5%	$590	7%	$1,864	7%	$2,069	8%
Commercial real estate	10,775	40%	10,440	38%	11,666	37%	8,488	35%	8,961	34%
Residential real estate	6,057	46%	5,229	48%	4,839	47%	5,337	48%	4,233	48%
Home equity - junior liens	1,672	6%	1,699	7%	1,525	7%	1,452	8%	1,282	8%
Consumer	77	2%	81	2%	88	2%	95	2%	191	2%
DDA overdrafts	855	—%	862	—%	701	—%	988	—%	1,805	—%
Allowance for Loan Losses	$20,575	100%	$18,809	100%	$19,409	100%	$18,224	100%	$18,541	100%

PREVIOUSLY SECURITIZED LOANS

As of December 31, 2013, the carrying value of the remaining previously securitized loans was zero, while the actual contractual balances of these loans were $6.2 million. The Company accounted for the difference between the carrying value and the total expected cash flows of previously securitized loans as an adjustment of the yield earned on these loans over their remaining lives. The discount was accreted to income over the period during which payments were probable of collection and were reasonably estimable. During the years ended December 31, 2013, 2012 and 2011, the Company recognized $2.5 million, $3.3 million and $3.1 million, respectively, of interest income on its previously securitized loans.

GOODWILL

The Company evaluates the recoverability of goodwill and indefinite lived intangible assets annually as of November 30th, or more frequently if events or changes in circumstances warrant, such as a material adverse change in the business. Goodwill is considered to be impaired when the carrying value of a reporting unit exceeds its estimated fair value. Indefinite-lived intangible assets are considered impaired if their carrying value exceeds their estimated fair value. As described in Note One of the Notes to Consolidated Financial Statements, the Company conducts its business activities through one reportable business segment – community banking. Fair values are estimated by reviewing the Company’s stock price as it compares to book value and the Company’s reported earnings.  In addition, the impact of future earnings and activities are considered in the Company’s analysis.  The Company had $71.4 million and $63.0 million of goodwill at December 31, 2013 and 2012, respectively, and no impairment was required to be recognized in 2013 or 2012 as the fair value of the Company continues to exceed its book value.

CERTIFICATES OF DEPOSIT

Scheduled maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2013, are summarized in Table Nine (in thousands). The Company has time certificates of deposit of $100,000 or more totaling $393.5 million.  These deposits are primarily small retail depositors of the bank as demonstrated by the average balance of time certificates of deposit of $100,000 or more being less than $150,000.

TABLE NINE
MATURITY DISTRIBUTION OF CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

	Amounts	Percentage

Three months or less	$71,031	18%
Over three months through six months	54,996	14%
Over six months through twelve months	81,620	21%
Over twelve months	185,817	47%
Total	$393,464	100%

CONTRACTUAL OBLIGATIONS

The Company has various financial obligations that may require future cash payments according to the terms of the obligations. Demand, both noninterest- and interest-bearing, and savings deposits are, generally, payable immediately upon demand at the request of the customer. Therefore, the contractual maturity of these obligations is presented in the following table as “less than one year.” Time deposits, typically CDs, are customer deposits that are evidenced by an agreement between the Company and the customer that specify stated maturity dates and early withdrawals by the customer are subject to penalties assessed by the Company. Short-term borrowings and long-term debt represent borrowings of the Company and have stated maturity dates. The Company is not a party to any material capital or operating leases as of December 31, 2013.

TABLE TEN
CONTRACTUAL OBLIGATIONS

The composition of the Company's contractual obligations as of December 31, 2013 is presented in the following table (in thousands):

	Contractual Maturity in
	Less than One Year	Between One and Three Years	Between Three and Five Years	Greater than Five Years	Total

Noninterest-bearing demand deposits	$493,228	$—	$—	$—	$493,228
Interest-bearing demand deposits(1)	601,553	—	—	—	601,553
Savings deposits(1)	612,781	—	—	—	612,781
Time deposits(1)	617,676	327,831	150,648	56	1,096,211
Short-term borrowings(1)	138,150	—	—	—	138,150
Long-term debt(1)	619	1,238	1,238	28,875	31,970
Total Contractual Obligations	$2,464,007	$329,069	$151,886	$28,931	$2,973,893

(1)
Includes interest on both fixed- and variable-rate obligations. The interest associated with variable-rate obligations is based upon interest rates in effect at December 31, 2013. The contractual amounts to be paid on variable-rate obligations are affected by market interest rates that could materially affect the contractual amounts to be paid.

The Company’s liability for uncertain tax positions at December 31, 2013 was $4.7 million pursuant to ASC Topic 740.  This liability represents an estimate of tax positions that the Company has taken in its tax returns that may ultimately not be sustained upon examination by tax authorities.  As the ultimate amount and timing of any future cash settlements cannot be predicted with reasonable reliability, this estimated liability has been excluded from the contractual obligations table.

OFF–BALANCE SHEET ARRANGEMENTS

As disclosed in Note Seventeen of the Notes to Consolidated Financial Statements, the Company has also entered into agreements to extend credit or provide conditional payments pursuant to standby and commercial letters of credit. While the outstanding commitment obligation is not recorded in the Company’s financial statements, the estimated fair value, which is not material to the Company’s financial statements, of the standby letters of credit is recorded in the Company’s Consolidated Balance Sheets as of December 31, 2013 and 2012.  As a result of the Company’s off-balance sheet arrangements for 2013 and 2012, no material revenue, expenses, or cash flows were recognized.  In addition, the Company had no other indebtedness or retained interests nor entered into agreements to extend credit or provide conditional payments pursuant to standby and commercial letters of credit. While the outstanding commitment obligation is not recorded in the Company’s financial statements, the estimated fair value, which is not material to the Company’s financial statements, of the standby letters of credit is recorded in the Company’s Consolidated Balance Sheets as of December 31, 2013 and 2012.

CAPITAL RESOURCES

During 2013, Shareholders’ Equity increased $54 million, or 16.3%, from $333 million at December 31, 2012 to $388 million at December 31, 2013.  This increase was primarily due to net income of $48 million and the acquisition of Community of $29 million, partially offset by dividends declared of $24 million.

During July 2011, the Board of Directors authorized the Company to buy back up to 1,000,000 shares of its common shares in open market transactions at prices that are accretive to the earnings per share of continuing shareholders.  No time limit was placed on the duration of the share repurchase program. As of December 31, 2013, the Company may repurchase an additional 454,000 shares from time to time depending on market conditions under the authorization.

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

The Company’s regulatory capital ratios for both City Holding and City National Bank are illustrated in the following table:

			Actual
			December 31,
	Minimum	Capitalized	2013	2012
City Holding:
Total	8.0%	10.0%	13.8%	13.9%
Tier I Risk-based	4.0%	6.0%	13.0%	13.0%
Tier I Leverage	4.0%	5.0%	9.8%	9.8%
City National Bank:
Total	8.0%	10.0%	12.2%	12.4%
Tier I Risk-based	4.0%	6.0%	11.4%	11.5%
Tier I Leverage	4.0%	5.0%	8.6%	8.7%

As of December 31, 2013, management believes that City Holding Company, and its banking subsidiary, City National Bank, were “well capitalized.”  City Holding is subject to regulatory capital requirements administered by the Federal Reserve, while City National Bank is subject to regulatory capital requirements administered by the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC”).  Regulatory agencies can initiate certain mandatory actions if either City Holding or City National Bank fails to meet the minimum capital requirements, as shown above.  As of December 31, 2013, management believes that City Holding and City National Bank meet all capital adequacy requirements.

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

RECENT ACCOUNTING PROCOUNCEMENTS AND DEVELOPMENTS

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

Management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2013 based upon the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework (1992 Framework). Based on our assessment, management believes that, as of December 31, 2013, the Company's system of internal control over financial reporting is effective based on those criteria.  Ernst & Young, LLP, the Company’s independent registered public accounting firm, has issued an attestation report on the effectiveness of internal control over financial reporting. This report appears on page 24.

March 7, 2014

s/ Charles R. Hageboeck	/s/ David L. Bumgarner
Charles R. Hageboeck	David L. Bumgarner
President & Chief Executive Officer	Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

Audit Committee of the Board of Directors and the
Shareholders of City Holding Company

We have audited City Holding Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) (the COSO criteria). City Holding Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on City Holding Company’s internal control over financial reporting based on our audit.

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

In our opinion, City Holding Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2013 of City Holding Company and our report dated March 7, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Charleston, West Virginia
March 7, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON CONSOLIDATED FINANCIAL STATEMENTS

Audit Committee of the Board of Directors and the
Shareholders of City Holding Company

We have audited the accompanying consolidated balance sheets of City Holding Company and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013.  These financial statements are the responsibility of City Holding Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of City Holding Company and subsidiaries at December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), City Holding Company's internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated March 7, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Charleston, West Virginia
March 7, 2014

PART I, ITEM 1 – FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS
CITY HOLDING COMPANY AND SUBSIDIARIES
(in thousands)

	December 31, 2013	December 31, 2012
Assets
Cash and due from banks	$75,999	$58,718
Interest-bearing deposits in depository institutions	9,877	16,276
Federal funds sold	—	10,000
Cash and Cash Equivalents	85,876	84,994

Investment securities available for sale, at fair value	352,660	377,122
Investment securities held-to-maturity, at amortized cost (approximate fair value at December 31, 2013 and 2012 - $5,335 and $13,861, respectively)	4,117	13,454
Other securities	13,343	11,463
Total Investment Securities	370,120	402,039

Gross loans	2,606,197	2,146,369
Allowance for loan losses	(20,575)	(18,809)
Net Loans	2,585,622	2,127,560

Bank owned life insurance	92,047	81,901
Premises and equipment, net	82,548	72,728
Accrued interest receivable	6,866	6,692
Net deferred tax asset	42,165	32,737
Goodwill and other intangible assets	75,142	65,057
Other assets	27,852	43,758
Total Assets	$3,368,238	$2,917,466
Liabilities
Deposits:
Noninterest-bearing	$493,228	$429,969
Interest-bearing:
Demand deposits	601,527	553,132
Savings deposits	612,772	506,869
Time deposits	1,077,606	919,346
Total Deposits	2,785,133	2,409,316

Short-term borrowings:
Customer repurchase agreements	137,798	114,646
Long-term debt	16,495	16,495
Other liabilities	41,189	43,735
Total Liabilities	2,980,615	2,584,192

Shareholders’ Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued	—	—
Common stock, par value $2.50 per share: 50,000,000 shares authorized; 18,499,282 shares issued at December 31, 2013 and December 31, 2012, less 2,748,922 and 3,665,999, shares in treasury, respectively	46,249	46,249

Capital surplus	107,596	103,524
Retained earnings	333,970	309,270
Cost of common stock in treasury	(95,202)	(124,347)
Accumulated other comprehensive income (loss):
Unrealized (loss) gain on securities available-for-sale	(2,110)	3,573
Underfunded pension liability	(2,880)	(4,995)
Total Accumulated Other Comprehensive Loss	(4,990)	(1,422)
Total Shareholders’ Equity	387,623	333,274
Total Liabilities and Shareholders’ Equity	$3,368,238	$2,917,466

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
CITY HOLDING COMPANY AND SUBSIDIARIES
(in thousands, except earnings per share data)

	Year Ended December 31
	2013	2012	2011
Interest Income
Interest and fees on loans	$126,594	$96,432	$93,414
Interest on investment securities:
Taxable	10,697	14,285	17,729
Tax-exempt	1,226	1,442	1,697
Interest on federal funds sold	22	53	48
Total Interest Income	138,539	112,212	112,888

Interest Expense
Interest on deposits	12,358	13,477	19,794
Interest on short-term borrowings	325	312	325
Interest on long-term debt	618	661	639
Total Interest Expense	13,301	14,450	20,758
Net Interest Income	125,238	97,762	92,130
Provision for loan losses	6,848	6,375	4,600
Net Interest Income After Provision for Loan Losses	118,390	91,387	87,530

Non-interest Income
Total investment securities impairment losses	—	(878)	(2,767)
Noncredit impairment losses recognized in other comprehensive income	—	302	1,494
Net investment securities impairment losses	—	(576)	(1,273)
Gains on sale of investment securities	764	1,530	3,756
Net investment securities gains	764	954	2,483

Service charges	27,596	26,409	26,959
Bankcard revenue	13,521	12,406	11,150
Insurance commissions	5,832	6,071	5,946
Trust and investment management fee income	3,986	3,774	3,106
Bank owned life insurance	3,391	2,983	3,183
Other income	2,916	2,660	2,033
Total Non-interest Income	58,006	55,257	54,860

Non-interest Expense
Salaries and employee benefits	51,430	43,509	40,717
Occupancy and equipment	9,910	8,186	8,013
Depreciation	5,757	4,605	4,508
FDIC insurance expense	1,852	1,590	2,576
Advertising	2,673	2,589	2,007
Bankcard expenses	2,870	2,662	2,258
Postage, delivery, and statement mailings	2,220	2,079	2,099
Office supplies	1,728	1,669	1,911
Legal and professional fees	3,028	1,786	4,913
Telecommunications	2,212	1,614	1,605

Repossessed asset losses, net of expenses	646	1,346	272
Merger related costs	5,526	4,708	—
Other expenses	13,054	11,058	10,262
Total Non-interest Expense	102,906	87,401	81,141
Income Before Income Taxes	73,490	59,243	61,249
Income tax expense	25,275	20,298	20,571
Net Income Available to Common Shareholders	$48,215	$38,945	$40,678

Total comprehensive income	$44,647	$41,430	$39,268

Average common shares outstanding	15,564	14,714	15,055
Effect of dilutive securities:
Employee stock options and warrant	144	82	75
Shares for diluted earnings per share	15,708	14,796	15,130

Basic earnings per common share	$3.07	$2.63	$2.68
Diluted earnings per common share	$3.04	$2.61	$2.67
Dividends declared per common share	$1.48	$1.40	$1.37

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
CITY HOLDING COMPANY AND SUBSIDIARIES
(in thousands)

	Year Ended December 31
	2013	2012	2011

Net income	$48,215	$38,945	$40,678

Available-for-Sale Securities
Unrealized (loss) gain on available-for-sale securities arising during period	(8,244)	5,370	2,169
Reclassification adjustment for net gains	(764)	(954)	(2,483)
	(9,008)	4,416	(314)
Derivatives
Unrealized loss on interest rate floors	—	—	(473)

Defined Benefit Pension Plan
Amortization of actuarial net gains	895	696	547
Recognition of unrealized gains (losses)	2,457	(1,119)	(2,020)
Change in underfunded pension liability	3,352	(423)	(1,473)

Other comprehensive (loss) income before income taxes	(5,656)	3,993	(2,260)
Tax effect	2,088	(1,508)	850
Other comprehensive (loss) income, net of tax	(3,568)	2,485	(1,410)

Comprehensive income, net of tax	44,647	41,430	39,268

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
CITY HOLDING COMPANY AND SUBSIDIARIES
(dollars in thousands)

	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balances at December 31, 2010	$46,249	$103,057	$270,905	$(102,853)	$(2,497)	$314,861
Net income			40,678			40,678
Other comprehensive loss					(1,410)	(1,410)
Cash dividends declared ($1.37 per share)			(20,533)			(20,533)
Stock-based compensation expense, net		283		783		1,066
Exercise of 9,576 stock options		(5)		267		262
Purchase of 755,501 treasury shares				(23,790)		(23,790)
Balances at December 31, 2011	$46,249	$103,335	$291,050	$(125,593)	$(3,907)	$311,134

	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balances at December 31, 2011	$46,249	$103,335	$291,050	$(125,593)	$(3,907)	$311,134
Net income			38,945			38,945
Other comprehensive income					2,485	2,485
Acquisition of Virginia Savings Bancorp, Inc.		276		7,447		7,723
Cash dividends declared ($1.40 per share)			(20,725)			(20,725)
Stock-based compensation expense, net		34		1,049		1,083
Exercise of 18,899 stock options		(121)		665		544
Purchase of 237,535 treasury shares				(7,915)		(7,915)
Balances at December 31, 2012	$46,249	$103,524	$309,270	$(124,347)	$(1,422)	$333,274

	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balances at December 31, 2012	$46,249	$103,524	$309,270	$(124,347)	$(1,422)	$333,274
Net income			48,215			48,215
Other comprehensive loss					(3,568)	(3,568)
Acquisition of Community Financial Corporation		4,236		24,272		28,508
Cash dividends declared ($1.48 per share)			(23,515)			(23,515)
Stock-based compensation expense, net		(37)		1,319		1,282
Exercise of 126,168 stock options		(127)		3,554		3,427
Balances at December 31, 2013	$46,249	$107,596	$333,970	$(95,202)	$(4,990)	$387,623

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
CITY HOLDING COMPANY AND SUBSIDIARIES
(in thousands)

	Year Ended December 31
	2013	2012	2011

Net income	$48,215	$38,945	$40,678
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and accretion	(11,294)	728	1,894
Provision for loan losses	6,848	6,375	4,600
Depreciation of premises and equipment	5,757	4,605	4,508
Deferred income tax expense (benefit)	4,686	2,530	(2,290)
Accretion of gain from sale of interest rate floors	—	—	(295)
Net periodic employee benefit cost	903	521	386
Realized investment securities gains	(764)	(1,530)	(3,756)
Net investment securities impairment losses	—	576	1,273
Stock-compensation expense	1,281	1,083	1,066
Increase in value of bank-owned life insurance	(3,211)	(2,940)	(3,183)
Loans originated for sale	(23,280)	(44,032)	(23,792)
Proceeds from the sale of loans originated for sale	27,830	42,324	27,682
Gain on sale of loans	(608)	(960)	(461)
Change in accrued interest receivable	1,220	852	171
Change in other assets	22,497	2,163	(4,592)
Change in other liabilities	(4,187)	2,575	15,547
Net Cash Provided by Operating Activities	75,893	53,815	59,436

Proceeds from sales of securities available-for-sale	19,210	27,471	674,065
Proceeds from maturities and calls of securities available-for-sale	91,096	145,097	115,884
Proceeds from maturities and calls of securities held-to-maturity	10,223	10,402	1,080
Purchases of securities available-for-sale	(80,778)	(171,200)	(732,552)
Net increase in loans	(83,962)	(102,802)	(115,353)
Purchases of premises and equipment	(6,622)	(7,509)	(4,615)
Acquisition of Community Financial Corporation, net of cash acquired of $8,888	(21,853)	—	—
Acquisition of Virginia Savings Bancorp, Inc., net of cash acquired of $24,943	—	20,272	—
Net Cash Used in Investing Activities	(72,686)	(78,269)	(61,491)

Net increase in noninterest-bearing deposits	20,423	49,146	31,098
Net (decrease) increase in interest-bearing deposits	(26,450)	16,388	18,795
Net increase (decrease) in short-term borrowings	23,153	(74,404)	76,340
Purchases of treasury stock	—	(7,915)	(23,790)
Proceeds from exercise of stock options	3,427	544	262
Dividends paid	(22,878)	(20,710)	(20,630)
Net Cash (Used in) Provided by Financing Activities	(2,325)	(36,951)	82,075
Increase (decrease) in Cash and Cash Equivalents	882	(61,405)	80,020
Cash and cash equivalents at beginning of period	84,994	146,399	66,379
Cash and Cash Equivalents at End of Period	$85,876	$84,994	$146,399

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

      Description of Principal Markets and Services: The Company is a bank holding company headquartered in Charleston, West Virginia, and conducts its principal activities through its wholly-owned subsidiary, City National Bank of West Virginia (“City National”). City National is a retail and consumer-oriented community bank with 82 offices in West Virginia, Virginia, Kentucky and Ohio. City National provides credit, deposit, trust and investment management, and insurance products and services to its customers. In addition to its branch network, City National's delivery channels include ATMs, mobile banking, debit cards, interactive voice response systems and internet technology. The Company conducts its business activities through one reportable business segment - community banking.

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

Generally, all loan types are considered past due when the contractual terms of a loan are not met and the borrower is 30 days or more past due on a payment.  Furthermore, residential and home equity junior lien loans are generally subject to charge-off when the loan becomes 120 days past due, depending on the estimated fair value of the collateral less cost to dispose, versus the outstanding loan balance. Unsecured commercial loans are generally charged off when the loan becomes 120 days past due. Secured commercial loans are generally evaluated for charge-off when the loan becomes 180 days past due. Closed-end consumer loans are generally charged off when the loan becomes 120 days past due and open-end consumer loans are generally charged off when the loan becomes 180 days past due.

Previously Securitized Loans: Previously securitized loans represent the carrying value of loans beneficially owned by the Company as a result of exercising its early redemption option during 2003 and 2004 to fully redeem the obligations owed to investors (“notes”) in certain of the Company’s securitization transactions. The loans were recorded at the lower of fair value or their carrying values, which was the carrying value of the related retained interest asset underlying the securitization plus amounts remitted by the Company to the noteholders to redeem the notes. Because the carrying value of the retained interests incorporated assumptions with regard to expected prepayment and default rates on the loans and also considered the expected timing and amount of cash flows to be received by the Company, the carrying value of the retained interests and the carrying value of the loans was less than the actual outstanding balance of the loans. Effective January 1, 2012, the carrying value of the remaining previously securitized loans was reduced to zero.

Allowance for Loan Losses: The allowance for loan losses is maintained at a level that represents management’s best estimate of probable losses in the loan portfolio. Management’s determination of the appropriateness of the allowance for loan losses is based upon an evaluation of individual credits in the loan portfolio, historical loan loss experience, current economic conditions, and other relevant factors. This determination is inherently subjective, as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. These evaluations are conducted at least quarterly and more frequently if deemed necessary.  The allowance for loan losses related to loans considered to be impaired is generally evaluated based on the discounted cash flows using the impaired loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Loan losses are charged against the allowance and recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of the appropriateness of the allowance after considering factors noted above, among others.

In evaluating the appropriateness of its allowance for loan losses, the Company stratifies the loan portfolio into six major groupings, including commercial real estate, commercial and industrial, residential real estate, home equity junior lien, and others. Historical loss experience, as adjusted, is applied to the then outstanding balance of loans in each classification to estimate probable losses inherent in each segment of the portfolio. Historical loss experience is adjusted using a systematic weighted probability of potential risk factors that could result in actual losses deviating from prior loss experience. Risk factors considered by the Company in completing this analysis include: (1) unemployment and economic trends in the Company’s markets, (2) concentrations of credit, if any, among any industries, (3) trends in loan growth, loan mix, delinquencies, losses or credit impairment, (4) adherence to lending policies and others. Each risk factor is designated as low, moderate/increasing, or high based on the Company’s assessment of the risk to loss associated with each factor. Each risk factor is then weighted to consider probability of occurrence.

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

Other Real Estate Owned:  Other real estate owned (“OREO”) is comprised principally of commercial and residential real estate properties obtained in partial or total satisfaction of loan obligations.  OREO acquired in settlement of indebtedness is included in Other Assets at the lower of estimated fair value of the asset, less estimated selling costs or the carrying amount of the loan.  Changes to the value subsequent to transfer are recorded in noninterest expense, along with direct operating expenses.  Gains or losses not previously recognized from sales of OREO are recognized in noninterest expense on the date of the sale.  As of December 31, 2013 and 2012, the amount of OREO included in Other Assets was $8.5 million and $8.2 million, respectively.

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

Insurance Commissions:  Commission revenue is recognized as of the effective date of the insurance policy or the date the customer is billed, whichever is later.  The Company also receives contingent commissions from insurance companies as additional incentive for achieving specified premium volume goals and/or the loss experience of the insurance placed by the Company.  The Company maintains a reserve for commission adjustments based on estimated policy cancellations.  This reserve was not significant at December 31, 2013 or 2012.

Derivative Financial Instruments: The Company enters into derivative transactions principally to protect against the risk of adverse price or interest rate movements on the value of certain assets and liabilities and on future cash flows.  All derivative instruments are carried at fair value on the balance sheet. As of December 31, 2013 and 2012, the Company has derivative instruments not included in hedge relationships. These derivatives consist of interest rate swaps used for interest rate management purposes and derivatives executed with commercial banking customers to facilitate their interest rate management strategies. The change in the fair value of these derivative instruments is reflected in the statements of income.

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

The Company invests in certain limited partnerships that operate qualified low-income housing tax credit developments.  These investments are considered variable interest entities for which the Company is not the primary beneficiary.  The tax credits are reflected in the Consolidated Statements of Income as a reduction in income tax expense.  The unamortized amount of the investments is recorded within Other Assets within the Consolidated Balance Sheets.  The Company’s investments in affordable housing limited partnerships were $1.3 million and $1.8 million at December 31, 2013 and 2012, respectively.

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

Basic and Diluted Earnings per Common Share: Basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding, excluding participating securities. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares outstanding, excluding participating securities, increased by the number of shares of common stock which would be issued assuming the exercise of stock options and other common stock equivalents. The incremental shares related to stock options and the outstanding warrant were 144,000, 82,000, and 75,000 in 2013, 2012, and 2011, respectively.

Recent Accounting Pronouncements:  In January 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2013-01, "Balance Sheet (Topic 210) - Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities." This ASU requires an entity to disclose both the gross and net information about financial instruments, such as derivatives, that are eligible for offset in the balance sheet. ASU No. 2013-01 became effective for the Company on January 1, 2013. The adoption of ASU No. 2013-01 did not have a material impact on the Company's financial statements. See Note 13 - Derivative Instruments for applicable disclosures.

In February 2013, the FASB issued ASU No. 2013-02, "Comprehensive Income (Topic 220) - Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income." This ASU requires entities to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amounts reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. ASU No. 2013-02 became effective for the Company beginning on January 1, 2013. The adoption of ASU No. 2013-02 did not have a material impact on the Company's financial statements. See Note 24 - Accumulated Other Comprehensive Loss for applicable disclosures.

In July 2013, the FASB issued ASU No. 2013-10, "Derivatives and Hedging (Topic 815) - Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes." This ASU permits the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) to be used as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815, in addition to interest rates on direct Treasury obligations of the U.S. government and the London Interbank Offered Rate ("LIBOR"). ASU 2013 is effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013 and did not have a material impact on the Company's financial statements.

In July 2013, the FASB issued ASU No. 2013-11, "Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists." This ASU requires entities to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, subject to certain exceptions. This ASU will become effective for the Company beginning on January 1, 2014. The adoption of ASU No. 2013-11 is not expected to have a material impact on the Company's financial statements.

In January 2014, the FASB issued ASU No. 2014-01, "Accounting for Investments in Qualified Affordable Housing Projects," to revise the accounting for investments in qualified affordable housing projects. This ASU modifies the conditions that must be met to present the pretax effects and related tax benefits of such investments as a component of income taxes ("net" within income tax expense). It is expected that the new guidance will enable more investors to use a "net" presentation for investments in qualified affordable housing projects. Investors that do not qualify for "net" presentation under the new guidance will continue to account for such investments under the equity method or cost method, which results in losses recognized in pretax income and tax benefits recognized in income taxes ("gross" presentation of investment results). For investments that qualify for the "net" presentation of investment performance, the guidance introduces a "proportional amortization method" that can be elected to amortize the investment basis. If elected, the method is required for all eligible investments in qualified affordable housing projects. The requirements of this ASU are effective for the Company on January 1, 2015, with early adoption permitted. The adoption of ASU No. 2014-01 is not expected to have a material impact on the Company's financial statements.

In January 2014, the FASB issued ASU No. 2014-04, "Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure," to clarify when an in-substance repossession or foreclosure occurs; that is, when a creditor should be considered to have physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan should be derecognized and OREO recognized. This update requires a creditor to reclassify a collateralized consumer mortgage loan to OREO upon obtaining legal title to the real estate collateral, or the borrower voluntarily conveying all interest in the real estate property to the lender to satisfy the loan through a deed in lieu of foreclosure or similar legal agreement. This ASU will become effective for the Company beginning on January 1, 2015. The adoption of ASU No. 2014-04 is not expected to have a material impact on the Company's financial statements.

Statements of Cash Flows: Cash paid for interest, including interest paid on long-term debt and trust preferred securities, was $13.4 million, $14.9 million, and $21.7 million in 2013, 2012, and 2011, respectively. During 2013, 2012 and 2011, the Company paid $16.6 million, $14.7 million, and $19.0 million, respectively, for income taxes.

NOTE TWO – ACQUISITIONS

On May 31, 2012, the Company acquired 100% of the outstanding common and preferred stock of Virginia Savings Bancorp, Inc. and its wholly owned subsidiary, Virginia Savings Bank (collectively, “Virginia Savings”).  As a result of this acquisition, the Company acquired five branches which expanded its footprint into Virginia.  At the time of closing, Virginia Savings had total assets of $132 million, loans of $82 million, deposits of $120 million and shareholders’ equity of $11 million. The total transaction was valued at $12.4 million, consisting of cash of $4.7 million and approximately 240,000 shares of common stock valued at $7.7 million.  The common stock was valued based on the closing price of $32.18 for the Company’s common shares on May 31, 2012.

On January 10, 2013, the Company acquired 100% of the outstanding common and preferred stock of Community Financial Corporation and its wholly owned subsidiary, Community Bank (collectively, "Community"). As a result of this acquisition, the Company acquired eight branches along the I-81 corridor in western Virginia and two branches in Virginia Beach, Virginia. At the time of closing, Community had total assets of $460 million, loans of $410 million, deposits of $380 million and shareholders' equity of $53 million. Community shareholders received 0.1753 shares of the Company's common stock for each share of the Community Financial Corporation stock, resulting in the issuance of approximately 767,000 shares of the Company's common stock valued at $27.8 million. The common stock value was based on the closing price of $36.23 for the Company's common stock on January 9, 2013. In conjunction with this acquisition, the Company repurchased $12.7 million of Community preferred stock previously issued to the U.S. Department of Treasury ("Treasury Department"). A related warrant issued by Community to the Treasury Department has been converted into a warrant to purchase 61,565 shares of the Company's common stock, with an exercise price of $30.80 per share and an expiration period of ten years, which was subsequently reduced to six years.

The purchase price of both acquisitions has been allocated as follows (in thousands):

	Virginia Savings	Community	Total
Date of acquisition	May 31, 2012	January 10, 2013

Consideration:
Cash	$4,672	$12,738	$17,410
Common stock	7,723	27,783	35,506
Warrant issued	—	725	725
	$12,395	$41,246	$53,641

Identifiable assets:
Cash and cash equivalents	$24,943	$8,888	$33,831
Investment securities	14,082	17,659	31,741
Loans	73,463	372,169	445,632
Bank owned life insurance	—	6,935	6,935
Premises and equipment	5,158	8,950	14,108
Deferred tax asset, net	4,173	15,228	19,401
Other assets	4,626	7,989	12,615
Total identifiable assets	126,445	437,818	564,263

Identifiable liabilities:
Deposits	122,723	383,070	505,793
Other liabilities	841	24,484	25,325
Total identifiable liabilities	123,564	407,554	531,118

Net identifiable assets	2,881	30,264	33,145
Goodwill	8,241	8,271	16,512
Core deposit intangible	1,273	2,711	3,984
	$12,395	$41,246	$53,641

Acquired Loans

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

The following table presents information regarding the purchased credit-impaired and noncredit-impaired loans acquired in conjunction with both acquisitions (in thousands):

	Virginia
	Savings	Community	Total
Acquired Credit-Impaired
Contractually required principal and interest	$11,567	$55,983	$67,550
Contractual cash flows not expected to be collected (non-accretable difference)	(3,973)	(19,758)	(23,731)
Expected cash flows	7,594	36,225	43,819
Interest component of expected cash flows (accretable difference)	(954)	(5,469)	(6,423)
Estimated fair value of purchased credit impaired loans acquired	$6,640	$30,756	$37,396

Acquired NonCredit-Impaired
Outstanding balance	$72,476	$356,822	$429,298
Less: fair value adjustment	(5,653)	(15,409)	(21,062)
Fair value of acquired noncredit-impaired loans	$66,823	$341,413	$408,236

Acquired Deposits

The fair values of non-time deposits approximated their carrying value at the acquisition date.  For time deposits, the fair values were estimated based on discounted cash flows, using interest rates that are currently being offered compared to the contractual interest rates.   Based on this analysis, management recorded a premium on time deposits acquired of $2.3 million and $1.1 million, for the Virginia Savings and Community acquisitions, respectively, each of which is being amortized over 5 years.

Core Deposit Intangible

The Company believes that the customer relationships with the deposits acquired have an intangible value.  In connection with the acquisitions, the Company recorded a core deposit intangible asset of $1.3 million and $2.7 million, for Virginia Savings and Community, respectively. Each of the core deposit intangible assets represent the value that the acquiree had with their deposit customers.  The fair value was estimated based on a discounted cash flow methodology that considered type of deposit, deposit retention and the cost of the deposit base.   The core deposit intangibles are being amortized over 10 years, with an annual charge of less than $0.7 million per year.  The following table presents a rollforward of the Company’s intangible assets from the beginning of the year (in thousands):

Intangible Assets
Beginning balance	$2,069
Core deposit intangible acquired in conjunction with the acquisition of Community	2,711
Amortization expense	(1,039)
Ending balance	$3,741

Goodwill

Under GAAP, management has up to twelve months following the date of the acquisition to finalize the fair values of acquired assets and liabilities.  The measurement period ends as soon as the Company receives information it was seeking about facts and circumstances that existed as of the acquisition date or learns more information is not obtainable.  Any subsequent adjustments to the fair value of the acquired assets and liabilities, intangible assets or other purchase accounting adjustments will result in adjustments to the goodwill recorded.  The measurement period is limited to one year from the acquisition date.  The goodwill recorded in conjunction with the Virginia Savings and Community acquisitions is not expected to be deductible for tax purposes.  The following table presents a rollforward of goodwill from the beginning of the year (in thousands):

Goodwill
Beginning balance	$62,988
Adjustments to goodwill acquired in conjunction with the acquisition of Virginia Savings	142
Goodwill acquired in conjunction with the acquisition of Community	8,271
Ending balance	$71,401

The goodwill acquired in conjunction with the acquisition of Community includes the initial goodwill that was recorded at acquisition date, along with adjustments made during the measurement period based on information that became available subsequent to the acquisition date, but pertained to facts and circumstances prior to the acquisition date (for instance, fair value adjustment on purchased credit-impaired loans, income taxes, etc.).

Merger Related Costs

During the year ended December 31, 2013 , the Company incurred $5.5 million of merger-related costs in connection with the Community acquisition. These costs were primarily for severance ($2.5 million), professional fees ($1.4 million) and data processing costs ($1.1 million).

During the year ended December 31, 2012 , the Company incurred $4.7 million of merger-related costs primarily in connection with the Virginia Savings acquisition. These costs were primarily for severance ($0.9 million), professional fees ($1.2 million) and data processing costs ($2.4 million).

NOTE THREE – RESTRICTIONS ON CASH AND DUE FROM BANKS

City National is required to maintain an average reserve balance with the Federal Reserve Bank of Richmond to compensate for services provided by the Federal Reserve and to meet statutory required reserves for demand deposits. The average amount of the reserve balance for the year ended December 31, 2013 was approximately $19.5 million.

NOTE FOUR –INVESTMENTS

The aggregate carrying and approximate market values of securities follow (in thousands).  Fair values are based on quoted market prices, where available.  If quoted market prices are not available, fair values are based on quoted market prices of comparable financial instruments.

	December 31, 2013				December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available-for-sale:
U.S. Treasuries and U.S.
government agencies	$2,317	$48	$—	$2,365	$3,792	$96	$—	$3,888
Obligations of states and
political subdivisions	41,027	627	106	41,548	47,293	1,651	15	48,929
Mortgage-backed securities:
U.S. government agencies	282,653	2,765	7,310	278,108	279,336	7,231	85	286,482
Private label	2,184	16	3	2,197	3,235	37	—	3,272
Trust preferred
securities	12,943	2,113	1,900	13,156	15,402	55	2,812	12,645
Corporate securities	9,788	183	843	9,128	16,152	207	412	15,947
Total Debt Securities	350,912	5,752	10,162	346,502	365,210	9,277	3,324	371,163
Marketable equity securities	3,334	1,339	—	4,673	3,381	804	—	4,185
Investment funds	1,525	—	40	1,485	1,724	50	—	1,774
Total Securities
Available-for-Sale	$355,771	$7,091	$10,202	$352,660	$370,315	$10,131	$3,324	$377,122

	December 31, 2013				December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities held-to-maturity
Trust preferred securities	$4,117	$1,218	$—	$5,335	$13,454	$465	$58	$13,861
Total Securities
Held-to-Maturity	$4,117	$1,218	$—	$5,335	$13,454	$465	$58	$13,861

Other investment securities:
Non-marketable equity securities	$13,343	$—	$—	$13,343	$11,463	$—	$—	$11,463
Total Other Investment
Securities	$13,343	$—	$—	$13,343	$11,463	$—	$—	$11,463

Securities with limited marketability, such as stock in the Federal Reserve Bank or the Federal Home Loan Bank, are carried at cost and are reported as non-marketable equity securities in the table above.

Certain investment securities owned by the Company were in an unrealized loss position (i.e., amortized cost basis exceeded the estimated fair value of the securities) as of December 31, 2013 and 2012.  The following table shows the gross unrealized losses and fair value of the Company’s investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	December 31, 2013
	Less Than Twelve Months		Twelve Months or Greater		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Securities available-for-sale:
Obligations of states and political subdivisions	$5,600	$87	$243	$19	$5,843	$106
Mortgage-backed securities:
U.S. Government agencies	195,661	7,113	5,040	197	200,701	7,310
Private label	1,491	3	—	—	1,491	3
Trust preferred securities	—	—	4,400	1,900	4,400	1,900
Corporate securities	5,881	843	—	—	5,881	843
Investment funds	1,460	40	—	—	1,460	40
Total	$210,093	$8,086	$9,683	$2,116	$219,776	$10,202

	December 31, 2012
	Less Than Twelve Months		Twelve Months or Greater		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Securities available-for-sale:
Obligations of states and political subdivisions	$1,163	$15	$—	$—	$1,163	$15
Mortgage-backed securities:
U.S. Government agencies	16,225	85	—	—	16,225	85
Trust preferred securities	348	51	5,836	2,761	6,184	2,812
Corporate securities	1,950	49	4,344	363	6,294	412
Total	$19,686	$200	$10,180	$3,124	$29,866	$3,324

Securities held-to-maturity:
Trust preferred securities	$—	$—	$3,380	$58	$3,380	$58

Marketable equity securities consist of investments made by the Company in equity positions of various community banks.  Included within this portfolio are meaningful (2-5%) ownership positions in the following community bank holding companies: First National Corporation and First United Corporation.

During the year ended December 31, 2013, the Company did not record any credit-related net investment impairment losses. During the year ended December 31, 2012, the Company recorded $0.6 million in credit-related net investment impairment losses.  The charges deemed to be other-than-temporary were related to pooled bank trust preferred securities with a remaining carrying value of $3.5 million at December 31, 2012.  The credit-related net impairment charges related to the pooled bank trust preferred securities were based on the Company’s quarterly reviews of its investment securities for indications of losses considered to be other-than-temporary.  During the year ended December 31, 2011, the Company recorded $1.3 million in credit-related net investment impairment losses.  The charges deemed to be other-than-temporary were related to pooled bank trust preferred securities ($0.4 million credit-related net impairment losses for the full year) with a remaining carrying value of $3.4 million at December 31, 2011, and community bank and bank holding company equity positions ($0.9 million credit-related net impairment losses for the full year) with a remaining carrying value of $3.9 million at December 31, 2011.  The credit-related net impairment charges related to the pooled bank trust preferred securities were based on the Company’s quarterly reviews of its investment securities for indications of losses considered to be other-than-temporary.

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

Management has the ability and intent to hold the securities classified as held-to-maturity until they mature, at which time the Company will receive full value for the securities.  Furthermore, as of December 31, 2013, management does not intend to sell an impaired security and it is not more than likely that it will be required to sell the security before the recovery of its amortized cost basis.  The unrealized losses on debt securities are primarily the result of interest rate changes, credit spread widening on agency-issued mortgage related securities, general financial market uncertainty and unprecedented market volatility.  These conditions will not prohibit the Company from receiving its contractual principal and interest payments on its debt securities.  The fair value is expected to recover as the securities approach their maturity date or repricing date.   As of December 31, 2013, management believes the unrealized losses detailed in the table above are temporary and no additional impairment loss has been recognized in the Company’s consolidated income statement.  Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss will be recognized in net income in the period the other-than-temporary impairment is identified, while any noncredit loss will be recognized in other comprehensive income.

At December 31, 2013, the book value of the Company’s five pooled trust preferred securities totaled $3.2 million with a carrying value of $3.7 million.  All of these securities are mezzanine tranches.  Pooled trust preferred securities represent beneficial interests in securitized financial assets that the Company analyzes within the scope of ASC 320, “Investments-Debt and Equity Securities” and are evaluated quarterly for other-than-temporary-impairment (“OTTI”).  Management performs an analysis of OTTI utilizing its internal methodology as described below to estimate expected cash flows to be received in the future.  The Company reviews each of its pooled trust preferred securities to determine if an OTTI charge would be recognized in current earnings in accordance with ASC 320, “Investments-Debt and Equity Securities”.  There is a risk that continued collateral deterioration could cause the Company to recognize additional OTTI charges in earnings in the future.

Under the Volcker regulations, as originally adopted on December 10, 2013, insured depository institutions and their affiliates are prohibited from engaging in certain types of proprietary trading and it restricts their ability to sponsor or invest in private equity or hedge funds. On January 14, 2014, the Federal Deposit Insurance Corporation ("FDIC"), the Office of the Comptroller of the Currency ("OCC"), the Board of Governors of the Federal Reserve System ("Federal Reserve"), the Securities and Exchange Commission ("SEC") and the Commodity Futures Trading Commission adopted an interim final rule ("IFR") on the treatment of certain pooled trust preferred securities for the purposes of the Volcker rule. This final rule exempted the Company's pooled trust preferred securities from the Volcker rule. Had the interim final rule not been issued, the Company could have been forced to sell these investments that could have resulted in the Company receiving less value than it would otherwise have received.

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

The following table presents a progression of the credit loss component of OTTI on debt and equity securities recognized in earnings (in thousands).  The credit loss component represents the difference between the present value of expected future cash flows and the amortized cost basis of the security.  The credit component of OTTI recognized in earnings during a period is presented in two parts based upon whether the credit impairment in the current period is the first time the security was credit impaired (initial credit impairment) or if there is additional credit impairment on a security that was credit impaired in previous periods.

	Debt Securities	Equity Securities	Total

Balance, January 1, 2012	$20,610	$6,048	$26,658
Additions:
Additional credit impairment	576	—	576
Deductions:
Sold	—	(1,235)	(1,235)
Balance, December 31, 2012	21,186	4,813	25,999
Additions:
Additional credit impairment	—	—	—
Deductions:
Sold	—	(115)	(115)
Balance, December 31, 2013	$21,186	$4,698	$25,884

The following table presents additional information about the Company’s trust preferred securities with a credit rating of below investment grade as of December 31, 2013 (dollars in thousands):

Deal Name		Type	Class	Original Cost	Amortized Cost	Fair Value	Difference (1)	Lowest Credit Rating	# of issuers currently performing	Actual deferrals/defaults (as a % of original dollar)	Expected deferrals/defaults (as a % of remaining of performing collateral)		Excess Subordination as a Percentage of Current Performing Collateral (4)
		Pooled trust preferred securities:
		Available for Sale:
P1		Pooled	Mezz	$827	$191	$667	$476	Caa3	7	19.5%	21.0%	(2)	52.5%
P2		Pooled	Mezz	2,535	—	—	—	Ca	6	22.3	—	(2)	—
P3	(5)	Pooled	Mezz	2,962	1,419	645	(774)	Caa3	22	24.1	8.2	(2)	18.1
P4	(6)	Pooled	Mezz	4,060	400	155	(245)	Ca	9	19.2	7.1	(3)	23.7
P5		Pooled	Mezz	6,228	826	2,280	1,454	Ca	9	26.0	21.0	(2)	34.3

		Held-to-Maturity:
P6		Pooled	Mezz	1,599	117	1,334	1,217	Caa3	7	19.5	21.0	(2)	52.5
P7		Pooled	Mezz	3,367	—	—	—	Ca	6	22.3	—	(2)	—

		Single issuer trust preferred securities
		Available for sale:
S5		Single		261	235	305	70	NR	1	—	—

		Held-to-Maturity:
S9		Single		4,000	4,000	4,000	—	NR	1	—	—

(1)
The differences noted consist of unrealized losses recorded at December 31, 2013 and noncredit other-than-temporary impairment losses recorded subsequent to April 1, 2009 that have not been reclassified as credit losses.

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

(5)
No other-than-temporary impairment losses were recognized during the year ended December 31, 2013.  Other-than-temporary impairment losses of $11,000 were recognized during the year ended December 31, 2012.

(6)
No other-than-temporary impairment losses were recognized during the year ended December 31, 2013.  Other-than-temporary impairment losses of $565,000 were recognized during the year ended December 31, 2012.

The amortized cost and estimated fair value of debt securities at December 31, 2013, by contractual maturity, are shown in the following table (in thousands).  Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.  Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

	Cost	Estimated Fair Value
Securities Available-for-Sale
Due in one year or less	$4,752	$4,673
Due after one year through five years	26,203	26,753
Due after five years through ten years	31,808	32,205
Due after ten years	288,149	282,871
	$350,912	$346,502

Securities Held-to-Maturity
Due in one year or less	$—	$—
Due after one year through five years	—	—
Due after five years through ten years	—	—
Due after ten years	4,117	5,335
	$4,117	$5,335

Gross gains and gross losses realized by the Company from investment security transactions are summarized in the table below (in thousands):

	For the year ended December 31,
	2013	2012	2011

Gross realized gains	$764	$1,776	$3,763
Gross realized losses	—	(246)	(7)
Investment security gains (losses)	$764	$1,530	$3,756

The carrying value of securities pledged to secure public deposits and for other purposes as required or permitted by law approximated $278 million and $228 million at December 31, 2013 and 2012, respectively.

NOTE FIVE –LOANS

The following summarizes the Company’s major classifications for loans (in thousands):

	December 31, 2013	December 31, 2012

Residential real estate	$1,207,150	$1,031,435
Home equity – junior liens	143,390	143,110
Commercial and industrial	164,484	108,739
Commercial real estate	1,040,866	821,970
Consumer	46,402	36,564
DDA overdrafts	3,905	4,551
Gross loans	2,606,197	2,146,369
Allowance for loan losses	(20,575)	(18,809)
Net loans	$2,585,622	$2,127,560

Construction loans of $17.3 million and $15.4 million are included within residential real estate loans at December 31, 2013 and December 31, 2012, respectively.  Construction loans of $24.0 million and $15.4 million are included within commercial real estate loans at December 31, 2013 and December 31, 2012, respectively.  The Company’s commercial and residential real estate construction loans are primarily secured by real estate within the Company’s principal markets.  These loans were originated under the Company’s loan policy, which is focused on the risk characteristics of the loan portfolio, including construction loans.  Adequate consideration has been given to these loans in establishing the Company’s allowance for loan losses.

The following table details the loans acquired in conjunction with the Virginia Savings and Community acquisitions (in thousands):

	Virginia Savings	Community	Total
December 31, 2013
Outstanding loan balance	$48,833	$279,890	$328,723

Credit-impaired loans:
Carrying value	3,182	26,330	29,512
Contractual principal and interest	3,932	38,566	42,498

December 31, 2012
Outstanding loan balance	$65,219	$—	$65,219

Credit-impaired loans:
Carrying value	7,018	—	7,018
Contractual principal and interest	10,759	—	10,759

Changes in the accretable yield and the carrying amount of the credit-impaired loans for the year December 31, 2013 is as follows (in thousands):

	Virginia Savings		Community		Total
	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans
Balance at the beginning of the period	$1,823	$7,018	$—	$—	$1,823	$7,018
Acquired	—	—	5,469	30,756	5,469	30,756
Additions	9	17	596	5,281	605	5,298
Accretion	(901)	901	(2,575)	2,575	(3,476)	3,476
Net reclassifications to accretable from non-accretable	1,088	—	7,358	—	8,446	—
Payments received, net	—	(4,725)	—	(12,282)	—	(17,007)
Disposals	(1,321)	(29)	(459)	—	(1,780)	(29)
Balance at the end of period	$698	$3,182	$10,389	$26,330	$11,087	$29,512

Increases in expected cash flow subsequent to the acquisition are recognized first as a reduction of any previous impairment, then prospectively through adjustment of the yield on the loans or pools over its remaining life, while decreases in expected cash flows are recognized as impairment through a provision for loan loss and an increase in the allowance for purchased credit-impaired loans.

NOTE SIX –ALLOWANCE FOR LOAN LOSSES

Management systematically monitors the loan portfolio and the appropriateness of the allowance for loan losses on a quarterly basis to provide for probable losses inherent in the portfolio.  Management assesses the risk in each loan type based on historical trends, the general economic environment of its local markets, individual loan performance and other relevant factors.

Individual credits are selected throughout the year for detailed loan reviews, which are utilized by management to assess the risk in the portfolio and the appropriateness of the allowance.  Due to the nature of commercial lending, evaluation of the appropriateness of the allowance as it relates to these types of loan types is often based more upon specific credit reviews, with consideration given to the potential impairment of certain credits and historical loss rates, adjusted for economic conditions and other inherent risk factors.

The following summarizes the activity in the allowance for loan loss, by portfolio segment (in thousands).  The following also presents the balance in the allowance for loan loss disaggregated on the basis of the Company’s impairment measurement method and the related recorded investment in loans, by portfolio segment (in thousands).

	Commercial and industrial	Commercial real estate	Residential real estate	Home equity	Consumer	DDA overdrafts	Total
December 31, 2013
Allowance for loan loss
Beginning balance	$498	$10,440	$5,229	$1,699	$81	$862	$18,809
Charge-offs	1,040	2,187	2,181	295	454	1,483	7,640
Recoveries	84	785	234	—	327	1,128	2,558
Provision	1,308	1,431	2,775	266	123	348	6,251
Provision for acquired loans with deteriorated credit quality	289	306	—	2	—	—	597
Ending balance	$1,139	$10,775	$6,057	$1,672	$77	$855	$20,575

December 31, 2012
Allowance for loan loss
Beginning balance	$590	$11,666	$4,839	$1,525	$88	$701	$19,409
Charge-offs	226	4,604	1,030	1,355	190	1,522	8,927
Recoveries	32	289	22	18	135	1,456	1,952
Provision	102	3,089	1,398	1,511	48	227	6,375
Ending balance	$498	$10,440	$5,229	$1,699	$81	$862	$18,809

As of December 31, 2013
Allowance for loan loss
Evaluated for impairment:
Individually	$—	$880	$—	$—	$—	$—	$880
Collectively	827	9,615	6,054	1,672	77	855	19,100
Acquired with deteriorated credit quality	312	280	3	—	—	—	595
Total	$1,139	$10,775	$6,057	$1,672	$77	$855	$20,575

Loans
Evaluated for impairment:
Individually	$—	$11,837	$459	$298	$—	$—	$12,594
Collectively	162,500	1,004,475	1,204,594	142,325	46,292	3,905	2,564,091
Acquired with deteriorated credit quality	1,984	24,554	2,097	767	110	—	29,512
Total	$164,484	$1,040,866	$1,207,150	$143,390	$46,402	$3,905	$2,606,197

As of December 31, 2012
Allowance for loan loss

Evaluated for impairment:
Individually	$—	$—	$—	$—	$—	$—	$—
Collectively	498	10,440	5,229	1,699	81	862	18,809
Acquired with deteriorated credit quality	—	—	—	—	—	—	—
Total	$498	$10,440	$5,229	$1,699	$81	$862	$18,809

Loans
Evaluated for impairment:
Individually	$—	$9,912	$469	$298	$—	$—	$10,679
Collectively	108,739	805,365	1,030,840	142,724	36,453	4,551	2,128,672
Acquired with deteriorated credit quality	—	6,693	126	88	111	—	7,018
Total	$108,739	$821,970	$1,031,435	$143,110	$36,564	$4,551	$2,146,369

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
Pass Ratings:
(a) Exceptional
Loans classified as exceptional are secured with liquid collateral conforming to the internal loan policy.  Loans rated within this category pose minimal risk of loss to the bank and the risk grade within this pool of loans is generally updated on an annual basis.

(b) Good
Loans classified as good have similar characteristics that include a strong balance sheet, satisfactory debt service coverage ratios, strong management and/or guarantors, and little exposure to economic cycles.  Loans within this category are generally reviewed on an annual basis.  Loans in this category generally have a low chance of loss to the bank.

(c) Acceptable
Loans classified as acceptable have acceptable liquidity levels, adequate debt service coverage ratios, experienced management, and have average exposure to economic cycles.  Loans within this category generally have a low risk of loss to the bank.

(d) Pass/watch
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

The following table presents the Company's commercial loans by credit quality indicators, by class (in thousands):

	Commercial and industrial	Commercial real estate	Total
December 31, 2013
Pass	$158,000	$958,186	$1,116,186
Special mention	648	20,072	20,720
Substandard	5,416	62,139	67,555
Doubtful	420	469	889
Total	$164,484	$1,040,866	$1,205,350

December 31, 2012
Pass	$105,690	$771,617	$877,307
Special mention	878	15,015	15,893
Substandard	2,171	35,338	37,509
Doubtful	—	—	—
Total	$108,739	$821,970	$930,709

The following table presents the Company's non-commercial loans by payment performance, by class (in thousands):

	Performing	Non-Performing	Total
December 31, 2013
Residential real estate	$1,204,331	$2,819	$1,207,150
Home equity - junior lien	143,112	278	143,390
Consumer	46,353	49	46,402
DDA overdrafts	3,900	5	3,905
Total	$1,397,696	$3,151	$1,400,847

December 31, 2012
Residential real estate	$1,029,142	$2,293	$1,031,435
Home equity - junior lien	141,961	1,149	143,110
Consumer	36,564	—	36,564
DDA overdrafts	4,548	3	4,551
Total	$1,212,215	$3,445	$1,215,660

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

The following presents an aging analysis of the Company’s accruing and non-accruing loans, by class (in thousands). The purchased credit-impaired loan column represents the purchased credit-impaired loans that the Company acquired that are contractually past due; however, are still performing in accordance with the Company's initial expectations.

	Originated Loans
	December 31, 2013
	Accruing
	Current	30-59 days	60-89 days	Over 90 days	Purchased-Credit Impaired	Non-accrual	Total
Residential real estate	$1,096,911	$4,123	$495	$231	$—	$1,905	$1,103,665
Home equity - junior lien	141,967	880	—	42	—	236	143,125
Commercial and industrial	144,197	—	—	—	—	79	144,276
Commercial real estate	835,908	668	—	—	—	13,097	849,673
Consumer	32,647	172	7	4	—	—	32,830
DDA overdrafts	3,511	374	15	5	—	—	3,905
Total	$2,255,141	$6,217	$517	$282	$—	$15,317	$2,277,474

	Acquired Loans
	December 31, 2013
	Accruing
	Current	30-59 days	60-89 days	Over 90 days	Purchased-Credit Impaired	Non-accrual	Total
Residential real estate	$101,789	$842	$172	$—	$—	$682	$103,485
Home equity - junior lien	265	—	—	—	—	—	265
Commercial and industrial	18,253	—	80	—	—	1,875	20,208
Commercial real estate	176,018	2,772	273	109	7,534	4,487	191,193
Consumer	12,876	622	29	45	—	—	13,572
DDA overdrafts	—	—	—	—	—	—	—
Total	$309,201	$4,236	$554	$154	$7,534	$7,044	$328,723

	Total Loans
	December 31, 2013
	Accruing
	Current	30-59 days	60-89 days	Over 90 days	Purchased-Credit Impaired	Non-accrual	Total
Residential real estate	$1,198,700	$4,965	$667	$231	$—	$2,587	$1,207,150
Home equity - junior lien	142,232	880	—	42	—	236	143,390
Commercial and industrial	162,450	—	80	—	—	1,954	164,484
Commercial real estate	1,011,926	3,440	273	109	7,534	17,584	1,040,866
Consumer	45,523	794	36	49	—	—	46,402
DDA overdrafts	3,511	374	15	5	—	—	3,905
Total	$2,564,342	$10,453	$1,071	$436	$7,534	$22,361	$2,606,197

	Originated Loans

	December 31, 2012
	Accruing
	Current	30-59 days	60-89 days	Over 90 days	Purchased-Credit Impaired	Non-accrual	Total
Residential real estate	$1,008,190	$4,910	$599	$239	$—	$2,054	$1,015,992
Home equity - junior lien	132,847	2,379	477	37	—	1,112	136,852
Commercial and industrial	105,989	260	236	—	—	98	106,583
Commercial real estate	766,404	433	199	1	—	15,930	782,967
Consumer	34,084	113	8	—	—	—	34,205
DDA overdrafts	4,270	270	8	3	—	—	4,551
Total	$2,051,784	$8,365	$1,527	$280	$—	$19,194	$2,081,150

	Acquired Loans
	December 31, 2012
	Accruing
	Current	30-59 days	60-89 days	Over 90 days	Purchased-Credit Impaired	Non-accrual	Total
Residential real estate	$15,443	$—	$—	$—	$—	$—	$15,443
Home equity - junior lien	6,258	—	—	—	—	—	6,258
Commercial and industrial	1,152	—	—	—	1,004	—	2,156
Commercial real estate	37,210	9	47	—	1,737	—	39,003
Consumer	2,359	—	—	—	—	—	2,359
DDA overdrafts	—	—	—	—	—	—	—
Total	$62,422	$9	$47	$—	$2,741	$—	$65,219

	Total Loans
	December 31, 2012
	Accruing
	Current	30-59 days	60-89 days	Over 90 days	Purchased-Credit Impaired	Non-accrual	Total
Residential real estate	$1,023,633	$4,910	$599	$239	$—	$2,054	$1,031,435
Home equity - junior lien	139,105	2,379	477	37	—	1,112	143,110
Commercial and industrial	107,141	260	236	—	1,004	98	108,739
Commercial real estate	803,614	442	246	1	1,737	15,930	821,970
Consumer	36,443	113	8	—	—	—	36,564
DDA overdrafts	4,270	270	8	3	—	—	4,551
Total	$2,114,206	$8,374	$1,574	$280	$2,741	$19,194	$2,146,369

The following presents the Company’s impaired loans, by class (in thousands):

	December 31, 2013			December 31, 2012
		Unpaid			Unpaid
	Recorded	Principal	Related	Recorded	Principal	Related
	Investment	Balance	Allowance	Investment	Balance	Allowance
With no related allowance recorded:
Residential real estate	$459	$459	$—	$469	$469	$—
Home equity - junior liens	298	298	—	298	298	—
Commercial and industrial	—	—	—	—	—	—
Commercial real estate	8,421	8,361	—	9,912	14,781	—
Consumer	—	—	—	—	—	—
DDA overdrafts	—	—	—	—	—	—
Total	$9,178	$9,118	$—	$10,679	$15,548	$—

With an allowance recorded
Residential real estate	$—	$—	$—	$—	$—	$—
Home equity - junior liens	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—
Commercial real estate	3,416	3,416	880	—	—	—
Consumer	—	—	—	—	—	—
DDA overdrafts	—	—	—	—	—	—
Total	$3,416	$3,416	$880	$—	$—	$—

The following table presents information related to the average recorded investment and interest income recognized on the Company’s impaired loans, by class (in thousands):

	For the year ended
	December 31, 2013		December 31, 2012
	Average	Interest	Average	Interest
	Recorded	Income	Recorded	Income
	Investment	Recognized	Investment	Recognized
With no related allowance recorded:
Residential real estate	$463	$—	$—	$—
Home equity - junior liens	298	—	—	—
Commercial and industrial	—	—	—	—
Commercial real estate	9,006	57	13,124	—
Consumer	—	—	—	—
DDA overdrafts	—	—	—	—
Total	$9,767	$57	$13,124	$—

With an allowance recorded
Residential real estate	$—	$—	$—	$—
Home equity - junior liens	—	—	—	—
Commercial and industrial	—	—	—	—
Commercial real estate	3,324	—	—	—
Consumer	—	—	—	—
DDA overdrafts	—	—	—	—
Total	$3,324	$—	$—	$—

On non-accrual and impaired loans, approximately $0.6 million, $1.0 million and $0.8 million of interest income would have been recognized during the year ended December 31, 2013, 2012 and 2011, respectively, if such loans had been current in accordance with their original terms.  There were no commitments to provide additional funds on non-accrual, impaired or other potential problem loans at December 31, 2013.

Loan Modifications

The Company’s policy on loan modifications typically does not allow for modifications that would be considered a concession from the Company.  However, when there is a modification, the Company evaluates each modification to determine if the modification constitutes a troubled debt restructuring (“TDR”) in accordance with ASU 2011-2, whereby a modification of a loan would be considered a TDR when both of the following conditions are met: (1) a borrower is experiencing financial difficulty and (2) the modification constitutes a concession.  When determining whether the borrower is experiencing financial difficulties, the Company reviews whether the debtor is currently in payment default on any of its debt or whether it is probable that the debtor would be in payment default in the foreseeable future without the modification.  Other indicators of financial difficulty include whether the debtor has declared or is in the process of declaring bankruptcy, the debtor’s ability to continue as a going concern, or the debtor’s projected cash flow to service its debt (including principal and interest) in accordance with the contractual terms for the foreseeable future, without a modification.

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

The following tables set forth the Company’s TDRs (in thousands):

	December 31, 2013			December 31, 2012
		Non-			Non-
	Accruing	Accruing	Total	Accruing	Accruing	Total
Commercial and industrial	$88	$—	$88	$101	$—	$101
Commercial real estate	1,783	—	1,783	734	—	734
Residential real estate	18,651	1,693	20,344	18,826	162	18,988
Home equity	2,859	14	2,873	3,325	418	3,743
Consumer	—	—	—	142	—	142
	$23,381	$1,707	$25,088	$23,128	$580	$23,708

	New TDRs			New TDRs
	For the year ended			For the year ended
	December 31, 2013			December 31, 2012
		Pre	Post		Pre	Post
		Modification	Modification		Modification	Modification
		Outstanding	Outstanding		Outstanding	Outstanding
	Number of	Recorded	Recorded	Number of	Recorded	Recorded
	Contracts	Investment	Investment	Contracts	Investment	Investment
Commercial and industrial	1	$88	$88	1	$101	$101
Commercial real estate	3	1,564	1,559	1	184	179
Residential real estate	36	4,041	4,041	7	899	899
Home equity	17	473	473	15	973	973
Consumer	—	—	—	1	142	142
	57	$6,166	$6,161	25	$2,299	$2,294

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

As the Company redeemed the outstanding Notes, no gain or loss was recognized in the Company’s financial statements and the remaining mortgage loans were recorded in the Company’s loan portfolio as “previously securitized loans,” at the lower of carrying value or fair value.  Because the carrying value of the mortgage loans incorporated assumptions for expected prepayment and default rates, the carrying value of the loans was generally less than the actual outstanding contractual balance of the loans.  As of December 31, 2013, there was no carrying value remaining on these loans; while the actual contractual balance of these loans was $6.2 million.  During the years ended December 31, 2013, 2012 and 2011, the Company recognized $2.5 million, $3.3 million and $3.1 million, respectively, of interest income from its previously securitized loans.

NOTE EIGHT – PREMISES AND EQUIPMENT

A summary of premises and equipment and related accumulated depreciation is summarized as follows (in thousands):

	Estimated Useful Life	2013	2012

Land		$31,499	$29,383
Buildings and improvements	10 to 30 yrs.	85,879	76,892
Equipment	3 to 7 yrs.	39,418	38,539
		156,796	144,814
Less: accumulated depreciation		(74,248)	(72,086)
		$82,548	$72,728

NOTE NINE – GOODWILL AND OTHER INTANGIBLE ASSETS

The amount of goodwill approximated $71.4 million and $63.0 million at December 31, 2013 and 2012, respectively.  The Company completed its annual assessment of the carrying value of goodwill during 2013 and concluded that its carrying value was not impaired.

The following table summarizes core deposit intangibles, which are subject to amortization (in thousands):

	2013	2012

Gross carrying amount	$8,387	$5,677
Accumulated amortization	(4,646)	(3,608)
	$3,741	$2,069

During 2013, 2012 and 2011, the Company recognized pre-tax amortization expense of $1.0 million, $0.5 million and $0.4 million, respectively, associated with its core deposit intangible assets.  The estimated amortization expense for core deposit intangible assets for each of the next five years is as follows (in thousands):

2014	$944
2015	652
2016	440
2017	386
2018	341
Thereafter	978
$3,741

NOTE TEN – SCHEDULED MATURITIES OF TIME DEPOSITS

Scheduled maturities of time deposits outstanding at December 31, 2013 are summarized as follows (in thousands):

2014	$607,729
2015	207,203
2016	114,163
2017	64,390
2018	84,066
Over five years	55
$1,077,606

Scheduled maturities of time deposits of $100,000 or more outstanding, are summarized as follows (in thousands):

	2013	2012

Within one year	$207,647	$166,285
Over one through two years	71,440	58,320
Over two through three years	47,789	28,490
Over three through four years	26,745	39,004
Over four through five years	39,843	9,704
Over five years	—	—
	$393,464	$301,803

NOTE ELEVEN – SHORT-TERM DEBT

A summary of short-term borrowings are as follows (dollars in thousands):

	2013	2012	2011

Balance at end of year:
Securities repurchase agreements	$137,798	$114,646	$114,050
Federal Funds purchased	—	—	75,000
Total	$137,798	$114,646	$189,050

Avg. outstanding during the year:
Securities repurchase agreements	$127,616	$121,270	$122,693
Federal Funds purchased	63	510	576
FHLB advances	—	—	300

Max. outstanding at any month end:
Securities repurchase agreements	$150,943	$131,971	$139,607
Federal Funds purchased	—	—	75,000
FHLB advances	—	—	367

Weighted-average interest rate:
During the year:
Securities repurchase agreements	0.25%	0.26%	0.25%
Federal Funds purchased	0.31%	0.28%	0.28%
FHLB advances	—	—	4.36%
End of the year:
Securities repurchase agreements	0.25%	0.26%	0.25%
Federal Funds purchased	0.31%	0.28%	0.28%
FHLB advances	—	—	—

Through City National, the Company has purchased 52,784 shares of Federal Home Loan Bank (“FHLB”) stock at par value as of December 31, 2013. Such purchases are required based on City National’s maximum borrowing capacity with the FHLB.  Additionally, FHLB stock entitles the Company to dividends declared by the FHLB and provides an additional source of short-term and long-term funding, in the form of collateralized advances. Financing obtained from the FHLB is based, in part, on the amount of qualifying collateral available, specifically 1-4 family residential mortgages, other residential mortgages, and commercial real estate and other non-residential mortgage loans. At December 31, 2013 and 2012, collateral pledged to the FHLB included approximately $1.7 billion and $1.5 billion, respectively, in investment securities and one-to-four-family residential property loans.  In addition to the short-term financing discussed above and long-term financing (see Note Twelve), at December 31, 2013 and 2012, City National had an additional $1.4 billion and $1.1 billion, respectively, available from unused portions of lines of credit with the FHLB and other financial institutions.

NOTE TWELVE – LONG-TERM DEBT

The components of long-term debt are summarized below (dollars in thousands):

	2013	2012

Junior subordinated debentures owed to City Holding Capital Trust III, due 2038, interest at a rate of 3.74% and 3.89%, respectively	$16,495	$16,495

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

As of December 31, 2013 and 2012, the Company has derivative financial instruments not included in hedge relationships.  These derivatives consist of interest rate swaps used for interest rate management purposes and derivatives executed with commercial banking customers to facilitate their interest rate management strategies.

The following table summarizes the fair value of these derivative instruments (in thousands):

	2013	2012
Fair Value:
Other Assets	$3,538	$14,012
Other Liabilities	3,538	14,012

The following table summarizes the change in fair value of these derivative instruments (in thousands):

	Year Ended December 31,
	2013	2012	2011
Change in Fair Value:
Other income - derivative asset	$(10,148)	$1,921	$8,241
Other income - derivative liability	10,148	(1,921)	(8,241)

Certain financial instruments, including derivatives, may be eligible for offset in the consolidated balance sheet and/or subject to master netting arrangements. The Company's derivative transactions with financial institution counterparties are generally executed under International Swaps and Derivative Association ("ISDA") master agreements which include "right of setoff" provisions. In such cases there is generally a legally enforceable right to offset recognized amounts and there may be an intention to settle such amounts on a net basis. Nonetheless, the Company does not generally offset financial instruments for financial reporting purposes. Information about financial instruments that are eligible for offset in the consolidated balance sheet as of December 31, 2013 is presented in the following tables (in thousands):

Gross Amounts
Not Offset in the Statement
of Financial Position
Total
of Gross
Amounts
Not Offset in
the Statement
of Financial
Position
				Netting		Including
		Gross	Net Amounts	Adjustment		Applicable
		Amounts	of Assets	per		Netting
	Gross	Offset in the	presented in	Applicable		Agreement
	Amounts of	Statement of	the Statement	Master	Fair Value	and Fair
	Recognized	Financial	of Financial	Netting	of Financial	Value of
Description	Assets	Position	Position	Arrangements	Collateral	Collateral	Net Amount
	(a)	(b)	(c)=(a)-(b)			(d)	(c)-(d)
Derivative assets:
Interest rate swap agreements	$3,538	$—	$3,538	$—	$3,538	$3,538	$—

Gross Amounts
Not Offset in the Statement
of Financial Position
Total
of Gross
Amounts
Not Offset in
the Statement
of Financial
Position
				Netting		Including
		Gross	Net Amounts	Adjustment		Applicable
		Amounts	of Liabilities	per		Netting
	Gross	Offset in the	presented in	Applicable		Agreement
	Amounts of	Statement of	the Statement	Master	Fair Value	and Fair
	Recognized	Financial	of Financial	Netting	of Financial	Value of
Description	Liabilities	Position	Position	Arrangements	Collateral	Collateral	Net Amount
	(a)	(b)	(c)=(a)-(b)			(d)	(c)-(d)
Derivative liabilities:
Interest rate swap agreements	$3,538	$—	$3,538	$—	$11,376	$11,376	$—

NOTE FOURTEEN – INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	2013	2012
Deferred tax assets:
Previously securitized loans	$5,166	$5,921
Allowance for loan losses	7,566	7,100
Deferred compensation payable	3,774	2,812
Underfunded pension liability	1,675	3,029
Accrued expenses	2,830	1,869
Impaired assets	1,028	1,086
Impaired securities losses	9,519	9,814
Unrealized securities losses	1,230	—
Intangible assets	8,081	2,928
Other	3,109	2,963
Total Deferred Tax Assets	43,978	37,522
Deferred tax liabilities:
Unrealized securities gains	—	2,145
Other	1,813	2,640
Total Deferred Tax Liabilities	1,813	4,785
Net Deferred Tax Assets	$42,165	$32,737

No valuation allowance for deferred tax assets was recorded at December 31, 2013 and 2012 as the Company believes it is more likely than not that all of the deferred tax assets will be realized because they were supported by recoverable taxes paid in prior years.

Significant components of the provision for income taxes are as follows (in thousands):

	2013	2012	2011
Current:
Federal	$18,808	$15,509	$20,052
State	1,781	2,259	2,809
Total current tax expense	20,589	17,768	22,861

Total deferred tax expense (benefit)	4,686	2,530	(2,290)
Income tax expense	$25,275	$20,298	$20,571

     A reconciliation of the significant differences between the federal statutory income tax rate and the Company’s effective income tax rate is as follows (in thousands):

	2013	2012	2011

Computed federal taxes at statutory rate	$25,722	$20,735	$21,437
State income taxes, net of federal tax benefit	1,982	1,591	1,654
Tax effects of:
Tax-exempt interest income	(616)	(712)	(785)
Bank-owned life insurance	(1,187)	(1,044)	(1,172)
Tax reserve adjustment	24	8	(70)
Other items, net	(650)	(280)	(493)
Income tax expense	$25,275	$20,298	$20,571

The entire amount of the Company’s unrecognized tax benefits if recognized, would favorably affect the Company’s effective tax rate.   The Company anticipates that it will release $2.6 million over the next 12 months.  A reconciliation of the beginning and ending balance of unrecognized tax benefits is as follows (in thousands):

	2013	2012

Balance at January 1,	$4,376	$3,649
Additions for current year tax positions	341	727
Additions for prior year tax positions	—	—
Decreases for prior year tax positions	—	—
Decreases for settlements with tax authorities	—	—
Decreases related to lapse of applicable statute of limitation	—	—
Balance at December 31	$4,717	$4,376

Interest and penalties on income tax uncertainties are included in income tax expense.  During 2013, 2012 and 2011, the provision related to interest and penalties was $0.1 million, $0.2 million, and $0.1 million, respectively.  The balance of accrued interest and penalties at December 31, 2013 and 2012 was $0.3 million and $0.3 million, respectively.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2010 through 2012. The Company and its subsidiaries state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2009 through 2012.

NOTE FIFTEEN – EMPLOYEE BENEFIT PLANS

Pursuant to the terms of the City Holding Company 2003 Incentive Plan and the City Holding Company 2013 Incentive Plan (the "2003 Plan" and "2013 Plan", respectively), the Compensation Committee of the Board of Directors, or its delegate, may, from time-to-time, grant stock options, stock appreciation rights (“SARs”), or stock awards to employees, directors and individuals who provide service to the Company (collectively, "Plan Participants").  The 2003 Plan expired in April of 2013 and the 2013 Plan was approved by the shareholders in April 2013. A maximum of 750,000 shares of the Company’s common stock may be issued under the 2013 plan upon the exercise of stock options, SARs and stock awards, subject to certain limitations.  These limitations may be adjusted in the event of a change in the number of outstanding shares of common stock by reason of a stock dividend, stock split or other similar event.  Specific terms of options and SARs awarded, including vesting periods, exercise prices (stock price at date of grant) and expiration dates are determined at the date of grant and are evidenced by agreements between the Company and the awardee.  The exercise price of the option grants equals the market price of the Company’s stock on the date of grant.  All incentive stock options and SARs will be exercisable up to 10 years from the date granted and all options and SARs are exercisable for the period specified in the individual agreement.  As of December 31, 2013, under both Plans, 411,601 stock options had been awarded and 188,994 stock awards had been awarded.

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

Stock Options

A summary of the Company’s stock option activity and related information is presented below:

	2013		2012		2011
	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price

Outstanding at January 1	289,544	$34.38	293,817	$33.95	287,393	$33.64
Granted	15,475	37.74	16,876	35.39	16,000	35.09
Exercised	(126,168)	33.57	(18,899)	28.78	(9,576)	26.63
Forfeited	(5,250)	34.56	(2,250)	33.28	—	—
Outstanding at December 31	173,601	35.26	289,544	34.38	293,817	33.95

Exercisable at end of year	76,832	37.97	183,584	34.70	185,317	33.70

Nonvested at beginning of year	105,960	33.81	108,500	34.38	109,000	35.10
Granted during the year	15,475	37.74	16,876	35.39	16,000	35.09
Vested during the year	(23,166)	39.64	(18,166)	38.87	(16,500)	39.34
Forfeited during the year	(1,500)	30.38	(1,250)	30.38	—	—
Nonvested at end of year	96,769	$33.10	105,960	$33.81	108,500	$34.38

Additional information regarding stock options outstanding and exercisable at December 31, 2013, is provided in the following table:

Ranges of Exercise Prices	No. of Options Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Months)	Aggregate Intrinsic Value (in thousands)	No. of Options Currently Exercisable	Weighted-Average Exercise Price of Options Currently Exercisable	Weighted-Average Remaining Contractual Life (Months)	Aggregate Intrinsic Value of Options Currently Exercisable (in thousands)
26.62 - 33.90	58,750	30.23	57	$946	10,332	$30.52	21	$163
35.09 - 40.88	114,851	37.83	63	976	66,500	39.13	37	479
	173,601			$1,922	76,832			$642

Proceeds from stock option exercises were $4.2 million in 2013, $0.5 million in 2012, and $0.3 million in 2011. Shares issued in connection with stock option exercises are issued from available treasury shares. If no treasury shares are available, new shares are issued from available authorized shares. During 2013, 2012 and 2011, all shares issued in connection with stock option exercises and restricted stock awards were issued from available treasury stock.

The total intrinsic value of stock options exercised was $0.9 million in 2013, $0.1 million in 2012 and less than $0.1 million in 2011, respectively.

Stock-based compensation expense related to stock options totaled $0.2 million for each of the years ended December 31, 2013, 2012 and 2011.  The total income tax benefit recognized in the accompanying consolidated statements of income related to stock-based compensation was $0.3 million in 2013 and less than $0.1 million in 2012 and 2011.  Unrecognized stock-based compensation expense related to stock options approximated $0.4 million at December 31, 2013. At such date, the weighted-average period over which this unrecognized expense was expected to be recognized was 1.6 years.

The fair value of the options is estimated at the date of grant using a Black-Scholes option-pricing model.   The following weighted average assumptions were used to estimate the fair value of options granted:

	2013	2012	2011

Risk-free interest rate	1.88%	2.51%	3.07%
Expected dividend yield	3.70%	3.90%	3.88%
Volatility factor	41.35%	48.40%	41.12%
Expected life of option	8.0 years	5.0 years	8.0 years

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

Restricted shares are generally forfeited if officers and employees terminate prior to the lapsing of restrictions. The Company records forfeitures of restricted stock as treasury share repurchases and any compensation cost previously recognized is reversed in the period of forfeiture.  Recipients of restricted shares do not pay any cash consideration to the Company for the shares, have the right to vote all shares subject to such grant and receive all dividends with respect to such shares, whether or not the shares have vested.  Stock-based compensation expense related to restricted shares was approximately $0.8 million for the year ended December 31, 2013 and $0.6 million for each of the years ended December 31, 2012 and 2011.  Unrecognized stock-based compensation expense related to non-vested restricted shares was $2.7 million at December 31, 2013. At December 31, 2013, this unrecognized expense is expected to be recognized over 3.9 years based on the weighted average-life of the restricted shares.

A summary of the Company’s restricted shares activity and related information is presented below:

	2013		2012		2011
	Restricted Awards	Average Market Price at Grant	Restricted Awards	Average Market Price at Grant	Restricted Awards	Average Market Price at Grant

Outstanding at January 1	116,711		108,209		96,060
Granted	35,083	$38.07	23,336	$34.94	14,050	$35.08
Forfeited/Vested	(9,325)		(14,834)		(1,901)
Outstanding at December 31	142,469		116,711		108,209

Benefit Plans

The Company provides retirement benefits to its employees through the City Holding Company 401(k) Plan and Trust (“the 401(k) Plan”), which is intended to be compliant with Employee Retirement Income Security Act (ERISA) section 404(c). The Company’s total expense associated with the retirement benefit plan approximated $0.8 million in 2013 and $0.6 million in both 2012 and 2011.  The total number of shares of the Company’s common stock held by the 401(k) Plan as of December 31, 2013 and 2012 is 271,749 and 293,703, respectively.

The Company maintains two defined benefit pension plan (“the Defined Benefit Plans”), which were inherited from the Company's acquisition of the plan sponsors (Horizon Bancorp, Inc. and Community Financial Corporation). The Horizon Defined Benefit Plan was frozen in 1999 and maintains a December 31st year-end for purposes of computing its benefit obligations. The Community Defined Benefit Plan was frozen as of December 31, 2012 and maintains a March 31st year-end for purposes of computing its benefit obligations.

Primarily as a result of the interest rate environment over the past several years, the benefit obligation exceeded the estimated fair value of plan assets as of December 31, 2013 and December 31, 2012. The Company has recorded a pension liability of $2.8 million and $4.2 million as of December 31, 2013 and 2012, included within Other Liabilities within the Consolidated Balance Sheets, and a $2.9 million and $5.0 million, net of tax, underfunded pension liability in Accumulated Other Comprehensive Income within Shareholders’ Equity at December 31, 2013 and 2012, respectively. The following table summarizes activity within the Defined Benefit Plans (dollars in thousands):

	Pension Benefits
	2013	2012

Change in fair value of plan assets:
Fair value at beginning of measurement period	$9,663	$8,952
Acquisition	4,558	—
Actual gain (loss) on plan assets	1,412	734
Contributions	538	736
Benefits paid	(1,445)	(759)
Fair value at end of measurement period	14,726	9,663

Change in benefit obligation:
Benefit obligation at beginning of measurement period	(13,827)	(12,943)
Acquisition	(6,297)	—
Interest cost	(776)	(635)
Actuarial loss	1,931	(1,008)
Benefits paid	1,445	759
Benefit obligation at end of measurement period	(17,524)	(13,827)
Funded status	(2,798)	(4,164)

Unrecognized net actuarial gain	4,555	8,024
Other comprehensive loss	(4,555)	(8,024)
Accrued Benefit Cost	$(2,798)	$(4,164)

Weighted-average assumptions for balance sheet liability at end of year:
Discount rate	4.89%	4.31%
Expected long-term rate of return	7.35%	7.46%

Weighted-average assumptions for benefit cost at beginning of year:
Discount rate	4.31%	5.06%
Expected long-term rate of return	7.46%	8.00%

The following table presents the components of the net periodic pension cost of the Defined Benefit Plans (in thousands):

	Pension Benefits
	2013	2012	2011

Components of net periodic benefit:
Interest cost	$776	$635	$650
Expected return on plan assets	(979)	(810)	(811)
Net amortization and deferral	1,106	696	547
Net Periodic Pension Cost	$903	$521	$386

The Horizon Defined Benefit Plan is administered by the West Virginia Bankers Association (“WVBA”) and all investment policies and strategies are established by the WVBA Pension Committee. The policy established by the Pension Committee is to invest assets per target allocations, as detailed in the table below. The assets are reallocated periodically to meet these target allocations. The investment policy is reviewed periodically, under the advisement of a certified investment advisor, to determine if the policy should be revised.

The overall investment return goal is to achieve a return greater than a blended mix of stated indices tailored to the same asset mix of the plan assets by 0.5%, after fees, over a rolling five years moving average basis. Allowable assets include cash equivalents, fixed income securities, equity securities, alternative investments, mutual funds, exchange-traded funds, managed separate accounts, investment partnerships and commingled funds. Prohibited investments include, but are not limited to, private placements, limited partnerships, venture capital investments, direct investment in private real estate properties and residual remics. Unless explicitly authorized by the Pension Committee, the use of leverage or speculative use of derivatives is prohibited unless as part of an alternative asset program or as means for real asset managers to hedge investment risk or replicate investment positions at a lower cost than would otherwise be created in a cash market. Managers using derivatives must have systems in place to rigorously analyze and monitor duration, liquidity and counter-party credit risk in order to minimize the risk associated with the use of derivatives.

In order to achieve a prudent level of portfolio diversification, the securities of any one company are not to exceed more than 15% of the total plan assets, and no more than 25% of total plan assets are to be invested in any one industry (other than securities of the U.S. government or agencies thereof). Additionally, no more than 25% of plan assets shall be invested in foreign securities (both equity and fixed), if any. Exchange traded index funds are allowable investments and are not subject to these restrictions.

The expected long-term rate of return for the plan’s assets is based on the expected return of each of the categories, weighted based on the median of the target allocation for each class, noted in the table below. The target, allowable, and current allocation percentages of plan assets are as follows:

	Target Allocation 2013	Allowable- Allocation Range	Percentage of Plan Assets At December 31
			2013	2012

Equity securities	58%	40-100%	53%	39%
Fixed income securities	30%	20-40%	28%	36%
Cash and cash equivalents	2%	3-10%	7%	25%
Alternative investments	10%	0-15%	12%	—%
Total	100%		100%	100%

The Community Defined Benefit Plan is administered by the Virginia Bankers Association ("VBA") and all investment polices are established by the Board of Directors of the VBA Benefits Corporation. The investment goal is to provide asset allocation models with varying degrees of investment return and risk consistent with each bank's funding objectives and participant demographics. The Board of Directors shall at least annually review the overall investment program, and each investment alternative, to ensure the current investment mix will achieve the goals of the Plan and participating banks.

The performance goal for the investments of the Plan is to exceed the investment benchmarks over the most recent three and five year periods while taking less risk than the market. Approved asset classes include equity securities, fixed income securities and cash equivalents.

Allocations to the equity and fixed income asset classes may vary within a range of + or - 5% of the noted Target, as detailed in the table below. The minimum and maximum allocations for each sub-asset class within the equity and fixed classes are equity to 50% and 150%, respectively, of its long-term strategy target allocation.

The expected long-term rate of return for the plan’s assets is based on the expected return of each of the categories, weighted based on the median of the target allocation for each class, noted in the table below. The target, allowable, and current allocation percentages of plan assets are as follows:

	Target Allocation 2013	Allowable- Allocation Range	Percentage of Plan Assets at December 31, 2013

Equity securities	25%	20%-30%	26%
Fixed income securities	75%	70%-80%	74%
	100%		100%

The major categories of assets in the Company’s Defined Benefit Plans as of year-end are presented in the following table (in thousands).  Assets are segregated by the level of the valuation inputs within the fair value hierarchy established by ASC Topic 820 utilized to measure fair value (See Note Twenty).

	Total	Level 1	Level 2	Level 3
2013
Cash and cash equivalents	$714	$714	$—	$—
Mutual funds	5,991	5,267	724	—
Investment funds	1,305	—	809	496
Common stocks	4,399	3,477	922	—
Mortgage-backed securities	151	—	151	—
Government and GSE bonds	1,367	—	1,367	—
Corporate Bonds	799	—	799	—
Total	$14,726	$9,458	$4,772	$496

2012
Cash and cash equivalents	$2,023	$2,023	$—	$—
Mutual funds	2,220	1,139	1,081	—
Common stocks	3,034	2,552	482	—
Mortgage-backed securities	524	—	524	—
Government and GSE bonds	1,344	—	1,344	—
Corporate Bonds	518	—	518	—
Total	$9,663	$5,714	$3,949	$—

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

The Company anticipates making contributions to the plan of $0.4 million for the year ending December 31, 2014. The following table summarizes the expected benefits to be paid in each of the next five years and in the aggregate for the five years thereafter:

Plan Year Ending December 31	Expected Benefits to be Paid
(in thousands)

2014	$970
2015	990
2016	1,005
2017	1,023
2018	1,056
2019 through 2023	5,501

In addition, the Company and its subsidiary participate in the Pentegra Defined Benefit Plan for Financial Institutions ("The Pentegra DB Plan"), a tax-qualified defined benefit pension plan. The Pentegra DB Plan's Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan, contributions made by a participating employer may be used to provide benefits to participants of other participating employers. The funded status as of July 1, 2013 (the latest available valuation report) was 100.42%. It is the policy of the Company to fund the normal cost of the Pentegra DB Plan on an annual basis.  Other than for normal plan expenses, no contributions were required for the years ended December 31, 2013, 2012 and 2011.  The benefits of the Pentegra DB Plan were frozen prior to the acquisition of Classic Bancshares in 2005, and it is the intention of the Company to fund benefit amounts when assets of the plan are sufficient.

The Company has entered into employment contracts with certain of its current and former executive officers. The employment contracts provide for, among other things, the payment of termination compensation in the event an executive officer either voluntarily or involuntarily terminates his employment with the Company for other than “Just Cause.” The cost of these benefits was accrued over the four years service period for each executive and is included in Other Liabilities within the Consolidated Balance Sheets. The liability was $2.0 million at both December 31, 2013 and 2012 and is fully vested, so there was no charge to operations was incurred for the years ended December 31, 2013 and December 31, 2012.

Certain entities previously acquired by the Company had entered into individual deferred compensation and supplemental retirement agreements with certain current and former directors and officers. The Company has assumed the liabilities associated with these agreements, the cost of which is being accrued over the period of active service from the date of the respective agreement. The cost of such agreements approximated $0.2 million during 2013, 2012, and 2011, respectively. The liability for such agreements approximated $7.0 million and $3.9 million at December 31, 2013 and December 31, 2012, respectively and is included within Other Liabilities in the accompanying Consolidated Balance Sheets.
To assist in funding the above liabilities, the acquired entities had insured the lives of certain current and former directors and officers. The Company is the current owner and beneficiary of insurance policies with a cash surrender value approximating $7.6 million and $7.4 million at December 31, 2013 and 2012, respectively, which is included in Other Assets in the accompanying Consolidated Balance Sheets.

NOTE SIXTEEN – RELATED PARTY TRANSACTIONS

City National has granted loans to certain non-executive officers and directors of the Company and its subsidiaries, and to their associates totaling $18.6 million at December 31, 2013 and $16.7 million at December 31, 2012. The loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with third-party lending arrangements.  During 2013, total principal additions were $8.0 million and total principal reductions were $6.1 million.

NOTE SEVENTEEN – COMMITMENTS AND CONTINGENCIES

The Company is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  The Company has entered into agreements with its customers to extend credit or provide a conditional commitment to provide payment on drafts presented in accordance with the terms of the underlying credit documents. The Company also provides overdraft protection to certain demand deposit customers that represent an unfunded commitment.  Overdraft protection commitments, which are included with other commitments below, are uncollateralized and are paid at the Company’s discretion.  Conditional commitments generally include standby and commercial letters of credit. Standby letters of credit represent an obligation of the Company to a designated third party contingent upon the failure of a customer of the Company to perform under the terms of the underlying contract between the customer and the third party. Commercial letters of credit are issued specifically to facilitate trade or commerce. Under the terms of a commercial letter of credit, drafts will be drawn when the underlying transaction is consummated, as intended, between the customer and a third party. The funded portion of these financial instruments is reflected in the Company’s balance sheet, while the unfunded portion of these commitments is not reflected in the balance sheet.  The table below presents a summary of the contractual obligations of the Company resulting from significant commitments (in thousands):

	December 31, 2013	December 31, 2012

Commitments to extend credit:
Home equity lines	$174,417	$156,274
Commercial real estate	42,209	33,869
Other commitments	201,065	171,670
Standby letters of credit	14,122	16,743
Commercial letters of credit	1,555	425

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

NOTE EIGHTEEN – PREFERRED STOCK

 The Company’s Board of Directors has the authority to issue preferred stock, and to the designation, preferences, rights, dividends and all other attributes of such preferred stock, without any vote or action by the shareholders.  As of December 31, 2013, no such shares were outstanding, nor were any expected to be issued.

NOTE NINETEEN – REGULATORY REQUIREMENTS AND CAPITAL RATIOS

The principal source of income and cash for City Holding (the “Parent Company”) is dividends from City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. Approval is also required if dividends declared would cause City National’s regulatory capital to fall below specified minimum levels.  At December 31, 2013, City National could pay dividends up to $5.2 million without prior regulatory permission.

During 2013, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders, (2) remit interest payments on the Company’s junior subordinated debentures and (3) fund the acquisition of Community Financial Corporation. As of December 31, 2013, the Parent Company reported a cash balance of approximately $28.4 million.  Management believes that the Parent Company’s available cash balance, together with cash dividends from City National, is adequate to satisfy its funding and cash needs in 2014.

The Company, including City National, is subject to various regulatory capital requirements administered by the various banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, action by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and City National must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The Company’s and City National’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and City National to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 2013, that the Company and City National met all capital adequacy requirements to which they were subject.

As of December 31, 2013, the most recent notifications from banking regulatory agencies categorized the Company and City National as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since these notifications that management believes have changed the institutions’ categories. The Company’s and City National’s actual capital amounts and ratios are presented in the following table (dollars in thousands):

	2013		2012		Well Capitalized Ratio	Minimum Ratio
	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets):
Consolidated	$346,039	13.8%	$298,321	13.9%	10.0%	8.0%
City National	302,817	12.2%	264,126	12.4%	10.0%	8.0%

Tier I Capital (to Risk-Weighted Assets):
Consolidated	$324,859	13.0%	$279,106	13.0%	6.0%	4.0%
City National	282,221	11.4%	245,273	11.5%	6.0%	4.0%

Tier I Capital (to Average Assets):
Consolidated	$324,859	9.8%	$279,106	9.8%	5.0%	4.0%
City National	282,221	8.6%	245,273	8.7%	5.0%	4.0%

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

The Company utilizes a third party pricing service provider to value its Level 1 and Level 2 investment securities.  Annually, the Company obtains an independent auditor’s report from its third party pricing service provider regarding its controls over investment securities.  Although no control deficiencies were noted, the report did contain caveats and disclaimers regarding the pricing information, such as the Company should review fair values for reasonableness.  On a quarterly basis, the Company selects a sample of its debt securities and reprices those securities with a third party that is independent of the primary pricing service provider to verify the reasonableness of the fair values. In addition, the Company selects a sample of securities and reviews the underlying support from the primary pricing service provider.

The Company has determined that its pooled trust preferred securities should be priced using Level 3 inputs in accordance with ASC Topic 820 and guidance issued by the SEC.  The Company has determined that there are few observable transactions and market quotations available for pooled trust preferred securities and they are not reliable for purposes of determining fair value at December 31, 2013.  Due to these circumstances, the Company has elected to utilize an income valuation approach produced by a third party pricing source.  This third party model utilizes deferral and default probabilities for the underlying issuers, estimated prepayment rates and assumes no future recoveries of any defaults or deferrals.  The Company then compares the values provided by the third party model with other external sources.  At such time as there are observable transactions or quoted prices that are associated with an orderly and active market for pooled trust preferred securities, the Company will incorporate such market values in its estimate of fair values for these securities.

Derivatives. Derivatives are reported at fair value utilizing Level 2 inputs.  The Company utilizes a market approach by obtaining dealer quotations to value its customer interest rate swaps.  The Company’s derivatives are included within its Other Assets and Other Liabilities in the accompanying consolidated balance sheets. Derivative assets are typically secured through securities with financial counterparties or cross collateralization with a borrowing customer. Derivative liabilities are typically secured through the Company pledging securities to financial counterparties or, in the case of a borrowing customer, by the right of setoff. The Company considers such factors such as the likelihood of default by itself and its counterparties, right of setoff, and remaining maturities in determining the appropriate fair value adjustments. All derivative counterparties approved by the Company's Asset and Liability Committee ("ALCO") are regularly reviewed, and appropriate business action is taken to adjust the exposure to certain counterparties, if necessary. Counterparty exposure is evaluated by netting positions that are subject to master netting agreements, as well as considering the amount of marketable collateral securing the position. This approach used to estimate impacted exposures to counterparties is also used by the Company to estimate its own credit risk in derivative liability positions. To date, no material losses have been incurred due to a counterparty's inability to pay any undercollateralized position. There was no significant change in the value of derivative assets and liabilities attributed to credit risk during the year ended December 31, 2013.

The Company may be required, from time to time, to measure certain financial assets and financial liabilities at fair value on a nonrecurring basis.  Financial assets measured at fair value on a nonrecurring basis include impaired loans reported at the fair value of the underlying collateral if repayment is expected solely from the collateral.  Collateral values are estimated using Level 2 inputs based on observable market data for real estate collateral or Level 3 inputs for non-real estate collateral.  The following table presents assets and liabilities measured at fair value (in thousands):

	Total	Level 1	Level 2	Level 3	Total Gains (Losses)
December 31, 2013
Recurring fair value measurements
Financial Assets
U.S. Government agencies	$2,365	$—	$2,365	$—
Obligations of states and political subdivisions	41,548	—	41,548	—
Mortgage-backed securities:
U.S. Government agencies	278,108	—	278,108	—
Private label	2,197	—	2,197	—
Trust preferred securities	13,156	—	9,269	3,887
Corporate securities	9,128	—	9,128	—
Marketable equity securities	4,673	4,673	—	—
Investment funds	1,485	1,485	—	—
Derivative assets	3,538	—	3,538	—

Financial Liabilities
Derivative liabilities	3,538	—	3,538	—

Nonrecurring fair value measurements
Financial Assets
Impaired loans	$11,714	$—	$—	$11,714	$(880)
Other real estate owned	8,470	—	—	8,470	(1,108)

December 31, 2012
Recurring fair value measurements
Financial Assets
U.S. Government agencies	$3,888	$—	$3,888	$—
Obligations of states and political subdivisions	48,929	—	48,929	—
Mortgage-backed securities:
U.S. Government agencies	286,482	—	286,482	—
Private label	3,272	—	3,272	—
Trust preferred securities	12,645	—	10,260	2,385
Corporate securities	15,947	—	15,947	—
Marketable equity securities	4,185	4,185	—	—
Investment funds	1,774	1,774	—	—
Derivative assets	14,012	—	14,012	—

Financial Liabilities
Derivative liabilities	14,012	—	14,012	—

Nonrecurring fair value measurements
Financial Assets
Impaired loans	$10,679	$—	$—	$10,679	$2,666
Other real estate owned	8,162	—	—	8,162	(1,021)
Other assets	1,000	—	1,000	—	(288)

The table below presents a reconcilement of the Company’s financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):

	December 31,
	2013	2012

Beginning balance	$2,385	$1,982
Impairment losses on investment securities	—	(576)
Included in other comprehensive income	4,280	979
Dispositions	(2,778)	—
Transfers into Level 3	—	—
Ending Balance	$3,887	$2,385

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

The table below presents a reconcilement of the Company's financial assets and liabilities measured at fair value on a nonrecurring basis using significant unobservable inputs (Level 3), which solely relates to impaired loans that were remeasured and reported at fair value through a specific valuation allowance allocation of the allowance for loan losses based upon the fair value of the underlying collateral (in thousands).  The fair value of impaired loans is estimated using one of several methods, including collateral value, liquidation value and discounted cash flows.  The significant unobservable inputs used in the fair value measurement of collateral for collateral-dependent impaired loans primarily relate to discounts applied to the customers’ reported amount of collateral.  The amount of collateral discount depends upon the marketability of the underlying collateral.  During December 31, 2013 and 2012, collateral discounts ranged from 20% to 30%. During December 31, 2013 and 2012, the Company had no Level 2 financial assets and liabilities that were measured on a nonrecurring basis.

	Year ended December 31,
	2013	2012

Beginning balance	$10,679	$13,500

Loans classified as impaired during the period	3,030	—
Specific valuation allowance allocations	(750)	—
	2,280	—

(Additional) reduction in specific valuation allowance allocations	(130)	2,666
Paydowns, payoffs, other activity	(1,115)	(5,487)
Ending balance	$11,714	$10,679

Non-Financial Assets and Liabilities

The Company has no non-financial assets or liabilities measured at fair value on a recurring basis.  Certain non-financial assets measured at fair value on a non-recurring basis include other real estate owned (“OREO”), which is measured at the lower of cost or fair value, and goodwill and other intangible assets, which are measured at fair value and evaluated at least annually for impairment. The table below presents OREO that was remeasured and reported at fair value based on significant unobservable inputs (Level 3) (in thousands):

	2013	2012

Beginning Balance, January 1	$8,162	$7,948
OREO remeasured at initial recognition:
Carrying value of foreclosed assets prior to remeasurement	7,012	5,685
Charge-offs recognized in the allowance for loan losses	(1,565)	(1,656)
Fair value	5,447	4,029
OREO remeasured subsequent to initial recognition:
Carrying value of foreclosed assets prior to remeasurement	2,832	3,659
Fair value	1,724	2,638
Write-downs included in other non-interest expense	(1,108)	(1,021)

Acquired	3,492	728
Disposals	(7,523)	(3,522)
Ending Balance, December 31	$8,470	$8,162

Based on the Company's annual assessment for impairment in the recorded value of goodwill and indefinite lived intangible assets, no impairment was recorded during the years ended December 31, 2013 and 2012.

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

Deposits: The fair values of demand deposits (e.g., interest and noninterest-bearing checking, regular savings, and other money market demand accounts) are, by definition, equal to their carrying values. The fair values of time deposits were estimated using discounted cash flow analyses. The discount rates used were based on rates currently offered for deposits with similar remaining maturities. The fair values of the time deposit liabilities do not take into consideration the value of the Company’s long-term relationships with depositors, which may have significant value.

Short-term debt: Securities sold under agreements to repurchase represent borrowings with original maturities of less than 90 days. The carrying amount of borrowings under purchase agreements approximate their fair value.

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

The following table represents the estimates of fair value of financial instruments (in thousands). This table excludes financial instruments for which the carrying amount approximates fair value. For short-term financial assets such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instrument and its expected realization. For financial liabilities such as noninterest-bearing demand, interest-bearing demand and savings deposits, the carrying amount is a reasonable estimate of fair value due to these products having no stated maturity.

	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
December 31, 2013
Assets:
Cash and cash equivalents	$85,876	$85,876	$85,876	$—	$—
Securities available-for-sale	352,660	352,660	6,158	342,615	3,887
Securities held-to-maturity	4,117	5,335	—	5,335	—
Other securities	13,343	13,343	—	13,343	—
Net loans	2,585,622	2,609,524	—	—	2,609,524
Accrued interest receivable	6,866	6,866	6,866	—	—
Derivative assets	3,538	3,538	—	3,538	—

Liabilities:
Deposits	2,785,133	2,793,620	1,707,527	1,086,093	—
Short-term debt	137,798	137,801	—	137,801	—
Long-term debt	16,495	16,495	—	16,495	—
Derivative liabilities	3,538	3,538	—	3,538	—

December 31, 2012
Assets:
Cash and cash equivalents	$84,994	$84,994	$84,994	$—	$—
Securities available-for-sale	377,122	377,122	5,959	368,778	2,385
Securities held-to-maturity	13,454	13,861	—	13,861	—
Other securities	11,463	11,463	—	11,463	—
Net loans	2,127,560	2,162,856	—	—	2,162,856
Accrued interest receivable	6,692	6,692	6,692	—	—
Derivative assets	14,012	14,012	—	14,012	—

Liabilities:
Deposits	2,409,316	2,423,511	1,489,970	933,541	—
Short-term debt	114,646	114,648	—	114,648	—
Long-term debt	16,495	16,462	—	16,462	—
Derivative liabilities	14,012	14,012	—	14,012	—

NOTE TWENTY-ONE –CITY HOLDING COMPANY (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Condensed Balance Sheets

The following table presents the condensed balance sheets of City Holding Company, parent company only (in thousands):

	December 31
	2013	2012

Assets
Cash	$28,423	$14,349
Securities available-for-sale	4,673	4,186
Investment in subsidiaries	373,886	332,156
Deferred tax asset	2,990	3,247
Fixed assets	10	11
Other assets	519	2,180
Total Assets	$410,501	$356,129

Liabilities
Junior subordinated debentures	$16,495	$16,495
Dividends payable	5,828	5,192
Accrued interest payable	25	24
Other liabilities	530	1,144
Total Liabilities	22,878	22,855

Shareholders’ Equity	387,623	333,274
Total Liabilities and Shareholders’ Equity	$410,501	$356,129

Junior subordinated debentures represent the Parent Company’s amounts owed to City Holding Capital Trust III.

Condensed Statements of Comprehensive Income

The following table presents the condensed statements of comprehensive income of City Holding Company, parent company only (in thousands):

	Year Ended December 31
	2013	2012	2011

Income
Dividends from subsidiaries	$46,317	$41,422	$44,600
Investment securities gains	89	1,134	—
Other income	66	65	92
	46,472	42,621	44,692
Expenses
Interest expense	617	661	639
Investment securities losses	—	—	918
Other expenses	2,352	533	613
	2,969	1,194	2,170
Income Before Income Tax (Benefit) Expense and Equity in Undistributed Net Income (Excess Dividends) of Subsidiaries	43,503	41,427	42,522
Income tax (benefit) expense	(1,050)	2	(704)
Income Before Equity in Undistributed Net Income (Excess Dividends) of Subsidiaries	44,553	41,425	43,226
Equity in undistributed net income (excess dividends) of subsidiaries	3,662	(2,480)	(2,548)
Net Income	$48,215	$38,945	$40,678

Total Comprehensive Income	$44,647	$41,430	$39,268

Condensed Statements of Cash Flows

The following table presents the condensed statements of cash flows of City Holding Company, parent company only (in thousands):

	Year Ended December 31
	2013	2012	2011
Operating Activities
Net income	$48,215	$38,945	$40,678
Adjustments to reconcile net income to net cash provided by operating activities:
Realized investment securities (gains) losses	(89)	(1,134)	918
Amortization and accretion	5	19	19
Deferred income tax benefit	—	—	(363)
Stock based compensation	205	224	—
Depreciation	1	1	1
Change in other assets	1,656	740	1,522
Change in other liabilities	(236)	1,136	(965)
(Equity in undistributed net income) excess dividends of subsidiaries	(3,662)	2,480	2,548
Net Cash Provided by Operating Activities	46,095	42,411	44,358

Investing Activities
Purchases of available for sale securities	—	(403)	(29)
Proceeds from sales of available for sale securities	137	2,473	—
Acquisition of Community Financial Corporation	(12,708)	—	—
Acquisition of Virginia Savings Bank	—	(4,672)	—
Net Cash Used in Investing Activities	(12,571)	(2,602)	(29)

Financing Activities
Dividends paid	(22,878)	(20,710)	(20,630)
Purchases of treasury stock	—	(7,915)	(23,790)
Exercise of stock options	3,428	544	463
Net Cash Used in Financing Activities	(19,450)	(28,081)	(43,957)
Increase in Cash and Cash Equivalents	14,074	11,728	372
Cash and cash equivalents at beginning of year	14,349	2,621	2,249
Cash and Cash Equivalents at End of Year	$28,423	$14,349	$2,621

NOTE TWENTY-TWO – SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

A summary of selected quarterly financial information is presented below (in thousands, except for per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

2013
Interest income	$33,026	$34,724	$35,674	$35,115
Taxable equivalent adjustment	174	167	161	158
Interest income (FTE)	33,200	34,891	35,835	35,273
Interest expense	3,455	3,427	3,304	3,115
Net interest income	29,745	31,464	32,531	32,158

Provision for loan losses	1,738	2,011	1,154	1,945
Investment securities gains	84	9	—	671
Noninterest income	14,242	14,243	14,480	14,277
Noninterest expense	29,403	23,959	24,665	24,879
Income before income tax expense	12,930	19,746	21,192	20,282
Income tax expense	4,769	6,573	7,056	6,877
Taxable equivalent adjustment	174	167	161	158
Net income	$7,987	$13,006	$13,975	$13,247

Net earnings available to common shareholders	$7,922	$12,890	$13,848	$13,127

Basic earnings per common share	$0.51	$0.83	$0.89	$0.84
Diluted earnings per common share	0.51	0.82	0.88	0.83
Average common shares outstanding:
Basic	15,473	15,582	15,608	15,636
Diluted	15,627	15,752	15,790	15,799

2012
Interest income	$27,430	$27,466	$28,432	$28,884
Taxable equivalent adjustment	208	198	185	183
Interest income (FTE)	27,638	27,664	28,617	29,067
Interest expense	3,908	3,625	3,557	3,360
Net interest income	23,730	24,039	25,060	25,707
Provision for loan losses	1,950	1,675	975	1,775
Investment securities losses	(31)	528	458	—
Noninterest income	13,149	13,262	13,621	14,266
Noninterest expense	19,515	24,763	21,846	21,273
Income before income tax expense	15,383	11,391	16,318	16,925
Income tax expense	5,144	3,780	5,526	5,848
Taxable equivalent adjustment	208	198	185	183
Net income	$10,031	$7,413	$10,607	$10,894

Net earnings available to common shareholders	$9,955	$7,354	$10,523	$10,809

Basic earnings per common share	$0.68	$0.50	$0.71	$0.73
Diluted earnings per common share	0.67	0.50	0.71	0.73
Average common shares outstanding:
Basic	14,679	14,680	14,751	14,755
Diluted	14,759	14,759	14,834	14,837

Subsequent to the Company's fourth quarter 2013 earnings release (which was released on January 28, 2014), the Company entered into a settlement agreement in the amount of $0.7 million on February 14, 2014. The Company accrued for this settlement as of December 31, 2013.

NOTE TWENTY-THREE – EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

	For the Year Ended December 31,
	2013	2012	2011

Distributed earnings allocated to common stock	$23,100	$20,603	$20,102
Undistributed earnings allocated to common stock	24,678	18,034	20,280
Net earnings allocated to common shareholders	$47,778	$38,637	$40,382

Average shares outstanding	15,564	14,714	15,055

Effect of dilutive securities:
Warrant outstanding	60	—	—
Employee stock options	84	82	75

Shares for diluted earnings per share	15,708	14,796	15,130

Basic earnings per share	$3.07	$2.63	$2.68
Diluted earnings per share	$3.04	$2.61	$2.67

Options to purchase approximately 124,000 and 222,000 shares of common stock at an exercise price between $35.09 and $40.88, and $32.09 and $40.88 per share were outstanding during 2012, and 2011, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares and therefore, the effect would have been anti-dilutive. During the year ended December 31, 2013, there were no anti-dilutive options outstanding.

NOTE TWENTY-FOUR – ACCUMULATED OTHER COMPREHENSIVE LOSS

The activity in accumulated other comprehensive loss is presented in the tables below (in thousands). All amounts are shown net of tax, which is calculated using a combined Federal and state income tax rate approximating 37%.

	Accumulated Other Comprehensive Loss
		Unrealized
		Gains (Losses) on
	Defined Benefit	Securities
	Pension Plans	Available-for-Sale	Total

Balance at December 31, 2011	$(4,732)	$825	$(3,907)

Other comprehensive income before reclassifications	62	3,343	3,405
Amounts reclassified from other comprehensive loss	(325)	(595)	(920)
	(263)	2,748	2,485

Balance at December 31, 2012	$(4,995)	$3,573	$(1,422)

Other comprehensive income before reclassifications	2,685	(5,201)	(2,516)
Amounts reclassified from other comprehensive loss	(570)	(482)	(1,052)
	2,115	(5,683)	(3,568)

Balance at December 31, 2013	$(2,880)	$(2,110)	$(4,990)

	Amount reclassified from Other Comprehensive Loss			Affected line item
	December 31,			in the Statements
	2013	2012	2011	of Income

Securities available-for-sale:
Net securities (gains) losses reclassified into earnings	$(764)	$(954)	$(2,483)	Security gains (losses)
Related income tax expense	282	359	935	Income tax expense
Net effect on accumulated other comprehensive loss	$(482)	$(595)	$(1,548)

Net periodic employee benefit cost	$(903)	$(521)	$(386)	Salaries and employee benefits
Related income tax (benefit)	333	196	145	Income tax expense
Net effect on accumulated other comprehensive loss	$(570)	$(325)	$(241)