Form 10-K, Exhibit 13
period 2014-12-31
CITY HOLDING CO
filed 2015-02-27
CIK 726854

Selected Financial Data                                     Exhibit 13
Table One
Five-Year Financial Summary
(in thousands, except per share data)

	2014	2013	2012	2011	2010
Summary of Operations
Total interest income	$129,566	$138,539	$112,212	$112,888	$121,916
Total interest expense	11,960	13,301	14,450	20,758	27,628
Net interest income	117,606	125,238	97,762	92,130	94,288
Provision for loan losses	4,054	6,848	6,375	4,600	7,093
Total other income	58,722	58,006	55,257	54,860	48,939
Total other expenses	95,041	102,906	87,401	81,141	78,721
Income before income taxes	77,233	73,490	59,243	61,249	57,413
Income tax expense	24,271	25,275	20,298	20,571	18,453
Net income available to common shareholders	52,962	48,215	38,945	40,678	38,960

Per Share Data
Net income basic	$3.40	$3.07	$2.63	$2.68	$2.48
Net income diluted	3.38	3.04	2.61	2.67	2.47
Cash dividends declared	1.60	1.48	1.40	1.37	1.36
Book value per share	25.79	24.61	22.47	21.05	20.31

Selected Average Balances
Total loans	$2,593,597	$2,523,755	$2,041,876	$1,899,388	$1,820,588
Securities	365,904	360,860	409,431	454,513	507,915
Interest-earning assets	2,968,706	2,905,783	2,489,072	2,391,484	2,348,258
Deposits	2,824,985	2,821,573	2,338,891	2,221,414	2,190,324
Long-term debt	16,495	16,495	16,495	16,495	16,876
Shareholders’ equity	395,940	373,102	325,073	316,161	316,030
Total assets	3,404,818	3,378,351	2,837,234	2,701,720	2,654,497

Selected Year-End Balances
Net loans	$2,631,916	$2,585,622	$2,127,560	$1,953,694	$1,846,776
Securities	354,686	370,120	402,039	396,175	453,585
Interest-earning assets	3,016,477	2,986,194	2,574,684	2,374,804	2,334,921
Deposits	2,872,787	2,785,133	2,409,316	2,221,268	2,171,375
Long-term debt	16,495	16,495	16,495	16,495	16,495
Shareholders’ equity	390,853	387,623	333,274	311,134	314,861
Total assets	3,461,633	3,368,238	2,917,466	2,777,109	2,637,295

Performance Ratios
Return on average assets	1.56%	1.43%	1.37%	1.51%	1.47%
Return on average equity	13.38	12.92	11.98	12.87	12.33
Return on average tangible common equity	16.49	16.20	14.74	15.66	15.02
Net interest margin	3.98	4.33	3.96	3.89	4.06
Efficiency ratio	53.72	55.82	57.16	55.87	52.93
Dividend payout ratio	47.06	48.21	53.23	51.12	54.84

Asset Quality
Net charge-offs to average loans	0.17%	0.20%	0.34%	0.18%	0.41%
Provision for loan losses to average loans	0.16	0.27	0.31	0.24	0.39

Allowance for loan losses to nonperforming loans	128.10	90.25	96.59	87.76	156.39
Allowance for loan losses to total loans	0.76	0.79	0.88	0.98	0.98

Consolidated Capital Ratios
Total	14.19%	13.84%	13.85%	14.07%	14.81%
Tier I Risk-based	13.36	13.00	12.97	13.12	13.88
Tier I Leverage	9.89	9.80	9.82	10.18	10.54
Average equity to average assets	11.63	11.04	11.46	11.70	11.91
Tangible equity to tangible assets (end of period)	9.35	9.49	9.40	9.37	10.01

Full-time equivalent employees	889	923	843	795	805

TWO-YEAR SUMMARY OF
COMMON STOCK PRICES AND DIVIDENDS

	Cash Dividends Per Share	Market
		Low	High
2014
Fourth Quarter	$0.40	$41.88	$46.95
Third Quarter	0.40	41.20	46.44
Second Quarter	0.40	41.74	46.43
First Quarter	0.40	42.15	46.69

2013
Fourth Quarter	$0.37	$41.87	$49.21
Third Quarter	0.37	40.04	46.13
Second Quarter	0.37	36.87	40.43
First Quarter	0.37	36.07	40.05

*As more fully discussed under the caption Liquidity in Management’s Discussion and Analysis and in Note Nineteen of the Notes to Consolidated Financial Statements, the Company’s ability to pay dividends to its shareholders is dependent upon the ability of City National to pay dividends to City Holding (“Parent Company”).

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol CHCO. The above table sets forth the cash dividends paid per share and information regarding the market prices per share of the Company’s common stock for the periods indicated. The price ranges are based on transactions as reported on the NASDAQ stock market. At February 25, 2015, there were 2,847 shareholders of record.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CITY HOLDING COMPANY

City Holding Company (the “Company”), a West Virginia corporation headquartered in Charleston, West Virginia, is a registered financial holding company under the Bank Holding Company Act and conducts its principal activities through its wholly owned subsidiary, City National Bank of West Virginia ("City National"). City National is a retail and consumer-oriented community bank with 82 banking offices in West Virginia (57), Virginia (14), Kentucky (8) and Ohio (3). City National provides credit, deposit, and trust and investment management services to its customers. In addition to its branch network, City National's delivery channels include ATMs, mobile banking, debit cards, interactive voice response systems, and Internet technology. The Company’s business activities are currently limited to one reportable business segment, which is community banking. City National has approximately 11% of the deposit market share in the counties of West Virginia it serves. In the Company’s key markets, the Company’s primary subsidiary, City National, generally ranks in the top three relative to deposit market share and the top two relative to branch share.

On January 10, 2013, the Company acquired Community Financial Corporation and its wholly owned subsidiary, Community Bank (collectively, "Community"). As a result of this acquisition, the Company acquired eight branches along the I-81 corridor in western Virginia and two branches in Virginia Beach, Virginia. On September 5, 2013, the Company announced the closure of the Lake James branch, which was a branch acquired as a result of this acquisition. On May 31, 2012, the Company acquired Virginia Savings Bancorp, Inc. and its wholly owned subsidiary, Virginia Savings Bank (collectively, "Virginia Savings"). As a result of this acquisition, the Company acquired five branches which expanded its footprint into Virginia.

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

The Allowance and Provision for Loan Losses section of this Annual Report to Shareholders provides management’s analysis of the Company’s allowance for loan losses and related provision. The allowance for loan losses is maintained at a level that represents management’s best estimate of probable losses in the loan portfolio. Management’s determination of the appropriateness of the allowance for loan losses is based upon an evaluation of individual credits in the loan portfolio, historical loan loss experience, current economic conditions, and other relevant factors. This determination is inherently subjective, as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses related to loans considered to be impaired is generally evaluated based on the discounted cash flows using the impaired loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

The Income Taxes section of this Annual Report to Shareholders provides management’s analysis of the Company’s income taxes.  The Company is subject to federal and state income taxes in the jurisdictions in which it conducts business.  In computing the provision for income taxes, management must make judgments regarding interpretation of laws in those jurisdictions.  Because the application of tax laws and regulations for many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determinations by taxing authorities.  On a quarterly basis, the Company estimates its annual effective tax rate for the year and uses that rate to provide for income taxes on a year-to-date basis.  The amount of unrecognized tax benefits could change over the next twelve months as a result of various factors.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service and state taxing authorities for the years ended December 31, 2011 through 2013.

On a quarterly basis, the Company performs a review of investment securities to determine if any unrealized losses are other-than-temporarily impaired.  Management considers the following, amongst other things, in its determination of the nature of the unrealized losses, (i) the length of time and the extent to which the fair value has been less than cost; (ii) the financial condition, capital strength, and near–term (12 months) prospects of the issuer, including any specific events which may influence the operations of the issuer; (iii) the historical volatility in the market value of the investment and/or the liquidity or illiquidity of the investment; (iv) adverse conditions specifically related to the security, an industry, or a geographic area; or (v) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  The Company continues to actively monitor the fair values of its investments along with the financial strength of the issuers behind these securities, as well as its entire investment portfolio.  Based on the market information available, the Company believes that (i) the declines in fair value are temporary, driven by fluctuations in the interest rate environment and not due to the creditworthiness of the issuers, (ii) the Company does not have the intent to sell any of the securities classified as available for sale, and (iii) it is more likely than not that the Company will not have to sell any such securities before a recovery of cost.  The Company cannot guarantee that such securities will recover and if additional information becomes available in the future to suggest that the losses are other-than-temporary, the Company may need to record additional impairment charges in future periods.

The Company values purchased credit-impaired loans at fair value in accordance with ASC Topic 310-30. In determining the estimated fair value, management considers several factors, such as estimated future credit losses, estimated prepayments, remaining lives of the acquired loans and the estimated value of the underlying collateral in determining the present value of the cash flows expected to be received. For these loans, the expected cash flows that exceed the fair value of the loan represent the accretable yield, which is recognized as interest income on a level-yield basis over the expected cash flow periods of the loans. The non-accretable difference represents the difference between the contractually required principal and interest payments and the cash flows expected to be collected based upon management's estimation. Subsequent decreases in the expected cash flows will require the Company to evaluate the need for additions to the Company's allowance for loan losses. Subsequent increases in the expected cash flows will result in a reversal of the provision for loan losses to the extent of prior charges with a corresponding adjustment to the accretable yield, which will result in the recognition of additional interest income over the remaining lives of the loans.

FAIR VALUE MEASUREMENTS

The Company determines the fair value of its financial instruments based on the fair value hierarchy established in ASC Topic 820, whereby the fair value of certain assets and liabilities is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. ASC Topic 820 establishes a three-level hierarchy for disclosure of assets and liabilities recorded at fair value. The hierarchy classification is based on whether the inputs in the methodology for determining fair value are observable or unobservable. Observable inputs reflect market-based information obtained from independent sources (Level 1 or Level 2), while unobservable inputs reflect management’s estimate of market data (Level 3). Assets and liabilities that are actively traded and have quoted prices or observable market data require a minimal amount of subjectivity concerning fair value. Management’s judgment is necessary to estimate fair value when quoted prices or observable market data are not available.

            At December 31, 2014, approximately 8% of total assets, or $264 million, consisted of financial instruments recorded at fair value. Of this total, approximately 99% or $262 million of these financial instruments used valuation methodologies involving observable market data, collectively Level 1 and Level 2 measurements, to determine fair value. Approximately 1% or $2 million of these financial instruments were valued using unobservable market information or Level 3 measurements. The financial instruments valued using unobservable market information were pooled trust preferred investment securities classified as available-for-sale. At December 31, 2014, approximately $10 million of derivative liabilities were recorded at fair value using methodologies involving observable market data. The Company does not believe that any changes in the unobservable inputs used to value the financial instruments mentioned above would have a material impact on the Company’s results of operations, liquidity, or capital resources. See Note Twenty of the Notes to Consolidated Financial Statements for additional information regarding ASC Topic 820 and its impact on the Company’s financial statements.

FINANCIAL SUMMARY

The Company’s financial performance over the previous three years is summarized in the following table:

	2014	2013	2012

Net income (in thousands)	$52,962	$48,215	$38,945
Earnings per share, basic	$3.40	$3.07	$2.63
Earnings per share, diluted	$3.38	$3.04	$2.61
ROA*	1.56%	1.43%	1.37%
ROE*	13.38%	12.92%	11.98%
ROATCE*	16.49%	16.20%	14.74%

*ROA (Return on Average Assets) is a measure of the effectiveness of asset utilization. ROE (Return on Average Equity) is a measure of the return on shareholders’ investment. ROATCE (Return on Average Tangible Common Equity) is a measure of the return on shareholders’ equity less intangible assets.

The Company's net income increased $4.7 million from 2013 due primarily to decreases of $2.8 million in the provision for loan losses, a decrease in non-interest expenses of $7.9 million due to the recognition of $5.5 million of acquisition and integration expenses associated with the completed acquisition of Community Financial Corporation in 2013 and a decrease of $2.4 million in other expenses (see Non-interest Income and Expense for more analysis of those fluctuations), and income tax expense (see Income Taxes).

            The Company’s tax equivalent net interest income decreased $7.7 million, or 6.1%, from $125.9 million in 2013 to $118.2 million in 2014.  This decrease is due to an expected decrease in accretion from the fair value adjustments related to the acquisitions of Virginia Savings and Community. The Company’s reported net interest margin decreased from 4.33% for the year ended December 31, 2013 to 3.98% for the year ended December 31, 2014 (see Net Interest Income).  The Company’s provision for loan losses decreased $2.8 million from $6.8 million in 2013 to $4.1 million in 2014 (see Allowance and Provision for Loan Losses).

BALANCE SHEET ANALYSIS

Selected balance sheet fluctuations are summarized in the following table (in millions):

	December 31,
	2014	2013	$ Change	% Change

Gross loans	$2,652.1	$2,606.2	$45.9	1.8%
Investment securities	354.7	370.1	(15.4)	(4.2)
Premises and equipment, net	78.0	82.5	(4.5)	(5.5)
Goodwill and other intangible assets, net	74.2	75.1	(0.9)	(1.2)

Total deposits	2,872.8	2,785.1	87.7	3.1
Short-term borrowings	134.9	137.8	(2.9)	(2.1)
Long-term debt	16.5	16.5	—	—
Total shareholders' equity	390.9	387.6	3.3	0.9

Gross loans increased $46 million, or 1.8%, from December 31, 2013 to $2.65 billion at December 31, 2014, primarily due to an increase in residential real estate loans of $90 million (7.5%) that were partially offset by net decreases in commercial real estate loans of $20 million (1.9%), commercial and industrial ("C&I") loans of $16 million (10.6%) and consumer loans of$7 million (14.4%) (see Loans).

Investment securities decreased $15 million, or 4.2%, from $370 million at December 31, 2013, to $355 million at December 31, 2014.

Premises and equipment, net decreased $5 million, or 5.5%, from $83 million at December 31, 2013 to $78 million at December 31, 2014, primarily due to routine depreciation.

Goodwill and other intangible assets decreased $1 million as a result of amortization on the Company's core deposit intangible assets.

Total deposits increased $88 million, or 3.1%, from $2.79 billion at December 31, 2013 to $2.87 billion at December 31, 2014.

Short-term borrowings decreased $3 million, or 2.1%, from December 31, 2013 to December 31, 2014. All of the Company's short-term borrowings are customer repurchase agreements.

Long-term debt balances remained flat at $16.5 million.

Shareholders' equity increased $3.3 million from December 31, 2013 to December 31, 2014 (see Capital Resources).

TABLE TWO
AVERAGE BALANCE SHEETS AND NET INTEREST INCOME
(In thousands)

	2014			2013			2012
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets
Loan portfolio(1):
Residential real estate(2),(3)	$1,385,798	55,744	4.02%	$1,304,741	55,165	4.23%	$1,114,653	49,000	4.40%
Commercial, financial, and agriculture(3),(4)	1,154,338	54,197	4.70	1,154,637	62,679	5.43	880,502	40,815	4.64
Installment loans to individuals(3),(5)	53,461	4,530	8.47	64,377	6,219	9.66	46,721	3,311	7.09
Previously securitized loans(6)	—	2,187	—	—	2,531	—	—	3,306	—
Total loans	2,593,597	116,658	4.50	2,523,755	126,594	5.02	2,041,876	96,432	4.72
Securities:
Taxable	337,440	11,766	3.49	330,225	10,697	3.24	371,092	14,285	3.85
Tax-exempt(7)	28,464	1,757	6.17	30,635	1,885	6.15	38,339	2,218	5.79
Total securities	365,904	13,523	3.70	360,860	12,582	3.49	409,431	16,503	4.03
Deposits in depository institutions	9,205	—	—	8,116	—	—	7,258	—	—
Federal funds sold	—	—	—	13,052	22	0.17	30,507	53	0.17
Total interest-earning assets	2,968,706	130,181	4.39	2,905,783	139,198	4.79	2,489,072	112,988	4.54
Cash and due from banks	130,183			154,983			74,193
Bank premises and equipment	80,459			82,168			69,772
Other assets	246,618			255,544			223,783
Less: allowance for loan losses	(21,148)			(20,127)			(19,586)
Total assets	$3,404,818			$3,378,351			$2,837,234

Liabilities
Interest-bearing demand deposits	$614,489	615	0.10%	$603,844	712	0.12%	$534,211	697	0.13%
Savings deposits	632,510	784	0.12	599,574	864	0.14	479,760	759	0.16
Time deposits(3)	1,046,925	9,613	0.92	1,103,945	10,782	0.98	909,951	12,021	1.32
Short-term borrowings	133,769	342	0.26	127,679	325	0.25	121,780	312	0.26
Long-term debt	16,495	606	3.67	16,495	618	3.75	16,495	661	4.01
Total interest-bearing liabilities	2,444,188	11,960	0.49	2,451,537	13,301	0.54	2,062,197	14,450	0.70
Noninterest-bearing demand deposits	531,061			514,210			414,969
Other liabilities	33,629			39,502			34,995
Stockholders’ equity	395,940			373,102			325,073
Total liabilities and stockholders’ equity	$3,404,818			$3,378,351			$2,837,234
Net interest income		118,221			125,897			98,538
Net yield on earning assets			3.98%			4.33%			3.96%

1.For purposes of this table, non-accruing loans have been included in average balances and loan fees, which are immaterial, have been included in interest income.
2.Includes the Company's residential real estate and home equity-junior lien loan categories.
3.Included in the above table are the following amounts (in thousands) for the accretion of the fair value adjustments related to the acquisitions of Virginia Saving and Community:

	2014			2013			2012
	Virginia Savings	Community	Total	Virginia Savings	Community	Total	Virginia Savings	Community	Total
Residential real estate	$427	457	884	$970	805	1,775	$718	—	718
Commercial, financial, and agriculture	504	3,900	4,404	2,397	7,861	10,258	1,622	—	1,622
Installment loans to individuals	154	561	715	145	1,241	1,386	75	—	75
Time deposits	535	250	785	542	682	1,224	179	—	179
Total	1,620	5,168	6,788	4,054	10,589	14,643	2,594	—	2,594

4.Includes the Company’s commercial and industrial and commercial real estate loan categories.
5.Includes the Company’s consumer and DDA overdrafts loan categories.
6.Effective January 1, 2012, the carrying value of the Company's previously securitized loans was reduced to $0.
7.Computed on a fully federal tax-equivalent basis assuming a tax rate of approximately 35%.

NET INTEREST INCOME
2014 vs. 2013

The Company’s tax equivalent net interest income decreased $7.7 million, or 6.1%, from $125.9 million in 2013 to $118.2 million in 2014. This decrease is due primarily to an expected decrease in accretion from the fair value adjustments related to the acquisitions of Virginia Savings Bank and Community Bank ($6.8 million for the year ended December 31, 2014 and $14.6 million for the year ended December 31, 2013). The Company’s reported net interest margin decreased from 4.33% for the year ended December 31, 2013 to 3.98% for the year ended December 31, 2014. Excluding the favorable impact of the accretion from the fair value adjustments, the net interest margin would have been 3.75% for the year ended December 31, 2014 and 3.83% for the year ended December 31, 2013. The decrease was primarily caused by loan yields compressing from 4.48% for the year ended December 31, 2013 to 4.27% for the year ended December 31, 2014.

Average interest-earning assets increased $63 million from 2013 to 2014, as increases attributable to residential real estate ($81 million), investment securities ($5 million) and deposits with depository institutions ($1 million) were partially offset by decreases in installment loans to individuals ($11 million), and federal funds sold ($13 million).   Average interest-bearing liabilities decreased $7 million from 2013 due to a decrease in time deposits ($57 million), that was partially offset by increases in savings deposits ($33 million), interest-bearing demand deposits ($11 million) and short-term borrowings ($6 million).

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

	Virginia Savings		Community
Year Ended	Loan Accretion	Certificates of Deposit	Loan Accretion	Certificates of Deposit	Total

Actual
2012	$2,415	$179	$—	$—	$2,594
2013	3,512	542	9,907	682	14,643
2014	1,085	536	4,918	249	6,788

Forecasted
2015	458	518	2,239	160	3,375
2016	271	497	1,373	48	2,189
2017	156	—	995	—	1,151

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

TABLE THREE
RATE/VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME AND INTEREST EXPENSE
(In thousands)

	2014 vs. 2013 Increase (Decrease) Due to Change In:			2013 vs. 2012 Increase (Decrease) Due to Change In:
	Volume	Rate	Net	Volume	Rate	Net
Interest-earning assets:
Loan portfolio
Residential real estate	$3,427	$(2,848)	$579	$8,356	$(2,191)	$6,165
Commercial, financial, and agriculture	(16)	(8,466)	(8,482)	12,707	9,157	21,864
Installment loans to individuals	(1,055)	(634)	(1,689)	1,251	1,657	2,908
Previously securitized loans	—	(344)	(344)	—	(775)	(775)
Total loans	2,356	(12,292)	(9,936)	22,314	7,848	30,162
Securities:
Taxable	234	835	1,069	(1,573)	(2,015)	(3,588)
Tax-exempt(1)	(134)	6	(128)	(446)	113	(333)
Total securities	100	841	941	(2,019)	(1,902)	(3,921)
Federal funds sold	(22)	—	(22)	(30)	(1)	(31)
Total interest-earning assets	$2,434	$(11,451)	$(9,017)	$20,265	$5,945	$26,210

Interest-bearing liabilities:
Interest-bearing demand deposits	$13	$(110)	$(97)	$91	$(76)	$15
Savings deposits	48	(128)	(80)	190	(85)	105
Time deposits	(557)	(612)	(1,169)	2,563	(3,802)	(1,239)
Short-term borrowings	16	1	17	15	(2)	13
Long-term debt	—	(12)	(12)	—	(43)	(43)
Total interest-bearing liabilities	$(480)	$(861)	$(1,341)	$2,859	$(4,008)	$(1,149)
Net Interest Income	$2,914	$(10,590)	$(7,676)	$17,406	$9,953	$27,359

1.	Fully federal taxable equivalent using a tax rate of approximately 35%.

NON-INTEREST INCOME AND NON-INTEREST EXPENSE
2014 vs. 2013

Selected income statement fluctuations are summarized in the following table (in millions):

	For the year ended December 31,
	2014	2013	$ Change	% Change
Net investment security gains	$1.2	$0.8	$0.4	50.0%
Non-interest income, excluding net investment securities gains	57.6	57.2	$0.4	0.7
Non-interest expense	95.0	102.9	$(7.9)	(7.7)

During the year ended December 31, 2014, the Company realized investment gains of $1.2 million from the sale of certain equity positions related to community banks and bank holding companies.

Exclusive of net investment securities gains, non-interest income increased $0.4 million to $57.6 million for the year ended December 31, 2014 as compared to $57.2 million for the year ended December 31, 2013.  Bankcard revenues increased $1.5 million, or 11.4%, to $15.1 million and trust and investment management fee income increased $0.6 million, or 15.8%, to $4.6 million. These increases were partially offset by lower service charges on deposit accounts of $1.0 million, or 3.7%, and other income of $0.7 million, primarily due to lower demand for fixed rate mortgage products.

During 2013, the Company recognized $5.5 million of acquisition and integration expenses associated with the completed acquisition of Community. Excluding these expenses, non-interest expenses decreased $2.4 million from $97.4 million for the year ended December 31, 2013 to $95.0 million for the year ended December 31, 2014. This decrease was largely attributable to a decline in other expense of $2.4 million due to a decrease in non-income based taxes as a result of the recognition of previously unrecognized tax position resulting from the close of the statute of limitations for previous tax years that was discrete to 2014. In addition, legal and professional fees also decreased $1.0 million from 2013 primarily due to lower legal settlements. Partially offsetting these decreases were increases in advertising expense ($0.6 million) and bankcard expense ($0.5 million).

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

INCOME TAXES

The Company recorded income tax expense of $24.3 million, $25.3 million and $20.3 million in 2014, 2013 and 2012, respectively. The Company’s effective tax rates for 2014, 2013 and 2012 were 31.4%, 34.4% and 34.3%, respectively. A reconciliation of the effective tax rate to the statutory rate is included in Note Fourteen of the Notes to Consolidated Financial Statements. During the year ended December 31, 2014, the Company reduced income tax expense by $1.8 million due to the recognition of previously unrecognized tax positions resulting from the close of the statute of limitations for previous tax years. Exclusive of this discrete item recognized in the year ended December 31, 2014, the Company's tax rate from operations was 33.8%. The Company anticipates that it will release $0.9 million from its unrecognized tax positions over the next 12 months.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s net deferred tax assets decreased from $42.2 million at December 31, 2013 to $36.8 million at December 31, 2014. The components of the Company’s net deferred tax assets are disclosed in Note Fourteen of the Notes to Consolidated Financial Statements. Realization of the most significant net deferred tax assets is primarily dependent on future events taking place that will reverse the current deferred tax assets. For example, realization of the deferred tax asset attributable to other-than-temporary impairment losses on securities, which have already been recognized in the Company’s financial statements, would be realized if the impaired securities were deemed to be “worthless” by the Internal Revenue Service ("IRS") or if the securities were sold and recognized for tax purposes.  The deferred tax asset and/or liability associated with unrealized securities losses is the tax impact of the unrealized gains and/or losses on the Company’s available for sale security portfolio.  At December 31, 2014 the Company had a deferred tax liability of $0.7 million and at December 31, 2013 the Company had a deferred tax asset of $1.2 million associated with unrealized securities losses and gains.  The impact of the Company’s unrealized gains and/or losses is noted in the Company’s Consolidated Statements of Changes in Shareholders’ Equity as an adjustment to Accumulated Other Comprehensive Income (Loss). The deferred tax liability at December 31, 2014 would be realized if the unrealized gains and/or losses on the Company’s securities were realized from sales or maturities of the related securities.  At December 31, 2014 and 2013, the Company had a deferred tax asset of $8.4 million and $9.5 million, respectively, associated with other-than-temporarily impaired securities.  The deferred tax asset at December 31, 2014 would be realized if the Company’s other-than-temporarily impaired securities were sold, or were deemed by the IRS to be “worthless.”  The deferred tax asset associated with the allowance for loan losses decreased slightly from $7.6 million at December 31, 2013 to $7.4 million at December 31, 2014. The deferred tax asset associated with the allowance for loan losses is expected to be realized as additional loan charge-offs, which have already been provided for within the Company’s financial statements, are recognized for tax purposes.  The deferred tax asset associated with the Company’s previously securitized loans is expected to be realized as the Company recognizes income for financial statement purposes from these loans in future periods. The deferred tax asset associated with these loans decreased from $5.2 million at December 31, 2013 to $4.7 million at December 31, 2014.  The deferred tax asset associated with the Company's intangible assets decreased to $4.9 million at December 31, 2014. The Company believes that it is more likely than not that each of the net deferred tax assets will be realized and that no valuation allowance is necessary as of December 31, 2014 or 2013.

RISK MANAGEMENT

Market risk is the risk of loss due to adverse changes in current and future cash flows, fair values, earnings or capital due to adverse movements in interest rates and other factors, including foreign exchange rates, underlying credit risk and commodity prices. Because the Company has no significant foreign exchange activities and holds no commodities, interest rate risk represents the primary risk factor affecting the Company’s balance sheet and net interest margin. Significant changes in interest rates by the Federal Reserve could result in similar changes in LIBOR interest rates, prime rates, and other benchmark interest rates that could affect the estimated fair value of the Company’s investment securities portfolio, interest paid on the Company’s short-term and long-term borrowings, interest earned on the Company’s loan portfolio and interest paid on its deposit accounts.

 The Company’s Asset and Liability Committee (“ALCO”) has been delegated the responsibility of managing the Company’s interest-sensitive balance sheet accounts to maximize earnings while managing interest rate risk. ALCO, comprised of various members of executive and senior management, is also responsible for establishing policies to monitor and limit the Company’s exposure to interest rate risk and to manage the Company’s liquidity position. ALCO satisfies its responsibilities through quarterly meetings during which product pricing issues, liquidity measures, and interest sensitivity positions are monitored.

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

Immediate Basis Point Change in Interest Rates	Implied Federal Funds Rate Associated with Change in Interest Rates	Estimated Increase (Decrease) in Net Income Over 12 Months	Estimated Increase (Decrease) in Economic Value of Equity
December 31, 2014
+400	4.25%	+2.8%	-4.1%
+300	3.25	+4.9	+1.8
+200	2.25	+5.0	+4.9
+100	1.25	+1.9	+2.9

December 31, 2013
+400	4.25%	+3.3%	-6.4%
+300	3.25	+4.3	-2.0
+200	2.25	+3.3	+0.6
+100	1.25	+0.6	+0.4

These estimates are highly dependent upon assumptions made by management, including, but not limited to, assumptions regarding the manner in which interest-bearing demand deposit and savings deposit accounts reprice in different interest rate scenarios, changes in the composition of deposit balances, pricing behavior of competitors, prepayments of loans and deposits under alternative rate environments, and new business volumes and pricing. As a result, there can be no assurance that the estimates above will be achieved in the event that interest rates increase during 2015 and beyond.  The estimates above do not necessarily imply that the Company will experience increases in net income if market interest rates rise.  The table above indicates how the Company’s net income and the economic value of equity behave relative to an increase or decrease in rates compared to what would otherwise occur if rates remain stable.

Based upon the estimates above, the Company believes that its net income is positively correlated with increasing rates as compared to the level of net income the Company would expect if interest rates remain flat.

LIQUIDITY

The Company evaluates the adequacy of liquidity at both the Parent Company level and at the banking subsidiary level. At the Parent Company level, the principal source of cash is dividends from its banking subsidiary, City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. At December 31, 2014, City National could pay dividends up to $12.0 million without prior regulatory permission.

During 2014, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders and (2) remit interest payments on the Company’s junior subordinated debentures and (3) fund repurchases of the Company's common shares.  Additional information concerning sources and uses of cash by the Parent Company is reflected in Note Twenty One of the Notes to Consolidated Financial Statements.

Over the next 12 months, the Parent Company has an obligation to remit interest payments approximating $0.6 million on the junior subordinated debentures held by City Holding Capital Trust III. Additionally, the Parent Company anticipates continuing the payment of dividends, which are expected to approximate $24.2 million on an annualized basis for 2015 based on common shareholders of record at December 31, 2014 and a dividend rate of $1.60 for 2015.  However, interest payments on the debentures can be deferred for up to five years under certain circumstances and dividends to shareholders can, if necessary, be suspended.  In addition to these anticipated cash needs, the Parent Company has operating expenses and other contractual obligations, which are estimated to require $1.1 million of additional cash over the next 12 months. As of December 31, 2014, the Parent Company reported a cash balance of $12.5 million and management believes that the Parent Company’s available cash balance, together with cash dividends from City National will be adequate to satisfy its funding and cash needs over the next twelve months.

Excluding the interest and dividend payments discussed above, the Parent Company has no significant commitments or obligations in years after 2015 other than the repayment of its $16.5 million obligation under the debentures held by City Holding Capital Trust III. However, this obligation does not mature until June 2038, or earlier at the option of the Parent Company. It is expected that the Parent Company will be able to obtain the necessary cash, either through dividends obtained from City National or the issuance of other debt, to fully repay the debentures at their maturity.

City National manages its liquidity position in an effort to effectively and economically satisfy the funding needs of its customers and to accommodate the scheduled repayment of borrowings. Funds are available to City National from a number of sources, including depository relationships, sales and maturities within the investment securities portfolio, and borrowings from the FHLB and other financial institutions. As of December 31, 2014, City National’s assets are significantly funded by deposits and capital. Additionally, City National maintains borrowing facilities with the FHLB and other financial institutions that are accessed as necessary to fund operations and to provide contingency funding mechanisms. As of December 31, 2014, City National has the capacity to borrow an additional $1.5 billion from the FHLB and other financial institutions under existing borrowing facilities. City National maintains a contingency funding plan, incorporating these borrowing facilities, to address liquidity needs in the event of an institution-specific or systemic financial industry crisis. Also, although it has no current intention to do so, City National could liquidate its unpledged securities, if necessary, to provide an additional funding source.  City National also segregates certain mortgage loans, mortgage-backed securities, and other investment securities in a separate subsidiary so that it can separately monitor the asset quality of these primarily mortgage-related assets, which could be used to raise cash through securitization transactions or obtain additional equity or debt financing if necessary.

 The Company manages its asset and liability mix to balance its desire to maximize net interest income against its desire to minimize risks associated with capitalization, interest rate volatility, and liquidity. With respect to liquidity, the Company has chosen a conservative posture and believes that its liquidity position is strong. As illustrated in the Consolidated Statements of Cash Flows, the Company generated $53.4 million of cash from operating activities during 2014, primarily from interest income received on loans and investments, net of interest expense paid on deposits and borrowings.

The Company has obligations to extend credit, but these obligations are primarily associated with existing home equity loans that have predictable borrowing patterns across the portfolio. The Company has investment security balances with carrying values that totaled $354.7 million at December 31, 2014, and that greatly exceeded the Company’s non-deposit sources of borrowing which totaled $151.4 million.

The Company’s net loan to asset ratio is 76.0% as of December 31, 2014 and deposit balances fund 83.0% of total assets as compared to 65.7% for its peers. Further, the Company’s deposit mix has a very high proportion of transaction and savings accounts that fund 53.3% of the Company’s total assets.  And, the Company uses time deposits over $250,000 to fund 2.4% of total assets compared to its peers, which fund 8.6% of total assets with such deposits.

INVESTMENTS

The Company’s investment portfolio decreased from $370 million at December 31, 2013 to $355 million at December 31, 2014.

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

The Company's municipal bond portfolio of $42.1 million as of December 31, 2014 has an average tax equivalent yield of 5.65% with an average maturity of 7.2 years. The average dollar amount invested in each security is $0.4 million. The portfolio has 39% rated "A" or better and the remaining portfolio is unrated, as the issuances represented small issuances of revenue bonds. Additional credit support has been purchased for 21% of the portfolio, while 79% has no additional credit support. Management does underwrite 100% of the portfolio on an annual basis, using the same guidelines that are used to underwrite its commercial loans. Revenue bonds were 96% of the portfolio, while the remaining 4% were general obligation bonds. Geographically, the portfolio supports the Company's footprint, with 76% of the portfolio being from municipalities throughout West Virginia, and the remainder from communities in Ohio, Indiana and Kentucky.

TABLE FOUR
INVESTMENT PORTFOLIO

The carrying value of the Company's securities are presented in the following table (in thousands):

	Carrying Values as of December 31,
	2014	2013	2012
Securities available-for-sale:
Obligations of states and political subdivisions	$42,096	$41,548	$48,929
U.S. Treasuries and U.S. government agencies	1,827	2,365	3,888
Mortgage-backed securities:
U.S. government agencies	187,328	278,108	286,481
Private label	1,704	2,197	3,272
Trust preferred securities	9,036	13,156	12,645
Corporate securities	7,317	9,128	15,947
Total Debt Securities available-for-sale	249,308	346,502	371,162
Marketable equity securities	3,213	4,673	4,186
Investment funds	1,522	1,485	1,774
Total Securities Available-for-Sale	254,043	352,660	377,122
Securities held-to-maturity:
Mortgage baked securities	86,742	—	—
Trust preferred securities	4,044	4,117	13,454
Total Securities Held-to-Maturity	90,786	4,117	13,454
Other investment securities:
Non-marketable equity securities	9,857	13,343	11,463
Total Other Investment Securities	9,857	13,343	11,463

Total Securities	$354,686	$370,120	$402,039

During the year, the Company transferred certain securities from available-for-sale to held-to-maturity. The non-cash transfers of securities into the held-to-maturity categories from available-for-sale were made at fair value, which was $83.4 million on the date of the transfer.

Included in non-marketable equity securities in the table above at December 31, 2014 are $1.8 million of Federal Home Loan Bank stock and $8.1 million of Federal Reserve Bank stock. At December 31, 2014, there were no securities of any non-governmental issuers whose aggregate carrying or estimated fair value exceeded 10% of shareholders’ equity.

The weighted average yield of the Company's investment portfolio is presented in the following table (dollars in thousands):

	Within		After One But		After Five But		After
	One Year		Within Five Years		Within Ten Years		Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Securities available-for-sale:
Obligations of states and political subdivisions	$6,787	3.83%	$9,967	3.47%	$12,416	4.13%	$12,927	4.51%
U.S. Treasuries and U.S. government agencies	1,821	2.58	—	—	6	1.26	—	—
Mortgage-backed securities:
U.S. government agencies	25	3.46	5,884	4.30	14,223	3.10	167,196	2.51
Private label	—	—	427	4.51	—	—	1,277	2.56
Trust preferred securities	—	—	—	—	—	—	9,036	4.50
Corporate securities	—	—	2,128	6.25	2,079	5.02	3,109	6.09
Total Debt Securities available-for-sale	8,633	3.57	18,406	4.08	28,724	3.68	193,545	2.79
Securities held-to-maturity:
U.S. government agencies	—	—	—	—	—	—	86,742	2.94
Trust preferred securities	—	—	—	—	—	—	4,044	9.31
Total Securities Held-to-Maturity	—	—	—	—	—	—	90,786	3.22

Total debt securities	$8,633	3.57%	$18,406	4.08%	$28,724	3.68%	$284,331	2.93%

Weighted-average yields on tax-exempt obligations of states and political subdivisions have been computed on a taxable-equivalent basis using the federal statutory tax rate of 35%.  Average yields on investments available-for-sale are computed based on amortized cost. Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

LOANS
TABLE FIVE
LOAN PORTFOLIO

The composition of the Company’s loan portfolio as of the dates indicated follows (in thousands):

	2014	2013	2012	2011	2010

Residential real estate	$1,294,576	$1,204,450	$1,031,435	$929,788	$882,780
Home equity – junior liens	145,604	146,090	143,110	141,797	143,761
Commercial and industrial	132,641	148,302	108,739	130,899	134,612
Commercial real estate	1,036,738	1,057,048	821,970	732,146	661,758
Consumer	39,705	46,402	36,564	35,845	38,424
DDA overdrafts	2,802	3,905	4,551	2,628	2,876
Previously securitized loans	—	—	—	—	789
Gross loans	$2,652,066	$2,606,197	$2,146,369	$1,973,103	$1,865,000

Loan balances increased $46 million from December 31, 2013 to December 31, 2014. Residential real estate loans increased $90 million, or 7.5%, from $1.20 billion at December 31, 2013 to $1.29 billion at December 31, 2014.   Residential real estate loans represent loans to consumers for the purchase or refinance of a residence. These loans primarily consist of single family 1, 3, 5 and 10 year adjustable rate mortgages with terms that amortize the loans over periods from 15 to 30 years secured by first liens.  The Company’s mortgage products do not include sub-prime, interest only, or option adjustable rate mortgage products.  At December 31, 2014, $23 million of the residential real estate loans were for properties under construction. The Company’s home equity loans are underwritten differently than 1-4 family residential mortgages with typically less documentation but lower loan-to-value ratios.  Home equity loans consist of lines of credit, short-term fixed amortizing loans and adjustable rate loans.

Junior lien home equity loans remained flat at $146 million during 2014.  The Company's junior lien home equity loans are underwritten differently than 1-4 family residential mortgages, with typically less documentation but lower loan-to-value ratios and include both home equity loans and lines-of-credit. This type of lending, which is secured by a junior lien on the borrower's residence, allows customers to borrow against the equity in their home. Real estate market values as of the time the loan or line is granted directly affect the amount of credit extended. Junior lien home equity loans consist of lines-of-credit, short-term fixed amortizing loans and adjustable rate loans.

The C&I portfolio consists of loans to corporate borrowers primarily in small to mid-size industrial and commercial companies. Collateral securing these loans includes equipment, machinery, inventory, receivables and vehicles. C&I loans are considered to contain a higher level of risk than other loan types, although care is taken to minimize these risks. Numerous risk factors impact this portfolio, including industry specific risks such as economy, new technology, labor rates and cyclicality, as well as customer specific factors, such as cash flow, financial structure, operating controls and asset quality. C&I loans decreased $16 million, or 10.6%, from $148 million at December 31, 2013 to $133 million at December 31, 2014.

Commercial real estate loans consist of commercial mortgages, which generally are secured by nonresidential and multi-family residential properties, including hotel/motel and apartment lending. Commercial real estate loans are to many of the same customers and carry similar industry risks as the commercial and industrial loans ("C&I"). Commercial real estate loans decreased $20 million, or 1.9%, from $1.06 billion at December 31, 2013 to $1.04 billion at December 31, 2014.  During 2014 a variety of factors have led to the decline in commercial real estate and C&I loans - a $14 million participation loan was repurchased by the lead bank; a $9 million loan from an acquisition that was classified as substandard was repaid in full; a financially weak $9 million loan was refinanced by a smaller competitor that provided the borrower a cash out option; a more competitive lending environment; and various lines of credit experienced balance reductions. However, during the second half of 2014, the Company did experience an increase in commercial real estate loan balances, which increased $25 million from June 30, 2014 to December 31, 2014. At December 31, 2014, $29 million of the commercial real estate loans were for commercial properties under construction.

The Company categorizes commercial loans by industry according to the Standard Industry Classification System (SIC) to monitor the portfolio for possible concentrations in one or more industries. As of December 31, 2014, the Company did not have an industry classification that exceeded 10% of total loans.

Consumer loans may be secured by automobiles, boats, recreational vehicles and other personal property. The Company monitors the risk associated with these types of loans by monitoring such factors as portfolio growth, lending policies and economic conditions. Underwriting standards are continually evaluated and modified based upon these factors. Consumer loans decreased $7 million during 2014.  The majority of this decrease is attributable to the Company's decision to strategically reduce the portfolio of indirect automobile loans acquired with the Community acquisition. These loans have higher loss percentages compared to the Company’s historical consumer portfolio and accounted for approximately $6 million of the decrease in 2014.

The following table shows the scheduled maturity of loans outstanding as of December 31, 2014 (in thousands):

	Within One Year	After One But Within Five Years	After Five Years	Total

Residential real estate	$184,033	$521,210	$589,333	$1,294,576
Home equity – junior liens	29,030	64,384	52,190	145,604
Commercial and industrial	65,056	63,190	4,395	132,641
Commercial real estate	290,843	513,119	232,776	1,036,738
Consumer	20,876	20,959	672	42,507
Total loans	$589,838	$1,182,862	$879,366	$2,652,066

Loans maturing after one year with interest rates that are:
Fixed until maturity		$457,271
Variable or adjustable		1,604,957
Total		$2,062,228

ALLOWANCE AND PROVISION FOR LOAN LOSSES

Management systematically monitors the loan portfolio and the appropriateness of the allowance for loan losses (“ALLL”) on a quarterly basis to provide for probable losses incurred in the portfolio. Management assesses the risk in each loan type based on historical delinquency and loss trends, the general economic environment of its local markets, individual loan performance, and other relevant factors. Individual credits in excess of $1 million are selected at least annually for detailed loan reviews, which are utilized by management to assess the risk in the portfolio and the appropriateness of the allowance. Due to the nature of commercial lending, evaluation of the appropriateness of the allowance as it relates to these loan types is often based more upon specific credit review, with consideration given to the potential impairment of certain credits and historical loss rates, adjusted for general economic conditions and other inherent risk factors. Conversely, due to the homogeneous nature of the real estate and installment portfolios, the portions of the allowance allocated to those portfolios are primarily based on prior loss history of each portfolio, adjusted for general economic conditions and other inherent risk factors. Risk factors considered by the Company in completing this analysis include: (1) unemployment and economic trends in the Company’s markets, (2) concentrations of credit, if any, among any industries, (3) trends in loan growth, loan mix, delinquencies, losses or credit impairment, (4) adherence to lending policies and others. Each risk factor is designated as low, moderate/increasing, or high based on the Company’s assessment of the risk to loss associated with each factor. Each risk factor is then weighted to consider probability of occurrence.

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

The allowance not specifically allocated to individual credits is generally determined by analyzing potential exposure and other qualitative factors that could negatively impact the overall credit risk of the loan portfolio.  Loans not individually evaluated for impairment are grouped by pools with similar risk characteristics and the related historical loss rates are adjusted to reflect current inherent risk factors, such as unemployment, overall economic conditions, concentrations of credit, loan growth, classified and impaired loan trends, staffing, adherence to lending policies, and loss trends.

Determination of the allowance for loan losses is subjective in nature and requires management to periodically reassess the validity of its assumptions. Differences between actual losses and estimated losses are assessed such that management can timely modify its evaluation model to ensure that adequate provision has been made for risk in the total loan portfolio.

As a result of the Company’s quarterly analysis of the appropriateness of the ALLL, the Company recorded a provision for loan losses of $4.1 million, $6.8 million and $6.4 million for the years ended December 31, 2014, 2013 and 2012, respectively.

The provision for loan losses recorded in 2014 reflects the modest growth in the loan portfolio, changes in the quality of the portfolio, and general improvement in the Company's historical loss rates used to compute the allowance not specifically allocated to individual credits. Additionally, the improvement in non-performing assets also contributed to a lower provision for loan losses during 2014. Changes in the allowance for loan losses is based on the Company’s detailed systematic methodology and are directionally consistent with changes in the composition and quality of the Company’s loan portfolio.  The Company believes its methodology for determining its ALLL adequately provides for probable losses incurred in the loan portfolio and produces a provision and allowance for loan losses that is directionally consistent with changes in asset quality and loss experience.

The Company had net charge-offs of $4.5 million for the year ended December 31, 2014 compared to $5.1 million for the year ended December 31, 2013.  Net charge-offs in 2014 consisted primarily of net charge-offs on commercial real estate of $1.8 million and residential real estate of $1.6 million for the year ended December 31, 2014.

The Company’s ratio of non-performing assets to total loans and other real estate owned decreased from 1.20% at December 31, 2013 to 0.90% at December 31, 2014.  Excluded from this ratio are purchased credit-impaired loans which continue to perform in accordance with the estimated expectations developed as of the date of each acquisition. Such loans would be considered nonperforming loans if the loan’s performance deteriorates below the initial expectations. Total past due loans decreased from $19.5 million, or 0.75% of total loans outstanding, at December 31, 2013 to $10.7 million, or 0.40% of total loans outstanding, at December 31, 2014. Acquired past due loans represent approximately 32% of total past due loans and have declined $13.0 million, or 79%, since March 31, 2013.

The allowance allocated to the commercial real estate loan portfolio decreased $1.9 million, or 17.2%, from $10.8 million at December 31, 2013 to $8.9 million at December 31, 2014. This decrease is primarily attributable to improvements in historical loss rates in the portfolio.

The allowance related to the commercial and industrial loan portfolio increased from $1.1 million at December 31, 2013 to $1.6 million at December 31, 2014. The increase is primarily attributable to an increase in the amount of loans classified as substandard in this portfolio.

The allowance allocated to the residential real estate portfolio increased $1.2 million from $6.1 million at December 31, 2013 to $7.2 million at December 31, 2014. The increase is primarily attributable to the growth in the portfolio, as well as an increase in the historical loss rate associated with this portfolio.

The allowance allocated to the home equity decreased $0.2 million from December 31, 2013. Consumer and overdraft loan portfolios at December 31, 2014 did not significantly change from December 31, 2013.

Based on the Company’s analysis of the appropriateness of the allowance for loan losses and in consideration of the known factors utilized in computing the allowance, management believes that the allowance for loan losses as of December 31, 2014, is adequate to provide for probable losses inherent in the Company’s loan portfolio. Future provisions for loan losses will be dependent upon trends in loan balances including the composition of the loan portfolio, changes in loan quality and loss experience trends, and recoveries of previously charged-off loans, among other factors.

TABLE SIX
ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

An analysis of changes in the allowance for loan losses follows (in thousands):

	2014	2013	2012	2011	2010

Balance at beginning of period	$20,575	$18,809	$19,409	$18,224	$18,541

Charge-offs:
Commercial and industrial	323	1,040	226	522	73
Commercial real estate	1,925	2,187	4,604	1,989	3,304
Residential real estate	1,762	2,181	1,030	1,367	1,607
Home equity	309	295	1,355	1,089	930
Consumer	188	454	190	164	86
DDA overdrafts	1,415	1,483	1,522	1,712	3,638
Total charge-offs	5,922	7,640	8,927	6,843	9,638

Recoveries:
Commercial and industrial	89	84	32	23	27
Commercial real estate	113	785	289	1,981	415
Residential real estate	187	234	22	29	74
Home equity	—	—	18	7	26
Consumer	204	327	135	136	129
DDA overdrafts	850	1,128	1,456	1,252	1,557
Total recoveries	1,443	2,558	1,952	3,428	2,228
Net charge-offs	4,479	5,082	6,975	3,415	7,410
Provision for loan losses	3,771	6,251	6,375	4,600	7,093
Provision for acquired loans	283	597	—	—	—
Balance at end of period	$20,150	$20,575	$18,809	$19,409	$18,224

As a Percent of Average Total Loans:
Net charge-offs	0.17%	0.20%	0.34%	0.18%	0.41%
Provision for loan losses	0.16%	0.27%	0.31%	0.24%	0.39%
As a Percent of Non-Performing Loans:
Allowance for loan losses	128.10%	90.25%	96.59%	87.76%	156.39%

TABLE SEVEN
NON-ACCRUAL, PAST-DUE AND RESTRUCTURED LOANS

Nonperforming assets at December 31 follows (in thousands):

	2014	2013	2012	2011	2010
Non-accrual loans	$15,307	$22,361	$19,194	$21,951	$10,817
Accruing loans past due 90 days or more	423	436	280	166	782
Previously securitized loans past due 90 days or more	—	—	—	—	54
Total non-performing loans	$15,730	$22,797	$19,474	$22,117	$11,653

On non-accrual and impaired loans, approximately $0.5 million, $0.6 million, and $1.0 million of interest income would have been recognized during 2014, 2013 and 2012, respectively, if such loans had been current in accordance with their original terms.  There were no commitments to provide additional funds on non-accrual, impaired, or other potential problem loans at December 31, 2014 and 2013.

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

Information pertaining to impaired loans is included in the following table (in thousands):

	2014	2013
Impaired loans with a valuation allowance	$1,392	$3,416
Impaired loans with no valuation allowance	5,377	9,178
Total impaired loans	$6,769	$12,594

Allowance for loan losses allocated to impaired loans	$252	$880

The impaired loans with a valuation allowance were comprised of two commercial borrowing relationships that were evaluated during the year and determined that an allowance was necessary.

Regulatory guidance requires loans to be accounted for as collateral-dependent loans when borrowers have filed Chapter 7 bankruptcy, the debt has been discharged by the bankruptcy court and the borrower has not reaffirmed the debt.  The filing of bankruptcy is deemed to be evidence that the borrower is in financial difficulty and the discharge of the debt by the bankruptcy court is deemed to be a concession granted to the borrower.

The following table sets forth the Company’s troubled debt restructurings ("TDRs") at December 31, 2014 and 2013 (in thousands):

	Accruing	Non-Accruing	Total
December 31, 2014
Commercial and industrial	$73	—	$73
Commercial real estate	2,263	—	2,263
Residential real estate	17,946	545	18,491
Home equity	2,673	15	2,688
Consumer	—	—	—
	$22,955	$560	$23,515

December 31, 2013
Commercial and industrial	$88	—	$88
Commercial real estate	1,783	—	1,783
Residential real estate	18,651	1,693	20,344
Home equity	2,859	14	2,873
Consumer	0	—	0
	$23,381	$1,707	$25,088

TABLE EIGHT
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

The allocation of the allowance for loan losses and the percent of loans in each category to total loans is shown in the table below (dollars in thousands):

	2014		2013		2012		2011		2010
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans

Commercial and industrial	$1,582	5%	$1,139	6%	$498	5%	$590	7%	$1,864	7%
Commercial real estate	8,921	39%	10,775	40%	10,440	38%	11,666	37%	8,488	35%
Residential real estate	7,208	49%	6,057	46%	5,229	48%	4,839	47%	5,337	48%
Home equity - junior liens	1,495	5%	1,672	6%	1,699	7%	1,525	7%	1,452	8%
Consumer	85	2%	77	2%	81	2%	88	2%	95	2%
DDA overdrafts	859	—%	855	—%	862	—%	701	—%	988	—%
Allowance for Loan Losses	$20,150	100%	$20,575	100%	$18,809	100%	$19,409	100%	$18,224	100%

PREVIOUSLY SECURITIZED LOANS

As of December 31, 2014 and 2013, the carrying value of the remaining previously securitized loans was zero, while the actual contractual balances of these loans were $4.9 million and $6.2 million, respectively. During the years ended December 31, 2014, 2013 and 2012, the Company recognized $2.2 million, $2.5 million and $3.3 million, respectively, of interest income on its previously securitized loans.

GOODWILL

The Company evaluates the recoverability of goodwill and indefinite lived intangible assets annually as of November 30th, or more frequently if events or changes in circumstances warrant, such as a material adverse change in the business. Goodwill is considered to be impaired when the carrying value of a reporting unit exceeds its estimated fair value. Indefinite-lived intangible assets are considered impaired if their carrying value exceeds their estimated fair value. As described in Note One of the Notes to Consolidated Financial Statements, the Company conducts its business activities through one reportable business segment – community banking. Fair values are estimated by reviewing the Company’s stock price as it compares to book value and the Company’s reported earnings.  In addition, the impact of future earnings and activities are considered in the Company’s analysis.  The Company had $71.4 million of goodwill at both December 31, 2014 and 2013, and no impairment was required to be recognized in 2014 or 2013, as the fair value of the Company continues to exceed its book value.

CERTIFICATES OF DEPOSIT

Scheduled maturities of time certificates of deposit of $250,000 or more outstanding at December 31, 2014, are summarized in Table Nine (in thousands). The Company has time certificates of deposit of $250,000 or more totaling $83.2 million (approximately 8% of total time deposits).

TABLE NINE
MATURITY DISTRIBUTION OF CERTIFICATES OF DEPOSIT OF $250,000 OR MORE

	Amounts	Percentage

Three months or less	$7,915	10%
Over three months through six months	5,965	7%
Over six months through twelve months	20,664	25%
Over twelve months	48,678	58%
Total	$83,222	100%

CONTRACTUAL OBLIGATIONS

The Company has various financial obligations that may require future cash payments according to the terms of the obligations. Demand, both noninterest- and interest-bearing, and savings deposits are, generally, payable immediately upon demand at the request of the customer. Therefore, the contractual maturity of these obligations is presented in the following table as “less than one year.” Time deposits, typically CDs, are customer deposits that are evidenced by an agreement between the Company and the customer that specify stated maturity dates and early withdrawals by the customer are subject to penalties assessed by the Company. Short-term borrowings and long-term debt represent borrowings of the Company and have stated maturity dates. The Company is not a party to any material capital or operating leases as of December 31, 2014.

TABLE TEN
CONTRACTUAL OBLIGATIONS

The composition of the Company's contractual obligations as of December 31, 2014 is presented in the following table (in thousands):

	Contractual Maturity in
	Less than One Year	Between One and Three Years	Between Three and Five Years	Greater than Five Years	Total

Noninterest-bearing demand deposits	$545,465	$—	$—	$—	$545,465
Interest-bearing demand deposits(1)	640,469	—	—	—	640,469
Savings deposits(1)	661,416	—	—	—	661,416
Time deposits(1)	506,596	304,510	236,500	561	1,048,167
Short-term borrowings(1)	135,276	—	—	—	135,276
Long-term debt(1)	617	1,234	1,234	12,356	15,441
Total Contractual Obligations	$2,489,839	$305,744	$237,734	$12,917	$3,046,234

(1)
Includes interest on both fixed- and variable-rate obligations. The interest associated with variable-rate obligations is based upon interest rates in effect at December 31, 2014. The contractual amounts to be paid on variable-rate obligations are affected by market interest rates that could materially affect the contractual amounts to be paid.

The Company’s liability for uncertain tax positions at December 31, 2014 was $2.4 million pursuant to ASC Topic 740.  This liability represents an estimate of tax positions that the Company has taken in its tax returns that may ultimately not be sustained upon examination by tax authorities.  As the ultimate amount and timing of any future cash settlements cannot be predicted with reasonable reliability, this estimated liability has been excluded from the contractual obligations table.

OFF–BALANCE SHEET ARRANGEMENTS

As disclosed in Note Seventeen of the Notes to Consolidated Financial Statements, the Company has also entered into agreements to extend credit or provide conditional payments pursuant to standby and commercial letters of credit. As a result of the Company’s off-balance sheet arrangements for 2014 and 2013, no material revenue, expenses, or cash flows were recognized.  In addition, the Company had no other indebtedness or retained interests nor entered into agreements to extend credit or provide conditional payments pursuant to standby and commercial letters of credit.

CAPITAL RESOURCES

During 2014, Shareholders’ Equity increased $3 million, or 0.8%, from $388 million at December 31, 2013 to $391 million at December 31, 2014.  This increase was primarily due to net income of $53 million and equity award vesting and exercises of $2 million, partially offset by common stock repurchases for treasury of $28 million and cash dividends declared of $25 million.

During the year ended December 31, 2014, the Company repurchased approximately 651,000 common shares at a weighted average price of $42.96. On September 24, 2014, the Company announced that the Board of Directors authorized the Company to buy back up to 1,000,000 shares of its common shares (approximately 7% of outstanding shares) in open market transactions at prices that are accretive to the earnings per share of continuing shareholders. No time limit was placed on the duration of the share repurchase program. As part of this authorization, the Company rescinded repurchases of additional shares under a repurchase program plan approved in July 2011. The Company had repurchased approximately 980,000 shares under the July 2011 Stock Repurchase Plan. At December 31, 2014, the Company could repurchase approximately 784,000 shares under the current plan.

Regulatory guidelines require the Company to maintain a minimum total capital to risk-adjusted assets ratio of 8.0%, with at least one-half of capital consisting of tangible common stockholders’ equity and a minimum Tier I leverage ratio of 4.0%. Similarly, City National is also required to maintain minimum capital levels as set forth by various regulatory agencies. Under capital adequacy guidelines, City National is required to maintain minimum total capital, Tier I capital, and leverage ratios of 8.0%, 4.0%, and 4.0%, respectively. To be classified as “well capitalized,” City National must maintain total capital, Tier I capital, and leverage ratios of 10.0%, 6.0%, and 5.0%, respectively.

The Company’s regulatory capital ratios for both City Holding and City National are illustrated in the following table:

			Actual
		Well	December 31,
	Minimum	Capitalized	2014	2013
City Holding:
Total	8.0%	10.0%	14.2%	13.8%
Tier I Risk-based	4.0%	6.0%	13.4%	13.0%
Tier I Leverage	4.0%	5.0%	9.9%	9.8%
City National:
Total	8.0%	10.0%	12.7%	12.2%
Tier I Risk-based	4.0%	6.0%	11.9%	11.4%
Tier I Leverage	4.0%	5.0%	8.8%	8.6%

As of December 31, 2014, management believes that City Holding Company, and its banking subsidiary, City National, were “well capitalized.”  City Holding is subject to regulatory capital requirements administered by the Federal Reserve, while City National is subject to regulatory capital requirements administered by the OCC and the FDIC.  Regulatory agencies can initiate certain mandatory actions if either City Holding or City National fails to meet the minimum capital requirements, as shown above.  As of December 31, 2014, management believes that City Holding and City National meet all capital adequacy requirements.

Basel III Capital Rules became effective January 1, 2015. In July 2013, the Federal Reserve published final rules establishing a new comprehensive capital framework for U. S. banking organizations. The rules implement the framework known as "Basel III" for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. The Basel III Capital Rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions compared to the current U.S. risk-based capital rules. The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions' regulatory capital ratios. The Basel III Capital Rules also address risk weights and other issues affecting the denominator in banking institutions' regulatory capital ratios and replace the existing risk-weighting approach. The Basel III Capital Rules also implement the requirements of Section 939A of the Dodd-Frank Act to remove references to credit ratings from the federal agencies' rules. The Basel III Capital Rules are effective for the Company on January 1, 2015 (subject to a phase-in period for certain provisions).

Management believes that, as of December 31, 2014, City Holding Company and its banking subsidiary, City National, would meet all capital adequacy requirements under Basel III on a fully phased-in basis as if such requirements had been in effect.

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

Management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2014 based upon the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework (2013 Framework). Based on our assessment, management believes that, as of December 31, 2014, the Company's system of internal control over financial reporting is effective based on those criteria.  Ernst & Young, LLP, the Company’s independent registered public accounting firm, has issued an attestation report on the effectiveness of internal control over financial reporting. This report appears on page 27.

February 27, 2015

s/ Charles R. Hageboeck	/s/ David L. Bumgarner
Charles R. Hageboeck	David L. Bumgarner
President & Chief Executive Officer	Chief Financial Officer

REPORT OF ERNST & YOUNG LLP INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

Audit Committee of the Board of Directors and the
Shareholders of City Holding Company

We have audited City Holding Company’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). City Holding Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on City Holding Company’s internal control over financial reporting based on our audit.

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

In our opinion, City Holding Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2014 of City Holding Company and our report dated February 27, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Charleston, West Virginia
February 27, 2015

REPORT OF ERNST & YOUNG LLP INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON CONSOLIDATED FINANCIAL STATEMENTS

Audit Committee of the Board of Directors and the
Shareholders of City Holding Company

We have audited the accompanying consolidated balance sheets of City Holding Company and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014.  These financial statements are the responsibility of City Holding Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of City Holding Company and subsidiaries at December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), City Holding Company's internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 27, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Charleston, West Virginia
February 27, 2015

PART I, ITEM 1 – FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS
CITY HOLDING COMPANY AND SUBSIDIARIES
(in thousands)

	December 31, 2014	December 31, 2013
Assets
Cash and due from banks	$138,503	$75,999
Interest-bearing deposits in depository institutions	9,725	9,877
Cash and Cash Equivalents	148,228	85,876

Investment securities available for sale, at fair value	254,043	352,660
Investment securities held-to-maturity, at amortized cost (approximate fair value at December 31, 2014 and 2013 - $94,191 and $5,335, respectively)	90,786	4,117
Other securities	9,857	13,343
Total Investment Securities	354,686	370,120

Gross loans	2,652,066	2,606,197
Allowance for loan losses	(20,150)	(20,575)
Net Loans	2,631,916	2,585,622

Bank owned life insurance	95,116	92,047
Premises and equipment, net	77,988	82,548
Accrued interest receivable	6,826	6,866
Net deferred tax asset	36,766	42,165
Goodwill and other intangible assets, net	74,198	75,142
Other assets	35,909	27,852
Total Assets	$3,461,633	$3,368,238
Liabilities
Deposits:
Noninterest-bearing	$545,465	$493,228
Interest-bearing:
Demand deposits	639,932	601,527
Savings deposits	660,727	612,772
Time deposits	1,026,663	1,077,606
Total Deposits	2,872,787	2,785,133

Short-term borrowings	134,931	137,798
Long-term debt	16,495	16,495
Other liabilities	46,567	41,189
Total Liabilities	3,070,780	2,980,615

Shareholders’ Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued	—	—
Common stock, par value $2.50 per share: 50,000,000 shares authorized; 18,499,282 shares issued at December 31, 2014 and December 31, 2013, less 3,345,590 and 2,748,922, shares in treasury, respectively	46,249	46,249

Capital surplus	107,370	107,596
Retained earnings	362,211	333,970
Cost of common stock in treasury	(120,818)	(95,202)
Accumulated other comprehensive income (loss):
Unrealized gain (loss) on securities available-for-sale	1,190	(2,110)
Underfunded pension liability	(5,349)	(2,880)
Total Accumulated Other Comprehensive Loss	(4,159)	(4,990)
Total Shareholders’ Equity	390,853	387,623
Total Liabilities and Shareholders’ Equity	$3,461,633	$3,368,238

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
CITY HOLDING COMPANY AND SUBSIDIARIES
(in thousands, except earnings per share data)

	Year Ended December 31
	2014	2013	2012
Interest Income
Interest and fees on loans	$116,658	$126,594	$96,432
Interest on investment securities:
Taxable	11,766	10,697	14,285
Tax-exempt	1,142	1,226	1,442
Interest on federal funds sold	—	22	53
Total Interest Income	129,566	138,539	112,212

Interest Expense
Interest on deposits	11,012	12,358	13,477
Interest on short-term borrowings	342	325	312
Interest on long-term debt	606	618	661
Total Interest Expense	11,960	13,301	14,450
Net Interest Income	117,606	125,238	97,762
Provision for loan losses	4,054	6,848	6,375
Net Interest Income After Provision for Loan Losses	113,552	118,390	91,387

Non-interest Income
Total investment securities impairment losses	—	—	(878)
Noncredit impairment losses recognized in other comprehensive income	—	—	302
Net investment securities impairment losses	—	—	(576)
Gains on sale of investment securities	1,156	764	1,530
Net investment securities gains	1,156	764	954

Service charges	26,583	27,596	26,409
Bankcard revenue	15,063	13,521	12,406
Insurance commissions	5,978	5,832	6,071
Trust and investment management fee income	4,614	3,986	3,774
Bank owned life insurance	3,070	3,391	2,983
Other income	2,258	2,916	2,660
Total Non-interest Income	58,722	58,006	55,257

Non-interest Expense
Salaries and employee benefits	51,749	51,430	43,509
Occupancy and equipment	9,990	9,910	8,186
Depreciation	6,087	5,757	4,605
FDIC insurance expense	1,647	1,852	1,590
Advertising	3,274	2,673	2,589
Bankcard expenses	3,373	2,870	2,662
Postage, delivery, and statement mailings	2,211	2,220	2,079
Office supplies	1,595	1,728	1,669
Legal and professional fees	2,049	3,028	1,786
Telecommunications	1,876	2,212	1,614

Repossessed asset losses, net of expenses	579	646	1,346
Merger related costs	—	5,526	4,708
Other expenses	10,611	13,054	11,058
Total Non-interest Expense	95,041	102,906	87,401
Income Before Income Taxes	77,233	73,490	59,243
Income tax expense	24,271	25,275	20,298
Net Income Available to Common Shareholders	$52,962	$48,215	$38,945

Average common shares outstanding	15,403	15,564	14,714
Effect of dilutive securities:
Employee stock options and warrant	85	144	82
Shares for diluted earnings per share	15,488	15,708	14,796

Basic earnings per common share	$3.40	$3.07	$2.63
Diluted earnings per common share	$3.38	$3.04	$2.61
Dividends declared per common share	$1.60	$1.48	$1.40

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
CITY HOLDING COMPANY AND SUBSIDIARIES
(in thousands)

	Year Ended December 31
	2014	2013	2012

Net income	$52,962	$48,215	$38,945

Available-for-Sale Securities
Unrealized (loss) gain on available-for-sale securities arising during period	6,388	(8,244)	5,370
Reclassification adjustment for net gains	(1,156)	(764)	(954)
Other comprehensive income (loss), available-for-sale securities	5,232	(9,008)	4,416

Defined Benefit Pension Plan
Amortization of actuarial net gains	669	895	696
Recognition of unrealized gains (losses)	(4,584)	2,457	(1,119)
Change in underfunded pension liability	(3,915)	3,352	(423)

Other comprehensive (loss) income before income taxes	1,317	(5,656)	3,993
Tax effect	(486)	2,088	(1,508)
Other comprehensive (loss) income, net of tax	831	(3,568)	2,485

Comprehensive income, net of tax	53,793	44,647	41,430

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
CITY HOLDING COMPANY AND SUBSIDIARIES
(dollars in thousands)

	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balances at December 31, 2011	$46,249	$103,335	$291,050	$(125,593)	$(3,907)	$311,134
Net income			38,945			38,945
Other comprehensive income					2,485	2,485
Acquisition of Virginia Savings Bancorp, Inc.		276		7,447		7,723
Cash dividends declared ($1.40 per share)			(20,725)			(20,725)
Stock-based compensation expense, net		34		1,049		1,083
Exercise of 18,899 stock options		(121)		665		544
Purchase of 237,535 treasury shares				(7,915)		(7,915)
Balances at December 31, 2012	$46,249	$103,524	$309,270	$(124,347)	$(1,422)	$333,274

	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balances at December 31, 2012	$46,249	$103,524	$309,270	$(124,347)	$(1,422)	$333,274
Net income			48,215			48,215
Other comprehensive loss					(3,568)	(3,568)
Acquisition of Community Financial Corporation		4,236		24,272		28,508
Cash dividends declared ($1.48 per share)			(23,515)			(23,515)
Stock-based compensation expense, net		(37)		1,319		1,282
Exercise of 126,168 stock options		(127)		3,554		3,427
Balances at December 31, 2013	$46,249	$107,596	$333,970	$(95,202)	$(4,990)	$387,623

	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balances at December 31, 2013	$46,249	$107,596	$333,970	$(95,202)	$(4,990)	$387,623
Net income			52,962			52,962
Other comprehensive income					831	831
Cash dividends declared ($1.60 per share)			(24,721)			(24,721)
Stock-based compensation expense, net		64		1,471		1,535
Exercise of 20,000 stock options		(290)		870		580
Purchase of 650,799 treasury shares				(27,957)		(27,957)
Balances at December 31, 2014	$46,249	$107,370	$362,211	$(120,818)	$(4,159)	$390,853

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
CITY HOLDING COMPANY AND SUBSIDIARIES
(in thousands)

	Year Ended December 31
	2014	2013	2012

Net income	$52,962	$48,215	$38,945
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and accretion	(4,654)	(11,294)	728
Provision for loan losses	4,054	6,848	6,375
Depreciation of premises and equipment	6,087	5,757	4,605
Deferred income tax expense	4,585	4,686	2,530
Net periodic employee benefit cost	500	903	521
Realized investment securities gains	(1,156)	(764)	(1,530)
Net investment securities impairment losses	—	—	576
Stock-based compensation expense	1,535	1,281	1,083
Increase in value of bank-owned life insurance	(3,069)	(3,211)	(2,940)
Originations of loans held for sale	(8,763)	(23,280)	(44,032)
Proceeds from loans held for sale	8,319	27,830	42,324
Gain on sale of loans	(187)	(608)	(960)
Change in accrued interest receivable	40	1,220	852
Change in other assets	(8,262)	22,497	2,163
Change in other liabilities	1,363	(4,187)	2,575
Net Cash Provided by Operating Activities	53,354	75,893	53,815

Proceeds from sales of securities available-for-sale	6,714	19,210	27,471
Proceeds from maturities and calls of securities available-for-sale	48,983	91,096	145,097
Proceeds from maturities and calls of securities held-to-maturity	6,501	10,223	10,402
Purchases of securities available-for-sale	(31,295)	(80,778)	(171,200)
Purchases of securities held-to-maturity	(10,226)	—	—
Net increase in loans	(43,714)	(83,962)	(102,802)
Purchases of premises and equipment	(1,674)	(6,622)	(7,509)
Acquisition of Community Financial Corporation, net of cash acquired of $8,888	—	(21,853)	—
Acquisition of Virginia Savings Bancorp, Inc., net of cash acquired of $24,943	—	—	20,272
Net Cash Used in Investing Activities	(24,711)	(72,686)	(78,269)

Net increase in noninterest-bearing deposits	52,237	20,423	49,146
Net increase (decrease) in interest-bearing deposits	36,203	(26,450)	16,388
Net (decrease) increase in short-term borrowings	(2,867)	23,153	(74,404)
Purchases of treasury stock	(27,957)	—	(7,915)
Proceeds from exercise of stock options	580	3,427	544
Dividends paid	(24,487)	(22,878)	(20,710)
Net Cash Provided by (Used in) Financing Activities	33,709	(2,325)	(36,951)
Increase (Decrease) in Cash and Cash Equivalents	62,352	882	(61,405)
Cash and cash equivalents at beginning of period	85,876	84,994	146,399
Cash and Cash Equivalents at End of Period	$148,228	$85,876	$84,994

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

      Description of Principal Markets and Services: The Company is a registered financial holding company under the Bank Holding Company Act headquartered in Charleston, West Virginia, and conducts its principal activities through its wholly-owned subsidiary, City National Bank of West Virginia (“City National”). City National is a retail and consumer-oriented community bank with 82 banking offices in West Virginia, Virginia, eastern Kentucky and southeastern Ohio. City National provides credit, deposit, and trust and investment management services to its customers. In addition to its branch network, City National's delivery channels include ATMs, mobile banking, debit cards, interactive voice response systems and Internet technology. The Company conducts its business activities through one reportable business segment - community banking.

       Cash and Due from Banks: The Company considers cash, due from banks, and interest-bearing deposits in depository institutions as cash and cash equivalents.

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

       The Company utilizes a third party pricing service provider to value its investment portfolio.  Annually, the Company obtains an independent auditor’s report from its third party pricing service provider regarding its controls over valuation of investment securities.  Although an unqualified opinion regarding the design and operating effectiveness of controls was issued, the report did contain caveats and disclaimers regarding the pricing information, such as the Company should review market values for reasonableness.  On a quarterly basis, the Company selects a sample of its debt securities and reprices those securities with a third party that is independent of the primary pricing service provider to verify the reasonableness of the fair values.

       Also, on a quarterly basis, the Company performs a review of investment securities to determine if any unrealized losses are other than temporarily impaired.  Management considers the following, among other things, in its determination of the nature of the unrealized losses, (i) the length of time and the extent to which the fair value has been less than cost; (ii) the financial condition, capital strength, and near–term (12 months) prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may affect the future earnings potential; (iii) the historical volatility in the market value of the investment and/or the liquidity or illiquidity of the investment; (iv) adverse conditions specifically related to the security, an industry, or a geographic area; or (v) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  The Company continues to actively monitor the market value of these investments along with the financial strength of the issuers behind these securities, as well as its entire investment portfolio.  Based on the market information available, the Company believes that (i) the declines in fair value are temporary, driven by fluctuations in the interest rate environment and not due to the credit worthiness of the issuers, (ii) the Company does not have the intent to sell any of the securities classified as available for sale, and (iii) it is more likely than not that the Company will not have to sell any such securities before recovery of cost.  The Company cannot guarantee that such securities will recover and if additional information becomes available in the future to suggest that the losses are other than temporary, the Company may need to record impairment charges in the future.

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

       Loans: Loans, excluding previously securitized loans, which are discussed separately below, are reported at the principal amount outstanding, net of unearned income.  Portfolio loans include those for which management has the intent and City has the ability to hold for the foreseeable future, or until maturity or payoff.  The foreseeable future is based upon management’s judgment of current business strategies and market conditions, the type of loan, asset/liability management, and liquidity.

       Interest income on loans is accrued and credited to operations based upon the principal amount outstanding, using methods that generally result in level rates of return. Loan origination fees, and certain direct costs, are deferred and amortized as an adjustment to the yield over the term of the loan. The accrual of interest income generally is discontinued when a loan becomes 90 days past due as to principal or interest for all loan types.  However, any loan may be placed on non-accrual if the Company receives information that indicates that it is probable a borrower will be unable to meet the contractual terms of their respective loan agreement. Other indicators considered for placing a loan on non-accrual status include the borrower’s involvement in bankruptcies, foreclosures, repossessions, litigation and any other situation resulting in doubt as to whether full collection of contractual principal and interest is attainable. When interest accruals are discontinued, unpaid interest recognized in income in the current year is reversed, and interest accrued in prior years is charged to the allowance for loan losses. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral exceeds the principal balance and related accrued interest, and the loan is in process of collection.

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

Acquired Loans: In determining the estimated fair value of the acquired loans, management considered several factors, such as estimated future credit losses, estimated prepayments, remaining lives of the acquired loans, estimated value of the underlying collateral and the present value of the cash flows expected to be received.  For smaller loans not specifically reviewed, management grouped the loans into their respective homogeneous loan pool and applied a loss estimate accordingly.

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

Previously Securitized Loans: Previously securitized loans represent the carrying value of loans beneficially owned by the Company as a result of exercising its early redemption option during 2003 and 2004 to fully redeem the obligations owed to investors (“notes”) in certain of the Company’s securitization transactions. The loans were recorded at the lower of fair value or their carrying values, which was the carrying value of the related retained interest asset underlying the securitization plus amounts remitted by the Company to the note holders to redeem the notes. Because the carrying value of the retained interests incorporated assumptions with regard to expected prepayment and default rates on the loans and also considered the expected timing and amount of cash flows to be received by the Company, the carrying value of the retained interests and the carrying value of the loans was less than the actual outstanding balance of the loans. Effective January 1, 2012, the carrying value of the remaining previously securitized loans was reduced to zero and any cash received on these loans is recorded as interest income in the period that it is received.

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

Other Real Estate Owned:  Other real estate owned (“OREO”) is comprised principally of commercial and residential real estate properties obtained in partial or total satisfaction of loan obligations.  OREO acquired in settlement of indebtedness is included in Other Assets at the lower of estimated fair value of the asset, less estimated selling costs or the carrying amount of the loan.  Changes to the value subsequent to transfer are recorded in non-interest expense, along with direct operating expenses.  Gains or losses not previously recognized from sales of OREO are recognized in non-interest expense on the date of the sale.  As of December 31, 2014 and 2013, the amount of OREO included in Other Assets was $8.2 million and $8.5 million, respectively.

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

Insurance Commissions:  Commission revenue is recognized as of the effective date of the insurance policy or the date the customer is billed, whichever is later.  The Company also receives contingent commissions from insurance companies as additional incentive for achieving specified premium volume goals and/or the loss experience of the insurance placed by the Company.  The Company maintains a reserve for commission adjustments based on estimated policy cancellations.  This reserve was not significant at December 31, 2014 or 2013.

Derivative Financial Instruments: The Company enters into derivative transactions principally to protect against the risk of adverse price or interest rate movements on the value of certain assets and liabilities and on future cash flows.  All derivative instruments are carried at fair value on the balance sheet. As of December 31, 2014 and 2013, the Company has derivative instruments not included in hedge relationships. These derivatives consist of interest rate swaps used for interest rate management purposes and derivatives executed with commercial banking customers to facilitate their interest rate management strategies. The change in the fair value of these derivative instruments is reflected in the statements of income. As of December 31, 2014, the Company also has a derivative instrument that is included in hedge relationships. This derivative consists of an interest rate swap used for interest rate management purposes on commercial real estate loans. The change in the fair value of these derivative instruments is reflected in the statements of income and net swap settlements are recognized in interest income.

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

The Company invests in certain limited partnerships that operate qualified low-income housing tax credit developments.  These investments are considered variable interest entities for which the Company is not the primary beneficiary.  The tax credits are reflected in the Consolidated Statements of Income as a reduction in income tax expense.  The unamortized amount of the investments is recorded within Other Assets within the Consolidated Balance Sheets.  The Company’s investments in affordable housing limited partnerships were $0.9 million and $1.3 million at December 31, 2014 and 2013, respectively.

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

Recent Accounting Pronouncements:  In July 2013, the FASB issued ASU No. 2013-10, "Derivatives and Hedging (Topic 815) - Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes." This ASU permits the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) to be used as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815, in addition to interest rates on direct Treasury obligations of the U.S. government and the London Interbank Offered Rate ("LIBOR"). ASU 2013 is effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013 and did not have a material impact on the Company's financial statements.

In July 2013, the FASB issued ASU No. 2013-11, "Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists." This ASU provides that an unrecognized tax benefit, or a portion thereof, be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except to the extent that a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date to settle any additional income taxes that would result from disallowance of a tax position, or the tax law does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, then the unrecognized tax benefit should be presented as a liability. This ASU became effective for the Company beginning on January 1, 2014. The adoption of ASU No. 2013-11 did not have a material impact on the Company's financial statements.

In January 2014, the FASB issued ASU No. 2014-01, "Investments - Equity Method and Joint Ventures (Topic 323: Accounting for Investments in Qualified Affordable Housing Projects," which amended existing guidance to eliminate the effective yield election and to permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Disclosures for a change in accounting principle are required upon transition. The requirements of this ASU are effective for the Company on January 1, 2015, with early adoption permitted. The adoption of ASU No. 2014-01 is not expected to have a material impact on the Company's financial statements.

In January 2014, the FASB issued ASU No. 2014-04, "Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure," which amended existing guidance to clarify when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan should be derecognized and the real estate recognized. These amendments clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either: (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure, or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. This ASU will become effective for the Company beginning on January 1, 2015. The adoption of ASU No. 2014-04 is not expected to have a material impact on the Company's financial statements.

In April 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No 2014-08, "Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity" This ASU changes the requirements for reporting discontinued operations. A disposal of a component or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations when certain criteria are met. Additional disclosures are also required for disposals that meet the criteria to be reported in discontinued operations. The Company has elected to early adopt this ASU for the year ended December 31, 2014 relating to the sale of CityInsurance Properties. The adoption of ASU 2014-08 did not have a material impact on the Company's financial statements.

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No 2014-09, "Revenue from Contracts with Customers (Topic 606)." This amendment supersedes and replaces nearly all existing revenue recognition guidance, including industry-specific guidance, establishes a new control-based revenue recognition model, changes the basis for deciding when revenue is recognized over time or at a point in time, provides new and more detailed guidance on specific topics and expands and improves disclosures about revenue. In addition, this amendment specifies the accounting for some costs to obtain or fulfill a contract with a customer. This ASU will become effective for the Company on January 1, 2017. The adoption of ASU 2014-09 is not expected to have a material impact on the Company's financial statements.

In June 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No 2014-11, "Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures". This amendment align the accounting for repurchase-to-maturity transactions and repurchase agreements executed as a repurchase financing with the accounting for other typical repurchase agreements. Going forward, these transactions would all be accounted for as secured borrowings. The guidance eliminates sale accounting for repurchase-to-maturity transactions and supersedes the guidance under which a transfer of a financial asset and a contemporaneous repurchase financing could be accounted for on a combined basis as a forward agreement, which has resulted in outcomes referred to as off-balance sheet accounting. These amendments require a new disclosure for transactions economically similar to repurchase agreements in which the transferor retains substantially all of the exposure to the economic return on the transferred financial assets throughout the term of the transaction. These amendments also require expanded disclosures about the nature of collateral pledged in repurchase agreements and similar transactions accounted for as secured borrowings. This ASU will become effective for the Company on January 1, 2015. The adoption of ASU 2014-11 is not expected to have a material impact on the Company's financial statements.

In June 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No 2014-12, "Compensation-Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period". These amendments require that a performance target that affects vesting and could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718, Compensation - Stock Compensation, as it relates to awards with performance conditions that affect vesting to account for such awards. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. This ASU will become effective for the Company on January 1, 2016, with early adoption permitted. The adoption of ASU 2014-12 is not expected to have a material impact on the Company's financial statements.

In August 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No 2014-14, "Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40): Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure". The amendments in this update require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if the following conditions are met: (1) the loan has a governmental guarantee that is not separable from the loan before foreclosure; (2) at the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the credit has the ability to recover the claim; and (3) at the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. This ASU will become effective for the Company on January 1, 2015. The adoption of ASU 2014-14 is not expected to have a material impact on the Company's financial statements.

In August 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No 2014-15, "Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties About and Entity's Ability to Continue as a Going Concern". These amendments are intended to define management's responsibility to evaluate whether there is substantial doubt about an organization's ability to continue as a going concern and to provide related footnote disclosures. These amendments provide guidance to an organization's management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations in the financial statement footnotes. This ASU will become effective for the Company on January 1, 2015. The adoption of ASU 2014-15 is not expected to have a material impact on the Company's financial statements.

Statements of Cash Flows: Cash paid for interest, including interest paid on long-term debt and trust preferred securities, was $12.1 million, $13.4 million, and $14.9 million in 2014, 2013, and 2012, respectively. During 2014, 2013 and 2012, the Company paid $23.0 million, $16.6 million, and $14.7 million, respectively, for income taxes.

During the year, the Company transferred certain securities from available-for-sale to held-to-maturity. The non-cash transfers of securities into the held-to-maturity categories from available-for-sale were made at fair value on the date of the transfer. The securities had an aggregate fair value of $83.4 million on the date of transfer.

NOTE TWO – ACQUISITION

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

The purchase price of the acquisition has been allocated as follows (in thousands):

Date of acquisition:	January 10, 2013

Consideration:
Cash	$12,738
Common stock	27,783
Warrant issued	725
Total consideration	$41,246

Identifiable assets:
Cash and cash equivalents	$8,888
Investment securities	17,659
Loans	372,169
Bank owned life insurance	6,935
Premises and equipment	8,950
Deferred tax asset, net	15,228
Other assets	7,989
Total identifiable assets	437,818

Identifiable liabilities:
Deposits	383,070
Other liabilities	24,484
Total identifiable liabilities	407,554

Net identifiable assets	$30,264

Goodwill	$8,271
Core deposit intangible	2,711

Acquired Loans

The following table presents information regarding the purchased credit-impaired and noncredit-impaired loans acquired in conjunction with the acquisition (in thousands):

Acquired Credit-Impaired
Contractually required principal and interest	$55,983
Contractual cash flows not expected to be collected (non-accretable difference)	(19,758)
Expected cash flows	36,225
Interest component of expected cash flows (accretable difference)	(5,469)
Estimated fair value of purchased credit impaired loans acquired	$30,756

Acquired NonCredit-Impaired
Outstanding balance	$356,822
Less: fair value adjustment	(15,409)
Fair value of acquired noncredit-impaired loans	$341,413

Acquired Deposits

The fair values of non-time deposits approximated their carrying value at the acquisition date.  For time deposits, the fair values were estimated based on discounted cash flows, using interest rates that are currently being offered compared to the contractual interest rates.   Based on this analysis, management recorded a premium on time deposits acquired of $1.1 million, for the Community acquisition, which is being amortized over 5 years.

Core Deposit Intangible

The Company believes that the customer relationships with the deposits acquired have an intangible value.  In connection with the Community acquisition, the Company recorded a core deposit intangible asset of $2.7 million. The core deposit intangible asset represents the value that the acquiree had with their deposit customers.  The fair value was estimated based on a discounted cash flow methodology that considered type of deposit, deposit retention and the cost of the deposit base.   The core deposit intangible is being amortized over 10 years.

Goodwill

Under GAAP, management has up to twelve months following the date of the acquisition to finalize the fair values of acquired assets and liabilities.  The measurement period ends as soon as the Company receives information it was seeking about facts and circumstances that existed as of the acquisition date or learns more information is not obtainable.  Any subsequent adjustments to the fair value of the acquired assets and liabilities, intangible assets or other purchase accounting adjustments will result in adjustments to the goodwill recorded.  The measurement period is limited to one year from the acquisition date.  The goodwill recorded in conjunction with the Community acquisition is not expected to be deductible for tax purposes.

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

NOTE THREE – RESTRICTIONS ON CASH AND DUE FROM BANKS

City National is required to maintain an average reserve balance with the Federal Reserve Bank of Richmond to compensate for services provided by the Federal Reserve and to meet statutory required reserves for demand deposits. The average amount of the reserve balance for the year ended December 31, 2014 was approximately $17.7 million.

NOTE FOUR –INVESTMENTS

The aggregate carrying and approximate market values of securities follow (in thousands).  Fair values are based on quoted market prices, where available.  If quoted market prices are not available, fair values are based on quoted market prices of comparable financial instruments.

	December 31, 2014				December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available-for-sale:
U.S. Treasuries and U.S.
government agencies	$1,816	$11	$—	$1,827	$2,317	$48	$—	$2,365
Obligations of states and
political subdivisions	41,382	722	8	42,096	41,027	627	106	41,548
Mortgage-backed securities:
U.S. government agencies	185,831	3,470	1,973	187,328	282,653	2,765	7,310	278,108
Private label	1,700	8	4	1,704	2,184	16	3	2,197
Trust preferred
securities	9,763	425	1,152	9,036	12,943	2,113	1,900	13,156
Corporate securities	7,806	204	693	7,317	9,788	183	843	9,128
Total Debt Securities	248,298	4,840	3,830	249,308	350,912	5,752	10,162	346,502
Marketable equity securities	2,131	1,082	—	3,213	3,334	1,339	—	4,673
Investment funds	1,525	—	3	1,522	1,525	—	40	1,485
Total Securities
Available-for-Sale	$251,954	$5,922	$3,833	$254,043	$355,771	$7,091	$10,202	$352,660

	December 31, 2014				December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities held-to-maturity
U.S. government agencies	$86,742	$2,733	$—	$89,475	$—	$—	$—	$—
Trust preferred securities	$4,044	$672	$—	$4,716	$4,117	$1,218	$—	$5,335
Total Securities
Held-to-Maturity	$90,786	$3,405	$—	$94,191	$4,117	$1,218	$—	$5,335

Other investment securities:
Non-marketable equity securities	$9,857	$—	$—	$9,857	$13,343	$—	$—	$13,343
Total Other Investment
Securities	$9,857	$—	$—	$9,857	$13,343	$—	$—	$13,343

Marketable equity securities consist of investments made by the Company in equity positions of various community banks. Included within this portfolio is a 4% ownership position in First National Corporation (FXNC), a community bank holding company. Securities with limited marketability, such as stock in the Federal Reserve Bank ("FRB") or the Federal Home Loan Bank ("FHLB"), are carried at cost and are reported as non-marketable equity securities in the table above.

At December 31, 2014 and 2013, there were no securities of any non-governmental issuer whose aggregate carrying value or estimated fair value exceeded 10% of shareholders' equity.

Certain investment securities owned by the Company were in an unrealized loss position (i.e., amortized cost basis exceeded the estimated fair value of the securities) as of December 31, 2014 and 2013.  The following table shows the gross unrealized losses and fair value of the Company’s investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	December 31, 2014
	Less Than Twelve Months		Twelve Months or Greater		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Securities available-for-sale:
Obligations of states and political subdivisions	$1,559	$3	$125	$5	$1,684	$8
Mortgage-backed securities:
U.S. Government agencies	—	—	60,122	1,973	60,122	1,973
Private label	1,277	4	—	—	1,277	4
Trust preferred securities	—	—	4,760	1,152	4,760	1,152
Corporate securities	—	—	4,049	693	4,049	693
Investment funds	—	—	1,496	3	$1,496	$3
Total	$2,836	$7	$70,552	$3,826	$73,388	$3,833

	December 31, 2013
	Less Than Twelve Months		Twelve Months or Greater		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Securities available-for-sale:
Obligations of states and political subdivisions	$5,600	$87	$243	$19	$5,843	$106
Mortgage-backed securities:
U.S. Government agencies	195,661	7,113	5,040	197	200,701	7,310
Private label	1,491	3	—	—	1,491	3
Trust preferred securities	—	—	4,400	1,900	4,400	1,900
Corporate securities	5,881	843	—	—	5,881	843
Investment funds	$1,460	$40	$—	$—	$1,460	$40
Total	$210,093	$8,086	$9,683	$2,116	$219,776	$10,202

During the years ended December 31, 2014 and 2013, the Company recorded no credit-related net investment impairment losses. During the year ended December 31, 2012, the Company recorded $0.6 million in credit-related net investment impairment losses.  The charges deemed to be other-than-temporary were related to pooled bank trust preferred securities and were based on the Company’s quarterly reviews of its investment securities for indications of losses considered to be other-than-temporary.
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

Management has the ability and intent to hold the securities classified as held-to-maturity until they mature, at which time the Company expects to receive full value for the securities.  Furthermore, as of December 31, 2014, management does not intend to sell an impaired security and it is not more than likely that it will be required to sell the security before the recovery of its amortized cost basis.  The unrealized losses on debt securities are primarily the result of interest rate changes, credit spread fluctuations on agency-issued mortgage related securities, general financial market uncertainty and unprecedented market volatility.  These conditions will not prohibit the Company from receiving its contractual principal and interest payments on its debt securities.  The fair value is expected to recover as the securities approach their maturity date or repricing date.   As of December 31, 2014, management believes the unrealized losses detailed in the table above are temporary and no additional impairment loss has been recognized in the Company’s consolidated income statement.  Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss will be recognized in net income in the period the other-than-temporary impairment is identified, while any noncredit loss will be recognized in other comprehensive income.

At December 31, 2014, the book value of the Company’s five pooled trust preferred securities totaled $2.1 million with a carrying value of $1.7 million.  All of these securities are mezzanine tranches.  Pooled trust preferred securities represent beneficial interests in securitized financial assets that the Company analyzes within the scope of ASC 320, “Investments-Debt and Equity Securities” and are evaluated quarterly for other-than-temporary-impairment (“OTTI”).  Management performs an analysis of OTTI utilizing its internal methodology as described below to estimate expected cash flows to be received in the future.  The Company reviews each of its pooled trust preferred securities to determine if an OTTI charge would be recognized in current earnings in accordance with ASC 320, “Investments-Debt and Equity Securities”.  There is a risk that continued collateral deterioration could cause the Company to recognize additional OTTI charges in earnings in the future.

Under the Volcker regulations, as originally adopted on December 10, 2013, insured depository institutions and their affiliates are prohibited from engaging in certain types of proprietary trading and it restricts their ability to sponsor or invest in private equity or hedge funds. On January 14, 2014, the Federal Deposit Insurance Corporation ("FDIC"), the Office of the Comptroller of the Currency ("OCC"), the Board of Governors of the Federal Reserve System ("Federal Reserve"), the Securities and Exchange Commission ("SEC") and the Commodity Futures Trading Commission adopted an interim final rule ("IFR") on the treatment of certain pooled trust preferred securities for the purposes of the Volcker rule. This interim final rule exempted the Company's pooled trust preferred securities from the Volcker rule.

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

The Company utilizes a third party model to compute the present value of expected cash flows which considers the structure and term of each of the five respective pooled trust preferred securities and the financial condition of the underlying issuers.  Specifically, the third party model details interest rates, principal balances of note classes and underlying issuers, the timing and amount of interest and principal payments of the underlying issuers, and the allocation of the payments to the note classes. The current estimate of expected cash flows is based on the most recent trustee reports and any other relevant market information including announcements of interest payment deferrals or defaults of underlying trust preferred securities. For issuing banks that have defaulted, management generally assumes no recovery. For issuing banks that have deferred its interest payments, management excludes the collateral balance associated with these banks and assumes no recoveries of such collateral balance in the future. The exclusion of such issuing banks in a current deferral position is based on such bank experiencing a certain level of financial difficulty that raises doubt about its ability to satisfy its contractual debt obligation, and accordingly, the Company excludes the associated collateral balance from its estimate of expected cash flows. Other assumptions used in the estimate of expected cash flows include expected future default rates and prepayments. Specifically, the model assumes annual prepayments of 1.0% with 100% at maturity and assumes 150 basis points of additional annual defaults from banks that are currently not in default or deferral.  In addition, the model assumes no recoveries.  Management compares the present value of expected cash flows to those previously projected to determine if an adverse change in cash flows has occurred. If an adverse change in cash flows has occurred, management determines the credit loss to be recognized in the current period and the portion related to noncredit factors to be recognized in other comprehensive income.

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

	Debt Securities	Equity Securities	Total

Balance, January 1, 2013	$21,186	$4,813	$25,999
Additions:
Additional credit impairment	—	—	—
Deductions:
Sold	—	(115)	(115)
Balance, December 31, 2013	21,186	4,698	25,884
Additions:
Additional credit impairment	—	—	—
Deductions:
Sold	—	(3,114)	(3,114)
Balance, December 31, 2014	$21,186	$1,584	$22,770

The following table presents additional information about the Company’s trust preferred securities with a credit rating of below investment grade as of December 31, 2014 (dollars in thousands):

Deal Name	Type	Class	Original Cost	Amortized Cost	Fair Value	Difference (1)	Lowest Credit Rating	# of issuers currently performing	Actual deferrals/defaults (as a % of original dollar)	Expected deferrals/defaults (as a % of remaining of performing collateral)		Excess Subordination as a Percentage of Current Performing Collateral (4)
	Pooled trust preferred securities:
	Available for Sale:
P1	Pooled	Mezz	$698	$75	$358	$283	Caa1	6	19.5%	20.0%	(2)	65.7%
P2	Pooled	Mezz	2,535	—	—	—	Ca	3	22.3	—	(2)	—
P3	Pooled	Mezz	2,962	1,419	710	(709)	Caa3	16	23.5	7.1	(2)	—
P5	Pooled	Mezz	5,877	512	554	42	Ca	7	19.8	20.0	(2)	62.7

	Held-to-Maturity:
P6	Pooled	Mezz	1,351	44	717	673	Caa1	6	19.5	20.0	(2)	65.7
P7	Pooled	Mezz	3,367	—	—	—	Ca	3	22.3	—	(2)	—

	Single issuer trust preferred securities
	Available for sale:
S5	Single		261	235	249	14	NR	1	—	—

	Held-to-Maturity:
S9	Single		4,000	4,000	4,000	—	NR	1	—	—

(1)
The differences noted consist of unrealized losses recorded at December 31, 2014 and noncredit other-than-temporary impairment losses recorded subsequent to April 1, 2009 that have not been reclassified as credit losses.

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

The amortized cost and estimated fair value of debt securities at December 31, 2014, by contractual maturity, are shown in the following table (in thousands).  Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.  Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

	Cost	Estimated Fair Value
Securities Available-for-Sale
Due in one year or less	$8,602	$8,633
Due after one year through five years	17,854	18,406
Due after five years through ten years	28,144	28,724
Due after ten years	193,698	193,545
	$248,298	$249,308

Securities Held-to-Maturity
Due in one year or less	$—	$—
Due after one year through five years	—	—
Due after five years through ten years	—	—
Due after ten years	90,786	94,191
	$90,786	$94,191

Gross gains and gross losses realized by the Company from investment security transactions are summarized in the table below (in thousands):

	For the year ended December 31,
	2014	2013	2012

Gross realized gains	$1,256	$764	$1,776
Gross realized losses	(100)	—	(246)
Investment security gains (losses)	$1,156	$764	$1,530

The carrying value of securities pledged to secure public deposits and for other purposes as required or permitted by law approximated $273 million and $278 million at December 31, 2014 and 2013, respectively.

NOTE FIVE –LOANS

The following summarizes the Company’s major classifications for loans (in thousands):

	December 31, 2014	December 31, 2013

Residential real estate	$1,294,576	$1,204,450
Home equity – junior liens	145,604	146,090
Commercial and industrial	132,641	148,302
Commercial real estate	1,036,738	1,057,048
Consumer	39,705	46,402
DDA overdrafts	2,802	3,905
Gross loans	2,652,066	2,606,197
Allowance for loan losses	(20,150)	(20,575)
Net loans	$2,631,916	$2,585,622

Construction loans of $23.0 million and $17.3 million are included within residential real estate loans at December 31, 2014 and December 31, 2013, respectively.  Construction loans of $28.7 million and $24.0 million are included within commercial real estate loans at December 31, 2014 and December 31, 2013, respectively.  The Company’s commercial and residential real estate construction loans are primarily secured by real estate within the Company’s principal markets.  These loans were originated under the Company’s loan policy, which is focused on the risk characteristics of the loan portfolio, including construction loans.  Adequate consideration has been given to these loans in establishing the Company’s allowance for loan losses.

The following table details the loans acquired in conjunction with the Virginia Savings and Community acquisitions (in thousands):

	Virginia Savings	Community	Total
December 31, 2014
Outstanding loan balance	$38,345	$219,923	$258,268

Credit-impaired loans:
Carrying value	1,964	15,365	17,329
Contractual principal and interest	2,407	23,277	25,684

December 31, 2013
Outstanding loan balance	$48,833	$279,890	$328,723

Credit-impaired loans:
Carrying value	3,182	26,330	29,512
Contractual principal and interest	3,932	38,566	42,498

Changes in the accretable yield and the carrying amount of the credit-impaired loans for the year December 31, 2014 is as follows (in thousands):

	Virginia Savings		Community		Total
	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans
Balance at the beginning of the period	$698	$3,182	$10,389	$26,330	$11,087	$29,512
Accretion	(288)	288	(2,725)	2,725	(3,013)	3,013
Net reclassifications to accretable from non-accretable	385	—	4,121	—	4,506	—
Payments received, net	—	(1,506)	—	(13,690)	—	(15,196)
Disposals	(248)	—	(1,420)	—	(1,668)	—
Balance at the end of period	$547	$1,964	$10,365	$15,365	$10,912	$17,329

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

Individual credits in excess of $1 million are selected at least annually for detailed loan reviews, which are utilized by management to assess the risk in the portfolio and the appropriateness of the allowance.  Due to the nature of commercial lending, evaluation of the appropriateness of the allowance as it relates to these types of loan types is often based more upon specific credit reviews, with consideration given to the potential impairment of certain credits and historical loss rates, adjusted for economic conditions and other inherent risk factors.

The following summarizes the activity in the allowance for loan loss, by portfolio segment (in thousands).  The following also presents the balance in the allowance for loan loss disaggregated on the basis of the Company’s impairment measurement method and the related recorded investment in loans, by portfolio segment (in thousands).

	Commercial and industrial	Commercial real estate	Residential real estate	Home equity	Consumer	DDA overdrafts	Total
December 31, 2014
Allowance for loan loss
Beginning balance	$1,139	$10,775	$6,057	$1,672	$77	$855	$20,575
Charge-offs	323	1,925	1,762	309	188	1,415	5,922
Recoveries	89	113	187	—	204	850	1,443
Provision	394	(42)	2,726	132	(8)	569	3,771
Provision for acquired loans with deteriorated credit quality	283	—	—	—	—	—	283
Ending balance	$1,582	$8,921	$7,208	$1,495	$85	$859	$20,150

December 31, 2013
Allowance for loan loss
Beginning balance	$498	$10,440	$5,229	$1,699	$81	$862	$18,809
Charge-offs	1,040	2,187	2,181	295	454	1,483	7,640
Recoveries	84	785	234	—	327	1,128	2,558

Provision	1,308	1,431	2,775	266	123	348	6,251
Provision for acquired loans with deteriorated credit quality	$289	$306	$—	$2	$—	$—	597
Ending balance	$1,139	$10,775	$6,057	$1,672	$77	$855	$20,575

As of December 31, 2014
Allowance for loan loss
Evaluated for impairment:
Individually	$—	$252	$—	$—	$—	$—	$252
Collectively	1,540	7,898	7,208	1,429	85	859	19,019
Acquired with deteriorated credit quality	42	771	—	66	—	—	879
Total	$1,582	$8,921	$7,208	$1,495	$85	$859	$20,150

Loans
Evaluated for impairment:
Individually	$—	$6,023	$449	$297	$—	$—	$6,769
Collectively	131,955	1,017,148	1,293,748	142,743	39,572	2,802	2,627,968
Acquired with deteriorated credit quality	686	13,567	379	2,564	133	—	17,329
Total	$132,641	$1,036,738	$1,294,576	$145,604	$39,705	$2,802	$2,652,066

As of December 31, 2013
Allowance for loan loss
Evaluated for impairment:
Individually	$—	$880	$—	$—	$—	$—	$880
Collectively	827	9,615	6,054	1,672	77	855	19,100
Acquired with deteriorated credit quality	312	280	3	—	—	—	595
Total	$1,139	$10,775	$6,057	$1,672	$77	$855	$20,575

Loans
Evaluated for impairment:
Individually	$—	$11,837	$459	$298	$—	$—	$12,594
Collectively	146,318	1,020,657	1,201,894	145,025	46,292	3,905	2,564,091
Acquired with deteriorated credit quality	1,984	24,554	2,097	767	110	—	29,512
Total	$148,302	$1,057,048	$1,204,450	$146,090	$46,402	$3,905	$2,606,197

Credit Quality Indicators

All non-commercial loans are evaluated based on payment history.  All commercial loans within the portfolio are subject to internal risk grading. The Company’s internal risk ratings for commercial loans are:  Exceptional, Good, Acceptable, Pass/Watch, Special Mention, Substandard and Doubtful.  Each internal risk rating is defined in the loan policy using the following criteria:  balance sheet yields, ratios and leverage, cash flow spread and coverage, prior history, capability of management, market position/industry, potential impact of changing economic, legal, regulatory or environmental conditions, purpose structure, collateral support, and guarantor support.  Risk grades are generally assigned by the primary lending officer and are periodically evaluated by the Company’s internal loan review process.  Based on an individual loan’s risk grade, estimated loss percentages are applied to the outstanding balance of the loan to determine the amount of probable loss.

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

Special mention
Loans classified as special mention have a potential weakness(es) that deserves management's close attention.  The potential weakness could result in deterioration of the loan repayment or the bank's credit position at some future date.  A loan rated in this category poses a moderate loss risk to the bank.

Substandard
Loans classified as substandard reflect a customer with a well defined weakness that jeopardizes the liquidation of the debt.  Loans in this category have the possibility that the bank will sustain some loss if the deficiencies are not corrected and the bank's collateral value is weakened by the financial deterioration of the borrower.

Doubtful
Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristics that make collection of the full contract amount highly improbable.  Loans rated in this category are most likely to cause the bank to have a loss due to a collateral shortfall or a negative capital position.

The following table presents the Company's commercial loans by credit quality indicators, by class (in thousands):

	Commercial and industrial	Commercial real estate	Total
December 31, 2014
Pass	$120,905	$978,492	$1,099,397
Special mention	761	15,103	15,864
Substandard	10,575	42,691	53,266
Doubtful	400	452	852
Total	$132,641	$1,036,738	$1,169,379

December 31, 2013
Pass	$141,818	$974,368	$1,116,186
Special mention	648	20,072	20,720
Substandard	5,416	62,139	67,555
Doubtful	420	469	889
Total	$148,302	$1,057,048	$1,205,350

The following table presents the Company's non-commercial loans by payment performance, by class (in thousands):

	Performing	Non-Performing	Total
December 31, 2014
Residential real estate	$1,292,012	$2,564	$1,294,576
Home equity - junior lien	145,506	98	145,604
Consumer	39,692	13	39,705
DDA overdrafts	2,802	—	2,802
Total	$1,480,012	$2,675	$1,482,687

December 31, 2013
Residential real estate	$1,201,631	$2,819	$1,204,450
Home equity - junior lien	145,812	278	146,090
Consumer	46,353	49	46,402
DDA overdrafts	3,900	5	3,905
Total	$1,397,696	$3,151	$1,400,847

Aging Analysis of Accruing and Non-Accruing Loans

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

	Originated Loans
	December 31, 2014
	Accruing
	Current	30-59 days	60-89 days	Over 90 days	Purchased-Credit Impaired	Non-accrual	Total
Residential real estate	$1,200,177	$4,235	$758	$169	$—	$2,259	$1,207,598
Home equity - junior lien	142,624	561	155	30	—	68	143,438
Commercial and industrial	120,950	100	—	210	—	78	121,338
Commercial real estate	877,437	479	—	—	—	7,330	885,246
Consumer	33,178	119	78	1	—	—	33,376
DDA overdrafts	2,483	317	2	—	—	—	2,802
Total	$2,376,849	$5,811	$993	$410	$—	$9,735	$2,393,798

	Acquired Loans
	December 31, 2014
	Accruing
	Current	30-59 days	60-89 days	Over 90 days	Purchased-Credit Impaired	Non-accrual	Total
Residential real estate	$86,129	$714	$—	$—	$—	$135	$86,978
Home equity - junior lien	2,164	2	—	—	—	—	2,166
Commercial and industrial	10,123	143	—	—	—	1,037	11,303
Commercial real estate	144,721	892	210	—	1,270	4,399	151,492
Consumer	6,108	172	36	13	—	—	6,329
DDA overdrafts	—	—	—	—	—	—	—
Total	$249,245	$1,923	$246	$13	$1,270	$5,571	$258,268

	Total Loans
	December 31, 2014
	Accruing
	Current	30-59 days	60-89 days	Over 90 days	Purchased-Credit Impaired	Non-accrual	Total
Residential real estate	$1,286,306	$4,949	$758	$169	$—	$2,394	$1,294,576
Home equity - junior lien	144,788	563	155	30	—	68	145,604
Commercial and industrial	131,073	243	—	210	—	1,115	132,641
Commercial real estate	1,022,158	1,371	210	—	1,270	11,729	1,036,738
Consumer	39,286	291	114	14	—	—	39,705
DDA overdrafts	2,483	317	2	—	—	—	2,802
Total	$2,626,094	$7,734	$1,239	$423	$1,270	$15,306	$2,652,066

	Originated Loans
	December 31, 2013
	Accruing
	Current	30-59 days	60-89 days	Over 90 days	Purchased-Credit Impaired	Non-accrual	Total
Residential real estate	$1,096,911	$4,123	$495	$231	$—	$1,905	$1,103,665
Home equity - junior lien	141,967	880	—	42	—	236	143,125
Commercial and industrial	128,015	—	—	—	—	79	128,094
Commercial real estate	852,090	668	—	—	—	13,097	865,855
Consumer	32,647	172	7	4	—	—	32,830
DDA overdrafts	3,511	374	15	5	—	—	3,905
Total	$2,255,141	$6,217	$517	$282	$—	$15,317	$2,277,474

	Acquired Loans
	December 31, 2013
	Accruing
	Current	30-59 days	60-89 days	Over 90 days	Purchased-Credit Impaired	Non-accrual	Total
Residential real estate	$99,089	$842	$172	$—	$—	$682	$100,785
Home equity - junior lien	2,965	—	—	—	—	—	2,965
Commercial and industrial	18,253	—	80	—	—	1,875	20,208
Commercial real estate	176,018	2,772	273	109	7,534	4,487	191,193
Consumer	12,876	622	29	45	—	—	13,572
DDA overdrafts	—	—	—	—	—	—	—
Total	$309,201	$4,236	$554	$154	$7,534	$7,044	$328,723

	Total Loans
	December 31, 2013
	Accruing
	Current	30-59 days	60-89 days	Over 90 days	Purchased-Credit Impaired	Non-accrual	Total
Residential real estate	$1,196,000	$4,965	$667	$231	$—	$2,587	$1,204,450
Home equity - junior lien	144,932	880	—	42	—	236	146,090
Commercial and industrial	146,268	—	80	—	—	1,954	148,302
Commercial real estate	1,028,108	3,440	273	109	7,534	17,584	1,057,048
Consumer	45,523	794	36	49	—	—	46,402
DDA overdrafts	3,511	374	15	5	—	—	3,905
Total	$2,564,342	$10,453	$1,071	$436	$7,534	$22,361	$2,606,197

The following presents the Company’s impaired loans, by class (in thousands):

	December 31, 2014			December 31, 2013
		Unpaid			Unpaid
	Recorded	Principal	Related	Recorded	Principal	Related
	Investment	Balance	Allowance	Investment	Balance	Allowance
With no related allowance recorded:
Residential real estate	$449	$449	$—	$459	$459	$—
Home equity - junior liens	297	297	—	298	298	—
Commercial and industrial	—	—	—	—	—	—
Commercial real estate	4,631	4,631	—	8,421	8,361	—
Consumer	—	—	—	—	—	—
DDA overdrafts	—	—	—	—	—	—
Total	$5,377	$5,377	$—	$9,178	$9,118	$—

With an allowance recorded
Residential real estate	$—	$—	$—	$—	$—	$—
Home equity - junior liens	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—
Commercial real estate	1,392	1,392	252	3,416	3,416	880
Consumer	—	—	—	—	—	—
DDA overdrafts	—	—	—	—	—	—
Total	$1,392	$1,392	$252	$3,416	$3,416	$880

The following table presents information related to the average recorded investment and interest income recognized on the Company’s impaired loans, by class (in thousands):

	For the year ended
	December 31, 2014		December 31, 2013
	Average	Interest	Average	Interest
	Recorded	Income	Recorded	Income
	Investment	Recognized	Investment	Recognized
With no related allowance recorded:
Residential real estate	$452	$—	$463	$—
Home equity - junior liens	297	—	298	—
Commercial and industrial	—	—	—	—
Commercial real estate	6,657	17	9,006	57
Consumer	—	—	—	—
DDA overdrafts	—	—	—	—
Total	$7,406	$17	$9,767	$57

With an allowance recorded
Residential real estate	$—	$—	$—	$—
Home equity - junior liens	—	—	—	—
Commercial and industrial	—	—	—	—
Commercial real estate	1,725	128	3,324	—
Consumer	—	—	—	—
DDA overdrafts	—	—	—	—
Total	$1,725	$128	$3,324	$—

On non-accrual and impaired loans, approximately $0.5 million, $0.6 million and $1.0 million of interest income would have been recognized during the year ended December 31, 2014, 2013 and 2012, respectively, if such loans had been current in accordance with their original terms.  There were no commitments to provide additional funds on non-accrual, impaired or other potential problem loans at December 31, 2014.

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

Regulatory guidance requires loans to be accounted for as collateral-dependent loans when borrowers have filed Chapter 7 bankruptcy, the debt has been discharged by the bankruptcy court and the borrower has not reaffirmed the debt.  The filing of bankruptcy is deemed to be evidence that the borrower is in financial difficulty and the discharge of the debt by the bankruptcy court is deemed to be a concession granted to the borrower.

The following tables set forth the Company’s TDRs (in thousands):

	December 31, 2014			December 31, 2013
		Non-			Non-
	Accruing	Accruing	Total	Accruing	Accruing	Total
Commercial and industrial	$73	$—	$73	$88	$—	$88
Commercial real estate	2,263	—	2,263	1,783	—	1,783
Residential real estate	17,946	545	18,491	18,651	1,693	20,344
Home equity	2,673	15	2,688	2,859	14	2,873
Consumer	—	—	—	—	—	—
	$22,955	$560	$23,515	$23,381	$1,707	$25,088

	New TDRs			New TDRs
	For the year ended			For the year ended
	December 31, 2014			December 31, 2013
		Pre	Post		Pre	Post
		Modification	Modification		Modification	Modification
		Outstanding	Outstanding		Outstanding	Outstanding
	Number of	Recorded	Recorded	Number of	Recorded	Recorded
	Contracts	Investment	Investment	Contracts	Investment	Investment
Commercial and industrial	—	$—	$—	1	$88	$88
Commercial real estate	1	428	428	3	1,564	1,559
Residential real estate	35	2,381	2,381	36	4,041	4,041
Home equity	10	211	211	17	473	473
Consumer	—	—	—	—	—	—
	46	$3,020	$3,020	57	$6,166	$6,161

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

As the Company redeemed the outstanding Notes, no gain or loss was recognized in the Company’s financial statements and the remaining mortgage loans were recorded in the Company’s loan portfolio as “previously securitized loans,” at the lower of carrying value or fair value.  Because the carrying value of the mortgage loans incorporated assumptions for expected prepayment and default rates, the carrying value of the loans was generally less than the actual outstanding contractual balance of the loans.  As of December 31, 2014 and 2013, there was no carrying value remaining on these loans; while the actual contractual balance of these loans was $4.9 million and $6.2 million, respectively.  During the years ended December 31, 2014, 2013 and 2012, the Company recognized $2.2 million, $2.5 million and $3.3 million, respectively, of interest income from its previously securitized loans.

NOTE EIGHT – PREMISES AND EQUIPMENT

A summary of premises and equipment and related accumulated depreciation is summarized as follows (in thousands):

	Estimated Useful Life	2014	2013

Land		$31,217	$31,499
Buildings and improvements	10 to 30 yrs.	85,403	85,879
Equipment	3 to 7 yrs.	37,051	39,418
		153,671	156,796
Less: accumulated depreciation		(75,683)	(74,248)
		$77,988	$82,548

NOTE NINE – GOODWILL AND OTHER INTANGIBLE ASSETS

The Company completed its annual assessment of the carrying value of goodwill during 2014 and concluded that its carrying value was not impaired. The following table presents a roll forward of the Company's goodwill activity (in thousands):

	2014	2013

Beginning balance	$71,401	$62,988
Adjustments to goodwill acquired in conjunction with the acquisition of Virginia Savings	—	142
Goodwill acquired in conjunction with the acquisition of Community	—	8,271
Ending balance	$71,401	$71,401

The Company believes that the customer relationships with the deposits acquired have an intangible value. In connection with acquisitions, the Company recorded a core deposit intangible, which represented the value that the acquiree had with their deposit customers. The fair value was estimated based on a discounted cash flow methodology that considered the type of deposit, estimated deposit retention, the cost of the deposit base and an alternate cost of funds. The following table presents a roll forward of the Company's core deposit intangible activity (in thousands):

	2014	2013

Gross carrying amount	$8,387	$8,387
Accumulated amortization	(5,590)	(4,646)
	$2,797	$3,741

Beginning balance	$3,741	$2,069
Core deposit intangible acquired in conjunction with the acquisition of Community	—	2,711
Amortization expense	(944)	(1,039)
Ending balance	$2,797	$3,741

The core deposit intangible amortization expense for the year ended December 31, 2012 was $0.5 million. The core deposit intangibles are being amortized over ten years. The estimated amortization expense for core deposit intangible assets for each of the next five years is as follows (in thousands):

2015	$652
2016	440
2017	386
2018	341
2019	303
Thereafter	675
$2,797

NOTE TEN – SCHEDULED MATURITIES OF TIME DEPOSITS

Scheduled maturities of time deposits outstanding at December 31, 2014 are summarized as follows (in thousands):

2015	$496,605
2016	185,353
2017	111,697
2018	147,564
2019	84,888
Over five years	556
$1,026,663

Scheduled maturities of time deposits that meet or exceed the FDIC insurance limit of $250,000 or more outstanding, are summarized as follows (in thousands):

	2014	2013

Within one year	$34,544	$44,288
Over one through two years	16,318	9,469
Over two through three years	6,014	14,273
Over three through four years	19,808	3,353
Over four through five years	6,538	14,317
Over five years	—	—
	$83,222	$85,700

NOTE ELEVEN – SHORT-TERM DEBT

A summary of short-term borrowings are as follows (dollars in thousands):

	2014	2013	2012

Balance at end of year:
Customer repurchase agreements	$134,931	$137,798	$114,646

Avg. outstanding during the year:
Customer repurchase agreements	$133,769	$127,616	$121,270
Federal Funds purchased	—	63	510

Max. outstanding at any month end:
Customer repurchase agreements	$151,637	$150,943	$131,971

Weighted-average interest rate:
During the year:
Customer repurchase agreements	0.26%	0.25%	0.26%
Federal Funds purchased	—	0.31%	0.28%
End of the year:
Customer repurchase agreements	0.26%	0.25%	0.26%
Federal Funds purchased	—	0.31%	0.28%

Through City National, the Company has purchased 17,571 shares of Federal Home Loan Bank (“FHLB”) stock at par value as of December 31, 2014. Such purchases are required based on City National’s maximum borrowing capacity with the FHLB.  Additionally, FHLB stock entitles the Company to dividends declared by the FHLB and provides an additional source of short-term and long-term funding, in the form of collateralized advances. Financing obtained from the FHLB is based, in part, on the amount of qualifying collateral available, specifically 1-4 family residential mortgages, other residential mortgages, and commercial real estate and other non-residential mortgage loans. Collateral pledged to the FHLB included approximately $1.7 billion at both December 31, 2014 and 2013 in investment securities and one-to-four-family residential property loans.  In addition to the short-term financing discussed above and long-term financing (see Note Twelve), at December 31, 2014 and 2013, City National had an additional $1.5 billion and $1.4 billion, respectively, available from unused portions of lines of credit with the FHLB and other financial institutions.

NOTE TWELVE – LONG-TERM DEBT

The components of long-term debt are summarized below (dollars in thousands):

	2014	2013

Junior subordinated debentures owed to City Holding Capital Trust III, due 2038, interest at a rate of 3.74% and 3.74%, respectively	$16,495	$16,495

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
Distributions on the Debentures are cumulative and will be payable quarterly at an interest rate of 3.50% over the three month LIBOR rate, reset quarterly. Interest payments are due in March, June, September and December. The Debentures are redeemable prior to maturity at the option of the Company (i) in whole or at any time or in part from time-to-time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of certain pre-defined events.
Payments of distributions on the Capital Securities and payments on redemption of the Capital Securities are guaranteed by the Company. The Company also entered into an agreement as to expenses and liabilities with the trust pursuant to which it agreed, on a subordinated basis, to pay any cost, expenses or liabilities of the trust other than those arising under the trust preferred securities. The obligations of the Company under the junior subordinated debentures, the related indentures, the trust agreement establishing the trust, the guarantees and the agreements as to expenses and liabilities, in the aggregate, constitute a full and unconditional guarantee by the Company of the trust’s obligations under the trust preferred securities. The Capital Securities issued by the statutory business trusts qualify as Tier 1 capital for the Company under current Federal Reserve Board guidelines and interpretations.
NOTE THIRTEEN – DERIVATIVE INSTRUMENTS

As of December 31, 2014 and 2013, the Company has derivative financial instruments not included in hedge relationships.  These derivatives consist of interest rate swaps used for interest rate management purposes and derivatives executed with commercial banking customers to facilitate their interest rate management strategies. The Company also has an interest rate swap for the purpose of hedging changes in LIBOR related to commercial real estate loans. The fair value of this interest rate swap is less than $0.1 million with a notional value of $5.5 million at December 31, 2014 .

The following table summarizes the fair value of these derivative instruments (in thousands):

	2014	2013
Fair Value:
Other Assets	$10,253	$3,538
Other Liabilities	10,253	3,538

The following table summarizes the change in fair value of these derivative instruments (in thousands):

	Year Ended December 31,
	2014	2013	2012
Change in Fair Value:
Other income - derivative asset	$6,811	$(10,148)	$1,921
Other income - derivative liability	(6,811)	10,148	(1,921)

Certain financial instruments, including derivatives, may be eligible for offset in the consolidated balance sheet and/or subject to master netting arrangements. The Company's derivative transactions with financial institution counterparties are generally executed under International Swaps and Derivative Association ("ISDA") master agreements which include "right of setoff" provisions. In such cases there is generally a legally enforceable right to offset recognized amounts and there may be an intention to settle such amounts on a net basis. Nonetheless, the Company does not generally offset financial instruments for financial reporting purposes. Information about financial instruments that are eligible for offset in the consolidated balance sheet as of December 31, 2014 is presented in the following tables (in thousands):

Gross Amounts
Not Offset in the Statement
of Financial Position
Total
of Gross
Amounts
Not Offset in
the Statement
of Financial
Position
				Netting		Including
		Gross	Net Amounts	Adjustment		Applicable
		Amounts	of Assets	per		Netting
	Gross	Offset in the	presented in	Applicable		Agreement
	Amounts of	Statement of	the Statement	Master	Fair Value	and Fair
	Recognized	Financial	of Financial	Netting	of Financial	Value of
Description	Assets	Position	Position	Arrangements	Collateral	Collateral	Net Amount
	(a)	(b)	(c)=(a)-(b)			(d)	(c)-(d)
Derivative assets:
Interest rate swap agreements	$10,253	$—	$10,253	$—	$10,253	$10,253	$—

Gross Amounts
Not Offset in the Statement
of Financial Position
Total
of Gross
Amounts
Not Offset in
the Statement
of Financial
Position
				Netting		Including
		Gross	Net Amounts	Adjustment		Applicable
		Amounts	of Liabilities	per		Netting
	Gross	Offset in the	presented in	Applicable		Agreement
	Amounts of	Statement of	the Statement	Master	Fair Value	and Fair
	Recognized	Financial	of Financial	Netting	of Financial	Value of
Description	Liabilities	Position	Position	Arrangements	Collateral	Collateral	Net Amount
	(a)	(b)	(c)=(a)-(b)			(d)	(c)-(d)
Derivative liabilities:
Interest rate swap agreements	$10,253	$—	$10,253	$—	$13,264	$13,264	$—

NOTE FOURTEEN – INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	2014	2013
Deferred tax assets:
Previously securitized loans	$4,703	$5,166
Allowance for loan losses	7,413	7,566
Deferred compensation payable	3,966	3,774
Underfunded pension liability	3,113	1,675
Accrued expenses	2,451	2,830
Impaired assets	1,172	1,028
Impaired securities losses	8,377	9,519
Unrealized securities losses	—	1,230
Intangible assets	4,946	8,081
Other	3,292	3,109
Total Deferred Tax Assets	39,433	43,978
Deferred tax liabilities:
Unrealized securities gains	741	—
Other	1,926	1,813
Total Deferred Tax Liabilities	2,667	1,813
Net Deferred Tax Assets	$36,766	$42,165

No valuation allowance for deferred tax assets was recorded at December 31, 2014 and 2013 as the Company believes it is more likely than not that all of the deferred tax assets will be realized because they were supported by recoverable taxes paid in prior years.

Significant components of the provision for income taxes are as follows (in thousands):

	2014	2013	2012
Current:
Federal	$20,629	$18,808	$15,509
State	(943)	1,781	2,259
Total current tax expense	19,686	20,589	17,768

Total deferred tax expense (benefit)	4,585	4,686	2,530
Income tax expense	$24,271	$25,275	$20,298

A reconciliation of the significant differences between the federal statutory income tax rate and the Company’s effective income tax rate is as follows (in thousands):

	2014	2013	2012

Computed federal taxes at statutory rate	$27,031	$25,722	$20,735
State income taxes, net of federal tax benefit	(482)	1,982	1,591
Tax effects of:
Tax-exempt interest income	(500)	(616)	(712)
Bank-owned life insurance	(1,074)	(1,187)	(1,044)
Tax reserve adjustment	—	24	8
Other items, net	(704)	(650)	(280)
Income tax expense	$24,271	$25,275	$20,298

The entire amount of the Company’s unrecognized tax benefits if recognized, would favorably affect the Company’s effective tax rate.   The Company anticipates that it will release $0.9 million over the next 12 months.  A reconciliation of the beginning and ending balance of unrecognized tax benefits is as follows (in thousands):

	2014	2013

Beginning balance	$4,717	$4,376
Additions for current year tax positions	486	341
Additions for prior year tax positions	—	—
Decreases for prior year tax positions	—	—
Decreases for settlements with tax authorities	—	—
Decreases related to lapse of applicable statute of limitation	(2,805)	—
Ending balance	$2,398	$4,717

Interest and penalties on income tax uncertainties are included in income tax expense.  During 2014, 2013 and 2012, the provision related to interest and penalties was $0.1 million, $0.1 million, and $0.2 million, respectively.  The balance of accrued interest and penalties at December 31, 2014 and 2013 was $0.4 million and $0.3 million, respectively.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service and state taxing authorities for the years ended December 31, 2011 through 2013.

NOTE FIFTEEN – EMPLOYEE BENEFIT PLANS

Pursuant to the terms of the City Holding Company 2003 Incentive Plan and the City Holding Company 2013 Incentive Plan (the "2003 Plan" and "2013 Plan", respectively), the Compensation Committee of the Board of Directors, or its delegate, may, from time-to-time, grant stock options, stock appreciation rights (“SARs”), or stock awards to employees, directors and individuals who provide service to the Company (collectively, "Plan Participants").  The 2003 Plan expired in April of 2013 and the 2013 Plan was approved by the shareholders in April 2013. A maximum of 750,000 shares of the Company’s common stock may be issued under the 2013 plan upon the exercise of stock options, SARs and stock awards, subject to certain limitations.  These limitations may be adjusted in the event of a change in the number of outstanding shares of common stock by reason of a stock dividend, stock split or other similar event.  Specific terms of options and SARs awarded, including vesting periods, exercise prices (stock price at date of grant) and expiration dates are determined at the date of grant and are evidenced by agreements between the Company and the awardee.  The exercise price of the option grants equals the market price of the Company’s stock on the date of grant.  All incentive stock options and SARs will be exercisable up to 10 years from the date granted and all options and SARs are exercisable for the period specified in the individual agreement.  As of December 31, 2014, under both Plans, 411,601 stock options and 216,156 stock awards are still outstanding.

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

Stock Options

A summary of the Company’s stock option activity and related information is presented below:

	2014		2013		2012
	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price

Outstanding at January 1	173,601	$35.26	289,544	$34.38	293,817	$33.95
Granted	13,953	44.43	15,475	37.74	16,876	35.39
Exercised	(20,000)	29.19	(126,168)	33.57	(18,899)	28.78
Forfeited	—	—	(5,250)	34.56	(2,250)	33.28
Outstanding at December 31	167,554	36.74	173,601	35.26	289,544	34.38

Exercisable at end of year	89,750	36.73	76,832	37.97	183,584	34.70

Nonvested at beginning of year	96,769	33.10	105,960	33.81	108,500	34.38
Granted during the year	13,953	44.43	15,475	37.74	16,876	35.39
Vested during the year	(32,918)	29.25	(23,166)	39.64	(18,166)	38.87
Forfeited during the year	—	—	(1,500)	30.38	(1,250)	30.38
Nonvested at end of year	77,804	$36.76	96,769	$33.10	105,960	$33.81

Additional information regarding stock options outstanding and exercisable at December 31, 2014, is provided in the following table:

Ranges of Exercise Prices	No. of Options Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Months)	Aggregate Intrinsic Value (in thousands)	No. of Options Currently Exercisable	Weighted-Average Exercise Price of Options Currently Exercisable	Weighted-Average Remaining Contractual Life (Months)	Aggregate Intrinsic Value of Options Currently Exercisable (in thousands)
26.62 - 33.90	39,250	30.84	44	$616	23,750	$30.02	31	$392
35.09 - 44.43	128,304	38.55	58	1,024	66,000	39.15	25	487
	167,554			$1,640	89,750			$879

Proceeds from stock option exercises were $0.6 million in 2014, $4.2 million in 2013, and $0.5 million in 2012. Shares issued in connection with stock option exercises are issued from available treasury shares. If no treasury shares are available, new shares are issued from available authorized shares. During 2014, 2013 and 2012, all shares issued in connection with stock option exercises and restricted stock awards were issued from available treasury stock.

The total intrinsic value of stock options exercised was $0.3 million in 2014, $0.9 million in 2013 and $0.1 million in 2012, respectively.

Stock-based compensation expense related to stock options totaled $0.2 million for each of the years ended December 31, 2014, 2013 and 2012.  The total income tax benefit recognized in the accompanying consolidated statements of income related to stock-based compensation was less than $0.1 million in 2014, $0.3 million in 2013, and less than $0.1 million in 2012.  Unrecognized stock-based compensation expense related to stock options approximated $0.4 million at December 31, 2014. At such date, the weighted-average period over which this unrecognized expense was expected to be recognized was 1.5 years.

The fair value of the options is estimated at the date of grant using a Black-Scholes option-pricing model.   The following weighted average assumptions were used to estimate the fair value of options granted:

	2014	2013	2012

Risk-free interest rate	2.42%	1.88%	2.51%
Expected dividend yield	3.60%	3.70%	3.90%
Volatility factor	48.75%	41.35%	48.40%
Expected life of option	8.0 years	8.0 years	5.0 years

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

Restricted shares are generally forfeited if officers and employees terminate prior to the lapsing of restrictions. The Company records forfeitures of restricted stock as treasury share repurchases and any compensation cost previously recognized is reversed in the period of forfeiture.  Recipients of restricted shares do not pay any cash consideration to the Company for the shares, have the right to vote all shares subject to such grant and receive all dividends with respect to such shares, whether or not the shares have vested.  Stock-based compensation expense related to restricted shares was approximately $1.0 million for the year ended December 31, 2014, $0.8 million for year ended December 31, 2013, and $0.6 million for the year ended December 31, 2012.  Unrecognized stock-based compensation expense related to non-vested restricted shares was $2.9 million at December 31, 2014. At December 31, 2014, this unrecognized expense is expected to be recognized over 3.4 years based on the weighted average-life of the restricted shares.

A summary of the Company’s restricted shares activity and related information is presented below:

	2014		2013		2012
	Restricted Awards	Average Market Price at Grant	Restricted Awards	Average Market Price at Grant	Restricted Awards	Average Market Price at Grant

Outstanding at January 1	142,469		116,711		108,209
Granted	27,162	$39.72	35,083	$38.07	23,336	$34.94
Forfeited/Vested	(6,200)		(9,325)		(14,834)
Outstanding at December 31	163,431		142,469		116,711

Benefit Plans

The Company provides retirement benefits to its employees through the City Holding Company 401(k) Plan and Trust (“the 401(k) Plan”), which is intended to be compliant with Employee Retirement Income Security Act (ERISA) section 404(c). The Company’s total expense associated with the retirement benefit plan approximated $0.8 million in 2014, $0.8 million in 2013, and $0.6 million in 2012.  The total number of shares of the Company’s common stock held by the 401(k) Plan as of December 31, 2014 and 2013 is 303,443 and 271,749, respectively.

The Company maintains two defined benefit pension plans (“the Defined Benefit Plans”), which were inherited from the Company's acquisition of the plan sponsors (Horizon Bancorp, Inc. and Community Financial Corporation). The Horizon Defined Benefit Plan was frozen in 1999 and maintains a December 31st year-end for purposes of computing its benefit obligations. The Community Defined Benefit Plan was frozen in 2012 and maintains a December 31st year-end for purposes of computing its benefit obligations.
Primarily as a result of the interest rate environment over the past several years and a revised mortality table issued in 2014, the benefit obligation exceeded the estimated fair value of plan assets as of December 31, 2014 and December 31, 2013.

The Company has recorded a pension liability of $6.8 million and $2.8 million as of December 31, 2014 and 2013, included within Other Liabilities within the Consolidated Balance Sheets, and a $5.3 million and $2.9 million, net of tax, underfunded pension liability in Accumulated Other Comprehensive Income within Shareholders’ Equity at December 31, 2014 and 2013, respectively. The following table summarizes activity within the Defined Benefit Plans (dollars in thousands):

	Pension Benefits
	2014	2013

Change in fair value of plan assets:
Fair value at beginning of measurement period	$14,726	$9,663
Acquisition	—	4,558
Actual gain (loss) on plan assets	496	1,412
Contributions	409	538
Benefits paid	(964)	(1,445)
Fair value at end of measurement period	14,667	14,726

Change in benefit obligation:
Benefit obligation at beginning of measurement period	(17,524)	(13,827)
Acquisition	—	(6,297)
Interest cost	(836)	(776)
Actuarial loss	(3,994)	1,931
Benefits paid	964	1,445
Benefit obligation at end of measurement period	(21,390)	(17,524)
Funded status	(6,723)	(2,798)

Unrecognized net actuarial gain	8,461	4,555
Other comprehensive loss	(8,461)	(4,555)
Accrued Benefit Cost	$(6,723)	$(2,798)

Weighted-average assumptions for balance sheet liability at end of year:
Discount rate	3.93%	4.89%
Expected long-term rate of return	6.92%	7.35%

Weighted-average assumptions for benefit cost at beginning of year:
Discount rate	4.89%	4.31%
Expected long-term rate of return	7.35%	7.46%

The following table presents the components of the net periodic pension cost of the Defined Benefit Plans (in thousands):

	2014	2013	2012

Components of net periodic benefit:
Interest cost	$836	$776	$635
Expected return on plan assets	(1,032)	(979)	(810)
Net amortization and deferral	696	1,106	696
Net Periodic Pension Cost	$500	$903	$521

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

The expected long-term rate of return for the plan’s assets is based on the expected return of each of the categories, weighted based on the median of the target allocation for each class, noted in the table below. The target, allowable, and current allocation percentages of plan assets are as follows:

	Target Allocation 2014	Allowable- Allocation Range	Percentage of Plan Assets At December 31
			2014	2013

Equity securities	65%	40-100%	53%	53%
Fixed income securities	18%	20-40%	23%	28%
Cash and cash equivalents	2%	3-10%	9%	7%
Alternative investments	15%	0-15%	15%	12%
Total	100%		100%	100%

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

The expected long-term rate of return for the plan’s assets is based on the expected return of each of the categories, weighted based on the median of the target allocation for each class, noted in the table below. The target, allowable, and current allocation percentages of plan assets are as follows:

	Target Allocation 2014	Allowable- Allocation Range	Percentage of Plan Assets At December 31
			2014	2013

Equity securities	25%	20%-30%	25%	26%
Fixed income securities	75%	70%-80%	75%	74%
	100%		100%	100%

The major categories of assets in the Company’s Defined Benefit Plans as of year-end are presented in the following table (in thousands).  Assets are segregated by the level of the valuation inputs within the fair value hierarchy established by ASC Topic 820 utilized to measure fair value (See Note Twenty).

	Total	Level 1	Level 2	Level 3
2014
Cash and cash equivalents	$959	$959	$—	$—
Mutual funds	6,162	5,656	506	—
Investment funds	1,610	—	1,014	596
Common stocks	3,941	3,119	822	—
Mortgage-backed securities	53	—	53	—
Government and GSE bonds	1,171	—	1,171	—
Corporate Bonds	771	—	771	—
Total	$14,667	$9,734	$4,337	$596

2013
Cash and cash equivalents	$714	$714	$—	$—
Mutual funds	5,991	5,267	724	—
Investment funds	1,305	—	809	496
Common stocks	4,399	3,477	922	—
Mortgage-backed securities	151	—	151	—
Government and GSE bonds	1,367	—	1,367	—
Corporate Bonds	799	—	799	—
Total	$14,726	$9,458	$4,772	$496

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

The Company anticipates making contributions to the plan of $0.4 million for the year ending December 31, 2014. The following table summarizes the expected benefits to be paid in each of the next five years and in the aggregate for the five years thereafter (in thousands):

Plan Year Ending December 31,	Expected Benefits to be Paid

2015	$1,272
2016	1,049
2017	1,147
2018	1,542
2019	1,092
2020 through 2024	5,714

In addition, the Company and its subsidiary participate in the Pentegra Defined Benefit Plan for Financial Institutions ("The Pentegra DB Plan"), a tax-qualified defined benefit pension plan. The Pentegra DB Plan's Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan, contributions made by a participating employer may be used to provide benefits to participants of other participating employers. The funded status as of July 1, 2014 (the latest available valuation report) was 109.13%. It is the policy of the Company to fund the normal cost of the Pentegra DB Plan on an annual basis.  Other than for normal plan expenses, no contributions were required for the years ended December 31, 2014, 2013 and 2012.  The benefits of the Pentegra DB Plan were frozen prior to the acquisition of Classic Bancshares in 2005, and it is the intention of the Company to fund benefit amounts when assets of the plan are sufficient.

The Company has entered into employment contracts with certain of its current and former executive officers. The employment contracts provide for, among other things, the payment of termination compensation in the event an executive officer either voluntarily or involuntarily terminates his employment with the Company for other than “Just Cause.” The cost of these benefits was previously accrued for each executive and is included in Other Liabilities within the Consolidated Balance Sheets. The liability was $2.0 million at both December 31, 2014 and 2013 and is fully vested, so there was no charge to operations was incurred for the years ended December 31, 2014 and December 31, 2013.

Certain entities previously acquired by the Company had entered into individual deferred compensation and supplemental retirement agreements with certain current and former directors and officers. The Company has assumed the liabilities associated with these agreements, the cost of which is being accrued over the period of active service from the date of the respective agreement. The cost of such agreements approximated $0.2 million during 2014, 2013, and 2012, respectively. The liability for such agreements approximated $6.7 million and $7.0 million at December 31, 2014 and December 31, 2013, respectively and is included within Other Liabilities in the accompanying Consolidated Balance Sheets.
To assist in funding the above liabilities, the acquired entities had insured the lives of certain current and former directors and officers. The Company is the current owner and beneficiary of insurance policies with a cash surrender value approximating $7.8 million and $7.6 million at December 31, 2014 and 2013, respectively, which is included in Other Assets in the accompanying Consolidated Balance Sheets.

NOTE SIXTEEN – RELATED PARTY TRANSACTIONS

City National has granted loans to certain non-executive officers and directors of the Company and its subsidiaries, and to their associates totaling $4.5 million at December 31, 2014 and $18.6 million at December 31, 2013. The loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with third-party lending arrangements.  During 2014, total principal additions were $0.1 million and total principal reductions were $14.2 million.
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

	December 31, 2014	December 31, 2013

Commitments to extend credit:
Home equity lines	$175,312	$174,417
Commercial real estate	50,298	42,209
Other commitments	145,283	201,065
Standby letters of credit	4,592	14,122
Commercial letters of credit	1,991	1,555

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

NOTE EIGHTEEN – PREFERRED STOCK

 The Company’s Board of Directors has the authority to issue preferred stock, and to the designation, preferences, rights, dividends and all other attributes of such preferred stock, without any vote or action by the shareholders.  As of December 31, 2014, no such shares were outstanding, nor were any expected to be issued.

NOTE NINETEEN – REGULATORY REQUIREMENTS AND CAPITAL RATIOS

The principal source of income and cash for City Holding (the “Parent Company”) is dividends from City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. Approval is also required if dividends declared would cause City National’s regulatory capital to fall below specified minimum levels.  At December 31, 2014, City National could pay dividends up to $12.0 million without prior regulatory permission.

During 2014, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders, (2) remit interest payments on the Company’s junior subordinated debentures and (3) fund common stock repurchases for treasury. As of December 31, 2014, the Parent Company reported a cash balance of approximately $12.5 million.  Management believes that the Parent Company’s available cash balance, together with cash dividends from City National, is adequate to satisfy its funding and cash needs in 2014.

The Company, including City National, is subject to various regulatory capital requirements administered by the various banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, action by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and City National must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The Company’s and City National’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and City National to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 2014, that the Company and City National met all capital adequacy requirements to which they were subject.

As of December 31, 2014, the most recent notifications from banking regulatory agencies categorized the Company and City National as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since these notifications that management believes have changed the institutions’ categories. The Company’s and City National’s actual capital amounts and ratios are presented in the following table (dollars in thousands):

	2014		2013		Well Capitalized Ratio	Minimum Ratio
	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets):
Consolidated	$353,873	14.2%	$346,039	13.8%	10.0%	8.0%
City National	315,095	12.7%	302,817	12.2%	10.0%	8.0%

Tier I Capital (to Risk-Weighted Assets):
Consolidated	$333,163	13.4%	$324,859	13.0%	6.0%	4.0%
City National	294,870	11.9%	282,221	11.4%	6.0%	4.0%

Tier I Capital (to Average Assets):
Consolidated	$333,163	9.9%	$324,859	9.8%	5.0%	4.0%
City National	294,870	8.8%	282,221	8.6%	5.0%	4.0%

Basel III Capital Rules become effective January 1, 2015. In July 2013, the Federal Reserve published final rules establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the framework known as “Basel III” for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. The Basel III Capital Rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions compared to the current U.S. risk-based capital rules. The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions’ regulatory capital ratios. The Basel III Capital Rules also address risk weights and other issues affecting the denominator in banking institutions’ regulatory capital ratios and replace the existing risk-weighting approach. The Basel III Capital Rules also implement the requirements of Section 939A of the Dodd-Frank Act to remove references to credit ratings from the federal banking agencies’ rules. The Basel III Capital Rules are effective for the Company on January 1, 2015 (subject to a phase-in period for certain provisions).

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

The Company has determined that its pooled trust preferred securities are priced using Level 3 inputs in accordance with ASC Topic 820 and guidance issued by the SEC.  The Company has determined that there are few observable transactions and market quotations available for pooled trust preferred securities and they are not reliable for purposes of determining fair value of trust preferred securities held at December 31, 2014.  Due to these circumstances, the Company has elected to utilize an income valuation approach produced by a third party pricing source.  This third party model utilizes deferral and default probabilities for the underlying issuers, estimated prepayment rates and assumes no future recoveries of any defaults or deferrals.  The Company then compares the values provided by the third party model with other external sources.  At such time as there are observable transactions or quoted prices that are associated with an orderly and active market for pooled trust preferred securities, the Company will incorporate such market values in its estimate of fair values for these securities.

Derivatives. Derivatives are reported at fair value utilizing Level 2 inputs.  The Company utilizes a market approach by obtaining dealer quotations to value its customer interest rate swaps.  The Company’s derivatives are included within its Other Assets and Other Liabilities in the accompanying consolidated balance sheets. Derivative assets are typically secured through securities with financial counterparties or cross collateralization with a borrowing customer. Derivative liabilities are typically secured through the Company pledging securities to financial counterparties or, in the case of a borrowing customer, by the right of setoff. The Company considers such factors such as the likelihood of default by itself and its counterparties, right of setoff, and remaining maturities in determining the appropriate fair value adjustments. All derivative counterparties approved by the Company's Asset and Liability Committee ("ALCO") are regularly reviewed, and appropriate business action is taken to adjust the exposure to certain counterparties, if necessary. Counterparty exposure is evaluated by netting positions that are subject to master netting agreements, as well as considering the amount of marketable collateral securing the position. This approach used to estimate impacted exposures to counterparties is also used by the Company to estimate its own credit risk in derivative liability positions. To date, no material losses have been incurred due to a counterparty's inability to pay any undercollateralized position. There was no significant change in the value of derivative assets and liabilities attributed to credit risk during the year ended December 31, 2014.

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

	Total	Level 1	Level 2	Level 3	Total Gains (Losses)
December 31, 2014
Recurring fair value measurements
Financial Assets
U.S. Government agencies	$1,827	$—	$1,827	$—
Obligations of states and political subdivisions	42,096	—	42,096	—
Mortgage-backed securities:
U.S. Government agencies	187,328	—	187,328	—
Private label	1,704	—	1,704	—
Trust preferred securities	9,036	—	7,165	1,871
Corporate securities	7,317	—	7,317	—
Marketable equity securities	3,213	3,213	—	—
Investment funds	1,522	1,522	—	—
Derivative assets	10,253	—	10,253	—

Financial Liabilities
Derivative liabilities	10,253	—	10,253	—

Nonrecurring fair value measurements
Financial Assets
Impaired loans	$6,517	$—	$—	$6,517	$(153)
Other real estate owned	8,179	—	—	8,179	(464)

December 31, 2013
Recurring fair value measurements
Financial Assets
U.S. Government agencies	$2,365	$—	$2,365	$—
Obligations of states and political subdivisions	41,548	—	41,548	—
Mortgage-backed securities:
U.S. Government agencies	278,108	—	278,108	—
Private label	2,197	—	2,197	—
Trust preferred securities	13,156	—	9,269	3,887
Corporate securities	9,128	—	9,128	—
Marketable equity securities	4,673	4,673	—	—
Investment funds	1,485	1,485	—	—
Derivative assets	3,538	—	3,538	—

Financial Liabilities
Derivative liabilities	3,538	—	3,538	—

Nonrecurring fair value measurements
Financial Assets
Impaired loans	$11,714	$—	$—	$11,714	$(880)
Other real estate owned	8,470	—	—	8,470	(1,108)

The table below presents a reconcilement of the Company’s financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):

	December 31,
	2014	2013

Beginning balance	$3,887	$2,385
Impairment losses on investment securities	—	—
Included in other comprehensive income	(1,862)	4,280
Dispositions	(154)	(2,778)
Transfers into Level 3	—	—
Ending Balance	$1,871	$3,887

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

The table below presents a reconcilement of the Company's financial assets and liabilities measured at fair value on a nonrecurring basis using significant unobservable inputs (Level 3), which solely relates to impaired loans that were remeasured and reported at fair value through a specific valuation allowance allocation of the allowance for loan losses based upon the fair value of the underlying collateral (in thousands).  The fair value of impaired loans is estimated using one of several methods, including collateral value, liquidation value and discounted cash flows.  The significant unobservable inputs used in the fair value measurement of collateral for collateral-dependent impaired loans primarily relate to discounts applied to the customers’ reported amount of collateral.  The amount of collateral discount depends upon the marketability of the underlying collateral.  During December 31, 2014 and 2013, collateral discounts ranged from 20% to 30%. During December 31, 2014 and 2013, the Company had no Level 2 financial assets and liabilities that were measured on a nonrecurring basis.

	Year ended December 31,
	2014	2013

Beginning balance	$11,714	$10,679

Loans classified as impaired during the period	—	3,030
Specific valuation allowance allocations	—	(750)
	—	2,280

(Additional) reduction in specific valuation allowance allocations	628	(130)
Paydowns, payoffs, other activity	(5,825)	(1,115)
Ending balance	$6,517	$11,714

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

	2014	2013

Beginning Balance	$8,470	$8,162
OREO remeasured at initial recognition:
Carrying value of foreclosed assets prior to remeasurement	5,746	7,012
Charge-offs recognized in the allowance for loan losses	—	(1,565)
Fair value	5,746	5,447
OREO remeasured subsequent to initial recognition:
Carrying value of foreclosed assets prior to remeasurement	1,632	2,832
Fair value	1,168	1,724
Write-downs included in other non-interest expense	(464)	(1,108)

Acquired	—	3,492
Disposals	(5,573)	(7,523)
Ending Balance	$8,179	$8,470

Based on the Company's annual assessment for impairment in the recorded value of goodwill and indefinite lived intangible assets, no impairment was recorded during the years ended December 31, 2014 and 2013.

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

Securities: The fair value of securities are generally based on quoted market prices or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.

Other securities: It is not practicable to determine the fair value of the Company's other securities, which consist of FRB and FHLB stock, due to restrictions placed on its transferability.

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

Accrued interest receivable: The carrying amount of accrued interest receivable approximates fair value.

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

Commitments and letters of credit: The fair values of commitments are estimated based on fees currently charged to enter into similar agreements, taking into consideration the remaining terms of the agreements and the counterparties’ credit standing.  The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.  The amounts of fees currently charged on commitments and letters of credit are deemed insignificant, and therefore, the estimated fair values and carrying values have not been reflected in the following table.

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

	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
December 31, 2014
Assets:
Cash and cash equivalents	$148,228	$148,228	$148,228	$—	$—
Securities available-for-sale	254,043	254,043	4,735	247,437	1,871
Securities held-to-maturity	90,786	94,191	—	94,191	—
Other securities	9,857	9,857	—	9,857	—
Net loans	2,631,916	2,638,911	—	—	2,638,911
Accrued interest receivable	6,826	6,826	6,826	—	—
Derivative assets	10,253	10,253	—	10,253	—

Liabilities:
Deposits	2,872,787	2,879,126	1,846,124	1,033,002	—
Short-term debt	134,931	134,934	—	134,934	—
Long-term debt	16,495	16,464	—	16,464	—
Derivative liabilities	10,253	10,253	—	10,253	—

December 31, 2013
Assets:
Cash and cash equivalents	$85,876	$85,876	$85,876	$—	$—
Securities available-for-sale	352,660	352,660	6,158	342,615	3,887
Securities held-to-maturity	4,117	5,335	—	5,335	—
Other securities	13,343	13,343	—	13,343	—
Net loans	2,585,622	2,609,524	—	—	2,609,524
Accrued interest receivable	6,866	6,866	6,866	—	—
Derivative assets	3,538	3,538	—	3,538	—

Liabilities:
Deposits	2,785,133	2,793,620	1,707,527	1,086,093	—
Short-term debt	137,798	137,801	—	137,801	—
Long-term debt	16,495	16,495	—	16,495	—
Derivative liabilities	3,538	3,538	—	3,538	—

NOTE TWENTY-ONE –CITY HOLDING COMPANY (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Condensed Balance Sheets

The following table presents the condensed balance sheets of City Holding Company, parent company only (in thousands):

	December 31
	2014	2013

Assets
Cash	$12,521	$28,423
Securities available-for-sale	3,212	4,673
Investment in subsidiaries	380,348	373,886
Deferred tax asset	1,436	2,990
Fixed assets	9	10
Other assets	16,629	519
Total Assets	$414,155	$410,501

Liabilities
Junior subordinated debentures	$16,495	$16,495
Dividends payable	6,062	5,828
Accrued interest payable	26	25
Other liabilities	719	530
Total Liabilities	23,302	22,878

Shareholders’ Equity	390,853	387,623
Total Liabilities and Shareholders’ Equity	$414,155	$410,501

Junior subordinated debentures represent the Parent Company’s amounts owed to City Holding Capital Trust III.

Condensed Statements of Comprehensive Income

The following table presents the condensed statements of comprehensive income of City Holding Company, parent company only (in thousands):

	Year Ended December 31
	2014	2013	2012

Income
Dividends from subsidiaries	$46,050	$46,317	$41,422
Investment securities gains	1,130	89	1,134
Other income	65	66	65
	47,245	46,472	42,621
Expenses
Interest expense	605	617	661
Other expenses	849	2,352	533
	1,454	2,969	1,194
Income Before Income Tax (Benefit) Expense and Equity in Undistributed Net Income (Excess Dividends) of Subsidiaries	45,791	43,503	41,427
Income tax (benefit) expense	(231)	(1,050)	2
Income Before Equity in Undistributed Net Income (Excess Dividends) of Subsidiaries	46,022	44,553	41,425
Equity in undistributed net income (excess dividends) of subsidiaries	6,940	3,662	(2,480)
Net Income	$52,962	$48,215	$38,945

Total Comprehensive Income	$53,793	$44,647	$41,430

Condensed Statements of Cash Flows

The following table presents the condensed statements of cash flows of City Holding Company, parent company only (in thousands):

	Year Ended December 31
	2014	2013	2012
Operating Activities
Net income	$52,962	$48,215	$38,945
Adjustments to reconcile net income to net cash provided by operating activities:
Realized investment securities gains	(1,130)	(89)	(1,134)
Amortization and accretion	—	5	19
Stock based compensation	200	205	224
Depreciation	1	1	1
Change in other assets	(16,110)	1,656	740
Change in other liabilities	2,146	(236)	1,136
(Equity in undistributed net income) excess dividends of subsidiaries	(4,441)	(3,662)	2,480
Net Cash Provided by Operating Activities	33,628	46,095	42,411

Investing Activities
Purchases of available for sale securities	—	—	(403)
Proceeds from sales of available for sale securities	2,334	137	2,473
Acquisition of Community Financial Corporation	—	(12,708)	—
Acquisition of Virginia Savings Bank	—	—	(4,672)
Net Cash Used in Investing Activities	2,334	(12,571)	(2,602)

Financing Activities
Dividends paid	(24,487)	(22,878)	(20,710)
Purchases of treasury stock	(27,957)	—	(7,915)
Exercise of stock options	580	3,428	544
Net Cash Used in Financing Activities	(51,864)	(19,450)	(28,081)
Increase in Cash and Cash Equivalents	(15,902)	14,074	11,728
Cash and cash equivalents at beginning of year	28,423	14,349	2,621
Cash and Cash Equivalents at End of Year	$12,521	$28,423	$14,349

NOTE TWENTY-TWO – SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

A summary of selected quarterly financial information is presented below (in thousands, except for per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

2014
Interest income	$33,018	$31,828	$32,438	$32,282
Taxable equivalent adjustment	153	151	152	164
Interest income (FTE)	33,171	31,979	32,590	32,446
Interest expense	2,978	2,973	2,968	3,041
Net interest income	30,193	29,006	29,622	29,405
Provision for loan losses	1,363	435	1,872	384

Investment securities gains	83	818	71	184
Non-interest income	14,222	14,321	14,538	14,485
Non-interest expense	23,376	24,305	24,325	23,035
Income before income tax expense	19,759	19,405	18,034	20,655
Income tax expense	(5,803)	(6,497)	(6,010)	(5,961)
Taxable equivalent adjustment	(153)	(151)	(152)	(164)
Net income	$13,803	$12,757	$11,872	$14,530

Net earnings available to common shareholders	$13,663	$12,626	$11,746	$14,374

Basic earnings per common share	$0.87	$0.81	$0.76	$0.95
Diluted earnings per common share	0.86	0.80	0.76	0.95
Average common shares outstanding:
Basic	15,631	15,556	15,363	15,096
Diluted	15,796	15,706	15,445	15,182

2013
Interest income	$33,026	$34,724	$35,674	$35,115
Taxable equivalent adjustment	174	167	161	158
Interest income (FTE)	33,200	34,891	35,835	35,273
Interest expense	3,455	3,427	3,304	3,115
Net interest income	29,745	31,464	32,531	32,158
Provision for loan losses	1,738	2,011	1,154	1,945
Investment securities losses	84	9	—	671
Non-interest income	14,242	14,243	14,480	14,277
Non-interest expense	29,403	23,959	24,665	24,879
Income before income tax expense	12,930	19,746	21,192	20,282
Income tax expense	(4,769)	(6,573)	(7,056)	(6,877)
Taxable equivalent adjustment	(174)	(167)	(161)	(158)
Net income	$7,987	$13,006	$13,975	$13,247

Net earnings available to common shareholders	$7,922	$12,890	$13,848	$13,127

Basic earnings per common share	$0.51	$0.83	$0.89	$0.84
Diluted earnings per common share	0.51	0.82	0.88	0.83
Average common shares outstanding:
Basic	15,473	15,582	15,608	15,636
Diluted	15,627	15,752	15,790	15,799

NOTE TWENTY-THREE – EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

	For the Year Ended December 31,
	2014	2013	2012

Distributed earnings allocated to common stock	$23,984	$23,100	$20,603
Undistributed earnings allocated to common stock	28,416	24,678	18,034
Net earnings allocated to common shareholders	$52,400	$47,778	$38,637

Average shares outstanding	15,403	15,564	14,714

Effect of dilutive securities:
Warrant outstanding	62	60	—
Employee stock options	23	84	82

Shares for diluted earnings per share	15,488	15,708	14,796

Basic earnings per share	$3.40	$3.07	$2.63
Diluted earnings per share	$3.38	$3.04	$2.61

Options to purchase approximately 124,000 shares of common stock at an exercise price between $35.09 and $40.88, per share were outstanding during 2012, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares and therefore, the effect would have been anti-dilutive. During the year ended December 31, 2014 and December 31, 2013, there were no anti-dilutive options outstanding.

NOTE TWENTY-FOUR – ACCUMULATED OTHER COMPREHENSIVE LOSS

The activity in accumulated other comprehensive loss is presented in the tables below (in thousands). All amounts are shown net of tax, which is calculated using a combined Federal and state income tax rate approximating 37%.

	Accumulated Other Comprehensive Loss
		Unrealized
		Gains (Losses) on
	Defined Benefit	Securities
	Pension Plans	Available-for-Sale	Total

Balance at December 31, 2012	$(4,995)	$3,573	$(1,422)

Other comprehensive income before reclassifications	2,685	(5,201)	(2,516)
Amounts reclassified from other comprehensive loss	(570)	(482)	(1,052)
	2,115	(5,683)	(3,568)

Balance at December 31, 2013	$(2,880)	$(2,110)	$(4,990)

Other comprehensive income before reclassifications	(2,155)	4,030	1,875
Amounts reclassified from other comprehensive loss	(315)	(729)	(1,044)
	(2,470)	3,301	831

Balance at December 31, 2014	$(5,350)	$1,191	$(4,159)

	Amount reclassified from Other Comprehensive Loss			Affected line item
	December 31,			in the Statements
	2014	2013	2012	of Income

Securities available-for-sale:
Net securities (gains) losses reclassified into earnings	$(1,156)	$(764)	$(954)	Security gains (losses)
Related income tax expense	427	282	359	Income tax expense
Net effect on accumulated other comprehensive loss	$(729)	$(482)	$(595)

Net periodic employee benefit cost	$(500)	$(903)	$(521)	Salaries and employee benefits
Related income tax (benefit)	185	333	196	Income tax expense
Net effect on accumulated other comprehensive loss	$(315)	$(570)	$(325)

NOTE TWENTY-FIVE – SUBSEQUENT EVENTS

On January 9th, 2015 the Company sold its insurance operations, CityInsurance, to The Hilb Group effective January 1, 2015. As a result of this sale, the Company will recognize a one-time after tax gain of $5.8 million from this transaction in the first quarter of 2015. CityInsurance was an ancillary business which did not have a material impact on operations or financial results and this sale would not represent a major strategic shift by the Company as defined in Accounting Standards Update 2014-08 "Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity".