Form 10-K, Exhibit 13
period 2015-12-31
CITY HOLDING CO
filed 2016-03-02
CIK 726854

Selected Financial Data                                     Exhibit 13
Table One
Five-Year Financial Summary
(in thousands, except per share data)

	2015 (3)	2014	2013 (2)	2012 (1)	2011
Summary of Operations
Total interest income	$127,074	$129,566	$138,539	$112,212	$112,888
Total interest expense	11,830	11,960	13,301	14,450	20,758
Net interest income	115,244	117,606	125,238	97,762	92,130
Provision for loan losses	6,988	4,054	6,848	6,375	4,600
Total non-interest income	67,206	58,722	58,006	55,257	54,860
Total non-interest expenses	92,951	95,041	102,906	87,401	81,141
Income before income taxes	82,511	77,233	73,490	59,243	61,249
Income tax expense	28,414	24,271	25,275	20,298	20,571
Net income available to common shareholders	54,097	52,962	48,215	38,945	40,678

Per Share Data
Net income basic	$3.54	$3.40	$3.07	$2.63	$2.68
Net income diluted	3.53	3.38	3.04	2.61	2.67
Cash dividends declared	1.68	1.60	1.48	1.40	1.37
Book value per share	27.62	25.79	24.61	22.47	21.05

Selected Average Balances
Total loans	$2,691,304	$2,593,597	$2,523,755	$2,041,876	$1,899,388
Securities	383,685	365,904	360,860	409,431	454,513
Interest-earning assets	3,084,722	2,968,706	2,905,783	2,489,072	2,391,484
Deposits	2,947,543	2,824,985	2,821,573	2,338,891	2,221,414
Long-term debt	16,495	16,495	16,495	16,495	16,495
Total shareholders’ equity	415,051	395,940	373,102	325,073	316,161
Total assets	3,564,730	3,404,818	3,378,351	2,837,234	2,701,720

Selected Year-End Balances
Net loans	$2,843,283	$2,631,916	$2,585,622	$2,127,560	$1,953,694
Securities	471,318	354,686	370,120	402,039	396,175
Interest-earning assets	3,345,929	3,016,477	2,986.194	2,574,684	2,374,804
Deposits	3,083,975	2,872,787	2,785,133	2,409,316	2,221,268
Long-term debt	16,495	16,495	16,495	16,495	16,495
Total shareholders’ equity	419,272	390,853	387,623	333,274	311,134
Total assets	3,714,059	3,461,633	3,368,238	2,917,466	2,777,109

Performance Ratios
Return on average assets	1.52%	1.56%	1.43%	1.37%	1.51%
Return on average equity	13.0	13.4	12.9	12.0	12.9
Return on average tangible common equity	15.8	16.5	16.2	14.7	15.7
Net interest margin	3.76	3.98	4.33	3.96	3.89
Efficiency ratio	53.7	53.7	55.8	57.2	55.9
Dividend payout ratio	47.5	47.1	48.2	53.2	51.1

Asset Quality
Net charge-offs to average loans	0.26%	0.17%	0.20%	0.34%	0.18%
Provision for loan losses to average loans	0.26	0.16	0.27	0.31	0.24

Allowance for loan losses to nonperforming loans	114.91	128.11	90.25	96.59	87.76
Allowance for loan losses to total loans	0.70	0.76	0.79	0.88	0.98

Consolidated Capital Ratios
CET 1 Capital	13.7%	*	*	*	*
Tier 1 Capital	14.3	13.4	13.0	13.0	13.1
Total Capital	15.1	14.2	13.8	13.9	14.1
Tier 1 Leverage	10.2	9.9	9.8	9.8	10.2
Average equity to average assets	11.7	11.6	11.0	11.5	11.7
Tangible equity to tangible assets (end of period)	9.3	9.3	9.5	9.4	9.4

Full-time equivalent employees	853	889	923	843	795

*Basel III CET 1 ratio requirements were effective beginning January 1, 2015 and were not required for prior periods.

(1) - In May 2012, the Company acquired Virginia Savings Bancorp, Inc. and its wholly owned subsidiary, Virginia Savings Bank.
(2) - In January 2013, the Company acquired Community Financial Corporation and its wholly owned subsidiary, Community Bank.
(3) - In January 2015, the Company sold its insurance operations, CityInsurance. In November 2015, the Company acquired three branches in Lexington, Kentucky.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CITY HOLDING COMPANY

City Holding Company (the “Company”), a West Virginia corporation headquartered in Charleston, West Virginia, is a registered financial holding company under the Bank Holding Company Act and conducts its principal activities through its wholly owned subsidiary, City National Bank of West Virginia ("City National"). City National is a retail and consumer-oriented community bank with 85 banking offices in West Virginia (57), Virginia (14), Kentucky (11) and Ohio (3). City National provides credit, deposit, and trust and investment management services to its customers. In addition to its branch network, City National's delivery channels include ATMs, mobile banking, debit cards, interactive voice response systems, and Internet technology. The Company’s business activities are currently limited to one reportable business segment, which is community banking. City National has approximately 11% of the deposit market share in the counties of West Virginia it serves. In the Company’s key markets, the Company’s primary subsidiary, City National, generally ranks in the top three relative to deposit market share and the top two relative to branch share.

In January 2015 the Company sold its insurance operations, CityInsurance, to The Hilb Group effective January 1, 2015. As a result of this sale, the Company recognized a one-time after tax gain of $5.8 million in the first quarter of 2015.

On November 6, 2015, the Company consummated the acquisition of three branch locations from American Founders Bank, Inc. (“AFB”) located in Lexington, Kentucky. The Company acquired approximately $119 million in performing loans and assumed deposit liabilities of approximately $145 million. The Company paid AFB a deposit premium of 5.5% on non-time deposits, and 1.0% on premium loan balances acquired.

CRITICAL ACCOUNTING POLICIES

The accounting policies of the Company conform to U.S. generally accepted accounting principles and require management to make estimates and develop assumptions that affect the amounts reported in the financial statements and related footnotes. These estimates and assumptions are based on information available to management as of the date of the financial statements. Actual results could differ significantly from management’s estimates. As this information changes, management’s estimates and assumptions used to prepare the Company’s financial statements and related disclosures may also change. The most significant accounting policies followed by the Company are presented in Note One of the Notes to Consolidated Financial Statements included herein. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses, income taxes and purchased credit-impaired loans to be the accounting areas that require the most subjective or complex judgments and, as such, could be most subject to revision as new information becomes available.

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

The Income Taxes section of this Annual Report to Shareholders provides management’s analysis of the Company’s income taxes.  The Company is subject to federal and state income taxes in the jurisdictions in which it conducts business.  In computing the provision for income taxes, management must make judgments regarding interpretation of laws in those jurisdictions.  Because the application of tax laws and regulations for many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determinations by taxing authorities.  On a quarterly basis, the Company estimates its annual effective tax rate for the year and uses that rate to provide for income taxes on a year-to-date basis.  The Company's unrecognized tax benefits could change over the next twelve months as a result of various factors.    The Company is currently open to audit under the statute of limitations by the Internal Revenue Service and state taxing authorities for the years ended December 31, 2012 through 2014.

The Company values purchased credit-impaired loans at fair value in accordance with Accounting Standards Codification ("ASC") Topic 310-30. In determining the estimated fair value, management considers several factors, such as estimated future credit losses, estimated prepayments, remaining lives of the acquired loans and the estimated value of the underlying collateral in determining the present value of the cash flows expected to be received. For these loans, the expected cash flows that exceed the fair value of the loan represent the accretable yield, which is recognized as interest income on a level-yield basis over the expected cash flow periods of the loans. The non-accretable difference represents the difference between the contractually required principal and interest payments and the cash flows expected to be collected based upon management's estimation. Subsequent decreases in the expected cash flows will require the Company to evaluate the need for additions to the Company's allowance for loan losses. Subsequent increases in the expected cash flows will result in a reversal of the provision for loan losses to the extent of prior charges with a corresponding adjustment to the accretable yield, which will result in the recognition of additional interest income over the remaining lives of the loans.

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

            At December 31, 2015, approximately 10% of total assets, or $380 million, consisted of financial instruments recorded at fair value. Of this total, approximately 99% or $378 million of these financial instruments used valuation methodologies involving observable market data, collectively Level 1 and Level 2 measurements, to determine fair value. Approximately 1% or $2 million of these financial instruments were valued using unobservable market information or Level 3 measurements. The financial instruments valued using unobservable market information were pooled trust preferred investment securities classified as available-for-sale. At December 31, 2015, approximately $11 million of derivative liabilities were recorded at fair value using methodologies involving observable market data. The Company does not believe that any changes in the unobservable inputs used to value the financial instruments mentioned above would have a material impact on the Company’s results of operations, liquidity, or capital resources. See Note Twenty of the Notes to Consolidated Financial Statements for additional information regarding ASC Topic 820 and its impact on the Company’s financial statements.

FINANCIAL SUMMARY

The Company’s financial performance over the previous three years is summarized in the following table:

	2015	2014	2013

Net income available to common shareholders (in thousands)	$54,097	$52,962	$48,215
Earnings per common share, basic	$3.54	$3.40	$3.07
Earnings per common share, diluted	$3.53	$3.38	$3.04
ROA*	1.52%	1.56%	1.43%
ROE*	13.0%	13.4%	12.9%
ROATCE*	15.8%	16.5%	16.2%

*ROA (Return on Average Assets) is a measure of the effectiveness of asset utilization. ROE (Return on Average Equity) is a measure of the return on shareholders’ investment. ROATCE (Return on Average Tangible Common Equity) is a measure of the return on shareholders’ equity less intangible assets.

            The Company’s tax equivalent net interest income decreased $2.4 million, or 2.0%, from $118.2 million in 2014 to $115.9 million in 2015.  This decrease is due primarily to a decrease of 25 basis points in the yield on interest-earning assets from 4.39% in 2014 to 4.14% in 2015. During 2015, the Company continued to originate a significant portion of its commercial loans based on WSJ Prime or LIBOR and elected to maintain fixed rate investment security balances below 15% of total assets. The Company believes that these measures will position its balance sheet to benefit from an increasing rate environment. The Company’s reported net interest margin decreased from 3.98% for the year ended December 31, 2014 to 3.76% for the year ended

December 31, 2015 (see Net Interest Income).  The Company’s provision for loan losses increased $2.9 million from $4.1 million in 2014 to $7.0 million in 2015 (see Allowance and Provision for Loan Losses).

Offsetting the aforementioned decrease in net interest income after provision for loan losses were an increase in non-interest income and a decrease in non-interest expense. Non-interest income increased primarily due to a pre-tax gain of $11.1 million recognized from the sale of the Company's insurance operations, "CityInsurance" in January 2015. Non-interest expense decreased primarily due the decrease in salaries and employee benefits, largely as a result of the sale of CityInsurance and an overall reduction in retail branch staff (see Non-Interest Income and Expense for more analysis of these fluctuations).

As a result, the Company's net income increased $1.1 million from 2014 to $54.1 million and the Company achieved a return on assets of 1.52%, a return on tangible equity of 15.8% and an efficiency ratio of 53.7%.

BALANCE SHEET ANALYSIS

Selected balance sheet fluctuations are summarized in the following table (in millions):

	December 31,
	2015	2014	$ Change	% Change

Gross loans	$2,863.3	$2,652.1	$211.2	8.0%
Investment securities	471.3	354.7	116.6	32.9
Premises and equipment, net	77.3	78.0	(0.7)	(0.9)
Goodwill and other intangible assets, net	79.8	74.2	5.6	7.5

Total deposits	3,084.0	2,872.8	211.2	7.4
Short-term borrowings	154.9	134.9	20.0	14.8
Long-term debt	16.5	16.5	—	—
Shareholders' equity	419.3	390.9	28.4	7.3

Gross loans increased $211 million, or 8.0%, from December 31, 2014 to $2.86 billion at December 31, 2015, primarily due to the acquisition of three branches from AFB ($119 million). Excluding the acquisition of the three branches from AFB, loans increased $97 million or 3.7%. (see Loans).

Investment securities increased $117 million, or 32.9%, from $355 million at December 31, 2014, to $471 million at December 31, 2015. This increase was primarily due to the Company investing excess cash on hand (cash and due from banks decreased approximately $78 million during the same time period), as well as investing the cash received during the acquisition of three branches from AFB.

Premises and equipment, net decreased $1 million, or 0.9%, from $78 million at December 31, 2014 to $77 million at December 31, 2015.

Goodwill and other intangible assets, net increased $6 million, primarily as a result of the acquisition of three branches from AFB, largely offset by a $3 million reduction of goodwill in conjunction with the sale of CityInsurance.

Total deposits increased $211 million, or 7.4%, from $2.87 billion at December 31, 2014 to $3.08 billion at December 31, 2015, largely as a result of the acquisition of approximately $145 million in deposits associated with the three branches from AFB.

Short-term borrowings increased $20 million, or 14.8%, from December 31, 2014 to December 31, 2015, primarily due to an increase in short-term FHLB advances. Long-term debt balances remained flat at $16.5 million.

Shareholders' equity increased $28.4 million from December 31, 2014 to December 31, 2015 (see Capital Resources).

TABLE TWO
AVERAGE BALANCE SHEETS AND NET INTEREST INCOME
(In thousands)

	2015			2014			2013
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets
Loan portfolio(1):
Residential real estate(2),(3)	$1,474,631	$57,692	3.91%	$1,384,677	$55,627	4.02%	$1,308,303	$55,078	4.21%
Commercial, financial, and agriculture(3),(4)	1,175,707	51,660	4.39	1,163,449	54,288	4.67	1,158,790	62,735	5.41
Installment loans to individuals(3),(5)	40,966	3,959	9.66	45,471	4,556	10.02	56,662	6,250	11.03
Previously securitized loans(6)	—	1,796	—	—	2,187	—	—	2,531	—
Total loans	2,691,304	115,107	4.28	2,593,597	116,658	4.50	2,523,755	126,594	5.02
Securities:
Taxable	352,296	10,830	3.07	337,440	11,766	3.49	330,225	10,697	3.24
Tax-exempt(7)	31,389	1,749	5.57	28,464	1,757	6.17	30,635	1,885	6.15
Total securities	383,685	12,579	3.28	365,904	13,523	3.70	360,860	12,582	3.49
Deposits in depository institutions	9,733	—	—	9,205	—	—	8,116	—	—
Federal funds sold	—	—	—	—	—	—	13,052	22	0.17
Total interest-earning assets	3,084,722	127,686	4.14	2,968,706	130,181	4.39	2,905,783	139,198	4.79
Cash and due from banks	180,965			130,183			154,983
Bank premises and equipment	76,136			80,459			82,168
Other assets	243,902			246,618			255,544
Less: allowance for loan losses	(20,995)			(21,148)			(20,127)
Total assets	$3,564,730			$3,404,818			$3,378,351

Liabilities
Interest-bearing demand deposits	$644,961	505	0.08%	$614,489	615	0.10%	$603,844	712	0.12%
Savings deposits	706,926	712	0.10	632,510	784	0.12	599,574	864	0.14
Time deposits(3)	1,005,232	9,669	0.96	1,046,925	9,613	0.92	1,103,945	10,782	0.98
Short-term borrowings	145,199	327	0.23	133,769	342	0.26	127,679	325	0.25
Long-term debt	16,495	617	3.74	16,495	606	3.67	16,495	618	3.75
Total interest-bearing liabilities	2,518,813	11,830	0.47	2,444,188	11,960	0.49	2,451,537	13,301	0.54
Noninterest-bearing demand deposits	590,424			531,061			514,210
Other liabilities	40,442			33,629			39,502
Total shareholders’ equity	415,051			395,940			373,102
Total liabilities and shareholders’ equity	$3,564,730			$3,404,818			$3,378,351
Net interest income		$115,856			$118,221			$125,897
Net yield on earning assets			3.76%			3.98%			4.33%

1.	For purposes of this table, non-accruing loans have been included in average balances and loan fees, which are immaterial, have been included in interest income.
2.Includes the Company's residential real estate and home equity loan categories.

3.	Included in the above table are the following amounts (in thousands) for the accretion of the fair value adjustments related to the acquisitions of Virginia Savings, Community and AFB:

	2015				2014			2013
	Virginia Savings	Community	AFB	Total	Virginia Savings	Community	Total	Virginia Savings	Community	Total
Residential real estate	$324	$560	$9	$893	$427	$457	$884	$970	$805	$1,775
Commercial, financial, and agriculture	273	4,540	17	4,830	504	3,900	4,404	2,397	7,861	10,258
Installment loans to individuals	98	175	2	275	154	561	715	145	1,241	1,386
Time deposits	516	160	11	687	535	250	785	542	682	1,224
Total	$1,211	$5,435	$39	$6,685	$1,620	$5,168	$6,788	$4,054	$10,589	$14,643

4.Includes the Company’s commercial and industrial and commercial real estate loan categories.
5.Includes the Company’s consumer and DDA overdrafts loan categories.
6.Effective January 1, 2012, the carrying value of the Company's previously securitized loans was reduced to $0.
7.Computed on a fully federal tax-equivalent basis assuming a tax rate of approximately 35%.

NET INTEREST INCOME
2015 vs. 2014

The Company’s tax equivalent net interest income decreased $2.4 million, or 2.0%, from $118.2 million in 2014 to $115.9 million in 2015. This decrease is due primarily to a decrease of 25 basis points in the yield on interest-earning assets from 4.39% in 2014 to 4.14% in 2015. During 2015, the Company continued to originate a significant portion of its commercial loans based on WSJ Prime or LIBOR and has elected to maintain fixed rate investment security balances below 15% of total assets. The Company believes that these measures will position its balance sheet to benefit from an increasing rate environment. The Company’s reported net interest margin decreased from 3.98% for the year ended December 31, 2014 to 3.76% for the year ended December 31, 2015. Excluding the favorable impact of the accretion from fair value adjustments on recent acquisitions, the net interest margin would have been 3.54% for the year ended December 31, 2015 and 3.75% for the year ended December 31, 2014. This decrease was primarily caused by loan yields compressing from 4.27% for the year ended December 31, 2014 to 4.05% for the year ended December 31, 2015.

Average interest-earning assets increased $116 million from 2014 to 2015, as increases attributable to residential real estate ($90 million), investment securities ($18 million) and deposits with depository institutions ($1 million) were partially offset by decreases in installment loans to individuals ($5 million).   Average interest-bearing liabilities increased $75 million from 2014 due to increases in savings deposits ($74 million), interest-bearing demand deposits ($30 million) and short-term borrowings ($11 million), partially offset by a decrease in time deposits ($42 million).

The following table presents the actual and forecasted accretion related to the fair value adjustments on net interest income recorded as a result of the Community Bank, Virginia Savings Bank and AFB acquisitions (in thousands).  The amounts in the table below require management to make significant assumptions based on estimated future default, prepayment and discount rates.  Actual performance could be significantly different from that assumed, which could result in the actual results being materially different than those estimated below.

	Virginia Savings		Community		AFB
Year Ended	Loan Accretion	Certificates of Deposit	Loan Accretion	Certificates of Deposit	Loan Accretion	Certificates of Deposit	Total

Actual
2013	$3,512	$542	$9,907	$682	$—	$—	$14,643
2014	1,085	535	4,918	250	—	—	6,788
2015	695	516	5,275	160	28	11	6,685

Forecasted
2016	299	497	1,183	43	286	52	2,360
2017	161	—	939	4	256	11	1,371
2018	99	—	712	—	234	—	1,045

2014 vs. 2013

The Company’s tax equivalent net interest income decreased $7.7 million, or 6.1%, from $125.9 million in 2013 to $118.2 million in 2014. This decrease was due primarily to an expected decrease in accretion from the fair value adjustments related to the acquisitions of Virginia Savings Bank and Community Bank ($6.8 million for the year ended December 31, 2014 as compared to $14.6 million for the year ended December 31, 2013). The Company’s reported net interest margin decreased from 4.33% for the year ended December 31, 2013 to 3.98% for the year ended December 31, 2014. Excluding the favorable impact of the accretion from the fair value adjustments, the net interest margin would have been 3.75% for the year ended December 31, 2014 and 3.83% for the year ended December 31, 2013. This decrease was primarily caused by loan yields compressing from 4.48% for the year ended December 31, 2013 to 4.27% for the year ended December 31, 2014.

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

TABLE THREE
RATE/VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME AND INTEREST EXPENSE
(In thousands)

	2015 vs. 2014 Increase (Decrease) Due to Change In:			2014 vs. 2013 Increase (Decrease) Due to Change In:
	Volume	Rate	Net	Volume	Rate	Net
Interest-earning assets:
Loan portfolio
Residential real estate	$3,614	$(1,549)	$2,065	$3,219	$(2,670)	$549
Commercial, financial, and agriculture	572	(3,200)	(2,628)	215	(8,662)	(8,447)
Installment loans to individuals	(451)	(146)	(597)	(1,169)	(525)	(1,694)
Previously securitized loans	—	(391)	(391)	—	(344)	(344)
Total loans	3,735	(5,286)	(1,551)	2,265	(12,201)	(9,936)
Securities:
Taxable	518	(1,454)	(936)	234	835	1,069
Tax-exempt(1)	181	(189)	(8)	(134)	6	(128)
Total securities	699	(1,643)	(944)	100	841	941
Federal funds sold	—	—	—	(22)	—	(22)
Total interest-earning assets	$4,434	$(6,929)	$(2,495)	$2,343	$(11,360)	$(9,017)

Interest-bearing liabilities:
Interest-bearing demand deposits	$30	$(140)	$(110)	$13	$(110)	$(97)
Savings deposits	92	(164)	(72)	48	(130)	(82)
Time deposits	(383)	439	56	(557)	(612)	(1,169)
Short-term borrowings	29	(44)	(15)	16	1	17
Long-term debt	—	11	11	—	(12)	(12)
Total interest-bearing liabilities	$(232)	$102	$(130)	$(480)	$(863)	$(1,343)
Net Interest Income	$4,666	$(7,031)	$(2,365)	$2,823	$(10,497)	$(7,674)

1.	Fully federal taxable equivalent using a tax rate of approximately 35%.

NON-INTEREST INCOME AND NON-INTEREST EXPENSE
2015 vs. 2014

Selected income statement fluctuations are summarized in the following table (dollars in millions):

	For the year ended December 31,
	2015	2014	$ Change	% Change
Net investment security gains	$2.1	$1.2	$0.9	75.0%
Non-interest income, excluding net investment securities gains	65.1	57.6	$7.5	13.0
Non-interest expense	93.0	95.0	$(2.0)	(2.1)

During the year ended December 31, 2015, the Company realized investment gains of $2.1 million from the call of trust preferred securities which represented a partial recovery of impairment charges previously recognized.

Exclusive of this gain, non-interest income excluding net investment securities gains increased $7.5 million to 65.1 million for the year ended December 31, 2015 as compared to $57.6 million for the year ended December 31, 2014. This increase was primarily attributable to the pre-tax gain of $11.1 million recognized as a result of the sale of CityInsurance, as well as increases in (i) other income of $1.0 million, primarily due to mortgage banking activities, (ii) bankcard revenue of $0.8 million, or 5.5%, to $15.9 million and (iii) trust revenues of $0.5 million, or 11.1%, to $5.1 million. Partially offsetting these increases were decreases in insurance commission revenues of $6.0 million, due to the sale of CityInsurance and service charges of $0.3 million, or 1.0%, from $26.6 million in 2014 to $26.3 million in 2015.

During 2015, the Company recognized $0.6 million of acquisition and integration expenses associated with the completed acquisition of AFB. Excluding these expenses, non-interest expenses decreased $2.6 million from $95.0 million for the year ended December 31, 2014 to $92.4 million for the year ended December 31, 2015. Salaries and employee benefits decreased $3.9 million from 2014 largely as a result of the sale of CityInsurance and an overall reduction of retail branch staff. Additionally, advertising expenses decreased $0.8 million from 2014. These decreases were partially offset by increases in other expenses of $1.3 million and repossessed asset losses of $0.7 million. Other expenses increased primarily as a result of the write down of a partnership investment of $1.45 million in 2015.

2014 vs. 2013

Selected income statement fluctuations are summarized in the following table (dollars in millions):

	For the year ended December 31,
	2014	2013	$ Change	% Change
Net investment security gains	$1.2	$0.8	$0.4	50.0%
Non-interest income, excluding net investment securities gains	57.6	57.2	0.4	0.7
Non-interest expense	95.0	102.9	(7.9)	(7.7)

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

INCOME TAXES

The Company recorded income tax expense of $28.4 million, $24.3 million and $25.3 million in 2015, 2014 and 2013, respectively. The Company’s effective tax rates for 2015, 2014 and 2013 were 34.4%, 31.4% and 34.4%, respectively. A reconciliation of the effective tax rate to the statutory rate is included in Note Fourteen of the Notes to Consolidated Financial Statements. During the years ended December 31, 2015 and December 31, 2014, the Company reduced income tax expense by $0.6 million and $1.8 million, respectively due to the recognition of previously unrecognized tax positions resulting from the close of the statute of limitations for previous tax years. In addition, as a result of differences between the book and tax basis of the assets that were sold in conjunction with the sale of CityInsurance, the Company’s income tax expense increased by $1.1 million. Exclusive of these items, the Company’s tax rate from operations was 33.6% and 33.8% for the year ended December 31, 2015 and December 31, 2014, respectively.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s net deferred tax assets decreased from $36.8 million at December 31, 2014 to $30.0 million at December 31, 2015. The components of the Company’s net deferred tax assets are disclosed in Note Fourteen of the Notes to Consolidated Financial Statements. Realization of the most significant net deferred tax assets is primarily dependent on future events taking place that will reverse the current deferred tax assets. For example, realization of the deferred tax asset attributable to other-than-temporary impairment losses on securities, which have already been recognized in the Company’s financial statements, would be realized if the impaired securities were deemed to be “worthless” by the Internal Revenue Service ("IRS") or when the securities were sold and recognized for tax purposes.  The deferred tax asset and/or liability associated with unrealized securities losses is the tax impact of the unrealized gains and/or losses on the Company’s available for sale security portfolio.  At December 31, 2015 and December 31, 2014 the Company had a deferred tax liability of $0.6 million and $0.7 million, respectively, associated with unrealized securities gains.  The impact of the Company’s unrealized gains is noted in the Company’s Consolidated Statements of Changes in Shareholders’ Equity as an adjustment to Accumulated Other Comprehensive Income (Loss). The deferred tax liability at December 31, 2015 would be realized if the unrealized gains on the Company’s securities were realized from sales or maturities of the related securities.  At December 31, 2015 and 2014, the Company had a deferred tax asset of $6.7 million and $8.4 million, respectively, associated with other-than-temporarily impaired securities.  The deferred tax asset at December 31, 2015 would be realized if the Company’s other-than-temporarily impaired securities were sold, or were deemed by the IRS to be “worthless.”  The deferred tax asset associated with the allowance for loan losses remained constant at $7.4 million at December 31, 2015 and 2014. The deferred tax asset associated with the allowance for loan losses is expected to be realized as additional loan charge-offs, which have already been provided for within the Company’s financial statements, are recognized for tax purposes.  The deferred tax asset associated with the Company’s previously securitized loans is expected to be realized as the Company recognizes income for financial statement purposes from these loans in future periods. The deferred tax asset associated with these loans decreased from $4.7 million at December 31, 2014 to $4.3 million at December 31, 2015.  The deferred tax asset associated with the Company's intangible assets decreased to $2.2 million at December 31, 2015. The Company believes that it is more likely than not that each of the net deferred tax assets will be realized and that no valuation allowance is necessary as of December 31, 2015 or 2014.

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

The Company’s policy objective is to avoid negative fluctuations in net income or the economic value of equity of more than 15% within a 12-month period, assuming an immediate parallel increase or decrease of 400 basis points. The Company measures the long-term risk associated with sustained increases and decreases in rates through analysis of the impact to changes in rates on the economic value of equity.  Due to the current Federal Funds target rate of 50 basis points, the Company has chosen not to reflect a decrease of 50 basis points from current rates in its analysis.

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

Immediate Basis Point Change in Interest Rates	Implied Federal Funds Rate Associated with Change in Interest Rates	Estimated Increase (Decrease) in Net Income Over 12 Months
December 31, 2015
+400	4.50%	+6.0%
+300	3.50	+7.5
+200	2.50	+6.8
+100	1.50	+3.3

December 31, 2014
+400	4.25%	+2.8%
+300	3.25	+4.9
+200	2.25	+5.0
+100	1.25	+1.9

These estimates are highly dependent upon assumptions made by management, including, but not limited to, assumptions regarding the manner in which interest-bearing demand deposit and savings deposit accounts reprice in different interest rate scenarios, changes in the composition of deposit balances, pricing behavior of competitors, prepayments of loans and deposits under alternative rate environments, and new business volumes and pricing. As a result, there can be no assurance that the estimates above will be achieved in the event that interest rates increase during 2016 and beyond.  The estimates above do not necessarily imply that the Company will experience increases in net income if market interest rates rise.  The table above indicates how the Company’s net income and the economic value of equity behave relative to an increase or decrease in rates compared to what would otherwise occur if rates remain stable.

Based upon the estimates above, the Company believes that its net income is positively correlated with increasing rates as compared to the level of net income the Company would expect if interest rates remain flat.

LIQUIDITY

The Company evaluates the adequacy of liquidity at both the Parent Company level and at the banking subsidiary level. At the Parent Company level, the principal source of cash is dividends from its banking subsidiary, City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. At December 31, 2015, City National could pay dividends up to $18.2 million without prior regulatory permission.

During 2015, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders and (2) remit interest payments on the Company’s junior subordinated debentures and (3) fund repurchases of the Company's common shares.  Additional information concerning sources and uses of cash by the Parent Company is reflected in Note Twenty One of the Notes to Consolidated Financial Statements.

Over the next 12 months, the Parent Company has an obligation to remit interest payments approximating $0.6 million on the junior subordinated debentures held by City Holding Capital Trust III. Additionally, the Parent Company anticipates continuing the payment of dividends, which are expected to approximate $25.5 million on an annualized basis for 2016 based on common shareholders of record at December 31, 2015 at a dividend rate of $1.68 for 2016.  However, interest payments on the debentures can be deferred for up to five years under certain circumstances and dividends to shareholders can, if necessary, be suspended. In addition to these anticipated cash needs, the Parent Company has operating expenses and other contractual obligations, which are estimated to require $1.0 million of additional cash over the next 12 months. As of December 31, 2015, the Parent Company reported a cash balance of $46.7 million and management believes that the Parent Company’s available cash balance, together with cash dividends from City National, will be adequate to satisfy its funding and cash needs over the next twelve months.

Excluding the interest and dividend payments discussed above, the Parent Company has no significant commitments or obligations in years after 2016 other than the repayment of its $16.5 million obligation under the debentures held by City Holding Capital Trust III. However, this obligation does not mature until June 2038, or earlier at the option of the Parent Company. It is expected that the Parent Company will be able to obtain the necessary cash, either through dividends obtained from City National or the issuance of other debt, to fully repay the debentures at their maturity.

City National manages its liquidity position in an effort to effectively and economically satisfy the funding needs of its customers and to accommodate the scheduled repayment of borrowings. Funds are available to City National from a number of sources, including depository relationships, sales and maturities within the investment securities portfolio, and borrowings from the FHLB and other financial institutions. As of December 31, 2015, City National’s assets are significantly funded by deposits and capital. City National maintains borrowing facilities with the FHLB and other financial institutions that can be accessed as necessary to fund operations and to provide contingency funding mechanisms. As of December 31, 2015, City National had the capacity to borrow an additional $1.6 billion from the FHLB and other financial institutions under existing borrowing facilities. City National maintains a contingency funding plan, incorporating these borrowing facilities, to address liquidity needs in the event of an institution-specific or systemic financial industry crisis. Also, although it has no current intention to do so, City National could liquidate its unpledged securities, if necessary, to provide an additional funding source.  City National also segregates certain mortgage loans, mortgage-backed securities, and other investment securities in a separate subsidiary so that it can separately monitor the asset quality of these primarily mortgage-related assets, which could be used to raise cash through securitization transactions or obtain additional equity or debt financing if necessary.

 The Company manages its asset and liability mix to balance its desire to maximize net interest income against its desire to minimize risks associated with capitalization, interest rate volatility, and liquidity. With respect to liquidity, the Company has chosen a conservative posture and believes that its liquidity position is strong. As illustrated in the Consolidated Statements of Cash Flows, the Company generated $47.9 million of cash from operating activities during 2015, primarily from interest income received on loans and investments, net of interest expense paid on deposits and borrowings.

The Company has obligations to extend credit, but these obligations are primarily associated with existing home equity loans that have predictable borrowing patterns across the portfolio. The Company has investment security balances with carrying values that totaled $471.3 million at December 31, 2015, and that greatly exceeded the Company’s non-deposit sources of borrowing which totaled $171.4 million.

The Company’s net loan to asset ratio is 76.6% as of December 31, 2015 and deposit balances fund 83.0% of total assets as compared to 66.8% for its peers (Bank Holding Company Peer Group with assets ranging from $3 billion to $10 billion). Further, the Company’s deposit mix has a very high proportion of transaction and savings accounts that fund 55.6% of the Company’s total assets and the Company uses time deposits over $250,000 to fund 10.5% of total assets compared to its peers, which fund 9.3% of total assets with such deposits.

INVESTMENTS

The Company’s investment portfolio increased from $355 million at December 31, 2014 to $471 million at December 31, 2015. This increase was primarily due to the Company investing excess cash on hand (cash and due from banks decreased approximately $78 million during the same time period), as well as investing the additional cash received during the acquisition of three branches from AFB.

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

The Company's municipal bond portfolio of $50.7 million as of December 31, 2015 has an average tax equivalent yield of 5.11% with an average maturity of 9.6 years. The average dollar amount invested in each security is $0.4 million. The portfolio has 47% rated "A" or better and the remaining portfolio is unrated, as the issuances represented small issuances of revenue bonds. Additional credit support has been purchased for 31% of the portfolio, while 69% has no additional credit support. Management does underwrite 100% of the portfolio on an annual basis, using the same guidelines that are used to underwrite its commercial loans. Revenue bonds were 96% of the portfolio, while the remaining 4% were general obligation bonds. Geographically, the portfolio supports the Company's footprint, with 91% of the portfolio being from municipalities throughout West Virginia, and the remainder from communities in Ohio, Indiana and Kentucky.

TABLE FOUR
INVESTMENT PORTFOLIO

The carrying value of the Company's securities are presented in the following table (in thousands):

	Carrying Values as of December 31,
	2015	2014	2013
Securities available-for-sale:
Obligations of states and political subdivisions	$50,697	$42,096	$41,548
U.S. Treasuries and U.S. government agencies	5	1,827	2,365
Mortgage-backed securities:
U.S. government agencies	288,197	187,328	278,108
Private label	1,231	1,704	2,197
Trust preferred securities	5,858	9,036	13,156
Corporate securities	18,693	7,317	9,128
Total Debt Securities available-for-sale	364,681	249,308	346,502
Marketable equity securities	3,273	3,213	4,673
Investment funds	1,512	1,522	1,485
Total Securities Available-for-Sale	369,466	254,043	352,660
Securities held-to-maturity:
Mortgage backed securities	84,937	86,742	—
Trust preferred securities	4,000	4,044	4,117
Total Securities Held-to-Maturity	88,937	90,786	4,117
Other investment securities:
Non-marketable equity securities	12,915	9,857	13,343
Total Other Investment Securities	12,915	9,857	13,343

Total Securities	$471,318	$354,686	$370,120

During the year ended December 31, 2014, the Company transferred certain securities from available-for-sale to held-to-maturity. The non-cash transfers of securities into the held-to-maturity categories from available-for-sale were made at fair value, which was $83.4 million on the date of the transfer.

Included in non-marketable equity securities in the table above at December 31, 2015 are $4.7 million of Federal Home Loan Bank stock and $8.2 million of Federal Reserve Bank stock. At December 31, 2015, there were no securities of any non-governmental issuers whose aggregate carrying or estimated fair value exceeded 10% of shareholders’ equity.

The weighted average yield of the Company's investment portfolio is presented in the following table (dollars in thousands):

	Within		After One But		After Five But		After
	One Year		Within Five Years		Within Ten Years		Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Securities available-for-sale:
Obligations of states and political subdivisions	$2,731	2.06%	$10,435	3.47%	$15,547	3.56%	$21,984	4.05%
U.S. Treasuries and U.S. government agencies	—	—	5	1.26	—	—	—	—
Mortgage-backed securities:
U.S. government agencies	9	2.63	3,457	4.32	13,187	3.12	271,544	2.62
Private label	—	—	230	4.50	—	—	1,001	2.70
Trust preferred securities	—	—	—	—	—	—	5,858	2.53
Corporate securities	—	—	2,140	6.25	13,303	8.80	3,250	6.09
Total Debt Securities available-for-sale	2,740	2.06	16,267	4.03	42,037	5.08	303,637	2.76
Securities held-to-maturity:
U.S. government agencies	—	—	—	—	—	—	84,937	2.88
Trust preferred securities	—	—	—	—	—	—	4,000	9.30
Total Securities Held-to-Maturity	—	—	—	—	—	—	88,937	3.17

Total debt securities	$2,740	2.06%	$16,267	4.03%	$42,037	5.08%	$392,574	2.85%

Weighted-average yields on tax-exempt obligations of states and political subdivisions have been computed on a taxable-equivalent basis using the federal statutory tax rate of 35%.  Average yields on investments available-for-sale are computed based on amortized cost. Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

LOANS
TABLE FIVE
LOAN PORTFOLIO

The composition of the Company’s loan portfolio as of the dates indicated follows (in thousands):

	2015	2014	2013	2012	2011

Residential real estate	$1,383,133	$1,294,576	$1,204,450	$1,031,435	$929,788
Home equity	147,036	145,604	146,090	143,110	141,797
Commercial and industrial	165,887	140,548	156,777	116,645	130,899
Commercial real estate	1,127,827	1,028,831	1,048,573	814,064	732,146
Consumer	36,083	39,705	46,402	36,564	35,845
DDA overdrafts	3,361	2,802	3,905	4,551	2,628
Gross loans	$2,863,327	$2,652,066	$2,606,197	$2,146,369	$1,973,103

Loan balances increased $211 million from December 31, 2014 to December 31, 2015. with the acquisition of AFB contributing $114 million.

Residential real estate loans increased $89 million from December 31, 2014. Excluding the AFB acquisition, residential real estate loans increased $81 million, or 6.3%, from $1.29 billion at December 31, 2014 to $1.38 billion at December 31, 2015.

Residential real estate loans represent loans to consumers that are secured by a first lien on residential property.  Residential real estate loans provide for the purchase or refinance of a residence and first-lien home equity loans that allow consumers to borrower against the equity in their home.  These loans primarily consist of single family 3 and 5 year adjustable rate mortgages with terms that amortize up to 30 years. The Company also offers fixed-rate residential real estate loans that are sold in the secondary market that are not included on the Company's balance sheet and the Company does not retain the servicing rights to these loans.  Residential mortgage loans are generally underwritten to comply with Fannie Mae guidelines, while the home equity loans are underwritten with typically less documentation, but with lower loan-to-value ratios and shorter maturities. At December 31, 2015, $13 million of the residential real estate loans were for properties under construction.

Home equity loans increased $1 million from December 31, 2014. Excluding the AFB acquisition, home equity loans decreased $5 million to $141 million at December 31, 2015. The Company's home equity loans represent loans to consumers that are secured by a second (or junior) lien on a residential property.  Home equity loans allow consumers to borrower against the equity in their home without paying off an existing first lien.  These loans consist of home equity lines of credit ("HELOC") and amortized home equity loans that require monthly installment payments.  Home equity loans are underwritten with less documentation, lower loan-to-value ratios and for shorter terms.  The amount of credit extended is directly related to the value of the real estate at the time the loan is made.

The commercial and industrial ("C&I") loan portfolio consists of loans to corporate borrowers primarily in small to mid-size industrial and commercial companies. Collateral securing these loans includes equipment, machinery, inventory, receivables and vehicles. C&I loans are considered to contain a higher level of risk than other loan types, although care is taken to minimize these risks. Numerous risk factors impact this portfolio, including industry specific risks such as economy, new technology, labor rates and cyclicality, as well as customer specific factors, such as cash flow, financial structure, operating controls and asset quality. C&I loans increased $25 million from December 31, 2014. Excluding the AFB acquisition, C&I loans decreased $24 million, or 16.9%, from $141 million at December 31, 2014 to $117 million at December 31, 2015. The decrease was largely attributable to a more competitive lending environment, a C&I customer that sold its business and repaid its $8 million loan, and to various lines of credit that experienced balance reductions.

Commercial real estate loans consist of commercial mortgages, which generally are secured by nonresidential and multi-family residential properties, including hotel/motel and apartment lending. Commercial real estate loans are to many of the same customers and carry similar industry risks as C&I loans. Commercial real estate loans increased $99 million from December 31, 2014. Excluding the AFB acquisition, commercial real estate loans increased $48 million, or 4.7%, from $1.03 billion at December 31, 2014 to $1.08 billion at December 31, 2015.   At December 31, 2015, $13 million of the commercial real estate loans were for commercial properties under construction.

The Company categorizes commercial loans by industry according to the North American Industry Classification System (NAICS) to monitor the portfolio for possible concentrations in one or more industries. As of December 31, 2015, the Company did not have an industry classification that exceeded 10% of total loans; however, approximately 20% of the Company's commercial loans are within the Lessors of Residential Buildings and Dwellings and Lessors of Nonresidential Buildings classifications.

Consumer loans may be secured by automobiles, boats, recreational vehicles and other personal property. The Company monitors the risk associated with these types of loans by monitoring such factors as portfolio growth, lending policies and economic conditions. Underwriting standards are continually evaluated and modified based upon these factors. Consumer loans decreased $4 million during 2015.

The following table shows the scheduled maturity of loans outstanding as of December 31, 2015 (in thousands):

	Within One Year	After One But Within Five Years	After Five Years	Total

Residential real estate	$169,199	$531,130	$682,804	$1,383,133
Home equity	21,797	56,024	69,215	147,036
Commercial and industrial	77,992	72,987	14,908	165,887
Commercial real estate	294,274	509,965	323,588	1,127,827
Consumer	18,714	20,059	671	39,444
Total loans	$581,976	$1,190,165	$1,091,186	$2,863,327

Loans maturing after one year with interest rates that are:
Fixed until maturity	$407,968
Variable or adjustable	1,873,383
Total	$2,281,351

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

As a result of the Company’s quarterly analysis of the appropriateness of the ALLL, the Company recorded a provision for loan losses of $7.0 million, $4.1 million and $6.8 million for the years ended December 31, 2015, 2014 and 2013, respectively.

The provision for loan losses recorded in 2015 reflects the impact of several factors, including difficulties encountered by a certain commercial borrower of the Company engaged in the mining and energy sectors (per the North American Industry Classification System (NAICS)) which filed for bankruptcy during 2015, the modest growth in the loan portfolio, and changes in the quality of the portfolio. Changes in the amount of the provision and related allowance are based on the Company’s detailed systematic methodology and are directionally consistent with changes in the composition and quality of the Company’s loan portfolio. The Company believes its methodology for determining the adequacy of its ALLL adequately provides for probable losses inherent in the loan portfolio.

The Company had net charge-offs of $7.1 million for the year ended December 31, 2015 compared to $4.5 million for the year ended December 31, 2014.  Net charge-offs in 2015 consisted primarily of net charge-offs on commercial and industrial loans of $5.0 million (which primarily pertains to the commercial borrower discussed above) , residential real estate loans of $0.9 million and DDA overdraft loans of $0.6 million for the year ended December 31, 2015.

The Company’s ratio of non-performing assets to total loans and other real estate owned decreased from 0.90% at December 31, 2014 to 0.83% at December 31, 2015.  Excluded from these ratios and balances are purchased credit-impaired loans which continue to perform in accordance with the estimated expectations. Such loans would be considered nonperforming loans if any such loan’s performance deteriorates below the initial expectations. Total past due loans decreased from $10.7 million, or 0.40% of total loans outstanding, at December 31, 2014 to $9.2 million, or 0.32% of total loans outstanding, at December 31, 2015. Acquired past due loans represent approximately 18% of total past due loans and have declined $14.8 million, or 90%, since March 31, 2013.

The allowance allocated to the commercial real estate loan portfolio decreased $1.1 million, or 12.8%, from $8.9 million at December 31, 2014 to $7.8 million at December 31, 2015. This decrease is primarily attributable to improvements in the historical loss rates in the portfolio.

The allowance allocated to the commercial and industrial loan portfolio increased $1.7 million from $1.6 million at December 31, 2014 to $3.3 million at December 31, 2015. The increase is primarily attributable to an increase in the amount of loans classified as substandard in this portfolio.

The allowance allocated to the residential real estate portfolio decreased $0.4 million from $7.2 million at December 31, 2014 to $6.8 million at December 31, 2015. The decrease is primarily attributable to improvements in the historical loss rates in the portfolio.

The allowance allocated to the home equity remained flat at $1.5 million at December 31, 2015. Consumer and overdraft loan portfolios at December 31, 2015 did not significantly change from December 31, 2014.

Based on the Company’s analysis of the appropriateness of the allowance for loan losses and in consideration of the known factors utilized in computing the allowance, management believes that the allowance for loan losses as of December 31, 2015, is adequate to provide for probable losses inherent in the Company’s loan portfolio. Future provisions for loan losses will be dependent upon trends in loan balances including the composition of the loan portfolio, changes in loan quality and loss experience trends, and recoveries of previously charged-off loans, among other factors.

TABLE SIX

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

An analysis of changes in the Company's allowance for loan losses follows (dollars in thousands):

	2015	2014	2013	2012	2011

Balance at beginning of period	$20,150	$20,575	$18,809	$19,409	$18,224

Charge-offs:
Commercial and industrial	(5,051)	(323)	(1,040)	(226)	(522)
Commercial real estate	(580)	(1,925)	(2,187)	(4,604)	(1,989)
Residential real estate	(1,144)	(1,762)	(2,181)	(1,030)	(1,367)
Home equity	(312)	(309)	(295)	(1,355)	(1,089)
Consumer	(210)	(188)	(454)	(190)	(164)
DDA overdrafts	(1,414)	(1,415)	(1,483)	(1,522)	(1,712)
Total charge-offs	(8,711)	(5,922)	(7,640)	(8,927)	(6,843)

Recoveries:
Commercial and industrial	74	89	84	32	23
Commercial real estate	366	113	785	289	1,981
Residential real estate	199	187	234	22	29
Home equity	—	—	—	18	7
Consumer	186	204	327	135	136
DDA overdrafts	792	850	1,128	1,456	1,252
Total recoveries	1,617	1,443	2,558	1,952	3,428
Net charge-offs	(7,094)	(4,479)	(5,082)	(6,975)	(3,415)
Provision for loan losses	6,435	3,771	6,251	6,375	4,600
Provision for acquired loans	553	283	597	—	—
Balance at end of period	$20,044	$20,150	$20,575	$18,809	$19,409

As a Percent of Average Total Loans:
Net charge-offs	0.26%	0.17%	0.20%	0.34%	0.18%
Provision for loan losses	0.26%	0.16%	0.27%	0.31%	0.24%
As a Percent of Non-Performing Loans:
Allowance for loan losses	114.91%	128.11%	90.25%	96.59%	87.76%

TABLE SEVEN
NON-ACCRUAL, PAST-DUE AND RESTRUCTURED LOANS

The Company's nonperforming assets at December 31 were as follows (in thousands):

	2015	2014	2013	2012	2011
Non-accrual loans	$16,948	$15,306	$22,361	$19,194	$21,951
Accruing loans past due 90 days or more	495	423	436	280	166
Total non-performing loans	$17,443	$15,729	$22,797	$19,474	$22,117

If the Company's non-accrual and impaired loans had been current in accordance with their original terms, approximately $0.8 million, $0.5 million, and $0.6 million of interest income would have been recognized during 2015, 2014 and 2013, respectively.  There were no commitments to provide additional funds on non-accrual, impaired, or other potential problem loans at December 31, 2015 and 2014.

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

Information pertaining to the Company's impaired loans is included in the following table (in thousands):

	2015	2014
Impaired loans with a valuation allowance	$—	$1,392
Impaired loans with no valuation allowance	8,482	5,377
Total impaired loans	$8,482	$6,769

Allowance for loan losses allocated to impaired loans	$—	$252

The impaired loans with a valuation allowance at the end of 2014 were comprised of two commercial borrowing relationships that were evaluated during that year and determined that an allowance was necessary. During 2015, one of those borrowers reduced their loan balance and therefore a reserve was not necessary and the other borrower paid off their loan in January 2016.

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

The Company's troubled debt restructurings ("TDRs") related to its borrowers who had filed for Chapter 7 bankruptcy protection make up 92% of the Company's total TDRs as of December 31, 2015. The average age of these TDRs was 11.5 years; the average current balance as a percentage of the original balance was 67.7%; and the average loan-to-value ratio was 65.1% as of December 31, 2015. Of the total 488 Chapter 7 related TDRs, 39 had an estimated loss exposure based on the current balance and appraised value at December 31, 2015.

The following table sets forth the Company’s troubled debt restructurings ("TDRs") at December 31, 2015 and 2014 (in thousands):

	Accruing	Non-Accruing	Total
December 31, 2015
Commercial and industrial	$58	$—	$58
Commercial real estate	1,746	—	1,746
Residential real estate	17,796	191	17,987
Home equity	2,659	34	2,693
Consumer	—	—	—
	$22,259	$225	$22,484

December 31, 2014
Commercial and industrial	$73	$—	$73
Commercial real estate	2,263	—	2,263
Residential real estate	17,946	545	18,491
Home equity	2,673	15	2,688
Consumer	—	—	—
	$22,955	$560	$23,515

TABLE EIGHT
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

The allocation of the allowance for loan losses and the percent of loans in each category to total loans is shown in the table below (dollars in thousands):

	2015		2014		2013		2012		2011
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans

Commercial and industrial	$3,271	6%	$1,582	5%	$1,139	6%	$498	5%	$590	7%
Commercial real estate	7,778	39%	8,921	39%	10,775	40%	10,440	38%	11,666	37%
Residential real estate	6,778	48%	7,208	49%	6,057	46%	5,229	48%	4,839	47%
Home equity	1,463	5%	1,495	5%	1,672	6%	1,699	7%	1,525	7%
Consumer	97	2%	85	2%	77	2%	81	2%	88	2%
DDA overdrafts	657	—%	859	—%	855	—%	862	—%	701	—%
Allowance for Loan Losses	$20,044	100%	$20,150	100%	$20,575	100%	$18,809	100%	$19,409	100%

PREVIOUSLY SECURITIZED LOANS

As of December 31, 2015 and 2014, the carrying value of the remaining previously securitized loans was zero, while the actual contractual balances of these loans were $3.9 million and $4.9 million, respectively. During the years ended December 31, 2015, 2014 and 2013, the Company recognized $1.8 million, $2.2 million and $2.5 million, respectively, of interest income on its previously securitized loans.

GOODWILL

The Company evaluates the recoverability of goodwill and indefinite lived intangible assets annually as of November 30th, or more frequently if events or changes in circumstances warrant, such as a material adverse change in the business. Goodwill is considered to be impaired when the carrying value of a reporting unit exceeds its estimated fair value. Indefinite-lived intangible assets are considered impaired if their carrying value exceeds their estimated fair value. As described in Note One of the Notes to Consolidated Financial Statements, the Company conducts its business activities through one reportable business segment – community banking. Fair values are estimated by reviewing the Company’s stock price as it compares to book value and the Company’s reported earnings.  In addition, the impact of future earnings and activities are considered in the Company’s analysis.  The Company had $76.3 million and $71.4 million of goodwill at December 31, 2015 and 2014, respectively, and no impairment was required to be recognized in 2015 or 2014, as the fair value of the Company has continued to exceed its book value.

CERTIFICATES OF DEPOSIT

Scheduled maturities of time certificates of deposit of $250,000 or more outstanding at December 31, 2015, are summarized in Table Nine (in thousands). The Company has time certificates of deposit of $250,000 or more totaling $86.3 million (approximately 8% of total time deposits).

TABLE NINE
MATURITY DISTRIBUTION OF CERTIFICATES OF DEPOSIT OF $250,000 OR MORE

	Amounts	Percentage

Three months or less	$5,352	6%
Over three months through six months	9,569	11%
Over six months through twelve months	20,239	23%
Over twelve months	51,139	60%
Total	$86,299	100%

CONTRACTUAL OBLIGATIONS

The Company has various financial obligations that may require future cash payments according to the terms of the obligations. Demand, both noninterest- and interest-bearing, and savings deposits are, generally, payable immediately upon demand at the request of the customer. Therefore, the contractual maturity of these obligations is presented in the following table as “less than one year.” Time deposits, typically certificates of deposit, are customer deposits that are evidenced by an agreement between the Company and the customer that specify stated maturity dates and early withdrawals by the customer are subject to penalties assessed by the Company. Short-term borrowings and long-term debt represent borrowings of the Company and have stated maturity dates. The Company was not a party to any material capital or operating leases as of December 31, 2015.

TABLE TEN
CONTRACTUAL OBLIGATIONS

The composition of the Company's contractual obligations as of December 31, 2015 is presented in the following table (in thousands):

	Contractual Maturity in
	Less than One Year	Between One and Three Years	Between Three and Five Years	Greater than Five Years	Total

Noninterest-bearing demand deposits	$621,073	$—	$—	$—	$621,073
Interest-bearing demand deposits(1)	680,264	—	—	—	680,264
Savings deposits(1)	766,459	—	—	—	766,459
Time deposits(1)	447,553	413,553	177,103	19	1,038,228
Short-term borrowings(1)	190,951	—	—	—	190,951
Long-term debt(1)	662	1,324	1,324	13,256	16,566
Total Contractual Obligations	$2,706,962	$414,877	$178,427	$13,275	$3,313,541

(1)
Includes interest on both fixed- and variable-rate obligations. The interest associated with variable-rate obligations is based upon interest rates in effect at December 31, 2015. The contractual amounts to be paid on variable-rate obligations are affected by market interest rates that could materially affect the contractual amounts to be paid.

The Company’s liability for uncertain tax positions at December 31, 2015 was $2.2 million pursuant to ASC Topic 740.  This liability represents an estimate of tax positions that the Company has taken in its tax returns that may ultimately not be sustained upon examination by tax authorities.  As the ultimate amount and timing of any future cash settlements cannot be predicted with reasonable reliability, this estimated liability has been excluded from the contractual obligations table.

OFF–BALANCE SHEET ARRANGEMENTS

As disclosed in Note Seventeen of the Notes to Consolidated Financial Statements, the Company has also entered into agreements with its customers to extend credit or to provide conditional commitments to provide payment on drafts presented in accordance with the terms of the underlying credit documents (including standby and commercial letters of credit). The Company also provides overdraft protection to certain demand deposit customers that represent an unfunded commitment. As a result of the Company’s off-balance sheet arrangements for 2015 and 2014, no material revenue, expenses, or cash flows were recognized.  In addition, the Company had no other indebtedness or retained interests nor entered into agreements to extend credit or provide conditional payments pursuant to standby and commercial letters of credit.

CAPITAL RESOURCES

During 2015, Shareholders’ Equity increased $28 million, or 7.3%, from $391 million at December 31, 2014 to $419 million at December 31, 2015.  This increase was primarily due to net income of $54 million and equity award vesting and exercises of $5 million, partially offset by cash dividends declared of $26 million and common stock repurchases for treasury of $7 million.

During the year ended December 31, 2015, the Company repurchased approximately 150,000 common shares at a weighted average price of $46.91. On September 24, 2014, the Company announced that the Board of Directors authorized the Company to buy back up to 1,000,000 shares of its common shares (approximately 7% of outstanding shares) in open market transactions at prices that are accretive to the earnings per share of continuing shareholders. No time limit was placed on the duration of the share repurchase program. At December 31, 2015, the Company could repurchase approximately 633,000 shares under the current plan.

In July 2013, the Federal Reserve published the final rules that established a new comprehensive capital framework for banking organizations, commonly referred to as Basel III. These final rules substantially revised the risk-based capital requirements applicable to bank holding companies and depository institutions. The final rule became effective January 1, 2015 for smaller, non-complex banking organizations with full implementation by January 1, 2019.

Regulatory guidelines require the Company to maintain a minimum common equity tier 1 ("CET 1") capital ratio of 4.5% and a total capital to risk-adjusted assets ratio of 8.0%, with at least one-half of capital consisting of tangible common stockholders’ equity and a minimum Tier 1 leverage ratio of 6.0%. Similarly, City National is also required to maintain minimum capital levels as set forth by various regulatory agencies. Under capital adequacy guidelines, City National is required to maintain minimum CET 1, total capital, Tier 1 capital, and leverage ratios of 4.5%, 8.0%, 6.0%, and 4.0%, respectively. To be classified as “well capitalized,” City National must maintain CET 1, total capital, Tier 1 capital, and leverage ratios of 6.5%, 10.0%, 8.0%, and 5.0%, respectively.

When fully phased in on January 1, 2019, the Basel III Capital Rules will require City Holding and City National to maintain (i) a minimum ratio of CET 1 to risk-weighted assets of at least 4.5%, plus a 2.5% "capital conservation buffer" (which is added to the 4.5% CET 1 ratio as that buffer is phased in, effectively resulting in a minimum ratio of CET 1 to risk-weighted assets of at least 7.0% upon full implementation), (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation), (iii) a minimum ratio of Total capital (that is, Tier 1 plus Tier 2) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation) and (iv) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to average assets (as compared to a current minimum leverage ratio of 3.0% for banking organizations that either have the highest supervisory rating or have implemented the appropriate federal regulatory authority's risk-adjusted measure for market risk).

The implementation of the capital conservation buffer will begin on January 1, 2016 at the 0.625% level and be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019). The Basel III Capital Rules also provide for a “countercyclical capital buffer” that is applicable to only certain covered institutions and does not have any current applicability to City Holding Company or City National Bank.

The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET 1 capital to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases and executive compensation based on the amount of the shortfall.

The Company’s regulatory capital ratios for both City Holding and City National are illustrated in the following table:

December 31, 2015	Actual		Minimum Required - Basel III Phase-In Schedule		Minimum Required - Basel III Fully Phased-In (*)		Required to be Considered Well Capitalized
	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio

CET 1 Capital
City Holding Company	$345,620	13.7%	$113,919	4.5%	$177,207	7.0%	$164,549	6.5%
City National Bank	264,812	10.5%	113,209	4.5%	176,103	7.0%	163,524	6.5%
Tier 1 Capital
City Holding Company	361,620	14.3%	151,891	6.0%	215,180	8.5%	202,522	8.0%
City National Bank	288,752	11.5%	150,945	6.0%	213,839	8.5%	201,260	8.0%
Total Capital
City Holding Company	382,180	15.1%	202,522	8.0%	265,810	10.5%	253,152	10.0%
City National Bank	308,804	12.3%	201,260	8.0%	264,154	10.5%	251,575	10.0%
Tier 1 Leverage Ratio
City Holding Company	361,620	10.2%	142,521	4.0%	142,521	4.0%	178,151	5.0%
City National Bank	288,752	8.1%	141,874	4.0%	141,874	4.0%	177,343	5.0%

(*) Represents the minimum required capital levels as of January 1, 2019 when Basel III Capital Rules have been fully phased in.

December 31, 2014:	Actual		Minimum Required for Capital Adequacy Purposes		Required to be Considered Well Capitalized
	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio

Tier 1 Capital
City Holding Company	$333,163	13.4%	$99,723	4.0%	$149,585	6.0%
City National Bank	294,870	11.9%	99,037	4.0%	148,556	6.0%
Total Capital
City Holding Company	353,873	14.2%	199,446	8.0%	249,308	10.0%
City National Bank	315,095	12.7%	198,074	8.0%	247,593	10.0%
Tier 1 Leverage Ratio
City Holding Company	333,163	9.9%	134,721	4.0%	168,402	5.0%
City National Bank	294,870	8.8%	133,991	4.0%	167,489	5.0%

As of December 31, 2015, management believes that City Holding Company, and its banking subsidiary, City National, were “well capitalized.”  City Holding is subject to regulatory capital requirements administered by the Federal Reserve, while City National is subject to regulatory capital requirements administered by the OCC and the FDIC.  Regulatory agencies can initiate certain mandatory actions if either City Holding or City National fails to meet the minimum capital requirements, as shown above.  As of December 31, 2015, management believes that City Holding and City National meet all capital adequacy requirements.

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

Management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2015 based upon the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework (2013 Framework). Based on our assessment, management believes that, as of December 31, 2015, the Company's system of internal control over financial reporting is effective based on those criteria.  Ernst & Young LLP the Company’s independent registered public accounting firm, has issued an attestation report on the effectiveness of internal control over financial reporting. This report appears on page 26.

March 2, 2016

s/ Charles R. Hageboeck	/s/ David L. Bumgarner
Charles R. Hageboeck	David L. Bumgarner
President & Chief Executive Officer	Chief Financial Officer

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

Audit Committee of the Board of Directors and the
Shareholders of City Holding Company

We have audited City Holding Company and subsidiaries’ internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). City Holding Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on City Holding Company’s internal control over financial reporting based on our audit.

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

In our opinion, City Holding Company and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of City Holding Company and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2015 of City Holding Company and subsidiaries and our report dated March 2, 2016 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Charleston, West Virginia
March 2, 2016

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON CONSOLIDATED FINANCIAL STATEMENTS

Audit Committee of the Board of Directors and the
Shareholders of City Holding Company

We have audited the accompanying consolidated balance sheets of City Holding Company and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015.  These financial statements are the responsibility of City Holding Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of City Holding Company and subsidiaries at December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), City Holding Company and subsidiaries' internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated March 2, 2016 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Charleston, West Virginia
March 2, 2016

PART I, ITEM 1 – FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS
CITY HOLDING COMPANY AND SUBSIDIARIES
(in thousands)

	December 31, 2015	December 31, 2014
Assets
Cash and due from banks	$58,829	$138,503
Interest-bearing deposits in depository institutions	11,284	9,725
Cash and Cash Equivalents	70,113	148,228

Investment securities available for sale, at fair value	369,466	254,043
Investment securities held-to-maturity, at amortized cost (approximate fair value at December 31, 2015 and 2014 - $90,810 and $94,191, respectively)	88,937	90,786
Other securities	12,915	9,857
Total Investment Securities	471,318	354,686

Gross loans	2,863,327	2,652,066
Allowance for loan losses	(20,044)	(20,150)
Net Loans	2,843,283	2,631,916

Bank owned life insurance	97,919	95,116
Premises and equipment, net	77,271	77,988
Accrued interest receivable	7,432	6,826
Deferred tax asset, net	29,974	36,766
Goodwill and other intangible assets, net	79,792	74,198
Other assets	36,957	35,909
Total Assets	$3,714,059	$3,461,633
Liabilities
Deposits:
Noninterest-bearing	$621,073	$545,465
Interest-bearing:
Demand deposits	679,735	639,932
Savings deposits	765,611	660,727
Time deposits	1,017,556	1,026,663
Total Deposits	3,083,975	2,872,787

Short-term borrowings:
Federal Home Loan Bank advances	13,000	—
Securities sold under agreements to repurchase	141,869	134,931
Long-term debt	16,495	16,495
Other liabilities	39,448	46,567
Total Liabilities	3,294,787	3,070,780

Shareholders’ Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued	—	—
Common stock, par value $2.50 per share: 50,000,000 shares authorized; 18,499,282 shares issued at December 31, 2015 and December 31, 2014, less 3,319,067 and 3,345,590, shares in treasury, respectively	46,249	46,249
Capital surplus	106,269	107,370
Retained earnings	390,690	362,211
Treasury stock	(120,104)	(120,818)
Accumulated other comprehensive income (loss):
Unrealized gains on securities available-for-sale	927	1,190
Underfunded pension liability	(4,759)	(5,349)
Total Accumulated Other Comprehensive Loss	(3,832)	(4,159)
Total Shareholders’ Equity	419,272	390,853
Total Liabilities and Shareholders’ Equity	$3,714,059	$3,461,633

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
CITY HOLDING COMPANY AND SUBSIDIARIES
(in thousands, except earnings per share data)

	Year Ended December 31
	2015	2014	2013
Interest Income
Interest and fees on loans	$115,107	$116,658	$126,594
Interest on investment securities:
Taxable	10,830	11,766	10,697
Tax-exempt	1,137	1,142	1,226
Interest on federal funds sold	—	—	22
Total Interest Income	127,074	129,566	138,539

Interest Expense
Interest on deposits	10,886	11,012	12,358
Interest on short-term borrowings	327	342	325
Interest on long-term debt	617	606	618
Total Interest Expense	11,830	11,960	13,301
Net Interest Income	115,244	117,606	125,238
Provision for loan losses	6,988	4,054	6,848
Net Interest Income After Provision for Loan Losses	108,256	113,552	118,390

Non-interest Income
Gains on sale of investment securities	2,130	1,156	764
Service charges	26,316	26,583	27,596
Bankcard revenue	15,894	15,063	13,521
Insurance commissions	—	5,978	5,832
Trust and investment management fee income	5,124	4,614	3,986
Bank owned life insurance	3,374	3,070	3,391
Gain on sale of insurance division	11,084	—	—
Other income	3,284	2,258	2,916
Total Non-interest Income	67,206	58,722	58,006

Non-interest Expense
Salaries and employee benefits	47,847	51,749	51,430
Occupancy and equipment	10,277	9,990	9,910
Depreciation	6,088	6,087	5,757
FDIC insurance expense	1,794	1,647	1,852
Advertising	2,446	3,274	2,673
Bankcard expenses	3,262	3,555	3,024
Postage, delivery, and statement mailings	2,123	2,211	2,220
Office supplies	1,350	1,595	1,728
Legal and professional fees	2,391	2,049	3,028
Telecommunications	1,765	1,876	2,212
Repossessed asset losses, net of expenses	1,264	579	646
Merger related costs	598	—	5,526
Other expenses	11,746	10,429	12,900
Total Non-interest Expense	92,951	95,041	102,906

Income Before Income Taxes	82,511	77,233	73,490
Income tax expense	28,414	24,271	25,275
Net Income Available to Common Shareholders	$54,097	$52,962	$48,215

Average common shares outstanding	15,123	15,403	15,564
Effect of dilutive securities:
Employee stock options and warrant	48	85	144
Shares for diluted earnings per share	15,171	15,488	15,708

Basic earnings per common share	$3.54	$3.40	$3.07
Diluted earnings per common share	$3.53	$3.38	$3.04
Dividends declared per common share	$1.68	$1.60	$1.48

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
CITY HOLDING COMPANY AND SUBSIDIARIES
(in thousands)

	Year Ended December 31
	2015	2014	2013

Net income available to common shareholders	$54,097	$52,962	$48,215

Available-for-Sale Securities
Unrealized gain (loss) on available-for-sale securities arising during period	1,713	6,388	(8,244)
Reclassification adjustment for net gains	(2,130)	(1,156)	(764)
Other comprehensive (loss) income related to available-for-sale securities	(417)	5,232	(9,008)

Defined Benefit Pension Plan
Amortization of actuarial net gains	975	669	895
Recognition of unrealized (losses) gains	(40)	(4,584)	2,457
Change in underfunded pension liability	935	(3,915)	3,352

Other comprehensive income (loss) before income taxes	518	1,317	(5,656)
Tax effect	(191)	(486)	2,088
Other comprehensive income (loss), net of tax	327	831	(3,568)

Comprehensive income, net of tax	54,424	53,793	44,647

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
CITY HOLDING COMPANY AND SUBSIDIARIES
(dollars in thousands)

	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balances at December 31, 2012	$46,249	$103,524	$309,270	$(124,347)	$(1,422)	$333,274
Net income available to common shareholders			48,215			48,215
Other comprehensive income					(3,568)	(3,568)
Acquisition of Community Financial Corporation		4,236		24,272		28,508
Cash dividends declared ($1.48 per share)			(23,515)			(23,515)
Stock-based compensation expense, net		(37)		1,319		1,282
Exercise of 126,168 stock options		(127)		3,554		3,427
Balances at December 31, 2013	$46,249	$107,596	$333,970	$(95,202)	$(4,990)	$387,623

	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balances at December 31, 2013	$46,249	$107,596	$333,970	$(95,202)	$(4,990)	$387,623
Net income available to common shareholders			52,962			52,962
Other comprehensive income					831	831
Cash dividends declared ($1.60 per share)			(24,721)			(24,721)
Stock-based compensation expense, net		64		1,471		1,535
Exercise of 20,000 stock options		(290)		870		580
Purchase of 650,799 treasury shares				(27,957)		(27,957)
Balances at December 31, 2014	$46,249	$107,370	$362,211	$(120,818)	$(4,159)	$390,853

	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balances at December 31, 2014	$46,249	$107,370	$362,211	$(120,818)	$(4,159)	$390,853
Net income available to common shareholders			54,097			54,097
Other comprehensive income					327	327
Cash dividends declared ($1.68 per share)			(25,618)			(25,618)
Stock-based compensation expense, net		266		1,527		1,793
Exercise of 81,500 stock options		(602)		3,581		2,979
Exercise of 61,796 warrants		(765)		2,661		1,896
Purchase of 150,385 treasury shares				(7,055)		(7,055)
Balances at December 31, 2015	$46,249	$106,269	$390,690	$(120,104)	$(3,832)	$419,272

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
CITY HOLDING COMPANY AND SUBSIDIARIES
(in thousands)

	Year Ended December 31
	2015	2014	2013

Net income available to common shareholders	$54,097	$52,962	$48,215
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and accretion	(4,589)	(4,654)	(11,294)
Provision for loan losses	6,988	4,054	6,848
Depreciation of premises and equipment	6,088	6,087	5,757
Deferred income tax expense	6,627	4,585	4,686
Net periodic employee benefit cost	836	500	903
Realized investment securities gains	(2,130)	(1,156)	(764)
Stock-based compensation expense	1,793	1,535	1,282
Increase in value of bank-owned life insurance	(3,374)	(3,069)	(3,211)
Proceeds from bank-owned life insurance	571	—	—
Originations of loans held for sale	(17,849)	(8,763)	(23,280)
Proceeds from loans held for sale	18,668	8,319	27,830
Gain on sale of loans	(367)	(187)	(608)
Gain on sale of insurance division	(11,084)	—	—
Change in accrued interest receivable	(375)	40	1,220
Change in other assets	473	(8,262)	22,497
Change in other liabilities	(8,478)	1,363	(4,188)
Net Cash Provided by Operating Activities	47,895	53,354	75,893

Proceeds from sales of securities available-for-sale	389	6,714	19,210
Proceeds from maturities and calls of securities available-for-sale	55,726	48,983	91,096
Proceeds from maturities and calls of securities held-to-maturity	13,191	6,501	10,223
Purchases of securities available-for-sale	(175,271)	(31,295)	(80,778)
Purchases of securities held-to-maturity	(10,392)	(10,226)	—
Net increase in loans	(100,130)	(43,714)	(83,962)
Purchases of premises and equipment	(3,014)	(2,323)	(7,476)
Disposals of premises and equipment	141	649	854
Proceeds from sale of CityInsurance	15,250	—	—
Acquisition of American Founders Bank, Inc., including cash acquired of $561	20,030	—	—
Acquisition of Community Financial Corporation, net of cash acquired of $8,888	—	—	(21,853)
Net Cash Used in Investing Activities	(184,080)	(24,711)	(72,686)

Net increase in noninterest-bearing deposits	52,230	52,237	20,423
Net increase (decrease) in interest-bearing deposits	18,544	36,203	(26,450)
Net increase (decrease) in short-term borrowings	14,780	(2,867)	23,153
Purchases of treasury stock	(7,055)	(27,957)	—
Proceeds from exercise of stock options	2,979	580	3,427
Proceeds from exercise of warrants	1,896	—	—
Dividends paid	(25,304)	(24,487)	(22,878)
Net Cash Provided by (Used in) Financing Activities	58,070	33,709	(2,325)
(Decrease) Increase in Cash and Cash Equivalents	(78,115)	62,352	882
Cash and cash equivalents at beginning of period	148,228	85,876	84,994
Cash and Cash Equivalents at End of Period	$70,113	$148,228	$85,876

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

      Description of Principal Markets and Services: The Company is a registered financial holding company under the Bank Holding Company Act headquartered in Charleston, West Virginia, and conducts its principal activities through its wholly-owned subsidiary, City National Bank of West Virginia (“City National”). City National is a retail and consumer-oriented community bank with 85 banking offices in West Virginia, Virginia, Kentucky and southeastern Ohio. City National provides credit, deposit, and trust and investment management services to its customers. In addition to its branch network, City National's delivery channels include ATMs, mobile banking, debit cards, interactive voice response systems and Internet technology. The Company conducts its business activities through one reportable business segment - community banking.

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

Generally, all loan types are considered past due when the contractual terms of a loan are not met and the borrower is 30 days or more past due on a payment.  Furthermore, residential and home equity loans are generally subject to charge-off when the loan becomes 120 days past due, depending on the estimated fair value of the collateral less cost to dispose, versus the outstanding loan balance. Commercial loans are generally charged off when the loan becomes 120 days past due and consumer loans are generally charged off when the loan becomes 120 days past due.

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

Other Real Estate Owned:  Other real estate owned (“OREO”) is comprised principally of commercial and residential real estate properties obtained in partial or total satisfaction of loan obligations.  OREO acquired in settlement of indebtedness is included in Other Assets at the lower of estimated fair value of the asset, less estimated selling costs or the carrying amount of the loan.  Changes to the value subsequent to transfer are recorded in non-interest expense, along with direct operating expenses.  Gains or losses not previously recognized from sales of OREO are recognized in non-interest expense on the date of the sale.  As of December 31, 2015 and 2014, the amount of OREO included in Other Assets was $6.5 million and $8.2 million, respectively.

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

Insurance Commissions:  Commission revenue was recognized as of the effective date of the insurance policy or the date the customer was billed, whichever was later.  The Company also received contingent commissions from insurance companies as additional incentive for achieving specified premium volume goals and/or the loss experience of the insurance placed by the Company.  The Company maintained a reserve for commission adjustments based on estimated policy cancellations.

In January 2015, the Company sold its insurance operations, CityInsurance, to The Hilb Group, effective January 1, 2015. As a result of this sale, the Company recognized a one-time, after tax gain of $5.8 million.

Derivative Financial Instruments: The Company enters into derivative transactions principally to protect against the risk of adverse price or interest rate movements on the value of certain assets and liabilities and on future cash flows.  All derivative instruments are carried at fair value on the balance sheet. As of December 31, 2015 and 2014, the Company has derivative instruments not included in hedge relationships. These derivatives consist of interest rate swaps used for interest rate management purposes and derivatives executed with commercial banking customers to facilitate their interest rate management strategies. The change in the fair value of these derivative instruments is reflected in the statements of income. As of December 31, 2015, the Company also has a derivative instrument that is included in hedge relationships. This derivative consists of an interest rate swap used for interest rate management purposes on commercial real estate loans. The change in the fair value of these derivative instruments is reflected in the statements of income and net swap settlements are recognized in interest income.

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

The Company invests in certain limited partnerships that operate qualified low-income housing tax credit developments.  These investments are considered variable interest entities for which the Company is not the primary beneficiary.  The tax credits are reflected in the Consolidated Statements of Income as a reduction in income tax expense.  The unamortized amount of the investments is recorded within Other Assets within the Consolidated Balance Sheets.  The Company’s investments in affordable housing limited partnerships were $0.5 million and $0.9 million at December 31, 2015 and 2014, respectively.

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

Recent Accounting Pronouncements: In January 2014, the FASB issued ASU No. 2014-04, "Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure." This ASU clarifies that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through similar legal agreement. Additionally, the amendments require interim and annual disclosures of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. This ASU became effective for the Company on January 1, 2015. The adoption of ASU 2014-04 did not have a material impact on the Company's financial statements.

In April 2014, the FASB issued ASU No. 2014-08, "Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity." This ASU changes the requirements for reporting discontinued operations. A disposal of a component or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations when certain criteria are met. Additional disclosures are also required for disposals that meet the criteria to be reported in discontinued operations. The Company elected to early adopt this ASU for the year ended December 31, 2014 relating to the sale of CityInsurance. The adoption of ASU 2014-08 did not have a material impact on the Company's financial statements.

In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)." The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The core principle will be achieved using a five step process. In August 2015 the FASB issued Accounting Standards Update 2015-14, "Revenue from Contracts with Customers (Topic 606)," which amends the effective date for the Company from January 1, 2017 to January 1, 2018. The adoption of this standard is not expected to have a material impact on the Company's financial statements.

In June 2014, the FASB issued ASU No. 2014-11, "Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures." The amendments in this update require two accounting changes. First, the amendments in this update change the accounting for repurchase-to-maturity transactions to secured borrowing accounting. Second, for repurchase financing arrangements, the amendments require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counter-party, which will result in secured borrowing accounting for the repurchase agreement. This update also requires certain disclosures for these types of transactions. This ASU became effective for the Company on January 1, 2015. The adoption of ASU 2014-11 did not have a material impact on the Company's financial statements.

In June 2014, the FASB issued ASU No. 2014-12, "Compensation-Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period." The amendments in this update require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. Performance targets should not be reflected in estimating the grant date fair value of the award, but compensation cost should be recognized in the period for which the requisite service has already been rendered. This ASU will become effective for the Company on January 1, 2016, with early adoption permitted. The adoption of ASU 2014-12 is not expected to have a material impact on the Company's financial statements.

In August 2014, the FASB issued ASU No. 2014-14, "Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40): Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure." The amendments in this update require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if certain conditions are met. This ASU became effective for the Company on January 1, 2015. The adoption of ASU 2014-14 did not have a material impact on the Company's financial statements.

In February 2015, the FASB issued ASU No. 2015-02, "Consolidation (Topic 810) - Amendments to the Consolidation Analysis." ASU 2015-02 eliminates the deferral of FAS 167 and makes changes to both the variable interest model and the voting model. This ASU will become effective for the Company on January 1, 2016. The adoption of ASU 2015-02 is not expected to have a material impact on the Company's financial statements.

In April 2015, the FASB issued ASU No. 2015-03, "Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs." ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. This ASU will become effective for the Company on January 1, 2016. The adoption of ASU 2015-03 is not expected to have a material impact on the Company's financial statements.

In April 2015, the FASB issued ASU No. 2015-05, "Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement." ASU 2015-05 provides guidance to clarify the customer’s accounting for fees paid in a cloud computing arrangement. This ASU will become effective for the Company on January 1, 2016. The adoption of ASU 2015-05 is not expected to have a material impact on the Company's financial statements.

In May 2015, the FASB issued ASU No. 2015-07, "Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)." ASU 2015-07 removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. The ASU also removes the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient. This ASU will become effective for the Company on January 1, 2016. The adoption of ASU 2015-07 is not expected to have a material impact on the Company's financial statements.

In September 2015, the FASB issued ASU No. 2015-16, "Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments." The amendments in ASU 2015-16 require that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The effect on earnings of the adjustments as a result of the change to the provisional amounts will be calculated as if the accounting had been completed at the acquisition date. The amount that would've been recorded in the previous reporting periods will be presented separately on the face of the income statement or disclosed in the notes to the financial statements. This ASU will become effective for the Company on January 1, 2016. The adoption of ASU 2015-16 is not expected to have a material impact on the Company's financial statements.

In November 2015, the FASB issued ASU No. 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes." This standard requires that deferred tax liabilities and assets be classified as non-current on the balance sheet. This ASU will become effective for the Company for interim and annual periods on January 1, 2017 and early adoption is permitted. The adoption of ASU No. 2015-17 is not expected to have a material impact on the Company's financial statements.

In January 2016, the FASB issued ASU No. 2016-01, "Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities." This standard makes several modifications to Subtopic 825-10 including the elimination of the available-for-sale classification of equity investments, and requires equity investments with readily determinable fair values to be measured at fair value with changes in fair value recognized in net income. This ASU will become effective for the Company for interim and annual periods on January 1, 2018. The adoption of ASU No. 2016-01 is not expected to have a material impact on the Company's financial statements.

Statements of Cash Flows: Cash paid for interest, including interest paid on long-term debt and trust preferred securities, was $11.8 million, $12.1 million, and $13.4 million in 2015, 2014, and 2013, respectively. During 2015, 2014 and 2013, the Company paid $26.3 million, $23.0 million, and $16.6 million, respectively, for income taxes.

During the twelve months ended December 31, 2014, the Company transferred certain securities from available-for-sale to held-to-maturity. The non-cash transfers of securities into the held-to-maturity categories from available-for-sale were made at fair value on the date of the transfer. The securities had an aggregate fair value of $83.4 million on the date of transfer.

NOTE TWO – ACQUISITION

On November 6, 2015, the Company purchased three branches in Lexington, Kentucky from American Founders Bank, Inc. ("AFB"), a wholly owned subsidiary of Financial Holdings, Inc. The Company agreed to pay: (i) a $5.2 million premium on the non-time deposits acquired (representing a 5.5% premium on average balance for the preceding twenty days), (ii) a $1.2 million premium on the loans acquired (representing a 1.0% premium on loan balances at the date of acquisition, plus certain adjustments) and (iii) $4.0 million for the one bank owned branch. The purchase added approximately $145 million in deposits and $119 million in loans.

Acquired Loans

The Company did not acquire any purchased credit-impaired loans as a result of the branch acquisition. The following table presents information regard the noncredit-impaired loans acquired (in thousands):

Outstanding balance	$119,242
Less: fair value adjustment	(1,763)
Fair value of acquired noncredit-impaired loans	$117,479

Acquired Deposits

The fair values of non-time deposits approximated their carrying value at the acquisition date.  For time deposits, the fair values were estimated based on discounted cash flows, using interest rates that are currently being offered compared to the contractual interest rates.   Based on this analysis, management recorded a premium on time deposits acquired of $0.1 million, which is being amortized over 3 years.

Core Deposit Intangible

The Company believes that the customer relationships with the deposits acquired have an intangible value.  In connection with this branch acquisition, the Company recorded a core deposit intangible asset of $1.4 million. The core deposit intangible asset represents the value that the acquiree had with their deposit customers.  The fair value was estimated based on a discounted cash flow methodology that considered type of deposit, deposit retention and the cost of the deposit base.   The core deposit intangible is being amortized over 10 years.

Goodwill

The Company recorded approximately $7.9 million in goodwill as a result of this acquisition. Under GAAP, management has up to twelve months following the date of the acquisition to finalize the fair values of acquired assets and liabilities.  The measurement period ends as soon as the Company receives information it was seeking about facts and circumstances that existed as of the acquisition date or learns more information is not obtainable.  Any subsequent adjustments to the fair value of the acquired assets and liabilities, intangible assets or other purchase accounting adjustments will result in adjustments to the goodwill recorded.  The measurement period is limited to one year from the acquisition date.  The goodwill recorded in conjunction with the branch acquisition is not expected to be deductible for tax purposes.

Merger Related Costs

During the year ended December 31, 2015, the Company incurred $0.6 million of merger-related costs in connection with the AFB branch acquisition.

During the year ended December 31, 2013, the Company incurred $5.5 million of merger-related costs in connection with the Community acquisition. These costs were primarily for severance ($2.5 million), professional fees ($1.4 million) and data processing costs ($1.1 million).

NOTE THREE – RESTRICTIONS ON CASH AND DUE FROM BANKS

City National is required to maintain an average reserve balance with the Federal Reserve Bank of Richmond to compensate for services provided by the Federal Reserve and to meet statutory required reserves for demand deposits. The average amount of the reserve balance for the year ended December 31, 2015 was approximately $18.5 million.

NOTE FOUR –INVESTMENTS

The aggregate carrying and approximate market values of securities follow (in thousands).  Fair values are based on quoted market prices, where available.  If quoted market prices are not available, fair values are based on quoted market prices of comparable financial instruments.

	December 31, 2015				December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available-for-sale:
U.S. Treasuries and U.S.
government agencies	$5	$—	$—	$5	$1,816	$11	$—	$1,827
Obligations of states and
political subdivisions	49,725	979	7	50,697	41,382	722	8	42,096
Mortgage-backed securities:
U.S. government agencies	287,933	2,285	2,021	288,197	185,831	3,470	1,973	187,328
Private label	1,222	9	—	1,231	1,700	8	4	1,704
Trust preferred
securities	6,550	463	1,155	5,858	9,763	425	1,152	9,036
Corporate securities	18,793	221	321	18,693	7,806	204	693	7,317
Total Debt Securities	364,228	3,957	3,504	364,681	248,298	4,840	3,830	249,308
Marketable equity securities	2,131	1,142	—	3,273	2,131	1,082	—	3,213
Investment funds	1,525	—	13	1,512	1,525	—	3	1,522
Total Securities
Available-for-Sale	$367,884	$5,099	$3,517	$369,466	$251,954	$5,922	$3,833	$254,043

	December 31, 2015				December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities held-to-maturity
U.S. government agencies	$84,937	$1,949	$76	$86,810	$86,742	$2,733	$—	$89,475
Trust preferred securities	4,000	—	—	4,000	4,044	672	—	4,716
Total Securities
Held-to-Maturity	$88,937	$1,949	$76	$90,810	$90,786	$3,405	$—	$94,191

Other investment securities:
Non-marketable equity securities	$12,915	$—	$—	$12,915	$9,857	$—	$—	$9,857
Total Other Investment
Securities	$12,915	$—	$—	$12,915	$9,857	$—	$—	$9,857

Marketable equity securities consist of investments made by the Company in equity positions of various community banks. Included within this portfolio are ownership positions in the following community bank holding companies: First National Corporation (FXNC) (4%) and Eagle Financial Services, Inc. (EFSI) (1.5%). Securities with limited marketability, such as stock in the Federal Reserve Bank ("FRB") or the Federal Home Loan Bank ("FHLB"), are carried at cost and are reported as non-marketable equity securities in the table above.

At December 31, 2015 and 2014, there were no securities of any non-governmental issuer whose aggregate carrying value or estimated fair value exceeded 10% of shareholders' equity.

Certain investment securities owned by the Company were in an unrealized loss position (i.e., amortized cost basis exceeded the estimated fair value of the securities) as of December 31, 2015 and 2014.  The following table shows the gross unrealized losses and fair value of the Company’s investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	December 31, 2015
	Less Than Twelve Months		Twelve Months or Greater		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Securities available-for-sale:
Obligations of states and political subdivisions	$2,406	$5	$128	$2	$2,534	$7
Mortgage-backed securities:
U.S. Government agencies	129,612	688	34,044	1,333	163,656	2,021
Private label	—	—	—	—	—	—
Trust preferred securities	—	—	4,769	1,155	4,769	1,155
Corporate securities	10,856	174	2,231	147	13,087	321
Investment funds	—	—	1,488	13	1,488	13
Total	$142,874	$867	$42,660	$2,650	$185,534	$3,517

	December 31, 2014
	Less Than Twelve Months		Twelve Months or Greater		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Securities available-for-sale:
Obligations of states and political subdivisions	$1,559	$3	$125	$5	$1,684	$8
Mortgage-backed securities:
U.S. Government agencies	—	—	60,122	1,973	60,122	1,973
Private label	1,277	4	—	—	1,277	4
Trust preferred securities	—	—	4,760	1,152	4,760	1,152
Corporate securities	—	—	4,049	693	4,049	693
Investment funds	—	—	1,496	3	1,496	3
Total	$2,836	$7	$70,552	$3,826	$73,388	$3,833

During the years ended December 31, 2015, 2014, and 2013 the Company recorded no credit-related net investment impairment losses. The charges deemed to be other-than-temporary were related to pooled bank trust preferred securities and were based on the Company’s quarterly reviews of its investment securities for indications of losses considered to be other-than-temporary.

The following table presents a progression of the credit loss component of OTTI on debt and equity securities recognized in earnings during the years ended December 31, 2015 and 2014 (in thousands).  The credit loss component represents the difference between the present value of expected future cash flows and the amortized cost basis of the security.  The credit component of OTTI recognized in earnings during a period is presented in two parts based upon whether the credit impairment in the current period is the first time the security was credit impaired (initial credit impairment) or if there is additional credit impairment on a security that was credit impaired in previous periods.

	Debt Securities	Equity Securities	Total
Balance at January 1, 2014	$20,186	$4,698	$24,884
Additions:
Additional credit impairment	—	—	—
Deductions:
Called or Sold	(3,600)	(3,114)	(6,714)
Balance at December 31, 2014	16,586	1,584	18,170
Additions:
Additional credit impairment	—	—	—
Deductions:
Called or Sold	—	—	—
Balance at December 31, 2015	$16,586	$1,584	$18,170

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other-than-temporary would be reflected in earnings as realized losses.  In estimating other-than-temporary impairment losses, management considers, among other things (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition, capital strength, and near-term (12 months) prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may affect the future earnings potential; (iii) the historical volatility in the market value of the investment and/or the liquidity or illiquidity of the investment; (iv) adverse conditions specifically related to the security, an industry, or a geographic area; or (v) the intent to sell the investment security and if it’s more likely than not that the Company will not have to sell the security before recovery of its cost basis.  In addition, management also employs a continuous monitoring process in regards to its marketable equity securities, specifically its portfolio of regional community bank holdings.  Although the regional community bank stocks that are owned by the Company are publicly traded, the trading activity for these stocks is minimal, with trading volumes of less than 0.2% of each respective company being traded on a daily basis.  As part of management’s review process for these securities, management reviews the financial condition of each respective regional community bank for any indications of financial weakness.

Management has the ability and intent to hold the securities classified as held-to-maturity until they mature, at which time the Company expects to receive full value for the securities.  Furthermore, as of December 31, 2015, management does not intend to sell an impaired security and it is not more than likely that it will be required to sell the security before the recovery of its amortized cost basis.  The unrealized losses on debt securities are primarily the result of interest rate changes, credit spread fluctuations on agency-issued mortgage related securities, general financial market uncertainty and unprecedented market volatility.  These conditions will not prohibit the Company from receiving its contractual principal and interest payments on its debt securities.  The fair value is expected to recover as the securities approach their maturity date or repricing date.   As of December 31, 2015, management believes the unrealized losses detailed in the table above are temporary and no additional impairment loss has been recognized in the Company’s consolidated income statement.  Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss will be recognized in net income in the period the other-than-temporary impairment is identified, while any noncredit loss will be recognized in other comprehensive income.

The amortized cost and estimated fair value of debt securities at December 31, 2015, by contractual maturity, are shown in the following table (in thousands).  Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.  Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

	Cost	Estimated Fair Value
Securities Available-for-Sale
Due in one year or less	$2,716	$2,740
Due after one year through five years	24,037	16,267
Due after five years through ten years	33,285	42,038
Due after ten years	304,190	303,636
	$364,228	$364,681
Securities Held-to-Maturity
Due in one year or less	$—	$—
Due after one year through five years	—	—
Due after five years through ten years	—	—
Due after ten years	88,937	90,810
	$88,937	$90,810

Gross gains and gross losses realized by the Company from investment security transactions are summarized in the table below (in thousands):

	For the year ended December 31,
	2015	2014	2013

Gross realized gains	$2,142	$1,256	$764
Gross realized losses	(12)	(100)	—
Investment security gains (losses)	$2,130	$1,156	$764

The carrying value of securities pledged to secure public deposits and for other purposes as required or permitted by law approximated $291 million and $273 million at December 31, 2015 and 2014, respectively.

NOTE FIVE –LOANS

The following summarizes the Company’s major classifications for loans (in thousands):

	December 31, 2015	December 31, 2014

Residential real estate	$1,383,133	$1,294,576
Home equity	147,036	145,604
Commercial and industrial	165,887	140,548
Commercial real estate	1,127,827	1,028,831
Consumer	36,083	39,705
DDA overdrafts	3,361	2,802
Gross loans	2,863,327	2,652,066
Allowance for loan losses	(20,044)	(20,150)
Net loans	$2,843,283	$2,631,916

Construction loans of $13.1 million and $23.0 million are included within residential real estate loans at December 31, 2015 and December 31, 2014, respectively.  Construction loans of $12.6 million and $28.7 million are included within commercial real estate loans at December 31, 2015 and December 31, 2014, respectively.  The Company’s commercial and residential real estate construction loans are primarily secured by real estate within the Company’s principal markets.  These loans were originated under the Company’s loan policy, which is focused on the risk characteristics of the loan portfolio, including construction loans.  Adequate consideration has been given to these loans in establishing the Company’s allowance for loan losses.

The following table details the loans acquired in conjunction with the Virginia Savings, Community and AFB acquisitions (in thousands):

	Virginia Savings	Community	AFB	Total
December 31, 2015
Outstanding loan balance	$28,914	$181,545	$112,862	$323,321

Credit-impaired loans:
Carrying value	1,707	12,899	—	14,606
Contractual principal and interest	1,965	16,362	—	18,327

December 31, 2014
Outstanding loan balance	$38,345	$219,923	$—	$258,268

Credit-impaired loans:
Carrying value	1,964	15,365	—	17,329
Contractual principal and interest	2,407	23,277	—	25,684

Changes in the accretable yield and the carrying amount of the credit-impaired loans for the year December 31, 2015 is as follows (in thousands):

	Virginia Savings		Community		Total
	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans
Balance at the beginning of the period	$428	$1,964	$9,906	$15,365	$10,334	$17,329
Accretion	(188)	188	(2,477)	2,477	(2,665)	2,665
Net reclassifications to accretable from non-accretable	185	—	918	—	1,103	—
Payments received, net	—	(445)	—	(2,924)	—	(3,369)
Disposals	(51)	—	(2,081)	(2,019)	(2,132)	(2,019)
Balance at the end of period	$374	$1,707	$6,266	$12,899	$6,640	$14,606

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

	Commercial and industrial	Commercial real estate	Residential real estate	Home equity	Consumer	DDA overdrafts	Total
December 31, 2015
Allowance for loan loss
Beginning balance	$1,582	$8,921	$7,208	$1,495	$85	$859	$20,150
Charge-offs	(5,051)	(580)	(1,144)	(312)	(210)	(1,414)	(8,711)
Recoveries	74	366	199	—	186	792	1,617
Provision	6,113	(929)	515	280	36	420	6,435
Provision for acquired loans with deteriorated credit quality	553	—	—	—	—	—	553
Ending balance	$3,271	$7,778	$6,778	$1,463	$97	$657	$20,044

December 31, 2014
Allowance for loan loss
Beginning balance	$1,139	$10,775	$6,057	$1,672	$77	$855	$20,575
Charge-offs	(323)	(1,925)	(1,762)	(309)	(188)	(1,415)	(5,922)

Recoveries	89	113	187	—	204	850	1,443
Provision	394	(42)	2,726	132	(8)	569	3,771
Provision for acquired loans with deteriorated credit quality	$283	$—	$—	$—	$—	$—	283
Ending balance	$1,582	$8,921	$7,208	$1,495	$85	$859	$20,150

As of December 31, 2015
Allowance for loan loss
Evaluated for impairment:
Individually	$—	$—	$—	$—	$—	$—	$—
Collectively	3,267	6,966	6,777	1,451	97	657	19,215
Acquired with deteriorated credit quality	4	812	1	12	—	—	829
Total	$3,271	$7,778	$6,778	$1,463	$97	$657	$20,044

Loans
Evaluated for impairment:
Individually	$2,349	$5,399	$437	$297	$—	$—	$8,482
Collectively	163,209	1,110,307	1,382,325	145,041	35,997	3,361	2,840,240
Acquired with deteriorated credit quality	329	12,121	371	1,698	86	—	14,605
Total	$165,887	$1,127,827	$1,383,133	$147,036	$36,083	$3,361	$2,863,327

As of December 31, 2014
Allowance for loan loss
Evaluated for impairment:
Individually	$—	$252	$—	$—	$—	$—	$252
Collectively	1,540	7,898	7,208	1,429	85	859	19,019
Acquired with deteriorated credit quality	42	771	—	66	—	—	879
Total	$1,582	$8,921	$7,208	$1,495	$85	$859	$20,150

Loans
Evaluated for impairment:
Individually	$—	$6,023	$449	$297	$—	$—	$6,769
Collectively	139,862	1,009,241	1,293,748	142,743	39,572	2,802	2,627,968
Acquired with deteriorated credit quality	686	13,567	379	2,564	133	—	17,329
Total	$140,548	$1,028,831	$1,294,576	$145,604	$39,705	$2,802	$2,652,066

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

The following table presents the Company's commercial loans by credit quality indicators, by class (in thousands):

	Commercial and industrial	Commercial real estate	Total
December 31, 2015
Pass	$157,211	$1,070,752	$1,227,963
Special mention	4,099	20,942	25,041
Substandard	4,539	36,133	40,672
Doubtful	38	—	38
Total	$165,887	$1,127,827	$1,293,714

December 31, 2014
Pass	$128,812	$970,585	$1,099,397
Special mention	761	15,103	15,864
Substandard	10,575	42,691	53,266
Doubtful	400	452	852
Total	$140,548	$1,028,831	$1,169,379

The following table presents the Company's non-commercial loans by payment performance, by class (in thousands):

	Performing	Non-Performing	Total
December 31, 2015
Residential real estate	$1,382,715	$418	$1,383,133
Home equity	147,013	23	147,036
Consumer	36,049	34	36,083
DDA overdrafts	3,361	—	3,361
Total	$1,569,138	$475	$1,569,613

December 31, 2014
Residential real estate	$1,292,012	$2,564	$1,294,576
Home equity	145,506	98	145,604
Consumer	39,692	13	39,705
DDA overdrafts	2,802	—	2,802
Total	$1,480,012	$2,675	$1,482,687

Aging Analysis of Accruing and Non-Accruing Loans

The following presents an aging analysis of the Company’s accruing and non-accruing loans, by class (in thousands). The purchased credit-impaired loan column represents the purchased credit-impaired loans that the Company acquired that are contractually past due; however, are still performing in accordance with the Company's initial expectations.

	Originated Loans
	December 31, 2015
	Accruing
	Current	30-59 days	60-89 days	Over 90 days	Purchased-Credit Impaired	Non-accrual	Total
Residential real estate	$1,290,312	$4,648	$805	$418	$—	$2,038	$1,298,221
Home equity	142,697	306	65	22	—	136	143,226
Commercial and industrial	106,003	43	—	19	—	2,389	108,454
Commercial real estate	946,611	568	211	—	—	7,353	954,743
Consumer	31,894	71	2	34	—	—	32,001
DDA overdrafts	3,048	310	3	—	—	—	3,361
Total	$2,520,565	$5,946	$1,086	$493	$—	$11,916	$2,540,006

	Acquired Loans
	December 31, 2015
	Accruing
	Current	30-59 days	60-89 days	Over 90 days	Purchased-Credit Impaired	Non-accrual	Total
Residential real estate	$83,292	$613	$127	$—	$—	$880	$84,912
Home equity	3,796	12	—	2	—	—	3,810
Commercial and industrial	56,979	98	—	—	—	356	57,433
Commercial real estate	168,588	194	—	—	506	3,796	173,084
Consumer	3,992	83	7	—	—	—	4,082
DDA overdrafts	—	—	—	—	—	—	—
Total	$316,647	$1,000	$134	$2	$506	$5,032	$323,321

	Total Loans
	December 31, 2015
	Accruing
	Current	30-59 days	60-89 days	Over 90 days	Purchased-Credit Impaired	Non-accrual	Total
Residential real estate	$1,373,604	$5,261	$932	$418	$—	$2,918	$1,383,133
Home equity	146,493	318	65	24	—	136	147,036
Commercial and industrial	162,982	141	—	19	—	2,745	165,887
Commercial real estate	1,115,199	762	211	—	506	11,149	1,127,827
Consumer	35,886	154	9	34	—	—	36,083
DDA overdrafts	3,048	310	3	—	—	—	3,361
Total	$2,837,212	$6,946	$1,220	$495	$506	$16,948	$2,863,327

	Originated Loans
	December 31, 2014
	Accruing
	Current	30-59 days	60-89 days	Over 90 days	Purchased-Credit Impaired	Non-accrual	Total
Residential real estate	$1,200,177	$4,235	$758	$169	$—	$2,259	$1,207,598
Home equity	142,624	561	155	30	—	68	143,438
Commercial and industrial	128,857	100	—	210	—	78	129,245
Commercial real estate	869,530	479	—	—	—	7,330	877,339
Consumer	33,178	119	78	1	—	—	33,376
DDA overdrafts	2,483	317	2	—	—	—	2,802
Total	$2,376,849	$5,811	$993	$410	$—	$9,735	$2,393,798

	Acquired Loans
	December 31, 2014
	Accruing
	Current	30-59 days	60-89 days	Over 90 days	Purchased-Credit Impaired	Non-accrual	Total
Residential real estate	$86,129	$714	$—	$—	$—	$135	$86,978
Home equity	2,164	2	—	—	—	—	2,166
Commercial and industrial	10,123	143	—	—	—	1,037	11,303
Commercial real estate	144,721	892	210	—	1,270	4,399	151,492
Consumer	6,108	172	36	13	—	—	6,329
DDA overdrafts	—	—	—	—	—	—	—
Total	$249,245	$1,923	$246	$13	$1,270	$5,571	$258,268

	Total Loans
	December 31, 2014
	Accruing
	Current	30-59 days	60-89 days	Over 90 days	Purchased-Credit Impaired	Non-accrual	Total
Residential real estate	$1,286,306	$4,949	$758	$169	$—	$2,394	$1,294,576
Home equity	144,788	563	155	30	—	68	145,604
Commercial and industrial	138,980	243	—	210	—	1,115	140,548
Commercial real estate	1,014,251	1,371	210	—	1,270	11,729	1,028,831
Consumer	39,286	291	114	14	—	—	39,705
DDA overdrafts	2,483	317	2	—	—	—	2,802
Total	$2,626,094	$7,734	$1,239	$423	$1,270	$15,306	$2,652,066

The following presents the Company’s impaired loans, by class (in thousands):

	December 31, 2015			December 31, 2014
		Unpaid			Unpaid
	Recorded	Principal	Related	Recorded	Principal	Related
	Investment	Balance	Allowance	Investment	Balance	Allowance
With no related allowance recorded:
Residential real estate	$437	$437	$—	$449	$449	$—
Home equity	297	297	—	297	297	—
Commercial and industrial	2,349	7,547	—	—	—	—
Commercial real estate	5,399	8,768	—	4,631	4,631	—
Consumer	—	—	—	—	—	—
DDA overdrafts	—	—	—	—	—	—
Total	$8,482	$17,049	$—	$5,377	$5,377	$—

With an allowance recorded
Residential real estate	$—	$—	$—	$—	$—	$—
Home equity	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—
Commercial real estate	—	—	—	1,392	1,392	252
Consumer	—	—	—	—	—	—
DDA overdrafts	—	—	—	—	—	—
Total	$—	$—	$—	$1,392	$1,392	$252

The following table presents information related to the average recorded investment and interest income recognized on the Company’s impaired loans, by class (in thousands):

	For the year ended
	December 31, 2015		December 31, 2014
	Average	Interest	Average	Interest
	Recorded	Income	Recorded	Income
	Investment	Recognized	Investment	Recognized
With no related allowance recorded:
Residential real estate	$441	$—	$452	$—
Home equity	296	—	297	—
Commercial and industrial	2,913	—	—	—
Commercial real estate	4,869	4	6,657	17
Consumer	—	—	—	—
DDA overdrafts	—	—	—	—
Total	$8,519	$4	$7,406	$17

With an allowance recorded
Residential real estate	$—	$—	$—	$—
Home equity	—	—	—	—
Commercial and industrial	—	—	—	—
Commercial real estate	1,012	—	1,725	128
Consumer	—	—	—	—
DDA overdrafts	—	—	—	—
Total	$1,012	$—	$1,725	$128

If the Company's non-accrual and impaired loans had been current in accordance with their original terms, approximately $0.8 million, $0.5 million and $0.6 million of interest income would have been recognized during the years ended December 31, 2015, 2014 and 2013, respectively.  There were no commitments to provide additional funds on non-accrual, impaired or other potential problem loans at December 31, 2015.

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

The following tables set forth the Company’s TDRs (in thousands):

	December 31, 2015			December 31, 2014
		Non-			Non-
	Accruing	Accruing	Total	Accruing	Accruing	Total
Commercial and industrial	$58	$—	$58	$73	$—	$73
Commercial real estate	1,746	—	1,746	2,263	—	2,263
Residential real estate	17,796	191	17,987	17,946	545	18,491
Home equity	2,659	34	2,693	2,673	15	2,688
Consumer	—	—	—	—	—	—
	$22,259	$225	$22,484	$22,955	$560	$23,515

	New TDRs			New TDRs
	For the year ended			For the year ended
	December 31, 2015			December 31, 2014
		Pre	Post		Pre	Post
		Modification	Modification		Modification	Modification
		Outstanding	Outstanding		Outstanding	Outstanding
	Number of	Recorded	Recorded	Number of	Recorded	Recorded
	Contracts	Investment	Investment	Contracts	Investment	Investment
Commercial and industrial	—	$—	$—	—	$—	$—
Commercial real estate	—	—	—	1	428	428
Residential real estate	38	2,969	2,969	35	2,381	2,381
Home equity	13	361	361	10	211	211
Consumer	—	—	—	—	—	—
	51	$3,330	$3,330	46	$3,020	$3,020

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

As the Company redeemed the outstanding Notes, no gain or loss was recognized in the Company’s financial statements and the remaining mortgage loans were recorded in the Company’s loan portfolio as “previously securitized loans,” at the lower of carrying value or fair value.  Because the carrying value of the mortgage loans incorporated assumptions for expected prepayment and default rates, the carrying value of the loans was generally less than the actual outstanding contractual balance of the loans.  As of December 31, 2015 and 2014, there was no carrying value remaining on these loans; while the actual contractual balance of these loans was $3.9 million and $4.9 million, respectively.  During the years ended December 31, 2015, 2014 and 2013, the Company recognized $1.8 million, $2.2 million and $2.5 million, respectively, of interest income from its previously securitized loans.

NOTE EIGHT – PREMISES AND EQUIPMENT

A summary of premises and equipment and related accumulated depreciation is summarized as follows (in thousands):

	Estimated Useful Life	2015	2014

Land		$31,496	$31,217
Buildings and improvements	10 to 30 yrs.	87,875	85,403
Equipment	3 to 7 yrs.	39,159	37,051
		158,530	153,671
Less: accumulated depreciation		(81,259)	(75,683)
		$77,271	$77,988

NOTE NINE – GOODWILL AND OTHER INTANGIBLE ASSETS

The Company completed its annual assessment of the carrying value of goodwill during 2015 and concluded that its carrying value was not impaired. The following table presents a roll forward of the Company's goodwill activity (in thousands):

	2015	2014

Beginning balance	$71,401	$71,401
Goodwill reduction in conjunction with sale of CityInsurance	(3,020)	—
Goodwill acquired in conjunction with the acquisition of AFB	7,875	—
Ending balance	$76,256	$71,401

The Company believes that the customer relationships with the deposits acquired have an intangible value. In connection with acquisitions, the Company recorded a core deposit intangible, which represented the value that the acquiree had with their deposit customers. The fair value was estimated based on a discounted cash flow methodology that considered the type of deposit, estimated deposit retention, the cost of the deposit base and an alternate cost of funds. The following tables present the details of the Company's core deposit intangibles (in thousands):

	2015	2014

Gross carrying amount	$9,802	$8,387
Accumulated amortization	(6,266)	(5,590)
	$3,536	$2,797

Beginning balance	$2,797	$3,741
Core deposit intangible acquired in conjunction with the acquisition of AFB	1,415	—
Amortization expense	(676)	(944)
Ending balance	$3,536	$2,797

The core deposit intangible amortization expense for the year ended December 31, 2013 was $1.0 million. The core deposit intangibles are being amortized over ten years. The estimated amortization expense for core deposit intangible assets for each of the next five years is as follows (in thousands):

2016	$602
2017	545
2018	496
2019	454
2020	416
Thereafter	1,023
$3,536

NOTE TEN – SCHEDULED MATURITIES OF TIME DEPOSITS

Scheduled maturities of the Company's time deposits outstanding at December 31, 2015 are summarized as follows (in thousands):

2016	$437,542
2017	213,288
2018	192,576
2019	127,682
2020	46,452
Over five years	16
$1,017,556

Scheduled maturities of Company's time deposits that meet or exceed the FDIC insurance limit of $250,000 are summarized as follows (in thousands):

	2015	2014

Within one year	$35,160	$34,544
Over one through two years	16,491	16,318
Over two through three years	19,032	6,014
Over three through four years	10,907	19,808
Over four through five years	4,709	6,538
Over five years	—	—
	$86,299	$83,222

NOTE ELEVEN – SHORT-TERM DEBT

A summary of the Company's short-term borrowings are as follows (dollars in thousands):

	2015	2014	2013

Balance at end of year:
Securities sold under agreements to repurchase	$141,869	$134,931	$137,798
Federal Home Loan Bank advances	13,000	—	—

Avg. outstanding during the year:
Securities sold under agreements to repurchase	$143,847	$133,769	$127,616
Federal Home Loan Bank advances	1,352	—	63

Max. outstanding at any month end:
Securities sold under agreements to repurchase	$166,507	$151,637	$150,943
Federal Home Loan Bank advances	13,000	—	—

Weighted-average interest rate:
During the year:
Securities sold under agreements to repurchase	0.22%	0.26%	0.25%
Federal Home Loan Bank advances	0.53%	—	0.31%
End of the year:
Securities sold under agreements to repurchase	0.20%	0.26%	0.25%
Federal Home Loan Bank advances	0.51%	—	0.31%

Through City National, the Company has purchased 47,277 shares of Federal Home Loan Bank (“FHLB”) stock at par value as of December 31, 2015. Such purchases are required based on City National’s maximum borrowing capacity with the FHLB.  Additionally, FHLB stock entitles the Company to dividends declared by the FHLB and provides an additional source of short-term and long-term funding, in the form of collateralized advances. Financing obtained from the FHLB is based, in part, on the amount of qualifying collateral available, specifically 1-4 family residential mortgages, other residential mortgages, and commercial real estate and other non-residential mortgage loans. Collateral pledged to the FHLB included approximately $1.7 billion at both December 31, 2015 and 2014 in investment securities and one-to-four-family residential property loans.  In addition to the short-term financing discussed above and long-term financing (see Note Twelve), at December 31, 2015 and 2014, City National had an additional $1.6 billion and $1.5 billion, respectively, available from unused portions of lines of credit with the FHLB and other financial institutions.

NOTE TWELVE – LONG-TERM DEBT

The components of the Company's long-term debt are summarized below (dollars in thousands):

	2015	2014

Junior subordinated debentures owed to City Holding Capital Trust III, due 2038, interest at a rate of 4.01% and 3.74%, respectively	$16,495	$16,495

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

NOTE THIRTEEN – DERIVATIVE INSTRUMENTS

As of December 31, 2015 and 2014, the Company has derivative financial instruments not included in hedge relationships. These derivatives consist of interest rate swaps used for interest rate management purposes and derivatives executed with commercial banking customers to facilitate their interest rate management strategies. For the majority of these instruments the Company acts as an intermediary for its customers. Changes in the fair value of the underlying derivative contracts for the most part offset each other and do not significantly impact the Company's results of operations.

The Company also has an interest rate swap that serves as a fair value hedge for changes in long term fixed interest rates related to commercial real estate loans. Hedge ineffectiveness is assessed quarterly and any ineffectiveness is recorded as non-interest expense. For the year ended December 31, 2015 hedge ineffectiveness was less than $0.1 million.

The following table summarizes the notional and fair value of these derivative instruments (in thousands):

	December 31, 2015		December 31, 2014
	Notional Amount	Fair Value	Notional Amount	Fair Value
Non-hedging interest rate derivatives:
Other Assets	$334,204	$10,811	$179,958	$10,253
Other Liabilities	342,204	10,872	179,958	10,253

Derivatives designated as hedges of fair value:
Other Liabilities	5,475	61	5,475	24

The following table summarizes the change in fair value of these derivative instruments (in thousands):

	Year Ended December 31,
	2015	2014	2013
Change in Fair Value Non-Hedging Interest Rate Derivatives:
Other income - derivative asset	$1,030	$6,811	$(10,148)
Other income - derivative liability	(1,190)	(6,811)	10,148

Change in Fair Value Hedging Interest Rate Derivatives:
Hedged item - derivative asset	$25	—	—
Other income - derivative liability	12	—	—

Certain financial instruments, including derivatives, may be eligible for offset in the consolidated balance sheet and/or subject to master netting arrangements. The Company's derivative transactions with financial institution counterparties are generally executed under International Swaps and Derivative Association ("ISDA") master agreements which include "right of setoff" provisions. In such cases there is generally a legally enforceable right to offset recognized amounts and there may be an intention to settle such amounts on a net basis. Nonetheless, the Company does not generally offset financial instruments for financial reporting purposes. Information about financial instruments that are eligible for offset in the consolidated balance sheet as of December 31, 2015 is presented in the following tables (in thousands):

Gross Amounts
Not Offset in the Statement
of Financial Position
Total
of Gross
Amounts
Not Offset in
the Statement
of Financial
Position
				Netting		Including
		Gross	Net Amounts	Adjustment		Applicable
		Amounts	of Assets	per		Netting
	Gross	Offset in the	presented in	Applicable		Agreement
	Amounts of	Statement of	the Statement	Master	Fair Value	and Fair
	Recognized	Financial	of Financial	Netting	of Financial	Value of
Description	Assets	Position	Position	Arrangements	Collateral	Collateral	Net Amount
	(a)	(b)	(c)=(a)-(b)			(d)	(c)-(d)
Non-hedging derivative assets:
Interest rate swap agreements	$10,811	$—	$10,811	$—	$10,811	$10,811	$—

Gross Amounts
Not Offset in the Statement
of Financial Position
Total
of Gross
Amounts
Not Offset in
the Statement
of Financial
Position
				Netting		Including
		Gross	Net Amounts	Adjustment		Applicable
		Amounts	of Liabilities	per		Netting
	Gross	Offset in the	presented in	Applicable		Agreement
	Amounts of	Statement of	the Statement	Master	Fair Value	and Fair
	Recognized	Financial	of Financial	Netting	of Financial	Value of
Description	Liabilities	Position	Position	Arrangements	Collateral	Collateral	Net Amount
	(a)	(b)	(c)=(a)-(b)			(d)	(c)-(d)*
Non-hedging derivative liabilities:
Interest rate swap agreements	$10,872	$—	$10,872	$—	$17,371	$17,371	$—
Hedging derivative liabilities:
Interest rate swap agreements	$61	$—	$61	$—	$97	$97	$—

* For instances where the fair value of financial collateral meets or exceeds the amounts presented in the Statement of Financial Position, a value of zero is displayed to represent full collateraliztion.

NOTE FOURTEEN – INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	2015	2014
Deferred tax assets:
Previously securitized loans	$4,337	$4,703
Allowance for loan losses	7,412	7,413
Deferred compensation payable	4,058	3,966
Underfunded pension liability	2,792	3,113
Accrued expenses	1,789	2,451
Impaired assets	797	1,172
Impaired securities losses	6,719	8,377
Intangible assets	2,194	4,946
Other	3,964	3,292
Total Deferred Tax Assets	34,062	39,433
Deferred tax liabilities:
Unrealized securities gains	585	741
Other	3,503	1,926
Total Deferred Tax Liabilities	4,088	2,667
Net Deferred Tax Assets	$29,974	$36,766

No valuation allowance for deferred tax assets was recorded at December 31, 2015 and 2014 as the Company believes it is more likely than not that all of the deferred tax assets will be realized because they were supported by recoverable taxes paid in prior years.

Significant components of the provision for income taxes are as follows (in thousands):

	2015	2014	2013
Current:
Federal	$20,830	$20,629	$18,808
State	957	(943)	1,781
Total current tax expense	21,787	19,686	20,589

Total deferred tax expense	6,627	4,585	4,686
Income tax expense	$28,414	$24,271	$25,275

     A reconciliation of the significant differences between the federal statutory income tax rate and the Company’s effective income tax rate is as follows (in thousands):

	2015	2014	2013

Computed federal taxes at statutory rate	$28,879	$27,031	$25,722
State income taxes, net of federal tax benefit	887	(482)	1,982
Tax effects of:
Tax-exempt interest income	(498)	(500)	(616)
Bank-owned life insurance	(1,181)	(1,074)	(1,187)
Tax reserve adjustment	—	—	24
Other items, net	327	(704)	(650)
Income tax expense	$28,414	$24,271	$25,275

The entire amount of the Company’s unrecognized tax benefits if recognized, would favorably affect the Company’s effective tax rate.   The Company anticipates that it will release $0.9 million over the next 12 months.  A reconciliation of the beginning and ending balance of unrecognized tax benefits is as follows (in thousands):

	2015	2014

Beginning balance	$2,398	$4,717
Additions for current year tax positions	299	486
Additions for prior year tax positions	377	—
Decreases for prior year tax positions	—	—
Decreases for settlements with tax authorities	—	—
Decreases related to lapse of applicable statute of limitation	(910)	(2,805)
Ending balance	$2,164	$2,398

Interest and penalties on income tax uncertainties are included in income tax expense.  During 2015, 2014 and 2013, the provision related to interest and penalties was $0.1 million, $0.1 million, and $0.1 million, respectively.  The balance of accrued interest and penalties at December 31, 2015 and 2014 was $0.4 million and $0.4 million, respectively.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service and state taxing authorities for the years ended December 31, 2012 through 2014.

NOTE FIFTEEN – EMPLOYEE BENEFIT PLANS

Pursuant to the terms of the City Holding Company 2003 Incentive Plan and the City Holding Company 2013 Incentive Plan (the "2003 Plan" and "2013 Plan", respectively), the Compensation Committee of the Board of Directors, or its delegate, may, from time-to-time, grant stock options, stock appreciation rights (“SARs”), or stock awards to employees, directors and individuals who provide service to the Company (collectively, "Plan Participants").  The 2003 Plan expired in April of 2013 and the 2013 Plan was approved by the shareholders in April 2013. A maximum of 750,000 shares of the Company’s common stock may be issued under the 2013 plan upon the exercise of stock options, SARs and stock awards, subject to certain limitations.  These limitations may be adjusted in the event of a change in the number of outstanding shares of common stock by reason of a stock dividend, stock split or other similar event.  Specific terms of options and SARs awarded, including vesting periods, exercise prices (stock price at date of grant) and expiration dates are determined at the date of grant and are evidenced by agreements between the Company and the awardee.  The exercise price of the option grants equals the market price of the Company’s stock on the date of grant.  All incentive stock options and SARs will be exercisable up to 10 years from the date granted and all options and SARs are exercisable for the period specified in the individual agreement.  As of December 31, 2015, under both Plans, 438,515 stock options and 242,996 stock awards are still outstanding.

Each award from the 2003 Plan and 2013 Plan is evidenced by an award agreement that specifies the option price, the duration of the option, the number of shares to which the option pertains, and such other provisions as the Compensation Committee, or its delegate, determines. The option price for each grant is equal to the fair market value of a share of the Company’s common stock on the date of the grant. Options granted expire at such time as the Compensation Committee, or its delegate, determines at the date of the grant and in no event does the exercise period exceed a maximum of ten years. Upon a change-in-control of the Company, as defined in the 2003 Plan and 2013 Plan, all outstanding options and awards shall immediately vest.
Certain stock options and restricted stock awards have performance-based vesting requirements. These shares will vest in three separate annual installments of approximately 33.33% per installment on the third, fourth and fifth anniversaries of the grant date, subject further to performance-based vesting requirements. The performance-based vesting requirements are as follows:

*
First Installment – the mean return on average assets of the Company (excluding merger and acquisition expenses and other nonrecurring items as determined by the Board of Directors of the Company) of the three years immediately prior to the vesting date is equal to or exceeds the median return on average assets over the 20 year period immediately preceding the vesting date of all FDIC insured depository institutions.

*
Second Installment – the mean return on average assets of the Company (excluding merger and acquisition expenses and other nonrecurring items as determined by the Board of Directors of the Company) of the four years immediately prior to the vesting date is equal to or exceeds the median return on average assets over the 20 year period immediately preceding the vesting date of all FDIC insured depository institutions.

*
Third Installment – the mean return on average assets of the Company (excluding merger and acquisition expenses and other nonrecurring items as determined by the Board of Directors of the Company) of the five years immediately prior to the vesting date is equal to or exceeds the median return on average assets over the 20 year period immediately preceding the vesting date of all FDIC insured depository institutions.
Stock Options

A summary of the Company’s stock option activity and related information is presented below:

	2015		2014		2013
	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price

Outstanding at January 1	167,554	$36.74	173,601	$35.26	289,544	$34.38
Granted	12,961	46.41	13,953	44.43	15,475	37.74
Exercised	(81,500)	36.63	(20,000)	29.19	(126,168)	33.57
Forfeited	(4,000)	31.66	—	—	(5,250)	34.56
Outstanding at December 31	95,015	38.38	167,554	36.74	173,601	35.26

Exercisable at end of year	19,750	$34.54	89,750	$36.73	76,832	$37.97

Nonvested at beginning of year	77,804	36.76	96,769	33.10	105,960	33.81
Granted during the year	12,961	46.41	13,953	44.43	15,475	37.74
Vested during the year	(15,500)	32.09	(32,918)	29.25	(23,166)	39.64
Forfeited during the year	—	—	—	—	(1,500)	30.38
Nonvested at end of year	75,265	$39.38	77,804	$36.76	96,769	$33.10

Additional information regarding the Company's stock options outstanding and exercisable at December 31, 2015, is provided in the following table:

Ranges of Exercise Prices	No. of Options Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Months)	Aggregate Intrinsic Value (in thousands)	No. of Options Currently Exercisable	Weighted-Average Exercise Price of Options Currently Exercisable	Weighted-Average Remaining Contractual Life (Months)	Aggregate Intrinsic Value of Options Currently Exercisable (in thousands)
$ 25.00 - 29.99	1,250	$28.15	3.3	$22	1,250	$28.15	3.3	$22
30.00 - 34.99	11,500	31.38	3.7	164	11,500	31.38	3.7	164
35.00 - 39.99	48,351	36.04	6.2	464	—	—	—	—
40.00 - 44.99	20,953	43.24	6.3	50	7,000	40.88	2.3	33
45.00 - 50.00	12,961	46.61	9.2	—	—	—	—	—
	95,015			$700	19,750			$219

Proceeds from stock option exercises were $3.0 million in 2015, $0.6 million in 2014, and $4.2 million in 2013. Shares issued in connection with stock option exercises are issued from available treasury shares. If no treasury shares are available, new shares are issued from available authorized shares. During 2015, 2014 and 2013, all shares issued in connection with stock option exercises and restricted stock awards were issued from available treasury stock.

The total intrinsic value of stock options exercised was $0.9 million in 2015, $0.3 million in 2014 and $0.9 million in 2013.

Stock-based compensation expense related to stock options totaled $0.2 million for each of the years ended December 31, 2015, 2014 and 2013.  For the stock options that have performance-based criteria, management has evaluated those criteria and has determined that, as of December 31, 2015, the criteria were probable of being met. The total income tax benefit recognized in the accompanying consolidated statements of income related to stock-based compensation $0.3 million in 2015, less than $0.1 million in 2014, and $0.3 million in 2013.  Unrecognized stock-based compensation expense related to stock options approximated $0.4 million at December 31, 2015. At such date, the weighted-average period over which this unrecognized expense was expected to be recognized was 1.3 years.

The fair value of the options is estimated at the date of grant using a Black-Scholes option-pricing model.   The following weighted average assumptions were used to estimate the fair value of options granted by the Company:

	2015	2014	2013

Risk-free interest rate	1.95%	2.42%	1.88%
Expected dividend yield	3.50%	3.60%	3.70%
Volatility factor	45.40%	48.75%	41.35%
Expected life of option	7.0 years	8.0 years	8.0 years

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

Restricted shares are generally forfeited if officers and employees terminate prior to the lapsing of restrictions. The Company records forfeitures of restricted stock as treasury share repurchases and any compensation cost previously recognized is reversed in the period of forfeiture.  Recipients of restricted shares do not pay any cash consideration to the Company for the shares, have the right to vote all shares subject to such grant and receive all dividends with respect to such shares, whether or not the shares have vested.  Stock-based compensation expense related to restricted shares was approximately $1.2 million for the year ended December 31, 2015, $1.0 million for year ended December 31, 2014, and $0.8 million for the year ended December 31, 2013.  For the restricted shares that have performance-based criteria, management has evaluated those criteria and has determined that, as of December 31, 2015, the criteria were probable of being met. Unrecognized stock-based compensation expense related to non-vested restricted shares was $2.9 million at December 31, 2015. At December 31, 2015, this unrecognized expense is expected to be recognized over 3.1 years based on the weighted average-life of the restricted shares.

A summary of the Company’s restricted shares activity and related information is presented below:

	2015		2014		2013
	Restricted Awards	Average Market Price at Grant	Restricted Awards	Average Market Price at Grant	Restricted Awards	Average Market Price at Grant

Outstanding at January 1	163,431		142,469		116,711
Granted	26,840	$46.45	27,162	$39.72	35,083	$38.07
Forfeited/Vested	(17,350)		(6,200)		(9,325)
Outstanding at December 31	172,921		163,431		142,469

401(k) Plan

The Company provides retirement benefits to its employees through the City Holding Company 401(k) Plan and Trust (“the 401(k) Plan”), which is intended to be compliant with Employee Retirement Income Security Act (ERISA) section 404(c). The Company’s total expense associated with the retirement benefit plan approximated $0.7 million in 2015, $0.8 million in 2014, and $0.8 million in 2013.  The total number of shares of the Company’s common stock held by the 401(k) Plan as of December 31, 2015 and 2014 is 291,736 and 303,443, respectively.

Defined Benefit Plans
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
Primarily as a result of the interest rate environment over the past several years and a revised mortality table issued in 2014, the benefit obligation exceeded the estimated fair value of plan assets as of December 31, 2015 and December 31, 2014. The Company has recorded a pension liability of $2.3 million and $6.7 million as of December 31, 2015 and 2014, included within Other Liabilities within the Consolidated Balance Sheets, and a $4.8 million and $5.3 million, net of tax, underfunded pension liability in Accumulated Other Comprehensive Income within Shareholders’ Equity at December 31, 2015 and 2014, respectively. The following table summarizes activity within the Company's Defined Benefit Plans (dollars in thousands):

	Pension Benefits
	2015	2014

Change in fair value of plan assets:
Fair value at beginning of measurement period	$14,667	$14,726
Actual (loss) gain on plan assets	(231)	496
Contributions	4,399	409
Benefits paid	(1,400)	(964)
Fair value at end of measurement period	17,435	14,667

Change in benefit obligation:
Benefit obligation at beginning of measurement period	(21,390)	(17,524)
Interest cost	(813)	(836)
Actuarial gain (loss)	1,103	(3,994)
Benefits paid	1,400	964
Benefit obligation at end of measurement period	(19,700)	(21,390)

Funded status	$(2,265)	$(6,723)

Weighted-average assumptions for balance sheet liability at end of year:
Discount rate	4.26%	3.93%
Expected long-term rate of return	5.75%	6.92%

Weighted-average assumptions for benefit cost at beginning of year:
Discount rate	3.93%	4.89%
Expected long-term rate of return	6.92%	7.35%

During the year ended December 31, 2015, the Company made contributions totaling $4.4 million to the Horizon Defined Benefit Plan. Based on these payments, the Company anticipates making no contributions to the plan for the year ending December 31, 2016. Based on the funding status of the Community Defined Benefit plan, no contributions were required during the year ended December 31, 2015 and no contributions are anticipated being required for the year ending December 31, 2016.

The following table presents the components of the net periodic pension cost of the Company's Defined Benefit Plans (in thousands):

	2015	2014	2013

Components of net periodic benefit:
Interest cost	$813	$836	$776
Expected return on plan assets	(937)	(1,032)	(979)
Net amortization and deferral	960	696	1,106
Net Periodic Pension Cost	$836	$500	$903

Amounts related to the Company's Defined Benefit Pension Plans recognized as a component of other comprehensive income were as follows (in thousands):

	2015	2014	2013
Net actuarial gain (loss)	$910	$(3,906)	$3,469
Deferred tax (expense) benefit	(320)	1,436	(1,332)
Other comprehensive income (loss), net of tax	$590	$(2,470)	$2,137

Amounts recognized as a component of accumulated other comprehensive loss as of December 31, 2015 and 2014 were as follows (in thousands):

	2015	2014
Net actuarial loss	$7,552	$8,463
Deferred tax benefit	(2,792)	(3,113)
Amounts included in accumulated other comprehensive loss, net of tax	$4,760	$5,350

The following table summarizes the expected benefits to be paid in each of the next five years and in the aggregate for the five years thereafter (in thousands):

Plan Year Ending December 31,	Expected Benefits to be Paid

2016	$1,047
2017	1,144
2018	1,245
2019	1,100
2020	1,133
2021 through 2025	5,782

The major categories of assets in the Company’s Defined Benefit Plans as of year-end are presented in the following table (in thousands).  Assets are segregated by the level of the valuation inputs within the fair value hierarchy established by ASC Topic 820 utilized to measure fair value (See Note Twenty).

	Total	Level 1	Level 2	Level 3
2015
Cash and cash equivalents	$1,441	$1,441	$—	$—
Mutual funds	5,617	5,473	144
Investment funds	2,651	607	1,371	673
Common stocks	5,082	3,880	1,202	—
Mortgage-backed securities	288	—	288	—
Government and GSE bonds	1,313	—	1,313	—
Corporate Bonds	1,043	—	1,043	—
Total	$17,435	$11,401	$5,361	$673

2014
Cash and cash equivalents	$959	$959	$—	$—
Mutual funds	6,162	5,656	506	—
Investment funds	1,610	—	1,014	596
Common stocks	3,941	3,119	822	—
Mortgage-backed securities	53	—	53	—
Government and GSE bonds	1,171	—	1,171	—
Corporate Bonds	771	—	771	—
Total	$14,667	$9,734	$4,337	$596

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

Horizon Defined Benefit Plan (Investment Strategy)

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

In order to achieve a prudent level of portfolio diversification, the securities of any one company are not to exceed more than 15% of the total plan assets, and no more than 25% of total plan assets are to be invested in any one industry (other than securities of the U.S. government or agencies thereof). Additionally, no more than 30% of plan assets shall be invested in foreign securities (both equity and fixed), if any. Exchange traded index funds are allowable investments and are not subject to these restrictions.

The expected long-term rate of return for the plan’s assets is based on the expected return of each of the categories, weighted based on the median of the target allocation for each class, noted in the table below. The target, allowable, and current allocation percentages of plan assets are as follows:

	Target Allocation 2015	Allowable- Allocation Range	Percentage of Plan Assets At December 31
			2015	2014

Equity securities	63%	40-90%	51%	53%
Fixed income securities	15%	10-40%	20%	23%
Cash and cash equivalents	2%	3-10%	10%	9%
Alternative investments	20%	0-25%	19%	15%
Total	100%		100%	100%

Community Defined Benefit Plan (Investment Strategy)

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

The expected long-term rate of return for the plan’s assets is based on the expected return of each of the categories, weighted based on the median of the target allocation for each class, noted in the table below. The target, allowable, and current allocation percentages of plan assets are as follows:

	Target Allocation 2015	Allowable- Allocation Range	Percentage of Plan Assets At December 31
			2015	2014

Equity securities	25%	20%-30%	25%	25%
Fixed income securities	75%	70%-80%	75%	75%
	100%		100%	100%

Pentegra Defined Benefit Plan

In addition, the Company and its subsidiary participate in the Pentegra Defined Benefit Plan for Financial Institutions ("The Pentegra DB Plan"), a tax-qualified defined benefit pension plan. The Pentegra DB Plan's Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan, contributions made by a participating employer may be used to provide benefits to participants of other participating employers. The funded status as of July 1, 2015 (the latest available valuation report) was 104.86%. It is the policy of the Company to fund the normal cost of the Pentegra DB Plan on an annual basis.  Other than for normal plan expenses, no contributions were required for the years ended December 31, 2015, 2014 and 2013.  The benefits of the Pentegra DB Plan were frozen prior to the acquisition of Classic Bancshares in 2005, and it is the intention of the Company to fund benefit amounts when assets of the plan are sufficient.

Employment Contracts

The Company has entered into employment contracts with certain of its current executive officers. The employment contracts provide for, among other things, the payment of termination compensation in the event an executive officer either voluntarily or involuntarily terminates his employment with the Company for other than “Just Cause.” The cost of these benefits was previously accrued for each executive and is included in Other Liabilities within the Consolidated Balance Sheets. The liability was $2.0 million at both December 31, 2015 and 2014 and is fully vested, and therefore no charge to operations was incurred for the years ended December 31, 2015 and December 31, 2014.

Other Post-Retirement Benefit Plans

Certain entities previously acquired by the Company had entered into individual deferred compensation and supplemental retirement agreements with certain current and former directors and officers. The Company has assumed the liabilities associated with these agreements, the cost of which is being accrued over the period of active service from the date of the respective agreement. The cost of such agreements approximated $0.2 million during 2015, 2014, and 2013, respectively. The liability for such agreements approximated $6.5 million and $6.7 million at December 31, 2015 and December 31, 2014, respectively and is included within Other Liabilities in the accompanying Consolidated Balance Sheets.

To assist in funding the above liabilities, the acquired entities had insured the lives of certain current and former directors and officers. The Company is the current owner and beneficiary of insurance policies with a cash surrender value approximating $8.0 million and $7.8 million at December 31, 2015 and 2014, respectively, which is included in Other Assets in the accompanying Consolidated Balance Sheets.

NOTE SIXTEEN – RELATED PARTY TRANSACTIONS

City National has granted loans to certain non-executive officers and directors of the Company and its subsidiaries, and to their associates totaling $14.2 million at December 31, 2015 and $4.5 million at December 31, 2014. The loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with third-party lending arrangements.  During 2015, total principal additions were $10.8 million and total principal reductions were $1.1 million.

NOTE SEVENTEEN – COMMITMENTS AND CONTINGENCIES

The Company is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  The Company has entered into agreements with its customers to extend credit or provide conditional commitment to provide payment on drafts presented in accordance with the terms of the underlying credit documents. The Company also provides overdraft protection to certain demand deposit customers that represent an unfunded commitment.  Overdraft protection commitments, which are included with other commitments below, are uncollateralized and are paid at the Company’s discretion.  Conditional commitments generally include standby and commercial letters of credit. Standby letters of credit represent an obligation of the Company to a designated third party contingent upon the failure of a customer of the Company to perform under the terms of the underlying contract between the customer and the third party. Commercial letters of credit are issued specifically to facilitate trade or commerce. Under the terms of a commercial letter of credit, drafts will be drawn when the underlying transaction is consummated, as intended, between the customer and a third party. The funded portion of these financial instruments is reflected in the Company’s balance sheet, while the unfunded portion of these commitments is not reflected in the balance sheet.  The table below presents a summary of the contractual obligations of the Company resulting from significant commitments (in thousands):

	December 31, 2015	December 31, 2014

Commitments to extend credit:
Home equity lines	$183,017	$175,312
Commercial real estate	84,672	50,298
Other commitments	177,491	145,283
Standby letters of credit	5,086	4,592
Commercial letters of credit	2,312	1,991

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

NOTE EIGHTEEN – PREFERRED STOCK

 The Company’s Board of Directors has the authority to issue preferred stock, and to the designation, preferences, rights, dividends and all other attributes of such preferred stock, without any vote or action by the shareholders.  As of December 31, 2015, no such shares were outstanding, nor were any expected to be issued.

NOTE NINETEEN – REGULATORY REQUIREMENTS AND CAPITAL RATIOS

The principal source of income and cash for City Holding (the “Parent Company”) is dividends from City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. Approval is also required if dividends declared would cause City National’s regulatory capital to fall below specified minimum levels.  At December 31, 2015, City National could pay dividends up to $18.2 million without prior regulatory permission.

During 2015, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders, (2) remit interest payments on the Company’s junior subordinated debentures and (3) fund common stock repurchases for treasury. As of December 31, 2015, the Parent Company reported a cash balance of approximately $46.7 million.  Management believes that the Parent Company’s available cash balance, together with cash dividends from City National, is adequate to satisfy its funding and cash needs in 2016.

In July 2013, the Federal Reserve published the final rules that established a new comprehensive capital framework for banking organizations, commonly referred to as Basel III. These final rules substantially revised the risk-based capital requirements applicable to bank holding companies and depository institutions. The final rule became effective January 1, 2015 for smaller, non-complex banking organizations with full implementation by January 1, 2019.

Regulatory guidelines require the Company to maintain a minimum common equity Tier 1 ("CET 1") capital ratio of 4.5% and a total capital to risk-adjusted assets ratio of 8.0%, with at least one-half of capital consisting of tangible common stockholders’ equity and a minimum Tier 1 leverage ratio of 6.0%. Similarly, City National is also required to maintain minimum capital levels as set forth by various regulatory agencies. Under capital adequacy guidelines, City National is required to maintain minimum CET 1, total capital, Tier 1 capital, and leverage ratios of 4.5%, 8.0%, 6.0%, and 4.0%, respectively. To be classified as “well capitalized,” City National must maintain CET 1, total capital, Tier 1 capital, and leverage ratios of 6.5%, 10.0%, 8.0%, and 5.0%, respectively.

When fully phased in on January 1, 2019, the Basel III Capital Rules will require City Holding and City National to maintain (i) a minimum ratio of CET 1 to risk-weighted assets of at least 4.5%, plus a 2.5% "capital conservation buffer" (which is added to the 4.5% CET 1 ratio as that buffer is phased in, effectively resulting in a minimum ratio of CET 1 to risk-weighted assets of at least 7.0% upon full implementation), (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation), (iii) a minimum ratio of Total capital (that is, Tier 1 plus Tier 2) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation) and (iv) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to average assets (as compared to a current minimum leverage ratio of 3.0% for banking organizations that either have the highest supervisory rating or have implemented the appropriate federal regulatory authority's risk-adjusted measure for market risk).

The implementation of the capital conservation buffer will begin on January 1, 2016 at the 0.625% level and be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019). The Basel III Capital Rules also provide for a “countercyclical capital buffer” that is applicable to only certain covered institutions and does not have any current applicability to City Holding Company or City National Bank.

The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET 1 capital to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

The Company’s regulatory capital ratios for both City Holding and City National are illustrated in the following tables (in thousands):

December 31, 2015	Actual		Minimum Required - Basel III Phase-In Schedule		Minimum Required - Basel III Fully Phased-In (*)		Required to be Considered Well Capitalized
	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio

CET 1 Capital
City Holding Company	$345,620	13.7%	$113,919	4.5%	$177,207	7.0%	$164,549	6.5%
City National Bank	264,812	10.5%	113,209	4.5%	176,103	7.0%	163,524	6.5%
Tier 1 Capital
City Holding Company	361,620	14.3%	151,891	6.0%	215,180	8.5%	202,522	8.0%
City National Bank	288,752	11.5%	150,945	6.0%	213,839	8.5%	201,260	8.0%
Total Capital
City Holding Company	382,180	15.1%	202,522	8.0%	265,810	10.5%	253,152	10.0%
City National Bank	308,804	12.3%	201,260	8.0%	264,154	10.5%	251,575	10.0%
Tier 1 Leverage Ratio
City Holding Company	361,620	10.2%	142,521	4.0%	142,521	4.0%	178,151	5.0%
City National Bank	288,752	8.1%	141,874	4.0%	141,874	4.0%	177,343	5.0%

(*) Represents the minimum required capital levels as of January 1, 2019 when Basel III Capital Rules have been fully phased in.

December 31, 2014:	Actual		Minimum Required for Capital Adequacy Purposes		Required to be Considered Well Capitalized
	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio

Tier 1 Capital
City Holding Company	$333,163	13.4%	$99,723	4.0%	$149,585	6.0%
City National Bank	294,870	11.9%	99,037	4.0%	148,556	6.0%
Total Capital
City Holding Company	353,873	14.2%	199,446	8.0%	249,308	10.0%
City National Bank	315,095	12.7%	198,074	8.0%	247,593	10.0%
Tier 1 Leverage Ratio
City Holding Company	333,163	9.9%	134,721	4.0%	168,402	5.0%
City National Bank	294,870	8.8%	133,991	4.0%	167,489	5.0%

As of December 31, 2015, management believes that City Holding Company, and its banking subsidiary, City National, were “well capitalized.” City Holding is subject to regulatory capital requirements administered by the Federal Reserve, while City National is subject to regulatory capital requirements administered by the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC”). Regulatory agencies can initiate certain mandatory actions if either City Holding or City National fails to meet the minimum capital requirements, as shown above. As of December 31, 2015, management believes that City Holding and City National meet all capital adequacy requirements.

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

The Company has determined that its pooled trust preferred securities are priced using Level 3 inputs in accordance with ASC Topic 820 and guidance issued by the SEC.  The Company has determined that there are few observable transactions and market quotations available for pooled trust preferred securities and they are not reliable for purposes of determining fair value of trust preferred securities held at December 31, 2015.  Due to these circumstances, the Company has elected to utilize an income valuation approach produced by a third party pricing source.  This third party model utilizes deferral and default probabilities for the underlying issuers, estimated prepayment rates and assumes no future recoveries of any defaults or deferrals.  The Company then compares the values provided by the third party model with other external sources.  At such time as there are observable transactions or quoted prices that are associated with an orderly and active market for pooled trust preferred securities, the Company will incorporate such market values in its estimate of fair values for these securities.

Derivatives. Derivatives are reported at fair value utilizing Level 2 inputs.  The Company utilizes a market approach by obtaining dealer quotations to value its customer interest rate swaps.  The Company’s derivatives are included within its Other Assets and Other Liabilities in the accompanying consolidated balance sheets. Derivative assets are typically secured through securities with financial counterparties or cross collateralization with a borrowing customer. Derivative liabilities are typically secured through the Company pledging securities to financial counterparties or, in the case of a borrowing customer, by the right of setoff. The Company considers such factors such as the likelihood of default by itself and its counterparties, right of setoff, and remaining maturities in determining the appropriate fair value adjustments. All derivative counterparties approved by the Company's Asset and Liability Committee ("ALCO") are regularly reviewed, and appropriate business action is taken to adjust the exposure to certain counterparties, if necessary. Counterparty exposure is evaluated by netting positions that are subject to master netting agreements, as well as considering the amount of marketable collateral securing the position. This approach used to estimate impacted exposures to counterparties is also used by the Company to estimate its own credit risk in derivative liability positions. To date, no material losses have been incurred due to a counterparty's inability to pay any undercollateralized position. There was no significant change in the value of derivative assets and liabilities attributed to credit risk during the year ended December 31, 2015.

The Company may be required, from time to time, to measure certain financial assets and financial liabilities at fair value on a nonrecurring basis.  Financial assets measured at fair value on a nonrecurring basis include impaired loans reported at the fair value of the underlying collateral if repayment is expected solely from the collateral.  Collateral values are estimated using Level 2 inputs based on observable market data for real estate collateral or Level 3 inputs for non-real estate collateral.  The following table presents the Company's assets and liabilities measured at fair value (in thousands):

	Total	Level 1	Level 2	Level 3	Total Gains (Losses)
December 31, 2015
Recurring fair value measurements
Financial Assets
U.S. Government agencies	$5	$—	$5	$—
Obligations of states and political subdivisions	50,697	—	50,697	—
Mortgage-backed securities:
U.S. Government agencies	288,197	—	288,197	—
Private label	1,231	—	1,231	—
Trust preferred securities	5,858	—	3,762	2,096
Corporate securities	18,693	—	18,693	—
Marketable equity securities	3,273	3,273	—	—
Investment funds	1,512	1,512	—	—
Derivative assets	10,811	—	10,811	—

Financial Liabilities
Derivative liabilities	10,933	—	10,933	—

Nonrecurring fair value measurements
Financial Assets
Impaired loans	$8,482	$—	$—	$8,482	$—
Other real estate owned	6,518	—	—	6,518	(937)

December 31, 2014
Recurring fair value measurements
Financial Assets
U.S. Government agencies	$1,827	$—	$1,827	$—
Obligations of states and political subdivisions	42,096	—	42,096	—
Mortgage-backed securities:
U.S. Government agencies	187,328	—	187,328	—
Private label	1,704	—	1,704	—
Trust preferred securities	9,036	—	7,165	1,871
Corporate securities	7,317	—	7,317	—
Marketable equity securities	3,213	3,213	—	—
Investment funds	1,522	1,522	—	—
Derivative assets	10,253	—	10,253	—

Financial Liabilities
Derivative liabilities	10,277	—	10,277	—

Nonrecurring fair value measurements
Financial Assets
Impaired loans	$6,517	$—	$—	$6,517	$(153)
Other real estate owned	8,179	—	—	8,179	(464)

The table below presents a reconcilement of the Company’s financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):

	December 31,
	2015	2014

Beginning balance	$1,871	$3,887
Impairment losses on investment securities	—	—
Included in other comprehensive income	225	(1,862)
Dispositions	—	(154)
Transfers into Level 3	—	—
Ending Balance	$2,096	$1,871

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

The table below presents a reconcilement of the Company's financial assets and liabilities measured at fair value on a nonrecurring basis using significant unobservable inputs (Level 3), which solely relates to impaired loans that were remeasured and reported at fair value through a specific valuation allowance allocation of the allowance for loan losses based upon the fair value of the underlying collateral (in thousands).  The fair value of impaired loans is estimated using one of several methods, including collateral value, liquidation value and discounted cash flows.  The significant unobservable inputs used in the fair value measurement of collateral for collateral-dependent impaired loans primarily relate to discounts applied to the customers’ reported amount of collateral.  The amount of collateral discount depends upon the marketability of the underlying collateral.  During December 31, 2015 and 2014, collateral discounts ranged from 20% to 30%. During December 31, 2015 and 2014, the Company had no Level 2 financial assets and liabilities that were measured on a nonrecurring basis.

	Year ended December 31,
	2015	2014

Beginning balance	$6,517	$11,714

Loans classified as impaired during the period	2,349	—
Specific valuation allowance allocations	—	—
	2,349	—

(Additional) reduction in specific valuation allowance allocations	252	628
Paydowns, payoffs, other activity	(636)	(5,825)
Ending balance	$8,482	$6,517

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

	2015	2014

Beginning Balance	$8,179	$8,470
OREO remeasured at initial recognition:
Carrying value of foreclosed assets prior to remeasurement	3,732	5,746
Charge-offs recognized in the allowance for loan losses	—	—
Fair value	3,732	5,746
OREO remeasured subsequent to initial recognition:
Carrying value of foreclosed assets prior to remeasurement	3,937	1,632
Fair value	3,000	1,168
Write-downs included in other non-interest expense	(937)	(464)

Acquired	—	—
Disposals	(4,456)	(5,573)
Ending Balance	$6,518	$8,179

Based on the Company's annual assessment for impairment in the recorded value of goodwill and indefinite lived intangible assets, no impairment was recorded during the years ended December 31, 2015 and 2014.

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

Short-term debt: Securities sold under agreements to repurchase and Federal Home Loan Bank advances represent borrowings with original maturities of less than 90 days. The carrying amount of borrowings under purchase agreements approximate their fair value.

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

	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
December 31, 2015
Assets:
Cash and cash equivalents	$70,113	$70,113	$70,113	$—	$—
Securities available-for-sale	369,466	369,466	4,785	362,585	2,096
Securities held-to-maturity	88,937	90,810	—	90,810	—
Other securities	12,915	12,915	—	12,915	—
Net loans	2,843,283	2,843,973	—	—	2,843,973
Accrued interest receivable	7,432	7,432	7,432	—	—
Derivative assets	10,811	10,811	—	10,811	—

Liabilities:
Deposits	3,083,975	3,085,908	2,066,419	1,019,489	—
Short-term debt	154,869	154,872	—	154,872	—
Long-term debt	16,495	16,457	—	16,457	—
Derivative liabilities	10,933	10,933	—	10,933	—

December 31, 2014
Assets:
Cash and cash equivalents	$148,228	$148,228	$148,228	$—	$—
Securities available-for-sale	254,043	254,043	4,735	247,437	1,871
Securities held-to-maturity	90,786	94,191	—	94,191	—
Other securities	9,857	9,857	—	9,857	—
Net loans	2,631,916	2,638,911	—	—	2,638,911
Accrued interest receivable	6,826	6,826	6,826	—	—
Derivative assets	10,253	10,253	—	10,253	—

Liabilities:
Deposits	2,872,787	2,879,126	1,846,124	1,033,002	—
Short-term debt	134,931	134,934	—	134,934	—
Long-term debt	16,495	16,464	—	16,464	—
Derivative liabilities	10,277	10,277	—	10,277	—

NOTE TWENTY-ONE –CITY HOLDING COMPANY (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Condensed Balance Sheets

The following table presents the condensed balance sheets of City Holding Company, parent company only (in thousands):

	December 31
	2015	2014

Assets
Cash	$46,672	$12,521
Securities available-for-sale	3,273	3,212
Investment in subsidiaries	388,201	380,348
Deferred tax assets, net	1,569	1,436
Fixed assets	8	9
Other assets	3,290	16,629
Total Assets	$443,013	$414,155

Liabilities
Junior subordinated debentures	$16,495	$16,495
Dividends payable	6,376	6,062
Accrued interest payable	30	26
Other liabilities	840	719
Total Liabilities	23,741	23,302

Total Shareholders’ Equity	419,272	390,853
Total Liabilities and Shareholders’ Equity	$443,013	$414,155

Junior subordinated debentures represent the Parent Company’s amounts owed to City Holding Capital Trust III.

Condensed Statements of Comprehensive Income

The following table presents the condensed statements of comprehensive income of City Holding Company, parent company only (in thousands):

	Year Ended December 31
	2015	2014	2013

Income
Dividends from subsidiaries	$48,950	$46,050	$46,317
Investment securities gains	—	1,130	89
Other income	22	65	66
	48,972	47,245	46,472
Expenses
Interest expense	618	605	617
Other expenses	1,170	849	2,352
	1,788	1,454	2,969
Income Before Income Tax Benefit and Equity in Undistributed Net Income of Subsidiaries	47,184	45,791	43,503
Income tax benefit	(795)	(231)	(1,050)
Income Before Equity in Undistributed Net Income of Subsidiaries	47,979	46,022	44,553
Equity in undistributed net income of subsidiaries	6,118	6,940	3,662
Net Income	$54,097	$52,962	$48,215

Total Comprehensive Income	$54,424	$53,793	$44,647

Condensed Statements of Cash Flows

The following table presents the condensed statements of cash flows of City Holding Company, parent company only (in thousands):

	Year Ended December 31
	2015	2014	2013
Operating Activities
Net income	$54,097	$52,962	$48,215
Adjustments to reconcile net income to net cash provided by operating activities:
Realized investment securities gains	—	(1,130)	(89)
Amortization and accretion	—	—	5
Stock based compensation	3	199	205
Depreciation	1	1	1
Change in other assets	13,338	(16,110)	1,656
Change in other liabilities	314	2,146	(236)
Equity in undistributed net income	(6,118)	(6,940)	(3,662)
Net Cash Provided by Operating Activities	61,635	31,128	46,095

Investing Activities
Proceeds from sales of available for sale securities	—	2,334	137
Return of capital	—	2,500	—
Acquisition of Community Financial Corporation	—	—	(12,708)
Net Cash Used in Investing Activities	—	4,834	(12,571)

Financing Activities
Dividends paid	(25,304)	(24,487)	(22,878)
Purchases of treasury stock	(7,055)	(27,957)	—
Exercise of stock options	2,979	580	3,428
Exercise of warrants	1,896	—	—
Net Cash Used in Financing Activities	(27,484)	(51,864)	(19,450)
Increase (decrease) in Cash and Cash Equivalents	34,151	(15,902)	14,074
Cash and cash equivalents at beginning of year	12,521	28,423	14,349
Cash and Cash Equivalents at End of Year	$46,672	$12,521	$28,423

NOTE TWENTY-TWO – SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

A summary of selected quarterly financial information is presented below (in thousands, except for per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

2015
Interest income	$32,364	$31,720	$30,768	$32,222
Taxable equivalent adjustment	142	144	147	179
Interest income (FTE)	32,506	31,864	30,915	32,401
Interest expense	2,973	2,937	2,910	3,010
Net interest income	29,533	28,927	28,005	29,391
Provision for loan losses	888	2,836	451	2,813
Investment securities gains	14	2,116	—	—
Non-interest income	24,007	13,289	13,706	14,074
Non-interest expense	23,165	23,244	25,377	21,165
Income before income tax expense	29,501	18,252	15,883	19,487
Income tax expense	11,367	6,125	5,129	5,793
Taxable equivalent adjustment	(142)	(144)	(147)	(179)
Net income available to common shareholders	$17,992	$11,983	$10,607	$13,515

Net earnings allocated to common shareholders	$17,783	$11,849	$10,487	$13,362

Basic earnings per common share	$1.18	$0.78	$0.69	$0.88
Diluted earnings per common share	1.17	0.78	0.69	0.88
Average common shares outstanding:
Basic	15,067	15,104	15,178	15,158
Diluted	15,149	15,127	15,198	15,175

2014
Interest income	$33,018	$31,828	$32,438	$32,282
Taxable equivalent adjustment	153	151	152	164
Interest income (FTE)	33,171	31,979	32,590	32,446
Interest expense	2,978	2,973	2,968	3,041
Net interest income	30,193	29,006	29,622	29,405
Provision for loan losses	1,363	435	1,872	384
Investment securities losses	83	818	71	184
Non-interest income	14,222	14,321	14,538	14,485
Non-interest expense	23,376	24,305	24,325	23,035
Income before income tax expense	19,759	19,405	18,034	20,655
Income tax expense	5,803	6,497	6,010	5,961
Taxable equivalent adjustment	(153)	(151)	(152)	(164)
Net income available to common shareholders	$13,803	$12,757	$11,872	$14,530

Net earnings allocated to common shareholders	$13,663	$12,626	$11,746	$14,374

Basic earnings per common share	$0.87	$0.81	$0.76	$0.95

Diluted earnings per common share	0.86	0.80	0.76	0.95
Average common shares outstanding:
Basic	15,631	15,556	15,363	15,096
Diluted	15,796	15,706	15,445	15,182

NOTE TWENTY-THREE – EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

	For the Year Ended December 31,
	2015	2014	2013

Distributed earnings allocated to common stock	$25,212	$23,984	$23,100
Undistributed earnings allocated to common stock	28,272	28,416	24,678
Net earnings allocated to common shareholders	$53,484	$52,400	$47,778

Average shares outstanding	15,123	15,403	15,564

Effect of dilutive securities:
Employee stock options and warrant outstanding	48	85	144

Shares for diluted earnings per share	15,171	15,488	15,708

Basic earnings per share	$3.54	$3.40	$3.07
Diluted earnings per share	$3.53	$3.38	$3.04

Options to purchase approximately 13,000 shares of common stock at an exercise price of $46.41 per share were outstanding during December 31, 2015, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares and therefore, the effect would have been anti-dilutive. During the years ended December 31, 2014 and December 31, 2013, there were no anti-dilutive options outstanding.

NOTE TWENTY-FOUR – ACCUMULATED OTHER COMPREHENSIVE LOSS

The activity in accumulated other comprehensive loss is presented in the tables below (in thousands). All amounts are shown net of tax, which is calculated using a combined Federal and state income tax rate approximating 37%.

	Accumulated Other Comprehensive Loss
		Unrealized
		Gains (Losses) on
	Defined Benefit	Securities
	Pension Plans	Available-for-Sale	Total

Balance at December 31, 2013	$(2,880)	$(2,110)	$(4,990)

Other comprehensive income before reclassifications	(2,470)	4,030	1,560
Amounts reclassified from other comprehensive loss	—	(729)	(729)
	(2,470)	3,301	831

Balance at December 31, 2014	$(5,350)	$1,191	$(4,159)

Other comprehensive income before reclassifications	590	1,081	1,671
Amounts reclassified from other comprehensive loss	—	(1,344)	(1,344)
	590	(263)	327

Balance at December 31, 2015	$(4,760)	$928	$(3,832)

	Amount reclassified from Other Comprehensive Loss			Affected line item
	December 31,			in the Statements
	2015	2014	2013	of Income

Securities available-for-sale:
Net securities (gains) losses reclassified into earnings	$(2,130)	$(1,156)	$(764)	Security gains (losses)
Related income tax expense	786	427	282	Income tax expense
Net effect on accumulated other comprehensive loss	$(1,344)	$(729)	$(482)