Form 10-K, Exhibit 13
period 2016-12-31
CITY HOLDING CO
filed 2017-02-27
CIK 726854

Selected Financial Data                                     Exhibit 13
Table One
Five-Year Financial Summary
(in thousands, except per share data)

	2016	2015 (3)	2014	2013 (2)	2012 (1)
Summary of Operations
Total interest income	$132,152	$127,074	$129,566	$138,539	$112,212
Total interest expense	13,207	11,830	11,960	13,301	14,450
Net interest income	118,945	115,244	117,606	125,238	97,762
Provision for loan losses	4,395	6,988	4,054	6,848	6,375
Total non-interest income	58,825	67,206	58,722	58,006	55,257
Total non-interest expenses	96,164	92,951	95,041	102,906	87,401
Income before income taxes	77,211	82,511	77,233	73,490	59,243
Income tax expense	25,083	28,414	24,271	25,275	20,298
Net income available to common shareholders	52,128	54,097	52,962	48,215	38,945

Per Share Data
Net income basic	$3.46	$3.54	$3.40	$3.07	$2.63
Net income diluted	3.45	3.53	3.38	3.04	2.61
Cash dividends declared	1.72	1.68	1.60	1.48	1.40
Book value per share	29.25	27.62	25.79	24.61	22.47

Selected Average Balances
Total loans	$2,920,837	$2,691,304	$2,593,597	$2,523,755	$2,041,876
Securities	495,206	383,685	365,904	360,860	409,431
Interest-earning assets	3,426,158	3,084,722	2,968,706	2,905,783	2,489,072
Deposits	3,166,817	2,947,543	2,824,985	2,821,573	2,338,891
Long-term debt	16,495	16,495	16,495	16,495	16,495
Total shareholders’ equity	431,031	415,051	395,940	373,102	325,073
Total assets	3,835,081	3,564,730	3,404,818	3,378,351	2,837,234

Selected Year-End Balances
Net loans	$3,026,496	$2,843,283	$2,631,916	$2,585,622	$2,127,560
Securities	539,604	471,318	354,686	370,120	402,039
Interest-earning assets	3,611,706	3,345,136	3,016,477	2,986,194	2,574,684
Deposits	3,231,653	3,083,975	2,872,787	2,785,133	2,409,316
Long-term debt	16,495	16,495	16,495	16,495	16,495
Total shareholders’ equity	442,438	419,272	390,853	387,623	333,274
Total assets	3,984,403	3,714,059	3,461,633	3,368,238	2,917,466

Performance Ratios
Return on average assets	1.36%	1.52%	1.56%	1.43%	1.37%
Return on average equity	12.1	13.0	13.4	12.9	12.0
Return on average tangible common equity	14.8	15.8	16.5	16.2	14.7
Net interest margin	3.50	3.76	3.98	4.33	3.96
Efficiency ratio	54.8	53.7	53.7	55.8	57.2
Dividend payout ratio	49.7	47.5	47.1	48.2	53.2

Asset Quality
Net charge-offs to average loans	0.13%	0.29%	0.18%	0.20%	0.34%
Provision for loan losses to average loans	0.15	0.26	0.16	0.27	0.31
Allowance for loan losses to nonperforming loans	140.10	110.37	127.62	90.25	96.59
Allowance for loan losses to total loans	0.65	0.67	0.76	0.79	0.88

Consolidated Capital Ratios
CET 1 Capital	13.3%	13.7%	*	*	*
Tier 1 Capital	13.9	14.3	13.4	13.0	13.0
Total Capital	14.7	15.1	14.2	13.8	13.9
Tier 1 Leverage	10.1	10.2	9.9	9.8	9.8
Average equity to average assets	11.2	11.6	11.6	11.0	11.5
Tangible equity to tangible assets (end of period)	9.3	9.3	9.3	9.5	9.4

Full-time equivalent employees	847	853	889	923	843

*Basel III CET 1 ratio requirements were effective beginning January 1, 2015 and were not required for prior periods.

(1) - In May 2012, the Company acquired Virginia Savings Bancorp, Inc. and its wholly owned subsidiary, Virginia Savings Bank.
(2) - In January 2013, the Company acquired Community Financial Corporation and its wholly owned subsidiary, Community Bank.
(3) - In January 2015, the Company sold its insurance operations, CityInsurance. In November 2015, the Company acquired three branches in Lexington, Kentucky from American Founder's Bank.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CITY HOLDING COMPANY

City Holding Company (the “Company”), a West Virginia corporation headquartered in Charleston, West Virginia, is a registered financial holding company under the Bank Holding Company Act and conducts its principal activities through its wholly owned subsidiary, City National Bank of West Virginia ("City National"). City National is a retail and consumer-oriented community bank with 85 bank branches in West Virginia (57), Virginia (14), Kentucky (11) and Ohio (3). City National provides credit, deposit, and trust and investment management services to its customers in a broad geographical area that includes many rural and small community markets in addition to larger cities including Charleston (WV), Huntington (WV), Martinsburg (WV), Winchester (VA), Staunton (VA), Virginia Beach (VA), Ashland (KY) and Lexington (KY). In the Company's key markets, the Company's primary subsidiary, City National, generally ranks in the top three relative to deposit market share and the top two relative to branch share (Charleston/Huntington MSA, Beckley/Lewisburg Counties, Staunton MSA and Winchester, VA/WV Eastern Panhandle counties). In addition to its branch network, City National's delivery channels include automated-teller-machines ("ATMs"), mobile banking, debit cards, interactive voice response systems, and Internet technology. The Company’s business activities are currently limited to one reportable business segment, which is community banking.

In January 2015 the Company sold its insurance operations, CityInsurance, to The Hilb Group effective January 1, 2015. As a result of this sale, the Company recognized a one-time after tax gain of $5.8 million in the first quarter of 2015.

On November 6, 2015, the Company purchased three branch locations from American Founders Bank, Inc. (“AFB”) located in Lexington, Kentucky. The Company acquired approximately $119 million in performing loans and assumed deposit liabilities of approximately $145 million. The Company paid AFB a deposit premium of 5.5% on non-time deposits and 1.0% on premium loan balances acquired.

CRITICAL ACCOUNTING POLICIES

The accounting policies of the Company conform to U.S. generally accepted accounting principles and require management to make estimates and develop assumptions that affect the amounts reported in the financial statements and related footnotes. These estimates and assumptions are based on information available to management as of the date of the financial statements. Actual results could differ significantly from management’s estimates. As this information changes, management’s estimates and assumptions used to prepare the Company’s financial statements and related disclosures may also change. The most significant accounting policies followed by the Company are presented in Note One of the Notes to Consolidated Financial Statements included herein. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified: (i) the determination of the allowance for loan losses, (ii) income taxes and (iii) purchased credit-impaired loans to be the accounting areas that require the most subjective or complex judgments and, as such, could be most subject to revision as new information becomes available.

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

The Income Taxes section of this Annual Report to Shareholders provides management’s analysis of the Company’s income taxes.  The Company is subject to federal and state income taxes in the jurisdictions in which it conducts business.  In computing the provision for income taxes, management must make judgments regarding interpretation of laws in those jurisdictions.  Because the application of tax laws and regulations for many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determinations by taxing authorities.  On a quarterly basis, the Company estimates its annual effective tax rate for the year and uses that rate to provide for income taxes on a year-to-date basis.  The Company's unrecognized tax benefits could change over the next twelve months as a result of various factors.    The Company is currently open to audit under the statute of limitations by the Internal Revenue Service and various state taxing authorities for the years ended December 31, 2013 through 2015.

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

FINANCIAL SUMMARY

The Company’s financial performance over the previous three years is summarized in the following table:

	2016	2015	2014

Net income available to common shareholders (in thousands)	$52,128	$54,097	$52,962
Earnings per common share, basic	$3.46	$3.54	$3.40
Earnings per common share, diluted	$3.45	$3.53	$3.38
ROA*	1.36%	1.52%	1.56%
ROE*	12.1%	13.0%	13.4%
ROATCE*	14.8%	15.8%	16.5%

*ROA (Return on Average Assets) is a measure of the effectiveness of asset utilization. ROE (Return on Average Equity) is a measure of the return on shareholders’ investment. ROATCE (Return on Average Tangible Common Equity) is a measure of the return on shareholders’ equity less intangible assets.

            The Company’s tax equivalent net interest income increased $4.0 million, or 3.4%, from $115.9 million in 2015 to $119.8 million in 2016 (see Net Interest Income).  The Company’s provision for loan losses decreased $2.6 million from $7.0 million in 2015 to $4.4 million in 2016 (see Allowance and Provision for Loan Losses). Offsetting the aforementioned increase in tax-equivalent net interest income and decrease in provision for loan losses were a decrease in non-interest income of $8.4 million and an increase in non-interest expense of $3.2 million (see Non-Interest Income and Expense). As a result, the Company's net income decreased $2.0 million from $54.1 million in 2015 to $52.1 million in 2016 and the Company achieved a return on assets of 1.36%, a return on tangible equity of 14.8% and an efficiency ratio of 54.8%.

BALANCE SHEET ANALYSIS

Selected balance sheet fluctuations are summarized in the following table (in millions):

	December 31,
	2016	2015	$ Change	% Change

Gross loans	$3,046.2	$2,862.5	$183.7	6.4%
Investment securities	539.6	471.3	68.3	14.5
Premises and equipment, net	75.2	77.3	(2.1)	(2.7)
Goodwill and other intangible assets, net	79.1	79.8	(0.7)	(0.9)

Total deposits	3,231.7	3,084.0	147.7	4.8
Short-term borrowings	248.3	154.9	93.4	60.3
Long-term debt	16.5	16.5	—	—
Shareholders' equity	442.4	419.3	23.1	5.5

Gross loans increased $184 million, or 6.4%, from $2.86 billion at December 31, 2015 to $3.05 billion at December 31, 2016. Commercial loans increased $122.3 million (9.4%) and residential real estate loans increased $68.3 million (4.9%) from December 31, 2015 to December 31, 2016. A significant portion of the increase in commercial loans during 2016 were in the Columbus, Ohio and Charlotte, North Carolina markets and were diversified across a broad base of industry types, such as multi-family housing, properties leased to the government, nursing homes, grocery and retail stores, and other commercial and industrial loans.

Investment securities increased $68 million, or 14.5%, from $471 million at December 31, 2015, to $540 million at December 31, 2016. During 2016, in conjunction with its interest rate risk management strategy, the Company elected to grow investment balances and reduce cash balances to enhance net interest income. As part of this strategy, the Company purchased tax-exempt municipal securities to improve its earnings by lowering its effective income tax rate. Additionally, the Company intends to use the net proceeds from its current at-the-market common stock offering to support loan growth, bolster regulatory capital, and provide cash for possible future acquisitions. Pending this use, the proceeds have been invested by the Company in various investment securities.

Premises and equipment, net decreased $2 million, or 2.7%, from $77 million at December 31, 2015 to $75 million at December 31, 2016. Goodwill and other intangible assets, net decreased $1 million.

Total deposits increased $148 million, or 4.8%, from $3.08 billion at December 31, 2015 to $3.23 billion at December 31, 2016, partially due to a new customer relationship, which had a total deposit balance of $80 million as of December 31, 2016. This customer relationship does not represent a significant risk to the Company's liquidity, as withdrawals by this customer may be offset by short-term borrowings. Exclusive of this new customer relationship in the 2016, the remainder of the increase is due to growth in non-interest bearing deposits of $26 million, growth in time deposits of $24 million, growth in interest bearing demand deposits of $16 million and growth in savings deposit accounts of $1 million.

Short-term borrowings increased $93 million, or 60.3%, from December 31, 2015 to December 31, 2016, primarily due to an increase in short-term FHLB advances. This increase was to help fund loan and investment growth in 2016. Long-term debt balances remained flat at $16.5 million.

Shareholders' equity increased $23.1 million from December 31, 2015 to December 31, 2016 (see Capital Resources).

TABLE TWO
AVERAGE BALANCE SHEETS AND NET INTEREST INCOME
(In thousands)

	2016			2015			2014
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets
Loan portfolio(1):
Residential real estate(2),(3)	$1,565,079	$60,736	3.88%	$1,474,631	$57,692	3.91%	$1,384,677	$55,627	4.02%
Commercial, financial, and agriculture(3),(4)	1,318,094	52,812	4.01	1,175,707	52,177	4.44	1,163,449	54,799	4.71
Installment loans to individuals(3),(5)	37,664	2,917	7.75	40,966	3,442	8.40	45,471	4,045	8.90
Previously securitized loans(6)	—	1,673	—	—	1,796	—	—	2,187	—
Total loans	2,920,837	118,138	4.04	2,691,304	115,107	4.28	2,593,597	116,658	4.50
Securities:
Taxable	444,110	12,392	2.79	352,296	10,830	3.07	337,440	11,766	3.49
Tax-exempt(7)	51,096	2,494	4.88	31,389	1,749	5.57	28,464	1,757	6.17
Total securities	495,206	14,886	3.01	383,685	12,579	3.28	365,904	13,523	3.70
Deposits in depository institutions	10,115	—	—	9,733	—	—	9,205	—	—
Total interest-earning assets	3,426,158	133,024	3.88	3,084,722	127,686	4.14	2,968,706	130,181	4.39
Cash and due from banks	95,295			180,965			130,183
Bank premises and equipment	76,056			76,136			80,459
Other assets	257,525			243,902			246,618
Less: allowance for loan losses	(19,953)			(20,995)			(21,148)
Total assets	$3,835,081			$3,564,730			$3,404,818

Liabilities
Interest-bearing demand deposits	$685,399	615	0.09%	$644,961	505	0.08%	$614,489	615	0.10%
Savings deposits	772,296	975	0.13	706,926	712	0.10	632,510	784	0.12
Time deposits(3)	1,029,172	10,462	1.02	1,005,232	9,669	0.96	1,046,925	9,613	0.92
Short-term borrowings	176,065	472	0.27	145,199	327	0.23	133,769	342	0.26
Long-term debt	16,495	683	4.14	16,495	617	3.74	16,495	606	3.67
Total interest-bearing liabilities	2,679,427	13,207	0.49	2,518,813	11,830	0.47	2,444,188	11,960	0.49
Noninterest-bearing demand deposits	679,950			590,424			531,061
Other liabilities	44,673			40,442			33,629
Total shareholders’ equity	431,031			415,051			395,940
Total liabilities and shareholders’ equity	$3,835,081			$3,564,730			$3,404,818
Net interest income		$119,817			$115,856			$118,221
Net yield on earning assets			3.50%			3.76%			3.98%

1.	For purposes of this table, non-accruing loans have been included in average balances and loan fees, which are immaterial, have been included in interest income.
2.Includes the Company's residential real estate and home equity loan categories.

3.	Included in the above table are the following amounts (in thousands) for the accretion of the fair value adjustments related to the acquisitions of Virginia Savings, Community and AFB:

	2016	2015	2014
Residential real estate	$698	$893	$884
Commercial, financial, and agriculture	1,505	4,830	4,404
Installment loans to individuals	112	275	715
Time deposits	592	687	785
Total	$2,907	$6,685	$6,788

4.Includes the Company’s commercial and industrial and commercial real estate loan categories.
5.Includes the Company’s consumer and DDA overdrafts loan categories.
6.Effective January 1, 2012, the carrying value of the Company's previously securitized loans was reduced to $0.
7.Computed on a fully federal tax-equivalent basis assuming a tax rate of approximately 35%.

NET INTEREST INCOME
2016 vs. 2015

The Company’s tax equivalent net interest income increased $4.0 million, or 3.4%, from $115.9 million in 2015 to $119.8 million in 2016. This increase was due primarily to an increase in average loan balances from organic growth ($127 million) and from loans associated with the acquisition of three branches in the Lexington, Kentucky market in November 2015 (approximately $102 million in loans) contributing additional net interest income of $9.0 million in 2016. In addition, higher average investment balances ($111.5 million) increased net interest income by $3.9 million. During 2016, in conjunction with its interest rate risk management strategy, the Company elected to grow investment balances and reduce cash balances to enhance net interest income. As part of this strategy, the Company purchased tax-exempt municipal securities to improve its earnings by lowering its effective income tax rate. As a result of this strategy, the Company's overnight borrowings increased during 2016 and the Company anticipates growing time deposits in 2017 to reduce overnight borrowings. These increases in net interest income were partially offset by lower accretion from fair value adjustments on recent acquisitions that decreased net interest income $3.8 million ($6.7 million in 2015 compared to $2.9 million in 2016) and margin compression, which lowered net interest income $3.9 million. The Company’s reported net interest margin decreased from 3.76% for the year ended December 31, 2015 to 3.50% for the year ended December 31, 2016. Excluding the favorable impact of the accretion from fair value adjustments on recent acquisitions, the net interest margin would have been 3.41% for the year ended December 31, 2016 and 3.54% for the year ended December 31, 2015. This decrease was primarily caused by loan yields (excluding accretion) compressing from 4.05% for the year ended December 31, 2015 to 3.96% for the year ended December 31, 2016 and by the yield on investment securities decreasing from 3.28% to 3.01% for the same period.

Average interest-earning assets increased $341 million from 2015 to 2016, due to increases in commercial, financial, and agriculture loans ($142 million), investment securities ($112 million) and residential real estate loans ($90 million).   Average interest-bearing liabilities increased $161 million from 2015 due to increases in savings deposits ($65 million), interest-bearing demand deposits ($40 million), short-term borrowings ($31 million), and time deposits ($24 million).

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

Year Ended	Loans	Time Deposits	Total

Actual
2014	$6,003	$785	$6,788
2015	5,998	687	6,685
2016	2,315	592	2,907

Forecasted
2017	1,257	16	1,273
2018	981	—	981
2019	868	—	868

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

TABLE FOUR
RATE/VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME AND INTEREST EXPENSE
(In thousands)

	2016 vs. 2015 Increase (Decrease) Due to Change In:			2015 vs. 2014 Increase (Decrease) Due to Change In:
	Volume	Rate	Net	Volume	Rate	Net
Interest-earning assets:
Loan portfolio
Residential real estate	$3,539	$(495)	$3,044	$3,614	$(1,549)	$2,065
Commercial, financial, and agriculture	6,319	(5,684)	635	572	(2,683)	(2,111)
Installment loans to individuals	(277)	(248)	(525)	(451)	(663)	(1,114)
Previously securitized loans	—	(123)	(123)	—	(391)	(391)
Total loans	9,581	(6,550)	3,031	3,735	(5,286)	(1,551)
Securities:
Taxable	2,822	(1,260)	1,562	518	(1,454)	(936)
Tax-exempt(1)	1,098	(353)	745	181	(189)	(8)
Total securities	3,920	(1,613)	2,307	699	(1,643)	(944)
Total interest-earning assets	$13,501	$(8,163)	$5,338	$4,434	$(6,929)	$(2,495)

Interest-bearing liabilities:
Interest-bearing demand deposits	$32	$78	$110	$30	$(140)	$(110)
Savings deposits	66	197	263	92	(164)	(72)
Time deposits	230	563	793	(383)	439	56
Short-term borrowings	70	75	145	29	(44)	(15)
Long-term debt	—	66	66	—	11	11
Total interest-bearing liabilities	$398	$979	$1,377	$(232)	$102	$(130)
Net Interest Income	$13,103	$(9,142)	$3,961	$4,666	$(7,031)	$(2,365)

1.	Fully federal taxable equivalent using a tax rate of approximately 35%.

Non-GAAP Financial Measures

Management of the Company uses measures in its analysis of the Company's performance other than those in accordance with generally accepted accounting principals in the United States of America ("GAAP"). These measures are useful when evaluating the underlying performance of the Company's operations. The Company's management believes that these non-GAAP measures enhance comparability of results with prior periods and demonstrate the effects of significant gains and charges in the current period. The Company's management believes that investors may use these non-GAAP financial measures to evaluate the Company's financial performance without the impact of these items that may obscure trends in the Company's performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they comparable to non-GAAP financial measures that may be presented by other companies. The following table reconciles fully taxable equivalent net interest income and fully taxable equivalent net interest income excluding accretion with net interest income as derived from the Company's financial statements (in thousands):

TABLE THREE
NON-GAAP FINANCIAL MEASURES
(In thousands)

	2016	2015	2014

Net interest income ("GAAP")	$118,945	$115,244	$117,606
Taxable equivalent adjustment	872	612	615
Net interest income, fully taxable equivalent	$119,817	$115,856	$118,221

Average interest earning assets	$3,426,158	$3,084,722	$2,968,706
Net interest margin	3.50%	3.76%	3.98%

Net interest income ("GAAP")	$118,945	$115,244	$117,606
Taxable equivalent adjustment	872	612	615
Accretion related to fair value adjustments	(2,907)	(6,685)	(6,788)
Net interest income, fully taxable equivalent, excluding accretion	$116,910	$109,171	$111,433

Average interest earning assets	$3,426,158	$3,084,722	$2,968,706
Net interest margin (excluding accretion)	3.41%	3.54%	3.75%

NON-INTEREST INCOME AND NON-INTEREST EXPENSE
2016 vs. 2015

Selected income statement fluctuations are summarized in the following table (dollars in millions):

	For the year ended December 31,
	2016	2015	$ Change	% Change
Net investment security gains	$3.5	$2.1	$1.4	64.9%
Gain on sale of insurance division	—	11.1	(11.1)	(100.0)
Non-interest income, excluding net investment securities gains and gain on sale of insurance division	55.3	54.0	1.3	2.4
Non-interest expense	96.2	93.0	3.2	3.5

During the years ended December 31, 2016 and 2015, the Company realized investment gains of $3.5 million and $2.1 million, respectively, from the call or sale of trust preferred securities, which represented a partial recovery of impairment charges previously recognized. During the year ended December 31, 2015, the Company sold its insurance operations, CityInsurance, which resulted in the recognition of a pre-tax gain of $11.1 million.

Exclusive of these gains, non-interest income increased $1.3 million to $55.3 million for the year ended December 31, 2016 as compared to $54.0 million for the year ended December 31, 2015. This is primarily due to increases in bankcard revenue of $0.6 million, or 3.9%, trust revenues of $0.4 million, or 8.8% and service charges of $0.4 million, or 1.5%.

Non-interest expenses increased $3.2 million from the year ended December 31, 2015 to the year ended December 31, 2016. During 2015, the Company recognized $0.6 million of acquisition and integration expenses associated with the acquisition of three branches in Lexington, Kentucky. Excluding acquisition related expenses, non-interest expenses increased $3.8 million from $92.4 million for the year ended December 31, 2015 to $96.2 million for the year ended December 31, 2016. This increase was largely due to an increase in salaries and employee benefits ($2.1 million) due to salary adjustments and increased health insurance costs. In addition, non-interest expenses increased $1.7 million due to the annual operating costs of the three branches acquired in November 2015 and from an increase of $0.5 million in bankcard expenses due to increased transaction volumes.

2015 vs. 2014

Selected income statement fluctuations are summarized in the following table (dollars in millions):

	For the year ended December 31,
	2015	2014	$ Change	% Change
Net investment security gains	$2.1	$1.2	$0.9	75.0%
Gain on sale of insurance division	11.1	—	11.1	100.0
Non-interest income, excluding net investment securities gains	54.0	57.6	(3.6)	(6.3)
Non-interest expense	93.0	95.0	(2.0)	(2.1)

During the year ended December 31, 2015, the Company sold its insurance operations, CityInsurance, which resulted in the recognition of a pre-tax gain of $11.1 million. Additionally, the Company realized investment gains of $2.1 million from the call of trust preferred securities which represented a partial recovery of impairment charges previously recognized. During the year ended December 31, 2104, the Company realized investment gains of $1.2 million from the sale of certain equity positions related to community banks and bank holding companies.
Exclusive of these gains, non-interest income excluding net investment securities gains and the gain on sale of the insurance division decreased $3.6 million to $54.0 million for the year ended December 31, 2015 as compared to $57.6 million for the year ended December 31, 2014. This decrease was primarily attributable to decreases in insurance commission revenues of $6.0 million, due to the sale of CityInsurance and service charges of $0.3 million, or 1.0%. These decreases were partially offset by increases of (i) other income of $1.0 million, primarily due to mortgage banking activities, (ii) bankcard revenue of $0.8 million, or 5.5%, and (iii) trust revenues of $0.5 million, or 11.1%.
During 2015, the Company recognized $0.6 million of acquisition and integration expenses associated with the completed acquisition of three branches from AFB. Excluding these expenses, non-interest expenses decreased $2.6 million from $95.0 million for the year ended December 31, 2014 to $92.4 million for the year ended December 31, 2015. Salaries and employee benefits decreased $3.9 million from 2014 largely as a result of the sale of CityInsurance and an overall reduction of retail branch staff. Additionally, advertising expenses decreased $0.8 million from 2014. These decreases were partially offset by increases in other expenses of $1.3 million and repossessed asset losses of $0.7 million. Other expenses increased primarily as a result of the write down of a partnership investment of $1.45 million in 2015.
INCOME TAXES

The Company recorded income tax expense of $25.1 million, $28.4 million and $24.3 million in 2016, 2015 and 2014, respectively. The Company’s effective tax rates for 2016, 2015 and 2014 were 32.5%, 34.4% and 31.4%, respectively. A reconciliation of the effective tax rate to the statutory rate is included in Note Thirteen of the Notes to Consolidated Financial Statements. During the years ended December 31, 2016, 2015 and2014, the Company reduced income tax expense by $0.5 million, $0.6 million and $1.8 million, respectively due to the recognition of previously unrecognized tax positions resulting from the close of the statute of limitations for previous tax years. In addition, as a result of differences between the book and tax basis of the assets that were sold in conjunction with the sale of CityInsurance, the Company’s income tax expense increased by $1.1 million. Exclusive of these items, the Company’s tax rate from operations was 33.2%, 33.6% and 33.8% for the years ended December 31, 2016, 2015 and 2014, respectively.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s net deferred tax assets decreased from $30.0 million at December 31, 2015 to $28.0 million at December 31, 2016. The components of the Company’s net deferred tax assets are disclosed in Note Thirteen of the Notes to Consolidated Financial Statements. Realization of the most significant net deferred tax assets is primarily dependent on future events taking place that will reverse the current deferred tax assets. For example, realization of the deferred tax asset attributable to other-than-temporary impairment losses on securities, which have already been recognized in the Company’s financial statements, would be realized if the impaired securities were deemed to be “worthless” by the Internal Revenue Service ("IRS") or when the securities were sold and the loss could be recognized for tax purposes.  The deferred tax asset and/or liability associated with unrealized securities losses is the tax impact of the unrealized gains and/or losses on the Company’s available-for-sale security portfolio.  At December 31, 2016 the Company had a deferred tax asset of $1.3 million and at December 31, 2015, the Company had a deferred tax liability of $0.6 million associated with unrealized securities losses and gains. The impact of the Company’s unrealized gains is noted in the Company’s Consolidated Statements of Changes in Shareholders’ Equity as an adjustment to Accumulated Other Comprehensive Income (Loss).  This deferred tax asset would be realized if the unrealized securities losses on the Company's securities were realized from either the sales or maturities of the related securities. At December 31, 2016 and 2015, the Company had a deferred tax asset of $3.8 million and $6.7 million, respectively, associated with other-than-temporarily impaired securities.  The deferred tax asset at December 31, 2016 would be realized if the Company’s other-than-temporarily impaired securities were sold, or were deemed "worthless" in accordance with the IRS tax code.  The deferred tax asset associated with the allowance for loan losses decreased slightly from $7.4 million at December 31, 2015 to $7.3 million at December 31, 2016. The deferred tax asset associated with the allowance for loan losses is expected to be realized as additional loan charge-offs, which have already been provided for within the Company’s financial statements, are recognized for tax purposes.  The deferred tax asset associated with the Company’s previously securitized loans is expected to be realized as the Company recognizes income for financial statement purposes from these loans in future periods. The deferred tax asset associated with these loans decreased from $4.3 million at December 31, 2015 to $4.0 million at December 31, 2016.  The deferred tax asset associated with the Company's intangible assets decreased to $1.3 million at December 31, 2016. The Company believes that it is more likely than not that each of the deferred tax assets will be realized and that no valuation allowance was necessary as of December 31, 2016 or 2015.

RISK MANAGEMENT

Market risk is the risk of loss due to adverse changes in current and future cash flows, fair values, earnings or capital due to adverse movements in interest rates and other factors, including foreign exchange rates, underlying credit risk and commodity prices. Because the Company has no significant foreign exchange activities and holds no commodities, interest rate risk represents the primary risk factor affecting the Company’s balance sheet and net interest margin. Significant changes in interest rates by the Federal Reserve could result in similar changes in LIBOR interest rates, prime rates, and other benchmark interest rates that could materially affect the estimated fair value of the Company’s investment securities portfolio, interest paid on the Company’s short-term and long-term borrowings, interest earned on the Company’s loan portfolio and interest paid on its deposit accounts. The Company utilizes derivative instruments, primarily interest rate swaps, to help manage its interest rate risk on commercial loans.

 The Company’s Asset and Liability Committee (“ALCO”) has been delegated the responsibility of managing the Company’s interest-sensitive balance sheet accounts to maximize earnings while managing interest rate risk. ALCO, comprised of various members of executive and senior management, is also responsible for establishing policies to monitor and limit the Company’s exposure to interest rate risk and to manage the Company’s liquidity position. ALCO satisfies its responsibilities through quarterly meetings during which product pricing issues, liquidity measures and interest sensitivity positions are monitored.

In order to measure and manage its interest rate risk, the Company uses an asset/liability management simulation software model to periodically update the interest sensitivity position of the Company’s balance sheet. The model is also used to perform analyses that measure the impact on net interest income and capital as a result of various changes in the interest rate environment. Such analyses quantify the effects of various interest rate scenarios on projected net interest income.

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

Immediate Basis Point Change in Interest Rates	Implied Federal Funds Rate Associated with Change in Interest Rates	Estimated Increase (Decrease) in Net Income Over 12 Months
December 31, 2016
+400	4.75%	+8.0%
+300	3.75	+9.9
+200	2.75	+9.7
+100	1.75	+6.2
-50	0.25	-6.1
-100	(0.25)	-9.5

December 31, 2015
+400	4.50%	+6.0%
+300	3.50	+7.5
+200	2.50	+6.8
+100	1.50	+3.3

These estimates are highly dependent upon assumptions made by management, including, but not limited to, assumptions regarding the manner in which interest-bearing demand deposit and savings deposit accounts reprice in different interest rate scenarios, changes in the composition of deposit balances, pricing behavior of competitors, prepayments of loans and deposits under alternative rate environments, and new business volumes and pricing. As a result, there can be no assurance that the estimates above will be achieved in the event that interest rates increase during 2017 and beyond.  The estimates above do not necessarily imply that the Company will experience increases in net income if market interest rates rise.  The table above indicates how the Company’s net income and the economic value of equity behave relative to an increase or decrease in rates compared to what would otherwise occur if rates remain stable.

Based upon the estimates above, the Company believes that its net income is positively correlated with increasing rates as compared to the level of net income the Company would expect if interest rates remain flat or decrease.

LIQUIDITY

The Company evaluates the adequacy of liquidity at both the Parent Company level and at the banking subsidiary level. At the Parent Company level, the principal source of cash is dividends from its banking subsidiary, City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. At December 31, 2016, City National could pay dividends up to $57.5 million without prior regulatory permission.

On December 19, 2016, the Company announced that it had filed a prospectus supplement to its existing shelf registration statement on Form S-3 for the sale of its common stock having an aggregate value of up to $55 million through an “at-the-market” equity offering program. The Company intends to use the net proceeds from the offering to support loan growth, bolster regulatory capital, and provide cash for possible future acquisitions. Pending this use, the proceeds will be invested by the Company in various investment securities. During the year ended December 31, 2016, the Company sold approximately 108,000 common shares at a weighted average price of $66.21, net of broker fees. Through February 24, 2017, the Company has sold approximately 548,000 common shares at a weighted average price of $64.82, net of broker fees. These shares include shares sold, but not settled with the purchaser as of February 24, 2017.

During 2016, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders, (2) remit interest payments on the Company’s junior subordinated debentures and (3) fund repurchases of the Company's common shares.  Additional information concerning sources and uses of cash by the Parent Company is reflected in Note Twenty of the Notes to Consolidated Financial Statements.

Over the next 12 months, the Parent Company has an obligation to remit interest payments approximating $0.7 million on the junior subordinated debentures held by City Holding Capital Trust III. Additionally, the Parent Company anticipates continuing the payment of dividends, which are expected to approximate $26.3 million on an annualized basis for 2017 based on common shareholders of record at December 31, 2016 at a dividend rate of $1.72 for 2017.  However, interest payments on the debentures can be deferred for up to five years under certain circumstances and dividends to shareholders can, if necessary, be suspended. In addition to these anticipated cash needs, the Parent Company has operating expenses and other contractual obligations, which are estimated to require $1.3 million of additional cash over the next 12 months. As of December 31, 2016, the Parent Company reported a cash balance of $26.5 million and management believes that the Parent Company’s available cash balance, together with cash dividends from City National, will be adequate to satisfy its funding and cash needs over the next twelve months.

Excluding the interest and dividend payments discussed above, the Parent Company has no significant commitments or obligations in years after 2017 other than the repayment of its $16.5 million obligation under the debentures held by City Holding Capital Trust III. However, this obligation does not mature until June 2038, or earlier at the option of the Parent Company. It is expected that the Parent Company will be able to obtain the necessary cash, either through dividends obtained from City National or the issuance of other debt, to fully repay the debentures at their maturity.

City National manages its liquidity position in an effort to effectively and economically satisfy the funding needs of its customers and to accommodate the scheduled repayment of borrowings. Funds are available to City National from a number of sources, including depository relationships, sales and maturities within the investment securities portfolio, and borrowings from the Federal Home Loan Bank ("FHLB") and other financial institutions. As of December 31, 2016, City National’s assets are significantly funded by deposits and capital. City National maintains borrowing facilities with the FHLB and other financial institutions that can be accessed as necessary to fund operations and to provide contingency funding mechanisms. As of December 31, 2016, City National had the capacity to borrow an additional $1.6 billion from the FHLB and other financial institutions under existing borrowing facilities. City National maintains a contingency funding plan, incorporating these borrowing facilities, to address liquidity needs in the event of an institution-specific or systemic financial industry crisis. Also, although it has no current intention to do so, City National could liquidate its unpledged securities, if necessary, to provide an additional funding source.  City National also segregates certain mortgage loans, mortgage-backed securities, and other investment securities in a separate subsidiary so that it can separately monitor the asset quality of these primarily mortgage-related assets, which could be used to raise cash through securitization transactions or obtain additional equity or debt financing if necessary.

 The Company manages its asset and liability mix to balance its desire to maximize net interest income against its desire to minimize risks associated with capitalization, interest rate volatility, and liquidity. With respect to liquidity, the Company has chosen a conservative posture and believes that its liquidity position is strong. As illustrated in the Consolidated Statements of Cash Flows, the Company generated $65.3 million of cash from operating activities during 2016, primarily from interest income received on loans and investments, net of interest expense paid on deposits and borrowings.

The Company has obligations to extend credit, but these obligations are primarily associated with existing home equity loans that have predictable borrowing patterns across the portfolio. The Company has investment security balances with carrying values that totaled $539.6 million at December 31, 2016, and that greatly exceeded the Company’s non-deposit sources of borrowing, which totaled $264.8 million.

The Company’s net loan to asset ratio is 76.0% as of December 31, 2016 and deposit balances fund 81.1% of total assets as compared to 67.5% for its peers (Bank Holding Company Peer Group with assets ranging from $3 billion to $10 billion). Further, the Company’s deposit mix has a very high proportion of transaction and savings accounts that fund 55.0% of the Company’s total assets and the Company uses time deposits over $250,000 to fund 2.6% of total assets compared to its peers, which fund 12.5% of total assets with such deposits.

INVESTMENTS

The Company’s investment portfolio increased $68 million, or 14.5%, from $471 million at December 31, 2015, to $540 million at December 31, 2016. During 2016, in conjunction with its interest rate risk management strategy, the Company elected to grow investment balances (primarily mortgage-backed and municipal securities) and reduce cash balances to enhance net interest income. As part of this strategy, the Company purchased tax-exempt municipal securities to improve its earnings by lowering its effective income tax rate. Additionally, the Company intends to use the net proceeds from the current at-the-market common stock offering to support loan growth, bolster regulatory capital, and provide cash for possible future acquisitions. Pending this use, the proceeds have been invested by the Company in various investment securities.

The investment portfolio is structured to provide flexibility in managing liquidity needs and interest rate risk, while providing acceptable rates of return.

The majority of the Company’s investment securities continue to be mortgage-backed securities. The mortgage-backed securities in which the Company has invested are predominantly underwritten to the standards of, and guaranteed by government-sponsored agencies such as Fannie Mae ("FNMA") and Freddie Mac ("FHLMC").

The Company's municipal bond portfolio of $82.4 million as of December 31, 2016 has an average tax equivalent yield of 4.64% with an average maturity of 12.5 years. The average dollar amount invested in each security is $0.5 million. The portfolio has 64% rated "A" or better and the remaining portfolio is unrated, as the issuances represented small issuances of revenue bonds. Additional credit support was been purchased by the issuer for 37% of the portfolio, while 63% has no additional credit support. Management does underwrite 100% of the portfolio on an annual basis, using the same guidelines that are used to underwrite its commercial loans. Revenue bonds were 72% of the portfolio, while the remaining 28% were general obligation bonds. Geographically, the portfolio supports the Company's footprint, with 71% of the portfolio being from municipalities throughout West Virginia, and the remainder from communities in Ohio, Indiana, Kentucky and various other states.

TABLE FIVE
INVESTMENT PORTFOLIO

The carrying value of the Company's securities are presented in the following table (in thousands):

	Carrying Values as of December 31,
	2016	2015	2014
Securities available-for-sale:
Obligations of states and political subdivisions	$82,368	$50,697	$42,096
U.S. Treasuries and U.S. government agencies	3	5	1,827
Mortgage-backed securities:
U.S. government agencies	330,814	288,197	187,328
Private label	942	1,231	1,704
Trust preferred securities	6,662	5,858	9,036
Corporate securities	23,574	18,693	7,317
Total Debt Securities available-for-sale	444,363	364,681	249,308
Marketable equity securities	4,231	3,273	3,213
Investment funds	1,489	1,512	1,522
Total Securities Available-for-Sale	450,083	369,466	254,043
Securities held-to-maturity:
Mortgage backed securities	71,169	84,937	86,742
Trust preferred securities	4,000	4,000	4,044
Total Securities Held-to-Maturity	75,169	88,937	90,786
Other investment securities:
Non-marketable equity securities	14,352	12,915	9,857
Total Other Investment Securities	14,352	12,915	9,857

Total Securities	$539,604	$471,318	$354,686

During the year ended December 31, 2014, the Company transferred certain securities from available-for-sale to held-to-maturity. The non-cash transfers of securities into the held-to-maturity categories from available-for-sale were made at fair value, which was $83.4 million on the date of the transfer.

Included in non-marketable equity securities in the table above at December 31, 2016 are $6.2 million of Federal Home Loan Bank stock and $8.2 million of Federal Reserve Bank stock. At December 31, 2016, there were no securities of any non-governmental issuers whose aggregate carrying or estimated fair value exceeded 10% of shareholders’ equity.

The weighted average yield of the Company's investment portfolio is presented in the following table (dollars in thousands):

	Within		After One But		After Five But		After
	One Year		Within Five Years		Within Ten Years		Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Securities available-for-sale:
Obligations of states and political subdivisions	$2,193	3.43%	$13,688	3.60%	$13,245	3.34%	$53,242	3.15%
U.S. Treasuries and U.S. government agencies	—	—	3	1.36	—	—	—	—
Mortgage-backed securities:
U.S. government agencies	18	2.92	1,809	4.08	39,599	2.34	289,388	2.32
Private label	—	—	99	4.16	—	—	843	3.07
Trust preferred securities	—	—	—	—	—	—	6,662	3.12
Corporate securities	—	—	2,032	6.25	18,318	5.03	3,224	6.09
Total Debt Securities available-for-sale	2,211	3.43	17,631	3.96	71,162	3.22	353,359	2.50
Securities held-to-maturity:
U.S. government agencies	—	—	—	—	—	—	71,169	2.69
Trust preferred securities	—	—	—	—	—	—	4,000	9.30
Total Securities Held-to-Maturity	—	—	—	—	—	—	75,169	3.04

Total debt securities	$2,211	3.43%	$17,631	3.96%	$71,162	3.22%	$428,528	2.59%

Weighted-average yields on tax-exempt obligations of states and political subdivisions have been computed on a taxable-equivalent basis using the federal statutory tax rate of 35%.  Average yields on investments available-for-sale are computed based on amortized cost. Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

TABLE SIX
LOAN PORTFOLIO

The composition of the Company’s loan portfolio as of the dates indicated follows (in thousands):

	2016	2015	2014	2013	2012

Residential real estate	$1,451,462	$1,383,133	$1,294,576	$1,204,450	$1,031,435
Home equity	141,965	147,036	145,604	146,090	143,110
Commercial and industrial	185,667	165,340	140,548	156,777	116,645
Commercial real estate	1,229,516	1,127,581	1,028,755	1,048,573	814,064
Consumer	32,545	36,083	39,705	46,402	36,564
DDA overdrafts	5,071	3,361	2,802	3,905	4,551
Gross loans	$3,046,226	$2,862,534	$2,651,990	$2,606,197	$2,146,369

Loan balances increased $184 million from December 31, 2015 to December 31, 2016 (see details below).

Residential real estate loans increased $68 million from December 31, 2015. Residential real estate loans represent loans to consumers that are secured by a first lien on residential property.  Residential real estate loans provide for the purchase or refinance of a residence and first-lien home equity loans allow consumers to borrow against the equity in their home.  These loans primarily consist of single family 3 and 5 year adjustable rate mortgages with terms that amortize up to 30 years. City National also offers fixed-rate residential real estate loans that are sold in the secondary market that are not included on the Company's balance sheet and City National does not retain the servicing rights to these loans.  Residential mortgage loans are generally underwritten to comply with Fannie Mae guidelines, while the home equity loans are underwritten with typically less documentation, but with lower loan-to-value ratios and shorter maturities. At December 31, 2016, $14 million of the residential real estate loans were for properties under construction.

Home equity loans decreased $5 million from December 31, 2015 to $142 million at December 31, 2016. City National's home equity loans represent loans to consumers that are secured by a second (or junior) lien on a residential property.  Home equity loans allow consumers to borrow against the equity in their home without paying off an existing first lien.  These loans consist of home equity lines of credit ("HELOC") and amortized home equity loans that require monthly installment payments.  Home equity loans are underwritten with less documentation, lower loan-to-value ratios and for shorter terms than residential real estate loans.  The amount of credit extended is directly related to the value of the real estate at the time the loan is made.

The commercial and industrial ("C&I") loan portfolio consists of loans to corporate borrowers primarily in small to mid-size industrial and commercial companies. Collateral securing these loans includes equipment, machinery, inventory, receivables and vehicles. C&I loans are considered to contain a higher level of risk than other loan types, although care is taken to minimize these risks. Numerous risk factors impact this portfolio, including industry specific risks such as economy, new technology, labor rates and cyclicality, as well as customer specific factors, such as cash flow, financial structure, operating controls and asset quality. C&I loans increased $20 million to $185.7 million at December 31, 2016.

Commercial real estate loans consist of commercial mortgages, which generally are secured by nonresidential and multi-family residential properties, including hotel/motel and apartment lending. Commercial real estate loans are to many of the same customers and carry similar industry risks as C&I loans, but have different collateral risk. Commercial real estate loans increased $102 million to $1.23 billion at December 31, 2016.  A significant portion of the increase in commercial loans during 2016 were in the Columbus, Ohio and Charlotte, North Carolina markets and were diversified across a broad base of industry types, such as multi-family housing, properties leased to the government, nursing homes, grocery and retail stores, and other commercial and industrial loans. At December 31, 2016, $13 million of the commercial real estate loans were for commercial properties under construction.

The Company categorizes commercial loans by industry according to the North American Industry Classification System (NAICS) to monitor the portfolio for possible concentrations in one or more industries. As of December 31, 2016, City National's loans to borrowers within the Lessors of Nonresidential Buildings categories exceeded 10% of total loans (13%). No other industry classification exceeded 10% of total loans as of December 31, 2016.

Consumer loans may be secured by automobiles, boats, recreational vehicles and other personal property. City National monitors the risk associated with these types of loans by monitoring such factors as portfolio growth, lending policies and economic conditions. Underwriting standards are continually evaluated and modified based upon these factors. Consumer loans decreased $4 million during 2016.

The following table shows the scheduled maturity of loans outstanding as of December 31, 2016 (in thousands):

	Within One Year	After One But Within Five Years	After Five Years	Total

Residential real estate	$148,071	$509,101	$794,290	$1,451,462
Home equity	23,670	43,835	74,460	141,965
Commercial and industrial	84,823	93,487	7,357	185,667
Commercial real estate	302,393	558,354	368,769	1,229,516
Consumer	18,062	18,789	765	37,616
Total loans	$577,019	$1,223,566	$1,245,641	$3,046,226

Loans maturing after one year with interest rates that are:
Fixed until maturity	$365,499
Variable or adjustable	2,103,708
Total	$2,469,207

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

As a result of the Company’s analysis of the appropriateness of the ALLL, the Company recorded a provision for loan losses of $4.4 million, $7.0 million and $4.1 million for the years ended December 31, 2016, 2015 and 2014, respectively. The decrease from 2015 to 2016 is primarily due to the provision recorded in 2015 related to a certain commercial borrower engaged in the mining and energy sectors (per NAICS) which filed for bankruptcy during 2015.

The provision for loan losses recorded in 2016 reflects the impact of several factors, including the growth in the loan portfolio and changes in the quality of the portfolio. Additionally, during the fourth quarter of 2016, a commercial customer of the Company with a hotel and motel related credit whose business is located in North Central West Virginia experienced a downfall in occupancy rates as a result of a slowdown in the oil and gas industry. As a result, the Company increased the allowance for loan losses in the fourth quarter in relation to this loan. Beyond this particular loan, the Company has very limited exposure to the oil and gas industry and does not have any direct loans to any oil and gas operations. Changes in the amount of the allowance and related provision are based on the Company’s detailed systematic methodology and are directionally consistent with changes in the composition and quality of the Company’s loan portfolio. The Company believes its methodology for determining the adequacy of its ALLL adequately provides for probable losses inherent in the loan portfolio and produces a provision and allowance for loan losses that is directionally consistent with changes in asset quality and loss experience.

The Company had net charge-offs of $3.9 million for the year ended December 31, 2016 compared to $7.8 million for the year ended December 31, 2015.  The decrease in net charge-offs can be attributable to the commercial borrower that declared bankruptcy in 2015 discussed above. Net charge-offs in 2016 consisted primarily of net charge-offs on residential real estate loans of $1.5 million, commercial real estate loans of $1.2 million and DDA overdraft loans of $0.6 million.

Based on the Company’s analysis of the appropriateness of the allowance for loan losses and in consideration of the known factors utilized in computing the allowance, management believes that the allowance for loan losses as of December 31, 2016 is adequate to provide for probable losses inherent in the Company’s loan portfolio. Future provisions for loan losses will be dependent upon trends in loan balances including the composition of the loan portfolio, changes in loan quality and loss experience trends, and recoveries of previously charged-off loans, among other factors.

TABLE SEVEN
ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

An analysis of changes in the Company's allowance for loan losses follows (dollars in thousands):

	2016	2015	2014	2013	2012

Balance at beginning of period	$19,251	$20,074	$20,575	$18,809	$19,409

Charge-offs:
Commercial and industrial	(148)	(5,768)	(323)	(1,040)	(226)
Commercial real estate	(1,676)	(580)	(2,001)	(2,187)	(4,604)
Residential real estate	(1,734)	(1,144)	(1,762)	(2,181)	(1,030)
Home equity	(390)	(312)	(309)	(295)	(1,355)
Consumer	(126)	(210)	(188)	(454)	(190)
DDA overdrafts	(1,412)	(1,414)	(1,415)	(1,483)	(1,522)
Total charge-offs	(5,486)	(9,428)	(5,998)	(7,640)	(8,927)

Recoveries:
Commercial and industrial	14	74	89	84	32
Commercial real estate	487	366	113	785	289
Residential real estate	187	199	187	234	22
Home equity	—	—	—	—	18
Consumer	118	186	204	327	135
DDA overdrafts	764	792	850	1,128	1,456
Total recoveries	1,570	1,617	1,443	2,558	1,952
Net charge-offs	(3,916)	(7,811)	(4,555)	(5,082)	(6,975)
Provision for loan losses	4,232	6,435	3,771	6,251	6,375
Provision for acquired loans	163	553	283	597	—
Balance at end of period	$19,730	$19,251	$20,074	$20,575	$18,809

As a Percent of Average Total Loans:
Net charge-offs	0.13%	0.29%	0.18%	0.20%	0.34%
Provision for loan losses	0.15%	0.26%	0.16%	0.27%	0.31%
As a Percent of Non-Performing Loans:
Allowance for loan losses	140.10%	110.37%	127.62%	90.25%	96.59%

TABLE EIGHT
NON-ACCRUAL AND PAST-DUE LOANS

The Company's nonperforming assets and past-due loans were as follows (dollars in thousands):

	2016	2015	2014	2013	2012
Non-accrual loans	$13,701	$16,948	$15,306	$22,361	$19,194
Accruing loans past due 90 days or more	382	495	423	436	280
Total non-performing loans	$14,083	$17,443	$15,729	$22,797	$19,474
Other real estate owned ("OREO")	4,588	6,519	8,180	8,470	8,162
Total non-performing assets	$18,671	$23,962	$23,909	$31,267	$27,636

As a Percentage of Total Loans and OREO
Non-performing assets	0.61%	0.84%	0.90%	1.20%	1.28%

	2016	2015	2014	2013	2012
Past-due loans	$8,594	$9,164	$10,666	$19,492	$12,969

As a Percentage of Total Loans
Past-due loans	0.28%	0.32%	0.40%	0.75%	0.60%

The Company’s ratio of non-performing assets to total loans and other real estate owned decreased from 0.84% at December 31, 2015 to 0.61% at December 31, 2016.  Excluded from these ratios and balances are purchased credit-impaired loans which continue to perform in accordance with the estimated expectations. Such loans would be considered nonperforming loans if any such loan’s performance deteriorates below the initial expectations. Total past due loans decreased from $9.2 million, or 0.32% of total loans outstanding, at December 31, 2015 to $8.6 million, or 0.28% of total loans outstanding, at December 31, 2016.

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

TABLE NINE
IMPAIRED LOANS

Information pertaining to the Company's impaired loans is included in the following table (in thousands):

	2016	2015
Impaired loans with a valuation allowance	$2,832	$—
Impaired loans with no valuation allowance	4,749	8,482
Total impaired loans	$7,581	$8,482

Allowance for loan losses allocated to impaired loans	$665	$—

Impaired loan with a valuation allowance at the end of 2016 was comprised of one commercial borrowing relationship that was evaluated during that year and determined that an allowance was necessary, as the present value of expected cash flows was less than the outstanding amount of the loan. During 2015, there were no loans that were evaluated during that year and determined that an allowance was not necessary, as the estimated fair value of the collateral was greater than the outstanding amount of the loan.

If the Company's non-accrual and impaired loans had been current in accordance with their original terms, approximately $0.4 million, $0.8 million, and $0.5 million of interest income would have been recognized during 2016, 2015 and 2014, respectively.  There were no commitments to provide additional funds on non-accrual, impaired, or other potential problem loans at December 31, 2016 and 2015.

TABLE TEN
RESTRUCTURED LOANS

The following table sets forth the Company’s troubled debt restructurings ("TDRs") at December 31, 2016 and 2015 (in thousands):

	Accruing	Non-Accruing	Total
December 31, 2016
Commercial and industrial	$42	$—	$42
Commercial real estate	5,525	—	5,525
Residential real estate	20,424	391	20,815
Home equity	3,105	30	3,135
Consumer	—	—	—
	$29,096	$421	$29,517

December 31, 2015
Commercial and industrial	$58	$—	$58
Commercial real estate	1,746	—	1,746
Residential real estate	17,796	191	17,987
Home equity	2,659	34	2,693
Consumer	—	—	—
	$22,259	$225	$22,484

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

The Company's troubled debt restructurings ("TDRs") related to its borrowers who had filed for Chapter 7 bankruptcy protection make up 81% of the Company's total TDRs as of December 31, 2016. The average age of these TDRs was 11.6 years; the average current balance as a percentage of the original balance was 67.9%; and the average loan-to-value ratio was 65.9% as of December 31, 2016. Of the total 482 Chapter 7 related TDRs, 39 had an estimated loss exposure based on the current balance and appraised value at December 31, 2016.

TABLE ELEVEN
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

The allocation of the allowance for loan losses and the percent of loans in each category to total loans is shown in the table below (dollars in thousands):

	2016		2015		2014		2013		2012
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans

Commercial and industrial	$4,206	6%	$3,271	6%	$1,582	5%	$1,139	6%	$498	5%
Commercial real estate	6,573	40%	6,985	39%	8,845	39%	10,775	40%	10,440	38%
Residential real estate	6,680	48%	6,778	48%	7,208	49%	6,057	46%	5,229	48%
Home equity	1,417	5%	1,463	5%	1,495	5%	1,672	6%	1,699	7%
Consumer	82	1%	97	2%	85	2%	77	2%	81	2%
DDA overdrafts	772	—%	657	—%	859	—%	855	—%	862	—%
Allowance for Loan Losses	$19,730	100%	$19,251	100%	$20,074	100%	$20,575	100%	$18,809	100%

The allowance allocated to the commercial and industrial loan portfolio increased $0.9 million from $3.3 million at December 31, 2015 to $4.2 million at December 31, 2016. The increase is primarily attributable to an increase in the amount of loans classified as substandard as well as loan growth in this portfolio.

The allowance allocated to the commercial real estate loan portfolio decreased $0.4 million from $7.0 million at December 31, 2015 to $6.6 million at December 31, 2016. This decrease is primarily attributable to improvements in the historical loss rates in the portfolio.

The allowance allocated to the residential real estate portfolio decreased $0.1 million from $6.8 million at December 31, 2015 to $6.7 million at December 31, 2016. The decrease is primarily attributable to improvements in the historical loss rates in the portfolio.

The allowance allocated to the home equity remained flat at $1.4 million at December 31, 2016. Consumer and overdraft loan portfolios at December 31, 2016 did not significantly change from December 31, 2015.

GOODWILL

The Company evaluates the recoverability of goodwill and indefinite lived intangible assets annually as of November 30th, or more frequently if events or changes in circumstances warrant, such as a material adverse change in the business. Goodwill is considered to be impaired when the carrying value of a reporting unit exceeds its estimated fair value. Indefinite-lived intangible assets are considered impaired if their carrying value exceeds their estimated fair value. As described in Note One of the Notes to Consolidated Financial Statements, the Company conducts its business activities through one reportable business segment – community banking. Fair values are estimated by reviewing the Company’s stock price as it compares to book value and the Company’s reported earnings.  In addition, the impact of future earnings and activities are considered in the Company’s analysis.  The Company had approximately $76 million of goodwill at December 31, 2016 and 2015, respectively, and no impairment was required to be recognized in 2016 or 2015, as the estimated fair value of the Company has continued to exceed its book value.

CERTIFICATES OF DEPOSIT

Scheduled maturities of time certificates of deposit that meet or exceed the FDIC insurance limit of $250,000 or more at December 31, 2016 are summarized in the table below (in thousands). The Company has time certificates of deposit of $250,000 or more totaling $104.8 million (approximately 10% of total time deposits).

TABLE TWELVE
MATURITY DISTRIBUTION OF CERTIFICATES OF DEPOSIT OF $250,000 OR MORE

	Amounts	Percentage

Three months or less	$9,245	9%
Over three months through six months	11,300	11%
Over six months through twelve months	29,716	28%
Over twelve months	54,535	52%
Total	$104,796	100%

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

            At December 31, 2016, approximately 12% of total assets, or $466 million, consisted of financial instruments recorded at fair value. Of this total, approximately 99% or $463 million of these financial instruments used valuation methodologies involving observable market data, collectively Level 1 and Level 2 measurements, to determine fair value. Approximately 1%, or $3 million, of these financial instruments were valued using unobservable market information or Level 3 measurements. The financial instruments valued using unobservable market information were pooled trust preferred investment securities classified as available-for-sale. At December 31, 2016, approximately $15 million of derivative liabilities were recorded at fair value using methodologies involving observable market data. The Company does not believe that any changes in the unobservable inputs used to value the financial instruments mentioned above would have a material impact on the Company’s results of operations, liquidity, or capital resources. See Note Nineteen of the Notes to Consolidated Financial Statements for additional information regarding ASC Topic 820 and its impact on the Company’s financial statements.

CONTRACTUAL OBLIGATIONS

The Company has various financial obligations that may require future cash payments according to the terms of the obligations. Demand, both noninterest- and interest-bearing, and savings deposits are, generally, payable immediately upon demand at the request of the customer. Therefore, the contractual maturity of these obligations is presented in the following table as “less than one year.” Time deposits, typically certificates of deposit, are customer deposits that are evidenced by an agreement between the Company and the customer that specify stated maturity dates and early withdrawals by the customer are subject to penalties assessed by the Company. Short-term borrowings and long-term debt represent borrowings of the Company and have stated maturity dates. Capital and operating leases between the Company and the lessor have stated expiration dates and renewal terms.

TABLE THIRTEEN
CONTRACTUAL OBLIGATIONS

The composition of the Company's contractual obligations as of December 31, 2016 is presented in the following table (in thousands):

	Contractual Maturity in
	Less than One Year	Between One and Three Years	Between Three and Five Years	Greater than Five Years	Total

Noninterest-bearing demand deposits	$672,286	$—	$—	$—	$672,286
Interest-bearing demand deposits(1)	696,525	—	—	—	696,525
Savings deposits(1)	823,358	—	—	—	823,358
Time deposits(1)	495,066	458,428	106,307	431	1,060,232
Short-term borrowings(1)	288,743	—	—	—	288,743
Long-term debt(1)	718	1,436	1,436	28,701	32,291
Real estate leases	1,034	1,674	1,222	5,792	9,722
Total Contractual Obligations	$2,977,730	$461,538	$108,965	$34,924	$3,583,157

(1)
Includes interest on both fixed- and variable-rate obligations. The interest associated with variable-rate obligations is based upon interest rates in effect at December 31, 2016. The contractual amounts to be paid on variable-rate obligations are affected by market interest rates that could materially affect the contractual amounts to be paid.

The Company’s liability for uncertain tax positions at December 31, 2016 was $1.7 million pursuant to ASC Topic 740.  This liability represents an estimate of tax positions that the Company has taken in its tax returns that may ultimately not be sustained upon examination by tax authorities.  As the ultimate amount and timing of any future cash settlements cannot be predicted with reasonable reliability, this estimated liability has been excluded from the contractual obligations table.

OFF–BALANCE SHEET ARRANGEMENTS

As disclosed in Note Sixteen of the Notes to Consolidated Financial Statements, the Company has also entered into agreements with its customers to extend credit or to provide conditional commitments to provide payment on drafts presented in accordance with the terms of the underlying credit documents (including standby and commercial letters of credit). The Company also provides overdraft protection to certain demand deposit customers that represent an unfunded commitment. As a result of the Company’s off-balance sheet arrangements for 2016 and 2015, no material revenue, expenses, or cash flows were recognized.  In addition, the Company had no other indebtedness or retained interests nor entered into agreements to extend credit or provide conditional payments pursuant to standby and commercial letters of credit.

CAPITAL RESOURCES

During 2016, Shareholders’ Equity increased $23 million, or 5.5%, from $419 million at December 31, 2015 to $442 million at December 31, 2016.  This increase was primarily due to net income of $52 million and the issuance of common shares of $7 million, partially offset by cash dividends declared of $26 million and common stock repurchases for treasury of $10 million.

During the year ended December 31, 2016, the Company repurchased approximately 231,000 common shares at a weighted average price of $43.34. On September 24, 2014, the Company announced that the Board of Directors authorized the Company to buy back up to 1,000,000 shares of its common shares (approximately 7% of outstanding shares) in open market transactions at prices that are accretive to the earnings per share of continuing shareholders. No time limit was placed on the duration of the share repurchase program. At December 31, 2016, the Company could repurchase approximately 402,000 shares under the current plan.

On December 19, 2016, the Company announced that it had filed a prospectus supplement to its existing shelf registration statement on Form S-3 for the sale of its common stock having an aggregate value of up to $55 million through an "at-the-market" equity offering program. The Company intends to use the net proceeds from the offering to support loan growth, bolster regulatory capital, and provide cash for possible future acquisitions. Pending this use, the proceeds will be invested by the Company in various investment securities. During the year ended December 31, 2016, the Company sold approximately 108,000 shares at a weighted average price of $66.21, net of broker fees. Through February 24, 2017, the Company has sold approximately 548,000 common shares at a weighted average price of $64.82, net of broker fees. These shares include shares sold, but not settled with the purchaser as of February 24, 2017.

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

Regulatory guidelines require the Company to maintain a minimum common equity tier I ("CET 1") capital ratio of 5.125% and a total capital to risk-adjusted assets ratio of 8.625%, with at least one-half of capital consisting of tangible common stockholders’ equity and a minimum Tier I leverage ratio of 6.625%. Similarly, City National is also required to maintain minimum capital levels as set forth by various regulatory agencies. Under capital adequacy guidelines, City National is required to maintain minimum CET 1, total capital, Tier I capital, and leverage ratios of 5.125%, 8.625%, 6.625%, and 4.0%, respectively. To be classified as “well capitalized,” City National must maintain CET 1, total capital, Tier I capital, and leverage ratios of 6.5%, 10.0%, 8.0%, and 5.0%, respectively.

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

The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and will be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019). The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET 1 capital to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall. The Basel III Capital Rules also provide for a “countercyclical capital buffer” that is applicable to only certain covered institutions and does not have any current applicability to City Holding Company or City National Bank.

The Company’s regulatory capital ratios for both City Holding and City National are illustrated in the following table:

December 31, 2016	Actual		Minimum Required - Basel III Phase-In Schedule		Minimum Required - Basel III Fully Phased-In (*)		Required to be Considered Well Capitalized
	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio

CET 1 Capital
City Holding Company	$371,677	13.3%	$142,845	5.125%	$195,105	7.0%	$181,169	6.5%
City National Bank	310,912	11.2%	141,860	5.125%	193,761	7.0%	179,921	6.5%
Tier 1 Capital
City Holding Company	387,677	13.9%	184,653	6.625%	236,913	8.5%	222,977	8.0%
City National Bank	318,872	11.5%	183,381	6.625%	235,281	8.5%	221,441	8.0%
Total Capital
City Holding Company	408,406	14.7%	240,397	8.625%	292,658	10.5%	278,722	10.0%
City National Bank	338,675	12.2%	238,741	8.625%	290,641	10.5%	276,801	10.0%
Tier 1 Leverage Ratio
City Holding Company	387,677	10.1%	153,864	4.000%	153,864	4.0%	192,330	5.0%
City National Bank	318,872	8.3%	153,088	4.000%	153,088	4.0%	191,359	5.0%

(*) Represents the minimum required capital levels as of January 1, 2019 when Basel III Capital Rules have been fully phased in.

December 31, 2015:	Actual		Minimum Required - Basel III Phase-In Schedule		Minimum Required - Basel III Fully Phased-In (*)		Required to be Considered Well Capitalized
			Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio

CET 1 Capital
City Holding Company	$345,620	13.7%	$113,919	4.5%	$177,207	7.0%	$164,549	6.5%
City National Bank	264,812	10.5%	113,209	4.5%	176,103	7.0%	163,524	6.5%
Tier 1 Capital
City Holding Company	361,620	14.3%	$151,891	6.0%	$215,180	8.5%	$202,522	8.0%
City National Bank	288,752	11.5%	150,945	6.0%	213,839	8.5%	201,260	8.0%
Total Capital
City Holding Company	382,180	15.1%	202,522	8.0%	265,810	10.5%	253,152	10.0%
City National Bank	308,804	12.3%	201,260	8.0%	264,154	10.5%	251,575	10.0%
Tier 1 Leverage Ratio
City Holding Company	361,620	10.2%	142,521	4.0%	142,521	4.0%	178,151	5.0%
City National Bank	288,752	8.1%	141,874	4.0%	141,874	4.0%	177,343	5.0%

As of December 31, 2016, management believes that City Holding Company, and its banking subsidiary, City National, were “well capitalized.”  City Holding is subject to regulatory capital requirements administered by the Federal Reserve, while City National is subject to regulatory capital requirements administered by the OCC and the FDIC.  Regulatory agencies can initiate certain mandatory actions if either City Holding or City National fails to meet the minimum capital requirements, as shown above.  As of December 31, 2016, management believes that City Holding and City National meet all capital adequacy requirements.

LEGAL ISSUES

The Company is engaged in various legal actions that it deems to be in the ordinary course of business. As these legal actions are resolved, the Company could realize impacts to its financial performance in the period in which these legal actions are determined to be probable and reasonably estimated. There can be no assurance that current actions will have immaterial results, or that no material actions may be presented in the future.

RECENT ACCOUNTING PROCOUNCEMENTS AND DEVELOPMENTS

Note One, “Recent Accounting Pronouncements,” of the Notes to Consolidated Financial Statements discusses recently issued new accounting pronouncements and their expected impact on the Company’s consolidated financial statements.

REPORT ON MANAGEMENT’S ASSESSMENT OF INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of City Holding Company is responsible for the preparation, integrity, and fair presentation of the consolidated financial statements included in this annual report.  The consolidated financial statements of City Holding Company have been prepared in accordance with U.S. generally accepted accounting principles and necessarily include some amounts that are based on the best estimates and judgments of management.

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

Management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2016 based upon the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework (2013 Framework). Based on our assessment, management believes that, as of December 31, 2016, the Company's system of internal control over financial reporting is effective based on those criteria.  Ernst & Young LLP, the Company’s independent registered public accounting firm, has issued an attestation report on the effectiveness of internal control over financial reporting. This report appears on page 27.

February 27, 2017

s/ Charles R. Hageboeck	/s/ David L. Bumgarner
Charles R. Hageboeck	David L. Bumgarner
President & Chief Executive Officer	Chief Financial Officer

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

Audit Committee of the Board of Directors and the
Shareholders of City Holding Company and subsidiaries

We have audited City Holding Company and subsidiaries’ internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). City Holding Company and subsidiaries’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, City Holding Company and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of City Holding Company and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2016 of City Holding Company and subsidiaries and our report dated February 27, 2017, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Charleston, West Virginia
February 27, 2017

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON CONSOLIDATED FINANCIAL STATEMENTS

Audit Committee of the Board of Directors and the
Shareholders of City Holding Company and subsidiaries

We have audited the accompanying consolidated balance sheets of City Holding Company and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2016.  These financial statements are the responsibility of City Holding Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of City Holding Company and subsidiaries at December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), City Holding Company and subsidiaries' internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 27, 2017 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Charleston, West Virginia
February 27, 2017

PART I, ITEM 1 – FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS
CITY HOLDING COMPANY AND SUBSIDIARIES
(in thousands)

	December 31, 2016	December 31, 2015
Assets
Cash and due from banks	$62,263	$58,829
Interest-bearing deposits in depository institutions	25,876	11,284
Cash and Cash Equivalents	88,139	70,113

Investment securities available for sale, at fair value	450,083	369,466
Investment securities held-to-maturity, at amortized cost (approximate fair value at December 31, 2016 and 2015 - $76,445 and $90,810, respectively)	75,169	88,937
Other securities	14,352	12,915
Total Investment Securities	539,604	471,318

Gross loans	3,046,226	2,862,534
Allowance for loan losses	(19,730)	(19,251)
Net Loans	3,026,496	2,843,283

Bank owned life insurance	100,732	97,919
Premises and equipment, net	75,165	77,271
Accrued interest receivable	8,408	7,432
Deferred tax asset, net	28,043	29,974
Goodwill and other intangible assets, net	79,135	79,792
Other assets	38,681	36,957
Total Assets	$3,984,403	$3,714,059

Liabilities
Deposits:
Noninterest-bearing	$672,286	$621,073
Interest-bearing:
Demand deposits	695,891	679,735
Savings deposits	822,057	765,611
Time deposits	1,041,419	1,017,556
Total Deposits	3,231,653	3,083,975

Short-term borrowings:
Federal Home Loan Bank advances	64,100	13,000
Securities sold under agreements to repurchase	184,205	141,869
Long-term debt	16,495	16,495
Other liabilities	45,512	39,448
Total Liabilities	3,541,965	3,294,787
Shareholders’ Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued	—	—
Common stock, par value $2.50 per share: 50,000,000 shares authorized; 18,606,944 shares and 18,499,282 shares issued at December 31, 2016 and December 31, 2015, respectively, less 3,478,511 and 3,319,067, shares in treasury, respectively	46,518	46,249
Capital surplus	112,873	106,269
Retained earnings	417,017	390,690
Treasury stock	(126,958)	(120,104)
Accumulated other comprehensive income (loss):
Unrealized gains on securities available-for-sale	(2,352)	927
Underfunded pension liability	(4,660)	(4,759)
Total Accumulated Other Comprehensive Loss	(7,012)	(3,832)
Total Shareholders’ Equity	442,438	419,272
Total Liabilities and Shareholders’ Equity	$3,984,403	$3,714,059

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
CITY HOLDING COMPANY AND SUBSIDIARIES
(in thousands, except earnings per share data)

	Year Ended December 31
	2016	2015	2014
Interest Income
Interest and fees on loans	$118,138	$115,107	$116,658
Interest on investment securities:
Taxable	12,392	10,830	11,766
Tax-exempt	1,622	1,137	1,142
Total Interest Income	132,152	127,074	129,566

Interest Expense
Interest on deposits	12,052	10,886	11,012
Interest on short-term borrowings	472	327	342
Interest on long-term debt	683	617	606
Total Interest Expense	13,207	11,830	11,960
Net Interest Income	118,945	115,244	117,606
Provision for loan losses	4,395	6,988	4,054
Net Interest Income After Provision for Loan Losses	114,550	108,256	113,552

Non-interest Income
Gains on sale of investment securities	3,513	2,130	1,156
Service charges	26,703	26,316	26,583
Bankcard revenue	16,515	15,894	15,063
Insurance commissions	—	—	5,978
Trust and investment management fee income	5,573	5,124	4,614
Bank owned life insurance	3,326	3,374	3,070
Gain on sale of insurance division	—	11,084	—
Other income	3,195	3,284	2,258
Total Non-interest Income	58,825	67,206	58,722

Non-interest Expense
Salaries and employee benefits	50,883	47,847	51,749
Occupancy and equipment	11,095	10,277	9,990
Depreciation	6,235	6,088	6,087
FDIC insurance expense	1,622	1,794	1,647
Advertising	2,606	2,446	3,274
Bankcard expenses	4,154	3,691	3,750
Postage, delivery, and statement mailings	2,080	2,123	2,211
Office supplies	1,364	1,350	1,595
Legal and professional fees	2,186	1,962	1,854
Telecommunications	1,813	1,765	1,876
Repossessed asset losses, net of expenses	890	1,264	579
Merger related costs	—	598	—
Other expenses	11,236	11,746	10,429
Total Non-interest Expense	96,164	92,951	95,041
Income Before Income Taxes	77,211	82,511	77,233

Income tax expense	25,083	28,414	24,271
Net Income Available to Common Shareholders	$52,128	$54,097	$52,962

Average shares outstanding, basic	14,900	15,123	15,403
Effect of dilutive securities	13	48	85
Average shares outstanding, diluted	14,913	15,171	15,488

Basic earnings per common share	$3.46	$3.54	$3.40
Diluted earnings per common share	$3.45	$3.53	$3.38
Dividends declared per common share	$1.72	$1.68	$1.60

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
CITY HOLDING COMPANY AND SUBSIDIARIES
(in thousands)

	Year Ended December 31
	2016	2015	2014

Net income available to common shareholders	$52,128	$54,097	$52,962

Available-for-Sale Securities
Unrealized (loss) gain on available-for-sale securities arising during period	(1,685)	1,713	6,388
Reclassification adjustment for net gains	(3,513)	(2,130)	(1,156)
Other comprehensive (loss) income related to available-for-sale securities	(5,198)	(417)	5,232

Defined Benefit Pension Plan
Amortization of actuarial net gains	847	975	669
Recognition of unrealized losses	(690)	(40)	(4,584)
Change in underfunded pension liability	157	935	(3,915)

Other comprehensive (loss) income before income taxes	(5,041)	518	1,317
Tax effect	1,861	(191)	(486)
Other comprehensive (loss) income, net of tax	(3,180)	327	831

Comprehensive income, net of tax	$48,948	$54,424	$53,793

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
CITY HOLDING COMPANY AND SUBSIDIARIES
(dollars in thousands)

	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balances at December 31, 2013	$46,249	$107,596	$333,970	$(95,202)	$(4,990)	$387,623
Net income available to common shareholders			52,962			52,962
Other comprehensive income					831	831
Cash dividends declared ($1.60 per share)			(24,721)			(24,721)
Stock-based compensation expense, net		64		1,471		1,535
Exercise of 20,000 stock options		(290)		870		580
Purchase of 650,799 treasury shares				(27,957)		(27,957)
Balances at December 31, 2014	$46,249	$107,370	$362,211	$(120,818)	$(4,159)	$390,853

	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balances at December 31, 2014	$46,249	$107,370	$362,211	$(120,818)	$(4,159)	$390,853
Net income available to common shareholders			54,097			54,097
Other comprehensive income					327	327
Cash dividends declared ($1.68 per share)			(25,618)			(25,618)
Stock-based compensation expense, net		266		1,527		1,793
Exercise of 81,500 stock options		(602)		3,581		2,979
Exercise of 61,796 warrants		(765)		2,661		1,896
Purchase of 150,385 treasury shares				(7,055)		(7,055)
Balances at December 31, 2015	$46,249	$106,269	$390,690	$(120,104)	$(3,832)	$419,272

	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balances at December 31, 2015	$46,249	$106,269	$390,690	$(120,104)	$(3,832)	$419,272
Net income available to common shareholders			52,128			52,128
Other comprehensive income					(3,180)	(3,180)
Cash dividends declared ($1.72 per share)			(25,801)			(25,801)
Stock-based compensation expense, net		273		1,745		2,018
Issuance of 107,662 shares of common stock	269	6,595				6,864
Exercise of 32,750 stock options		(264)		1,419		1,155
Purchase of 231,132 treasury shares				(10,018)		(10,018)
Balances at December 31, 2016	$46,518	$112,873	$417,017	$(126,958)	$(7,012)	$442,438

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
CITY HOLDING COMPANY AND SUBSIDIARIES
(in thousands)

	Year Ended December 31
	2016	2015	2014

Net income available to common shareholders	$52,128	$54,097	$52,962
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and accretion	838	(4,589)	(4,654)
Provision for loan losses	4,395	6,988	4,054
Depreciation of premises and equipment	6,235	6,088	6,087
Deferred income tax expense	3,817	6,627	4,585
Net periodic employee benefit cost	515	836	500
Realized investment securities gains	(3,978)	(2,130)	(1,156)
Net investment securities impairment losses	465	—	—
Stock-based compensation expense	2,018	1,793	1,535
Increase in value of bank-owned life insurance	(3,071)	(3,374)	(3,069)
Proceeds from bank-owned life insurance	258	571	—
Originations of loans held for sale	(17,981)	(17,849)	(8,763)
Proceeds from loans held for sale	16,572	18,668	8,319
Gain on sale of loans	(374)	(367)	(187)
Gain on sale of insurance division	—	(11,084)	—
Asset write down	444	1,449	—
Change in accrued interest receivable	(976)	(375)	40
Change in other assets	(1,556)	(976)	(8,262)
Change in other liabilities	5,581	(8,478)	1,363
Net Cash Provided by Operating Activities	65,330	47,895	53,354

Proceeds from sales of securities available-for-sale	30,850	389	6,714
Proceeds from maturities and calls of securities available-for-sale	78,720	55,726	48,983
Proceeds from maturities and calls of securities held-to-maturity	13,479	13,191	6,501
Purchases of securities available-for-sale	(196,150)	(175,271)	(31,295)
Purchases of securities held-to-maturity	—	(10,392)	(10,226)
Net increase in loans	(183,511)	(100,130)	(43,714)
Purchases of premises and equipment	(5,517)	(3,014)	(2,323)
Disposals of premises and equipment	836	141	649
Proceeds from sale of CityInsurance	—	15,250	—
Acquisition of American Founders Bank, Inc., including cash acquired of $561	—	20,030	—
Net Cash Used in Investing Activities	(261,293)	(184,080)	(24,711)

Net increase in noninterest-bearing deposits	200,984	52,230	52,237
Net (decrease) increase in interest-bearing deposits	(52,714)	18,544	36,203
Net increase (decrease) in short-term borrowings	93,436	14,780	(2,867)
Issuance of common stock	6,864	—	—
Purchases of treasury stock	(10,018)	(7,055)	(27,957)
Proceeds from exercise of stock options	1,155	2,979	580
Proceeds from exercise of warrants	—	1,896	—
Dividends paid	(25,718)	(25,304)	(24,487)
Net Cash Provided by Financing Activities	213,989	58,070	33,709
Increase (Decrease) in Cash and Cash Equivalents	18,026	(78,115)	62,352
Cash and cash equivalents at beginning of period	70,113	148,228	85,876
Cash and Cash Equivalents at End of Period	$88,139	$70,113	$148,228
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

The Company determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity in conformity with U. S. generally accepted accounting principles. Voting interest entities are entities in which the total equity investment at risk is sufficient to enable the entity to finance itself independently and provides the equity holders with the obligation to absorb losses, the right to receive residual returns and the right to make decisions about the entity’s activities. The Company consolidates voting interest entities in which it has all, or at least a majority of, the voting interest. As defined in applicable accounting standards, variable interest entities (VIEs) are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest in a VIE is present when an enterprise has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. The enterprise with a controlling financial interest, known as the primary beneficiary, consolidates the VIE. The Company’s wholly owned subsidiary, City Holding Capital Trust III, is a VIE for which the Company is not the primary beneficiary. Accordingly, the accounts of this entity are not included in the Company’s consolidated financial statements.

       Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation. Such reclassifications had no impact on shareholders’ equity or net income for any period.

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

Allowance for Loan Losses: The allowance for loan losses is maintained at a level that represents management’s best estimate of probable losses in the loan portfolio. Management’s determination of the appropriateness of the allowance for loan losses is based upon an evaluation of individual credits in the loan portfolio, historical loan loss experience, current economic conditions, and other relevant factors. This determination is inherently subjective, as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. These evaluations are conducted at least quarterly and more frequently if deemed necessary.  The allowance for loan losses related to loans considered to be impaired is generally evaluated based on the discounted cash flows using the impaired loans' initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Loan losses are charged against the allowance and recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of the appropriateness of the allowance after considering factors noted above, among others.

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

Other Real Estate Owned:  Other real estate owned (“OREO”) is comprised principally of commercial and residential real estate properties obtained in partial or total satisfaction of loan obligations.  OREO acquired in settlement of indebtedness is included in Other Assets at the lower of estimated fair value of the asset, less estimated selling costs or the carrying amount of the loan.  Changes to the value subsequent to transfer are recorded in non-interest expense, along with direct operating expenses.  Gains or losses not previously recognized from sales of OREO are recognized in non-interest expense on the date of the sale.  As of December 31, 2016 and 2015, the amount of OREO included in Other Assets was $4.6 million and $6.5 million, respectively.

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

Derivative Financial Instruments: The Company enters into derivative transactions principally to protect against the risk of adverse price or interest rate movements on the value of certain assets and liabilities and on future cash flows.  All derivative instruments are carried at fair value on the balance sheet. As of December 31, 2016 and 2015, the Company has derivative instruments not included in hedge relationships. These derivatives consist of interest rate swaps used for interest rate management purposes and derivatives executed with commercial banking customers to facilitate their interest rate management strategies. The change in the fair value of these derivative instruments is reflected in the statements of income. As of December 31, 2016, the Company also has a derivative instrument that is included in hedge relationships. This derivative consists of an interest rate swap used for interest rate management purposes on commercial real estate loans. The change in the fair value of these derivative instruments and net swap settlements are reflected in the statements as non-interest expense. The Company also has an interest rate swap for the purpose of hedging changes in LIBOR related to commercial real estate loans. Hedge ineffectiveness is assessed quarterly and any ineffectiveness is recorded as non-interest expense.

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

The Company invests in certain limited partnerships that operate qualified low-income housing tax credit developments.  These investments are considered variable interest entities for which the Company is not the primary beneficiary.  The tax credits are reflected in the Consolidated Statements of Income as a reduction in income tax expense.  The unamortized amount of the investments is recorded within Other Assets within the Consolidated Balance Sheets.  The Company’s investments in affordable housing limited partnerships were $0.3 million and $0.5 million at December 31, 2016 and 2015, respectively.

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

Recent Accounting Pronouncements: In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)." This standard clarified the principles for recognizing revenue and developed a common revenue standard. The core principle of the standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. To achieve that core principle, an entity should apply the following steps: (i) identifying the contractor contracts with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. This ASU will become effective for the Company on January 1, 2018. The Company's revenue is comprised of net interest income on financial assets and financial liabilities, which is explicitly excluded from the scope of ASU 2014-09, and non-interest income. The Company continues to evaluate the impact of ASU 2014-09 on the components of non-interest income, but does not believe it will have a material impact on the Company's financial statements. The Company anticipates adopting this standard with a cumulative effect adjustment to opening retained earnings (the modified retrospective approach), if such adjustment is deemed to be material.

In February 2015, the FASB issued ASU No. 2015-02, "Consolidation (Topic 810) - Amendments to the Consolidation Analysis." ASU 2015-02 eliminates the deferral of FAS 167 and makes changes to both the variable interest model and the voting model. This ASU became effective for the Company on January 1, 2016. The adoption of ASU 2015-02 did not have a material impact on the Company's financial statements.

In April 2015, the FASB issued ASU No. 2015-03, "Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs." ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. This ASU became effective for the Company on January 1, 2016. The adoption of ASU 2015-03 has not had a material impact on the Company's financial statements.

In April 2015, the FASB issued ASU No. 2015-05, "Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement." ASU 2015-05 provides guidance to clarify the customer’s accounting for fees paid in a cloud computing arrangement. This ASU became effective for the Company on January 1, 2016. The adoption of ASU 2015-05 has not had a material impact on the Company's financial statements.

In May 2015, the FASB issued ASU No. 2015-07, "Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)." ASU 2015-07 removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. The ASU also removes the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient. This ASU became effective for the Company on January 1, 2016. The adoption of ASU 2015-07 has not had a material impact on the Company's financial statements.

In September 2015, the FASB issued ASU No. 2015-16, "Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments." The amendments in ASU 2015-16 require that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The effect on earnings of the adjustments as a result of the change to the provisional amounts will be calculated as if the accounting had been completed at the acquisition date. The amount that would've been recorded in the previous reporting periods will be presented separately on the face of the income statement or disclosed in the notes to the financial statements. This ASU became effective for the Company on January 1, 2016. The adoption of ASU 2015-16 has not had a material impact on the Company's financial statements.

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

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” This standard requires organizations to recognizing lease assets and lease liabilities on the balance sheet and disclose key information about leasing requirements for leases that were historically classified as operating leases under previous generally accepted accounting principals. This ASU will become effective for the Company for interim and annual periods on January 1, 2019. Management is currently assessing the impact of the adoption of ASU No. 2016-02.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share Based Accounting.” This standard makes several modifications to the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This ASU will become effective for the Company for interim and annual periods on January 1, 2017. The adoption of ASU No. 2016-09 is not expected to have a material impact on the Company’s financial statements.

In April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing.” This standard was issued to clarify Revenue from Contracts with Customers (Topic 606) related to: (i) identifying performance obligations; and (ii) the licensing implementation guidance. The effective date is the same as the effective date of ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)," as discussed above. ASU 2016-10 is not expected to have a significant impact on the Company's financial statements.

In June 2016, the FASB issued ASU No. 2016-13, "Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments." This standard replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The amendments in this update require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The new current expected credit losses model (CECL) will apply to the allowance for loan losses, available-for-sale and held to maturity debt securities, purchased financial assets with credit deterioration and certain off-balance sheet credit exposures. This ASU will become effective for the Company for interim and annual periods on January 1, 2020. Management is currently evaluating the potential impact of ASU No. 2016-13 on the Company's financial statements.

In August 2016, the FASB issued ASU No. 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments." This amendment addresses existing diversity in practice regarding how certain receipts and payments are presented in the statement of cash flows. Issues addressed in this amendment include debt prepayment and extinguishment costs, proceeds from the settlement of insurance claims, proceeds from the settlement of bank-owned life insurance policies, and separately identifiable cash flows and application of the predominance principle and their classifications in the statement of cash flows. This ASU will become effective for the Company for interim and annual periods on January 1, 2018. The adoption of ASU No. 2016-15 is not expected to have a material impact on the Company's financial statements.

In October 2016, the FASB issued ASU No. 2016-16, "Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory." This amendment improves the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. Issues addressed in this amendment include the recognition of income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. This ASU will become effective for the Company on January 1, 2018. The adoption of ASU No. 2016-16 is not expected to have a material impact on the Company's financial statements.

In December 2016, the FASB issued ASU No. 2016-20, "Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers." This amendment provides clarification for multiple aspects of Update 2014-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share Based Accounting” including the scope of guarantee fees, impairment testing of contract costs and the accrual of advertising costs. This ASU will become effective for the Company on January 1, 2018. The adoption of ASU No. 2016-20 is not expected to have a material impact on the Company's financial statements.

In January 2017, the FASB issued ASU No. 2017-01, "Business Combinations (Topic 805): Clarifying the Definition of a Business." This amendment clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This ASU will become effective for the Company on January 1, 2018. The adoption of ASU No. 2017-01 is not expected to have a material impact on the Company's financial statements.

Statements of Cash Flows: Cash paid for interest, including interest paid on long-term debt and trust preferred securities, was $13.1 million, $11.8 million, and $12.1 million in 2016, 2015, and 2014, respectively. During 2016, 2015 and 2014, the Company paid $16.3 million, $26.3 million, and $23.0 million, respectively, for income taxes.

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

Acquired Loans

The Company did not acquire any purchased credit-impaired loans as a result of the branch acquisition. The following table presents information regarding the noncredit-impaired loans acquired (in thousands):

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

Goodwill

The Company recorded approximately $6.8 million in goodwill as a result of this acquisition. The goodwill recorded in conjunction with the branch acquisition is expected to be deductible for tax purposes.

Merger Related Costs

During the year ended December 31, 2015, the Company incurred $0.6 million of merger-related costs in connection with the AFB branch acquisition.

NOTE THREE – RESTRICTIONS ON CASH AND DUE FROM BANKS

City National is required to maintain an average reserve balance with the Federal Reserve Bank of Richmond to compensate for services provided by the Federal Reserve and to meet statutory required reserves for demand deposits. The average amount of the reserve balance for the year ended December 31, 2016 was approximately $33.3 million.

NOTE FOUR –INVESTMENTS

The aggregate carrying and approximate market values of securities follow (in thousands).  Fair values are based on quoted market prices, where available.  If quoted market prices are not available, fair values are based on quoted market prices of comparable financial instruments.

	December 31, 2016				December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available-for-sale:
U.S. Treasuries and U.S.
government agencies	$3	$—	$—	$3	$5	$—	$—	$5
Obligations of states and
political subdivisions	83,248	594	1,474	82,368	49,725	979	7	50,697
Mortgage-backed securities:
U.S. government agencies	335,867	1,507	6,560	330,814	287,933	2,285	2,021	288,197
Private label	941	1	—	942	1,222	9	—	1,231
Trust preferred
securities	6,052	1,164	554	6,662	6,550	463	1,155	5,858
Corporate securities	23,925	127	478	23,574	18,793	221	321	18,693
Total Debt Securities	450,036	3,393	9,066	444,363	364,228	3,957	3,504	364,681
Marketable equity securities	2,136	2,095	—	4,231	2,131	1,142	—	3,273
Investment funds	1,525	—	36	1,489	1,525	—	13	1,512
Total Securities
Available-for-Sale	$453,697	$5,488	$9,102	$450,083	$367,884	$5,099	$3,517	$369,466

	December 31, 2016				December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities held-to-maturity
U.S. government agencies	$71,169	$1,346	$70	$72,445	$84,937	$1,949	$76	$86,810
Trust preferred securities	4,000	—	—	4,000	4,000	—	—	4,000
Total Securities
Held-to-Maturity	$75,169	$1,346	$70	$76,445	$88,937	$1,949	$76	$90,810

Other investment securities:
Non-marketable equity securities	$14,352	$—	$—	$14,352	$12,915	$—	$—	$12,915
Total Other Investment
Securities	$14,352	$—	$—	$14,352	$12,915	$—	$—	$12,915

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

At December 31, 2016 and 2015, there were no securities of any non-governmental issuer whose aggregate carrying value or estimated fair value exceeded 10% of shareholders' equity.

Certain investment securities owned by the Company were in an unrealized loss position (i.e., amortized cost basis exceeded the estimated fair value of the securities) as of December 31, 2016 and 2015.  The following table shows the gross unrealized losses and fair value of the Company’s investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	December 31, 2016
	Less Than Twelve Months		Twelve Months or Greater		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Securities available-for-sale:
Obligations of states and political subdivisions	$35,108	$1,474	$—	$—	$35,108	$1,474
Mortgage-backed securities:
U.S. Government agencies	225,530	6,099	8,527	461	234,057	6,560
Trust preferred securities	—	—	4,971	554	4,971	554
Corporate securities	14,306	478	—	—	14,306	478
Investment funds	1,500	36	—	—	1,500	36
Total	$276,444	$8,087	$13,498	$1,015	$289,942	$9,102

	December 31, 2015
	Less Than Twelve Months		Twelve Months or Greater		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Securities available-for-sale:
Obligations of states and political subdivisions	$2,406	$5	$128	$2	$2,534	$7
Mortgage-backed securities:
U.S. Government agencies	129,612	688	34,044	1,333	163,656	2,021
Trust preferred securities	—	—	4,769	1,155	4,769	1,155
Corporate securities	10,856	174	2,231	147	13,087	321
Investment funds	—	—	1,488	13	1,488	13
Total	$142,874	$867	$42,660	$2,650	$185,534	$3,517

During the year ended December 31, 2016 the Company had $0.5 million in credit-related net investment impairment losses. During the years ended December 31, 2015 and 2014 the Company recorded no credit-related net investment impairment losses. The charges deemed to be other-than-temporary were related to pooled bank trust preferred securities and were based on the Company’s quarterly reviews of its investment securities for indications of losses considered to be other-than-temporary. At December 31, 2016, the cumulative amount of credit-related investment impairment losses that have been recognized by the Company on investments that remain in the Company's investment portfolio as of that date was $10.2 million ($8.6 million related to the Company's debt securities and $1.6 million related to the Company's equity securities).

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other-than-temporary would be reflected in earnings as realized losses.  In estimating other-than-temporary impairment losses, management considers, among other things (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition, capital strength, and near-term (12 months) prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may affect the future earnings potential; (iii) the historical volatility in the market value of the investment and/or the liquidity or illiquidity of the investment; (iv) adverse conditions specifically related to the security, an industry, or a geographic area; or (v) the intent to sell the investment security and if it’s more likely than not that the Company will not have to sell the security before recovery of its cost basis.  In addition, management also employs a continuous monitoring process in regards to its marketable equity securities, specifically its portfolio of regional community bank holdings.  Although the regional community bank stocks that are owned by the Company are publicly traded, the trading activity for these stocks is minimal, with trading volumes of less than 0.3% of each respective company being traded on a daily basis.  As part of management’s review process for these securities, management reviews the financial condition of each respective regional community bank for any indications of financial weakness.

Management has the ability and intent to hold the securities classified as held-to-maturity until they mature, at which time the Company expects to receive full value for the securities.  Furthermore, as of December 31, 2016, management does not intend to sell an impaired security and it is not more than likely that it will be required to sell the security before the recovery of its amortized cost basis.  The unrealized losses on debt securities are primarily the result of interest rate changes, credit spread fluctuations on agency-issued mortgage related securities, general financial market uncertainty and unprecedented market volatility.  These conditions will not prohibit the Company from receiving its contractual principal and interest payments on its debt securities.  The fair value is expected to recover as the securities approach their maturity date or repricing date.   As of December 31, 2016, management believes the unrealized losses detailed in the table above are temporary and no additional impairment loss has been recognized in the Company’s consolidated income statement.  Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss will be recognized in net income in the period the other-than-temporary impairment is identified, while any noncredit loss will be recognized in other comprehensive income.

The amortized cost and estimated fair value of debt securities at December 31, 2016, by contractual maturity, are shown in the following table (in thousands).  Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.  Mortgage-backed securities have been allocated to their respective maturity groupings based on their contractual maturity.

	Cost	Estimated Fair Value
Securities Available-for-Sale
Due in one year or less	$2,287	$2,211
Due after one year through five years	25,632	17,632
Due after five years through ten years	64,842	71,162
Due after ten years	357,275	353,358
	$450,036	$444,363
Securities Held-to-Maturity
Due in one year or less	$—	$—
Due after one year through five years	—	—
Due after five years through ten years	—	—
Due after ten years	75,169	76,445
	$75,169	$76,445

Gross gains and gross losses realized by the Company from investment security transactions are summarized in the table below (in thousands):

	For the year ended December 31,
	2016	2015	2014

Gross realized gains	$3,978	$2,142	$1,256
Gross realized losses	(465)	(12)	(100)
Investment security gains (losses)	$3,513	$2,130	$1,156

The carrying value of securities pledged to secure public deposits and for other purposes as required or permitted by law approximated $337 million and $291 million at December 31, 2016 and 2015, respectively.

NOTE FIVE –LOANS

The following summarizes the Company’s major classifications for loans (in thousands):

	December 31, 2016	December 31, 2015

Residential real estate	$1,451,462	$1,383,133
Home equity	141,965	147,036
Commercial and industrial	185,667	165,340
Commercial real estate	1,229,516	1,127,581
Consumer	32,545	36,083
DDA overdrafts	5,071	3,361
Gross loans	3,046,226	2,862,534
Allowance for loan losses	(19,730)	(19,251)
Net loans	$3,026,496	$2,843,283

Construction loans of $14.2 million and $13.1 million are included within residential real estate loans at December 31, 2016 and December 31, 2015, respectively.  Construction loans of $12.8 million and $12.6 million are included within commercial real estate loans at December 31, 2016 and December 31, 2015, respectively.  The Company’s commercial and residential real estate construction loans are primarily secured by real estate within the Company’s principal markets.  These loans were originated under the Company’s loan policy, which is focused on the risk characteristics of the loan portfolio, including construction loans.  Adequate consideration has been given to these loans in establishing the Company’s allowance for loan losses.

The following table details the loans acquired in conjunction with the Virginia Savings, Community and AFB acquisitions (in thousands). These loans were originally underwritten by the acquiree in accordance with the acquiree's underwriting guidelines. As loans come up for renewal, extension, etc., the loans are underwritten in accordance withe the Company's underwriting guidelines and are thus not reflected in the table below.

	Virginia Savings	Community	AFB	Total
December 31, 2016
Outstanding loan balance	$23,714	$149,488	$85,120	$258,322

Credit-impaired loans:
Carrying value	1,700	8,857	—	10,557
Contractual principal and interest	1,895	11,157	—	13,052

December 31, 2015
Outstanding loan balance	$28,914	$181,545	$112,862	$323,321

Credit-impaired loans:
Carrying value	1,707	12,899	—	14,606
Contractual principal and interest	1,965	16,362	—	18,327

Changes in the accretable yield and the carrying amount of the purchased credit-impaired loans is as follows (in thousands):

	December 31, 2016		December 31, 2015
	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans
Balance at the beginning of the period	$6,640	$14,606	$10,334	$17,329
Accretion	(1,061)	1,061	(2,665)	2,665
Reclassifications to/from accretable from/to non-accretable difference, net	(145)	—	1,103	—
Payments received, net	—	(4,376)	—	(3,369)
Disposals	(425)	(734)	(2,132)	(2,019)
Balance at the end of period	$5,009	$10,557	$6,640	$14,606

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

The following summarizes the activity in the allowance for loan loss, by portfolio segment (in thousands).  The allocation of a portion of the allowance in one portfolio segment does not preclude its availability to absorb losses in other portfolio segments. The following also presents the balance in the allowance for loan loss disaggregated on the basis of the Company’s impairment measurement method and the related recorded investment in loans, by portfolio segment (in thousands).

	Commercial and industrial	Commercial real estate	Residential real estate	Home equity	Consumer	DDA overdrafts	Total
December 31, 2016
Allowance for loan loss
Beginning balance	$3,271	$6,985	$6,778	$1,463	$97	$657	$19,251
Charge-offs	(148)	(1,676)	(1,734)	(390)	(126)	(1,412)	(5,486)
Recoveries	14	487	187	—	118	764	1,570
Provision	1,069	614	1,449	344	(7)	763	4,232
Provision for acquired loans with deteriorated credit quality	—	163	—	—	—	—	163
Ending balance	$4,206	$6,573	$6,680	$1,417	$82	$772	$19,730

December 31, 2015
Allowance for loan loss
Beginning balance	$1,582	$8,845	$7,208	$1,495	$85	$859	$20,074
Charge-offs	(5,768)	(580)	(1,144)	(312)	(210)	(1,414)	(9,428)
Recoveries	74	366	199	—	186	792	1,617

Provision	7,383	(2,199)	515	280	36	420	6,435
Provision for acquired loans with deteriorated credit quality	—	553	—	—	—	—	553
Ending balance	$3,271	$6,985	$6,778	$1,463	$97	$657	$19,251

As of December 31, 2016
Allowance for loan loss
Evaluated for impairment:
Individually	$—	$665	$—	$—	$—	$—	$665
Collectively	4,200	5,788	6,589	1,417	82	772	18,848
Acquired with deteriorated credit quality	6	120	91	—	—	—	217
Total	$4,206	$6,573	$6,680	$1,417	$82	$772	$19,730

Loans
Evaluated for impairment:
Individually	$1,611	$5,970	$—	$—	$—	$—	$7,581
Collectively	183,741	1,216,050	1,448,830	141,965	32,545	5,071	3,028,202
Acquired with deteriorated credit quality	315	7,496	2,632	—	—	—	10,443
Total	$185,667	$1,229,516	$1,451,462	$141,965	$32,545	$5,071	$3,046,226

As of December 31, 2015
Allowance for loan loss
Evaluated for impairment:
Individually	$—	$—	$—	$—	$—	$—	$—
Collectively	3,267	6,173	6,765	1,463	97	657	18,422
Acquired with deteriorated credit quality	4	812	13	—	—	—	829
Total	$3,271	$6,985	$6,778	$1,463	$97	$657	$19,251

Loans
Evaluated for impairment:
Individually	$2,349	$6,133	$—	$—	$—	$—	$8,482
Collectively	162,662	1,109,327	1,381,064	147,036	35,997	3,361	2,839,447
Acquired with deteriorated credit quality	329	12,121	2,069	—	86	—	14,605
Total	$165,340	$1,127,581	$1,383,133	$147,036	$36,083	$3,361	$2,862,534

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

The following table presents the Company's commercial loans by credit quality indicators, by class (in thousands):

	Commercial and industrial	Commercial real estate	Total
December 31, 2016
Pass	$176,823	$1,178,288	$1,355,111
Special mention	2,427	16,031	18,458
Substandard	6,417	35,197	41,614
Doubtful	—	—	—
Total	$185,667	$1,229,516	$1,415,183

December 31, 2015
Pass	$156,664	$1,070,506	$1,227,170
Special mention	4,099	20,942	25,041
Substandard	4,539	36,133	40,672
Doubtful	38	—	38
Total	$165,340	$1,127,581	$1,292,921

The following table presents the Company's non-commercial loans by payment performance, by class (in thousands):

	Performing	Non-Performing	Total
December 31, 2016
Residential real estate	$1,451,389	$73	$1,451,462
Home equity	141,934	31	141,965
Consumer	32,545	—	32,545
DDA overdrafts	5,071	—	5,071
Total	$1,630,939	$104	$1,631,043

December 31, 2015
Residential real estate	$1,379,797	$3,336	$1,383,133
Home equity	147,013	23	147,036
Consumer	36,049	34	36,083
DDA overdrafts	3,361	—	3,361
Total	$1,566,220	$3,393	$1,569,613

Aging Analysis of Accruing and Non-Accruing Loans

The following presents an aging analysis of the Company’s accruing and non-accruing loans, by class (in thousands). The purchased credit-impaired loan column represents the purchased credit-impaired loans that the Company acquired that are contractually past due, but are still performing in accordance with the Company's initial expectations.

	December 31, 2016
	Accruing
	Current	30-59 days	60-89 days	Over 90 days	Purchased-Credit Impaired	Non-accrual	Total
Residential real estate	$1,441,086	$5,364	$637	$73	$—	$4,302	$1,451,462
Home equity	141,192	423	219	31	—	100	141,965
Commercial and industrial	183,615	94	—	—	—	1,958	185,667
Commercial real estate	1,221,344	553	—	278	—	7,341	1,229,516
Consumer	32,506	38	1	—	—	—	32,545
DDA overdrafts	4,472	595	4	—	—	—	5,071
Total	$3,024,215	$7,067	$861	$382	$—	$13,701	$3,046,226

	December 31, 2015
	Accruing
	Current	30-59 days	60-89 days	Over 90 days	Purchased-Credit Impaired	Non-accrual	Total
Residential real estate	$1,373,604	$5,261	$932	$418	$—	$2,918	$1,383,133
Home equity	146,493	318	65	24	—	136	147,036
Commercial and industrial	162,435	141	—	19	—	2,745	165,340
Commercial real estate	1,114,953	762	211	—	506	11,149	1,127,581
Consumer	35,886	154	9	34	—	—	36,083
DDA overdrafts	3,048	310	3	—	—	—	3,361
Total	$2,836,419	$6,946	$1,220	$495	$506	$16,948	$2,862,534

The following presents the Company’s impaired loans, by class (in thousands):

	December 31, 2016			December 31, 2015
		Unpaid			Unpaid
	Recorded	Principal	Related	Recorded	Principal	Related
	Investment	Balance	Allowance	Investment	Balance	Allowance
With no related allowance recorded:
Commercial and industrial	$1,611	$3,775	$—	$2,349	$7,547	$—
Commercial real estate	3,138	4,963	—	6,133	9,502	—
Total	$4,749	$8,738	$—	$8,482	$17,049	$—

With an allowance recorded
Commercial and industrial	$—	$—	$—	$—	$—	$—
Commercial real estate	2,832	2,832	665	—	—	—
Total	$2,832	$2,832	$665	$—	$—	$—

The following table presents information related to the average recorded investment and interest income recognized on the Company’s impaired loans, by class (in thousands):

	For the year ended
	December 31, 2016		December 31, 2015
	Average	Interest	Average	Interest
	Recorded	Income	Recorded	Income
	Investment	Recognized	Investment	Recognized
With no related allowance recorded:
Commercial and industrial	2,099	—	2,913	—
Commercial real estate	4,039	14	5,606	4
Total	$6,138	$14	$8,519	$4

With an allowance recorded
Commercial and industrial	—	—	—	—
Commercial real estate	1,419	24	1,012	—
Total	$1,419	$24	$1,012	$—

If the Company's non-accrual and impaired loans had been current in accordance with their original terms, approximately $0.4 million, $0.8 million and $0.5 million of interest income would have been recognized during the years ended December 31, 2016, 2015 and 2014, respectively.  There were no commitments to provide additional funds on non-accrual, impaired or other potential problem loans at December 31, 2016.

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

The following tables set forth the Company’s TDRs (in thousands):

	December 31, 2016			December 31, 2015
		Non-			Non-
	Accruing	Accruing	Total	Accruing	Accruing	Total
Commercial and industrial	$42	$—	$42	$58	$—	$58
Commercial real estate	5,525	—	5,525	1,746	—	1,746
Residential real estate	20,424	391	20,815	17,796	191	17,987
Home equity	3,105	30	3,135	2,659	34	2,693
Consumer	—	—	—	—	—	—
	$29,096	$421	$29,517	$22,259	$225	$22,484

	New TDRs			New TDRs
	For the year ended			For the year ended
	December 31, 2016			December 31, 2015
		Pre	Post		Pre	Post
		Modification	Modification		Modification	Modification
		Outstanding	Outstanding		Outstanding	Outstanding
	Number of	Recorded	Recorded	Number of	Recorded	Recorded
	Contracts	Investment	Investment	Contracts	Investment	Investment
Commercial and industrial	—	$—	$—	—	$—	$—
Commercial real estate	2	5,021	4,366	—	—	—
Residential real estate	37	3,812	3,812	38	2,969	2,969
Home equity	9	221	221	13	361	361
Consumer	—	—	—	—	—	—
	48	$9,054	$8,399	51	$3,330	$3,330

NOTE SEVEN – PREMISES AND EQUIPMENT

A summary of premises and equipment and related accumulated depreciation is summarized as follows (in thousands):

	Estimated Useful Life	2016	2015

Land		$31,546	$31,496
Buildings and improvements	10 to 30 yrs.	88,698	87,875
Equipment	3 to 7 yrs.	40,157	39,159
		160,401	158,530
Less: accumulated depreciation		(85,236)	(81,259)
		$75,165	$77,271

NOTE EIGHT – GOODWILL AND OTHER INTANGIBLE ASSETS

The Company completed its annual assessment of the carrying value of goodwill during 2016 and concluded that its carrying value was not impaired. The following table presents a roll forward of the Company's goodwill activity (in thousands):

	2016	2015

Beginning balance	$76,256	$71,401
Goodwill reduction in conjunction with sale of CityInsurance	—	(3,020)
Goodwill acquired in conjunction with the acquisition of AFB	—	7,875
Adjustments to goodwill acquired in conjunction with the acquisition of AFB	(60)	—
Ending balance	$76,196	$76,256

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

	2016	2015

Gross carrying amount	$9,802	$9,802
Accumulated amortization	(6,863)	(6,266)
	$2,939	$3,536

Beginning balance	$3,536	$2,797
Core deposit intangible acquired in conjunction with the acquisition of AFB	—	1,415
Amortization expense	(597)	(676)
Ending balance	$2,939	$3,536

The core deposit intangible amortization expense for the year ended December 31, 2016 was $0.9 million. The core deposit intangibles are being amortized over ten years. The estimated amortization expense for core deposit intangible assets for each of the next five years is as follows (in thousands):

2017	$545
2018	496
2019	454
2020	416
2021	382
Thereafter	646
$2,939

NOTE NINE – SCHEDULED MATURITIES OF TIME DEPOSITS

Scheduled maturities of the Company's time deposits outstanding at December 31, 2016 are summarized as follows (in thousands):

2017	$484,946
2018	265,660
2019	185,882
2020	85,766
2021	18,722
Over five years	443
$1,041,419

Scheduled maturities of Company's time deposits that meet or exceed the FDIC insurance limit of $250,000 are summarized as follows (in thousands):

	2016	2015

Within one year	$50,261	$35,160
Over one through two years	24,140	16,491
Over two through three years	16,437	19,032
Over three through four years	13,370	10,907
Over four through five years	588	4,709
Over five years	—	—
	$104,796	$86,299

NOTE TEN – SHORT-TERM DEBT

A summary of the Company's short-term borrowings are as follows (dollars in thousands):

	2016	2015	2014

Balance at end of year:
Securities sold under agreements to repurchase	$184,205	$141,869	$134,931
Federal Home Loan Bank advances	64,100	13,000	—

Avg. outstanding during the year:
Securities sold under agreements to repurchase	$157,215	$143,847	$133,769
Federal Funds purchased	—	193	—
Federal Home Loan Bank advances	18,850	1,159	—

Max. outstanding at any month end:
Securities sold under agreements to repurchase	$184,205	$166,507	$151,637
Federal Home Loan Bank advances	88,600	13,000	—

Weighted-average interest rate:
During the year:
Securities sold under agreements to repurchase	0.22%	0.22%	0.26%
Federal Funds purchased	—	0.64%	—
Federal Home Loan Bank advances	0.66%	0.53%	—
End of the year:
Securities sold under agreements to repurchase	0.19%	0.20%	0.26%
Federal Home Loan Bank advances	0.77%	0.51%	—

Through City National, the Company has purchased 61,641 shares of Federal Home Loan Bank (“FHLB”) stock at par value as of December 31, 2016. Such purchases are required based on City National’s maximum borrowing capacity with the FHLB.  Additionally, FHLB stock entitles the Company to dividends declared by the FHLB and provides an additional source of short-term and long-term funding, in the form of collateralized advances. Financing obtained from the FHLB is based, in part, on the amount of qualifying collateral available, specifically 1-4 family residential mortgages, other residential mortgages, and commercial real estate and other non-residential mortgage loans. Collateral pledged to the FHLB included approximately $1.9 billion at December 31, 2016 and $1.7 billion at December 31, 2015 in investment securities and one-to-four-family residential property loans.  In addition to the short-term financing discussed above and long-term financing (see Note Eleven) City National had an additional $1.6 billion available from unused portions of lines of credit with the FHLB and other financial institutions at both December 31, 2016 and 2015.

NOTE ELEVEN – LONG-TERM DEBT

The components of the Company's long-term debt are summarized below (dollars in thousands):

	2016	2015

Junior subordinated debentures owed to City Holding Capital Trust III, due 2038, interest at a rate of 4.35% and 4.01%, respectively	$16,495	$16,495

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
Payments of distributions on the Capital Securities and payments on redemption of the Capital Securities are guaranteed by the Company. The Company also entered into an agreement as to expenses and liabilities with the trust pursuant to which it agreed, on a subordinated basis, to pay any cost, expenses or liabilities of the trust other than those arising under the trust preferred securities. The obligations of the Company under the junior subordinated debentures, the related indentures, the trust agreement establishing the trust and the guarantees and the agreements as to expenses and liabilities, in the aggregate, constitute a full and unconditional guarantee by the Company of the trust’s obligations under the trust preferred securities. The Capital Securities issued by the statutory business trusts qualify as Tier 1 capital for the Company under current Federal Reserve Board guidelines.

NOTE TWELVE – DERIVATIVE INSTRUMENTS

As of December 31, 2016 and 2015, the Company has derivative financial instruments not included in hedge relationships. These derivatives consist of interest rate swaps used for interest rate management purposes and derivatives executed with commercial banking customers to facilitate their interest rate management strategies. For the majority of these instruments the Company acts as an intermediary for its customers. Changes in the fair value of the underlying derivative contracts for the most part offset each other and do not significantly impact the Company's results of operations.

The Company also has an interest rate swap that serves as a fair value hedge for changes in long term fixed interest rates related to commercial real estate loans. Hedge ineffectiveness is assessed quarterly and any ineffectiveness is recorded as non-interest expense. For the year ended December 31, 2016, the hedge ineffectiveness was less than $0.1 million.

The following table summarizes the notional and fair value of these derivative instruments (in thousands):

	December 31, 2016		December 31, 2015
	Notional Amount	Fair Value	Notional Amount	Fair Value
Non-hedging interest rate derivatives:
Customer counterparties:
Loan interest rate swap - assets	$234,806	$7,352	$372,995	$10,811
Loan interest rate swap - liabilities	207,201	8,111	—	—

Non-hedging interest rate derivatives:
Financial institution counterparties:
Loan interest rate swap - assets	207,201	8,111	—	—
Loan interest rate swap - liabilities	241,995	7,360	380,995	10,872

Derivatives designated as hedges of fair value:
Financial institution counterparties:
Loan interest rate swap - liabilities	4,626	12	5,475	61

The following table summarizes the change in fair value of these derivative instruments (in thousands):

	Year Ended December 31,
	2016	2015	2014
Change in Fair Value Non-Hedging Interest Rate Derivatives:
Other income - derivative assets	$3,904	$1,030	$6,811
Other income - derivative liabilities	(3,904)	(1,030)	(6,811)
Other expense - derivative liabilities	(52)	(61)	—

Change in Fair Value Hedging Interest Rate Derivatives:
Hedged item - derivative asset	$(36)	25	—
Other income (expense) - derivative liability with financial institution counterparties	13	(12)	—

Certain financial instruments, including derivatives, may be eligible for offset in the consolidated balance sheet and/or subject to master netting arrangements. The Company's derivative transactions with financial institution counterparties are generally executed under International Swaps and Derivative Association ("ISDA") master agreements which include "right of setoff" provisions. In such cases there is generally a legally enforceable right to offset recognized amounts and there may be an intention to settle such amounts on a net basis. Nonetheless, the Company does not generally offset financial instruments for financial reporting purposes. Information about financial instruments that are eligible for offset in the consolidated balance sheet as of December 31, 2016 is presented in the following tables (in thousands):

Gross Amounts
Not Offset in the Statement
of Financial Position
Total
of Gross
Amounts
Not Offset in
the Statement
of Financial
Position
				Netting		Including
		Gross	Net Amounts	Adjustment		Applicable
		Amounts	of Assets	per		Netting
	Gross	Offset in the	presented in	Applicable		Agreement
	Amounts of	Statement of	the Statement	Master	Fair Value	and Fair
	Recognized	Financial	of Financial	Netting	of Financial	Value of
Description	Assets	Position	Position	Arrangements	Collateral	Collateral	Net Amount
	(a)	(b)	(c)=(a)-(b)			(d)	(c)-(d)
Non-hedging derivative assets:
Interest rate swap agreements - customer counterparties	$7,352	$—	$7,352	$—	$7,352	$7,352	$—
Interest rate swap agreements - financial institution counterparties	8,111	—	8,111	—	—	—	8,111

Gross Amounts
Not Offset in the Statement
of Financial Position
Total
of Gross
Amounts
Not Offset in
the Statement
of Financial
Position
				Netting		Including
		Gross	Net Amounts	Adjustment		Applicable
		Amounts	of Liabilities	per		Netting
	Gross	Offset in the	presented in	Applicable		Agreement
	Amounts of	Statement of	the Statement	Master	Fair Value	and Fair
	Recognized	Financial	of Financial	Netting	of Financial	Value of
Description	Liabilities	Position	Position	Arrangements	Collateral	Collateral	Net Amount
	(a)	(b)	(c)=(a)-(b)			(d)	(c)-(d)*
Non-hedging derivative liabilities:
Interest rate swap agreements - customer counterparties	$7,360	$—	$7,360	$—	$29,812	$29,812	$—
Interest rate swap agreements -financial institution counterparties	$8,111	$—	$8,111	$—	$8,111	$8,111	$—

Hedging derivative liabilities:
Interest rate swap agreements	$12	$—	$12	$—	$23	$23	$—

* For instances where the fair value of financial collateral meets or exceeds the amounts presented in the Statement of Financial Position, a value of zero is displayed to represent full collateralization.

NOTE THIRTEEN – INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	2016	2015
Previously securitized loans	$3,950	$4,337
Allowance for loan losses	7,303	7,412
Deferred compensation payable	4,099	4,058
Underfunded pension liability	2,739	2,792
Accrued expenses	1,721	1,789
Impaired assets	834	797
Impaired securities losses	3,791	6,719
Unrealized securities losses	1,338	—
Intangible assets	1,312	2,194
Other	4,716	3,964
Total Deferred Tax Assets	31,803	34,062
Unrealized securities gains	—	585
Other	3,760	3,503
Total Deferred Tax Liabilities	3,760	4,088
Net Deferred Tax Assets	$28,043	$29,974

No valuation allowance for deferred tax assets was recorded at December 31, 2016 and 2015 as the Company believes it is more likely than not that all of the deferred tax assets will be realized because they were supported by recoverable taxes paid in prior years.

Significant components of the provision for income taxes are as follows (in thousands):

	2016	2015	2014
Current:
Federal	$20,100	$20,830	$20,629
State	1,166	957	(943)
Total current tax expense	21,266	21,787	19,686

Total deferred tax expense	3,817	6,627	4,585
Income tax expense	$25,083	$28,414	$24,271

     A reconciliation of the significant differences between the federal statutory income tax rate and the Company’s effective income tax rate is as follows (in thousands):

	2016	2015	2014

Computed federal taxes at statutory rate	$27,025	$28,879	$27,031
State income taxes, net of federal tax benefit	888	887	(482)
Tax effects of:
Tax-exempt interest income	(708)	(498)	(500)
Bank-owned life insurance	(1,164)	(1,181)	(1,074)
Other items, net	(958)	327	(704)
Income tax expense	$25,083	$28,414	$24,271

The entire amount of the Company’s unrecognized tax benefits if recognized, would favorably affect the Company’s effective tax rate.   The Company anticipates that it will release $0.5 million over the next 12 months.  A reconciliation of the beginning and ending balance of unrecognized tax benefits is as follows (in thousands):

	2016	2015

Beginning balance	$2,164	$2,398
Additions for current year tax positions	339	299
Additions for prior year tax positions	—	377
Decreases related to lapse of applicable statute of limitation	(852)	(910)
Ending balance	$1,651	$2,164

Interest and penalties on income tax uncertainties are included in income tax expense.  During 2016, 2015 and 2014, the provision related to interest and penalties was $0.1 million in each period.  The balance of accrued interest and penalties at December 31, 2016 and 2015 was $0.3 million and $0.4 million, respectively.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service and state taxing authorities for the years ended December 31, 2013 through 2015.

NOTE FOURTEEN – EMPLOYEE BENEFIT PLANS

Pursuant to the terms of the City Holding Company 2003 Incentive Plan and the City Holding Company 2013 Incentive Plan (the "2003 Plan" and "2013 Plan", respectively), the Compensation Committee of the Board of Directors, or its delegate, may, from time-to-time, grant stock options, stock appreciation rights (“SARs”), or stock awards to employees, directors and individuals who provide service to the Company (collectively, "Plan Participants").  The 2003 Plan expired in April of 2013 and the 2013 Plan was approved by the shareholders in April 2013. A maximum of 750,000 shares of the Company’s common stock may be issued under the 2013 plan upon the exercise of stock options, SARs and stock awards, subject to certain limitations.  These limitations may be adjusted in the event of a change in the number of outstanding shares of common stock by reason of a stock dividend, stock split or other similar event.  Specific terms of options and SARs awarded, including vesting periods, exercise prices (stock price at date of grant) and expiration dates are determined at the date of grant and are evidenced by agreements between the Company and the awardee.  The exercise price of the option grants equals the market price of the Company’s stock on the date of grant.  All incentive stock options and SARs will be exercisable up to 10 years from the date granted and all options and SARs are exercisable for the period specified in the individual agreement.  As of December 31, 2016, 607,835 shares were still available to be issued under the 2013 Plan.

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

Stock Options

A summary of the Company’s stock option activity and related information is presented below:

	2016		2015		2014
	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price
Outstanding at January 1	95,015	$38.38	167,554	$36.74	173,601	$35.26
Granted	24,348	43.73	12,961	46.41	13,953	44.43
Exercised	(32,750)	35.28	(81,500)	36.63	(20,000)	29.19
Forfeited	—	—	(4,000)	31.66	—	—
Outstanding at December 31	86,613	$41.08	95,015	$38.38	167,554	$36.74

Exercisable at end of year	3,000	$29.45	19,750	$34.54	89,750	$36.73

Nonvested at beginning of year	75,265	39.38	77,804	36.76	96,769	33.10
Granted during the year	24,348	43.73	12,961	46.41	13,953	44.43
Vested during the year	(16,000)	35.09	(15,500)	32.09	(32,918)	29.25
Forfeited during the year	—	—	—	—	—	—
Nonvested at end of year	83,613	$41.47	75,265	$39.38	77,804	$36.76

Information regarding stock option exercises and stock-based compensation expense associated with stock options is provided in the following table (in millions):

	For the year ended December 31,
	2016	2015	2014
Proceeds from stock option exercises	$1.2	$3.0	$0.6
Intrinsic value of stock options exercised	0.6	0.9	0.3

Stock-based compensation expense associated with stock options	$0.2	$0.2	$0.2
Income tax benefit recognized related to stock-based compensation	0.1	0.1	0.1

At period-end:	2016
Unrecognized stock-based compensation expense	$0.4
Weighted average period in which the above amount is expected to be recognized	2.4	years

Shares issued in connection with stock option exercises are issued from available treasury shares. If no treasury shares are available, new shares would be issued from available authorized shares. During 2016, 2015 and 2014, all shares issued in connection with stock option exercises and restricted stock awards were issued from available treasury stock. For the stock options that have performance-based criteria, management has evaluated those criteria and has determined that, as of December 31, 2016, the criteria were probable of being met.

Additional information regarding the Company's stock options outstanding and exercisable at December 31, 2016, is provided in the following table:

Ranges of Exercise Prices	No. of Options Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Months)	Aggregate Intrinsic Value (in thousands)	No. of Options Currently Exercisable	Weighted-Average Exercise Price of Options Currently Exercisable	Weighted-Average Remaining Contractual Life (Months)	Aggregate Intrinsic Value of Options Currently Exercisable (in thousands)
$ 25.00 - 29.99	1,250	$28.15	2.2	$49	1,250	$28.15	2.2	$49
30.00 - 34.99	1,750	30.38	1.9	65	1,750	30.38	1.9	65
35.00 - 39.99	32,351	36.51	5.7	1,006	—	—	—	—
40.00 - 44.99	38,301	43.99	8.5	904	—	—	—	—
45.00 - 50.00	12,961	46.61	8.2	272	—	—	—	—
	86,613			$2,296	3,000			$114

The fair value of the options is estimated at the date of grant using a Black-Scholes option-pricing model.   The following weighted average assumptions were used to estimate the fair value of options granted by the Company:

	2016	2015	2014

Risk-free interest rate	1.43%	1.95%	2.42%
Expected dividend yield	3.86%	3.50%	3.60%
Volatility factor	30.76%	45.40%	48.75%
Expected life of option	7.0 years	7.0 years	8.0 years

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

Restricted shares are generally forfeited if officers and employees terminate prior to the lapsing of restrictions. The Company records forfeitures of restricted stock as treasury share repurchases and any compensation cost previously recognized is reversed in the period of forfeiture.  Recipients of restricted shares do not pay any cash consideration to the Company for the shares, have the right to vote all shares subject to such grant and receive all dividends with respect to such shares, whether or not the shares have vested.  For the restricted shares that have performance-based criteria, management has evaluated those criteria and has determined that, as of December 31, 2016, the criteria were probable of being met.

A summary of the Company’s restricted shares activity and related information is presented below:

	2016		2015		2014
	Restricted Awards	Average Market Price at Grant	Restricted Awards	Average Market Price at Grant	Restricted Awards	Average Market Price at Grant

Outstanding at January 1	172,921		163,431		142,469
Granted	30,601	$46.39	26,840	$46.45	27,162	$39.72
Forfeited/Vested	(22,900)		(17,350)		(6,200)
Outstanding at December 31	180,622		172,921		163,431

Information regarding stock-based compensation associated with restricted shares is provided in the following table (in millions):

	For the year ended December 31,
	2016	2015	2014
Stock-based compensation expense associated with restricted shares	$1.4	$1.2	$1.0

At period-end:	2016
Unrecognized stock-based compensation expense	$2.9
Weighted average period in which the above amount is expected to be recognized	3.1

 401(k) Plan

The Company provides retirement benefits to its employees through the City Holding Company 401(k) Plan and Trust (“the 401(k) Plan”), which is intended to be compliant with Employee Retirement Income Security Act (ERISA) section 404(c). The Company’s total expense associated with the retirement benefit plan approximated $0.8 million in 2016, $0.7 million in 2015, and $0.8 million in 2014.  The total number of shares of the Company’s common stock held by the 401(k) Plan as of December 31, 2016 and 2015 is 238,647 and 291,736, respectively.

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
Primarily as a result of the interest rate environment over the past several years and a revised mortality table issued in 2014, the benefit obligation exceeded the estimated fair value of plan assets as of December 31, 2016 and December 31, 2015. The following table summarizes activity within the Company's Defined Benefit Plans (dollars in thousands):

	Pension Benefits
	2016	2015

Change in fair value of plan assets:
Fair value at beginning of measurement period	$17,435	$14,667
Actual gain (loss) on plan assets	669	(231)
Contributions	—	4,399
Benefits paid	(987)	(1,400)
Fair value at end of measurement period	17,117	17,435

Change in benefit obligation:
Benefit obligation at beginning of measurement period	(19,700)	(21,390)
Interest cost	(820)	(813)
Actuarial (loss) gain	(263)	334
Assumption changes	54	769
Benefits paid	987	1,400
Benefit obligation at end of measurement period	(19,742)	(19,700)

Funded status	$(2,625)	$(2,265)

Weighted-average assumptions for benefit obligation:
Discount rate	4.01%	4.26%
Expected long-term rate of return	5.83%	5.75%

Weighted-average assumptions for net periodic pension cost:
Discount rate	4.26%	3.93%
Expected long-term rate of return	5.75%	6.92%

During the year ended December 31, 2015, the Company made contributions totaling $4.4 million to the Horizon Defined Benefit Plan. Based on the funding status of the Horizon Defined Benefit Plan, no contributions were required during the year ended December 31, 2016 and no contributions are anticipated being required for the year ending December 31, 2017. Based on the funding status of the Community Defined Benefit plan, no contributions were required during the year ended December 31, 2016 and no contributions are anticipated being required for the year ending December 31, 2017.

The following table presents the components of the net periodic pension cost of the Company's Defined Benefit Plans (in thousands):

	2016	2015	2014

Components of net periodic benefit:
Interest cost	$820	$813	$836
Expected return on plan assets	(1,154)	(937)	(1,032)
Net amortization and deferral	849	960	696
Net Periodic Pension Cost	$515	$836	$500

Amounts related to the Company's Defined Benefit Pension Plans recognized as a component of other comprehensive income were as follows (in thousands):

	2016	2015	2014
Net actuarial gain (loss)	$157	$935	$(3,915)
Deferred tax (expense) benefit	(58)	(345)	1,445
Other comprehensive income (loss), net of tax	$99	$590	$(2,470)

Amounts recognized as a component of accumulated other comprehensive loss as of December 31, 2016 and 2015 were as follows (in thousands):

	2016	2015
Net actuarial loss	$7,399	$7,551
Deferred tax benefit	(2,739)	(2,792)
Amounts included in accumulated other comprehensive loss, net of tax	$4,660	$4,759

The following table summarizes the expected benefits to be paid in each of the next five years and in the aggregate for the five years thereafter (in thousands):

Plan Year Ending December 31,	Expected Benefits to be Paid

2017	$1,134
2018	1,243
2019	1,094
2020	1,079
2021	1,114
2022 through 2026	5,697

The major categories of assets in the Company’s Defined Benefit Plans as of year-end are presented in the following table (in thousands).  Assets are segregated by the level of the valuation inputs within the fair value hierarchy established by ASC Topic 820 utilized to measure fair value (See Note Nineteen).

	Total	Level 1	Level 2	Level 3
2016
Cash and cash equivalents	$2,101	$2,101	$—	$—
Mutual funds/Investment funds	6,063	5,797	266	—
Common stocks	4,284	3,103	1,181	—
Mortgage-backed securities	514	—	514	—
U.S. Treasuries	971	—	971	—
Corporate bonds	1,597	—	1,597	—
Alternative investments**	1,587	972	—	—
Total	$17,117	$11,973	$4,529	$—
** Includes an investment of $615 that has not been categorized in the fair value hierarchy, as permitted by ASU No. 2015-07.

2015
Cash and cash equivalents	$1,441	$1,441	$—	$—
Mutual funds/Investment funds	5,617	5,473	144	—
Common stocks	5,082	3,880	1,202	—
Mortgage-backed securities	288	—	288	—
U.S. Treasuries	1,313	—	1,313	—
Corporate bonds	1,043	—	1,043	—
Alternative investments	2,651	607	1,371	673
Total	$17,435	$11,401	$5,361	$673

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

The overall investment return goal is to achieve a return greater than a blended mix of the S&P 500 and the Barclay's Capital Aggregate Bond Index, which is tailored to the same asset mix of the retirement plan assets, by 0.5% annualized after fees over a rolling five years moving average basis. Allowable assets include cash equivalents, fixed income securities, equity securities, alternative investments, mutual funds, exchange-traded funds, managed separate accounts, investment partnerships and commingled funds. Prohibited investments include, but are not limited to, private placements, limited partnerships, venture capital investments, direct investment in private real estate properties and residual remics. Unless explicitly authorized by the Pension Committee, the use of leverage or speculative use of derivatives is prohibited unless as part of an alternative asset program or as means for real asset managers to hedge investment risk or replicate investment positions at a lower cost than would otherwise be created in a cash market. Managers using derivatives must have systems in place to rigorously analyze and monitor duration, liquidity and counter-party credit risk in order to minimize the risk associated with the use of derivatives. Prohibited transactions include, but are not limited to, short selling and margin transactions.

In order to achieve a prudent level of portfolio diversification, the securities of any one company are not to exceed more than 15% of the cost and/or market value of the total retirement plan assets, and no more than 25% of the total retirement plan assets are to be invested in any one industry (other than securities of the U.S. government or agencies thereof). Exchange traded index funds are allowable investments and are not subject to these restrictions.

The expected long-term rate of return for the plan’s assets is based on the expected return of each of the categories, weighted based on the median of the target allocation for each class, noted in the table below. The target, allowable, and current allocation percentages of plan assets are as follows:

	Target Allocation 2016	Allowable- Allocation Range	Percentage of Plan Assets At December 31
			2016	2015

Equity securities	62.5%	35-88%	48%	51%
Fixed income securities	15.0%	10-40%	25%	20%
Cash and cash equivalents	2.5%	2-20%	15%	10%
Alternative investments	20.0%	0-25%	12%	19%
Total	100.0%		100%	100%

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

The performance goal for the investments of the Plan is to exceed the investment benchmarks over the most recent three and five year periods, while taking less risk than the market. Approved asset classes include equity securities, fixed income securities and cash equivalents.

The Plan's investment portfolio contains a mix of large-cap, mid-cap, small-cap and international equities and intermediate and short-term bonds. Allocations to the equity and fixed income asset classes may vary within a range of + or - 5% of the noted target, as detailed in the table below. The minimum and maximum allocations for each sub-asset class within the equity and fixed classes are equity to 50% and 150%, respectively, of its long-term strategy target allocation.

The expected long-term rate of return for the plan’s assets is based on the expected return of each of the categories, weighted based on the median of the target allocation for each class, noted in the table below. During 2016, the Plan's investment portfolio allocation was changed from 25% equity securities/75% fixed income securities to 40% equity securities/60% fixed income securities. The target, allowable, and current allocation percentages of plan assets are as follows:

	Target Allocation 2016	Allowable- Allocation Range	Percentage of Plan Assets At December 31
			2016	2015

Equity securities	40%	29%-51%	41%	25%
Fixed income securities	60%	42%-81%	59%	75%
	100%		100%	100%

Pentegra Defined Benefit Plan

In addition, the Company and its subsidiary participate in the Pentegra Defined Benefit Plan for Financial Institutions ("The Pentegra DB Plan"), a tax-qualified defined benefit pension plan. The Pentegra DB Plan's Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan, contributions made by a participating employer may be used to provide benefits to participants of other participating employers. The funded status as of July 1, 2016 (the latest available valuation report) was 101.26%. It is the policy of the Company to fund the normal cost of the Pentegra DB Plan on an annual basis.  Other than for normal plan expenses, no contributions were required for the years ended December 31, 2016, 2015 and 2014.  The benefits of the Pentegra DB Plan were frozen prior to the acquisition of Classic Bancshares in 2005, and it is the intention of the Company to fund benefit amounts when assets of the plan are sufficient.

Employment Contracts

The Company has entered into employment contracts with certain of its current executive officers. The employment contracts provide for, among other things, the payment of termination compensation in the event an executive officer either voluntarily or involuntarily terminates his employment with the Company for other than “Just Cause.” The cost of these benefits was previously accrued for each executive and is included in Other Liabilities within the Consolidated Balance Sheets. The liability was $2.0 million at both December 31, 2016 and 2015 and is fully vested, and therefore no charge to operations was incurred for the years ended December 31, 2016 and December 31, 2015.

Other Post-Retirement Benefit Plans

Certain entities previously acquired by the Company had entered into individual deferred compensation and supplemental retirement agreements with certain current and former directors and officers. The Company has assumed the liabilities associated with these agreements, the cost of which is being accrued over the period of active service from the date of the respective agreement. The cost of such agreements approximated $0.3 million during 2016 and $0.2 million during 2015, and 2014, respectively. The liability for such agreements approximated $6.2 million and $6.5 million at December 31, 2016 and December 31, 2015, respectively and is included within Other Liabilities in the accompanying Consolidated Balance Sheets.

To assist in funding the above liabilities, the acquired entities had insured the lives of certain current and former directors and officers. The Company is the current owner and beneficiary of insurance policies with a cash surrender value approximating $8.2 million and $8.0 million at December 31, 2016 and 2015, respectively, which is included in Other Assets in the accompanying Consolidated Balance Sheets.

NOTE FIFTEEN – RELATED PARTY TRANSACTIONS

City National has granted loans to certain non-executive officers and directors of the Company and its subsidiaries, and to their associates totaling $13.5 million at December 31, 2016 and $14.2 million at December 31, 2015. The loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with third-party lending arrangements.  These relationships had unfunded commitments of $23.0 million and $17.8 million at December 31, 2016 and December 31, 2015. During 2016, total principal additions were $0.6 million and total principal reductions were $1.3 million.

NOTE SIXTEEN – COMMITMENTS AND CONTINGENCIES

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

The table below presents a summary of the contractual obligations of the Company resulting from significant commitments (in thousands):

	December 31, 2016	December 31, 2015

Commitments to extend credit:
Home equity lines	$185,553	$183,017
Commercial real estate	98,883	84,672
Other commitments	203,103	177,491
Standby letters of credit	5,014	5,086
Commercial letters of credit	1,859	2,312

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

NOTE SEVENTEEN – PREFERRED STOCK

 The Company’s Board of Directors has the authority to issue preferred stock, and to the designation, preferences, rights, dividends and all other attributes of such preferred stock, without any vote or action by the shareholders.  As of December 31, 2016, no such shares were outstanding, nor were any expected to be issued.

NOTE EIGHTEEN – REGULATORY REQUIREMENTS AND CAPITAL RATIOS

The principal source of income and cash for City Holding (the “Parent Company”) is dividends from City National. Dividends paid by City National to the Parent Company are subject to certain legal and regulatory limitations. Generally, any dividends in amounts that exceed the earnings retained by City National in the current year plus retained net profits for the preceding two years must be approved by regulatory authorities. Approval is also required if dividends declared would cause City National’s regulatory capital to fall below specified minimum levels.  At December 31, 2016, City National could pay dividends up to $57.5 million without prior regulatory permission.

During 2016, the Parent Company used cash obtained from the dividends received primarily to: (1) pay common dividends to shareholders, (2) remit interest payments on the Company’s junior subordinated debentures and (3) fund common stock repurchases for treasury. As of December 31, 2016, the Parent Company reported a cash balance of approximately $26.5 million.  Management believes that the Parent Company’s available cash balance, together with cash dividends from City National, is adequate to satisfy its funding and cash needs in 2017.

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

Regulatory guidelines require the Company to maintain a minimum common equity tier I ("CET 1") capital ratio of 5.125% and a total capital to risk-adjusted assets ratio of 8.625%, with at least one-half of capital consisting of tangible common stockholders’ equity and a minimum Tier I leverage ratio of 6.625%. Similarly, City National is also required to maintain minimum capital levels as set forth by various regulatory agencies. Under capital adequacy guidelines, City National is required to maintain minimum CET 1, total capital, Tier I capital, and leverage ratios of 5.125%, 8.625%, 6.625%, and 4.0%, respectively. To be classified as “well capitalized,” City National must maintain CET 1, total capital, Tier I capital, and leverage ratios of 6.5%, 10.0%, 8.0%, and 5.0%, respectively.

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

The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and will be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019). The Basel III Capital Rules also provide for a “countercyclical capital buffer” that is applicable to only certain covered institutions and does not have any current applicability to City Holding Company or City National Bank.

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

The Company’s regulatory capital ratios for both City Holding and City National are illustrated in the following tables (in thousands):

December 31, 2016	Actual		Minimum Required - Basel III Phase-In Schedule		Minimum Required - Basel III Fully Phased-In (*)		Required to be Considered Well Capitalized
	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio

CET 1 Capital
City Holding Company	$371,677	13.3%	$142,845	5.125%	$195,105	7.0%	$181,169	6.5%
City National Bank	310,912	11.2%	141,860	5.125%	193,761	7.0%	179,921	6.5%
Tier 1 Capital
City Holding Company	387,677	13.9%	184,653	6.625%	236,913	8.5%	222,977	8.0%
City National Bank	318,872	11.5%	183,381	6.625%	235,281	8.5%	221,441	8.0%
Total Capital
City Holding Company	408,406	14.7%	240,397	8.625%	292,658	10.5%	278,722	10.0%
City National Bank	338,675	12.2%	238,741	8.625%	290,641	10.5%	276,801	10.0%
Tier 1 Leverage Ratio
City Holding Company	387,677	10.1%	153,864	4.000%	153,864	4.0%	192,330	5.0%
City National Bank	318,872	8.3%	153,088	4.000%	153,088	4.0%	191,359	5.0%

(*) Represents the minimum required capital levels as of January 1, 2019 when Basel III Capital Rules have been fully phased in.

December 31, 2015:	Actual		Minimum Required - Basel III Phase-In Schedule		Minimum Required - Basel III Fully Phased-In (*)		Required to be Considered Well Capitalized
	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio

CET 1 Capital
City Holding Company	$345,620	13.7%	$113,919	4.5%	$177,207	7.0%	$164,549	6.5%
City National Bank	264,812	10.5%	113,209	4.5%	176,103	7.0%	163,524	6.5%
Tier 1 Capital
City Holding Company	361,620	14.3%	151,891	6.0%	215,180	8.5%	202,522	8.0%
City National Bank	288,752	11.5%	150,945	6.0%	213,839	8.5%	201,260	8.0%
Total Capital
City Holding Company	382,180	15.1%	202,522	8.0%	265,810	10.5%	253,152	10.0%
City National Bank	308,804	12.3%	201,260	8.0%	264,154	10.5%	251,575	10.0%
Tier 1 Leverage Ratio
City Holding Company	361,620	10.2%	142,521	4.0%	142,521	4.0%	178,151	5.0%
City National Bank	288,752	8.1%	141,874	4.0%	141,874	4.0%	177,343	5.0%

(*) Represents the minimum required capital levels as of January 1, 2019 when Basel III Capital Rules have been fully phased in.

As of December 31, 2016, management believes that City Holding Company, and its banking subsidiary, City National, were “well capitalized.” City Holding is subject to regulatory capital requirements administered by the Federal Reserve, while City National is subject to regulatory capital requirements administered by the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC”). Regulatory agencies can initiate certain mandatory actions if either City Holding or City National fails to meet the minimum capital requirements, as shown above. As of December 31, 2016, management believes that City Holding and City National meet all capital adequacy requirements.

NOTE NINETEEN –FAIR VALUE MEASUREMENTS

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

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

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

The Company has determined that its pooled trust preferred securities are priced using Level 3 inputs in accordance with ASC Topic 820 and guidance issued by the SEC.  The Company has determined that there are few observable transactions and market quotations available for pooled trust preferred securities and they are not reliable for purposes of determining fair value of trust preferred securities held at December 31, 2016.  Due to these circumstances, the Company has elected to utilize an income valuation approach produced by a third party pricing source.  This third party model utilizes deferral and default probabilities for the underlying issuers, estimated prepayment rates and assumes no future recoveries of any defaults or deferrals.  The Company then compares the values provided by the third party model with other external sources.  At such time as there are observable transactions or quoted prices that are associated with an orderly and active market for pooled trust preferred securities, the Company will incorporate such market values in its estimate of fair values for these securities.

Derivatives. Derivatives are reported at fair value utilizing Level 2 inputs.  The Company utilizes a market approach by obtaining dealer quotations to value its customer interest rate swaps.  These quotes utilize the overnight indexed swap ("OIS") curve as a basis for discounting cash flows. The OIS curve is based on the Federal Funds rate. The Company’s derivatives are included within its Other Assets and Other Liabilities in the accompanying consolidated balance sheets. Derivative assets are typically secured through securities with financial counterparties or cross collateralization with a borrowing customer. Derivative liabilities are typically secured through the Company pledging securities to financial counterparties or, in the case of a borrowing customer, by the right of setoff. The Company considers such factors such as the likelihood of default by itself and its counterparties, right of setoff, and remaining maturities in determining the appropriate fair value adjustments. All derivative counterparties approved by the Company's Asset and Liability Committee ("ALCO") are regularly reviewed, and appropriate business action is taken to adjust the exposure to certain counterparties, if necessary. Counterparty exposure is evaluated by netting positions that are subject to master netting agreements, as well as considering the amount of marketable collateral securing the position. This approach used to estimate impacted exposures to counterparties is also used by the Company to estimate its own credit risk in derivative liability positions. To date, no material losses have been incurred due to a counterparty's inability to pay any undercollateralized position. There was no significant change in the value of derivative assets and liabilities attributed to credit risk during the year ended December 31, 2016.

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

	Total	Level 1	Level 2	Level 3	Total Gains (Losses)
December 31, 2016
Recurring fair value measurements
Financial Assets
U.S. Government agencies	$3	$—	$3	$—
Obligations of states and political subdivisions	82,368	—	82,368	—
Mortgage-backed securities:
U.S. Government agencies	330,814	—	330,814	—
Private label	942	—	942	—
Trust preferred securities	6,662	—	4,127	2,535
Corporate securities	23,574	—	23,574	—
Marketable equity securities	4,231	4,231	—	—
Investment funds	1,489	1,489	—	—
Derivative assets	15,463	—	15,463	—

Financial Liabilities
Derivative liabilities	15,483	—	15,483	—

Nonrecurring fair value measurements
Financial Assets
Impaired loans	$6,916	$—	$—	$6,916	$(665)
Non-Financial Assets
Other real estate owned	4,588	—	—	4,588	(665)
Other assets	625	—	—	625	(444)

	Total	Level 1	Level 2	Level 3	Total Gains (Losses)
December 31, 2015
Recurring fair value measurements
Financial Assets
U.S. Government agencies	$5	$—	$5	$—
Obligations of states and political subdivisions	50,697	—	50,697	—
Mortgage-backed securities:
U.S. Government agencies	288,197	—	288,197	—
Private label	1,231	—	1,231	—
Trust preferred securities	5,858	—	3,762	2,096
Corporate securities	18,693	—	18,693	—
Marketable equity securities	3,273	3,273	—	—
Investment funds	1,512	1,512	—	—
Derivative assets	10,811	—	10,811	—

Financial Liabilities
Derivative liabilities	10,933	—	10,933	—

Nonrecurring fair value measurements
Financial Assets
Impaired loans	$8,482	$—	$—	$8,482	$—
Non-Financial Assets
Other real estate owned	6,518	—	—	6,518	(937)
Other assets	—	—	—	—	(1,449)

The table below presents a reconcilement of the Company’s financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):

	December 31,
	2016	2015

Beginning balance	$2,096	$1,871
Impairment losses on investment securities	(465)	—
Gains on sale of investment securities	3,978	—
Included in other comprehensive income	(3,074)	225
Dispositions	—	—
Transfers into Level 3	—	—
Ending Balance	$2,535	$2,096

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

The table below presents a reconcilement of the Company's financial assets and liabilities measured at fair value on a nonrecurring basis using significant unobservable inputs (Level 3), which solely relates to impaired loans that were remeasured and reported at fair value through a specific valuation allowance allocation of the allowance for loan losses based upon the fair value of the underlying collateral (in thousands).  The fair value of impaired loans is estimated using one of several methods, including collateral value, liquidation value and discounted cash flows.  The significant unobservable inputs used in the fair value measurement of collateral for collateral-dependent impaired loans primarily relate to discounts applied to the customers’ reported amount of collateral.  The amount of collateral discount depends upon the marketability of the underlying collateral.  During December 31, 2016 and 2015, collateral discounts ranged from 20% to 30%. During December 31, 2016 and 2015, the Company had no Level 2 financial assets and liabilities that were measured on a nonrecurring basis.

	Year ended December 31,
	2016	2015

Beginning balance	$8,482	$6,517

Loans classified as impaired during the period	2,832	2,349
Specific valuation allowance allocations	(665)	—
	2,167	2,349

(Additional) reduction in specific valuation allowance allocations	—	252
Paydowns, payoffs, other activity	(3,733)	(636)
Ending balance	$6,916	$8,482

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

	2016	2015

Beginning Balance	$6,518	$8,179
OREO remeasured at initial recognition:
Carrying value of foreclosed assets prior to remeasurement	3,151	3,732
Charge-offs recognized in the allowance for loan losses	—	—
Fair value	3,151	3,732
OREO remeasured subsequent to initial recognition:
Carrying value of foreclosed assets prior to remeasurement	1,228	3,937
Fair value	563	3,000
Write-downs included in other non-interest expense	(665)	(937)

Disposals	(4,416)	(4,456)
Ending Balance	$4,588	$6,518

During the year ended December 31, 2016, the Company recognized a $0.4 million impairment on a facility that formerly housed certain bank operations. During the year ended December 31, 2015, the Company recognized a $1.4 million loss relating to a partnership investment. Based on the Company's annual assessment for impairment in the recorded value of goodwill and indefinite lived intangible assets, no impairment was recorded during the years ended December 31, 2016 and 2015.

ASC Topic 825 “Financial Instruments,” as amended, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including discount rate and estimate of future cash flows.  In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.  ASC Topic 825 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.  Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The following methods and assumptions were used in estimating fair value for financial instruments:

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

	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
December 31, 2016
Assets:
Cash and cash equivalents	$88,139	$88,139	$88,139	$—	$—
Securities available-for-sale	450,083	450,083	5,720	441,828	2,535
Securities held-to-maturity	75,169	76,445	—	76,445	—
Other securities	14,352	14,352	—	14,352	—
Net loans	3,026,496	3,014,425	—	—	3,014,425
Accrued interest receivable	8,408	8,408	8,408	—	—
Derivative assets	15,463	15,463	—	15,463	—

Liabilities:
Deposits	3,231,653	3,232,970	2,190,234	1,042,736	—
Short-term debt	248,305	248,305	—	248,305	—
Long-term debt	16,495	16,455	—	16,455	—
Derivative liabilities	15,483	15,483	—	15,483	—

December 31, 2015
Assets:
Cash and cash equivalents	$70,113	$70,113	$70,113	$—	$—
Securities available-for-sale	369,466	369,466	4,785	362,585	2,096
Securities held-to-maturity	88,937	90,810	—	90,810	—
Other securities	12,915	12,915	—	12,915	—
Net loans	2,843,283	2,843,973	—	—	2,843,973
Accrued interest receivable	7,432	7,432	7,432	—	—
Derivative assets	10,811	10,811	—	10,811	—

Liabilities:
Deposits	3,083,975	3,085,908	2,066,419	1,019,489	—
Short-term debt	154,869	154,872	—	154,872	—
Long-term debt	16,495	16,457	—	16,457	—
Derivative liabilities	10,933	10,933	—	10,933	—

NOTE TWENTY –CITY HOLDING COMPANY (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Condensed Balance Sheets

The following table presents the condensed balance sheets of City Holding Company, parent company only (in thousands):

	December 31
	2016	2015

Assets
Cash	$26,520	$46,672
Securities available-for-sale	4,231	3,273
Investment in subsidiaries	430,769	388,201
Deferred tax assets, net	1,459	1,569
Fixed assets	7	8
Other assets	2,584	3,290
Total Assets	$465,570	$443,013

Liabilities
Junior subordinated debentures	$16,495	$16,495
Dividends payable	6,459	6,376
Accrued interest payable	36	30
Other liabilities	142	840
Total Liabilities	23,132	23,741

Total Shareholders’ Equity	442,438	419,272
Total Liabilities and Shareholders’ Equity	$465,570	$443,013

Junior subordinated debentures represent the Parent Company’s amounts owed to City Holding Capital Trust III.

On December 19, 2016, the Company announced that it had filed a prospectus supplement to its existing shelf registration statement on Form S-3 for the sale of its common stock having an aggregate value of up to $55 million through an “at-the-market” equity offering program. During the year ended December 31, 2016, the Company sold 107,662 common shares at a weighted average price of $66.21, net of broker fees.

Condensed Statements of Comprehensive Income

The following table presents the condensed statements of comprehensive income of City Holding Company, parent company only (in thousands):

	Year Ended December 31
	2016	2015	2014

Income
Dividends from subsidiaries	$8,600	$48,950	$46,050
Investment securities gains	—	—	1,130
Other income	320	22	65
	8,920	48,972	47,245
Expenses
Interest expense	683	618	605
Other expenses	1,957	1,170	849
	2,640	1,788	1,454
Income Before Income Tax Benefit and Equity in Undistributed Net Income of Subsidiaries	6,280	47,184	45,791
Income tax benefit	(1,096)	(795)	(231)
Income Before Equity in Undistributed Net Income of Subsidiaries	7,376	47,979	46,022
Equity in undistributed net income of subsidiaries	44,752	6,118	6,940
Net Income	$52,128	$54,097	$52,962

Total Comprehensive Income	$48,948	$54,424	$53,793

Condensed Statements of Cash Flows

The following table presents the condensed statements of cash flows of City Holding Company, parent company only (in thousands):

	Year Ended December 31
	2016	2015	2014
Operating Activities
Net income	$52,128	$54,097	$52,962
Adjustments to reconcile net income to net cash provided by operating activities:
Realized investment securities gains	—	—	(1,130)
Amortization and accretion	(5)	—	—
Stock based compensation	2,018	3	199
Depreciation	1	1	1
Asset write down	444	—	—
Change in other assets	262	13,338	(16,110)
Change in other liabilities	(2,531)	314	2,146
Equity in undistributed net income	(44,752)	(6,118)	(6,940)
Net Cash Provided by Operating Activities	7,565	61,635	31,128

Investing Activities
Proceeds from sales of available for sale securities	—	—	2,334
Return of capital	—	—	2,500
Net Cash Provided by Investing Activities	—	—	4,834

Financing Activities
Dividends paid	(25,718)	(25,304)	(24,487)
Issuance of common stock	6,864	—	—
Purchases of treasury stock	(10,018)	(7,055)	(27,957)
Exercise of stock options	1,155	2,979	580
Exercise of warrants	—	1,896	—
Net Cash Used in Financing Activities	(27,717)	(27,484)	(51,864)
(Decrease) increase in Cash and Cash Equivalents	(20,152)	34,151	(15,902)
Cash and cash equivalents at beginning of year	46,672	12,521	28,423
Cash and Cash Equivalents at End of Year	$26,520	$46,672	$12,521

NOTE TWENTY-ONE – SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

A summary of selected quarterly financial information is presented below (in thousands, except for per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

2016
Interest income	$32,289	$32,932	$33,046	$33,884
Taxable equivalent adjustment	192	195	224	258
Interest income (FTE)	32,481	33,127	33,270	34,142
Interest expense	3,169	3,264	3,268	3,504
Net interest income	29,312	29,863	30,002	30,638
Provision for loan losses	539	1,122	1,432	1,301
Investment securities gains	—	845	2,668	—
Non-interest income	13,127	13,736	14,079	14,371
Non-interest expense	24,140	24,283	25,284	22,456
Income before income tax expense	17,760	19,039	20,033	21,252
Income tax expense	5,866	6,303	6,577	6,338
Taxable equivalent adjustment	(192)	(195)	(224)	(258)
Net income available to common shareholders	$11,702	$12,541	$13,232	$14,656

Net earnings allocated to common shareholders	$11,571	$12,391	$13,075	$14,479

Basic earnings per common share	$0.78	$0.83	$0.88	$0.97
Diluted earnings per common share	0.78	0.83	0.88	0.97
Average common shares outstanding:
Basic	14,916	14,889	14,899	14,894
Diluted	14,927	14,902	14,909	14,914

2015
Interest income	$32,364	$31,720	$30,768	$32,222
Taxable equivalent adjustment	142	144	147	179
Interest income (FTE)	32,506	31,864	30,915	32,401
Interest expense	2,973	2,937	2,910	3,010
Net interest income	29,533	28,927	28,005	29,391
Provision for loan losses	888	2,836	451	2,813
Investment securities gains	14	2,116	—	—
Non-interest income	24,007	13,289	13,706	14,074
Non-interest expense	23,165	23,244	25,377	21,165
Income before income tax expense	29,501	18,252	15,883	19,487
Income tax expense	11,367	6,125	5,129	5,793
Taxable equivalent adjustment	(142)	(144)	(147)	(179)
Net income available to common shareholders	$17,992	$11,983	$10,607	$13,515

Net earnings allocated to common shareholders	$17,783	$11,849	$10,487	$13,362

Basic earnings per common share	$1.18	$0.78	$0.69	$0.88

Diluted earnings per common share	1.17	0.78	0.69	0.88
Average common shares outstanding:
Basic	15,067	15,104	15,178	15,158
Diluted	15,149	15,127	15,198	15,175

NOTE TWENTY-TWO – EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

	For the Year Ended December 31,
	2016	2015	2014

Net income available to common shareholders	$52,128	$54,097	$52,962
Less: earnings allocated to participating securities	$(623)	$(613)	$(562)
Net earnings allocated to common shareholders	$51,505	$53,484	$52,400

Distributed earnings allocated to common shares outstanding	$25,710	$25,212	$23,984
Undistributed earnings allocated to common shares outstanding	25,795	28,272	28,416
Net earnings allocated to common shareholders	$51,505	$53,484	$52,400

Average shares outstanding, basic	14,900	15,123	15,403
Effect of dilutive securities	13	48	85
Average shares outstanding, diluted	14,913	15,171	15,488

Basic earnings per share	$3.46	$3.54	$3.40
Diluted earnings per share	$3.45	$3.53	$3.38

Options to purchase approximately 2,000 shares and 13,000 shares of common stock were outstanding during the years ended December 31, 2016 and December 31, 2015, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares and therefore, the effect would have been anti-dilutive. During the year ended December 31, 2014, there were no anti-dilutive options outstanding.

NOTE TWENTY-THREE – ACCUMULATED OTHER COMPREHENSIVE LOSS

The activity in accumulated other comprehensive loss is presented in the tables below (in thousands). All amounts are shown net of tax, which is calculated using a combined Federal and state income tax rate approximating 37%.

	Accumulated Other Comprehensive Loss
		Unrealized
		Gains (Losses) on
	Defined Benefit	Securities
	Pension Plans	Available-for-Sale	Total

Balance at December 31, 2014	$(5,349)	$1,190	$(4,159)

Other comprehensive income before reclassifications	590	1,081	1,671
Amounts reclassified from other comprehensive loss	—	(1,344)	(1,344)
	590	(263)	327

Balance at December 31, 2015	$(4,759)	$927	$(3,832)

Other comprehensive income (loss) before reclassifications	99	(1,063)	(964)
Amounts reclassified from other comprehensive loss	—	(2,216)	(2,216)
	99	(3,279)	(3,180)

Balance at December 31, 2016	$(4,660)	$(2,352)	$(7,012)

	Amount reclassified from Other Comprehensive Loss			Affected line item
	December 31,			in the Statements
	2016	2015	2014	of Income

Securities available-for-sale:
Net securities gains reclassified into earnings	$(3,513)	$(2,130)	$(1,156)	Gains on sale of investment securities
Related income tax expense	1,297	786	427	Income tax expense
Net effect on accumulated other comprehensive (loss)	$(2,216)	$(1,344)	$(729)